As filed with the Securities and Exchange Commission on April 11, 2022

Registration No. 333-262100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLD ROYALTY CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1040	98-1578275
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1030 West Georgia Street, Suite 1830

Vancouver, BC V6E 2Y3

(604) 396-3066

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rod Talaifar, Esq. Sangra Moller LLP 1000 Cathedral Place 925 West Georgia Street Vancouver, BC, Canada V6C 3L2 Tel: +1 604 662-8808	Rick A. Werner, Esq. Jason K. Zachary, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor New York, NY 10112 Tel: +1 212 659-7300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practical after the effective date of this registration statement and completion of the transactions described in the enclosed prospectus/offer to exchange.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange may be changed. Gold Royalty may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus/offer to exchange is not an offer to sell these securities and Gold Royalty is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

This document does not constitute an offer to buy or the solicitation of an offer to sell in Canada or to or from any person or company in Canada. The offer to persons or companies in Canada is being made pursuant to an offer and accompanying take-over bid circular that was sent to such persons and companies on January 11, 2022, as supplemented by a notice of change of terms of offer to purchase dated January 21, 2022 and a second notice of variation and change of terms of offer to purchase dated April 11, 2022, all in accordance with applicable Canadian securities laws.

The information contained in this prospectus/offer to exchange may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus/offer to exchange is not an offer to sell these securities, and no person is soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

No securities tendered to the Offer (as defined below) will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised by the Offeror (as defined below) or its affiliates or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities laws and extend the Offer for an additional minimum period of 10 days to allow for further deposits of securities.

Shareholders (as defined below) in the United States should read the “Notice to United States Shareholders and Other Shareholders Outside Canada” on page (ii) of this prospectus/offer to exchange.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, accountant, lawyer or other professional advisor. If you have any questions or require assistance in connection with the Offer, please contact Laurel Hill Advisory Group, the information agent and depositary in connection with the Offer, by telephone at 1-877-452-7184 (North American Toll-Free Number) or 1-416-304-0211 (outside North America) or by email at assistance@laurelhill.com.

This prospectus/offer to exchange amends and supersedes information included in the prospectus/offer to exchange filed with the U.S. Securities and Exchange Commission on January 11, 2022.

The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer, the securities offered pursuant to the Offer, or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which any such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from, or on behalf of, Shareholders (as defined herein) in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Laws (as defined herein) of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

This prospectus/offer to exchange does not constitute a solicitation of proxies for any meeting of shareholders of Elemental (as defined below). We are not asking you for a proxy and you are requested not to send to us a proxy. Any solicitation of proxies that the Offeror or Elemental might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of applicable Canadian securities laws.

SUBJECT TO COMPLETION, DATED APRIL 11, 2022

GOLD ROYALTY CORP.

OFFER TO PURCHASE

all of the outstanding common shares of

ELEMENTAL ROYALTIES CORP.

on the basis of 0.27 of a common share of Gold Royalty Corp. for each common share of Elemental Royalties Corp.

Gold Royalty Corp. (“Gold Royalty” or the “Offeror”) hereby offers to purchase (the “Offer”), on and subject to the terms and conditions of the Offer described herein, all of the outstanding common shares (the “Elemental Shares”) of Elemental Royalties Corp. (“Elemental”), together with the associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan (as defined herein), other than any Elemental Shares held directly or indirectly by the Offeror or its affiliates, and which includes any Elemental Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any Convertible Securities (as defined herein).

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on April 27, 2022 unless the Offer is extended, accelerated, or withdrawn (the “Expiry Time”).

The Offer Consideration

Under the Offer, each holder of Elemental Shares (each, a “Shareholder” and collectively, the “Shareholders”) is entitled to receive 0.27 of a common share, without par value, in the capital of Gold Royalty (each whole common share, a “Gold Royalty Share”) in respect of each Elemental Share (the “Offer Consideration”).

A Shareholder depositing Elemental Shares will be deemed to have deposited all SRP Rights associated with such Elemental Shares. No additional payment will be made for the SRP Rights, and no part of the consideration to be paid by the Offeror will be allocated to the SRP Rights. See Section 1 of the Offer to Purchase, “The Offer”.

The Gold Royalty Shares are listed on the NYSE American LLC (“NYSE American”) under the symbol “GROY”. The Offeror has applied to the NYSE American to list the Gold Royalty Shares offered hereunder on the NYSE American. Listing of the Gold Royalty Shares offered hereunder will be subject to the Offeror fulfilling all of the applicable listing requirements of the NYSE American. The Elemental Shares are listed on the TSX Venture Exchange (the “TSX-V”) under the symbol “ELE” and are posted for trading on the OTCQX under the symbol “ELEMF”.

The Offer Premium

On December 17, 2021, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Elemental Shares on the TSX-V was C$1.30, and the closing price of the Gold Royalty Shares on the NYSE American was US$5.15. Based upon such closing prices, the Offer Consideration has a value of approximately C$1.78 per Elemental Share, representing a premium of approximately 37% as of the close of trading on December 17, 2021. For the purposes of the Offer to Purchase, the Canadian dollar value of the Offer Consideration has been calculated using the daily exchange rate published by the Bank of Canada on December 17, 2021, being C$1.2846 per United States dollar, rounded to two decimal places. The closing price of the Gold Royalty Shares on April 8, 2022 was US$3.99 on the NYSE American.

Conditions

The Offer is subject to certain conditions which are described under Section 4 of the Offer to Purchase, “Conditions of the Offer”, including, without limitation: (i) there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Elemental Shares, together with the associated SRP Rights, which constitutes more than 50% of the Elemental Shares outstanding, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any persons acting jointly or in concert with the Offeror, if any (which condition cannot be waived by the Offeror); (ii) there having been validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Elemental Shares, together with the associated SRP Rights, that, together with the Elemental Shares held by the Offeror and its affiliates represents not less than 66 2/3% of the total number of outstanding Elemental Shares, calculated on a fully diluted basis; (iii) the Offeror having determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect (as defined herein); and (iv) certain governmental and regulatory approvals having been obtained and/or waiting periods expired, as more particularly described herein. These and the other conditions of the Offer, which other conditions may be waived by the Offeror, are described under Section 4 of the Offer to Purchase, “Conditions of the Offer”. Subject to applicable Law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Elemental Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived, as applicable, by the Offeror at or before the Expiry Time. The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions.

For a discussion of risks and uncertainties to consider in assessing the Offer, see “Risk Factors Related to the Offer” in Section 21 of the Offer to Purchase and the risks described in the Annual Report on Form 20-F that is included in this Offer to Purchase and attached hereto as Schedule I to this Offer to Purchase.

Acceptance of the Offer

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying letter of transmittal (the “Letter of Transmittal”) (printed on YELLOW paper) and deposit it, together with certificates or Direct Registration System (“DRS”) Advices representing their Elemental Shares and all other required documents, with the Depositary (as defined herein), at its office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer by: (a) following the procedures for book-entry transfer of Elemental Shares described under “Manner of Acceptance – Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase, if they are non-registered Shareholders; or (b) following the procedures for guaranteed delivery described under “Procedure for Guaranteed Delivery” in Section 16 of the Offer to Purchase, “Manner of Acceptance”, using the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (printed on PINK paper) or CDS Online Letter of Guarantee (LOG) Option, if they are non-registered Shareholders. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Elemental Shares directly with the Depositary to accept the Offer. However, an investment advisor, stockbroker, bank, trust company or other nominee through whom a Shareholder owns Elemental Shares may charge a fee to tender any such Elemental Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

Shareholders whose Elemental Shares are registered in the name of an investment advisor, broker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Elemental Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

The Offeror has engaged Laurel Hill Advisory Group to act as the information agent (the “Information Agent”) and as depositary (the “Depositary”) for the Offer. CIBC World Markets Inc. has been engaged to act as financial advisor to the Offeror.

Questions and requests for assistance may be directed to the Information Agent, whose contact details are provided on the back page of this document. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Information Agent at the address shown on the back page of this document and are accessible on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. These website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites is incorporated by reference herein unless expressly incorporated by reference.

Shareholders with questions may contact the Offeror’s Information Agent and Depositary:

Laurel Hill Advisory Group

North American Toll-Free Phone: 1-877-452-7184

Outside of North America: 1-416-304-0211

E-mail: assistance@laurelhill.com

Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable Laws or regulations of Canada or its provinces or territories.

The information contained in this document speaks only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in the Offer to Purchase related to Elemental has been compiled from public sources. See “Certain Information Concerning Elemental and the Elemental Shares” in Section 24 of the Offer to Purchase.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.

One director of the Offeror, Warren Gilman resides outside of Canada. Each has appointed the Offeror as agent for service of process at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia V6E 2Y3. Shareholders are advised that it may not be possible for Shareholders to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

The information contained in this document speaks only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in the Offer to Purchase related to Elemental has been compiled from public sources. See “Certain Information Concerning Elemental and the Elemental Shares” in Section 24 of the Offer to Purchase.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.

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NOTICE TO UNITED STATES SHAREHOLDERS AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offeror has filed with the SEC a Registration Statement on Form F–4, as amended by this Amendment No. 1 (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “U.S. Securities Act”), which contains a prospectus relating to the Offer. SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ SUCH DOCUMENTS, ALL DOCUMENTS INCLUDED HEREIN, INCLUDING THE ATTACHED SCHEDULES, AND ALL OTHER APPLICABLE DOCUMENTS WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, ELEMENTAL AND THE OFFER. Materials filed with the United States Securities and Exchange Commission (the “SEC”) are available electronically without charge at the SEC’s website, www.sec.gov. All such materials may also be obtained without charge at the Offeror’s website, www.goldroyalty.com or by directing a written or oral request to the Information Agent and Depositary for the Offer, Laurel Hill Advisory Group, at 1-877-452-7184 toll free in North America, 1-416-304-0211 outside North America, or by e-mail at assistance@laurelhill.com, or to Chief Financial Officer of the Offeror at 1830-1030 West Georgia Street, Vancouver, British Columbia, telephone 604-396-3066.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that each of the Offeror and Elemental is formed under the laws of a non-U.S. jurisdiction, that some or all of their respective officers and directors may reside outside of the United States, that some or all of the experts named herein may reside outside of the United States and that all or a substantial portion of the assets of the Offeror, Elemental and such other persons may be located outside the United States. Shareholders resident in the United States (“U.S. Shareholders”) may not be able to sue the Offeror, Elemental or their respective officers or directors in a non-U.S. court for violation of United States federal securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court of the United States.

THE OFFER CONSIDERATION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offer is being made for the securities of a Canadian company that does not have securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “U.S. Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the U.S. Exchange Act, or Regulation 14D promulgated by the SEC thereunder, except for any requirements thereunder applicable to exchange offers commenced before the effectiveness of the related registration statement. The Offer is being conducted in accordance with Section 14(e) of the U.S. Exchange Act and Regulation 14E as applicable to tender offers conducted under the Tier II “cross-border tender offer rules” adopted by the SEC. The Tier II exemption provides limited relief under Section 14(e) and Regulation 14E. The Offer is made in the United States with respect to a Canadian foreign private issuer also in accordance with Canadian provincial and federal corporate and take-over bid rules. Shareholders resident in the United States (“U.S. Shareholders”) should be aware that such requirements are different from those of the United States applicable to prospectuses and circulars for tender offers of United States domestic issuers registered under the U.S. Securities Act.

ii

In accordance with applicable law, rules and regulations of the United States, Canada or its provinces or territories, including Rule 14e-5 under the U.S. Exchange Act, the Offeror or its affiliates and any advisor, broker or other person acting as agent for, or on behalf of, or in concert with the Offeror or its affiliates, directly or indirectly, may bid for, make purchases of, or make arrangements to, purchase Elemental Shares or certain related securities outside the Offer, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. Such bids, purchases or arrangements to purchase cannot be made in the United States but may be made during the period of the Offer and through the expiration of the Offer. Any such purchases must comply with applicable Canadian laws, rules and regulations. To the extent information about such purchases or arrangements to purchase is made public in Canada, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. Shareholders of such information.

Annual financial statements included herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, and interim financial statements have been prepared in accordance with IFRS as applicable to the preparation of interim financial statements including International Accounting Standard 34, Interim Financial Reporting, and thus may not be comparable to financial statements of U.S. companies.

U.S. Shareholders should be aware that the disposition of their Elemental Shares, including the associated SRP Rights, and the acquisition of Gold Royalty Shares by them as described herein may have tax consequences both in the United States and in Canada. Shareholders should be aware that owning Gold Royalty Shares may subject them to tax consequences both in the United States and in Canada. Such consequences for Shareholders who are resident in, or citizens of the United States, may not be described fully herein and such Shareholders are encouraged to consult their tax advisors. See Section 36 of the Offer to Purchase, “Certain Canadian Federal Income Tax Considerations” and Section 37 of the Offer to Purchase, “Certain United States Federal Income Tax Considerations”.

This document does not generally address the income tax consequences of the Offer to Shareholders in any jurisdiction outside Canada or the United States. Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Elemental Shares, including the associated SRP Rights, may have tax consequences which may not be described herein. Accordingly, Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is unlawful.

CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES

Gold Royalty is subject to the reporting requirements of the applicable Canadian and United States securities Laws. Gold Royalty’s previous filings under the applicable Canadian and United States securities Laws, including the Annual Report on Form 20-F for the year ended September 30, 2021, contain disclosure of mineral reserve and mineral resource estimates relating to the projects underlying Gold Royalty’s interests prepared in accordance with the requirements of Canadian securities Laws, which differ in many respects from the requirements of United States securities Laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” contained in such previous filings were based upon definitions applicable in Canada in accordance with Canadian Securities Administrators’ National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43- 101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves (the “CIM Definition Standards”), adopted by the CIM Council, as amended. In addition, certain of the operators of the properties underlying the Offeror’s interests prepare mineral reserve and mineral resource estimates in accordance with the 2012 Edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (“JORC”), which differs from NI 43-101 and the requirements of the SEC, and certain previous filings by Gold Royalty contain disclosure of mineral reserve and mineral resource estimates in accordance with JORC.

The SEC adopted amendments to its disclosure rules (the “SEC Modernization Rules”) to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the U.S. Exchange Act, which are codified in Regulation S-K subpart 1300. Gold Royalty is required, to the extent it has access to the necessary information, to provide disclosure on its mineral properties under the SEC Modernization Rules in this Registration Statement.

As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”. In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be substantially similar to the corresponding CIM Definition Standards.

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U.S. Shareholders are cautioned that while terms are substantially similar to CIM Definition Standards, there are differences in the definitions and standards under the SEC Modernization Rules and the CIM Definition Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Offeror may have previously reported as “proven reserves”, “probable reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 will be the same as the reserve or resource estimates prepared under the standards adopted under the SEC Modernization Rules.

U.S. Shareholders are also cautioned that while the SEC now recognizes “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”, investors should not assume that any part or all of the mineralization in these categories will ever be converted into a higher category of mineral resources or into mineral reserves. Mineralization described using these terms has a greater amount of uncertainty as to their existence and feasibility than mineralization that has been characterized as reserves. Further, “inferred resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, U.S. Shareholders are also cautioned not to assume that all or any part of the inferred resources exist.

To the extent available, Gold Royalty has, in accordance with the SEC Modernization Rules, included in this Offer to Purchase and Schedule I-A attached to this Offer to Purchase certain information concerning its royalties and other interests and the projects underlying Gold Royalty’s interests. However, due to Gold Royalty’s lack of access to the technical information and supporting documentation relating to the projects underlying Gold Royalty’s royalty and other interests, Gold Royalty has, pursuant to the SEC Modernization Rules, not disclosed any mineral resources or mineral reserves regarding its royalties and other interests and the projects underlying such interests in this Offer to Purchase or Schedule I-A attached to this Offer to Purchase.

TECHNICAL AND THIRD-PARTY INFORMATION

The disclosure contained in this Offer to Purchase and the documents included herein respecting the Offeror’s royalty and other interests and projects underlying such interests has been prepared in accordance with the exemption set forth in Items 1303(a)(3) and 1304(a)(2) of SEC Regulation S-K included in the SEC Modernization Rules and is based on information publicly disclosed by the owners and operators of such properties. Specifically, as a royalty holder, Gold Royalty has limited, if any, access to properties included in its asset portfolio. Additionally, Gold Royalty may from time to time receive operating information from the owners and operators of the properties, which it is not permitted to disclose to the public. Gold Royalty is dependent on the operators of the properties and their qualified persons to provide information to it or on publicly available information to prepare disclosure pertaining to properties and operations on the properties on which it holds interests and generally will have limited or no ability to independently verify such information. Although Gold Royalty does not have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Section entitled “Definitions”.

Certain statements contained in this Offer to Purchase constitute “forward-looking information” and “forward-looking statements” within the meaning of applicable Securities Laws (collectively, “forward-looking statements”). Forward-looking statements include statements that may relate to Gold Royalty’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs and other information that is not historical information. Forward-looking statements can often be identified by the use of terminology such as “subject to”, “believe”, “anticipate”, “plan”, “target”, “expect”, “intend”, “estimate”, “project”, “outlook”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. In addition, any statements that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. In particular, forward-looking statements in this Offer to Purchase include, but are not limited to, statements about:

●	anticipated timing, mechanics, completion and settlement of the Offer;	●	royalty and other payments to be made to the Offeror by the owners and operators of the projects underlying Gold Royalty’s royalties and other interests;

iv

●	the market for and listing of the Gold Royalty Shares;	●	expectations regarding the royalty and other interests of the Offeror;

●	the value of the Gold Royalty Shares received as consideration under the Offer;	●	the plans of the operators of properties where Gold Royalty owns royalty interests;

●	the ability of the Offeror to complete the transactions contemplated by the Offer;	●	estimates of mineral resources and mineral reserves on the projects in which Gold Royalty has royalty interests;

●	reasons to accept the Offer;	●	estimates regarding future revenue, expenses and needs for additional financing;

●	the purpose of the Offer;

●	the completion of any Compulsory Acquisition (as defined herein) or Subsequent Acquisition Transaction (as defined herein) and any commitment to acquire Elemental Shares;	●	adequacy of capital and financing needs;

●	the Offeror’s plans and objectives, including its acquisition and growth strategies;	●	Gold Royalty’s proposed credit facility; and

●	the Offeror’s future financial and operational performance;	●	expectations regarding the impacts of COVID-19 on the operators of the properties underlying Gold Royalty’s interests.

These forward-looking statements are based on the opinions, estimates and assumptions of Gold Royalty in light of its management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that Gold Royalty currently believes are appropriate and reasonable in the circumstances, including:

●	that Elemental’s public disclosure is accurate;	●	that current gold, base metal and other commodity prices will be sustained, or will improve;

●	that the Offer and either a Compulsory Acquisition or Subsequent Acquisition Transaction will be completed;	●	that the proposed development of the Offeror’s royalty projects will be viable operationally and economically and will proceed as expected;

●	Gold Royalty’s management’s assessment of the successful integration of the business and assets of Elemental upon completion of the Offer;	●	that Gold Royalty and its proposed lender will complete definitive documentation and satisfy conditions to its proposed credit facility;

●	the expectations of growth by Gold Royalty upon completion of the Offer will be met;	●	that any additional financing required by Gold Royalty will be available on reasonable terms;

●	the viability of Elemental’s assets and projects on a basis consistent with Gold Royalty management’s current expectations;	●	that operators of the properties where Gold Royalty holds royalty interests will not experience any material accident, labour dispute or failure of equipment;

●	there being no significant risks relating to the mining operations underlying Elemental’s interests, including political risks and instability and risks related to international operations;	●	the other factors discussed under “Risk Factors Related to the Offer” in this Offer to Purchase and in the Offeror’s other disclosure documents available under its profile at www.sedar.com;

●	that the public disclosures of the operators regarding the properties underlying Gold Royalty’s interests are accurate;	●	Elemental’s public disclosure is accurate and that Elemental has not failed to disclose publicly any material information respecting Elemental, its business, operations, assets, material agreements, or otherwise;

●	the remaining conditions of the Offer will be satisfied on a timely basis in accordance with their terms;	●	that conditions to completing the proposed amended credit facility will be satisfied or waived; and

●	there will be no material changes to government and environmental regulations adversely affecting the Offeror’s or Elemental’s operations;	●	the impact of the current economic climate and financial, political and industry conditions on the Offeror’s operations, including its financial condition and asset value, will remain consistent with the Offeror’s current expectations.

●	the anticipated benefits of the Offer will materialize;

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Despite a careful process to prepare and review the forward-looking statements, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.

Forward-looking statements are necessarily based on a number of opinions, estimates and assumptions that the Offeror considered appropriate and reasonable as of the date such statements are made and are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following risk factors:

●	failure to acquire a 100% interest in Elemental through the Offer;	●	the inaccuracy of Elemental’s public disclosure upon which the Offer is predicated;

●	the market value of the Gold Royalty Shares received as consideration under the Offer;	●	the triggering of change of control provisions in Elemental’s agreements leading to adverse consequences;

●	delays in completing the Offer;	●	the failure to obtain the required approvals or clearances from government authorities on a timely basis;

●	the reduced trading liquidity of Elemental Shares not deposited under the Offer;	●	dependence on third party operators;

●	a substantial majority of Gold Royalty’s current royalty interests are on exploration and development stage properties, which are non-producing and are subject to the risk that they may never achieve production;	●	risks related to mineral reserve estimates and mineral resource estimates completed by third-party owners and operators on the projects underlying Gold Royalty’s interests, including that such estimates may be subject to significant revision;

●	volatility in gold and other commodity prices;	●	title, permit or licensing disputes related to any of the properties in which Gold Royalty holds or may hold royalties, streams or similar interests;

●	Gold Royalty has limited or no access to data or the operations underlying its interests;	●	potential conflicts of interests;

●	a significant portion of Gold Royalty’s revenues is derived from a small number of operating properties;	●	regulations and political or economic developments in any of the jurisdictions where properties in which Gold Royalty holds or may hold royalties, streams or similar interests are located;

●	Gold Royalty is subject to many of the risks faced by owners and operators of the properties underlying Gold Royalty’s interests;	●	the availability of any necessary financing in the future on acceptable terms or at all;

●	Gold Royalty may enter into acquisitions and other material transactions at any time;	●	litigation risks;

●	Gold Royalty’s future growth is to a large extent dependent on its acquisition strategy;	●	Gold Royalty holds investments in a concentrated number of equity securities and the fair values thereof are subject to loss in value; and

vi

●	as a royalty holder, Gold Royalty may become subject to potential disputes with operators regarding the existence, enforceability or terms of its interests;	●	other risks including but not limited to the risk factors described in greater detail under the heading entitled “Risk Factors Related to the Offer” in this Offer to Purchase and in the Offeror’s other disclosure documents available under its profile at www.sedar.com.

●	certain of Gold Royalty’s royalty interests are subject to buy-back or other rights of third-parties;

●	risks related to epidemics, pandemics or other public health crises, including COVID-19, and the potential impact thereof on Gold Royalty and the operators of the properties underlying its interests;

Although Gold Royalty believes its expectations are based upon reasonable assumptions and has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements.

These factors should not be construed as exhaustive and should be read with other cautionary statements in this Offer to Purchase. Although Gold Royalty has attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other risk factors not presently known to Gold Royalty or that it presently believes are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking statements. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking statements, which speaks only as of the date made. The forward-looking statements contained in this Offer to Purchase represent Gold Royalty’s management’s expectations as of the date of such statements (or as the date they are otherwise stated to be made) and are subject to change after such date. However, Gold Royalty disclaims any intention or obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable Securities Laws.

Please carefully consider the risk factors set out under “Risk Factors Related to the Offer” in Section 21 of the Offer to Purchase. All of the forward-looking statements contained in this Offer to Purchase are expressly qualified by the foregoing cautionary statements.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Elemental Shares and the accompanying SRP Rights and is not made for any warrants, options or any other rights to acquire Elemental Shares (collectively, “Convertible Securities”). Any holder of such Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms of the Convertible Security and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Elemental Shares and deposit those Elemental Shares under the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such Convertible Securities will have received certificate(s) or a DRS Advice representing the Elemental Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of this Offer to Purchase.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in this Offer to Purchase. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential income tax consequences to them in connection with the decision to exercise or not exercise such securities.

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INFORMATION CONTAINED IN THE PROSPECTUS/OFFER TO EXCHANGE

Certain information contained in this document has been taken from or is based on documents that are expressly referred to in this document. All summaries of, and references to, documents that are specified in this document as having been attached hereto or filed, or that are contained in documents specified as having been filed, on SEDAR or with the SEC, are qualified in their entirety by reference to the complete text of those documents as attached hereto or filed, or as contained in documents filed, under the Offeror’s profile at www.sedar.com, in the United States at www.sec.gov and on the Offeror’s website at www.goldroyalty.com. Shareholders are urged to read carefully the full text of those documents. which may also be obtained on request without charge from the Information Agent for the Offer, Laurel Hill Advisory Group, at 1-877-452-7184 toll free in North America or at 1-416-304-0211 outside North America or by e-mail at assistance@laurelhill.com or to Chief Financial Officer of the Offeror at 1830-1030 West Georgia Street, Vancouver, British Columbia, telephone 604-396-3066.

As of the date hereof, the Offeror has not had access to the non-public books and records of Elemental and the Offeror is not in a position to independently assess or verify certain of the information in Elemental’s publicly filed documents, including its financial statements and reserves disclosure. Except as otherwise expressly indicated herein, the information concerning Elemental contained in this Offer to Purchase has been taken from or is based solely upon publicly available documents and records on file with the Canadian Securities Administrators and other public sources available at the time of the Offer. Elemental has not reviewed the prospectus/offer to exchange and has not confirmed the accuracy and completeness of the information in respect of Elemental contained herein. As a result, all historical information regarding Elemental included herein, including all Elemental financial and reserves information, and all pro forma financial and reserves information reflecting the pro forma effects of a combination of the Offeror and Elemental, has been derived, by necessity, from Elemental’s public reports and corporate filings as of April 8, 2022. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Elemental taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Elemental to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. The Offeror does not undertake any duty to update any such information, except as required by applicable Law. See Section 21 of the Offer to Purchase, “Risk Factors Related to the Offer – The Offeror has been unable to independently verify the accuracy and completeness of Elemental information in the Offer to Purchase”.

Information contained in this document is given as of April 11, 2022, unless otherwise specifically stated.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “C$” or “dollars” in this Offer to Purchase refer to Canadian dollars and all references to “US$” in this Offer to Purchase refer to United States dollars. The financial statements included herein are reported in United States dollars and are prepared in accordance with IFRS.

EXCHANGE RATES

The following table sets forth for each period indicated: (i) the exchange rates in effect at the end of the periods indicated; (ii) the high and low exchange rates during each period; and (iii) the average exchange rates in effect during each period, in each case, as identified or calculated from the Bank of Canada rate in effect on each trading day during the relevant period. The high, low, average and closing exchange rates for United States dollars in terms of the Canadian dollar for each of the indicated periods, as quoted by the Bank of Canada, were as follows:

	Quarter ended December 31, 2021	Year ended September 30, 2021	Period from June 23, 2020 to September 30, 2020
High	0.8111	0.8306	0.7668
Low	0.7727	0.7491	0.7309
Average	0.7936	0.7915	0.7494
Closing	0.7889	0.7849	0.7497

On April 8, 2022, the rate of exchange as reported by the Bank of Canada for one Canadian dollar expressed in U.S. dollars was US$0.7943.

SCHEDULES

The schedules hereto form an integral part of the prospectus/offer to exchange. Any statement contained in the prospectus/offer to exchange (including the schedules hereto) will be deemed to be modified or superseded for the purposes of the prospectus/offer to exchange to the extent that a statement contained herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, in its unmodified or non-superseded form, to constitute a part of the prospectus/offer to exchange.

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APPENDIX A	ADDITIONAL INFORMATION CONCERNING ELEMENTAL	A-1

SCHEDULE I:	GOLD ROYALTY CORP. ANNUAL REPORT ON FORM 20-F FOR YEAR ENDED SEPTEMBER 30, 2021, FILED WITH THE SEC ON DECEMBER 23, 2021	I-1

SCHEDULE I-A:	GOLD ROYALTY CORP. SUPPLEMENTAL MINING PROPERTY DISCLOSURES	I-A-1

SCHEDULE II:	ELEMENTAL ROYALTIES CORP. ANNUAL INFORMATION FORM FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2020, DATED MAY 19, 2021	II-1

SCHEDULE III:	ELEMENTAL ROYALTIES CORP. CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020	III-1

SCHEDULE IV:	ELEMENTAL ROYALTIES CORP. MANAGEMENT’S DISCUSSION AND ANALYSIS FOR YEAR ENDED DECEMBER 31, 2021	IV-1

SCHEDULE V:	ELEMENTAL ROYALTIES CORP. NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING AND MANAGEMENT INFORMATION CIRCULAR WITH RESPECT TO THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 8, 2021	V-1

SCHEDULE VI:	ELY GOLD ROYALTIES INC. CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019	VI-1

SCHEDULE VII:	ELY GOLD ROYALTIES INC. CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020	VII-1

SCHEDULE VIII:	ABITIBI ROYALTIES INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019	VIII-1

SCHEDULE IX:	ABITIBI ROYALTIES INC. CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020	IX-1

SCHEDULE X:	GOLDEN VALLEY MINES AND ROYALTIES LTD. (FORMERLY GOLDEN VALLEY MINES LTD.) CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2020 AND 2019	X-1

SCHEDULE XI:	GOLDEN VALLEY MINES AND ROYALTIES LTD. CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020	XI-1

SCHEDULE XII:	GOLD ROYALTY CORP. NOTICE OF ANNUAL GENERAL MEETING AND MANAGEMENT INFORMATION CIRCULAR DATED DECEMBER 14, 2021	XII-1

SCHEDULE XIII:	GOLD ROYALTY CORP. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	XIII-1

SCHEDULE XIV:	GOLD ROYALTY CORP. CONDENSED INTERIM CONSOLIDATE FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2021	XIV-1

SCHEDULE XV:	GOLD ROYALTY CORP. MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE THREE MONTHS ENDED DECEMBER 31, 2021	XV-1

FREQUENTLY ASKED QUESTIONS

The following sets forth material information with respect to the Offer. The questions and answers below are not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read the entire Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Elemental Shares. We have included cross-references in this Section to other Sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Section entitled “Definitions”.

WHAT IS THE OFFER?

The Offeror is offering to purchase all issued and outstanding Elemental Shares, and the accompanying SRP Rights, on the basis of 0.27 of a Gold Royalty Share for each Elemental Share.

On December 17, 2021, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Elemental Shares on the TSX-V was C$1.30, and the closing price of the Gold Royalty Shares on the NYSE American was US$5.15. Based upon the daily exchange rate posted by the Bank of Canada on December 17, 2021, and such closing prices of the Elemental Shares and Gold Royalty Shares on December 17, 2021, the Offer Consideration has a value of approximately C$1.78 per Elemental Share, representing a premium of approximately 37% as of the close of trading on December 17, 2021.

See “The Offer” in Section 1 of the Offer to Purchase.

WHO IS OFFERING TO PURCHASE MY ELEMENTAL SHARES?

Gold Royalty is making the Offer. The Offeror is a corporation organized under the Laws of Canada. The Offeror’s head and executive office is located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia V6E 2Y3. See “Certain Information Concerning the Offeror and the Gold Royalty Shares” in Section 23 of the Offer to Purchase.

WHAT ARE THE GOLD ROYALTY SHARES?

The Gold Royalty Shares are common shares in the capital of Gold Royalty. Gold Royalty is a precious metals-focused royalty company offering creative financing solutions to the metals and mining industry. Its mission is to acquire royalties, streams and similar interests at varying stages of the mine life cycle to build a balanced portfolio offering near, medium and longer-term attractive returns for its investors.

See “Certain Information Concerning the Offeror and the Gold Royalty Shares” in Section 23 of the Offer to Purchase and “Purpose of the Offer and Plans for Elemental” in Section 19 of the Offer to Purchase.

WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?

The Offeror is offering to purchase all the outstanding Elemental Shares (including any Elemental Shares to be issued upon exercise, exchange or conversion of the Convertible Securities prior to the Expiry Time). As of November 16, 2021, there were 68,991,221 Elemental Shares issued and outstanding. The Offer includes Elemental Shares that may become outstanding after the date of this Offer to Purchase, but before the expiration of the Offer, upon exercise, exchange or conversion of any Convertible Securities. The Offer is not being made for any Convertible Securities or other rights to acquire Elemental Shares.

See “The Offer” in Section 1 of the Offer to Purchase.

WHY ARE YOU MAKING THIS OFFER?

The Offeror is making the Offer because it wants to acquire control of, and ultimately the entire equity interest in, Elemental. If the Offeror completes the Offer, but does not then own 100% of the Elemental Shares, the Offeror currently intends to acquire any Elemental Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

See “Purpose of the Offer and Plans for Elemental” in Section 19 of the Offer to Purchase, “Reasons to Accept the Offer” in Section 20 of the Offer to Purchase and “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer” in Section 33 of the Offer to Purchase.

WHY ACCEPT THE OFFER?

Gold Royalty believes that the Offer is compelling, and represents a superior alternative to continuing on the course set by the current Elemental Board and management of Elemental. Shareholders should consider the following factors in making a decision whether to accept the Offer:

●	Significant Upfront Premium to Shareholders. The Offer represents a 37% premium to Shareholders based on the closing prices of each of the Offeror’s and Elemental’s shares on December 17, 2021. The Offer implies consideration of C$1.78 per share, which exceeds Elemental’s 2021 peak share price.

●	The Combination of Gold Royalty and Elemental will create a Sector-Leading Portfolio of 203 Strategic Royalties. The combined entity will have a balanced portfolio of cash flowing, development and exploration royalty assets owned by premier operating partners and located in Tier 1 mining jurisdictions. This provides Shareholders with ownership in a larger, more diversified, higher quality portfolio of royalty assets anchored by cornerstone royalties on portions of the Canadian Malartic Property (Québec, Canada), Fenelon Gold Property (Québec, Canada), and Karlawinda Gold Project (Australia), as well as our recent royalty acquisition on the Côté Gold Project and expanded royalties on Monarch Mining Corporation’s Québec projects (Beaufor, Croinor Gold, McKenzie Break, and Swanson). In addition, the portfolio’s peer-leading near-term growth profile will be further complemented by a deep development and exploration pipeline, including Gold Royalty’s royalty on REN (Nevada, USA), Gold Royalty’s royalty generator model and future acquisitions.

●	Enhanced Trading Liquidity. Gold Royalty averaged approximately US$3.2 million of daily trading liquidity over the six months ended December 17, 2021, as compared to approximately US$62,000 for Elemental over the same period. A combination with Gold Royalty is expected to allow Shareholders to realize an immediate premium in a more liquid vehicle.

●	Strong Balance Sheet and Access to Capital. Gold Royalty is positioned with approximately US$44 million in total liquidity to complete the Offer (based on cash and marketable securities as at December 31, 2021, plus cash available under its credit facility, less acquisition costs for its recently completed Côté and Monarch royalty transactions). With an oversubscribed US$90 million initial public offering in March 2021, Gold Royalty has demonstrated the ability to access capital markets at an attractive cost of capital, providing the combined company with the critical mass to drive continued growth through acquisition.

●	Management Track Record in Maximizing Shareholder Value. Gold Royalty has a management team with deep mining and capital markets expertise and an established track record of success in the royalty and mining industry. The Gold Royalty management team has demonstrated its ability, through the recent acquisitions of Ely Gold, Abitibi Royalties and Golden Valley, to successfully execute transformative acquisitions in an increasingly competitive market.

●	Clear Path to Re–rate Through Increased Scale, Asset Quality and Precious Metals Focus. In combination with Elemental, Gold Royalty will be strategically positioned as a preeminent intermediate gold royalty company. In addition to the upfront premium, Shareholders may benefit from a potential valuation re-rating as a result of the combined company’s increased scale, portfolio diversification, trading liquidity, index inclusion within the GDXJ, and the potential for future growth both organically and through acquisition.

WHAT DOES THE ELEMENTAL BOARD OF DIRECTORS THINK OF THE OFFER?

Under applicable Securities Laws, a directors’ circular must be prepared and delivered by Elemental’s board of directors to Shareholders no later than 15 days from the date of commencement of the Offer. The directors’ circular must include either a recommendation to accept or reject the Offer, and the reasons for such recommendation, or a statement that the board of directors of Elemental is unable to make or is not making a recommendation, and if no recommendation is made, the reasons for not making a recommendation. On January 26, 2022, Elemental issued a press release announcing its board of directors’ recommendation with respect to the Offer and filed a directors’ circular, dated January 24, 2022. The directors’ circular provided, among other things, that based upon the recommendation of a special committee of the Elemental board of directors, the Elemental board of directors concluded that the Offer is inadequate, does not reflect the full, strategic value of the Elemental Shares or Elemental’s assets and is not in the best interests of Elemental or its shareholders and has recommended that Elemental shareholders reject the Offer and not tender their Elemental Shares to the Offer.

See Section 16 of the Offer to Purchase, “Background to the Offer”, for a description of the Offeror’s interactions with Elemental leading up to the Offer.

WHAT ARE SOME OF THE SIGNIFICANT CONDITIONS OF THE OFFER?

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on April 27, 2022 or such earlier or later time during which Elemental Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

1.	there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Elemental Shares, together with the associated SRP Rights, which constitutes more than 50% of the Elemental Shares outstanding, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised by the Offeror or by any persons acting jointly or in concert with the Offeror, if any (which condition cannot be waived by the Offeror);

2.	there having been validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Elemental Shares, together with the associated SRP Rights, that, together with the Elemental Shares held by the Offeror and its affiliates, represents not less than 66 2/3% of the total number of outstanding Elemental Shares, calculated on a fully diluted basis;

3.	the Offeror having determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect (as defined herein); and

4.	certain Regulatory Approvals (as defined herein) having been obtained and/or waiting periods expired,

each as more particularly described herein.

These and the other conditions of the Offer, which other conditions may be waived by the Offeror, are described under “Conditions of the Offer” in Section 4 of the Offer to Purchase. See “Regulatory Matters” under Section 32 of the Offer to Purchase.

Subject to applicable Law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Elemental Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived, as applicable, by the Offeror at or before the Expiry Time.

The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

You have until the Expiry Date of the Offer to tender. The Offer is scheduled to expire at 5:00 p.m. (Toronto time), on April 27, 2022 unless it is extended or withdrawn. Subject to applicable Law, the Offeror may be required to extend the Offer for an additional period of 10 days following the Expiry Date and may extend the Offer for one or more additional periods.

See “Time for Acceptance” in Section 2 of the Offer to Purchase.

CAN GOLD ROYALTY EXTEND THE OFFER?

Yes. The Offeror may elect, in its sole discretion, to extend the Offer from time to time. In accordance with applicable Law, if the Offeror is obligated to take up the Elemental Shares deposited at the expiry of the initial deposit period, it will extend the period during which Elemental Shares may be deposited under the Offer for a 10-day Mandatory Extension Period following the expiry of the initial deposit period and may extend the deposit period after such 10-day Mandatory Extension Period for one or more Optional Extension Periods. If the Offeror extends the Offer, it will notify the Depositary and publicly announce such extension or acceleration and, if required by applicable Law, mail you a copy of the notice of variation.

See “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase.

HOW DO I ACCEPT THE OFFER AND TENDER MY ELEMENTAL SHARES?

If you are a registered Shareholder, you can accept the Offer by delivering to the Depositary before the Expiry Time: (a) the certificate(s) or DRS Advices representing the Elemental Shares in respect of which the Offer is being accepted; (b) a Letter of Transmittal in the form accompanying the Offer to Purchase properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and (c) all other documents required by the instructions set out in the Letter of Transmittal. If your Elemental Shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Elemental Shares under the Offer. You should request your nominee to effect the transaction by tendering through a book-entry transfer, which is detailed in the Offer to Purchase and thus have your Elemental Shares tendered by your nominee through CDS or DTC, as applicable.

If you cannot deliver all of the necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.

Shareholders are invited to contact the Depositary for further information regarding how to accept the Offer.

See “Manner of Acceptance” in Section 3 of the Offer to Purchase.

IF I ACCEPT THE OFFER, WHEN WILL I RECEIVE THE OFFER CONSIDERATION?

If the conditions of the Offer are satisfied or waived, and if the Offeror consummates the Offer and takes up your Elemental Shares, the Offer Consideration for the Elemental Shares you tendered will be delivered to the Depositary as agent for you as a registered Shareholder or to your nominee as soon as possible and in any event no later than three Business Days after the Elemental Shares are taken up.

In accordance with applicable Law, if the Offeror is obligated to take up such Elemental Shares, the Offeror will extend the period during which Elemental Shares may be deposited under the Offer for the 10-day Mandatory Extension Period following the expiration of the initial deposit period and may extend the deposit period for Optional Extension Periods. Any Elemental Shares tendered during the 10-day Mandatory Extension Period and any Optional Extension Period will be taken up and paid for as soon as possible and in any event no later than 10 days after such tender.

See “Take up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase.

CAN I WITHDRAW MY PREVIOUSLY TENDERED ELEMENTAL SHARES?

Yes. You may withdraw Elemental Shares previously tendered by you at any time (i) before Elemental Shares deposited under the Offer are taken up by the Offeror, (ii) if your Elemental Shares have not been paid for by the Offeror within three Business Days after having been taken up by the Offeror, and (iii) in certain other circumstances.

See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED ELEMENTAL SHARES?

To withdraw Elemental Shares that have been tendered, you must deliver a written notice of withdrawal with the required information to the Depositary or your nominee if held in street form (i.e., non-registered holder) while you still have the right to withdraw the Elemental Shares.

See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY ELEMENTAL SHARES?

If the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Elemental Shares validly deposited under the Offer, the Offeror intends to acquire any Elemental Shares not deposited under the Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Elemental Shares are validly tendered under the Offer, other than Elemental Shares held at the date of the Offer by, or by a nominee for, the Offeror or its affiliates and not withdrawn; or (ii) by a Subsequent Acquisition Transaction on the same terms as such Elemental Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition.

See “Purpose of the Offer and Plans for Elemental” in Section 19 of the Offer to Purchase and “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer” in Section 33 of the Offer to Purchase.

FOLLOWING THE OFFER, WILL ELEMENTAL CONTINUE AS A PUBLIC COMPANY?

Depending upon the number of Elemental Shares purchased pursuant to the Offer, it is possible the Elemental Shares will fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Elemental Shares could be delisted on the TSX-V and this could, in turn, adversely affect the market or result in a lack of an established market for the Elemental Shares.

If the Offeror acquires 100% of the Elemental Shares, and if permitted under applicable Securities Law, the Offeror intends to apply to delist the Elemental Shares from the TSX-V as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction and, subject to applicable Securities Law, to cause Elemental to cease to be a reporting issuer under the Securities Laws of each province and territory of Canada in which Elemental is a reporting issuer.

See “Effect of the Offer on the Market for Elemental Shares; Stock Exchange Listing and Public Disclosure” in Section 25 of the Offer to Purchase.

WHAT WILL HAPPEN IF THE CONDITIONS OF THE OFFER ARE NOT SATISFIED?

If the conditions of the Offer are not satisfied or, where permitted, waived by the Offeror, the Offeror will not be obligated to take up, accept for payment or pay for any Elemental Shares tendered to the Offer. Subject to applicable Law, the Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Elemental Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time. Notwithstanding the foregoing, in no case will the Offeror waive the Statutory Minimum Condition.

DOES GOLD ROYALTY BELIEVE THAT THE NECESSARY REGULATORY APPROVALS TO COMPLETE THE OFFER WILL BE RECEIVED?

The Offeror believes that it will receive all requisite Regulatory Approvals within the initial bid period. A summary of the regulatory approvals required in connection with the Offer can be found in “Regulatory Matters” in Section 32 of the Offer to Purchase.

WILL I HAVE THE RIGHT TO HAVE MY ELEMENTAL SHARES APPRAISED?

No. Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Elemental Shares to the Offer may have rights of dissent in the event that the Offeror acquires their Elemental Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. The completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in registered Shareholders having the right to dissent and demand payment of the fair value of their Elemental Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Elemental Shares.

See “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer” in Section 33 of the Offer to Purchase.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

You will not have to pay any brokerage or similar fees or commissions if you are the owner of record of your Elemental Shares and you tender your Elemental Shares under the Offer by depositing the Elemental Shares directly with the Depositary to accept the Offer. However, an investment advisor, stockbroker, bank, trust company or other nominee through whom a Shareholder owns Elemental Shares may charge a fee to tender any such Elemental Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

HOW WILL CANADIAN RESIDENTS AND NON-RESIDENTS OF CANADA BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

A Resident Shareholder who holds Elemental Shares as capital property and who exchanges such Elemental Shares pursuant to the Offer will not realize a capital gain (or capital loss) on such shares in respect of the exchange unless such Resident Shareholder elects to report such gain (or loss) on such shares in its Canadian tax return for the year of disposition.

Similarly, a Non-Resident Shareholder who holds Elemental Shares as capital property and who exchanges such Elemental Shares pursuant to the Offer will not realize a capital gain (or capital loss) on such shares in respect of the exchange unless such Non-Resident Shareholder elects to report such gain (or loss) on such shares in its Canadian tax return for the year of disposition. In addition, a Non-Resident Shareholder who elects to report a capital gain (or capital loss) in its Canadian tax return for the year of disposition resulting from a disposition of Elemental Shares pursuant to the Offer will not be subject to tax under the Tax Act unless Elemental Shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to a Shareholder who is disposing of Elemental Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Shareholder if it were to dispose of Elemental Shares under the Offer. In the case of a Non-Resident Shareholder, a portion of the consideration received on the disposition of Elemental Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Elemental Shares, including the associated SRP Rights, pursuant to the Offer or a disposition of Elemental Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

The exchange of Elemental Shares for Gold Royalty Shares pursuant to the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, subject to the possible application of the “passive foreign investment company” (“PFIC”) rules described herein (see “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase), the Offer should result in the following U.S. federal income tax consequences: (a) no gain or loss would be recognized by a U.S. Holder on the exchange of Elemental Shares for Gold Royalty Shares pursuant to the Offer, (b) the aggregate tax basis of a U.S. Holder in the Gold Royalty Shares acquired in exchange for Elemental Shares pursuant to the Offer would be equal to such U.S. Holder’s aggregate tax basis in Elemental Shares exchanged, and (c) the holding period of a U.S. Holder in the Gold Royalty Shares acquired in exchange for Elemental Shares pursuant to the Offer would include such U.S. Holder’s holding period for the Elemental Shares exchanged. The Offeror has not sought or received a ruling from the United States Internal Revenue Service. Accordingly, the Offeror cannot provide any assurance that reorganization treatment will apply to the exchange. If the Offer is not treated as a reorganization, the Offer would be treated as a taxable transaction for U.S. federal income tax purposes.

This summary is qualified in its entirety by the section entitled “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase and U.S. Holders are encouraged to read that section and consult with their tax advisers regarding the U.S. federal income tax consequences of the Offer, including the possible application of the PFIC rules to them in their particular circumstances.

WHOM CAN I CALL WITH QUESTIONS?

The Information Agent and Depositary for the Offer is Laurel Hill Advisory Group at 1-877-452-7184 toll free in North America or at 1-416-304-0211 outside of North America or you can e-mail the Information Agent and Depositary at assistance@laurelhill.com if you have questions or requests for additional copies of the Offer to Purchase

SUMMARY OF THE OFFER

The following is a summary only and is qualified by the detailed provisions contained in the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety, prior to making any decision regarding whether to tender their Elemental Shares under the Offer. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled “Definitions”.

The Offer

The Offeror is offering to purchase all issued and outstanding Elemental Shares, together with the associated SRP Rights, other than any Elemental Shares held directly or indirectly by the Offeror and its affiliates, on the basis of 0.27 of a Gold Royalty Share for each Elemental Share. The Offer includes Elemental Shares that may become outstanding after the date of this Offer to Purchase, but before the expiration of the Offer, upon exercise, exchange or conversion of any Convertible Securities. The Offer is not being made for any Convertible Securities or other rights to acquire Elemental Shares. See “The Offer” in Section 1 of the Offer to Purchase.

The obligation of the Offeror to take up and pay for Elemental Shares pursuant to the Offer is subject to certain conditions. See “Conditions of the Offer” in Section 4 of the Offer to Purchase.

Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on April 27, 2022 or such later time or times and date or dates as may be fixed by the Offeror from time to time, in accordance with “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror. Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up Elemental Shares deposited under the Offer, the Offer will be extended and will be open for acceptance for the Mandatory Extension Period. The Offeror may also extend the Offer for one or more Optional Extension Periods following the Mandatory Extension Period. See “Time for Acceptance” in Section 2 of the Offer to Purchase.

The Offeror

Gold Royalty is a precious metals-focused royalty company offering creative financing solutions to the metals and mining industry. Its mission is to acquire royalties, streams and similar interests at varying stages of the mine life cycle to build a balanced portfolio offering near, medium and longer-term attractive returns for its investors. See “Certain Information Concerning the Offeror and the Gold Royalty Shares” in Section 23 of the Offer to Purchase and “Purpose of the Offer and Plans for Elemental” in Section 19 of the Offer to Purchase.

See Schedule I-A attached hereto for further information regarding Gold Royalty’s royalty interests, including the underlying projects.

Gold Royalty Shares are listed on the NYSE American.

See “The Offeror” in Section 14 of the Offer to Purchase.

Reasons to Accept the Offer

Gold Royalty believes that the Offer is compelling, and represents a superior alternative to continuing on the course set by the current Elemental Board and management of Elemental. Shareholders should consider the following factors in making a decision whether to accept the Offer:

●	Significant Upfront Premium to Shareholders. The Offer represents a 37% premium to Shareholders based on the closing prices of each of the Offeror’s and Elemental’s shares on December 17, 2021. The Offer implies consideration of C$1.78 per share, which exceeds Elemental’s 2021 peak share price.

●	The Combination of Gold Royalty and Elemental will create a Sector-Leading Portfolio of 203 Strategic Royalties. The combined entity will have a balanced portfolio of cash flowing, development and exploration royalty assets owned by premier operating partners and located in Tier 1 mining jurisdictions. This provides Shareholders with ownership in a larger, more diversified, higher quality portfolio of royalty assets anchored by cornerstone royalties on portions of the Canadian Malartic Property (Québec, Canada), Fenelon Gold Property (Québec, Canada), and Karlawinda Gold Project (Australia), as well as our recent royalty acquisition on the Côté Gold Project and expanded royalties on Monarch Mining Corporation’s Québec projects (Beaufor, Croinor Gold, McKenzie Break, and Swanson). In addition, the portfolio’s peer-leading near-term growth profile will be further complemented by a deep development and exploration pipeline, including Gold Royalty’s royalty on REN (Nevada, USA), Gold Royalty’s royalty generator model and future acquisitions.

●	Enhanced Trading Liquidity. Gold Royalty averaged approximately US$3.2 million of daily trading liquidity over the six months ended December 17, 2021, as compared to approximately US$62,000 for Elemental over the same period. A combination with Gold Royalty is expected to allow Shareholders to realize an immediate premium in a more liquid vehicle.

●	Strong Balance Sheet and Access to Capital. Gold Royalty is positioned with approximately US$44 million in total liquidity to complete the Offer (based on cash and marketable securities as at December 31, 2021, plus cash available under its credit facility, less acquisition costs for its recently completed Côté and Monarch royalty transactions). With an oversubscribed US$90 million initial public offering in March 2021, Gold Royalty has demonstrated the ability to access capital markets at an attractive cost of capital, providing the combined company with the critical mass to drive continued growth through acquisition.

●	Management Track Record in Maximizing Shareholder Value. Gold Royalty has a management team with deep mining and capital markets expertise and an established track record of success in the royalty and mining industry. The Gold Royalty management team has demonstrated its ability, through the recent acquisitions of Ely Gold, Abitibi Royalties and Golden Valley, to successfully execute transformative acquisitions in an increasingly competitive market.

●	Clear Path to Re–rate Through Increased Scale, Asset Quality and Precious Metals Focus. In combination with Elemental, Gold Royalty will be strategically positioned as a preeminent intermediate gold royalty company. In addition to the upfront premium, Shareholders may benefit from a potential valuation re-rating as a result of the combined company’s increased scale, portfolio diversification, trading liquidity, index inclusion within the GDXJ, and the potential for future growth both organically and through acquisition.

Purpose of the Offer and Plans for Elemental

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer to Purchase, all of the outstanding Elemental Shares, which includes Elemental Shares that may become outstanding on the exercise, exchange or conversion of the Convertible Securities.

If the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Elemental Shares validly deposited pursuant to the Offer, the Offeror intends to acquire any Elemental Shares not deposited to the Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Elemental Shares, other than Elemental Shares held at the date of the Offer by, or by a nominee for, the Offeror or its affiliates, are validly tendered under the Offer and not withdrawn; or (ii) by a Subsequent Acquisition Transaction on the same terms as such Elemental Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Elemental Shares deposited under the Offer. The Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Offer to Purchase.

See “Purpose of the Offer and Plans for Elemental” in Section 19 of the Offer to Purchase and “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer” in Section 33 of the Offer to Purchase.

Depending upon the number of Elemental Shares purchased pursuant to the Offer, it is possible the Elemental Shares will fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Elemental Shares could be delisted from the TSX-V and this could, in turn, adversely affect the market or result in a lack of an established market for the Elemental Shares.

If the Offeror acquires 100% of the Elemental Shares, and if permitted under applicable Securities Law, the Offeror intends to apply to delist the Elemental Shares from the TSX-V as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction and, subject to applicable Securities Law, to cause Elemental to cease to be a reporting issuer under the Securities Laws of each province and territory of Canada in which Elemental is a reporting issuer.

See “Effect of the Offer on the Market for Elemental Shares; Stock Exchange Listing and Public Disclosure” in Section 25 of the Offer to Purchase.

Manner of Acceptance

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) and deposit it, together with certificates or DRS Advices representing Elemental Shares and all other required documents, with the Depositary, at its office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, beneficial Shareholders may accept the Offer to Purchase by: (a) following the procedures for book-entry transfer of Elemental Shares described under “Manner of Acceptance – Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase; or (b) following the procedures for guaranteed delivery described under “Manner of Acceptance – Procedure for Guaranteed Delivery” in Section 3 of the Offer to Purchase using the accompanying Notice of Guaranteed Delivery (printed on PINK paper), manually executed facsimile thereof or CDS Online Letter of Guarantee (LOG) Option.

Shareholders whose Elemental Shares are registered in the name of an investment advisor, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Elemental Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Conditions of the Offer

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on April 27, 2022 or such earlier or later time during which Elemental Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

1.	there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Elemental Shares, together with the associated SRP Rights, which constitutes more than 50% of the Elemental Shares outstanding, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised by the Offeror or by any persons acting jointly or in concert with the Offeror, if any (which condition cannot be waived by the Offeror);

2.	there having been validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Elemental Shares, together with the associated SRP Rights, that, together with the Elemental Shares held by the Offeror and its affiliates, represents not less than 66 2/3% of the total number of outstanding Elemental Shares, calculated on a fully diluted basis;

3.	the Offeror having determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect (as defined herein); and

4.	certain Regulatory Approvals (as defined herein) having been obtained and/or waiting periods expired.

each as more particularly described herein.

These and the other conditions of the Offer, which other conditions may be waived by the Offeror, are described under “Conditions of the Offer” in Section 4 of the Offer to Purchase. See “Regulatory Matters” under Section 32 of the Offer to Purchase.

Subject to applicable Law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Elemental Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived, as applicable, by the Offeror at or before the Expiry Time.

The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions.

Take-Up and Pay for Elemental Shares

If all the conditions referred to under “Conditions of the Offer” in Section 4 of the Offer to Purchase have been satisfied or, where such conditions may be waived, are waived at or before the Expiry Time, the Offeror will become obligated to take up the Elemental Shares validly deposited under the Offer, and not properly withdrawn, immediately following the Expiry Time and pay for the Elemental Shares so taken up as soon as possible, but in any event not later than three Business Days after taking up such Elemental Shares.

In accordance with applicable Law, if the Offeror is obligated to take up such Elemental Shares, the Offeror will extend the Offer for the 10-day Mandatory Extension Period and may extend the deposit period after expiration of the 10-day Mandatory Extension Period for one or more Optional Extension Periods. The Offeror will immediately take up and promptly pay for Elemental Shares deposited under the Offer during the Mandatory Extension Period and any Optional Extension Period.

Withdrawal of the Deposited Shares

Any Elemental Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Elemental Shares have been taken-up by the Offeror. Additional withdrawal rights may be available under other circumstances as required by applicable Law. See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase. Except as so indicated or as otherwise required or permitted by applicable Laws, deposits of Elemental Shares are irrevocable.

Acquisition of Elemental Shares Not Deposited under the Offer

If, within four months after the date of the Offer, the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Elemental Shares in respect of which the Offer was made as at the Expiry

Time, other than Elemental Shares held at the date of the Offer by, or by a nominee for, the Offeror or its affiliates, are, and the Offeror acquires or is bound to take up and pay for such deposited Elemental Shares under the Offer, the Offeror intends, to the extent possible, to acquire those Elemental Shares that remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition. If the right of Compulsory Acquisition is not available for any reason, or if the Offeror elects not to pursue such right, the Offeror may pursue other means of acquiring, directly or indirectly, all of the Elemental Shares and other securities exercisable for or convertible or exchangeable into Elemental Shares in accordance with applicable Law, including by means of a Subsequent Acquisition Transaction. The detailed terms of any Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by Shareholders, would necessarily be subject to a number of considerations, including the number of Elemental Shares acquired pursuant to the Offer.

Shareholders who do not deposit their Elemental Shares under the Offer may have certain rights of dissent in the event the Offeror acquires such Elemental Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Elemental Shares.

See “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer” at Section 33 of the Offer to Purchase.

Certain Canadian Federal Income Tax Considerations

A Resident Shareholder who holds Elemental Shares as capital property and who exchanges such Elemental Shares pursuant to the Offer will not realize a capital gain (or capital loss) on such shares in respect of the exchange unless such Resident Shareholder elects to report such gain (or loss) on such shares in its Canadian tax return for the year of disposition.

Similarly, a Non-Resident Shareholder who holds Elemental Shares as capital property and who exchanges such Elemental Shares pursuant to the Offer will not realize a capital gain (or capital loss) on such shares in respect of the exchange unless such Non-Resident Shareholder elects to report such gain (or loss) on such shares in its Canadian tax return for the year of disposition. In addition, a Non-Resident Shareholder who elects to report a capital gain (or capital loss) in its Canadian tax return for the year of disposition resulting from a disposition of Elemental Shares pursuant to the Offer will not be subject to tax under the Tax Act unless Elemental Shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to a Shareholder who is disposing of Elemental Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Shareholder if it were to dispose of Elemental Shares under the Offer. In the case of a Non-Resident Shareholder, a portion of the consideration received on the disposition of Elemental Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Elemental Shares, including the associated SRP Rights, pursuant to the Offer or a disposition of Elemental Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

Certain United States Federal Income Tax Considerations

The exchange of Elemental Shares for Gold Royalty Shares pursuant to the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, subject to the possible application of the PFIC rules described herein (see “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase), the Offer should result in the following U.S. federal income tax consequences: (a) no gain or loss would be recognized by a U.S. Holder on the exchange of Elemental Shares for Gold Royalty Shares pursuant to the Offer, (b) the aggregate tax basis of a U.S. Holder in the Gold Royalty Shares acquired in exchange for Elemental Shares pursuant to the Offer would be equal to such U.S. Holder’s aggregate tax basis in Elemental Shares exchanged, and (c) the holding period of a U.S. Holder in the Gold Royalty Shares acquired in exchange for Elemental Shares pursuant to the Offer would include such U.S. Holder’s holding period for the Elemental Shares exchanged. The Offeror has not sought or received a ruling from the United States Internal Revenue Service. Accordingly, the Offeror cannot provide any assurance that reorganization treatment will apply to the exchange. If the Offer is not treated as a reorganization, the Offer would be treated as a taxable transaction for U.S. federal income tax purposes.

This summary is qualified in its entirety by the section entitled “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase and U.S. Holders are encouraged to read that section and consult with their tax advisers regarding the U.S. federal income tax consequences of the Offer, including the possible application of the PFIC rules to them in their particular circumstances.

Risk Factors

An investment in Gold Royalty Shares and the Offer are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in Section 21 of the Offer to Purchase, “Risk Factors Related to the Offer”.

Unaudited Pro Forma Condensed Combined Financial Statements

Shareholders should refer to Schedule XIII to this prospectus/offer to exchange for the unaudited pro forma condensed combined statement of financial position of the Offeror as at December 31, 2021 and the unaudited pro forma condensed combined statement of loss of the Offeror for the quarter ended December 31, 2021 and the financial year ended September 30, 2021, giving effect to the proposed acquisition of all outstanding Elemental Shares under the Offer, as set out therein. Such unaudited pro forma condensed combined financial statements have been prepared using certain of the Offeror’s, Ely Gold’s, Golden Valley’s, Abitibi Royalties’ and Elemental’s respective financial statements as more particularly described in the notes to the unaudited pro forma condensed combined financial statements. In preparing the unaudited pro forma condensed combined financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma condensed combined financial statements. Such unaudited pro forma condensed combined financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such unaudited pro forma condensed combined financial statements. Any potential synergies that may be realized after consummation of the Offer have been excluded from such unaudited pro forma condensed combined financial statements. Shareholders are cautioned to not place undue reliance on such unaudited pro forma condensed combined financial statements.

Information Agent and Depositary

The Information Agent and Depositary for the Offer is:

Laurel Hill Advisory Group
North American Toll-Free Phone:1-877-452-7184
Outside of North America: 1-416-304-0211
Email: assistance@laurelhill.com

DEFINITIONS

In the accompanying Summary of the Offer to Purchase and in the Offer, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated, and grammatical variations thereof have the corresponding meanings:

“Abitibi Royalties” or “RZZ” means Abitibi Royalties Inc., a wholly-owned subsidiary of the Offeror;

“Acquiring Person” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“affiliate” has the meaning ascribed thereto in NI 62-104;

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Taxation of Capital Gains and Losses” in Section 36 of the Offer to Purchase;

“Annual Report” means the Offeror’s annual report on form 20-F, as filed with the SEC on December 23, 2021;

“ARC” has the meaning ascribed thereto under “Competition Act” in Section 32 of the Offer to Purchase;

“associate” has the meaning ascribed thereto in NI 62-104;

“Australian FIRB Approval” means formal notification from the Treasurer of the Commonwealth of Australia under the FATA that the Treasurer does not object to the transaction contemplated by the Offer to Purchase;

“BCBCA” means the Business Corporations Act (British Columbia), including all regulations made thereunder, as promulgated or as amended from time to time;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Elemental Shares, together with the associated SRP Rights, into the Depositary’s account at CDS or DTC, as applicable;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Vancouver, British Columbia or in Toronto, Ontario are authorized or required by applicable Law to be closed;

“Canadian Securities Administrators” means the Canadian provincial and territorial securities regulatory authorities;

“CBCA” means the Canada Business Corporations Act (Canada);

“CDS” means the Canadian Depository for Securities;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“CIM Definition Standards” has the meaning ascribed thereto on page iii of the Offer to Purchase;

“Commissioner” has the meaning ascribed thereto under “Competition Act” in Section 32 of the Offer to Purchase.

“Compelled Acquisition” has the meaning ascribed thereto under “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer – Compelled Acquisition” in Section 33 of the Offer to Purchase;

“Competition Act” has the meaning ascribed thereto under “Competition Act” in Section 32 of the Offer to Purchase;

“Competition Act Approval” means, with respect to the transactions contemplated by the Offer, either (i) receipt by the Offeror of an ARC; or (ii) the expiry, termination or waiver of the waiting period under Part IX of the Competition Act and the receipt of a “no action” letter as further described under “Competition Act” in Section 32 of the Offer to Purchase;

“Compulsory Acquisition” has the meaning ascribed thereto under “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer – Compulsory Acquisition” in Section 33 of the Offer to Purchase;

“Competing Permitted Bid” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“Convention” means the Canada-United States Tax Convention (1980), as amended;

“Convertible Securities” has the meaning ascribed thereto under “Notice to Holders of Convertible Securities”;

“Court” has the meaning ascribed thereto under “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer – Compulsory Acquisition” in Section 33 of the Offer to Purchase;

“CRA” means the Canada Revenue Agency;

“De Minimis Exemption” has the meaning ascribed thereto under “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer – Securities Law Requirements for Business Combinations” in Section 33 of the Offer to Purchase;

“Depositary” means Laurel Hill Advisory Group at its office specified on the back page of the Offer to Purchase and in the Letter of Transmittal and Notice of Guaranteed Delivery;

“Deposited Shares” has the meaning ascribed thereto under “Manner of Acceptance – Dividends and Distributions” in Section 3 of the Offer to Purchase;

“Dissenting Offeree” has the meaning ascribed thereto under “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer – Compulsory Acquisition” in Section 33 of the Offer to Purchase;

“Distributions” has the meaning ascribed thereto under “Manner of Acceptance – Dividends and Distributions” in Section 3 of the Offer to Purchase;

“DRS” means the Direct Registration System;

“DRS Advice” means, with respect to the applicable securities, written evidence of book-entry issuance or holding of such securities issued to the holder of such securities by the transfer agent of such securities;

“DTC” means The Depository Trust Company;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system, a filing system developed for the United States Securities and Exchange Commission and accessible at www.sec.gov;

“Elemental” means Elemental Royalties Corp., a corporation existing under the BCBCA;

“Elemental Board” has the meaning ascribed thereto on the face page of the Offer to Purchase;

“Elemental Shares” has the meaning ascribed thereto on the face page of the Offer to Purchase and “Elemental Share” means any one of them;

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers, Inc. or banks and trust companies in the United States;

“Ely Arrangement” means a statutory plan of arrangement under section 288 of the BCBCA, pursuant to an arrangement agreement between the Offeror and Ely Gold dated June 21, 2021, to acquire all of the issued and outstanding common shares of Ely Gold, which became effective on August 23, 2021;

“ELY BAR” has the meaning ascribed thereto under “Certain Information Concerning the Offeror and the Gold Royalty Shares” in Section 23 of the Offer to Purchase;

“Ely Gold” means Ely Gold Royalties Inc.;

“Ely Warrants” has the meaning ascribed thereto under “Certain Information Concerning the Offeror and the Gold Royalty Shares” in Section 23 of the Offer to Purchase;

“Exercise Price” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“Expiry Date” means April 27, 2022 or such earlier or later date or dates as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror;

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date, or such earlier or later time or times as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror;

“FATA” means the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth);

“FIP” has the meaning ascribed thereto under “Regulatory Matters—Australian FIRB Approval” in Section 32 of the Offer to Purchase;

“FIRB” has the meaning ascribed thereto under “Regulatory Matters—Australian FIRB Approval” in Section 32 of the Offer to Purchase;

“Flip-In Event” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“fully diluted basis” means, with respect to the number of outstanding Elemental Shares at any time, the number of Elemental Shares that would be outstanding if all rights to acquire Elemental Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Date, but including, for the purposes of this calculation, all Elemental Shares issuable upon the exercise of Convertible Securities, whether vested or unvested;

“GDXJ” the VanEck Junior Gold Miners Exchange Traded Fund;

“Gold Royalty” or the “Offeror” has the meaning ascribed thereto on the face page of the Offer to Purchase;

“Gold Royalty Board” means the board of directors of Gold Royalty;

“Gold Royalty Option” means an outstanding option to purchase Gold Royalty Shares granted pursuant to Gold Royalty’s long-term incentive plan dated March 7, 2021;

“Gold Royalty Restricted Shares” has the meaning ascribed thereto under “Certain Information Concerning the Offeror and the Gold Royalty Shares” in Section 23 of the Offer to Purchase;

“Gold Royalty RSU” means an outstanding restricted share unit granted pursuant to Gold Royalty’s long-term incentive plan dated March 7, 2021;

“Gold Royalty Share” means a common share in the authorized share structure of Gold Royalty;

“Gold Royalty Warrant” means an outstanding share purchase warrant to purchase Gold Royalty Shares;

“Golden Valley” or “GZZ” means Golden Valley Mines and Royalties Ltd., a wholly-owned subsidiary of the Offeror;

“Governmental Authority” means any foreign or domestic multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, bureau, commission, board or authority of any government, governmental body, governmental or public department, central bank, foreign investment authority, quasi-governmental or private body (including the NYSE American, TSX-V or any other stock exchange) exercising any statutory, regulatory, expropriation, environmental or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“GZZ Arrangement” means a statutory plan of arrangement under section 192 of the CBCA, pursuant to an arrangement agreement between the Offeror and Golden Valley dated September 6, 2021, to acquire all of the issued and outstanding common shares of Golden Valley, which became effective on November 5, 2021;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (or any successor institute) in effect from time to time;

“Information Agent” means Laurel Hill Advisory Group;

“insider” has the meaning ascribed thereto in MI 61-101;

“IPO” means Gold Royalty’s initial public offering on March 11, 2021, pursuant to which Gold Royalty issued 18,000,000 IPO Units at a price of US$5.00 per IPO Unit for gross proceeds of US$90,000,000;

“IPO Unit” means the units of the Offeror issued under the IPO. Each IPO Unit consisted of one Gold Royalty Share and one half of an IPO Warrant;

“IPO Warrant” means the common share purchase warrant forming part of the IPO Units issued under the IPO, with each whole warrant entitling the holder to acquire a Gold Royalty Share at a price of US$7.50 per share until March 11, 2024;

“Laws” means all laws, statutes, codes, ordinances, decrees, treaties, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal (printed on YELLOW paper) in the form accompanying the Offer to Purchase;

“Mandatory Extension Period” has the meaning ascribed thereto under “Time for Acceptance” in Section 2 of the Offer to Purchase;

“Mark-to-Market Election” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations – Tax Consequences of the Offer if Elemental Is Classified as a PFIC” in Section 37 of the Offer to Purchase;

“Market Price” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“Material Adverse Effect” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, (i) is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, results of operations or prospects of Elemental and its subsidiaries, taken as a whole, (ii) could be reasonably expected to reduce the anticipated economic value to the Offeror of the acquisition of the Elemental Shares or make it inadvisable for, or impair the ability of, the Offeror to proceed with the Offer and/or with taking up and paying for Deposited Shares or completing a Compulsory Acquisition or Subsequent Acquisition Transaction, or (iii) could, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, be material and adverse to the Offeror or any of its affiliates or which could, prevent, adversely affect or materially delay the Offeror from implementing the Offeror’s plans as described under “Purpose for the Offer and Plans for Elemental” in Section 17 of the Offer to Purchase;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“Minimum Tender Condition” has the meaning ascribed thereto under “Conditions of the Offer” in Section 4 of the Offer to Purchase;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects, as amended or replaced from time to time;

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Non-Resident Shareholders” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Not Resident in Canada” in Section 36 of the Offer to Purchase;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery (printed on PINK paper) in the form accompanying the Offer to Purchase;

“NYSE American” means the NYSE American LLC;

“Offer” means the offer to purchase all of the outstanding Elemental Shares made hereby, which includes common shares of Elemental that may become issued and outstanding after the date of the Offer but before the Expiry Time upon exercise, conversion or exchange of Convertible Securities;

“Offer Consideration” has the meaning ascribed thereto on the face page of the Offer to Purchase;

“Offer to Purchase” means the offer to purchase accompanying and forming part of the Offer, including, without limitation, Frequently Asked Questions, the Summary of the Offer, Definitions, and the Schedules to this Offer to Purchase;

“Offeror’s Notice” has the meaning ascribed thereto under “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer – Compulsory Acquisition” in Section 33 of the Offer to Purchase;

“Optional Extension Period” has the meaning ascribed thereto under “Take Up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase;

“Permitted Bid” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“PFIC” has the meaning ascribed thereto under “How Will U.S. Taxpayers Be Taxed For U.S. Federal Income Tax Purposes?” in the Offer to Purchase;

“Proceeding” means any court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration, or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing, demand letter or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding;

“Purchased Shares” has the meaning ascribed thereto under “Manner of Acceptance – Power of Attorney” in Section 3 of the Offer to Purchase;

“QEF” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations – Tax Consequences of the Offer if Elemental Is Classified as a PFIC” in Section 37 of the Offer to Purchase;

“QEF Election” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations – Tax Consequences of the Offer if Elemental Is Classified as a PFIC” in Section 37 of the Offer to Purchase;

“RDSPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Potential Delisting” in Section 36 of the Offer to Purchase;

“Registered Plans” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations - Eligibility of Gold Royalty Shares for Investment” in Section 36 of the Offer to Purchase;

“Regulatory Approvals” means: (i) the approval of the NYSE American to list the Gold Royalty Shares issuable under the Offer; and (ii) any consent, waiver, permit, permission, exemption, review, order, decision or approval or any registration and filing with or withdrawal of any objection or successful conclusion of any litigation brought by, any Governmental Authority, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority to refrain from consummating the Offer, including, if required, Australian FIRB Approval and the Competition Act Approval, in each case (a) if and as required or advisable under Laws in connection with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or (b) to prevent or avoid the occurrence of any Material Adverse Effect as a result of the completion of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction;

“Resident Shareholders” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada” in Section 36 of the Offer to Purchase;

“RESPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Potential Delisting” in Section 36 of the Offer to Purchase;

“Rights Certificate” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“RRIFs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Potential Delisting” in Section 36 of the Offer to Purchase;

“RRSPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Potential Delisting” in Section 36 of the Offer to Purchase;

“RZZ Arrangement” means a statutory plan of arrangement under section 288 of the BCBCA, pursuant to an arrangement agreement between the Offeror and Abitibi Royalties Inc. dated September 6, 2021, to acquire all of the issued and outstanding common shares of Abitibi Royalties Inc., which became effective on November 5, 2021;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial securities Laws and the U.S. Exchange Act, the U.S. Securities Act and any other applicable United States state securities Laws;

“Securities Regulatory Authorities” means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC and in each of the states of the United States;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval;

“Separation Time” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“Shareholders” has the meaning ascribed thereto on the face page of the Offer to Purchase, and “Shareholder” means any one of them;

“Shareholder Rights Plan” means the shareholder rights plan agreement dated as of December 30, 2021 between Elemental and the SRP Rights Agent;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“SRP Rights Agent” means Computershare Trust Company of Canada, the rights agent under the Shareholder Rights Plan;

“Statutory Minimum Condition” has the meaning ascribed thereto under “Conditions of the Offer” in Section 4 of the Offer to Purchase;

“Stock Acquisition Date” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto under “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer – Subsequent Acquisition Transaction” in Section 33 of the Offer to Purchase;

“subsidiary” means, with respect to a specified entity, any:

(a)	corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)	partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Supplementary Information Request” has the meaning ascribed thereto under “Competition Act” in Section 32 of the Offer to Purchase;

“take up” in reference to Elemental Shares means to accept such Elemental Shares for payment by giving written notice of such acceptance to the Depositary and “taking up” and “taken up” have corresponding meanings;

“Tax Act” means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

“Tax Proposals” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase;

“taxable capital gains” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Taxation of Capital Gains and Losses” in Section 36 of the Offer to Purchase;

“TFSAs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase;

“Trading Day” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 34 of the Offer to Purchase;

“TSX-V” means the TSX Venture Exchange;

“United States” or “U.S.” or “USA” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder);

“U.S. Securities Act” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”; and

“U.S. Shareholders” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”.

OFFER TO PURCHASE

The following Offer to Purchase contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer to Purchase, where not otherwise defined herein, shall have the meanings given to them in the Section entitled “Definitions”.

1. The Offer

The Offeror hereby offers to purchase, on and subject to the following terms and conditions, all of the outstanding Elemental Shares (other than any Elemental Shares held directly or indirectly by the Offeror and its affiliates), together with the associated SRP Rights, and including, for greater certainty, any Elemental Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, for consideration of 0.27 of a Gold Royalty Share for each Elemental Share.

No fractional Gold Royalty Shares will be issued pursuant to the Offer. Where the aggregate number of Gold Royalty Shares to be issued to a Shareholder would result in a fraction of a Gold Royalty Share being issuable, the number of Gold Royalty Shares to be received by such Shareholder will be rounded down to the nearest whole number and no former Shareholder will be entitled to any compensation in respect of a fractional Gold Royalty Share.

Shareholders who have deposited Elemental Shares under the Offer will be deemed to have deposited the SRP Rights associated with such Elemental Shares. No additional payment will be made for the SRP Rights and no amount of the consideration to be paid by the Offeror will be allocated to the SRP Rights. See “Shareholder Rights Plan” in Section 34 of the Offer to Purchase.

On December 17, 2021, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Elemental Shares on the TSX-V was C$1.30, and the closing price of the Gold Royalty Shares on the NYSE American was US$5.15. The Offer Consideration has a value of approximately C$1.78 per Elemental Share, representing a premium of approximately 37% as of the close of trading on December 17, 2021. The closing price of the Gold Royalty Shares on April 8, 2022 was US$3.99 on the NYSE American.

The Offer is made only for Elemental Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to acquire Elemental Shares and then deposit those Elemental Shares on a timely basis in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received a share certificate or DRS Advice representing the Elemental Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance —Procedure for Guaranteed Delivery” in Section 3 of the Offer to Purchase.

The obligation of the Offeror to take up and pay for Elemental Shares pursuant to the Offer is subject to certain conditions. See “Conditions of the Offer” in Section 4 of the Offer to Purchase.

Shareholders who do not deposit their Elemental Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Shareholders who do not deposit their Elemental Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Elemental Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Elemental Shares. See “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer” in Section 33 of the Offer to Purchase.

Shareholders should contact the Information Agent and Depositary, or a broker or dealer for assistance in accepting the Offer and in depositing Elemental Shares with the Depositary.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Elemental Shares directly with the Depositary to accept the Offer. However, an investment advisor, stockbroker, bank, trust company or other nominee through whom a Shareholder owns Elemental Shares may charge a fee to tender any such Elemental Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

Shareholders whose Elemental Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Elemental Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

2. Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on April 27, 2022, or such later time or times and date or dates as may be fixed by the Offeror from time to time, in accordance with “Extension, Variation or Change of the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror.

Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up Elemental Shares deposited under the Offer, the Offer will be extended and will be open for acceptance for an additional period of not less than 10 days (the “Mandatory Extension Period”). The Offeror may also extend the Offer for one or more Optional Extension Periods following the Mandatory Extension Period.

3. Manner of Acceptance

Letter of Transmittal

Registered Shareholders may accept the Offer by delivering to the Depositary at the office of the Depositary listed in the accompanying Letter of Transmittal (printed on YELLOW paper) thereof so as to be received before the Expiry Time:

(a)	the certificate(s) or DRS Advice(s) representing the Elemental Shares in respect of which the Offer is being accepted;

(b)	a Letter of Transmittal in the form accompanying the Offer to Purchase properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee, if required); and

(c)	all other documents required by the instructions set out in the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office specified in the Letter of Transmittal at or prior to the Expiry Time. Beneficial Shareholders may deposit their Elemental Shares under the Offer in compliance with the procedures for book-entry transfers set out below under the heading “Acceptance by Book-Entry Transfer” or for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery”.

Except as otherwise provided in the instructions set out in the Letter of Transmittal, the registered Shareholder’s signature is required on the Letter of Transmittal. If a Letter of Transmittal is executed by a person other than the registered Shareholder represented by the certificates(s) deposited therewith, or if the Offer Consideration issued pursuant to the Offer is to be issued to a person other than the registered Shareholder, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered Shareholder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Participants in CDS or DTC should contact the Depositary with any questions related to the deposit of their Elemental Shares under the Offer. The Offeror understands that CDS and DTC will be issuing instructions to their participants as to the method of depositing such Elemental Shares under the terms of the Offer. See “Acceptance by Book-Entry Transfer” below.

Acceptance by Book-Entry Transfer

Shareholders holding their shares through a nominee such as a bank, brokerage or other such financial institution may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Elemental Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Elemental Shares to the Depositary by means of a book-entry transfer will constitute a valid deposit of such Elemental Shares under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid deposit under and in accordance with the terms of the Offer.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, as described below. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Elemental Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Elemental Shares may be effected through book-entry transfer at DTC, an Agent’s Message (defined below) in respect thereof, must, in any case, be received by the Depositary, at its office specified in the Letter of Transmittal at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary. Shareholders participating in the Offer through the procedure for book entry transfers established by DTC must make sure such documents or Agent’s Message are received by the Depositary at or prior to the Expiry Time.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Elemental Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

Procedure for Guaranteed Delivery

If a Shareholder wishes to accept the Offer and deposit Elemental Shares, together with the associated SRP Rights, under the Offer and (i) the certificate(s) representing such Elemental Shares, is not immediately available, (ii) the Shareholder cannot complete the procedure for book-entry transfer of such Elemental Shares, together with the associated SRP Rights, on a timely basis, or (iii) the certificate(s) or DRS Advice(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, those Elemental Shares, together with the associated SRP Rights, may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution or directly presented by a registered Shareholder;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery (printed on PINK paper) in the form accompanying the Offer to Purchase or a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary before the Expiry Time at its office listed on the Notice of Guaranteed Delivery. Shareholders through their respective CDS participants, who utilize CDS’ book-entry transfers (see Procedures for Book-Entry Transfer above), may also have the option of tendering the Notice of Guaranteed Delivery through CDSX Online LOG option (the “LOG option”). Participants tendering through the LOG option in CDS are deemed to have completed the Notice of Guaranteed Delivery and such instructions are considered valid within the terms of the Offer;

(c)	the certificate(s) or DRS Advice representing all Deposited Shares, in proper form for transfer, and, if the Separation Time has occurred at or prior to the Expiry Time and Rights Certificates or DRS statements or other book-entry confirmations representing the SRP Rights have been distributed to the Shareholders prior to the Expiry Time, the Rights Certificate(s) or DRS statements or other book-entry confirmations representing the deposited SRP Rights, together with a Letter of Transmittal or, in the case of a book-entry transfer, a book-entry confirmation with respect to Elemental Shares, together with the associated SRP Rights and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office specified in the Letter of Transmittal prior to 5:00 p.m. (Toronto time) on the second trading day on the TSX-V after the Expiry Time; and

(d)	in the case of the SRP Rights, where the Separation Time has occurred prior to the Expiry Time but Rights Certificates, DRS statements or other book-entry confirmations representing the SRP Rights have not been distributed to Shareholders prior to the Expiry Time, Rights Certificate(s) or DRS statements or other book-entry confirmations representing the deposited SRP Rights, together with a Letter of Transmittal, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required) or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to such deposited SRP Rights, and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office specified in the Letter of Transmittal prior to 5:00 p.m. (Toronto time) on the second trading day on the TSX-V after the date, if any, that Rights Certificates are distributed to Shareholders.

The Notice of Guaranteed Delivery must be delivered by courier or mailed to the Depositary at its office listed on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Elemental Shares and all other required documents to an address other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.

SRP Rights

Unless waived by the Offeror, holders of Elemental Shares are required to deposit one SRP Right for each Elemental Share in order to effect a valid deposit of such Elemental Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time does not occur prior to the Expiry Time, a deposit of Elemental Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are distributed by the Offeror to the Shareholders prior to the time that the holder’s Elemental Shares are deposited pursuant to the Offer, in order for the Elemental Shares to be validly deposited, Rights Certificate(s) representing SRP Rights at least equal in number to the number of Elemental Shares deposited must be delivered with the Letter of Transmittal or, if available, a Book-Entry Confirmation, to the Depositary. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are not distributed by the time that a Shareholder deposits its Elemental Shares pursuant to the Offer, the Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described above. In any case, a deposit of Elemental Shares constitutes an agreement by the signatory to deliver Rights Certificate(s) representing SRP Rights at least equal in number to the number of Elemental Shares deposited pursuant to the Offer or, if available, a Book-Entry Confirmation, to the Depositary at its office as specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the second trading day on the TSX-V after the date, if any, that Rights Certificate(s) are distributed. The Offeror reserves the right to require, if the Separation Time occurs prior to the Expiry Time, that the Depositary receive, prior to taking-up the Elemental Shares for payment pursuant to the Offer, Rights Certificate(s) from a Shareholder representing SRP Rights or, if available, a Book-Entry Confirmation at least equal in number to the Elemental Shares deposited by such holder. See “Shareholder Rights Plan” in Section 34 of the Offer to Purchase.

Lost Certificates

If a share certificate has been lost or destroyed, the Letter of Transmittal should be completed as fully as possible and forwarded, together with a letter describing the loss and a contact telephone number, to the Depositary at its office specified in the Letter of Transmittal. The Depositary will forward a copy to the transfer agent for the Elemental Shares and such transfer agent will advise the Shareholder of the steps that the Shareholder must take to obtain a replacement certificate for its Elemental Shares. The foregoing action must be taken sufficiently in advance of the Expiry Time in order to obtain a replacement certificate in sufficient time to permit the Elemental Shares represented by the replacement certificate to be deposited under the Offer at or prior to the Expiry Time.

General

The Offer will be deemed to be accepted by a Shareholder only if the Depositary has actually received the requisite documents at its office specified in the Letter of Transmittal at or prior to the Expiry Time. In all cases, payment for Elemental Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (a) certificates or DRS Advices representing the Elemental Shares (or, in the case of a book-entry transfer to the Depositary, a Book- Entry Confirmation for the Elemental Shares), (b) a Letter of Transmittal, properly completed and duly executed, covering such Elemental Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal (or (i) in the case of a book-entry transfer to the Depositary through CDS, a Book-Entry Confirmation for the Elemental Shares; and (ii) in the case of book-entry transfer to the Depositary through DTC, a Book-Entry Confirmation for the Elemental Shares and an Agent’s Message in lieu of a Letter of Transmittal), and (c) all other required documents.

The method of delivery of certificate(s) or DRS Advice(s) representing Elemental Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing such documents. The Offeror recommends that all such documents be delivered by courier to the Depositary or, if mailed, that registered mail, with acknowledgement of receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made well in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon physical receipt by the Depositary.

Persons whose Elemental Shares are registered in the name of an investment advisor, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Elemental Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Elemental Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Elemental Shares. There shall be no duty or obligation on the Offeror, the Depositary, or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Under no circumstance will interest accrue or any amount be paid by the Offeror or the Depositary to persons depositing Elemental Shares by reason of any delay in making payments for Elemental Shares to any person on account of Elemental Shares accepted for payment under the Offer.

Shareholders should contact the Information Agent and Depositary, or a broker or dealer for assistance in accepting the Offer and depositing Elemental Shares with the Depositary.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Elemental Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder irrevocably deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Elemental Shares covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests (including SRP Rights) that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal or the making of a book-entry transfer in accordance with “Acceptance by Book-Entry Transfer” above irrevocably constitutes and appoints each director and officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Deposited Shares deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Shares”), and with respect to any and all Distributions thereon which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares or any of them after the date of the Offer except as otherwise indicated in “Changes in Capitalization; Adjustments; Liens” in Section 9 of the Offer to Purchase. Such power of attorney shall be effective on and after the date that the Offeror takes up and pays for the Purchased Shares, with full power of substitution and resubstitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Shareholder:

(a)	to register or record the transfer and/or cancellation of such Purchased Shares and Distributions, to the extent consisting of securities, on the appropriate securities registers maintained by or on behalf of Elemental;

(b)	for so long as any such Purchased Shares and Distributions are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Law), as and when requested by the Offeror, any and all instruments of proxy, authorizations, resolutions or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Shares and Distributions, to revoke any such instruments, authorizations, resolutions or consents given prior to or after the date that the Offeror takes up and pays for the Purchased Shares, and to designate in any such instruments, authorizations, resolutions or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Shares and Distributions for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Elemental;

(c)	to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder;

(d)	to exercise any other rights of a Shareholder with respect to such Purchased Shares and Distributions, all as set out in the Letter of Transmittal; and

(e)	to execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Offeror to effectively convey such Purchased Shares and Distributions to the Offeror.

A Shareholder who executes a Letter of Transmittal (including by book-entry transfer) also agrees, effective on and after the date the Offeror takes up and pays for Purchased Shares, not to vote any of the Purchased Shares or Distributions at any meeting (whether annual, special or otherwise or any adjournments or postponements thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Elemental and not to exercise any or all of the other rights or privileges attached to the Purchased Shares or Distributions and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Shares or Distributions, and to designate in such instruments of proxy, authorizations or consents the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Distributions. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Shares or Distributions with respect thereto shall be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. Such depositing Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer or are withdrawn in accordance with “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

Further Assurances

A Shareholder accepting the Offer covenants and agrees under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares or Distributions to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by Law, irrevocable and may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Formation of Agreement; Shareholder’s Representations and Warranties

The acceptance of the Offer pursuant to the procedures set out above will constitute a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Elemental Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal. This agreement includes a representation and warranty by the depositing Shareholder that, among other things: (a) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has received the Offer to Purchase and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and all rights and benefits arising from such Deposited Shares including, without limitation, any Distributions; (b) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has good title to and is the beneficial owner of the Deposited Shares and any Distributions deposited under the Offer; (c) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares or Distributions, to any other person; (d) the deposit of the Deposited Shares and Distributions complies with applicable Law; (e) all information inserted in the Letter of Transmittal is accurate and complete; and (f) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions), free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of other persons.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 3.

4. Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension Variation or Change in the Offer” in Section 5 of the Offer to Purchase, the Offeror will not take up, purchase or pay for, any Elemental Shares unless, at the Expiry Time or such later time during which Elemental Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any Optional Extension Period thereafter, there shall have been validly deposited under the Offer and not withdrawn that number of Elemental Shares constituting more than 50% of the total number of Elemental Shares outstanding, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised by the Offeror and its affiliates or by any person acting jointly or in concert with the Offeror. In the event that the foregoing condition is not satisfied at the Expiry Time, the Offeror shall have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The foregoing condition is referred to herein as the “Statutory Minimum Condition” and cannot be waived by the Offeror.

In addition, notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension Variation or Change in the Offer” in Section 5 of the Offer to Purchase, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Elemental Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied, as determined in the Offeror’s reasonable judgment or waived by the Offeror at or before the Expiry Time or such later time during which Elemental Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any Optional Extension Period thereafter:

(a)	there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Elemental Shares that, together with the Elemental Shares held by the Offeror and its affiliates, constitute at least 66 2/3% of the Elemental Shares outstanding at the Expiry Time calculated on a fully-diluted basis (the “Minimum Tender Condition”);

(b)	there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a Material Adverse Effect or could give rise to a Material Adverse Effect, including, but not limited to any adverse claims, rights, interests, limitations, or other restrictions of any kind whatsoever not publicly disclosed by Elemental in respect of any of Elemental’s property or assets;

(c)	each Regulatory Approval shall have been made, given, obtained or occurred, as the case may be, on terms and conditions acceptable to the Offeror, in its reasonable judgement, and each such approval shall be in full force and effect and any such occurrence shall not have been invalidated in any manner;

(d)

all third party consents or waivers of third party rights that are, in the Offeror’s reasonable judgement necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained on terms satisfactory to the Offeror in its reasonable judgement;

(e)	that:

i.	no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent); and

ii.	no act, action, suit or Proceeding shall have been threatened, taken or commenced by or before, and no judgment or order shall have been issued by or before, and no judgment or order shall have been issued by, any domestic or foreign elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity), any Governmental Authority in Canada, the United States or elsewhere, or other Governmental Authority or other regulatory authority or any other person in any case, whether or not having the force of Law, in either case: (A) to prevent or challenge the Offer or the Offeror’s ability to maintain the Offer or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction; (B) to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the making of the Offer, the purchase by or the sale to the Offeror of the Elemental Shares, the right of the Offeror to own or exercise full rights of ownership over the Elemental Shares, including the right to vote such Elemental Shares, or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction or which could have any such effect; (C) which has had or could have a Material Adverse Effect; (D) which seeks to compel the Offeror or any of its affiliates to dispose of or hold separate any material portion of the business, properties or assets of Elemental or any of its subsidiaries; (E) which makes uncertain the ability of the Offeror or its affiliates to complete the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction; or (F) seeking to obtain from the Offeror or any of its affiliates or subsidiaries or Elemental or any of its affiliates or subsidiaries any damages, fees, levies, taxes, withholding for taxes or penalties directly or indirectly in connection with the Offer, seeking to impose limitations on the conduct of business by Elemental or its affiliates or subsidiaries, or seeking any other remedy that, in the reasonable judgement of the Offeror, would materially reduce the value of Elemental or the Elemental Shares or seeking to prohibit or limit the ownership operation by the Offeror of any material portion of the business or assets of Elemental or any of Elemental’s subsidiaries or to compel the Offeror to dispose of or hold separate any material portion of the business or assets of Elemental or any of its subsidiaries;

(f)	none of Elemental nor any of its subsidiaries has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event which, the Offeror determines, acting reasonably, would make it inadvisable for the Offeror to proceed with the Offer and/or with the taking-up and paying for deposited Elemental Shares under the Offer and/or the completion of a Compulsory Acquisition or any Subsequent Acquisition Transaction including, without limitation:

i.	any purchase, license, lease or acquisition of an interest in assets or purchase of securities other than in the ordinary course of business, consistent with past practice;

ii.	any sale, license, lease, pledge or disposition of an interest in assets other than sales from operations in the ordinary course of business, consistent with past practice;

iii.	any amendment to their respective articles or by-laws;

iv.	any material capital expenditures, except material capital expenditures in respect of which Elemental or any of its affiliates or subsidiaries have entered into legally binding agreements to incur in the ordinary course of business, consistent with past practice;

v.	any incurrence of debt or of hedge or similar obligations, the granting of any liens or security or agreements restricting the grant of liens or security, other than in the ordinary course of business, consistent with past practice;

vi.	except as may be required by Law, adopting, establishing or entering into any new or materially amending any existing employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more of Elemental’s or its subsidiaries’ employees, consultants or directors or making grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Elemental or its subsidiaries, in each case, other than entering into of new employment agreements with new employees who are not directors, officers or family members of directors or officers, if made in the ordinary course of business consistent with past practice;

vii.	any release, relinquishment or impairment of, or any threat to, any material contractual rights, leases, licenses, royalty interests or other statutory rights;

viii.	any guarantee of the payment of any material amount of indebtedness of a third party;

ix.	any declaration, payment, authorization of any dividend, distribution or payment of or on any of Elemental’s securities;

x.	any change to the capitalization of Elemental or any of its subsidiaries, including, without limitation, any issuance, authorization, adoption or proposal regarding the issuance of, or purchase, or proposal to purchase, any Elemental Shares;

xi.	any take-over bid or tender offer (including without limitation, an issuer bid or self-tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of substantially all of its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving Elemental or any of its subsidiaries; or

xii.	any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Elemental, or any agreement to engage in any of the foregoing.

(g)	no covenant, term or condition (individual or in the aggregate) exists in any material license, permit, instrument, or agreement to which Elemental or any of its subsidiaries is a party or to which it or any of its assets are subject which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, might:

i.	be impaired or otherwise adversely affected or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately, or after notice or passage of time or both) that might materially reduce the value to the Offeror of Elemental or the Elemental Shares or might have a Material Adverse Effect;

ii.	result in any material liability or obligation of the Offeror, Elemental or any of their respective affiliates or subsidiaries, or result in any material restriction upon the Offeror, Elemental or any of their respective affiliates or subsidiaries in respect of any of their businesses, operations and assets;

iii.	result in any breach or default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such license, permit, instrument or agreement or any material right or benefit thereunder of Elemental or any of its subsidiaries; or

iv.	limit any material right or benefit of Elemental or any of its subsidiaries under, or reduce the value, in any material respect, of any such license, permit, instrument or agreement,

v.	and that the Offeror determines, acting reasonably, would make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Elemental Shares deposited under the Offer or complete any Compulsory Acquisition or Subsequent Acquisition Transaction;

(h)	that there shall not have occurred, developed or been threatened on or after the date of the Offer:

i.	any general suspension of trading, or limitation on prices for, securities on the NYSE American or TSX-V or in any national securities exchange or the over-the-counter market in Canada or the United States;

ii.	any extraordinary or material adverse change in the financial, banking or capital markets or in major stock exchange indices in Canada or the United States;

iii.	a material change in currency exchange rates or a suspension of, or limitation on, the markets therefor;

iv.	a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada;

v.	any limitation (whether or not mandatory) by any Governmental Authority on, or other event that might affect the extension of credit by banks or other lending institutions in Canada or the United States;

vi.	any natural disaster, commencement of war or armed hostilities, other acts of sabotage, military action or police action or other national or international calamity or crisis involving Canada, the United States, or any other jurisdiction in which Elemental or its subsidiaries operate their business or in which the mining properties underlying any material portion of their assets are located; or any attack on, or outbreak or act of terror in or involving such jurisdictions; or

vii.	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

that the Offeror determined, acting reasonably, would make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Elemental Shares deposited under the offer or complete any Compulsory Acquisition or Subsequent Acquisition Transaction;

(i)	that the Shareholder Rights Plan does not and will not adversely affect the Offer or the Offeror, either before or upon the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction and: (i) the Elemental Board shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Elemental Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Elemental Shares upon the exercise of the SRP Rights in relation to the purchase of Elemental Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, which cease trade order or injunction shall be in full force and effect; (iii) a court of competent jurisdiction shall have made a final and binding order that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Elemental Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

(j)	neither the Offeror nor any of its affiliates shall have entered into a definitive agreement or any agreement in principle with Elemental providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with Elemental or for the acquisition of securities of Elemental or for the commencement of a new offer for the Elemental Shares, pursuant to which the Offeror has determined that the Offer will be withdrawn and/or terminated; and

(k)	the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Elemental with any Securities Regulatory Authority or elsewhere, when considered either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

In all cases, when exercising its judgment or discretion, the Offeror will act reasonably. The foregoing conditions, other than the Statutory Minimum Condition, are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time. The Offeror may waive any of the foregoing conditions, other than the Statutory Minimum Condition pursuant to the Offer, in its sole discretion, in whole or in part, at any time and from time to time before the Expiry Time, without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror. Subject to applicable laws and any rights of Elemental shareholders before a court of competent jurisdiction, any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, shall (i) make a public announcement of such waiver or withdrawal, (ii) cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in “Notices and Delivery” in Section 10 of the Offer to Purchase, and (iii) provide a copy of the aforementioned notice to the NYSE American and TSX-V, as applicable. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Elemental Shares deposited under the Offer and the Depositary will promptly return all certificates representing deposited Elemental Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense.

See “Return of Deposited Shares” in Section 8 of the Offer to Purchase.

5. Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until the Expiry Time, subject to extension or variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up Elemental Shares deposited under the Offer at the Expiry Time, the Offer will be extended and will be open for acceptance for an additional period of not less than 10 days (the Mandatory Extension Period) from the date on which the Elemental Shares are first taken up.

Subject to the limitations set out below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending or abridging the period during which Elemental Shares may be deposited under the Offer where permitted by Law).

Where the terms of the Offer are varied, the Offer will not expire before 10 days after the notice of such variation has been given to the Shareholders, unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by applicable Securities Regulatory Authorities.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied (other than a variation in the terms of the Offer consisting solely of the waiver of a condition in the Offer and any extension of the Offer, other than an extension in respect of the 10-day Mandatory Extension Period, resulting from the waiver), including any reduction of the period during which securities may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which securities may be deposited under the Offer pursuant to applicable Law, and whether or not that variation results from the exercise of any right contained in the Offer, the Offeror will promptly (a) issue and file a news release to the extent and in the manner required by applicable Law, and (b) send a notice of variation in the manner set out under “Notices and Delivery” in Section 10 of the Offer to Purchase, to every person to whom the Offer is required to be sent under applicable Law and whose Elemental Shares were not taken up before the date of the variation. If there is a notice of variation, the period during which Elemental Shares may be deposited under the Offer must not expire before 10 days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of variation, and the Offeror must not take up Elemental Shares deposited under the Offer before 10 days after the date of the notice of variation.

In addition, the Offeror will file a copy of such notice of variation and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Elemental, the NYSE American, the TSX-V and the Securities Regulatory Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the variation consists solely of a waiver of a condition, the Offeror will promptly issue and file a news release announcing the waiver.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or any notice of change or notice of variation that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will promptly (a) issue and file a news release of such change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set out under “Notices and Delivery” in Section 10 of the Offer to Purchase, to every person to whom the Offer was required to be sent and whose Elemental Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of change, and the Offeror must not take up Elemental Shares deposited under the Offer before 10 days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Elemental, the NYSE American, the TSX-V and the Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Notwithstanding the foregoing, but subject to applicable Law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Elemental Shares deposited under the Offer and not withdrawn.

During any extension or in the event of any variation of the Offer or change in information, all Elemental Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof, subject to “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase.

If, prior to the Expiry Time, the Offer Consideration is increased, the increased consideration will be paid to all depositing Shareholders whose Elemental Shares are taken up under the Offer, whether or not such Elemental Shares were taken up before the increase.

6. Take Up of and Payment for Deposited Shares

If all the conditions referred to under “Conditions of the Offer” in Section 4 of the Offer to Purchase have been satisfied or, where such conditions may be waived, are waived at or before the Expiry Time, the Offeror will become obligated to take up the Elemental Shares validly deposited under the Offer, and not properly withdrawn, immediately following the Expiry Time and pay for the Elemental Shares so taken up as soon as possible, but in any event not later than three Business Days after taking up such Elemental Shares.

In accordance with applicable Law, if the Offeror is obligated to take up such Elemental Shares, the Offeror will extend the Offer for the 10-day Mandatory Extension Period and may extend the deposit period after expiration of the 10-day Mandatory Extension Period for one or more optional extension periods (“Optional Extension Periods”). Any Elemental Shares tendered during the 10-day Mandatory Extension Period and any Optional Extension Period will be taken up and paid for as soon as possible and in any event no later than 10 days after such tender.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Elemental Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror gives written notice or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario to that effect. Subject to applicable Law, the Offeror expressly reserves the right in its sole discretion to terminate or withdraw the Offer and not take up or pay for any Elemental Shares under the Offer if any condition specified under “Conditions of the Offer” in Section 4 of the Offer to Purchase is not satisfied or where such condition may be waived, waived, by giving written notice thereof or other communication subsequently confirmed in writing to the Depositary at its principal office in Toronto, Ontario.

The Offeror will pay for Elemental Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient certificates and DRS Advices representing the Gold Royalty Shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Elemental Shares on the purchase price of Elemental Shares purchased by the Offeror, regardless of any delay in making such payment.

The Depositary will act as the agent of persons who have deposited Elemental Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Elemental Shares under the Offer.

Settlement with each Shareholder who has deposited (and not withdrawn) Elemental Shares under the Offer will be made by the Depositary delivering or causing to be delivered certificate(s) or DRS Advice(s) representing the Gold Royalty Shares in the amount to which the person depositing Elemental Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the certificate(s) or DRS Advice(s) will be issued in the name of the registered holder of the Elemental Shares so deposited. Unless the person depositing the Elemental Shares instructs the Depositary to hold the certificate(s) or DRS Advice(s) for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate(s) or DRS Advice(s) will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate(s) or DRS Advice(s) will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of Elemental. Certificate(s) or DRS Advice(s) mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Elemental Shares directly with the Depositary to accept the Offer. However, an investment advisor, stockbroker, bank, trust company or other nominee through whom a Shareholder owns Elemental Shares may charge a fee to tender any such Elemental Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

7. Right to Withdraw Deposited Shares

Except as otherwise provided in this Section 7 or as otherwise required by applicable Law, all deposits of Elemental Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Elemental Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder: (a) at any time before the Elemental Shares have been taken up by the Offeror; or (b) if the Elemental Shares have not been paid for by the Offeror within three Business Days after having been taken up by the Offeror.

In addition, if:

(a)	there is a variation of the terms of the Offer before the Expiry Time (including any abridgment or extension of the period during which Elemental Shares may be deposited thereunder or the modification of a term or condition of an Offer, but excluding a variation consisting solely of an increase in the Offer Consideration where the Expiry Time is not extended for a period not greater than 10 days from the date of the notice of variation); or

(b)	there is a variation of the terms of the Offer after the Expiry Time, excluding a variation consisting of either an increase in the Offer Consideration or an extension of the Offer for a period not greater than 10 days from the date of the notice of variation; or

(c)	a notice of change in respect of the information contained in the Offer to Purchase or if any subsequent notice of change or variation is delivered to persons whose Elemental Shares were not taken up at the date of the occurrence of the change, then any Deposited Shares not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing Shareholder at any time before the expiration of 10 days from the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated.

Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit within the time limits indicated above. Notices of withdrawal must: (i) be made by a method, including a manually signed facsimile transmission or email that provides the Depositary with a written or printed copy of such notice; (ii) be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Elemental Shares which are to be withdrawn; (iii) specify such person’s name, the number of Elemental Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Elemental Shares to be withdrawn; and (iv) be actually received by the Depositary of the applicable Deposited Shares (or Notice of Guaranteed Delivery in respect thereon). The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

Alternatively, if Elemental Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in “Manner of Acceptance – Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at CDS or DTC to be credited with the withdrawn Elemental Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

A withdrawal of Deposited Shares can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

Shareholders whose Elemental Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to withdraw.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There is no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for Elemental Shares or is unable to take up or pay for Elemental Shares for any reason, then, without prejudice to the Offeror’s other rights, Deposited Shares may, subject to applicable Law, be retained by the Depositary on behalf of the Offeror until such Deposited Shares are withdrawn by Shareholders in accordance with this Section 7 or pursuant to applicable Law.

Withdrawals cannot be rescinded and any Elemental Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in “Manner of Acceptance” in Section 3 of the Offer to Purchase.

In addition to the foregoing rights of withdrawal, Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See “Offerees’ Statutory Rights” in Section 41 of the Offer to Purchase.

8. Return of Deposited Shares

Any Deposited Shares that are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either: (a) sending certificate(s) or DRS Advice representing the Elemental Shares not purchased by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Elemental, or (b) in the case of Elemental Shares deposited by book-entry transfer of such Elemental Shares pursuant to the procedures set out in “Manner of Acceptance – Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase, such Elemental Shares will be credited to the depositing holder’s account maintained with CDS or through its U.S. intermediary or broker, as applicable.

9. Changes in Capitalization; Adjustments; Liens

If, on or after the date of the Offer, Elemental should divide, combine, reclassify, consolidate, convert or otherwise change any of the Elemental Shares or its capitalization, issue any Elemental Shares, or issue, grant or sell any securities convertible into Elemental Shares, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase.

Elemental Shares and any Distributions acquired under the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of other persons and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights (including SRP Rights), assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Elemental Shares, whether or not separated from the Elemental Shares.

If, on or after the date of the Offer, Elemental should declare, set aside or pay any Distributions with respect to any Elemental Share, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of the Offeror or its nominee or transferee on the securities register maintained by or on behalf of Elemental in respect of Elemental Shares accepted for purchase under the Offer, then (and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase): any such Distributions will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such Distributions and may withhold the entire Offer Consideration payable by the Offeror under the Offer or deduct from the Offer Consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The Distributions may have tax consequences not described under “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase or “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase. Shareholders should consult their own tax advisors as to the tax consequence of the Distributions, if any.

10. Notices and Delivery

Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Law, any notice to be given by the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the register maintained by or on behalf of Elemental in respect of the Elemental Shares and, unless otherwise specified by applicable Laws, will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Law, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX-V and disseminated through its facilities; (b) it is published once in the National Edition of The Globe and Mail or the National Post and in Québec, in Le Journal de Montréal or Le Devoir, in French; or (c) it is delivered to any of Cision, Canada Newswire and the Dow Jones News Service for dissemination through their respective facilities.

The Offer to Purchase and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid, or made available in such other manner as is permitted by applicable Law and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Elemental in respect of the Elemental Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Elemental Shares where such listings are received.

Only the Offer to Purchase will be mailed to the non-registered owners of Elemental Shares. If you are a non-registered owner, and the Offeror or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf. Non-registered shareholders should instruct their broker if they wish to tender their Elemental Shares towards the Offer.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the offices of the Depositary specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

11. Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to certificates and/or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) or DRS Advice representing Elemental Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with “Notices and Delivery” in Section 10 of the Offer to Purchase. Notwithstanding “Take Up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase, certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the Toronto, Ontario office of the Depositary.

12. Market Purchases and Sales of Elemental Shares

Except as set forth below, the Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Elemental Shares by making purchases through the facilities of the TSX-V at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Law.

In no event will the Offeror make any such purchases of Elemental Shares through the facilities of the TSX-V until the third Business Day following the date of the Offer and the Offeror shall comply with the following requirements under Section 2.2(3) of NI 62-104, in the event it decides to make any such purchases: (a) such intention shall be stated in a news release issued and filed at least one business day prior to making such purchases; (b) the aggregate number of Elemental Shares beneficially acquired shall not exceed five percent of the outstanding Elemental Shares as of the date of the Offer, calculated in accordance with applicable Law; (c) the purchases shall be made in the normal course through the facilities of the TSX-V; (d) the Offeror shall issue and file a news release containing the information required under applicable Law immediately after the close of business of the TSX-V on each day on which Elemental Shares have been purchased, and such news release will also be filed with the SEC; and (e) the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of Elemental Shares shall be made by the Offeror or its agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of NI 62-104 will not be counted in any determination as to whether the Statutory Minimum Condition has been fulfilled, but will be counted in determining whether the Minimum Tender Condition has been satisfied. Purchases pursuant to Section 2.2(3) of NI 62-104 will also comply with the rules and regulations of the United States, including Rule 14e-5 under the U.S. Exchange Act.

Although the Offeror has no present intention to sell Elemental Shares taken up under the Offer, the Offeror reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Elemental Shares after the Expiry Time, subject to applicable Law and compliance with Section 2.7(2) of NI 62-104.

For the purposes of this Section 12, the “Offeror” includes any person acting jointly or in concert with the Offeror.

13. Other Terms of the Offer

The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia and all courts competent to hear appeals therefrom.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Depositary or the Information Agent for the purposes of the Offer.

The provisions of the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Elemental Shares. In all cases, when exercising its judgment or discretion, the Offeror will act reasonably.

The Offer to Purchase does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

Where the Offer provides that the time for the taking of any action, the doing of any thing or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next Business Day.

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Elemental Share or any particular Shareholder. There shall be no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in the deposit of any Elemental Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

14. The Offeror

Gold Royalty is a corporation organized under the laws of Canada, incorporated on June 23, 2020. Gold Royalty’s head office and principal executive office is located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia V6E 2Y3 and its registered office is 1000-925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2.

Gold Royalty is a precious metals-focused royalty company offering creative financing solutions to the metals and mining industry. Its mission is to acquire royalties, streams and similar interests at varying stages of the mine life cycle to build a balanced portfolio offering near, medium and longer-term attractive returns for its investors. See “Certain Information Concerning the Offeror and the Gold Royalty Shares” in Section 23 of the Offer to Purchase and “Purpose of the Offer and Plans for Elemental” in Section 19 of the Offer to Purchase.

The Gold Royalty Shares are listed on the NYSE American under the symbol “GROY”. On April 8, 2022, the last trading day before the date of this Offer to Purchase, the closing price of Gold Royalty Shares on the NYSE American was US$3.99.

Gold Royalty is a reporting issuer or the equivalent in all of the provinces and territories of Canada and files its continuous disclosure documents with the relevant Canadian Securities Administrators. Such documents are available on SEDAR at www.sedar.com. Gold Royalty is also a foreign private issuer registered under Section 12 of the U.S. Exchange Act and accordingly files or furnishes to the SEC certain documents. Such documents are available on EDGAR at www.sec.gov.

Royalty Interests

See Schedule 1-A attached hereto for further information regarding Gold Royalty’s royalty interests, including the underlying projects.

Recent Developments

Expanded Monarch Royalties

On March 29, 2022, the Offeror entered into a definitive agreement with Monarch Mining Corporation (“Monarch”) to provide C$4.5 million in additional royalty financing by increasing the size of the Offeror’s existing gold royalty interests. The Offeror provided an additional C$1.0 million in financing to Monarch by participating in its marketed private placement offering. Pursuant to the private placement, Gold Royalty acquired 1,666,667 units of Monarch at a price of C$0.60 per unit. Each unit is comprised of one common share of Monarch and one warrant, with each warrant entitling the holder to acquire an additional share for C$0.95 for a period of 60 months from the date of issuance thereof.

The expanded royalties include: (i) increased per tonne royalty (“PTR”) on material processed at the mill from the Beaufor Mine through the Beacon Mill from C$2.50/t to C$3.75/t and C$1.25/t on material from the McKenzie Break, Croinor Gold, Swanson and Monarch’s future properties (with the increased portion of the PTR subject to a cap of 1,000 tonnes of material processed per day); (ii) increased net smelter return (“NSR”) royalties on Monarch’s McKenzie Break, Croinor Gold, and Swanson properties from 2.50% NSR to a 2.75% NSR over the properties; (iii) elimination of Monarch’s existing 1.25% NSR royalty buyback rights on the McKenzie Break, Croinor Gold, and Swanson; and (iv) retained pre-emptive rights held by the Offeror on any future PTR’s on the Beacon Mill and the Offeror will retain a right of first refusal on the creation of any additional NSR properties over the McKenzie Break, Croinor Gold, and Swanson properties.

The transaction closed on April 6, 2022.

Acquisition of 0.75% NSR on Côté Gold Project

On March 1, 2022, Gold Royalty completed the acquisition of an existing 0.75% NSR royalty from a third-party holder on a portion of the Côté Gold Project. Total consideration paid at closing to the vendor under the transaction was $15,875,000, which consisted of: (i) $15,000,000 in cash; and (ii) $875,000 through the issuance of 207,449 Gold Royalty Shares.

The Côté Gold Project is located in Ontario, Canada and is owned 92.5% by the Côté Gold Joint Venture (a joint venture owned 64.75% by IAMGOLD Corporation and 27.75% by Sumitomo Metal Mining Co., Ltd.) and 7.5% by a third party.

Gold Royalty currently considers the Côté Gold Project as a property that is material to it. Please see Schedule 1-A attached hereto for further information regarding the Côté Gold Project and Gold Royalty’s royalty interest on a portion thereof.

Appointment of New Director

On February 15, 2022, Gold Royalty announced that Karri Howlett, age 43, was appointed to the board of directors of Gold Royalty, effective immediately. Ms. Howlett has been the principal of Karri Howlett Consulting, which provides environmental, social and governance and business consulting services to businesses, since 2006. She is also a director of the Saskatchewan Trade and Export Partnership, NexGen Energy Ltd. and March Consulting Associates Inc. From 2013 to 2021, she served as a director of SaskPower, where she chaired its Safety, Environment and Corporate Responsibility Committee and led the development and implementation of net zero carbon emissions strategies. She was also previously the President and a director of RESPEC Consulting Inc., a geoscience and engineering consulting company based in Saskatoon, Saskatchewan.

An active community member, Ms. Howlett has previously served on the boards of the Varsity View Community Association, Skate Saskatoon, and CFA Society of Saskatchewan. In addition, she has been involved with the University of Saskatchewan’s Edwards School of Business as a lecturer in the Department of Finance, a participant in the Leadership Development Program, and a protégé in the Betty Ann Heggie Womentorship Program. Ms. Howlett holds a B. Comm. (Hon.) in finance from the University of Saskatchewan, is a CFA charterholder and holds the Chartered Director designation.

As of April 11, 2022, Ms. Howlett held no shares of Gold Royalty, options to acquire shares of Gold Royalty or incentive plan awards from Gold Royalty. As a member of Gold Royalty’s board of directors, Ms. Howlett will receive an annual retainer of C$35,000.

Departure of Directors

As previously disclosed by the Offeror, Garnet Dawson and Clarence “Trey” Wasser did not stand for re-election at the Offeror’s annual meeting of shareholders held on February 9, 2022. As a result, as of the date hereof, the board of directors of the Offeror is comprised of David Garofalo (Chairman), Warren Gilman (Independent Lead Director), Amir Adnani, Ken Robertson, Alan Hair, Glenn Mullan and Karri Howlett.

Dividend Program

On January 18, 2022, the board of directors of Gold Royalty approved the initiation of a quarterly dividend program and declared a quarterly cash dividend of US$0.01 per Gold Royalty Share, which was paid on March 31, 2022 to shareholders of record as of the close of business on March 15, 2022.

New Credit Facility

In January 2022, the Company entered into a definitive credit agreement (the “Existing Credit Agreement”) with the Bank of Montreal providing a fully underwritten US$10 million secured revolving credit facility (the “BMO Credit Facility”), which includes an accordion feature for an additional US$15 million subject to certain conditions (the “Accordion”). The BMO Credit Facility, secured against the assets of the Company, will be available for general corporate purposes, acquisitions and investments, and will bear interest at a rate determined by reference to the U.S. dollar Base Rate plus a margin of 3.00% per annum or Adjusted Term SOFR Rate plus a margin of 4.00% per annum, as applicable. The BMO Credit Facility matures on March 31, 2023 and is fully drawn. The exercise of the Accordion is subject to certain additional conditions and the satisfaction of financial covenants.

In connection with the completion of the Offer and to provide additional liquidity to refinance Elemental’s existing indebtedness, in March 2022, the Offeror executed a commitment letter with Bank of Montreal and Canadian Imperial Bank of Commerce for the upsize of the BMO Credit Facility from US$10 million to US$25 million (the “Upsized Facility”), plus the Accordion. The Upsized Facility would be available to refinance Elemental’s existing indebtedness, and is subject to definitive documentation to amend the Existing Credit Agreement and other customary conditions, including the successful completion of the Offer and receipt of a customary payout letter from Elemental’s existing lender. The Upsized Facility, once effective, will mature on March 31, 2025. Amounts drawn on the Upsized Facility will bear interest at the same rate as under the Existing Credit Agreement.

See Schedule XIII for updated unaudited pro forma condensed combined financial statements assuming the completion and utilization of the Upsized Facility in connection with the Offer.

Acquisition of Golden Valley and Abitibi Royalties

On November 5, 2021, the Offeror completed its acquisition of Golden Valley and Abitibi Royalties pursuant to the GZZ Arrangement and RZZ Arrangement. Pursuant to the transactions, Gold Royalty acquired all of the issued and outstanding common shares of Golden Valley and Abitibi Royalties, with:

●	Golden Valley shareholders having received 2.1417 Gold Royalty Shares for each Golden Valley share held immediately prior to the effective time of the arrangement; and

●	Abitibi Royalties shareholders having received 4.6119 Gold Royalty Shares for each Abitibi Royalties share held immediately prior to the effective time of the arrangement.

The total consideration paid by Gold Royalty to holders of Golden Valley and Abitibi Royalties shares on closing of the GZZ Arrangement and RZZ Arrangement consisted of an aggregate of 61,104,200 Gold Royalty Shares. Additionally, pursuant to the plan of arrangement underlying Gold Royalty’s acquisition of Golden Valley, outstanding options to purchase up to 1,166,389 common shares of Golden Valley were exchanged for 2,498,045 options to purchase Gold Royalty Shares.

15. Elemental

Elemental is a company governed by the laws of the Province of British Columbia and its head and registered office is located at 880 - 580 Hornby Street Vancouver, British Columbia, V6C 3B6, Canada.

Elemental holds the following royalty interests, among others:

1.	Karlawinda. a 2.0% NSR royalty on the Karlawinda Gold Project in Western Australia. The Karlawinda mine is operated by Capricorn Metals Limited.

2.	Wahgnion. a 1% NSR royalty over Teranga Gold’s Wahgnion project in Burkina Faso. The Wahgnion mine is operated by Endeavour Mining Corp.

3.	Amancaya. a 2.25% NSR royalty on the Amancaya gold-silver mine, located in northern Chile approximately 200 km southeast of Antofagasta. The Amancaya mine is operated by Austral Gold Limited.

4.	Laverton. a 2.0% GRR royalty on the Laverton project in Western Australia. The Laverton project is owned by Focus Minerals Ltd.

Elemental Shares trade on the TSX-V under the symbol “ELE”. On April 8, 2022, the last trading day prior to the date of this Offer to Purchase, the closing price of the Elemental Shares on the TSX-V was C$1.50.

Elemental is a reporting issuer or the equivalent in all of the provinces and territories of Canada, except Québec and files its continuous disclosure documents with the relevant Canadian Securities Administrators. Such documents are available on SEDAR at www.sedar.com.

16. Background to the Offer

Gold Royalty’s disclosed business model is focused on managing and growing its portfolio of precious metals royalty and other interests through the acquisition of additional royalties, streams and similar interests. Since its IPO in March 2021, Gold Royalty has been advancing its growth strategy by successfully executing on a number of acquisitions, including its acquisition of Ely Gold in September 2021 and its acquisition of Abitibi Royalties and Golden Valley in November 2021.

In furtherance of its growth strategy, Gold Royalty’s management and the Gold Royalty Board continually review its portfolio in light of the changing competitive environment in the royalty and streaming sector, with the objective of identifying strategic opportunities and other alternative transactions to support its corporate strategy and enhance shareholder value, including acquisitions of additional royalty and similar interests and companies, business combination transactions and other commercial transactions that may be available to expand and improve the Offeror’s portfolio and presence.

As part of this ongoing review process, the Offeror identified the potential acquisition of Elemental and the combination of the Gold Royalty and Elemental royalty portfolios as an attractive strategic opportunity.

Shortly after the IPO, in March 2021, David Garofalo, the Offeror’s Chairman, President and Chief Executive Officer, had an introductory telephone call with Frederick Bell, Elemental’s President and Chief Executive Officer, and John Robins, a director of Elemental. During this conversation, the parties discussed the potential for consolidation in the royalty sector, among other topics.

On September 27, 2021, at a dinner attended by Mr. Garofalo, Mr. Bell, Mr. Robins and David Baker, Elemental’s Vice President, Business Development, the parties had discussions about the general theme of consolidation in the royalty sector and Mr. Garofalo raised the prospect of a potential combination between the parties. Following this dinner, on September 28, 2021, Mr. Garofalo emailed Messrs. Bell, Robins and Baker to express the Offeror’s interest in a potential transaction involving a business combination of the parties and to explore whether a mutually beneficial transaction could be negotiated with Elemental. He also requested that the parties negotiate and enter into a mutual non-disclosure agreement in order to conduct diligence on each other. On October 5, 2021, Mr. Bell emailed Mr. Garofalo and informed him that Elemental preferred not to enter into a non-disclosure agreement as suggested by Gold Royalty.

On October 21, 2021, Gold Royalty submitted a letter to Mr. Bell and the Elemental Board outlining a non-binding proposal respecting a negotiated transaction involving the acquisition of all of the Elemental Shares by Gold Royalty in exchange for Gold Royalty Shares on the basis of 0.267 Gold Royalty Shares for each Elemental Share (the “Initial Proposal”). The Initial Proposal included provisions for mutual due diligence and included a period of exclusivity ending November 29, 2021.

The terms of the Initial Proposal contemplated an exchange ratio that represented a 25% spot premium and a 30% premium to the 20-day volume weighted average price of each of the Elemental Shares and Gold Royalty Shares at such time. The Initial Proposal also contemplated customary break fees, expense reimbursements and a “fiduciary out” for the benefit of Elemental.

Elemental responded to the Initial Proposal by e-mail on November 4, 2021, declining to pursue a business combination transaction and stating that its board of directors was reluctant to enter into a mutual due diligence process.

On December 15, 2021, Gold Royalty submitted a further non-binding proposal respecting a negotiated transaction involving the acquisition of all of the Elemental Shares by Gold Royalty in exchange for Gold Royalty Shares on the basis of 0.27 Gold Royalty Shares for each Elemental Share (the “Second Proposal”). The Second Proposal represented an improved 31% premium to Shareholders on a spot basis and a 30% premium to Shareholders based on the 20-day volume-weighted average price of the Gold Royalty Shares on the NYSE American and the Elemental Shares on the TSX-V.

The Second Proposal included similar provisions for mutual due diligence and included a period of exclusivity ending on January 14, 2022. The Second Proposal was open for acceptance until 9:00 p.m. (Eastern Standard Time) on December 19, 2021. In connection with the Second Proposal, the Offeror invited Elemental to expeditiously pursue a negotiated, board-supported transaction. However, in the absence of an acceptance to pursue such a course, the Second Proposal communicated the Offeror’s intention to announce an offer to Shareholders on the terms set forth in the Second Proposal prior to 9:30 a.m. (Eastern Standard Time) on December 20, 2021.

On December 16, 2021, Gold Royalty formally engaged CIBC World Markets Inc. as its financial advisor to provide strategic advice with respect to a potential transaction with Elemental.

Having not received a response from Elemental to the Second Proposal, on December 18, 2021, the Offeror sent a further letter to Elemental and its board of directors reiterating the Offeror’s interest in pursuing a mutually negotiated transaction between the parties. In this letter, the Offeror noted that based on the closing prices of each of the Gold Royalty Shares and the Elemental Shares on December 17, 2021, the Second Proposal represented a significant 37% premium to Shareholders.

On December 19, 2021, shortly before the Second Proposal was set to expire, Elemental responded to the Offeror by way of a letter addressed to Mr. Garofalo stating that Elemental had reviewed the Second Proposal with its board of directors and financial legal advisors and that it also had discussions with certain shareholders regarding their perspectives on Elemental and compared the Initial Proposal, noting that there was “no substantive difference”. Elemental further advised in the letter that it did not find the Second Proposal compelling and, therefore, did not have an interest in pursuing it.

In light of such response and the failure of Elemental to constructively engage in meaningful negotiations, the Offeror announced its intention to make the Offer directly to Shareholders on December 20, 2021.

On December 23, 2021, Elemental issued a press release stating that its board of directors intended to reject the Offer, assuming the terms of the Offer were as proposed in the Offeror’s December 20, 2021 announcement.

On December 31, 2021, Elemental announced that the Elemental Board had adopted the Shareholder Rights Plan with immediate effect, stating that the Shareholder Rights Plan was being adopted to ensure that, in the event of a take-over bid, all Shareholders will be treated fairly and will not be subject to abusive or coercive take-over strategies and that the Shareholder Rights Plan is not intended to “prevent or interfere with any action with respect to” Elemental that the Elemental Board determines to be in the best interests of Shareholders.

On January 11, 2022, Gold Royalty issued a press release announcing commencement of the Offer and on January 12, 2022 held an investor call to discuss the Offer.

On January 11, 2022, Elemental issued a press release urging Elemental shareholders to take no action with respect to the Offer, stating that the Elemental Board would review the Offer and provide a response in due course. Elemental further reiterated that its board of directors had previously announced its intention to recommend that Elemental shareholders reject the Offer.

On January 20, 2022, Elemental issued a further press release announcing selected expected financial results for the quarter and again disclosing the recommendation of a special committee of independent directors of the Elemental board and its board of directors that the Offer is not in the best interests of Elemental or its shareholders.

On January 21, 2022, the Offeror filed a Notice of Change in relation to its adoption of a quarterly dividend program and inaugural cash dividend of US$0.01.

On January 26, 2022, Elemental issued a directors’ circular dated January 24, 2022 in respect of the Offer. The directors’ circular provided, among other things, that based upon the recommendation of a special committee of the Elemental board of directors, the Elemental board of directors concluded that the Offer is inadequate, does not reflect the full, strategic value of the Elemental Shares or Elemental’s assets and is not in the best interests of Elemental or its shareholders and has recommended that Elemental shareholders reject the Offer and not tender their Elemental Shares to the Offer. Elemental also issued a press release on January 26, 2022 respecting the publication of such directors’ circular.

On January 31, 2022, Gold Royalty issued a press release commenting on Gold Royalty’s growth plans and its proposed acquisition of Elemental.

On February 7, 2022, Elemental issued a press release announcing that its management conducted a round of outreach to shareholders of Elemental and that a majority of the Elemental Shares have reiterated to management of Elemental that they intend to reject the Offer.

On February 22, 2022, Elemental issued a further press release announcing selected quarterly results and again disclosing the recommendation of a special committee of independent directors of the Elemental board and its board of directors that the Offer is not in the best interests of Elemental or its shareholders.

On March 31, 2022, Elemental issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2021 and reiterated its recommendation to reject the Offer.

On March 31, 2022, Gold Royalty issued a letter to Elemental Shareholders which emphasized Gold Royalty’s belief that the combined company would create a preeminent intermediate precious metals royalty company and would be well positioned for growth in a highly competitive royalty landscape, while Elemental on a standalone basis has limited growth prospects.

17. Acceptance of the Offer

The Offeror has no knowledge regarding whether any Shareholders will accept the Offer.

18. Treatment of Convertible Securities

The Offer is made only for Elemental Shares and the accompanying SRP Rights and is not made for any Convertible Securities (including Options). Any holder of such Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms of the Convertible Security and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Elemental Shares and deposit those Elemental Shares under the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such Convertible Securities will have received certificate(s) or a DRS Advice representing the Elemental Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

The tax consequences to holders of Convertible Securities of exercising such Convertible Securities are not described in Section 36 of the Offer to Purchase, “Certain Canadian Federal Income Tax Considerations” or Section 37 of the Offer to Purchase, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities are urged to consult their tax advisors regarding the potential tax consequences to them in connection with the decision whether to exercise such Convertible Securities.

19. Purpose of the Offer and Plans for Elemental

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer to Purchase, all of the outstanding Elemental Shares, together with the associated SRP Rights, which includes Elemental Shares that may become outstanding on the exercise, exchange or conversion of the Convertible Securities. See “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer” in Section 33 of the Offer to Purchase. The effect of the Offer is to give all Shareholders the opportunity to receive for each Elemental Share, 0.27 of a Gold Royalty Share.

If the conditions of the Offer to Purchase are satisfied or waived and the Offeror takes up and pays for the Elemental Shares validly deposited under the Offer, the Offeror intends to acquire any Elemental Shares not deposited under the Offer through a Compulsory Acquisition, if available, or propose a Subsequent Acquisition Transaction, in each case for consideration per Elemental Share at least equal in value to and in the same form as the Offer Consideration. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Elemental Shares deposited under the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Elemental, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Offer to Purchase.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to delist the Elemental Shares from the TSX-V, and subject to applicable Securities Law, cause Elemental to cease to be a reporting issuer under the Securities Laws of each province of Canada in which it is a reporting issuer and cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

See “Acquisition of Elemental Shares Not Deposited Pursuant to the Offer” in Section 33 of the Offer to Purchase.

If the Offer is completed and the Offeror acquires 100% of the outstanding Elemental Shares, the Offeror intends to conduct a detailed review of Elemental and its assets, corporate structure, capitalization, operations, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist. See “Reasons to Accept the Offer” in Section 20 of the Offer to Purchase.

If the Offer is completed, it is anticipated that the Elemental Board and certain members of senior management may be replaced by nominees of Gold Royalty.

With the exception of the foregoing, Gold Royalty has not developed any specific proposals with respect to Elemental or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Elemental Shares pursuant to the Offer.

20. Reasons to Accept the Offer

Gold Royalty believes that the Offer is compelling, and represents a superior alternative to continuing on the course set by the current Elemental Board and management of Elemental. Shareholders should consider the following factors in making a decision whether to accept the Offer:

●	Significant Upfront Premium to Shareholders. The Offer represents a 37% premium to Shareholders based on the closing prices of each of the Offeror’s and Elemental’s shares on December 17, 2021. The Offer implies consideration of C$1.78 per share, which exceeds Elemental’s 2021 peak share price.

●	The Combination of Gold Royalty and Elemental will create a Sector-Leading Portfolio of 203 Strategic Royalties. The combined entity will have a balanced portfolio of cash flowing, development and exploration royalty assets owned by premier operating partners and located in Tier 1 mining jurisdictions. This provides Shareholders with ownership in a larger, more diversified, higher quality portfolio of royalty assets anchored by cornerstone royalties on portions of the Canadian Malartic Property (Québec, Canada), Fenelon Gold Property (Québec, Canada) and Karlawinda Gold Project (Australia), as well as our recent royalty acquisition on the Côté Gold Project and expanded royalties on Monarch’s Québec projects (Beaufor, Croinor Gold, McKenzie Break, and Swanson). In addition, the portfolio’s peer-leading near-term growth profile will be further complemented by a deep development and exploration pipeline, including Gold Royalty’s royalty on REN (Nevada, USA), Gold Royalty’s royalty generator model and future acquisitions.

●	Enhanced Trading Liquidity. Gold Royalty averaged approximately US$3.2 million of daily trading liquidity over the six months ended December 17, 2021, as compared to approximately US$62,000 for Elemental over the same period. A combination with Gold Royalty is expected to allow Shareholders to realize an immediate premium in a more liquid vehicle.

●	Strong Balance Sheet and Access to Capital. Gold Royalty is positioned with approximately US$44 million in total liquidity to complete the Offer (based on cash and marketable securities as at December 31, 2021, plus cash available under its Upsized Facility, less acquisition costs for its recently completed Côté and Monarch royalty transactions). With an oversubscribed US$90 million initial public offering in March 2021, Gold Royalty has demonstrated the ability to access capital markets at an attractive cost of capital, providing the combined company with the critical mass to drive continued growth through acquisition.

●	Management Track Record in Maximizing Shareholder Value. Gold Royalty has a management team with deep mining and capital markets expertise and an established track record of success in the royalty and mining industry. The Gold Royalty management team has demonstrated its ability, through the recent acquisitions of Ely Gold, Abitibi Royalties and Golden Valley, to successfully execute transformative acquisitions in an increasingly competitive market.

●	Clear Path to Re–rate Through Increased Scale, Asset Quality and Precious Metals Focus. In combination with Elemental, Gold Royalty will be strategically positioned as a preeminent intermediate gold royalty company. In addition to the upfront premium, Shareholders may benefit from a potential valuation re-rating as a result of the combined company’s increased scale, portfolio diversification, trading liquidity, index inclusion within the GDXJ, and the potential for future growth both organically and through acquisition.

21. Risk Factors Related to the Offer

Shareholders should carefully consider the following risk factors related to the Offer and the Offeror. In addition to the risks set out in the documents included in the Offer to Purchase, including in the Annual Report attached hereto as Schedule I to this Offer to Purchase, the successful completion of the acquisition by the Offeror of all of the Elemental Shares is subject to certain risks, including as set forth below. Such risks may not be the only risks facing the Offer or the Offeror. Additional risks and uncertainties not presently known may also materially adversely affect the business, operations, financial condition or prospects of the Offeror.

In addition, Elemental may be subject to risks that are not applicable or material to the Offeror at the present time, but that may apply following the completion of the Offer. Risk factors relating to Elemental can be found in the management discussion and analysis of Elemental for the financial year ended December 31, 2020, dated April 27, 2021, which is attached hereto as Schedule IV to this Offer to Purchase.

In addition, Shareholders who tender their Elemental Shares pursuant to the Offer will receive Gold Royalty Shares in consideration for their Elemental Shares. Accordingly, such Shareholders should carefully consider the risks and uncertainties associated with the Offeror described in the documents included herein as Schedule I to this Offer to Purchase, copies of which are also available under the Offeror’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The Gold Royalty Shares issued in connection with the Offer may have a market value different than expected.

The Offeror is offering to purchase the Elemental Shares, together with associated SRP Rights, on the basis of 0.27 of a Gold Royalty Share for each Elemental Share. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Gold Royalty Shares, the market values of the Gold Royalty Shares and the Elemental Shares at the time of the take up of Elemental Shares under the Offer may vary significantly from the values at the date of this Offer to Purchase or the date that Shareholders tender their Elemental Shares under the Offer. If the market price of Gold Royalty Shares declines, the value of the Offer Consideration received by Shareholders will decline as well.

After the consummation of the Offer, Elemental would become a majority-owned subsidiary of the Offeror and the Offeror’s interests could differ from that of the other Shareholders.

After the consummation of the Offer (which may result in the Offeror holding less than 100% of the issued and outstanding Elemental Shares), the Offeror will, through the control of Elemental, have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Elemental’s constating documents and approving mergers or dispositions of Elemental’s assets. In particular, after the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Elemental Shares not deposited pursuant to the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such right, to integrate Elemental and the Offeror, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Offeror or its affiliates to acquire all Elemental Shares not acquired pursuant to the Offer. In any of these contexts, the Offeror’s interest with respect to Elemental may differ from those of any remaining minority Shareholders who do not deposit their Elemental Shares under the Offer.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction or if a Compulsory Acquisition or Subsequent Acquisition Transaction cannot be completed, the trading liquidity for Elemental Shares not deposited under the Offer will be reduced, which might affect the price of the Elemental Shares and the ability of a Shareholder to dispose of its Elemental Shares.

If the Offer is completed, the liquidity and market value of any remaining Elemental Shares, prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. The purchase of any Elemental Shares by the Offeror pursuant to the Offer will reduce the number of Elemental Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Elemental Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Elemental Shares held by the public. In addition, if the Offeror is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, the liquidity and market value of the Elemental Shares held by the public will likely be adversely affected. After the purchase of the Elemental Shares under the Offer, it may be possible for Elemental to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada. If such requirements are eliminated, Elemental will cease filing periodic reports with the Canadian Securities Administrators, which may further impact the value of the Elemental Shares.

The rules and regulations of the TSX-V establish certain criteria that, if not met, could lead to the delisting of the Elemental Shares from the TSX-V. Among such criteria are the number of Shareholders, the number of Elemental Shares publicly held and the aggregate market value of the Elemental Shares publicly held. Depending on the number of Elemental Shares purchased under the Offer, it is possible that Elemental would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Elemental Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Elemental Shares. The Offeror intends to cause Elemental to apply to delist the Elemental Shares from the TSX-V as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Elemental Shares are delisted and Elemental ceases to be a “public corporation” for the purposes of the Tax Act, Elemental Shares would cease to be qualified investments for trusts governed by RRSPs, RESPs, RRIFs, TFSAs, and deferred profit-sharing plans. Delisting can also have adverse tax consequences to non-resident Shareholders, as described under “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase.

The issuance of the Offer Consideration in connection with the Offer could adversely affect the market price of the Gold Royalty Shares after the take up of the Elemental Shares under the Offer. If all the outstanding Elemental Shares other than Elemental Shares held by the Offeror and its subsidiaries are tendered to the Offer, up to an additional estimated 19,442,492 Gold Royalty Shares (on a diluted basis, assuming exercise of vested options and vesting of outstanding performance share units of Elemental prior to completion of the Offer, subject to adjustments to account for rounding) will be available for trading in the public market. The overall increase in the number of Gold Royalty Shares may lead to the sale of Gold Royalty Shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Gold Royalty Shares. The perceived risk of substantial sales of Gold Royalty Shares, as well as any actual sales of such Gold Royalty Shares in the public market, could adversely affect the market price of the Gold Royalty Shares.

The acquisition by the Offeror of Elemental may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Elemental Shares, it will likely be necessary, following the completion of the Offer, to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. A Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Elemental Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Elemental Shares which would be paid in cash rather than in the form of the Offer Consideration to be paid pursuant to the Offer. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Elemental Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on the Offeror’s financial position and liquidity.

Further, the tax consequences to a Shareholder under a Compulsory Acquisition or Subsequent Acquisition Transaction may differ materially from the tax consequences to a Shareholder under the Offer.

The Offeror has been unable to independently verify the accuracy and completeness of Elemental information in the Offer to Purchase.

The Offeror has not had access to Elemental’s detailed accounting records or other non-public books and records. The Offeror has not been able to independently assess or verify the information in Elemental’s publicly filed documents, including its financial statements in a comprehensive manner. As a result, all historical information regarding Elemental contained herein, including all of Elemental’s financial information and all pro forma financial information reflecting the pro forma effects of a combination of Elemental and the Offeror derived in part from Elemental’s financial information, has been derived, by necessity, from Elemental’s public reports and securities filings. Although the Offeror has no reason to doubt the accuracy of Elemental’s publicly disclosed information, any inaccuracy or material omission in Elemental’s publicly available information, including the information about or relating to Elemental contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and may not be an indication of the Offeror’s financial condition or results of operations following completion of the Offer.

The unaudited pro forma condensed combined financial statements contained in the Offer to Purchase are presented for illustrative purposes only and may not be an indication of Gold Royalty’s financial condition or results of operations following completion of the Offer for several reasons. For example, the unaudited pro forma condensed combined financial statements have been derived from the respective historical financial statements of Gold Royalty, Ely Gold, Golden Valley, Abitibi Royalties and Elemental and certain adjustments and assumptions have been made. The information upon which these adjustments and assumptions have been made is historical, preliminary and subject to change. Moreover, the unaudited pro forma condensed combined financial statements do not reflect all costs that are expected to be incurred in connection with the Offer. For example, the impact of any incremental costs incurred, or synergies realized, in integrating Gold Royalty and Elemental is not reflected in the unaudited pro forma condensed combined financial statements. In addition, the assumptions used in preparing the pro forma condensed combined financial information may not prove to be accurate, and other factors may affect Gold Royalty’s financial condition or results of operations following completion of the Offer. The price of Gold Royalty Shares may be adversely affected if the actual results of Gold Royalty following completion of the Offer fall short of the pro forma condensed combined financial information contained in the Offer to Purchase. See “Unaudited Pro Forma Condensed Combined Financial Statements” in Section 35 of the Offer to Purchase and the unaudited pro forma condensed combined financial statements of Gold Royalty following the completion of the Offer attached as Schedule XIII to the Offer to Purchase.

The Offer may not be completed for a variety of reasons.

In addition to various risks identified under the heading “Forward-Looking Statements and Information”, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of the Offeror, including, but not limited to Shareholders tendering a sufficient number of Elemental Shares to the Offer and the Offeror obtaining the Regulatory Approvals, as needed. There is no certainty, nor can the Offeror provide any assurance, that the conditions of the Offer will be satisfied.

Change of control provisions in Elemental’s agreements triggered upon the acquisition of Elemental may lead to adverse consequences.

According to Elemental’s public disclosure, Elemental may be a party to agreements containing change of control provisions that may be triggered following successful completion of the Offer, since the Offeror would then hold Elemental Shares representing a majority of the voting rights of Elemental. The Offeror is aware that the operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Elemental’s results of operations and financial condition or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of Elemental and the Offeror on a combined basis. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of Elemental or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of Elemental and the Offeror on a combined basis.

The Offeror may not realize all of the anticipated benefits and synergies from the completion of the transaction.

The Offer has been made with the expectation that its successful completion will result in certain synergies and cost savings. These anticipated benefits will depend in part on whether the operations of Elemental and the Offeror can be integrated in an efficient and effective manner and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of the two companies may present challenges to management of the Offeror, and the Offeror may encounter unanticipated delays, liabilities and costs. If the Offeror does not acquire at least 66 2/3% of the Elemental Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate Elemental into its business. There can be no assurance that the operational or other synergies that the Offeror expects to realize in the combined entity will be ultimately realized, or that the integration of the operations of both companies will be timely or effectively accomplished, or will ultimately result in cost reductions.

22. Source of Funds

The Offer Consideration consists of Gold Royalty Shares. Accordingly. the Offeror will not use any funds to pay for deposited Elemental Shares. The Offeror’s obligation to purchase the Elemental Shares deposited under the Offer is not subject to any financing condition.

23. Certain Information Concerning the Offeror and the Gold Royalty Shares

Authorized and Outstanding Share Capital

As of April 8, 2022, there were:

(a)	134,252,758 Gold Royalty Shares issued and outstanding, including Gold Royalty Restricted Shares (as defined herein);
(b)	6,019,112 Gold Royalty Shares issuable upon the exercise of outstanding Gold Royalty Options;
(c)	160,510 Gold Royalty Shares are issuable upon the vesting of outstanding Gold Royalty RSUs; and
(d)	13,970,296 Gold Royalty Shares issuable upon the exercise of outstanding Gold Royalty Warrants.

The authorized capital of Gold Royalty consists of an unlimited number of common shares and an unlimited number of preferred shares.

Description of Share Capital

The following describes Gold Royalty’s issued share capital. Please note that this summary is not intended to be exhaustive and is subject to, and qualified in its entirety by reference to, the terms and provisions of Gold Royalty’s articles and bylaws. For further information, please refer to the full version of its articles and bylaws, which are available on SEDAR at www.sedar.com.

Gold Royalty Shares

The Gold Royalty Shares are not subject to any future call or assessment, do not have any pre-emptive, conversion, redemption rights or purchase for cancellation rights, and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the Gold Royalty Shares, all of which rank equally as to all benefits which might accrue to the holders of the Gold Royalty Shares. All shareholders of Gold Royalty are entitled to receive a notice of, attend and vote at any meeting to be convened by Gold Royalty. At any meeting, subject to the restrictions on joint registered owners of the Gold Royalty Shares, every shareholder has one vote for each Gold Royalty Share of which such holder is the registered owner. Voting rights may be exercised in person or by proxy.

Holders of Gold Royalty Shares are entitled to share pro rata in any dividends if, as and when declared by the Gold Royalty Board, in its discretion. Upon liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Gold Royalty Shares, without preference or distinction, will be entitled to receive ratably all of the assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding preferred shares. Rights pertaining to Gold Royalty Shares may only be amended in accordance with applicable corporate law.

After giving effect to the Offer, the number of issued and outstanding Gold Royalty Shares will increase by such number issued pursuant to the Offer.

Preferred Shares

The preferred shares may be issued at any time, or from time to time, in one or more series. Before any preferred shares of a particular series are issued, the Gold Royalty Board shall, by resolution, fix the number of preferred shares that will form such series and shall, by resolution, fix the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares of such series. The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of Gold Royalty or other distribution of assets of Gold Royalty among its security holders, for the purpose of winding-up of its affairs.

The preferred shares shall be entitled to preference over the Gold Royalty Shares and any other shares of Gold Royalty ranking junior to the preferred shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Gold Royalty, or any other distribution of the assets of Gold Royalty among its shareholders for the purpose of winding-up its affairs. The preferred shares may also be given such other preferences over the Gold Royalty Shares and any other shares of Gold Royalty ranking junior to the preferred shares as may be fixed by the Gold Royalty Board as to the respective series authorized to be issued.

As at the date hereof, Gold Royalty has no preferred shares issued and outstanding.

Gold Royalty Warrants

The Gold Royalty Warrants consist of: (i) share purchase warrants issued under the Offeror’s IPO (the “IPO Warrants”), with each IPO Warrant entitling the holder thereof to acquire a common share at an exercise price of US$7.50 per share until March 11, 2024; and (ii) share purchase warrants issued by Ely Gold prior to the completion of the Ely Arrangement (the “Ely Warrants”) that, as a result of the Ely Arrangement, represent the right of the holder thereof to acquire, on valid exercise thereof, including payment of the applicable exercise price, 0.2450 of a Gold Royalty Share and C$0.0001 in cash.

The following summary of certain terms and provisions of the IPO Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the warrant, the form of which is publicly filed and available on Gold Royalty’s profile on SEDAR at www.sedar.com.

The following table sets forth the number of Gold Royalty Warrants outstanding as of the date hereof, the exercise price and expiry dates thereof, and the number of Gold Royalty Shares such Gold Royalty Warrants are exercisable into:

Warrant Type	Exercise Price	Expiry Date	Number of Warrants	Underlying Gold Royalty Shares
IPO Warrants	US$7.50	March 11, 2024	10,350,000	10,350,000
Ely Warrants(1)	C$1.69	December 31, 2022	1,000,000	245,000
Ely Warrants(1)	C$0.62	May 11, 2022	758,470	185,825
Ely Warrants(1)	C$0.18	June 15, 2022	500,000	122,500
Ely Warrants(1)	C$1.36	December 23, 2022	1,000,000	245,000
Ely Warrants(1)	C$0.80	May 22, 2023	239,001	58,555
Ely Warrants(1)	C$0.90	March 15, 2025	1,000,000	245,000
Ely Warrants(1)	C$1.37	September 23, 2025	130,000	31,850
Ely Warrants(1)	C$1.31	December 3, 2025	1,000,000	245,000
Ely Warrants(1)	C$1.15	December 29, 2025	300,000	73,500
Ely Warrants(1)	C$1.00	May 21, 2023	8,849,251	2,168,066

(1)	Each outstanding Ely Warrant is exercisable for 0.2450 of a Gold Royalty Share and C$0.0001 in cash.

Pursuant to the IPO Warrants and the Ely Warrants, the exercise price and number of Gold Royalty Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting Gold Royalty Shares and the exercise price.

Restricted Share Awards

Pursuant to the terms of the restricted share award agreements underlying the grants of performance-based restricted shares (the “Gold Royalty Restricted Shares”) made to certain of Gold Royalty and GoldMining’s management personnel, in October 2020, Gold Royalty issued 1,500,000 performance-based Gold Royalty Restricted Shares to such management personnel. The Gold Royalty Restricted Share award grants were reviewed and approved by GoldMining’s compensation committee, which was comprised solely of independent directors of GoldMining (as determined under National Instrument 58-101 – Disclosure of Corporate Governance Practices). The Gold Royalty Restricted Shares have the same voting rights as other Gold Royalty Shares. Such shares are subject to restrictions that, among other things, prohibit the transfer thereof until certain performance conditions are met. In addition, if such conditions are not met within applicable periods, the shares will be deemed forfeited and surrendered by the holder thereof to us without the requirement of any further consideration. Certain of the performance-based conditions of the Gold Royalty Restricted Shares were satisfied on or prior to completion of the IPO. As of the date hereof, there are 500,004 Gold Royalty Restricted Shares outstanding, which are subject to the remaining conditions if Gold Royalty receives US$1,000,000 of royalty payments under any of its royalty interests prior to October 19, 2023.

In the event of a “change of control” of Gold Royalty, all restrictions shall lapse immediately and the Gold Royalty Restricted Shares will no longer be subject to the above restrictions.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of the Offeror as at December 31, 2021: (a) on an actual basis; and (b) as adjusted to take into account, among other things, the acquisition by the Offeror of all outstanding Elemental Shares under the Offer and the completion and utilization of the Upsized Facility in connection with the Offer, including to refinance Elemental’s existing indebtedness. The financial information set out below should be read in conjunction with the Offeror’s unaudited interim consolidated financial statements for the three months ended December 31, 2021 which are incorporated by reference herein as well as the unaudited pro forma condensed combined statement of financial position of the Offeror as at December 31, 2021 and the updated unaudited pro forma condensed combined statements of loss of the Offeror for the three months ended December 31, 2021 and the year ended September 30, 2021 (collectively, the “Pro Forma Statements”), included as Schedule XIII to the Offer to Purchase, giving effect to the proposed acquisition of all outstanding Elemental Shares under the Offer, in the manner set forth therein, as well as other transactions described under the heading “Recent Developments” in Section 14 of the Offer to Purchase, “The Offeror.”

Other than as described below, there have not been any material changes in the share and loan capital of Gold Royalty on a consolidated basis, since December 31, 2021, the date of Gold Royalty’s most recently completed financial period.

	As Reported as at December 31, 2021(1)	Immediately after giving effect to the Offer
	(US$’000)	(US$’000)(2)(3)
Cash and cash equivalents	13,826	14,142
Short-term investments	25,057	25,057

Debt
Lease obligation, long-term loan and credit facility	82	24,688

Equity
Issued Capital	527,132	606,234
Reserve	20,611	20,611
Accumulated deficit	(21,988)	(24,888)
Accumulated other comprehensive income	441	441
Non-controlling interest	—	889
Total Equity	526,196	603,287
Total Capitalization	526,278	627,975

(1)	Includes consolidation of Golden Valley and Abitibi for the period from completion of the acquisition on November 5, 2021.
(2)	See Section 35 of the Offer to Purchase, “Unaudited Pro Forma Condensed Combined Financial Statements” and the Pro Forma Statements included in Schedule XIII to the Offer to Purchase.
(3)	The consolidated capitalization does not include (i) the deployment of cash of US$15 million and equity of US$875,000 with respect to the purchase of the Côté in March 2022, funded primarily through the sale of marketable securities and the BMO Credit Facility; and (ii) cash paid to Monarch in an aggregate of US$4.4 million (C$5.5 million) for the additional gold royalty interests and the Offeror’s participation in Monarch’s private placement offering in April 2022, funded primarily through the sale of marketable securities.

Prior Sales

The following table sets forth the price at which Gold Royalty Shares and securities convertible or exchangeable into Gold Royalty Shares have been issued or are issuable by Gold Royalty, the number of securities issued at that price and the date on which such securities were issued for the 12-month period prior to the date of this Offer to Purchase:

Date of Issuance	Type of Security	Number of Securities	Issuance Price

April 23, 2021	Gold Royalty Shares	75,000	US$4.60(1)
May 20, 2021	Gold Royalty Options	305,000	N/A
August 23, 2021	Gold Royalty Shares	30,902,176	US$4.40 (2)
August 23, 2021	Ely Warrants	3,906,949	N/A(3)
August 25, 2021	Gold Royalty Options	206,200	N/A
September 17, 2021	Gold Royalty Shares	15,086	C$0.80(4)
October 4, 2021	Gold Royalty Shares	24,500	C$1.00(4)
October 12, 2021	Gold Royalty Shares	120,000	US$5.23(5)
October 21, 2021	Gold Royalty Shares	38,281	C$1.00(4)
November 5, 2021	Gold Royalty Shares	61,104,200	US$4.86(6)
November 5, 2021	Gold Royalty Options	2,498,045	N/A
December 20, 2021	Gold Royalty Shares	101,911	C$0.62(4)
January 4, 2022	Gold Royalty Options	404,517	N/A
January 4, 2022	Gold Royalty RSUs(7)	160,542	N/A
January 13, 2022	Gold Royalty Options	5,000	N/A
February 17, 2022	Gold Royalty Options	100,000	N/A
February 22, 2022	Gold Royalty Shares	33,373	C$0.62(4)
March 1, 2022	Gold Royalty Shares	207,449	US$4.22(8)
March 21, 2022	Gold Royalty Shares	49,000	C$0.78(4)
March 22, 2022	Gold Royalty Shares	35,435	US$3.81(1)
March 31, 2022	Gold Royalty RSUs(7)	367	N/A

1.	Issued pursuant to an agreement with a marketing service provider.
2.	Issued pursuant to the Ely Arrangement.
3.	In connection with the Ely Arrangement and pursuant to the terms of the Supplemental Warrant Indenture, Gold Royalty is obligated to issue, upon valid exercise of an Ely Warrant (including payment of the applicable exercise price under such warrant), in lieu of the common shares of Ely Gold that would have otherwise been issuable thereunder, 0.2450 of a Gold Royalty Share and C$0.0001 in cash, being such number of Gold Royalty Shares and cash per common share of Ely Gold that holders of Ely Shares that elected the Share Alternative under the Ely Arrangement would have received.
4.	Issued pursuant to the exercise of Ely Warrants.
5.	Issued pursuant to an amendment to an agreement with a marketing service provider.
6.	Issued in connection with the GZZ Arrangement and the RZZ Arrangement.
7.	One-third of the Gold Royalty RSUs vest on each of the first, second and third anniversaries of the grant date.
8.	Issued pursuant to the Côté Acquisition.

Trading Price and Volume

The Gold Royalty Shares and the IPO Warrants are listed for trading on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively.

The following table provides information as to the trading price ranges and monthly trading volumes of the Gold Royalty Shares on the NYSE American from the date of listing on March 9, 2021:

	Trading Summary
	High ($)	Low ($)	Volume Traded (#)
April 2021	5.00	4.45	1,865,350
May 2021	5.35	4.50	2,577,725
June 2021	7.08	4.29	8,875,339
July 2021	6.08	4.80	4,162,732
August 2021	5.13	4.1	5,378,667
September 2021	5.65	3.96	33,781,571
October 2021	5.60	4.92	10,274,471
November 2021	5.40	4.78	12,129,335
December 2021	5.15	4.56	13,151,005
January 2022	4.97	3.91	12,635,622
February 2022	4.54	3.95	8,970,675
March 2022	4.35	3.61	18,312,020
April 1 – 8, 2022	4.45	3.93	6,308,320

The following table provides information as to the trading price ranges and monthly trading volumes of the IPO Warrants on the NYSE American from the date of listing on March 9, 2021:

	Trading Summary
	High ($)	Low ($)	Volume Traded (#)
April 2021	1.20	0.89	295,580
May 2021	1.05	0.82	303,103
June 2021	1.20	0.83	833,648
July 2021	1.20	0.85	354,627
August 2021	0.95	0.75	256,004
September 2021	1.10	0.73	702,164
October 2021	1.23	0.91	564,308
November 2021	1.09	1.00	220,697
December 2021	1.13	0.89	224,719
January 2022	1.08	0.90	361,453
February 2022	1.04	0.81	365,664
March, 2022	0.94	0.75	337,993
April 1 – 8, 2022	0.99	0.77	144,366

On December 17, 2021, the last full trading day on the NYSE American prior to the announcement of the Offer, the closing price of the Gold Royalty Shares was US$5.15 and the closing price of the IPO Warrants was US$1.02. On April 8, 2022, the closing price of the Gold Royalty Shares on the NYSE American was US$3.99 and the closing price of the IPO Warrants was US$0.92.

Escrowed Securities and Securities Subject To Contractual Restrictions On Transfer

The following table sets forth escrowed securities and securities subject to contractual restrictions on transfer as of the date hereof:

Designation of Class	Number of Securities Held in Escrow or that are Subject to a Contractual Restriction on Transfer	Percentage of Class(1)
Common Shares(2)	500,004	0.4%

1.	Based on 134,252,758 Gold Royalty Shares outstanding as of the date hereof.
2.	Restricted Gold Royalty Shares issued pursuant to restricted share awards granted to certain Gold Royalty and GoldMining’s officers and directors, subject to outstanding performance restrictions. See “Description of Share Capital – Restricted Share Awards”.

Principal Securityholders

As at the date hereof, GoldMining, an insider of Gold Royalty, owns 20,000,000 Gold Royalty Shares, representing approximately 14.9% of the number of Gold Royalty Shares issued and outstanding on a non-diluted basis.

24. Certain Information Concerning Elemental and the Elemental Shares

Authorized and Outstanding Capital

Elemental’s authorized share capital consists of an unlimited number of Elemental Shares. As of April 1, 2022, there were approximately 78,266,221 Elemental Shares issued and outstanding, 900,000 stock options and 2,895,109 performance share units. There are no other Convertible Securities outstanding. All of the Elemental Shares are without par value and entitle the holders thereof to receive notice of, attend and vote at all meetings of the shareholders of Elemental. Each Elemental Share carries one vote at such meetings. Holders of Elemental Shares are entitled to dividends as and when declared by the Elemental Board. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of Elemental, after payment of all outstanding debts, the remaining assets of Elemental available for distribution will be distributed to the holders of Elemental Shares.

Dividend and Dividend Policy

Since becoming a public issuer, Elemental has not paid any cash dividends or distributions on its securities. Elemental does not have any restriction that could prevent it from paying dividends or distributions and has no dividend or distribution policy.

Prior to becoming a reporting issuer, Elemental’s predecessor, Elemental Royalties Limited (in this section, “ERL BVI”) paid the following dividends:

●	On June 14, 2019, ERL BVI issued 9,639 ordinary shares at US$3.00 per ERL BVI share as payment of US$28,917 of dividends.

●	On February 22, 2019, ERL BVI issued 8,358 ordinary shares at US$3.00 per ERL BVI share as payment of US$25,074 of dividends.

●	On May 28, 2018, ERL BVI issued 4,959 ordinary shares at US$1.80 per ERL BVI share as payment of US$8,926 of dividends.

●	On April 13, 2018, ERL BVI issued 9,443 ordinary shares at US$1.62 per ERL BVI share as payment of US$15,297 of dividends.

Price Range and Trading Volumes of the Shares

The Elemental Shares are listed and posted for trading on the TSX-V under the symbol “ELE”. The following table sets forth information relating to the trading of the Elemental Shares on the TSX-V for the months indicated.

	Trading Summary
	High (C$)	Low (C$)	Volume Traded (#)
2021
January	1.76	1.42	1,276,529
February	1.63	1.34	817,719
March	1.55	1.28	843,458
April	1.54	1.36	1,233,309
May	1.53	1.39	676,121
June	1.55	1.28	402,840
July	1.40	1.27	635,470
August	1.37	1.23	643,549
September	1.41	1.21	577,553
October	1.47	1.30	493,584
November	1.45	1.31	373,062
December	1.74	1.26	2,002,634
2022
January	1.78	1.45	1,382,601
February	1.75	1.55	489,783
March	1.68	1.49	1,176,830
April 1 – 8	1.58	1.50	39,300

On April 8, 2022, the closing price of the Elemental Shares on the TSX-V was C$1.50, and the closing price of the Gold Royalty Shares on the NYSE American was US$3.99.

25. Effect of the Offer on the Market for Elemental Shares; Stock Exchange Listing and Public Disclosure

Market for Shares

The purchase of Elemental Shares by the Offeror under the Offer or otherwise will reduce the number of Elemental Shares that might otherwise trade publicly and may reduce the number of Shareholders and, depending on the number of Elemental Shares purchased, could adversely affect the liquidity and market value of the remaining Elemental Shares held by the public.

Listing and Quotations

The rules and regulations of the TSX-V establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Elemental Shares from the TSX-V. Depending on the number of Elemental Shares purchased by the Offeror under the Offer or otherwise, it is possible that Elemental would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Elemental Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Elemental Shares. If the Offeror proceeds with a Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Elemental to apply to delist the Elemental Shares from the TSX-V as soon as practicable after completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Elemental Shares are delisted from the TSX-V, the extent of the public market for the Elemental Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Elemental Shares publicly held and the aggregate market value of the Elemental Shares publicly held at such time, the interest in maintaining a market in Elemental Shares on the part of securities firms, whether Elemental remains subject to public reporting requirements in Canada, and other factors.

Continuous Disclosure Obligations of Elemental

After the purchase of the Elemental Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Elemental may cease to be subject to the public reporting and proxy solicitation requirements of the BCBCA and the Securities Laws of certain provinces of Canada. Furthermore, it may be possible for Elemental to cease to be a reporting issuer in any province or jurisdiction where only a small number of Shareholders reside. If permitted by Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Elemental to cease to be a reporting issuer under the Securities Laws of each of the provinces and territories of Canada in which it is a reporting issuer.

26. Comparison of Shareholder Rights

If the Offer is consummated, Shareholders will receive Gold Royalty Shares. As Gold Royalty is a corporation existing under the Laws of Canada, the rights of holders of Gold Royalty Shares are governed by the CBCA. The rights of Shareholders are currently governed by the BCBCA and by Elemental’s notice of articles and articles. Although the rights and privileges of shareholders under CBCA and the BCBCA are in many instances comparable, there are certain differences.

The CBCA provides shareholders with substantially the same rights as are available to shareholders under the BCBCA, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions. However, there are certain differences between the two statutes and the regulations made thereunder.

The following is a summary of certain differences between the BCBCA and the CBCA, but it is not intended to be a comprehensive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and Shareholders should consult their legal or other professional advisors with regard to all of the implications of the Offer which may be of importance to them.

Charter Documents

Under the BCBCA, a company’s charter documents consist of (i) a notice of articles, which sets forth, among other things, the name of the company and the amount and type of authorized capital, and whether there are any special rights and restrictions attached to such authorized capital, and (ii) articles which govern the management of the company. The notice of articles is filed with the Registrar of Companies, while articles are filed only with the company’s records office.

Under the CBCA, a corporation’s charter documents consist of (i) articles of incorporation, and any amendments thereto, which set forth the name of the corporation and the amount and type of authorized capital and any restriction on the business that the corporation may carry on, and (ii) the by-laws which govern the business and affairs of the corporation. The articles are filed with the Director under the CBCA and the by-laws are filed with the corporation’s registered office, or at another location designated by the corporation’s directors.

Change of Name and Consolidation

The CBCA provides that a special resolution is required in order to change a corporation’s name or to consolidate or split its issued and outstanding capital. Under the BCBCA, if specified in a company’s articles, such changes may be approved by a directors’ resolution.

Sale of Business or Assets

Under the BCBCA, the directors of a company may sell, lease or otherwise dispose of all or substantially all of the undertaking of the company only if it is in the ordinary course of the company’s business or with shareholder approval authorized by a special resolution of its shareholders. Under the BCBCA, a special resolution requires the approval of a special majority, which means the majority specified in a company’s articles, if such specified majority is at least two-thirds and not more than three-quarters of the votes cast by those shareholders voting in person or by proxy at a general meeting of the company. If the articles do not contain a provision stipulating the special majority, then a special resolution is passed by at least two-thirds of the votes cast on the resolution.

The CBCA requires shareholder approval for any sale, lease or exchange of all or substantially all of the property (as opposed to the “undertaking”) of the corporation, other than in the ordinary course of business of a corporation, in accordance with the following: (i) each share of a corporation carries the right to vote in respect of the approval of a sale, lease or exchange of all or substantially all of the property of the corporation whether or not it otherwise carries the right to vote; (ii) the sale, lease or exchange must be approved by a special resolution of each class or series of shares entitled to vote thereon; and (iii) holders of shares of a class or series are entitled to vote separately as a class or series only if that class or series is affected by the sale, lease or exchange in a manner different from the shares of another class or series.

While the shareholder approval thresholds may be the same under the BCBCA and the CBCA, the BCBCA allows for a corporation to specify a different approval level in its articles (at least two-thirds but less than three quarters).

Amendments to the Charter Documents of a Company

Changes to the articles of a company under the BCBCA will be effected by the type of resolution specified in the articles of a company, which, for many alterations, including change of name or alterations to the articles, could provide for approval solely by a resolution of the directors. In the absence of anything in the articles, most corporate alterations will require a special resolution of the shareholders to be approved by not less than two-thirds of the votes cast by the shareholders voting on the resolution. Alteration of the special rights and restrictions attached to issued shares requires, subject to the requirements set forth in the company’s articles, consent by a special resolution of the holders of the class or series of shares affected. A proposed amalgamation or continuation of a company out of the jurisdiction generally requires shareholders approve such a transaction by way of special resolution.

Under the CBCA, certain amendments to the charter documents of a corporation require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the amendments and, where certain specified rights of the holders of a class or series of shares are affected by the amendments in a manner different than the rights of the holders of other classes or series of shares, such holders are entitled to vote separately as a class or series on such proposed amendments, whether or not such class or series of shares otherwise carry the right to vote. A resolution to amalgamate a CBCA corporation requires a special resolution, or such higher threshold as may be provided in the corporation’s articles, passed by the holders of each class or series of shares, whether or not such shares otherwise carry the right to vote, if such class or series of shares are affected differently.

Rights of Dissent and Appraisal

The BCBCA provides that shareholders, including beneficial holders, who dissent from certain actions being taken by a company, may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. Under the BCBCA, a holder of shares of any class may dissent, subject to certain conditions, if a court order permits such dissent if such dissent is authorized by such resolution, or where the company proposes to:

a)	alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on;

b)	adopt an amalgamation agreement;

c)	approve an amalgamation under Division 4 of Part 9 of the BCBCA;

d)	approve an arrangement, the terms of which arrangement permit dissent;

e)	authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking; or

f)	authorize the continuation of the company into a jurisdiction other than British Columbia.

The CBCA contains similar dissent provisions to that contained in the BCBCA, although the procedure for exercising this remedy is different. Subject to specified exceptions, dissent rights are available where the corporation resolves to:

a)	amend its articles to add, change or remove any provisions restricting or constraining on the issue, transfer or ownership of shares of a class of the shares of the corporation;

b)	amend its articles to add, change or remove any restriction on the business or businesses that the corporation may carry on;

c)	amalgamate with another corporation (other than an amalgamation between a corporation and its wholly-owned subsidiary, or between wholly-owned subsidiaries of the same corporation);

d)	be continued under the laws of another jurisdiction;

e)	sell, lease or exchange all or substantially all its property; or

f)	to carry out a going private transaction or a squeeze-out transaction.

Oppression Remedies

Under the BCBCA, a shareholder of a company has the right to apply to a court on the ground that:

a)	the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or

b)	some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

On such an application, the court may make such order as it sees fit, including an order to prohibit any act proposed by the corporation.

The CBCA contains rights that are substantially broader in that they are available to a larger class of complainants. Under the CBCA, a registered holder or beneficial owner, and a former registered holder or beneficial owner of a security of the corporation or any of its affiliates, directors, former directors, officers or former officers of a corporation or any of its affiliates, the director appointed under the CBCA or any other person who, in the discretion of a court, is a proper person to seek an oppression remedy, may apply to a court for an order to rectify the matters complained of where, in respect of a corporation or any of its affiliates, (i) any act or omission of the corporation or its affiliates effects a result, (ii) the business or affairs of the corporation or its affiliates are, have been carried on or conducted in a manner, or (iii) the powers of the directors of the corporation or any of its affiliates are, or have been exercised in a manner, that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer.

Shareholder Derivative Actions

Under the BCBCA, a shareholder, defined as including a beneficial shareholder and any other person whom the court considers to be an appropriate person to make an application under the BCBCA, or a director of a company may, with leave of the court, bring a legal proceeding in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself, or to obtain damages for any breach of such right, duty or obligation. If the applicant is a shareholder or director, the applicant may also, with leave of the court, defend a legal proceeding brought against a company. The court will grant leave under the BCBCA for an application to commence a derivative action if:

a)	the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the legal proceeding;

b)	notice of the application for leave has been given to the company and to any other person the court may order;

c)	the complainant is acting in good faith; and

d)	it appears to the court that it is in the best interests of the company for the legal proceeding to be prosecuted or defended.

A broader right to bring a derivative action is contained in the CBCA than is found in the BCBCA, and this right extends to former shareholders, directors or officers of a corporation or its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring a derivative action. In addition, the CBCA permits derivative actions to be commenced in the name and on behalf of not only the corporation but also any of its subsidiaries. No leave may be granted under the CBCA unless the court is satisfied that:

a)	the complainant has given at least fourteen days’ notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action;

b)	the complainant is acting in good faith; and

c)	it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Requisition of Meetings

The BCBCA provides that one or more shareholders of a company holding in aggregate not less than 5% of the issued shares that carry the right to vote at general meetings of the company may give notice to the directors requiring them to call and hold a general meeting which meeting must be held within four months of such notice. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, the requisitioning shareholders, or any one or more of them holding more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the notice.

The CBCA permits the holders of not less than 5% of the issued shares of a corporation that carry the right to vote to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the notice. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the notice, any shareholder who signed the notice may call the meeting.

Form and Solicitation of Proxies, Information Circular

Under the BCBCA, the management of a public company, concurrently with sending a notice of meeting of shareholders, must send a form of proxy to each shareholder who is entitled to vote at the meeting as well as an information circular containing certain prescribed information regarding the matters to be dealt with at the meeting. The required information is substantially the same as the requirements that apply to the company under applicable Securities Laws. The BCBCA does not place any restriction on the method of soliciting proxies.

The CBCA contains provisions prescribing the form and content of notices of meeting and information circulars. Under the CBCA, a person who solicits proxies, other than by or on behalf of management of the corporation, must send a dissident’s proxy circular in prescribed form to each shareholder whose proxy is solicited and certain other recipients. Pursuant to the CBCA, a person may solicit proxies without sending a dissident’s proxy circular if either (i) the total number of shareholders whose proxies solicited is 15 or fewer (with two or more joint holders being counted as one shareholder), or (ii) the solicitation is, in certain prescribed circumstances, conveyed by public broadcast, speech or publication.

Place of Shareholders Meetings

The BCBCA requires all meetings of shareholders to be held in British Columbia unless: (i) a location outside the province of British Columbia is provided for in the articles; (ii) the articles do not restrict the company from approving a location outside of the province of British Columbia for holding of the general meeting and the location of the meeting is approved by the resolution required by the articles for that purpose, or, if no resolution is required for that purpose by the articles, approved by ordinary resolution; or (iii) if the location for the meeting is approved in writing by the Registrar of Companies (British Columbia) before the meeting is held.

The CBCA provides that meetings of shareholders must be held at the place within Canada provided for in a corporation’s by-laws, or in the absence of such provision, at such place within Canada that the directors so determine. A meeting may be held outside Canada if the articles so provide or if all the shareholders entitled to vote at the meeting agree that such meeting is to be so held.

Directors Residency Requirements

Both the BCBCA and CBCA provide that a public corporation must have at least three directors. While the BCBCA does not have any residency requirements for directors, the CBCA requires that at least 25% of directors be resident Canadians, unless the corporation has less than four directors, in which case at least one director must be a resident Canadian. Subject to certain exceptions, generally an individual has to be ordinarily resident in Canada to be considered a resident Canadian under the CBCA.

Removal of Directors

The BCBCA provides that, subject to certain exceptions, the shareholders of a company may remove one or more directors by a special resolution of the shareholders or by any other type of resolution or method specified in the articles. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other type of resolution or method specified in the articles.

The CBCA provides that the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. An ordinary resolution under the CBCA requires the resolution to be passed, with or without amendment, at the meeting by at least a majority (i.e., 50%) of the votes cast by the shareholders who voted in respect of that ordinary resolution. The CBCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Meaning of “Insolvent”

Under the BCBCA, for purposes of the insolvency test that must be passed for the payment of dividends and purchases and redemptions of shares, insolvent is defined to mean when a company is unable to pay its debts as they become due in the ordinary course of its business. Unlike the CBCA, the BCBCA does not impose a net asset solvency test for these purposes. For purposes of proceedings to dissolve or liquidate, the definition of insolvent from federal bankruptcy legislation applies.

Under the CBCA, a corporation may not pay dividends or purchase or redeem its shares if there are reasonable grounds for believing (i) it is or would be unable to pay its liabilities as they become due; or (ii) where the realizable value of the assets of the corporation are less than the aggregate of its liabilities and stated capital of all classes.

Reduction of Capital

Under the BCBCA, capital may be reduced by special resolution or court order. A court order is required if the realizable value of the corporation’s assets would, after the reduction of capital, be less than the aggregate of its liabilities. Under the CBCA, capital may be reduced by special resolution but not if there are reasonable grounds for believing that, after the reduction, (i) the corporation would be unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation’s assets would thereby be less than its liabilities.

Shareholder Proposals

The BCBCA includes a more detailed regime for shareholders proposals than the CBCA. For example, a person submitting a proposal must have been the registered or beneficial owner of one or more voting shares for an uninterrupted period of at least two years before the date of the signing of the proposal. In addition, the proposal must be signed by shareholders who, together with the submitter, are registered or beneficial owners of (i) at least 1% of the company’s voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation (at present, C$2,000).

The CBCA allows shareholders entitled to vote or a beneficial owner of shares that are entitled to be voted to submit a notice of a proposal.

Compulsory Acquisition

The CBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror.

The BCBCA provides a substantively similar right although there are differences in the procedures and process. Unlike the CBCA, the BCBCA provides that where an offeror does not use the compulsory acquisition right when entitled to do so, a securityholder who did not accept the original offer may require the offeror to acquire the securityholder’s securities on the same terms contained in the original offer.

Indemnification

Under the BCBCA, a company may:

a)	indemnify an individual against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding to which the individual is or may be liable; or

b)	after the final disposition of a proceeding, pay the expenses actually and reasonably incurred by the individual in respect of a proceeding after the final disposition of any said proceeding.

The individual to be indemnified must:

a)	be, or have been, a director or officer of the company;

b)	be, or have been, a director or officer of another company (an “associated company”) at a time when the associated company is or was an affiliate of the company, or at the request of the company; or

c)	at the request of the company, be or have been, or hold or have held, a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, and the proceeding must be a legal proceeding or investigative action, whether current, threatened, pending or completed, in which the individual (or any of his or her heirs and personal or other legal representatives) by reason of said individual being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated company is or may be joined as a party or liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

Additionally, in such cases where the individual was wholly successful, on the merits or otherwise, in the outcome of the proceeding or was substantially successful on the merits of his or her defence of the action or proceeding against him or her, the BCBCA requires the company to pay the eligible party’s expenses actually and reasonably incurred in respect of the proceeding.

Notwithstanding the foregoing, the company must not indemnify the individual or pay his or her expenses if he or she did not act honestly and in good faith with a view to the best interests of the company or associated company or, in the case of proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that his or her conduct was lawful.

Under the CBCA, a corporation may indemnify an individual against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. The individual must be a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

A corporation may not indemnify an individual unless he or she had:

a)	acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, reasonable grounds for believing that his or her conduct was lawful.

An individual is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity, if the individual seeking indemnity: (i) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (ii) fulfils the conditions set out in (a) and (b) above

27. Ownership of and Trading in Elemental Shares

As at the date hereof, the Offeror beneficially owns and exercises control or direction over 277,100 Elemental Shares, representing 0.4% of the outstanding Elemental Shares. Such Elemental Shares are held by Abitibi Royalties, a wholly-owned subsidiary of the Offeror.

Other than as disclosed above, to the knowledge of the Offeror after reasonable enquiry, no Elemental Shares or other securities of Elemental are beneficially owned, and no control or direction is exercised over any of such securities, (i) by any associate or affiliate of the Offeror; (ii) any insider of the Offeror or by any associate or affiliate thereof; or (iii) any person acting jointly or in concert with the Offeror.

The Offeror indirectly acquired the 277,100 Elemental Shares referenced above on November 5, 2021 as an indirect result of its acquisition of Abitibi Royalties pursuant to the RZZ Arrangement. The Elemental Shares acquired pursuant to such transaction represented a nominal portion of the assets indirectly acquired pursuant to such transaction, representing less than 1.0% of the total assets of Abitibi Royalties as at June 30, 2021. In entering into and determining the consideration under the RZZ Arrangement, the Offeror valued securities of publicly traded companies held by Abitibi Royalties based on the market values of such securities, which in the case of the Elemental Shares was C$1.40 per share based on the closing price of the Elemental Shares on the TSX-V on September 3, 2021, being the trading day immediately preceding the date that the Offeror entered into the underlying arrangement agreement with Abitibi Royalties. The closing price of the Elemental Shares on the TSX-V on November 4, 2021, being the trading day immediately preceding the effective date of the RZZ Arrangement, was C$1.34 per share.

Other than as disclosed above, to the knowledge of the Offeror after reasonable enquiry, neither the Offeror nor any of its directors or officers, any associate or affiliate of the Offeror, any insider of the Offeror or any associate or affiliate thereof, or any person acting jointly or in concert with the Offeror purchased or sold any Elemental Shares or other securities of Elemental during the six-month period preceding the date of the Offer.

28. Commitments to Acquire Shares of Elemental

To the knowledge of the Offeror after reasonable enquiry, none of the Offeror, any of its directors or officers, any associate or affiliate of the Offeror, any insider of the Offeror or any associate or affiliate thereof, or any person acting jointly or in concert with the Offeror, have entered into any agreements, commitments or understandings to acquire any securities of Elemental Shares or other securities of Elemental, except as described in “Arrangements, Agreements or Understandings” in Section 29 of the Offer to Purchase.

29. Arrangements, Agreements or Understandings

There are (i) no agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or officers of Elemental, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, (ii) no agreements, commitments or understandings made or proposed to be made between the Offeror and any security holder of Elemental relating to the Offer, and (iii) no agreements, commitments or understandings between the Offeror and Elemental relating to the Offer. The Offeror is not aware of any agreement, commitment or understanding that could affect control of Elemental and that can reasonably be regarded as material to a Shareholder in deciding whether or not to deposit Elemental Shares under the Offer.

To the knowledge of the Offeror, there are no direct or indirect benefits of accepting or rejecting the Offer that will accrue to any insider of the Offeror or, to the knowledge of the Offeror, after reasonable enquiry, any director or officer of Elemental, any insider of Elemental or any associate or affiliate thereof, any associate or affiliate of Elemental or any person or company acting jointly or in concert with Elemental, other than those benefits that will accrue to Shareholders generally.

30. Benefits from the Offer

No person will receive any direct or indirect benefit from the consummation of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

31. Material Changes and Other Information Concerning Elemental

The Offeror has no information that indicates any material change in the affairs of Elemental since the date of the last published financial statements of Elemental other than as has been publicly disclosed by Elemental. The Offeror has no knowledge of any material fact concerning securities of Elemental that has not been generally disclosed by Elemental or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

32. Regulatory Matters

In connection with the Offer, the approval on terms satisfactory to the Offeror of various domestic and foreign regulatory authorities having jurisdiction over the Offeror, and its subsidiaries and respective businesses, is required. The principal approvals required are described below.

Securities Regulatory Matters

The distribution of the Gold Royalty Shares under the Offer is being made pursuant to statutory exemptions from the prospectus requirements under applicable Canadian securities Laws. The resale of Gold Royalty Shares issued under the Offer is subject to restrictions under the Securities Laws of Canadian provinces and territories; however, the Shareholders in such provinces and territories will generally be able to rely on statutory exemptions from such restrictions.

The Offer to Purchase is being made in compliance with Canadian rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom.

A Registration Statement on Form F-4, as amended by this Amendment No. 1, has been filed with the SEC registering the Gold Royalty Shares offered to Shareholders pursuant to the Offer under the U.S. Securities Act. Such Gold Royalty Shares will not be subject to resale restrictions under the U.S. Securities Act, except for Gold Royalty Shares issued to any Shareholders who may be deemed “affiliates” (as defined in Rule 144 of the U.S. Securities Act) of the Offeror. Gold Royalty Shares acquired by “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of the Offeror may be resold only in a transaction registered under the U.S. Securities Act or in accordance with the requirements of Rule 144 or another exemption from the registration requirements of the U.S. Securities Act. Shareholders who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with the Offeror, including the executive officers, directors and significant shareholders of the Offeror.

Stock Exchange Listing Requirements

Gold Royalty has applied to the NYSE American to list the Gold Royalty Shares that will be issued to Shareholders in connection with the Offer. Listing on the NYSE American will be subject to fulfillment of all the applicable listing requirements.

Australian FIRB Approval

Foreign investment in Australia is regulated by both the FATA and the Australian Government’s “Foreign Investment Policy” (“FIP”). The FATA and the FIP identify which foreign investment proposals need to be compulsorily notified for examination, which can be notified on a voluntary basis and which are exempt from review. The FATA and the FIP extend to indirect foreign investment, including the acquisition of non-Australian companies which happen to have Australian subsidiaries or Australian assets.

Under the FATA, foreign persons generally require FIRB approval before acquiring an interest in a mining tenement or the underlying land used to carry on a mining operation. From January 1, 2021, acquisitions of royalty interests in respect of mining tenements are exempt from foreign investment screening where they do not provide rights to occupy the land or have control or influence over the land. Elemental has not publicly disclosed the details of its royalty interests and whether they provide rights to occupy the land or whether Elemental or its subsidiaries has rights to control or influence the land, including through security interests or similar rights.

The Foreign Investment Review Board (“FIRB”), an Australian Government agency, examines foreign investment proposals and makes recommendations to the Federal Treasurer. The Federal Treasurer is ultimately responsible for approving or rejecting such proposals. FIRB and the Treasurer review foreign investment proposals against Australia’s national interest on a case-by-case basis. The Treasurer has the discretion to block proposals which are considered contrary to the national interest or impose conditions on the way proposals are implemented to ensure they do not operate contrary to the national interest. There is no fixed national interest test but FIRB and the Treasurer tend to take into account the impact of the proposal on matters such as Australia’s national security, Australian government policies including tax and competition and the economy and the community. The character of the investor is also a consideration. The Offeror is a foreign person for the purposes of the FATA and the FIP. While Elemental itself is a British Columbia company, it has several Australian subsidiaries which themselves hold royalty interests in Australian projects. This means that, while the proposed acquisition of Elemental Shares by the Offeror is not compulsorily notifiable to FIRB, the Treasurer would be empowered to unwind the acquisition if it was considered to be contrary to Australia’s national interest.

On January 31, 2022, the Offeror voluntarily notified FIRB of the proposed acquisition and sought confirmation that the Australian Government has no objection to the acquisition. On March 7, 2022, the Offeror received a “no action” letter from the FIRB advising that the transactions described in the Offeror’s application regarding the Offer are not subject to the FATA. Accordingly, the condition that the Offer is, among other things, subject to obtaining the Australian FIRB Approval is satisfied.

Competition Act

Part IX of the Competition Act (Canada) (the “Competition Act”) requires that certain classes of transactions that exceed the thresholds set out at Sections 109 and 110 of the Competition Act be notified to the Commissioner by the parties to the transaction. Subject to certain limited exceptions, the parties to a transaction covered under Part IX of the Competition Act cannot complete their transaction until they have submitted the information prescribed pursuant to subsection 114(1) of the Competition Act to the Commissioner under the Competition Act (the “Commissioner”) and the applicable waiting period has expired or been terminated by the Commissioner. The waiting period is 30 days after the day on which the parties to the transaction submit the prescribed information, provided that, prior to the expiry of this period, the Commissioner has not notified the parties that he requires additional information that is relevant to the Commissioner’s assessment of the transaction pursuant to subsection 114(2) of the Competition Act (a “Supplementary Information Request”). In the event that the Commissioner provides the parties with a Supplementary Information Request, the parties cannot complete their transaction until 30 days after compliance with such a request. A transaction may be completed prior to the end of the applicable waiting period if the Commissioner notifies the parties that he does not, at such time, intend to challenge the transaction by making an application under Section 92 of the Competition Act.

Alternatively, or in addition to filing the prescribed information, a party to a transaction that is subject to Part IX of the Competition Act may apply to the Commissioner for an advance ruling certificate (an “ARC”) and/or a “no action” letter, which may be issued by the Commissioner in respect of a proposed transaction if he is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal, which is a specialized tribunal empowered to deal with certain matters under the Competition Act, including mergers, for an order challenging the merger under Section 92 of the Competition Act.

Upon receipt of a pre-merger notification from the Offeror, the Commissioner is required immediately to notify Elemental that the Commissioner has received from the Offeror the prescribed information. Elemental is required by the Competition Act to supply the Commissioner with the prescribed information within ten days after being so notified. Although Elemental is required to file certain information and documentary material with the Commissioner in connection with the Offer, neither Elemental’s failure to make such filings nor respond to a Supplementary Information Request made to it will extend the waiting period.

At any time before a “merger” (as such term is defined under the Competition Act) is completed, even where it has been notified to the Commissioner under subsection 114(1) of the Competition Act and the applicable waiting period has expired, the Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing that it appears to the Competition Tribunal may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such order for up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act and that, in his opinion, more time is required to complete the inquiry; and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the proposed merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim order may be extended for an additional period of up to 30 days where the Competition Tribunal finds, on application made by the Commissioner, that the Commissioner is unable to complete the inquiry within the period specified in the order because of circumstances beyond the control of the Commissioner.

Whether a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that the Commissioner did not issue an ARC in respect of the merger and if the Commissioner did issue an ARC request (a) the merger was completed within one year from when the ARC was issued; and (b) the grounds upon which the Commissioner intends to apply to the Competition Tribunal under Section 92 of the Competition Act are not the same or substantially the same as the information on the basis of which the ARC was issued. On application by the Commissioner under Section 92 of the Competition Act, the Competition Tribunal may order that a merger not proceed or, if completed, order its dissolution or the disposition of some of the assets or shares; in addition to, or in lieu thereof, on consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal can order a person to take any other action. The Competition Tribunal can issue an order under Section 92 of the Competition Act where it finds that the merger or proposed merger prevents or lessens, or is likely to prevent or lessen, competition substantially in a market.

The Commissioner may, upon request, issue an ARC where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Alternatively, the Commissioner may issue a “no action” letter following a notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving, for one year following substantial completion of the proposed transaction, his authority to so initiate proceedings should circumstances change.

After reviewing the pertinent facts and consulting with its advisors, the Offeror determined that a pre-merger notification and an application pursuant to subsection 114(1) of the Competition Act to the Commissioner and an application to the Commissioner for an ARC are not required with respect to the Offer.

33. Acquisition of Elemental Shares Not Deposited Pursuant to the Offer

If the Offeror takes up and pays for Elemental Shares deposited under the Offer, it is the Offeror’s current intention that it will enter into one or more transactions to enable the Offeror to acquire all Elemental Shares not acquired under the Offer. There is no assurance that such transaction will be completed, and the Offeror expressly reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction.

Compulsory Acquisition

If, within four months after the date of the Offer, the Offer has been accepted by holders of Elemental Shares holding at least 90% of the issued and outstanding Elemental Shares, other than Elemental Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates, the Offeror intends, to the extent possible, to acquire the Elemental Shares not deposited pursuant to the Offer pursuant to the provisions of Section 300 of the BCBCA (a “Compulsory Acquisition”) or by a Subsequent Acquisition Transaction (as more fully described under “Subsequent Acquisition Transaction” below) for consideration at least equivalent in value to the consideration paid pursuant to the Offer.

To exercise such statutory right, the Offeror must give notice (the “Offeror’s Notice”) to each holder of Elemental Shares to whom the Offer was made but who did not accept the Offer (and each person who subsequently acquires any such Elemental Shares) (in each case, a “Dissenting Offeree”) within five months after the date of the Offer of such proposed acquisition. If the Offeror’s Notice is sent to a Dissenting Offeree under Subsection 300(3) of the BCBCA, the Offeror is entitled and bound to acquire all of the Elemental Shares of that Dissenting Offeree for the same price and on the same terms contained in the Offer, unless the Supreme Court of British Columbia (the “Court”) orders otherwise on an application made by that Dissenting Offeree within two months after the date of the Offeror’s Notice.

Pursuant to any such application, the Court may fix the price and terms of payment for the Elemental Shares held by a Dissenting Offeree and make any such consequential orders and give any such directions as the Court considers appropriate. Unless the Court orders otherwise (or, if an application to the Court has been made pursuant to the provisions described in the immediately preceding sentence, at any time after that application has been disposed of) the Offeror, not earlier than two months after the date of the Offeror’s Notice, must send a copy of the Offeror’s Notice to Elemental and pay or transfer to Elemental the consideration representing the price payable by the Offeror for the Elemental Shares that are referred to in the Offeror’s Notice. On receiving a copy of the Offeror’s Notice and the consideration representing the price payable for the Elemental Shares referred to in the Offeror’s Notice, Elemental will be required to register the Offeror as the holder of those Elemental Shares. Any such amount received by Elemental must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by Elemental, or by a trustee approved by the Court, in trust for the Dissenting Offerees.

The foregoing is only a summary of the statutory right of a Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Section 300 of the BCBCA. Shareholders should refer to Section 300 of the BCBCA for the full text of the relevant statutory provisions. The provisions of Section 300 of the BCBCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 300 of the BCBCA should consult their legal advisors.

The income tax consequences to a holder of Elemental Shares of a Compulsory Acquisition may differ from the income tax consequences to such holder having its Elemental Shares acquired pursuant to the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase, and “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compulsory Acquisition if proposed.

Compelled Acquisition

Section 300(9) of the BCBCA provides that if the Offeror has not sent the Offeror’s Notice to each Dissenting Offeree within one month after becoming entitled to do so, the Offeror must send a written notice to each Dissenting Offeree stating that such Dissenting Offeree, within three months after receiving such notice, may require the Offeror to acquire the Elemental Shares held by such Dissenting Offeree. If a Dissenting Offeree requires the Offeror to acquire its Elemental Shares in accordance with these provisions, the Offeror must acquire those Elemental Shares for the same price and on the same terms contained in the Offer (a “Compelled Acquisition”).

The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a holder of Elemental Shares. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Section 300 of the BCBCA. Shareholders should refer to Section 300 of the BCBCA for the full text of the relevant statutory provisions. The provisions of Section 300 of the BCBCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 300 of the BCBCA should consult their legal advisors.

The income tax consequences to a holder of Elemental Shares of a Compelled Acquisition may differ from the income tax consequences to such holder having its Elemental Shares acquired pursuant to the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase, and “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compelled Acquisition if proposed.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the Elemental Shares under the Offer, if the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining Elemental Shares not deposited under the Offer.

Such action may include causing one or more special meetings to be called of the then Shareholders to consider a statutory arrangement, amalgamation, merger, reorganization, amendment to Elemental’s articles, consolidation, recapitalization or similar transaction involving the Offeror and/or an affiliate of the Offeror and Elemental and/or the Shareholders for the purpose of Elemental becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror (a “Subsequent Acquisition Transaction”). If the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the Offeror’s current intention that the consideration to be paid to Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in value to and in the same form as the Offer Consideration payable under the Offer.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Elemental Shares pursuant to the BCBCA. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its Elemental Shares. The fair value so determined could be more or less than the amount paid per Elemental Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Elemental Shares acquired pursuant to the Offer. If, after taking up Elemental Shares under the Offer, the Offeror owns at least 66 2/3% of the outstanding Elemental Shares on a fully- diluted basis and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” on a fully- diluted basis pursuant to MI 61-101, as discussed below, the Offeror should own sufficient Elemental Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurances that the Offeror will pursue a Compulsory Acquisition or Subsequent Acquisition Transaction.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase, and “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Securities Law Requirements for Business Combinations

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Elemental Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Elemental Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. Moreover, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption thereunder, the “related party” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror may be a “related party” of Elemental for the purposes of MI 61-101, although the Offeror expects that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and that therefore the “related party transaction” provision of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or an exemption under MI 61-101, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek discretionary relief from the applicable Securities Regulatory Authorities from the valuation requirements of MI 61-101). An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (which disclosure has been provided herein). The Offeror currently intends that the consideration offered per Elemental Share under any Subsequent Acquisition Transaction proposed by it would be the same Offer Consideration offered to the Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offeror expects to rely on these exemptions.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the Offeror expects the provisions of the BCBCA and Elemental’s constating documents will require the approval of 66 2/3% of the votes cast by holders of the outstanding Elemental Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Elemental Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any subsequent business combination, the “minority” Shareholders entitled to vote will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Shareholders other than: (a) the Offeror (other than in respect of Elemental Shares acquired pursuant to the Offer as described below); (b) any “interested party” (within the meaning of MI 61-101); (c) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of its directors or senior officers; and (d) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons.

MI 61-101 also provides that the Offeror may treat Elemental Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed no later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the Offer Consideration paid under the Offer; and (c) the Shareholder who tendered such Elemental Shares under the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer; (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer; or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Elemental Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Elemental Shares.

MI 61-101 excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where, among other things, (a) the benefit is not conferred for the purposes of increasing the value of the consideration paid to the related party for securities relinquished under the transaction or bid; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction or bid in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction or bid (and which disclosure has been provided herein); and (d) the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer (the “De Minimis Exemption”).

In addition, MI 61-101 also excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where such benefit meets the criteria described in (a) to (c) of the previous paragraph and (i) the related party discloses to an independent committee of the issuer the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the transaction or bid, in exchange for the equity securities beneficially owned by the related party, (ii) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in clause (i) above, and (iii) the independent committee’s determination is disclosed in the directors’ circular (and which disclosure is provided therein) (the “Independent Committee Exemption”)

The Offeror currently intends that the consideration offered for Elemental Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the Offer Consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause Elemental Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Other Alternatives

Although the Offeror may propose a Compulsory Acquisition or Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Elemental Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Elemental, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Elemental Shares in accordance with applicable Law, including, without limitation, a Subsequent Acquisition Transaction on terms not described in the Offer to Purchase.

If the Offeror is unable to, or determines at its option not to, effect a Compulsory Acquisition or Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Elemental Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise. Subject to applicable Law, any additional purchases of Elemental Shares could be at a price greater than, equal to, or less than the price to be paid for Elemental Shares under the Offer and could be for cash, securities and/or other form of consideration.

Alternatively, the Offeror may take no action to acquire additional Elemental Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all Elemental Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the consideration paid for Elemental Shares under the Offer.

The tax consequences to a Shareholder of any such alternatives to a Compulsory Acquisition, Compelled Acquisition, or Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 36 of the Offer to Purchase, and “Certain United States Federal Income Tax Considerations” in Section 37 of the Offer to Purchase. Shareholders should consult their legal and tax advisors for a determination of their rights and the consequences with respect to such alternatives if such alternatives are proposed.

See “Market Purchases and Sales of Elemental Shares” in Section 12 of the Offer to Purchase.

34. Shareholder Rights Plan

The following is a summary of certain material provisions of the Shareholder Rights Plan. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Shareholder Rights Plan, which has been filed and is available on SEDAR under Elemental’s profile at www.sedar.com.

Elemental and Computershare Trust Company of Canada (the “SRP Rights Agent”) entered into the shareholders rights plan agreement dated December 30, 2021. Pursuant to the Shareholder Rights Plan, Elemental issued one SRP Right in respect of each outstanding Elemental Share and authorized the issuance of one SRP Right for each Elemental Share issued thereafter. The SRP Rights are attached to the Elemental Shares and are not exercisable until the “Separation Time”, which is defined under the Shareholder Rights Plan to mean the close of business (Vancouver time) on the tenth Trading Day (as defined below) after the earlier of: (a) the date of the first public announcement or disclosure by Elemental or an offeror under a take-over bid or an Acquiring Person (as defined below) of facts indicating that a person has become an Acquiring Person; (b) the date of the commencement of, or first public announcement of the intent of any person (other than Elemental or any of its subsidiaries) to commence, a take-over bid (other than a Permitted Bid or a Competing Permitted Bid); and (c) the date that a Permitted Bid or a Competing Permitted Bid, as the case may be, ceases to qualify as such.

Until the Separation Time, the SRP Rights are not exercisable and no SRP Rights may be exercised. From and after the Separation Time and prior to the Expiration Time (as defined in the Shareholder Rights Plan), each SRP Right entitles the holder thereof to purchase one Elemental Share at an exercise price (the “Exercise Price”) equal to the greater of C$20.00 and three times the Market Price (as defined below) per share, as at the Separation Time subject to adjustment in certain events.

A transaction in or pursuant to which any person (an “Acquiring Person”) becomes the Beneficial Owner (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Voting Shares (as defined in the Shareholder Rights Plan) other than as a result of certain exempt transactions and certain other exceptions (including, without limitation, acquisitions pursuant to a Permitted Bid (as defined in the Shareholder Rights Plan)) is referred to as a “Flip-In Event”.

In the event that prior to the Expiration Time a Flip-In Event shall occur, each SRP Right shall constitute, effective from and after the later of its date of issue and at the close of business on the tenth Trading Day after the Stock Acquisition Date (as defined below) (or such later date as may be acquired to comply with the requirements of the Securities Act (Ontario) and any comparable legislation of any applicable jurisdiction), the right to purchase from Elemental, upon exercise thereof in accordance with the terms of the Shareholder Rights Plan, that number of Voting Shares (as defined in the Shareholder Rights Plan) having an aggregate Market Price on the date of consummation or occurrence of such Flip-In Event equal to twice the Exercise Price for an amount in cash equal to the SRP Exercise Price, subject to adjustment. However, SRP Rights held by an Acquiring Person, any nominee, affiliate or associate of an Acquiring Person, any person acting jointly or in concert with an Acquiring Person or any nominee, affiliate or associate of an Acquiring Person, or a transferee or other successor in title of SRP Rights held by an Acquiring Person, any affiliate or associate of an Acquiring Person, or any person acting jointly or in concert with an Acquiring Person or an affiliate or associate of an Acquiring Person, would become null and void upon the occurrence of a Flip-In Event.

“Stock Acquisition Date” means the first date of public announcement (which for the purposes of such definition, includes, a report filed pursuant to Part 5 of NI 62-104 or pursuant to Section 13(d) of the U.S. Exchange Act) by Elemental or an Acquiring Person of facts indicating that an Acquiring Person has become such. “Market Price” per share of any securities on any date means the average of the daily closing sale prices per security of such class on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date (subject to adjustment in certain circumstances). “Trading Day” when used with respect to any securities, means the day on which the securities exchange or national securities quotation system on which such securities are listed or admitted for trading on which the largest number of such securities were traded during the most recently completed calendar year is open for the transaction of business or, if the securities are not listed or admitted to trading on any securities exchange or national securities quotation system, a Business Day.

Until the Separation Time (or the earlier redemption, termination or expiration of the SRP Rights), the SRP Rights will be evidenced by the certificates representing the associated Elemental Shares or by book-entry form registration for the associated Elemental Shares and will be transferable only together with the associated Elemental Shares. From and after the Separation Time and prior to the Expiration Time, the SRP Rights will be exercisable and the registration and transfer of SRP Rights will be separate from and independent of the Elemental Shares. Promptly following the Separation Time, Elemental will determine whether it wishes to issue separate certificates evidencing the rights (“Rights Certificates”) or whether it will maintain the SRP Rights in book entry form. In the event that Elemental determines to maintain the SRP Rights in book-entry form, it will put in place such alternative procedures as are directed by the SRP Rights Agent to be maintained in book entry form. In the event that Elemental determines to issue a Rights Certificate, it will prepare and the SRP Rights Agent will mail to each holder of Elemental Shares of record at the Separation Time (other than the Acquiring Person and certain other persons set out in the Shareholder Rights Plan), together with a description of the SRP Rights.

The Shareholder Rights Plan does not apply to certain types of transactions, including, without limitation, Permitted Bids and Competing Permitted Bids. A “Permitted Bid” is a take-over bid which, among other things: (i) is made to all registered holders of Voting Shares other than the “Offeror”, being a person who has announced, and has not withdrawn, an intention to make or who has made and not withdrawn a take-over bid, other than a person who has completed a Permitted Bid, a Competing Permitted Bid or certain other specified exempt acquisitions; (ii) contains, and the take-up and payment for securities tendered or deposited thereunder is subject to, irrevocable and unqualified conditions that: (A) no Voting Shares shall be taken up or paid for pursuant to the take-over bid prior to the close of business on a date which is not less than one hundred and five (105) days following the date of the take-over bid, or such shorter minimum period that the take-over bid must remain open for deposits of securities pursuant to section 2.28.2 or section 2.28.3 of NI 62-104; and (B) unless at the close of business on the date Voting Shares are first taken up or paid for under such take-over bid, more than more than 50% of the then outstanding Voting Shares held by independent shareholders have been deposited or tendered pursuant to the takeover bid and have not been withdrawn; (iii) the take-over bid contains an irrevocable and unqualified provision that, unless the take-over bid is withdrawn, Voting Shares may be deposited pursuant to such take-over bid at any time during the period described in (ii)(A) above and that any Voting Shares deposited pursuant to the take-over bid may be withdrawn until taken up and paid for; and (iv) the take-over bid contains an irrevocable and unqualified provision, that unless the take-over bid is withdrawn, in the event that the deposit condition set forth in (ii)(B) above is satisfied the offeror will make a public announcement of that fact and the take-over bid will be extended for a period of not less than 10 Business Days from the date of such public announcement. The Offer does not meet item (iv) of the definition of “Permitted Bid” in the preceding sentence as the 10-Day Mandatory Extension Period under the Offer references a 10 calendar day (not Business Day) period in accordance with the requirements of NI 62-104.

The Shareholder Rights Plan allows for a Competing Bid to be made while a Permitted Bid is in existence. A “Competing Permitted Bid” is a take-over bid which, among other things: (i) is made while another Permitted Bid is in existence; and (ii) satisfies all of the components of the definition of a Permitted Bid except that the requirement set out in (ii)(A) in the paragraph above will be satisfied if the competing take-over bid contains, and the take up and payment for securities tendered or deposited thereunder will be subject to, an irrevocable and unqualified condition that no Voting Shares will be taken up or paid for pursuant to the Competing Bid prior to the close of business on the date that is no earlier than the date which is the last day of the minimum initial deposit period that such take-over bid must remain open for deposits of securities pursuant NI 62-104 after the date of the take-over bid constituting the Competing Permitted Bid, provided, however, that a take-over bid that qualified as a Competing Permitted Bid will cease to be a Competing Permitted Bid at any time when such take-over bid ceases to meet any of the requirement of the definition set forth in the Shareholder Rights Plan.

Under the Shareholder Rights Plan, the Elemental Board has the discretion, prior to the occurrence of a Flip-In Event that would occur by reason of a take-over bid, made by means of a take-over bid circular sent to all holders of Voting Shares, to waive the application of the Shareholder Rights Plan to such Flip-In Event, upon written notice delivered to the SRP Rights Agent and provided that, in such case, the Elemental Board will be deemed to have waived the application of such provisions to any other Flip-In Event made by means of a take-over bid circular to all holders of Voting Shares that is made prior to the expiry of any take-over bid in respect of which a waiver is, or is deemed to have been granted. The Elemental Board also has the right, with the prior consent of the holders of Voting Shares (or the holders of SRP Rights if the Separation Time has occurred), at any time prior to the occurrence of a Flip-In Event, to redeem all (but not less than all) of the SRP Rights at a redemption price of C$0.00001 per SRP Right, subject to certain adjustments.

It is a condition of the Offer that the Offeror shall have determined, in its reasonable judgment, that the Shareholder Rights Plan does not and will not adversely affect the Offer or the Offeror, either before or upon the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction and: (i) the Elemental Board shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Elemental Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Elemental Shares upon the exercise of the SRP Rights in relation to the purchase of Elemental Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, which cease trade order or injunction shall be in full force and effect; (iii) a court of competent jurisdiction shall have made a final and binding order that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Elemental Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. See “Conditions of the Offer” in Section 4 of the Offer to Purchase.

35. Unaudited Pro Forma Condensed Combined Financial Statements

Shareholders should refer to Schedule XIII to this document for the unaudited pro forma condensed combined statement of financial position of the Offeror as at December 31, 2021 and the unaudited pro forma condensed combined statement of loss of the Offeror for the quarter ended December 31, 2021 and the financial year ended September 30, 2021, giving effect to the proposed acquisition of all outstanding Elemental Shares under the Offer, as set out therein. Such unaudited pro forma condensed combined financial statements have been prepared using certain of the Offeror’s, Ely Gold’s Golden Valley’s, Abitibi Royalties’ and Elemental’s respective financial statements as more particularly described in the notes to the unaudited pro forma condensed combined financial statements. In preparing the unaudited pro forma condensed combined financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma condensed combined financial statements. Such unaudited pro forma condensed combined financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the Offer will differ from such unaudited pro forma condensed combined financial statements. Any potential synergies that may be realized following consummation of the Offer have been excluded from such unaudited pro forma condensed combined financial statements. Shareholders are cautioned to not place undue reliance on such unaudited pro forma condensed combined financial statements.

36. Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations under the Tax Act, as of the date hereof, generally applicable to a Shareholder who, for purposes of the Tax Act, holds Elemental Shares and will hold Gold Royalty Shares, including the associated SRP Rights, received pursuant to the Offer as capital property, deals at arm’s length with, and is not affiliated with, Elemental or the Offeror, and who disposes of Elemental Shares, including the associated SRP Rights, to the Offeror pursuant to the Offer or otherwise disposes of Elemental Shares, including the associated SRP Rights, pursuant to certain transactions described under “Acquisition of Elemental Shares Not Deposited Under the Offer” in Section 33 of the Offer to Purchase.

Elemental Shares, including the associated SRP Rights, and Gold Royalty Shares generally will be considered capital property to a Shareholder for purposes of the Tax Act unless the Shareholder holds such properties in the course of carrying on a business of buying and selling securities or the Shareholder has acquired or holds such properties in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and the current published administrative policies and assessing practices of the CRA publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to persons holding Convertible Securities or other conversion or exchange rights to acquire Elemental Shares, or persons who acquired Elemental Shares on the exercise of Convertible Securities. In addition, this summary does not apply to a Shareholder: (i) that is a “specified financial institution” for the purposes of the Tax Act; (ii) that is a “financial institution”, for the purposes of the mark-to-market rules in the Tax Act, (iii) an interest in which is, or whose Elemental Shares are, a “tax shelter investment”, as defined in the Tax Act, (iv) that has made a “functional currency” election under section 261 of the Tax Act, (v) that is a foreign affiliate of a taxpayer resident in Canada, as defined in the Tax Act; (vi) that has entered into or will enter into a “synthetic disposition agreement”, or a “derivative forward agreement”, each as defined in the Tax Act, in respect of the Elemental Shares or Gold Royalty Shares; (vii) that receives dividends on Gold Royalty Shares under or as part of a “dividend rental arrangement” as defined in the Tax Act; (viii) that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Gold Royalty Shares, controlled by a non-resident person, or by a group of non-resident persons not dealing with each other at arm’s length for purposes of the Tax Act, for purposes of the “foreign affiliate dumping” rules of the Tax Act; (ix) that is exempt from Part I tax under the Tax Act, or (x) which is a partnership or trust. In addition, this summary does not address the deductibility of interest by a Shareholder who has borrowed money or otherwise incurred debt in connection with the acquisition of Elemental Shares or Convertible Securities. Any such Shareholder should consult its own tax advisor.

This summary is based on the assumption that there is no value to the SRP Rights and no amount of consideration paid by the Offeror will be allocated to the SRP Rights.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own legal and tax advisors with respect to the tax consequences to them of having their Elemental Shares, including the associated SRP Rights, acquired based on their particular circumstances, including the application and effect of the income and other taxes of any country, province or other jurisdiction in which the Shareholders reside or carry on business.

Shareholders Resident in Canada

The following portion of the summary is applicable only to a Shareholder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Shareholder”). Certain Resident Shareholders whose Elemental Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Elemental Shares, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Shareholder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Shareholders contemplating such an election should first consult their own tax advisors.

Exchange of Elemental Shares Pursuant to the Offer

In general, a Resident Shareholder who exchanges Elemental Shares for Gold Royalty Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Resident Shareholder elects to report such capital gain (or capital loss) in its Canadian income tax return for the year in which the exchange occurs.

In general, except where (a) such a Resident Shareholder has, in the Resident Shareholder’s Canadian income tax return for the year of exchange, included any portion of the gain or loss otherwise determined from the disposition of an Elemental Share, or (b) immediately after the exchange, such a Resident Shareholder or persons with whom such a Resident Shareholder does not deal at arm’s length for purposes of the Tax Act or such a Resident Shareholder together with such persons either controls the Offeror or beneficially owns shares of the capital stock of the Offeror having a fair market value of more than 50% of the fair market value of all outstanding shares of the capital stock of the Offeror, the Resident Shareholder will be deemed to have disposed of each of the Resident Shareholder’s Elemental Shares for proceeds of disposition equal to the adjusted cost base of such Elemental Shares immediately before the disposition, and, in exchange therefor, will be deemed to have acquired Gold Royalty Shares at a cost equal to such adjusted cost base.

If a Resident Shareholder separately owns other Gold Royalty Shares as capital property at the time of the exchange of Elemental Shares for Gold Royalty Shares pursuant to the Offer, the adjusted cost base of all Gold Royalty Shares owned by the Resident Shareholder as capital property immediately after the exchange will be determined by averaging the cost of the Gold Royalty Shares acquired on the exchange with the adjusted cost base of those other Gold Royalty Shares.

A Resident Shareholder who exchanges Elemental Shares for Gold Royalty Shares pursuant to the Offer may, if the Resident Shareholder chooses, recognize all (but not less than all) of the capital gain or capital loss in respect of such disposition of Elemental Shares by reporting such capital gain or capital loss in the Resident Shareholder’s income tax return for the taxation year during which the disposition occurs. In those circumstances, the Resident Shareholder will realize a capital gain (or capital loss) equal to the amount by which the fair market value of the Gold Royalty Shares received on the exchange (as at the time of the exchange) exceeds (or is exceeded by) the sum of the adjusted cost base of the Elemental Shares exchanged therefor and any reasonable costs associated with the disposition, and will acquire such Gold Royalty Shares at a cost equal to their fair market value at the time of the exchange. A Resident Shareholder will not be able to choose to recognize a portion only of the capital gain (or capital loss) otherwise realized on a disposition of Elemental Shares. Capital gains (or capital losses) will be subject to the tax treatment described below under “Taxation of Capital Gains and Losses”.

In general, a Resident Shareholder who disposes of SRP Rights pursuant to the Offer will realize a capital loss in respect of such disposition equal to the adjusted cost base of such SRP Rights. Capital losses will be subject to the tax treatment described below under “Taxation of Capital Gains and Losses”. Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of disposing of their SRP Rights.

Taxation of Capital Gains and Losses

Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. Such a Resident Shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized by it in a taxation year from taxable capital gains realized by the Resident Shareholder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of an Elemental Share or a Gold Royalty Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders to which these rules may be relevant should consult their own advisors.

A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains, interest and certain dividends. Capital gains realized by a Resident Shareholder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Disposition of Elemental Shares Pursuant to a Compulsory or Compelled Acquisition

As discussed under “Acquisition of Elemental Shares Not Deposited Under the Offer – Compulsory Acquisition”, and “Acquisition of Elemental Shares Not Deposited Under the Offer – Compelled Acquisition” in Section 33 of the Offer to Purchase, the Offeror may, in certain circumstances, acquire or be required to acquire Elemental Shares, including the associated SRP Rights, not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

The income tax consequences to a Resident Shareholder of a disposition of Elemental Shares, including the associated SRP Rights, in consideration for Gold Royalty Shares pursuant to a Compulsory Acquisition or a Compelled Acquisition will be as described above (see “Shareholders Resident in Canada–Exchange of Elemental Shares Pursuant to the Offer”, above), provided the Court does not alter any of the terms of the Offer or provide any directions that would change the results of the Offer. If the Court alters any of the terms of the Offer or provides any directions that would change the results of the Offer, the tax consequences will be as described below under “Disposition of Elemental Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives”. The Resident Shareholder will be required to include in computing its income any interest awarded by the court in connection with a Compulsory Acquisition.

Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Elemental Shares, including the associated SRP Rights, acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Elemental Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described under “Acquisition of Elemental Shares Not Deposited Under the Offer – Subsequent Acquisition Transaction” and “Acquisition of Elemental Shares Not Deposited Under the Offer – Other Alternatives” in Section 33 of the Offer to Purchase, if the Offeror does not acquire all of the Elemental Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Elemental Shares, including the associated SRP Rights.

The income tax treatment of a Subsequent Acquisition Transaction or other alternative to a Resident Shareholder will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such Subsequent Acquisition Transaction or other alternative until the form of such Subsequent Acquisition Transaction or other alternative is determined. However, the income tax consequences of such Subsequent Acquisition Transaction or other alternative may differ from those arising on the disposition of Elemental Shares, including the associated SRP Rights, under the Offer and will depend on the particular form and circumstances of the Subsequent Acquisition Transaction or other alternative. Depending on the form of the Subsequent Acquisition Transaction or other alternative, a Resident Shareholder may realize a capital gain (or capital loss) and/or be deemed to receive a dividend. No opinion is expressed herein as to the income tax consequences of any such Subsequent Acquisition Transaction or other alternative to a Resident Shareholder.

Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Elemental Shares, including the associated SRP Rights, acquired pursuant to a Subsequent Acquisition Transaction or other alternative.

Potential Delisting

As described under “Effect of the Offer on the Market for Elemental Shares; Stock Exchange Listing and Public Disclosure” in Section 25 of the Offer to Purchase, the Elemental Shares may cease to be listed on the TSX-V following the completion of the Offer or, as applicable, a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Resident Shareholders who do not exchange their Elemental Shares pursuant to the Offer are cautioned that, if the Elemental Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX-V) and Elemental ceases to be a “public corporation” for purposes of the Tax Act, the Elemental Shares may not be qualified investments for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”), registered disability savings plans (“RDSPs”), tax- free savings accounts (“TFSAs”) (collectively, “Registered Plans”) or deferred profit-sharing plans, each as defined in the Tax Act. Resident Shareholders who hold Elemental Shares in such manner should consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Taxation of Dividends on and the Disposition of Gold Royalty Shares

Dividends received or deemed to be received on Gold Royalty Shares by a Resident Shareholder who is an individual (including a trust) will be included in computing the individual’s income for tax purposes (other than certain trusts) and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from a “taxable Canadian corporation”, as defined in the Tax Act. A dividend will be eligible for the enhanced gross-up and dividend tax credit for an “eligible dividend”, as defined in the Tax Act, paid by taxable Canadian corporations, to the extent that such dividend is properly designated by the Offeror as an eligible dividend.

A Resident Shareholder that is a corporation will include dividends received or deemed to be received on Gold Royalty Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Shareholder that is a corporation as proceeds of disposition or capital gain. Resident Shareholders that are corporations should consult their own tax advisors having regard to their own circumstances.

Certain corporations, including “private corporations” and “subject corporations”, as such terms are defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 38 1/3% of the dividends received or deemed to be received on Gold Royalty Shares to the extent that such dividends are deductible in computing taxable income.

The disposition or deemed disposition of Gold Royalty Shares by a Resident Shareholder (other than to the Offeror) will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of those shares immediately before the disposition. See “Shareholders Resident in Canada – Taxation of Capital Gains and Losses” above for a general description of the treatment of capital gains (and losses) under the Tax Act.

Eligibility of Gold Royalty Shares for Investment

Based on the current provisions of the Tax Act, the Gold Royalty Shares will be qualified investments under the Tax Act for a trust governed by a Registered Plan or a deferred profit -sharing plan, at any particular time, provided that, at that time, the Gold Royalty Shares are listed on a “designated stock exchange” or Gold Royalty is a “public corporation” (each as defined in the Tax Act).

In July 2017, the NYSE MKT, which was listed by the Department of Finance (Canada) as a “designated stock exchange”, was rebranded as NYSE American. The Department of Finance (Canada) has not yet confirmed that NYSE American is a “designated stock exchange” for purposes of the Tax Act. As a result, it is not clear whether the Gold Royalty Shares will be considered as being listed on a “designated exchange” for purposes of the Tax Act. As such, Gold Royalty can provide no assurance that the Gold Royalty Shares are eligible for investment through a Registered Plan or a deferred profit-sharing plan.

Notwithstanding that Gold Royalty Shares may be qualified investments for a trust governed by a Registered Plan, the annuitant, holder or subscriber of the particular Registered Plan will be subject to a penalty tax on such shares if such shares are a “prohibited investment” (as defined in the Tax Act). The Gold Royalty Shares will generally not be a “prohibited investment” for a Registered Plan provided that (i) the holder, subscriber or the annuitant of the particular Registered Plan, as the case may be, deals at arm’s length with Gold Royalty for purposes of the Tax Act and does not have a “significant interest” (as defined in subsection 207.01(4) the Tax Act) in Gold Royalty or (ii) Gold Royalty Shares are “excluded property” (as defined in subsection 207.01(1) of the Tax Act) for a Registered Plan. Resident Shareholders should consult their own tax advisors to ensure that the Gold Royalty Shares would not be a prohibited investment for a Registered Plan in their particular circumstances.

Shareholders Not Resident in Canada

This part of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Elemental Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). This part of the summary is not applicable to Non-Resident Shareholders that are insurers carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act).

Exchange of Elemental Shares Pursuant to the Offer

Generally, a Non-Resident Shareholder who exchanges Elemental Shares for Gold Royalty Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Non-Resident Shareholder elects to report such capital gain (or capital loss) in its Canadian income tax return for the year in which the exchange occurs. Generally, and subject to the additional comments below, a Non-Resident Shareholder will be subject to the same treatment as described above under “Shareholders Resident in Canada – Exchange of Elemental Shares Pursuant to the Offer”.

In addition, a Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain (or capital loss) realized on a disposition of Elemental Shares, including the associated SRP Rights, pursuant to the Offer unless the Non-Resident Shareholder’s Elemental Shares or SRP Rights, respectively, constitute “taxable Canadian property” other than “treaty-protected property”, as defined in the Tax Act, of such Non-Resident Shareholder.

Generally, an Elemental Share will not be “taxable Canadian property” to a Non-Resident Shareholder at a particular time provided that such share is listed on a “designated stock exchange”, as defined in the Tax Act, (which currently includes the TSX-V) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Shareholder, alone or together with persons with whom the Non- Resident Shareholder did not deal at arm’s length and partnerships in which the Non-Resident Shareholder or persons with whom the Non-Resident Shareholder did not deal at arm’s length hold a membership interest (directly or indirectly through one or more partnerships) owned 25% or more of the issued shares of any class or series of shares of the capital stock of Elemental, and (ii) more than 50% of the fair market value of the Elemental Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Elemental Shares may be deemed to be taxable Canadian property to the Non-Resident Shareholder.

Generally, an SRP Right will not be taxable Canadian property to a Non-Resident Shareholder at a particular time provided that the SRP Right is not an option in respect of, or an interest in, or for civil law a right in, a property that is (i) real or immovable property situated in Canada, or (ii) a share of a capital stock of a corporation that is or would be taxable Canadian property to the Non-Resident Shareholder.

In the event that any of the Elemental Shares or SRP Rights constitute or are deemed to constitute taxable Canadian property to any Non-Resident Shareholder, the Non-Resident Shareholder may be entitled to relief pursuant to the provisions of an applicable income tax treaty or convention. Elemental Shares or SRP Rights owned by a Non-Resident Shareholder will generally be treaty-protected property of a Non-Resident Shareholder if the gain from the disposition of such shares or SRP Rights, respectively, would, because of an applicable income tax treaty between Canada and the country in which the Non-Resident Shareholder is resident for purposes of such treaty and in respect of which the Non-Resident Shareholder is entitled to receive benefits thereunder, be exempt from tax under Part I of the Tax Act.

A Non-Resident Holder who disposes of taxable Canadian property that is not treaty-protected property may be required to file a Canadian income tax return for the year in which the disposition occurs, regardless of whether the Non-Resident Holder is liable for Canadian tax in respect of such disposition.

Where a Non-Resident Shareholder’s Elemental Shares are taxable Canadian property and the Non-Resident Shareholder does not choose to recognize a capital gain (or capital loss) in its Canadian income tax return on the exchange of such Elemental Shares for Gold Royalty Shares pursuant to the Offer, the Gold Royalty Shares received in exchange for such Elemental Shares will be deemed at any time that is within 60 months of the exchange to be taxable Canadian property to such Non-Resident Shareholder.

Non-Resident Shareholders whose Elemental Shares or SRP Rights may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of exchanging their Elemental Shares for Gold Royalty Shares and disposing of SRP Rights pursuant to the Offer having regard to their particular circumstances.

Disposition of Elemental Shares Pursuant to a Compulsory or Compelled Acquisition

As discussed under “Acquisition of Elemental Shares Not Deposited Under the Offer – Compulsory Acquisition”, and “Acquisition of Elemental Shares Not Deposited Under the Offer – Compelled Acquisition” in Section 33 of the Offer to Purchase, the Offeror may, in certain circumstances, acquire or be required to acquire Elemental Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

A Non-Resident Shareholder whose Elemental Shares or SRP Rights, respectively, do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain (or capital loss) realized on the disposition of Elemental Shares or SRP Rights by way of a Compulsory Acquisition or a Compelled Acquisition. Whether an Elemental Share or SRP Right is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition or a Compelled Acquisition generally will be determined as described above (see “Shareholders Not Resident in Canada – Exchange of Elemental Shares Pursuant to the Offer”), provided the Court does not alter any of the terms of the Offer or provide any directions that would change the results of the Offer, except that where the Elemental Shares cease to be listed on a designated stock exchange, more stringent rules described below will apply (see “Shareholders Not Resident in Canada – Potential Delisting”). If the Court alters any of the terms of the Offer or provides any directions that would change the results of the Offer, the tax consequences will be as described below under “Disposition of Elemental Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives”.

The income tax consequences of a disposition of Elemental Shares or SRP Rights in consideration for Gold Royalty Shares pursuant to a Compulsory Acquisition or a Compelled Acquisition by a Non-Resident Shareholder whose Elemental Shares or SRP Rights are taxable Canadian property for purposes of the Tax Act generally will be as described above (see “Shareholders Not Resident in Canada – Exchange of Elemental Shares Pursuant to the Offer”).

Generally, where interest is paid or credited to a Non-Resident Shareholder in connection with a Compulsory Acquisition, the Non-Resident Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Elemental Shares or SRP Rights acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Elemental Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described under “Acquisition of Elemental Shares Not Deposited Under the Offer – Subsequent Acquisition Transaction” and “Acquisition of Elemental Shares Not Deposited Under the Offer – Other Alternatives” in Section 33 of the Offer to Purchase, if the Offeror does not acquire all of the Elemental Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Elemental Shares.

The income tax treatment to a Non-Resident Shareholder of a Subsequent Acquisition Transaction or other alternative will depend upon the exact manner in which the Subsequent Acquisition Transaction or other alternative is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such Subsequent Acquisition Transaction or other alternative until the form of such Subsequent Acquisition Transaction or other alternative is determined. However, the income tax consequences of such Subsequent Acquisition Transaction or other alternative may differ from those arising on the disposition of Elemental Shares and SRP Rights under the Offer and will depend on the particular form and circumstances of the Subsequent Acquisition Transaction or other alternative.

Depending on the form of the Subsequent Acquisition or other alternative, a Non-Resident Shareholder may realize a capital gain (or capital loss) and/or be deemed to receive a dividend. Whether or not a Non-Resident Shareholder would be subject to tax under the Tax Act on any such capital gain generally would depend on whether the Elemental Shares are “taxable Canadian property” of the Non-Resident Shareholder for the purposes of the Tax Act at the time of the disposition and whether the Non-Resident Shareholder is entitled to relief under an applicable tax treaty or convention.

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention. For example, under the Canada-United States Tax Convention (1980), as amended (the “Convention”), where dividends are paid to or derived by a Non-Resident Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Generally, where interest is paid or credited to a Non-Resident Shareholder in connection with a Subsequent Acquisition Transaction or other alternative, the Non-Resident Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

No opinion is expressed herein as to the income tax consequences of any such Subsequent Acquisition Transaction or other alternative to a Non-Resident Shareholder.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Elemental Shares and SRP Rights acquired pursuant to a Subsequent Acquisition Transaction or other alternative.

Potential Delisting

As described under “Effect of the Offer on the Market for Elemental Shares; Stock Exchange Listing and Public Disclosure” in Section 25 of the Offer to Purchase, the Elemental Shares may cease to be listed on the TSX-V following the completion of the Offer and may not be listed on the TSX-V at the time of their disposition pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Shareholders who do not dispose of their Elemental Shares pursuant to the Offer are cautioned that Elemental Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Shareholder if, at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Elemental Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). In addition, an SRP Right of such a Non-Resident Shareholder will be considered to be taxable Canadian property to the Non-Resident Shareholder where the SRP Right is considered to be an option in respect of, or an interest in, or for civil law a right in, a share of a capital stock of a corporation that is or would be taxable Canadian property to the Non-Resident Shareholder.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Elemental Shares may be deemed to be taxable Canadian property.

If the Elemental Shares are taxable Canadian property of the Non-Resident Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on a disposition other than pursuant to the Offer. Furthermore, if the Elemental Shares are not listed on a recognized stock exchange (which currently includes the TSX-V) at the time of their disposition and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder with the result that, among other things, the Offeror is required to deduct or withhold 25% from any payment made to the Non-Resident Shareholder and will remit such amount to the Receiver General of Canada on account of the Non-Resident Shareholder’s liability for tax under the Tax Act unless the Offeror has received a clearance certificate issued pursuant to section 116 of the Tax Act relating to the disposition of a Non-Resident Shareholder’s Elemental Shares which is sufficient to eliminate such a remittance requirement for the Offeror.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of not disposing of their Elemental Shares and SRP Rights under the Offer and of any potential delisting of the Elemental Shares.

Taxation of Dividends on and the Disposition of Gold Royalty Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder on Gold Royalty Shares will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding tax to which the Non-Resident Shareholder is entitled under any applicable tax treaty or convention that is in force at the time of the payment, credit or deemed payment or credit of such dividends. For example, under the Convention, where dividends are paid to or derived by a Non-Resident Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Any capital gain realized on the disposition or deemed disposition of a Gold Royalty Share by a Non-Resident Shareholder (other than to the Offeror) will not be subject to tax under the Tax Act unless such share constitutes taxable Canadian property other than treaty-protected property to that Non-Resident Shareholder.

In July 2017, NYSE MKT, which was listed by the Department of Finance (Canada) as a “designated stock exchange”, was rebranded as NYSE American. The Department of Finance (Canada) has not yet confirmed that NYSE American is a “designated stock exchange” for purposes of the Tax Act. As a result, it is not clear whether the Gold Royalty Shares will be considered as being listed on a “designated exchange” for purposes of the Tax Act. In these circumstances, the Gold Royalty Shares will be “taxable Canadian property” for purposes of the Tax Act if, at any particular time during the last 60-months, more than 50% of the fair market value of the Gold Royalty Share was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Tax Act), (iii) “timber resource properties” (as that term is defined in the Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists.

See the discussion regarding taxable Canadian property and treaty-protected property above in “Shareholders Not Resident in Canada – Exchange of Elemental Shares Pursuant to the Offer”.

Non-Resident Shareholders whose Gold Royalty Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

37. Certain United States Federal Income Tax Considerations

The following is a summary of the material anticipated U.S. federal income tax consequences of exchanging Elemental Shares (which for purposes of this summary shall include the associated SRP Rights) for Gold Royalty Shares pursuant to the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, referred to in this section as the “Code,” U.S. Treasury Regulations promulgated under the Code, administrative rulings of the U.S. Internal Revenue Service, referred to in this section as the “IRS,” judicial decisions of the U.S. courts, and the Canada-United States Income Tax Convention (1980), as amended, referred to as the U.S.- Canada tax treaty, in each case as in effect on the date hereof. Changes in the laws may alter the U.S. federal income tax treatment of the Offer discussed in this summary, possibly with retroactive effect.

This summary is based on certain assumptions and is subject to the limitations and qualifications set forth in this summary. The assumptions on which the summary is based include that there are no changes in existing facts and law, and that the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction is completed in the manner contemplated in this Offer to Purchase. This summary also assumes that the SRP Rights do not have any value and no consideration paid by the Offeror will be allocated to the SRP Rights. If any of these assumptions is not correct, the summary cannot be relied upon and the U.S. federal income tax consequences to U.S. Holders of the Offer and of the ownership and disposition of Gold Royalty Shares received pursuant to the Offer could differ significantly and adversely from those described in this summary.

This summary does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address any aspects of state, local or non-U.S. tax law. In addition, this summary does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a holder of Elemental Shares, nor to a holder of Elemental Shares with a special status, such as:

●	a person that owns, has owned, or will own 5% or more (by voting power or value, and taking into account certain attribution rules) of the issued and outstanding Elemental Shares or Gold Royalty Shares;

●	a broker, dealer or trader in securities or currencies, or any person who owns Elemental Shares or Gold Royalty Shares other than as capital assets within the meaning of Section 1221 of the Code;

●	a bank, mutual fund, life insurance company or other financial institution;

●	a tax-exempt organization;

●	a real estate investment trust or regulated investment company;

●	a qualified retirement plan or individual retirement account;

●	a person that holds or will hold the Elemental Shares or Gold Royalty Shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

●	a partnership, S corporation or other “pass-through” entity, as determined for U.S. federal income tax purposes;

●	an investor in a partnership, S corporation or other “pass-through” entity, as determined for U.S. federal income tax purposes;

●	a person whose functional currency for tax purposes is not the U.S. dollar;

●	a passive foreign investment company, controlled foreign corporation or corporation that accumulates earnings to avoid U.S. federal income tax; or

●	a person liable for alternative minimum tax.

Unless otherwise specifically indicated, this summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Offer including, without limitation, the exercise or sale of any Convertible Securities or other right to acquire Elemental Shares.

It is assumed for purposes of this summary that Elemental is not, has not at any time been and will not upon closing of the Offer be a “controlled foreign corporation,” as defined in Section 957(a) of the Code. This summary also assumes that the fair market value of the assets of Elemental exceeds the amount of the liabilities of Elemental immediately prior to and at the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.”

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POSSIBLE U.S. FEDERAL TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR BENEFICIAL OWNER OF ELEMENTAL SHARES. EACH BENEFICIAL OWNER OF ELEMENTAL SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING ELEMENTAL SHARES FOR GOLD ROYALTY SHARES PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF THE GOLD ROYALTY SHARES RECEIVED, INCLUDING THE EFFECTS OF APPLICABLE U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of an Elemental Share, or Gold Royalty Share, as the case may be, who is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if: (i) a court within the United States can exercise primary supervision over it, and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Holder” means any person who is the beneficial owner of an Elemental Share, or Gold Royalty Share, as the case may be, and who is not a U.S. Holder and is not, for U.S. federal income tax purposes, a partnership.

If a “pass-through” entity holds Elemental Shares, the tax treatment of an owner of such “pass-through” entity generally will depend upon the status of such owner and upon the activities of the “pass-through” entity. An owner of a “pass-through” entity which holds Elemental Shares should consult such owner’s tax advisor regarding the specific tax consequences of exchanging Elemental Shares in the Offer or in any Compulsory Acquisition or Subsequent Acquisition Transaction.

U.S. Holders of Elemental Shares

Consequences of Exchanging Elemental Shares Pursuant to the Offer

If the Offer is accepted by the holders of 80% or more of the issued and outstanding Elemental Shares, then the Offer should qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, provided that Gold Royalty Shares are the sole consideration paid by Gold Royalty for Elemental Shares (taking into account any Compulsory Acquisition, Subsequent Acquisition Transaction or any other transaction pursuant to which Gold Royalty acquires Elemental Shares). However, Gold Royalty’s treatment of the transaction will not bind the IRS and there is a risk that the exchange of Elemental Shares pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code.

If the Offer is not accepted by all of the holders of the issued and outstanding Elemental Shares, Gold Royalty intends to effect a Compulsory Acquisition or Subsequent Acquisition Transaction to acquire the remaining Elemental Shares solely in exchange for Gold Royalty Shares with the intent that the exchange of Elemental Shares pursuant to the Offer together with any Compulsory Acquisition or Subsequent Acquisition Transaction of Elemental Shares will qualify as a reorganization under Section 368(a)(1) of the Code. However, it is possible that a Compulsory Acquisition or Subsequent Acquisition Transaction will not occur, or that a Subsequent Acquisition Transaction will be proposed on terms other than as described in this Offer to Purchase. In lieu of a Compulsory Acquisition or Subsequent Acquisition Transaction as described herein, Gold Royalty has the legal alternative to purchase additional Elemental Shares in the open market, acquire Elemental Shares in privately negotiated transactions, or acquire Elemental Shares in another takeover bid or exchange offer or otherwise take no further action. The pursuance of any of these alternatives that result in Gold Royalty providing consideration other than solely Gold Royalty Shares in exchange for Elemental Shares may jeopardize the treatment of the Offer as a tax- free reorganization even if Gold Royalty acquires 80% or more of Elemental’s Shares.

Furthermore, reorganization treatment will generally apply only if the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction (including any amalgamation) are treated for U.S. federal income tax purposes as a single integrated transaction. Given that certain aspects of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction (including an amalgamation) will be effected pursuant to applicable provisions of the Canada Business Corporations Act that are not identical to analogous provisions of U.S. corporate law, there can be no assurance that the IRS will not challenge the treatment of these steps as a single integrated transaction qualifying as a reorganization or that, if challenged, a U.S. court would not agree with the IRS. Accordingly, even if Gold Royalty succeeds in effecting a Compulsory Acquisition or Subsequent Acquisition Transaction of Elemental Shares in exchange for Gold Royalty Shares, there is a risk that the Elemental Shares exchanged pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code.

Gold Royalty has not sought or received a ruling from the IRS regarding the U.S. federal income tax consequences of its acquisition of Elemental Shares. Accordingly, Gold Royalty cannot provide any assurance that reorganization treatment will apply to the contemplated transactions. Each U.S. Holder is urged to take this risk into account.

If the exchange of Elemental Shares pursuant to the Offer qualifies as a reorganization under Section 368(a)(1) of the Code, the exchange should have the following U.S. federal income tax consequences:

●	No gain or loss will be recognized by U.S. Holders on the exchange of Elemental Shares solely for Gold Royalty Shares pursuant to the Offer;

●	Each U.S. Holder’s aggregate tax basis in the Gold Royalty Shares received will be the same as the aggregate tax basis in the Elemental Shares surrendered, decreased by the amount of any tax basis allocable to any fractional share for which cash is received;

●	The holding period of Gold Royalty Shares received by a U.S. Holder will include the holding period of the Elemental Shares surrendered; and

●	If a U.S. Holder has differing tax bases and/or holding periods with respect to the U.S. Holder’s Elemental Shares, the U.S. Holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the Gold Royalty Shares that the holder receives;

provided, however, that U.S. Holders that own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding Gold Royalty Shares after the exchange of their Elemental Shares will be required to enter into a “gain recognition agreement” within the meaning of Sections 1.367(a)-3 and 1.367(a)-8 of the U.S. Treasury Regulations in order to benefit from reorganization treatment. If such a U.S. Holder does not enter into a “gain recognition agreement,” the exchange will be a taxable transaction with respect to such U.S. Holder the U.S. federal income tax consequences of which are described immediately below.

If the exchange of Elemental Shares for Gold Royalty Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, or is otherwise taxable to a U.S. Holder, such U.S. Holder will recognize taxable gain or loss equal to the difference between the fair market value of the amount realized in the exchange and the U.S. Holder’s adjusted basis in the Elemental Shares exchanged. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Elemental Shares exceeds one year at the time of the consummation of the exchange pursuant to the Offer. A U.S. Holder’s adjusted basis in Gold Royalty Shares received in the exchange would be equal to their fair market value as of the date of the exchange, and the U.S. Holder’s holding period for Gold Royalty Shares would commence on the day following the exchange. Various provisions of the Code may apply in some circumstances to limit the utilization of loss, if any, recognized by certain taxpayers.

For non-corporate U.S. Holders, long-term capital gain recognized in connection with an exchange of Elemental Shares generally will be taxed at a maximum U.S. Federal income tax rate of 20%. In addition, such gain recognized by a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be includible in such U.S. Holder’s “net investment income” and may be subject to a 3.8% “net investment income tax” as described in “Additional Tax on Passive Income,” below.

Tax Consequences of the Offer if Elemental Is Classified as a PFIC

A U.S. Holder of Elemental Shares could be subject to special, adverse tax rules in respect of the exchange of such U.S. Holder’s Elemental Shares if Elemental was classified as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for any tax year during which such U.S. Holder holds or held Elemental Shares.

A non-U.S. corporation is a PFIC for any tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) 50% or more of the value of its assets either produce passive income (or produce no income) or are held for the production of passive income, based on the quarterly average of the fair market value of such assets. For purposes of the PFIC provisions, “gross income” generally includes all sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, certain royalties and rents, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value).

Under proposed U.S. Treasury Regulations, absent application of the “PFIC-for-PFIC Exception” discussed below, if Elemental is classified as a PFIC for any tax year during which a U.S. Holder holds Elemental Shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability.

Under the default PFIC rules:

●	the exchange of shares pursuant to the Offer may be treated as a taxable transaction under proposed

●	U.S. Treasury Regulations even if it qualifies as a reorganization as discussed above;

●	any gain on the exchange of Elemental Shares pursuant to the Offer and any “excess distribution” (defined as the excess of distributions with respect to the Elemental Shares in any tax year over 125% of the average annual distributions such U.S. Holder has received from Elemental during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the Elemental Shares), will be allocated ratably over such U.S. Holder’s holding period for the Elemental Shares;

●	the amounts allocated to the current tax year and to any tax year prior to the first year in which Elemental was a PFIC will be taxed as ordinary income in the current year;

●	the amounts allocated to each of the other tax years in such U.S. Holder’s holding period for the Elemental Shares (“prior PFIC years”) will be subject to tax as ordinary income at the highest rate of tax in effect for the applicable class of taxpayer for that year;

●	an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the prior PFIC years, which interest charge is not deductible by non-corporate

●	U.S. Holders; and

●	any loss realized would generally not be recognized.

A U.S. Holder that has made a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) or a timely and effective election to treat Elemental as a “qualified electing fund” (a “QEF” and such an election a “QEF Election”) under Section 1295 of the Code may mitigate or avoid the PFIC consequences described above with respect to the Offer. A QEF Election will be treated as timely for purposes of avoiding the default PFIC rules discussed above only if it is made for the first year in the U.S. Holder’s holding period for the Elemental Shares in which Elemental is a PFIC. There can be no assurances that Elemental will provide a U.S. Holder with PFIC Annual Information Statements for the relevant tax periods. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election. A shareholder of PFIC stock who has not made a timely QEF Election is referred to in this section of the summary as a “Non-Electing Shareholder.”

Under proposed U.S. Treasury Regulations, a Non-Electing Shareholder does not recognize gain in a reorganization where the Non-Electing Shareholder transfers stock in a PFIC so long as such Non-Electing Shareholder receives in exchange stock of another corporation that is a PFIC for its taxable year that includes the day after the date of transfer. For purposes of this summary, this exception will be referred to as the “PFIC-for-PFIC Exception.” However, under such proposed U.S. Treasury Regulations, a Non-Electing Shareholder generally does recognize gain (but not loss) in a reorganization where the Non-Electing Shareholder transfers stock in a PFIC and receives in exchange stock of another corporation that is not a PFIC for its taxable year that includes the day after the date of transfer.

It is anticipated that both Elemental and Gold Royalty were PFICs in prior years and expect to be classified as PFICs for their current respective tax years based on current business plans and financial projections. Consequently, assuming that is the case, the PFIC-for PFIC Exception contained in the proposed U.S. Treasury Regulations would apply. In that case, if the foregoing rules contained in the proposed U.S. Treasury Regulations were finalized and made applicable to the Offer, a Non-Electing Shareholder would not recognize gain as a result of the Offer in the manner described in the immediately preceding paragraph.

The proposed U.S. Treasury Regulations discussed above were proposed in 1992 and have not been adopted in final form. The proposed U.S. Treasury Regulations state that they are to be effective for transactions occurring on or after April 11, 1992. However, because the proposed U.S. Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Further, it is uncertain whether the IRS would consider the proposed U.S. Treasury Regulations to be effective for purposes of determining the U.S. federal income tax treatment of the Offer. In the absence of the proposed U.S. Treasury Regulations being finalized in their current form, if the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction qualifies as a reorganization, the U.S. federal income tax consequences to a U.S. Holder may be generally as set forth above in the discussion “U.S. Holders of Elemental Shares — Consequences of Exchanging Elemental Shares Pursuant to the Offer;” however, it is unclear whether the IRS would agree with this interpretation and/or whether the IRS could attempt to treat the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction as a taxable exchange on some alternative basis.

Each U.S. Holder should consult its own tax advisor regarding the potential application of the PFIC rules to the receipt of Gold Royalty Shares pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, and the information reporting responsibilities under current law and the proposed U.S. Treasury Regulations in connection with the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Elemental Shares or Gold Royalty Shares and net gains recognized on the disposition of the Elemental Shares or Gold Royalty Shares (including in connection with an exchange made pursuant to the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction). Further, excess distributions and gains subject to the PFIC default rules discussed above, and mark-to-market inclusions and deductions properly allocable to such income are all taken into account in the calculation of net investment income. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Elemental Shares or Gold Royalty Shares.

Foreign Tax Credits

A U.S. Holder that pays (whether directly or through withholding) non-U.S. income tax in connection with the Offer or in connection with the ownership or disposition of Gold Royalty Shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such non-U.S. income tax paid. Subject to certain limitations, a credit will generally reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by- year basis and applies to all creditable non-U.S. taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

U.S. Holders of Elemental Shares may be subject to information reporting and may be subject to backup withholding, currently at up to a 24% rate, on consideration received in exchange for Elemental Shares. Distributions on, or the proceeds from a sale or other disposition of, Elemental Shares paid within the U.S. also may be subject to information reporting and backup withholding.

Payments of distributions on, or the proceeds from the sale of, Elemental Shares to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances.

Backup withholding will generally not apply to a U.S. Holder who:

●	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on an IRS Form W-9 (or substitute form); or

●	is otherwise exempt from backup withholding.

Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally, on IRS Form W-8BEN or Form W- 8BEN-E) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, Elemental or Gold Royalty. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding applicable reporting requirements and the information reporting and backup withholding rules.

Transfer of Elemental Shares Not Exchanged Pursuant to the Offer

Gold Royalty currently plans to effect a Compulsory Acquisition or Subsequent Acquisition Transaction following the closing of the Offer. To the extent the Elemental Shares are acquired by Gold Royalty for Gold Royalty Shares, the consequences to a U.S. Holder should generally be similar to the consequences to a U.S. Holder of exchanging Elemental Shares for Gold Royalty Shares pursuant to the Offer. Such consequences will depend upon whether the exchange qualifies as reorganization under Section 368(a)(1) of the Code. See “U.S. Holders of Elemental Shares — Consequences of Exchanging Elemental Shares Pursuant to the Offer,” above.

U.S. Holders Exercising Dissent Rights

A Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Elemental Shares. If the statutory procedures governing dissent rights apply, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Elemental Shares that is different from the Offer Consideration to be paid pursuant to the Offer. A U.S. Holder that exercises dissent rights and is paid cash in exchange for all of such U.S. Holder’s Elemental Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the U.S. dollar value of the Canadian currency received by such U.S. Holder in exchange for such U.S. Holder’s Elemental Shares and (b) the adjusted tax basis of such U.S. Holder in such Elemental Shares surrendered. Subject to the PFIC rules discussed in this summary, such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the holding period with respect to such Elemental Shares is more than one year as of the date of the exchange. Subject to the PFIC rules, preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. The 3.8% net investment income tax may also apply to such U.S. Holders (see “U.S. Holders of Elemental Shares — Additional Tax on Passive Income”). There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

If Elemental is classified as a PFIC during its current tax year which includes the effective period of the Offer, or believes that it was classified as a PFIC in prior tax years, a U.S. Holder that exercises dissent rights will generally be subject to tax under the default PFIC rules unless it has made a Mark-to-Market Election or a timely and effective QEF election. See “U.S. Holders of Elemental Shares – Tax Consequences of the Offer if Elemental is Classified as a PFIC”.

Reporting Requirements

A U.S. Holder of Elemental Shares receiving Gold Royalty Shares pursuant to the Offer or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction of Elemental may be required to retain records related to such

U.S. Holder’s Elemental Shares, and file with its federal income tax return a statement setting forth facts relating to the transaction.

Distributions on Gold Royalty Shares

Subject to the discussion under “U.S. Holders of Elemental Shares – Passive Foreign Investment Company Rules Relating to the Ownership of Gold Royalty Shares” below, the gross amount of distributions, if any, payable on Gold Royalty Shares generally will be treated as a foreign source dividend to the extent paid out of current or accumulated earnings and profits, and generally will be “passive income” for U.S. foreign tax credit purposes. A distribution on Gold Royalty Shares in excess of current or accumulated earnings and profits (as determined pursuant to U.S. federal income tax principles) is generally treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such shares and, to the extent in excess of adjusted basis, as capital gain. See “U.S. Holders of Elementals Shares – Sale or Other Disposition of Gold Royalty Shares,” below. However, Gold Royalty does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by Gold Royalty with respect to the Gold Royalty Shares will constitute ordinary dividend income. Dividends received on Gold Royalty Shares will not be eligible for the “dividends received deduction.” The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules. The 3.8% net investment income tax discussed above may also apply to such dividends received by non-corporate U.S. Holders (see “Certain United States Federal Income Tax Considerations,” “U.S. Holders of Elemental Shares – Additional Tax on Passive Income”).

Sale or Other Disposition of Gold Royalty Shares

Subject to the discussion below under “U.S. Holders of Elementals Shares – Passive Foreign Investment Company Rules Relating to the Ownership of Gold Royalty Shares,” a U.S. Holder who sells or otherwise disposes of Gold Royalty Shares in a taxable disposition will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for Gold Royalty Shares is more than one year at the time of the sale or other disposition. For non- corporate U.S. Holders, long-term capital gain recognized in connection with such a disposition generally will be taxed at a maximum U.S. Federal income tax rate of 20%. In addition, such gain recognized by a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be includible in such U.S. Holder’s “net investment income” and may be subject to a 3.8% “net investment income tax” as described above (see “U.S. Holders of Elemental Shares – Additional Tax on Passive Income”). Any such gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which the gain is attributable. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Gold Royalty Shares.

Passive Foreign Investment Company Rules Relating to the Ownership of Gold Royalty Shares

If Gold Royalty is or were to become a PFIC for U.S. federal income tax purposes for any tax year during which a U.S. Holder holds Gold Royalty Shares, such U.S. Holder would be subject to a special, adverse tax regime. Gain on a disposition or deemed disposition by the U.S. Holder of Gold Royalty Shares, and the amount of “excess distributions,” if any, payable on Gold Royalty Shares, would be subject to tax at the highest marginal rates applicable to ordinary income, and would be subject to interest charges to reflect the value of the U.S. income tax deferral, unless the U.S. Holder has timely made a “mark-to-market” election or a “qualified electing fund” election. In general terms, Gold Royalty will be a PFIC for any tax year in which either (i) 75% or more of Gold Royalty’s gross income is passive income or (ii) the average percentage, by fair market value, of Gold Royalty’s assets that produce or are held for the production of passive income is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For a more extensive discussion of the PFIC rules, see “U.S. Holders of Elemental Shares – Tax Consequences of the Offer if Elemental Is Classified as a PFIC.” Gold Royalty expects that it will be treated as a PFIC for the current year and in the future years.

Non-U.S. Holders

Consequences of Exchanging Elemental Shares Pursuant to the Offer

If the exchange of Elemental Shares for Gold Royalty Shares pursuant to the Offer qualifies as a reorganization within the meaning of Section 368(a)(1) of the Code, Non-U.S. Holders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Gold Royalty Shares in the exchange.

If the exchange of Elemental Shares for Gold Royalty Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, a Non-U.S. Holder generally would not recognize gain on the exchange for U.S. federal income tax purposes unless:

●	The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

●	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

Acquisition of Elemental Shares Not Exchanged Pursuant to the Offer

Gold Royalty plans to effect a Compulsory Acquisition or Subsequent Acquisition Transaction of Elemental following the closing of the Offer. It is expected that the Elemental Shares will be acquired for Gold Royalty Shares and the consequences to a Non-U.S. Holder should generally be similar to the consequences to a Non-U.S. Holder of exchanging Elemental Shares for Gold Royalty Shares pursuant to the Offer. Such consequences will depend in part upon whether the exchange qualifies as a reorganization under Section 368(a)(1) of the Code. See “Non-U.S. Holders-Consequences of Exchanging Elemental Shares Pursuant to the Offer.”

A Non-U.S. Holder that exercises dissent rights and receives cash in exchange for its Elemental Shares will be required to recognize taxable gain or loss equal to the fair market value of the amount realized in the exchange and the non-U.S. Holder’s adjusted basis in the Elemental Shares if:

●	The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

●	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

Sale or Other Disposition of Elemental Shares

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Elemental Shares unless:

●	The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

●	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any Shareholders. We urge each Shareholder to consult its own tax advisor to determine the particular tax consequences to it (including the application of any state, local or foreign income and other tax laws) pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction or upon the exercise of appraisal rights.

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POSSIBLE U.S. FEDERAL TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR BENEFICIAL OWNER OF ELEMENTAL SHARES. EACH BENEFICIAL OWNER OF ELEMENTAL SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING ELEMENTAL SHARES FOR GOLD ROYALTY SHARES PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF THE GOLD ROYALTY SHARES RECEIVED PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION, INCLUDING THE EFFECTS OF APPLICABLE U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

38. Depositary and Information Agent

Laurel Hill Advisory Group is acting as Depositary. In such capacity, the Depositary will receive deposits of certificates and DRS Advices representing the Elemental Shares and accompanying Letters of Transmittal at the office specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Elemental Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Elemental Shares. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary for certain liabilities, including liabilities under Securities Laws, and expenses of the Offer.

The Offeror has engaged Laurel Hill Advisory Group as Information Agent to provide information to Shareholders in connection with the Offer. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Elemental Shares directly with the Depositary to accept the Offer. Shareholders should contact the Information Agent and Depositary or a broker or dealer for assistance in accepting the Offer and depositing their Elemental Shares with the Depositary.

Except as set out herein, the Offeror has not agreed to pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Elemental Shares under the Offer; provided that the Offeror may make other arrangements with soliciting dealers, dealer managers or information agents, either within or outside Canada, for customary compensation during the Offer if they consider it appropriate to do so.

39. Legal Matters

Certain legal matters will be passed upon by Sangra Moller LLP, the Offeror’s Canadian counsel. Certain legal matters in connection with the Offer relating to United States Law will be passed upon by Haynes and Boone, LLP, the Offeror’s United States counsel.

40. Interests of Experts

The scientific and technical information contained in this Offer to Purchase, and Schedule I-A to this Offer to Purchase, relating to Gold Royalty’s royalty and other interests has been reviewed and approved by Alastair Still, P. Geo, who is the Director of Technical Services of the Offeror and a qualified person as such term is defined under the SEC Modernization Rules and a member of Professional Geoscientists Ontario and Engineers and Geoscientists British Columbia.

Gold Royalty’s financial statements as of September 30, 2021 and September 30, 2020 and for the year ended September 30, 2021 and for the period from incorporation on June 23, 2020 to September 30, 2020, included herein as Schedule I by reference from the Gold Royalty Annual Report on Form 20-F in this prospectus/offer to exchange, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included herein in Schedule I. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. PricewaterhouseCoopers LLP, located at 250 Howe St Suite 1400, Vancouver, BC V6C 3S7, Canada, is Gold Royalty’s independent registered public accounting firm and has been appointed as its independent auditor. PricewaterhouseCoopers LLP has confirmed that it is independent with respect to Gold Royalty within the meaning of the Chartered Professional Accountants of British Columbia Code of Professional Conduct and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States).

Ely Gold’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, included herein as Schedule VI to this prospectus/offer to exchange, have been audited by Smythe LLP, Chartered Professional Accountants, an independent registered public accounting firm, as stated in their report, which is included herein in Schedule VI. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Smythe LLP has confirmed that it is independent with respect to Ely Gold and Gold Royalty in accordance with the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia. Smythe LLP, Chartered Professional Accountants, are members of the Chartered Professional Accountants of British Columbia and are registered with both the Canadian Public Accountability Board and the U.S. Public Company Accounting Oversight Board. Smythe LLP is located at 475 Howe St Suite 1700, Vancouver, BC V6C 2B3, Canada.

Each of Abitibi Royalties’ and Golden Valley’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, included herein as Schedule VIII and Schedule X to this prospectus/offer to exchange, respectively, have been audited by MNP LLP, Chartered Professional Accountants, an independent registered public accounting firm. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. MNP LLP has confirmed that it is independent with respect to Abitibi Royalties, Golden Valley and Gold Royalty within the meaning of the Chartered Professional Accountants Ontario Code of Professional Conduct. MNP LLP is located at 800 -1600 carling Avenue, Ottawa, Ontario, Canada, K1Z 1 G3.

41. Offeree’s Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission or price revision or damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

42. Directors’ Approval

The contents of the Offer to Purchase have been approved, and the sending thereof to the Shareholders has been authorized, by the Gold Royalty Board.

Questions? Need Help Tendering?

The Information Agent and Depositary for the Offer is:

Laurel Hill Advisory Group

70 University

Avenue, Suite 1440

Toronto, ON M5J

2M4

FOR INQUIRIES

North American Toll Free Phone:

1-877-452-7184

Outside of North America:

1-416-304-0211

E-mail:

assistance@laurelhill.com

FOR DEPOSITING SHARES

By E-mail:

elemental-offer@laurelhill.com

By Facsimile:

1-416-646-2415

By Mail:

PO Box 370 STN Adelaide Toronto, Ontario M5C 2J5 Canada

By Registered Mail:

70 University Avenue, Suite 1440 Toronto, Ontario M5J 2M4 Canada

Any questions or requests for assistance or additional copies of the Offer to Purchase may be directed by the Shareholders to the Information Agent and Depositary as set out above.

To keep current with further developments and information about the Offer, visit www.goldroyalty.com/elemental-offer/.

APPENDIX A

ADDITIONAL INFORMATION CONCERNING ELEMENTAL

All the information concerning Elemental, its business operations, financial condition, management and affiliates contained in this prospectus/offer to exchange has been taken from or is based upon publicly available documents and records filed with the securities commissions or similar authorities in Canada, and the Offeror was not involved in the preparation of such information. The Offeror is not affiliated with Elemental and the Offeror has not had, as of the date hereof, access to Elemental’s books and records. Therefore, non-public information concerning Elemental is not available to the Offeror for the purpose of preparing this prospectus/offer to exchange. While the Offeror has no means of verifying the accuracy or completeness of any of the information contained in this prospectus/offer to exchange that is derived from publicly available documents or records or whether there has been any failure by Elemental to disclose events that may have occurred or may affect the significance or accuracy of any information, the Offeror has no knowledge that would indicate that any statements contained in this prospectus/offer to exchange concerning Elemental are untrue or incomplete. See Section 21 of this prospectus/offer to exchange, “Risk Factors Related to the Offer—The Offeror has been unable to independently verify the accuracy and completeness of Elemental’s information in this Offer to Purchase.”

This prospectus/offer to exchange includes financial information and other information of Elemental. Pursuant to Rule 409 under the U.S. Securities Act and Rule 12b-21 under the U.S. Exchange Act, the Offeror requested that Elemental provide the Offeror with information required for complete disclosure regarding the businesses, operations, financial condition and management of Elemental. On March 23, 2022, Elemental acknowledged receipt of each of the requests from the Offeror to Elemental seeking such information but that Elemental has determined that it is not in the best interests of Elemental to provide the information and auditor consents requested by the Offeror. The Offeror will amend or supplement this prospectus/offer to exchange to provide any and all information the Offeror receives from Elemental, if the Offeror receives the information before the Offer expires and the Offeror considers the information to be material, reliable and appropriate.

Although audit reports with respect to Elemental’s financial statements and certain mineral reserve and mineral resource estimate information are included in Elemental’s filings with securities commissions or similar authorities in Canada, the Offeror does not, as of the date hereof, have the consent of Elemental’s auditors and Qualified Persons (as defined in Canadian National Instrument 43-101- Standards of Disclosure for Mineral Projects) to use their respective reports in the Offeror’s registration statement of which this prospectus/offer to exchange forms a part. Pursuant to Rule 436 under the U.S. Securities Act, the Offeror requires the consent of Elemental’s independent auditors and Qualified Persons to include their respective reports in this prospectus/offer to exchange. The Offeror requested such consents from Elemental’s independent auditors and Qualified Persons. On March 23, 2022, Elemental acknowledged receipt of each of the requests from the Offeror to Elemental seeking such information but that Elemental has determined that it is not in the best interests of Elemental to provide the information and auditor consents requested by the Offeror. If the Offeror receives such consents, the Offeror will promptly file them as exhibits to the Offeror’s registration statement of which this prospectus/offer to exchange forms a part. Because the Offeror has not yet obtained the consent of Elemental’s independent auditors or Qualified Persons, you may not be able to assert a claim against (i) Elemental’s independent auditors under Section 11 of the U.S. Securities Act for any untrue statement of material fact contained in the financial statements audited by Elemental’s independent auditors included in this prospectus/offer to exchange or any omissions to state a material fact required to be stated therein or (ii) Elemental’s Qualified Persons under Section 11 of the U.S. Securities Act for any untrue statement of material fact contained in the mineral reserve and mineral resource estimate information included in this prospectus/offer to exchange or any omissions to state a material fact required to be stated therein.

A-1

Schedule I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 20-F

(Mark One)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report: ______

Commission File Number: 001-40099

Gold Royalty Corp.

(Exact name of Registrant as specified in its charter)

Not applicable	Canada
(Translation of Registrant’s name into English)	(Jurisdiction of incorporation or organization)

1030 West Georgia Street, Suite 1830

Vancouver, BC V6E 2Y3

(604) 396-3066

(Address of principal executive offices)

Josephine Man, Chief Financial Officer

1030 West Georgia Street, Suite 1830

Vancouver, BC V6E 2Y3

Tel: (604) 396-3066

(Name, Telephone, Email and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	GROY	NYSE American
Warrants to purchase Common Shares	GROY.WS	NYSE American

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the shell company report:

On September 30, 2021, the issuer had 72,538,609 common shares, without par value, outstanding.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Yes ☐ No ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or an emerging growth company. See definition of “accelerated filer,” “large accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☐	International Financial Reporting Standards as issued by the International Accounting Standards Board	☒	Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow. Item 17 ☐ Item 18 ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

I-1

I-2

BASIS OF PRESENTATION

Unless otherwise indicated, references in this annual report (this “Annual Report”) to “Gold Royalty”, “GRC”, “the Company”, “we”, “us” and “our” refer to Gold Royalty Corp., a company incorporated under the laws of Canada, together with its subsidiaries unless the context requires otherwise.

We express all amounts in this Annual Report in U.S. dollars, except where otherwise indicated. References to “$” and “US$” are to U.S. dollars and references to “C$” are to Canadian dollars.

We have made rounding adjustments to some of the figures included in this Report. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

PRESENTATION OF FINANCIAL INFORMATION

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States. We present our financial statements in U.S. dollars.

TECHNICAL AND THIRD-PARTY INFORMATION

Except where otherwise stated, the disclosure herein, including any disclosure incorporated by reference herein, relating to substantially all of the properties underlying Gold Royalty’s royalty and other interests is based on information publicly disclosed by the owners and operators of such properties. Gold Royalty is dependent on the operators of the properties and their qualified persons to provide information to it or on publicly available information to prepare disclosure pertaining to properties and operations on the properties on which it holds royalty interests and generally will have limited or no ability to independently verify such information. Although Gold Royalty does not have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate.

In addition, numerical information regarding the properties underlying our interests presented herein has been derived from information publicly disclosed by the operators of the projects underlying Gold Royalty’s interests and may have been rounded by Gold Royalty and, therefore, there may be some inconsistencies between the significant digits presented herein and the documents and the information publicly disclosed by the operators of the projects underlying Gold Royalty’s interests.

Gold Royalty currently considers its royalty interests on: (a) portions of the Canadian Malartic Property located in Québec, Canada; (b) the Jerritt Canyon Mine located in Nevada, U.S.A.; and (c) the Fenelon Gold Property, located in Québec, Canada to be its only material properties for the purposes of Canadian National Instrument 43-101- Standards of Disclosure for Mineral Projects (“NI 43-101”). Gold Royalty will continue to assess the materiality of its assets, including as new assets are acquired or as existing assets are further explored and developed. Information contained herein with respect to each of such projects has been prepared in accordance with the exemption set forth in section 9.2 of NI 43-101.

Accordingly, unless otherwise noted, the disclosure contained herein of a scientific or technical nature for each of such material properties is based upon, in respect of: (i) the Canadian Malartic Property, the technical report titled “NI 43-101 Technical Report, Canadian Malartic Mine, Québec, Canada” dated March 25, 2021 and with an effective date of December 31, 2020 prepared for Agnico Eagle Mines Ltd. (“Agnico Eagle”), and Yamana Gold Inc. (“Yamana”) and available under their respective profiles on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com (the “Canadian Malartic Technical Report”); (ii) the Jerritt Canyon Mine, the technical report titled “Technical Report on the Jerritt Canyon Gold Mine, Elko County, Nevada, USA” dated April 30, 2021 and with an effective date of December 31, 2020, prepared for First Majestic Silver Corp. (“First Majestic”), and available under its profile on SEDAR (the “Jerritt Canyon Technical Report”); and (iii) the Fenelon Gold Property, the technical report titled “NI 43-101 Technical Report for the Detour-Fenelon Gold Trend Property, Québec, Canada” dated March 18, 2021 and with an effective date of March 18, 2021, prepared for Wallbridge Mining Company Limited (“Wallbridge”), and available under its profile on SEDAR (the “Fenelon Technical Report”).

The scientific and technical information contained herein relating to Gold Royalty’s royalty and other interests has been reviewed and approved by Alastair Still, P.Geo., who is the Director of Technical Services of the Company and a qualified person as such term is defined under NI 43-101.

Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. Estimates may be materially affected by environmental permitting, legal, title, taxation, sociopolitical, marketing or other relevant issues.

I-3

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

The Mineral Reserve and Mineral Resource information in this Annual Report on Form 20-F has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ materially from the requirements of United States securities laws. The terms “Mineral Reserve”, “Proven Mineral Reserve” and “Probable Mineral Reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the CIM Definition Standards.

These definitions differ materially from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 (“SEC Industry Guide 7”) under the Securities Act of 1933, as amended. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC under SEC Industry Guide 7. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an Inferred Mineral Resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this report and any documents incorporated by reference herein containing descriptions of the projects underlying our interests may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder, including SEC Industry Guide 7.

The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC which are codified in Regulation S-K subpart 1300. These amendments became effective February 25, 2019 (the “SEC Modernization Rules”) and, following a two-year transition period, the SEC Modernization Rules will replace the historical property disclosure requirements for mining registrants that are included in SEC Industry Guide 7. The Company is not required to provide disclosure on its mineral properties under the SEC Modernization Rules until its Annual Report on Form 20-F for its first fiscal year beginning on or after January 1, 2021. Under the SEC Modernization Rules, the definitions of “proven mineral reserves” and “probable mineral reserves” have been amended to be substantially similar to the corresponding CIM Definition Standards and the SEC has added definitions to recognize “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” which are also substantially similar to the corresponding CIM Definition Standards; however there are differences in the definitions and standards under the SEC Modernization Rules and the CIM Definition Standards and therefore once the Company begins reporting under the SEC Modernization Rules there is no assurance that the Mineral Reserve and Mineral Resource estimates for the projects underlying the Company’s interests will be the same as those reported under CIM Definition Standards as contained in this Annual Report on Form 20-F or that the economics for the Company’s projects estimated in technical reports prepared for the operators of the projects underlying the Company’s interests under CIM Definition Standards will be the same as those estimated in any technical report prepared under the SEC Modernization Rules in the future.

I-4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs and other information that is not historical information. Forward-looking statements can often be identified by the use of terminology such as “subject to”, “believe”, “anticipate”, “plan”, “target”, “expect”, “intend”, “estimate”, “project”, “outlook”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. In addition, any statements that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. In particular, forward-looking statements in this Annual Report include, but are not limited to, statements about:

●	the Company’s plans and objectives, including its acquisition and growth strategy;

●	the Company’s future financial and operational performance;

●	royalty and other payments to be made to the Company by the owners and operators of the projects underlying the Company’s royalties and other interests;

●	expectations regarding the royalty and other interests of the Company;

●	the plans of the operators of properties where the Company owns royalty interests;

●	estimates of Mineral Reserves and Mineral Resources on the projects in which the Company has royalty interests;

●	estimates regarding future revenue, expenses and needs for additional financing;

●	adequacy of capital and financing needs;

●	the Company’s proposed credit facility; and

●	expectations regarding the impacts of COVID-19 on the operators of the properties underlying the Company’s interests.

These forward-looking statements are based on our opinions, estimates and assumptions in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances, including that:

●	the public disclosures of the operators regarding the properties underlying the Company’s interests are accurate;

●	current gold, base metal and other commodity prices will be sustained, or will improve;

●	the proposed development of the Company’s royalty projects will be viable operationally and economically and will proceed as expected;

●	the Company and its proposed lender will complete definitive documentation and satisfy conditions to its proposed credit facility;

●	any additional financing required by the Company will be available on reasonable terms; and

●	operators of the properties where the Company holds royalty interests will not experience any material accident, labor dispute or failure of equipment.

I-5

Despite a careful process to prepare and review the forward-looking statements, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.

Forward-looking statements are necessarily based on a number of opinions, estimates and assumptions that we considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to the following risk factors described in greater detail under “Item 3. Key Information – D. Risk Factors”. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements.

●	dependence on third-party operators;

●	a substantial majority of the Company’s current royalty interests are on exploration, advanced-exploration and development stage properties, which are non-producing and are subject to the risk that they may never achieve production;

●	volatility in gold and other commodity prices;

●	the Company has limited or no access to data or the operations underlying its interests;

●	a significant portion of the Company’s revenues is derived from a small number of operating properties;

●	the Company is subject to many of the risks faced by owners and operators of the properties underlying the Company’s interests;

●	the Company may enter into acquisitions and other material transactions at any time;

●	the Company’s future growth is to a large extent dependent on its acquisition strategy;

●	as a royalty holder, the Company may become subject to potential disputes with operators regarding the existence, enforceability or terms of its interests;

●	certain of the Company’s royalty interests are subject to buy-back or other rights of third-parties;

●	risks related to epidemics, pandemics or other public health crises, including COVID-19, and the potential impact thereof on the Company and the operators of the properties underlying its interests;

●	risks related to Mineral Reserve estimates and Mineral Resource estimates completed by third-party owners and operators on the projects underlying the Company’s interests, including that such estimates may be subject to significant revision;

●	title, permit or licensing disputes related to any of the properties in which the Company holds or may hold royalties, streams or similar interests;

●	potential conflicts of interests;

●	regulations and political or economic developments in any of the jurisdictions where properties in which the Company holds or may hold royalties, streams or similar interests are located;

●	the availability of any necessary financing in the future on acceptable terms or at all;

●	litigation risks;

●	the Company holds investments in a concentrated number of equity securities and the fair values thereof are subject to loss in value; and

●	the other factors discussed under “Item 3. Key Information – D. Risk Factors” in this Annual Report and other disclosure documents, which are available under the Company’s profile at www.sedar.com and www.sec.gov.

I-6

These factors should not be construed as exhaustive and should be read with other cautionary statements in this Report. Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking statements. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking statements, which speaks only as of the date made. The forward-looking statements contained in this Report represents our expectations as of the date of this Annual Report (or as the date they are otherwise stated to be made) and are subject to change after such date. However, we disclaim any intention or obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

An investment in us is speculative and involves a high degree of risk due to the nature of our business and the present state of exploration of our royalty projects. Please carefully consider the risk factors set out herein under “Item 3. Key Information – D. Risk Factors”.

All of the forward-looking statements contained in this Annual Report are expressly qualified by the foregoing cautionary statements.

GLOSSARY OF TECHNICAL TERMS

Abbreviations

In this Annual Report, the following abbreviations are used to express elements:

Abbreviation	Meaning	Abbreviation	Meaning
“Ag”	silver	“Au”	gold
“Cu”	copper

In this Annual Report, the following abbreviations are used to express units of measurement:

Abbreviation	Meaning	Abbreviation	Meaning
“ft”	feet	“g/t”	grams per tonne
“km”	kilometres	“km2”	square kilometres
“kV”	kilovolt	“m”	metres
“Ma”	million years	“Mlbs”	million pounds
“Moz”	million ounces	“Mt”	million tonnes
“Mst”	million short tons	“MWh”	megawatt-hour
“oz”	ounces	“PTR”	per ton or tonne royalty
“st”	short tons	“stpd”	short tons per day
“tpd”	tonnes per day

NI 43-101 Definitions

This Appendix utilizes the following defined terms from NI 43-101, which are adopted from the CIM Definitions Standards:

“CIM Definition Standards” means the definitions contained in the CIM Definition Standards for Mineral Resources and Mineral Reserves adopted by the Canadian Institute of Mining, Metallurgy and Petroleum on May 9, 2014.

“Feasibility Study” means a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable Modifying Factors together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is reasonably justified (economically mineable). The results of the study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. The confidence level of the study will be higher than that of a Pre-Feasibility Study.

I-7

“Indicated Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

“Inferred Mineral Resource” means that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

“Measured Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

“Mineral Reserve” means the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. The reference point at which Mineral Reserves are defined, usually the point where the ore is delivered to the processing plant, must be stated. It is important that, in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported. The public disclosure of a Mineral Reserve must be demonstrated by a Pre-Feasibility Study or Feasibility Study.

“Mineral Resource” means a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

“Modifying Factors” mean considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

“Pre-Feasibility Study” or “Preliminary Feasibility Study” means a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the Modifying Factors and the evaluation of any other relevant factors which are sufficient for a Qualified Person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting. A Pre-Feasibility Study is at a lower confidence level than a Feasibility Study.

“Probable Mineral Reserve” means the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.

“Proven Mineral Reserve” or “Proved Mineral Reserve” means the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors.

“Qualified Person” or “QP” has the meaning ascribed thereto under NI 43-101.

I-8

PART I

ITEM 1. IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

A.	Directors and Senior Management

Not applicable.

B.	Advisers

Not applicable.

C.	Auditors

Not applicable.

ITEM 2. OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3. KEY INFORMATION

A.	[Reserved]

B.	Capitalization and Indebtedness

Not applicable.

C.	Reasons for the Offer and Use of Proceeds

Not applicable.

D.	Risk Factors

You should consider carefully the following risk factors, as well as the other information in this Annual Report, including our financial statements and notes thereto. If any of the following risks were to actually occur, our business, financial conditions, results of operations and prospects could be materially adversely affected and the value of our securities could decline. This Annual Report also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See “Cautionary Note Regarding Forward-Looking Statements”.

I-9

Risks Relating to our Business

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are developed or operated in our best interest.

We are generally not directly involved in the exploration, development and production of minerals from, or the continued operation of, the mineral projects underlying the royalties, streams and similar interests that are or may be held by us. The exploration, development and operation of such properties is determined and carried out by third-party owners and operators thereof and any revenue that may be derived from our asset portfolio will be based on any production by such owners and operators. Third-party owners and operators will generally have the power to determine the manner in which the properties are exploited, including decisions regarding feasibility, exploration and development of such properties or decisions to commence, continue or reduce, or suspend or discontinue production from a property.

The interests of third-party owners and operators and our interests may not always be aligned. As an example, it will usually be in our interest to advance development and production on properties as rapidly as possible, in order to maximize near-term cash flow, while third-party owners and operators may take a more cautious approach to development, as they are exposed to risk on the cost of exploration, development and operations. Likewise, it may be in the interest of owners and operators to invest in the development of, and emphasize production from, projects or areas of a project that are not subject to royalties, streams or similar interests that are or may be held by us.

Our inability to control or influence the exploration, development or operations for the properties in which we hold or may hold royalties, streams and similar interests may have a material adverse effect on our business, results of operations and financial condition. In addition, the owners or operators may take action contrary to our policies or objectives; be unable or unwilling to fulfill their obligations under their agreements with us; or experience financial, operational or other difficulties, including insolvency, which could limit the owner or operator’s ability to advance such properties or perform its obligations under arrangements with us.

We may not be entitled to any compensation if the properties in which we hold or may hold royalties, streams and similar interests discontinue exploration, development or operations on a temporary or permanent basis.

The owners or operators of the projects in which we hold interests may, from time to time, announce transactions, including the sale or transfer of the projects or of the operator itself, over which we have little or no control. If such transactions are completed, it may result in a new operator, which may or may not explore, develop or operate the project in a similar manner to the current operator, which may have a material adverse effect on our business, results of operations and financial condition. The effect of any such transaction on us may be difficult or impossible to predict.

A substantial majority of our royalty and other interests are on non-producing properties and these and any future royalty, streaming or similar interests we acquire, particularly on exploration and development stage properties, are subject to the risk that they may never achieve production.

We own six royalty interests on five properties that are in production, of which three royalties are currently generating revenues to us. A substantial majority of our royalty interests are on non-producing properties, including advanced- and early-exploration stage projects, which do not have established Mineral Reserves. These and any future royalty, streaming or similar interests we acquire may not achieve production or produce any revenues. While the discovery of gold deposits may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to locate and establish Mineral Reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that exploration or development programs planned by the owners or operators of the properties underlying royalties, streams and similar interests that are or may be held by us will result in profitable commercial mining operations. Whether a mineral deposit will be commercially viable depends on a number of factors, including cash costs associated with extraction and processing; the particular attributes of the deposit, such as size, grade and proximity to infrastructure; mineral prices, which are highly cyclical; government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use and environmental protection; and political stability. The exact effect of these factors cannot be accurately predicted but the combination of these factors may result in one or more of the properties underlying our current or future interests not receiving an adequate return on invested capital. Accordingly, there can be no assurance the properties underlying our current or future interests will be brought into a state of commercial production.

I-10

The failure of any of the properties underlying our non-producing interests to achieve production on schedule or at all would have a material adverse effect on our asset carrying values or the other benefits we expect to realize from our royalties and other interests or the acquisition of royalty interests, and potentially our business, results of operations, cash flows and financial condition.

Our revenue is subject to volatility in metal prices, which could negatively affect our results of operations or cash flow.

Market prices for gold and other metals may fluctuate widely over time and are affected by numerous factors beyond our control. These factors include metal supply and demand, industrial and jewelry fabrication, investment demand, central banking actions, inflation expectations, currency values, interest rates, forward sales by metal producers, and political, trade, economic, or banking conditions.

Our revenue is directly tied to metal prices and is particularly sensitive to changes in the price of gold, as we derive all of our revenue from our existing royalty interests on producing properties. From time to time, we may also have interests where our rate of return varies based upon commodity price thresholds. In addition, some of our royalty agreements are based on the operator’s concentrate sales to smelters and allow for price adjustments between the operator and the smelter based on metals prices on a future date, typically three to five months after shipment of concentrate. These price adjustments can decrease our revenue in future periods if metal prices decline following shipment.

Price declines could cause an operator to reduce, suspend, or terminate exploration, development or production at a project, which would impact our future revenue from, or development timelines for, the project. These decisions could prevent us from recovering our initial investment in the project or result in an impairment to the value of our interest and have a significant impact on our results of operations and financial position.

We have limited or no access to data or the operations underlying our existing or future royalty and other interests.

In most cases, we are not, and will not be, the owner or operator of any of the properties underlying our existing or future royalties, streams and similar interests and generally have no input in the exploration, development or operation of such properties. Consequently, we have limited or no access to related exploration, development or operational data or to the properties themselves. This could affect our ability to assess the value of such interest. This could also result in delays in cash flow from that anticipated by us, based on the stage of development of the properties underlying our existing or future royalties and similar interests. Our entitlement to payments in relation to such interests may be calculated by the royalty payors in a manner different from our projections and we may not have rights of audit with respect to such interests. In addition, some royalties, streams or similar interests may be subject to confidentiality arrangements that govern the disclosure of information with regard to such interests and, as a result, we may not be in a position to publicly disclose related non-public information. The limited access to data and disclosure regarding the exploration, development and production of minerals from, or the continued operation of, the properties in which we have an interest may restrict our ability to assess value, which may have a material adverse effect on our business, results of operations, financial condition and reporting. We attempt to mitigate this risk by building relationships with various owners, operators and counterparties, in order to encourage information sharing.

I-11

A significant portion of our revenue comes from a small number of operating properties, which means that adverse developments at these properties could have a more significant or lasting impact on our results of operations than if our revenue was less concentrated.

All of our royalty revenues for fiscal year 2021 came from our interests in the Jerritt Canyon, Isabella Pearl and Marigold properties. We expect the Jerritt Canyon and Isabella Pearl properties to continue to represent a significant portion of revenue going forward over the near-term. This concentration of revenue could mean that adverse developments, including any adverse decisions made by the operators, at one or more of these properties could have a more significant or longer-term impact on our results of operations than if the sources of our revenue was less concentrated.

We are subject to many of the risks faced by the owners and operators of our existing or future royalty and other interests.

To the extent that they relate to the exploration, development and production of minerals from, or the continued operation of, the properties in which we hold or may hold royalties, streams or similar interests, we will be subject to the risk factors applicable to the owners and operators of such mines or projects.

Mineral exploration, development and production generally involves a high degree of risk. Such operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of metals, including weather related events, unusual and unexpected geology formations, seismic activity, environmental hazards and the discharge of toxic chemicals, explosions and other conditions involved in the drilling, blasting and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to property, injury or loss of life, environmental damage, work stoppages, delays in exploration, development and production, increased production costs and possible legal liability. Any of these hazards and risks and other acts of God could shut down such activities temporarily or permanently. Mineral exploration, development and production is subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas, which may result in environmental pollution and consequent liability for the owners or operators thereof. The exploration for, and development, mining and processing of, mineral deposits involves significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate.

We may enter into acquisitions or other material transactions at any time.

In the ordinary course of business, we engage in a continual review of opportunities to acquire royalties, streams or similar interests, to establish new royalties, streams or similar interests on operating mines, to create new royalties, streams or similar interests through financing mine development or exploration, or to acquire companies that hold royalty interests. We currently, and generally at any time, have acquisition opportunities in various stages of active review, including, for example, our engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial, legal and other confidential information, submission of indications of interest and term sheets, participation in preliminary discussions and negotiations and involvement as a bidder in competitive processes. We may consider obtaining debt commitments for acquisition financing. In the event that we choose to raise debt capital to finance any acquisition, our leverage may be increased. We also could issue common shares to fund acquisitions. Issuances of common shares could dilute existing shareholders and may reduce some or all of our per share financial measures.

I-12

Any such acquisition could be material to us. All transactions include risks associated with our ability to negotiate acceptable terms with counterparties. In addition, any such acquisition or other transaction may have other transaction-specific risks associated with it, including risks related to the completion of the transaction, the project, its operators, or the jurisdictions in which the project is located, and other risks discussed in this Annual Report. There can be no assurance that any acquisitions completed will ultimately benefit us.

The volatility in gold and other commodity prices may have an adverse impact on the value of our royalty interests and/or the payments we receive thereunder in the future.

The value of our royalty interests, including the amount of payment thereunder, and the potential future development of the projects underlying our interests are directly related to the market price of gold and other commodity prices. Market prices may fluctuate widely and are affected by numerous factors beyond our control or that of any mining company, including metal supply, industrial and jewelry fabrication, investment demand, central banking economic policy, expectations with respect to the rate of inflation, the relative strength of the dollar and other currencies, interest rates, gold purchases, sales and loans by central banks, forward sales by metal producers, global or regional political, trade, economic or banking conditions, and a number of other factors.

Volatility in gold prices is demonstrated by its annual high and low prices over the past decade as reported by the London Bullion Market Association:

	Gold
	($/ounce)
Calendar Year	High	Low
2017	$1346.250	$1151.000
2018	$1354.950	$1178.400
2019	$1546.100	$1269.500
2020	$2067.150	$1474.250
2021(1)	$1943.200	$1683.950

Note:

(1)	Includes prices through December 22, 2021.

Declines in market prices could cause an operator to cease or slowdown exploration and development activities, reduce, suspend or terminate production from an operating project or construction work at a development project which would negatively impact our ability to obtain revenues from our interests in the future. A price decline may result in a material and adverse effect on our business, results of operations and financial condition.

Our future growth is to a large extent dependent on our acquisition strategy.

As part of our business strategy, we will seek to purchase or otherwise acquire gold and other precious metal royalties, streams or similar interests from third-party natural resource companies and others. In pursuit of such opportunities, we may fail to select appropriate acquisition targets or negotiate acceptable arrangements, including arrangements to finance acquisitions. There can be no assurance that we will be able to identify and complete any acquisition, transaction or business arrangement that we pursue on favorable terms or at all, or that any acquisition, transaction or business arrangement completed will ultimately benefit us.

I-13

Problems concerning the existence, validity, enforceability, terms or geographic extent of our royalty interests could adversely affect our business and revenues, and our interests may similarly be materially and adversely impacted by change of control, bankruptcy or the insolvency of operators.

Defects in or disputes relating to the royalty interests we hold or acquire may prevent us from realizing the anticipated benefits from these interests and could have a material adverse effect on our business, results of operations, cash flows and financial condition. Material changes could also occur that may adversely affect management’s estimate of the carrying value of our royalty interests and could result in impairment charges. While we seek to confirm the existence, validity, enforceability, terms and geographic extent of the royalty interests we acquire, there can be no assurance that disputes or other problems concerning these and other matters or other problems will not arise. Confirming these matters is complex and is subject to the application of the laws of each jurisdiction to the particular circumstances of each parcel of mining property and to the agreement reflecting the royalty interest. Similarly, in many jurisdictions, royalty interests are contractual in nature, rather than interests in land, and therefore may be subject to risks resulting from change of control, bankruptcy or insolvency of operators, and our royalty interests could be materially restricted or set aside through judicial or administrative proceedings. We often do not have the protection of security interests that could help us recover all or part of our investment in a royalty interest in the event of an operator’s bankruptcy or insolvency.

Operators may interpret our existing or future royalty or other interests in a manner adverse to us or otherwise may not abide by their contractual obligations, and we could be forced to take legal action to enforce our contractual rights.

Royalty interests are generally subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing our existing or future royalty or other interests may interpret our interests in a manner adverse to us or otherwise may not abide by their contractual obligations, and we could be forced to take legal action to enforce our contractual rights. We may or may not be successful in enforcing our contractual rights, and our revenues relating to any challenged royalty interests may be delayed, curtailed or eliminated during the pendency of any such dispute or in the event our position is not upheld, which could have a material adverse effect on our business, results of operations, cash flows and financial condition. Disputes could arise challenging, among other things, methods for calculating the royalty interest, various rights of the operator or third-parties in or to the royalty interest or the underlying property, the obligations of a current or former operator to make payments on royalty interests, and various defects or ambiguities in the agreement governing a royalty interest.

Certain of our royalty interests are subject to buy-back and other rights of third-parties.

Certain of our existing royalty interests are subject to: (i) buy-down right provisions pursuant to which an operator may buy back a portion of the royalty, and (ii) pre-emptive rights pursuant to which certain parties have the right of first refusal or first offer with respect to a proposed sale or assignment of the royalty interest by us. Holders may exercise these rights such that certain of our existing royalty interests would no longer be held by us or would become difficult for us to acquire. Any compensation received as a result may be significantly less than what we had budgeted receiving for the applicable interest and may have a material adverse effect on our results of operations, financial position and business.

I-14

The current COVID-19 pandemic has adversely affected, and may continue to adversely affect, operations at some properties in which we have royalty interests, which could have a material adverse effect on our results of operations and financial condition.

The world is currently experiencing a deadly outbreak of the coronavirus disease 2019, or COVID-19. Public health and government authorities have recommended and mandated precautions to mitigate the spread of COVID-19, including in some cases quarantines, shelter-in-place orders, and restrictions on mining-related activities. Any such limitations, restrictions and orders may have a material adverse effect upon ongoing exploration, development and production programs at such mineral properties and, ultimately, on our financial condition and results of operations.

The current COVID-19 pandemic has significantly impacted the global economy and markets over the past two years and may continue to do so, which could adversely affect our business or the trading price of our securities.

The global economy, metal prices, and financial markets have experienced significant volatility and uncertainty due to COVID-19. This price volatility could cause operators or developers to defer or forgo projects, which could adversely impact our financial condition or our ability to generate future revenue. Moreover, in the ordinary course of business, we review opportunities to acquire new royalty interests and currently have acquisition opportunities at various stages of review. Reduced economic and travel activities or illness among our management team as a result of COVID-19 could limit or delay acquisition opportunities or other business activities. In addition, economic volatility, disruptions in the financial markets, or severe price declines for gold or other metals could adversely affect our ability to obtain future debt or equity financing for acquisitions on acceptable terms. Government efforts to counter the economic effects of COVID-19 through liquidity and stimulus programs may be insufficient or ineffective in preventing or reducing the effects of a recession. It is difficult to determine the extent of the economic and market impacts from COVID-19 and the many ways in which they may negatively affect our business and the trading price of our securities.

Development and operation of mines is very capital intensive and any inability of the operators of properties underlying our existing or future royalty or other interests to meet liquidity needs, obtain financing or operate profitably could have material adverse effects on the value of and revenue from such interests.

If operators of properties where we hold interests do not have the financial strength or sufficient credit or other financing capability to cover the costs of developing or operating a mine, they may curtail, delay or cease development or operations at a mine site, or enter into bankruptcy proceedings. An operator’s ability to raise and service sufficient capital may be affected by, among other things, macroeconomic conditions, future commodity prices of metals to be mined, or further economic volatility in the United States, Canada and global financial markets. If certain of the operators of the properties on which we have royalty interests suffer these material adverse effects, then our existing or future royalty or other interests, including the value of and revenue from them, and the ability of operators to obtain debt or equity financing for the exploration, development and operation of their properties may be materially adversely affected.

I-15

In addition, our ability to generate future cash flows and our financial condition will be dependent to a large extent on the financial viability and operational effectiveness of owners and operators of the properties underlying the royalties, streams and similar interests that are or may be held by us. Payments from production generally flow through the operator and there is a risk of delay and additional expense in receiving such revenues. Payments may be delayed by restrictions imposed by lenders, delays in the sale or delivery of products, recovery by the operators of expenses, the establishment by the operators of Mineral Reserves for such expenses or the bankruptcy, insolvency or other adverse financial condition of the operator. Our rights to payment under royalties and similar interests must, in most cases, be enforced by contract without the protection of a security interest over property that we could readily liquidate. This inhibits our ability to collect outstanding royalties in the event of a default. In the event of a bankruptcy, insolvency or other arrangement of an operator or owner, in many instances, we will be treated like any other unsecured creditor, and therefore have a limited prospect for full recovery of royalty or similar revenue.

Estimates of Mineral Resources and Mineral Reserves on the projects in which we have royalty interests are subject to significant revision.

There are numerous uncertainties inherent in estimating Mineral Resources and Mineral Reserves, including many factors beyond our control and the control of the operators of properties in which we have royalty and other interests. Such interests are prepared by the operator of the underlying property. We do not participate in the preparation or verification of such reports and have not independently assessed or verified the accuracy of such information.

In addition, the Mineral Resources and Mineral Reserves referred to in this Annual Report have been determined by the project operator based on assumed future prices, cut-off grades, operating costs and other key assumptions. However, until mineral deposits are actually mined and processed, any Mineral Resources and Mineral Reserves must be considered as estimates only. Any such estimates are expressions of judgment based on knowledge, analysis of drilling results and industry practices. Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. In addition, the grade and/or quantity of the metals ultimately recovered may differ from that interpreted from drilling results. There can be no assurance that metals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale. The grade of the reported Mineral Resources is uncertain in nature and it is uncertain whether further technical studies will result in an upgrade to them. Any material change in the quantity of mineralization, grade or mill feed to waste ratio or extended declines in market prices for the underlying metals may render some or all of our mineralization uneconomic and result in reduced reported Mineral Resources or Mineral Reserves. Any material reductions in estimates of Mineral Resources or Mineral Reserves reported by the operators of our interests, or of their potential ability to extract such Mineral Resources or Mineral Reserves in the future, could have a material adverse effect on our results of options and financial condition.

Depleted Mineral Reserve Replacement

Mines have a limited time of operation as a result of the proven and probable Mineral Reserves attributed to a specific mine. A mining company operating a specific mine will be required to replace and expand Mineral Reserves depleted by a mine’s production to maintain production levels over a long term. It is possible to replace depleted Mineral Reserves by expanding known ore bodies through exploration, locating new deposits or acquiring new mines or projects. Mineral exploration is highly speculative in nature. It can take several years to develop a potential site of mineralization. There is no assurance that current or future exploration programs conducted by mining companies will be successful. There is a risk that the depletion of Mineral Reserves by mining companies that we have contracted with will not be replenished by discoveries or acquisitions which could reduce the income we would have expected to receive from a particular royalty or similar interest.

I-16

If title to mining claims, concessions, licenses, leases or other forms of tenure is not properly maintained by the operators, or is successfully challenged by third-parties, our existing royalty interests could be found to be invalid.

Our business is subject to the risk that operators of mining projects and holders of exploration or mining claims, tenements, concessions, licenses or other interests in land and minerals may lose their exploration or mining rights, allow them to expire, or have their rights to explore and mine properties contested by private parties or the government. Internationally, exploration and mining tenures are subject to loss for many reasons, including expiration, failure of the holder to meet specific legal qualifications, failure to establish a deposit capable of economic extraction, failure to pay maintenance fees or meet expenditure or work requirements, reduction in geographic extent upon passage of time or upon conversion from an exploration tenure to a mining tenure, failure of title, expropriation and similar risks. If title to exploration or mining tenures subject to our royalty interests has not been properly established or is not properly maintained, or is successfully contested, our royalty interests could be adversely affected.

Operations in foreign countries or other sovereign jurisdictions are subject to many risks, which could decrease our revenues.

Our royalty and other interests on properties outside of the United States are located in Canada, Colombia, Brazil, Turkey and Peru. In addition, future acquisitions may expose us to new jurisdictions. Our activities and those of the operators of properties on which we hold royalty interests are subject to the risks normally associated with conducting business in foreign countries or within the jurisdiction of Indigenous peoples that may be recognized as sovereign entities in the United States and elsewhere. These risks may impact the operators of our interests, depending on the jurisdiction, and include such things as:

●	expropriation or nationalization of mining property;
●	seizure of mineral production;
●	exchange and currency controls and fluctuations;
●	limitations on foreign exchange and repatriation of earnings;
●	restrictions on mineral production and price controls;
●	import and export regulations, including trade sanctions and restrictions on the export of gold;
●	changes in legislation and government policies, including changes related to taxation, government royalties, tariffs, imports, exports, duties, currency, foreign ownership, foreign trade, foreign investment and other forms of government take;
●	challenges to mining, processing and related permits and licenses, or to applications for permits and licenses, by or on behalf of regulatory authorities, Indigenous populations, non-governmental organizations or other third-parties;
●	changes in economic, trade, diplomatic and other relationships between countries, and the effect on global and economic conditions, the stability of global financial markets, and the ability of key market participants to operate in certain financial markets;
●	high rates of inflation;
●	labor practices and disputes;
●	enforcement of unfamiliar or uncertain foreign real estate, mineral tenure, contract, water use, mine safety and environmental laws and policies;
●	renegotiation, nullification or forced modification of existing contracts, licenses, permits, approvals, concessions or the like;
●	war, crime, terrorism, sabotage, blockades and other forms of civil unrest, and uncertain political and economic environments;
●	corruption;
●	exposure to liabilities under anti-corruption and anti-money laundering laws, including the United States Foreign Corrupt Practices Act and similar laws and regulations in other jurisdictions to which we, but not necessarily our competitors, may be subject;
●	suspension of the enforcement of creditors’ rights and shareholders’ rights; and
●	loss of access to government-controlled infrastructure, such as roads, bridges, rails, ports, power sources and water supply.

I-17

These risks may limit or disrupt the exploration and development of mines or projects on which we hold royalty and other interests, restrict the movement of funds, or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

We entered into the Royalty Purchase Agreement with our former parent company and we may in the future enter into additional transactions with related parties and such transactions present possible conflicts of interest.

On November 27, 2020 we entered into a royalty purchase agreement (the “Royalty Purchase Agreement”) with GoldMining Inc. (“GoldMining”) our former parent company with which we currently have two common directors and certain common management members, pursuant to which GoldMining caused its applicable subsidiaries to create and issue to us royalty interests and transfer to us certain buyback rights held by its subsidiaries in consideration for our common shares. See “Item 5. Operating and Financial Review and Prospects-Transactions with Related Parties”. Transactions entered into with any entity in which a related party has an interest may not align with the interests of our security holders. There can be no assurance that we may have been able to achieve more favorable terms, including as to value and other key terms, if such transaction had not been with a related party.

We may in the future enter into additional transactions with entities in which our board of directors and other related parties hold ownership interests. We expect that material transactions with related parties, if any, will be reviewed and approved by our nominating and corporate governance committee or our audit committee, each of which will be comprised solely of independent directors. Nevertheless, there can be no assurance that any such transactions will result in terms that are more favorable to us than if such transactions are not entered into with related parties. Furthermore, we may achieve more favorable terms if such transactions had not been entered into with related parties and, in such case, these transactions, individually or in the aggregate, may have an adverse effect on our business, financial position and results of operations.

Opposition from Indigenous people may delay or suspend development or operations at the properties where we hold royalty interests, which could decrease our revenues.

Various international and national, state and provincial laws, rules, regulations and other practices relate to the rights of Indigenous peoples. Some of the properties where we hold royalty and other interests are located in areas presently or previously inhabited or used by Indigenous peoples. Many of these laws impose obligations on governments to respect the rights of Indigenous people. Some mandate that governments consult with Indigenous people regarding government actions which may affect them, including actions to approve or grant mining rights or permits. One or more groups of Indigenous people may oppose continued operation, further development, or new development of the properties where we hold royalty interests. Such opposition may be directed through legal or administrative proceedings or protests, roadblocks or other forms of public expression, and claims and protests of Indigenous peoples may disrupt or delay activities of the operators of the properties.

I-18

In addition, the Supreme Court of Canada in Tsilhqot’in Nation v. British Columbia held that Aboriginal title is a beneficial interest in the land, the underlying control of which is retained by the Crown. The rights conferred by the Aboriginal title include the right to determine how the land will be used, to enjoy, occupy and possess and to proactively use and manage the land including the natural resources. The Tsilhqot’in Nation case sets out criteria by which the Crown can override the Aboriginal title in the public interest which includes consultations and accommodation, substantive and compelling objectives and respecting the fiduciary obligations to the Aboriginal body in question. Our royalty interests in Canada and other jurisdictions may now or in the future be the subject of Indigenous land claims. The legal nature of such claims is a matter of considerable complexity. The impact of any such claim on our royalty interests cannot be predicted with any degree of certainty and no assurance can be given that a broad recognition of Indigenous rights by way of a negotiated settlement or judicial pronouncement, would not have an adverse effect on the activities of the operator of underlying projects or other existing or future interests.

The mining industry is subject to environmental risks in the jurisdictions where projects underlying our interests are located, including risk associated with climate change.

Exploration, development and mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations intended to ensure the protection of the environment are constantly changing and evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability, and potentially increased capital expenditures and operating costs. Furthermore, mining may be subject to significant environmental and other permitting requirements regarding the use of raw materials needed for operations, particularly water and power. Concerns regarding climate change have resulted in international, national and local treaties, legislation and initiatives that affect mineral exploration and production, including those intended to reduce industrial emissions and increase energy efficiency. Compliance with all such laws and regulations, treaties and initiatives (the “Laws”) could increase permitting requirements, result in stricter standards and enforcement, and require significant increases in capital expenditures and operating costs by operators of properties subject to our interests. Further, breach of a Law may result in the imposition of fines and penalties or other adverse impacts on operators and their properties, which may be material. If an operator is forced to incur significant costs to comply with Laws or becomes subject to related restrictions that limit its ability to develop our projects, or expand operations, or if an operator were to lose its right to use or access power, water or other raw materials necessary to operate a mine, or if the costs to comply with Laws materially increased the capital or operating costs on the properties where we hold royalties, our revenues could be reduced, delayed or eliminated.

We depend on the services of our Chief Executive Officer, management and other key employees.

We believe that our success depends on the continued service of our key executive management personnel. The loss of services of key members of management or other key employees could disrupt the conduct of our business and jeopardize our ability to maintain our competitive position in the industry. From time to time, we may also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate our business. The number of persons skilled in the acquisition, exploration and development of royalty interests is limited and there is competition for such persons. Recruiting and retaining qualified executive management and other key employees is critical to our success and there can be no assurance of such success. If we are not successful in attracting and retaining qualified personnel, our ability to execute our business model and growth strategy could be affected, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.

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Certain of our directors and officers also serve as directors and officers of other companies in the mining sector, which may cause them to have conflicts of interest.

Certain of our directors and officers also serve as directors and officers of, or have significant shareholdings in, other companies involved in natural resources investment, exploration, development and production and, to the extent that such other companies may engage in transactions or participate in the same ventures in which we participate, or in transactions or ventures in which we may seek to participate, they may have a conflict of interest in negotiating and concluding terms with respect to such participation. In cases where our directors and officers have an interest in other companies, such other companies may also compete with us for the acquisition of royalties, streams or similar interests. Such potential conflicts of interests of our directors and officers may have a material adverse effect on our business, results of operations and financial condition.

We hold investments in a concentrated number of equity securities and the fair values thereof are subject to loss in value.

Our assets include investments in a concentrated number of publicly listed companies. We may also from time to time make strategic investments in other mining companies or acquire securities of public companies in connection with royalty or similar transactions. A significant decline in the fair values of our larger investments in equity securities may have a material adverse impact on our financial position.

Potential litigation affecting the properties that we have royalty interests in could have a material adverse effect on us.

Potential litigation may arise between the operators of properties on which we have royalty interests or on which we acquire royalties, streams or similar interests in the future and third-parties. As a holder of such interests, we generally do not have any influence on litigation such as this and generally will not have access to non-public information concerning such litigation. Any such litigation that results in the reduction, suspension or termination of a project or production from a property, whether temporary or permanent, could have a material adverse effect on our business, results of operations, cash flows and financial condition.

We may use certain financial instruments that subject us to a number of inherent risks.

We are exposed to fluctuations in the market prices of our investments in publicly traded companies and are party to derivative financial instruments related to put and covered call option contracts on certain of our investments. The call option contacts are covered by the underlying shares owned by us and in the event that we are being called to deliver the underlying shares, proceeds to be received from the sale of the underlying shares are limited to the strike price as set out in the call option contracts. We also hold put option contracts and in the event that we are being called to purchase the underlying shares, we are required to purchase the underlying shares at the strike price as set out in the put option contracts. A significant change in the price of the underlying investments may result in us recognizing a loss in connection with such contracts.

Additionally, from time to time, we may use certain financial instruments to manage the risks associated with changes in gold and other commodity prices, interest rates and foreign currency exchange rates. The use of financial instruments involves certain inherent risks including, among other things: (i) credit risk, the risk of default on amounts owing to us by the counterparties with whom we entered into such transaction; (ii) market liquidity risk, the risk that any such position cannot be closed out quickly, either by liquidating such financial instrument or by establishing an offsetting position; and (iii) unrealized mark-to-market risk, the risk that, in respect of certain financial instruments, an adverse change in market prices for commodities, currencies or interest rates will result in us incurring an unrealized mark-to-market loss in respect of such derivative products.

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Risks Related to Our Securities

We may lose our “foreign private issuer” status in the future, which could result in additional costs and expenses to us.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the Securities and Exchange Commission, or SEC. We may in the future lose foreign private issuer status if a majority of our common shares are held in the United States and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status, such as if: (i) a majority of our directors or executive officers are U.S. citizens or residents; (ii) a majority of our assets are located in the United States; or (iii) our business is administered principally in the United States. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly more than the costs incurred as a Canadian foreign private issuer. If we are not a foreign private issuer, we would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are generally more detailed and extensive than the forms available to a foreign private issuer. In addition, we may lose the ability to rely upon exemptions from corporate governance requirements that are available to foreign private issuers.

We are a “foreign private issuer” and may have disclosure obligations that are different from those of U.S. domestic reporting companies. As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which could limit the information publicly available to our shareholders.

As a “foreign private issuer”, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We may not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the insider reporting and short-swing profit recovery requirements in Section 16 of the Exchange Act. Accordingly, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell their common shares. As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. As a result of such varied reporting obligations, shareholders should not expect to receive the same information at the same time as information provided by U.S. domestic companies.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices rather than those of the United States, except to the extent that such laws would be contrary to U.S. securities laws, provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead see “Item 16G. Corporate Governance”. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all domestic U.S. corporate governance requirements.

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We are an “emerging growth company”, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our securities less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act. For as long as we continue to be an “emerging growth company”, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years following the completion of our initial public offering. However, if our non-convertible debt issued within a three-year period exceeds $1.0 billion or revenues exceed $1.07 billion, or the market value of our common shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company”, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Investors could find our securities less attractive if we choose to rely on these exemptions. If some investors find our securities less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common shares and our share price may be more volatile.

The market price of our securities may be volatile, which could result in substantial losses.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our securities to wide price fluctuations regardless of our operating performance. Some of the factors that may cause the market price of our securities to fluctuate include:

●	price and volume fluctuations in the global stock markets from time to time;
●	changes in operating performance and stock market valuations of other companies in our industry;
●	sales of our common shares by us or any significant shareholder;
●	failure of securities analysts and credit rating agencies to maintain coverage of us, changes in financial estimates by securities analysts and credit rating agencies who follow us, or our failure to meet these estimates or the expectations of investors;
●	the financial projections we may provide to the public (in the event we decide to provide any such projections), any changes in those projections or our failure to meet those projections;
●	rumors and market speculation involving us or other companies in our industry;
●	actual or anticipated changes in our results of operations or fluctuations in our results of operations;
●	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;
●	announced or completed acquisitions of businesses or technologies by us or our competitors;
●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
●	changes in tax laws and regulations as well as accounting standards, policies, guidelines, interpretations or principles;
●	any significant change in our management team;
●	general economic conditions and slow or negative growth of our markets; and
●	other risk factors described in this section of this Annual Report.

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In addition, stock markets have historically experienced substantial price and volume fluctuations. Broad market and industry factors may harm the market price of our securities. Hence, the market price of our securities could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the market price of our securities regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs, our management’s attention and resources could be diverted and it could harm our business, operating results and financial condition.

The NYSE American may delist our securities from its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

While our common shares and certain of our warrants are listed for trading on the NYSE American under the trading symbols “GROY” and “GROY WS”, respectively, we cannot assure you that our securities will continue to be listed on the NYSE American. If the NYSE American delists our common shares and listed warrants from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a determination that our common shares are a “penny stock” which will require brokers trading in our common shares to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common shares;

●	a limited amount of news and analyst coverage for our Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We are governed by the corporate laws of Canada which in some cases have a different effect on shareholders than the corporate laws of the United States and may have the effect of delaying or preventing a change in control.

We are governed by the Canada Business Corporations Act (“CBCA”) and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our Company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the CBCA and Delaware General Corporation Law (“DGCL”) that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our Articles of Incorporation (the “Articles”)) the CBCA generally requires the voting threshold to be a special resolution approved by 66 2/3% of shareholders, or as set out in the Articles, as applicable, whereas DGCL generally only requires a majority vote; and (ii) under the CBCA a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL. We cannot predict whether investors will find our Company and our securities less attractive because we are governed by foreign laws. If some investors find our securities less attractive as a result of us being governed by the CBCA, there may be a less active trading market for our securities and the price of our securities may be more volatile.

In addition, a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian Business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. Finally, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). The Competition Act (Canada) establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner. However, the Competition Act (Canada) permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us, whether or not it is subject to mandatory notification. Otherwise, there are no limitations either under the laws of Canada, or in our Articles or amended and restated bylaws (“bylaws”) on the rights of non-Canadians to hold or vote our common shares. Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our Company and our common shares less attractive because we are governed by foreign laws.

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U.S. civil liabilities may not be enforceable against us, our directors, our officers or certain experts named in this Annual Report. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors and officers residing outside of Canada.

We are governed by the CBCA and our principal place of business is in Canada. Many of our directors and officers, as well as certain experts named herein, reside outside of the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us and such directors, officers and experts or to enforce judgments obtained against us or such persons, in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. federal securities laws or any other laws of the United States. Additionally, rights predicated solely upon civil liability provisions of U.S. federal securities laws or any other laws of the United States may not be enforceable in original actions, or actions to enforce judgments obtained in U.S. courts, brought in Canadian courts.

Our bylaws provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to our internal affairs will be required to be litigated in Canada, which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with us.

We have included a forum selection provision in our bylaws that provides that, unless we consent in writing to the selection of an alternative forum, the Supreme Court of British Columbia and appellate courts therefrom (or, failing such Court, any other “court” as defined in the CBCA, having jurisdiction, and the appellate courts therefrom), will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us, (3) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or our Articles or bylaws; or (4) any action or proceeding asserting a claim otherwise related to our “affairs” (as defined in the CBCA). Our forum selection provision also provides that our shareholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of our provision. Therefore, it may not be possible for shareholders to litigate any action relating to the foregoing matters outside of the Province of British Columbia. To the fullest extent permitted by law, our forum selection provision will also apply to claims arising under U.S. federal securities laws. In addition, investors cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder.

Our forum selection provision seeks to reduce litigation costs and increase outcome predictability by requiring derivative actions and other matters relating to our affairs to be litigated in a single forum. While forum selection clauses in corporate charters and bylaws/articles are becoming more commonplace for public companies in the United States and have been upheld by courts in certain states, a recent decision of the Supreme Court of Canada has cast some uncertainty as to whether forum selection clauses would be upheld in Canada. Accordingly, it is possible that the validity of our forum selection provision could be challenged and that a court could rule that such provision is inapplicable or unenforceable. If a court were to find our forum selection provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions and we may not obtain the benefits of limiting jurisdiction to the courts selected.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common shares will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure you that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our common shares, our share and warrant price would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

U.S. holders of our common shares or warrants may suffer adverse tax consequences as a result of our passive foreign investment company status.

We expect to be classified as a passive foreign investment company, or PFIC for U.S. federal income tax purposes. If we are a PFIC for any taxable year during which a U.S. Holder (as defined under “Item 10. Additional Information – E. Taxation – Material U.S. Federal Income Tax Considerations”) holds the common shares or warrants, it would likely result in adverse U.S. federal income tax consequences for such U.S. Holder. U.S. Holders should carefully read “Item 10. Additional Information – E. Taxation – Material U.S. Federal Income Tax Considerations for United States Holders” for more information and consult their own tax advisors regarding the likelihood and consequences if we are treated as a PFIC for U.S. federal income tax purposes, including the advisability of making a “qualified electing fund” election (including a protective election), which may mitigate certain possible adverse U.S. federal income tax consequences but may result in an inclusion in gross income without receipt of such income.

Any issuance of preferred shares could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common shares or warrants, which could depress the market price of our common shares.

Our board of directors have the authority to issue preferred shares and to determine the preferences, limitations and relative rights of preferred shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred shares could be issued with liquidation, dividend and other rights superior to the rights of our common shares. The potential issuance of preferred shares may delay or prevent a change in control of us, discourage bids for our common shares at a premium over the market price and adversely affect the market price and other rights of the holders of our common shares and warrants.

The common shares may not be listed on a “designated stock exchange” for purposes of the Canadian Tax Act and the common shares and warrants may be subject to Canadian taxation on disposition.

In July 2017, NYSE MKT, which was listed by the Department of Finance (Canada) as a “designated stock exchange”, was rebranded as NYSE American. The Department of Finance (Canada) has not yet confirmed that NYSE American is a “designated stock exchange” for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Canadian Tax Act”). As a result, it is not clear whether the common shares will be considered as being listed on a “designated stock exchange” for purposes of the Canadian Tax Act. In these circumstances, the common shares and the warrants will be “taxable Canadian property” for purposes of the Canadian Tax Act if, at any particular time during the last 60-months, more than 50% of the fair market value of the shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists. Unit holders are encouraged to consult a tax advisor as to the Canadian tax consequences of disposing of common shares and warrants (as well as any shares received on exercise of warrants).

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ITEM 4. INFORMATION ON THE COMPANY

A. History and Development of the Company

We are a corporation organized under the laws of Canada. We were incorporated under the name Gold Royalty Corp. on June 23, 2020 under the CBCA. Our head office is located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia V6E 2Y3 and our telephone number is +1 (604) 396-3066. Our registered office is 1000-925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2. Our website address is www.goldroyalty.com. Information on the Company’s website is not incorporated herein by reference.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (www.sec.gov). As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements to shareholders. The information contained on, or that can be accessed through, our website is not a part of this Annual Report.

Our agent for service of process in the United States is Puglisi & Associates, whose address is 850 Library Ave, Suite 204, Newark, DE 19711.

See – “Item 5. Operating and Financial Review and Prospects” for further information regarding recent developments regarding our business.

B. Business Overview

Gold Royalty is a precious metals focused royalty company offering creative financing solutions to the metals and mining industry. The Company’s diversified portfolio includes 191 royalties across producing, developing, advanced-exploration and early-exploration projects.

The Company’s common share and its common share purchase warrant are listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively.

Our Strategy

Our mission is to acquire royalties, streams and similar interests at varying stages of the mine life cycle to build a balanced portfolio offering near, medium and longer-term returns for its investors. We do not generally conduct exploration, development or mining operations on the properties in which we hold interests and we are not required to contribute capital costs for these properties.

Our strategy is to build a diversified asset base, with a focus on gold and other precious metals, by being a preferred partner to operating companies in the global mining industry. In doing so, our goal is to grow our net asset value per share and to generate value for all of our stakeholders over time.

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We plan to focus on acquiring royalties, streams and similar interests on mines and projects at varying stages of the mine life cycle to build a balanced portfolio offering near, medium, and longer-term growth in underlying net asset value per share. We intend to diversify our existing portfolio by adding additional assets across a range of precious metals mines and projects in the Americas and other jurisdictions around the world as opportunities arise.

Such potential additional assets may include, among other things:

●	royalties on gold and other precious metals projects, pursuant to which we would receive payments from the operators of the underlying mines based on production and/or sales of mineral products; and

●	gold and other precious metals streams, pursuant to which we would make an upfront payment to a project owner or operator in exchange for long-term rights to purchase a fixed percentage of future production.

Such interests may be acquired by us directly from the owner or operator of a project or indirectly from third-party holders. In addition, from time to time, we may seek to make direct strategic equity or debt investments in companies engaged in the exploration, development and/or production of gold and other precious metals. We may also seek to acquire direct joint venture or other interests in existing projects, where such interests would provide us with exposure to a project as a non-operator or where we believe there is potential to convert such interests into royalties, streams or similar interests.

Our management team, board of directors and advisory board have in excess of 400 years of combined mining sector experience, including exploration, development, operating and capital markets experience. We intend to capitalize on our significant collective knowledge, experience, and contacts to add value to the owners and operators of existing and prospective mines we partner with.

We believe our core team has the experience and capability to provide creative solutions to our prospective partners thereby enhancing our ability to acquire attractive growth assets, whether in competitive auction processes or as a result of bilateral discussions.

As part of our strategy, we expect to utilize a cost-efficient business model by operating with a small, but highly experienced team and calling upon third-party resources to supplement our skill set as opportunities may arise. This strategy should enable us to maintain a high degree of flexibility in our cost structure. We believe it will also help to ensure that our business model is scalable and should allow us to seek new growth opportunities in a cost effective and value enhancing manner.

As a result of our acquisition of Ely Gold Royalties Inc. (“Ely”), Golden Valley Mines and Royalties Ltd. (“Golden Valley”), and Abitibi Royalties Inc. (“Abitibi”) and the addition of certain of their personnel to our team, the Company also implemented a “royalty generator model” to complement its overall royalty business. As part of this model, these acquired subsidiaries hold, and may, from time to time, acquire through prospecting and staking or otherwise additional mineral properties, with the aim of subsequently optioning or selling them to third-party mining companies in transactions where the Company would retain a royalty, carried interest or other similar interest. Currently, the Company indirectly holds approximately 45 exploration properties as part of this royalty generator model. The Company believes the royalty generator model provides increased volume of potential royalty opportunities, targeting opportunities with potential exploration upside.

See “Item 5. Operating and Financial Review and Prospects” for information regarding significant developments in our business since the beginning of the year ended September 31, 2021.

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Royalties and Streams Generally

A royalty is a payment to a royalty holder that is typically based on a percentage of the minerals produced or the revenues or profits generated from the underlying project. With a stream, the holder makes an upfront payment or deposit to purchase a pre-agreed percentage of a mine’s production at a defined or pre-determined price. Royalties and streams are typically for the life of a mine, but streams can also be structured over a specified period or production interval. Royalties and streams are non-operating interests in the underlying project and therefore, the holder is generally not responsible for contributing additional funds for any purpose, including capital and operating costs.

Royalties and streams limit the holder’s exposure, in most instances, to exploration, development, operating, sustaining or reclamation expenditures typically associated with an operating interest in a mine. While they have limited operating exposure, royalty and stream holders do however benefit from any resource expansion or upside generated by exploration success, mine life extensions and operational expansions within the areas covered by the interest. A royalty and streaming business model provides greater diversification than typical mining companies. Royalty and streaming companies typically hold a portfolio of diversified assets, whereas mining companies generally depend on one or several key mines. Royalty and streaming companies therefore generally offer a relatively lower risk investment when compared to operating companies, while still offering potential upside to resource expansion and underlying commodity prices. We do not currently hold any stream interests, but may acquire them in the future.

Our Business Model

Our business model is focused on managing and growing our portfolio of precious metals interests through the acquisition of additional royalties, streams and similar interests. We generally do not operate mines, develop projects or conduct exploration. We believe that the advantages of this business model include the following:

●	Lower volatility through diversification. By investing in precious metals interests across a spectrum of geographies, we reduce our dependency on any one asset, project, location or operator.

●	Exploration and development upside with less risk. We have limited direct financial exposure to exploration, development, operating and sustaining capital expenditures typically associated with mining projects, while generally maintaining exposure to potential upside attributable to mine life extensions, operational expansions and exploration success associated with the assets underlying our interests. As our interests are non-operational, we are not required to satisfy cash calls to maintain our interests in such projects.

●	Focus and scalability. As our management team and directors are not encumbered with making and implementing operational decisions and tasks associated with mining projects, they are free to focus on executing our growth strategy. This allows us to leverage our business model by establishing a larger and more diversified portfolio of precious metals interests than would be typical in an operating company.

The table below provides a comparison of royalty companies, mining companies, exchange traded funds and funds that hold physical commodities:

	Royalty Companies	Operating Companies	Precious Metals ETFs	Physical Funds
Exposure to Commodity Prices
Fixed Operating Costs
No Development or Sustaining Capital Costs
Exploration and Expansion Upside Without the Associated Costs
Diversified Asset Portfolio
Ability to Grow Without Increased Management

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Competitive Strengths

We believe that our competitive strengths include, among other things:

●	Significant and Diversified Royalty Portfolio. We currently hold 191 royalties of which 6 are on producing projects, 21 are on developing projects, 30 are on advanced-exploration projects and 134 are on early-exploration projects. These interests are located in six countries primarily across the Americas, with specific concentration in the mining-friendly jurisdictions of Nevada and Québec. Additionally, the properties underlying such royalties are operated by over 75 different operators / owners. This provides us a relatively geopolitically stable and diversified portfolio base with significant future upside potential through our earlier stage royalty interests.

●	Experienced Team with a Proven Track Record in Mining. Led by our Chairman and Chief Executive Officer, David Garofalo, our management team, board of directors and advisory board have over 400 years of combined experience in the mining sector, including key expertise in exploration, development and operational areas, along with important capital markets acumen and extensive networks. We believe this enhances our ability to execute on opportunities and makes us an attractive partner to potential royalty and stream counterparties where our collective knowledge and experience could add value to their business. In addition, we believe our team’s collective experience and network provide us with many of the capabilities of much larger companies, while allowing us to maintain a lean cost structure and a strong entrepreneurial culture.

●	Lean but Scalable Operating Structure. Our lean operating profile allows us to operate with a low-cost structure, while maintaining the flexibility to rapidly assess and respond to new investment opportunities. We intend to leverage external expertise when appropriate, which should give us the ability to expand our technical and geographic footprint well outside of our internal resources and maintain a high level of confidence that a comprehensive range of opportunities are evaluated to meet our objectives and long-term strategy.

●	Positioned to Execute on our Growth-Oriented Strategy. Since our initial public offering, we have aggressively executed our growth strategy. Our demonstrated transaction record in calendar year 2021 included the completed acquisitions of Ely, Golden Valley and Abitibi. Furthermore, we expect that our experienced management team and extensive relationships coupled with our strong technical skills and execution capabilities, will position us to source and pursue new growth opportunities across the asset spectrum.

●	Potential for Additional Royalties through our Royalty Generator Model. As a result of our acquisitions of Ely, Golden Valley and Abitibi, including their portfolios of mining properties and the addition of certain of their personnel to our team, we plan to complement our acquisition strategy by continuing to implement the “Royalty Generator Model” that was successfully executed by these subsidiaries historically. This involves acquiring property interests and generating new royalties by optioning, leasing or otherwise contracting with third-party operators on a basis that allows us to retain a royalty or similar interest. We believe this model is a relatively low cost method of adding potential future upside to our portfolio by adding interests on exploration-stage projects.

Generating and Evaluating Acquisition Opportunities

In addition to the acquisitions we completed thus far in 2021, we plan to aggressively pursue additional accretive royalty and stream transactions, targeting near-term production and complementary development and exploration projects worldwide. We believe we offer potential counterparties added value, by virtue of, among other things, our:

●	ability to provide non-dilutive project development financing;

●	capital markets presence, which provides counterparties with expanded visibility;

●	ability to leverage the experience of our team to offer market and development insights to the management and boards of counterparties; and

●	due diligence and selection process, which provides a potential third-party endorsement to the projects underlying our precious metals interests.

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In evaluating potential transactions, we intend to utilize a disciplined approach to manage our fiscal profile. We expect to maintain low overhead costs by operating with a small but highly experienced team and calling upon third-party resources to supplement our skill set if required, thereby maintaining a high degree of flexibility in our cost structure. We believe this strategy will help to ensure that our business model is scalable and should allow us to seek new growth opportunities in a cost effective and value enhancing manner.

We believe our core team has the experience and capability to provide creative solutions to our prospective partners thereby enhancing our ability to acquire attractive growth assets, whether in a competitive auction process or as a result of bilateral discussions.

We believe that the extensive contacts within the mining industry of our collective management team, advisory board and board of directors give us enhanced access to a meaningful number of potential investment opportunities. These opportunities include identifying and acquiring existing royalties or streams from operating companies who deem these assets to be non-core to their operating philosophy or where there is potential for the operating company to highlight value for hidden assets. Furthermore, we engage with operating companies that are seeking to raise capital by selling a royalty or stream on one or more underlying asset.

Our focus is on seeking accretive precious metals assets that we believe will enhance our overall portfolio and increase our net asset value per share. Once a potential opportunity is identified, we seek to employ a disciplined approach to evaluating it and assessing whether such opportunity aligns with our strategic growth plans. As part of our evaluation process, we have, and intend to continue to, prioritize ensuring that appropriate due diligence is completed. We also rely on our own internal data and the extensive knowledge base and experience of our management team, advisory board and board of directors. Where we believe it is appropriate, we may engage the services of third-party experts to assist in our due diligence and evaluations process.

Acquisition opportunities are initially screened through a process involving an assessment of the technical merits and risks of the underlying asset, and a financial analysis that includes potential acquisition terms. If the initial screening indicates that further evaluation is warranted, then a more fulsome due diligence review is conducted. Such process may include, among other things, site visits and legal and technical due diligence. If a decision is made by management to proceed with a proposed acquisition, the transaction is then presented to our board of directors for final review and approval. Certain of the factors that our board of directors and management may evaluate in assessing proposed opportunities include, but are not limited to, the following:

●	project resources and/or reserves;

●	estimated life of mine including the potential for mine expansions and/or mine life extensions;

●	exploration potential and resource expansion;

●	identification and evaluation of relevant operational and technical risks;

●	historical and forecasted operational data;

●	project location, including jurisdiction-specific considerations such as mining regulations, history of mining related activities and permitting requirements;

●	project capital requirements;

●	project stage and development timeline;

●	transaction structure considerations;

●	operational and financial track records of potential counterparties and their ability to develop and operate underlying precious metals projects;

●	tax planning and transaction tax considerations; and

●	ability to generate value enhancing returns.

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Competition

The mining industry in general, and the royalty and streaming segments in particular, are extremely competitive. We compete with other royalty and streaming companies, mine operators, and financial buyers in efforts to acquire royalty, streaming and similar interests. We also compete with the lenders, investors, and other royalty and streaming companies providing financing to operators of mineral properties in our efforts to create new interests.

Our competitors may be larger than we are and may have greater resources and access to capital than we have. Key competitive factors in the royalty and stream acquisition and financing business include the ability to identify and evaluate potential opportunities, transaction structure and consideration, and access to capital.

Regulation

Operators of the mines that are subject to our interests must comply with numerous environmental, mine safety, land use, waste disposal, remediation and public health laws and regulations promulgated by federal, state, provincial and local governments in the United States, Brazil, Canada, Colombia, Turkey and Peru where we hold interests. Although we, as a royalty owner, are not responsible for ensuring compliance with these laws and regulations, failure by the operators to comply with applicable laws, regulations and permits can result in injunctive action, orders to suspend or cease operations, damages, and civil and criminal penalties on the operators, which could have a material adverse effect on our results of operations and financial condition.

C. Organizational Structure

The following chart sets forth our current corporate organization as of the date hereof.

D. Property, Plants and Equipment

Gold Royalty, incorporated on June 23, 2020 under the CBCA, is a precious metals focused royalty company. Our diversified portfolio currently consists of 191 royalties, consisting of 6 royalties on producing projects, 21 royalties on developing projects, 30 royalties on advanced-exploration projects and 134 early-exploration projects.

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For the purposes of NI 43-101, as of the date hereof, we consider our royalty interests on: (a) portions of the Canadian Malartic Property located in Québec, Canada; (b) the Jerritt Canyon Mine located in Nevada, U.S.A.; and (c) the Fenelon Gold Property, located in Québec, Canada, to be our material properties. The following tables set forth these and our other key royalty interests:

Asset	Operator	Interest	Metals	Jurisdiction
Producing
Canadian Malartic Property (open pit)(1)	Agnico Eagle and Yamana	3.0% NSR	Au, Ag	Québec, Canada
Jerritt Canyon Mine	First Majestic Silver Corp.	0.5% NSR PTR (sliding scale)	Au, Ag	Nevada, USA
Marigold Mine(2)	SSR Mining Inc.	0.75% NSR	Au	Nevada, USA
Rawhide Mine	Rawhide Mining LLC	15% NPI	Au	Nevada, USA
Isabella Pearl Mine	Fortitude Gold Corporation	0.375% GRR	Au, Ag	Nevada, USA
Key Developing
Railroad-Pinion Project(2)	Gold Standard Ventures Corp.	0.44% NSR	Au, Ag	Nevada, USA
Beaufor Project	Monarch Mining Corporation (“Monarch”)	1.0% NSR PTR (C$2.50)	Au	Québec, Canada
Lincoln Hill Project	Coeur Mining, Inc.	2.0% NSR	Au, Ag	Nevada, USA
Rodeo Creek	Nevada Gold Mines	2.0% NSR	Au	Nevada, USA
REN Project	Nevada Gold Mines (Barrick Gold Corporation / Newmont Corporation)	1.5% NSR 3.5% NPI	Au	Nevada, USA
Gold Rock Project	Fiore Exploration Ltd.	0.5% NSR	Au	Nevada, USA
Odyssey Project(3) (underground)	Agnico Eagle and Yamana	3.0% NSR	Au, Ag	Québec, Canada
São Jorge Project	GoldMining	1.0% NSR	Au	Brazil
La Mina Project	GoldMining	2.0% NSR	Au, Ag, Cu	Colombia
Fenelon Gold Property	Wallbridge	2.0% NSR	Au	Québec, Canada
Hog Ranch Project(4)	REX Minerals Ltd	2.25% NSR	Au	Nevada, USA
Cheechoo Project	Sirios Resources Inc.	2.5% to 4.0% NSR	Au	Québec, Canada
Key Advanced-Exploration
Croinor Gold Project(5)	Monarch	2.5% NSR	Au	Québec, Canada
McKenzie Break(5)	Monarch	2.5% NSR	Au	Québec, Canada
Swanson(5)	Monarch	2.5% NSR	Au	Québec, Canada
Tonopah West	Blackrock Silver Corp.	3.0% NSR	Ag	Nevada, USA
Whistler Project	GoldMining	1.0% NSR	Au, Ag, Cu	Alaska, USA

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Notes:

(1)	Applies to a portion of the Barnat Extension of the Canadian Malartic Mine (open pit) on the Canadian Malartic Property. Refer to “ – Material Properties – Canadian Malartic Mine” for further information.
(2)	Royalty applies to only a portion of the property.
(3)	The royalty applies to a portion of the underground Odyssey Project located east of the current Canadian Malartic Mine (open pit) and is comprised of three deposits: Odyssey (which is further divided into the Odyssey North and Odyssey South zones); East Malartic; and East Gouldie on the Canadian Malartic Property. Refer to “ – Material Properties – Canadian Malartic Mine” for further information.
(4)	Subject to a buyback right of the operator, whereby a 0.75% NSR may be repurchased by the operator for $0.75 million.
(5)	Subject to a buyback right of the operator, whereby a 1.25% NSR may be repurchased by the operator for C$2.0 million.

For the purposes of the above table “NSR” refers to a net smelter returns royalty, “NPI” refers to a net profits interest royalty, “GRR” refers to a gross revenue royalty and “PTR” means a per tonne royalty or per ton royalty.

Gold Royalty’s royalty and similar interests do not apply to the entirety of each project in some cases. For example, our royalties on the Canadian Malartic Property, apply to portions of the entire property and do not cover all operating areas, particularly the open pit areas where a majority of production to date has occurred. However, the Company has royalties on portions of the Odyssey, East Malartic, Sladen and Sheehan zones, all of the Jeffrey zone and the eastern portion of the Barnat Extension of the Canadian Malartic Mine property.

In addition, certain of the above interests are subject to rights of the underlying operators to buyback portions of the underlying royalty, thereby reducing the applicable royalty rate.

Note on Classification of Project Stages

Gold Royalty classifies the projects underlying its interests based on the stage of current and historical exploration, development and production. The following is a description of the categories that Gold Royalty currently utilizes to classify the project stage for the projects relating to its royalty interests.

Project Stage	Description

Early-Exploration	A project is generally considered to be “Early-Exploration” when there has been primarily early-stage exploration activities (such as geophysics, geochemical sampling, lithological / structural mapping, etc.) or insufficient exploration work to prepare a Mineral Resource estimate. In some cases, the project may have a historical Mineral Resource estimate or an Inferred Mineral Resource estimate but without current material exploration work being performed or proposed to further advance the project.

Advanced-Exploration	A project is considered to be “Advanced-Exploration” when exploration work has advanced sufficiently to prepare a Mineral Resource estimate or material exploration activities are occurring or are planned to occur that are designed to support a Mineral Resource estimate. on the property. Exploration work may include enhancing geological studies, drilling programs, technical studies, and any other work including permitting activities that would de-risk the project. Advanced Exploration projects may have had study work initiated or completed to better understand economic potential on the property, but which has generally not resulted in work being approved, initiated or advanced that would substantially progress the project towards development and eventual production.

Developing	A project is considered to be “Developing” when the project has sufficiently initiated or completed economic studies (e.g., Preliminary Economic Assessment, Pre-Feasibility Study or Feasibility Study) or where the operator has otherwise disclosed an active plan or decision to construct mine workings including a reasonable estimate with projected costs and timeline to commence development which will lead to eventual production. In most cases, the project will have a Mineral Resource estimate and in some cases there may also be a Mineral Reserve estimate. Generally, Developing projects will be in active construction or development towards production, while others are sufficiently advanced and will be based upon sufficient confidence of the operator that construction and development towards production will occur.

Producing	A project is considered to be “Producing” when the underlying property, or part of it, is subject to actively mining the deposit(s) to produce a payable product. Production may be occurring at the project on areas not covered by, or only partially covered by our interest.

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The following map sets forth the geographic locations of our royalty interests as of the date hereof:

Buyback Rights

Gold Royalty also holds rights to acquire 9 additional royalties pursuant to buyback rights under existing royalty agreements between subsidiaries of GoldMining and third-parties, including the right to acquire an additional 0.75% NSR on the Whistler Project (including an area of interest) for $5,000,000.

Other Investments

Our assets also include a portfolio of shares, mainly of publicly traded mining and mineral exploration and development companies. We may invest from time to time in companies where we hold a royalty or similar interest. We may also from time to time take a more active role with companies in which we hold equity interests, including providing management support and/or nominating board representatives. As a result of our acquisitions of Golden Valley and Abitibi, our significant equity interests as of the date hereof include:

●	4,470,910 common shares of International Prospect Ventures Ltd., a TSX Venture Exchange listed company, representing approximately 11.5% of its issued and outstanding shares;
●	25,687,444 common shares of Val-d’Or Mining Corporation, a TSX Venture Exchange listed company, representing approximately 36.8% of its issued and outstanding shares;
●	338,197 common shares of Agnico Eagle; and
●	1,079,895 common shares of Yamana.

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We may from time to time acquire additional shares of these and other companies. Additionally, we currently are party to put and call financial instruments relating to certain of our investments. See “Item 3. Key Information – D. Risk Factors - We may use certain financial instruments that subject us to a number of inherent risks”.

Material Properties

The following is a description of our royalty interests on: (a) portions of the Canadian Malartic Property, located in Québec, Canada; (b) the Jerritt Canyon Mine, located in Nevada, U.S.A.; and (c) the Fenelon Gold Property, located in Québec, Canada, which we consider to be our material properties.

Canadian Malartic Property

As a result of our acquisition of Abitibi in November 2021, we indirectly acquired its 3% NSR royalty on portions of the Canadian Malartic Property. The royalty does not apply to the entire mine property particularly the open pit areas where a majority of production to date has occurred. However, the royalty does apply to portions of the Odyssey, East Malartic, Sladen and Sheehan zones, all of the Jeffrey zone and the eastern portion of the Barnat Extension of the Canadian Malartic open pit mine.

We also hold 2% NSR royalties on the Charlie Zone and the eastern portion of the Gouldie zone, a 1.5% NSR royalty on the Midway Project (1.0% can be bought back for $1 million) and a 15% NPI on the Radium Property, all located within the Canadian Malartic Property.

The following sets forth an approximation of the coverage of our various royalty interests on portions of the Canadian Malartic Property.

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The following description of the Canadian Malartic Property is based on information disclosed in the Canadian Malartic Technical Report and other public disclosures of Agnico and Yamana filed under their respective profiles on SEDAR.

Property Description, Location and Access

The Canadian Malartic Property (latitude 48° 22’ North and longitude 78° 23’ West) is located within the town of Malartic, Québec, approximately 25 kilometres west of the City of Val-d’Or and 80 kilometres east of City of Rouyn-Noranda. It straddles the townships of Fournière, Malartic and Surimau. Refer to the below figure for the location map of the Canadian Malartic Property.

Figure 1 - Location Map of Canadian Malartic Property (Technical Report, Canadian Malartic Mine, Quebec, Canada, 2021)

In 2014, substantially all of the assets and obligations relating to the Canadian Malartic mine were transferred to Canadian Malartic GP (“Partnership”), a newly formed general partnership in which Agnico and Yamana each own an indirect 50% interest.

Following the completion of an internal technical study, in February 2021, the Partnership approved the construction of a new underground mining complex at the Odyssey Project. The Odyssey Project is adjacent to the Canadian Malartic mine and hosts three main underground-mineralized zones, which are East Gouldie, East Malartic and Odyssey (which is sub-divided into the Odyssey North, Odyssey South and Odyssey Internal zones).

The Canadian Malartic mine operates under mining leases obtained from the Ministry of Energy and Natural Resources (Québec) and under certificates of approval granted by the Ministry of Environment and the Fight Against Climate Change (Québec). The Canadian Malartic Property is comprised of the East Amphi property, the CHL Malartic prospect, the Canadian Malartic mine, and the Fournière, Midway, Piche Harvey and Rand properties. The Odyssey project is located east of the Canadian Malartic mine and extends into the CHL Malartic prospect. The Canadian Malartic Property consists of a contiguous block comprising one mining concession, five mining leases and 293 mining claims. Expiration dates for the mining leases on the Canadian Malartic Property vary between November 24, 2029 and July 27, 2037, and each lease is automatically renewable for three further ten year terms upon payment of a small fee.

The Canadian Malartic Property can be accessed from either Val-d’Or or Rouyn-Noranda via Québec provincial highway No. 117. A paved road running north-south from the town of Malartic towards Mourier Lake cuts through the central area of the Canadian Malartic property. The Canadian Malartic property is further accessible via a series of logging roads and trails. The Canadian Malartic mine is serviced by a rail-line which passes through the town of Malartic and the nearest airport is in Val-d’Or.

Gold was first discovered in the Malartic area in 1923. Gold production on the Canadian Malartic Property began in 1935 and continued uninterrupted until 1965. Following various ownership changes over the ensuing years, Osisko Gold Royalties Ltd. (“Osisko”) acquired ownership of the Canadian Malartic Property in 2004. Based on a feasibility study completed in December 2008, Osisko completed construction of a 55,000 tonne per day mill complex, tailings impoundment area, five million cubic metre polishing pond and road network by February 2011, and the mill was commissioned in March 2011. The Canadian Malartic mine achieved commercial production on May 19, 2011.

The Canadian Malartic mine is a large open pit operation comprised of the Canadian Malartic and Barnat pits. In 2020, commercial production was achieved at the Barnat pit and activities will continue in 2021 with overburden stripping, topographic drilling, and ore and waste extraction.

In 2020, the Partnership completed the Highway 117 deviation project. In 2021, the Partnership expects no further development of infrastructure to be undertaken for the Canadian Malartic mine and mill facilities, other than the mining construction work in the Barnat pit and the optimization of tailings storage facilities.

The Odyssey Project exploration ramp portal was completed during the fourth quarter of 2020. In December 2020, ramp development was started on the Odyssey Project in order to facilitate underground conversion drilling in 2021 and to provide access to the Odyssey and East Malartic deposits. The operators announced that the excavation of the shaft collar and the concrete lining of the first 27 metres were completed. The concrete raft of the headframe and the slip form pour were completed in 2021, while the structural steel installation was expected to start in the fourth quarter of 2021. All of the mechanical and electrical purchase orders for the sinking hoist and auxiliary hoist have been issued. Both hoists are expected to be delivered and installed by the fourth quarter of 2022. All surface construction activities are on target and shaft sinking is expected to resume in the second half of 2022 once the headframe construction and hoists installations are completed.

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Agreements and Royalties

The mining titles constituting the current Canadian Malartic Property were acquired by Osisko, mostly in stages, between 2004 and 2014. Many of the mining titles for the Property were map-staked by Osisko or its appointed intermediaries and are not subject to any encumbrances. Others were purchased outright from independent parties, without royalties or other obligations.

The Rand Property and the Fournière, Midway and Piché-Harvey properties, acquired by Canadian Malartic GP after the Osisko Transaction, are subject to certain royalties.

Most of the mining titles are subject to a 5% NSR royalty payable to Osisko. A portion of the Canadian Malartic Property is subject to 3% NSR royalties payable to Gold Royalty and Osisko Gold Royalties Ltd. In addition, 172 of the Property’s claims are also subject to other NSR royalties that vary between 1% and 2%, payable under varying circumstances. A portion of the East Amphi Property, called the Radium-Nord Property is covered by a 15% NPI royalty held by Gold Royalty.

Geological Setting, Mineralization and Deposit Types

Geology

The Canadian Malartic Property straddles the southern margin of the eastern portion of the Abitibi Subprovince, an Archean greenstone belt situated in the southeastern part of the Superior Province of the Canadian Shield. The Abitibi Subprovince is limited to the north by gneisses and plutons of the Opatica Subprovince, and to the south by metasediments and intrusive rocks of the Pontiac Subprovince. The contact between the Pontiac Subprovince and the rocks of the Abitibi greenstone belt is characterized by a major fault corridor, the east-west trending Larder Lake – Cadillac Fault Zone (“LLCFZ”). This structure runs from Larder Lake, Ontario through Rouyn-Noranda, Cadillac, Malartic, Val d’Or and Louvicourt, Québec, at which point it is truncated by the Grenville Front.

The regional stratigraphy of the southeastern Abitibi area is divided into groups of alternating volcanic and sedimentary rocks, generally oriented at N280 – N330 and separated by fault zones. The main lithostratigraphic divisions in this region are, from south to north, the Pontiac Group of the Pontiac Subprovince and the Piche, Cadillac, Blake River, Kewagama and Malartic groups of the Abitibi Subprovince. The various lithological groups within the Abitibi Subprovince are metamorphosed to greenschist facies. Metamorphic grade increases toward the southern limit of the Abitibi belt, where rocks of the Piche Group and the northern part of the Pontiac Group have been metamorphosed to upper greenschist facies.

The majority of the Canadian Malartic Property is underlain by metasedimentary units of the Pontiac Group, lying immediately south of the LLCFZ. The north-central portion of the property covers an approximately 9.5 kilometre section of the LLCFZ corridor and is underlain by mafic-ultramafic metavolcanic rocks of the Piche Group cut by intermediate porphyritic and mafic intrusions. The Cadillac Group covers the northern part of the property (north of the LLCFZ). It consists of greywacke containing lenses of conglomerate.

Mineralization

Mineralization in the Canadian Malartic deposit occurs as a continuous shell of 1% to 5% disseminated pyrite associated with fine native gold and traces of chalcopyrite, sphalerite and tellurides. It extends on a 2 kilometre strike and a width of 1 kilometre (perpendicular to the strike), and from surface to 400 metres below surface. The gold resource is mostly hosted by altered clastic sedimentary rocks of the Pontiac Group (70%) overlying an epizonal dioritic porphyry intrusion.

Surface drilling by Lac Minerals Ltd. in the 1980s defined several near-surface mineralized zones now included in the Canadian Malartic deposit (the F, P, A, Wolfe and Gilbert zones), all expressions of a larger, continuous mineralized system located at depth around the historical underground workings of the Canadian Malartic and Sladen mines. In addition to these, the Western Porphyry Zone occurs one kilometre northeast of the main Canadian Malartic deposit and the Gouldie mineralized zone occurs approximately 1.2 kilometres southeast of the main Canadian Malartic deposit. Approximately 1.5 kilometres to the east is the Odyssey deposit, with mineralization associated with a fault along both hanging wall and footwall contacts of a 300 metre wide dioritic intrusive.

The South Barnat deposit is located to the north and south of the old South Barnat and East Malartic mine workings, largely along the southern edge of the LLCFZ. The deposit that is originally modelled for surface mining evaluation extends on a 1.7 kilometre strike and a width of 900 metres (perpendicular to the strike), and from surface to 480 metres below surface. The disseminated/stockwork gold mineralization at South Barnat is hosted both in potassic altered, silicified greywackes of the Pontiac Group (south of the fault contact) and in potassic altered porphyry dykes and schistose, carbonatized and biotitic ultramafic volcanic rocks (north of the fault contact).

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The East Malartic deposit (as modelled for the underground mining model) has been previously mined by the East Malartic, Barnat and Sladen mines along the contact between the LLCFZ and the Pontiac Group sedimentary rocks.

This deposit includes the deeper portion of the South Barnat deposit (below actual pit design). This deposit extends on a 3 kilometre strike and a width of 1.1 kilometres (perpendicular to the strike), and the bottom of the South Barnat actual pit design to 1,800 metres below surface. The geological settings are similar to those found in other areas of the property, corresponding mainly to the depth extension of the geological context presented above for the South Barnat open pit deposit.

The Odyssey deposit is also located at the contact between the LLCFZ and the Pontiac Group sedimentary rocks in the eastern extension of the East Malartic deposit. It extends on a 2 kilometre strike and a width of 500 metres (perpendicular to the strike), and from surface to –1,500 metres below surface. It is characterized by the presence of a massive porphyritic unit. While the whole porphyritic intrusion is anomalous in gold, continuous zones of higher grade (>1 g/t gold) gold mineralization occur along the south-dipping sheared margins of the intrusion (in contact with the Pontiac Group to the south and the Piche Group to the north). Within the porphyritic unit, gold mineralization is also associated with other geological features, including silica and potassic alteration zones, discrete shear zones, swarms of quartz veins, stockworks and zones with disseminated pyrite (0.7% to 2.0%).

Mineral Processing and Metallurgical Testing

Since its operational debut in 2011, the Canadian Malartic mine’s mill has seen a significant ramp-up in efficiency and throughput due to several projects that further improved its operation.

One of the first main modifications that helped increase the throughput was the addition in 2012 of a secondary crushing line consisting of two cone crushers in parallel and a second pebble crusher in a closed loop with the SAG mill. Indeed, at the early commissioning stage, the performance of the comminution circuit was below expectations from the initial process design. Additional grinding testwork performed in 2011 concluded that the difference was due to harder than expected ore.

In 2016, after further testwork, the tailing thickener was modified to increase its compaction efficiency to reach a higher underflow density. The cyanide destruction process was also modified to Caro’s acid to stop sulphur dioxide usage.

The addition of an auxiliary line of pre-crushed material in 2017 further increased and stabilized the throughput of the mill by increasing the overall capacity of the crushing circuit. Maintenance efficiency and flexibility on the crushing circuit was also improved since the auxiliary line could compensate during downtimes.

More recently, the elution circuit was upgraded from a conventional Zadra process to a Split-Zadra process for increased performance, and an advanced control system was implemented at the grinding circuit to further optimize processing.

The process design criteria are based on a processing plant of 58,795 tonnes per operating day (tpod) capacity with a plant design utilization of 92%. The basis for the plant design assumed a head grade of 1.2 g/t Au and a gold recovery of 86%.

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Mineral Reserve Estimates

Proven and Probable Reserves have been calculated at a gold price of US$1,250 per ounce. Stated Mineral Reserves are in addition to Mineral Resources. The effective date of the estimate was December 31, 2020.

Resource Category		Open Pit
Cut-Off Grade or Value		COG = 0.40 g/t Au

Proven and Probable		December 31, 2020
Tonnage	(kt)	122,876
Grade	(g/t) Au	1.12
Contained	(koz) Au	4,428

Notes:

1.	Price assumption: $1,250/oz gold
2.	Open pit cut-off grades range from 0.39 to 0.40 g/t gold
3.	Metallurgical recoveries for gold averaging 90.5%
4.	Mineral Reserves are on 100% basis.

The Company’s royalty interests do not apply to the entirety of the areas relating to the above estimate. The Company is unable to verify the extent to which the estimated Mineral Reserves underly its royalty interests.

Mineral Resource Estimates

Mineral Resources are in addition to the Mineral Reserves and are determined by Ordinary Kriging in exception to Odyssey and East Malartic underground estimates, which are determined by Ordinary Kriging or Inverse Distance Squared. A cutoff grade 0.39 g/t gold is used for material located inside the pit design for the Barnat area. For Gouldie, Jeffrey, Odyssey and East Malartic underground estimates, Mineral Resources have been constrained in optimized mining shape (“MSO”), at variable stope cutoff grades ranging from 1.00 to 1.40 g/t gold (depending on the area and depth) and include internal dilution. It can be noted that material below the Barnat pit design is now assigned to the East Malartic deposit. The use of MSO for underground resources reporting ensures that Mineral Resources reported herein have a reasonable prospect for economic extraction. The effective date of the estimate was December 31, 2020.

Resource Category		Open Pit	Underground
Cut-Off Grade or Value		COG = 0.39 g/t Au	COG = 1.00 - 1.40 g/t Au
Measured and Indicated
Tonnage	(kt)	1,372	17,374
Grade	(g/t) Au	0.58	1.87
Contained	(koz) Au	25.6	1,044
Inferred
Tonnage	(kt)	7,064	177,844
Grade	(g/t) Au	0.74	2.38
Contained	(koz) Au	169.0	13,765

Notes:

1.	Price assumption: $1,250/oz gold. Cut-off grades correspond to 75% of the cut-off used to estimate the Mineral Reserves.
2.	Canadian Malartic, Barnat and other zones cut-off grades range from 0.29 to 0.40 g/t gold inside pit, and from 1.15 to 1.20 g/t gold outside or below pit (stope optimized)
3.	Underground cut-off grade at:
	a.	Odyssey is 1.00 to 1.30 g/t gold (stope optimized)
	b.	East Malartic is 1.10 to 1.40 g/t gold (stope optimized)
	c.	East Gouldie is 1.10 to 1.25 g/t gold (stope optimized)
4.	Mineral Resources are on 100% basis.

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The Company’s royalty interests do not apply to the entirety of the areas relating to the above estimate. The Company is unable to verify the extent to which the estimated Mineral Resources underly its royalty interests.

In addition, the Canadian Malartic Technical Report includes summary information on the underground Odyssey Project on the property, including, an internal Preliminary Economic Assessment (“PEA” level) completed by Canadian Malartic GP in February 2021. This technical study is preliminary in nature and includes Inferred Mineral Resources that are too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves, and there is no certainty that the forecast production amounts will be realized. The technical study has no impact on the results of any pre-feasibility or feasibility study in respect of the Odyssey Project.

The underground Odyssey Project is located east of the current Canadian Malartic open pit operation and is comprised of three deposits: Odyssey (which is further divided into the Odyssey North and Odyssey South zones); East Malartic; and East Gouldie. As of December 31, 2020, the Odyssey Project contains 410,000 ounces of gold in Indicated Mineral Resources and 6.9 million ounces of gold in Inferred Mineral Resources. There are no Mineral Reserves at the Odyssey Project as of December 31, 2020. Mineral resources are not Mineral Reserves and do not have demonstrated economic viability. Canadian Malartic GP approved the construction of the Odyssey Project in February 2021 upon completion of the internal PEA. The Odyssey Project’s underground mine design is divided into four main mining zones, Odyssey North, Odyssey South, East Malartic and East Gouldie. Material from the mining zones closest to surface (Odyssey South and East Malartic) will be transported by a ramp while material from the deeper East Gouldie and Odyssey North mining zones will be transported to surface using a production shaft. The Odyssey Project technical study outlines an underground project ramping up to a production rate of approximately 19,000 tpd. Recoverable material from the underground mine will be processed through the existing Canadian Malartic processing plant with first gold production scheduled for 2023. At full production, the Odyssey Project is expected to produce an average of approximately 545,400 ounces of gold per year.

For the purposes of the study, Canadian Malartic GP has performed an economic analysis of the underground Odyssey Project using a gold price of C$2,015/oz. Minable stope shapes, Whittle shells and cut-off grades were generated using a gold price of C$1,625/oz, at the forecasted production rates, metal recoveries, and capital and operating costs estimated in this Technical Report. Canadian Malartic GP confirms that the outcome is a positive cash flow for the Odyssey Project.

Mining Operations

Mining at the Canadian Malartic mine is by open pit method with excavators and trucks, using large scale equipment. The primary loading tools are hydraulic excavators, with wheel loaders used as a secondary loading tool. The continuity and consistency of the mineralization, coupled with tight definition drilling, that has been confirmed by many years of mining operations, demonstrate the amenability of the Mineral Reserves and Mineral Resources to the selected mining method.

Mining at the Odyssey Project will be done by underground methods. The preliminary mining concept is based on a sublevel open stoping mining method with paste backfill. Longitudinal retreat and transverse primary-secondary mining methods will also be used dependent on mineralization geometry and stope design criteria. The project is expected to use a combination of conventional and automated equipment, similar to what is currently used at the LaRonde Complex. Production using the ramp is expected to begin at Odyssey South in late 2023. Collaring of the shaft and installation of the headframe commenced in the second quarter of 2021, with shaft sinking activities expected to begin in late 2022. The shaft will have an estimated depth of 1,800 metres and the first loading station is expected to be commissioned in 2027 with modest production from East Gouldie. The East Malartic shallow area and Odyssey North are scheduled to enter into production in 2029 and 2030 respectively.

Process and Recovery Operations

Run-of-mine (“ROM”) ore is crushed using a gyratory crusher and two cone crushers. The crushed ore feed is transported by a conveyor belt to the covered stockpile. On-site pre-crushed material also feeds the stockpile. The ore is fed to the grinding circuit using conveyors in an underground reclaim tunnel. The grinding circuit mainly consists of a SAG mill in closed circuit with two pebble crushers, two secondary ball mills, one tertiary ball mill and several hydrocyclone clusters in a closed circuit. The slurry is then thickened in a pre-leach thickener before being transferred to the leach circuit where oxygen and cyanide are added to dissolve the gold. The slurry flows by gravity into a CIP carousel system where gold is adsorbed onto carbon. Gold is stripped using the Zadra elution process and is recovered using conventional electrowinning processes. The resulting gold sludge is filtered, dried and melted in an induction furnace to produce doré bars. The slurry exiting the CIP circuit undergoes another thickening step in a tailing thickener before being processed at the detoxification circuit where cyanide is destroyed. Finally, the slurry is pumped to the tailings ponds.

The latest mine production schedule (LOM 2020) was developed to feed the mill at a nominal rate of 57,000 tpd that will extend mine life until 2028.

The Odyssey project is envisioned to reach its full production rate of 19,000 tpd by 2031.

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Markets / Contracts

The gold produced at the Canadian Malartic mine is refined to market delivery standards by external refiners. The gold is sold to various banks at market prices. Canadian Malartic GP believes that, because of the availability of alternative refiners, no material adverse effect would result if it lost the services of its current refiner. There are no deleterious elements in the gold produced.

Canadian Malartic GP has signed contracts that are directly associated with operations. The contract award process is done with an internal committee that selects the potential suppliers. These suppliers are then invited to read and bid on the tender. They must respect the terms and schedules of the tender to be accepted. Once the tenders are received and analyzed by the internal committee, a meeting is held with management to review the proposals. When both parties agree with the final proposal, Canadian Malartic GP’s legal department writes up an agreement that must be signed by all stakeholders.

Infrastructure

Surface facilities at the Canadian Malartic mine include the administration/warehouse building, the mine office/truck shop building, the processing plant and the crushing plant. The processing plant has a nominal capacity of 55,000 tonnes of ore per day. Ore is processed through conventional cyanidation. Ore blasted from the pit is first crushed by a gyratory crusher followed by secondary crushing prior to grinding. Ground ore feeds successively into leach and CIP circuits. A Zadra elution circuit is used to extract the gold from the loaded carbon. Pregnant solution is processed using electrowinning and the resulting precipitate is smelted into gold/silver doré bars. Mill tails are thickened and detoxified using a Caro acid process, reducing cyanide levels below 20 parts per million. Detoxified slurry is subsequently pumped to a conventional tailings facility.

The Odyssey Project will use the existing surface infrastructure at the Canadian Malartic site, including the tailing storage facilities, the processing plant and the maintenance facilities. As well, the main work in 2020 consisted of site preparation, construction of the portal and the ramp contractor’s garage, delivery of the project building and installation of the potable water and wastewater system. Development activities in 2021 are expected to include construction of the headframe and engineering and procurement of the 120kV line and transformers, as well as delivery of the surface maintenance shop, the compressor building, the enlargement of Highway 117 and the permanent access to the Odyssey site.

Environmental, Permitting and Social Matters

In 2015, the Partnership developed and implemented an action plan to mitigate noise, vibrations, atmospheric emissions and ancillary issues related to the Canadian Malartic mine. Mitigation measures were put in place to improve the process and avoid environmental non-compliance events. As a result, over time, the Partnership has improved its environmental performance. With respect to activities in 2020, the Partnership received two non-compliance notices for NOx emissions. The mine’s team of on-site environmental experts continues to monitor regulatory compliance in terms of approvals, permits and observance of directives and requirements and continues to implement improvement measures.

Since the spring of 2015, the Partnership has been working collaboratively with the community of Malartic and its citizens, including the development of a “Good Neighbour Guide”. Implementation of the Good Neighbour Guide, which includes compensation and home-acquisition programs, began on September 1, 2016. Over 90% of the residents of Malartic have agreed to participate in the compensation program. Under the home-acquisition program, 57 residences have been acquired to date in the southern sector of Malartic, of which 45 have subsequently been sold under the Partnership’s resale program that was implemented in April 2018.

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As part of ongoing stakeholder engagement, an agreement with four First Nations groups was entered into in 2020.

As with the Good Neighbour Guide and other community relations efforts at Canadian Malartic, the Partnership is working collaboratively with stakeholders to establish cooperative relationships that support the long-term potential of the mine.

The waste rock pile was originally designed to accommodate approximately 326 million tonnes of waste rock requiring a total storage capacity of approximately 161 million cubic metres. The design of the waste rock pile has been modified to accommodate the Canadian Malartic pit extension and now includes storage capacity for approximately 740 million tonnes.

The expansion of the open pit, with production from the Canadian Malartic pit extension, is expected to increase the total amount of tailings to approximately 300 million tonnes over the life of mine. The total capacity of the current tailings management facility is estimated to be 230 million tonnes, including a tailings cell authorized by the Ministry of Environment and the Fight Against Climate Change (Québec) in September 2017. Construction of this cell started in 2017 and operations began in 2018. The Partnership also plans to store additional tailings in the Canadian Malartic pit at the end of its operations. According to the mine plan, between 70 and 80 million tonnes of tailings could be deposited in the Canadian Malartic pit once mining in the pit is completed.

All permits related to mining the Canadian Malartic pit extension have been received. As part of the permitting process for in-pit tailings deposition, the Partnership has committed to completing a hydrogeological study to demonstrate that the Canadian Malartic pit would provide a hydraulic trap and contain the tailings with minimal environmental risk. Golder Associates Ltd. is preparing this study.

Permits for Odyssey North and South were granted in 2020 to allow the first phase of the Odyssey Project to begin. At this time, the Certificate of Authorization (“CofA”) for the shaft has not yet been obtained and the CofA for the waste rock management facility requires modification. A request for a decree amendment, including permits to develop the East Gouldie and East Malartic zones has been submitted. The Partnership has received confirmation that mining the additional zones at the project does not trigger additional Federal permitting requirements.

An annual hydrological site balance is maintained to provide a yearly estimate of water volumes that must be managed in the different structures of the water management system of the Canadian Malartic mine during an average climatic year (in terms of precipitation). Results of this hydrological balance indicate that excess water from the southeast pond may have to be released into the environment. If excess water does need to be treated, a water treatment plant is in place to treat the water that will be released into the environment so that it meets water quality requirements. In addition to ensuring effluent compliance, this water treatment plant reduces the risks associated with surface water management and adds flexibility to the water usage system.

Reclamation and closure costs have been estimated for rehabilitating the tailings facility and waste dump, revegetating the surrounding area, dismantling the plant and associated infrastructure and performing environmental inspection and monitoring for a period of ten years. In accordance with applicable regulations, financial guarantees have been provided for these estimated reclamation and closure costs. Reclamation plans were updated in 2020, and an updated closure plan was submitted in accordance with regulatory requirements.

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Annual Production Information

The following table sets forth reported annual production for the Canadian Malartic Mine for each of the years ended December 31, 2020 and 2019.

		2019	2020
Total Ore Milled	(kt)	21,049.1	20,799.8
Process Rate	(tpd)	57,669	56,986
Feed Grade	(g/t Au)	1.12	0.97
Recovery	(% Au)	88.7	87.5
Produced	(koz Au)	669.2	568.7

In a press release dated October 27, 2021, Agnico Eagle reported that production for the first nine months of 2021 was based on 16,730 kt processed with a gold grade of 1.11 g/t to yield 536,918 ounces of gold recovered (on a 100% basis).

The Company’s royalty interests do not apply to the majority of reported production above.

Jerritt Canyon Mine

As a result of its acquisition of Ely, we indirectly own a 0.5% NSR in respect of the Jerritt Canyon mine, which includes the entire 119 square mile land package at the Jerritt Canyon Mine and a PTR interest (based on a sliding scale linked to gold price ranging from $0.15/st to $0.40/st) on all ore processed through the Jerritt Canyon mill.

JCG LLC (“JCG”) took over the operation of the Jerritt Canyon Mine in 2015. On April 30, 2021, First Majestic acquired all of the issued and outstanding shares of JCG. As such, First Majestic now indirectly owns and operates the Jerritt Canyon Mine, through its direct owner and operator, JCG.

The following description of the Jerritt Canyon Mine has been primarily sourced from the Jerritt Canyon Technical Report

Project Description, Location and Access

Jerritt Canyon has been in operation since 1981, with open pit operations occurring from 1981 to 1999. The current operation consists of the two underground gold mines – SSX-Steer Complex (“SSX”) and Smith.

Jerritt Canyon Mine is located in Elko County, northeastern Nevada. The mill site, shops, and administration and security buildings are located approximately 45 miles north of the town of Elko. The Jerritt Canyon property forms an irregular area that extends approximately 21 miles north-south and 17 miles east-west at its widest and is approximately 119 square miles. The property is bounded by 116° 10’ west and 115° 78” west longitude and 41° 23’ north and 41° 46’ north latitude. Refer to the below figure for the location map of the Jerritt Canyon Property.

OREGON
IDAHO
NEVADA
UTAH
ARIZONA
CALIFORNIA
N
ELKO
HUMBOLDT
LANDER
EUREKA
WHITE PINE
DUCK VALLEY INDIAN RES.
HUMBOLDT NATIONAL FOREST
JERRITT CANYON MINE
ELKO
CARLIN
WHITE ROCK
CHARLESTON
JACK CREEK
TUSCARORA
MIDAS
THOUSAND SPRINGS
WELLS
DEETH
HALLECK
SPRING CREEK
RUBY VALLEY
VALMY
BATTLE MOUNTAIN
DUNPHY
PALISADE
BEOWAWE
CRESCENT VALLEY
GOLD ACRES
EUREKA
INDEPENDENCE MTNS.
TUSCARORA MTNS.
CORTEZ MTNS.
0 10 20 30 40
Miles

Figure 4-1

Jerritt Canyon Gold LLC

Jerritt Canyon
Elko, Nevada, USA

Location of the Jerritt Canyon Property

April 2021

Source: Jerritt Canyon, 2018.

Figure 2 - Location map of Jerritt Canyon Mine (Technical Report on Jerritt Canyon Mine, Elko County, Nevada, 2021)

Jerritt Canyon Mine operations are located on a combination of public and private lands, with the deposits and mining related surface facilities being located primarily on mining claims in United States Forest Service (USFS) land within the Humboldt-Toiyabe National Forest. The process facilities, offices, shops and tailings dams are located on private land owned by JCG. Additional claims in the southern part of the land package are mostly located on private land with some located on land administered by the United States Bureau of Land Management (BLM).

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Certain of the Jerritt Canyon claims and fee lands are subject to a NSR royalty which varies from 1.5% to 6% depending upon the lease agreements with various property owners. The fee land, which was originally purchased to secure access from State Route 225, is subject to a 33% NSR. There are currently three Nevada lease file agreements that cover land that has mine production. As a result, the lease holders of the producing land are entitled to receive production royalty payments that range from 2.5% to 10%. Other land held by lease holders may be subject to annual or semi-annual land payments that include advance royalties, land use payments, rentals, loss of grazing and the use of land for a communications tower. The advance royalties are the minimum amounts the lease holders are entitled to annually. On producing land, these advance royalties may be recovered by JCG if certain production royalty thresholds are met or surpassed during the production year. Some of the land payments may be adjusted annually based on consumer/producer price indexes or annual increases. There is also a PTR on the Jerritt Canyon processing facilities and an additional 0.5% NSR on the entire Jerritt Canyon property indirectly held by Gold Royalty through its ownership of Ely.

Agreements and Royalties

It is noted that some of the Jerritt Canyon claims and fee lands are subject to a Net Smelter Return (NSR) royalty which varies from 1.5% to 6% depending upon the lease agreements with various property owners. The fee land, which was originally purchased to secure access from State Route 225, is subject to a 33% NSR, however, future gold production from this land is unlikely.

There are currently three Nevada (NV) lease file agreements (files NV-10106, NV-10110, NV-10113) that cover land that has mine production. As a result, the lease holders of the producing land are entitled to receive production royalty payments that range from 2.5% to 5%.

Other land held by lease holders may be subject to annual or semi-annual land payments that include advance royalties, land use payments, rentals, loss of grazing, and the use of land for a communications tower. The advance royalties are the minimum amounts the lease holders are entitled to annually. On producing land, these advance royalties may be recovered by JCG if certain production royalty thresholds are met or surpassed during the production year. Some of the land payments may be adjusted annually based on consumer/producer price indexes or annual increases.

On September 9, 2019, Ely closed the purchase of 100% of all rights and interests in a Per Ton Royalty Interest on the Jerritt Canyon Processing Facilities from an arms-length third-party (Behre Dolbear, 2020). On May 13, 2020, Ely completed the purchase of a 0.5% NSR royalty on the entire Jerritt Canyon property.

History

The Jerritt Canyon deposit was discovered by Food Machinery Corporation in 1972. In 1976, Meridian Gold LLC and Freeport Minerals Company formed a joint venture to explore and develop the gold deposits in the Jerritt Canyon area and, in 1980, mining commenced with production from the North Generator and Marlboro Canyon open pit mines. The first gold production from the property occurred in July 1981.

Open pit mining was conducted from early 1981 until late 1999, with the mining carried out in the areas of Marlboro Canyon, Alchem, Lower North Generator Hill, Upper North Generator Hill, West Generator, Burns Basin, Mill Creek, Pattani Springs, California Mountains, Dash, Winters Creek, Steer Canyon and Saval Canyon. The annual production from these areas ranged from approximately 40,000 ounces to 1.4 million ounces.

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Underground operations started in 1997 at SSX, and continued until 2008 with production from the Steer, Murray, MCE, Smith, West Generator and Saval deposits. In 2009, a new mine plan was prepared. Underground mining from the Smith deposit recommenced in late January 2010 and underground mining at SSX recommenced in early October 2010.

From the commencement of mining in 1980 to the end of 2020, approximately 9.7 Moz gold were produced from approximately 49 Mst of ore mined at an average grade of 0.199 ounce per short ton of gold (“oz/st Au”). Open pit mining at Jerritt Canyon produced a total of approximately 5.2 Moz Au from approximately 29.8 Mst of ore at an average grade of 0.175 oz/st Au. The underground mines produced a total of approximately 4.5 Moz Au from approximately 19.2 Mst of ore at an average grade of 0.237 oz/st Au. Since 2010, the majority of production has come from the SSX and Smith deposits.

From June 2015 to December 2020, JCG mined approximately 5.2 Mst at an average grade of 0.155 oz/st Au containing a total of approximately 0.81 Moz Au.

Geological Setting, Mineralization and Deposit Types

The Jerritt Canyon district is located in the Great Basin, north and northeast of the Carlin Trend of gold deposits. Carlin-type gold mineralization at Jerritt Canyon is hosted by silty carbonate or carbonaceous siliciclastic rocks originally deposited as shelf sedimentary rocks during the Paleozoic. The Paleozoic host rocks have been imbricated, faulted, and folded through several orogenic events through the Paleozoic and Mesozoic. An early phase of intrusive igneous activity is represented by west-northwest mafic igneous dikes of Paleozoic age. Carlin-type gold deposits were emplaced in the Middle to Late Eocene during an initial phase of extensional tectonics at which time high potassium calc-alkaline magmatic rocks were emplaced. Mafic and intermediate igneous dikes were emplaced during this phase of igneous activity and trend north-northeast.

The occurrence and distribution of gold mineralization at Jerritt Canyon is controlled by both lithology and structure. Deposits at Jerritt Canyon are mostly strata bound or fault hosted. Gold occurs as very fine, micron-size particles in pyrite and arsenian pyrite.

Jerritt Canyon is a Carlin-type gold deposit, hydrothermal in origin and usually structurally controlled. Current models attribute the genesis of Carlin-type gold deposits to epizonal plutons that contributed heat and potentially fluids and metals; meteoric fluid circulation resulting from crustal extension and widespread magmatism; metamorphic fluids, possibly with a magmatic contribution, from deep or mid-crustal levels; and upper-crustal orogenic-gold processes within an extensional tectonic regime.

Exploration

Exploration completed at Jerritt Canyon has included desktop compilation and interpretation of historical datasets, target identification and RC- and core- drilling. Jerritt Canyon is primarily drilled from underground drilling sites. From June 23, 2015 through to December 31, 2020, JCG drilled a total of 279,954 ft. in 406 core holes and a total of 2,340,646 ft. in 16,773 RC holes underground.

Drilling

Starting January 1, 2015 through December 31, 2020, JCG has drilled a total of 18,533 holes between RC and core from underground drilling sites, comprising of 2,800,695 ft of drilling.

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Sampling, Analysis and Data Verification

Sampling and assaying have been carried out using industry standard quality assurance/quality control practices. These practices include, but are not limited to, sampling, assaying, chain of custody of the samples, secure sample storage, use of third-party laboratories, and use of standards, blanks, and duplicates.

Mineral Processing and Metallurgical Testing

Mining and processing by the Freeport-FMC JV commenced at Jerritt Canyon in 1981. The initial processing facility processed mildly refractory, carbonaceous, preg-robbing mineralized material. Alkaline chlorination was used to passivate the carbonaceous constituents of the mineralized material to reduce preg-robbing and cyanidation to extract the gold. The chlorination facility continued operation until 1997.

In 1989, operation of a whole ore roaster commenced to treat double refractory mineralized material that contained higher concentrations of sulfide sulfur in addition to organic carbon. Over the life of the Jerritt Canyon operation, numerous metallurgical studies have been completed, however, the current operating practice relies on historical operating data to support recovery estimates and anticipate future operating performance. The current life of mine plan estimates an average gold average gold recovery of 86% independent of the changes in the gold feed grade.

Mineral Resource

The technical work for the Jerritt Canyon Technical Report was initiated in March 2020. Wireframe and block modelling for the underground SSX, Smith, WGen, USB and Saval 4 Deposits were completed by JCG and provided to the authors of the Jerritt Canyon Technical Report for verification and audit.

Wireframe and block modelling for Jerritt Canyon were completed by JCG geologists and also provided to the authors of the Jerritt Canyon Technical Report for verification and audit. A total of five deposits are the focus of this resource update: SSX, Smith, WGen, USB and Saval 4. Two deposits, Smith and SSX, were broken into separate domains for easier handling in the modelling process. As a result, a total of 17 mineralized wireframe models were built for SSX Zone 1, SSX Zone 2-3, SSX Zone 4, SSX Zone 5, SSX Zone 6, SSX Zone 7, SSX Zone 9, Smith Zone 1, Smith Zone 2-3, Smith Zone 4, Smith Zone 5, Smith Zone 7, Smith Zone 8, Smith Zone 9, Saval 4, USB and WGen. All wireframes are based on approximately a 0.10 oz/st Au cut-off.

Sample information for the diamond drill holes and RC holes was composited into nominal equal lengths of five feet using the run-length compositing algorithm of the Leapfrog Edge modelling software package. Composited assay values were created on an individual zone basis. JCG capped the assays to 1.8 oz/st Au prior to compositing.

A total of 11 different block models were created for each of the different wireframe models. Parent block sizes for all models are 10 ft x 10 ft x 10 ft with sub-block sizes at 2.5 ft x 2.5 ft x 2.5 ft. One interpolation pass was carried out to estimate the grades into the separate block models. Gold grades were estimated into the blocks using Ordinary Kriging interpolation algorithm with Leapfrog Edge.

A 100 ft dilution zone was created around the mineralized wireframe models for all the block models. A single-pass estimation strategy was applied when estimating the grades for the dilution domain in the individual block models.

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Block model validation exercises included a comparison of the average grade of the composite samples to the block average grades, visual comparisons of the estimated block grades to the composited gold grades, swath plots, and reconciliation to production statistics. For reporting of underground Mineral Resources, a 0.11 oz/st Au cut-off grade was estimated using a gold price of US$1,700 per ounce.

The definition of categories in the Mineral Resource estimate is based primarily on a distance function, however, visual and geological interpretation were also used. The classification methodology is based on the following:

●	Measured: Based on drill hole spacing up to approximately 30 ft.
●	Indicated: Based on drill hole spacing up to approximately 75 ft.
●	Inferred: Based on drill hole spacing up to approximately 100 ft.

The most recent Mineral Resource estimate on the Jerritt Canyon Mine, based on the Jerritt Canyon Technical Report, is set out in the table below. The effective date of the estimate is December 31, 2020. The table is presented in imperial units.

Resource Category
Cut-Off Grade or Value		COG = 0.11 oz/st Au
Measured and Indicated
Tonnage	(000 st)	5,217
Grade	(oz/st) Au	0.160
Contained	(koz) Au	832
Inferred
Tonnage	(000 st)	1,950
Grade	(oz/st) Au	0.171
Contained	(koz) Au	334

Notes:

1.	CIM Definition Standards were followed for Mineral Resources.
2.	Mineral Resources are exclusive of Mineral Reserves.
3.	Mineral Resources are estimated using an average gold price of $1,700/oz Au.
4.	Mineral Resources are constrained using minimum thickness mining shapes reflecting the geometries of cut and fill mining methods.
5.	Mineral Resources are reported at a cut-off grade of 0.11 oz/st Au, accounting for mining costs of $102/st, milling costs of $45/st, general and administrative costs of $18/st and a metal recovery of 86%.
6.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
7.	Numbers may not add due to rounding.

Mineral Reserves

The authors of the Jerritt Canyon Technical Report generated the Jerritt Canyon underground Mineral Reserves by filtering Deswik stope optimizer shapes, as provided by JCG, and applying mine designs to the March 31, 2020 as-built survey solids. The design methodology uses both cut-off grade estimation and economic analysis to design and validate the Mineral Reserves.

Stopes and development tasks were classified in the Mineral Resource classification based on the majority of material in the task. For the majority of the orebody the material for each task was one classification type. In areas of mixed classification the Measured or Indicated material accounted for 70% or more of the stope material.

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The authors of the Jerritt Canyon Technical Report selected stopes to be used in Mineral Reserves first by filtering or identifying stopes based primarily on their proximity to existing historical mine workings, open pits, and infrastructure, and secondly, by identifying large and continuous regions of stopes, until approximately five years of Mineral Reserves were accumulated for each mine. Stopes within 15 ft of historical mine workings were identified and flagged due to a lack of knowledge or confidence in the quality or type of backfill used in those workings. At SSX, a risk factor was applied to these stopes. Measured stopes with a risk factor were classified as Probable, and measured stopes with no risk classified as Proven. At Smith, any material within 15 ft of existing workings was excluded from the Mineral Reserves and material classes were based on block model output.

For reporting of underground Mineral Reserves, a 0.128 oz/st Au cut-off grade was estimated using a gold price of $1,500 per ounce.

The natural water table at both SSX and Smith is situated at 6,600 feet above sea level (“FASL”). Mineral Reserves below the natural water table will require dewatering to rehabilitate old workings or to drive new headings. Scheduling has taken dewatering into account, and no additional costs have been applied to cut-off grades below the natural water table.

The following is a summary of the Mineral Reserve estimate set forth in the Jerritt Canyon Technical Report. The effective date of the estimate is December 31, 2020. The table is presented in imperial units.

Resource Category
Cut-Off Grade or Value		COG = 0.11 oz/st Au
Proven and Probable (above 6,600 FASL)		December 31, 2020
Tonnage	(000 st)	1,748
Grade	(oz/st) Au	0.18
Contained	(koz) Au	316
Proven and Probable (below 6,600 FASL)
Tonnage	(000 st)	1,811
Grade	(oz/st) Au	0.21
Contained	(koz) Au	387

Notes:

1.	CIM Definition Standards were followed for Mineral Reserves
2.	Mineral Resources are reported at a cut-off grade of 0.128 oz/st Au, accounting for mining costs of $102/st, milling costs of $45/st, general and administrative costs of $18/st and a metal recovery of 86%.
3.	Mineral Reserves are estimated using an average long term gold price of $1,500/oz Au.
4.	A minimum mining width of 15 ft was used assuming cut and fill mining methods.
5.	Bulk density is 0.0794 t/ft3
6.	Numbers may not add due to rounding.

Mining Methods

The Jerritt Canyon property has been in operation since 1980. Between 1981 and 1999, mining was by open pit. Underground operations began in 1993 with the opening of the Murray Mine and/or West Gen Underground. Underground operations started in 1997 at SSX, and continued until 2008 with production from the Steer, Murray, MCE, Smith, West Generator, and Saval deposits. In 2009, a new mine plan was prepared. Underground mining from the Smith deposit recommenced in late January 2010 and underground mining at SSX recommenced in early October 2010. SSX and Smith are currently contractor operated.

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Both underground mines are accessed by way of surface portals and 15 ft by 15 ft declines typically grading 12% to 15%. Underground lateral development including level and stope access is generally designed to be 15 ft by 15 ft.

Production is primarily sourced from the cut and fill mining method utilizing both overhand and underhand techniques in stopes configured with three lifts. Backfilling of production voids is completed using CRF, which is produced by crushing and screening mine waste material and placed using a load-haul-dump unit (LHD) with a rammer push plate attachment. Cement content varies from 5% to 6% for adjacent and undercut mining, with the majority of fill placed with 6% cement content. CRF is mixed at batch plants located near the portal of each mine and hauled underground by mine haul trucks. In cut and fill mines, CRF is loaded into cut and fill stopes using loaders and pushed tight to the back using a dozer or loader.

A significant portion of the Mineral Resources are located below the water table and will require dewatering.

Recovery Methods

The processing facilities at Jerritt Canyon are designed to operate at a rate of 4,500 stpd with an operating availability of 90% and are permitted to operate at 6,000 stpd. The plant is currently operated at an average rate of 2,265 stpd (2020). The facilities include: primary crushing; ore drying; secondary crushing; tertiary crushing; dry grinding; roasting; thickening; CIL; carbon stripping; carbon reactivation; electrowinning; electrowinning sludge refining; oxygen plant cooling pond; water evaporation pond and tailing impoundment.

Project Infrastructure

The Jerritt Canyon Mine has been in commercial production for approximately 39 years and the infrastructure to support a mining and milling operation is established. Surface rights to sustain mining operations on the Jerritt Canyon Mine property are secured through current ownership and claim holder rights. The current infrastructure includes: access roads; power supply and distribution; office buildings; warehouse facilities; maintenance shops; laboratory facilities; communication networks; onsite security; tailing storage facility (“TSF”); and water management systems.

The main access road is approximately seven miles long and is a 22 ft wide paved road between Nevada highway 225 and the mill site. A 100 ft wide haul road provides access between the major mines and the mill site. This road network is approximately 17 miles long.

Power to the Jerritt Canyon Mine is purchased from Nevada Energy through a 125 kV, three-phase transmission line. Monthly power consumption is approximately 8.0 MWh. Water available on site is sufficient to support all mining and milling operations. All water used at the Mine is from permitted and certificated water rights held by JCG and regulated by the Nevada Division of Water Resources.

For the management and disposal of tailings and reduction of surplus process solutions, Jerritt Canyon operates one active TSF (Tailings Storage Facility-2 (TSF 2)) and two main process water storage facilities which include the water storage reservoir (“WSR”) and the Evaporation Pond. Jerritt Canyon also operates a process water treatment plant (“WTP”) to remove process water contaminates to reduce process water inventories and maintain an overall negative site water balance. Jerritt Canyon is currently in the process of closing and reclaiming TSF 1, which was the first TSF constructed and continuously operated at Jerritt Canyon between 1980 and 2014.

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TSF 2 was originally commissioned in 2013 as TSF 2 Phase 1 to store approximately 3.7 Mst of tailings. In 2018, TSF 2 was expanded (Phase 2) to store an additional 1.5 Mst of tailings. Tailings are delivered to the TSF 2 in a slurry consisting of 40% solids to 60% water by weight. At the time of the Jerritt Canyon Technical Report, TSF 2 Phase 3 was under construction and has been designed to contain an additional 1.1 Mst of tailings. Because Phase 2 has been filled beyond planned operating capacity, TSF 2 Phase 3’s operational life has shortened and will be filled to capacity within approximately seven months (i.e., by the end of November 2021).

TSF 2 Phase 4 has been designed and awaits approval from the State of Nevada regulatory agencies. TSF 2 Phase 4 will allow storage of an additional 1.7 Mst of tailings. Even with the shortened operational life of Phase 3, TSF 2 Phase 4 must be constructed in 2021. Assuming a planned production rate of 2,350 stpd, TSF 2 Phase 4 will be filled to capacity by December 2023; however, this date will vary depending on actual mine plan and production rates determined by operations.

After TSF 2 Phase 4 is filled to capacity, the Jerritt Canyon Mine plans to dispose of future tailings in the previously designed and approved TSF 3, which is the existing WSR that will be converted to accept tailings disposal. The WSR’s conversion to TSF 3 will allow disposal of approximately 2.4 Mst of tailings. At an assumed average production rate of 2,350 stpd, TSF 3 would provide approximately 2.6 years tailings storage. If the average deposition rate is increased for the 2021 mine plan and following, the timeline for creation of additional tailings management area will be shortened proportionally.

The process WTP was constructed to eliminate the surplus process water inventory located in the Jerritt Canyon WSR and Evaporation Pond and to create additional storage capacity for future tailings storage. The process WTP’s treated permeate is disposed of in injection wells while its brine concentrate is disposed of in the Evaporation Pond.

Environmental, Permitting and Social Considerations

Jerritt Canyon has been in operation since 1981. Prior to and during operation, numerous environmental studies and evaluations have been conducted to support permit applications and operations. An Environmental Impact Statement was completed and the Record of Decision was issued in 1980. Operating permits are in place and current.

The historical operation of the Jerritt Canyon Mine resulted in a number of environmental concerns, including seepage from the TSF, limited TSF capacity, lack of water treatment facilities, etc. JCG inherited this legacy and worked diligently to mitigate the concerns when operator. JCG intends to continue to mitigate these concerns.

Jerritt Canyon is located in Elko County, Nevada which is a mining-friendly jurisdiction. Numerous other mining operations are located in the same area and the site has a good relationship with the local community.

Approved closure and reclamation plans are in place for Jerritt Canyon. The total reclamation costs, as updated in 2019, estimated from the 2019 Annual Work Plan are approximately $86.6 million.

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Capital and Operating Costs

Sustaining capital costs were estimated by JCG, with the majority of the costs consisting of mine development and heavy mobile equipment needed to replace the aging fleet. Sustaining capital costs for Jerritt Canyon are summarized from the Jerritt Canyon Technical Report as follows.

Category	Sustaining Costs (US$ millions)	Sustaining Cost Basis (US$/st milled)
Mining	21.4	6.00
Tailings Facility	9.0	—	(1)
Processing Plant	3.6	1.00
Reclamation and Closure	5.3	1.50
Exploration (diamond drilling)	3.6	1.00
TOTAL:	42.8

Note:

(1)	$9.0 million in 2021.

The Jerritt Canyon Technical Report authors noted that reclamation costs have not been estimated for the end of mine life, though a progressive annual reclamation cost of $5.3 million has been applied based on a rate of $1.50/ton milled.

Operating costs estimated by JCG, averaging $121.5 million per year or $164.68/t ore were estimated for mining, processing, and general and administrative expenses. Operating cost inputs such as labour rates, consumables, and supplies were based on JCG operating data. A summary of operating costs as set forth in the Jerritt Canyon Technical Report is provided in the table below:

Parameter	LOM Costs (US$ millions)	LOM Unit Costs (US$/st milled)
Mining	315.6	88.69
Development	46.2	12.99
Process	160.2	45.00
G&A	64.1	18.00
TOTAL:	586.1	164.68

Annual Production Information

The following table sets forth reported production at the Jerritt Canyon Mine for each of the years ended December 31, 2020 and 2019:

		2019	2020
Total Ore Milled	(st)	883,582	749,547
Process Rate	(stpd)	2,421	2,054
Feed Grade	(g/t Au)	5.28	5.49
Recovery	(% Au)	85.5	85.5
Produced	(koz Au)	116,060	112,749

In its Management’s Discussion and Analysis for the nine months ended September 30, 2021, First Majestic disclosed that for the nine months ended September 30, 2021, the Jerritt Canyon Mine produced 26,145 ounces of gold by processing 230,415 tonnes with a grade of 4.19 g/t gold during the quarter at a cash cost of $1,735 per ounce.

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Fenelon Gold Property

Gold Royalty indirectly, through its ownership of Ely, holds a 2.0% NSR royalty on the Fenelon Gold Property in Québec, Canada.

The Fenelon Gold Property operated by Wallbridge is part of the Fenelon Property, a group of continuous claims and leases totaling 85.6km2. The Fenelon Property is one of eight large claim blocks that collectively make up the Detour-Fenelon Gold Trend Property which extends approximately 97 km along an east-west direction.

The following description of the Fenelon Gold Property has been primarily sourced from the Fenelon Technical Report and the press release of Wallbridge dated November 9, 2021. Further information regarding the Fenelon Gold Property is set forth in such documents. Gold Royalty’s NSR royalty interest applies to the Fenelon Gold Property which forms part of the larger Detour-Fenelon Trend that is covered by the Fenelon Technical Report.

Property Description and Location

The Detour-Fenelon Gold Trend Property is located in the Nord-du-Québec administrative region of the Province of Québec, Canada, approximately 75 km west-northwest of the city of Matagami. The Detour-Fenlon Gold Trend Property covers an area of 910.44 km2. extending 97 km in an east-west direction and 27 km north-south. The coordinates of the approximate centroid are 78°37’23”W and 50°00’58”N (UTM: 670286E and 5543117N, NAD 83, Zone 17). The Fenelon Gold Property is located in the townships of Fenelon, Caumont and Jérémie on NTS map sheet 32L/01 to 04 and 32E/13 to 16. Refer to the below figure for the location map of the Fenelon Gold Property.

Figure 3 - Location of the Fenelon Gold Property (Technical Report Detour-Fenelon Gold Trend Property, 2021)

Wallbridge acquired the Detour-Fenelon Gold Trend Property through a number of transactions with Balmoral Resources Ltd. (“Balmoral”) and Midland Exploration Inc. (“Midland”). The property, as operated by Wallbridge, consists of eight claim blocks: seven of them form Wallbridge’s Fenelon Gold Trend Property (Fenelon, Grasset, Detour East, Doigt, Martinière, Harri and Jérémie) and the eighth corresponds to Midland’s Casault Property under option to Wallbridge. The combined claim blocks, including the joint venture area, comprise 1,669 claims staked by electronic map designation, three non-exclusive leases for surface mineral substances and one mining lease, for an aggregate area of 91,044.17 hectare.

Wallbridge holds all of the mineral titles for the Fenelon, Grasset, Detour East, Doigt, Martinière, Harri and Jérémie blocks. Midland owns the Casault claim block, for which Wallbridge has an option agreement to acquire an interest of up to 65%.

All the claim blocks are subject to royalties payable to various beneficiaries. The royalty interest held by Gold Royalty applies to the Fenelon Gold Property which forms part of the larger Fenelon block.

History

This content under this “History” section has been summarized from the Fenelon Technical Report and a historic technical report titled “NI 43-101 Technical Report for the Fenelon Gold Property, Québec, Canada” with an effective date of March 16, 2020 prepared for Wallbridge and available under its profile on SEDAR.

From 1980 – 1982, Teck Ltd. covered the property area with two geophysical surveys and drilled 1 hole.

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Morrison Minerals Limited, a wholly owned subsidiary of Morrison Petroleums Ltd. explored from 1986 - 1990. In 1990, Morrison signed a joint venture agreement (the Casa Berardi Joint Venture (“CBJV”)) with Total Energold; work focused mainly on geophysical surveys.

In October 1992, Cyprus Canada Inc. purchased the CBJV interest from Energold and Morrison Minerals was amalgamated with OGY Petroleums Ltd (“OGY”). Only 16 staked claims from the original 38 had been maintained prior to a 1993 diamond drilling program; the most significant result in FA93-1 (185 m) was 2.84 g/t Au over 0.95 m.

In the first quarter of 1994, a diamond drilling program and two geophysical programs were completed. In May 1994, 192 new claims were staked to the north, south and west of the current Fenelon Gold Property and other existing claims were included. At this time, the property was comprised of 448 staked claims and a new joint venture was formed, the FAJV.

Another drilling program followed in 1995; visible gold was observed in 18 drill holes with the best result being FA-95-10 (14.24 g/t Au over 13.9 m).

In July 1995 OGY made an agreement with Fairstar Explorations Inc. (“Fairstar”) to transfer all of OGY’s interests in the CBJV to Fairstar, including the FAJV.

In October 1996, Fairstar became the operator of the FAJV and incurred roughly C$2 million in exploration expenditures over the course of the 1996-1997 winter field program. Cyprus did not contribute to this exploration program and was diluted down to 30%.

In July 1998, International Taurus Resources Inc. (“Taurus”) signed an agreement with Cyprus whereby Taurus acquired a 100% interest in Cyprus’ share of a portfolio of 20 properties in the Casa Berardi sector, including the FAJV. In May 2000, Fairstar granted Taurus an option to increase its interest in the FAJV by financing certain exploration expenditures, including the collection and processing of a bulk sample. Taurus became operator of the FAJV.

In 2001, a bulk sampling program was initiated by Taurus and a resource estimate was prepared. By October 16, 2001, Taurus had acquired a 66.67% interest in FAJV. Work on the property through 2004 included numerous drill holes, two resource estimates and underground development resulting in 2 bulk samples that produced 13,556 tons grading approximately 12.8 g/t Au.

In November 2004, the FAJV was shut down due to legal action brought against Taurus by Fairstar. On November 23, 2004, Taurus announced that it had agreed to merge with American Bonanza Gold Mining Corporation (“Bonanza”) to create a new gold company. Pursuant to the business combination, the new company agreed to acquire Fairstar’s interest in the Fenelon Gold Property.

Bonanza conducted a geological review in 2005, published a technical report and drilled 65 holes between 2005 and 2008.

In 2010 Balmoral Resources was granted the exclusive right to acquire Bonanza’s rights, titles and interests in a series of properties located in Québec and Ontario, including the Fenelon Gold Property. Balmoral drilled 41 holes in 2011 mostly testing the extension of the Discovery Zone.

In 2016 Wallbridge entered into a binding letter of intent dated May 24, 2016, to acquire a 100% interest in a 10.5-km2 subdivision of the Fenelon Gold Property from Balmoral for C$3.6 million.

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Geological Setting, Mineralization and Deposit Types

This content under this “Geological Setting, Mineralization and Deposit Types” section has been summarized from the Fenelon Technical Report and a historic technical report titled “NI 43-101 Technical Report for the Fenelon Gold Property, Québec, Canada” with an effective date of March 16, 2020 prepared for Wallbridge and available under its profile on SEDAR.

The Fenelon Gold Property is located in the northwestern Archean Abitibi Subprovince, in the northernmost volcano sedimentary belt segment. The Fenelon Gold Property is located less than 1 km north of the Sunday Lake Fault Zone (“SLDZ”) and is mainly underlain by a turbiditic sedimentary basin and the eastern margin of the Jérémie Pluton. Metamorphism is at the upper greenschist facies (biotite zone).

The mineralized zones on the property are structurally controlled and affected by ductile deformation. The mineralization shares many similarities with orogenic gold deposits in terms of metal associations, wall-rock alteration assemblages and structural controls. Three domains of gold mineralization are present on the Fenelon Gold Property: The Main Gabbro zones, the newly discovered Tabasco and Cayenne zones, and the Area 51 zones. Gold is associated with disseminated pyrrhotite, chalcopyrite and pyrite, and minor sphalerite, arsenopyrite and marcasite. Native visible gold is fairly common in all zones.

The Main Gabbro contains seven zones; Fresno, Chipotle, Anaheim, Naga Viper, Paprika, Habanero and Serrano. The zones are restricted to a wide corridor of intensely altered gabbro between two panels of argillaceous sediments.

The Tabasco-Cayenne mineralized system occurs in turbiditic sediments between the Main Gabbro and the Jérémie Pluton. The zones trend N130 and dip steeply south. They form an anastomosing and sheared system with numerous secondary splays. The mineralization is discrete with a low sulphide content (<5%) and is mainly associated with silicification and sericitization. Gold intervals are associated with a pyrrhotite-chalcopyrite assemblage. Arsenopyrite and sphalerite are locally present. The best gold intervals associated with veining are in intersections with light grey quartz veins. High-grade gold intervals of more than 10 g/t over 0.5 to 1 m are common.

The Area 51 Zone is hosted in the Jérémie Pluton and its contact. It occurs as a series of parallel mineralized subzones grouped into two ENE-WSW trending corridors (Andromeda and Orion) parallel to the SLDZ. Gold mineralization is mainly associated with isolated or regularly spaced subparallel translucent grey quartz veins generally less than 2-3 cm thick.3

The mineralized zones on the Fenelon Gold Property have been metamorphosed to upper greenschist facies, near the regional boundary with the amphibolite facies. The mineralization shares many similarities with orogenic gold deposits (synonymous to mesothermal orogenic gold or greenstone-hosted quartz-carbonate vein deposits) in terms of metal.

The majority of gold deposits in metamorphic terranes are located adjacent to first-order, deep-crustal fault zones (e.g., Cadillac-Larder Lake, Porcupine-Detour, Casa Berardi and Sunday Lake in the Abitibi), which show complex structural histories and may extend along strike for hundreds of kilometers with widths of as much as a few thousand meters.

Most orogenic gold deposits occur in greenschist facies rocks, but significant orebodies can be present in lower- or higher-grade rocks. It is typically associated with iron-carbonate alteration. One of the key structural factors for gold mineralization emplacement is the late strike-slip movement event that reactivated earlier-formed structures within the orogeny, which is found along the SLDZ.

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Exploration and Drilling

In 2016, Wallbridge started exploring the Fenelon Gold Property immediately after acquiring it. The program involved reviewing historical drilling from the mine workings and sampling previously unsampled historical drill core, where warranted. The results from the first three sample batches included one with visible gold that assayed 89.3 g/t Au over 0.35 m.

Wallbridge announced the results from the first two batches in the press release of November 16, 2016. Of the 176 samples (179 m), 25 (14%) returned values greater than 0.5 g/t. Highlights included:

●	89.30 g/t Au over 0.35 m in DDH 1050-005
●	4.21 g/t Au over 0.72 m in DDH 1100-001
●	3.91 g/t Au over 0.99 m in DDH 1110-001
●	2.55 g/t Au over 1.57 m in DDH FA-02-214

Results from the third batch were announced in the press release of December 5, 2016. Of the 275 new samples, 3 samples returned values greater than 5 g/t, 29 samples (>10%) returned >0.5 g/t, and 34 samples returned grades ranging from 0.5 g/t to 0.1 g/t. Highlights included:

●	19.7 g/t Au over 1.90 m in DDH 1050-005, including:
	○	47.94 g/t over 0.75 m
	○	89.3 g/t over 0.35 m
●	8.37 g/t Au over 1.25 m in DDH 1040-002; together with historical assays, this forms part of an intersection of 20.17 g/t Au over 6.21

In February 2019, an OreVision® surface IP survey was carried out by Abitibi Geophysics Inc. to test a 600-m strike length of the gold-hosting environment northwest of the Fenelon Gold System. These results were integrated with existing geophysical data to produce a 3D model, which was used to guide geological modelling and drill targeting.

A detailed airborne magnetic survey was completed over the Fenelon claim block between June 19 and August 21, 2020. The survey used an unmanned aerial vehicle (“UAV”) to fly 4,996 line-km at 20-m line spacing, with tie lines at 200 m. The survey’s tight line spacing close to the ground yielded high-resolution data

The Fenelon Technical Report discloses that Wallbridge drilled 553 holes (surface and underground) on the Fenelon claim block from 2017 to 2020, for a total of 202,065 m. The following table summarizing such drilling programs has been reproduced from the Fenelon Technical Report:

	Surface		Underground		Total
Year	DDH Count	Length (m)	DDH Count	Length (m)	DDH Count	Length (m)
2017	33	6,346	-	-	33	6,346
2018	21	7,412	92	10,902	113	18,314
2019	64	45,830	167	31,556	231	77,386
2020	127	96,889	49	3,130	176	100,019
TOTAL	245	156,477	308	45,588	553	202,065

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Wallbridge disclosed that in 2017, the main objective was to use surface drill holes to expand the exploration targets near existing infrastructure and above a depth of 150 m. Mineralization was confirmed to a distance of 120 m from the existing deposit, and two new gold-bearing structures were identified. The following table summarizing results of the 2017 drilling program has been reproduced from the Fenelon Technical Report:

Hole ID	From (m)	To (m)	Core Length (m)	Au (g/t)	Zone/Corridor
FA-17-07	122.10	129.16	7.06	141.16
FA-17-17	134.86	137.92	3.06	311.08	Naga Viper
FA-17-26	139.83	146.85	7.02	260.44
FA-17-27	130.12	134.85	4.73	80.42	Habanero
FA-17-31	45.60	46.62	1.02	18.95	Cayenne
FA-17-32	105.55	106.21	0.66	11.30	Habanero

In 2018, Wallbridge conducted an underground and surface diamond drilling program. The underground campaign ran from early June to the end of December. The aim of the surface program was to follow known mineralized zones to depths of 300 to 400 m and to test for additional zones away from the mine workings. Mineralized zones containing chalcopyrite, an indicator mineral for the gold-bearing system, were intersected in nine (9) of the holes. Visible gold was observed in two (2) holes: FA-18-038 at a vertical depth of 325 m and drill hole FA-18-051 at a vertical depth of 380 m, making them the deepest occurrences of visible gold at that time on the property. Other deep (500 to 650 m) holes drilled during the program (FA-18-040, FA- 18-044 and FA-18-047) confirmed the depth extensions of the host lithologies (i.e., gabbro) and the mineralized shear zones. The following table summarizing results of the 2018 drilling program has been reproduced from the Fenelon Technical Report:

Hole ID	From (m)	To (m)	Core Length (m)	Au (g/t)	Zone/ Corridor	Target
18-1035-019	72.50	77.35	4.85	137.63	Naga	High-grade shoots down to the 5130 level (~120 m depth) using a spacing of 6 to 7 m to validate the geological model and demonstrate the continuity of high-grade shoots.
18-1035-005	58.77	64.90	6.13	48.81	Viper
18-1035-017	56.00	66.13	10.13	50.31	Chipotle
18-1035-013	27.36	29.48	2.12	144.96
18-5175-021	105.45	110.55	6.10	144.47	Naga Viper	The high-grade domain in this mineralized structure shows continuity over 20 drill intersections.
18-0990-007	132.02	134.97	2.95	122.35
18-0990-011	104.41	112.20	7.79	54.45
18-0990-010	111.40	116.92	5.52	41.02
18-0990-017	106.83	108.53	1.70	134.57	Paprika	The western end of the Main Gabbro zones.
18-1030-009	77.58	81.00	3.42	35.91
18-1000-009	31.23	33.39	2.16	87.63	Fresno
18-1110-004	53.26	57.53	4.27	13.62	Naga Viper	The eastern end of the Main Gabbro zones.
18-1130-004	36.66	41.54	4.88	6.23
FA-18-051	501.46	506.24	4.78	3.13	Area 51	A previously unknown, approximately 200-m-wide package of favourable intermediate to mafic host rocks with low-grade gold mineralization throughout.
FA-18-051	534.00	552.96	18.96	4.09
including	543.00	552.96	9.96	4.09
and	593.50	596.90	3.40	5.16
and	633.00	634.44	1.44	5.92
FA-18-038	440.46	441.46	1.00	29.90	Tabasco	Interpreted to be the depth extension of the Tabasco Zone.
FA-18-038	213.39	216.38	2.99	4.70	Habanero
FA-18-040	276.00	276.58	0.58	19.18	Cayenne	Extends the Cayenne Zone approximately 100 m to the northwest.
FA-18-040	531.00	534.27	3.27	3.08	Tabasco	A new zone at depth in the Tabasco South area.

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The underground infill drilling component of the 2019 drilling program was designed to extend known zones below the 2018/2019 bulk sample development to a depth of 350 m. It was performed from the 5150 level and from the 230-m-long exploration drift on the 5130 level (125 m depth). The completion of this exploration drift by the end of February 2019 facilitated resource drilling to greater depths (approximately 350-400 m) and along strike, including the Tabasco and Cayenne corridors, as well as the newly discovered Area 51 system. The surface exploration drilling component expanded the footprint of the Fenelon Gold System to a strike length of 1,000 m, a width of 600 m along the margin of the Jérémie Pluton, and a vertical depth of 850 m. In addition to the known NW-SE structural trend, the campaign confirmed the Area 51 Zone as an ENE-WSW trend controlling high-grade mineralization. The following table summarizing results of the 2019 drilling program has been reproduced from the Fenelon Technical Report:

Hole ID	From (m)	To (m)	Core Length (m)	Au (g/t)	Zone/ Corridor	Target
FA-19-052	477.56	576.47	98.91	2.81	Area 51	The first hole of the 2019 surface drilling program (FA-19-052) confirmed the significance of Area 51, a previously unknown corridor that had been discovered in the last hole of the 2018 program (FA- 18-051), approximately 300 m west of the bulk sample area.
including	565.25	576.47	11.22	15.93
and	493.76	500.00	6.24	8.71
and	482.90	485.50	2.60	4.57
and	516.34	518.70	2.36	5.63
FA-19-059	665.70	676.74	11.04	17.58	Cayenne	The high-grade gold mineralization hosted by the Main Gabbro was also extended to a vertical depth of 600 m.
FA-19-086	595.67	643.68	48.01	22.73	Tabasco	A shear zone in near-surface sediments, the Tabasco Zone is extended to a vertical depth of 850 m, showing continuity and increasing gold endowment with depth as it approaches more favourable host rocks, like the Jérémie Pluton or the Main Gabbro.
FA-19-103	785.00	804.00	19.00	43.47
FA-19-094	717.45	727.15	9.70	32.18
FA-19-099	1008.45	1044.00	35.55	4.16
FA-19-052	362.50	590.30	227.80	1.46	Area 51	Continuity of mineralization in the Area 51 system is now suggested by several intersections that include wide intersections of near-surface gold mineralization.
including	565.25	576.47	11.22	15.93
FA-19-080	131.84	202.83	70.99	1.21
including	131.84	139.13	7.29	5.13
FA-19-059			78.75	1.02
including	368.55	386.15	17.60	3.28
FA-19-065	321.95	513.85	191.90	0.98
including	463.47	476.18	12.71	5.00
FA-19-089	714.12	714.63	0.51	83.18	Geological geophysical target	Potential for Area 51-style gold mineralization along the approximately four-kilometre strike length of the Jérémie Diorite.

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Six drill rigs were operating on the Property for the 2020 Drilling Program. Five concentrated on exploration drilling from surface, forming widely spaced step-outs to define the footprint of the Fenelon Gold System, with a particular focus on testing Area 51. The sixth rig was used for closely spaced underground definition drilling in the Main Gabbro zones near the mine’s underground workings. The following table summarizing results of the 2020 drilling program has been reproduced from the Fenelon Technical Report:

Hole ID	From (m)	To (m)	Core Length (m)	Au (g/t)	Zone	Target
FA-20-181	699.00	799.60	100.60	5.07	Tabasco- Cayenne shear zones	Expands the Tabasco-Cayenne- Area 51 mineralization on the original Fenelon Gold Property
FA-20-128	844.00	900.00	56.00	4.84
FA-20-134	1001.45	1053.15	51.70	4.06
including	1001.45	1005.10	3.65	41.01
FA-20-116	617.50	676.00	58.50	1.70	Jérémie Diorite- hosted Area 51	Potentially open pit / bulk-mineable intercepts
FA-20-113	585.10	667.50	82.40	1.01
FA-20-186	99.60	174.00	74.40	1.24
FA-20-115	510.50	549.00	38.50	2.06
FA-20-116	661.15	676.00	14.85	5.77		Potentially underground bulk- mineable intercepts
FA-20-115	510.50	517.00	6.50	9.28
19-915-020	411.20	417.20	6.00	7.18
FA-20-107	541.75	545.85	4.10	19.55		Potentially underground mineable intercepts
FA-20-118	387.00	387.50	0.50	307.74
FA-20-128	166.60	167.20	0.60	121.00
19-0915-025	226.90	227.60	0.70	78.21
FA-20-160	508.00	513.35	5.35	13.03	Area 51 West Extension	Expands the Area 51 vein network 500 m to the west
including	512.75	513.35	0.60	106.00
FA-20-165	275.40	281.05	5.65	6.76
including	276.90	278.85	1.95	18.89
FA-20-185	73.55	94.00	20.45	5.95	Western part of Area 51–Titan	Demonstrates the growing open pit resource potential, especially in Area 51. Near-surface intercepts in the western part of Area 51
and	124.00	164.95	40.95	1.05
FA-20-186	99.60	174.00	74.40	1.24

On November 9, 2021, Wallbridge announced a maiden Mineral Resource estimate for Fenelon based on 1,040 recent and historic drill holes totaling approximately 358,000 m, variably spaced from 20 to 200 m on the Gabbro, Tabasco/Cayenne and Area 51 zones. This includes 650 drill holes totaling approximately 292,000 m drilled by Wallbridge since 2016 on the Tabasco/Cayenne and Area 51 zones. The November 9, 2021 release by Wallbridge also included an updated Mineral Resource estimate for the Martinière gold property. However, Gold Royalty does not own a royalty interest on this property. The proceeding sections provide additional information on the parameters, methodology and assumptions used in calculating the Fenelon Gold Property Mineral Resource estimate.

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On December 9, 2021 Wallbridge further announced additional results of the drilling program relating to its maiden Mineral Resource estimate for the project. The results of these drill holes were not received in time for inclusion into the Mineral Resource estimate, however, they provide further confidence on the robustness of the resource. Drill hole intersections that are located within indicated or inferred blocks of the November 2021 Mineral Resource estimate are reported as ‘In-Fill Drill Results’, while intercepts outside of those blocks are reported as ‘Expansion Drill Results’. Highlights from the December 9, 2021 press release include the following (full details and complete tables of results can be found in Wallbridge’s December 9, 2021 press release):

Resource In-fill Drill Results

FA-21-266	2.30 g/t Au over 19.55 metres in Area 51, and
1.71 g/t Au over 35.55 metres, including
4.73 g/t Au over 5.40 metres in the Tabasco Zone;

FA-21-266-W4	3.84 g/t Au over 21.15 metres, including
26.25 g/t Au over 1.50 metres, and
5.60 g/t Au over 5.60 metres in the Tabasco Zone;

FA-21-279	8.94 g/t Au over 4.00 metres, including
26.59 g/t Au over 1.30 metres, and
2.50 g/t Au over 16.10 metres, including
3.16 g/t Au over 12.20 metres in the Contact Zone, and
5.18 g/t Au over 8.00 metres, including
29.48 g/t Au over 1.10 metres in the Tabasco Zone;

FA-21-283B	10.98 g/t Au over 8.40 metres, including
29.95 g/t Au over 3.00 metres, and
1.22 g/t Au over 23.25 metres in the Contact Zone;

FA-21-284	3.66 g/t Au over 7.95 metres in the Contact Zone;

FA-21-285	1.04 g/t Au over 43.90 metres in the Contact Zone;

FA-21-289	3.13 g/t Au over 11.00 metres, including
5.23 g/t Au over 5.70 metres, and
2.07 g/t Au over 35.00 metres, including
9.37 g/t Au over 5.60 metres in Area 51.

Resource Expansion Drill Results

Highlight expansion intersections from Wallbridge’s December 9, 2021 news release include:

FA-21-296	0.55 g/t Au over 47.40 metres, including
4.84 g/t Au over 3.00 metres in Area 51.

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Mineral Processing and Metallurgical Testing

The 2018 and 2019 bulk samples were divided into five batches from September 11, 2018 to April 18, 2019. A total of 36,160 dry metric tons were treated. The average head grade, including the 767 oz of gold in tails, was 17.37 g/t Au with an overall recovery of 96.20%. The samples were treated at the Camflo ore processing facilities owned by Monarques Gold Corporation.

The commercial-scale milling to process the 2018 and 2019 bulk sample batches corroborates the test work results completed by the CRM but with a lower cyanide consumption.

The relatively low work index for the Fenelon material, combined with the presence of chalcopyrite and pyrrhotite, does not affect the leaching time or the recovery as anticipated given the test work results from the Certified Reference Material.

The Camflo milling facilities with the modifications described above seem adequate to successfully treat the material from the Fenelon Gold Project.

Mineral Resource

The Fenelon Technical Report disclosed a Mineral Resource estimate that is not applicable to the Fenelon Gold Property to which the Gold Royalty NSR interest applies. Wallbridge announced a maiden Mineral Resource estimate for the Fenelon Gold Property in a news release dated November 9, 2021. The following information has been extracted from such news release:

Category	Cut-off Grade (g/t Au)	Metric Tonnes	Grade (Au g/t)	Troy Ounces (oz Au)	Total Ounces
Indicated	In Pit > 0.35 UG > 1.50	28,132,000 7,885,800	1.45 3.23	1,307,600 819,300	2,126,900
Inferred	In Pit > 0.35 UG > 1.50	22,102,500 6,888,900	1.18 2.83	841,400 626,000	1,467,400

Notes:

1.	Based upon CIM Definition Standards and the Canadian Institute of Mining, Metallurgy and Petroleum’s Mineral Resources and Mineral Reserves Best Practice Guidelines. These Mineral Resources are not Mineral Reserves as they do not have demonstrated economic viability.

2.	The press release disclosed that the qualified persons of Wallbridge were not aware of any known environmental, permitting, legal, title-related, taxation, socio-political or marketing issues, or any other relevant issue, that could materially affect the potential development of Mineral Resources other than those discussed in the Mineral Resource estimate.

3.	For Fenelon, a density value of 2.80 g/cm3, supported by measurements, was applied to the bedrock. Sixty-one high-grade zones and five low-grade envelopes were modelled in 3D using a minimum true width of 2.0 m. High-grade capping was done on raw assay data and established on a per-zone basis and ranges between 25 g/t and 110 g/t Au (except Gabbro zones where it ranged from 35 g/t to 330 g/t) for the high-grade zones and ranges between 8 g/t and 35 g/t Au for the low-grade envelopes. Composites (1.5 m) were calculated within the zones and envelopes using the grade of the adjacent material when assayed or a value of zero when not assayed.

4.	The reasonable prospect for eventual economic extraction is met by having constraining volumes applied to any blocks (potential surface or underground extraction scenario) using Whittle and the Deswik Stope Optimizer (DSO) and by the application of cut-off grades, as shown in the above table, were calculated using a gold price of $1,607/oz and an exchange rate of $1.31/C$.

5.	Results are presented in-situ. Ounce (troy) = metric tons x grade / 31.10348. The number of tonnes and ounces was rounded to the nearest thousand. Any discrepancies in the totals are due to rounding effects; rounding followed the recommendations as per NI 43-101.

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The maiden Mineral Resource estimate for Fenelon had an effective date of November 9, 2021 and is based on 1,040 recent and historic drill holes totaling approximately 358,000 m, variably spaced from 20 to 200 m on the Gabbro, Tabasco/Cayenne and Area 51 zones. This includes 650 drill holes totaling approximately 292,000 m drilled by Wallbridge since 2016 on the Tabasco/Cayenne and Area 51 zones.

For the deposit, the geological, litho-structural, and 3D modelling of the mineralized zones was prepared in Leapfrog Geo and the Mineral Resource estimates were prepared in Leapfrog Edge using a sub-block model of 6m x 6m x 6m parent blocks. Gold grades were calculated using the Ordinary Kriging interpolation method for Fenelon.

The Mineral Resources are categorized as Indicated and Inferred based on drill spacing, as well as geological and grade continuity. For Fenelon, in the Tabasco/Cayenne Zones, a maximum distance to the closest composite of 35 m for Indicated and 70 m for Inferred while 25 m was used for Indicated and 50 m for Inferred in all other zones.

The reasonable prospect for an eventual economical extraction is met by having used reasonable cut-off grades both for a potential open pit and underground extraction scenarios, a minimum width, and constraining volumes (Deswik shapes and optimized pit-shell). The cut-off calculation is based on the assumed parameters listed below as set forth in Wallbridge’s November 9, 2021 news release:

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The sensitivity of the cut-off grades on the Mineral Resources of the Fenelon project is presented below:

Sensitivity in-pit Fenelon

Sensitivity underground Fenelon

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Sensitivity underground Fenelon

Other Relevant Data and Information

Bulk Samples

Three bulk sampling programs have been carried out by different owners for a collective total of 57,431 tonnes at an average recovery grade of 14.62 g/t Au, yielding 26,905 oz of gold. The following table breaks down the bulk sample results by owner, as reported in the Fenelon Technical Report.

Owner	Year	From	Tonnes	Grade (g/t Au)	Ounces (Au)
Taurus	2001	Surface	13,752	9.6	4,245
Taurus	2004	Underground	8,169	10.25	2,595
Wallbridge	2018-2019	Underground	35,510	17.57	20,065

Permits and Consultation

In addition to the mandatory exploration permits (for tree cutting to provide road access for the drill rig or to conduct drilling and stripping work), Wallbridge acquired in early 2018 a permit for the dewatering, water treatment and discharge of water from the open-pit and old underground infrastructure as well as for the beginning of underground exploration activities.

Wallbridge has an active bulk sample permit for its Main Gabbro Zone and is in the process of acquiring a permit to start production at a rate of 500 tpd. An impact assessment study is underway. Wallbridge will determine the merits of this production when permits are received.

Wallbridge submitted a request to the Ministère de l’Environnement et de la Lutte contre les changements climatiques (“MELCC”) for the Fenelon Gold project in May 2019. The project is described as a 25,000 t bulk sample and an additional two years of production with an average of 400 tpd or 145,000 to 155,000 tonnes per year.

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As the Fenelon Gold Property is located on territory regulated by the James Bay and Northern Québec Agreement (“JBNQA”), the project description was provided to the evaluation committee composed of representatives from the Cree First Nations, and provincial and federal authorities. The evaluation committee determined that the Project must complete an environmental and social impact assessment (“ESIA”), and MELCC provided the ESIA guidelines to Wallbridge in October 2019. The submission of the ESIA is anticipated for Q2 2020.

The site restoration plan and costs are being updated for the production phase. The current closure costs for the exploration phase are estimated at C$1,089,860 based on the 2017 restoration plan presented to the Ministère de l’Énergie et des Ressources Naturelles du Québec. The updated restoration plan will be submitted following the ESIA application.

Wallbridge conducts consultation activities with the Cree and Abitibiwinni First Nations through meetings, site visits and monthly bulletins. Once the ESIA began in 2019, a formal consultation plan and schedule was prepared to identify the potentially interested and/or impacted First Nations and stakeholders.

Sampling, Analysis and Data Verification

Drill core is boxed and sealed at the drill rigs and delivered to the logging facility where a Wallbridge technician takes over the core handling. Drill core is logged and sampled by experienced geologists who then mark samples by placing a unique ID tag at the end of each core sample interval. Samples are sawn in half and one half of the core is placed in a plastic bag along with a detached portion of the unique bar-coded sample tag, and the other half of the core is returned to the core box. The core boxes are stockpiled or stored in outdoor core racks for future reference. Individual sample bags are placed in rice bags along with the list of samples.

For the 2018-2019 bulk sample, the muck from each development round was sampled either in the re-muck bay or on surface, where muck piles of each round were kept separate until assay results are received. The muck from blasted long hole stopes was sampled from the scoop buckets: 1 sample every 6 buckets for a 3.5-yard scoop and 1 every 3 buckets for a 6-yard scoop.

Muck samples were 4-5 kg each and made up of a number of smaller pieces taken randomly from various parts of the muck pile or bucket. Samples were placed in a plastic bag along with the detached portion of the unique bar-coded sample tag, and identifying information (date, shift, operator name, and stope or development round) was written on the remaining tag portion in the booklet.

The muck samples were sent to the assay laboratory at the Sleeping Giant Mill, located halfway between Amos and Matagami (Québec). The laboratory at the Sleeping Giant Mill is not certified; nevertheless, internal protocols applied at the laboratory are considered consistent with current industry standards.

For the 2017 program, samples were prepared and assayed at the ALS Minerals laboratory facility in Val-d’Or. Samples from 2018 and 2019 were prepared by SGS Canada Inc. in Val-d’Or and analyzed at their Lakefield laboratory in Ontario. Since the fall of 2019, samples have been submitted to both laboratories.

Wallbridge geologists were responsible for the quality assurance/quality control and database compilation. Upon receiving the analytical results, the geologists extracted the results for blanks and standards to compare against the expected values. If quality assurance/quality control acceptability was achieved for the analytical batch, the data were entered into the project database; if not, the batch was retested.

The Fenelon Technical Report authors’ data verification included visits to the Fenelon Gold Property, drill sites (surface and underground), outcrops and core logging facilities, as well as an independent review of the data for selected drill holes (surveyor certificates, assay certificates, quality assurance/quality control program and results, downhole surveys, lithologies, alteration and structures), and a validation of mined-out voids.

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ITEM 4A.	UNRESOLVED STAFF COMMENTS

None.

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Gold Royalty Corp.

Management’s Discussion and Analysis

For the year ended September 30, 2021

General

Management’s discussion and analysis in this Item 5 are intended to provide the reader with a review of the factors that affected Gold Royalty’s performance during the periods presented, including matters that have affected reported operations, and matters that are reasonably likely based on management’s assessment to have a material impact on future operations and results.

This management’s discussion and analysis (“MD&A”) of the financial condition and results of operations of Gold Royalty Corp., for the year ended September 30, 2021, should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the years ended September 30, 2021 and 2020.

The Company’s financial statements for the year ended September 30, 2021, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Unless otherwise stated, all information contained in this MD&A is as of December 23, 2021.

Unless otherwise stated, references herein to “$” or “dollars” are to United States dollars and references to “C$” are to Canadian dollars. Reference in this MD&A to the “Company” and “GRC” mean Gold Royalty Corp., together with its subsidiaries unless the context otherwise requires.

Forward-looking Statements

Certain statements contained in this MD&A constitute “forward-looking information” within the meaning of Canadian securities laws and “forward-looking statements” within the meaning of securities laws in the United States (collectively, “Forward-Looking Statements”). These statements relate to the expectations of management about future events, results of operations and the Company’s future performance (both operational and financial) and business prospects. All statements other than statements of historical fact are Forward-Looking Statements. The use of any of the words “anticipate”, “plan”, “contemplate”, “continue”, “estimate”, “expect”, “intend”, “propose”, “might”, “may”, “will”, “shall”, “project”, “should”, “could”, “would”, “believe”, “predict”, “forecast”, “target”, “aim”, “pursue”, “potential”, “objective” and “capable” and the negative of these terms or other similar expressions are generally indicative of Forward-Looking Statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such Forward-Looking Statements. No assurance can be given that these expectations will prove to be correct and such Forward-Looking Statements should not be unduly relied on. These statements speak only as of the date of this MD&A. In addition, this MD&A may contain Forward-Looking Statements attributed to third-party industry sources. Without limitation, this MD&A contains Forward-Looking Statements pertaining to the following:

●	the Company’s plans and objectives, including its acquisition and growth strategy;
●	the Company’s future financial and operational performance;
●	royalty and other payments to be made to the Company by the owners and operators of the projects underlying the Company’s royalties and other interests;
●	expectations regarding the royalty and other interests of the Company;
●	the plans of the operators of properties where the Company owns royalty interests;
●	estimates of Mineral Reserves and Mineral Resources on the projects in which the Company has royalty interests;
●	estimates regarding future revenue, expenses and needs for additional financing;
●	adequacy of capital and financing needs;
●	the Company’s proposed credit facility; and
●	expectations regarding the impacts of COVID-19 on the operators of the properties underlying the Company’s interests.

These forward-looking statements are based on opinions, estimates and assumptions in light of the Company’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Company currently believes are appropriate and reasonable in the circumstances, including that:

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●	the public disclosures of the operators regarding the properties underlying the Company’s interests are accurate;
●	current gold, base metal and other commodity prices will be sustained, or will improve;
●	the proposed development of the Company’s royalty projects will be viable operationally and economically and will proceed as expected;
●	any additional financing required by the Company will be available on reasonable terms;
●	the Company and its proposed lender will complete definitive documentation and satisfy conditions to its proposed credit facility; and
●	operators of the properties where the Company holds royalty interests will not experience any material accident, labor dispute or failure of equipment.

Actual results could differ materially from those anticipated in these Forward-Looking Statements as a result of the following risk factors, among others:

●	dependence on third-party operators;
●	a substantial majority of the Company’s current royalty interests are on exploration, advanced-exploration and development stage properties, which are non-producing and are subject to the risk that they may never achieve production;
●	volatility in gold and other commodity prices;
●	the Company has limited or no access to data or the operations underlying its interests;
●	a significant portion of the Company’s revenues is derived from a small number of operating properties;
●	the Company is subject to many of the risks faced by owners and operators of the properties underlying the Company’s interests;
●	the Company may enter into acquisitions and other material transactions at any time;
●	the Company’s future growth is to a large extent dependent on its acquisition strategy;
●	as a royalty holder, the Company may become subject to potential disputes with operators regarding the existence, enforceability or terms of its interests;
●	certain of the Company’s royalty interests are subject to buy-back or other rights of third-parties;
●	risks related to epidemics, pandemics or other public health crises, including COVID-19, and the potential impact thereof on the Company and the operators of the properties underlying its interests;
●	risks related to Mineral Reserve estimates and Mineral Resource estimates completed by third-party owners and operators on the projects underlying the Company’s interests, including that such estimates may be subject to significant revision;
●	title, permit or licensing disputes related to any of the properties in which the Company holds or may hold royalties, streams or similar interests;
●	potential conflicts of interests;
●	regulations and political or economic developments in any of the jurisdictions where properties in which the Company holds or may hold royalties, streams or similar interests are located;
●	the availability of any necessary financing in the future on acceptable terms or at all;
●	litigation risks;
●	the Company holds investments in a concentrated number of equity securities and the fair values thereof are subject to loss in value; and
●	the other factors discussed under “Item 3. Key Information – D. Risk Factors” in the Company’s Annual Report and other disclosure documents, which are available under the Company’s profile at www.sedar.com and www.sec.gov.

This list of factors should not be construed as exhaustive. The Company does not intend to and does not assume any obligations to update Forward-Looking Statements, except as required by applicable law.

Please see “Item 3. Key Information – D. Risk Factors” in the Annual Report for further information regarding key risks faced by the Company.

Technical Information

Except where otherwise stated, the disclosure herein relating to the properties underlying the Company’s royalty and other interests is based on information publicly disclosed by the owners and operators of such properties. Specifically, as a royalty holder, the Company has limited, if any, access to properties included in its asset portfolio. Additionally, the Company may from time to time receive operating information from the owners and operators of the properties, which the Company is not permitted to disclose to the public. The Company is dependent on the operators of the properties and their qualified persons to provide information to the Company or on publicly available information to prepare disclosure pertaining to properties and operations on the properties on which the Company holds interests and generally will have limited or no ability to independently verify such information. Although the Company does not currently have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate.

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The scientific and technical information contained in this document relating to the Company’s royalty and other interests has been reviewed and approved by Alastair Still, P.Geo., who is the Director of Technical Services of the Company, a qualified person as such term is defined under National Instrument 43-101 and a member of Professional Geoscientists Ontario and Engineers and Geoscientists British Columbia.

Business Overview

GRC is a precious metals focused royalty company offering creative financing solutions to the metals and mining industry. The Company’s diversified portfolio includes 191 royalties across producing, developing, advanced-exploration and early-exploration staged properties.

The head office and principal address of the Company is located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3, Canada. The Company’s common share and its common share purchase warrant are listed on the NYSE American under the symbols ‘GROY” and “GROY.WS”, respectively.

Business Strategy

The Company’s mission is to acquire royalties, streams and similar interests at varying stages of the mine life cycle to build a balanced portfolio offering near, medium and longer-term returns for its investors. The Company does not conduct exploration, development or mining operations on the properties in which it holds interests and it is not required to contribute capital costs for these properties.

In addition, the Company seeks to acquire and manage additional royalties, streams and other interests on gold and other precious metals projects. In the ordinary course of business, the Company engages in a continual review of opportunities to acquire royalty, stream or similar interests, to establish new interests on mining projects, to create new royalty, stream or similar interests through the financing of mine development or exploration, or to acquire companies that hold such interests. The Company currently, and generally at any time, has acquisition opportunities in various stages of active review, including, for example, the engagement of consultants and advisors to analyze particular opportunities, the Company’s analysis of technical, financial, legal and other confidential information of particular opportunities, submission of indications of interest and term sheets, participation in preliminary discussions and negotiations and involvement as a bidder in competitive processes.

As a result of its acquisition of Ely Gold Royalties Inc. (“Ely”), Golden Valley Mines and Royalties Ltd. (“Golden Valley”) and Abitibi Royalties Inc. (“Abitibi”) and the addition of certain of their personnel to our team, the Company also implements a “royalty generator model” to complement its overall royalty business. As part of this model, these acquired subsidiaries hold, and may, from time to time, acquire through prospecting and staking or otherwise additional mineral properties, with the aim of subsequently optioning or selling them to third-party mining companies in transactions where the Company would retain a royalty, carried interest or other similar interest. Currently, the Company indirectly holds approximately 45 exploration properties as part of this royalty generator model. The Company believes the royalty generator model provides increased volume of potential royalty opportunities, targeting opportunities with potential exploration upside.

Fiscal 2021 Highlights

In fiscal 2021, the Company has taken several important steps in advancing its business strategy, which have impacted, and are expected to continue to impact, the Company’s financial condition and results of operations. These actions are discussed in greater detail below and include, among other things:

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●	the Company completed its initial public offering (the “IPO”) in March 2021 for gross proceeds of $90 million;
●	the Company furthered its stated business plan by successfully completing the acquisitions of the outstanding shares of Ely in August 2021 and the acquisition of five gold royalty interests in August 2021 on properties managed by Monarch Mining Corporation (“Monarch”);
●	in addition, the Company announced that it had entered into an agreement to acquire the outstanding shares of Golden Valley and Abitibi, which was completed subsequent to the fiscal year end in November 2021; and
●	substantially diversified its portfolio to include 6 royalties on producing projects, 21 royalties on developing projects, 30 royalties on advanced-exploration stage projects and 134 royalties on early-exploration stage properties.

Selected 2021 Developments

The following is a description of selected developments respecting the business of the Company since the beginning of the year ended September 30, 2021.

GoldMining Royalty Purchase Agreement

On November 27, 2020, the Company entered into a royalty purchase agreement with GoldMining Inc. (“GoldMining”), pursuant to which GoldMining caused its applicable subsidiaries to create and issue to the Company net smelter return (“NSR”) royalties ranging from 0.5% to 2.0% on 17 gold properties and assign certain buyback rights to the Company. The royalties acquired included:

●	a 0.5% NSR on the Almaden Project, located in Idaho, USA;
●	a 1.0% NSR on the Batistão Project, located in Brazil;
●	a 1.0% NSR on the Cachoeira Project, located in Brazil;
●	a 1.0% NSR on the Crucero Project, located in Peru;
●	a 2.0% NSR on the La Mina Project, located in Colombia;
●	a 1.0% NSR on the São Jorge Project, located in Brazil;
●	a 1.0% NSR on the Surubim Project, located in Brazil, including the Surubim and Rio Novo areas;
●	a 2.0% NSR on the Titiribi Project, located Colombia;
●	a 1.0% NSR on the Whistler Project, located in Alaska, USA, including each of the Whistler, Raintree West and Island Mountain properties;
●	a 1.0% NSR on the Yarumalito Project, located in Colombia; and
●	a 1.0% NSR on the Yellowknife Project, located in the Northwest Territories, Canada, including each of the Nicholas Lake, Ormsby-Bruce, Goodwin Lake, Clan Lake and Big Sky properties.

December 2020 Private Placement

On December 4, 2020, the Company completed a private placement, pursuant to which it issued 1,325,000 common shares at a subscription price of $2.15 per share for gross proceeds of $2,848,750.

Initial Public Offering

On March 8, 2021, the Company entered into an underwriting agreement with H.C. Wainwright & Co., LLC and BMO Capital Markets Corp. (collectively the “Underwriters”) for an offering of 18,000,000 units of the Company (the “Units”) at a price of $5.00 per Unit. Each Unit consists of one common share (a “GRC Share”) and one half of a common share purchase warrant, and each common share purchase warrant entitles the holder to acquire a common share at a price of $7.50 per share until March 11, 2024.

The Company granted the Underwriters the over-allotment option (the “Over-Allotment Option”) to purchase up to 2,700,000 GRC Shares and/or 1,350,000 common share purchase warrants at $4.995 per GRC Share and $0.01 per common share purchase warrant, respectively. The Company agreed to reimburse the Underwriters for certain fees and disbursements.

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On March 11, 2021, the Company issued 18,000,000 Units at a price of $5.00 per Unit for gross proceeds of $90,000,000. Further, the Underwriters exercised the Over-Allotment Option to purchase 721,347 additional GRC Shares for gross proceeds of $3,603,128 and 1,350,000 additional common share purchase warrants for gross proceeds of $13,500. In connection with the IPO, the Company incurred securities issuance costs of $5,570,844, of which $5,081,064 represented cash fees paid to the Underwriters.

Quartz Mountain Royalty Acquisition

On February 1, 2021, the Company entered into a royalty purchase agreement with Quartz Mountain Resources Ltd. and Wavecrest Resources Inc. Pursuant to the terms of the agreement, the Company acquired a 1% NSR royalty on a portion of the Quartz Mountain Project located in Oregon, USA, for cash consideration of $150,000.

Acquisition of Monarch Royalties

On August 5, 2021 the Company announced that it had completed five gold royalty interests on properties managed by Monarch. The royalties comprised of:

●	a C$2.50 per tonne royalty on material processed through Monarch’s Beacon Mill originating from the Beaufor mine operations;
●	2.5% NSR on each of Monarch’s Croinor Gold, McKenzie Break and Swanson properties, each located in Québec, Canada; and
●	a 1% NSR on Monarch’s Beaufor property, located in Québec Canada held by Caisse de dépôt et placement du Québec.

The total consideration was approximately $12 million (C$15 million), of which approximately $9 million (C$11.25 million) was paid on closing and approximately $3 million (C$3.75 million) is payable upon the 6-month anniversary of closing. Pursuant to the royalty agreements, Monarch has the right to repurchase a 1.25% NSR on each of the Croinor Gold, McKenzie Break and Swanson properties for C$2 million per property. Such rights may only be exercised by Monarch for a period of 30 days after December 31, 2027 after the gold price as quoted by the London Bullion Market exceeds $2,000 per ounce continuously for 30 consecutive days.

Acquisition of Ely

On August 23, 2021, the Company completed the acquisition of all of the outstanding common shares Ely (the “Ely Shares”) by way of a statutory plan of arrangement (the “Ely Arrangement”) under the Business Corporations Act (British Columbia). Pursuant to the Ely Arrangement, the Company issued 30,902,176 GRC Shares and paid $65 million (C$84 million) in cash. As a result of the Ely Arrangement, each of the 15,946,732 warrants to purchase Ely Shares (an “Ely Warrant”) that were outstanding immediately prior to the effective time thereof represent the right to acquire, on valid exercise thereof (including payment of the applicable exercise price), 0.2450 of a GRC Share plus C$0.0001 in cash.

In addition, pursuant to the Ely Arrangement, each outstanding option to purchase Ely Shares (the “Ely Options”) that was not exercised prior to the effective time of the Ely Arrangement was, at the effective time, assigned and transferred by the holder thereof to Ely and such holder then became entitled to receive a number of Ely Shares equal to the “In-the-Money Amount”, being the amount by which the cash consideration of C$1.46 per Ely Share, exceeded the exercise price of the applicable Ely Option , with the number of Ely Shares equal to such amount divided by the cash consideration.

On completion of the transaction, Ely’s royalty interests, included, among others:

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Project Name	Jurisdiction	Royalty
Producing
Jerritt Canyon Mine	Nevada, USA	0.5% NSR Per Ton Royalty (“PTR”) (sliding scale based on metal price)
Isabella Pearl Project	Nevada, USA	0.375% Gross Revenue Royalty
Marigold Mine	Nevada, USA	0.75% NSR
Rawhide Mine	Nevada, USA	15% Net Profit Interest (“NPI”)
Developing
Fenelon Gold Property	Québec, Canada	2.0% NSR
REN Project	Nevada, USA	1.5% NSR 3.5% NPI
Gold Rock Project	Nevada, USA	0.5% NSR
Lincoln Hill Project	Nevada, USA	2.0% NSR
Hog Ranch Project	Nevada, USA	2.25% NSR

The Ely Arrangement closed approximately one month before the end of our 2021 fiscal year, hence it did not have a significant impact on our results of operation for the 2021 fiscal year. We expect the Ely Arrangement to materially affect the Company’s future operating results.

Investment into Prospector Royalty Corp

On August 31, 2021, the Company made a $1.6 million (C$2 million) investment for a 12.5% equity interest in Prospector Royalty Corp. (“PRC”). Concurrent with the transaction, Timothy Young was appointed to the advisory board of the Company.

In conjunction with the investment, the Company has entered into a royalty referral arrangement with PRC, which will provide the Company with the opportunity to acquire certain royalties identified by PRC’s proprietary digitized royalty database.

Business Combination with Golden Valley and Abitibi

On September 6, 2021, the Company entered into definitive agreements with each of Golden Valley and Abitibi, pursuant to which the Company would acquire all of the outstanding common shares of Golden Valley and Abitibi by way of statutory plans of arrangements (collectively, the “Golden Valley and Abitibi Arrangements”).

The Golden Valley and Abitibi Arrangements became effective on November 5, 2021. Pursuant to the terms thereof, the Company acquired all the issued and outstanding Golden Valley and Abitibi common shares, with:

●	GRC issued 2.1417 GRC Shares to Golden Valley shareholders for each Golden Valley common share; and
●	GRC issued 4.6119 GRC Shares to Abitibi shareholders for each Abitibi common share.

The total consideration paid by the Company to holders of Golden Valley and Abitibi shares on closing consisted of an aggregate of 61,104,200 GRC Shares. Additionally, pursuant to the plan of arrangement with Golden Valley, each of Golden Valley’s 1,166,389 share purchase options that were outstanding immediately prior to the effective time were exchanged for options to purchase 2,498,045 GRC Shares.

Based on the share price of the GRC Shares, and the estimated fair value of GRC share options issued in exchange for Golden Valley options, the total consideration of the acquisition was approximately $306 million. The total amount of cash and marketable securities acquired by the Company through the transactions was approximately $35 million. The Company began consolidating the operating results, cash flows and net assets of Golden Valley and Abitibi from November 5, 2021. Consequently, such operating results, cash flows and net assets are not included in the Company’s results for the 2021 fiscal year. We expect such acquisition to materially affect the Company’s future operating results.

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On completion of the transaction, the Company’s directly and indirectly held royalties, included, among other things:

●	Four royalties (1.5% NSR, 2% NSR, 3% NSR, 15% NPI) on portions of the Canadian Malartic Property; and
●	A royalty (2.5% to 4.0% NSR) on Cheechoo, proximate to Newmont Corporation’s Éléonore Mine in Québec.

Golden Valley is a company existing under the laws of Canada which carried on generative programs and systematic exploration efforts at majority-owned grassroots projects. Golden Valley owns 44.98% of the common shares of Abitibi Royalties.

See “Selected Asset Updates” for information regarding recent developments respecting the selected projects in which the Company holds royalty interests.

Intention to Offer to Acquire Elemental Royalties

On December 20, 2021, the Company announced its intention to pursue an offer to acquire all of the outstanding common shares (the “Elemental Shares”) of Elemental Royalties Corp. (“Elemental”) for consideration consisting of 0.27 of the Company’s common shares in exchange for each Elemental Share (the “Offer”).

Details of the Offer will be included in a take-over bid circular and letter of transmittal and notice of guaranteed delivery (collectively, the “Offer Documents”) to be filed with applicable Canadian securities regulatory authorities and mailed to Elemental shareholders.

The Offer will be subject to certain customary conditions of completion, including, among others: there having been validly deposited under the Offer, and not withdrawn, that number of Elemental Shares representing more than 50% of the outstanding Elemental Shares, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised, by the Company or by any person acting jointly or in concert with the Company; there having been validly deposited under the Offer and not withdrawn that number of Elemental Shares representing at least 66 2/3% of the outstanding Elemental Shares (calculated on a fully diluted basis), excluding Elemental Shares held by the Company; receipt of all necessary regulatory approvals; customary approval of the NYSE American in relation to the issuance and listing of the additional common shares under the Offer; and the absence of material changes to the business of Elemental. There can be no assurance that the conditions of the Offer will be satisfied or that the Company will otherwise be successful in completing the Offer.

The information herein regarding the proposed Offer is for informational purposes only and does not constitute an offer to buy or sell, or a solicitation of an offer to sell or buy, any securities. The offer to acquire Elemental securities and to issue securities of the Company will be made solely by, and subject to the terms and conditions set out in the Offer Documents.

COVID-19 Pandemic and Current Economic Environment

The Company continues to closely monitor the ongoing COVID-19 pandemic. While governments have implemented vaccination programs, the COVID-19 pandemic continues to result in widespread global infections and fatalities, market volatility and impact global economic activity. From time to time, numerous governments implemented measures, such as travel bans, quarantines, business closures, shelter-in-place and other restrictions, including restrictions that impact mineral exploration and development and mining activities in many jurisdictions. Despite reductions in such measures and the current vaccination programs instituted by many governments, there remains significant ongoing uncertainty surrounding COVID-19 and the extent and duration of the impacts that it may have on the operations of the projects underlying the Company’s interests, on the Company’s employees and on global financial markets.

The Company cannot currently predict whether the recent emergence of new strains or continued infections or fatalities may cause governments to re-impose some or all prior or new restrictive measures, including business closures. Continuing effects of the pandemic, including variants of the virus, could result in negative economic effects which could have a material adverse impact on the Company’s results of operations and financial condition. In addition, the ongoing COVID-19 pandemic and related mobility, travel and other restrictions are expected to continue to impact the Company’s ability to complete site-visits and diligence of potential royalty acquisition opportunities.

Selected Asset Updates

The following is a summary of selected recent developments announced by the operators of certain of the Company’s key royalties. Such information is generally from the date of the Company’s acquisition of its royalty or similar interest. Please see Item 4 of the Company’s Annual Report for additional information regarding the Company’s material properties and descriptions of the royalties on such properties and its other key royalty interests.

Canadian Malartic Property

The Company holds four royalties on the Canadian Malartic Property including a 3% NSR royalty on portions of the Canadian Malartic mine. The royalty does not apply to the entire mine property, and only a portion of the open pit areas where a majority of production to date has occurred. However, the royalty does apply to portions of the Odyssey, East Malartic, Sladen and Sheehan zones, all of the Jeffrey zone and the eastern portion of the Barnat Extension of the Canadian Malartic Mine Property.

The Company also holds 2% NSR royalties on the Charlie Zone and the eastern portion of the Gouldie zone, a 1.5% NSR royalty on the Midway Project (1.0% can be bought back for $1 million) and a 15% NPI on the Radium Property.

●	On November 2, 2021, Agnico Eagle Mines Limited (“Agnico Eagle”) announced an update on exploration drilling at the Odyssey project. This included recent underground drill results in the Odyssey Internal Zone and the Jupiter Zone which Agnico Eagle disclosed continue to demonstrate the potential to add mineral resources in close proximity to the Odyssey North and Odyssey South deposits and planned infrastructure that is currently under development. In addition, Agnico Eagle disclosed the results from the easternmost hole at the East Gouldie deposit, which is trending east, towards the Company’s 1.5% NSR over the Midway project. On October 27, 2021, Agnico Eagle disclosed certain results, including an intercept that returned 4.8 m at 6.3 g/t gold at a depth of 1,989m located approximately 750-1,000 metres from the Midway royalty boundary.

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●	On October 27, 2021, Agnico Eagle announced that during the third quarter ended September 30, 2021, underground development of the ramp at Odyssey continued. While underground development was slightly below plan, Agnico Eagle disclosed that approximately 1,118 linear metres of ramp development has been completed in 2021, which is ahead of schedule and at a lower development unit cost than anticipated. The ramp is designed to support mining the upper zones of the Odyssey Project and provide access for further underground exploration. The concrete headframe pour started on September 29, 2021 and was completed in October 2021. The structural steel installation is expected to start in the fourth quarter of 2021. The contract for the shaft sinking is expected to be awarded in the fourth quarter of 2021. The headframe construction is on schedule and budget.

Jerritt Canyon Mine

The Company holds an 0.5% NSR royalty over the Jerritt Canyon Mine and a sliding scale PTR interest on the Jerritt Canyon processing facility.

On October 12, 2021, First Majestic Silver Corp. (“First Majestic”) reported the results for the quarter ended September 30, 2021 from Jerritt Canyon as follows:

●	Produced 26,145 ounces of gold, representing a 39% increase compared to the prior quarter. The mill processed a total of 230,415 tonnes of ore with an average gold grade and recovery of 4.19 g/t and 84%, respectively. This was the first full quarter of production at the mine since First Majestic acquired it in April 2021.

●	Major capital projects continue at Jerritt Canyon with First Majestic completing the structural fill for the tailings lift on TSF2 and installing approximately 25% of the new liner. In addition, the annual maintenance overhaul for the dual roasters was near completion at the end of September 2021. As a result of this planned 14-day maintenance shutdown, approximately 30,000 tonnes of ore were added to stockpiles which First Majestic expects to be processed in the fourth quarter of 2021.

●	On the exploration front, a total of six drill rigs, consisting of three surface rigs and three underground rigs, were active at Jerritt Canyon at the end of the third quarter ended September 30, 2021.

●	First Majestic’s investment into exploration, the tailings facility, and a new management team supports the potential to fill the processing plant’s 4,000 tonnes per day (“tpd”) capacity which is currently averaging 2,500 tpd. First Majestic is projecting production of approximately 200,000 ounces of gold per year by 2024.

Fenelon Gold Property

The Company holds a 2.0% NSR royalty over the Fenelon Gold Property.

●	On November 9, 2021, Wallbridge Mining Company Limited (“Wallbridge”) announced the results of the maiden Mineral Resource estimate for the Fenelon Gold Property. The estimate combined potential surface and underground extraction scenarios and contained a total Indicated Mineral Resource of 2.13 million ounces (36.02 Mt grading 1.84 g/t gold) and a total Inferred Mineral Resource of 1.47 million ounces (28.99 Mt grading 1.57 g/t gold) contained within the Gabbro, Tabasco/Cayenne and Area 51 zones. It also disclosed that it believed the deposit remains open in multiple directions laterally and at depth indicating significant potential for expansion. Further information regarding such estimate is set out in Wallbridge’s news release dated November 9, 2021.

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Gold Royalty Corp.

Management’s Discussion and Analysis

For the year ended September 30, 2021

●	On December 9, 2021, Wallbridge announced further positive assay results from its resource drill program at the Fenelon Gold Property, stating that it planned to continue with its exploration and underground development program for the balance of the calendar year, with future exploration plans being developed.

●	In its Management’s Discussion and Analysis for the period ended September 30, 2021, Wallbridge disclosed that it completed a 102,000 metre exploration drilling program in 2020 and that in 2021 it was in process of completing a $69 million exploration and evaluation development program including 125 km to 130 km in drilling at Fenelon Gold.

REN Project

The Company holds a 1.5% NSR royalty and 3.5% NPI royalty over the REN Project.

●	In its presentation relating to its results for the third quarter of 2021, Barrick Gold Corporation (“Barrick”) confirmed that a maiden resource estimate for the REN Project remained on track for year end.

●	In such presentation, Barrick further disclosed a potentially significant +700 m strike length discovery, 250m from infrastructure along the JD1/Corono Zone at the project. Further information regarding these results, including assay results for significant intercepts are set out in Barrick’s investor presentation dated November 3, 2021 as disclosed on its website.

●	In its conference call regarding earnings for the period ended September 30, 2021, Barrick Gold Corporation stated that underground resource drilling at REN has confirmed its model and that it believes there is significant upside potential on the western side of the deposit next to the infrastructure. Barrick further stated that, with these latest results, it is excited and expects to report a maiden resource by the end of the year.

In addition, in calendar year 2022, the following potential additional near-term catalyst events have been announced by the operators of the projects underlying some of our key royalties:

●	Fortitude Gold Corp. disclosed in its news release dated November 2, 2021, that it began construction activities respecting its previously announced heap leach pad expansion at the Isabella Pearl property and expects pad completion in early 2022.

●	Gold Standard Ventures Corp. disclosed in its management’s discussion and analysis for the nine months ended September 30, 2021, that it is advancing the South Railroad portion of the Railroad-Pinion project towards a production decision through a feasibility study. In its press release dated November 10, 2021, it further announced that such feasibility study is expected to be completed in the first calendar quarter of 2022.

●	Fiore Gold Ltd., which announced on October 25, 2021 that it had entered into an agreement to be acquired by Calibre Mining Corp., disclosed in its management’s discussion and analysis for the nine months ended September 30, 2021 that it is progressing its program of resource expansion at the Gold Rock project to advance its feasibility study through 2021.

●	In its management’s discussion and analysis for the quarter ended September 30, 2021, Monarch Mining Corporation disclosed that its main business objectives include the restart of the Beaufor mine and Beacon mill by June 2022. It disclosed that it does not plan to base its production decision on a feasibility study.

Overall Performance

For the year ended September 30, 2021, the Company incurred a net loss of $15,006,235, compared to a net loss of $140,631 for the previous fiscal period. As at September 30, 2021, the Company had working capital (current assets less current liabilities) of $6,379,790.

See “Selected 2021 Developments” for further information regarding the Company’s activities during the year ended September 30, 2021.

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Trends, events and uncertainties that are reasonably likely to have an effect on the business of the Company include developments in the gold markets, as well as general financial market conditions, and the ongoing effects of the COVID-19 pandemic on owners and operators of the properties underlying the Company’s interests, as discussed elsewhere in this MD&A.

Selected Annual Information

The following sets forth selected annual financial information for the Company for the two most recently completed fiscal years:

	Year ended September 30, 2021	Period from incorporation on June 23, 2020 to September 30, 2020
	($)	($)
Total revenue	191,991	-
Net loss	15,006,235	140,631
Net loss per share, basic and diluted	0.45	140,631
Dividends	-	-
Total assets	279,498,841	55,456
Total non-current financial liabilities	4,560,374	-

The increase in total revenues to $191,991 was primarily related to royalty income from Jerritt Canyon and Isabella Pearl royalties. Net loss increased from $140,631 to $15,006,235 as the Company incurred consulting and professional fees and other expenses in connection with the IPO and acquisition of Ely, Golden Valley and Abitibi during the year. Throughout the year, the Company has been successful in recruiting executive management and seasoned professionals to the board of directors. Accordingly, management and directors’ fees, together with share-based compensation, increased during the year.

Total assets increased from $55,456 to $279,498,841, which increase was primarily attributed to the acquisition of the portfolio of royalties from GoldMining, the former parent company, and royalties acquired as a result of the acquisition of Ely. Total non-current financial liabilities as of September 30, 2021 mainly represents the fair value of the Ely Warrants that are denominated in Canadian dollars and classified as derivative liabilities in accordance with IAS 32 Financial Instruments: Presentation.

Discussion of Operations

Year ended September 30, 2021, compared to period from incorporation on June 23, 2020 to September 30, 2020

During the year ended September 30, 2021, the Company achieved total revenue of $191,991, consisting of royalties received on its Jerritt Canyon and Isabella Pearl royalty interests.

During the year ended September 30, 2021, the Company incurred consulting fees of $2,677,189, which consisted primarily of consulting fees incurred for corporate development and advisory services after the Company completed its IPO, and in connection with its acquisition of Ely. No such consulting fees were paid during the previous fiscal period when the Company was private. During the year ended September 30, 2021, $1,882,643 was expensed for consulting fees paid or payable to the financial advisors of the Company in connection with the acquisition of Ely.

During the year ended September 30, 2021, the Company incurred management and directors’ fees of $1,172,286, compared to $15,698 for the previous fiscal period. Management and directors’ fees primarily consisted of salaries and bonuses paid or payable to members of senior management and fees paid or payable to the directors of the Company. Bonuses paid to key management personnel of the Company during the year ended September 30, 2021 were $476,648, of which $212,895, $74,513, $141,930 and $47,310 was paid to the Chief Executive Officer, Chief Financial Officer, Chief Development Officer and Vice President, Evaluations, respectively. No bonus was paid by the Company in the previous fiscal period. The Company’s Chief Executive Officer and directors did not receive salary or directors’ fee before the completion of the IPO.

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During the year ended September 30, 2021, the Company incurred general and administrative costs of $2,937,385, compared to $5,106 for the previous fiscal period. The major components of the general and administrative costs for the year ended September 30, 2021 included insurance expense of $1,293,216, advertising and marketing fees of $1,141,405 incurred in connection with the Company’s awareness programs, transfer agent and regulatory fees of $190,383, office and technology expenses of $180,510 and employee salaries and benefits of $131,871. The increase in general and administrative costs was primarily the result of a higher level of activity leading up to and after the Company’s IPO and as a result of its commencement of business in the current period.

During the year ended September 30, 2021, the Company incurred professional fees of $2,481,019, compared to $119,782 for the previous fiscal period. Professional fees primarily consisted of transaction-related expenses, audit and quarter review fees and legal fees for general corporate matters. During the year ended September 30, 2021, the Company incurred $1,014,894 and $337,349 in professional fees in connection with the acquisition of Ely and its acquisitions of Golden Valley and Abitibi, respectively.

During the year ended September 30, 2021, the Company recognized share-based compensation expense of $3,324,286, of which $408,815 was related to the award of performance based restricted shares vested during the fiscal year, $2,199,837 represents the fair value of share options issued by the Company to management, directors employees and consultants of the Company, as well as share-based compensation related to share options issued by GoldMining to one of the officers of the Company. In April 2021, the Company entered into an agreement with a service provider for the provision of digital marketing and advertising services. Consideration under this agreement was paid in cash and 75,000 common shares of the Company. The Company amortized the service fee over the term of the agreement and recognized $172,500 as share-based compensation expense for the year ended September 30, 2021. On August 23, 2021, the Company recognized share-based compensation of $543,134 in connection with the acquisition of Ely, of which $329,450 was paid from the cash consideration and $213,684 was paid from the share consideration, representing the excess of consideration given to Ely share option holders over the intrinsic value of Ely Options outstanding immediately prior to the closing date.

As of September 30, 2021, 9,105,000 Ely Warrants were classified as derivative liabilities as they are denominated in Canadian dollars, which differs from the Company’s functional currency. The fair value of such Ely Warrants is remeasured on the reporting date and the change in fair value of $1,511,372 is recognized in the consolidated statements of comprehensive loss for the year ended September 30, 2021.

During the year ended September 30, 2021, the Company recognized a foreign exchange loss of $812,429. Effective with the IPO the Company changed its function currency from Canadian to U.S. dollars. The exchange loss for the year ended September 30, 2021 primarily consisted of the exchange rate difference during the period from when the Company converted U.S. dollars to Canadian dollars to satisfy the Canadian dollar cash consideration to be paid for the Ely acquisition to the date of closing the Ely transaction.

The net loss for the year ended September 30, 2021 was $15,006,235, compared to net loss of $140,631 for the previous fiscal period.

Fourth Quarter

During the three months ended September 30, 2021, the Company had total revenues of $191,991, consisting of royalties received under its Jerritt Canyon and Isabella Pearl royalties. The Company did not have any revenues in the comparative period of 2020.

During the three months ended September 30, 2021, the Company incurred consulting fees of $1,933,997, which consisted primarily of consulting fees incurred for corporate development and advisory services in relation to the Company’s acquisition of Ely. No such consulting fees were paid during the comparative period when the Company was private. During the three months ended September 30, 2021, $1,600,000 was expensed for consulting fees payable to the financial advisor of the Company in connection with the acquisition of Ely.

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During the three months ended September 30, 2021, the Company incurred management and directors’ fees of $838,929, compared to $15,698 for the previous fiscal period. Management and directors’ fees primarily consisted of salaries and bonuses paid or payable to members of senior management and fees paid to the directors of the Company. Bonuses payable to key management personnel of the Company during the three months ended September 30, 2021 was $476,648. No bonus was paid by the Company in the previous fiscal period. The Company’s Chief Executive Officer and directors did not receive salary or directors’ fee before the completion of the IPO.

During the three months ended September 30, 2021, the Company incurred general and administrative costs of $1,736,444, compared to $5,106 for the previous fiscal period. The major components of the general and administrative costs for the three months ended September 30, 2021 included insurance expense of $577,742, advertising and marketing fee of $895,787, transfer agent and regulatory fees of $95,659, office and technology expenses of $101,109 and employee salaries and benefits of $66,147. The increase in general and administrative costs was primarily the result of a higher level of activity and marketing efforts.

During the three months ended September 30, 2021, the Company incurred professional fees of $951,288, compared to $119,782 for the previous fiscal period. Professional fees primarily consisted of transaction related expenses, audit and quarter review fees, and legal fees for general corporate matters. During the three months ended September 30, 2021, the Company incurred $488,167 and $337,349 in professional fees in connection with the acquisition of Ely and the business combination with Golden Valley and Abitibi, respectively.

During the three months ended September 30, 2021, the Company recognized share-based compensation expense of $1,397,419, of which $80,813 are related to the award of performance based restricted shares vested during the quarter, $687,222 represents the fair value of share options issued by the Company to management, directors, employees and consultants of the Company. In April 2021, the Company entered into an agreement with a service provider for the provision of digital marketing and advertising services. Consideration under this agreement was paid in cash and 75,000 common shares of the Company. The Company amortized the service fee over the term of the agreement and recognized $86,250 as share-based compensation expense for the three months ended September 30, 2021. On August 23, 2021, the Company recognized share-based compensation of $543,134 in connection with the acquisition of Ely, see “Year ended September 30, 2021, compared to period from incorporation on June 23, 2020 to September 30, 2020” in the “Discussion of Operations” section for details.

Refer to “Year ended September 30, 2021, compared to period from incorporation on June 23, 2020 to September 30, 2020” in the “Discussion of Operations” section for the analyses of other expenses and change in fair value of derivative liability for the quarter ended September 30, 2021.

During the three months ended September 30, 2021, the Company recognized a foreign exchange loss of $704,928. The exchange loss for the three months ended September 30, 2021 primarily consisted of the exchange rate difference during the period from when the Company converted U.S. dollars to Canadian dollars to satisfy the Canadian dollar cash consideration to be paid for the Ely acquisition to the date of closing the Ely transaction.

The net loss for the three months ended September 30, 2021 was $9,216,025, compared to net loss of $140,631 for the previous fiscal period.

Subsequent to the fiscal year end in November 2021, the Company completed the acquisition of Golden Valley and Abitibi. The total consideration paid by the Company to holders of Golden Valley and Abitibi shares on closing consisted of an aggregate of 61,104,200 GRC Shares. Additionally, pursuant to the plan of arrangement with Golden Valley, each of Golden Valley’s 1,166,389 options that were outstanding immediately prior to the effective time were exchanged for options to purchase 2,498,045 GRC Shares. The fair value of GRC Shares and GRC options issuable to replace Golden Valley’s options was approximately $306 million. The total amount of cash and marketable securities acquired by the Company was approximately $35 million. Key assets acquired by the Company consisted of four royalties on portions of the Canadian Malartic Property.

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Use of IPO Proceeds

On March 11, 2021, the Company issued 18,000,000 Units of the Company under the IPO at a price of $5.00 per Unit for gross proceeds of $90,000,000. As disclosed in the Prospectus, the net proceeds, assuming no exercise of the Over-Allotment Option by the Underwriters were estimated to be $82,270,000, after deducting underwriting discounts and commissions and estimated offering expenses.

During March 2021, the Underwriters exercised the Over-Allotment Option to purchase 721,347 additional common shares for gross proceeds of $3,603,128 and 1,350,000 additional common share purchase warrants for gross proceeds of $13,500. Including partial exercises of the Over-Allotment Option by the Underwriters, the Company received net proceeds in an aggregate amount of $88,045,784, which comprised of gross proceeds of $93,616,628, less Underwriters’ fees of $5,081,064 and securities issuance financing costs of $489,780. The Company also incurred listing expenses associated with the IPO of $699,516. The net proceeds to the Company from the IPO, after deducting listing expenses, were $87,346,268.

The following table sets out the estimated use of the net proceeds of the IPO as disclosed in the Prospectus, and the net proceeds received from the IPO after offering expenses and actual amounts of other items, as indicated below, up to September 30, 2021.

	As disclosed in the Prospectus	Approximate amount expended from March 9, 2021 to September 30, 2021
	($)	($)
Future acquisitions (1)	77,300,000	75,972,886
Operating expenses (2)	3,500,000	6,297,114
Other general working capital purposes	1,470,000	-
Total	82,270,000	82,270,000

Notes:

(1) Does not include amounts paid or payable as consideration under acquisitions after September 30, 2021. This primarily consisted of cash consideration and transaction costs incurred in connection with the Company’s acquisitions of Ely and royalties purchased from Monarch.

(2) Included consulting fees, general and administrative, management and directors’ fees and professional fees.

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Summary of Quarterly Results

The following table sets forth selected quarterly financial results of the Company for each of the periods indicated:

	Revenues	Net loss	Net loss per share, basic and diluted	Dividends
	($)	($)	($)	($)
From incorporation on June 23, 2020 to June 30, 2020	-	(3,794)	(3,794)	-
September 30, 2020	-	(136,837)	(136,837)	-
December 31, 2020	-	(499,803)	(0.04)	-
March 31, 2021	-	(2,255,579)	(0.08)	-
June 30, 2021	-	(3,034,828)	(0.07)	-
September 30, 2021	191,991	(9,216,025)	(0.17)	-

Changes in net loss from quarter to quarter for the period from incorporation to date have been affected primarily by professional and consulting fees incurred in connection with the acquisition of Ely and the business combination with Golden Valley and Abitibi, professional fees incurred in connection with the IPO, and corporate activities conducted during the respective periods. The increase in net loss in the quarter ended September 30, 2021 is primarily attributed to the transaction costs incurred in the acquisition of Ely, accruals for bonuses payable to key management personnel, an increase in marketing expense in connection with the Company’s awareness programs, and the recognition of the change in fair value of derivative liability.

Liquidity and Capital Resources

	As at September 30, 2021 ($)	As at September 30, 2020 ($)
Cash and cash equivalents	9,905,480	37,539
Working capital (deficit)	6,379,790	(142,513)
Total assets	279,498,841	55,456
Total current liabilities	6,920,990	196,382
Accounts payable and accrued liabilities	6,884,679	75,452
Total non-current liabilities	47,260,374	-
Shareholders’ equity (deficit)	225,317,477	(140,926)

As at September 30, 2021, the Company had cash and cash equivalents of $9,905,480 compared to $37,539 at September 30, 2020, royalties with a carrying value of $256,833,456, which were acquired through issuances of the Company’s common shares and cash, and accounts payable and accrued liabilities of $6,884,679 compared to $75,452 at September 30, 2020. The increase in accounts payable and accrued liabilities of $6,809,227 was primarily attributed to the royalties’ acquisition payable due to Monarch of $2,956,875, the accrued consulting and professional fees in connection with the acquisition of Ely, bonuses payable to key management personnel and fees payable to directors, and legal fees for general corporate matters. As at September 30, 2021, the Company had working capital of $6,379,790 as compared to a working capital deficit of $142,513 as at September 30, 2020, with the increase primarily due to funds received from the IPO and other business activities.

On September 3, 2021, the Company announced a commitment letter with Bank of Montreal for a $10 million revolving credit facility, which contemplated an accordion feature allowing for an additional $15 million subject to certain conditions being satisfied. The contemplated facility was to be available for general corporate purposes, acquisitions and investments and was subject to, among other things, the parties completing definitive documentation. As a result of the Company’s subsequent acquisitions, the Company is in the process of negotiating amended terms for the facility with the lender to better reflect the Company’s increased scope and asset base. There can be no assurance that the facility, including definitive documentation therefor, will be finalized on terms acceptable to the Company or at all or that other conditions to the facility will be satisfied.

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The Company commenced generating revenue of $191,991 from its royalties in the last quarter of September 30, 2021. The principal sources of financing to date have been the prior issuance of shares, by way of private placement, and the IPO. The Company also acquired cash and marketable securities of approximately $35 million and incurred consulting fees payable to financial advisors of approximately $3 million on the closing of the acquisition of Golden Valley and Abitibi. The Company believes that it has sufficient cash and cash equivalents to meet its obligations and finance its planned activities over the next 12 months. Over the long term, the Company’s ability to meet its obligations and finance investment activities depends on its ability to generate cash flow through the issuance of securities pursuant to equity financings and short-term or long-term loans. Additionally, such financing may be necessary to fund the Company’s stated acquisition strategy. Capital markets may not be receptive to offerings of new equity from treasury or debt, whether by way of private placements or public offerings. The Company’s growth and future success is dependent on external sources of financing which may not be available on acceptable terms, or at all.

Cash Flows

Operating Activities

Net cash used in operating activities during the year ended September 30, 2021 was $11,949,982, which reflected a net loss of $15,006,235 offset by non-cash items including the Company’s share-based compensation of $2,994,837 and change in fair value of derivative liability of $1,511,372. Other operating cash flows include non-cash working capital changes including an increase in accounts receivable and prepaids and other receivables of $149,818 and $1,484,992, respectively, a decrease in accounts payable and accrued liabilities of $23,326, and repayment of the amount due to GoldMining of $83,096. Significant operating expenditures during the period included consulting fees, management salaries and directors’ fees, general and administrative costs and professional fees.

Investing Activities

In the year ended September 30, 2021, the Company made royalty investments of $9,369,790, primarily consisting of royalties acquired from Monarch, invested $58,247,027 (net of cash acquired) for the acquisition of Ely, and made an equity investment in PRC of $1,586,600.

Financing Activities

During the year ended September 30, 2021, net cash provided by financing activities was $90,946,001, which primarily comprised of the net proceeds of $88,045,784 from the IPO and proceeds received from a private placement in December 2020 of 1,325,000 GRC Shares at $2.15 per share for gross proceeds of $2,848,750.

Contractual Obligations

The following table summarizes the Company’s contractual obligations, including payments due for each of the next five years and thereafter:

	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	After 5 years
Acquisition of royalty (1)	$2,956,875	$2,956,875	-	-	-
Lease obligation	$47,611	$36,311	$11,300	-	-
Total	$3,004,486	$2,993,186	$11,300	-	-

Note:

(1) Represents purchase consideration of C$3.75 million payable to Monarch upon the 6-month anniversary of closing on August 5, 2021. See “Selected 2021 Developments - Acquisition of Monarch Royalties”.

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Off-Balance Sheet Arrangements

At September 30, 2021, the Company did not have any off-balance sheet arrangements.

Transactions with Related Parties

Related Party Transactions

During the year ended September 30, 2021, the Company incurred $70,699 in general and administrative expenses for advertising services, creating digital web presentations, providing advertising services, website design, hosting and maintenance service provided by Blender Media Inc. (“Blender”), a vendor that is controlled by a family member of a director of the Company, Amir Adnani. On October 12, 2021, the Company issued 120,000 GRC Shares to Blender as the compensation for the expanded scope of digital marketing services to be provided by Blender for a contract term ending on June 27, 2022.

In addition, the Company settled the amount due to GoldMining, the Company’s former parent, during the year ended September 30, 2021. See “Cash Flows - Operating Activities”.

Related party transactions are based on the amounts agreed to by the parties. During the year ended September 30, 2021, the Company did not enter into any contracts or undertake any commitment or obligation with any related parties other than as described herein.

Transactions with Key Management Personnel

Key management personnel are persons responsible for planning, directing and controlling the activities of an entity. Total management salaries and directors’ fees incurred for services provided by key management personnel of the Company for the three and twelve months ended September 30, 2021 and September 30, 2020 are as follows:

The amount payable to management and directors of $632,026 (September 30, 2020: $9,364) was included in accounts payable and accrued liabilities as at September 30, 2021. Such payables were fully paid subsequent to year end.

Critical Accounting Estimates and Judgments

The preparation of financial statements requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of income and expenses during the reporting period. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, income and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

Information about significant sources of estimation uncertainty and judgments made by management in preparing the consolidated financial statements are described below.

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●	The Company estimates the attributable reserve and resource relating to the mineral properties underlying the royalties that are held by the Company. Reserves and resources are estimates by the operators of the projects underlying the Company’s royalty and similar interests of the amount of minerals that can be economically and legally extracted from the mining properties at which the Company has royalty interests, adjusted where applicable to reflect the Company’s percentage entitlement to minerals produced from such mines. The public disclosures of Reserves and Resources that are released by the operators of the interests involve assessments of geological and geophysical studies and economic data and the reliance on a number of assumptions, including commodity prices and production costs. The estimates of Reserves and Resources may change based on additional knowledge gained subsequent to the initial assessment. Changes in the Reserve or Resource estimates may impact the carrying value of the Company’s royalty interests.

●	The Company’s business is the acquisition of royalties and other mineral property interests. Royalties and other mineral property interests can have unique terms and judgement is required to assess the appropriate accounting treatment. The assessment of whether an acquisition meets the definition of a business or whether assets are acquired is another area of key judgement. If deemed to be a business combination, applying the acquisition method to business combinations requires each identifiable asset and liability to be measured at its acquisition date fair value. The excess, if any, of the fair value of the consideration over the fair value of the net identifiable assets acquired is recognized as goodwill. The determination of the acquisition date fair values often requires management to make assumptions and estimates about future events. The assumptions and estimates with respect to determining the fair value of royalty interests generally require a high degree of judgement, and include estimates of mineral reserves and resources acquired, future metal prices, discount rates and conversion of reserves and resources. Changes in any of the assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amounts assigned to assets and liabilities.

●	The assessment of impairment of royalty and other interests requires the use of judgments, assumptions and estimates when assessing whether there are any indicators that could give rise to the requirement to conduct a formal impairment test as well as in the assessment of fair values. When assessing whether there are indicators of impairment, management uses its judgment in evaluating the indicators such as significant changes in future commodity prices, discount rates, foreign exchange rates, taxes, operator reserves and resources estimates or other relevant information received from the operators that indicates production from royalty interests will not likely occur or may be significantly reduced in the future. In addition, the Company may use other approaches in determining fair value which may include estimates related to (i) dollar value per unit of mineral reserve/resource; (ii) cash-flow multiples; (iii) comparable transactions and (iv) market capitalization of comparable companies. Changes in any of the estimates used in determining the fair value of the royalty and other interests could impact the impairment analysis.

●	The Company values its investments in private entities at fair value at each reporting date. When the fair values of these financial instruments cannot be measured based upon quoted prices in active markets, their fair value is based on estimates made by management using valuation techniques. The inputs to these valuation models are taken from observable market data where possible, including concurrent third-party investments, but where this is not feasible, a degree of judgement is required in establishing fair value. Changes in assumptions related to these inputs could affect the reported fair value of the financial instruments.

●	The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. Determination of functional currency may involve certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determine the primary economic environment.

●	In March 2020, the World Health Organization declared a global pandemic related to COVID-19. The current and future impact on global commerce is far-reaching. To date there has been significant stock market volatility, significant volatility in commodity and foreign exchange markets, restrictions on the conduct of business in many jurisdictions including the temporary suspension of mining activities and mine development, and the global movement of people and some goods has become restricted. There is significant ongoing uncertainty surrounding COVID-19 and the extent and duration of the impacts that it may have on demand and prices for the commodities relating to the Company’s royalties, on the operations of its partners, on its employees and on global financial markets.

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Change in Functional Currency

On March 11, 2021, GRC, the parent entity, changed its functional currency from the Canadian dollar to the U.S. dollar. The change in functional currency resulted from the growing proportion of expenses paid in U.S. dollars and the receipt of the cash proceeds of $88 million in U.S. dollars upon the completion of the IPO on March 11, 2021.

The effect of the change in functional currency was accounted for prospectively with no impact on prior period information. The Company translates all items into the new functional currency using the exchange rate at the date of the change. The resulting translated amounts for non-monetary items are treated as their historical cost. Exchange differences arising from translation previously recognized in other comprehensive income are not reclassified from equity to profit or loss until the disposal of the operation.

Financial Instruments and Risk Management

The Company’s financial instruments consist of cash and cash equivalents, short-term and long-term investments, accounts receivable, accounts payable and accrued liabilities, lease obligation, obligation under royalty acquisition and derivative liability. The Company’s short and long-term investments are initially recorded at fair value and subsequently revalued to their fair market value at each period end based on inputs such as equity prices. Investments are held for long-term strategic purposes. The fair value of the Company’s other financial instruments, which include cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their carrying values due to their short term to maturity.

Financial risk management objectives and policies

The financial risk arising from the Company’s operations are credit risk, liquidity risk, commodity price risk and currency risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. The risks associated with these financial instruments and the policies on how the Company mitigates these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third-party to a financial instrument fails to meet its contractual obligations. Credit risk for the Company is primarily associated with the Company’s bank balances and accounts receivable. The Company mitigates credit risk associated with its bank balances by holding cash with large, reputable financial institutions.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. To manage liquidity risk, the Company closely monitors its liquidity position and ensures it has adequate sources of funding to finance its projects and operations. The Company’s working capital (current assets less current liabilities) as at September 30, 2021 was $6,379,790. The Company’s accounts payable and accrued liabilities are expected to be realized or settled, respectively, within a one-year period.

The Company’s future profitability will be dependent on the royalty income to be received from mine operators. Royalties are based on a percentage of the minerals or the products produced, or revenue or profits generated from the property which is typically dependent on the prices of the minerals the property operators are able to realize. Mineral prices are affected by numerous factors such as interest rates, exchange rates, inflation or deflation and global and regional supply and demand.

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Currency risk

The Company is exposed to foreign exchange risk when the Company undertakes transactions and holds assets and liabilities in currencies other than its functional currency. The Company currently does not engage in foreign exchange currency hedging. The currency risk on the Company’s cash and cash equivalents are minimal.

Equity price risk

The Company is exposed to equity price risk associated with its investment in other mining companies. The Company’s short-term investments consisting of common shares are exposed to significant equity price risk due to the potentially volatile and speculative nature of the businesses in which the investments are held. Based on the Company’s short-term investments held as at September 30, 2021, a 10% change in the market price of these investments would have an impact of approximately $112,000 on net loss.

Outstanding Share Data

As at the date hereof, the Company has 133,927,501 common shares, 10,350,000 common share purchase warrants and 5,514,245 share options outstanding. In addition, there are 15,212,940 Ely Warrants outstanding as at the date hereof, representing the right to acquire, on valid exercise thereof (including payment of the applicable exercise price), 0.2450 of a GRC Share plus C$0.0001. Accordingly, the Ely Warrants are exercisable into 3,727,170 GRC Shares.

Additional Information

Additional information concerning the Company is available under the Company’s profile at www.sedar.com.

ITEM 6.	DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A. Directors and Senior Management

The table below sets out the names and the province or state and country of residence of each of our directors and executive officers, their respective ages and positions and offices with us, their present principal occupation and respective principal occupations for the preceding five. The term of office of each of the directors will expire at the close of the next annual general meeting, unless he or she resigns or otherwise vacates office before that time.

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Name, position, province or state and country of residence	Age	Principal occupation or employment for the past five years	Date elected or appointed
David Garofalo Chairman, Chief Executive Officer and President, and Director Vancouver, British Columbia, Canada	56	Chairman, Chief Executive Officer, President and a Director of Gold Royalty Corp. since 2020. President and Chief Executive Officer of Goldcorp Inc., a gold mining company from 2016 to 2019. President and Chief Executive Officer of Hudbay Minerals Inc., a diversified mining company, from 2010 to 2015.	August 2020
Josephine Man Chief Financial Officer Vancouver, British Columbia, Canada	47	Chief Financial Officer of the Company since July 2020. Chief Financial Officer of Uranium Royalty Corp. since August 2018. Chief Financial Officer of Jien International Investment Limited from 2014 to 2018, VP Finance & Control of SAIS Limited (formerly Sarment Holding Limited) from June to November of 2018.	July 2020
John W. Griffith Chief Development Officer Toronto, Ontario, Canada	54	Chief Development Officer of the Company since September 2020. Managing Director and the Head of Americas Metals & Mining Investment Banking for Bank of America from 2006 to May 2020.	September 2020
Samuel Mah Vice President, Evaluations Vancouver, British Columbia, Canada	51	Vice President, Evaluations of the Company since July 2021. Director, Mining Planning of SSR Mining Inc. from 2019 to July 2021. Vice President, Technical Services of Great Panther Silver Limited from September 2018 to 2019. Senior Director, Project Evaluations of Silver Wheaton from 2012 to 2016 and Director, Engineering of Silver Wheaton from 2008 to 2012.	July 2021
Amir Adnani Director Vancouver, British Columbia, Canada	43	President, Chief Executive Officer and a director of Uranium Energy Corp. since January 2005. Chairman of GoldMining since 2010. Chairman and a director of Uranium Royalty Corp. since August 2019.	November 2020
Garnet Dawson(1) Director Vancouver, British Columbia, Canada	64	Chief Executive Officer of GoldMining from December 2014 to April 2021.	June 2020
Warren Gilman(2)(3)(4)(5) Director Hong Kong, China	61	Chairman and Chief Executive Officer of Queen’s Road Capital Investment Ltd., a resource-focused investment company, since January 2020. Chairman and Chief Executive Officer of CEF Holdings Ltd., an investment holding company, from 2011 to 2019.	August 2020
Ken Robertson(2)(3)(4)(5) Director Vancouver, British Columbia, Canada	67	Consultant for financial reporting and litigation support services since 2015. Director of Avcorp Industries Inc., a supplier of airframe structures, since 2017. Director of SAIS Limited (formerly Sarment Holding Limited), a technology services company, from March 2019 to July 2020. Director of Mountain Province Diamonds Inc., a diamond exploration and mining company, since June 2020.	November 2020
Alan Hair(2)(3)(4)(5) Director Toronto, Ontario, Canada	60	Chief Operating Officer of Hudbay Minerals Inc. from 2012 to 2015. President and Chief Executive Officer of Hudbay Minerals Inc. from 2016 to 2019. Director of Bear Creek Mining Corporation since September 2019. Director of Great Panther Mining Limited since April 2020.	November 2020
Trey Wasser(1) Director Tyler, Texas, U.S.A.	70	Previously the President, CEO and Director of Ely Gold prior to its acquisition by Gold Royalty Corp in August 2021 and is also the President and Director of Research for Pilot Point Partners LLC. Prior to Ely, Mr. Wasser specialized in equity and debt restructuring and cash management over 30 years of experience in brokerage and venture capital with Merrill Lynch, Kidder Peabody and Paine Webber.	August 2021
Glenn Mullan Director Val’-d’Or, Québec, Canada	62	Previously the President, CEO, and Chairman of Golden Valley Mines and Royalties from August 2000 to November 2021 and Past President of the Prospectors and Developers Association of Canada (PDAC). Mr. Mullan is a prolific prospector in the Abitibi region with over 40 years of mining and mineral exploration experience.	November 2021

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Notes:

(1)	Messrs. Dawson and Wasser will not be standing for re-election at the next annual general meeting of the Company to be held on February 9, 2021.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Member of the compensation committee.
(5)	Independent director under the rules of the NYSE American Company Guide and NI 58-101.

Executive Officers

David Garofalo, Chairman, Chief Executive Officer and President, and Director.

Mr. Garofalo has served as Chairman, Chief Executive Officer and President of the Company since August 1, 2020. Mr. Garofalo has worked in various leadership capacities in the natural resources sector over the last 30 years. Prior to joining the Company, he served as President, Chief Executive Officer and a director of Goldcorp Inc., a gold production company headquartered in Vancouver, from 2016 until its sale to Newmont Corporation in April 2019. Prior to that, Mr. Garofalo served as President, Chief Executive Officer and a director of Hudbay Minerals Inc. from 2010 to 2015, where he presided over that company’s emergence as a leading metals producer. Previously, Mr. Garofalo held various senior executive positions with mining companies, including Senior Vice President, Finance and Chief Financial Officer and a director of Agnico-Eagle Limited from 1998 to 2010 and as treasurer and other various finance roles with Inmet Mining Corporation from 1990 to 1998. Mr. Garofalo was named Mining Person of the Year by The Northern Miner in 2012 and Canada’s Chief Financial Officer of the Year by Financial Executives International Canada in 2009. Mr. Garofalo holds a Bachelor of Commerce from the University of Toronto and is a Fellow of the Chartered Professional Accountants in British Columbia, Canada and a Certified Director of the Institute of Corporate Directors. He also serves on the boards of directors of the Vancouver Board of Trade and the Vancouver Symphony Orchestra.

Josephine Man, Chief Financial Officer

Ms. Man has been the Chief Financial Officer of the Company since July 2020. Ms. Man currently serves as Chief Financial Officer of Uranium Royalty Corp., a uranium royalty company listed on the TSX Venture Exchange, a position she has held since 2018, and also served as the Vice President, Finance and Control of SAIS Limited (formerly Sarment Holding Limited) from June to November of 2018. Recent prior roles include Chief Financial Officer of Jien International Investment Limited, a private nickel and copper producer, from May 2014 until August 2018. From 2010 to 2013, Ms. Man was an audit partner with Ernst & Young LLP in Vancouver. She is also a Chartered Professional Accountant in Canada, and a Certified Public Accountant in both Washington State and Hong Kong. Ms. Man holds a Bachelor of Business Administration from Simon Fraser University and a Master of Business Administration from the University of British Columbia.

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John W. Griffith, Chief Development Officer

Mr. Griffith has been the Chief Development Officer of the Company since September 2020. Mr. Griffith is a former Managing Director and the Head of Americas Metals & Mining Investment Banking for Bank of America, where he worked from 2006 to May 2020. He brings nearly 30 years of financial services sector experience spanning three continents, including 26 years of global investment banking expertise. He has advised senior management and executive board members in M&A, capital markets, investor relations, risk management and general advisory in the global mining industry. Mr. Griffith’s global landmark transaction was representing Goldcorp Inc. in its merger with Newmont Mining in 2019. Mr. Griffith holds a Bachelor of Commerce from the University of Cape Town.

Samuel Mah, Vice President, Evaluations

Mr. Mah has over 24 years of experience in the mining industry comprised of a unique blend of senior and junior producers including working for SSR Mining, Great Panther Mining, Goldcorp and Placer Dome (now Barrick Gold) and mine consulting firms: AMEC Americas and SRK Consulting, and the first metal streaming company, Silver Wheaton (now Wheaton Precious Metals). He has been Vice-President, Evaluations of the Company since July 2021. He also serves as Director, Engineering Services of Gold Mining since July 2021. Prior thereto, he served as Director, Mining Planning of SSR Mining Inc. from 2019 to July 2021, Vice President, Technical Services of Great Panther Silver Limited from September 2018 to 2019, Senior Director, Project Evaluations of Silver Wheaton from 2012 to 2016 and Director, Engineering of Silver Wheaton from 2008 to 2012. Over the past decade, Mr. Mah has leveraged his experience gained from conducting the technical appraisal and due diligence reviews for over 350 projects and mines across 43 countries to improve his track record of M&A success. Mr. Mah is a Registered Professional Engineer and holds a Bachelor of Applied Science in Mining and Mineral Process Engineering, and a Master of Applied Science degree, both from the University of British Columbia.

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Directors

Warren Gilman

Mr. Gilman has served as a director of the Company since August 12, 2020 and serves as our independent lead director. Mr. Gilman is the Founder, Chairman and Chief Executive Officer of TSX Venture Exchange listed Queen’s Road Capital Investment Ltd., a leading financier to the global resource sector. From 2011 to 2019, Mr. Gilman was the Chairman and Chief Executive Officer of CEF Holdings Ltd. (“CEF”), a global mining investment company owned 50% by the Canadian Imperial Bank of Commerce (“CIBC”) and 50% by CK Hutchison Holdings Ltd., the Hong Kong listed flagship company of Mr. Li Ka-shing. Prior to joining CEF, Mr. Gilman was the Vice Chairman of CIBC World Markets Inc., the investment banking subsidiary of CIBC. He was previously the Managing Director and Head of the Asia Pacific Region at CIBC for 10 years, where he was responsible for all of CIBC’s activities across Asia. Mr. Gilman, a mining engineer, also co-founded CIBC’s Global Mining Group. During his 26 years with CIBC, he ran the mining teams in Canada, Australia and Asia and worked in its Toronto, Sydney, Perth, Shanghai and Hong Kong offices. Mr. Gilman has also acted as advisor to the largest mining companies in the world, including BHP, Rio Tinto, Anglo American, Noranda, Falconbridge, Sumitomo Corporation, China Minmetals, Jinchuan and Zijin, and has been responsible for some of the largest equity capital markets financings in Canadian mining history. He obtained a Bachelor of Science in mining engineering from Queen’s University and an MBA from the Ivey Business School at Western University. Mr. Gilman is Chairman of the International Advisory Board of Western University and a member of the Dean’s Advisory board of Laurentian University.

Amir Adnani

Mr. Adnani has served as a director of the Company since November 20, 2020. Mr. Adnani is a founder and serves as the President and Chief Executive Officer of Uranium Energy Corp., positions he has held since 2005. At Uranium Energy Corp., he advanced the company from concept to U.S. production in its first five years. Mr. Adnani is the founder and since 2010 has served as the Chairman of GoldMining, a publicly-listed gold resources acquisition and development company with a sizeable portfolio of gold projects across the Americas. Mr. Adnani is also the Chairman of Uranium Royalty Corp., a publicly-listed uranium royalty and streaming company. Mr. Adnani holds a Bachelor of Science degree from the University of British Columbia and was a director of the university’s Alumni Association from 2015 to 2021.

Garnet Dawson

Mr. Dawson has been a director of the Company since June 2020. Since May 2018, Mr. Dawson has been a director of GoldMining, which is listed on the Toronto Stock Exchange (the “TSX”) and NYSE American and was the Chief Executive Officer of GoldMining from December 2014 to April 2021. Mr. Dawson has over 35 years of experience in the exploration and mining business working with senior and junior mining companies in the Americas, Europe, Africa and China. He has held executive and directorship roles with several Canadian mining companies working internationally. Mr. Dawson is a registered Professional Geologist with the Association of Professional Engineers and Geoscientists of British Columbia and holds a Bachelor of Science degree in Geology from the University of Manitoba and a Master of Science degree in Economic Geology from the University of British Columbia. Mr. Dawson will not be standing for election at the Company’s upcoming annual general meeting to be held in February 2021.

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Ken Robertson

Mr. Robertson has served as a director of the Company since November 20, 2020. Mr. Robertson was previously a partner and Global Mining & Metals Group Leader with Ernst & Young LLP (“EY”) from 1979 to 2015. During his career at EY in Canada and the United Kingdom, Mr. Robertson developed extensive experience in initial public offerings, financings, governance and securities regulatory compliance. Mr. Robertson is a Chartered Professional Accountant. Mr. Robertson serves as a director of Avcorp Industries Inc. (“Avcorp”), a public company listed on the Toronto Stock Exchange since June 2017 and as a director of Mountain Province Diamonds Inc., a public company listed on the Toronto Stock Exchange since June 2020. Mr. Robertson holds a Bachelor of Commerce degree from McMaster University and the ICD.D designation from the Institute of Corporate Directors.

Alan Hair

Mr. Hair has served as a director of the Company since November 20, 2020. Mr. Hair is a mineral engineer and senior executive with nearly forty years of international experience in the mining and metals industry. Mr. Hair is the former President and Chief Executive Officer of Hudbay Minerals Inc., a public company he joined in 1996 as a Senior Operations Manager and at which he served in a series of progressively senior roles culminating in the position of President and Chief Executive Officer from 2016 to July 2019. During his tenure at Hudbay, Mr. Hair oversaw the successful acquisition, construction, and development of the Constancia Mine in Peru. Mr. Hair serves as a director of Great Panther Mining Limited, a public company listed on the Toronto Stock Exchange and the NYSE American since April 2020 and as a director of Bear Creek Mining Corporation, a public company listed on the TSX Venture Exchange since September 2019. Mr. Hair holds a Bachelor of Science degree in Mineral Engineering from the University of Leeds and the ICD.D designation from the Institute of Corporate Directors.

Trey Wasser

Mr. Wasser was previously the President, CEO and Director of Ely prior to its acquisition by Gold Royalty Corp in August 2021 and is also the President and Director of Research for Pilot Point Partners LLC. Prior to Ely, Mr. Wasser specialized in equity and debt restructuring and cash management over 30 years of experience in brokerage and venture capital with Merrill Lynch, Kidder Peabody and Paine Webber. Mr. Wasser will not be standing for election at the Company’s upcoming annual general meeting to be held in February 2021.

Glenn Mullan

Mr. Mullan has served as a director of the Company since November 5, 2021. Mr. Mullan is a geologist with over 40 years of mining and mineral exploration experience. Mr. Mullan serves as the President, Chief Executive Officer, Chairman and a director of Val-d’Or Mining Corporation, as the President, Chief Executive Officer and a director of Cleghorn Minerals Ltd., as Executive Chairman and a director of International Prospect Ventures Ltd., and as a director of Azimut Exploration Inc., all junior natural resource issuers listed on the TSX Venture Exchange. Mr. Mullan previously served as the President, Chief Executive Officer and Chairman of Golden Valley Mines and Royalties Ltd. from August 2000 to November 2021, when it was acquired by Gold Royalty. Mr. Mullan is also a past President of the Prospectors and Developers Association of Canada (PDAC). Mr. Mullan received a Bachelor of Science in Geology from Concordia University in Montréal, Québec, in May 1992 and a P.Geol. designation from the Order des géologues du Québec in September 2002. Mr. Mullan holds the ICD.D designation from the Institute of Corporate Directors.

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B. Compensation

Introduction

This compensation discussion and analysis (“CD&A”) provides information on our executive compensation programs. It discusses key objectives, policies, elements and designs of our executive compensation program and the considerations and reasons driving the Compensation Committee’s decisions on compensation for our NEOs (as defined hereinafter) for fiscal 2021.

The following information is presented in accordance with Canadian National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) and Form 51-102F6 – Statement of Executive Compensation, and sets forth the total compensation for services in all capacities to the Company and its subsidiaries in respect of the individuals comprised of the Chief Executive Officer, the Chief Financial Officer and the other executive officers of the Company, including its subsidiaries, whose individual total compensation for the most recently completed financial year exceeded C$150,000, and any individual who would have satisfied these criteria but for the fact that the individual was not serving as an executive officer of the Company or its subsidiaries at the end of the most recently completed financial year (together, the “Named Executive Officers” or “NEOs”).

Compensation Philosophy and Objectives

The objective of the executive compensation philosophy at Gold Royalty is to attract, motivate, retain and reward a knowledgeable and driven management team and to encourage them to attain and exceed performance expectations. The Company’s compensation program is based on a pay-for-performance philosophy in which assessment of performance is based on the Company’s performance as well as individual contributions. The compensation program is designed to reward NEOs based on corporate and individual performance and is also designed to incent such NEOs to drive the organization’s short and long-term growth in a sustainable and prudent manner.

The following key principles guide the Company’s overall compensation philosophy:

●	attract, retain, motivate and engage high caliber talent whose expertise, skills and performance are critical to the Company’s success;
●	align employee interests with the business and strategic objectives of Gold Royalty;
●	focus employees on the key business factors that will drive shareholder value;
●	align compensation with Gold Royalty’s corporate strategy and financial interests as well as the long-term interests of Gold Royalty shareholders; and
●	compensation should be fair and reasonable to shareholders and be set with reference to the local market and similar positions in comparable companies.

When determining individual compensation levels for the Company’s NEOs, the Compensation Committee considers a variety of factors including the overall financial and operating performance of the Company, each NEO’s individual performance and contributions towards meeting corporate objectives and each NEO’s level of responsibility and length of service. At the end of each year, the Compensation Committee reviews actual performance against corporate objectives. For further information, see “- Short-Term Incentives”.

Gold Royalty maintains a compensation peer group (the “Peer Group”) to provide competitive market context on pay levels, mix and design practices. The Peer Group is reviewed annually by the Compensation Committee to ensure it continues to reflect our size, business and geography. In the Company’s inaugural trading year, the Compensation Committee initially positioned base salary levels towards the 25th percentile of the Peer Group, in order to reflect the early stages of the organization at the time of the IPO. Our objective is to generally target base salary between the 25th and 50th percentile of the Peer Group, and incentive compensation between the 50th and 75th percentile of the Peer Group. For more information, see “- The Peer Group”.

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Elements of Compensation

It is the compensation philosophy of the Company to provide a market-based mix of base salaries, short-term incentives in the form of bonuses, and long term equity incentives. We seek to accomplish our executive compensation objectives through an appropriate mix of fixed and at-risk, variable pay by providing a percentage of our NEOs’ total compensation opportunity in the form of equity compensation and by ensuring that a significant portion of our NEOs’ total pay is in the form of performance-based or at-risk compensation. Generally, senior executives with more ability to directly influence overall business performance have a greater proportion of variable, performance-based pay at risk, and overall compensation provided through long-term incentives and equity incentive programs.

For fiscal 2021, our compensation consisted primarily of the following components:

●	annual base salary;
●	short-term incentives;
●	long-term equity incentives under our 2017 Equity Incentive Plan (the “LTIP”), as appropriate. For fiscal 2021, the Company made Option grants in connection with its IPO and, as such, this component was not considered as part of post-IPO compensation mix for the year; and
●	employee benefits, as appropriate.

Each element of compensation is discussed in more detail below.

Annual and Short-Term Compensation

Base Salary

Base salary is a fixed element of compensation of an NEO’s annual compensation and is used to determine other elements of compensation such as incentive award levels and benefits. They are determined by each NEO’s experience, expertise, performance and expected contribution to Gold Royalty with reference to relevant industry studies and market data. Salaries are generally targeted at the median of the Peer Group, and as a result, salaries may be increased as required based on overall responsibilities, individual contribution and any increase in the employee’s role within Gold Royalty or based on changes in the overall marketplace.

Short-Term Incentive Program (“STIP”)

The STIP is a variable component of the compensation program intended to reward eligible employees for achieving annual corporate performance against stated objectives and an employee’s individual progress which aid in achieving long-term value for the Company. STIP opportunity levels will vary by employee level, role and responsibilities, but will also be reflective of market practice for organizations of similar size, scope and complexity.

Performance measures and targets for STIPs are both quantitative and qualitative in nature with performance measured based on corporate and individual progress performance measures. To ensure a pay-for-performance culture and affordability to Gold Royalty, STIP payments will only be made if certain minimum performance levels and progress review results are achieved. For more information, see “- Short-Term Incentives”.

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Long-Term Compensation

Long Term Incentive Plan

Long-term compensation is awarded pursuant to the Company’s LTIP. Long-term compensation was granted to the NEOs in the form of option awards under the LTIP (the “Options”) during fiscal 2021 in connection with, and following the Company’s IPO. In fiscal 2022, the LTIP will formally be considered a key component of the compensation mix.

The LTIP’s objective is to drive and reward long-term shareholder value creation and to retain executives. Awards under the LTIP are generally based upon the long-term financial and operating expectations of the board of directors of the Company (the “Board”) and management and the contribution an executive officer is expected to make in the future in achieving such expectations. LTIP compensation is a variable component of compensation intended to reward NEOs for their success in achieving sustained, long-term profitability and increases in stock value. Typically, the Compensation Committee will grant awards at the beginning of each fiscal year for the applicable fiscal year. LTIP awards are generally granted in the form of Options and restricted share units (“RSUs”). It is anticipated that Options and RSUs will be granted in an equal mix.

Options are intended to assist Gold Royalty in attracting critical talent to drive shareholder value over the long run. Options are granted according to the specific level of responsibility of the particular employee, and the number of Options for each level of responsibility is determined by the Compensation Committee. Consideration is made to historical grants made to the employee and the number of Options outstanding when determining whether future grants should be made. Option awards seek to align the interests of management with the interests of the Company’s shareholders through the possible increases in the value of the Shares over time and longer-term vesting schedules. Options will vest as to 25% immediately and on each day which is six, twelve and eighteen months from the date of grant, and will have a five-year expiry term.

Time and performance-based Options and RSUs are a variable component of compensation designed to reward the Company’s NEOs for maximizing operating performance, while concurrently rewarding the Company’s NEOs for their success in achieving sustained, long-term shareholder value.

Employee Benefits

The primary purpose of providing benefits to employees is to attract and retain key talent and personnel required to operate and manage the Company in an effective and successful manner. Gold Royalty executives generally participate in the same broad-based health insurance and benefit plans made available to other employees in Canada. In general, benefits are not intended to make-up a large portion of an executive’s total compensation package, as the philosophy of Gold Royalty is to reward executives primarily through a performance-driven total compensation package.

The Peer Group

The Compensation Committee believes that it is appropriate to establish compensation levels comparable to similar companies. Accordingly, the Company maintains a Peer Group to provide competitive market context on pay levels, mix and design practices. The Peer Group is reviewed each year by the Compensation Committee to ensure it continues to appropriately reflect our size, operation and geography.

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The Peer Group is developed based on companies that meet the following criteria:

●	companies of a similar size to Gold Royalty (0.25 to 4 times), primarily from a total revenue perspective, but also considering other factors such as market capitalization;
●	companies who belong to similar industry segments as Gold Royalty (i.e. mining, royalty and streaming related segments);
●	companies with a similar business strategy and scope of operations to Gold Royalty; and
●	publicly traded companies on major Canadian and American exchanges.

The approach used in selecting an appropriate peer group ensures that NEOs are being benchmarked against positions that require similar skill sets and experiences.

As a result of the above listed parameters, the Compensation Committee adopted the following Peer Group for the purposes of benchmarking and determining salaries and short and long-term incentives in respect of the 2021 fiscal year.

2021 Peer Group
● Abitibi Royalties Inc. ● Altius Minerals Corp. ● Ely Gold Royalties Inc. ● EMX Royalty Corp.	● Gold Resource Corp. ● Golden Minerals Co. ● Golden Star Resources Ltd. ● Maverix Metals Inc.	● Metalla Royalty & Streaming Ltd. ● Nomad Royalty Company Ltd. ● Perpetua Resources Corp. ● Vista Gold Corp.

During the 2021 calendar year, Gold Royalty acquired Abitibi and Ely.

Positioning Relative to the Peer Group

Gold Royalty considers the Peer Group’s compensation, size, structure, operational scope and geography when arriving at the appropriate NEO compensation levels and structure.

In arriving at a targeted total compensation package for fiscal 2021, the Compensation Committee generally recommended to the Board that NEOs receive (i) base salaries that are typically targeted between the 25th to 50th percentile of the Peer Group, and (ii) long-term incentive and bonus compensation that are typically targeted between the 50th to 75th percentile of the Peer Group, with the 75th percentile for cases of superior performance.

Target Pay Mix

Our compensation programs include a mix of fixed and at-risk pay, awarded as a combination of cash and equity-based compensation. The majority of our NEO’s target compensation is variable at-risk pay that is dependent on performance relative to Board-approved goals and metrics, as well as share price performance.

The Company places a greater emphasis on long-term, at-risk, share-based compensation with such compensation in fiscal 2021 comprising 67% of targeted total compensation for the Chairman, President and Chief Executive Officer, 58% of targeted total compensation for the Chief Financial Officer, and approximately 55% of targeted total compensation for the other NEOs.

Short-Term Incentives

STIPs are a variable, at-risk component of compensation and have the objective of motivating the executive officers to achieve corporate objectives over a one-year period. Our NEOs participate in the STIP, which rewards NEOs for performance based upon the achievement of pre-determined corporate-wide financial and strategic performance measures.

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STIP performance measures, weightings and targets are determined on an annual basis based on the business strategy and operating plans of the Company. Performance objectives are typically a blend of quantitative and qualitative measures. The STIP focuses on the achievement of corporate performance.

STIP targets are expressed as a percentage of base salary, with actual payouts based on a performance multiplier dependent on corporate performance. The Compensation Committee has established target awards for each of the executive officers based on a percentage of their base salaries (each, a “Target Award”). The performance multiplier achieved can range between 0% and 150% of target. The Compensation Committee considers the breadth, scope and complexity of each executive officer’s role, internal equity and whether the executive officer’s incentive compensation is competitive relative to similarly situated executives in the Company’s Peer Group to determine Target Awards.

Below is an illustrative STIP payment formula.

Target STIP Payments and Performance Weighting

The table below outlines NEO STIP targets expressed as a percentage of base salary along with the corresponding corporate performance weightings. These weightings vary across the Company, with corporate performance having a higher weighting for more senior employees and executives.

			2021 STIP Target		Performance Weighting
Named Executive Officer	2021 Base (C$)		% of Salary	C$	Corporate
David Garofalo Chairman, Chief Executive Officer and President	300,000		60%	180,000	100%
Josephine Man Chief Financial Officer	90,000	(1)	35%	63,000	100%
John Griffith Chief Development Officer	200,000		60%	120,000	100%
Samuel Mah Vice President, Evaluations	200,000		40%	80,000	100%

Note:

(1)	Ms. Man’s salary of C$90,000 is based on the salary received for the year ended September 30, 2021 for services provided on a part-time basis, and is based on a pro-rated full time base salary of C$180,000.

Corporate Performance Scorecard

The Board, upon recommendation from the Compensation Committee, adopts a performance scorecard that sets out key performance criteria to guide and motivate executives to execute on our strategy. At the end of the year, the Compensation Committee assesses actual performance against each criterion, and recommends to the Board an aggregate corporate performance score between 0% to 150% of target. The Board may, in its sole discretion, exercise its informed judgment in making final executive compensation decisions and adjust the calculated performance score, as appropriate, to better reflect performance.

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The performance criteria are selected to align with our strategic direction, and are based on six key performance categories critical to Gold Royalty’s success in delivering shareholder value, which are assessed against specific and measurable key performance indicators.

The Compensation Committee selected key performance indicators within a balanced scorecard and, subsequent to the financial year ended September 30, 2021, evaluated corporate performance achieved against the scorecard. Upon this review, the Compensation Committee and Board determined to award each of the executive officers a breakthrough payout equivalent to 150% of their Target Award. The payout opportunity for each of the executive officers was capped at 150% of their Target Award.

The scorecard for the financial year ended September 30, 2021 is set forth below.

		Performance Criteria
Performance Measure	Weight	Threshold (50% of Target Award)	Target (100% of Target Award)	Breakthrough (150% of Target Award)	Result	Payout
Asset Portfolio Growth	30%	Acquisition of assets and companies that increase various per share metrics, including attributable gold equivalent ounce production, attributable reserves and resources, cash flow, total assets and organic growth from existing assets			Royalty Assets: increased from 18 to 191(1)	Breakthrough
Portfolio Performance	5%	Maintain low general and administrative (“G&A”) costs while assisting partner operators with the de-risking process on their assets			G&A: Maintained relatively low G&A in proportion to corporate activities	Breakthrough
Share Price Performance	10%	Demonstrate superior total shareholder returns relative to Peer Group			Relative TSR: Outperformed Peer Group	Breakthrough
Market Profile	15%	Improve trading liquidity over time through marketing efforts and share issuance for accretive transactions and broadening of equity research coverage			Average Daily Trading Value: $2.4 million	Breakthrough
Financing	25%	IPO with at least $30 million raised			IPO: Raised $90 million	Breakthrough
Organizational Development	15%	All key roles to be filled in company positions to evaluate and execute on major transactions; implementation of all key policies and procedures including Board and committee charters, compensation practices and authorization policies			Completed	Breakthrough

Note:

(1)	Royalty assets increased to 191 after giving effect to the Company’s acquisition of Abitibi Royalties Inc. and Golden Valley Mines and Royalties Ltd., which acquisition was announced during the fiscal year ended September 30, 2021, and completed subsequent thereto on November 5, 2021.

The STIP awards paid to our executive officers for the financial year ended September 30, 2021 were as follows:

			2021 STIP Target		Performance
Named Executive Officer	Base Salary (C$)		% of Base Salary	C$	Corporate	2021 STIP Payout (C$)		% of Target
David Garofalo Chairman, Chief Executive Officer and President	300,000		60%	180,000	100% x 150%	270,000		150%
Josephine Man Chief Financial Officer	90,000	(1)	35%	63,000	100% x 150%	94,500		150%
John Griffith Chief Development Officer	200,000		60%	120,000	100% x 150%	180,000		150%
Samuel Mah Vice President, Evaluations	200,000		40%	80,000	100% x 150%	60,000	(2)	150%

Notes:

(1)	Ms. Man’s salary of C$90,000 is based on the salary received for the year ended September 30, 2021 for services provided on a part-time basis, and is based on a pro-rated full time base salary of C$180,000.
(2)	This amount represents the award actually received, and would be equivalent to C$120,000 on a pro-rated basis.

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The Compensation Committee selected the following key performance indicators on the belief that these performance indicators were aligned with our corporate strategy and could be impacted by our executives.

Asset Portfolio Growth: The Compensation Committee selected this metric based on the belief that the acquisition of assets and companies that increase various per share metrics, including attributable gold equivalent ounce production, attributable reserves and resources, cash flow, total assets and organic growth from existing assets is an important objective of our strategy and measure of growth and performance. The result was a breakthrough payout of 150%. As of September 30, 2021, all key portfolio metrics increased on a gross basis; royalty assets increased from 18 to 191 after giving effect to the Company’s acquisition of Abitibi Royalties Inc. and Golden Valley Mines and Royalties Ltd. on November 5, 2021.

Portfolio Performance: The Compensation Committee selected this metric based on the belief that maintaining low G&A costs is a good measurement of administrative cost control, which ultimately works to the benefit of shareholders. The result was a breakthrough payout of 150%. The Company maintained relatively low G&A costs in light of the level of mergers and acquisition activities conducted in the year.

Share Price Performance: The Compensation Committee selected this metric based on the belief that demonstrating superior returns aligns with shareholder interests and is a strong indicator of long-term performance. The result was a breakthrough payout of 150%. As of September 30, 2021, Gold Royalty’s relative Total Shareholder Return (“TSR”) outperformed the Peer Group by 47%. Gold Royalty’s share price was up 40%; the Peer Group was down 7% and GDXJ was down 17%.

Increase Market Profile: The Compensation Committee selected this metric based on the belief that improving trading liquidity over time and broadening equity research coverage is important to our shareholders. The result was a breakthrough payout of 150%. As of September 30, 2021, Gold Royalty’s average daily trading value is $2.4 million. In addition, during the year, research coverage was initiated on the Company by key brokerages.

Financing: The Compensation Committee selected this metric based on the belief that securing financing was significant for implementing the Company’s growth and acquisition strategy. The result was a breakthrough payout of 150%. On March 11, 2021 the Company completed its IPO of 18,000,000 units at a price of $5.00 per unit for gross proceeds of $90,000,000.

Organizational Development: The Compensation Committee selected this metric to support the Company’s commitment to strong leadership and to adopt best practice governance structures. The result was a breakthrough payout of 150%. As of September 30, 2021, all key positions are filled to enable the Company to evaluate and execute on major transactions and key policies, procedures and practices are implemented. This included filling all key executive roles and adopting a number of key governance policies.

Long-Term Incentives

In connection with, and following the Company’s IPO, the Company granted an aggregate of 1,155,000 Options to the NEOs pursuant to the LTIP as follows:

Named Executive Officer	Options Granted
David Garofalo Chairman, Chief Executive Officer and President	600,000
Josephine Man Chief Financial Officer	180,000
John Griffith Chief Development Officer	275,000
Samuel Mah Vice President, Evaluations	100,000

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In addition, prior to the Company’s IPO, the Company granted an aggregate of 1,500,000 performance-based restricted shares pursuant to the Legacy Incentive Plan (the “Restricted Shares”) to certain officers and directors of the Company and GoldMining Inc. For more information, see “- Legacy Incentive Plan”.

Such equity grants were not considered to be part of the compensation mix at the time of grant and accordingly, not considered to be formally part of the NEO’s compensation structure and mix for fiscal 2021. However, long-term incentives have been formally adopted by the Board to form a part of the NEO compensation mix for fiscal 2022.

Anticipated Changes to Compensation Policies and Practices

For fiscal 2022, the Compensation Committee and Board have specifically added long-term compensation to the Company’s compensation mix to better align with the Company’s growth and to promote long-term motivation and retention of our executives. The Company believes that long-term incentive components of compensation will serve to align the interests of management with the interests of the Company’s shareholders. Accordingly, for fiscal 2022, our compensation will consist primarily of the following components:

●	annual base salary;
●	STIP, where eligible;
●	long-term incentives, where eligible; and
●	employee benefits, as appropriate.

As a result of the addition of long-term incentive awards to the compensation mix, the target total direct compensation of the NEOs for fiscal 2022 is anticipated to be as follows:

Named Executive	Base Salary (C$’000s)	STIP Opportunity (% of Base Salary)	Total Cash (C$’000s)	LTIP Opportunity (% of Base Salary)		Total Direct (C$’000s)	Total Direct Position Relative to Peer
Officer	Target	Target	Target	Options	RSUs	Target	Group
David Garofalo Chairman, Chief Executive Officer and President	450	60%	720	35	35	1,035	50th-75th percentile
Josephine Man Chief Financial Officer	290	40%	406	30	30	580	50th-75th percentile
John Griffith Chief Development Officer	290	60%	464	30	30	638	50th-75th percentile
Samuel Mah Vice President, Evaluations	280	40%	392	30	30	560	50th-75th percentile

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In addition to the foregoing, as a result of the growth of the Company during fiscal 2021, the Compensation Committee has adjusted the Company’s Peer Group for fiscal 2022 as follows (the “2022 Peer Group”):

2022 Peer Group
● Altius Minerals Corp. ● EMX Royalty Corp. ● Gold Resource Corp. ● Golden Minerals Co.	● Golden Star Resources Ltd. ● Maverix Metals Inc. ● Metalla Royalty & Streaming Ltd.	● Nomad Royalty Company Ltd. ● Perpetua Resources Corp. ● Vista Gold Corp.

Compensation Consultants

The Company retained Global Governance Advisors (“GGA”) as independent compensation consultants for the financial year ended September 30, 2021 in April 2021 to assist in determining compensation for the Company’s directors and NEOs. GGA’s mandate included providing advice on the competitiveness and appropriateness of Gold Royalty’s compensation program for its NEOs and members of the Board, as required. In 2021, GGA provided the following services to Gold Royalty:

●	reviewed NEO compensation market competitiveness in terms of structure and pay levels for fiscal 2021; and
●	reviewed non-executive director compensation.

The Compensation Committee will agree annually and on an as-needed basis, with input from management and GGA, on the work to be undertaken by the consultant for the Compensation Committee and the fees for such work. GGA reports directly to the Chair of the Compensation Committee.

Compensation Consulting Fees

Global Governance Advisors	2021 Fees (C$)
Executive compensation-related fees	32,476
All Other fees	Nil

Executive Compensation Clawback Policy

The Board has adopted a clawback policy pursuant to which incentive compensation paid by the Company to an executive may be clawed back if such compensation was predicated upon the achievement of financial results that were the product of erroneous data or material noncompliance of the Company with any financial reporting requirement which subsequently requires the Company to prepare a financial restatement. The clawback period is limited to the three-year period preceding the date on which the Company is required to prepare the accounting restatement. In the event that the Board determines that an executive has engaged in fraud or has otherwise intentionally violated the Company’s rules or applicable law which contributed to the restatement, the Board may claw back 100% of such person’s incentive compensation.

Compensation Risk Management

The Company has taken steps to ensure its executive compensation program does not incent inappropriate risks. Some of the risk management initiatives currently employed by the Company are as follows:

●	appointing a Compensation Committee comprised of all independent directors to oversee the executive compensation program;
●	use of discretion in adjusting any bonus payments up or down as the Compensation Committee deems appropriate and recommends;
●	established a capped bonus plan design; and
●	the adoption of a clawback policy which allows certain incentive compensation paid by the Company to an executive to be clawed back if such compensation was based on the achievement of financial results that were a result of erroneous data or material noncompliance of the Company with any financial reporting requirements.

All of Gold Royalty’s executives, other employees and directors are subject to Gold Royalty’s insider trading policy, which prohibits trading in Gold Royalty’s securities while in possession of undisclosed material information about Gold Royalty. Under this policy, such individuals are also prohibited from active trading or short-term speculation involving Gold Royalty’s securities, including short sales, puts and calls. Furthermore, Gold Royalty permits executives to trade in its securities only during prescribed trading windows.

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Summary Compensation Table

The following table sets forth all compensation paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by the Company to each NEO, in any capacity, for the financial year ended September 30, 2021.

						Non-equity Incentive Plan Compensation ($)
Name and Principal Position	Year	Salary(1) ($)	Share-based Awards(2) ($)		Option-based Awards(3) ($)	Annual Incentive Plans(4)	Long-term Incentive Plans	All Other Compensation ($)	Total Compensation ($)
David Garofalo(5) Chairman, Chief Executive Officer and President	2021	179,555	182,541	(6)	617,520	212,895	—	—	1,192,511
Josephine Man(7) Chief Financial Officer	2021	65,825	—		185,256	74,513	—	—	325,594
John Griffith(8) Chief Development Officer	2021	143,685	—		283,030	141,930	—	—	568,645
Samuel Mah(9) Vice President, Evaluations	2021	39,711	—		126,917	47,310	—	—	213,938

Notes:

(1)	Pursuant to their respective employment agreements, salary paid to Mr. Garofalo, Ms. Man, Mr. Griffith and Mr. Mah are in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based on the exchange rate of $0.7977 per Canadian dollar, being the weighted average exchange rate for the applicable period. Effective January 1, 2021, Mr. Garofalo’s salary was set at C$300,000 per year, Ms. Man’s salary was increased from C$60,000 to C$90,000 per year and Mr. Griffith’s salary was increased from C$120,000 to C$200,000 per year. Effective July 1, 2021, Mr. Mah’s salary was set at C$200,000 per year.
(2)	These amounts represent the aggregate grant date fair value of Restricted Shares. The grant date fair market value for each Restricted Share is $0.456353 per share. The fair value is calculated based on the net assets of the Company at the time of the grant on October 19, 2021, the proportion of Restricted Shares in total Shares and expected possibility that vesting conditions will be met, adjusted for minority shareholder discount and liquidity discount.
(3)	These amounts represent the aggregate grant date fair value of Options, which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the Options granted on March 7, 2021: exercise price: $5.00; expected risk free interest rate: 0.32%; expected annual volatility: 37%; expected life in years: 3.0; expected annual dividend yield: 0%; and Black-Scholes value: $1.0292. The following assumptions were used to value the Options granted on August 25, 2021: exercise price: $4.85; expected risk free interest rate: 0.56%; expected annual volatility: 39%; expected life in years: 2.9; expected annual dividend yield: 0%; and Black-Scholes value: $1.2692.
(4)	Amounts in this column are paid as annual cash bonuses in respect of the financial year noted and were paid pursuant to the STIP described under “- Elements of Compensation”. These payments were made on November 25, 2021 of the following financial year. Amounts paid to each of the NEOs are in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based on the exchange rate of $0.7885, being the exchange rate as of September 30, 2021.
(5)	Mr. Garofalo was appointed as Chairman, Chief Executive Officer and President effective August 1, 2020.
(6)	In October 2020, Gold Royalty issued 400,000 performance-based Restricted Shares to Mr. Garofalo. 133,333 of these Restricted Shares have vested and are no longer subject to such restrictions as a result of the satisfaction of a condition resulting from completion of the IPO. 266,667 Restricted Shares are subject to certain conditions. See “- Legacy Incentive Plan” for more information.
(7)	Ms. Man was appointed as Chief Financial Officer effective July 31, 2020.
(8)	Mr. Griffith was appointed as Chief Development Officer effective September 8, 2020.
(9)	Mr. Mah was appointed as Vice President, Evaluations effective July 1, 2021.

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Performance Graph

The Company listed its Shares on the NYSE American on March 9, 2021. The following graph compares the total cumulative return for a Shareholder who invested C$100 in Shares of the Company commencing from March 9, 2021, being the date the Company’s Shares commenced trading on the NYSE American, to the end of the most recently completed financial year ended September 30, 2021 with, for the same period: (i) the cumulative total return of the Russell 2000 Index; (ii) the cumulative total return of the VanEck Junior Gold Miners ETF (“GDXJ”); and (iii) the cumulative total return of the Company’s Peer Group comprised of Abitibi Royalties Inc., Altius Minerals Corp., EMX Royalty Corp., Gold Resource Corp., Golden Minerals Co., Golden Star Resources Ltd., Maverix Metals Inc., Metalla Royalty & Streaming Ltd., Nomad Royalty Company Ltd., Perpetua Resources Corp. and Vista Gold Corp. Ely was acquired by Gold Royalty in the period and, therefore, has been excluded from the below graph.

The compensation of our executive officers is generally linked to initiatives completed year-over-year and our financial performance. Trends in our returns to Shareholders are not generally determinative of total compensation to our NEOs.

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Outstanding Share-based Awards and Option-based Awards for NEOs

The following table states the name of each NEO and Option-based and Share-based awards outstanding as of the financial year ended September 30, 2021.

	Option-based Awards(1)				Share-based Awards(2)
Name and Principal Position	Number of Securities Underlying Unexercised Options(3) (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options(4) ($)	Number of Shares or Units of Shares That Have Not Vested(5) (#)	Market or Payout Value of Share-based Awards That Have Not Vested(4) ($)	Market or Payout Value of Vested Share-based Awards Not Paid Out or Distributed ($)
David Garofalo Chairman, Chief Executive Officer and President	600,000	5.00	07-Mar-26	-	266,667	1,333,335	-
Josephine Man Chief Financial Officer	180,000	5.00	07-Mar-26	-	-	-	-
John Griffith Chief Development Officer	275,000	5.00	07-Mar-26	-	-	-	-
Samuel Mah Vice President, Evaluations	100,000	4.85	25-Aug-26	15,000	-	-	-

Notes:

(1)	Options expiring on March 7, 2026 were granted on March 7, 2021, and vest as to 25% immediately and on each day which is 6, 12 and 18 months from the date of grant. Options expiring on August 25, 2026 were granted on August 25, 2021, and vest as to 25% immediately and on each day which is 6, 12 and 18 months from the date of grant. As at September 30, 2021, 300,000 Options held by Mr. Garofalo have vested, 90,000 Options held by Ms. Man have vested, 137,500 Options held by Mr. Griffith have vested, and 25,000 Options held by Mr. Mah have vested.
(2)	The Share-based Awards consist of performance-based Restricted Shares. Each Restricted Share entitles the holder to receive one common share upon certain conditions being met. Please see “- Legacy Incentive Plan” for more information.
(3)	Each Option entitles the holder to one common share upon exercise.
(4)	The value shown is based on the closing price of the Shares on September 30, 2021, being $5.00 per Share.
(5)	In October 2020, Gold Royalty issued 400,000 performance-based Restricted Shares to Mr. Garofalo. 133,333 of these Restricted Shares have vested and are no longer subject to such restrictions as a result of underlying conditions being met in the year ended September 30, 2021. 266,667 Restricted Shares remain subject to certain conditions. See “- Legacy Incentive Plan” for more information.

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Incentive Plan Awards - Value Vested or Earned During the Year for NEOs

The table below discloses the aggregate dollar value that would have been realized by a NEO if Options under Option-based awards had been exercised on the vesting date, as well as the aggregate dollar value realized upon vesting of Share-based awards by a NEO.

Name and Principal Position	Option-based Awards – Value Vested During the Year(1) ($)	Share-based Awards – Value Vested During the Year(2) ($)		Non-equity Incentive Plan Compensation - Value Earned During the Year(3) ($)
David Garofalo Chairman, Chief Executive Officer and President	-	629,332	(4)	212,895
Josephine Man Chief Financial Officer	-	-		74,513
John Griffith Chief Development Officer	-	-		141,930
Samuel Mah Vice President, Evaluations	-	-		47,310

Notes:

(1)	As of September 30, 2021, 300,000, 90,000 and 137,500 Options at an exercise of $5.00 per share held by Mr. Garofalo, Ms. Man, Mr. Griffith have vested, respectively, and 25,000 Options at an exercise price of $4.85 per share held by Mr. Mah have vested. All such vested Options were out-of-the-money. Value vested during the year is calculated by subtracting the exercise price of the Option (being the market price of $5.00 for Options granted pre-IPO, or the closing price of the Company’s shares on the NYSE American on the last trading day prior to the date of grant for Options granted post-IPO) from the market price of the Company’s shares on the date the Option vested (being $5.00 for Options vesting pre-IPO, and being the closing price of the Company’s shares on the NYSE American on the vesting date for Options vesting post-IPO).
(2)	Consists of performance-based Restricted Shares, where the underlying conditions were satisfied in the year ended September 30, 2021. See “- Legacy Incentive Plan” for more information.
(3)	Amounts in this column are paid as annual cash bonuses in respect of the financial year noted. These payments were made on November 25, 2021 of the following financial year. Amounts paid to each of the NEOs are in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based on the exchange rate of $0.7885, being the exchange rate as of September 30, 2021.
(4)	Consists of 133,333 Restricted Shares which vested on March 11, 2021 at a market price of $4.72.

Pension Plan Benefits

The Company does not presently provide any defined benefit or pension plan to its directors, executive officers, employees or consultants.

Termination and Change of Control Benefits

Other than as disclosed below, the Company has not entered into any other contract, agreement, plan or arrangement that provides for payments to an NEO at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of the Company or a change in an NEO’s responsibilities.

Employment Agreements

The following is a summary description of material terms of compensation awarded to, earned by, paid or payable to our executive officers pursuant to agreements or arrangements effective as at the financial year ended September 30, 2021. The Company will be entering into new arrangements with our executive officers regarding their employment, effective January 2022. These new arrangements are on customary terms, including as to change of control and termination benefits, for similarly situated companies of our size in the royalty industry and commensurate with the position and responsibilities of our executive officers.

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Our employment agreements with members of our management include customary confidentiality and non-disclosure provisions. Such agreements include provisions limiting the ability of such individuals to solicit our employees and consultants and prohibiting the appropriation of corporate opportunities, but do not include provisions otherwise restraining such individuals’ ability to participate in competing businesses after they are no longer employed by us.

David Garofalo

On August 1, 2020, we entered into an agreement with Mr. Garofalo regarding his appointment as our Chairman, President and Chief Executive Officer. The agreement may be terminated by either party on at least 60 days’ prior written notice to the other party. If terminated by us, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The agreement may be terminated by us for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

The agreement provides that Mr. Garofalo will be eligible to participate, from time to time, in our short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with his position and responsibilities.

Pursuant to the agreement, Mr. Garofalo initially did not receive a base salary. Effective January 1, 2021, Mr. Garofalo’s salary was set at C$300,000.

Josephine Man

On November 1, 2020, we entered into an agreement with Ms. Man regarding her appointment as our Chief Financial Officer. Pursuant to the agreement, Ms. Man agreed to provide services thereunder to us on a part-time basis. The agreement may be terminated by either party on at least 30 days’ prior written notice to the other party. If terminated by us, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The agreement may be terminated by us for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

Pursuant to the agreement, Ms. Man received a base salary of C$60,000 per year. Such base salary was increased to C$90,000 per year, effective January 1, 2021.

The agreement provides that Ms. Man will be eligible to participate, from time to time, in our short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with her position and responsibilities.

John Griffith

On August 31, 2020, we entered into an agreement with Mr. Griffith regarding his appointment as our Chief Development Officer effective September 8, 2020. Pursuant to the agreement, Mr. Griffith agreed to provide services thereunder to us on a full-time basis. The agreement may be terminated by either party on at least 60 days’ prior written notice to the other party. If terminated by us, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The agreement may be terminated by us for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

Pursuant to the agreement, Mr. Griffith received a base salary of C$120,000 per year. Such base salary was increased to C$200,000 per year, effective January 1, 2021.

The agreement provides that Mr. Griffith will be eligible to participate, from time to time, in our short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with his position and responsibilities.

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Samuel Mah

On June 1, 2021, we entered into an agreement with Mr. Mah regarding his appointment as our Vice President, Evaluations effective July 1, 2021. Pursuant to the agreement, Mr. Mah agreed to provide services thereunder to us on a full-time basis. The agreement may be terminated by either party on at least 60 days’ prior written notice to the other party. If terminated by us, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The agreement may be terminated by us for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

Pursuant to the agreement, Mr. Mah received a base salary of C$200,000 per year.

The agreement provides that Mr. Mah will be eligible to participate, from time to time, in our short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with his position and responsibilities.

Termination and Change of Control

As described under “Employment Agreements” above, our named executive officers are entitled to minimum notice periods in the event of termination “without cause”.

Pursuant to the Legacy Incentive Plan, unless otherwise determined by our Board, if the holder of Restricted Shares is terminated by the Company or resigns prior to the expiry of the applicable restricted period, then any Restricted Shares that have not vested at the time of such termination or resignation will automatically terminate. Pursuant to the award agreements underlying the Company’s prior grants of Restricted Shares, in the event of a change of control of the Company, any restrictions upon Restricted Shares held by a holder will immediately lapse and such Shares will be deemed vested for the purposes of the Legacy Incentive Plan and will no longer be subject to restrictions or cancellation.

For the purposes of the Legacy Incentive Plan, a “change of control” means, subject to certain exclusions, any acquisition by any person or by any person and a joint actor, whether directly or indirectly, of the Company’s voting securities (as such terms are interpreted in the Securities Act (British Columbia)), which, when added to all other voting securities at the time held by such person or by such person and a person “acting jointly or in concert” with another person, as the phrase is interpreted in Canadian National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues, totals for the first time not less than 50% of the outstanding of our voting securities or the votes attached to those securities are sufficient, if exercised, to elect a majority of our board of directors.

Assuming Mr. Garofalo’s, Ms. Man’s, Mr. Griffith’s and Mr. Mah’s employment was terminated by us without cause effective September 30, 2021, we would have been required to make a severance payment to each of them in the aggregate amount of C$50,000, C$7,500, C$33,333, and C$33,333, respectively. As of September 30, 2021, the Company did not have any arrangements with the NEOs that provided for additional payments to them in connection with a change of control of the Company.

Other than as otherwise disclosed herein, we do not have any arrangements with the NEOs that provide for payments to them for severance, termination or constructive dismissal.

New Employment Agreements Effective January 2022

The Company intends to enter into new employment agreements (the “New Employment Agreements”), which will become effective January 1, 2022, with each of the following NEOs for the provision of services by its NEOs as follows:

NEO	Position	Base Salary (C$)
David Garofalo	President and Chief Executive Officer	450,000 per year
Josephine Man	Chief Financial Officer	290,000 per year
John Griffith	Chief Development Officer	290,000 per year
Samuel Mah	Vice President, Evaluations	280,000 per year

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Each of the New Employment Agreements are expected to be on the same terms, other than the base salaries set forth above. Pursuant to the New Employment Agreements, the Company will pay each of the NEOs a base salary in the amount set forth in the table above (the “Base Salaries”), subject to annual review by the Board. Under the terms of the New Employment Agreements, each of the NEOs are entitled to participate in: (a) the Company’s LTIP, grants of awards under which are to be in amounts determined by the Board and commensurate with performance of the NEO’s position; (b) at a level commensurate with the NEO’s position, the Company’s other employee benefit, welfare and retirement plans and programs, equity plans, employee incentive plans and bonus plans provided by the Company to its senior officers; and (c) any fringe benefits of perquisites which other senior officers are entitled to receive.

Termination and Change of Control Provisions under New Employment Agreements

Termination

If an NEO’s employment is terminated for any reason under the applicable New Employment Agreement, the NEO is entitled to the following “Basic Termination Entitlements”: (a) accrued and unpaid Base Salary; (b) any earned but unpaid bonus, provided termination is not for “just cause”; and (c) reimbursement for any unreimbursed business expenses.

In the event of a termination of an NEO’s employment by the Company without “just cause” or by the NEO for “good reason”, the NEO is entitled to receive, in addition to the Basic Termination Entitlements, a “Separation Package” consisting of:

●	two times the NEO’s then-current Base Salary and two times the highest of (a) the NEO’s “target” annual bonus, if any, for the fiscal year in which such termination occurs, under an applicable short-term incentive compensation plan or other annual cash bonus plan of the Company; and (b) the average annual bonus actually received by the NEO in respect of the two immediately preceding fiscal years. This entitlement is payable in equal monthly instalments over a 24-month period; and
●	the continuation of health benefits, including medical, dental, vision, accident, disability and life insurance, until the earlier of (a) 24 months after the effective date of termination, or (b) the date the NEO becomes eligible for comparable benefits of a subsequent employer.

Change of Control

The New Employment Agreements have double trigger “change of control” provisions applicable to each of the NEOs. A “change of control” is defined under the New Employment Agreements in a customary manner, and includes:

●	direct and indirect acquisitions of more than 50% of the voting securities by third-parties (and joint actors);
●	amalgamations, arrangements, mergers, reorganizations, consolidations or other similar transactions, where the Company’s shareholders immediately prior to the transactions do not continue to hold at least 50% of the total voting power of the Company’s securities;
●	a change of a majority of the Board at any single meeting of shareholders (or by consent resolution), where such change was not previously approved by the Board; and
●	sales, leases or other dispositions of all or substantially all of the assets of the Company.

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If, within 18 months of a “change of control”, the Company terminates the NEO without “just cause” or the NEO terminates his or her employment for “good reason”, then the NEO is entitled to receive, in addition to the Basic Termination Entitlements, a “change of control” payment with generally the same terms as the Separation Package, except that the payment entitlement is payable as a single lump sum payment.

Additionally, notwithstanding the terms of the LTIP or any award agreement, in the event of a “change of control”, and immediately effective on the date of such “change of control”, all unvested options or equity awards will become fully and immediately exercisable.

Director Compensation

The objective of the director compensation philosophy at Gold Royalty is to attract, retain and reward committed and qualified directors and to align their compensation with the long-term interests of our shareholders. Compensation should thus be fair and reasonable, reflecting the time and effort required by a director, and it should also reflect the complexities, risks, skill sets and values associated with directors on the Board. The Board believes that the compensation for directors should be competitive with the compensation paid to directors of comparable companies.

The Company’s independent and non-executive directors receive an annual retainer consisting of cash and equity compensation for their annual service. The retainer compensates directors for their role on the Board, and is meant to reflect the typical schedule and workload of a director at Gold Royalty. The Company’s independent and non-executive directors receive an annual retainer and fees for service on the Board and as Chair of the Board Committees as set forth below. Directors who are employees receive no additional compensation for their service as directors. The Company’s independent and non-executive directors are reimbursed for travel and other expenses directly related to their activities as directors. In the financial year ended September 30, 2021, equity compensation was awarded to the Company’s independent and non-executive directors in the form of Options. The Options vest over 18 months.

Retainers – Board	Cash (C$)
Independent Lead Director	C$50,000
Board member(1)	C$30,000
Chair of the Audit Committee	C$15,000
Chair of the Compensation Committee	C$10,000
Chair of the Nominating and Corporate Governance Committee	C$10,000

Note:

(1)	Excludes Mr. Adnani and Mr. Wasser.

Subsequent to the financial year ended September 30, 2020, with effect from January 1, 2021, the Compensation Committee and the Board have approved annual retainers of C$50,000 for the Company’s independent lead director and C$30,000 for each director (other than directors who receive salary or fees).

During the financial year ended September 30, 2021, an ad hoc ESG & Sustainability Committee met twice. The committee was comprised of Mr. Hair, Mr. Dawson and Mr. Adnani. Mr. Hair received fees of C$10,000 for serving as chair of the ad hoc ESG & Sustainability Committee. The Company has not appointed a formal ESG & Sustainability Committee, but may consider doing so in the future.

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The following table sets forth information relating to compensation paid to the directors during the financial year ended September 30, 2021.

Name(1)	Fees Earned ($)(2)	Share-based Awards ($)(3)	Option-based Awards ($)(4)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Warren Gilman	47,310	-	257,300	-	-		304,610
Amir Adnani(5)	-	456,353	514,600	-	71,807	(6)	1,042,760
Garnet Dawson	23,655	22,818	102,920	-	-		149,393
Ken Robertson(7)	35,483	-	102,920	-	-		138,403
Alan Hair(8)	39,425	-	102,920	-	-		142,345
C.F. “Trey” Wasser(9)	-	-	-	-	15,726	(10)	15,726

Notes:

(1)	Compensation paid to Mr. Garofalo is disclosed above in the “Summary Compensation Table” and is not reported in the “Director Compensation” table of this Information Circular.
(2)	Directors’ fees are paid in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based upon an exchange rate of $0.7885 per Canadian dollar, being the exchange rate as of September 30, 2021.
(3)	These amounts represent the aggregate grant date fair value of Restricted Shares. The grant date fair market value for each Restricted Share is $0.456353 per share. In October 2020, Gold Royalty issued 1,000,000 and 50,000 performance-based Restricted Shares to Mr. Adnani and Mr. Dawson, respectively. 333,333 and 16,666 Restricted Shares issued to Mr. Adnani and Mr. Dawson, respectively, have vested and are no longer subject to such restrictions as a result of the satisfaction of a condition resulting from completion of the IPO. 666,667 and 33,334 Restricted Shares issued to Mr. Adnani and Mr. Dawson, respectively, are subject to cancellation if certain conditions are not met. See “- Legacy Incentive Plan” for more information.
(4)	For fiscal 2021, these amounts represent the aggregate grant date fair value of Options, which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the Options granted on March 7, 2021: exercise price: $5.00; expected risk free interest rate: 0.32%; expected annual volatility: 37%; expected life in years: 3.0; expected annual dividend yield: 0%; and Black-Scholes value: $1.0292. The Options vest as to 25% immediately and on each day which is 6, 12 and 18 months from the date of grant. On March 7, 2021, 250,000 Options were granted to Mr. Gilman, 500,000 Options to Mr. Adnani, 100,000 Options to Mr. Dawson, 100,000 Options to Mr. Robertson and 100,000 Options to Mr. Hair.
(5)	Mr. Adnani was appointed as a director of the Company on November 20, 2020.
(6)	Mr. Adnani does not receive director fees from the Company. Mr. Adnani, through his company, receives C$10,000 per month plus applicable taxes for his services. Amounts paid to Mr. Adnani are in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based upon an exchange rate of $0.7979 per Canadian dollar, being the weighted average exchange rate for the applicable period.
(7)	Mr. Robertson was appointed as a director of the Company on November 20, 2020.
(8)	Mr. Hair was appointed as a director of the Company on November 20, 2020.
(9)	Mr. Wasser was appointed as a director of the Company on August 23, 2021.
(10)	Mr. Wasser does not receive director fees from the Company. In lieu thereof, Mr. Wasser receives $12,500 per month.
(11)	Mr. Mullan was appointed as a director of the Company on November 5, 2021, subsequent to the financial year ended September 30, 2021.

Messrs. Gilman, Robertson and Hair served as independent directors of the Company in the financial year ended September 30, 2021.

Outstanding Share-based Awards and Option-based Awards for Directors

The following table states the name of each director and Option-based and Share-based awards outstanding as of the financial year ended September 30, 2021.

	Option-based Awards(1)				Share-based Awards(2)
Name and Principal Position	Number of Securities Underlying Unexercised Options(3) (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options(4) ($)	Number of Shares or Units of Shares That Have Not Vested(5) (#)	Market or Payout Value of Share-based Awards That Have Not Vested(4) ($)	Market or Payout Value of Vested Share-based Awards Not Paid Out or Distributed ($)
Warren Gilman Lead Director	250,000	5.00	07-Mar-26	-	-	-	-
Amir Adnani Director	500,000	5.00	07-Mar-26	-	666,667	3,333,335	-
Garnet Dawson Director	100,000	5.00	07-Mar-26	-	33,334	166,670	-
Ken Robertson Director	100,000	5.00	07-Mar-26	-	-	-	-
Alan Hair Director	100,000	5.00	07-Mar-26	-	-	-	-
C.F. “Trey” Wasser Director	-	-	-	-	-	-	-

Notes:

(1)	Options expiring on March 7, 2026 were granted on March 7, 2021, and vest as to 25% immediately and on each day which is 6, 12 and 18 months from the date of grant. As at September 30, 2021, 125,000 Options held by Mr. Gilman have vested, 250,000 Options held by Mr. Adnani have vested, 50,000 Options held by Mr. Dawson have vested, 50,000 Options held by Mr. Robertson have vested and 50,000 Options held by Mr. Hair have vested.
(2)	The Share-based Awards consist of Restricted Shares. Each Restricted Share entitles the holder to receive one common share upon certain conditions being met. See “- Legacy Incentive Plan” for more information.
(3)	Each Option entitles the holder to one common share upon exercise.
(4)	The value shown is based on the closing price of the Shares on September 30, 2021, being $5.00 per Share.
(5)	In October 2020, Gold Royalty issued 1,000,000 and 50,000 performance-based Restricted Shares to Mr. Adnani and Mr. Dawson, respectively. 333,333 and 16,666 of these Restricted Shares issued to Mr. Adnani and Mr. Dawson, respectively, have vested and are no longer subject to such restrictions as a result of the satisfaction of a condition resulting from completion of the IPO. 666,667 and 33,334 Restricted Shares issued to Mr. Adnani and Mr. Dawson, respectively, are subject to cancellation if certain conditions are not met. See “- Legacy Incentive Plan” for more information.

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Incentive Plan Awards - Value Vested or Earned During the Year for Directors

The table below discloses the aggregate dollar value that would have been realized by a director if Options under Option-based awards had been exercised on the vesting date, as well as the aggregate dollar value realized upon vesting of Share-based awards by a director.

Name and Principal Position	Option-based Awards – Value Vested During the Year(1) ($)	Share-based Awards – Value Vested During the Year ($)(2)		Non-equity Incentive Plan Compensation – Value Earned During the Year ($)
Warren Gilman Lead Director	-	-		-
Amir Adnani Director	-	1,573,332	(3)	-
Garnet Dawson Director	-	78,664	(4)	-
Ken Robertson Director	-	-		-
Alan Hair Director	-	-		-
C.F. “Trey” Wasser Director	-	-		-

Notes:

(1)	As at of September 30, 2021, 125,000, 250,000, 50,000, 50,000 and 50,000 Options at an exercise of $5.00 per share held by Mr. Gilman, Mr. Adnani, Mr. Dawson, Mr. Robertson and Mr. Hair have vested, respectively. All such vested Options were out-of-the-money. Value vested during the year is calculated by subtracting the exercise price of the Option (being the market price of $5.00 for Options granted pre-IPO, or the closing price of the Company’s shares on the NYSE American on the last trading day prior to the date of grant for Options granted post-IPO) from the market price of the Company’s shares on the date the Option vested (being $5.00 for Options vesting pre-IPO, and being the closing price of the Company’s shares on the NYSE American on the vesting date for Options vesting post-IPO).
(2)	Consists of performance-based Restricted Shares, where the underlying conditions were satisfied in the year ended September 30, 2021. See “- Legacy Incentive Plan” for more information.
(3)	Consists of 333,333 Restricted Shares which vested on March 11, 2021 at a market price of $4.72.
(4)	Consists of 16,666 Restricted Shares which vested on March 11, 2021 at a market price of $4.72.

Director Compensation for Fiscal 2022

In view of ensuring that the Company provides market competitive compensation opportunities to its non-executive directors, the Board has a new compensation mix for non-executive directors for fiscal 2022. As Gold Royalty continues to grow, the Company’s objective is to move compensation towards the median levels relative to the market, and target non-executive director compensation to between the 25th percentile and 50th percentile of the 2022 Peer Group.

Effective January 1, 2022, the elements of compensation for non-executive directors will include:

●	annual cash compensation, comprised of:

	○	Board remuneration, delivered in the form of a retainer;

	○	committee remuneration for services as a chair of a committee of the Board, delivered in the form of additional retainers;

●	deferred compensation, comprised of:

	○	equity grants, awarded in the form of Options and RSUs/DSUs; and

●	reasonable expenses.

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Annual Cash Compensation

The annual fixed board retainer paid to independent Board members will form the competitive foundation of the Company’s director compensation program. The Lead Director is compensated at a premium to account for additional responsibilities associated with the role, and committee retainers are paid to committee chairs and serves as additional compensation for the time and expertise required to serve on different committee and in such positions.

Deferred Compensation

Equity-based compensation will generally be awarded to a director in the form of Options, RSUs, or DSUs. The grant of DSUs will help Gold Royalty create long-term shareholder alignment with non-executive directors. The inclusion of equity grants as part of the director compensation mix is to attract, retain and motivate high quality performance of directors whose judgment, initiative and effort is largely depended on by the Company for successful conduct of its business. Further, equity-based compensation is intended to encourage and enable directors to acquire and retain equity-based awards in Gold Royalty to further align their efforts with shareholder interests and to build their share ownership in the Company.

Generally speaking, equity may be granted under the following situations: (i) upon a director’s re-election to the Board each year, upon which RSUs or DSUs may be taken in lieu of cash for retainers earned; and (ii) the Board may, at its discretion, grant one-time equity awards to directors at any time in return for extraordinary service to Gold Royalty or to reward them for their initial appointment to the Board.

Legacy Incentive Plan

The Legacy Incentive Plan was approved by the Board and ratified on October 19, 2020 by our sole shareholder at that time. The Legacy Incentive Plan was intended to provide a means for the Company to attract and retain key employees, officers, directors and consultants and to motivate them to exercise their best efforts on behalf of the Company and align their interests with those of our shareholders. The Legacy Incentive Plan provided for the grant of non-qualified stock options, incentive stock options and restricted awards and is administered by the Board. The aggregate number of our Shares that could be issued pursuant to grants under the Legacy Incentive Plan was 2,000,000 Shares. On October 19, 2020, the Company issued 1,500,000 Restricted Shares to certain officers and directors of the Company and GoldMining Inc. under the Legacy Incentive Plan, the terms of which were subsequently amended on January 10, 2021.

The Restricted Shares are subject to restrictions that, among other things, prohibit the transfer thereof until certain performance conditions are met. In addition, if such conditions are not met within applicable periods, the Restricted Shares will be deemed forfeited and surrendered by the holder thereof to the Company without the requirement of any further consideration. The performance conditions were as follows: (a) with respect to one-third of the Restricted Shares awarded to the holder, if the Company’s initial public offering or any liquidity event (being any liquidation, dissolution or winding-up of the Company or distribution of all or substantially all of the Company’s assets among shareholders or a change of control transaction) occurs that values the Company at a minimum of $50,000,000 (condition met); (b) with respect to one-third of the Restricted Shares awarded to the holder, if the Company receives $1,000,000 of royalty payments under any of the Company’s royalty interests prior to October 19, 2023; and (c) with respect to one-third of the Restricted Shares awarded to the holder, if the holder continues to be a director, officer, employee or consultant of the Company or an entity that is under common control with the Company for a period of one year after the Company’s IPO is completed.

The performance condition in (a) above has since been met. As of the date hereof, there are 1,000,002 Restricted Shares outstanding. Accordingly, one-half of the outstanding Restricted Shares awarded to the holder are subject to the performance condition in (b) above, and one-half of the outstanding Restricted Shares awarded to the holder are subject to the performance condition in (c) above.

No further grants will be made under the Legacy Incentive Plan.

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Long-Term Incentive Plan

The maximum number of Shares that may be reserved for issuance under the LTIP is 10% of the number of issued and outstanding Shares on a non-diluted basis from time to time. The LTIP is available to directors, key employees, including officers, and consultants of Gold Royalty, as determined by the Board and the Compensation Committee.

Gold Royalty adopted the LTIP on March 7, 2021 (the “Effective Date”), which allows for a variety of equity based awards that provide different types of incentives to be granted to certain of Gold Royalty’s and its subsidiaries’ officers, directors, employees and consultants (in the case of Options, performance share units (“PSUs”) and restricted share units (“RSUs”)) and to Non-Employee Directors (as defined in the LTIP) (in the case of deferred share units (“DSUs”)). Options, PSUs, RSUs and DSUs are collectively referred to herein as “Awards”. The following discussion is qualified in its entirety by the text of the LTIP. The aggregate number of Shares issuable under the LTIP in respect of awards will not exceed 10% of the aggregate number of Shares issued and outstanding from time to time.

The LTIP is intended to provide a means whereby Gold Royalty may attract and retain key employees, officers, directors and consultants and motivate them to exercise their best efforts on behalf of Gold Royalty and align their interests with those of its shareholders. The plan is administered by the Board, or if the Board by resolution so decides, the Compensation Committee.

Under the terms of the LTIP, the Board, or if the Board by resolution so decides, the Compensation Committee and/or any member of the Board, may grant Awards to eligible participants, as applicable. Participation in the LTIP is voluntary and, if an eligible participant agrees to participate, the grant of Awards will be evidenced by a grant agreement with each such participant. The interest of any participant in any Award is not assignable or transferable, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer or assignment to a RRIF, RRSP or TFSA, of which the participant is and remains the annuitant, or to a corporation, of which the participant is and remains the sole shareholder, or a transfer or assignment in the event of the death of a participant.

The LTIP provides that appropriate adjustments, if any, will be made by the Board in connection with a reclassification, reorganization or other change of the Shares, share split or consolidation, distribution, merger or amalgamation, in the Shares issuable or amounts payable to preclude a dilution or enlargement of the benefits under the LTIP.

The maximum number of Shares reserved for issuance, in the aggregate, under the LTIP or pursuant to awards under any other established share compensation arrangement, shall not exceed 10% of the aggregate number of Shares issued and outstanding from time to time, provided that no more than 2,000,000 Shares may be issued in the aggregate pursuant to the exercise of Options granted under the LTIP.

The maximum number of Shares that may be: (a) issued to insiders of Gold Royalty within any one-year period, and (b) issuable to insiders of Gold Royalty at any time, in each case, under the LTIP alone, or when combined with all of Gold Royalty’s other security-based compensation arrangements, cannot exceed 10% of the aggregate number of Shares issued and outstanding from time to time determined on a non-diluted basis. The maximum number of Shares issuable to any one individual under the LTIP alone, or when combined with all of Gold Royalty’s other security-based compensation arrangements, cannot exceed 5% of the aggregate number of Shares issued and outstanding on the applicable grant date.

For the purposes of calculating the maximum number of Shares reserved for issuance under the LTIP, any issuance from treasury by Gold Royalty that is issued in reliance upon an exemption under applicable stock exchange rules applicable to share compensation arrangements used as an inducement to person(s) or company(ies) not previously employed by and not previously an insider of Gold Royalty shall not be included. All of the Shares covered by the exercised, cancelled or terminated Awards will automatically become available Shares for the purposes of Awards that may be subsequently granted under the LTIP. As a result, the LTIP is considered an “evergreen” plan.

The aggregate equity value of DSUs that are eligible to be settled in Shares granted to a Non-Employee Director, within a one-year period, pursuant to all security-based compensation arrangements of the Corporation shall not exceed $150,000.

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An Option entitles the participant to acquire Shares from treasury and shall be exercisable during a period established by the Board which shall commence on the date of the grant and shall terminate no later than ten years after the date of the granting of the Option or such shorter period as the Board may determine. The minimum exercise price of an Option will not be less than the closing price of the Shares on the applicable stock exchange on the last trading day before the date such Option is granted. The LTIP will provide that the exercise period shall automatically be extended if the date on which it is scheduled to terminate shall fall during a black-out period. In such cases, the extended exercise period shall terminate 10 business days after the last day of the black-out period. In order to facilitate the payment of the exercise price of Options, the LTIP has a cashless exercise feature pursuant to which a participant may elect to undertake either a broker assisted “cashless exercise” or a “net exercise” subject to the procedures set out in the LTIP, including the consent of the Board, where required. If a participant elects to exercise Options under the “net exercise” procedures, the participant can elect to receive cash or a number of Shares equal to (a) the number of Shares underlying Options multiplied by (b) the market value of the Shares at such date less the exercise price of such Options, (c) divided by the market value of the Shares at such date, subject to acceptance by the Board and provided that satisfactory arrangements have been made to pay any applicable withholding taxes.

All Options granted under the LTIP shall be Non-Qualified Stock Options (as defined in the LTIP) unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option (as defined in the LTIP). No Option shall be treated as an Incentive Stock Option unless the LTIP has been approved by the shareholders of Gold Royalty within 12 months following the Effective Date and in a manner intended to comply with applicable shareholder approval requirements.

RSUs, PSUs and DSUs are substantially like “phantom” shares, the implied value of which will rise and fall in value based on the fair market value of the Shares and are redeemable, at the discretion of Gold Royalty, for cash, Shares from treasury or a combination of Shares from treasury and cash. The fair market value of the Shares, on a particular date, is determined based on the closing price for the Shares on the applicable stock exchange for the trading day on which the Shares traded immediately preceding such date. The terms and conditions of grants of RSUs, PSUs and DSUs, including the quantity, type of award, grant date, vesting conditions, vesting periods, settlement date and other terms and conditions with respect to these Awards, will be set out in the participant’s grant agreement.

For each PSU awarded under the LTIP, the Board will establish (a) the applicable performance criteria and other vesting conditions, and (b) the period of time in which such performance criteria and other vesting conditions must be met, in order for a participant to be entitled to receive Shares in exchange for his or her PSUs. Subject to the provisions of any award agreement and the provisions of the LTIP, all vested RSUs and PSUs will be settled as soon as practicable following the date on which the Board determines that the performance criteria and/or other vesting conditions with respect to the RSU and/or PSU have been met, but in all cases RSUs and PSUs will be settled prior to (a) three years following the date of grant of the RSU or PSU, if settled by payment of cash equivalent or through purchases by Gold Royalty on the participant’s behalf on the open market, or (b) ten years following the date of grant of the RSU or PSU, if the RSU or PSU will be settled by the issuance of Shares from treasury.

Eligible Directors may receive all or a portion of their compensation in the form of a grant of DSUs in each fiscal year. The number of DSUs will be calculated as the amount of the Eligible Director’s compensation elected to be paid in DSUs divided by the market value (as defined in the LTIP). Each Eligible Director will be entitled to redeem his or her DSUs during the period commencing on the business day immediately following his or her termination date and ending on the date that is not later than the 90th day following such termination date, or such shorter redemption period as set out in the relevant DSU agreement.

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The following table describes the impact of certain events upon the rights of holders of Awards under the LTIP, including termination for cause, resignation, retirement, termination other than for cause, and death or disability, subject to the terms of a participant’s employment agreement, award agreement and the change of control provisions described below:

Event	Provisions
Termination for cause	Immediate forfeiture and termination of all vested and unvested Awards.

Resignation, retirement and termination other than for cause

Options: Forfeiture and termination of all unvested Options and all vested Options shall expire on the earlier of 90 days after the effective date of such resignation, retirement and termination or the expiry date of such Option or such longer period as the Board may determine in its sole discretion.

RSUs, PSUs and DSUs: All vested RSUs, PSUs or DSUs granted shall be paid out in accordance with their terms and all unvested RSUs, PSUs or DSUs will terminate on the effective date of such resignation, retirement or termination or such longer period as the Board may determine in its sole discretion.

Death or disability

Options: All unexercised unvested Options will be deemed to have vested immediately on the effective date of such death or disability and all Options shall expire on the earlier of 12 months after the effective date of such death or disability, or the expiry date of such Option or such longer period as the Board may determine in its sole discretion.

RSUs, PSUs and DSUs: All unvested RSUs, PSUs or DSUs will be deemed to have vested immediately on the effective date of such death or disability and all RSUs, PSUs or DSUs shall be paid out in accordance with their terms.

Pursuant to the LTIP, when dividends (other than stock dividends) are paid on Shares, participants will receive additional DSUs, RSUs and/or PSUs (“Dividend Share Units”), as applicable, as of the dividend payment date. The number of Dividend Share Units to be granted to a participant will be determined by multiplying the aggregate number of DSUs, RSUs and/or PSUs, as applicable, held by the participant on the relevant record date by the amount of the dividend paid by Gold Royalty on each Gold Royalty Share, and dividing the result by the market value (as defined in the LTIP) on the dividend payment date. Any Dividend Share Units granted to a participant will be subject to the same vesting conditions and settlement terms as applicable to the related DSUs, RSUs and/or PSUs in accordance with the applicable award agreement.

In connection with a change of control of Gold Royalty, the Board will take such steps as are reasonably necessary or desirable to cause the conversion or exchange or replacement of outstanding Awards into, or for, rights or other securities of substantially equivalent (or greater) value in the continuing entity, provided that the Board may accelerate the vesting of Awards if: (a) the required steps to cause the conversion or exchange or replacement of Awards are impossible or impracticable to take or are not being taken by the parties required to take such steps (other than Gold Royalty); or (b) Gold Royalty has entered into an agreement which, if completed, would result in a change of control and the counterparty or counterparties to such agreement require that all outstanding Awards be exercised immediately before the effective time of such transaction or terminated on or after the effective time of such transaction.

The Board may, in its sole discretion, suspend or terminate the LTIP at any time, or from time to time, amend, revise or discontinue the terms and conditions of the LTIP or of any securities granted under the LTIP and any grant agreement relating thereto, subject to any required regulatory and applicable stock exchange approval, provided that such suspension, termination, amendment, or revision will not adversely alter or impair any Award previously granted except as permitted by the terms of the LTIP or as required by applicable laws.

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The Board may amend the LTIP or any securities granted under the LTIP at any time without the consent of a participant provided that such amendment shall: (a) not materially adversely alter or impair any Award previously granted except as permitted by the terms of the LTIP or upon the consent of the applicable participant(s); and (b) be in compliance with applicable law and with prior approval if required, of the shareholders of Gold Royalty and of any other stock exchange upon which Gold Royalty has applied to lists its shares, provided however that shareholder approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to:

●	any amendment to the vesting provisions of the LTIP and any Award granted under the LTIP;

●	any amendment regarding the provisions governing the effect of termination of a participant’s employment, contract or office;

●	any amendment which accelerates the date on which any Award may be exercised under the LTIP;

●	any amendment necessary to comply with applicable law or the requirements of the applicable stock exchange upon which Gold Royalty has applied to list its shares or any other regulatory body;

●	any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of the LTIP, correct or supplement any provision of the LTIP that is inconsistent with any other provision of the LTIP, correct any grammatical or typographical errors or amend the definitions in the LTIP; or

●	any amendment regarding the administration of the LTIP,

provided that the alteration, amendment or variance does not:

●	increase the maximum number of Shares issuable under the LTIP, other than an adjustment pursuant to a change in capitalization;

●	reduce the exercise price of Awards including cancellation and reissuance of an Award, except in the case of an adjustment pursuant to a change in capitalization;

●	extend the expiration date of an Award, except in the case of an extension due to black-out period;

●	remove or exceed the insider participation limits;

●	remove or exceed the Non-Employee Director participation limits;

●	amend the transfer provisions of the Awards; or

●	amend the amendment provisions of the LTIP.

As of the date hereof, the maximum number of Gold Royalty Shares available for grant under the LTIP is 13,382,559 of which 5,514,245 are subject to existing Awards.

The above summary is qualified in its entirety by the full text of the LTIP, a copy of which is available on Gold Royalty’s website at www.goldroyalty.com.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the securities authorized for issuance under equity compensation plans as of the financial year ended September 30, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Securityholders(2)	Nil	N/A	Nil
Equity Compensation Plans Not Approved by Securityholders(3)	3,016,200	$4.97	4,237,660
Total	3,016,200	$4.97	4,237,660

Notes:

(1)	This figure represents 3,016,200 outstanding Options having a weighted average exercise price of $4.97 and a weighted average remaining term of 4.49 years.

(2)	The Legacy Incentive Plan was previously ratified by our sole shareholder. 1,000,002 Restricted Shares remain outstanding under the Legacy Incentive Plan. No further grants will be made under the Legacy Incentive Plan. For more information, see “- Legacy incentive Plan”.

(3)	The LTIP was adopted by the Company prior to the Company’s IPO. The maximum number of Shares reserved for issuance under the LTIP is 10% of the outstanding Shares of the Company on a rolling basis.

On October 19, 2020, the Company adopted the Legacy Incentive Plan, which provided for equity incentive awards in the form of Options and Restricted Shares. Pursuant to the Legacy Incentive Plan, the aggregate number of Shares that could be issued pursuant to grants thereunder was 2,000,000 Shares. In October 2020, the Company granted awards of an aggregate of 1,500,000 Restricted Shares to certain of the Company’s and GoldMining Inc.’s officers and directors. 499,998 Restricted Shares have vested and are no longer subject to such restrictions as a result of the satisfaction of a condition resulting from the completion of the IPO. 1,000,002 Restricted Shares remain outstanding under the Legacy Incentive Plan and are subject to cancellation if certain conditions are not met. No further grants will be made under the Legacy Incentive Plan. For further information, see the section entitled “- Legacy Incentive Plan”.

C. Board Practices

Board Composition

Our Articles provide that our board of directors shall consist of not less than three and not more than 20 directors. The size of our board of directors is currently fixed at eight directors and may be changed by resolution of our directors. In connection with the upcoming annual meeting of shareholders to be held in February 2022 (the “Meeting”), the board has determined to fix the number of directors at 6 effective at the upcoming meeting.

The directors are appointed at the annual general meeting of shareholders and the term of office for each of the directors will expire at the time of our next annual shareholders meeting. Under the CBCA, a director may be removed with or without cause by a resolution passed by a majority of the votes cast by shareholders present in person or by proxy at a meeting and who are entitled to vote. Our Articles provide that, between annual general meetings of our shareholders, the directors may appoint one or more additional directors, but the number of additional directors may not at any time exceed one-third of the number of directors who held office at the expiration of the last meeting of our shareholders. Under the CBCA, at least one quarter of our directors must be resident Canadians as defined by the CBCA.

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The board of directors facilitates its exercise of independent supervision over management by ensuring that at least 50% of its members are “impartial”. Directors are considered to be impartial if they have no direct or indirect material relationship with our Company which could, in the view of our board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.

The Board is currently comprised of eight directors, of whom three are independent. At the upcoming Meeting six directors are being nominated for election, of which three are independent of the Company. Each of Warren Gilman, Alan Hair and Ken Robertson are considered “independent” as provided by Canadian National Instrument 52-110 – Audit Committees (“National Instrument 52-110”) and the NYSE American corporate governance standards (the “NYSE American Governance Rules”). David Garofalo, Amir Adnani, Glenn Mullan, C.F. “Trey” Wasser and Garnet Dawson are not considered “independent”. Of the directors standing for election at the Meeting, Messrs. Garofalo, Adnani and Mullan are not considered “independent” and Messrs. Gilman, Hair and Robertson are considered “independent”. If all Nominees are elected at the Meeting, the Board will be comprised of at least 50% “independent” directors under the NYSE American Governance Rules.

The Company has not adopted any retirement or term limits for directors serving on the Board. The Company believes that maintaining an appropriate balance of tenure among directors is a part of the Board’s consideration. Longer serving directors bring valuable experience and knowledge with respect to our business and the royalty and streaming industry. Newer directors bring in fresh perspectives and ideas and additional expertise and experience.

While term and age limits could facilitate new viewpoints and ideas being brought to the Board, we believe they are counter-balanced by the disadvantage of losing directors who, over a period of time, have developed unique and specialized insights into our strategic initiatives and business and who provide valuable contributions to Board discussions and assessments. Our Nominating and Corporate Governance Committee regularly reviews and assesses our directors, and uses its discretion in the best interests of the Company and our shareholders to refresh the Board as necessary.

Committees of the Board

The Board has the following three standing committees, the members of which are set out under “Item 6C. Directors, Senior Management and Employees -Board Practices”:

●	the Audit Committee;

●	the Compensation Committee; and

●	the Nominating and Corporate Governance Committee.

Each of the committees are comprised entirely of independent directors and report directly to the Board. From time to time, when appropriate, ad hoc committees of the Board may be appointed by the Board.

Audit Committee

The purpose of the Audit Committee is to provide independent and objective oversight of the Company’s financial management and of the design and implementation of an effective system of internal financial controls. The Audit Committee assists the Board with its oversight of, among other things: (i) the integrity of the financial statements of the Company and its subsidiaries; (ii) communication between the Board and the external auditor; and (iii) the qualifications and independence of the Company’s auditors. The Audit Committee is comprised of Mr. Gilman, Mr. Robertson and Mr. Hair. Each of Mr. Gilman, Mr. Robertson and Mr. Hair are considered independent pursuant to National Instrument 52-110 and the NYSE American Governance Rules. Mr. Robertson is the Chair of the Nominating and Corporate Governance Committee.

Our board of directors has adopted a written charter that sets forth the purpose, composition, authority and responsibility of our Audit Committee, consistent with National Instrument 52-110.

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The responsibilities of the Audit Committee include:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

It is the responsibility of the Audit Committee to maintain free and open means of communication between the Audit Committee, the external auditors and the management of the Company. The Audit Committee is given full access to the Company’s management and records and external auditors as necessary to carry out these responsibilities. The Audit Committee has the authority to carry out such special investigations as it sees fit in respect of any matters within its various roles and responsibilities. The Company provides appropriate funding, as determined by the Audit Committee, for the payment of compensation to the independent auditor for the purpose of rendering or issuing audit reports and to any advisors employed by the Audit Committee.

The Audit Committee Charter is available on the Company’s website at www.goldroyalty.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board in respect of filling of vacancies on the Board and as to nominees for the Board. On an annual basis, the Board reviews its strategies to determine the composition of the Board and the appropriate candidates to be put forth for election as directors at annual general meetings. The review takes into account the desirability of maintaining a balance of skills, experience, background and diverse perspectives. The Nominating and Corporate Governance Committee is comprised of Mr. Gilman, Mr. Robertson and Mr. Hair. Each of Mr. Gilman, Mr. Robertson and Mr. Hair are considered independent pursuant to National Instrument 52-110 and the NYSE American Governance Rules. Mr. Hair is the Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for developing and establishing corporate governance guidelines and practices for the Board and the Company, for assessing the overall effectiveness and composition of the Board and committees of the Board and for providing recommendations to the Board for suitable nominations of directors at annual general meetings of Shareholders and the filling of vacancies on the Board. In fulfilling its mandate, the Nominating and Corporate Governance Committee, among other things:

●	develops and recommends to the Board a set of corporate governance policies and practices, and annually assesses such governance policies and practices;

●	oversees the evaluation of the Board, committees of the Board, and the contribution of individual directors;

●	reviews and approves of all material corporate governance disclosure;

●	ensures appropriate processes are established by the Board to oversee strategic direction and development, and to oversee the Company’s investor relations and public relations activities;

●	manages succession planning for management and the Board;

●	establishes procedures for Board meetings to ensure that the Board functions independently and effectively;

●	reviews and resolves reports of violations of the Company’s Code of Conduct and Ethics;

●	identifies and recommends individuals to the Board for nomination as members of the Board and its committees; and

●	reviews and recommends to the Board strategic corporate policies.

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On an annual basis, the Board and the Nominating and Corporate Governance Committee review Gold Royalty’s strategies to determine the composition of the Board and the appropriate candidates to be nominated for election as directors at annual general meetings. This review takes into account the desirability of maintaining a balance of skills, experience and background. In identifying new candidates for the Board, the Nominating and Corporate Governance Committee considers what competencies and skills the Board, as a whole, should possess and assesses what competencies and skills each existing director possesses, considering the Board as a group, and the personality and other qualities of each director, as these may ultimately determine the boardroom dynamic.

It is the responsibility of the Nominating and Corporate Governance Committee to regularly evaluate the overall efficiency of the Board and its Chairman and all board committees and their chairs. As part of its mandate, the Nominating and Corporate Governance Committee conducts the process for the assessment of the Board, each committee and each director regarding his, her or its effectiveness and contribution, and reports evaluation results to the Board on a regular basis.

A copy of the Nominating and Corporate Governance Committee charter is available at www.goldroyalty.com.

Compensation Committee

The Compensation Committee is appointed by the Board to, among other things, discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Compensation Committee periodically reviews the adequacy and form of compensation to ensure it realistically reflects the responsibilities and risks involved in being an effective director or officer and that compensation allows the Company to attract qualified candidates. Such review includes an examination of publicly available data, as well as independent compensation surveys.

The Compensation Committee, among other things, annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee meets without the presence of executive officers when approving the Chief Executive Officer’s compensation.

The Compensation Committee may also consult with outside, independent, compensation advisory firms, if deemed necessary. The Compensation Committee is comprised of Mr. Gilman, Mr. Robertson and Mr. Hair. Each of the members of the Compensation Committee is considered independent pursuant to National Instrument 52-110 and the NYSE American Governance Rules. Mr. Gilman is the Chair of the Compensation Committee. The Company is a “foreign private issuer” under the Exchange Act and is permitted pursuant to the NYSE American Governance Rules to follow its home country practice in respect of the composition of its Compensation Committee.

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Among other things, the Compensation Committee:

●	keeps abreast of current developments in board and executive compensation in companies engaged in similar industries;

●	recommends to the Board the remuneration to be paid by the Company to the Board;

●	oversees the activities of management responsible for administering the Company’s incentive compensation plans and equity-based plans;

●	determines and establishes with the Board and the Chief Executive Officer a broad compensation and benefits structure for the Company’s employees;

●	oversees the identification, consideration and management of risks associated with the Company’s compensation philosophy and programs;

●	evaluates the Chief Executive Officer’s performance, and sets the Chief Executive Officer’s compensation level based on such evaluation;

●	makes recommendations to the Board with respect to the compensation for senior executive officers other than the Chief Executive Officer; and

●	determines the Company’s recruitment, retention and termination policies for the Chief Executive Officer.

A copy of the Compensation Committee charter is available at www.goldroyalty.com.

Other Committees of the Board of Directors

Other than the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, there are no other committees of the Board of Directors.

From time to time, when appropriate, ad hoc committees of the Board may be appointed by the Board. During the financial year ended September 30, 2021, an ad hoc ESG & Sustainability Committee met twice. The committee was comprised of Mr. Hair, Mr. Dawson and Mr. Adnani. The Company has not appointed a formal ESG & Sustainability Committee, but may consider doing so in the future.

D. Employees

As of September 30, 2021, we had 4 full time employees in Canada and 3 part time employees in Canada. We may from time to time rely upon and engage consultants on a contract basis to provide services, management and personnel who assist us to carry on our administrative, shareholder communication, project development and exploration activities in Canada and in the other jurisdictions in which we operate.

E. Share Ownership

Information regarding the ownership of our common shares by our directors and executive officers is set forth in “Item 7. Major Shareholders and Related Party Transactions – A. Major Shareholders”.

ITEM 7.	MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A. Major Shareholders

The following table indicates information as of December 22, 2021 regarding the beneficial ownership of our common shares for:

●	each person who is known by us to beneficially own 5% or more of our common shares;

●	each executive officer;

●	each of our directors; and

●	all of our directors and executive officers as a group.

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We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include common shares issuable pursuant to the exercise of stock options or warrants or upon conversion of a security that are either exercisable or convertible within 60 days of December 22, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The address for our directors and executive officers is c/o Gold Royalty Corp., 1030 W. Georgia Street, Suite 1830, Vancouver, BC V6E 2Y3.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Shares Outstanding(2)
Executive Officers and Directors:
David Garofalo	730,000	(3)	*
Josephine Man	103,200	(4)	*
John W. Griffith	175,000	(5)	*
Samuel Mah	25,000	(6)	*
Amir Adnani	1,325,000	(7)	1.0%
Garnet Dawson	100,000	(8)	*
Warren Gilman	851,714	(9)	*
Ken Robertson	55,000	(10)	*
Alan Hair	50,000	(11)	*
Trey Wasser	381,874	(12)	*
Glenn Mullan	4,037,291	(13)	3.0%

All Executive Officers and Directors as a Group (eleven persons)	7,834,079		5.8%
5% Shareholders
GoldMining Inc.	20,000,000		14.9%
Jimmy Lee	7,425,545	(14)	5.5%
Evanachan Ltd.	7,224,551	(15)	5.4%

*	Less than one percent

Notes:

(1)	Unless otherwise indicated, each executive officer and shareholder listed herein is both the record holder and beneficial owner of the shares listed opposite his, her or its name herein.

(2)	On the basis of 133,927,501 common shares outstanding as of December 22, 2021.

(3)	Consists of 153,333 common shares, 266,667 restricted shares that are subject to cancellation if certain performance conditions are not met, options to purchase 300,000 common shares and warrants to purchase 10,000 common shares.

(4)	Consists of 8,800 common shares, options to purchase 90,000 common shares and warrants to purchase 4,400 common shares.

(5)	Consists of 25,000 common shares, options to purchase 137,500 common shares and warrants to purchase 12,500 common shares.

(6)	Includes options to purchase 25,000 common shares.

(7)	Consists of 383,333 common shares, 666,667 restricted shares that are subject to cancellation if certain performance conditions are not met, options to purchase 250,000 common shares and warrants to purchase 25,000 common shares. Does not include 20,000,000 common shares held by GoldMining, of which Mr. Adnani is Chairman and a director.

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(8)	Consists of 16,666 common shares, 33,334 restricted shares that are subject to cancellation if certain performance conditions are not met and options to purchase 50,000 common shares. Does not include 20,000,000 common shares held by GoldMining, of which Mr. Dawson is a director.

(9)	Consists of 626,714 common shares, options to purchase 125,000 common shares and warrants to purchase 100,000 common shares.

(10)	Consists of 5,000 common shares and options to purchase 50,000 common shares.

(11)	Includes options to purchase 50,000 common shares.

(12)	Consists of 381,874 common shares.

(13)	Consists of 2,983,801 common shares and options to purchase 1,053,490 common shares.

(14)	Based on a Form 13G filed by Mr. Lee dated November 15, 2021.

(15)	Based on a Form 13G filed by Evanachan Limited dated November 15, 2021, in which it disclosed that Robert McEwen has the sole power to direct the voting and disposition of the common shares held by Evanachan through his ownership interest in that entity.

The voting rights of our major shareholders do not differ from the voting rights of holders of our shares who are not major shareholders. Each of the above listed securities entitles the holder to one vote at our Company’s shareholder meetings.

Changes in Percentage Ownership by Major Shareholders

There were no significant changes in the percentage ownership held by any of our 5% or greater shareholders other than the reduction in GoldMining’s percentage ownership due to issuance of our shares upon the consummation of our initial public offering in March 2021 and in connection with our acquisitions of Ely, Golden Valley and Abitibi. GoldMining’s ownership was reduced from approximately 87.6% prior to the completion of our IPO to 14.9% as of December 22, 2021.

Record Holders

As of December 22, 2021, 133,927,501 of our common shares were issued and outstanding. To our knowledge, approximately 21.6% of our total outstanding common shares were held by 12 record holders in the United States.

Control by Another Corporation, Foreign Government or Other Persons

To the best of our knowledge, Gold Royalty is not directly or indirectly owned or controlled by another corporation(s), by any foreign government or by any other natural or legal person(s) severally or jointly.

B. Related Party Transactions

See “Item 5. Operating and Financial Review and Prospects – Transactions with Related Parties”.

Agreements with Directors and Officers

We have entered into employment or service agreements with members of executive management. See “Item 6B. Directors, Senior Management and Employees — Compensation”. Additionally, we have a compensation program for our directors. See “Item 6B. Directors, Senior Management and Employees — Compensation”.

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Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We carry directors’ and officers’ liability insurance for our directors and officers.

We have entered into indemnification agreements with each of our current directors. The indemnification agreements generally require that we indemnify and hold the indemnitees harmless to the greatest extent permitted by law for liabilities arising out of the indemnitees’ service to us as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of our Company and, with respect to criminal and administrative actions or other non-civil proceedings that are enforced by monetary penalty, if the indemnitee had reasonable grounds to believe that his or her conduct was lawful. The indemnification agreements also provide for the advancing of defense expenses to the indemnitees by us.

C. Interests of Experts and Counsel

Not applicable.

ITEM 8.	FINANCIAL INFORMATION

A. Consolidated Statements and Other Financial Information

See “Item 18. Financial Statements” for consolidated financial statements and other financial information.

Legal Proceedings

From time to time, Gold Royalty may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. Gold Royalty is not currently a party to any legal proceedings, the outcome of which, if determined adversely to Gold Royalty, would individually or in the aggregate have a material adverse effect on its business or financial condition.

Dividend Policy

We have never declared or paid any dividends on our common shares or any of our other securities. We currently intend to retain any future earnings to finance the growth and development of our business, and we do not anticipate that we will declare or pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any future indebtedness and other factors the board of directors deems relevant.

B. Significant Changes

A discussion of significant changes since September 30, 2021 is provided under “Item 5. Operating and Financial Review and Prospects” and is incorporated herein by reference.

ITEM 9.	THE OFFER AND LISTING

A. Offer and Listing Details

The Company’s common shares and its common share purchase warrants are listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively.

B. Plan of Distribution

Not applicable.

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C. Markets

The Company’s common shares and its common share purchase warrants are listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively. There can be no assurance that the Company’s common shares and its common share purchase warrants will remain listed on the NYSE American.

D. Selling Shareholders

Not applicable.

E. Dilution

Not applicable.

F. Expenses of the Issue

Not applicable.

ITEM 10.	ADDITIONAL INFORMATION

A. Share Capital

Not applicable.

B. Memorandum and Articles of Association

The Company was incorporated on June 23, 2020 under the CBCA. The following description of the material terms of our Articles, our by-laws and authorized share capital is a summary and does not purport to be complete. It should be read in conjunction with our Articles, attached as Exhibit 1.1 and our by-laws attached at Exhibits 1.2 and 1.3 and certain sections of the CBCA.

Since we are governed by the laws of Canada, some of the laws affecting our shareholders differ from those of the United States. See “Item 3. Key Information – D. Risk Factors - “We are governed by the corporate laws of Canada which in some cases have a different effect on shareholders than the corporate laws of the United States and may have the effect of delaying or preventing a change in control”.

The authorized capital of the Company consists of an unlimited number of common shares and an unlimited number of preferred shares.

Common Shares

The common shares are not subject to any future call or assessment, do not have any pre-emptive, conversion, redemption rights or purchase for cancellation rights, and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares, all of which rank equally as to all benefits which might accrue to the holders of the common shares. All shareholders of the Company are entitled to receive a notice of, attend and vote at any meeting to be convened by the Company. At any meeting, subject to the restrictions on joint registered owners of the Company’s common shares, every shareholder has one vote for each common share of which such holder is the registered owner. Voting rights may be exercised in person or by proxy.

Shareholders are entitled to share pro rata in any dividends if, as and when declared by the Company’s board of directors, in its discretion. Upon the Company’s liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of common shares, without preference or distinction, will be entitled to receive ratably all of the Company’s assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding preferred shares. Rights pertaining to the common shares may only be amended in accordance with applicable corporate law.

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Preferred Shares

The preferred shares may be issued at any time, or from time to time, in one or more series. Before any preferred shares of a particular series are issued, the Company’s board of directors shall, by resolution, fix the number of preferred shares that will form such series and shall, by resolution, fix the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares of such series. The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its security holders, for the purpose of winding-up of its affairs.

The preferred shares shall be entitled to preference over the common shares and any other shares of the Company ranking junior to the preferred shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs. The preferred shares may also be given such other preferences over the common shares and any other shares of the Company ranking junior to the preferred shares as may be fixed by the Company’s board of directors as to the respective series authorized to be issued.

As at the date hereof, the Company has no preferred shares issued and outstanding.

Advance Notice Provisions

The bylaws contain certain provisions that are intended to: (1) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (2) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (3) allow shareholders to vote on an informed basis. Only persons who are nominated by shareholders in accordance with these advance notice provisions will be eligible for election as directors at any annual meeting of the Company’s shareholders, or at any special meeting of the Company’s shareholders if one of the purposes for which the special meeting was called was the election of directors.

Pursuant to the advance notice provisions under the bylaws, shareholders are required to provide the Company with advance notice of their intention to nominate any persons, other than those nominated by management, for election to the Company’s board of directors at a meeting of shareholders. Such notice must include the information prescribed in the bylaws.

To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than the 30th day prior to the date of the annual meeting; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder may be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. The bylaws also prescribe the proper written form for a shareholder’s notice. The Company’s board of directors may, in its sole discretion, waive any requirement under these provisions.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of the Company’s outstanding voting securities.

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Forum Selection

The bylaws include a forum selection provision that will provides that, unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and appellate Courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf; (ii) any action or proceeding asserting a breach of fiduciary duty owed by any of its directors, officers or other employees to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or the Articles or bylaws; or (iv) any action or proceeding asserting a claim otherwise related to the Company’s “affairs” (as defined in the CBCA). The Company’s forum selection bylaw also provides that its securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the bylaws. To the fullest extent permitted by law, the Company’s forum selection provision will apply to claims arising under U.S. federal securities laws. In addition, investors cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder.

Objects and Purposes

The Company’s Articles do not specify objects and purposes.

Borrowing Powers of Directors

The Company’s Articles and bylaws provide that the directors of the Company may without authorization of shareholders:

(a) borrow money on the credit of the Company;

(b) issue, reissue, sell or pledge debt obligations of the Company, including without limitation, bonds, debentures, notes or other evidences of indebtedness or guarantees of the Company, whether secured or unsecured;

(c) subject to the provisions of the CBCA, give a guarantee on behalf of the Company to secure performance of an obligation of any person;

(d) mortgage, hypothecate, pledge or otherwise create an interest in or charge on all or any property of the Corporation, owned or subsequently acquired, to secure payment of a debt or performance of any other obligation of the Company; and

(e) delegate to one or more directors, a committee of directors or one or more officers of the Company as may be designated by the directors, all or any of the powers conferred by the foregoing to such extent and in such manner as the directors shall determine at the time of each such delegation.

Shareholder Meetings

Under the CBCA, we will be required to hold a general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting and no later than six months after the end of our preceding financial year, with the first meeting required to be held no later than 18 months after our date of incorporation. Our Articles and bylaws provide that any shareholder meeting may be held at any location within Canada or the United States, as the board of directors may determine in their discretion. The board of directors may decide to arrange for shareholders to be able to participate in the general meeting by means of telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A notice to convene a meeting, specifying the date, time and location of the meeting, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting or such other minimum period as required by the applicable securities laws.

All business transacted at a special meeting of shareholders and all business transacted at an annual meeting of shareholders, except consideration of the financial statements, auditor’s report, election of directors and re-appointment of the incumbent auditor, is deemed to be special business. Notice of a meeting of shareholders at which special business is to be transacted shall state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (b) the text of any special resolution to be submitted to the meeting.

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Under the CBCA, our board of directors has the power at any time to call a special meeting of our shareholders. In addition, the holders of not less than 5% of our shares that carry the right to vote at a meeting sought to be held can also requisition our board of directors to call a meeting of our shareholders for the purposes stated in the requisition. If our board of directors does not call the meeting within 21 days after receiving the requisition, our shareholders can call the meeting and the expenses reasonably incurred by such shareholders in requisitioning, calling and holding the meeting must be reimbursed by us.

Those entitled to vote at a meeting are entitled to attend meetings of our shareholders. Every shareholder entitled to vote may appoint a proxyholder to attend the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. Directors, auditors, legal counsels, secretary (if any), and any other persons invited by the chair of the meeting or with the consent of those at the meeting are entitled to attend any meeting of our shareholders but will not be counted in quorum or be entitled to vote at the meeting unless he or she or it is a shareholder or proxyholder entitled to vote at the meeting.

Limitations on Rights of Non-Canadians

Our Company is incorporated pursuant to the laws of Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however, no such remittances are likely in the foreseeable future. See “Item 10. Additional Information – E. Taxation – Certain Canadian Federal Income Tax Considerations” below.

There is no limitation imposed by Canadian law or by our Articles or bylaws or other constituent documents of our Company on the right of a non-resident to hold or vote common shares of our Company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-Canadians, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a “non-Canadian” (as defined under the Investment Act) who proposes to acquire common shares of our Company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development Canada (the “Minister”) is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our Company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our Company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our Company by a non-Canadian would be presumed to be an acquisition of control of our Company unless it could be established that, on the acquisition, our Company was not controlled in fact by the acquirer through the ownership of common shares.

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For a direct acquisition that would result in an acquisition of control of our Company, subject to the exception for “WTO-investors” that are controlled by persons who are nationals or permanent residents of World Trade Organization (“WTO”) member nations, a proposed investment generally would be reviewable where the value of the acquired assets is C$5 million or more.

For a proposed indirect acquisition by an investor other than a so-called WTO investor that would result in an acquisition of control of our Company through the acquisition of a non-Canadian parent entity, the investment generally would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly, is C$50 million or more.

In the case of a direct acquisition by a WTO investor, the threshold is significantly higher. An investment in common shares of our Company by a WTO investor that is not a state-owned enterprise would be reviewable only if it was an investment to acquire control of the Company and the enterprise value of the assets of the Company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. For 2021, this amount is $1.043 billion (unless the investor is controlled by persons who are nationals or permanent residents of countries that are party to one of a list of certain free trade agreements, in which case the amount is C$1.565 billion for 2021); each January 1 both thresholds are adjusted by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a cultural business is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister of Industry has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security”, the Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our Company are exempt from the Investment Act, including:

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

(b)	the acquisition of control of our Company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, if the acquisition is subject to approval under the Bank Act, the Cooperative Credit Association Act, the Insurance Companies Act or the Trust and Loan Companies Act; and

(c)	the acquisition of control of our Company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our Company, through the ownership of common shares, remained unchanged.

Other

Provisions as to the modification, amendment or variation of rights and provisions of each class of shares are contained in the CBCA and the regulations promulgated thereunder. Certain fundamental changes to the Articles will require the approval of at least two-thirds of the votes cast on a resolution submitted to a special meeting of the Company’s shareholders called for the purpose of considering the resolution. These items include (i) certain amendments to the provisions relating to the outstanding capital of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) an amalgamation of the Company with another company, other than a subsidiary, (iv) a winding-up of the Company, (v) a continuance of the Company into another jurisdiction, (vi) a statutory court approved arrangement under the CBCA (essentially a corporate reorganization such as an amalgamation, sale of assets, winding-up, etc.), or (vii) a change of name.

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Under the CBCA, a corporation cannot repurchase its shares or pay or declare dividends if there are reasonable grounds for believing that (a) the corporation is, or after payment would be, unable to pay its liabilities as they become due, or (b) after the payment, the realizable value of the corporation’s assets would be less than the aggregate of (i) its liabilities and (ii) its stated capital of all classes of its securities. Generally, stated capital is the amount paid on the issuance of a share unless the stated capital has been adjusted in accordance with the CBCA.

There is no by-law provision governing the ownership threshold above which shareholder ownership must be disclosed. However, there are disclosure requirements pursuant to applicable Canadian securities laws.

C. Material Contracts

The following summary of certain material provisions of each agreement referenced below is not complete and these provisions are qualified in their entirety by reference to the full text of such agreement.

On November 27, 2020 we entered into the Royalty Purchase Agreement with GoldMining, pursuant to which GoldMining caused its applicable subsidiaries to create and issue to us royalty interests and transfer to us certain buyback rights held by its subsidiaries in consideration for 15,000,000 of our common shares. See “Item 5. Operating and Financial Review and Prospects” for further information.

On June 21, 2021, we entered into an arrangement agreement with Ely, pursuant to which we agreed to acquire all of the issued and outstanding common shares of Ely by way of a statutory plan of arrangement under section 288 of the Business Corporations Act (British Columbia). The arrangement became effective on August 23, 2021. Pursuant to the arrangement, we acquired all of the issued and outstanding Ely common shares. Pursuant to the arrangement, the Ely shares were ultimately transferred by us to 1310560 B.C. Ltd., our wholly-owned subsidiary, which amalgamated with Ely, with Ely being the surviving entity thereunder. As a result of the completion of the arrangement, Ely has become an indirect wholly-owned subsidiary of ours. After pro-rationing and adjustments in accordance with the arrangement, each Ely Share was acquired by us in exchange for 0.2450 of a common share, plus $0.0001 for Ely shareholders who elected, or were deemed to have elected to receive the share alternative under the arrangement; and 0.099166 of a common share, plus $0.869053 for Ely shareholders who elected to receive the cash alternative under the arrangement. See “Item 5. Operating and Financial Review and Prospects” for further information.

On September 6, 2021, we entered into the arrangement agreements with each of Abitibi and Golden Valley, which provided for, among other things, the acquisition by us of all of the outstanding common shares of each such company by way of statutory plans of arrangement. Pursuant to the arrangements, which became effective on November 5, 2021, we acquired all of the issued and outstanding Abitibi and Golden Valley common shares and all of the issued and outstanding Golden Valley common shares. As a result of the completion of the arrangements, each of Abitibi and Golden Valley became wholly-owned subsidiary of ours. Each Abitibi share was acquired by us in exchange for 4.6119 common shares and each Golden Valley share was acquired by us in exchange for 2.1417 common shares. The consideration paid by us on closing of the arrangements consisted of an aggregate of 29,478,273 common shares to shareholders of Golden Valley and 31,625,943 common shares to shareholders of Abitibi (excluding Golden Valley). Pursuant to the arrangement with Golden Valley, each of its 1,166,389 options that were outstanding immediately prior to the effective time were exchanged for 2,498,045 options to purchase our common shares as more fully set forth in the arrangement with Golden Valley. See “Item 5. Operating and Financial Review and Prospects” for further information.

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D. Exchange Controls and Other Limitations Affecting Security Holders

There is currently no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends, interest or other payments by us to non-resident holders of our common shares, other than withholding tax requirements, as discussed below under “Certain Canadian Federal Income Tax Information”.

There is currently no limitation imposed by Canadian law or our Articles or bylaws that will be in effect prior to closing on the right of non-residents to hold or vote our common shares, other than those imposed by the Investment Canada Act and the Competition Act (Canada). These acts will generally not apply except where a control of an existing Canadian business or company, which has Canadian assets or revenue over a certain threshold, is acquired and will not apply to trading generally of securities listed on a stock exchange.

See “- B. Memorandum and Articles of Association” for further information above.

E. Taxation

Certain Canadian Federal Income Tax Considerations

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable to the holding and disposing of our common shares, our outstanding share purchase warrants (the “warrants”) and shares issued on the exercise of the warrants (“warrant shares” and, sometimes for purposes of this summary, collectively with the common shares, the “shares”) by a beneficial owner of any such shares or warrants who, at all relevant times, for the purposes of the application of the Canadian Tax Act, (i) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (ii) deals at arm’s length with us; (iii) is not affiliated with us; (iv) does not use or hold, and is not deemed to use or hold, common shares or warrants in a business or part of a business carried on in Canada; (v) has not entered into, with respect to the common shares, a “derivative forward agreement”, as that term is defined in the Canadian Tax Act and (vi) holds the common shares or warrants as capital property (a “Non-Canadian Holder”). This summary does not apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere. Such Non-Canadian Holders should consult their tax advisors for advice having regards to their particular circumstances.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended, referred to as the “Canada-U.S. Tax Treaty”, publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, referred to as the “Proposed Amendments” and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of shares or warrants. Consequently, holders of shares or warrants should consult their own tax advisors for advice with respect to the tax consequences to them of holding and disposing of such shares or warrants, having regard to their particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the shares or warrants must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends, capital gains or capital losses realized by a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Exercise of Warrants

No gain or loss will be realized by a Non-Canadian Holder on the exercise of a warrant to acquire a warrant share. When a warrant is exercised, the Non-Canadian Holder’s cost of the warrant share acquired thereby will be equal to the aggregate of the Non-Canadian Holder’s adjusted cost base of such warrant and the exercise price paid for the warrant share. The Non-Canadian Holder’s adjusted cost base of the warrant share so acquired will be determined by averaging the cost of the warrant share with the adjusted cost base to the Non-Canadian Holder of all of our common shares held by the Non-Canadian Holder as capital property immediately before the acquisition of the warrant share.

Dividends

Dividends paid or credited on the shares or deemed to be paid or credited on the shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account. Non-Canadian Holders should consult their own tax advisors to determine their entitlement to relief under any applicable income tax treaty.

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Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a share or warrant, unless the shares or warrants are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the shares and warrants will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), unless at any particular time during the 60-month period that ends at that time:

●	at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

●	more than 50% of the fair market value of the shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, our common shares or warrants could be deemed to be taxable Canadian property to a Non-Canadian Holder. In addition, see “Item 3D. – Key Information – D. Risk Factors - Risks Related to Our Securities - The common shares may not be listed on a ‘designated stock exchange’ for purposes of the Canadian Tax Act and the common shares and warrants may be subject to Canadian taxation on disposition”. Non-Canadian Holders, whose shares or warrants may constitute taxable Canadian property, should consult their own tax advisors for advice having regard to their particular circumstances.

Even if a common share is taxable Canadian property to a Non-Canadian Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of the share will not be included in computing the Non-Canadian Holder’s taxable income for purposes of the Canadian Tax Act, provided that the share constitutes “treaty-protected property” of such shareholder. Common shares owned by a holder that is resident in the United States generally will be treaty-protected property if the gain from the disposition of such share would, because of the Canada-U.S. Tax Treaty, be exempt from tax under the Canadian Tax Act. Non-Canadian Holders whose shares may constitute taxable Canadian property or treaty-protected property should consult their own tax advisors for advice having regard to their particular circumstances.

If a Non-Canadian Holder realizes a capital gain or capital loss from a disposition of a common share which constitutes taxable Canadian property and not treaty-protected property for purposes of the Canadian Tax Act, then the capital gain or capital loss is the amount, if any, by which the Non-Canadian Holder’s proceeds of disposition exceed (or are exceeded by, respectively) the aggregate of the Non-Canadian Holder’s adjusted cost base of the share and reasonable expenses of disposition as determined under the Canadian Tax Act. The capital gain or loss must be computed in Canadian currency using a weighted average adjusted cost base for identical properties. Generally, one-half of a capital gain (“taxable capital gain”) is included in income for Canadian tax purposes in the year of the disposition, and one-half of a capital loss (“an allowable capital loss”) must be deducted from taxable capital gains realized by the Non-Canadian Holder in that year. Allowable capital losses in excess of taxable capital gains for that year may generally be carried back three years or forward indefinitely and deducted against net taxable capital gains in those years, in the manner permitted under the Canadian Tax Act. Reporting and filing requirements will also arise. Such a Non-Canadian Holder should consult its own tax advisors.

Material U.S. Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of common shares and warrants by U.S. Holders (as defined below). This discussion applies to U.S. Holders that hold our common shares and warrants as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our common shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

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As used in this discussion, the term “U.S. Holder” means a beneficial owner of our common shares and warrants that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares and warrants, the U.S. federal income tax consequences relating to an investment in our common shares and warrants will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the ownership and disposition of our common shares and warrants.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (i) at least 75% of its gross income is “passive income” (the “PFIC income test”) or (ii) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, the “PFIC asset test”. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Section 1298(a)(4) of the Code provides that to the extent provided in regulations, if any person has an option to acquire stock in a PFIC, such stock shall be considered as owned by such person. Certain proposed regulations provide rules for treatment of options to acquire stock in a PFIC. The discussion below assumes that regulations relating to options to acquire PFIC stock will become effective and would apply to the warrants. Each U.S. Holder is urged to consult with its own tax advisor about the tax consequences of holding warrants if we are classified as a PFIC.

We expect that we should be treated as a PFIC for the tax year ending December 31, 2021 and in future years.

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If we are a PFIC in any taxable year during which a U.S. Holder owns our common shares or warrants, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (i) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our common shares or warrants, and (ii) any gain recognized on a sale, exchange or other disposition, including a pledge, of our common shares or warrants, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our common shares or warrants. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our common shares or warrants, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds our common shares or warrants, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our common shares. If the election is made, the U.S. Holder will be deemed to sell our common shares or warrants it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s common shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares or warrants and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our common shares if such U.S. Holder makes a valid “mark-to-market” election for our common shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our common shares will be marketable stock as long as they remain listed on the NYSE American and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our common shares held at the end of such taxable year over the adjusted tax basis of such common shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our common shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our common shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our common shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our common shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our common shares.

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The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund (“QEF”) election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our common shares or warrants, the consequences to them of an investment in a PFIC, any elections available with respect to our common shares or warrants and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the common shares or warrants of a PFIC.

Distributions

Subject to the discussion above under “Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our common shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s common shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s common shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our common shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

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A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our common shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S.-Canada Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Canada Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “Passive Foreign Investment Company Consequences”, if the U.S.-Canada Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of our common shares and warrants

Subject to the discussion above under “Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our common shares and warrants in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in our common shares or warrants, as applicable. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, our common shares and warrants were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our common shares and warrants will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Exercise or Lapse of a Warrant

Subject to the PFIC rules described above and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a common share, unless cash is received in lieu of the issuance of a fractional common share.

A U.S. Holder’s initial tax basis in the common share received on the exercise of a warrant should be equal to the sum of (i) the U.S. Holder’s tax basis in the warrant plus (ii) the exercise price paid by the U.S. Holder on the exercise of the warrant. A U.S. Holder’s holding period for common shares received on exercise of a warrant will commence on the date following the date of exercise of the warrant and will not include the period during which the U.S. Holder held the warrant.

The U.S. federal income tax treatment of a cashless exercise of warrants into common shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to the tax treatment that would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of our warrants.

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Medicare Tax on Net Investment Income

Certain U.S. Holders who are individuals, estates or trusts are subject to an additional 3.8% U.S. federal income tax on all or a portion of their “net investment income”, which generally includes dividends (and constructive dividends) on the securities and net gains from the disposition of common shares or warrants. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to them.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our common shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “- Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information.

Dividends on and proceeds from the sale or other disposition of our common shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR UNITS, COMMON SHARES OR WARRANTS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

F. Dividends and Paying Agents

Not applicable.

G. Statement by Experts

Not applicable.

H. Documents on Display

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We maintain a corporate website at https://www.goldroyalty.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Annual Report on Form 20-F.

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I. Subsidiary Information

Not applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

See “Item 5. Operating and Financial Review and Prospects – Financial Instruments and Risk Management”.

ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

Part II

ITEM 13.	Defaults, Dividend Arrearages and Delinquencies

None.

ITEM 14.	Material Modifications to the Rights of Security Holders and Use of Proceeds.

14.A. - 14.D. Material Modifications to the Rights of Security Holders

Not applicable.

14.E. Use of Proceeds

Initial public offering

In March 2021, we completed our initial public offering of 18,000,000 of our ordinary shares, at a price of US$5.00 per share. H.C. Wainwright & Co. and BMO Capital Markets acted as the joint book-running managers and co-lead underwriters of a syndicate that included CIBC Capital Markets, Haywood Securities, Raymond James Ltd., Roth Capital Partners, Scotiabank, Sprott Capital Partners L.P. and TD Securities Inc. The offering was registered under the Securities Act pursuant to our Registration Statement on Form F-1 (Registration No. 333-252036 and 333-253989), which was declared effective by the SEC on March 8, 2021.

The gross proceeds from the offering were $90.0 million. All proceeds from the offering had been used to pay for our expenses related to the offering, the acquisition of royalties and Ely, and for our operating expenses.

The amount of expenses incurred for our account in connection with the issuance and distribution of the registered securities in our initial public offering for underwriting discounts and commissions, finders’ fees, expenses paid to or for underwriters, other expenses and total expenses, as of September 30, 2021, was $5.6 million. None of the net proceeds from the initial public offering were directly or indirectly paid to the directors, officers, general partners of our company or their associates, persons owning 10% or more of our ordinary shares, or our affiliates.

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ITEM 15.	Controls and Procedures.

Disclosure controls and procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (Exchange Act)), as of the end of the period covered by this Form 20-F. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that as of September 30, 2021, our disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. While disclosure controls and procedures and internal controls over financial reporting were adequate and effective we continue to implement certain measures to strengthen control processes and procedures.

Management’s annual report on internal control over financial reporting and attestation report of the registered public accounting firm

This annual report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the Company’s registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies.

Changes in internal control over financial reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this Annual Report that have materially affected, or that are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 16.	[Reserved]

ITEM 16A.	Audit committee financial expert.

Our board of directors has determined that Ken Robertson, independent Chairperson of the audit committee, possesses specific accounting and financial management expertise and that he is the Company’s “audit committee financial expert” as defined by the rules of the SEC.

Mr. Robertson was previously a partner and Global Mining & Metals Group Leader with EY. During his career at EY in Canada and the United Kingdom, Ken developed extensive experience in initial public offerings, financings, governance and securities regulatory compliance. Mr. Robertson is a Chartered Professional Accountant and he serves on the boards of Avcorp and Mountain Province Diamonds Inc. He holds a Bachelor of Commerce degree from McMaster University and the ICD.D designation from the Institute of Corporate Directors.

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ITEM 16B.	Code of ethics.

We believe in strict adherence to the highest standards of business ethics and responsibility. We have thus adopted a Code of Conduct and Ethics that applies to us and our directors, officers, employees and advisors, which complies with the “code of ethics” contemplated by Item 16B of Form 20-F. Certain provisions of the code apply specifically to our chief executive officer, chief financial officer, and principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Conduct and Ethics is available on our website at www.goldroyalty.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Annual Report and is not incorporated by reference herein. If we make any amendment to the Code of Conduct and Ethics or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the U.S. Securities and Exchange Commission. Under Item 16B of the U.S. Securities and Exchange Commission’s Form 20-F, if a waiver or amendment of the Code of Conduct and Ethics applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we will disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

ITEM 16C.	Principal Accountant Fees and Services.

A. Audit Fees

The following sets forth the aggregate fees billed for the last fiscal year for professional fees to our principal accountants for the audit of the annual financial statements or for services normally provided by the accountant in connection with statutory and regulatory filings or engagements for the last fiscal year.

Fiscal year ended September 30, 2020	$21,010
Fiscal year ended September 30, 2021	$122,373

B. Audit-Related Fees

The following sets forth additional aggregate fees to those reported under “Audit Fees” in the last fiscal year that were provided by the principal accountant that are reasonably related to the performance of the audit or review of the financial statements:

Fiscal year ended September 30, 2020	-
Fiscal year ended September 30, 2021	$102.939

Audit-related fees are for services rendered by our auditors related to the performance of the audit of our financial statements and are not reported under the category “Audit Fees” above.

C. Tax Fees

The following sets forth the aggregate fees billed in the last fiscal year for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning:

Fiscal year ended September 30, 2020	-
Fiscal year ended September 30, 2021	$12,687

Tax fees were for tax advisory services.

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D. All Other Fees

The following sets forth the aggregate fees billed in the last fiscal year for products and services provided by the principal accountant not described above, including advisory services related to our Interactive Date File (XBRL information):

Fiscal year ended September 30, 2020	-
Fiscal year ended September 30, 2021	-

E. Audit Committee Pre-Approval Policies and Procedures

Our audit committee pre-approves our engagement of PricewaterhouseCoopers Inc. to render audit or non-audit services in terms of its non-audit services policy. All of the services described above were approved in terms of the Company’s delegation of authority framework and the audit committee’s policy on non-audit services.

ITEM 16D.	Exemptions from the Listing Standards for Audit Committees.

Not applicable.

ITEM 16E.	Purchases of Equity Securities by the Issuer and Affiliated Purchasers.

None.

ITEM 16F.	Change in Registrant’s Certifying Accountant.

Not applicable.

ITEM 16G.	Corporate Governance.

Section 110 of the NYSE American company guide permits NYSE American to consider the laws, customs and practices of foreign issuers in relaxing certain NYSE American listing criteria, and to grant exemptions from NYSE American listing criteria based on these considerations. A company seeking relief under these provisions is required to provide written certification from independent local counsel that the non-complying practice is not prohibited by home country law. A description of the significant ways in which our governance practices differ from those followed by U.S. domestic companies pursuant to NYSE American standards is as follows:

Proxy Delivery Requirement

NYSE American requires the solicitation of proxies and delivery of proxy statements for all shareholder meetings, and requires that these proxies be solicited pursuant to a proxy statement that conform to the proxy rules of the U.S. Securities and Exchange Commission. We are a foreign private issuer as defined in Rule 3b-4 under the Exchange Act and our equity securities are accordingly exempt from the proxy rules set forth in Sections 14(a), 14(b), 14(c) and 14(f) of the Exchange Act. We solicit proxies in accordance with applicable rules and regulations in Canada.

Shareholder Approval Requirement

NYSE American requires a listed company to obtain the approval of its shareholders for certain types of securities issuances, including private placements that may result in the issuance of common shares (or securities convertible into common shares) equal to 20% or more of presently outstanding shares for less than the greater of book or market value of the shares. There is no requirement under the CBCA to obtain such approval of equity issuances.

Board Independence

The NYSE American requires listed companies to have a board of directors that is comprised by a majority of independent directors within one year of initial listing on the exchange. At its upcoming Meeting of shareholders, the Company has nominated a board of directors that will be comprised of 50% independent directors. The Company’s board of directors has adopted a mandate requiring the board of directors to be comprised of at least 50% independent directors and, after the second fiscal year that commences after its initial public offering, at least a majority of independent directors.

ITEM 16H.	Mine Safety Disclosure.

Not applicable.

ITEM 16I.	Disclosure Regarding Foreign Jurisdictions that Prevent Inspections.

Not applicable.

Part III

ITEM 17.	Financial Statements.

Not applicable.

ITEM 18.	Financial Statements.

See our financial statements beginning on page F-1, which are filed as part of this Form 20-F.

I-137

ITEM 19.	EXHIBITS

Exhibit Number	Description

1.1	Articles of Incorporation, as presently in effect (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

1.2	Amended and Restated By-law No. 1 (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

1.3	By-law No.2 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

2.1*	Description of Securities Registered under Section 12

2.2	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 22, 2021)

2.3	Specimen warrant certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 22, 2021)

2.4	Form of Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 22, 2021)

4.1#	Employment Letter Agreement with David Garofalo, dated August 1, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

4.2#	Employment Letter Agreement with Josephine Man, dated November 18, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

4.3#	Employment Letter Agreement with John Griffith, dated August 31, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

4.4*#†	Employment Letter Agreement with Samuel Mah, dated June 1, 2021

4.5#	Equity Incentive Plan, dated October 19, 2020 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

4.6	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

4.7†	Royalty Purchase Agreement, dated November 27, 2020, by and between the Registrant and GoldMining Inc. (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

4.8†	Form of Royalty Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

4.9	Arrangement Agreement between Gold Royalty Corp. and Ely Gold Royalties Inc., dated June 21, 2021 (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K filed with the SEC on July 6, 2021)

4.10	Arrangement Agreement between Gold Royalty Corp. and Abitibi Gold Royalties Inc., dated September 6, 2021 (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K filed with the SEC on September 17, 2021)

4.11	Arrangement Agreement between Gold Royalty Corp. and Golden Valley Mines and Royalties Ltd., dated September 6, 2021 (incorporated by reference to Exhibit 99.3 to the Company’s Form 6-K filed with the SEC on September 17, 2021)

4.12	Consulting Agreement, dated September 1, 2020, by and between the Registrant and Ian Telfer (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 12, 2021)

8.1*	List of Significant Subsidiaries

12.1*	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a)

12.2*	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a)

13.1**	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

13.2**	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

15.1*	Consent of Alastair Still

101.INS*	Inline XBRL Instant Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBLR Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

104*	Cover Page Interactive Data File – (formatted as Inline XBRL and contained in Exhibit 101)

* Filed herewith.

**Furnished herewith.

# Indicates management contract or compensatory plan.

† Portions of this exhibit (indicated by asterisks) have been excluded because such information is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this report on its behalf.

Gold Royalty Corp.

December 23, 2021	By:	/s/ Josephine Man
	Name:	Josephine Man
	Title:	Chief Financial Officer

I-139

GOLD ROYALTY CORP.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2020

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Report of Independent Registered Public Accounting Firm

To the Shareholders of Gold Royalty Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Gold Royalty Corp. and its subsidiaries (together, the Company) as of September 30, 2021 and 2020, and the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year ended September 30, 2021 and for the period from incorporation on June 23, 2020 to September 30, 2020, including the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and its financial performance and its cash flows for the year ended September 30, 2021 and the period from incorporation on June 23, 2020 to September 30, 2020 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

December 23, 2021

We have served as the Company’s auditor since 2020.

PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

I-141

Gold Royalty Corp.

Consolidated Statements of Financial Position

(Expressed in United States dollars unless otherwise stated)

		As at September 30,	As at September 30,
	Notes	2021	2020
		($)	($)
Assets
Current assets
Cash and cash equivalents	4	9,905,480	37,539
Short-term investments	5	1,117,769	-
Accounts receivable		411,715	-
Prepaids and other receivables	6	1,865,816	16,330
		13,300,780	53,869
Non-current assets
Royalties	7	256,833,456	-
Exploration and evaluation assets	8	7,711,535	-
Long-term investments	9	1,586,600	-
Other long-term assets		66,470	1,587
		266,198,061	1,587

		279,498,841	55,456

Current Liabilities
Accounts payable and accrued liabilities	15	6,884,679	75,452
Current portion of lease obligation		36,311	-
Due to former parent company		-	120,930
		6,920,990	196,382
Non-current liabilities
Lease obligation		11,300	-
Derivative liability	10	4,549,074	-
Deferred income tax liability	11	42,700,000	-
		54,181,364	196,382
Equity
Issued Capital	12	228,619,530	1
Reserves	12	11,403,811	-
Accumulated deficit		(15,146,866)	(140,631)
Accumulated other comprehensive income (loss)		441,002	(296)
		225,317,477	(140,926)
		279,498,841	55,456

Subsequent events (Note 17)

Approved by the Board of Directors:

/s/ “Ken Robertson”
Ken Robertson Director

/s/ “Warren Gilman”
Warren Gilman Director

The accompanying notes are an integral part of these consolidated financial statements

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Gold Royalty Corp.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in United States dollars unless otherwise stated)

			Period from
		For the	incorporation on
		year ended	June 23, 2020 to
	Notes	September 30, 2021	September 30, 2020
		($)	($)

Revenue
Royalty income		191,991	-

Cost of sales
Depletion of royalties		163,817	-
Gross profit		28,174	-

Expenses
Consulting fees		2,677,189	-
Depreciation		4,844	45
Management and directors’ fees	15	1,172,286	15,698
General and administrative		2,937,385	5,106
Professional fees		2,481,019	119,782
Share-based compensation	12	3,324,286	-
Exploration and evaluation expenses		12,516	-
Operating loss for the year		(12,581,351)	(140,631)

Other items
Change in fair value of derivative liability	10	(1,511,372)	-
Change in fair value of short-term investments	5	(168,431)	-
Foreign exchange loss		(812,429)	-
Interest income		67,348	-
Net loss for the year		(15,006,235)	(140,631)

Other comprehensive income (loss)
Item that may be reclassified subsequently to net income:
Foreign currency translation differences		441,298	(296)
Total comprehensive loss for the year		(14,564,937)	(140,927)

Net loss per share, basic and diluted		(0.45)	(140,631.00)

Weighted average number of common shares
outstanding, basic and diluted		33,555,265	1

The accompanying notes are an integral part of these consolidated financial statements

I-143

Gold Royalty Corp.

Consolidated Statements of Changes in Equity

(Expressed in United States dollars unless otherwise stated)

						Accumulated
		Number of				Other
		Common	Issued		Accumulated	Comprehensive
	Notes	Shares	Capital	Reserves	Deficit	Income (Loss)	Total
			($)	($)	($)	($)	($)
Balance at June 23, 2020		-	-	-	-	-	-
Issued capital		1	1	-	-	-	1
Net loss for the year		-	-	-	(140,631)	-	(140,631)
Total other comprehensive loss		-	-	-	-	(296)	(296)
Balance at September 30, 2020		1	1	-	(140,631)	(296)	(140,926)
Cancellation of common share issued upon incorporation		(1)	(1)	-	-	-	(1)
Common shares issued to former parent company for cash	12	5,000,000	50,000	-	-	-	50,000
Performance based restricted shares issued	12	1,500,000	-	-	-	-	-
Common shares issued to acquire royalties	7	15,000,000	13,076,000	-	-	-	13,076,000
Private placement of common shares for cash	12	1,325,000	2,848,750	-	-	-	2,848,750
Share-based compensation - performance based restricted shares	12	-	408,815	-	-	-	408,815
Share-based compensation - share options	12	-	-	2,199,837	-	-	2,199,837
Initial public offering:
Common shares and common share purchase warrants issued for cash	12	18,000,000	82,968,750	7,031,250	-	-	90,000,000
Common shares issued on exercise of over-allotment option	12	721,347	3,603,128	-	-	-	3,603,128
Common share purchase warrants issued on exercise of over-allotment option	12	-	-	13,500	-	-	13,500
Underwriters’ fees and issuance costs	12	-	(5,154,455)	(416,389)	-	-	(5,570,844)
Common shares issued for marketing services	12	75,000	345,000	-	-	-	345,000
Common shares issued to acquire Ely Gold Royalties Inc.	3	30,902,176	130,407,183	-	-	-	130,407,183
Common share purchase warrants of Ely Gold Royalties Inc.	3	-	-	2,602,967	-	-	2,602,967
Common shares issued upon exercise of common share purchase warrants	12	15,086	66,359	(27,354)	-	-	39,005
Net loss for the year		-	-	-	(15,006,235)	-	(15,006,235)
Total other comprehensive income		-	-	-	-	441,298	441,298
Balance at September 30, 2021		72,538,609	228,619,530	11,403,811	(15,146,866)	441,002	225,317,477

The accompanying notes are an integral part of these consolidated financial statements

I-144

Gold Royalty Corp.

Consolidated Statements of Cash Flows

(Expressed in United States dollars unless otherwise stated)

		Period from
		incorporation on
	For the	June 23, 2020 to
	September 30, 2021	September 30, 2020
	($)	($)
Operating activities
Net loss before tax for the year	(15,006,235)	(140,631)
Items not involving cash:
Accretion and depreciation	5,183	45
Depletion of royalties	163,817	-
Interest income	(63,588)	-
Share-based compensation	2,994,836	-
Change in fair value of short-term investments	168,431	-
Change in fair value of derivative liability	1,511,372	-
Unrealized foreign exchange loss	(29,218)	-
Net changes in non-cash working capital items:
Accounts receivables	(149,818)	-
Prepaids and other receivables	(1,484,992)	(16,330)
Accounts payable and accrued liabilities	23,326	73,820
Due to former parent company	(83,096)	83,096
Cash used in operating activities	(11,949,982)	-

Investing activities
Investment in royalties	(9,369,790)	-
Acquisition of Ely Gold Royalties Inc., net of cash acquired	(58,247,027)	-
Investment in exploration and evaluation assets	(20,000)	-
Long-term investments acquired	(1,586,600)	-
Purchase of equipment	(1,632)	-
Payment of lease obligations	(3,722)	-
Interest received	63,699	-
Cash used in investing activities	(69,165,072)	-

Financing activities
Proceeds from common shares issued to former parent company	50,000	-
Proceeds from private placement of common shares	2,848,750	-
Proceeds from initial public offering, net of
underwriters’ fees and issuance costs	88,045,784	-
Proceeds from exercise of common share purchase warrants	39,005	-
Proceeds from common shares issued	-	1
Due to former parent company	(37,538)	37,538
Cash provided by financing activities	90,946,001	37,539

Effect of exchange rate changes on cash	36,994	-

Net increase in cash	9,867,941	37,539
Cash and cash equivalents
Beginning of year	37,539	-
End of year	9,905,480	37,539

The accompanying notes are an integral part of these consolidated financial statements

I-145

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

1. Corporate Information

Gold Royalty Corp. (“GRC” or “the Company”) is a company incorporated in Canada on June 23, 2020 and domiciled in Canada. GRC is principally engaged in acquiring gold-focused royalty and mineral stream interests. The registered office of the Company is located at 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada. The principal address of the Company is located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3, Canada.

The Company was a subsidiary of GoldMining Inc. (“GoldMining”) until the Company completed its initial public offering (the “IPO”) on March 11, 2021. The Company’s common share (the “GRC Shares”) and common share purchase warrants are listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively.

On August 23, 2021, the Company acquired all of the outstanding common shares of Ely Gold Royalties Inc. (“Ely”) (Note 3) which has been consolidated from the date of acquisition.

2. Basis of Preparation and Significant Accounting Policies

2.1 Statement of compliance

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). These consolidated financial statements were authorized for issue by the Company’s board of directors on December 23, 2021.

2.2 Basis of presentation

The Company’s consolidated financial statements have been prepared on a historical cost basis except for financial instruments that have been measured at fair value. The Company’s consolidated financial statements are presented in United States dollars (“U.S. dollar”, “$” or “dollar”). All values are rounded to the nearest dollar except where otherwise indicated.

On March 11, 2021, GRC, the parent entity, changed its functional currency from the Canadian dollar to the U.S. dollar. The change in functional currency resulted from the growing proportion of expenses paid in U.S. dollars and the receipt of the cash proceeds of $88 million in U.S. dollars upon the completion of the IPO on March 11, 2021.

The effect of the change in functional currency is accounted for prospectively with no impact on prior period information. The Company translated all items into the new functional currency using the exchange rate at the date of the change. The resulting translated amounts for non-monetary items are treated as their historical cost. Exchange differences arising from translation previously recognized in other comprehensive income are not reclassified from equity to profit or loss until the disposal of the operation.

The accounting policies applied in the preparation of consolidated financial statements are consistent with those applied and disclosed in the Company’s annual financial statements for the year ended September 30, 2020 except for the newly adopted policies presented below which relate to business combinations, revenue recognition, exploration and evaluation assets, and share-based payments.

2.3 Basis of consolidation

The consolidated financial statements include the financial statements of Gold Royalty Corp. and its wholly-owned subsidiaries, being Gold Royalty U.S. Corp., Ely Gold Royalties Inc., 1320505 B.C. Ltd., Nevada Select Royalty, Inc., Ren Royalties LLC, VEK Associates and DHI Minerals (U.S.) Ltd. Subsidiaries are consolidated from the date the Company obtains control, and continue to be consolidated until the date that control ceases. Control is achieved when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

I-146

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

2. Basis of Preparation and Significant Accounting Policies (continued)

2.3 Basis of consolidation (continued)

All inter-company transactions, balances, income and expenses are eliminated through the consolidation process.

The accounts of all subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. The functional currency of all subsidiaries is the United States dollar. For the period prior to the change in functional currency, the results of GRC, the parent entity, were translated from Canadian dollars using period end exchange rate as to assets and liabilities and average exchange rates as to income and expenses. All resulting exchange differences were recognized in other comprehensive income (loss).

2.4 Significant accounting policies

Royalties

Royalties consist of acquired royalty interests in producing, development and exploration and evaluation stage properties. Royalties are recorded at cost and capitalized as tangible assets on a property-by-property basis. They are subsequently measured at cost less accumulated depletion and depreciation and accumulated impairment losses, if any. The Company assesses the carrying costs for impairment when indicators of impairment exist. Project due diligence costs that are not related to a specific agreement are expensed in the period incurred.

Producing royalty interests are recorded at cost in accordance with IAS 16, Property, Plant and Equipment and depleted using the units-of production method over the life of the property to which the royalty relates, which is estimated using available information of proven and probable mineral reserves specifically associated with the properties and may include a portion of resources expected to be classified as mineral reserves at the mine corresponding to the specific interest.

On acquisition of a royalty, an allocation of its cost or fair value may be attributed to the exploration potential of the interest. The value of the exploration potential is accounted for in accordance with IFRS 6, Exploration and Evaluation of Mineral Resources and is not depleted until such time as the technical feasibility and commercial viability have been established at which point the value of the asset is accounted for in accordance with IAS 16, Property, Plant and Equipment.

Exploration and Evaluation Assets

All costs incurred prior to obtaining the legal right to undertake exploration and evaluation activities on a project are expensed in the period incurred. Exploration and evaluation costs arising following the acquisition of an exploration license are capitalized on a project-by-project basis. Costs incurred include appropriate technical and administrative overheads. Exploration assets are carried at historical cost less any impairment losses recognized. Exploration and evaluation activity includes geological and geophysical studies, exploratory drilling and sampling and resource development.

Upon demonstration of the technical and commercial feasibility of a project and a development decision, any past exploration and evaluation costs related to that project are subject to an impairment test and are reclassified in accordance with IAS 16, Property Plant and Equipment.

Management assesses exploration assets for impairment at each reporting period or when facts and circumstances suggest that the carrying value of capitalized exploration costs may not be recoverable.

I-147

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

2.4 Significant accounting policies (continued)

Exploration and Evaluation Assets (continued)

For option payments received pursuant to mineral property option agreements where the Company acts as the optionor in the agreement, option proceeds are recognized as a credit to the amounts previously capitalized as exploration and evaluation asset acquisition costs. Any amounts received in excess of amounts capitalized are recorded as a credit in the consolidated statements of comprehensive loss. When the optionee fulfills all option requirements and acquires interest in the property in which the Company retains a royalty, the property is transferred from exploration and evaluation assets to royalties.

Impairment of non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its royalties and exploration and evaluation assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists or when annual impairment testing for an asset is required, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the assets belong.

Impairment reviews for exploration and evaluation assets are carried out on a property-by-property basis, with each property representing a single cash generating unit. An impairment review is undertaken when indicators of impairment arise, but typically, when one of the following circumstances apply:

●	The right to explore the area has expired or will expire in the near future with no expectation of renewal;
●	Substantive expenditure on further exploration for and evaluation of mineral resources in the area is neither planned nor budgeted;
●	No commercially viable deposits have been discovered, and the decision had been made to discontinue exploration in the area; and
●	Sufficient work has been performed to indicate that the carrying amount of the expenditure carried as an asset will not be fully recovered.

Recoverable amount is the higher of an asset’s (or cash-generating unit’s) fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statements of comprehensive loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount, net of depreciation, that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years.

Cash and cash equivalents

Cash and cash equivalents comprise of cash on deposit with banks and highly liquid short-term interest-bearing investments with a term to maturity at the date of purchase of 90 days or less which are subject to an insignificant risk of change in value.

I-148

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

2.4 Significant accounting policies (continued)

Foreign currencies

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities are translated using period end exchange rates. Foreign currency gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of loss and comprehensive loss.

Revenue recognition

Revenue is comprised of revenue earned in the period from royalty interests.

For royalty interests, revenue recognition occurs when control of the relevant commodity is transferred to the end customer by the operator of the royalty property. Revenue is measured at the fair value of the consideration received or receivable when management can reliably estimate the amount, pursuant to the terms of the royalty agreement. In some instances, the Company will not have access to sufficient information to make a reasonable estimate of consideration to which it expects to be entitled and, accordingly, revenue recognition is deferred until management can make a reasonable estimate. Differences between estimates and actual amounts are adjusted and recorded in the period that the actual amounts are known.

Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Net loss per share

Basic net loss per share includes no potential dilution and is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. The basic and diluted net loss per share are the same as there are no instruments that have a dilutive effect on earnings.

Segment Reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses. The Company’s operating segments are components of the Company’s business for which discrete financial information is available and which are reviewed regularly by the Company’s Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance.

Business combinations

Transactions whereby the assets acquired and liabilities assumed constitute a business are business combinations. A business is defined as an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing goods or services to customers, generating investment income or generating other income from ordinary activities.

I-149

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

2.4 Significant accounting policies (continued)

Business combinations (continued)

Business combinations in which the Company is identified as the acquirer are accounted for using the acquisition method of accounting, whereby identifiable assets acquired, and liabilities assumed, including contingent liabilities, are recognized at their fair values at the acquisition date. The acquisition date is the date at which the Company obtains control over the acquiree, which is generally the date that consideration is transferred, and the Company acquires the assets and assumes the liabilities of the acquiree.

It generally requires time to obtain the information necessary to identify and measure the assets acquired and liabilities assumed as of the acquisition date. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the business combination occurs, the Company reports in its consolidated financial statements provisional amounts for the items for which the fair value measurement is incomplete. During the period from the acquisition date to the time the Company receives the relevant information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable (the “measurement period”), the Company will retrospectively adjust the provisional amounts recognized at the acquisition date to reflect new relevant information obtained about facts and circumstances that existed as of the acquisition date and, if known, would have affected the measurement of the amounts recognized as of that date, including recognizing additional assets or liabilities. The measurement period does not exceed one year from the acquisition date.

The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Company, the liabilities, including contingent consideration, incurred and payable by the Company to former owners of the acquiree and the equity interests issued by the Company. Acquisition-related costs, other than costs to issue debt or equity securities of the Company, are expensed as incurred.

At the acquisition date, non-controlling interests are recorded at their proportionate share of the fair value of identifiable net assets acquired. When the cost of the acquisition exceeds the fair value of the identifiable net assets acquired, the difference is recognized as goodwill.

The results of businesses acquired during the period are included in the consolidated financial statements from the date of acquisition.

Income taxes

Income tax expense represents the sum of tax currently payable and deferred tax. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of each reporting period. Deferred income tax is provided using the liability method on temporary differences, at the end of each reporting period, between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

●	where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
●	in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

I-150

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

2.4 Significant accounting policies (continued)

Income taxes (continued)

●	where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
●	in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of each reporting period. Deferred income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statements of comprehensive loss.

Deferred income tax assets and deferred income tax liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

Financial Instruments

Financial instruments are recognized in the consolidated statements of financial position on the trade date, being the date in which the Company becomes a party to the contractual provisions of the financial instrument. The Company’s financial instruments consist of cash and cash equivalents, short-term and long-term investments, accounts receivable, accounts payable and accrued liabilities, lease obligation, obligation under royalty acquisition and derivative liability.

The Company determines the classification of financial assets at initial recognition. Short-term investments are equity instruments held for trading and are classified as fair value through profit and loss (“FVTPL”). Long-term investments in common shares are held for long-term strategic purposes and not for trading. The Company has made an irrevocable election to designate all these investments as fair value through other comprehensive income (“FVTOCI”) in order to provide a more meaningful presentation based on management’s intention, rather than reflecting changes in fair value in net income. Such investments are measured at fair value at the end of each reporting period, with any gains or losses arising on re-measurement recognized as a component of other comprehensive income under the classification of gain (loss) on revaluation of investments. Cumulative gains and losses are not subsequently reclassified to profit or loss. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or where the Company has opted to measure them at FVTPL.

All financial instruments are initially recorded at fair value and designated as follows:

Financial Assets	Classification
Cash and cash equivalents	Financial assets at amortized cost
Short-term investments	FVTPL
Accounts receivables	Financial assets at amortized cost
Long-term investments	FVTOCI

I-151

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

2.4 Significant accounting policies (continued)

Financial Instruments (continued)

Financial Liabilities	Classification
Accounts payable and accrued liabilities	Financial liabilities at amortized cost
Lease obligation	Financial liabilities at amortized cost
Derivative liability	FVTPL

Financial assets are derecognized when the contractual rights to the cash flows from the asset expire. Financial liabilities are derecognized only when the Company’s obligations are discharged, cancelled or otherwise expire. On derecognition, the difference between the carrying amount (measured at the date or derecognition) and the consideration received (including any new asset obtained less any new liability obtained) is recognized in profit or loss.

Share-based payments

Restricted Shares

The fair value of restricted shares is measured at grant date and recognized over the period during which the restricted shares vest. When restricted shares are conditional upon the achievement of a performance condition, the Company estimates the length of the expected vesting period at the grant date, based on the most likely outcome of the performance condition. The fair value of the restricted shares is determined based on the fair value of the common shares on the grant date, adjusted for minority shareholder discount, liquidity discount and other applicable factors that are generally recognized by market participants.

The fair value of restricted shares is recognized as an expense over the vesting period based on the best available estimate of the number of restricted shares expected to vest; that estimate will be revised if subsequent information indicates that the number of restricted shares expected to vest differs from previous estimates.

Share Options

The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of share options. The fair value of share options granted to employees is recognized as an expense over the vesting period with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes, provides services that could be provided by a direct employee, or has authority and responsibility for planning, directing and controlling the activities of the Company, including non-executive directors. The fair value is measured at the grant date and recognized over the period during which the options vest. Consideration received on the exercise of share options is recorded as issued capital and the related share-based compensation reserve is transferred to issued capital.

Significant accounting policy judgments and sources of estimation uncertainty

The preparation of these consolidated financial statements requires management to make accounting policy judgments and make estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of income and expenses during the reporting period. On an ongoing basis, management evaluates its accounting policy judgments and estimates in relation to assets, liabilities, income and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

Management is required to make judgements in the application of the Company’s accounting policies. The significant accounting policy judgements relevant to the current period are as follows:

I-152

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

2.4 Significant accounting policies (continued)

Significant accounting judgments and estimates (continued)

●	The Company’s business is the acquisition of royalties. Each royalty has its own unique terms and judgement is required to assess the appropriate accounting treatment. The assessment of whether an acquisition meets the definition of a business or whether assets are acquired is an area of judgement. In evaluating whether a transaction is a business combination management must consider if the acquired assets or entities encompass an integrated set of activities and assets that is capable of being conducted and managed for the purpose of generating income. Additionally, an optional asset concentration test may be applied. If deemed to be a business combination, applying the acquisition method to business combinations requires each identifiable asset and liability to be measured at its acquisition date fair value. The excess, if any, of the fair value of the consideration over the fair value of the net identifiable assets acquired is recognized as goodwill.

●	The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. Determination of functional currency may involve judgment to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determine the primary economic environment.

Information about significant sources of estimation uncertainty are described below.

●	The Company is required to make a number of estimates in the application of business combination accounting. The determination of the acquisition date fair values often requires management to make assumptions and estimates about future events. The assumptions and estimates with respect to determining the fair value of royalty interests generally require a high degree of judgement, and include estimates of mineral reserves and resources acquired, future metal prices, discount rates and conversion of reserves and resources. Changes in any of the assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amounts assigned to assets and liabilities.

●	The Company estimates the attributable reserve and resource relating to the mineral properties underlying the royalties that are held by the Company. Reserves and Resources are estimates of the amount of minerals that can be economically and legally extracted from the mining properties at which the Company has royalty interests, adjusted where applicable to reflect the Company’s percentage entitlement to minerals produced from such mines. The public disclosures of Reserves and Resources that are released by the operators of the interests involve assessments of geological and geophysical studies and economic data and the reliance on a number of assumptions, including commodity prices and production costs. The estimates of Reserves and Resources may change based on additional knowledge gained subsequent to the initial assessment. Changes in the Reserve or Resource estimates may impact the carrying value of the Company’s royalty interests.

●	The Company values its investments in private entities at fair value at each reporting date. When the fair values of these financial instruments cannot be measured based upon quoted prices in active markets, their fair value is based on estimates made by management using valuation techniques. The inputs to these valuation models are taken from observable market data where possible, including concurrent third-party investments, but where this is not feasible, a degree of judgement is required in establishing fair value. Changes in assumptions related to these inputs could affect the reported fair value of the financial instruments.

●	In March 2020, the World Health Organization declared a global pandemic related to COVID-19. The current and future impact on global commerce is far-reaching. To date there has been significant stock market volatility, significant volatility in commodity and foreign exchange markets, restrictions on the conduct of business in many jurisdictions including the temporary suspension of mining activities and mine development, and the global movement of people and some goods has become restricted. There is significant ongoing uncertainty surrounding COVID-19 and the extent and duration of the impacts that it may have on demand and prices for the commodities relating to the Company’s royalties, on the operations in which it holds royalty interests, on its employees and on global financial markets.

I-153

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

3. Acquisition of Ely

On August 23, 2021, the Company completed the acquisition of all of the outstanding common shares Ely (the “Ely Shares”) by way of a statutory plan of arrangement (the “Ely Arrangement”) under the Business Corporations Act (British Columbia). The Company issued 30,902,176 GRC Shares and paid $65 million (C$84 million) in cash. Each of the 15,946,732 warrants to purchase Ely Shares (an “Ely Warrant”) that were outstanding immediately prior to the effective time represent the right to acquire, on valid exercise thereof (including payment of the applicable exercise price), 0.2450 of a GRC Share plus C$0.0001.

The Ely Warrants are exercisable into 3,906,949 of GRC Shares with no change in the aggregate underlying exercise price denominated in Canadian dollar. The estimated total value for the Ely Warrants of $5,640,669 at the closing date is included in total consideration, of which $2,602,967 is classified as equity in accordance with IFRS 2 Share-based Payment and presented in reserve and $3,037,702 is classified as derivative liabilities in accordance with IAS 32 Financial Instruments: Presentation because they are denominated in Canadian dollars, which differs from the Company’s functional currency. The change in fair value on the warrant derivative liabilities has been recorded as change in fair value of derivative liability in the consolidated statements of comprehensive loss.

The following table summarizes the fair value of the consideration paid and the preliminary fair values of the assets acquired, and liabilities assumed on the closing date:

($)
Consideration paid
Cash paid to Ely shareholders(1)	65,016,496
GRC Shares issued to Ely shareholders(1)	130,193,499
15,946,732 Ely Warrants deemed to be exchanged for GRC Shares	5,640,669
Total consideration	200,850,664

Allocation of consideration
Cash and cash equivalents	6,769,469
Short-term investments	1,291,022
Accounts receivable	261,897
Prepaid and other receivables	193,055
Reclamation bond	21,915
Property, plant & equipment	47,714
Royalties	231,172,628
Exploration and evaluation assets	7,691,535
Accounts payable and accrued liabilities	(3,847,216)
Lease obligation	(51,355)
Deferred income tax liability	(42,700,000)
Net assets acquired	200,850,664

(1)	Consideration excludes a portion of cash ($329,450) and share ($213,684) consideration representing the excess of the value of consideration over the intrinsic value of Ely’s share options outstanding prior to the closing date. Such excess is recorded as share-based compensation in the consolidated statements of comprehensive loss on the closing date.

The GRC shares issued to Ely shareholders were measured based on a share price of $4.22, the share price of GRC immediately prior to the closing of the transaction. The fair value of the Ely Warrants at the time of the acquisition was estimated based on the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate of 0.40%, expected life of the Ely Warrant of 1.91 years, expected volatility of 37%, expected dividend yield of 0% and estimated forfeiture rate of 0%. The weighted average fair value of the Ely Warrants deemed to be exchanged on the closing date was $0.35 per Ely Warrant.

I-154

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

3. Acquisition of Ely (continued)

The fair value of short-term investments acquired was estimated using their quoted market prices. The fair values of producing and development stage royalties were estimated using discounted cash flow models. Expected future cash flows used to estimate the fair value of these royalties are based on estimates of future gold prices, projected future production, estimated quantities of mineral reserves and resources, expected future production costs, and discount rates at the closing date. The fair values of exploration stage royalties were estimated using a market approach based on comparable market transactions. The fair value of receivables and payables are equal to their gross contractual amounts at the closing date.

Transaction costs of $2.9 million were expensed in the consolidated statements of comprehensive loss and included advisory and consulting fees of $1.9 million and legal and other professional fees of $1.0 million. On closing date, the Company recognized share-based compensation of $543,134, of which $329,450 was paid from the cash consideration and $213,684 was paid from the share consideration, representing the excess of consideration given to Ely share option holders over the intrinsic value of options to purchase Ely Shares outstanding immediately prior to the closing date. The intrinsic value of Ely’s share options was determined based on Ely’s share price on the last trading day prior to the closing date. The difference between the intrinsic value and the value of the cash consideration and GRC Shares that the Ely Shares were exchanged for, has been treated as share-based compensation expense.

The Company’s preliminary purchase accounting was based upon preliminary valuations performed to determine the fair value of the net assets as of the acquisition date and is subject to adjustments for up to one year after the closing date of the acquisition to reflect final valuations. The accounting for the business combination is not complete as the valuation for certain acquired employee related liabilities have not been finalized. These final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed above.

4. Cash and cash equivalents

	September 30,	September 30,
	2021	2020
	($)	($)
Cash and cash equivalents consist of:
Cash at bank	5,905,480	37,539
Guaranteed Investment Certificates	4,000,000	-
Total	9,905,480	37,539

5. Short-term investments

The Company’s short-term investments comprise of common shares of the following companies:

	September 30, 2021
	Number of
	Shares	($)

Contact Gold Corp.	2,362,941	93,434
Eminent Gold Corp.	200,000	131,858
Fortitude Gold Corp.	74,946	506,635
Lahontan Gold Corp.	325,000	89,279
McEwen Mining Inc.	53,600	55,952
Sanatana Resources Inc.	1,666,666	150,433
Solitario Royalty & Exploration Corp.	119,352	66,240
VR Resources Ltd.	100,000	23,938
		1,117,769

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Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

5. Short-term investments (continued)

The short-term investments were acquired as part of the Company’s acquisition of Ely. At the time of acquisition, these investments had a fair value of $1,291,022. During the year ended September 30, 2021, the Company recognized a loss on the change in the fair value on short-term investments of $168,431 (2020: $Nil).

6. Prepaids and other receivables

As at September 30, 2021, the amount of prepaid insurance premiums and marketing fees was $998,489 (2020: $Nil) and $296,208 (2020: $Nil), respectively. A portion of the prepaid marketing fee was satisfied by the issuance of 75,000 common shares of the Company (Note 12). On September 30, 2021, the amount of other tax receivable was $303,748 (2020: $Nil).

7. Royalties

($)
Balance at September 30, 2020	-
Additions	25,445,415
Acquisition from Ely (Note 3)	231,172,628
Depletion	(163,817)
Functional currency translation	379,230
Balance at September 30, 2021	256,833,456

	Cost			Accumulated Depletion			Foreign Currency	Carrying
	Opening	Additions	Ending	Opening	Depletion	Ending	Translation	Amount
September 30, 2021	($)	($)	($)	($)	($)	($)	($)	($)

Depletable Royalties
Isabella Pearl	-	2,820,538	2,820,538	-	5,579	5,579	-	2,814,959
Jerritt Canyon	-	8,920,908	8,920,908	-	73,948	73,948	-	8,846,960
Marigold	-	1,261,207	1,261,207	-	84,290	84,290	-	1,176,917
Subtotal	-	13,002,653	13,002,653	-	163,817	163,817	-	12,838,836

Non-depletable Royalties
Beaufor	-	1,235,414	1,235,414	-	-	-	-	1,235,414
Croinor	-	5,329,811	5,329,811	-	-	-	-	5,329,811
Fenelon	-	41,552,905	41,552,905	-	-	-	-	41,552,905
Gold Rock	-	3,275,322	3,275,322	-	-	-	-	3,275,322
Hog Ranch	-	12,879,239	12,879,239	-	-	-	-	12,879,239
Lincoln Hill	-	5,288,677	5,288,677	-	-	-	-	5,288,677
McKenzie Break	-	4,010,405	4,010,405	-	-	-	-	4,010,405
Railroad-Pinion	-	3,032,071	3,032,071	-	-	-	-	3,032,071
Rawhide	-	3,820,573	3,820,573	-	-	-	-	3,820,573
REN (Net Profit Interest)	-	21,016,741	21,016,741	-	-	-	-	21,016,741
REN (Net Smelter Return)	-	42,364,755	42,364,755	-	-	-	-	42,364,755
São Jorge	-	2,194,333	2,194,333	-	-	-	79,793	2,274,126
Titiribi	-	2,904,333	2,904,333	-	-	-	105,625	3,009,958
Whistler	-	2,575,033	2,575,033	-	-	-	-	2,575,033
Yellowknife	-	1,804,433	1,804,433	-	-	-	65,607	1,870,040
Others	-	90,331,345	90,331,345	-	-	-	128,205	90,459,550
Subtotal	-	243,615,390	243,615,390	-	-	-	379,230	243,994,620
Total	-	256,618,043	256,618,043	-	163,817	163,817	379,230	256,833,456

On November 27, 2020, the Company entered into a royalty purchase agreement with GoldMining, the Company’s former parent, pursuant to which GoldMining caused its applicable subsidiaries to create and issue to the Company net smelter return (“NSR”) royalties ranging from 0.5% to 2.0% on 17 gold properties and transfer to the Company certain buyback rights held by its subsidiaries. The purchase consideration with a fair value of $13,076,000 was satisfied by the issuance of 15,000,000 GRC Shares.

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Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

7. Royalties (continued)

On February 1, 2021, the Company entered into a royalty purchase agreement with Quartz Mountain Resources Ltd. and Wavecrest Resources Inc. Pursuant to the terms of the agreement, the Company acquired a 1% NSR on a portion of the Quartz Mountain Project located in Oregon, USA, for a cash consideration of $150,000.

On July 23, 2021, the Company entered into a definitive agreement with Monarch to acquire a portfolio of gold royalty interests, including a C$2.50 per tonne royalty on material processed through Monarch’s Beacon mill originating from the Beaufor mine operations, a 2.5% NSR on each of Monarch’s Croinor Gold, McKenzie Break and Swanson properties, and a 1% NSR on Monarch’s Beaufor property. The consideration was approximately $12 million (C$15 million), of which approximately $9 million (C$11.25 million) was paid on closing and approximately $3 million (C$3.75 million) is payable upon the 6-month anniversary of closing. Monarch has the right to repurchase a 1.25% NSR on each of the Croinor Gold, McKenzie Break and Swanson properties for C$2 million per property. Such rights may only be exercised by Monarch for a period of 30 days after December 31, 2027 after the gold price as quoted by the London Bullion Market exceeds $2,000 per ounce continuously for 30 consecutive days. The transaction closed on August 5, 2021.

On August 23, 2021, the Company completed its acquisition of Ely and acquired a portfolio of royalties in Canada and the U.S.A for a total fair value of $231,172,628 (Note 3).

The following is a summary of selected royalties own by the Company as of September 30, 2021:

Property	Jurisdiction	Property Stage	Royalty
Isabella Pearl Mine	Nevada, USA	Producing	0.375% Gross Revenue Royalty
Jerritt Canyon Mine	Nevada, USA	Producing	0.5% NSR and Per Ton Royalty (sliding scale based on metal price)
Beaufor Project	Québec, Canada	Development	1.0% NSR
Croinor Gold Project	Québec, Canada	Advanced - Exploration	2.5% NSR
Fenelon Gold Property	Québec, Canada	Development	2.0% NSR
Gold Rock Project	Nevada, USA	Development	0.5% NSR
Hog Ranch Project	Nevada, USA	Development	2.25% NSR
Lincoln Hill Project	Nevada, USA	Development	2.0% NSR
Railroad-Pinion Project	Nevada, USA	Development	0.44% NSR
Rawhide Mine	Nevada, USA	Producing	15% Net Profit Interest (“NPI”)
REN Project	Nevada, USA	Development	1.5% NSR, 3.5% NPI
Sao Jorge Project	Para State, Brazil	Development	1.0% NSR

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Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

8. Exploration and evaluation assets

($)
Balance at September 30, 2020	-
Acquisition of Ely (Note 3)	7,691,535
Addition	50,000
Option payments received	(30,000)
Balance at September 30, 2021	7,711,535

Mineral properties in the exploration and evaluation stage were acquired as part of the Company’s acquisition of Ely. Fixed option payments were received in relation to certain exploration and evaluation assets.

9. Long-term investments

On August 31, 2021, the Company made a $1,586,600 (C$2,000,000) investment for a 12.5% equity interest in Prospector Royalty Corp. (“PRC”). PRC is a private company that provides the Company preferred access to a proprietary, extensive and digitized royalty database. In conjunction with the investment, the Company has entered into a royalty referral arrangement with PRC, which will provide the Company with the opportunity to acquire certain royalties identified by PRC.

10. Derivative liability

As at September 30, 2021, 9,105,000 Ely Warrants were classified as derivative liabilities in accordance with IAS 32 Financial Instruments: Presentation as they are denominated in Canadian dollars, which differs from the Company’s functional currency. The fair value of such Ely Warrants is remeasured on the reporting date and the change in fair value is recognized in the consolidated statements of comprehensive loss.

As at September 30, 2021, the fair value of the Ely Warrants has been estimated based on the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate of 0.23%, expected life of the Ely Warrant of 1.64 years, expected volatility of 43%, expected dividend yield of 0% and estimated forfeiture rate of 0%. The change in fair value on the warrant derivative liabilities of $1,511,372 has been recorded as change in fair value of derivative liability in the consolidated statements of comprehensive loss.

The movement in derivative liability is as follows:

($)
Balance at September 30, 2020	-
Fair value of derivative liability assumed on Ely acquisition (Note 3)	3,037,702
Change in fair value during the year	1,511,372
Balance at September 30, 2021	4,549,074

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

11. Income Taxes

The Company had no assessable profit for the period ended September 30, 2020 and year ended September 30, 2021. A reconciliation of the provision for income taxes computed at the combined Canadian federal and provincial statutory rate to the provision for income taxes as shown in the statements of comprehensive loss is as follows:

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Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

11. Income Taxes (continued)

		Period from
		incorporation on
	Year ended	June 23, 2020 to
	September 30, 2021	September 30, 2020
	(S)	($)

Net loss for the year before taxes	(15,006,235)	(140,631)
Canadian federal and provincial income tax rates	27%	27%
Income tax recovery based on Canadian federal and provincial income tax rates	(4,051,683)	(37,970)

Reconciling items:
Difference in foreign tax rates	5,852	-
Deferred tax asset not recognized	2,507,125	37,966
Stock-based compensation	750,911	-
Fair value change in warrant liability	408,070	-
Permanent differences and other	379,725	4
	-	-

The significant components of deferred income tax assets and liabilities were as follows:

	September 30
	2021	2020
	($)	($)

Deferred tax assets and (liabilities):
Non-capital losses	590,968	-
Marketable securities	3,587	-
Undeducted financing fees	114,064	-
Other deferred tax assets	192,302	-

Royalty assets	(41,762,451)	-
Mineral and royalty interests	(1,634,863)	-
Other deferred tax liabilities	(203,607)	-
Deferred income tax liabilities, net	(42,700,000)	-

At September 30, 2021 and 2020, deductible temporary differences for which no deferred tax assets are recognized are below:

I-159

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

11. Income Taxes (continued)

	September 30
	2021	2020
	($)	($)

Deductible temporary differences not recognized:
Non-capital losses	9,341,488	38,034
Marketable securities	759,068	-
Mineral and royalty interests	-	-
Other deferred tax assets	1,326	12
Deductible temporary differences not recognized	10,101,882	38,046

The deferred tax assets have not been recognized in the consolidated financial statements, as the Company does not consider it more likely than not that those assets will be realized in the future.

As of September 30, 2021, the Company had Canadian net operating loss carryforwards of $9,458,151 which expire between 2040 and 2041. As of September 30, 2021, there are net operating loss carryforwards of $2,664,138 in the U.S.A, of which $2,050,857 expire between 2034 and 2037 and the remainder may be carried forward indefinitely.

12. Issued Capital

12.1 Initial Public Offering

On March 8, 2021, the Company entered into an underwriting agreement with H.C. Wainwright & Co., LLC and BMO Capital Markets Corp. (collectively the “Underwriters”) for an offering of 18,000,000 units of the Company (the “Units”) at a price of $5.00 per Unit. Each Unit consisted of one GRC Share and one half of a common share purchase warrant, and each common share purchase warrant entitles the holder to acquire a GRC Share at a price of $7.50 per share until March 11, 2024.

The Company granted the Underwriters the over-allotment option (the “Over-Allotment Option”) to purchase up to 2,700,000 GRC Shares and/or 1,350,000 common share purchase warrants at $4.995 per GRC Share and $0.01 per common share purchase warrant, respectively. The Company agreed to reimburse the Underwriters for certain fees and disbursements.

On March 11, 2021, the Company issued 18,000,000 Units at a price of $5.00 per Unit for gross proceeds of $90,000,000. Further, the Underwriters exercised the Over-Allotment Option to purchase 721,347 additional GRC Shares for gross proceeds of $3,603,128 and 1,350,000 additional common share purchase warrants for gross proceeds of $13,500. In connection with the IPO, the Company incurred securities issuance costs of $5,570,844, of which $5,081,064 represented cash fees paid to the Underwriters.

The net proceeds from the issuance of the Units were allocated to the Company’s common shares and common share purchase warrants on a relative fair value basis. Inputs used to calculate the relative fair value of the common shares and common share purchase warrants are based on the quoted closing prices of the Company’s common shares and common share purchase warrants on the first day of trading on the NYSE American. The fair value of common shares and common share purchase warrants issued upon exercise of the Over-Allotment Option are equal to the net proceeds received by the Company. The allocation of the fair value of the Company’s common shares and common share purchase warrants is as follows:

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Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

12. Issued Capital (continued)

12.1 Initial Public Offering (continued)

($)
Fair value of common shares	86,571,878
Fair value of commons share purchase warrants	7,044,750
Total gross proceeds from the IPO	93,616,628

Gross proceeds	93,616,628
Common share issuance costs	(5,154,455)
Common share purchase warrant issuance costs	(416,389)
Net proceeds received	88,045,784

Fair value allocation to:
Common shares	81,417,423
Common share purchase warrants	6,628,361
88,045,784

12.2 Common Shares

The authorized share capital of the Company consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series without par value.

The Company issued one GRC Share for consideration of $1.00 upon incorporation on June 23, 2020. On October 16, 2020, GoldMining, the Company’s former parent, subscribed for 5,000,000 GRC Shares of the Company for cash of $50,000 and surrendered the one GRC Share issued by the Company upon incorporation for no consideration.

On December 4, 2020, the Company completed a private placement of 1,325,000 GRC Shares for gross proceeds of $2,848,750.

On April 19, 2021, the Company entered into an agreement with a service provider for the provision of digital marketing and advertising services. The total fee was paid in cash and 75,000 GRC Shares of the Company with a fair value of $4.60 per share. The common shares issued thereunder are subject to a four-month hold period. The Company amortized the prepaid service fee over the term of the agreement and recognized $172,500 as share-based compensation expense for the year ended September 30, 2021.

On August 23, 2021, the Company completed its acquisition of Ely by issuing 30,902,176 GRC Shares with a fair value of $130,407,183. (Note 3).

During the year ended September 30, 2021, the Company issued 15,086 GRC Shares in exchange for the exercise of 61,576 Ely Warrants and received gross proceeds of $39,005.

12.3 Restricted Shares

On October 19, 2020, the Company issued 1,500,000 restricted shares (the “Restricted Shares”) to certain officers and directors of the Company and GoldMining, the terms of which were subsequently amended on January 10, 2021. The Restricted Shares are subject to restrictions that, among other things, prohibit the transfer thereof until certain performance conditions are met. In addition, if such conditions are not met within applicable periods, the restricted shares will be deemed forfeited and surrendered by the holder thereof to the Company without the requirement of any further consideration. The performance conditions are as follows:

(1)	with respect to one-third of the Restricted Shares awarded to the holder, if the Company’s initial public offering or any liquidity event (being any liquidation, dissolution or winding-up of the Company or distribution of all or substantially all of the Company’s assets among shareholders or a change of control transaction) occurs that values the Company at a minimum of $50,000,000 (condition met);

I-161

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

12. Issued Capital (continued)

12.3 Restricted Shares (continued)

(2)	with respect to one-third of the Restricted Shares awarded to the holder, if the Company receives $1,000,000 of royalty payments under any of the Company’s royalty interests prior to October 19, 2023 (condition partially met); and

(3)	with respect to one-third of the Restricted Shares awarded to the holder, if the holder continues to be a director, officer, employee or consultant of the Company or an entity that is under common control with the Company for a period of one year after the initial public offering is completed (condition partially met).

During the year ended September 30, 2021, the Company recognized share-based compensation expense of $408,815, related to the Restricted Shares.

12.4 Reserves

The following outlines the movements of the Company’s common share purchase warrants and share options:

	Reserves
	Warrants	Share Options	Total
	($)	($)	($)
Balance at June 23, 2020 and September 30, 2020	-	-	-
Initial public offering:
Common share purchase warrants issued to for cash (Note 12.1)	7,044,750	-	7,044,750
Underwriters’ fees and issuance costs (Note 12.1)	(416,389)	-	(416,389)
Ely Warrants recognized in equity (Note 3)	2,602,967	-	2,602,967
Exercise of Ely Warrants	(27,354)	-	(27,354)
Share-based compensation - share options	-	2,199,837	2,199,837
Balance at September 30, 2021	9,203,974	2,199,837	11,403,811

Common Share Purchase Warrants

During the year ended September 30, 2021, the Company issued 10,350,000 common share purchase warrants at an exercise price of $7.50 per share. The number of common share purchase warrants outstanding as at September 30, 2021 was 10,350,000 warrants at an exercise price of $7.50 per share and with a weighted average remaining contractual life of 2.44 years.

As at September 30, 2021, there were 15,885,153 Ely Warrants outstanding which are exercisable into 3,891,862 GRC Shares based on a 0.245 exchange ratio (Note 3). The Ely Warrants have a weighted average exercise price of C$4.17 per GRC Share and with a weighted average remaining contractual life of 1.80 years.

Share Options

The Company adopted a long-term incentive plan (the “LTIP”) which provides that the Board of Directors may, from time to time, in its discretion, grant awards of restricted share units, performance share units, deferred share units and share options to directors, officers, employees and consultants. The aggregate number of common shares issuable under the LTIP in respect of awards shall not exceed 10% of the common shares issued and outstanding.

The following outlines movements of the Company’s share options:

I-162

Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

12. Issued Capital (continued)

12.4 Reserves (continued)

Share Options (continued)

	Number of options	Weighted Average Exercise Price ($)
Balance at September 30, 2020	-	-
Granted	3,016,200	4.97
Balance at September 30, 2021	3,016,200	4.97

On March 7, 2021, the Company granted 2,505,000 stock options at an exercise price of $5.00 per share. The share options are exercisable for a period of five years from the date of grant and will vest as follows: (a) 25% on the grant date; and (b) 25% on each of the dates that are 6, 12 and 18 months thereafter.

On May 20, 2021, the Company granted 305,000 stock options at an exercise price of $4.78 per share. The share options are exercisable for a period of five years from the date of grant and will vest as follows: (a) 25% on the grant date; and (b) 25% on each of the dates that are 6, 12 and 18 months thereafter.

On August 25, 2021, the Company granted 206,200 stock options at an exercise price of $4.85 per share. The share options are exercisable for a period of five years from the date of grant and will vest as follows: (a) 25% on the grant date; and (b) 25% on each of the dates that are 6, 12 and 18 months thereafter.

The fair value of the share options granted was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	0.34%
Expected life (years)	2.99
Expected volatility	37.0%
Expected dividend yield	0.00%
Estimated forfeiture rate	1.98%

As there is no trading history of the Company’s common shares prior to the date of grant, the expected volatility is based on the historical share price volatility of a group of comparable companies in the sector in which the Company operates over a period similar to the expected life of the share options.

A summary of share options outstanding and exercisable at September 30, 2021, are as follows:

	Options Outstanding				Options Exercisable
Exercise Price ($)	Number of Options Outstanding	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (years)	Number of Options exercisable	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (years)
4.78	305,000	0.48	4.64	76,250	0.26	4.64
5.00	2,505,000	4.15	4.44	1,252,500	4.54	4.44
4.85	206,200	0.33	4.90	51,550	0.18	4.90
	3,016,200	4.97	4.49	1,380,300	4.98	4.46

The fair value of share options recognized as share-based compensation expense during the year ended September 30, 2021 was $2,187,545 using the Black-Scholes option pricing model.

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Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

12. Issued Capital (continued)

12.4 Reserves (continued)

Share Options (continued)

Pursuant to the agreement with an officer of the Company, the officer received options to purchase 25,000 common shares of GoldMining (the “GoldMining Options”) at an exercise price of C$2.88 per share. These GoldMining Options are exercisable for a period of five years from the date of grant and will vest as follows: (a) 25% on the grant date; and (b) 25% on each of the dates that are 6, 12 and 18 months thereafter. The fair value of GoldMining Options granted was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 0.30%, expected life of 2.87 years, expected volatility of 57%, expected dividend yield of 0% and estimated forfeiture rate of 0%. The fair value of the GoldMining Options recognized by the Company as share-based compensation expense during the year ended September 30, 2021 was $12,292.

13. Capital Risk Management

The Company’s objectives are to safeguard the Company’s ability to continue as a going concern in order to support the Company’s normal operating requirements and future acquisitions of royalty and mineral stream interests, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue new shares, debt, acquire or dispose of assets or adjust the amount of cash.

At September 30, 2021, the Company’s capital structure consists of the equity of the Company (Note 12). The Company is not subject to any externally imposed capital requirements. In order to maximize ongoing development efforts, the Company does not pay dividends.

14. Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, short-term and long-term investments, accounts receivable, accounts payable and accrued liabilities, lease obligation, obligation under royalty acquisition and derivative liability.

The Company uses the following hierarchy for determining and disclosing fair value of financial instruments:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2: other techniques for which all inputs have a significant effect on the recorded fair value which are observable, either directly or indirectly.
●	Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The Company’s short and long-term investments are initially recorded at fair value and subsequently revalued to their fair market value at each period end based on inputs such as equity prices. The Company’s short-term investments are measured at fair value on a recurring basis and classified as level 1 within the fair value hierarchy. The fair value of short-term investments is based on the quoted market price of the short-term investments. The fair value of the long-term investment is classified as Level 3 and measured based on data such as the price paid by arm’s length parties in a recent transaction. The fair values of the derivative liabilities are determined using the Black-Scholes valuation model. The significant inputs used in this model are readily available in public markets and therefore have been classified as Level 2. Inputs used in the Black-Scholes model for derivative liabilities include risk-free interest rate, volatility, and dividend yield.

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Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

14. Financial Instruments (continued)

The fair value of the Company’s other financial instruments, which include cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their carrying values due to their short term to maturity.

14.1 Financial risk management objectives and policies

The financial risk arising from the Company’s operations are credit risk, liquidity risk, commodity price risk and currency risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. The risks associated with these financial instruments and the policies on how the Company mitigates these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

14.2 Credit risk

Credit risk is the risk of an unexpected loss if a customer or third-party to a financial instrument fails to meet its contractual obligations. Credit risk for the Company is primarily associated with the Company’s bank balances and accounts receivable. The Company mitigates credit risk associated with its bank balance by holding cash with large, reputable financial institutions. The Company’s maximum exposure to credit risk is equivalent to the carrying value of its cash and cash equivalents and accounts receivable.

14.3 Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. To manage liquidity risk, the Company closely monitors its liquidity position and ensures it has adequate sources of funding to finance its projects and operations. The Company’s working capital (current assets less current liabilities) as at September 30, 2021 was $6,379,790. The Company’s accounts payable and accrued liabilities are expected to be realized or settled, respectively, within a one-year period.

The Company’s future profitability will be dependent on the royalty income to be received from mine operators. Royalties are based on a percentage of the minerals or the products produced, or revenue or profits generated from the property which is typically dependent on the prices of the minerals the property operators are able to realize. Mineral prices are affected by numerous factors such as interest rates, exchange rates, inflation or deflation and global and regional supply and demand.

14.4 Currency risk

The Company is exposed to foreign exchange risk when the Company undertakes transactions and holds assets and liabilities in currencies other than its functional currency. The Company currently does not engage in foreign exchange currency hedging. The currency risk on the Company’s cash and cash equivalents are minimal.

14.5 Equity price risk

The Company is exposed to equity price risk associated with its investment in other mining companies. The Company’s short-term investments consisting of common shares are exposed to significant equity price risk due to the potentially volatile and speculative nature of the businesses in which the investments are held. Based on the Company’s short-term investments held as at September 30, 2021, a 10% change in the market price of these investments would have an impact of approximately $117,000 on net loss.

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Gold Royalty Corp.

Notes to Consolidated Financial Statements

(Expressed in United States dollars unless otherwise stated)

15. Related Party Transactions

15.1 Related Party Transactions

During the year ended September 30, 2021, the Company incurred $70,699 in general and administrative expenses for managing promotional campaigns, creating digital web presentation, providing advertising services, website design, hosting and maintenance service provided by Blender Media Inc. (“Blender”), a vendor that is controlled by a family member of a director of the Company, Amir Adnani.

In addition, the Company settled the amount of $37,358 due to GoldMining, the Company’s former parent, during the year ended September 30, 2021.

Related party transactions are based on the amounts agreed to by the parties. During the year ended September 30, 2021, the Company did not enter into any contracts or undertake any commitment or obligation with any related parties other than as described herein.

15.2 Transactions with Key Management Personnel

Key management personnel are persons responsible for planning, directing and controlling the activities of an entity. Total management salaries and directors’ fees incurred for services provided by key management personnel of the Company for the three and twelve months ended September 30, 2021 and September 30, 2020 are as follows:

15.2 Transactions with Key Management Personnel (continued)

		Period from
		incorporation on
	For the year ended	June 23, 2020 to
	September 30, 2021	September 30, 2020
	($)	($)
Management salaries	938,880	15,698
Directors’ fees	233,406	-
Share-based compensation	2,154,325	-
Total	3,326,611	15,698

The amount payable to management and directors of $632,026 (September 30, 2020: $9,364) was included in accounts payable and accrued liabilities as at September 30, 2021.Such payables were fully paid subsequent to year end.

16. Operating Segments

The Company conducts its business as a single operating segment, being the investment in royalty and mineral stream interests. Except for the royalties on gold projects located in Brazil, Colombia, Turkey and Peru, substantially all of the Company’s assets and liabilities are held in Canada and the United States.

17. Subsequent Events

On October 12, 2021, the Company issued 120,000 GRC Shares to Blender as the compensation for the expanded scope of digital marketing services to be provided by Blender under a contract term ending on June 27, 2022.

On November 5, 2021, the Company completed business combinations with Golden Valley Mines and Royalties Ltd. (“Golden Valley”) and Abitibi Royalties Inc. (“Abitibi”) by way of statutory plans of arrangement (the “Arrangements”). Pursuant to the Arrangements, the Company acquired all the issued and outstanding Golden Valley and Abitibi common shares, whereby:

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17. Subsequent Events (continued)

●	GRC issued 2.1417 GRC shares to Golden Valley shareholders for each Golden Valley common share; and
●	GRC issued 4.6119 GRC shares to Abitibi shareholders for each Abitibi common share.

The total consideration paid by the Company to holders of Golden Valley and Abitibi shares on the closing date consisted of an aggregate of 61,104,200 GRC Shares. Additionally, pursuant to the Golden Valley Arrangement, each of its 1,166,389 options that were outstanding immediately prior to the effective time were exchanged for 2,498,045 options to purchase GRC Shares.

Based on the GRC share price, GRC Shares issued, and the estimated fair value of GRC share options issued in exchange for Golden Valley options, the total consideration for the acquisition was approximately $306 million. The Company also incurred consulting fees payable to financial advisors of approximately $3 million. On the closing date, the total amount of cash and marketable securities acquired by the Company was approximately $35 million. The Company began consolidating the operating results, cash flows and net assets of Golden Valley and Abitibi beginning on November 5, 2021.

On December 20, 2021, the Company announced its intention to pursue an offer to acquire all of the outstanding common shares (the “Elemental Shares”) of Elemental Royalties Corp. (“Elemental”) for consideration consisting of 0.27 GRC Shares in exchange for each Elemental Share (the “Offer”). The Offer will be subject to certain customary conditions of completion, including, among others: there having been validly deposited under the Offer, and not withdrawn, that number of Elemental Shares representing more than 50% of the outstanding Elemental Shares, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised, by the Company or by any person acting jointly or in concert with the Company; there having been validly deposited under the Offer and not withdrawn that number of Elemental Shares representing at least 66 2/3% of the outstanding Elemental Shares (calculated on a fully diluted basis), excluding Elemental Shares held by the Company; receipt of all necessary regulatory approvals; customary approval of the NYSE American in relation to the issuance and listing of the additional GRC Shares under the Offer; and the absence of material changes to the business of Elemental.

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Schedule I-A

GOLD ROYALTY CORP. SUPPLEMENTAL MINING PROPERTY DISCLOSURES

This Schedule I-A sets forth certain supplemental disclosure regarding the mining properties underlying Gold Royalty’s royalty and similar interests pursuant to subpart 1300 of Regulation S-K under the Exchange Act (the “SEC Mining Rules”).

Capitalized terms that are not otherwise defined herein have the meanings ascribed thereto in the Offer to Purchase, to which this Schedule is attached. References to “US$”, “USD” or “USD$” are references to United States dollars and references to “C$”, “CAD” or “CAD$” are references to Canadian dollars.

As Gold Royalty is not the operator and generally not the owner of the properties underlying its royalty interests, it has limited or no access to related exploration, development or operational data or to the properties underlying its royalty interests. As such, the disclosure herein is based on information publicly disclosed by the owners and operators of such properties. Although Gold Royalty does not have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate.

For the purposes of the SEC Mining Rules, Gold Royalty currently considers its royalty interests on: (a) portions of the Canadian Malartic Property located in Québec, Canada; (b) the Jerritt Canyon Mine located in Nevada, U.S.A.; (c) the Fenelon Gold Property, located in Québec, Canada; and (d) a portion of the Côté Gold Project located in Ontario, Canada to be material to Gold Royalty’s business and financial condition and therefore its material royalty interests.

The SEC Mining Rules require a registrant that has mining operations to, among other things: (i) obtain a dated and signed “technical report summary” from a qualified person with respect to each material mining property, and (ii) file such technical report summary as an exhibit to the relevant registration statement or other prescribed filing with the SEC. Because Gold Royalty’s assets are comprised of royalty and similar interests, for the purposes of this Schedule and the Offer to Purchase to which it is attached, Gold Royalty has relied on Item 1302(b)(3)(ii) of the SEC Mining Rules and has not obtained or filed a technical report summary as: (i) obtaining such report would result in an unreasonable burden or expense; and (ii) it has requested such technical report summary from the operators of the projects underlying its material royalty interests and was denied the request.

Summary Disclosure

Gold Royalty is a precious metals royalty company, which has a royalty portfolio currently consisting of 192 royalties, located in Canada, the United States, Peru, Colombia, Brazil and Turkey. The following Summary Disclosure is limited, in part, to Gold Royalty’s material properties identified above and certain other royalty interests that Gold Royalty believes would be material to an investor’s understanding of Gold Royalty’s properties and royalty interests in the aggregate.

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Geographic Locations of Interests

The following map sets forth the geographic locations of Gold Royalty’s royalty interests as of the date hereof:

High-Quality Royalties Positioned For Growth

Balanced Portfolio with 192 Royalties

Northwest Territories
5 royalties
Peru
1 royalty
Colombia
3 royalties
Brazil
4 royalties
Saskatchewan
1 royalty
Ontario
25 royalties
Alaska
3 royalties
Idaho
3 royalties
Oregon
3 royalties
Québec
64 royalties
Turkey
1 royalty
Nevada
77 royalties
New Mexico
2 royalties

Source: Company disclosure

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goldroyalty.com

SEC Mining Rule Project Classifications

Gold Royalty generally classifies its royalty interests based on the stage of development of its projects. The table below classifies projects based upon the definitions set forth in the SEC Mining Rules, utilizing the following classifications:

●	Production Stage Property – is a property with material extraction of mineral reserves.

●	Development Stage Property – is a property that has mineral reserves disclosed, pursuant to the SEC Mining Rules, but no material extraction.

●	Exploration Stage Property – is a property that has no mineral reserves disclosed.

Based on the classifications set forth in the SEC Mining Rules, as of the date hereof, Gold Royalty has royalties on 6 Production Stage projects; 2 Development Stage project and 184 Exploration Stage Projects.

Summary Disclosure

The following table sets forth summary information regarding Gold Royalty’s material royalties and certain other royalty interests that Gold Royalty believes would be material to an investor’s understanding of Gold Royalty’s properties and royalty interests in the aggregate, including the name of the underlying project, the name of the operator, type of interest, underlying metals, jurisdiction and the stage of the property under the definitions provided in the SEC Mining Rules. Certain information contemplated for the summary disclosure under the SEC Mining Rules has not been included herein including a complete list of all royalties owned by Gold Royalty. In addition, the following does not include certain information relating to permitting infrastructure and processing facilities for the projects underlying Gold Royalty’s royalties where such information is not material or relevant.

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Project Name	Operator	Interest	Metals	Jurisdiction	SEC Mining Rule Project Stage	Mine Types and Mineralization Styles
Canadian Malartic Property (open pit)(1)	Agnico Eagle Mines Ltd. (“Agnico”) and Yamana Gold Inc. (“Yamana”)	3.0% NSR	Au, Ag	Québec, Canada	Production Stage

Open pit mine.

Canadian Malartic is a large-tonnage, low-grade Archean gold system, consisting of a widespread shell of disseminated gold-bearing pyrite mineralization hosted by porphyritic felsic to intermediate intrusions and altered metasediments.

Jerritt Canyon Mine	First Majestic Silver Corp.	0.5% NSR PTR (sliding scale)	Au, Ag	Nevada, USA	Production Stage

Underground mine.

Carlin-type gold mineralization at Jerritt Canyon is hosted by silty carbonate or carbonaceous siliciclastic rocks. Deposits at Jerritt Canyon are mostly stratabound or fault hosted. Gold occurs as very fine, micron-size, particles associated with pyrite and arsenian pyrite.

Côté Gold Project(2)	Côté Gold Joint Venture (a joint venture owned by IAMGOLD Corporation and Sumitomo Metal Mining Co., Ltd.)	0.75% NSR	Au	Ontario, Canada	Development Stage	Open pit mine. Côté Gold Project is a low-grade, high tonnage Archean gold system that can be described as a synvolcanic intrusion related and stockwork disseminated gold deposit.
Marigold Mine(2)	SSR Mining Inc.	0.75% NSR	Au	Nevada, USA	Production Stage

Open pit mine.

Gold mineralizing fluids were primarily controlled by fault structure and lithology, with tertiary influence by fold geometry. The deposition of gold was restricted to fault zones and quartzite-chert dominant horizons within the Valmy Formation and high permeability units within the Antler sequence. Gold mineralization was also influenced by fold geometry within the Valmy Formation. In oxidized rocks, gold occurs natively in fractures associated with iron oxide.

Rawhide Mine	Rawhide Mining LLC	15% NPI	Au	Nevada, USA	Production Stage	Open pit mine. The lower grade bulk tonnage mineralization that is the focus of current operations occurs between structures within permeable volcanic units and at intrusive contacts.
Isabella Pearl Mine	Fortitude Gold Corporation	0.375% GRR	Au, Ag	Nevada, USA	Production Stage

Open pit mine.

Alteration and mineral assemblages at Isabella Pearl, including widespread argillic alteration and generally abundant alunite, indicate the deposits belong to the high-sulfidation class of epithermal mineral deposits.

Railroad-Pinion Project (2)	Gold Standard Ventures Corp.	0.44% NSR	Au, Ag	Nevada, USA	Development Stage	Open pit mine in development. The gold-silver deposits within the Railroad-Pinion property are considered to be Carlin-type, sedimentary-rock-hosted deposits.
Beaufor Project	Monarch Mining Corporation (“Monarch”)	1.0% NSR PTR (C$3.75)	Au	Québec, Canada	Exploration Stage	Underground mine in development. Gold-bearing veins at the Beaufor deposit consist of quartz-tourmaline-pyrite veins, typical of Archean epigenetic lode gold deposits.

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Lincoln Hill Project	Coeur Mining, Inc.	2.0% NSR	Au, Ag	Nevada, USA	Exploration Stage

Not a current mining operation.

Lincoln Hill is a gold-silver-quartz-pyrite-tourmaline-sericite stockwork vein system overprinting a large low to moderate grade disseminated replacement precious metal mineralizing system.

Rodeo Creek	Nevada Gold Mines	2.0% NSR	Au	Nevada, USA	Exploration Stage	Not a current mining operation. The Rodeo Creek Property exhibits many of the stratigraphic, structural and geochemical attributes that define the mineralized bodies found along the Carlin Trend.
REN Project	Nevada Gold Mines (Barrick Gold Corporation / Newmont Corporation)	1.5% NSR 3.5% NPI	Au	Nevada, USA	Exploration Stage	Not a current mining operation. Mineralization encountered in drilling at REN has been described as typical of Carlin-style gold deposits.
Gold Rock Project	Fiore Gold Ltd.	0.5% NSR	Au	Nevada, USA	Exploration Stage

Not a current mining operation.

The mineralisation at Gold Rock is hosted by the folded and faulted Joanna Limestone Formation, displaying strong Carlin-style alteration (silica flooding, jasperoids) and coincident gold and pathfinder element anomalies.

Odyssey Project(3)	Agnico and Yamana	3.0% NSR	Au, Ag	Québec, Canada	Exploration Stage

Underground mine in development.

Odyssey is part of

a large-tonnage, low-grade Archean gold system, consisting of a widespread shell of disseminated gold-bearing pyrite mineralization hosted by porphyritic felsic to intermediate intrusions and altered metasediments.

São Jorge Project	GoldMining Inc. (“GoldMining”)	1.0% NSR	Au	Brazil	Exploration Stage

Not a current mining operation.

The São Jorge deposit is a post-tectonic granite intrusion related gold deposit. Gold mineralization is related to a hydrothermal alteration zone in monzogranite along a structurally controlled fracture - vein system

La Mina Project	GoldMining	2.0% NSR	Au, Ag, Cu	Brazil	Exploration Stage	Not a current mining operation. Porphyry related gold-copper mineralization.

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Fenelon Gold Property	Wallbridge Mining Company Limited	2.0% NSR	Au	Québec, Canada	Exploration Stage

Not a current mining operation.

The gold mineralized zones defined to date are structurally controlled and affected by ductile deformation. The mineralization shares many similarities with orogenic gold deposits in terms of metal associations, wall-rock alteration assemblages and structural controls. Gold is associated with disseminated pyrrhotite, chalcopyrite and pyrite, and minor sphalerite, arsenopyrite and marcasite. Native visible gold is fairly common in all zones.

Hog Ranch Project(4)	Rex Minerals Ltd.	2.25% NSR	Au	Nevada, USA	Exploration Stage

Not a current mining operation.

Gold mineralisation at Hog Ranch has long been recognized as an epithermal style of gold deposit, with two distinctly separate styles of gold mineralisation identified:

Extensive shallow and low-grade gold mineralisation within 100m of the paleo water-table, which has favorably extended along the more porous unwelded volcanic tuff units; and higher grade quartz-adularia vein hosted gold mineralisation within feeder structures underneath the large blanket of disseminated gold mineralisation.

Cheechoo Project	Sirios Resources Inc.	2.5% to 4.0% NSR	Au	Québec, Canada	Exploration Stage

Not a current mining operation.

Gold mineralization is primarily hosted in a silicified and albite rich tonalite, with the presence of parallel or stockwork-type centimetric quartz veins or veinlets. It includes a very low sulfide content (<1%, pyrrhotite-arsenopyrite-pyrite) along with variable amounts of amphibole, biotite, chlorite, diopside, tourmaline and scheelite. Most of the gold occurs as free coarse grains. These overall characteristics are typical of Reduced Intrusion Related Gold Systems.

Croinor Gold Project	Monarch	2.75% NSR PTR (C$1.25)	Au	Québec, Canada	Exploration Stage

Not a current mining operation.

The deposit is characterized by gold-rich lenses consisting of quartz-carbonate-tourmaline-pyrite veins, altered pyritic host rock material, and/or tectonic breccia (pyritic host fragments within a quartz-carbonate-tourmaline-pyrite vein).

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McKenzie Break	Monarch	2.75% NSR PTR (C$1.25)	Au	Québec, Canada	Exploration Stage	Not a current mining operation. Gold mineralization occurs within a structurally controlled anastomosing ductile shear zone system.
Swanson	Monarch	2.75% NSR PTR (C$1.25)	Ag	Québec, Canada	Exploration Stage

Not a current mining operation.

The Swanson deposit is interpreted as a monzonite-associated disseminated gold deposit. The gold mineralization is typical of other structurally controlled gold deposits associated with felsic intrusions in the Abitibi Greenstone Belt.

Tonopah West	Blackrock Silver Corp.	3.0% NSR	Ag	Nevada, USA	Exploration Stage	Not a current mining operation. Epithermal Au-Ag deposit intermediate-sulfidation end member.
Whistler Project	GoldMining	1.0% NSR	Au, Ag, Cu	Alaska, USA	Exploration Stage	Not a current mining operation. Magmatic hydrothermal gold and copper mineralization, and in particular gold-copper porphyry-style mineralization.

(1)	Applies to a portion of the Barnat Extension of the Canadian Malartic Mine (open pit) on the Canadian Malartic Property. Refer to “D. Property, Plants and Equipment – Material Properties – Canadian Malartic Mine” in Gold Royalty’s Annual Report on Form 20-F for the year ended September 30, 2021, included as Schedule I to the Offer to Purchase, for further information.
(2)	Royalty applies to only a portion of the property.
(3)	The royalty applies to a portion of the underground Odyssey Project located east of the current Canadian Malartic Mine (open pit) and is comprised of three deposits: Odyssey (which is further divided into the Odyssey North and Odyssey South zones); East Malartic; and East Gouldie on the Canadian Malartic Property. “D. Property, Plants and Equipment – Material Properties – Canadian Malartic Mine” in Gold Royalty’s Annual Report on Form 20-F for the year ended September 30, 2021, included herein, for further information.
(4)	Subject to a buyback right of the operator, whereby a 0.75% NSR may be repurchased by the operator for US$0.75 million.

For the purposes of the above table “NSR” refers to a net smelter returns royalty, “NPI” refers to a net profits interest royalty, “GRR” refers to a gross revenue royalty and “PTR” means a per tonne royalty or per ton royalty. For the purposes of the above table “Au” refers to gold, “Ag” refers to silver and “Cu” refers to copper.

NSR royalties generally require the owner or operator of the underlying project to make payments to the holder based on the net revenue that they receive from the sale of the applicable commodity, less certain deductible costs, which often include costs of transportation and refining.

GRR royalties generally require the owner or operator of the underlying project to make payments to the holder based on the gross revenues from the sale of the applicable commodity.

PTR royalties generally require the owner or operator of the underlying project to provide a fixed amount per ton or tonne of the applicable commodity produced.

On January 7, 2022, a subsidiary of Gold Royalty received notice from the operator of the Jerritt Canyon Mine purporting to terminate the license agreement underlying its sliding-scale PTR interest relating to the mine and also communicating that it does not intend to make further payments under the PTR interest. Based on consultations with its advisors, Gold Royalty does not believe that the operator’s purported termination is valid and intends to take necessary actions to protect and enforce its rights in such regard. The PTR interest relating to the Jerritt Canyon Mine generated approximately US$285,000 in royalty revenues in calendar 2021, including periods prior to Gold Royalty’s indirect acquisition of such interest through the Ely Arrangement, and US$16,374 in royalty revenues in fiscal 2021 during the period after Gold Royalty’s indirect acquisition of such interest through the Ely Arrangement. Gold Royalty indirectly owns a separate 0.5% NSR interest in the Jerritt Canyon Mine, which was not the subject of the foregoing notice.

Note on Royalty Coverage

Gold Royalty’s royalty and similar interests do not apply to the entirety of each project in some cases. For example, its royalties on the Canadian Malartic Property apply to portions of the entire property and do not cover all operating areas, particularly the open pit areas where a majority of production to date has occurred. However, Gold Royalty has royalties on portions of the Odyssey, East Malartic, Sladen and Sheehan zones, all of the Jeffrey zone and the eastern portion of the Barnat Extension of the Canadian Malartic Mine property. In addition, certain of the above interests are subject to rights of the underlying operators to buyback portions of the underlying royalty, thereby reducing the applicable royalty rate. With respect to the Côté Gold Project, the royalty applies to southern portions of the Cȏté open pit.

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Production

Gold Royalty acquired its initial production stage royalties in August 2021 and additional production stage royalties subsequent to the fiscal year ended September 30, 2021. As such, the amount of production of the properties underlying such royalty interests for periods during Gold Royalty’s fiscal year ended September 30, 2021 that led to royalty or other incomes to Gold Royalty was nominal.

Mineral Resources and Mineral Reserves

Certain of the owners and operators of the projects underlying the Gold Royalty’s interests have prepared and disclosed Mineral Resources and Mineral Reserve estimates which have been estimated with the CIM Definition Standards and NI 43-101 and, in certain indicated cases, the 2012 Australasian Joint Ore Reserves Committee Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (“JORC”). Under Item 1300 of Regulation S-K, Gold Royalty may not disclose such Mineral Resource and Mineral Reserve estimates herein unless the operator has filed a Technical Report Summary under Item 1300 of Regulation S-K or unless Gold Royalty has filed a Technical Report Summary containing such estimates. As a result of this requirement and the relief provided to holders of royalties and other similar interests under the SEC Mining Rules, the disclosure contained herein does not include estimates of Mineral Resources or Mineral Reserves that may have been prepared by the owners and operators of the projects underlying Gold Royalty’s interests.

Material Property Disclosures

The following is a description of the properties underlying Gold Royalty’s material royalty interests, being its interests on: (a) portions of the Canadian Malartic Property located in Québec, Canada; (b) the Jerritt Canyon Mine located in Nevada, U.S.A.; (c) the Fenelon Gold Property, located in Québec, Canada; and (d) a portion of the Côté Gold Project located in Ontario, Canada.

Certain information regarding the properties underlying Gold Royalty’s material properties as contemplated under the SEC Mining Rules has not been included herein on the basis that it is unavailable to Gold Royalty in its capacity as a royalty holder on the applicable properties and that obtaining such information would result in an unreasonable burden and expense. Such excluded information includes:

1.	Mineral Resources and Mineral Reserves estimates;

2.	The total cost for or book value of the underlying property and its associated plant and equipment; and

3.	descriptions of significant encumbrances on the property.

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Canadian Malartic Property

As a result of Gold Royalty’s acquisition of Abitibi Royalties, Inc. (“Abitibi”) in November 2021, Gold Royalty indirectly acquired its 3% NSR royalty on portions of the Canadian Malartic Property. The royalty does not apply to the entire mine property particularly the open pit areas where a majority of production to date has occurred. However, the royalty does apply to portions of the Odyssey, East Malartic, Sladen and Sheehan zones, all of the Jeffrey zone and the eastern portion of the Barnat Extension of the Canadian Malartic open pit mine.

Gold Royalty also holds 2% NSR royalties on the Charlie Zone and the eastern portion of the Gouldie zone, a 1.5% NSR royalty on the Midway Project (1.0% can be bought back for $1 million) and a 15% NPI on the Radium Property, all located within the Canadian Malartic Property.

The following description of the Canadian Malartic Property is based on information disclosed in the NI 43-101 technical report titled “NI 43-101 Technical Report, Canadian Malartic Mine, Quebec, Cnaada” prepared for Agnico Eagle and Yamana with an effective date of December 31, 2020 and other public disclosures of Agnico and Yamana filed under their respective profiles on SEDAR (the “Canadian Malartic Technical Report”).

The following sets forth an approximation of the coverage of Gold Royalty’s various royalty interests on portions of the Canadian Malartic Property.

Property Description, Location and Access

The Canadian Malartic Property (latitude 48° 22’ North and longitude 78° 23’ West) is located within the town of Malartic, Québec, approximately 25 kilometres west of the City of Val-d’Or and 80 kilometres east of City of Rouyn-Noranda. It straddles the townships of Fournière, Malartic and Surimau. Refer to the below figure for the location map of the Canadian Malartic Property.

Figure 1 - Location Map of Canadian Malartic Property (Technical Report, Canadian Malartic Mine, Quebec, Canada, 2021)

In 2014, substantially all of the assets and obligations relating to the Canadian Malartic mine were transferred to Canadian Malartic GP (“Partnership”), a newly formed general partnership in which Agnico and Yamana each own an indirect 50% interest.

Following the completion of an internal technical study, in February 2021, the Partnership approved the construction of a new underground mining complex at the Odyssey Project. The Odyssey Project is adjacent to the Canadian Malartic mine and hosts three main underground-mineralized zones, which are East Gouldie, East Malartic and Odyssey (which is sub-divided into the Odyssey North, Odyssey South and Odyssey Internal zones).

The Canadian Malartic mine operates under mining leases obtained from the Ministry of Energy and Natural Resources (Québec) and under certificates of approval granted by the Ministry of Environment and the Fight Against Climate Change (Québec). The Canadian Malartic Property is comprised of the East Amphi property, the CHL Malartic prospect, the Canadian Malartic mine, and the Fournière, Midway, Piche Harvey and Rand properties. The Odyssey project is located east of the Canadian Malartic mine and extends into the CHL Malartic prospect. The Canadian Malartic Property consists of a contiguous block comprising one mining concession, five mining leases and 293 mining claims. Expiration dates for the mining leases on the Canadian Malartic Property vary between November 24, 2029 and July 27, 2037, and each lease is automatically renewable for three further ten year terms upon payment of a small fee.

The Canadian Malartic Property can be accessed from either Val-d’Or or Rouyn-Noranda via Québec provincial highway No. 117. A paved road running north-south from the town of Malartic towards Mourier Lake cuts through the central area of the Canadian Malartic property. The Canadian Malartic property is further accessible via a series of logging roads and trails. The Canadian Malartic mine is serviced by a rail-line which passes through the town of Malartic and the nearest airport is in Val-d’Or.

Gold was first discovered in the Malartic area in 1923. Gold production on the Canadian Malartic Property began in 1935 and continued uninterrupted until 1965. Following various ownership changes over the ensuing years, Osisko Gold Royalties Ltd. (“Osisko”) acquired ownership of the Canadian Malartic Property in 2004. Based on a feasibility study completed in December 2008, Osisko completed construction of a 55,000 tonne per day mill complex, tailings impoundment area, five million cubic metre polishing pond and road network by February 2011, and the mill was commissioned in March 2011. The Canadian Malartic mine achieved commercial production on May 19, 2011.

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The Canadian Malartic mine is a large open pit operation comprised of the Canadian Malartic and Barnat pits. In 2020, commercial production was achieved at the Barnat pit and activities will continue in 2021 with overburden stripping, topographic drilling, and ore and waste extraction.

In 2020, the Partnership completed the Highway 117 deviation project. In 2021, the Partnership expects no further development of infrastructure to be undertaken for the Canadian Malartic mine and mill facilities, other than the mining construction work in the Barnat pit and the optimization of tailings storage facilities.

The Odyssey Project exploration ramp portal was completed during the fourth quarter of 2020. In December 2020, ramp development was started on the Odyssey Project in order to facilitate underground conversion drilling in 2021 and to provide access to the Odyssey and East Malartic deposits. The operators announced that the excavation of the shaft collar and the concrete lining of the first 27 metres were completed. The concrete raft of the headframe and the slip form pour were completed in 2021, while the structural steel installation was expected to start in the fourth quarter of 2021. All of the mechanical and electrical purchase orders for the sinking hoist and auxiliary hoist have been issued. Both hoists are expected to be delivered and installed by the fourth quarter of 2022. All surface construction activities are on target and shaft sinking is expected to resume in the second half of 2022 once the headframe construction and hoists installations are completed.

Agreements and Royalties

The mining titles constituting the current Canadian Malartic Property were acquired by Osisko, mostly in stages, between 2004 and 2014. Many of the mining titles for the Property were map-staked by Osisko or its appointed intermediaries and are not subject to any encumbrances. Others were purchased outright from independent parties, without royalties or other obligations.

The Rand Property and the Fournière, Midway and Piché-Harvey properties, acquired by Canadian Malartic GP after the Osisko Transaction, are subject to certain royalties.

Most of the mining titles are subject to a 5% NSR royalty payable to Osisko. A portion of the Canadian Malartic Property is subject to 3% NSR royalties payable to Gold Royalty and Osisko Gold Royalties Ltd. In addition, 172 of the Property’s claims are also subject to other NSR royalties that vary between 1% and 2%, payable under varying circumstances. A portion of the East Amphi Property, called the Radium-Nord Property is covered by a 15% NPI royalty held by Gold Royalty.

Geological Setting, Mineralization and Deposit Types

Geology

The Canadian Malartic Property straddles the southern margin of the eastern portion of the Abitibi Subprovince, an Archean greenstone belt situated in the southeastern part of the Superior Province of the Canadian Shield. The Abitibi Subprovince is limited to the north by gneisses and plutons of the Opatica Subprovince, and to the south by metasediments and intrusive rocks of the Pontiac Subprovince. The contact between the Pontiac Subprovince and the rocks of the Abitibi greenstone belt is characterized by a major fault corridor, the east-west trending Larder Lake - Cadillac Fault Zone (“LLCFZ”). This structure runs from Larder Lake, Ontario through Rouyn-Noranda, Cadillac, Malartic, Val d’Or and Louvicourt, Québec, at which point it is truncated by the Grenville Front.

The regional stratigraphy of the southeastern Abitibi area is divided into groups of alternating volcanic and sedimentary rocks, generally oriented at N280 - N330 and separated by fault zones. The main lithostratigraphic divisions in this region are, from south to north, the Pontiac Group of the Pontiac Subprovince and the Piche, Cadillac, Blake River, Kewagama and Malartic groups of the Abitibi Subprovince. The various lithological groups within the Abitibi Subprovince are metamorphosed to greenschist facies. Metamorphic grade increases toward the southern limit of the Abitibi belt, where rocks of the Piche Group and the northern part of the Pontiac Group have been metamorphosed to upper greenschist facies.

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The majority of the Canadian Malartic Property is underlain by metasedimentary units of the Pontiac Group, lying immediately south of the LLCFZ. The north-central portion of the property covers an approximately 9.5 kilometre section of the LLCFZ corridor and is underlain by mafic-ultramafic metavolcanic rocks of the Piche Group cut by intermediate porphyritic and mafic intrusions. The Cadillac Group covers the northern part of the property (north of the LLCFZ). It consists of greywacke containing lenses of conglomerate.

Mineralization

Mineralization in the Canadian Malartic deposit occurs as a continuous shell of 1% to 5% disseminated pyrite associated with fine native gold and traces of chalcopyrite, sphalerite and tellurides. It extends on a 2 kilometre strike and a width of 1 kilometre (perpendicular to the strike), and from surface to 400 metres below surface. The gold resource is mostly hosted by altered clastic sedimentary rocks of the Pontiac Group (70%) overlying an epizonal dioritic porphyry intrusion.

Surface drilling by Lac Minerals Ltd. in the 1980s defined several near-surface mineralized zones now included in the Canadian Malartic deposit (the F, P, A, Wolfe and Gilbert zones), all expressions of a larger, continuous mineralized system located at depth around the historical underground workings of the Canadian Malartic and Sladen mines. In addition to these, the Western Porphyry Zone occurs one kilometre northeast of the main Canadian Malartic deposit and the Gouldie mineralized zone occurs approximately 1.2 kilometres southeast of the main Canadian Malartic deposit. Approximately 1.5 kilometres to the east is the Odyssey deposit, with mineralization associated with a fault along both hanging wall and footwall contacts of a 300 metre wide dioritic intrusive.

The South Barnat deposit is located to the north and south of the old South Barnat and East Malartic mine workings, largely along the southern edge of the LLCFZ. The deposit that is originally modelled for surface mining evaluation extends on a 1.7 kilometre strike and a width of 900 metres (perpendicular to the strike), and from surface to 480 metres below surface. The disseminated/stockwork gold mineralization at South Barnat is hosted both in potassic altered, silicified greywackes of the Pontiac Group (south of the fault contact) and in potassic altered porphyry dykes and schistose, carbonatized and biotitic ultramafic volcanic rocks (north of the fault contact).

The East Malartic deposit (as modelled for the underground mining model) has been previously mined by the East Malartic, Barnat and Sladen mines along the contact between the LLCFZ and the Pontiac Group sedimentary rocks.

This deposit includes the deeper portion of the South Barnat deposit (below actual pit design). This deposit extends on a 3 kilometre strike and a width of 1.1 kilometres (perpendicular to the strike), and the bottom of the South Barnat actual pit design to 1,800 metres below surface. The geological settings are similar to those found in other areas of the property, corresponding mainly to the depth extension of the geological context presented above for the South Barnat open pit deposit.

The Odyssey deposit is also located at the contact between the LLCFZ and the Pontiac Group sedimentary rocks in the eastern extension of the East Malartic deposit. It extends on a 2 kilometre strike and a width of 500 metres (perpendicular to the strike), and from surface to -1,500 metres below surface. It is characterized by the presence of a massive porphyritic unit. While the whole porphyritic intrusion is anomalous in gold, continuous zones of higher grade (>1 g/t gold) gold mineralization occur along the south-dipping sheared margins of the intrusion (in contact with the Pontiac Group to the south and the Piche Group to the north). Within the porphyritic unit, gold mineralization is also associated with other geological features, including silica and potassic alteration zones, discrete shear zones, swarms of quartz veins, stockworks and zones with disseminated pyrite (0.7% to 2.0%).

Mineral Processing and Metallurgical Testing

Since its operational debut in 2011, the Canadian Malartic mine’s mill has seen a significant ramp-up in efficiency and throughput due to several projects that further improved its operation.

One of the first main modifications that helped increase the throughput was the addition in 2012 of a secondary crushing line consisting of two cone crushers in parallel and a second pebble crusher in a closed loop with the SAG mill. Indeed, at the early commissioning stage, the performance of the comminution circuit was below expectations from the initial process design. Additional grinding testwork performed in 2011 concluded that the difference was due to harder than expected ore.

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In 2016, after further testwork, the tailing thickener was modified to increase its compaction efficiency to reach a higher underflow density. The cyanide destruction process was also modified to Caro’s acid to stop sulphur dioxide usage.

The addition of an auxiliary line of pre-crushed material in 2017 further increased and stabilized the throughput of the mill by increasing the overall capacity of the crushing circuit. Maintenance efficiency and flexibility on the crushing circuit was also improved since the auxiliary line could compensate during downtimes.

More recently, the elution circuit was upgraded from a conventional Zadra process to a Split-Zadra process for increased performance, and an advanced control system was implemented at the grinding circuit to further optimize processing.

The process design criteria are based on a processing plant of 58,795 tonnes per operating day (tpod) capacity with a plant design utilization of 92%. The basis for the plant design assumed a head grade of 1.2 g/t Au and a gold recovery of 86%.

Mining Operations

Mining at the Canadian Malartic mine is by open pit method with excavators and trucks, using large scale equipment. The primary loading tools are hydraulic excavators, with wheel loaders used as a secondary loading tool.

Mining at the Odyssey Project will be done by underground methods. The preliminary mining concept is based on a sublevel open stoping mining method with paste backfill. Longitudinal retreat and transverse primary-secondary mining methods will also be used dependent on mineralization geometry and stope design criteria. The project is expected to use a combination of conventional and automated equipment, similar to what is currently used at the LaRonde Complex. Production using the ramp is expected to begin at Odyssey South in late 2023. Collaring of the shaft and installation of the headframe commenced in the second quarter of 2021, with shaft sinking activities expected to begin in late 2022. The shaft will have an estimated depth of 1,800 metres and the first loading station is expected to be commissioned in 2027 with modest production from East Gouldie. The East Malartic shallow area and Odyssey North are scheduled to enter into production in 2029 and 2030 respectively.

Process and Recovery Operations

Run-of-mine (“ROM”) ore is crushed using a gyratory crusher and two cone crushers. The crushed ore feed is transported by a conveyor belt to the covered stockpile. On-site pre-crushed material also feeds the stockpile. The ore is fed to the grinding circuit using conveyors in an underground reclaim tunnel. The grinding circuit mainly consists of a SAG mill in closed circuit with two pebble crushers, two secondary ball mills, one tertiary ball mill and several hydrocyclone clusters in a closed circuit. The slurry is then thickened in a pre-leach thickener before being transferred to the leach circuit where oxygen and cyanide are added to dissolve the gold. The slurry flows by gravity into a CIP carousel system where gold is adsorbed onto carbon. Gold is stripped using the Zadra elution process and is recovered using conventional electrowinning processes. The resulting gold sludge is filtered, dried and melted in an induction furnace to produce doré bars. The slurry exiting the CIP circuit undergoes another thickening step in a tailing thickener before being processed at the detoxification circuit where cyanide is destroyed. Finally, the slurry is pumped to the tailings ponds.

The latest mine production schedule (LOM 2020) was developed to feed the mill at a nominal rate of 57,000 tpd that will extend mine life until 2028.

The Odyssey project is envisioned to reach its full production rate of 19,000 tpd by 2031.

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Markets / Contracts

The gold produced at the Canadian Malartic mine is refined to market delivery standards by external refiners. The gold is sold to various banks at market prices. Canadian Malartic GP believes that, because of the availability of alternative refiners, no material adverse effect would result if it lost the services of its current refiner. There are no deleterious elements in the gold produced.

Canadian Malartic GP has signed contracts that are directly associated with operations. The contract award process is done with an internal committee that selects the potential suppliers. These suppliers are then invited to read and bid on the tender. They must respect the terms and schedules of the tender to be accepted. Once the tenders are received and analyzed by the internal committee, a meeting is held with management to review the proposals. When both parties agree with the final proposal, Canadian Malartic GP’s legal department writes up an agreement that must be signed by all stakeholders.

Infrastructure

Surface facilities at the Canadian Malartic mine include the administration/warehouse building, the mine office/truck shop building, the processing plant and the crushing plant. The processing plant has a nominal capacity of 55,000 tonnes of ore per day. Ore is processed through conventional cyanidation. Ore blasted from the pit is first crushed by a gyratory crusher followed by secondary crushing prior to grinding. Ground ore feeds successively into leach and CIP circuits. A Zadra elution circuit is used to extract the gold from the loaded carbon. Pregnant solution is processed using electrowinning and the resulting precipitate is smelted into gold/silver doré bars. Mill tails are thickened and detoxified using a Caro acid process, reducing cyanide levels below 20 parts per million. Detoxified slurry is subsequently pumped to a conventional tailings facility.

The Odyssey Project will use the existing surface infrastructure at the Canadian Malartic site, including the tailing storage facilities, the processing plant and the maintenance facilities. As well, the main work in 2020 consisted of site preparation, construction of the portal and the ramp contractor’s garage, delivery of the project building and installation of the potable water and wastewater system. Development activities in 2021 are expected to include construction of the headframe and engineering and procurement of the 120kV line and transformers, as well as delivery of the surface maintenance shop, the compressor building, the enlargement of Highway 117 and the permanent access to the Odyssey site.

Environmental, Permitting and Social Matters

In 2015, the Partnership developed and implemented an action plan to mitigate noise, vibrations, atmospheric emissions and ancillary issues related to the Canadian Malartic mine. Mitigation measures were put in place to improve the process and avoid environmental non-compliance events. As a result, over time, the Partnership has improved its environmental performance. With respect to activities in 2020, the Partnership received two non-compliance notices for NOx emissions. The mine’s team of on-site environmental experts continues to monitor regulatory compliance in terms of approvals, permits and observance of directives and requirements and continues to implement improvement measures.

Since the spring of 2015, the Partnership has been working collaboratively with the community of Malartic and its citizens, including the development of a “Good Neighbour Guide”. Implementation of the Good Neighbour Guide, which includes compensation and home-acquisition programs, began on September 1, 2016. Over 90% of the residents of Malartic have agreed to participate in the compensation program. Under the home-acquisition program, 57 residences have been acquired to date in the southern sector of Malartic, of which 45 have subsequently been sold under the Partnership’s resale program that was implemented in April 2018.

As part of ongoing stakeholder engagement, an agreement with four First Nations groups was entered into in 2020.

As with the Good Neighbour Guide and other community relations efforts at Canadian Malartic, the Partnership is working collaboratively with stakeholders to establish cooperative relationships that support the long-term potential of the mine.

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The waste rock pile was originally designed to accommodate approximately 326 million tonnes of waste rock requiring a total storage capacity of approximately 161 million cubic metres. The design of the waste rock pile has been modified to accommodate the Canadian Malartic pit extension and now includes storage capacity for approximately 740 million tonnes.

The expansion of the open pit, with production from the Canadian Malartic pit extension, is expected to increase the total amount of tailings to approximately 300 million tonnes over the life of mine. The total capacity of the current tailings management facility is estimated to be 230 million tonnes, including a tailings cell authorized by the Ministry of Environment and the Fight Against Climate Change (Québec) in September 2017. Construction of this cell started in 2017 and operations began in 2018. The Partnership also plans to store additional tailings in the Canadian Malartic pit at the end of its operations. According to the mine plan, between 70 and 80 million tonnes of tailings could be deposited in the Canadian Malartic pit once mining in the pit is completed.

All permits related to mining the Canadian Malartic pit extension have been received. As part of the permitting process for in-pit tailings deposition, the Partnership has committed to completing a hydrogeological study to demonstrate that the Canadian Malartic pit would provide a hydraulic trap and contain the tailings with minimal environmental risk. Golder Associates Ltd. is preparing this study.

Permits for Odyssey North and South were granted in 2020 to allow the first phase of the Odyssey Project to begin. At this time, the Certificate of Authorization (“CofA”) for the shaft has not yet been obtained and the CofA for the waste rock management facility requires modification. A request for a decree amendment, including permits to develop the East Gouldie and East Malartic zones has been submitted. The Partnership has received confirmation that mining the additional zones at the project does not trigger additional Federal permitting requirements.

An annual hydrological site balance is maintained to provide a yearly estimate of water volumes that must be managed in the different structures of the water management system of the Canadian Malartic mine during an average climatic year (in terms of precipitation). Results of this hydrological balance indicate that excess water from the southeast pond may have to be released into the environment. If excess water does need to be treated, a water treatment plant is in place to treat the water that will be released into the environment so that it meets water quality requirements. In addition to ensuring effluent compliance, this water treatment plant reduces the risks associated with surface water management and adds flexibility to the water usage system.

Reclamation and closure costs have been estimated for rehabilitating the tailings facility and waste dump, revegetating the surrounding area, dismantling the plant and associated infrastructure and performing environmental inspection and monitoring for a period of ten years. In accordance with applicable regulations, financial guarantees have been provided for these estimated reclamation and closure costs. Reclamation plans were updated in 2020, and an updated closure plan was submitted in accordance with regulatory requirements.

Annual Production Information

The following table sets forth reported annual production for the Canadian Malartic Mine for each of the years ended December 31, 2020 and 2019.

		2019	2020
Total Ore Milled	(kt)	21,049.1	20,799.8
Process Rate	(tpd)	57,669	56,986
Feed Grade	(g/t Au)	1.12	0.97
Recovery	(% Au)	88.7	87.5
Produced	(koz Au)	669.2	568.7

In a press release dated October 27, 2021, Agnico Eagle reported that production for the first nine months of 2021 was based on 16,730 kt processed with a gold grade of 1.11 g/t to yield 536,918 ounces of gold recovered (on a 100% basis).

Gold Royalty’s royalty interests do not apply to the majority of reported production above.

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Jerritt Canyon Mine

As a result of Gold Royalty’s acquisition of Ely, Gold Royalty indirectly owns a 0.5% NSR in respect of the Jerritt Canyon mine, which includes the entire 119 square mile land package at the Jerritt Canyon Mine and a PTR interest (based on a sliding scale linked to gold price ranging from $0.15/st to $0.40/st) on all ore processed through the Jerritt Canyon mill.

JCG LLC (“JCG”) took over the operation of the Jerritt Canyon Mine in 2015. On April 30, 2021, First Majestic acquired all of the issued and outstanding shares of JCG. As such, First Majestic now indirectly owns and operates the Jerritt Canyon Mine, through its direct owner and operator, JCG.

The following description of the Jerritt Canyon Mine is based on information disclosed in the NI 43-101 technical report titled “Technical Report on the Jerritt Canyon Gold Mine, Elko County, Nevada, USA” dated April 30, 2021 and with an effective date of December 31, 2020, prepared for First Majestic, and available under its profile on SEDAR (the “Jerritt Canyon Technical Report”).

Project Description, Location and Access

Jerritt Canyon has been in operation since 1981, with open pit operations occurring from 1981 to 1999. The current operation consists of the two underground gold mines - SSX-Steer Complex (“SSX”) and Smith.

Jerritt Canyon Mine is located in Elko County, northeastern Nevada. The mill site, shops, and administration and security buildings are located approximately 45 miles north of the town of Elko. The Jerritt Canyon property forms an irregular area that extends approximately 21 miles north-south and 17 miles east-west at its widest and is approximately 119 square miles. The property is bounded by 116° 10’ west and 115° 78” west longitude and 41° 23’ north and 41° 46’ north latitude. Refer to the below figure for the location map of the Jerritt Canyon Property.

Figure 2 - Location map of Jerritt Canyon Mine (Technical Report on Jerritt Canyon Mine, Elko County, Nevada, 2021)

Jerritt Canyon Mine operations are located on a combination of public and private lands, with the deposits and mining related surface facilities being located primarily on mining claims in United States Forest Service (USFS) land within the Humboldt-Toiyabe National Forest. The process facilities, offices, shops and tailings dams are located on private land owned by JCG. Additional claims in the southern part of the land package are mostly located on private land with some located on land administered by the United States Bureau of Land Management (BLM).

Certain of the Jerritt Canyon claims and fee lands are subject to a NSR royalty which varies from 1.5% to 6% depending upon the lease agreements with various property owners. The fee land, which was originally purchased to secure access from State Route 225, is subject to a 33% NSR. There are currently three Nevada lease file agreements that cover land that has mine production. As a result, the lease holders of the producing land are entitled to receive production royalty payments that range from 2.5% to 10%. Other land held by lease holders may be subject to annual or semi-annual land payments that include advance royalties, land use payments, rentals, loss of grazing and the use of land for a communications tower. The advance royalties are the minimum amounts the lease holders are entitled to annually. On producing land, these advance royalties may be recovered by JCG if certain production royalty thresholds are met or surpassed during the production year. Some of the land payments may be adjusted annually based on consumer/producer price indexes or annual increases. There is also a PTR on the Jerritt Canyon processing facilities and an additional 0.5% NSR on the entire Jerritt Canyon property indirectly held by Gold Royalty through its ownership of Ely.

Agreements and Royalties

It is noted that some of the Jerritt Canyon claims and fee lands are subject to a Net Smelter Return (NSR) royalty which varies from 1.5% to 6% depending upon the lease agreements with various property owners. The fee land, which was originally purchased to secure access from State Route 225, is subject to a 33% NSR, however, future gold production from this land is unlikely.

There are currently three Nevada (NV) lease file agreements (files NV-10106, NV-10110, NV-10113) that cover land that has mine production. As a result, the lease holders of the producing land are entitled to receive production royalty payments that range from 2.5% to 5%.

Other land held by lease holders may be subject to annual or semi-annual land payments that include advance royalties, land use payments, rentals, loss of grazing, and the use of land for a communications tower. The advance royalties are the minimum amounts the lease holders are entitled to annually. On producing land, these advance royalties may be recovered by JCG if certain production royalty thresholds are met or surpassed during the production year. Some of the land payments may be adjusted annually based on consumer/producer price indexes or annual increases.

On September 9, 2019, Ely closed the purchase of 100% of all rights and interests in a Per Ton Royalty Interest on the Jerritt Canyon Processing Facilities from an arms-length third-party (Behre Dolbear, 2020). On May 13, 2020, Ely completed the purchase of a 0.5% NSR royalty on the entire Jerritt Canyon property.

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History

The Jerritt Canyon deposit was discovered by Food Machinery Corporation in 1972. In 1976, Meridian Gold LLC and Freeport Minerals Company formed a joint venture to explore and develop the gold deposits in the Jerritt Canyon area and, in 1980, mining commenced with production from the North Generator and Marlboro Canyon open pit mines. The first gold production from the property occurred in July 1981.

Open pit mining was conducted from early 1981 until late 1999, with the mining carried out in the areas of Marlboro Canyon, Alchem, Lower North Generator Hill, Upper North Generator Hill, West Generator, Burns Basin, Mill Creek, Pattani Springs, California Mountains, Dash, Winters Creek, Steer Canyon and Saval Canyon. The annual production from these areas ranged from approximately 40,000 ounces to 1.4 million ounces.

Underground operations started in 1997 at SSX, and continued until 2008 with production from the Steer, Murray, MCE, Smith, West Generator and Saval deposits. In 2009, a new mine plan was prepared. Underground mining from the Smith deposit recommenced in late January 2010 and underground mining at SSX recommenced in early October 2010.

From the commencement of mining in 1980 to the end of 2020, approximately 9.7 Moz gold were produced from approximately 49 Mst of ore mined at an average grade of 0.199 ounce per short ton of gold (“oz/st Au”). Open pit mining at Jerritt Canyon produced a total of approximately 5.2 Moz Au from approximately 29.8 Mst of ore at an average grade of 0.175 oz/st Au. The underground mines produced a total of approximately 4.5 Moz Au from approximately 19.2 Mst of ore at an average grade of 0.237 oz/st Au. Since 2010, the majority of production has come from the SSX and Smith deposits.

From June 2015 to December 2020, JCG mined approximately 5.2 Mst at an average grade of 0.155 oz/st Au containing a total of approximately 0.81 Moz Au.

Geological Setting, Mineralization and Deposit Types

The Jerritt Canyon district is located in the Great Basin, north and northeast of the Carlin Trend of gold deposits. Carlin-type gold mineralization at Jerritt Canyon is hosted by silty carbonate or carbonaceous siliciclastic rocks originally deposited as shelf sedimentary rocks during the Paleozoic. The Paleozoic host rocks have been imbricated, faulted, and folded through several orogenic events through the Paleozoic and Mesozoic. An early phase of intrusive igneous activity is represented by west-northwest mafic igneous dikes of Paleozoic age. Carlin-type gold deposits were emplaced in the Middle to Late Eocene during an initial phase of extensional tectonics at which time high potassium calc-alkaline magmatic rocks were emplaced. Mafic and intermediate igneous dikes were emplaced during this phase of igneous activity and trend north-northeast.

The occurrence and distribution of gold mineralization at Jerritt Canyon is controlled by both lithology and structure. Deposits at Jerritt Canyon are mostly strata bound or fault hosted. Gold occurs as very fine, micron-size particles in pyrite and arsenian pyrite.

Jerritt Canyon is a Carlin-type gold deposit, hydrothermal in origin and usually structurally controlled. Current models attribute the genesis of Carlin-type gold deposits to epizonal plutons that contributed heat and potentially fluids and metals; meteoric fluid circulation resulting from crustal extension and widespread magmatism; metamorphic fluids, possibly with a magmatic contribution, from deep or mid-crustal levels; and upper-crustal orogenic-gold processes within an extensional tectonic regime.

Exploration

Exploration completed at Jerritt Canyon has included desktop compilation and interpretation of historical datasets, target identification and RC- and core- drilling. Jerritt Canyon is primarily drilled from underground drilling sites. From June 23, 2015 through to December 31, 2020, JCG drilled a total of 279,954 ft. in 406 core holes and a total of 2,340,646 ft. in 16,773 RC holes underground.

Drilling

Starting January 1, 2015 through December 31, 2020, JCG has drilled a total of 18,533 holes between RC and core from underground drilling sites, comprising of 2,800,695 ft of drilling.

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Sampling, Analysis and Data Verification

Sampling and assaying have been carried out using industry standard quality assurance/quality control practices. These practices include, but are not limited to, sampling, assaying, chain of custody of the samples, secure sample storage, use of third-party laboratories, and use of standards, blanks, and duplicates.

Mineral Processing and Metallurgical Testing

Mining and processing by the Freeport-FMC JV commenced at Jerritt Canyon in 1981. The initial processing facility processed mildly refractory, carbonaceous, preg-robbing mineralized material. Alkaline chlorination was used to passivate the carbonaceous constituents of the mineralized material to reduce preg-robbing and cyanidation to extract the gold. The chlorination facility continued operation until 1997.

In 1989, operation of a whole ore roaster commenced to treat double refractory mineralized material that contained higher concentrations of sulfide sulfur in addition to organic carbon. Over the life of the Jerritt Canyon operation, numerous metallurgical studies have been completed, however, the current operating practice relies on historical operating data to support recovery estimates and anticipate future operating performance. The current life of mine plan estimates an average gold average gold recovery of 86% independent of the changes in the gold feed grade.

Mining Methods

The Jerritt Canyon property has been in operation since 1980. Between 1981 and 1999, mining was by open pit. Underground operations began in 1993 with the opening of the Murray Mine and/or West Gen Underground. Underground operations started in 1997 at SSX, and continued until 2008 with production from the Steer, Murray, MCE, Smith, West Generator, and Saval deposits. In 2009, a new mine plan was prepared. Underground mining from the Smith deposit recommenced in late January 2010 and underground mining at SSX recommenced in early October 2010. SSX and Smith are currently contractor operated.

Both underground mines are accessed by way of surface portals and 15 ft by 15 ft declines typically grading 12% to 15%. Underground lateral development including level and stope access is generally designed to be 15 ft by 15 ft.

Production is primarily sourced from the cut and fill mining method utilizing both overhand and underhand techniques in stopes configured with three lifts. Backfilling of production voids is completed using CRF, which is produced by crushing and screening mine waste material and placed using a load-haul-dump unit (LHD) with a rammer push plate attachment. Cement content varies from 5% to 6% for adjacent and undercut mining, with the majority of fill placed with 6% cement content. CRF is mixed at batch plants located near the portal of each mine and hauled underground by mine haul trucks. In cut and fill mines, CRF is loaded into cut and fill stopes using loaders and pushed tight to the back using a dozer or loader.

Recovery Methods

The processing facilities at Jerritt Canyon are designed to operate at a rate of 4,500 stpd with an operating availability of 90% and are permitted to operate at 6,000 stpd. The plant is currently operated at an average rate of 2,265 stpd (2020). The facilities include: primary crushing; ore drying; secondary crushing; tertiary crushing; dry grinding; roasting; thickening; CIL; carbon stripping; carbon reactivation; electrowinning; electrowinning sludge refining; oxygen plant cooling pond; water evaporation pond and tailing impoundment.

Project Infrastructure

The Jerritt Canyon Mine has been in commercial production for approximately 39 years and the infrastructure to support a mining and milling operation is established. Surface rights to sustain mining operations on the Jerritt Canyon Mine property are secured through current ownership and claim holder rights. The current infrastructure includes: access roads; power supply and distribution; office buildings; warehouse facilities; maintenance shops; laboratory facilities; communication networks; onsite security; tailing storage facility (“TSF”); and water management systems.

The main access road is approximately seven miles long and is a 22 ft wide paved road between Nevada highway 225 and the mill site. A 100 ft wide haul road provides access between the major mines and the mill site. This road network is approximately 17 miles long.

Power to the Jerritt Canyon Mine is purchased from Nevada Energy through a 125 kV, three-phase transmission line. Monthly power consumption is approximately 8.0 MWh. Water available on site is sufficient to support all mining and milling operations. All water used at the Mine is from permitted and certificated water rights held by JCG and regulated by the Nevada Division of Water Resources.

For the management and disposal of tailings and reduction of surplus process solutions, Jerritt Canyon operates one active TSF (Tailings Storage Facility-2 (TSF 2)) and two main process water storage facilities which include the water storage reservoir (“WSR”) and the Evaporation Pond. Jerritt Canyon also operates a process water treatment plant (“WTP”) to remove process water contaminates to reduce process water inventories and maintain an overall negative site water balance. Jerritt Canyon is currently in the process of closing and reclaiming TSF 1, which was the first TSF constructed and continuously operated at Jerritt Canyon between 1980 and 2014.

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TSF 2 was originally commissioned in 2013 as TSF 2 Phase 1 to store approximately 3.7 Mst of tailings. In 2018, TSF 2 was expanded (Phase 2) to store an additional 1.5 Mst of tailings. Tailings are delivered to the TSF 2 in a slurry consisting of 40% solids to 60% water by weight. At the time of the Jerritt Canyon Technical Report, TSF 2 Phase 3 was under construction and has been designed to contain an additional 1.1 Mst of tailings. Because Phase 2 has been filled beyond planned operating capacity, TSF 2 Phase 3’s operational life has shortened and will be filled to capacity within approximately seven months (i.e., by the end of November 2021).

TSF 2 Phase 4 has been designed and awaits approval from the State of Nevada regulatory agencies. TSF 2 Phase 4 will allow storage of an additional 1.7 Mst of tailings. Even with the shortened operational life of Phase 3, TSF 2 Phase 4 must be constructed in 2021. Assuming a planned production rate of 2,350 stpd, TSF 2 Phase 4 will be filled to capacity by December 2023; however, this date will vary depending on actual mine plan and production rates determined by operations.

After TSF 2 Phase 4 is filled to capacity, the Jerritt Canyon Mine plans to dispose of future tailings in the previously designed and approved TSF 3, which is the existing WSR that will be converted to accept tailings disposal. The WSR’s conversion to TSF 3 will allow disposal of approximately 2.4 Mst of tailings. At an assumed average production rate of 2,350 stpd, TSF 3 would provide approximately 2.6 years tailings storage. If the average deposition rate is increased for the 2021 mine plan and following, the timeline for creation of additional tailings management area will be shortened proportionally.

The process WTP was constructed to eliminate the surplus process water inventory located in the Jerritt Canyon WSR and Evaporation Pond and to create additional storage capacity for future tailings storage. The process WTP’s treated permeate is disposed of in injection wells while its brine concentrate is disposed of in the Evaporation Pond.

Environmental, Permitting and Social Considerations

Jerritt Canyon has been in operation since 1981. Prior to and during operation, numerous environmental studies and evaluations have been conducted to support permit applications and operations. An Environmental Impact Statement was completed and the Record of Decision was issued in 1980. Operating permits are in place and current.

The historical operation of the Jerritt Canyon Mine resulted in a number of environmental concerns, including seepage from the TSF, limited TSF capacity, lack of water treatment facilities, etc. JCG inherited this legacy and worked diligently to mitigate the concerns when operator. JCG intends to continue to mitigate these concerns.

Jerritt Canyon is located in Elko County, Nevada which is a mining-friendly jurisdiction. Numerous other mining operations are located in the same area and the site has a good relationship with the local community.

Approved closure and reclamation plans are in place for Jerritt Canyon. The total reclamation costs, as updated in 2019, estimated from the 2019 Annual Work Plan are approximately $86.6 million.

Capital and Operating Costs

Sustaining capital costs were estimated by JCG, with the majority of the costs consisting of mine development and heavy mobile equipment needed to replace the aging fleet. Sustaining capital costs for Jerritt Canyon are summarized from the Jerritt Canyon Technical Report as follows.

Category	Sustaining Costs (US$ millions)	Sustaining Cost Basis (US$/st milled)
Mining	21.4	6.00
Tailings Facility	9.0	-	(1)
Processing Plant	3.6	1.00
Reclamation and Closure	5.3	1.50
Exploration (diamond drilling)	3.6	1.00
TOTAL:	42.8

Note:

(1) $9.0 million in 2021.

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The Jerritt Canyon Technical Report authors noted that reclamation costs have not been estimated for the end of mine life, though a progressive annual reclamation cost of $5.3 million has been applied based on a rate of $1.50/ton milled.

Operating costs estimated by JCG, averaging $121.5 million per year or $164.68/t ore were estimated for mining, processing, and general and administrative expenses. Operating cost inputs such as labour rates, consumables, and supplies were based on JCG operating data. A summary of operating costs as set forth in the Jerritt Canyon Technical Report is provided in the table below:

Parameter	LOM Costs (US$ millions)	LOM Unit Costs (US$/st milled)
Mining	315.6	88.69
Development	46.2	12.99
Process	160.2	45.00
G&A	64.1	18.00
TOTAL:	586.1	164.68

Annual Production Information

The following table sets forth reported production at the Jerritt Canyon Mine for each of the years ended December 31, 2020 and 2019:

		2019	2020
Total Ore Milled	(kt)	883,582	749,547
Process Rate	(tpd)	2421	2,054
Feed Grade	(g/t Au)	5.28	5.49
Recovery	(% Au)	85.5	85.5
Produced	(koz Au)	116,060	112,749

In its Management’s Discussion and Analysis for the nine months ended September 30, 2021, First Majestic disclosed that for the nine months ended September 30, 2021, the Jerritt Canyon Mine produced 26,145 ounces of gold by processing 230,415 tonnes with a grade of 4.19 g/t gold during the quarter at a cash cost of $1,735 per ounce.

Fenelon Gold Property

Gold Royalty indirectly, through its ownership of Ely, holds a 2.0% NSR royalty on the Fenelon Gold Property in Québec, Canada.

The Fenelon Gold Property operated by Wallbridge is part of the Fenelon Property, a group of continuous claims and leases totaling 85.6km2. The Fenelon Property is one of eight large claim blocks that collectively make up the Detour-Fenelon Gold Trend Property which extends approximately 97 km along an east-west direction.

The following description of the Fenelon Gold Property has been primarily sourced from the technical report titled “NI 43-101 Technical Report for the Detour-Fenelon Gold Trend Property, Québec, Canada” prepared for Wallbridge with an effective date of December 23, 2021, prepared for Wallbridge, and available under its profile on SEDAR (the “Fenelon Technical Report”). Gold Royalty’s NSR royalty interest applies to the Fenelon Gold Property which forms part of the larger Detour-Fenelon Trend that is covered by the Fenelon Technical Report.

Property Description and Location

The Detour-Fenelon Gold Trend Property is located in the Nord-du-Québec administrative region of the Province of Québec, Canada, approximately 75 km west-northwest of the city of Matagami. The Detour-Fenlon Gold Trend Property covers an area of 910.44 km2. extending 97 km in an east-west direction and 27 km north-south. The coordinates of the approximate centroid are 78°37’23”W and 50°00’58”N (UTM: 670286E and 5543117N, NAD 83, Zone 17). The Fenelon Gold Property is located in the townships of Fenelon, Caumont and Jérémie on NTS map sheet 32L/01 to 04 and 32E/13 to 16. Refer to the below figure for the location map of the Fenelon Gold Property.

Figure 3 - Location of the Fenelon Gold Property (Technical Report Detour-Fenelon Gold Trend Property, 2021)

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Wallbridge acquired the Detour-Fenelon Gold Trend Property through a number of transactions with Balmoral Resources Ltd. (“Balmoral”) and Midland Exploration Inc. (“Midland”). The property, as operated by Wallbridge, consists of eight claim blocks: seven of them form Wallbridge’s Fenelon Gold Trend Property (Fenelon, Grasset, Detour East, Doigt, Martinière, Harri and Jérémie) and the eighth corresponds to Midland’s Casault Property under option to Wallbridge. The combined claim blocks, including the joint venture area, comprise 1,669 claims staked by electronic map designation, three non-exclusive leases for surface mineral substances and one mining lease, for an aggregate area of 91,044.17 hectare.

Wallbridge holds all of the mineral titles for the Fenelon, Grasset, Detour East, Doigt, Martinière, Harri and Jérémie blocks. Midland owns the Casault claim block, for which Wallbridge has an option agreement to acquire an interest of up to 65%.

All the claim blocks are subject to royalties payable to various beneficiaries. The royalty interest held by Gold Royalty applies to the Fenelon Gold Property which forms part of the larger Fenelon block.

History

This content under this “History” section has been summarized from the Fenelon Technical Report and a historic technical report titled “NI 43-101 Technical Report for the Fenelon Gold Property, Québec, Canada” with an effective date of March 16, 2020 prepared for Wallbridge and available under its profile on SEDAR.

From 1980 - 1982, Teck Ltd. covered the property area with two geophysical surveys and drilled 1 hole.

Morrison Minerals Limited, a wholly owned subsidiary of Morrison Petroleums Ltd. explored from 1986 - 1990. In 1990, Morrison signed a joint venture agreement (the Casa Berardi Joint Venture (“CBJV”)) with Total Energold; work focused mainly on geophysical surveys.

In October 1992, Cyprus Canada Inc. purchased the CBJV interest from Energold and Morrison Minerals was amalgamated with OGY Petroleums Ltd (“OGY”). Only 16 staked claims from the original 38 had been maintained prior to a 1993 diamond drilling program; the most significant result in FA93-1 (185 m) was 2.84 g/t Au over 0.95 m.

In the first quarter of 1994, a diamond drilling program and two geophysical programs were completed. In May 1994, 192 new claims were staked to the north, south and west of the current Fenelon Gold Property and other existing claims were included. At this time, the property was comprised of 448 staked claims and a new joint venture was formed, the FAJV.

Another drilling program followed in 1995; visible gold was observed in 18 drill holes with the best result being FA-95-10 (14.24 g/t Au over 13.9 m).

In July 1995 OGY made an agreement with Fairstar Explorations Inc. (“Fairstar”) to transfer all of OGY’s interests in the CBJV to Fairstar, including the FAJV.

In October 1996, Fairstar became the operator of the FAJV and incurred roughly C$2 million in exploration expenditures over the course of the 1996-1997 winter field program. Cyprus did not contribute to this exploration program and was diluted down to 30%.

In July 1998, International Taurus Resources Inc. (“Taurus”) signed an agreement with Cyprus whereby Taurus acquired a 100% interest in Cyprus’ share of a portfolio of 20 properties in the Casa Berardi sector, including the FAJV. In May 2000, Fairstar granted Taurus an option to increase its interest in the FAJV by financing certain exploration expenditures, including the collection and processing of a bulk sample. Taurus became operator of the FAJV.

In 2001, a bulk sampling program was initiated by Taurus and a resource estimate was prepared. By October 16, 2001, Taurus had acquired a 66.67% interest in FAJV. Work on the property through 2004 included numerous drill holes, two resource estimates and underground development resulting in 2 bulk samples that produced 13,556 tons grading approximately 12.8 g/t Au.

In November 2004, the FAJV was shut down due to legal action brought against Taurus by Fairstar. On November 23, 2004, Taurus announced that it had agreed to merge with American Bonanza Gold Mining Corporation (“Bonanza”) to create a new gold company. Pursuant to the business combination, the new company agreed to acquire Fairstar’s interest in the Fenelon Gold Property.

Bonanza conducted a geological review in 2005, published a technical report and drilled 65 holes between 2005 and 2008.

In 2010 Balmoral Resources was granted the exclusive right to acquire Bonanza’s rights, titles and interests in a series of properties located in Québec and Ontario, including the Fenelon Gold Property. Balmoral drilled 41 holes in 2011 mostly testing the extension of the Discovery Zone.

In 2016 Wallbridge entered into a binding letter of intent dated May 24, 2016, to acquire a 100% interest in a 10.5-km2 subdivision of the Fenelon Gold Property from Balmoral for C$3.6 million.

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Geological Setting, Mineralization and Deposit Types

This content under this “Geological Setting, Mineralization and Deposit Types” section has been summarized from the Fenelon Technical Report and a historic technical report titled “NI 43-101 Technical Report for the Fenelon Gold Property, Québec, Canada” with an effective date of March 16, 2020 prepared for Wallbridge and available under its profile on SEDAR.

The Fenelon Gold Property is located in the northwestern Archean Abitibi Subprovince, in the northernmost volcano sedimentary belt segment. The Fenelon Gold Property is located less than 1 km north of the Sunday Lake Fault Zone (“SLDZ”) and is mainly underlain by a turbiditic sedimentary basin and the eastern margin of the Jérémie Pluton. Metamorphism is at the upper greenschist facies (biotite zone).

The mineralized zones on the property are structurally controlled and affected by ductile deformation. The mineralization shares many similarities with orogenic gold deposits in terms of metal associations, wall-rock alteration assemblages and structural controls. Three domains of gold mineralization are present on the Fenelon Gold Property: The Main Gabbro zones, the newly discovered Tabasco and Cayenne zones, and the Area 51 zones. Gold is associated with disseminated pyrrhotite, chalcopyrite and pyrite, and minor sphalerite, arsenopyrite and marcasite. Native visible gold is fairly common in all zones.

The Main Gabbro contains seven zones; Fresno, Chipotle, Anaheim, Naga Viper, Paprika, Habanero and Serrano. The zones are restricted to a wide corridor of intensely altered gabbro between two panels of argillaceous sediments.

The Tabasco-Cayenne mineralized system occurs in turbiditic sediments between the Main Gabbro and the Jérémie Pluton. The zones trend N130 and dip steeply south. They form an anastomosing and sheared system with numerous secondary splays. The mineralization is discrete with a low sulphide content (<5%) and is mainly associated with silicification and sericitization. Gold intervals are associated with a pyrrhotite-chalcopyrite assemblage. Arsenopyrite and sphalerite are locally present. The best gold intervals associated with veining are in intersections with light grey quartz veins. High-grade gold intervals of more than 10 g/t over 0.5 to 1 m are common.

The Area 51 Zone is hosted in the Jérémie Pluton and its contact. It occurs as a series of parallel mineralized subzones grouped into two ENE-WSW trending corridors (Andromeda and Orion) parallel to the SLDZ. Gold mineralization is mainly associated with isolated or regularly spaced subparallel translucent grey quartz veins generally less than 2-3 cm thick.3

The mineralized zones on the Fenelon Gold Property have been metamorphosed to upper greenschist facies, near the regional boundary with the amphibolite facies. The mineralization shares many similarities with orogenic gold deposits (synonymous to mesothermal orogenic gold or greenstone-hosted quartz-carbonate vein deposits) in terms of metal.

The majority of gold deposits in metamorphic terranes are located adjacent to first-order, deep-crustal fault zones (e.g., Cadillac-Larder Lake, Porcupine-Detour, Casa Berardi and Sunday Lake in the Abitibi), which show complex structural histories and may extend along strike for hundreds of kilometers with widths of as much as a few thousand meters.

Most orogenic gold deposits occur in greenschist facies rocks, but significant orebodies can be present in lower- or higher-grade rocks. It is typically associated with iron-carbonate alteration. One of the key structural factors for gold mineralization emplacement is the late strike-slip movement event that reactivated earlier-formed structures within the orogeny, which is found along the SLDZ.

Exploration and Drilling

In 2016, Wallbridge started exploring the Fenelon Gold Property immediately after acquiring it. The program involved reviewing historical drilling from the mine workings and sampling previously unsampled historical drill core, where warranted. The results from the first three sample batches included one with visible gold that assayed 89.3 g/t Au over 0.35 m.

Wallbridge announced the results from the first two batches in the press release of November 16, 2016. Of the 176 samples (179 m), 25 (14%) returned values greater than 0.5 g/t. Highlights included:

●	89.30 g/t Au over 0.35 m in DDH 1050-005
●	4.21 g/t Au over 0.72 m in DDH 1100-001
●	3.91 g/t Au over 0.99 m in DDH 1110-001
●	2.55 g/t Au over 1.57 m in DDH FA-02-214

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Results from the third batch were announced in the press release of December 5, 2016. Of the 275 new samples, 3 samples returned values greater than 5 g/t, 29 samples (>10%) returned >0.5 g/t, and 34 samples returned grades ranging from 0.5 g/t to 0.1 g/t. Highlights included:

●	19.7 g/t Au over 1.90 m in DDH 1050-005, including:

○	47.94 g/t over 0.75 m
○	89.3 g/t over 0.35 m

●	8.37 g/t Au over 1.25 m in DDH 1040-002; together with historical assays, this forms part of an intersection of 20.17 g/t Au over 6.21

In February 2019, an OreVision® surface IP survey was carried out by Abitibi Geophysics Inc. to test a 600-m strike length of the gold-hosting environment northwest of the Fenelon Gold System. These results were integrated with existing geophysical data to produce a 3D model, which was used to guide geological modelling and drill targeting.

A detailed airborne magnetic survey was completed over the Fenelon claim block between June 19 and August 21, 2020. The survey used an unmanned aerial vehicle (“UAV”) to fly 4,996 line-km at 20-m line spacing, with tie lines at 200 m. The survey’s tight line spacing close to the ground yielded high-resolution data

The Fenelon Technical Report discloses that Wallbridge drilled 553 holes (surface and underground) on the Fenelon claim block from 2017 to 2020, for a total of 202,065 m. The following table summarizing such drilling programs has been reproduced from the Fenelon Technical Report:

	Surface		Underground		Total
Year	DDH Count	Length (m)	DDH Count	Length (m)	DDH Count	Length (m)
2017	33	6,346	-	-	33	6,346
2018	21	7,412	92	10,902	113	18,314
2019	64	45,830	167	31,556	231	77,386
2020	127	96,889	49	3,130	176	100,019
TOTAL	245	156,477	308	45,588	553	202,065

Wallbridge disclosed that in 2017, the main objective was to use surface drill holes to expand the exploration targets near existing infrastructure and above a depth of 150 m. Mineralization was confirmed to a distance of 120 m from the existing deposit, and two new gold-bearing structures were identified. The following table summarizing results of the 2017 drilling program has been reproduced from the Fenelon Technical Report:

Hole ID	From (m)	To (m)	Core Length (m)	Au (g/t)	Zone/Corridor
FA-17-07	122.10	129.16	7.06	141.16
FA-17-17	134.86	137.92	3.06	311.08	Naga Viper
FA-17-26	139.83	146.85	7.02	260.44
FA-17-27	130.12	134.85	4.73	80.42	Habanero
FA-17-31	45.60	46.62	1.02	18.95	Cayenne
FA-17-32	105.55	106.21	0.66	11.30	Habanero

In 2018, Wallbridge conducted an underground and surface diamond drilling program. The underground campaign ran from early June to the end of December. The aim of the surface program was to follow known mineralized zones to depths of 300 to 400 m and to test for additional zones away from the mine workings. Mineralized zones containing chalcopyrite, an indicator mineral for the gold-bearing system, were intersected in nine (9) of the holes. Visible gold was observed in two (2) holes: FA-18-038 at a vertical depth of 325 m and drill hole FA-18-051 at a vertical depth of 380 m, making them the deepest occurrences of visible gold at that time on the property. Other deep (500 to 650 m) holes drilled during the program (FA-18-040, FA- 18-044 and FA-18-047) confirmed the depth extensions of the host lithologies (i.e., gabbro) and the mineralized shear zones. The following table summarizing results of the 2018 drilling program has been reproduced from the Fenelon Technical Report:

Hole ID	From (m)	To (m)	Core Length (m)	Au (g/t)	Zone/ Corridor	Target
18-1035-019	72.50	77.35	4.85	137.63	Naga	High-grade shoots down to the 5130 level (~120 m depth) using a spacing of 6 to 7 m to validate the geological model and demonstrate the continuity of high-grade shoots.
18-1035-005	58.77	64.90	6.13	48.81	Viper
18-1035-017	56.00	66.13	10.13	50.31	Chipotle
18-1035-013	27.36	29.48	2.12	144.96
18-5175-021	105.45	110.55	6.10	144.47	Naga Viper	The high-grade domain in this mineralized structure shows continuity over 20 drill intersections.
18-0990-007	132.02	134.97	2.95	122.35
18-0990-011	104.41	112.20	7.79	54.45
18-0990-010	111.40	116.92	5.52	41.02
18-0990-017	106.83	108.53	1.70	134.57	Paprika	The western end of the Main Gabbro zones.
18-1030-009	77.58	81.00	3.42	35.91
18-1000-009	31.23	33.39	2.16	87.63	Fresno
18-1110-004	53.26	57.53	4.27	13.62	Naga Viper	The eastern end of the Main Gabbro zones.
18-1130-004	36.66	41.54	4.88	6.23
FA-18-051	501.46	506.24	4.78	3.13	Area 51	A previously unknown, approximately 200-m-wide package of favourable intermediate to mafic host rocks with low-grade gold mineralization throughout.
FA-18-051	534.00	552.96	18.96	4.09
including	543.00	552.96	9.96	4.09
and	593.50	596.90	3.40	5.16
and	633.00	634.44	1.44	5.92
FA-18-038	440.46	441.46	1.00	29.90	Tabasco	Interpreted to be the depth extension of the Tabasco Zone.
FA-18-038	213.39	216.38	2.99	4.70	Habanero
FA-18-040	276.00	276.58	0.58	19.18	Cayenne	Extends the Cayenne Zone approximately 100 m to the northwest.
FA-18-040	531.00	534.27	3.27	3.08	Tabasco	A new zone at depth in the Tabasco South area.

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The underground infill drilling component of the 2019 drilling program was designed to extend known zones below the 2018/2019 bulk sample development to a depth of 350 m. It was performed from the 5150 level and from the 230-m-long exploration drift on the 5130 level (125 m depth). The completion of this exploration drift by the end of February 2019 facilitated resource drilling to greater depths (approximately 350-400 m) and along strike, including the Tabasco and Cayenne corridors, as well as the newly discovered Area 51 system. The surface exploration drilling component expanded the footprint of the Fenelon Gold System to a strike length of 1,000 m, a width of 600 m along the margin of the Jérémie Pluton, and a vertical depth of 850 m. In addition to the known NW-SE structural trend, the campaign confirmed the Area 51 Zone as an ENE-WSW trend controlling high-grade mineralization. The following table summarizing results of the 2019 drilling program has been reproduced from the Fenelon Technical Report:

Hole ID	From (m)	To (m)	Core Length (m)	Au (g/t)	Zone/ Corridor	Target
FA-19-052	477.56	576.47	98.91	2.81	Area 51	The first hole of the 2019 surface drilling program (FA-19-052) confirmed the significance of Area 51, a previously unknown corridor that had been discovered in the last hole of the 2018 program (FA- 18-051), approximately 300 m west of the bulk sample area.
including	565.25	576.47	11.22	15.93
and	493.76	500.00	6.24	8.71
and	482.90	485.50	2.60	4.57
and	516.34	518.70	2.36	5.63
FA-19-059	665.70	676.74	11.04	17.58	Cayenne	The high-grade gold mineralization hosted by the Main Gabbro was also extended to a vertical depth of 600 m.
FA-19-086	595.67	643.68	48.01	22.73	Tabasco	A shear zone in near-surface sediments, the Tabasco Zone is extended to a vertical depth of 850 m, showing continuity and increasing gold endowment with depth as it approaches more favourable host rocks, like the Jérémie Pluton or the Main Gabbro.
FA-19-103	785.00	804.00	19.00	43.47
FA-19-094	717.45	727.15	9.70	32.18
FA-19-099	1008.45	1044.00	35.55	4.16
FA-19-052	362.50	590.30	227.80	1.46	Area 51	Continuity of mineralization in the Area 51 system is now suggested by several intersections that include wide intersections of near-surface gold mineralization.
including	565.25	576.47	11.22	15.93
FA-19-080	131.84	202.83	70.99	1.21
including	131.84	139.13	7.29	5.13
FA-19-059			78.75	1.02
including	368.55	386.15	17.60	3.28
FA-19-065	321.95	513.85	191.90	0.98
including	463.47	476.18	12.71	5.00
FA-19-089	714.12	714.63	0.51	83.18	Geological geophysical target	Potential for Area 51-style gold mineralization along the approximately four-kilometre strike length of the Jérémie Diorite.

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Six drill rigs were operating on the Property for the 2020 Drilling Program. Five concentrated on exploration drilling from surface, forming widely spaced step-outs to define the footprint of the Fenelon Gold System, with a particular focus on testing Area 51. The sixth rig was used for closely spaced underground definition drilling in the Main Gabbro zones near the mine’s underground workings. The following table summarizing results of the 2020 drilling program has been reproduced from the Fenelon Technical Report:

Hole ID	From (m)	To (m)	Core Length (m)	Au (g/t)	Zone	Target
FA-20-181	699.00	799.60	100.60	5.07	Tabasco- Cayenne shear zones	Expands the Tabasco-Cayenne- Area 51 mineralization on the original Fenelon Gold Property
FA-20-128	844.00	900.00	56.00	4.84
FA-20-134	1001.45	1053.15	51.70	4.06
including	1001.45	1005.10	3.65	41.01
FA-20-116	617.50	676.00	58.50	1.70	Jérémie Diorite- hosted Area 51	Potentially open pit / bulk-mineable intercepts
FA-20-113	585.10	667.50	82.40	1.01
FA-20-186	99.60	174.00	74.40	1.24
FA-20-115	510.50	549.00	38.50	2.06
FA-20-116	661.15	676.00	14.85	5.77		Potentially underground bulk- mineable intercepts
FA-20-115	510.50	517.00	6.50	9.28
19-915-020	411.20	417.20	6.00	7.18
FA-20-107	541.75	545.85	4.10	19.55		Potentially underground mineable intercepts
FA-20-118	387.00	387.50	0.50	307.74
FA-20-128	166.60	167.20	0.60	121.00
19-0915-025	226.90	227.60	0.70	78.21
FA-20-160	508.00	513.35	5.35	13.03	Area 51 West Extension	Expands the Area 51 vein network 500 m to the west
including	512.75	513.35	0.60	106.00
FA-20-165	275.40	281.05	5.65	6.76
including	276.90	278.85	1.95	18.89
FA-20-185	73.55	94.00	20.45	5.95	Western part of Area 51-Titan	Demonstrates the growing open pit resource potential, especially in Area 51. Near-surface intercepts in the western part of Area 51
and	124.00	164.95	40.95	1.05
FA-20-186	99.60	174.00	74.40	1.24

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On November 9, 2021, Wallbridge announced a maiden mineral NI 43- 101 resource estimate for Fenelon based on 1,040 recent and historic drill holes totaling approximately 358,000 m, variably spaced from 20 to 200 m on the Gabbro, Tabasco/Cayenne and Area 51 zones. This includes 650 drill holes totaling approximately 292,000 m drilled by Wallbridge since 2016 on the Tabasco/Cayenne and Area 51 zones. The November 9, 2021 release by Wallbridge also included an updated NI 43-101 mineral resource estimate for the Martinière gold property. However, Gold Royalty does not own a royalty interest on this property.

On December 9, 2021 Wallbridge further announced additional results of the drilling program relating to its maiden mineral NI 43-101 resource estimate for the project. The results of these drill holes were not received in time for inclusion into the NI 43-101 mineral resource estimate. Drill hole intersections that are located within indicated or inferred blocks of the November 2021 NI 43-101 mineral resource estimate are reported as ‘In-Fill Drill Results’, while intercepts outside of those blocks are reported as ‘Expansion Drill Results’. Highlights from the December 9, 2021 press release include the following (full details and complete tables of results can be found in Wallbridge’s December 9, 2021 press release):

Resource In-fill Drill Results

FA-21-266	2.30 g/t Au over 19.55 metres in Area 51, and
1.71 g/t Au over 35.55 metres, including
4.73 g/t Au over 5.40 metres in the Tabasco Zone;

FA-21-266-W4	3.84 g/t Au over 21.15 metres, including
26.25 g/t Au over 1.50 metres, and
5.60 g/t Au over 5.60 metres in the Tabasco Zone;

FA-21-279	8.94 g/t Au over 4.00 metres, including
26.59 g/t Au over 1.30 metres, and
2.50 g/t Au over 16.10 metres, including
3.16 g/t Au over 12.20 metres in the Contact Zone, and
5.18 g/t Au over 8.00 metres, including
29.48 g/t Au over 1.10 metres in the Tabasco Zone;

FA-21-283B	10.98 g/t Au over 8.40 metres, including
29.95 g/t Au over 3.00 metres, and
1.22 g/t Au over 23.25 metres in the Contact Zone;

FA-21-284	3.66 g/t Au over 7.95 metres in the Contact Zone;

FA-21-285	1.04 g/t Au over 43.90 metres in the Contact Zone;

FA-21-289	3.13 g/t Au over 11.00 metres, including
5.23 g/t Au over 5.70 metres, and
2.07 g/t Au over 35.00 metres, including
9.37 g/t Au over 5.60 metres in Area 51.

Resource Expansion Drill Results

Highlight expansion intersections from Wallbridge’s December 9, 2021 news release include:

FA-21-296	0.55 g/t Au over 47.40 metres, including
4.84 g/t Au over 3.00 metres in Area 51.

Mineral Processing and Metallurgical Testing

The 2018 and 2019 bulk samples were divided into five batches from September 11, 2018 to April 18, 2019. A total of 36,160 dry metric tons were treated. The average head grade, including the 767 oz of gold in tails, was 17.37 g/t Au with an overall recovery of 96.20%. The samples were treated at the Camflo ore processing facilities owned by Monarques Gold Corporation.

The commercial-scale milling to process the 2018 and 2019 bulk sample batches corroborates the test work results completed by the CRM but with a lower cyanide consumption.

The relatively low work index for the Fenelon material, combined with the presence of chalcopyrite and pyrrhotite, does not affect the leaching time or the recovery as anticipated given the test work results from the Certified Reference Material.

The Camflo milling facilities with the modifications described above seem adequate to successfully treat the material from the Fenelon Gold Project.

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Permits and Consultation

In addition to the mandatory exploration permits (for tree cutting to provide road access for the drill rig or to conduct drilling and stripping work), Wallbridge acquired in early 2018 a permit for the dewatering, water treatment and discharge of water from the open-pit and old underground infrastructure as well as for the beginning of underground exploration activities.

Wallbridge has an active bulk sample permit for its Main Gabbro Zone and is in the process of acquiring a permit to start production at a rate of 500 tpd. An impact assessment study is underway. Wallbridge will determine the merits of this production when permits are received.

Wallbridge submitted a request to the Ministère de l’Environnement et de la Lutte contre les changements climatiques (“MELCC”) for the Fenelon Gold project in May 2019. The project is described as a 25,000 t bulk sample and an additional two years of production with an average of 400 tpd or 145,000 to 155,000 tonnes per year.

As the Fenelon Gold Property is located on territory regulated by the James Bay and Northern Québec Agreement (“JBNQA”), the project description was provided to the evaluation committee composed of representatives from the Cree First Nations, and provincial and federal authorities. The evaluation committee determined that the Project must complete an environmental and social impact assessment (“ESIA”), and MELCC provided the ESIA guidelines to Wallbridge in October 2019. The submission of the ESIA is anticipated for Q2 2020.

The site restoration plan and costs are being updated for the production phase. The current closure costs for the exploration phase are estimated at C$1,089,860 based on the 2017 restoration plan presented to the Ministère de l’Énergie et des Ressources Naturelles du Québec. The updated restoration plan will be submitted following the ESIA application.

Wallbridge conducts consultation activities with the Cree and Abitibiwinni First Nations through meetings, site visits and monthly bulletins. Once the ESIA began in 2019, a formal consultation plan and schedule was prepared to identify the potentially interested and/or impacted First Nations and stakeholders.

Sampling, Analysis and Data Verification

Drill core is boxed and sealed at the drill rigs and delivered to the logging facility where a Wallbridge technician takes over the core handling. Drill core is logged and sampled by experienced geologists who then mark samples by placing a unique ID tag at the end of each core sample interval. Samples are sawn in half and one half of the core is placed in a plastic bag along with a detached portion of the unique bar-coded sample tag, and the other half of the core is returned to the core box. The core boxes are stockpiled or stored in outdoor core racks for future reference. Individual sample bags are placed in rice bags along with the list of samples.

For the 2018-2019 bulk sample, the muck from each development round was sampled either in the re-muck bay or on surface, where muck piles of each round were kept separate until assay results are received. The muck from blasted long hole stopes was sampled from the scoop buckets: 1 sample every 6 buckets for a 3.5-yard scoop and 1 every 3 buckets for a 6-yard scoop.

Muck samples were 4-5 kg each and made up of a number of smaller pieces taken randomly from various parts of the muck pile or bucket. Samples were placed in a plastic bag along with the detached portion of the unique bar-coded sample tag, and identifying information (date, shift, operator name, and stope or development round) was written on the remaining tag portion in the booklet.

The muck samples were sent to the assay laboratory at the Sleeping Giant Mill, located halfway between Amos and Matagami (Québec). The laboratory at the Sleeping Giant Mill is not certified; nevertheless, internal protocols applied at the laboratory are considered consistent with current industry standards.

For the 2017 program, samples were prepared and assayed at the ALS Minerals laboratory facility in Val-d’Or. Samples from 2018 and 2019 were prepared by SGS Canada Inc. in Val-d’Or and analyzed at their Lakefield laboratory in Ontario. Since the fall of 2019, samples have been submitted to both laboratories.

Wallbridge geologists were responsible for the quality assurance/quality control and database compilation. Upon receiving the analytical results, the geologists extracted the results for blanks and standards to compare against the expected values. If quality assurance/quality control acceptability was achieved for the analytical batch, the data were entered into the project database; if not, the batch was retested.

The Fenelon Technical Report authors’ data verification included visits to the Fenelon Gold Property, drill sites (surface and underground), outcrops and core logging facilities, as well as an independent review of the data for selected drill holes (surveyor certificates, assay certificates, quality assurance/quality control program and results, downhole surveys, lithologies, alteration and structures), and a validation of mined-out voids.

I-A-25

Côté Gold Project

On March 1, 2022, Gold Royalty acquired a 0.75% NSR royalty on a portion of the Côté Gold Project, located in Ontario, Canada. The project is currently under construction and IAMGOLD has disclosed that it expects commercial production to commence in the second half of 2023.

The Côté Gold Project is located in Ontario, Canada and is owned 92.5% by the Côté Gold Joint Venture (a joint venture owned 70% by IAMGOLD Corporation, 30% by Sumitomo Metal Mining Co., Ltd., and 7.5% by a third party.)

The royalty does not apply to the entire Côté Gold Project property. Specifically, the royalty applies to southern portions of the Côté open pit, an area covered by the Chester 2 mining leases depicted as Zone 5 and Zone 7 below.

The following description of the Côté Gold Project is based on a technical report titled “Technical Report on the Côté Gold Project, Ontario, Canada” prepared for IAMGOLD Corporation (“IAMGOLD”) with an effective date of October 18, 2021 (the “Côté Technical Report”) and IAMGOLD’s Annual Information Form for the year ended December 31, 2021, copies of which are available under IAMGOLD’s profile at www.sedar.com.

Property Description, Location and Access

The Côté Gold Project is located in the Porcupine Mining Division, 20 kilometres southwest of Gogama, Ontario, and extends approximately 73 kilometres from Esther Township in the west to Londonderry Township in the east. The Côté Gold Project comprises a group of properties assembled through staking and option agreements covering a total area of about 595 square kilometres. The Côté Gold Project mining leases area forms a portion of the overall claim area.

The Côté Gold Project is bisected by Highway 144 and is about 175 kilometres by road north of Sudbury via Highway 144 and 125 kilometres southwest of Timmins via Highways 101 and 144.

Overall, the Côté Gold Project’s property package consists of 2,972 tenures covering a surface area of approximately 59,536 ha (or 595.36 square kilometres).

IAMGOLD has disclosed that it is not aware of any environmental liabilities associated with or attributable to any of the subject property groups in the Côté Gold Project area, other than those that would normally be expected as a result of historical mining activities and associated mine workings.

IAMGOLD’s interests at the Côte Gold Project include the Gosselin deposit. The information herein does not summarize information regarding the Gosselin deposit as Gold Royalty’s royalty interest does not apply to that portion of the property.

Agreements and Royalties

In April 27, 2012, IAMGOLD announced that it had entered into a definitive agreement with Trelawney to acquire, through a wholly owned subsidiary, all the issued and outstanding common shares of Trelawney through a plan of arrangement (the “Trelawney Transaction”). On June 21, 2012, IAMGOLD announced the acquisition of all issued and outstanding common shares of Trelawney, which were subsequently delisted. TAAC, a subsidiary of Trelawney at the time of the Trelawney Transaction, became an indirectly wholly owned IAMGOLD subsidiary.

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Following an amalgamation on June 1, 2017, all of IAMGOLD’s interests in the groups of properties comprising the Côté Gold Project are now owned by and registered in the name of IAMGOLD, with the exception of the 986813 Ontario property, which is held in the name of 986813 Ontario, an IAMGOLD subsidiary.

On June 20, 2017, IAMGOLD completed a transaction with Sumitomo Metal Mining Co., Ltd. (“SMM”) wherein SMM agreed to acquire a 30% undivided participating joint venture interest in the IAMGOLD’s interest in the Côté Gold Project property package. SMM’s interest in the Côté Gold Project is held by the SMM subsidiary SMM Gold Côté Inc.

The properties acquired through the Trelawney Transaction were the result of a number of agreements with third parties. These third parties may retain an interest in some of the properties within the Côté Gold Project’s property package either by way of an actual property interest or through royalty interests.

The project area is subject to various royalty interests held by third parties. The Chester 2 claims and leases are subject to various NSR interests ranging from 0.15% to 2.25% NSR royalties.

IAMGOLD has disclosed that it has regularly completed assessment work to maintain the claims in good standing.

History

Prospecting and exploration activity in the Côté Gold Project area began circa 1900 and has continued sporadically to the present, spurred on periodically from exploration in the Porcupine and Elk Lake–Gowganda–Shiningtree camps. The first discovery of note was the Lawrence copper prospect on the east shore of Mesomikenda Lake in 1910. Further interest in the area was sparked in 1930 when Alfred Gosselin found an outcropping gold mineralization on the east shore of Three Duck Lakes.

Historical work on the Côté Gold Project’s property package has been conducted in multiple stages:

●	In the early 1940s extensive prospecting and trenching was conducted, in addition to the sinking of several shallow shafts and some minor production.

●	Through to the late 1960s little or no work was performed.

●	From the early 1970s to approximately 1990, extensive surface work was performed, in addition to some limited underground investigations.

●	From 1990 to 2009, fragmented property ownership precluded any major programs.

●	In 2009, a group of properties that became the Chester property was consolidated by Trelawney.

Geological Setting, Mineralization and Deposit Type

Geology

The Côté deposit is located in the Swayze greenstone belt in the southwestern extension of the Abitibi greenstone belt of the Superior Province. The Abitibi Subprovince comprises Late Archean metavolcanic rocks, related synvolcanic intrusions, and clastic metasedimentary rocks, intruded by Archean alkaline intrusions and Paleoproterozoic diabase dykes. The traditional Abitibi greenstone belt stratigraphic model envisages lithostratigraphic units deposited in autochthonous successions, with their current complex map pattern distribution developed through the interplay of multiphase folding and faulting.

The Swayze greenstone belt, like the rest of the Abitibi greenstone belt, contains extrusive and intrusive rock types ranging from ultramafic through felsic in composition, as well as both chemical and clastic sedimentary rocks. All of the rock types within the Swayze belt are older than 2,680 Ma, with the oldest dating 2,748.2 Ma. Igneous lithologies predominate and include both volcanic and plutonic rocks. The latter are observed both internally in the supracrustal belts and externally, in large granitoid complexes. Sedimentary rocks occur predominantly near the top of the succession.

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The Swayze greenstone belt underwent a complex and protracted structural history of polyphase folding, development of multiple foliations, ductile high strain zones, and late brittle faulting. The map pattern preserved within the Swayze greenstone belt is dominated by regional F2 folding, and anticlines and synclines with an associated S2 axial-planar foliation interpreted to have formed during orogen-wide shortening across the entire Superior Province. An important structural element is the RDZ, a major east–west high strain zone that is interpreted to be the western extension of the Larder Lake-Cadillac deformation zone of the Abitibi greenstone belt. The F2 Ridout Synform coincides with the RDZ wherein intense deformation is characterized by intense flattening, tight to isoclinal folding, transposition, and locally a component of dextral simple shear in east–southeast-striking zones. Metamorphic grade within the southern Abitibi greenstone belt ranges from sub-greenschist to greenschist.

The Côté deposit is situated within the Chester Township area, which overlies a narrow greenstone belt assemblage that extends easterly from the southeast corner of the Swayze greenstone belt to the Shining Tree area, approximately 60 kilometres to the east. The greenstone (supracrustal) assemblage is part of the well-defined Ridout syncline that separates the Kenogamissi granitoid complex to the north from the Ramsey-Algoma granitoid complex to the south. The Kenogamissi complex, yielding ages of 2,747 Ma, consists of sheet-like dioritic and tonalitic intrusions, which are interpreted locally to be synvolcanic. The CIC, which hosts the Côté deposit, is also synvolcanic and was emplaced along what is now the southern margin of the Ridout syncline. The CIC is a crudely stratified tonalite–diorite–quartz diorite laccolith containing numerous screens and inclusions of mafic volcanic rocks.

Mineralization

The Côté and Gosselin deposits are located with 1.5 kilometres of each other and are both hosted by the CIC. The deposits are similar in geological composition with a few key differences in terms of breccia rocks and alteration. Both deposits are centred on magmatic and hydrothermal breccia bodies that intrude tonalitic and dioritic rocks. The CIC intruded into the mafic volcanic rocks of the Arbutus Formation, which forms the basal formation in the Chester Group. The formation consists of low potassium tholeiitic pillow basalts, mafic flows, and sills. The intrusive host rocks formed from a number of pulses of several distinct and evolving dioritic and tonalitic magmas that display complex crosscutting relationships.

The Côté deposit type gold mineralization consists of low to moderate grade gold (±copper) mineralization associated with brecciated and altered tonalite and diorite rocks.

Several styles of gold mineralization are recognized within the deposit, and include disseminated, breccia hosted and vein type, all of which are co-spatial with biotite (± chlorite), sericite and for the Côté deposit silica-sodic alteration.

Disseminated mineralization in the hydrothermal matrix of the breccia is the most important style of gold (±copper) mineralization. This style consists of disseminated pyrite, chalcopyrite, pyrrhotite, magnetite, gold (often in native form), and molybdenite in the matrix of the breccia and is associated with primary hydrothermal biotite and chlorite after biotite.

Other mineralization styles that have been identified within the Côté Gold Project area include orogenic or structurally-hosted vein occurrences, and syenite intrusion-related gold zones. The syenite intrusion-related gold zones are considered attractive exploration targets.

The Côté Gold Project deposit is a new Archean low grade, high tonnage gold (± copper) discovery. It is described as a synvolcanic intrusion related and stockwork disseminated gold deposit. Deposits of this type are commonly spatially associated with and/or hosted in intrusive rocks. They include porphyry copper-gold, syenite associated disseminated gold and reduced gold-bismuth-tellurium-tungsten intrusion related deposits, as well as stockwork disseminated gold.

Certain features of the Côté deposit resemble those characteristic of gold rich porphyry deposits. These include:

●	Emplacement at shallow (one to two kilometres) crustal levels, frequently associated with coeval volcanic rocks.

●	Localized by major fault zones, although many deposits show only relatively minor structures in their immediate vicinities.

●	Hydrothermal breccias are commonly associated with the deposits and consist of early orthomagmatic as well as later phreatic and phreatomagmatic breccias.

●	Gold is fine grained, commonly <20 micrometres, generally <100 micrometres, and is closely associated with iron and copper–iron sulphides (pyrite, bornite, chalcopyrite).

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Exploration

The Project area is divided into three sectors for exploration purposes: (i) South Swayze West (western area), (ii) Chester (central area), and (iii) South Swayze East (eastern area).

Exploration programs to date have identified the Côté and the Gosselin deposits and have evaluated several nearby gold showings for their potential to be bulk-mineable gold deposits. Gold zones situated near the Côté and Gosselin deposits remain prospective for additional bulk-tonnage gold mineralization, and active exploration programs will continue to evaluate these targets.

Exploration programs to date have been sufficient to screen many areas for the presence of a Côté-style deposit, with grid line spacing and general traverse spacing of <200 metres (some areas <100 metres spacing for traverse/grid line density). Litho-sampling and geological mapping is representative over much of the land holdings within the Côté Gold Project, with some exceptions where glacial till and lacustrine deposits form thick mantels on the bedrock. In areas of thick overburden, IP geophysical surveys and diamond drilling has helped screen these overburden covered areas.

General results and conclusions from ongoing exploration work are summarized below by target area:

●	South Swayze West: Côté-style tonalite and diorite hosted breccia zones have not been discovered to date. Exploration for syenite intrusion or shear zone hosted gold zones continues. The presence of Timiskaming-style basin sediments cut by porphyry intrusions and broad structural deformation zones provide a good environment for gold bearing vein networks.

●	Chester Area: West of the Côté deposit, the discovery of gold mineralization in the HDZ (with associate breccia) reveals some similar host rocks and alteration styles to the Côté deposit. Southwest of the ôté deposit, gold bearing breccia outcrops and sheeted sulphide veins have been mapped along the shoreline of Clam Lake in 2019 and 2020 and this area is considered highly prospective for the occurrence of gold mineralization. Northeast of the Gosselin deposit, gold mineralization occurs in narrow shear zones hosted in diorite and tonalite in the Jack Rabbit area, which also remains prospective for economic gold accumulations.

●	South Swayze East: Gold mineralization discovered and investigated to date reveals only narrow and discontinuous shear zone hosted veins. The lack of Côté-style mineralization makes this area less favorable for the discovery of a bulk-tonnage gold zone.

Drilling

Core drilling of the Côté deposit commenced in 2009 and has included various phases of exploration, infill, metallurgical and condemnation drilling. A total of 808 drill holes (327,433 metres) have been completed within the Côté Gold Project deposit area.

Core sizes have included the following: HQ (63.5-millimetre core diameter), NQ (47.6 millimetres), BQ (36.4 millimetres), and BQTW (36 millimetres). For holes drilled on land, the casing was left in place and capped. Holes drilled on lakes were cemented and the casing pulled.

Geologists checked all core boxes upon arrival at the core shack and ensured that no core was missing and any reported drill hole orientation information was provided from the drilling contractor. Technicians made meterage marks and logged rock quality designation (RQD). All core was photographed.

Geologists completed the core log, recording details of lithology, alteration, mineralization, and structure. The Côté database has core recovery measurements for 179 Trelawney drill holes and 423 IAMGOLD drill holes. Overall, the core recovery from the 2009 to 2019 programs was approximately 99%.

For oriented core, technicians drew the bottom of hole line on the core. A full line was drawn when orientation marks were perfectly aligned. Alpha and beta angles were measured for all veins and contacts when the bottom of the hole line was defined.

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The collar azimuths for pre-2017 holes were established using front and back site markers located in the field with compass or GPS instruments. The collars are subsequently re-surveyed post-drilling. L. Labelle Surveys based in Timmins, Ontario has been responsible for collecting the survey measurements for Côté since 2009.

A FlexIT SmartTool instrument was used to collect down hole survey measurements for key index holes drilled between 2009 and 2013. A Reflex EZ-TRAC tool was used to collect down hole survey measurements for holes drilled between 2014 and 2019.

Drilling at Côté is typically oriented perpendicular to the strike of the mineralization. Depending on the dip of the drill hole and the dip of the mineralization, drill intercept widths are typically greater than true widths.

Sampling, Analysis and Data Verification

The Côté sampling intervals were established by reviewing the minimum and maximum sampling lengths based on geological and/or structural criteria. The minimum sampling length was 50 centimetres, while the maximum was 1.5 metres. The typical sample length in most of the mineralized zones is one metre.

From 2009 to 2012, density measurements for the Côté deposit were obtained using the immersion method. For 2014 and 2015, density was measured on pulps at ActLabsusing a pycnometer. In 2018, additional measurements by water immersion and a comparison between the historical pycnometer and water immersion methods was completed to validate the optimum method. Lacquer sealed and uncoated water immersion pair measurements were also completed in 2018.

The primary laboratories used were:

●	Accurassay (2011 to 2015), Timmins, Thunder Bay, (Ontario), accredited to ISO 17025 by the Standards Council of Canada, Scope of Accreditation 434.

●	ActLabs (2015 to 2018), Ancaster, Dryden, Timmins, Thunder Bay (Ontario), accredited to ISO 17025 by the Standards Council of Canada, Scope of Accreditation 266.

The umpire laboratories included:

●	ActLabs (2012 to 2014): accredited to ISO 17025 by the Standards Council of Canada, Scope of Accreditation 266.

●	ALS, Val d’Or, Québec (2015): accredited to ISO 17025 by the Standards Council of Canada, Scope of Accreditation 689.

●	AGAT (2017 to 2018), Mississauga, Ontario, accredited to ISO 17025 by the Standards Council of Canada, Scope of Accreditation 665.

IAMGOLD has disclosed that each such laboratory is independent of it.

Sample preparation and analysis at Accurassay comprised the following procedures:

●	Samples were crushed to -8 mesh after which a 1,000 gram subset of each sample was pulverized to 90% passing -150 mesh.

●	Assays were completed using a standard FA with a 30 gram aliquot and an AA finish.

●	For samples that returned values of 2 g/t Au to 5 g/t Au, another pulp was taken, and FA-gravimetric finish.

●	Samples returning values >5 g/t Au were reanalyzed by pulp metallic analysis.

●	All samples were subject to a 33 element inductively coupled plasma (ICP) scan, using Accurassay procedure ICP 580.

Sample preparation and analysis at ActLabs until 2017 comprised the following procedures:

●	Samples were crushed to 10 mesh after which a 1,000 gram subset of each sample was pulverized to 85% passing 200 mesh.

●	Assays were completed using a standard FA with a 30 gram aliquot and an AA finish.

●	For samples that return values between 2 g/t Au to 5 g/t Au, another pulp was taken and assayed using the FA-gravimetric method.

●	Samples returning values >5 g/t Au were reanalyzed by pulp screen metallic analysis.

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In 2017, the ActLabs procedure changed and included:

●	Sample preparation consisted of coarse crushing to 95% passing 2.8 millimetre screen (7 mesh screen), and then a 750 gram to 850 gram split was pulverized to 95% passing 100 mesh (150 micrometres). The entire sample had to be crushed.

●	Samples were analyzed using a standard 50 grams FA (50 gram aliquot) with an AA finish.

●	For samples that returned assay values >2.0 g/t Au, another cut was taken from the original pulp and subjected to FA-gravimetric analysis.

●	For samples displaying VG or samples which returned values >20.0 g/t Au, a reanalysis using pulp metallic methods was undertaken. A second pulp (900 grams to 1,000 grams) was created from the reject. However, flagged VG samples still underwent the entire assay process.

Umpire analysis at ALS and AGAT consisted of:

●	Initial analysis using the FA-AA method.

●	Overlimit assays using the FA-gravimetric method.

QA/QC insertion included SRMs, blanks and pulp duplicates as a standard procedure. IAMGOLD inserted control samples after every 12th sample interval. Over the Côté Gold Project life, about 23 different SRMs and two types of blanks have been used. The IAMGOLD QA/QC protocol includes the use of blanks inserted in the sample stream at a frequency of approximately one in 24 samples.

For Côté, pre-2017 drill hole data previously stored in a GEMS database was moved to acQuire. All new drill hole collars are provided by surveyors and imported into GEMS and subsequently transferred to acQuire. All new logging is recorded directly into a GEMS database and subsequently transferred to acQuire. All new assay results are imported directly into acQuire and subsequently transferred to the GEMS database.

Analytical samples are transported by IAMGOLD or laboratory personnel using corporately owned vehicles. Core boxes and samples are stored in safe, controlled areas. Chain of custody procedures are followed whenever samples are moved between locations, to and from the laboratory, by filling out sample submittal forms.

Drill core is stored on the Côté Gold Project property in wooden core boxes under open sided roofed structures, arranged by year. A map of the core shack is available on site. Core boxes are labelled with the hole number, box sequence number, and the interval in metres. Almost all boxes are labelled with an aluminum tag. All rejects and pulps from the laboratory are also stored on site. Pulps are categorized by batch number and are stored inside sea containers. Rejects are stored inside plastic crates under temporary shelter.

QA/QC program results do not indicate any significant issues with the sampling and analytical programs. The qualified person under the Côté Technical Report is of the opinion that the quality of the analytical data is sufficiently reliable to support Mineral Resource estimation without limitations on Mineral Resource confidence categories.

The 2019 Côté drill hole database consisted of the 2018 NI 43-101 Mineral Resource estimate data updated by SLR Consulting (Canada) Ltd. (“SLR”) with files provided by IAMGOLD for the drilling performed since the 2018 Mineral Resource estimate. The drill hole information added to the data base since the 2018 NI 43-101 Mineral Resource estimate consisted of 4,882 samples from 38 drill holes, totalling 4,854.8 metres of core.

The 2018 Côté drill hole database had previously been validated internally by IAMGOLD and by Wood for the 2018 NI 43-101 Mineral Resource estimate. In 2017, SLR, as RPA, validated the Côté database during the preparation of a Mineral Resource update.

IAMGOLD’s internal validation for the 2019 Côté drill hole database included checks on collar position, down hole deviation survey, drill logging information, sampling procedures, and assay data.

SLR compared the 2019 drill hole database against static versions of the previously validated 2017 and 2018 versions. Assay certificates for the samples collected since the 2018 NI 43-101 Mineral Resource estimate were compiled and compared to the 2019 data. SLR notes that no issues were identified.

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As part of standard procedures, SLR verified the 2019 database using the validation tools available in Seequent’s Leapfrog and Geovia Gems. Checks on minimum and maximum values for various data fields, the presence of negative or zero values, and checks for the presence of unusual symbols were performed. Visual inspection of borehole traces and comparison of collars and topographic surfaces were performed, as well as checks for gaps in the logging and interval overlaps.

Mineral Processing and Metallurgical Testing

Metallurgical laboratories involved with the test work programs have included: SGS facilities in Lakefield, Ontario, COREM (a consortium composed of several mining companies and the Government of Québec), in Québec City, Québec, and the University of British Columbia.

Metallurgical test work completed since 2009 has included: comminution (Bond low-impact (crusher), RWi and BWi, Ai, SMC, HPGR, piston press, and Atwal) tests, GRG tests, cyanide leaching (effect of head grade, effect of grind size, reagent usage, CIP modelling, cyanide destruction, solid–liquid separation and barren solution analysis) test work, development of recovery projections; and review of the potential for deleterious elements.

The comminution test work indicated that the material tested was very competent, and that the mineralization is well-suited to an HPGR circuit.

The mineralization is free-milling (non-refractory). A portion of the gold liberates during grinding and is amenable to gravity concentration and the response to gravity and leaching is relatively consistent across head grades. Therefore, the lower grade gold material is expected to exhibit the same level of metal extraction. Individual lithologies follow the general trends for grind size sensitivity and cyanide consumption, however, there is evidence of differences in free gold content. Silver content is consistently reported below 2 g/t Ag and the test work does not report on silver recovery.

Overall gold recovery is estimated at 91.8% for the processing of 36,000 tpd using the proposed flowsheet. Cyanide and lime consumption are quite low in comparison to what is typically observed in industry, however, this reflects the lack of cyanicides and other cyanide consumers. Lime consumption is also positively impacted by the basic nature of the ore.

Metal dissolution during cyanide leaching was found to be low, and there are no obvious concerns with deleterious elements.

Overall, metallurgical test results indicate that all the variability samples were readily amenable to gravity concentration and cyanide leach. Samples selected for metallurgical testing were representative of the various types and styles of mineralization within the different zones. Samples were selected from a range of locations within the deposit zones. Sufficient samples were taken so that tests were performed using adequate sample weights.

Mining Methods

The mine plan is designed as a truck-shovel operation assuming 220 tonne autonomous trucks and 34 cubic metre shovels. The pit design includes four phases to balance stripping requirements while satisfying concentrator requirements.

The design parameters include a ramp width of 36 metres, road grades of 10%, bench height of 12 metres, berm height interval of 24 metres, geotechnical catch bench of 20 metres if height is greater than 150 metres, a minimum mining width of 40 metres, and variable slope angles and berm widths by sector.

The smoothed final pit design contains approximately 239 Mt of ore at 0.95 g/t Au and 620 Mt of waste for a resulting stripping ratio of 2.6:1. The total LOM mill feed is 233 Mt at 0.96 g/t Au, constrained by TMF capacity, and 6 Mt of low grade ore material remaining in stockpiles at the end of mine life. These tonnages and grades were derived by following an elevated cut-off strategy in the production schedule. Refer to the below figure of the production schedule and grades.

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The mine rock area (MRA), overburden stockpile, and ore stockpiles have been designed to ensure physical and chemical stability during and after mining activities. To achieve this, the storage facilities were designed to account for benching, drainage, geotechnical stability, and concurrent reclamation.

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Pre-production commenced with contractor works in Q1 2021 consisting of overburden removal, supply of material for construction, and initial bench establishment. Contractor mining will continue for a period of two years until Q1 2023. In parallel, delivery of autonomous equipment will begin in Q2 2022 and owner mining will commence in Q4 2022. Mill commissioning is currently planned for Q2 2023 and full production in Q1 2024.

The Côté deposit is planned to be mined in four phases included within the ultimate pit limit. The scheduling constraints establish the maximum mining capacity at 62 Mtpa and the maximum number of benches mined per year at eight in each phase. Additional constraints were used to guide the schedule and to obtain the desired results. Examples of these additional constraints include feeding lower grade material during the first months of the plant ramp up schedule, the maximum stockpile capacity, and reducing the mining capacity in later years to balance the number of trucks required per period.

The schedule produced a 16 year LOM with stockpile reclaim extending into Year 18. The amount of re-handled mill feed is 79 Mt, which requires a maximum stockpile capacity of 62 Mt, in Year 10. The average grade is 0.96 g/t Au.

The mine is scheduled to operate 24 hours per day, seven days per week (24/7 schedule), using four rotating crews working 12 hour shifts.

Mining operations will use an autonomous truck and drill fleet, supported by a conventional manned loading fleet and a fleet of manned support equipment. The truck fleet will be diesel-powered with the capacity to mine approximately 60.0 Mtpa operating on 12 metres benches. The loading fleet will include two electric-powered hydraulic shovels, supported by three large diesel-powered front-end loaders (FELs). Primary mobile equipment will consist of:

●	Loading – CAT 6060 electric/hydraulic (6060E) shovel and CAT 994K high lift FELs.

●	Hauling – CAT 793F mechanical drive truck operated in autonomous mode.

The mine will be supported by multiple contractors. A contractor miner is assumed to mine all overburden within the mine plan and to develop the initial benches in the pre-production period for the autonomous fleet. A maintenance and repair contract (MARC) will be in place during pre-production and the first three years of operation. Blasting will be conducted by a contract down hole service during the LOM. A full-service contract tire provider will be used throughout the LOM to supply, repair, and change tires at the mine site.

Recovery Methods

The process circuits will include primary crushing, secondary crushing, HPGR, ball milling, vertical milling, gravity concentration and cyanide leaching, followed by gold recovery by CIP, stripping and EW. Tailings handling will incorporate cyanide destruction and tailings thickening. Plant throughput will be 36,000 tpd and it is expected that a ramp up period of 10 months will be required to reach the design throughput.

The process plant design is conventional and uses conventional equipment. The process plant will consist of: primary (gyratory) crushing; secondary cone crushing and coarse ore screening; a coarse ore stockpile; tertiary HPGR crushing; fine ore screening and storage; two milling stages (ball mill followed by vertical stirred mills); gravity concentration and intensive leaching; pre-leach thickening; whole ore cyanide leaching; CIP recovery of precious metals from solution; cyanide destruction; tailings thickening; elution of precious metals from carbon; recovery of precious metals by electrowinning; and smelting to doré.

The processing plant will have facilities for carbon regeneration, tailings thickening, and cyanide destruction. The ramp up period will be highly influenced by design considerations, especially pertaining to the grinding circuit. The processing plant is expected to take 10 months to reach the design throughput of 36,000 tpd.

The processing plant will have facilities for carbon regeneration, tailings thickening, and cyanide destruction. Plant throughput will be 36,000 tpd and it is expected that a ramp up period of 10 months will be required to reach the design throughput.

Water from the mine water pond will be the primary source of mill water, providing the majority of the processing plant requirements, whereas the plant site pond and other collection areas will be secondary sources of process water. Fresh water required for reagent mixing at the processing plant will be pumped from Mesomikenda Lake.

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The primary reagents required will include flocculant, sodium hydroxide, cyanide, copper sulphate, liquid sulphur dioxide, anti-scalant, lime, hydrochloric acid, and oxygen. A dedicated, self-contained air service system will be provided.

The mill will require approximately 56.7 MW of power to operate at full capacity.

Project Infrastructure

Project infrastructure will include: open pit; MRA and stockpile facilities; TMF; permanent camp and a temporary construction camp; emulsion plant; process facilities; workshop, offices, facilities, and other services; watercourse realignment dams and channels; new lake to be created to compensate the loss of Côté Lake habitat; storm/mine water, polishing, and tailings reclaim ponds; collection, surplus water discharge, and dispersion systems; two-lane gravel access road; upgraded existing transmission line from Timmins to Shining Tree Junction and a new 44 kilometre-long 115 kV electrical power transmission line from Shining Tree Junction to the Côté Gold Project site; and electrical distribution network.

Mine development will require three major haul roads, consisting of access to the MRA, the TMF, and the topsoil/overburden stockpile. In addition, a major intersection is required on the north side of the open pit to tie together the exit from the pit with the pit bypass road, the ramps to the ore stockpiles, and the crusher and truck shop ramps. Approximately 24.7 kilometres of new six metre wide service roads are required to access all site facilities, including many shorter spurs to dam locations, and perimeter roads around the TMF and the east side of the MRA. The site layout includes three major watercourse crossings. Roads will be designed with a crossfall from side to side (as opposed to a central crown), such that the runoff from the entire road surface will be discharged to another developed drainage area on one side of the road, such as the processing plant site, the reclaim water pond basin, the TMF, MRA, polishing pond, or the open pit itself.

The power supply for the Côté Gold Project site will be delivered at 115 kV by a new 44 kilometres overhead line from Hydro One’s Shining Tree Junction. Upstream of the Shining Tree Junction is an idle 118 kilometres 115 kV line fed from Timmins Tie Station (TS) which will be refurbished and restrung. The Independent Electricity System Operator (IESO) has completed a system impact assessment (SIA) and determined that the proposed connection to its power grid is technically feasible, that the system has sufficient capacity, and that it can meet the proposed in-service date of Q3 2020.

Environmental, Permitting and Social Considerations

IAMGOLD has disclosed that an Environmental Assessment (EA) was completed for the Côté Gold Project under the Canadian Environmental Assessment Act, 2012 and that a decision statement was issued by the Federal Minister of Environment and Climate Change Canada on April 13, 2016, and a Notice of Approval was issued by the MOECC on December 22, 2016.

Most mining projects in Canada are reviewed under one or more EA processes whereby design choices, environmental impacts, and proposed mitigation measures are compared and reviewed to determine how best to proceed through the environmental approvals and permitting stages. Entities involved in the review process normally include government agencies, municipalities, Indigenous groups, the general public, and other interested parties.

On 3 May 2013, IAMGOLD entered into a Voluntary Agreement with the Ontario Ministry of the Environment and Climate Change (now MECP) to conduct a Provincial Individual EA for the entire Project, to meet the requirements of the Ontario EAA. Approval of the Provincial EA was received on December 22, 2016.

The majority of Provincial permits that are required to construct the Côté Gold Project have already been acquired, along with some permits that have been obtained, or are nearing Provincial sign-off that are required to operate the mine and ore processing facility. Additional permits are required to complete subsequent construction elements and commissioning for operations, which the Company expects to receive in due course.

Additional Federal environmental approvals are expected to be required to construct and operate the Côté Gold Project. Wood notes that most of the Federal permits / approvals have been obtained. In addition, engineering approvals related to explosives manufacturing and/or storage will be required.

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IAMGOLD has actively engaged Indigenous, local and regional communities, as well as other stakeholders, to gain a better understanding of their issues and interests, identify potential partnerships, and build social acceptance for the Côté Gold Project. Stakeholders involved in Project consultations to date include those with a direct interest in the Côté Gold Project, and those who provided data for the baseline studies.

The involvement of stakeholders will continue throughout the various Project stages. The range of stakeholders is expected to increase and evolve over time, to reflect varying levels of interest and issues.

As part of the Provincial conditions of EA approval, IAMGOLD developed and submitted a Community Communication Plan to the responsible Provincial ministry, outlining its plan to communicate with stakeholders through all phases of the Côté Gold Project.

IAMGOLD disclosed that it has worked collaboratively with the community of Gogama on the development of a socio-economic management and monitoring plan to manage potential socio-economic effects of the Côté Gold Project (both adverse and positive). The plan was accepted in 2020 and implementation began in 2021.

IAMGOLD disclosed that an understanding of the Indigenous communities potentially interested in the Côté Gold Project was first developed through advice from the Province to the previous property owner Trelawney in a letter dated August 19, 2011, and through advice from the CEAA based on information provided by Aboriginal Affairs and Northern Development Canada (now Indigenous and Northern Affairs Canada). IAMGOLD sought further direction from both Provincial and Federal Crown agencies on the potentially affected communities.

Based on Federal and Provincial advice and information gathered through engagement activities, IAMGOLD engaged a range of Indigenous groups during the preparation of the EA. IAMGOLD has disclosed that it has continued to engage the identified communities through information sharing (e.g., newsletters, notices, invitations to open houses, various permit applications), and has focused on actively engaging affected communities identified through the EA process. IAMGOLD signed IBAs with the Mattagami First Nation and Flying Post First Nation in April 2019 and with the Métis Nation of Ontario (Region 3) in June 2021.

The Côté Technical Report provides that as part of the Provincial and Federal conditions of EA approval, IAMGOLD developed and submitted an Indigenous Consultation Plan to the responsible government departments, outlining the Côté Gold Project’s plan to consult with identified Indigenous groups throughout all phases of the Côté Gold Project. IAMGOLD consulted all identified Indigenous groups as part of the development of the Indigenous Consultation Plan, as required.

The Côté Technical Report disclosed that IAMGOLD committed to work with the communities of Mattagami First Nation and Flying Post First Nation to collaboratively develop a socio-economic management and monitoring plan to manage potential socio-economic effects of the project (both adverse and positive). This plan was developed collaboratively with the communities and implementation began in 2021. The monitoring committee, comprised of members of each community and IAMGOLD, meets quarterly.

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Schedule II

ELEMENTAL ROYALTIES CORP.

ANNUAL INFORMATION FORM

FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2020

MAY 19, 2021

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ELEMENTAL ROYALTY CORP.

ANNUAL INFORMATION FORM

FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2020

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INTRODUCTORY NOTES

General Matters

The information contained in this annual information form (“AIF”), unless otherwise indicated, is given as of December 31, 2020. More current information may be available on our public website www.elementalroyalties.com or on our SEDAR profile at www.sedar.com.

Unless otherwise noted or the context otherwise indicates, the term “Elemental” or the “Company” refers to Elemental Royalties Corp. and its subsidiaries and for greater certainty does not refer to “Fengro Industries Corp.” pre-reverse takeover transaction described below.

For reporting purposes, Elemental presents its financial statements in U.S. dollars and its annual financial statements are prepared in conformity with International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board.

Cautionary Note Regarding Forward-Looking Statements

This AIF contains “forward-looking information” or “forward-looking statements” within the meaning of applicable securities legislation. Forward-looking information is provided as of the date of this AIF and Elemental Royalties Corp. (“Elemental” or the “Company”) does not intend to and does not assume any obligation to update forward- looking information, except as required by applicable securities law. Accordingly, investors should not place undue reliance on forward-looking statements.

Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or variations (including negative and grammatical variations) of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward- looking information is based on reasonable assumptions that have been made by Elemental as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Elemental to be materially different from those expressed or implied by such forward-looking information, including but not limited to: the payment of the deferred payment with respect to the Mount Pleasant Royalty; the terms of the Amended Facility Agreement and its corresponding maturity date; Elemental’s continued development through organic growth and through acquisitions of royalties and other rights; Elemental’s continued expectation to purchase royalties and rights; changes in revenue; the receipt of royalty revenue from mines or operations in Australia, Burkina Faso, Chile, Mexico, and Kenya; the receipt of royalty payments from mines or operations in other countries; changes in legislation, regulation or governments; the impact of the COVID-19 pandemic on the Company and on its royalties; changes in commodity prices; differentiation with respect to the Mineral Reserve and Mineral Resource estimates; the ability of the Company’s counterparties to comply with the terms of any other obligations under agreements with the Company; information with respect to the cost of future production; information regarding future operating costs and capital costs; statements or information concerning the Company’s growth strategy and the Company’s future performance and business prospects and opportunities; statements and information concerning the Company’s investments, as well as those risk factors discussed under the heading “Risk Factors” in this AIF.

Forward-looking information in this AIF includes disclosure regarding the royalty payments to be paid to Elemental by property owners or operators of mining projects pursuant to net smelter returns (“NSR”), gross revenue royalty (“GRR”), and other royalty agreements (“royalties” and individually a “royalty”), the future outlook of Elemental and the mineral reserve (“Mineral Reserve”) and mineral resource (“Mineral Resource”) estimates for the mines that are covered by royalties owned by Elemental. Forward-looking statements are based on a number of material assumptions, which management of Elemental believe to be reasonable, including, but not limited to, the continuation of mining operations at the mines from which Elemental will receive royalty payments, that commodity prices will not experience a material adverse change, mining operations that underlie royalties will operate in accordance with disclosed parameters and such other assumptions as may be set out herein.

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Although Elemental has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results to not be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. Readers of this AIF should carefully review the risk factors set out in this AIF under the heading “Risk Factors”.

Cautionary Note Regarding Mineral Reserve and Mineral Resource Estimates

This AIF has been prepared in accordance with the requirements of Canadian securities laws. Unless otherwise indicated, all Mineral Resource and Mineral Reserve estimates included in this AIF have been prepared by the owners or operators of the relevant properties (as and to the extent indicated by them) in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining and Metallurgy Classification System. NI 43-101 is a rule developed by the Canadian securities regulatory authorities which establishes standards for public disclosure an issuer makes of scientific and technical information concerning its material mineral projects. NI 43-101 permits a historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if, among other things, the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available.

TECHNICAL AND THIRD-PARTY INFORMATION

Except where otherwise stated, the disclosure in this AIF relating to properties and operations on the properties in which Elemental holds royalty interests is based on information publicly disclosed by the owners or operators of these properties and information/data available in the public domain as at May 19, 2021 (except where stated otherwise), and none of this information has been independently verified by Elemental. Specifically, as a royalty holder, Elemental has limited, if any, access to properties included in its portfolio of royalties. Additionally, Elemental may from time to time receive operating information from the owners and operators of the properties, which it is not permitted to disclose to the public. Elemental is dependent on the operators of the properties and their qualified persons to provide information to Elemental or on publicly available information to prepare disclosure pertaining to properties and operations on the properties on which Elemental holds royalty interests and generally has limited or no ability to independently verify such information. Although Elemental does not have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate. Some information publicly reported by operators may relate to a larger property than the area covered by Elemental’s royalty interests. Elemental’s royalty interests often cover less than 100% and sometimes only a portion of the publicly reported Mineral Reserves and Mineral Resources.

Except where otherwise noted, the disclosure in this AIF relating to Mineral Reserve and Mineral Resource statements for individual properties is made as at December 31, 2020. In addition, numerical information presented in this AIF which has been derived from information publicly disclosed by owners or operators may have been rounded by Elemental and, therefore, there may be some inconsistencies between the significant digits presented in this AIF and the information publicly disclosed by owners and operators of mineral properties. Elemental considers its royalty interests in Wahgnion Mine, the Karlawinda project and the Amancaya Mine to be its only material mining projects (the “Material Projects”) for the purposes of NI 43-101.

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Information contained in this AIF with respect to each of the Material Projects has been prepared in accordance with the exemption set forth in section 9.2 of NI 43-101. Unless otherwise noted, the disclosure contained in this AIF of a scientific or technical nature for the Material Projects is based on (i) the technical report entitled “Technical Report on the Banfora Gold Project, Burkina Faso, West Africa”, dated October 20, 2017, and effective September 7, 2017, as amended October 31, 2018 and July 31, 2019 (the “Wahgnion Technical Report”). The Wahgnion Technical Report was prepared in accordance with NI 43-101 and is available on Teranga’s company profile at www.sedar.com. The disclosure contained in this AIF of a scientific or technical nature for the Amancaya project is based on (i) Austral Gold Limited’s (“Austral”) report (the “Amancaya Technical Report”) titled “Technical Report on the Guanaco and Amancaya Gold Project, Antofagasta Region, Chile”, dated June 16, 2017, and effective December 31, 2016. The Amancaya Technical Report was prepared in accordance with NI 43-101 and is available on Austral’s company profile at www.sedar.com, (ii) the 2019 Annual Report dated March 5, 2020, and (iii) the 2020 Annual Report dated March 17, 2021, which are also available on Austral’s profile at www.sedar.com. The disclosure contained in this AIF of a scientific or technical nature for the Karlawinda project is based on the “NI 43-101 Technical Report Karlawinda Gold Project, Western Australia, Australia” dated December 31, 2020 with an effective date of December 21, 2020 and authored by Timothy J. Strong, MIMMM (the “Karlawinda Technical Report”). The Karlawinda Technical Report was prepared in accordance with NI 43-101 and a copy is available under the Company’s profile at www.sedar.com.

Reconciliation to CIM Definitions

In this AIF, Elemental has disclosed a number of Mineral Resource and Mineral Reserve estimates covering properties related to the mining assets that are not based on Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) definitions, but instead have been prepared in reliance upon JORC (“Acceptable Foreign Code”). Estimates based on the Acceptable Foreign Code are recognized under NI 43-101 in certain circumstances. In each case, the Mineral Resources and Mineral Reserves reported in this AIF are based on estimates previously disclosed by the relevant mineral property owner or operator, without reference to the underlying data used to calculate the estimates. Accordingly, Elemental is not able to reconcile the Mineral Resource and Mineral Reserve estimates prepared in reliance on an Acceptable Foreign Code with that of CIM definitions. Elemental previously sought confirmation from its Qualified Person who is experienced in the preparation of resource and reserve estimates using CIM and the Acceptable Foreign Code, of the extent to which an estimate prepared under the Acceptable Foreign Code would differ from that prepared under CIM definitions. Elemental was advised that, while the CIM definitions are not identical to those of the Acceptable Foreign Code, the Mineral Resource and Mineral Reserve definitions and categories are substantively the same as the CIM definitions mandated in NI 43-101 and will typically result in reporting of substantially similar Mineral Reserve and Mineral Resource estimates. Elemental’s Qualified Person further confirmed, without reference to the procedures in which the estimates prepared using the Acceptable Foreign Code that are reproduced in this AIF were conducted, that in the course of preparation of a Mineral Resource or Mineral Reserve estimate, effectively the same procedures would be used to prepare and report the Mineral Resource or Mineral Reserve estimate regardless of the reliance on CIM or the Acceptable Foreign Code. See “Cautionary Note Regarding Mineral Reserve and Resource Reporting Estimates”.

CURRENCY PRESENTATION

All dollar amounts referenced as “C$”, “CAD” or “CAD$” are references to Canadian dollars, all references to “US$”, “USD” or “USD$” are references to United States dollars, and all references to “A$”, “AUD” or “AUS$” are references to Australian dollars.

The following table sets out for each period indicated: (i) the high and low daily exchange rates during such period;

(ii) the average daily exchange rates for such period; and (iii) the daily exchange rate in effect at the end of the period, for one United States dollar, expressed in Canadian dollars, as quoted by the Bank of Canada.

	Years ended December 31,
	2020	2019
	CAD$	CAD$
High	1.4496	1.3600
Low	1.2718	1.2988
Average	1.3415	1.3269
End of Period	1.2732	1.2988

The daily exchange rate on May 18, 2021 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was CAD$1.00 equals US$0.8298 and for the conversion of United States dollars into Canadian dollars was US$1.00 equals CAD$1.2051.

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The following table sets out for each period indicated: (i) the high and low daily exchange rates during such period; (ii) the average daily exchange rates for such period; and (iii) the daily exchange rate in effect at the end of the period, for one Canadian dollar, expressed in Australian dollars, as quoted by the Bank of Canada.

	Years ended December 31,
	2020	2019
	A$	A$
High	0.9835	0.9582
Low	0.8374	0.8868
Average	0.9247	0.9228
End of Period	0.9835	0.9112

The daily exchange rate on May 18, 2021 as reported by the Reserve Bank of Australia for the conversion of Australian dollars into Canadian dollars was A$1.00 equals CAD$0.9380 and for the conversion of Australian dollars into United States dollars was A$1.00 equals US$0.7787.

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CORPORATE STRUCTURE

Elemental Royalties Limited, a British Virgin Islands company (“Elemental BVI”), was incorporated under the BVI Business Companies Act 2004 on July 15, 2016. Pursuant to a reverse takeover, Fengro Industries Corp. (“Fengro”) acquired all of the issued and outstanding common shares of ERL BVI on July 27, 2020. Immediately prior to the completion of the reverse takeover of Fengro by Elemental BVI, Fengro consolidated its common shares on the basis of one (1) common share for every 209 common shares outstanding. On July 27, 2020, Fengro changed its name to “Elemental Royalties Corp.” in connection with the completion of the reverse takeover pursuant to which it acquired ERL BVI.

Fengro, the predecessor to Elemental, was incorporated on March 11, 2004 under the name “Ordorado Resources Corp.” It then changed its name to “Eagle Star Petroleum Corp.” on June 13, 2006, to “Eagle Star Minerals Corp.” on July 6, 2010, to “DuSolo Fertilizers Inc.” on February 28, 2014 and to “Fengro Industries Corp.” on December 18, 2017. On July 19, 2016, Fengro was continued from the federal jurisdiction of Canada into British Columbia pursuant to the Business Corporations Act (British Columbia).

The head and registered office of the Company is located at 880 - 580 Hornby Street Vancouver, British Columbia, V6C 3B6, Canada.

The following chart illustrates the Company’s corporate structure:

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GENERAL DEVELOPMENT OF THE BUSINESS

2017

Acquisition of the Kwale Royalty

On February 9, 2017, Elemental, through a wholly-owned subsidiary, acquired a 0.25% gross revenue royalty on the Kwale mineral sands mine pursuant to (i) the Kwale royalty deed among Base Titanium Limited, Base Iron Limited, Vaaldiam Mining Inc. and Pangea Goldfields Inc. dated July 30, 2010, (ii) a royalty purchase agreement between Pangea Goldfields Inc., Pacific Road Capital Management GP II Limited, Pacific Road Capital II PTY Limited, and ERL BVI dated February 2, 2017 and (iii) a royalty deed and assignment between Pangea Goldfields Inc., Pacific Road Capital Management GP II Limited, Pacific Road Capital II PTY Limited, and ERL BVI dated February 9, 2017 for cash consideration of US$937,500.

Acquisition of the Mount Pleasant Royalty

In December 2017, Elemental, through a wholly-owned subsidiary, acquired a 5% net profits interest royalty or A$10 per ounce royalty on the Mount Pleasant operations from a subsidiary of the Carlton & United Breweries Company for cash consideration of A$600,000 (the “Mount Pleasant Royalty”). A deferred payment of A$400,000 is due at the point a decision is taken to mine a refractory portion of the Mineral Resource and funds committed to its development. The Mount Pleasant mine is operated by Zijin Mining Group. The Mount Pleasant Royalty was created pursuant to a royalty deed between Mining Corporation of Australia Limited and certain other persons dated July 20, 1993.

2018

Acquisition of the Amancaya Royalty

Elemental, through a wholly-owned subsidiary, acquired the Amancaya Royalty (as defined below) from Minera Meridian Limitada, pursuant to the Amancaya royalty purchase agreement dated as of June 15, 2018, for an aggregate consideration of US$3,550,000. Pursuant to the terms of the Amancaya royalty purchase agreement, Elemental acquired the 2.25% NSR royalty, including the royalty payments accrued or payable from April 1, 2018 (the “Amancaya Royalty”). The Amancaya Royalty was created pursuant to the terms of a NSR agreement between Minera Meridian Ltda. and Guanaco Compañía Minera SpA entered into on August 8, 2014. Under this agreement, Guanaco Compañía Minera SpA, the owner of an interest in certain mineral properties granted a 2.25% NSR royalty calculated on production from the properties to Minera Meridian Ltda.

Acquisition of the Mercedes Royalty

Elemental, through a wholly-owned subsidiary, acquired the Mercedes Royalty (the “Mercedes Royalty”) from Yamana Gold Inc. pursuant to the Mercedes royalty purchase agreement entered into on June 15, 2018 for an aggregate consideration of US$950,000. The Mercedes Royalty was created pursuant to the terms of the NSR royalty agreement dated September 30, 2016 between Yamana Minera Meridian S. de. R. L., de C.V., Premier Gold Mines (Netherlands) B.V., and 2536066 Ontario Inc. Pursuant to the terms of this agreement, Yamana Minera Meridian S. de. R.L., de C.V. was granted a 1% NSR royalty on the property as part of the consideration for the share purchase agreement under which Premier Gold Mines (Netherlands) B.V., and 2536066 Ontario Inc., acquired all outstanding shares of Meridian Gold Holding, the holding company of Minera Meridian Minerales.

2020

Sprott Credit Facility

On January 22, 2020, Elemental entered into a senior secured credit facility (the “Sprott Credit Agreement”) with Sprott Private Resources Lending II (Collector), LP (“Sprott”), as lender. Pursuant to the Sprott Credit Agreement, Sprott advanced to Elemental an aggregate amount of US$8,500,000, which amount was used to satisfy in part the total acquisition price of the Wahgnion Royalty (the “Wahgnion Royalty”), completed on January 29, 2020. On August 7, 2020, the Company repaid US$8,499,999 of principal, and repaid the remaining $1 of principal on February 25, 2021.

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Acquisition of the Wahgnion Royalty

On January 29, 2020, Elemental completed the acquisition of the Wahgnion Royalty pursuant to the Wahgnion royalty purchase agreement for aggregate consideration of US$12,500,000. The Wahgnion Royalty was created pursuant to a contract of sale between Sanembaore Sarl Pty. Ltd. and Gryphon Minerals West Africa Pty. Ltd. dated November 12, 2007, as amended May 22, 2008. Under this contract of sale, Gryphon Minerals West Africa Pty Ltd acquired a 51% interest in the project and joint venture assets of Wahgnion project, and Sanembaore Sarl Pty. Ltd. received a 1% NSR royalty.

Reverse Takeover and Related Transactions

On May 29, 2020, Elemental BVI acquired Elemental Resources Limited (“Elemental UK”), an affiliated company owned and controlled by Frederick Bell and Richard Evans, for aggregate consideration of US$1 and the forgiveness of outstanding liabilities in the amount of approximately US$103,000 owed by Elemental BVI to Elemental UK. Frederick Bell and Greg Owen provide management services through Elemental UK.

On July 27, 2020, Fengro consolidated its share capital (the “Consolidation”) on the basis of 209 pre-Consolidation Common Shares for 1 post-Consolidation Common Share. In addition, Fengro acquired ERL BVI pursuant to a reverse takeover transaction and changed its name to “Elemental Royalties Corp.”

On July 30, 2020, the Company’s Common Shares (the “Common Shares”) commenced trading on the TSX-V under the trading symbol “ELE”. The Company also completed a concurrent private placement in connection with the reverse takeover transaction. The Company issued 18,437,715 subscription receipts at a price of CAD$1.30 per subscription receipt for aggregate gross proceeds of CAD$23,969,030. The subscription receipts converted, whereby one pre-Consolidation Common Share equated to one post-Consolidation Common Share of Elemental on July 28, 2020.

Amended Facility Agreement

On December 29, 2020, the Company entered into an amended and restated facility agreement with Sprott to amend the Sprott Credit Agreement (the “Amended Facility Agreement”). Pursuant to the Amended Facility Agreement, Sprott advanced to Elemental an aggregate amount of US$25,000,000, which amount was used to satisfy, in part, the acquisition price of the acquisition of the South32 Portfolio (as defined below). The Amended Facility Agreement is secured against Elemental’s assets and matures on January 31, 2023. The Amended Facility Agreement provides that the facility will have a two-year term and incur interest at an annual rate of 9% plus the greater of (i) US 3-month LIBOR, and (ii) 1% per annum, payable monthly. In connection with the advance of funds under the Amended Facility Agreement, Elemental agreed to pay Sprott an issuer discount of 3% of the aggregate total advanced funds under the Amended Facility Agreement, which was satisfied through the issuance of 653,255 common shares at CAD$1.50 per Common Share.

2021

Acquisition of the South32 Portfolio

On February 8, 2021, Elemental acquired a portfolio of three gold royalties from South32 Limited (“South32 Portfolio”). The South32 portfolio included the following key assets:

●	Karlawinda Royalty – a 2% NSR on all revenues from the under-construction Karlawinda mine in Western Australia, operated by Capricorn Metals Ltd. The Karlawinda Royalty was created pursuant to a contract of sale of the Karlawinda project between BHP Billiton Nickel West Pty. Ltd. and Independence Group NL (“Independence Group”). Under this agreement, BHP Billiton Nickel West Pty. Ltd. was granted a 2% NSR royalty as well as nickel offtake rights and a 70% clawback right for three-times historical development expenditure, exercisable only if Independence Group NL delineated an Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (“JORC”) compliant resource containing 5 million ounces of gold or 120 kilotonnes of nickel. In 2016, Independence Group NL sold the Karlawinda project to Greenmount Resources Pty Ltd. (“Greenmount”), a wholly owned subsidiary of Capricorn Metals Ltd. (“Capricorn”). Prior to the sale of the Karlawinda project to Greenmount, BHP Billiton Nickel Pty. Ltd. sold its royalty interest to South32, but continues to retain its nickel offtake and clawback rights.

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●	Laverton Royalty – a 2% GRR on all revenues from certain licences on Focus Minerals Ltd’s (“Focus Minerals”) Laverton project in Western Australia. Western Mining Corporation and BHP Billiton Westmin Talc Pty. Ltd. (formerly Great Boulder Holdings Limited) sold a tenement package to Carbon Energy Limited (formerly named Metex Resources NL) (“Carbon Energy”) on January 20, 1995, for A$2.4 million in upfront cash and a tonnage-based royalty (A$1.00 per tonne of ore mined and milled from open pit operations or A$1.50 per tonne of ore from underground operations) that included a gold price-linked escalation provision (an additional A$0.10 per tonne of ore mined and milled for each A$10 per ounce that the gold price is above A$525 per ounce). Crescent Gold Limited (“Crescent Gold”) acquired this tenement package from Carbon Energy in November 2009. Focus Minerals acquired Crescent Gold in 2013. In March 2017, in order to enable an economic restart of the Laverton operations, South32 and Focus Minerals entered into a restated royalty deed, which replaced the tonnage-based royalty with a 2% GRR, which was acquired by Elemental.

●	Western Queen Royalty – a gold royalty of A$6 to A$20 per ounce recovered and a 2% GRR for metals produced other than gold on Rumble Resources Ltd.’s Western Queen project. The Western Queen royalty was created pursuant to the terms of the sale of the Western Queen tenements from WMC Resources Ltd. to a joint venture between Equigold NL and Western Reefs Ltd. under the name of Dalgaranga Gold Mines joint venture for A$6 million in upfront cash and the royalty.

Appointment of Simon Collins to the Board of Directors

On March 29, 2021, pursuant to the South32 Portfolio acquisition and the Investor Rights Agreement (as defined below), Elemental appointed Simon Collins to the Board of Directors of the Company, as South32’s director nominee.

DESCRIPTION OF THE BUSINESS

Elemental’s core business is the acquisition of royalties over mining projects. Since Elemental’s first acquisition in 2017, it has acquired a diversified portfolio of royalties providing exposure primarily to gold and silver producing or development stage mines. Elemental’s management team has been able to identify and acquire revenue producing royalties. Elemental’s objective is to become a leading precious metals royalty company and to maximize returns for its shareholders through the growth of its portfolio of royalty and other similar rights, both through organic growth and through acquisitions of royalties and other rights that the Company’s management expects to be accretive.

Royalty Portfolio

The following table summarizes the Royalty interests that Elemental owns directly, or indirectly through one of its wholly-owned subsidiaries:

Royalty Name	Royalty Payor	Location of Mine	Royalty Interest	Current Project Stage
Wahgnion	Endeavour Mining Corporation	Burkina Faso	1% NSR	Producing

Karlawinda	Capricorn Metals Ltd	Australia	2% NSR	Development

Amancaya	Austral Gold Limited	Chile	2.25% NSR	Producing

Mercedes	Equinox Gold Corp.	Mexico	1% NSR from July 28, 2022	Producing

Laverton	Focus Minerals Ltd	Australia	2% GRR	Feasibility

Kwale	Base Resources Ltd	Kenya	0.25% GRR	Producing

Mt Pleasant	Zijin Mining Group Co., Limited	Australia	5% Net Profit Interest or A$10/oz	Producing

Western Queen	Rumble Resources Limited	Australia	A$6/oz to A$20/oz	Exploration

Panton	Great Northern Palladium Pty Ltd	Australia	0.5% NSR	Feasibility

Further details regarding the agreements entered into by Elemental can be found under the heading “General Development of the Business” above.

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Competitive Conditions

Elemental competes with other companies that operate in the royalty and streaming market segment to acquire royalties. Elemental also competes with other companies which provide financing to mining companies. The Company faces significant competition in Australia, Canada and the UK, as it seeks to acquire a limited pool of cash or near- cash generating royalties from mineral projects in those jurisdictions. Elemental’s current employees have experience in mining analysis and acquisitions, with a particular understanding of the royalty sector.

Components

Elemental expects to continue to purchase royalties and other rights in the future. Commodity market trends can be cyclical in nature, and a general change in commodity prices would result in changes in revenue received.

Employees

As at the date of this AIF, Elemental has a total of five employees. Currently, the Company’s financial function including the duties and responsibilities of the Chief Financial Officer are performed pursuant to professional services agreements.

Foreign Operations

Elemental currently receives or expects to receive royalty payments from mines or operations in Australia, Burkina Faso, Chile, Mexico, and Kenya. Elemental may in the future receive payments from mines or operations in other countries. Changes in legislation, regulations or governments in such countries are beyond Elemental’s control and could adversely affect the Company’s business. The effect of these factors cannot be predicted with any accuracy by Elemental or its management.

Reorganization

For a discussion of the reorganization undertaken in the form of the reverse takeover transaction, please see the discussion regarding “General Developments – 2020 - Reverse Takeover”.

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RISK FACTORS

Investors should carefully consider all of the information disclosed in this AIF prior to investing in the securities of Elemental. In addition to the other information presented in this AIF, the following risk factors should be given special consideration when evaluating an investment in such securities. These risk factors could materially affect Elemental’s future financial position and operating results and could cause Elemental’s actual financial position and operating results to differ materially from those described in forward-looking statements relating to Elemental. The risk factors described in this AIF are not the only risks that Elemental faces. Additional risks or uncertainties that Elemental does not have any knowledge of or are currently deemed as immaterial, could also materially adversely affect Elemental and its business, financial condition and results of operations.

Risks Relating to Elemental

The risks arising from the current COVID-19 pandemic may have a significant impact on the Company

The current COVID-19 global health pandemic is significantly impacting the global economy and commodity and financial markets. The impact of the COVID-19 pandemic on the Company remains unpredictable as of the date of this AIF. To date, the outbreak has caused volatility in financial markets, a slowdown in economic activity, volatility in commodity prices (including gold) and stock markets. The international response to COVID-19 has led to significant restrictions on travel, temporary business closures, operating, supply chain and project development delays and disruptions, quarantines and a general reduction in consumer activity, globally. In addition, as efforts are undertaken to slow the spread of the COVID-19 pandemic, the operation and development of mining projects are and may be further impacted. To date, a number of mining projects have been suspended or activities on such mining projects have been reduced as cases of COVID-19 have been confirmed, including projects underlying the Company’s royalty interests, for precautionary purposes or as governments have declared states of emergency, imposed regulations or taken other actions in response to the COVID-19 pandemic. While these measures are expected to be temporary, the duration of the business disruptions internationally and related financial impact will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the outbreak and the actions taken by governments and other regulators in each jurisdiction to contain or treat the COVID-19 pandemic.

If the operation or development of one or more of the properties in which the Company holds a royalty interest and from which it receives or expects to receive significant revenue is suspended or the development is delayed for precautionary purposes or as governments declare states of emergency, impose regulations or other actions are taken in an effort to combat the spread of COVID-19, including in response to additional waves of the COVID-19 pandemic, such events could have a material adverse effect on the Company’s business, financial condition, results of operations, ability to raise funding, and on the trading price of the Company’s securities, and such material adverse effects may be experienced for a prolonged period of time.

The broader impact of the COVID-19 pandemic on investors, businesses, the global economy or financial and commodity markets may have a material adverse effect on the Company.

Changes in commodity prices will affect the revenues generated from the Company’s asset portfolio as well as the profitability of the Company

The revenue derived by the Company from its asset portfolio will be significantly affected by changes in the prices of the commodities underlying the Company’s royalty interests. Commodity prices, including those to which the Company is exposed, fluctuate on a daily basis and are affected by numerous factors beyond the control of the Company, including levels of supply and demand, industrial investment levels, inflation and the level of interest rates, the strength of the U.S. dollar, geopolitical events and the current COVID-19 pandemic. Such external economic factors are in turn influenced by changes in international investment patterns, monetary systems and political developments.

II-12

Future material price declines may result in a decrease in revenue or, in the case of severe declines that cause a suspension or termination of production by relevant operators, a complete cessation of revenue from royalties applicable to one or more relevant commodities. Moreover, despite the Company’s commodity diversification, the broader commodity market tends to be cyclical, and a general downturn in overall commodity prices could result in a significant decrease in overall revenue. Any such price decline may result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The precious metals that are subject to the royalty interests in the Company’s asset portfolio are produced or will be produced as by-product metals at some of the properties in respect of which the Company holds a royalty interest; therefore, production decisions and the economic cut-off applied to the reporting of Mineral Reserves and Mineral Resources, as applicable, is influenced by changes in the commodity prices of other metals at the mines. Where the Company’s interest is in respect of a by-product metal, commodity prices of the by-product metal and the principal metal may diverge such that the interests of owners or operators of the mines, and those of the Company, may not be aligned.

The Company has no or limited control over the operation of the properties in respect of which the Company holds an interest and the operators’ failure to perform or decision to cease or suspend operations will affect the revenues of the Company

The Company is not directly involved in the operation of mines. The revenue derived from its royalty portfolio is based on production by third-party property owners and operators of mines. The owners and operators generally will have the power to determine the manner in which the properties are exploited, including decisions to expand, continue or reduce, suspend or discontinue production from a property, decisions about the marketing of products extracted from the property and decisions to advance exploration efforts and conduct development of non-producing properties. The interests of third-party owners and operators and those of the Company on the relevant properties may not always be aligned. As an example, it will usually be in the interest of the Company to advance development and production on properties as rapidly as possible in order to maximize near-term cash flow, while third-party owners and operators may take a more cautious approach to development as they are at risk with respect to the cost of development and operations. Likewise, it may be in the interest of property owners to invest in the development of and emphasize production from projects or areas of a project that are not subject to royalty interests. The inability of the Company to control the operations for the properties in respect of which it has a royalty interest may result in a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities. In addition, the owners or operators may take action contrary to the Company’s objectives, be unable or unwilling to fulfill their obligations under their contracts with the Company, have difficulty obtaining or be unable to obtain the financing necessary to advance projects or experience financial, operational or other difficulties, including insolvency, which could limit the owner or operator’s ability to perform its obligations under agreements with the Company.

At any time, any of the operators of the properties in respect of which the Company holds a royalty interest or their successors may decide to suspend or discontinue operations. In particular, due to the COVID-19 pandemic, many mining projects around the world have been forced to temporarily suspend mining operations and may be forced to temporarily suspend mining operations again in the event of additional outbreaks or waves of the COVID-19 pandemic. The Company may not be entitled to any material compensation if any of the properties in respect of which it holds a royalty interest shuts down or discontinues its operations on a temporary or permanent basis.

The Company currently has three material royalty assets. Other assets and properties may become significant to the Company from time to time and any adverse development related to any such assets will affect the revenue derived from such assets.

As of the date of this AIF, Elemental considers that the royalties derived from Wahgnion mine, the Karlawinda project and the Amancaya mine as its only material royalty assets. As new assets are acquired or existing or new assets move into production, the materiality of each of the Company’s assets will be reconsidered. Any adverse development affecting the development or operation of, production from or recoverability of Mineral Reserves, or any other significant property in the Company’s royalty portfolio from time to time, including, but not limited to, unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, pit wall failures, tailings dam failures, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage, or the inability to hire suitable personnel and engineering contractors or secure supply agreements on commercially suitable terms, may have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities. Any adverse decision made by the owners and operators of the mines that are the subject of royalties that are material to the Company, including for example, alterations to development or mine plans or production schedules, may impact the timing and amount of revenue that the Company receives from its royalties and could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

II-13

Some of the properties in respect of which the Company has an interest may never achieve commercial production

Some of the projects or properties in respect of which the Company has a royalty interest are in the construction or development stage. There can be no assurance that construction or development will be completed on a timely basis or at all.

To the extent that any of the owners or operators of properties in respect of which the Company holds a royalty interest default under their credit and other financing documents, this could delay or inhibit operations at the relevant properties, which could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Any sale of assets in respect of which the Company holds a royalty interest may result in a new operator and any failure of such operator to perform could affect the Company

The owners or operators of the projects or mines in respect of which the Company holds a royalty interest may from time to time announce transactions, including the sale or transfer of the projects or mines or of the operator itself, over which the Company has little or no control. If any such transaction is completed, it may result in a new operator controlling the project or mine, who may or may not operate the project or mine in a similar manner to the current operator, and which may positively or negatively impact the Company and could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities. If any such transaction is announced, there is no certainty that such transaction will be completed, or be completed as announced, and any consequences of such non-completion on the Company may be difficult or impossible to predict.

The Company may acquire royalties in respect of properties that are speculative and there can be no guarantee that mineable deposits will be discovered, developed or mined

Exploration for metals and minerals is a speculative venture necessarily involving substantial risk. There is no certainty that the expenditures made by the operator of any given project will result in discoveries of commercial quantities of minerals on lands where the Company holds royalties.

If mineable deposits are discovered, substantial expenditures will be required to establish Mineral Reserves through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure to facilitate mineral extraction. Although substantial benefits may be derived from the discovery of a major deposit, no assurance can be given that resources will be discovered in sufficient quantities to justify commercial operations or that the funding required for development can be obtained on terms acceptable to the operator or at all. Although, in respect of these properties, the Company intends to hold only royalties and not be responsible for these expenditures, the operator may not be in a financial position to obtain the necessary funding to advance the project, thereby resulting in the Company not earning revenues from the royalty interests it holds in such properties.

II-14

The Company may have limited access to data and disclosure regarding the operation of properties in respect of which it has an interest, which may affect its ability to assess and predict the performance of its royalties

As a holder of royalties, the Company generally has limited access to data on the operations or to the actual properties themselves. Accordingly, the Company needs to rely on the accuracy and timeliness of the public disclosure and other information it receives from the owners and operators of the properties in respect of which it holds royalties. The Company will use such information, including production estimates, in its analyses, forecasts and assessments relating to its own business. If such information contains material inaccuracies or omissions, the Company’s ability to assess and accurately forecast its own performance or achieve its stated objectives may be materially impaired. In addition, some royalties may be subject to confidentiality arrangements which govern the disclosure of information with regard to the royalties and, as such, the Company may not be in a position to publicly disclose such information with respect to certain royalties. The limited access to data and disclosure regarding the operations of the properties in respect of which the Company will acquire an interest may restrict the Company’s ability to assess, forecast or enhance its performance, which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Although the Company will attempt to secure contractual rights when it creates new royalty interests, such as audit or access rights that will permit it to monitor operators’ compliance with their obligations to the Company, there can be no assurance that the Company will be able to secure such rights, or that such rights will be sufficient to ensure such compliance or to affect operations in ways that would be beneficial to the Company.

The Company depends on the operators of the properties in respect of which it holds a royalty interest for the calculation of royalty payments, and it may not be possible to detect errors in payment calculations

Payments and deliveries to the Company pursuant to royalties are calculated by the operators of the relevant properties based on reported production. Each operator’s calculations are subject to and dependent upon the adequacy and accuracy of its production and accounting functions, and errors may occur from time to time in the calculations made by an operator. Certain contracts for royalties to be acquired by the Company will require the operators to provide the Company with production and operating information that may, depending on the completeness and accuracy of such information, enable the Company to detect errors in such calculations. However, the Company may not have the contractual right to receive complete production information for all of its royalties. As a result, the Company’s ability to detect payment errors in respect of royalties through its monitoring program of its interests and its associated internal controls and procedures will be limited, and the possibility will exist that the Company will need to make retroactive revenue adjustments in respect of royalties. The contracts for royalties in the Company’s asset portfolio generally provide the right to audit the operational calculations and production data for the associated payments and deliveries in respect of such royalties; however, such audits may occur many months following the Company’s recognition of the revenue in respect of the royalties and may require the Company to adjust its revenue in later periods.

The Company is dependent on the payment by the owners and operators of the properties in respect of which the Company has a royalty and any delay in or failure of such payments will affect the revenues generated by the Company’s asset portfolio.

The Company is dependent, to a large extent, upon the financial viability of the owners and operators of the relevant properties in respect of which it holds royalties. Payments from production will generally flow through the operator and there is a risk of delay and additional expense in receiving such payments. Payments may be delayed as a result of restrictions imposed by lenders, delays in the sale or delivery of products, the ability or willingness of smelters and refiners to process mine products, blowouts or other accidents, recovery by the operators of expenses incurred in the operation of the properties, the establishment by the operators of Mineral Reserves for such expenses or the insolvency of the operator. The Company’s rights to payment pursuant to royalties will, in some cases, be enforced by contract without the protection of the ability to liquidate a property. This will inhibit the Company’s ability to collect outstanding payments in respect of such royalties upon a default. Additionally, some contracts may provide limited recourse in particular circumstances which may further inhibit the Company’s ability to recover or obtain equitable relief in the event of a default by the owner or operator under such contracts. In the event of a bankruptcy of an operator or owner, it is possible that an operator may claim that the Company should be treated as an unsecured creditor and, therefore, have a limited prospect for full recovery of revenue. There is also a possibility that a creditor or the owner or operator may claim that the royalty contract should be terminated in the insolvency proceeding. Alternatively, in order to preserve its interest in a royalty interest in the context of an insolvency or similar proceeding, the Company may be required to make additional investments in, or provide funding to, owners or operators, which would increase its exposure to the relevant interest and counterparty risk. Failure to receive payments from the owners and operators of the relevant properties or termination of the Company’s rights could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

II-15

Global financial conditions may destabilize

Global financial conditions could suddenly and rapidly destabilize in response to future events, as government authorities may have limited resources to respond to future crises. Future crises may be precipitated by any number of causes, including natural disasters, geopolitical instability, changes to energy prices or sovereign defaults. Any sudden or rapid destabilization of global economic conditions could negatively impact the Company’s ability, or the ability of the owners or operators of the properties in respect of which the Company holds royalties, to obtain equity or debt financing or make other suitable arrangements to finance their projects. In the event of increased levels of volatility or a rapid destabilization of global economic conditions, the Company’s business, financial condition, results of operations and the trading price of its securities could be materially and adversely affected. To date, the COVID- 19 pandemic has had a significantly negative impact on the global economy, as well as on certain commodity prices, and the pandemic may continue to have an adverse effect on the Company.

The Company is exposed to counterparty and liquidity risk, and any delay or failure of counterparties to make payments will affect the revenues of the Company

The Company is exposed to various counterparty risks including, but not limited to (i) the Company’s royalty counterparties; (ii) other companies that have payables owing to the Company; (iii) the Company’s insurance providers; and (iv) the Company’s lenders. The Company is also exposed to liquidity risks in meeting its operating expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact the ability of the Company to obtain loans or other credit facilities or obtain equity financing in the future or to obtain them on terms favourable to the Company.

Royalties may not be honoured by operators of a project

Royalties in respect of natural resource properties are largely contractual in nature. Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. To the extent grantors of royalties do not abide by their contractual obligations, the Company may be forced to take legal action to enforce its contractual rights. Such legal action may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to the Company could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Not all of the Company’s royalties are secured and the Company’s security interests, if any, may be subordinated and difficult to enforce

Although certain of the Company’s royalties are secured, certain of the Company’s royalty interests are unsecured. In a default, liquidation or realization situation, any unsecured royalty interest of the Company will be satisfied pro rata with all other unsecured claims after all secured claims, property claims and prior ranking claims are satisfied in full. Absent a security interest, the Company’s likely potential recourse against a defaulting property owner or mining operator would be for breach of the applicable contract which would result in damages and unsecured claims for which the likelihood of recovery is remote and time-consuming. In the event that a mining operator or property owner has insufficient funds to pay its liabilities and obligations as they become due, it is possible that other liabilities and obligations will be satisfied prior to those owing to the Company. Even valid security interests which are or may be held by the Company could be (i) subordinated to other indebtedness; (ii) unenforceable; (iii) difficult to enforce; or (iv) subject to attack by other creditors or stakeholders. Further, in insolvency proceedings, any security or other interest held by the Company will likely be further subordinated by court-ordered charges or other court-ordered relief, including for interim financing.

II-16

The Company’s profitability, results of operations and financial condition are subject to variations in foreign exchange rates

Certain of the Company’s activities and its head office are located in Canada and the costs associated with these activities are largely denominated in Canadian dollars. Additionally, the Company has subsidiaries in the United Kingdom and Australia, creating potential foreign currency fluctuations between these subsidiaries. Additionally, some of the Company’s royalties may be subject to foreign currency fluctuations and inflationary pressures, which could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities. There can be no assurance that the steps taken by management to address variations in foreign exchange rates will eliminate all adverse effects and the Company may suffer losses due to adverse foreign currency rate fluctuations.

Operators of mines may not be able to replace depleted Mineral Reserves and Mineral Resources, which would reduce the Company’s revenue from royalties

The revenue generated by the Company will principally be based on the exploitation of Mineral Reserves on assets underlying the Company’s royalties. Mineral Reserves are continually being depleted through extraction and the long- term viability of the Company’s royalty portfolio will depend on the replacement of Mineral Reserves by owners or operators of the associated properties through new producing assets and increases in Mineral Reserves on existing producing assets. As any mine in respect of which the Company has a royalty matures, the Company expects overall declines in production over the years unless the operator of such mine is able to replace Mineral Reserves that are mined through mine expansion or successful new exploration. Exploration for minerals is a speculative venture necessarily involving substantial risk. There is no certainty that the expenditures made by the operator of any given mineral project will result in discoveries of commercial quantities of minerals on properties underlying the Company’s royalty interest or that discoveries will be located on properties covered by the relevant royalty. Even in those cases where a significant mineral deposit is identified and covered by a royalty owned by the Company, there is no guarantee that the deposit can be economically extracted. Substantial expenditures are required to establish Mineral Reserves through drilling, to develop processes to extract the Mineral Reserves and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit covered by a royalty owned by the Company, no assurance can be given that new Mineral Reserves will be identified to replace or increase the amount of Mineral Reserves underlying a royalty interest held by the Company. This includes Mineral Resources, as the Mineral Resources that have been discovered may not have been subjected to sufficient analysis to justify commercial operations or the allocation of funds required for development. The inability of operators to add additional Mineral Reserves or to replace existing Mineral Reserves through either the development of existing Mineral Resources or the acquisition of new mineral producing assets, in each case covered by a royalty owned by the Company, could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company may enter into acquisitions or other royalty or streaming transactions from time to time, which may be material, may involve the issuance of the Company’s securities or may involve the incurrence of indebtedness and will be subject to transaction-specific risks

The Company regularly reviews opportunities to acquire existing royalties or streams, to create new royalty, streaming or other arrangements through the financing of mining projects, financing of new acquisitions or to acquire companies that hold royalties or streams in respect of mineral properties. At any given time, the Company may have various types of transactions and acquisition opportunities in various stages of active review, including submissions of indications of interest and participation in discussions or negotiations in respect of such transactions. This process also involves the engagement of consultants and advisors to assist in analyzing particular opportunities. Any such acquisition or transaction could be material to the Company and may involve the issuance of Common Shares or other securities by the Company or the incurrence of indebtedness to fund any such acquisition. In addition, any such transaction may have other transaction-specific risks associated with it, including risks related to the completion of the transaction, the project operators or the jurisdictions in which assets may be acquired or underlying properties located. Additionally, the Company may consider opportunities to restructure its royalty arrangements where it believes such a restructuring may provide a long-term benefit to the Company, even if such restructuring may reduce near-term revenues or result in the Company incurring transaction-related costs.

II-17

Increased competition for royalties or streams could adversely affect the Company’s ability to acquire additional royalties or streams in mineral properties

Many companies are engaged in the search for and the acquisition of mineral interests, including royalties and streams and there is a limited supply of desirable mineral interests. The mineral exploration and mining businesses are competitive in all phases. Many companies are engaged in the acquisition of mineral interests, including large, established companies with substantial financial resources, operational capabilities and long earnings records. The Company may be at a competitive disadvantage in acquiring those interests, whether by way of royalty or stream as competitors may have greater financial resources and technical staff. There can be no assurance that the Company will be able to compete successfully against other companies in acquiring new royalties or streams. In addition, the Company may be unable to acquire royalties or streams at acceptable valuations which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company can provide no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable

There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could impede the Company’s funding obligations, or result in delay or postponement of further business activities which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company may experience difficulty attracting and retaining qualified management and technical personnel to efficiently operate its business

The Company is dependent upon the continued availability and commitment of its key management personnel, whose contributions to immediate and future operations of the Company are of significant importance. The loss of any such key management personnel, and, in particular, of its chief executive officer, could negatively affect the Company’s business operations. From time to time, the Company may also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate its business. In addition, the Company expects to frequently retain third-party specialized technical personnel to assess and execute on opportunities. These individuals may have conflicts of interest or scheduling conflicts, which may delay or inhibit the Company’s ability to employ such individuals’ expertise. The number of persons skilled in the acquisition, exploration and development of royalties and streams in natural resource properties is limited and competition for such persons is intense. Recruiting and retaining qualified personnel will be critical to the Company’s success and there can be no assurance that the Company will be able to recruit and retain such personnel. If the Company is not successful in recruiting and retaining qualified personnel, the Company’s ability to execute its business model and growth strategy could be affected, which could have a material adverse effect on its business, financial condition, results of operations and the trading price of its securities.

Certain of the Company’s directors and officers may serve as directors and officers with other companies, which could put them in a conflict position from time to time

Certain of the directors and officers of the Company may also serve as directors or officers of, or have significant shareholdings in, other companies involved in natural resource exploration, development and production and, to the extent that such other companies may engage in transactions or participate in the same ventures in which the Company participates, or in transactions or ventures in which the Company may seek to participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.

Such conflicts of the directors and officers could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

II-18

Changes in or in the interpretation of tax legislation or accounting rules could affect the profitability of the Company

Changes to, or differing interpretation of, taxation laws or regulations in any of Canada or any of the countries in which the Company’s assets or relevant contracting parties or underlying properties are located could result in some or all of the Company’s profits being subject to additional taxation. No assurance can be given that new taxation rules or accounting policies will not be enacted or that existing rules will not be applied in a manner which could result in the Company’s profits being subject to additional taxation or which could otherwise have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities. In addition, the introduction of new tax rules or accounting policies, or changes to, or differing interpretations of, or application of, existing tax rules or accounting policies could make royalties held by the Company less attractive to counterparties. Such changes could adversely affect the Company’s ability to acquire new assets or make future investments.

The Company may be unable to repay its indebtedness and comply with its obligations under a credit facility

The Company entered into the Amended Facility Agreement to be used primarily to fund the acquisition of royalties. These acquisitions resulted in significant drawings under the Amended Facility Agreement and the Company would be required to use a portion of its cash flow to service principal and interest on the debt thereunder, which will limit the cash flow available for other business opportunities. The Company’s ability to make scheduled payments of the principal of, to pay interest on, or to refinance indebtedness will depend on its future performance, which is subject to economic, financial, competitive and other factors beyond its control. The Company may not generate future cash flow that is sufficient to service debt and make necessary capital expenditures. If the Company is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as reducing or eliminating dividends, if any, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Company’s ability to refinance indebtedness will depend on the capital markets and its financial condition at such time. The Company may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations.

The terms of the Amended Facility Agreement require the Company to satisfy various affirmative and negative covenants. These covenants may limit, among other things, the Company’s ability to incur further indebtedness, create certain liens on assets or engage in certain types of transactions. These covenants could also limit the ability of the Company to amend its royalty contracts without the consent of the lenders. There can be no assurances that, in the future, the Company will not be limited in its ability to respond to changes in its business or competitive activities or be restricted in its ability to engage in mergers, acquisitions or dispositions of assets. Furthermore, a failure to comply with these covenants, could likely result in an event of default under such credit facilities and would allow the lenders to accelerate the debt, which could materially and adversely affect the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company’s operations will depend on information systems that may be vulnerable to cyber security threats

The Company’s operations depend, in part, on its IT systems, networks, equipment and software and the security of these systems. The Company depends on various IT systems to process and record financial and technical data, administer its contracts with its counterparties and communicate with employees and third parties. These IT systems, and those of its third-party service providers and vendors and the counterparties under its contracts for royalties may be vulnerable to an increasing number of continually evolving cyber security risks. Unauthorized third parties may be able to penetrate network security and misappropriate or compromise confidential information, create system disruptions or cause shutdowns. Any such breach or compromise may go undetected for an extended period of time.

A significant breach of the Company’s IT systems or data security or misuse of data, particularly if such breach or misuse goes undetected for an extended period of time, could result in significant costs, loss of revenue, fines or lawsuits and damage to reputation. The costs to eliminate or alleviate cyber or other security problems, including bugs, viruses, worms, malware and other security vulnerabilities, could be significant, and the Company’s efforts to address these problems may not be successful. The significance of any cyber-security breach is difficult to quantify, but may in certain circumstances be material and could have a material adverse effect on the Company’s financial condition, results of operations and the trading price of its securities.

II-19

Risks Relating to Mines and Mining Operations

The Company is indirectly exposed to many of the same risk factors as the owners and operators of properties in respect of which it holds a royalty

The Company is indirectly subject to the risk factors applicable to the owners and operators of properties in respect of which the Company holds a royalty, to the extent that such risks relate to the production of minerals from, or the continued operation of, such mines or projects.

Production at mines and projects in respect of which the Company holds a royalty is dependent on operators’ employees

Production from the properties in respect of which the Company holds a royalty interest depends on the efforts of operators’ employees. There is competition for geologists and persons with mining expertise. The ability of the owners and operators of such properties to hire and retain geologists and persons with mining expertise is key to those operations. Further, relations with employees may be affected by changes in the scheme of labour relations that may be introduced by the relevant governmental authorities in the jurisdictions in which those operations are conducted. Changes in such legislation or otherwise in the relationships of the owners and operators of such properties with their employees may result in strikes, lockouts or other work stoppages, or could result in the owners and operators of such properties to decide to cease production at one or more of the properties, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Mineral Reserves and Mineral Resources are estimates based on interpretation and assumptions and actual production may differ from amounts identified in such estimates

The Mineral Reserves and Mineral Resources on properties in respect of which the Company holds royalties are estimates only, and no assurance can be given that the estimated Mineral Reserves and Mineral Resources will be accurate or that the indicated level of minerals will be produced. Mineral Reserve and Mineral Resource estimates for certain of the Company’s royalties will be prepared by the operators of the underlying properties. The Company will not participate in the preparation or verification of such estimates (or the reports in which they are presented) and the Company will not independently assess or verify the accuracy of such estimates. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. Further, it may take many years from the initial phase of drilling before production is possible and during that time the economic feasibility of exploiting a mineral deposit discovery may change.

Market price fluctuations of the applicable commodity, as well as increased production and capital costs or reduced recovery rates, may render the proven and probable Mineral Reserves on properties underlying the Company’s royalties unprofitable to develop at a particular site or sites for periods of time or may render Mineral Reserves containing relatively lower-grade mineralization uneconomic. Moreover, short-term operating factors relating to the Mineral Reserves, such as the need for the orderly development of ore bodies or the processing of new or different ore grades, may cause Mineral Reserves to be reduced or not extracted. Estimated Mineral Reserves may have to be recalculated based on actual production experience. The economic viability of a mineral deposit may also be impacted by other attributes of a particular deposit, such as size, grade and proximity to infrastructure, governmental regulations and policy relating to price, taxes, royalties, land tenure, land use permitting, the import and export of minerals and environmental protection and by political and economic stability. While these risks may exist for all of the Company’s assets, they will be heightened in the case of interests in properties which have not yet commenced production.

Mineral Resource estimates, in particular, must be considered with caution. Mineral Resource estimates for properties that have not commenced production are based, in many instances, on limited and widely-spaced drill hole or other limited information, which is not necessarily indicative of the conditions between and around drill holes. Such Mineral Resource estimates may require revision as more drilling or other exploration information becomes available or as actual production experience is gained. Further, Mineral Resources may not have demonstrated economic viability and may never be extracted by the operator of a property. It should not be assumed that all or any part of the Mineral Resources on properties underlying the Company’s royalties constitute or will be converted into Mineral Reserves.

II-20

Any of the foregoing factors may require operators to reduce their Mineral Reserves and Mineral Resources, which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Production forecasts may not prove to be accurate

The Company prepares estimates and forecasts of future mineral production attributable to the Company pursuant to the properties in respect of which it holds royalties and, in doing so, the Company relies on public disclosure and other information it receives from the owners, operators and independent experts of such properties to prepare such estimates. Such information may necessarily be imprecise because it depends upon the judgment of the individuals who operate such properties as well as those who review and assess the geological and engineering information. These production estimates and forecasts will typically be based on existing mine plans and other assumptions with respect to such properties, which may change from time to time and over which the Company will have no control, including the availability, accessibility, sufficiency and quality of ore, the costs of production, the operators’ ability to sustain and increase production levels, the sufficiency of infrastructure, the performance of personnel and equipment, the availability of materials and equipment including reagents and fuel, the ability to maintain and obtain mining interests and permits and compliance with existing and future laws and regulations. Any such information is forward-looking and no assurance can be given that such production estimates and forecasts will be achieved. Actual production attributable to the Company’s royalty interests may vary from the Company’s estimates for a variety of reasons, including: actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; actual ore mined being less amenable than expected to mining or treatment; lower than expected mill feed grades; lower than anticipated sweep efficiency at certain mines; short-term operating factors relating to the Mineral Reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; delays in the commencement of production and ramp up at new mines; revisions to mine plans; unusual or unexpected ore body formations; risks and hazards associated with the properties in respect of which the Company holds royalties, including but not limited to cave-ins, rock falls, rock bursts, pit wall failures, seismic activity, weather- related complications, fires or flooding or as a result of other operational problems such as production drilling or material removal challenges, power failures or a failure of a key production component such as a hoist, an autoclave, a filter press or a grinding mill; and unexpected labour shortages, strikes, local community opposition or blockades. Occurrences of this nature and other accidents, adverse conditions or operational problems in future years may result in the Company’s failure to realize the benefits of its production forecasts anticipated from time to time. If the Company’s production forecasts prove to be incorrect, it could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The exploration and development of mineral properties are inherently dangerous and subject to risks beyond the control of the Company

Companies engaged in mining activities are subject to all of the hazards and risks inherent in exploring for and developing natural resource projects. These risks and uncertainties include, but are not limited to, environmental hazards, industrial accidents, labour disputes, increases in the cost of labour, social unrest, changes in the regulatory environment, permitting and title risks, impact of non-compliance with laws and regulations, fires, explosions, blowouts, cratering, encountering unusual or unexpected geological formations or other geological or grade problems, unanticipated metallurgical characteristics or less than expected mineral recovery, encountering unanticipated ground or water conditions, cave-ins, pit wall failures, flooding, rock bursts, tailings dam failures, periodic interruptions due to inclement or hazardous weather conditions, earthquakes, seismic activity, other natural disasters or unfavourable operating conditions and losses. Should any of these risks or hazards affect a company’s exploration or development activities, it may (i) result in an environmental release or environmental pollution and liability; (ii) cause the cost of development or production to increase to a point where it would no longer be economic to produce the metal from the mineral projects in respect of which the Company holds a royalty; (iii) result in a write-down or write-off of the carrying value of one or more mineral projects; (iv) cause delays or stoppage of mining or processing; (v) result in the destruction of properties, processing facilities or third-party facilities necessary to the company’s operations; (vi) cause personal injury or death and related legal liability; (vii) result in regulatory fines and penalties or the revocation or suspension of licences; (viii) result in the loss of insurance coverage; or (ix) result in the loss of social licence to operate. The occurrence of any of the above-mentioned risks or hazards could result in an interruption or suspension of operations of the properties in respect of which the Company holds a royalty, which in turn could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

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Defects in title to properties underlying the Company’s royalties may result in a loss of entitlement by the operator and a loss of the Company’s interest

A defect in the chain of title to any of the properties underlying one of the Company’s royalties or necessary for the anticipated development or operation of a particular project to which a royalty relates may arise to defeat or impair the claim of the operator to a property which could in turn result in a loss of the Company’s interest in respect of that property. In addition, claims by third parties or aboriginal groups may impact the operator’s ability to conduct activities on a property to the detriment of the Company’s royalties. To the extent an owner or operator does not have title to the property, it may be required to cease operations or transfer operational control to another party. Many royalties are contractual, rather than an interest in land, with the risk that an assignment or bankruptcy or insolvency proceedings by an owner will result in the loss of any effective royalty in a particular property. Further, even in those jurisdictions where there is a right to record or register royalties held by the Company in land registries or mining recorder’s offices, such registrations may not necessarily provide any protection to the Company. As a result, known title defects, as well as unforeseen and unknown title defects, may impact operations at a project in respect of which the Company has a royalty and could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Future litigation affecting the properties in respect of which the Company holds its royalties could have an adverse effect on the Company

Potential litigation may arise on a property on which the Company holds a royalty (for example, litigation between joint venture partners or between operators and original property owners or neighbouring property owners). As a holder of such interests, the Company does not generally have any influence on the litigation and does not generally have access to data. Any such litigation that results in the cessation or reduction of production from a property (whether temporary or permanent) or the expropriation or loss of rights to a property could have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities.

Moreover, the courts in some of the jurisdictions in which the Company has a royalty may offer less certainty as to the judicial outcome of legal proceedings or a more protracted judicial process than is the case in more established economies. Accordingly, there can be no assurance that contracts, joint ventures, licences, licence applications or other legal arrangements will not be adversely affected by the actions of government authorities and the effectiveness of and enforcement of such arrangements in these jurisdictions. Moreover, the commitment of local businesses, government officials and agencies and the judicial system in these jurisdictions to abide by legal requirements and negotiated agreements may be more uncertain and may be susceptible to revision or cancellation, and legal redress may be uncertain or delayed. These uncertainties and delays could have a material adverse effect on the business, financial condition, results of operations of the Company and on the trading price of its securities.

Defects or disputes relating to the Company’s royalties could have an adverse effect on the Company

Defects in or disputes relating to the royalties in the Company’s royalty portfolio may prevent the Company from realizing the anticipated benefits from these interests. Material changes could also occur that may adversely affect management’s estimate of the carrying value of the Company’s royalties and could result in impairment charges. While the Company seeks to confirm the existence, validity, enforceability, terms and geographic extent of the royalties it acquires, there can be no assurance that disputes or other problems concerning these and other matters or other problems will not arise. Confirming these matters is complex and is subject to the application of the laws of each jurisdiction to the particular circumstances of each parcel of mineral property and to the documents reflecting the royalties. The discovery of any defects in, or any disputes in respect of, the royalties, could have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities.

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The operations in respect of which the Company holds a royalty requires various property rights, permits and licences to be held by the operator in order to conduct current and future operations, and delays or a failure to obtain or maintain such property rights, permits and licences, or a failure to comply with the terms of any of such property rights, permits and licences could result in the interruption or closure of operations or exploration on the properties.

The exploration, development and operation of mining properties are subject to laws and regulations governing health and worker safety, employment standards, environmental matters, mine development, project development, mineral production, permitting and maintenance of titles, exports, taxes, labour standards, reclamation obligations, heritage, historic and archaeological matters and other matters. The owners and operators of the properties in respect of which the Company holds royalties require licences and permits from various governmental authorities in order to conduct their operations. Future changes in such laws and regulations or in such licences and permits could have a material adverse effect on the revenue that the Company will derive from its royalties. Such licences and permits are subject to change in various circumstances and are required to be kept in good standing through a variety of means, including cash payments and satisfaction of conditions of issues. Such licences and permits are subject to expiration, relinquishment and/or termination without notice to, control of or recourse by the Company. There can be no guarantee that the owners or operators of those properties in respect of which the Company holds royalties are able to obtain or maintain all necessary licences and permits in good standing that may be required to explore, develop and operate the properties, commence the construction or operation of mining facilities, or maintain operations that economically justify the cost. Any failure to comply with applicable laws and regulations, permits and licences, or to maintain permits and licences in good standing, even if inadvertent, could result in interruption or closure of exploration, development or mining operations or in fines, penalties or other liabilities accruing to the owner or operator of a project. Any such occurrence could substantially decrease production or cause the termination of operations on a property in which the Company holds a royalty interest and could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company will be exposed to risks related to the construction, development and/or expansion in relation to the mines, projects and properties in respect of which it holds a royalty

Many of the projects or properties in respect of which the Company holds an interest are in the construction or development stage, and such projects are subject to numerous risks, including, but not limited to delays in obtaining equipment, materials and services essential to the construction and development of such projects in a timely manner, currency exchange rates, labour shortages, cost escalations and fluctuations in metal prices. There can be no assurance that the owners or operators of such projects will have the financial, technical and operational resources to complete construction, development and/or expansion of such projects in accordance with current expectations or at all.

The operations in respect of which the Company holds an interest are subject to environmental and endangered species laws and regulations that may increase the costs of doing business and may restrict operations, which could reduce the Company’s revenues

All phases of the mining business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of government laws and regulations, including laws and regulations relating to the protection of endangered and threatened species. Compliance with such laws and regulations can require significant expenditures and a breach may result in the imposition of fines and penalties, which may be material. In addition, such laws and regulations can constrain or prohibit the exploration and development of new projects or the development or expansion of existing projects. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, increases in land-use restrictions, larger fines and liability and potentially increased capital expenditures and operating costs. Any breach of environmental legislation by owners or operators of properties underlying the Company’s asset portfolio, could have a material impact on the viability of the relevant property and impair the revenue derived by the Company from the applicable royalty, which could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

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Changes in government regulation could inhibit exploration, construction and development on, or production from, the mineral properties in respect of which the Company holds royalties

The properties on which the Company holds a royalty interest may be located in multiple legal jurisdictions and political systems. There can be no assurance that future political and economic conditions in such countries will not result in the adoption of different policies or attitudes respecting the development and ownership of resources. Changes in applicable laws, regulations, or in their enforcement or regulatory interpretation could result in adverse changes to mineral development or operations. Any such changes in policy or attitudes may result in changes in laws affecting ownership of assets, land tenure and resource concessions, licensing fees, taxation, royalties, price controls, exchange rates, export controls, environmental protection, labour relations, foreign investment, nationalization, expropriation, repatriation of income and return of capital, which may affect both the ability to undertake exploration, construction and development on, or production from, the properties in respect of which the Company holds royalty interests or the payments under such royalties. In certain areas where the Company holds a royalty, the regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation. Any changes in governmental laws, regulations, economic conditions or shifts in political attitudes or stability are beyond the control of the Company and the owners and operators of the properties in respect of which the Company holds a royalty interest and such changes could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company is subject to risks related to certain operations in developing economies

The Company is subject to risks normally associated with the conduct of business in developing economies. Risks may include, among others, problems relating to power supply, labour disputes, delays or invalidation of governmental orders and permits, corruption, uncertain political and economic environments, civil disturbances and crime, arbitrary changes in laws or policies, foreign taxation and exchange controls, nationalization of assets, opposition to mining from environmental or other non-governmental organizations or changes in the political attitude towards mining, empowerment of previously disadvantaged people, local ownership requirements, limitations on foreign ownership, power supply issues, limitations on repatriation of earnings, infrastructure limitations and increased financing costs. The above risks could limit, disrupt or negatively impact the Company’s business, financial condition, results of operations and the trading price of its securities.

Mineral properties in respect of which the Company holds royalties may be subject to risks related to indigenous peoples, which could inhibit operations at such properties

Various international, national, state and provincial laws, codes, resolutions, conventions, guidelines, treaties and other principles and considerations relate to the rights of indigenous peoples. The Company holds royalties in respect of operations located in some areas currently or previously inhabited or used by indigenous peoples. In these areas, governments may have obligations to respect the rights of indigenous people. Some mandate consultation with indigenous people regarding actions which may affect indigenous people, including actions to approve or grant mining rights or permits. The obligations of government and private parties under the various international and national requirements, principles and considerations pertaining to indigenous people continue to evolve and be defined. The properties in respect of which the Company holds royalty interests are subject to the risk that one or more groups of indigenous people may oppose operations or new development. Such opposition may be directed through legal or administrative proceedings or protests, roadblocks or other forms of public expression against the operator’s or the Company’s activities. Opposition by indigenous people to such activities may require modification of or preclude operation or development of projects or may require the entering into of agreements with indigenous people. Claims and protests of indigenous peoples may disrupt or delay activities of the operators of properties in respect of which the Company holds royalty interests which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

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Risks Related to the Securities of Elemental

The market price of the Common Shares may be volatile, which could result in substantial losses for holders of Common Shares

The market price of the Common Shares could be subject to significant fluctuations. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions and the risk factors described in this AIF could subject the market price of the Common Shares to wide price fluctuations regardless of the Company’s operating performance.

The Company may have to raise additional capital through the issuance of additional equity, which could result in dilution to shareholders

The issuance of additional Common Shares or of securities convertible into or exchangeable or exercisable for Common Shares may have a dilutive effect on the interests of shareholders. The number of Common Shares that the Company is authorized to issue is unlimited. The Company may, in its sole discretion, subject to applicable law and the rules of the TSX-V, issue additional Common Shares from time to time (including pursuant to any equity-based compensation plans that may be introduced in the future), and the equity interest in the Company of the holders of its Common Shares may be diluted thereby.

The Company may require new capital to continue to grow its business and there are no assurances that capital will be available when needed, if at all. It is likely that, at least to some extent, such additional capital will be raised through the issuance of additional equity, which could result in substantial dilution to shareholders.

The Canada Revenue Agency’s (“CRA”) recent focus on foreign income earned by Canadian companies may result in adverse tax consequences for the Company

There has been a recent focus by the CRA on income earned by foreign subsidiaries of Canadian companies. The majority of the Company’s royalty assets will be owned by and the related revenue is received by subsidiaries of Elemental. Elemental has not received any reassessment or proposal from the CRA in connection with income earned by its foreign subsidiaries. Although management believes that the Company will be in full compliance with Canadian tax law, there can be no assurance that the Company’s structure may not be challenged in future. In the event the CRA successfully challenges the Company’s structure, this could potentially result in additional federal and provincial taxes and penalties, which may have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities.

Changes in or in the interpretation of tax legislation or accounting rules could affect the profitability of the Company

Changes to, or differing interpretation of, taxation laws or regulations in any of Canada or any of the countries in which the Company’s assets or relevant contracting parties or underlying properties are located could result in some or all of the Company’s profits being subject to additional taxation. No assurance can be given that new taxation rules or accounting policies will not be enacted or that existing rules will not be applied in a manner which could result in the Company’s profits being subject to additional taxation or which could otherwise have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities. In addition, the introduction of new tax rules or accounting policies, or changes to, or differing interpretations of, or application of, existing tax rules or accounting policies could make royalties or other interests held by the Company less attractive to counterparties. Such changes could adversely affect the Company’s ability to acquire new assets or make future investments.

The Company’s operations will depend on information systems that may be vulnerable to cyber security threats

The Company’s information technology and internal infrastructure is susceptible to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Significant disruption to the availability of information technology and internal infrastructure could cause delays in research and development work. The Company would incur liability and development of product candidates would be delayed if any disruption or security breach were to result in a loss of, or damage to, the Company’s data.

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MATERIAL ASSETS

As at the date of this AIF, Elemental considers the royalty interests it holds on the Wahgnion Mine, the Karlawinda project and the Amancaya mine to be the only material mineral projects in which it holds royalty interests.

Wahgnion Mine, Burkina Faso

A technical report was prepared for Teranga Gold Corporation (“Teranga”) pursuant to NI 43-101 entitled “Technical Report on the Banfora gold project, Burkina Faso, West Africa” dated October 20, 2017, and effective September 7, 2017, as amended October 31, 2018 and July 31, 2019.

The following description of the Wahgnion Mine has been prepared in reliance on the Wahgnion Technical Report and readers should consult the Wahgnion Technical Report to obtain further particulars on the Wahgnion Mine. The Wahgnion Technical Report was prepared in accordance with NI 43-101 and is available on Teranga’s company profile at www.sedar.com.

While the Company does not have any knowledge that such information is not accurate, the Company has not independently verified this information and there can be no assurance that such third party information is complete or accurate. See “Technical and Third-Party Information”.

Property Description, Location and Access

The operations at the mine are located in the Province of Léraba, Cascades Region, southwestern Burkina Faso, 90 kilometres (“km”) southwest of the town of Banfora, the administrative centre of the province of Comoé, and approximately 510 km southwest of Ouagadougou, the capital city of Burkina Faso. The property is centred at approximately Latitude 10°42’N and Longitude 5°38’W. The approximate centres of the currently delineated mineralized zones are as follows: Nogbele: 230,725mE, 1,114,800mN; Fourkoura: 240,365mE, 1,114,375mN; Samavogo: 257,700mE, 1,115,915mN, and Stinger: 250,030mE, 1,114,350mN (UTM Clarke 1880 ellipsoid, Adindan datum, Zone 30N).

The boundaries and names shown and the designations used on this map do not imply official endorsement or acceptance by the United Nations.
Province Names
1 Balé
2 Bam
3 Banwa
4 Bazéga
5 Bougouriba
6 Boulgou
7 Boulkiemdé
8 Comoé
9 Ganzourgou
10 Gnagna
11 Gourma
12 Houet
13 Ioba
14 Kadiogo
15 Kénédougou
16 Komondjari
17 Kompienga
18 Kossi
19 Koulpélogo
20 Kourritenga
21 Kourwéogo
22 Léraba
23 Loroum
24 Mouhoun
25 Nahouri
26 Namentenga
27 Nayala
28 Noumbiel
29 Oubritenga
30 Oudalan
31 Passoré
32 Poni
33 Sanguié
34 Sanmatenga
35 Séno
36 Sissili
37 Soum
38 Sourou
39 Tapoa
40 Tuy
41 Yagha
42 Yatenga
43 Ziro
44 Zondoma
45 Zoundwéogo
Legend:
National Capital
Provincial Capital
Town, Village
Major Airport
International Boundary
Provincial Boundary
Main Road
Secondary Road
Track
Railroad
N
MALI
BURKINA FASO
BENIN
TOGO
GHANA
CÔTE D'IVOIRE
Niamey
Ouagadougou
WAHGNION GOLD OPERATIONS
0 50 100 150 Kilometres
0 50 100 Miles
Figure 4-1
Teranga Gold Corporation
Wahgnion Gold Operations
Burkina Faso, West Africa
Location Map

October 2018

Source: Map No. 4230, United Nations, 2004.

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On October 12, 2016, Teranga completed the acquisition of Gryphon Minerals Limited (“Gryphon”) by way of a scheme of arrangement (the “Scheme”) in Australia. Under the Scheme, Teranga acquired the entire issued share capital of Gryphon and all its subsidiaries, including Wahgnion Gold Operations SA (formerly Société Minière Gryphon SA) (“WGO”), which holds the mining licence (entitled Wahgnion) for the Property. As detailed below, the project’s operations comprise a mining licence and package of surrounding exploration permits from which the Wahgnion mining licence (“Wahgnion ML”). The property was previously named the Banfora project.

Teranga owns 90% of the Property and the Burkina Faso government owns the remaining 10%. The Property is also subject to a 3% to 5% sliding scale NSR royalty payable to the government and a 1% NSR royalty payable to Sanembaore Sarl Pty Ltd (Sanembaore), a company headquartered in South Africa. The Wahgnion ML covers an area of 89.08 km2. It was granted in August 2014 and is valid for 20 years with the potential for additional five-year extensions. The Nianka II, Dierisso II, Nogbele II, Zeguedougou II, and Nogbele Sud exploration permits cover a total area of 933.28 km2 . The Nianka II, Dierisso II, Nogbele II, and Zeguedougou II exploration permits were granted in December 2016 and the Nogbele Sud exploration permit was granted in March 2016. The exploration permits are valid for a three-year period with renewal rights.

History

Soil geochemical data covering southwestern Burkina Faso generated by the Bureau des Mines et de la Géologie du Burkina, United Nations Development Programme, and BHP was acquired by Western Mining Corporation Ltd. (“WMC”) in the 1990s and used to target prospective areas for follow-up. WMC held much of the current Property area during the 1996-1999 period, conducting a 250 m line spacing aeromagnetic survey (flown by Geoterrex in 1997), geological mapping, soil sampling, and first-pass Rotary Air Blast (“RAB”) drilling (196 holes for 5,014 m). All of the WMC drill holes were vertical and ranged from 4 m to 54 m depth (average 26 m). Four prospects were drilled, Nogbele, Fourkoura, Fambefesso, and Kassangara, with significant gold mineralization encountered at Nogbele and Fourkoura. WMC withdrew from its African projects in the late 1990s and divested the Property to Resolute (West Africa) Ltd. (“Resolute”) in 1999.

Resolute completed soil sampling, detailed geological mapping, and RAB drilling (91 holes for 3,855 m) at the Nogbele, Fourkoura, and Woulafasso prospects. The drill holes were all inclined at -60° and ranged from 21 m to 60 m downhole depth (average 42 m downhole). Several significant gold intercepts were encountered, however, Resolute became financially strained and withdrew in early 2000. Sanembaore continued exploration including detailed geological mapping and rock chip sampling within the Nianka and Nogbele permits until 2005 when a joint venture was initiated with Gryphon. Combined soil, stream, and rock chip sampling by WMC, Resolute, and Sanembaore amounts to approximately 5,290 samples assayed for gold and in some cases also multi-elements. The soil sampling covers much of the central part of the Property on a 300 m by 500 m grid, and locally down to 200 m by 100 m and 100 m by 50 m sample spacing over several prospects including Nogbele, Fourkoura, Woulafasso, Fambefesso, Kassangara, Bavigue, and Ouhirambougou.

In 2007, the Gryphon/Sanembaore joint venture was terminated and Gryphon assumed sole control of the Property, subject to the 1% NSR royalty payable to Sanembaore referred to earlier.

Geological Setting, Mineralization and Deposit Type

Regional Geology

The geology of Burkina Faso is dominated by the Proterozoic Baoulé-Mossi Domain, which corresponds to the eastern portion of the West African Craton.

The Baoulé-Mossi Eburnean orogenic domain contains Birimian (“Lower Proterozoic”) volcano-sedimentary units arranged in elongated belts and relics of the Archean basement, which are bounded by older granite gneiss terrains and have been intruded by syn- to late tectonic granite bodies.

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The Birimian Supergroup has been divided into a lower sequence comprised of wacke, argillite, and volcaniclastic rock, and an upper sequence of basalt with interflow sedimentary rock. Post-Eburnean marine and continental sedimentary rocks unconformably overlie the Lower Proterozoic sequences. The Birimian formations have been affected by three tectono-metamorphic phases with up to greenschist facies metamorphism.

The Wahgnion Gold Operations are located in the southwest corner of Burkina Faso within the Paleoproterozoic Birimian Senoufo Belt. The Senoufo Belt trends north-northeast and comprises mainly basaltic and andesitic volcanic rocks, lesser sedimentary rocks, and numerous gabbroic to granitic sub-volcanic plutons.

Property Geology

Mineralization at the Wahgnion gold operations is structurally controlled and is widely associated with hematite, iron carbonate, sericite, pyrite and locally, with albitic alteration. Higher gold grades are commonly associated with stylolitic laminated quartz veins or pyrite veinlets. Coarse-grained gold is found in fractures within pyrite veins or in quartz-carbonate vein selvages. Mineralization is predominantly of a lode-style gold type, associated with discrete structures. The mineralization is interpreted to have formed from the same mineralizing system, with variations in style reflecting the difference in local lithological and structural settings.

Nogbele Deposit

The Nogbele area is underlain by a package of metamorphosed and variably deformed volcano-sedimentary units and three distinct suites of intrusive rocks. A foliation or lineation is well developed in the oldest of the granitoids and the sedimentary rocks but is absent from the two younger granitoids.

Fourkoura Deposit

The Fourkoura deposit is located in the south-central Property area, six kilometres to the southeast of the Nogbele deposit, and is located on a north-northeast trending shear zone within a quartz-gabbro unit that intrudes a volcano- sedimentary package.

Stinger Deposit

The Stinger deposit is hosted by dioritic, granitoid, and mafic metavolcanic rocks located within largely coincident swarms of diorite and granitoid dykes, both of which cut the older Birimian mafic volcanic country rocks. Diorite dykes and elongate plugs form the earlier swarm, whereas a more extensive and in-part coincident swarm of granitoid dykes form the later swarm. There are three features that define the structural grain of the rocks at Stinger prior to mineralization, which are weak foliation and bedding within the Birimian mafic volcanic rocks and the intrusive contacts of the dyke swarm.

Samavogo Deposit

Samavogo is located in the northeast part of the Property area, approximately 18 km to the northeast of Nogbele and is associated with a northeast trending shear zone that cuts the volcanic rocks and occurs along the western contact of an early tonalite/quartz-diorite intrusion, which has been thrust into a hanging wall position, and might correlate with the host rocks of the mineralization at Nangolo/Nogbele.

Mineralization

Mineralization at the Property is structurally controlled and is widely associated with hematite, iron carbonate, sericite, pyrite and, locally, with albitic alteration. Higher gold grades are commonly associated with stylolitic laminated quartz veins or pyrite veinlets. Coarse grained gold is found in fractures within pyrite veins or in quartz-carbonate vein selvages. Mineralization is predominantly of a lode-style gold type, associated with discrete structures. The mineralization is interpreted to have formed from the same mineralizing system, with variations in style reflecting the difference in local lithological and structural settings.

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Mineralized quartz veins are located along narrow discontinuous planar zones that, throughout the Property area, can occur in almost any orientation, but most commonly strike northwest and dip moderately to steeply. Gold is typically hosted by either single, relatively large quartz, pyrite, molybdenite veins up to six metres thick, or in stockwork zones of centimetre-scale quartz, carbonate, pyrite, molybdenite veinlets up to approximately 50 cm wide.

Narrow, variably altered faults a few centimetres to decimetres wide, control the location of the mineralized veins at Nogbele and Nangolo. The extent and grade of mineralization along these faults varies considerably over distances which exceed 50 m. High grade shoots may be separated by fault segments with grades less than 0.1 g/t Au. The faults can, however, be traced as narrow zones of incipiently mineralized and sheared rock. Most of these mineralized faults have no discernible offset where they cut the margins of granitoid plutons, indicating probable net-slips of greater than 50 m.

Gold mineralization occurs in the laterite, saprolite, saprock (transition), and primary weathering horizons.

Exploration

There has only been limited exploration outside of the defined deposits on the Wahgnion regional properties since before 2017, with minor infill soil sampling at three early-stage exploration prospects in 2018, and follow-up drilling at the Hillside, Kontavogo, Kafina West, Ouahiri South, Petite Colline, and Raul, consisting of auger, RC and limited diamond drilling.

Drilling

Teranga Infill Drilling

From January 2017 to December 2017, Teranga completed a total of 2,056 drill holes totaling 84,822 metres (“m”); including an infill drilling program of 73,000 m in 1,664 diamond drill and reverse circulation (“RC”) holes was undertaken from May 2017 to December 2017 on the Nogbele, Fourkoura, Stinger, and Samavogo deposits. The objective was to increase drill hole density and upgrade the existing inferred Mineral Resources located adjacent to the reserve pits. Infill drilling identified additional mineralized zones, extensions of existing mineralization along strike and linking of individual mineralized zones.

Teranga followed acceptable industry-standard operating procedures for RC and diamond drilling, including completed drill holes being surveyed using a Trimble Pathfinder DGPS corrected on the Omnistar network with an accuracy of ± 0.1 m in easting and northing and ± 0.2 m in elevation. Collar locations are recorded in UTM Zone 30 North, WGS84.

All holes are downhole surveyed using either a Reflex EZ-Shot single shot instrument at approximate 20 m to 30 m intervals, or a gyroscope at approximate 5 m intervals.

The geologist logs wet diamond drill core and RC chips following a consistent coding system for lithology, regolith, alteration, mineralization, and base of oxidation. Core logging also includes structural geology, geotechnical features including core recovery, rock quality designation (“RQD”), fracture frequency and infill, and hardness.

Sample Preparation, Analyses, and Data Verification

Teranga has established industry-standard operating procedures for sample preparation, analyses, and security, which are appropriate for gold mineralization and follow industry standards. The sample preparation, analyses, and security procedures undertaken from May 2017 to January 2018 are consistent with these and industry standards, with the exploration project geologist responsible for the overall drilling and sampling programs at site. This involves all sampling activities conducted by geological technicians and samplers, including sampling, sample preparation, splitting and handling, numbering and tagging, sorting, transportation to and from the drill, security, completion of the analytical submission sheets and QA/QC program. The core samples were not reduced.

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Drilling samples were transported by company vehicle to the logging facility at the exploration camp located in the village of Nianka. Samples are split and bagged under direct supervision of a company geologist. Once bagged, and prior to shipping to Ouagadougou in a BIGS Global Burkina vehicle or courier, samples were secured and stored in the logging facility. Drill core is stored in a covered storage area within the fenced and access-controlled property perimeter at the exploration camp. The core boxes are labelled and depth markers have been placed at appropriate intervals.

Chain of custody was strictly maintained during transportation, sample collection, shipping, and preparation to avoid tampering. No evidence of tampering had been identified.

Drill samples were then sent for 50 grams (“gm”) charge gold fire assay analysis to the BIGS Global Burkina assay laboratory in Ouagadougou, where they were pulverized to 70 µ to 75 µ, and a 200gm sample was sent for analysis, and the remainder was stored. Coarse rejects are kept for possible reassay if there was an issue with the QA/QC, original sample assay, or lost sample.

The BIGS Global Burkina assay laboratory in Ouagadougou is accredited to the International Organization for Standardization/International Electrotechnical Commission (ISO/IEC) 9001:2008 and ISO/IEC 17025:2005 for all relevant procedures, and is independent of Teranga.

Mineral Resource and Mineral Reserve Estimates

Mineral Resources

Mineral Resources for the five main gold deposits located on the Wahgnion ML: Nogbele North and Nangolo, Nogbele South, Fourkoura, Samavogo, and Stinger are summarized by deposit below:

TABLE 1 MINERAL RESOURCE ESTIMATE AS OF JANUARY 31, 2018

Teranga Gold Corporation – Wahgnion Gold Project

	Measured			Indicated			Measured + Indicated			Inferred
	Tonnage (Mt)	Grade (g/t Au)	Gold (Moz)	Tonnage (Mt)	Grade (g/t Au)	Gold (Moz)	Tonnage (Mt)	Grade (g/t Au)	Gold (Moz)	Tonnage (Mt)	Grade (g/t Au)	Gold (Moz)
Nogbele N/Nangolo	1.62	1.26	0.07	22.50	1.40	1.02	24.12	1.39	1.08	2.65	1.27	0.11
Nogbele S	0.46	1.81	0.03	4.71	1.29	0.19	5.18	1.33	0.22	0.33	1.14	0.01
Fourkoura	0.59	1.63	0.03	4.10	1.42	0.19	4.69	1.45	0.22	0.24	1.53	0.01
Samavogo	-	-	-	8.06	1.91	0.49	8.06	1.91	0.49	1.46	1.65	0.08
Stinger	0.16	2.15	0.01	8.30	1.56	0.42	8.46	1.58	0.43	0.57	1.56	0.03
Total	2.83	1.48	0.13	47.67	1.51	2.31	50.50	1.51	2.44	5.25	1.41	0.24

Notes:

1.	CIM definitions were followed for Mineral Resources.
2.	Mineral Resources are reported at cut-off grades ranging from 0.320 grams per tonne (“g/t”) of gold (“Au”) to 0.403 g/t Au in oxide, and at cut-off grades ranging from 0.388 g/t Au to 0.541 g/t Au in saprock and primary rock.
3.	The effective date for all estimates is January 31, 2018.

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4.	High grade assays were capped at grades ranging from 5 to 48 g/t Au.
5.	Mineral Resources are estimated using a long-term gold price of US$1,500 per ounce.
6.	A minimum thickness of two metres was applied.
7.	Mineral Resources are inclusive of Mineral Reserves.
8.	Mineral Resources are constrained by preliminary pit shells.
9.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
10.	Totals may not add due to rounding.

Teranga is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect the Mineral Resource estimate.

Each deposit was modelled separately with the same general steps: resource database verification, modelling of mineralized zones, lithologies, and regolith layers in Leapfrog software, block modelling in a standard mining software package (Vulcan or Micromine), and industry standard model verification steps.

Capping levels were determined by raw assays for mineralization domains prior to compositing to limit the influence of high grade outliers. Capping levels were established using a combination of histograms, probability plots, decile plots and cutting curves. Assays were composited to two metre length given the predominant sample length of one metre, the minimum mining width of two metres, the style of mineralization, and general continuity of grade.

Mineral Reserves

The Mineral Reserve estimate is stated below at a US$1,250 per ounce gold price. Table 2 summarizes the Mineral Reserve Estimate.

TABLE 2 - MINERAL RESERVE ESTIMATE – MAY 31, 2018

Teranga Gold Corporation – Wahgnion Gold Operations

	Proven			Probable			Proven and Probable Reserves
Deposit Zone	Tonnage (Mt)	Grade (g/t Au)	Gold (Moz)	Tonnage (Mt)	Grade (g/t Au)	Gold (Moz)	Tonnage (Mt)	Grade (g/t Au)	Gold (Moz)
Nogbele North	1.39	1.30	0.06	12.49	1.54	0.62	13.88	1.51	0.68
Samavogo	-	-	-	5.19	1.98	0.33	5.19	1.98	0.33
Stinger	0.15	2.06	0.01	5.60	1.65	0.30	5.75	1.66	0.31
Nogbele South	0.42	1.80	0.02	2.93	1.34	0.13	3.35	1.39	0.15
Fourkoura	0.49	1.71	0.03	2.41	1.57	0.12	2.90	1.60	0.15
Total	2.44	1.51	0.12	28.63	1.62	1.49	31.07	1.61	1.61

Notes:

1.	CIM (2014) definitions were followed for Mineral Reserves.
2.	Mineral Reserve cut-off grades range from 0.38 g/t Au to 0.48 g/t Au for oxide and 0.53 g/t Au to 0.64 g/t Au for fresh rock.
3.	Mineral Reserves are estimated using an average long-term gold price of US$1,250 per ounce.
4.	Mineral Reserves account for mining dilution and mining ore loss.
5.	Proven Mineral Reserves are based on Measured Mineral Resources only.
6.	Probable Mineral Reserves are based on Indicated Mineral Resources only.
7.	A minimum mining width of 2.5 m was used.
8.	Totals may not add due to rounding.

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Teranga is not aware of any mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserve estimate.

Wahgnion is characterized by numerous narrow orebodies that have variable orientations and widths, but good continuity along strike and down dip. Similar to some of the pits at Teranga’s Sabodala mining operation, a highly selective mining operation is proposed for mining these orebodies. In order to identify dig limits to maintain a highly selective mining operation, an intensive grade control program has been included in the cost estimate. Multiple backhoe excavators, equipped with a 5.7 m3 bucket (approximately 2.3 m wide), are specified as the primary loading units, allowing for a high level of mining selectivity from multiple production faces. Based on these attributes, the minimum mining thickness was assumed to be 2.5 m, which is equal to the minimum block size.

Gold grades of specified ore blocks were reduced to account for contact dilution. A grade reduction thickness of 0.30 m from the contact was applied in the free digging laterite and saprolite, while a grade reduction thickness of 0.50 m from the contact was applied in the transition and primary rock, where blasting will be employed. Grade reduction was applied to every side of an ore block that neighbours a waste block and the specific amount of grade reduction was calculated based on the grade of the ore block and grade of the neighbouring waste block. After grade reduction, some ore blocks were no longer above the cut-off grade and were re-classified as waste.

The final reserve grade of 1.61 g/t Au, is approximately 7.1% lower than the original resource grade of 1.74 g/t Au for the same blocks as a result of the block contact dilution. Total amount of ore tonnes lost is approximately 5%.

Open pit optimizations were run at a base case gold price of US$1,250 per ounce using the modified gold grade. Only blocks with measured or indicated Mineral Resource classification were considered for revenue generation.

There has been no update of the Mineral Reserve and Mineral Resource estimates since May 2018.

Mining Operations

A conventional open pit mining method is proposed for WGO with several pits of varying sizes. The operations consist of five main regions: Nogbele North and Nangolo, Nogbele South, Fourkoura, Stinger, and Samavogo. Gold mineralization occurs in the laterite, saprolite, transition, and primary weathering horizons. Laterite and saprolite are assumed to be free digging material, whereas transition and primary material will be mined via drill and blast cycles. Mining operations will occur year round and will be owner operated.

Processing and Recovery Operations

The WGO mineral deposits were subjected to preliminary and detailed metallurgical testing in the period from 2010 to 2012.

In 2016, Teranga reviewed the results of the metallurgical testing as part of the due diligence prior to the acquisition of Gryphon. Teranga determined that some additional testing might optimize the process design and should include samples from later and current exploration programs. The results of this testing have been used to select processing plant design criteria and gold recovery values for mine design and WGO economics.

Drilling by Teranga conducted from 2017 to 2018 was aimed at infilling the resource model. Metallurgical testing was not conducted with samples from this latest drilling, since previous testing was considered to be adequate and the samples to be representative of the deposits and the various types of mineralization. The new drilling did not explore areas outside the area of the known deposits and structures.

Property mineralization has been classified into three main types based on rock alteration and degree of weathering:

●	Oxide for strongly oxidized material found near the topographic surface.

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●	Transition for weakly oxidized material.

●	Primary for un-oxidized material located beneath the zone of weathering.

The process plant design has been based on a nominal capacity of 2.7 million tonnes per annum (“Mtpa”) of oxide ore and 2.0 Mtpa of primary ore. For production scheduling, ore processing rates of 2.8 Mtpa for oxides and 2.1 Mtpa for primary ore were targeted, on the basis of a higher plant availability than presented in the design criteria. The ore characteristics are variable with the primary ores typically more competent than the oxide ores. The plant design allows treatment of both ores by adjusting various parameters within the SAG and ball milling operation.

Infrastructure, Permitting and Compliance

The operations are located in a sparsely populated part of Burkina Faso. The local population depends on subsistence farming, cattle raising, and artisanal mining. The nearest village of substance to the Property is Niankorodougou (Nianka), which is located approximately 15 km to the northeast and 14 km to the north of Nogbele and Fourkoura, respectively. The road connecting Nianka to these two areas is periodically graded and culverts have been installed at major drainage points.

Power

Limited grid power has recently been installed in the village of Sindou, which is located 10 km to the north of the Dierisso licence boundary. A major 225 kV transmission line passes to within 35 km east of the Property from Côte d’Ivoire.

Water

The operations have access to abundant water with numerous surface drainages including major rivers containing flow all year round. The groundwater table ranges from surface during the rainy season to approximately 20 m below surface during dry season.

Permitting

The Nianka II, Dierisso II, Nogbele II, and Zeguedougou II exploration permits were granted in December 2016 and the Nogbele Sud exploration permit was granted in March 2016. The exploration permits are valid for a three-year period with renewal rights.

Capital and Operating Costs

Construction at the mine started with an early works program in the fall of 2017 and actual construction in early 2018.

Table 3 – Summary Initial Capital Costs

Teranga Gold Corporation – Wahgnion Gold Operations - Initial Capital Costs

Description	Amount
Indirect Project Construction	$21.2
Processing Plant	$50.6
Reagents & Plant Services	$13.2
Infrastructure	$57.5
Mining Infrastructure and Equipment	$27.9
EPCM Costs	$17.7
Owner’s Project Costs	$33.2
Subtotal	$221.3
Contingency	$18.5
Total	$239.8

Notes:

(1)	Numbers may not add due to rounding.
(2)	Excluding $16 million used for pre-construction early works spent in 2017 and early 2018.
(3)	Numbers based on 2018 USD.

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Table 4 – Operating Cost Summary

Teranga Gold Corporation – Wahgnion Gold Operations - Initial Capital Costs

Description	LoM Cost US$/t ore
Mine	20.20
Process & Support Services	11.49
Site G&A	4.13
Refining & Freight	0.14
Total Operating Costs	35.96

Exploration, Development and Production

The numerous prospects on the Wahgnion Property are mostly at the early exploration stage, with soil sampling and drilling programs (RAB and auger) undertaken. Some follow up diamond and RC holes have been drilled to further test some of the more prospective exploration prospects.

During its first full year of commercial production, Wahgnion produced 175,261 ounces of gold, above the revised 2020 production guidance range of 150,000 to 165,000 ounces.

Karlawinda Project, Australia

A technical report was prepared for the Company pursuant to NI 43-101 entitled “NI 43-101 Technical Report Karlawinda Gold Project, Western Australia, Australia” dated December 31, 2020 with an effective date of December 21, 2020 and authored by Timothy J. Strong, MIMMM (the “Karlawinda Technical Report”).

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The following description of the Karlawinda project has been prepared in reliance, on the Karlawinda Technical Report and the Capricorn Announcement dated April 16, 2020, “Gold Reserves Increase 35% to 1.2 Million Ounces” (“Capricorn Announcement”). Readers should consult the Karlawinda Technical Report and the dated April 16, 2020 which has been prepared in accordance with NI 43-101 and is available on the Company’s profile at www.sedar.com, and the Capricorn Announcement which has been prepared in accordance with the JORC and is available on the Capricorn website.

While the Company does not have any knowledge that such information is not accurate, the Company has not independently verified this information and there can be no assurance that such third party information is complete or accurate. See “Technical and Third-Party Information”.

The Karlawinda Project

Property Description, Location and Access

The Karlawinda Gold Project is located in the Pilbara Region of Western Australia, approximately 65km south-east of the town of Newman. The property is approximately 1,000 km by road from the city of Perth, the State capital.

The Karlawinda Gold Project can be reached via access dirt roads (Coobine Road) from the main Great Northern Highway, which in turn is connected by asphalt road to Newman and Perth. Prior to the COVID-19 pandemic there were 6-daily scheduled flights to Newman from Perth. Newman has limited infrastructure but is a centre for the local mining industry and well prepared to support fly-in fly-out operations.

There is currently no mains power infrastructure on site. As per the feasibility study published by Capricorn in 2017, there is a plan to commission a liquid petroleum gas powered on-site gas power station. A new 33 km road will also be commissioned to connect the mining area to the Great Northern Highway.

There is currently a domestic commercial airstrip at Newman and as such the company can utilise this facility. Water supply is scarce, and the mines water use will be supplied using company drilled water boreholes.

Mining is well established in the region and there is a ready source of trained and informal employees.

Capricorn has submitted sufficient plans for mine infrastructure including locations for tailings storage, waste management, heap leach pads, and areas designated for the location of a processing plant.

History

The Karlawinda Gold Project (Francopan discovery) was first discovered in 2005 by WMC Resources Ltd.

In 2016 the project was acquired by Capricorn who now hold 100% of the property, who have subsequently drilled out Bibra and associated orebodies to define the current Mineral Resource estimate. All work since 2016 has been completed by Capricorn.

Geology, Mineralization and Deposit Type

The Karlawinda Gold Project is located on the southern edge of the Pilbara craton within the exposed Sylvania Inlier. The Sylvania Inlier is a small, elongated Archean granite-greenstone providence which consists of low to medium grade meta volcanics, mafic and ultramafic intrusions and metasedimentary rocks which have been extensively intruded by the granitoid bodies.

The Sylvania Inlier is the southmost granite-greenstone terrane of the Pilbara Craton. It is a section of the Pilbara Archean Basement thought to have formed in response to the collision between the Yilgarn and Pilbara Cratons. Rocks of the Pilbara Supergroup are in conformable contact with the Inlier on the east-south-eastern margin, and in turn, are unconformably overlain by rocks of the Fortescue Hamersley Groups. Mineralisation at Karlawinda is hosted in psammites, pelites, schists and amphibolites.

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A comparison of the location of host rocks to rocks off the east-south-eastern margin suggests that part of the Mount Bruce Supergroup is a prime host package candidate for the Bibra mineralization.

The Karlawinda Gold Project falls within the Karlawinda Greenstone belt which spans the southern margin of the Sylvania Inlier and is considered part of a large-scale Archaean age gold mineralized system.

The field site predominantly consists of east-west striking metasediments in contact with the Sylvania Inlier to the north of a high-strain zone, and in unconformable contact with Collier Group sediments to the south of Bibra.

Mapping has indicated five main lithologies in the vicinity of Bibra. These include basement metasediments, basement amphibolites, basement quartz-feldspar mylonite, granites of the Sylvania Inlier and Cainozic and Quaternary colluvium, alluvium, and laterites. The basement host package comprises of interbedded psammites, pelites, schists and amphibolites with a weathering depth of approximately 50 metres.

The basement stratigraphy at Karlawinda has been recrystallized during amphibolite facies metamorphism and the majority of primary textures have been destroyed. Lithological boundaries are predominantly gradational; however, amphibolite and para-amphibolite contacts are often sharper. Foliated, and foliation-cross-cutting quartz with or without sulphide, quartz carbonate with or without sulphide and carbonate with or without sulphide veins are common throughout diamond drill cores.

Gold mineralisation is present in two parts including laterite and oxide/primary mineralisation. The laterite mineralisation lies just below the surface and consists of pisolitic lateritic duricrust composed of maghemite, goethite and hematite. The laterite zone is 1.25 kilometres long by 1.15 kilometres wide.

Oxide gold mineralisation occurs below the laterite gold mineralisation, approximately 10 metres below surface, and is hosted in kaolin and smectite rich clays and is approximately 60 metres deep.

The oxide/primary mineralisation gold mineralisation has developed on at least two parallel, 40 metres thick, shallow dipping sandstone units, which dip to the west-north-west at 22°. The primary mineralisation has developed in two main lodes named the main footwall and main hangingwall. These lodes strike NE-SW and dip west-northwest at 22°. The gold mineralisation is strata-form with lineations identified as controlling higher-grade shoots. The lodes are typically wide intercepts (e.g. 40 metres @ 0.9 grams per tonne of gold) but high-grade shoots have developed parallel to the metamorphic fabric plunging to the west-north-west in a rod-like geometry. Down-plunge the grades and thicknesses remain consistent whilst along strike they are more variable. The primary mineralisation in fresh rock is marked by 3-10% sulphides, subhedral magnetite grains, quartz veins/veinlets, and fine-grained gold.

Outside of the main mineralization, more discrete lodes occur. In the hanging wall to the main mineralisation, Port Rush, Easky, Finns and Easky East ore domains occur and to the south of Bibra, mineralisation continues south from the main pit area into the Southern Corridor and Tramore lode.

Exploration

Elemental is exempted under Section 9.2 (Exemptions for Royalty or Similar Interests) of NI 43-101 from providing this disclosure, as the information required to provide such disclosure is not available to Elemental.

Drilling

RC drilling rigs operated by Ranger, Profile and Blue Spec were used to collect chip samples. Some early drilling used face-sampling bits of 135mm diameter, with the majority of holes using 140mm diameter.

Diamond drilling rigs operated by Westralian Diamond Drillers, Blue Spec, Boart and Foraco were used to collect diamond core samples over the numerous drilling programs. NQ2, PQ3, PQ, HQ3 and HQ are the core sizes collected. RC precollars were regularly used through barren zones and range from 20m to 200m.

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Sampling, Analysis and Data Verification

Elemental is exempted under Section 9.2 (Exemptions for Royalty or Similar Interests) of NI 43-101 from providing this disclosure, as the information required to provide such disclosure is not available to Elemental.

Mineral Processing and Metallurgical Testing

A processing flowsheet, materials balance, water balance, equipment identification, mechanical and electrical layouts were all developed to FS standard. A tertiary crushing single ball mill comminution circuit followed by a conventional gravity and carbon in leach (CIL) process is proposed. This process is considered appropriate for the Bibra ore, which is classified as free-milling. The proposed metallurgical process is commonly used in the Australian and international gold mining industry and is considered to be well-tested and proven technology.

Significant comminution, extraction, and physical properties testing has been carried out on approximately 2,000kg of half-HQ and NQ diamond drilling core samples from 24 drillholes, and 300kg of RC chip samples. This has been carried out on laterite, oxide, saprock, transitional, and fresh ore types which were obtained across the Bibra deposit and to a depth of approximately 200m.

Estimated plant gold recovery ranges from 91.8% to 94.1% depending on grind size and ore type. No deleterious elements of significance have been determined from metallurgical test work and mineralogy investigations.

Mineral Resource and Mineral Reserve Estimates

Elemental is exempted under Section 9.2 (Exemptions for Royalty or Similar Interests) of NI 43-101 from providing this disclosure, as the information required to provide such disclosure is not available to Elemental.

Mining Operations

Elemental is exempted under Section 9.2 (Exemptions for Royalty or Similar Interests) of NI 43-101 from providing this disclosure, as the information required to provide such disclosure is not available to Elemental.

Processing and Recovery Operations

Elemental is exempted under Section 9.2 (Exemptions for Royalty or Similar Interests) of NI 43-101 from providing this disclosure, as the information required to provide such disclosure is not available to Elemental.

Infrastructure, Permitting and Compliance Activities

The project site is within economic distances of existing infrastructure in the east Pilbara region. Services and consumable supplies will be delivered by existing roads and a new 40 km access road from the Great Northern Highway to the Karlawinda Project.

Land availability is unlikely to be an issue, with the mining and exploration tenure held by Capricorn covering project needs. The project lies at the northern boundary of the Weelerrana cattle station. Tailings disposal is intended to be within an Integrated Waste Landform whereby tailings are encapsulated by mining waste, rather than having separate waste dumps and tailings facilities.

The workforce will be fly-in and fly-out and based at a camp on site during rostered days on. Either commercial flights to Newman airport, 55 km north of the project or an onsite airstrip will be used. Pump testing and modelling of the potential yield from the Karlawinda borefield indicate that there is sufficient groundwater to service the needs of the project for the life-of-mine. This will require the development of numerous water production bores, of which 5 have already been developed. Miscellaneous licence applications to secure the tenure required for the all infrastructure not covered by Mining Lease have been approved.

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Power will be generated on site utilising natural gas, requiring a 56 km pipeline construction.

Environmental and Social

A Mining Proposal (including a Closure Plan) has been approved and environmental approvals for the mining and water supply aspects of the project have been issued by the Department of Mines, Industry Regulation and Safety (DMIRS). A Native Vegetation Clearing Permit has been granted for the project site. The Mining Proposal will be updated for mining and processing of the increased Ore Reserve.

A Mining Proposal (including a Closure Plan) has been approved and environmental approvals for the mining and water supply aspects of the project have been issued by the Department of Mines, Industry Regulation and Safety (DMIRS). A Native Vegetation Clearing Permit has been granted for the project site. The Mining Proposal will be updated for mining and processing of the increased Ore Reserve.

Capital and Operating Costs

Elemental is exempted under Section 9.2 (Exemptions for Royalty or Similar Interests) of NI 43-101 from providing this disclosure, as the information required to provide such disclosure is not available to Elemental.

Exploration, Development, and Production

Elemental is exempted under Section 9.2 (Exemptions for Royalty or Similar Interests) of NI 43-101 from providing this disclosure, as the information required to provide such disclosure is not available to Elemental.

Amancaya Mine, Chile

A technical report was prepared for Austral Gold Limited pursuant to NI 43-101 entitled “Technical Report on the Guanaco and Amancaya Gold Project, Antofagasta Region, Chile”, dated June 16, 2017, and effective December 31, 2016 (the “Amancaya Technical Report”).

The following description of the Amancaya mine has been prepared in reliance on the (i) Amancaya Technical Report, (ii) the 2019 Annual Report dated March 5, 2020, and (iii) the 2020 Annual Report dated March 17, 2021, which are also available on Austral’s company profile at www.sedar.com.

While the Company does not have any knowledge that such information is not accurate, the Company has not independently verified this information and there can be no assurance that such third party information is complete or accurate. See “Technical and Third-Party Information”.

Property Description and Location and Access

The Amancaya project is located in the Taltal Commune, in Antofagasta Province (Region II) of Chile, 70 km to the east of the city of Taltal. The property is 100% owned by Guanaco Compañía (Cía.) Minera SpA (“GCM”), and the Amancaya deposit is located within the property boundaries. GCM is a 99.9% owned subsidiary of GMC, which is 100% owned by Austral Gold Limited.

On 8 August 2014 Austral Gold Limited and its wholly-owned subsidiary Guanaco Compania Minera SPA completed an asset transfer agreement with a 100%-owned subsidiary of Yamana Gold Inc., Minera Meridian Ltda. to acquire the Amancaya exploration property, of eight mining concessions covering 1,755Ha hosting a low sulphidation epithermal gold-silver deposit.

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The location map for the properties is provided in Figure 1 (below).

The main access to the Guanaco Mine is by an existing private road. Access to Amancaya from the Guanaco Mine is made through all-weather roads.

History

The following exploration and development activities have been undertaken on the Amancaya project:

●	Small scale exploration and mining of copper and gold in the Rosario del Llano and Janita veins during the 1950s.

●	Mapping, rock sampling, trenching, and 20 RC drill holes were completed in 2003 by Placer Dome Inc.

●	Geophysical surveys, surface, and trench sampling, geological mapping, radiometric dating, and fluid inclusion analysis were completed by Meridian/Yamana from 2004 to 2008.

●	Yamana completed a total of 202 RC drill holes for 54,782 m and sixteen trenches totalling 486.1 m. A total of 40 drill holes and four surface trenches were used in the subsequent resource estimate.

●	In 2009, Grupo Minero Las Cenizas S.A. (“Cenizas”) carried out a drill campaign totalling 5,054 m in 23 holes to confirm the thickness of the Veta Central, the distribution of gold and silver grades within the vein and host rocks, and the density of the mineralization.

●	Since the acquisition of the Amancaya Gold Project in 2014 by Austral, it has undertaken a range of project assessment work culminating in an RPA NI 43-101 prefeasibility study dated 16 June, 2017 which envisaged an open pit / underground development of the Central Vein (‘Veta Central’) for processing at Austral’s nearby Guanaco Mill.

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Geology, Mineralization and Deposit Type

Amancaya is located on the western edge of the Central Depression, in a Palaeocene-Eocene volcanic basin. The basin is structurally bounded on the west by a series of north-south faults and lineaments which divide it from the Coastal Mountains. The eastern boundary is also a structural feature which divides the basin from the porphyry copper belt hosting deposits such as La Escondida, Zaldívar, and Chuquicamata.

The Palaeocene-Eocene volcanic event gave rise to mineralization. This includes mainly low to intermediate sulphidation epithermal systems, rich in precious metals (El Peñón, Cachinal de la Sierra), and to a lesser extent small copper-molybdenum bearing porphyries and high sulphidation systems (Guanaco), hosted in north-south, northwest- southeast, and northeast-southwest structures.

The Amancaya area consists of two main north-south oriented geologic domains, the Western Block and the Central Depression. In this region, the domains are separated by the Peineta Fault that marks the limits of the Paleozoic to Mesozoic block to the west and the Upper Cretaceous - Eocene volcanic arc material within the Central Depression.

The Amancaya deposit is a low sulphidation, epithermal gold deposit, hosted in a steeply dipping structurally controlled quartz vein. Mineralization comprises disseminations of native gold and silver, electrum, silver sulphosalts, and accessory sphalerite, galena, chalcopyrite, and pyrite occurring with quartz, adularia, carbonates, clay minerals, limonite, and manganese oxides. These minerals were deposited from boiling of dilute saline fluids circulating in a hydrothermal system driven by the Eocene to Paleocene magmatism.

The critical features that define the mineralization at Amancaya include lithological and structural control. The mineralization and alteration are focused along high-angle structures in a dacite-andesite volcanic dome. The structural system provided a pathway for rising hydrothermal fluids. The Central Vein exhibits banded textures, with bands of grey chalcedonic quartz, clear crystalline quartz, amethyst, and dark bands containing sphalerite, silver, and lead sulphosalts. Other textures include coloform texture, sinuous alternating bands of chalcedonic quartz and amethyst, and crustiform quartz. Interstices are filled with clays, limonite, manganese oxide, and carbonates (ankerite).

The main mineralization at Amancaya is hosted in the Central Vein, a steeply dipping quartz vein of which half is under alluvial cover. The vein comes to surface on a small hill composed of a brecciated dacite-andesite dome. Its main strike is N15°E and dips vary between 59° and 90° to the east. There is an abrupt change in strike to S30°E towards the south part of the vein. Potentially economic mineralization is also hosted in the subsidiary Cerro Amarillo and Julia veins. Several other veins occur on the property, however, these veins have no economic interest at the current time.

The main structural feature in the district is the Peineta Fault, which separates the Cretaceous-Upper Paleocene Central Depression volcanic basin to the east from the Paleocene-Mesozoic Western Block to the west, and affects the eastern margin of the Coastal Mountain Range. The Peineta Fault extends in an undulating manner in a north-south direction and demonstrates at least three main branches inferred at the northern end of the area, and quartz veins are hosted in transfer zones between different branches of the north-south fault and there are extensive sectors of advanced argillic type.

Within the Upper Paleocene Cretaceous volcanic units, the prevailing north-south structures that control the location of the major epithermal mineralization of the area, are hosted in second-order faults with north-south orientation (e.g. Central Vein, Veta Griega, and Veta Janita). In addition, a number of northwest-southeast delimited blocks that show different depths within the hydrothermal system are characterized by different quartz textures suggesting a deepening of the epithermal system towards the central part of the vein field.

There are at least six types of alteration related to different mineralization and lithologies. The intensity of alteration is variable and depends on geological conditions and rock composition. Hydrothermal alteration is more restricted in the dacite-andesite dome than in the tuffs and volcanic breccias.

The presence of silica and adularia is associated with the silicified zones, zones of quartz veinlets, and hydrothermal brecciation. The silicification is restricted to the margins of veins and decreases in intensity away from the vein, where it grades to a zone of quartz-illite alteration. Within the dacite-andesite dome, it is possible to observe abundant degasification vesicles occupied by fine rhomboid crystal aggregates of adularia intergrown with quartz and aluminous clays (illite and kaolinite), and traces of chlorite.

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Exploration

In 2015, EGC Inc. was requested to compile and summarize the geophysical data collected by various contractors covering the San Guillermo Project owned by Revelo Resources Inc. and the Amancaya Project owned by Austral Gold. The targets identified in the EGC compilation are based and prioritized by the intensity of the magnetic destructive alteration and if there was a VLF or radiometric anomaly (particularly potassium) identified in the 2005 evaluation of these data. The main feature of interest on these properties is the north-south trend of low magnetic susceptibility identified in the 3D inversion model depth plans extending from the south to the north. This feature is likely the main structural zone controlling the emplacement of felsic domes and alteration. Known mineralized veins occur on or adjacent to this feature.

A gradient IP survey was conducted between August and September 2016 over the Amancaya mine area. The survey covered an area of 2.8 km2 corresponding to the main zone at the property where mining operations are planned. The results indicate a good correlation with the veins known and interpreted in surface trenches and float mapping and provided understandings of, and potential targets in the immediate vicinity of the Amancaya mine.

Exploration in the royalty area away from the immediate vicinity of the mine since construction has been limited, but has included a combination of the reinterpretation of geophysical surveys, mapping, trenching, and some drilling and in addition to building a detailed understanding of the field, it has resulted in the mapping of a new vein (Veta Nueva – trenching: 2.5m @ 9.7g/t) to the northwest, and subparallel to the mine structure, over more than 2 km, but is substantially under cover and projects another 2 km on the basis of geophysics to connect with the mineralized Julia Vein to the southwest of the mine.

There was 3,012 m of RC and DDH exploration drilling at Amancaya in 2019 on a number of targets, and 5,000 m planned for 2020.

Drilling

Drilling on the Amancaya Project has been conducted in phases by several companies. Minera Las Cenizas in 2009 completed a total of 25 drill holes, including 5,054 m, from April 2009 to June 2009 on the property. Austral Gold in 2015 and 2016 completed seven oriented HQ3 (61.1 mm core diameter) diamond drill holes for geotechnical purposes during 2015 and 93 infill drill holes in 2016.

Cenizas

All target depths were drilled using diamond drills with HQ diameter core, however, 20 of these holes were pre- collared using RC drills. A total of 2,924 m of RC chips and 2,130.25 m of diamond drill core were collected. Down hole Maxibor surveys were completed for all holes. Lithology, structure, alteration, mineralization, weathering, recovery, and Rock Quality Designation (RQD) were recorded by geologists. Core was photographed, and split using an electro-hydraulic guillotine. Remaining core was then taken for storage at the Cenizas owned, Altamira Mine shack facility in Taltal coastal town in II Region Chile.

The 2016 drilling was targeted on approximately 30 m centres and consisted of reverse circulation drilling for the collars and upper part of the hole and HQ core drilling through the mineralized portion of the holes. Drill collars were positioned using a differential GPS unit and downhole gyro surveys were completed in all holes. Final drill collar positions were surveyed using a total station instrument.

Lithology, structure, alteration, mineralization, oxidation, sulphides, recovery, fracture frequency, and RQD were recorded by geologists. The core was photographed and was split using an electro-hydraulic guillotine splitter. Remaining core was then stored at the GCM core shack facility inside the gated Guanaco Mine compound. Core recovery was excellent, generally better than 95%. The drill contractor was Spektra Drilling Chile SpA in 2015 and AK Drilling International S.A. from Antofagasta in 2016.

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Sampling, Analysis and Data Verification

Diamond Drilling (Austral Gold 2016)

Half core samples over 1.5 m were taken where mineralization or alteration was visible, respecting lithological contacts identified in the diamond drill core. Core was split using a hydraulic splitter. Minimum sample length within the mineralization veins was 0.30 m. Unaltered and unmineralized half core samples were also taken at 1.5 m intervals. QA and QC samples were inserted into the sampling stream for each vein intersection. Drill core was collected at the drill site by a company truck.

Sample Preparation Austral Gold (2016)

Samples were prepared by Actlabs in Santiago, Chile, which holds accreditation with the IEC for laboratory competence (ISO/IEC 17025). Samples were weighed, completely dried at 105°C, and crushed to pass 85% through a 10 mesh screen. Crushed material was homogenized and a 50 g split was pulverized to 95% passing through a 150 mesh screen to be taken for chemical analysis.

Crushers and pulverizers are cleaned using compressed air between samples and with quartz after each five samples. Remaining sample material is retained on site for a period of three months.

Some samples were prepared by ALS Global (“ALS”) in Antofagasta, Chile, which holds accreditation with for laboratory competence (ISO/IEC 17025). Samples were weighed, completely dried at 120°C, and crushed to pass 70% through a 10 mesh screen. Crushed material was homogenized and a 1,000 g split was pulverized to 85% passing through a 200 mesh screen to be taken for chemical analysis.

Crushers and pulverizers are cleaned using compressed air between samples. Remaining sample material is retained on site for a period of 45 days.

Some of the samples were analyzed by Actlabs. Standard fire assay methods using a 30 g pulp sample were utilized to determine total gold and silver content. All samples are analyzed for gold using FA with an AAS finish, and for silver using aqua regia digestion and AAS finish. Samples assaying greater than 5 g/t Au were rerun using FA with a gravimetric finish. Samples for which the preliminary assay is greater than 50 g/t Ag were rerun using a four-acid digestion and AAS finish. Samples for which the secondary assay is greater than 1,000 g/t Ag were rerun a second time using FA with a gravimetric finish.

Some of the samples were analyzed by ALS. Standard fire assay methods using a 30 g pulp sample were utilized to determine total gold and silver content. All samples are analyzed for gold using FA with AAS finish, and for silver using aqua regia digestion and AAS finish. Samples assaying greater than 10 g/t Au were rerun using FA with a gravimetric finish. Samples for which the preliminary assay is greater than 100 g/t Ag were rerun using a longer aqua regia digestion and AAS finish.

Quality Assurance/Quality Control

QA consists of evidence to demonstrate that the assay data has precision and accuracy within generally accepted limits for the sampling and analytical method(s) used in order to have confidence in a resource estimate. QC consists of procedures used to ensure that an adequate level of quality is maintained in the process of collecting, preparing, and assaying the exploration drilling samples. Generally, QA/QC programs are designed to prevent or detect contamination and allow assaying (analytical), precision (repeatability), and accuracy to be quantified. In addition, a QA/QC program can disclose the overall sampling-assaying variability of the sampling method itself.

Mineral Processing and Metallurgical Testing

The metallurgy at Guanaco is well known and understood because Guanaco is a mature operation that has been operating as a heap leach operation for a number of years. Limited testwork has been conducted for Guanaco to evaluate how the ore will respond in the milling circuit, however, the ore responds well to cyanide leaching so the process should be effective. Limited testwork has been conducted for the Amancaya deposit and the samples have not been representative due to the lack of material available for testing.

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In late 2016, two samples were selected in order to complete metallurgical testwork on the Amancaya ore. Despite the limited amount of material available for testing, there was sufficient material tests using the two samples that are representative of the main Amancaya vein (i.e. Veta Central).

Mineral Resource and Mineral Reserve Estimates

Mineral Resources

In the 2017 prefeasibility study, RPA reviewed and revised, as required, the Mineral Resource estimates for the Amancaya mine as received from Austral Gold. A summary of the Mineral Resources for Amancaya as of December 31, 2020, is shown in Table 5. Cut-off grades for the Mineral Resources were established using a gold price of US$1,300 per ounce and a silver price of US$20 per ounce.

TABLE 5 - MINERAL RESOURCES – DECEMBER 31, 2020

Austral Gold Ltd. – Guanaco and Amancaya Mines

	Tonnes (kt)	Au (g/t)	Grade Ag (g/t)	Au (koz)	Ounces Ag (koz)

Guanaco

Underground
Measured	283	2.4	23	22	210
Indicated	502	2.6	17	42	278
M+I	785	2.6	19	65	489
Inferred	717	2.4	15	54	342

Amancaya

Open Pit
Indicated	2	8.9	81	0.4	4
Inferred	23	4.5	37	3	28

Underground

Measured	169	10.1	52	55	283
Indicated	223	5.7	14	41	98
Inferred	693	6.2	17	139	387
Sub-total M+I	394	7.6	30	96	384
Sub-total Inferred	716	6.2	18	142	415
Total M+I	1,179	4.2	30	161	873
Total Inferred	1,433	4.3	16	196	757

Notes:

1.	Mineral Resources followed CIM definitions and are compliant with the JORC Code.
2.	Mineral Resources are reported inclusive of Mineral Reserves.
3.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4.	For Guanaco, Mineral Resources are reported at a 1.5 g/t AuEq cut-off grade.

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5.	For Amancaya, open pit Mineral Resources are reported at a cut-off grade of 1.5 g/t AuEq. Pit optimization shells were used to constrain the resources. Underground Mineral Resources are estimated at a cut-off grade of 2.5 g/t AuEq beneath the open put shells.
6.	Mineral Resources are estimated using a long-term gold price of US$1,300 per ounce and a silver price of US$20 per ounce.
7.	Mineral resources have been updated to account for depletion from mining activities by an Austral Gold employee who is a Qualified Person as per NI 43-101 and a CP as per JORC 2012.
8.	Austral has publicly confirmed that it is not aware of any new information or data that materially affects the information included in the original market announcement on June 13, 2017 and, in the case of estimates of Mineral Resources or Mineral Reserves, that all material assumptions and technical parameters underpinning the estimates in the relevant market announcement continue to apply and have not materially changed.

Mineral Reserves

The Amancaya mine underground Mineral Reserves were estimated based on stope designs applied against the Mineral Resource block models for the Central Vein deposit. Planned and unplanned dilution are included in the stope shapes which have been designed for a sub-level stoping mining method. Mineral Reserves for the open pit area were reported using the final pit design against the Mineral Resource block models for the Central Vein deposit. Additional dilution of 50% was applied to the reported material to account for the relatively thin nature of the deposit.

A summary of the Mineral Reserves for Amancaya as of December 31, 2020, is shown in Table 6.

TABLE 6 - AMANCAYA MINERAL RESERVES – DECEMBER 31, 2020

Austral Gold Ltd. – Guanaco and Amancaya Mines

	Tonnes (kt)	Au (g/t)	Ounces Au (koz)	Tonnes (kt)	Ag (g/t)	Ounces Ag (koz)

Guanaco

Underground
Proven	3	2.1	0.2	65	6	12
Probable	3	1.0	0.1	168	3	19
Sub-total	6	1.6	0.3	233	4	31

Amancaya

Underground
Proven	162	7.2	37	170	33	180
Probable	133	5.1	22	171	21	115
Sub-total	295	6.2	59	341	27	295
Total	301	6.1	59	574	18	326

Notes:

1.	Mineral Resources followed CIM definitions and are compliant with the JORC Code.
2.	Underground Mineral Reserves are estimated at a break-even cut-off grade of 2.5 g/t AuEq for stopes and an incremental cut-off grade of 1.5 g/t AuEq for drifts. Open Pit Mineral Reserves are estimated at a cut-off grade of 1.53 g/t AuEq.
3.	Mineral Resources are estimated using a long-term gold price of US$1,300 per ounce and a silver price of US$20 per ounce.
4.	Gold Equivalents (AuEq) were calculated as AuEq = Au +0.0134 x Ag, based on a gold and silver price of $1,300/oz and $20/oz and recoveries of gold and silver of 92% and 80%, respectively.

5.	A minimum mining width of 1.5 m was used for stopes and 3.5 m for drifts.
6.	Stope dilution: 0.5 m in the hanging wall and 0.5 m in the footwall (1.0 m total).

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7.	Drift dilution: 0.25 m in each of the side walls (0.5 m total).
8.	Bulk density is 2.50 t/m3.
9.	Numbers may not add due to rounding.
10.	Mineral resources have been updated to account for depletion from mining activities by an Austral Gold employee who is a Qualified Person as per NI 43-101 and a CP as per JORC 2012.
11.	Austral has confirmed that it is not aware of any new information or data that materially affects the information included in the original market announcement on June 13, 2017 and, in the case of estimates of Mineral Resources or Mineral Reserves, that all material assumptions and technical parameters underpinning the estimates in the relevant market announcement continue to apply and have not materially changed.

Mining Operations

The Amancaya deposit consists of mainly northwest and southeast veins, with dip direction of 70° to 85°. The country rock comprises highly competent dacite-andesite.

The SLOS mining methods planned at Amancaya are similar to those used at the Guanaco Mine. The Amancaya orebody is generally thinner than Guanaco resulting in the use of split-blasting to minimize dilution during drift development. Split blasting involves the separate blasting of ore and waste in the drift face. Vertical crater retreat mining will be used to connect the upper and lower drifts and create an open face for longhole blasting.

Ore from Amancaya will be hauled by contractor via a 75 km road to the new mill located at the Guanaco mining complex.

Processing and Recovery Operations

The operation at Guanaco was initiated by Amax in 1993 using a permanent leach pad, crushing, cyanide leaching, and a Merrill-Crowe precious metal recovery plant.

With the start of mining at Amancaya, a milling circuit was constructed at Guanaco. The plant began commissioning in March 2017. The new plant is integrated into the existing operation in order to minimize construction and capital costs as much as possible. The existing crushing operation will be utilized to prepare feed for the milling circuit. The existing Merrill-Crowe circuit was refurbished to accommodate ore with higher silver concentrations from Amancaya and the zinc precipitate that is produced in the Merrill-Crowe circuit will be processed in the existing refinery.

The grinding circuit includes a single-stage ball mill that operates in closed circuit with hydrocyclones. The crushed ore is conveyed to the ball mill feed bin where it is mixed with water for grinding. The slurry discharges from the mill through a trammel screen and flows by gravity into a pump feed box. From the box, the slurry is pumped to the cyclone cluster. The cyclone underflow is returned to the ball mill for further grinding. The cyclone overflow is the final product from the grinding circuit. The target grind size is P80 150 µm.

Slurry from the cyclone overflow feeds the pre-leach thickener. Underflow from the thickener, which is designed to produce a slurry density of 50% solids by weight, is pumped to the agitated leaching circuit. Overflow from the thickener is returned to the grinding process water tank. The grinding solution contains cyanide so dissolution of the gold and silver begins in the grinding circuit. The leach circuit consists of three leach tanks that are designed to provide 48 hr of residence time. Slurry discharges from the last (i.e., third) leach tank to the CCD washing circuit.

In the CCD circuit, the leach residue is advanced from CCD number one to CCD number two and to CCD number three. Barren solution from the Merrill-Crowe circuit is used as water in the CCD circuit. The solution flows counter current to the slurry flow. It is pumped to the feed well of CCD number three. Overflow from CCD three goes to CCD number two, overflow from CCD number two goes to CCD number one, and the overflow from CCD number one feeds the pregnant solution tank. The pregnant solution feeds the Merrill-Crowe plant.

Underflow from CCD number three is washed tailings. The slurry flows to the filter feed tank. Two plate and frame pressure filters are used to wash and dewater the tailings to produce a filter cake that contains less than 20% moisture by weight. Fresh water is used as wash water. It is the primary fresh water addition to the plant. The remainder of the process water is recycled from various circuits in the mill.

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The Merrill-Crowe plant is an existing plant that was refurbished for use in the new milling circuit. Since ore from Amancaya contains higher concentrations of silver than the ore from Guanaco, Merrill-Crowe is preferred over activated carbon as the precious metal recovery process. Pregnant solution is pumped through clarifying filters where suspended solids are removed from the solution and on to the de-aeration tower. The de-aeration tower is a packed column that is operated under vacuum to remove oxygen from the solution in order to enhance the zinc cementation (commonly called precipitation) process. Zinc dust is added to the clarified, de-aerated solution where the gold and silver ions are reduced to form solid metal “precipitate”. The solids are removed from the solution with plate and frame filter presses. The filter presses will be cleaned manually on a batch basis. The dewatered precipitate will then be dried, mixed with fluxes, and smelted in the existing refinery. Barren solution from the Merrill-Crowe circuit is re- used as wash water in the CCD circuit.

Washed, dewatered tailings from the pressure filters drop by gravity into a concrete lined containment area. From the containment area, a front end loader places the tailings into haul trucks that will transport them to the dry tailings deposition area. The tailings contain residual cyanide that will go through a natural degradation process due to UV from the sun and the dry, windy climate. The tailings will be spread and plowed to help the cyanide degradation process.

Infrastructure, Permitting and Compliance

Power

To support the operation of the new agitated leach milling circuit, 34.8 km long 33 kV power line and substation were constructed to transport power from the Central Interconnected System (SIC, Sistema Interconectado Central) to the Guanaco Mine site. The diesel-based power generation system that was utilized to support the heap leaching operation will remain as a backup system in case of emergencies and/or failure of the SIC supply. The power supply at Amancaya is provided by diesel power generators.

Water

GCM has water exploitation rights for 18.79 L/s. Of this total, 4.84 L/s come from surface water catchment areas in the Domeyko Cordillera (approximately 30 km from the Guanaco Mine). The remaining 13.95 L/s comes from wells located at Pampa Yerbas Buenas, Quebrada Guanaco, Quebrada Sandón, the lower part of the Quebrada Pastos Largos and Agua Verde. The water supply is sufficient to meet the needs of the operation.

Permitting

Mineral Rights in Chile

Mineral rights in Chile are reserved to the federal government and governed by the Chilean Mining Code, or Codigo Minero. The mining law is administered by the Servicio Nacional de Geología y Minerería, a federal agency. Concessions are defined by UTM coordinates representing the centre-point of the concession and dimensions (in metres) in north-south and east-west directions.

Mineral exploration rights are acquired through acquisition of an exploration concession, or pedimento, which is oriented north-south, has a minimum width of 1,000 m (either north-south or east-west) and maximum area of 5,000 ha. Exploration concessions may overlap, however, only the titleholder with the earliest dated exploration concession over the area can exercise these rights. Exploration concessions are valid for two years and can be extended an additional two years provided the owner relinquishes at least 50% of the original land area.

Mining rights are acquired through acquisition of an exploitation mining concession, or mensura. The mining concession can have a minimum length of 100 m, either north-south or east-west (in multiples of 100 m) to a maximum size of 10 ha. A group of mining concessions cannot exceed 1,000 ha. As with the pedimentos, the mining concessions may overlap, however, only the titleholder with the earliest dated mining concession over the area can exercise these rights. The location of concession boundaries are marked in the field with survey monuments placed by a registered engineer or minerals landman (perito minero) at the vertices of each claim group.

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Exploration concessions may be converted directly to exploitation mining concessions. An exploitation mining concession is a permanent property right, with no expiration date. As long as the annual fees (patentes) are paid in a timely manner, clear title and ownership of the mineral rights are assured in perpetuity.

The registered owner(s) of an exploration or exploitation mining concession has the legal right to complete whatever construction or facilities may be required. They have the right to prospect and excavate within the borders of the mineral tenure regardless of the surface rights ownership (with the exception of orchards or vineyards).

Mining development, including prospecting, exploration, processing plants, and tailings management or disposal, is considered to be an activity that may cause an environmental impact, and may therefore be subject to the environmental impact assessment system, requiring an Environmental Impact Study.

Surface Rights

Ownership rights to the subsoil are governed separately from surface ownership. The Mining Code grants to the owner of any mining exploitation or exploration concessions full rights to use the surface land, provided that reasonable compensation is paid to the owner of the surface land.

Land Tenure

The Amancaya property consists of eight individual exploitation mining concessions owned by Austral Gold. A summary is provided in Table 3. The concessions cover a total area of 1,755 ha. The boundaries have been surveyed. As is common in Chile, a secondary layer of concessions has been placed over the original concessions for security of ownership. These concessions cover 1,090 ha. An additional two exploitation mining concessions are currently in application.

Exploration mining concessions in Chile do not have a fixed term and are valid as long as the annual taxes are paid. All concessions covering Amancaya are mining concessions. There are no exploration concessions on the property. All concessions over the Amancaya property were found to be in good standing at that time. The surface rights are controlled by the federal government and access is normally granted as required.

Capital and Operating Costs

The estimated sustaining capital costs for Amancaya and Guanaco as of December 31, 2016 are summarized in Table

7. Since the capital costs for the new mill were incurred in 2016, all costs from 2017 forward are treated as sustaining capital costs. Through December 31, 2016, construction costs for the mill and related infrastructure and for Amancaya were funded by Austral Gold using cash flow from existing operations.

TABLE 7 - SUMMARY OF CAPITAL COSTS

Austral Gold Limited - Guanaco and Amancaya Mines

Sustaining Capital Cost	Unit	Value
Amancaya Mine Development	US$ ‘000	20,869
Guanaco Mine Development	US$ ‘000	3,029
General Sustaining UG Capex	US$ ‘000	4,020
Equipment Leases	US$ ‘000	18,999
Processing	US$ ‘000	2,081
Exploration	US$ ‘000	10,559
Other	US$ ‘000	552
Reclamation and closure	US$ ‘000	6,948
Total Capital Cost	US$ ‘000	66,426

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Unit operating costs for the LOM plan are shown in Table 8. The average operating cost over the life of mine is estimated at US$111.01 per tonne milled.

TABLE 8 - SUMMARY OF LOM UNIT OPERATING COSTS

Austral Gold Limited - Guanaco and Amancaya Mines

Area	Unit	Value
Mining (Amancaya Open Pit)	US$/t moved	4.10
Mining (Amancaya Open Pit)	US$/t milled	58.35
Mining (Amancaya Underground)	US$/t mined	40.30
Mining (Guanaco Underground)	US$/t mined	47 56
Processing (Mill)	US$/t milled	35.14
Processing (Heap Leach)	US$/t milled	20.00

Area	Unit	Value
Mining (Total)	US$/t milled	44.90
Haul (Amancaya to Guanaco)	US$/t milled	8.60
Processing (Total)	US$/t milled	31.66
G&A	US$/t milled	25.77
Total Unit Operating Cost	US$/t milled	111.01

Exploration, Development and Production

Development and Production

Amancaya produced 55,190 gold equivalent ounces in 2020.

Royalties

A royalty of 2.25% of the NSR royalty on all production from the Amancaya mining concessions is payable to Elemental Royalties Ltd.

Environmental Considerations

GCM has all required permits to conduct the proposed work on the properties.

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DIVIDENDS AND DISTRIBUTIONS

Since becoming a public issuer, the Company has not paid any cash dividends or distributions on its securities. The Issuer does not have any restriction that could prevent it from paying dividends or distributions and has no dividend or distribution policy.

Prior to becoming a reporting issuer, ERL BVI paid the following dividends:

●	On June 14, 2019, ERL BVI issued 9,639 ordinary shares at US$3.00 per ERL BVI share as payment of US$28,917 of dividends.
●	On February 22, 2019, ERL BVI issued 8,358 ordinary shares at US$3.00 per ERL BVI share as payment of US$25,074 of dividends.
●	On May 28, 2018, the Company issued 4,959 ordinary shares at US$1.80 per ERL BVI share as payment of US$8,926 of dividends.
●	On April 13, 2018, ERL BVI issued 9,443 ordinary shares at US$1.62 per ERL BVI share as payment of US$15,297 of dividends.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares without par value of which 68,991,221 Common Shares were issued and outstanding on May 19, 2021.

The Common Shares of the Company are without par value and entitle the holders thereof to receive notice of, attend and vote at all meetings of the shareholders of the Company. Each Common Share carries one vote at such meetings. Holders of Common Shares are entitled to dividends as and when declared by the Board of Directors. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment of all outstanding debts, the remaining assets of the Company available for distribution will be distributed to the holders of common shares.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares are listed and posted for trading on the TSX-V under the trading symbol “ELE”. The following table sets forth information relating to the trading of the Common Shares on the TSX-V for the months indicated.

	Period	High ($)	Low ($)	Close ($)	Volume

2020(1)	January	-	-	-	-
	February	-	-	-	-
	March	-	-	-	-
	April	-	-	-	-
	May	-	-	-	-
	June	-	-	-	-
	July(2)	1.80	1.67	1.75	128,920
	August	1.95	1.68	1.68	2,551,900
	September	1.82	1.31	1.36	1,751,390
	October	1.68	1.39	1.45	1,105,600
	November	1.82	1.40	1.70	1,131,750
	December	1.80	1.45	1.67	1,180,480
2021	January	1.76	1.42	1.52	1,276,530
	February	1.63	1.34	1.45	817,720
	March	1.55	1.28	1.45	843,460
	April	1.53	1.38	1.44	1,233,310
	To May 18	1.50	1.39	1.49	478,980

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Notes:

(1) Fengro shares had been halted from trading on the TSX-V from June 24, 2019 until the completion of the reverse takeover transaction with ERL BVI.

(2) Elemental commenced trading on July 30, 2020 following the completion of the reverse take-over of Fengro by ERL BVI.

Prior Sales

The only securities of Elemental that are outstanding but not listed or quoted on a marketplace are the Options and PSUs.

Options

The following table sets forth the number of Elemental Options granted during the most recently completed financial year, the date of grant and the exercise price thereof.

Date of Grant	Vesting Date	Number of Options	Exercise Price Per Option
July 28, 2020	July 28, 2021	900,000	CAD$1.50

Performance Share Units

The following table sets forth the number of PSUs granted during the most recently completed financial year and the date of grant. Of the total 2,895,109 PSUs issued on July 28, 2020, 500,000 were new grants of PSUs by the Company. The remaining 2,395,109 PSUs were issued by the Company in replacement of 2,395,109 PSUs originally granted by Elemental Royalties Limited, the BVI registered company which entered into the Business Combination Agreement with Fengro Industries Corp. on April 27, 2020 before Fengro was renamed Elemental Royalties Corp. on July 28, 2020 following the completion of the RTO transaction.

Date of Grant	Number of PSUs
July 28, 2020	2,895,109

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ESCROWED SECURITIES

Securities Subject to Escrow Pursuant to NP 46-201

In accordance with National Policy 46-201 (“NP 46-201”), all securities owned or controlled by the principals of the Company were escrowed at the time of the Offering.

Uniform terms of automatic timed-release escrow apply to principals of the Company, differing only according to the classification of the issuer. The automatic timed-release to be included in the Company’s Escrow Agreement (as defined herein) and set out in the table below will apply to the securities held by applicable principals of the Company.

Release time	Calculation of escrowed securities release
On the listing date	1/4 of the escrow securities
6 months following the listing date	1/3 of the remaining escrow securities
12 months following the listing date	1/2 of the remaining escrow securities
18 months following the listing date	The remaining escrow securities

To the knowledge of the Company as of the date of this AIF, a total of 4,782,072 Common Shares and 1,380,055 PSUs were deposited into escrow pursuant to the terms of an escrow agreement (the “Escrow Agreement”) which was entered into among Computershare Investor Services Inc., as escrow agent, the Company, and certain principals effective on the date of the listing of July 28, 2020.

DIRECTORS AND OFFICERS

The following table sets forth the name, province/state and country of residence, position held with Elemental and principal occupation of each person who is a director and/or an officer of Elemental. Directors are elected at each annual meeting of Elemental’s shareholders and serve as such until the next annual meeting of shareholders or until their successors are elected or appointed.

Name and Municipality of Residence	Position with the Company	Principal Occupation
Frederick Bell London, UK	Director and Chief Executive Officer	Director and Chief Executive Officer of the Company
Martin Turenne British Columbia, Canada	Director	Chief Executive Officer of FPX Nickel Corp
Peter Williams Henley Beach, South Australia	Director	Non-Executive Director
John Robins British Columbia, Canada	Director	Executive Chair of Bluestone Resources
Simon Collins British Columbia, Canada	Director	Chief Development Officer of South32 Limited
Matt Anderson British Columbia, Canada	Chief Financial Officer	Managing Director of Malaspina Consultants Inc.
Greg Owen West Sussex, UK	Vice President, Operations	Vice President, Operations of the Company
Richard Evans North Melbourne, Victoria, Australia	Senior Vice President, Technical	Senior Vice President, Technical of the Company

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Cease Trade Orders, Bankruptcies, Penalties or Sanctions

No director or executive officer of the Company is, as at the date hereof, or was within ten (10) years before the date hereof, a director, chief executive officer or chief financial officer of any company (including the Company) that,

(i)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, and that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to materially affect control of the Company,

(i)	is, or within ten years prior to the date hereof has been, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(ii)	has, within ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to,

(i)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

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Conflicts of Interest

To the best of the Company’s knowledge, and other than as disclosed in this AIF, there are no known existing or potential material conflicts of interest between the Company and any director or officer of the Company, except that certain of the directors and officers serve as directors and officers of other public companies and therefore it is possible that a conflict may arise between their duties as a director or officer of the Company and their duties as a director or officer of such other companies.

Directors and officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development or investment in natural resource companies and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Company will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (British Columbia) and other applicable laws.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company is not party to any material legal proceedings or regulatory actions as of the date of this AIF. The Company is not aware of any material contemplated legal proceedings involving it or its operations.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

On December 13, 2019, the Company entered into a Bindings Heads of Agreement between the Company and the Sanembaore Sarl Pty Ltd (“SNB”, or the “Vendor”), a company incorporated under the laws of Australia pursuant to which the Company agreed to acquire 100% of the issued capital of SNB. SNB’s principal asset is a 1% net smelter return royalty over Teranga Gold’s Wahgnion project in Burkina Faso. In consideration for 100% of the issued capital of SNB, the Company paid US$12,500,000. The acquisition closed on January 29, 2020. The Vendor was an arms’ length party other than the 25% ownership stake in SNB held by Peter Williams, a director of the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares of the Company is Computershare Investor Services Inc., through its offices located at 510 Burrard St, 3rd Floor Vancouver, British Columbia, Canada V6C 3B9.

PROMOTERS

Each of Frederick Bell, a director and Chief Executive Officer of the Company and Richard Evans, Senior Vice President, Technical, may be considered to be a “promoter” of the Company as that term is defined in applicable Canadian securities laws. As of the date hereof, each of Mr. Bell and Mr. Evans own, directly and indirectly 2,153,830 Common Shares and 3,040,484 Common Shares, respectively, which is an aggregate of 7.5% of the issued and Common Shares, 1,713,640 performance share units and 615,374 performance share units, respectively, and 30,000 stock options and 30,000 stock options, respectively.

Mr. Bell has entered into an employment agreement with the Company in his capacity as the Chief Executive Officer pursuant to which he is entitled to an annual base salary of US$250,000 together with certain bonuses and equity compensation grants agreed by the Company’s remuneration committee.

Mr. Evans has entered into an employment agreement with the Company in his capacity as the Senior Vice President, Technical, pursuant to which he is entitled to an annual base salary of US$112,000 together with certain bonuses and equity compensation grants agreed by the Company’s remuneration committee.

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MATERIAL CONTRACTS

Other than in the ordinary course of business, the Company entered into the following material contracts within the financial year ended December 31, 2020, or since such time or before such time, that are still in effect:

Investor Rights Agreement

Concurrent with the completion of the South32 Portfolio acquisition, the Company entered into an investor rights agreement on February 8, 2021, (the “Investor Rights Agreement”) with South32, pursuant to which the Company and South32 agreed, among other things, that:

●	South32 is subject to a nine-month lockup period with respect to its 13,065,100 Common Shares;

●	for so long as South32 holds at least 10% of the issued and outstanding Common Shares, it has the right to nominate for election one director of the Company; and

●	South32 has a pre-emptive participation right, for so long it holds at least 10% of the issued and outstanding Common Shares, to maintain its respective percentage shareholding interest in the Company at the time of any financing by the Company.

Amended Facility Agreement

As disclosed above, the Company also entered into the Amended Facility Agreement on December 29, 2020. See “General Developments – Sprott Credit Facility”.

The Investor Rights Agreement and the Amended Facility Agreement are each available under Elemental’s profile on SEDAR at www.sedar.com.

INTERESTS OF EXPERTS

Richard Evans, FAusIMM, is Senior Vice President Technical for Elemental, and a “qualified person” under NI 43- 101, has reviewed and approved the scientific and technical disclosure contained in this document.

To the knowledge of Elemental, Mr. Evans holds 4.4% of the outstanding Common Shares of Elemental or of any associate or affiliate of Elemental as of the date hereof. Mr. Evans has not and will not receive any direct or indirect interest in any securities of Elemental as a result of the review and approval of the scientific and technical disclosure included in this AIF.

Additionally, Timothy Strong, BSc (Hons) ACSM FGS MIMMM RSci, is also a “qualified person” as defined in NI 43-101 and authored the Karlawinda Technical Report. As of April 16, 2021, Mr. Strong holds nil securities in the Company. Mr. Strong has not received any direct or indirect interest in the Company’s property and did not receive any direct or indirect interest in any of the Company’s securities or the securities of any associate or affiliate of the Company in connection with his review of the scientific and technical information in the Karlawinda Technical Report.

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants, through their offices at Suite 1400, 250 Howe St, Vancouver, British Columbia, Canada. PricewaterhouseCoopers LLP has confirmed that they are independent of the Company within the meaning of the Chartered Professional Accountants of British Columbia Code of Professional Conduct.

AUDIT COMMITTEE

The Company’s Audit Committee is responsible for monitoring the Company’s systems and procedures for financial reporting and internal control, reviewing certain public disclosure documents and monitoring the performance and independence of the Company’s external auditors. The committee is also responsible for reviewing the Company’s annual audited financial statements, unaudited quarterly financial statements and management’s discussion and analysis of financial results of operations for both annual and interim financial statements and review of related operations prior to their approval by the full board of directors of the Company.

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The Audit Committee’s charter sets out its responsibilities and duties, qualifications for membership, procedures for committee member removal and appointment and reporting to the Company’s board of directors. A copy of the charter is attached hereto as Schedule “A”.

The current members of the Audit Committee are:

Martin Turenne(1)	Independent	Financially literate
Peter Williams	Independent	Financially literate
John Robins	Independent	Financially literate

Notes:

(1)	Chairman of the Audit Committee
(2)	The terms “independent” and “financially literate” are defined by National Instrument 52-110 Audit Committees (“NI 52-110”).

Relevant Education and Experience

As noted above, each member of the Audit Committee is financially literate. Collectively, the Audit Committee members have the education and experience to fulfill their responsibilities as outlined in the Audit Committee Charter. Set out below is a description of the education and experience of each Audit Committee member that is relevant to the performance of his responsibilities as an Audit Committee member.

Martin Turenne is a senior executive with over 15 years’ experience in the commodities industry, including 10 years in the mining industry, Martin is currently CEO of FPX Nickel Corp. He was formerly CFO of First Point Minerals Corp. from 2012 to 2015 and previously with KPMG LLP and Methanex Corporation. He is a member of the Chartered Professional Accountants of Canada and serves on the board of directors of the Association for Mineral Exploration of British Columbia.

Peter Williams was the first Manager of WMC Geoscience technology before he became a founding member of Independence Group Limited. He was a founding director of Ampella Mining Ltd, a vendor of Gryphon Minerals’ Banfora Gold Project and involved in the project generation for Papillion’s Mali projects. Peter co-founded the International Resource Sector Intelligence company, Intierra, and also co-founded the first hard rock mineral seismic company in the world, HiSeis.

John Robins is a professional geologist, prospector and entrepreneur with over 35 years of experience in the mining industry. In 2008 he was awarded the AMEBC Spud Huestis award for his contributions to mineral exploration in British Columbia and Yukon. He has been involved in over a billion dollars in M&A activity and has generated over $500 million in direct and indirect mineral expenditures throughout Canada, Latin America and Australia. Mr Robins is the founder of the Discovery Group of companies and is currently Chairman and director of Bluestone Resources Inc, Fireweed Zinc Corporation and K2 Gold Corp.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on the exemption in Section 2.4 (De Minimis Non-audit Services) of NI 52-110, Section 3.2 of NI 52-110 (Initial Public Offerings), Section 3.4 of NI 52-110 (Events Outside Control of Member), Section 3.5 of NI 52-110 (Death, Disability or Resignation of Audit Committee Member) or Section 3.6 of NI 52-110 (Temporary Exemption for Limited and Exceptional Circumstances), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110 (Exemptions) or on Section 3.8 of NI 52-110 (Acquisition of Financial Literacy).

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Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was there a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Pre-Approval Policies and Procedures

The Audit Committee’s charter sets out responsibilities regarding the provision of non-audit services by the Company’s external auditors. This policy encourages consideration of whether the provision of services other than audit services is compatible with maintaining the auditor’s independence and requires Audit Committee pre-approval of permitted audit and audit-related services.

External Auditor Service Fees

The aggregate fees incurred by the Company’s external auditors for each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Auditor	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total
2020	PricewaterhouseCoopers LLP	53,376	-	-	-	53,376
2019	PKF International Limited	21,687	-	-	-	21,687

Notes:

(1)	The aggregate audit fees incurred.
(2)	The aggregate fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and which are not included under the heading “Audit Fees”.
(3)	Fees incurred for preparation of Company’s corporate tax return.
(4)	The aggregate fees incurred for products and services other than as set out under the headings “Audit Fees”, “Audit Related Fees” and “Tax Fees”.

ADDITIONAL INFORMATION

Additional information relating to the Company can be found on SEDAR at www.sedar.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans is contained in the filing statement of the Company as filed on SEDAR at www.sedar.com. Additional financial information is provided in the Company’s audited financial statements and management’s discussion and analysis for the financial year ended December 31, 2020.

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SCHEDULE “A” - AUDIT COMMITTEE CHARTER

ELEMENTAL ROYALTIES CORP. AUDIT COMMITTEE CHARTER

(the “Charter”)

INTRODUCTION

This Charter sets forth the purpose, composition, responsibilities and authority of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Elemental Royalties Corp. (the “Company”).

1. STATEMENT OF PURPOSE

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

●	Financial reporting and related financial disclosure;
●	Risk management;
●	Internal control over financial reporting and disclosure controls and procedures;
●	The annual independent audit of the Company’s financial statements;
●	Legal and regulatory compliance and compliance with the Code of Conduct;
●	Related party transactions; and
●	Compliance with public disclosure requirements.

2. COMMITTEE MEMBERSHIP

The Committee shall consist of as many directors of the Board as the Board may determine (the “Members”), but in any event, not less than three (3) Members. Each Member shall be independent and financially literate within the meaning of National Instrument 52-110 — Audit Committees (“NI 52-110”) and any other applicable securities laws and the rules of any stock exchanges upon which the Company’s securities are listed. NI 52-110 requires, among other things, that to be independent, a Member be free of any relationship which could, in the view of the Board, reasonably interfere with the exercise of a Member’s independent judgment. No Member shall: (i) accept, directly or indirectly, any consulting or advisory or other compensatory fee from the Company or any of its subsidiaries (other than remuneration for acting in his or her capacity as a member of the Board and as a member of Board Committees); or (ii) be an “affiliated entity” within the meaning of NI 52-110.

Members shall be appointed by the Board. Any Member may be removed and replaced at any time by the Board, and will automatically cease to be a Member if he or she ceases to meet the qualifications required of Members. The Board will fill vacancies on the Committee by appointment from among qualified directors of the Board. If a vacancy exists on the Committee, the remaining Members may exercise all of the Committee’s powers so long as there is a quorum in accordance with Section 3 below.

Chair

The Board will designate one of the independent directors of the Board to be the chair of the Committee (the “Chair”) and the Chair may be removed or replaced at any time by the Board.

Qualifications

Subject to the permitted phase-in periods contemplated by Section 3.2 and Section 3.8 of NI 52-110, all Members shall be independent and financially literate as described above. Members must have suitable experience and must be familiar with auditing and financial matters.

Attendance of Management and other Persons

The Committee may invite, at its discretion, senior executives of the Company or such persons as it sees fit to attend meetings of the Committee and to take part in the discussion and consideration of the affairs of the Committee. The Committee may also require senior executives or other employees of the Company to produce such information and reports as the Committee may deem appropriate in the proper exercise of its duties. Senior executives and other employees of the Company shall attend a Committee meeting if invited by the Committee. The Committee may meet without senior executives in attendance for a portion of any meeting of the Committee.

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Delegation

Subject to applicable law, the Committee may delegate any or all of its functions to any of its Members or any subset thereof, or other persons, from time to time as it sees fit.

3. COMMITTEE OPERATIONS

Meetings

The Chair, in consultation with the other Members, shall determine the schedule and frequency of meetings of the Committee. Meetings of the Committee shall be held at such times and places as the Chair may determine. To the extent possible, advance notice of each meeting will be given to each Member unless all Members are present and waive notice, or if those absent waive notice before or after a meeting. Members may attend all meetings of the Committee either in person or by telephone, video or other electronic means. Powers of the Committee may also be exercised by written resolutions signed by all Members.

At the request of the external auditors of the Company, the Chief Executive Officer or the Chief Financial Officer of the Company or any Member, the Chair shall convene a meeting of the Committee. Any such request shall set out in reasonable detail the business proposed to be conducted at the meeting so requested.

Agenda and Reporting

To the extent possible, in advance of every regular meeting of the Committee, the Chair shall prepare and distribute, or cause to be prepared and distributed, to the Members and others as deemed appropriate by the Chair, an agenda of matters to be addressed at the meeting together with appropriate briefing materials.

The Chair shall report to the Board on the Committee’s activities since the last Board meeting. However, the Chair may report orally to the Board on any matter in his or her view requiring the immediate attention of the Board. Minutes of each meeting of the Committee shall be circulated to the Board following approval of the minutes by the Members.

The Committee shall oversee the preparation of, review and approve the applicable disclosure for inclusion in the Company’s annual information form.

Secretary and Minutes

The Corporate Secretary of the Company may act as the secretary of the Committee unless an alternative secretary is appointed by the Committee. The secretary of the Committee shall keep regular minutes of Committee proceedings and shall circulate such minutes to all Members and to the chair of the Board (and to any other director of the Board that requests that they be sent to him or her) on a timely basis.

Quorum and Procedure

A quorum for any meeting of the Committee will be a simple majority of the Members in office. The procedure at meetings will be determined by the Committee. The powers of the Committee may be exercised by a simple majority of Members at a meeting where a quorum is present or by resolution in writing signed by all Members. In the absence of the Chair, the Committee may appoint one of its other Members to act as Chair of any meeting.

Exercise of Power between Meetings

Between meetings, the Chair, or any Member designated for such purpose by the Committee, may, if required in the circumstance, exercise any power delegated by the Committee on an interim basis. The Chair or other designated Member will promptly report to the other Members in any case in which this interim power is exercised.

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4. DUTIES AND RESPONSIBILITIES

The Committee is responsible for performing the duties set out below and any other duties that may be assigned to it by the Board, as well as any other functions that may be necessary or appropriate for the performance of its duties.

Financial Reporting and Disclosure

Review and recommend to the Board for approval, the interim and audited annual financial statements, including the auditors’ report thereon, management’s discussion and analysis, financial reports, press releases related to such financial statements and reports, and other applicable financial disclosure, prior to the public disclosure of such information.

Review and recommend to the Board for approval, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, material change disclosures of a financial nature and similar disclosure documents, prior to the public disclosure of such documents or information.

Review with senior executives of the Company, and with external auditors, significant accounting principles and disclosure issues and alternative treatments under International Financial Reporting Standards (“IFRS”), with a view to gaining reasonable assurance that financial statements are accurate, complete and present fairly the Company’s financial position and the results of its operations in accordance with IFRS, as applicable.

Seek to ensure that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, the Company’s disclosure controls and procedures and periodically assess the adequacy of those procedures and recommend any proposed changes to the Board for consideration.

Risk Management

Review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures, including the use of any financial derivatives and hedging activities.

Review and make recommendations to the Board regarding the adequacy of the Company’s risk management policies and procedures with regard to identification of the Company’s principal risks and implementation of appropriate systems and controls to manage such risks including an assessment of the adequacy of insurance coverage maintained by the Company.

Internal Controls and Internal Audit

Review the adequacy and effectiveness of the Company’s internal control and management information systems through discussions with senior executives of the Company and the external auditor relating to the maintenance of (i) necessary books, records and accounts in sufficient detail to accurately and fairly reflect the Company’s transactions; (ii) effective internal control over financial reporting; and (iii) adequate processes for assessing the risk of material misstatements in the financial statements and for detecting control weaknesses or fraud. From time to time the Committee shall assess any requirements or changes with respect to the establishment or operations of the internal audit function having regard to the size and stage of development of the Company at any particular time. Satisfy itself, through discussions with senior executives of the Company that the adequacy of internal controls, systems and procedures has been periodically assessed in accordance with regulatory requirements and recommendations.

Periodically review the Company’s policies and procedures for reviewing and approving or ratifying related- party transactions.

External Audit

Recommend to the Board a firm of external auditors to be nominated for appointment as the external auditors of the Company.

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Ensure the external auditors report directly to the Committee on a regular basis. Review the independence of the external auditors.

Review and recommend to the Board the fee, scope and timing of the audit and other related services rendered by the external auditors.

Review and approve the audit plan of the external auditors, including the scope and staffing of the audit, prior to the commencement of the audit. Establish and maintain a direct line of communication with the Company’s external auditors.

At each meeting, the Committee shall meet in private session, if required, and may meet with the external auditors, with management, and with the Committee members only.

Review and assess the compensation and oversight of the work of the external auditors of the Company with respect to preparing and issuing an audit report or performing other audit or review services for the Company, including the resolution of issues between senior executives of the Company and the external auditors regarding financial reporting. The external auditor shall report directly to the Committee.

Review the results of the external audit and the external auditors’ report thereon, including discussions with the external auditors as to the quality of accounting principles used and any alternative treatments of financial information that have been discussed with senior executives of the Company and any other matters.

Review any material written communications between senior executives of the Company and the external auditors and any significant disagreements between the senior executives and the external auditors regarding financial reporting.

Discuss with the external auditors their perception of the Company’s financial and accounting personnel, records and systems, the cooperation which the external auditors received during their course of their review and availability of records, data and other requested information and any recommendations with respect thereto.

Discuss with the external auditors their perception of the Company’s identification and management of risks, including the adequacy or effectiveness of policies and procedures implemented to mitigate such risks.

Recommend to the Board any change of the external auditors and oversee any such change to ensure compliance with NI 52-110 and other applicable securities laws and any other significant issues related to the change, including the response of the incumbent auditors, and enquire as to the qualifications of the proposed auditors before making its recommendations to the Board.

Review and assess, at least annually, the performance of the external auditors, including (i) reviewing and evaluating the lead partner on the external auditor’s engagement with the Company; and (ii) considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services are compatible with maintaining the auditor’s independence.

Associated Responsibilities

Monitor and periodically review the Code of Conduct of the Company and associated procedures for:

●	The receipt, retention and treatment of complaints received by the Company regarding accounting and internal accounting controls or auditing matters;
●	The confidential, anonymous submission by directors, officers and employees of the Company of concerns regarding questionable accounting or auditing matters; and
●	Any violations of applicable law, rules or regulations that relate to corporate reporting and disclosure, or violations of the Company’s Code of Conduct.

Review and approve the Company’s hiring policies regarding employees and partners, and former employees and partners, of the present and former external auditors of the Company.

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Non-Audit Services

Pre-approve all non-audit services to be provided to the Company or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities, in accordance with NI 52-110 and other applicable securities laws, if any. The Committee may delegate to one or more of its Members the authority to pre-approve non-audit services but pre-approval by such Member or Members so delegated shall be presented to the full Committee at its first scheduled meeting following such pre-approval.

Other Duties

Direct and supervise the investigation into any matter brought to its attention within the scope of the Committee’s duties. Perform such other duties as may be assigned to it by the Board from time to time or as may be required by applicable law.

5. THE COMMITTEE CHAIR

In addition to the responsibilities of the Chair described above, the Chair has the primary responsibility for overseeing and reporting on the evaluations to be conducted by the Committee, as well as monitoring developments with respect to accounting and auditing matters in general and reporting to the Committee on any related significant developments.

6. COMMITTEE EVALUATION

The performance of the Committee shall be evaluated by the Board as part of its regular evaluation of the Board committees.

7. ACCESS TO INFORMATION AND AUTHORITY TO RETAIN INDEPENDENT ADVISORS

The Committee shall be granted unrestricted access to all information regarding the Company that is necessary or desirable to fulfil its duties and all directors, officers and employees of the Company will be directed to cooperate as requested by Members. The Committee has the authority to retain, at the Company’s expense, independent legal, financial, and other advisors, consultants and experts to assist the Committee in fulfilling its duties and responsibilities, including sole authority to retain and to approve their fees. In selecting such advisors, consultants and experts, the Committee shall take into account factors relevant to their independence from the Company’s management and other relevant considerations.

The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the external advisors, in accordance with its business judgment. Members are entitled to rely, absent knowledge to the contrary, on the integrity of the persons and organizations from whom they receive information, and on the accuracy and completeness of the information provided. Nothing in this Charter is intended or may be construed as imposing on any member of the Committee or the Board a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors of the Board are subject under applicable law.

The Committee also has the authority to communicate directly with internal and external auditors. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or comply with IFRS and other applicable requirements. These are the responsibilities of the senior executives of the Company responsible for such matters and the external auditors. The Committee, the Chair and any Members identified as having accounting or related financial expertise are directors of the Board, appointed to the Committee to provide broad oversight of the financial, risk and control related activities of the Company, and are specifically not accountable or responsible for the day-to-day operation or performance of such activities. Although the designation of a Member as having accounting or related financial expertise for disclosure purposes is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Committee, such designation does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and the Board in the absence of such designation. Rather, the role of a Member who is identified as having accounting or related financial expertise, like the role of all Members, is to oversee the process, not to certify or guarantee the internal or external audit of the Company’s financial information or public disclosure. This Charter is not intended to change or interpret the constating documents of the Company or applicable law or stock exchange rule to which the Company is subject, and this Charter should be interpreted in a manner consistent with the constating documents of the Company and all applicable laws and rules.

The Board may, from time to time, permit departures from the terms of this Charter, either prospectively or retrospectively. This Charter is not intended to give rise to civil liability on the part of the Company or its directors or officers, to shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever on their part.

8. REVIEW OF CHARTER

The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board for consideration.

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Schedule III

ELEMENTAL ROYALTIES CORP.

CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

(Expressed in US Dollars)

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ELEMENTAL ROYALTIES CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in thousands of US Dollars)

		December 31,	December 31,
		2021	2020
	Notes	$	$
Assets
Current assets
Cash and cash equivalents		6,110	10,921
Accounts receivable	5	2,126	1,104
Prepaid expenses and other current assets		252	113
Total current assets		8,488	12,138

Non-current assets
Deferred acquisition costs	6	-	109
Deferred financing costs	7	-	153
Royalty interests	6	68,007	15,645
Total non-current assets		68,007	15,907
Total assets		76,495	28,045

Liabilities
Current liabilities
Accounts payable and accrued liabilities		1,442	1,135
Deferred tax liability	9	153	-
Total current liabilities		1,595	1,135

Non-current liabilities
Borrowings	7	24,430	-
Total non-current liabilities		24,430	-
Total liabilities		26,025	1,135

Equity
Share capital	8	56,437	28,792
Contributed surplus		1,717	1,079
Accumulated other comprehensive income (“AOCI”)		43	40
Deficit		(7,727)	(3,001)
Total equity		50,470	26,910

Total liabilities and equity		76,495	28,045

Commitments (Note 14)

Subsequent events (Note 15)

Approved by the Board of Directors on March 28, 2022

“Frederick Bell”	Director	“Martin Turenne”	Director
Frederick Bell		Martin Turenne

The accompanying notes are an integral part of these consolidated financial statements.

III-2

ELEMENTAL ROYALTIES CORP.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars)

		2021	2020
	Notes	$	$

Revenue from royalty interests	6	6,611	5,121

Depletion of royalty interests	6	(2,884)	(1,689)
Gross profit		3,727	3,432

General and administrative expenses	10	(2,971)	(1,080)
Project evaluation expenses	10	(435)	(380)
Share-based compensation expense	8(d),11	(638)	(730)
(Loss) income from operations		(317)	1,242

Other income and expenses
Interest income		15	15
Interest and finance expenses	7	(3,025)	(1,454)
Foreign exchange (loss) gain		(36)	340
Gain on acquisition	11	-	74
Listing expense	4,8	-	(1,534)
Loss before income taxes		(3,363)	(1,317)

Tax expense		(1,363)	(1,314)
Net loss for the year		(4,726)	(2,631)

Other comprehensive income

Items that may be reclassified subsequently to profit and loss:
Foreign currency translation adjustment		3	41
Other comprehensive income		3	41
Total comprehensive loss		(4,723)	(2,590)

Loss per share – basic and diluted		(0.07)	(0.08)
Weighted average number of shares outstanding – basic and diluted		66,444,025	31,551,973

The accompanying notes are an integral part of these consolidated financial statements.

III-3

ELEMENTAL ROYALTIES CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars)

	2021	2020
	$	$
Operating activities
Net loss for the year	(4,726)	(2,631)
Adjustments for:
Depletion of royalty interests	2,884	1,689
Unrealized foreign exchange	14	(240)
Expenses settled in shares	-	8
Share-based compensation expense	638	730
Interest and finance expenses	3,025	1,454
Interest income	(15)	(15)
Gain on acquisition	-	(74)
Listing expense	-	1,037
	1,820	1,958
Changes in non-cash working capital items:
Accounts receivable	(1,022)	(634)
Prepaid expenses and other current assets	(139)	(62)
Accounts payable and accrued liabilities	307	585
Deferred tax liability	153	-
Net cash provided by operating activities	1,119	1,847

Investing activities
Interest received	15	15
Purchase of royalty interests	(40,136)	(11,116)
Cash received on acquisition of ERL UK	-	81
Cash received on acquisition of Fengro	-	12
Cash used in investing activities	(40,121)	(11,008)

Financing activities

Proceeds from issue of shares	12,667	19,174
Share issue costs	(741)	(1,256)
Interest paid	(2,556)	(611)
Proceeds from borrowings, net of fees paid in cash	24,833	10,461
Deferred financing costs	-	(153)
Repayment of borrowings	-	(8,587)
Net cash provided by financing activities	34,203	19,028

Exchange differences on cash and cash equivalents	(12)	241

Change in cash and cash equivalents	(4,811)	10,108
Cash and cash equivalents, beginning of the year	10,921	813
Cash and cash equivalents, end of the year	6,110	10,921

Supplemental cash flow information (Note 12)

The accompanying notes are an integral part of these consolidated financial statements.

III-4

ELEMENTAL ROYALTIES CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars)

	Ordinary shares	Share capital	Contributed Surplus	Subscriptions received	Equity component convertible loan	AOCI	Deficit	Total Equity
	#	$	$	$	$	$	$	$
Balance as at December 31, 2019	19,542,629	6,388	349	7	-	(1)	(370)	6,373

Issued during the year:
For cash, net of issue costs	20,174,866	19,181	-	(7)	-	-	-	19,174
Less: finders’ fees	-	(1,083)	-	-	-	-	-	(1,083)
Less: other cash issuance costs	-	(171)	-	-	-	-	-	(171)
Pursuant to royalty acquisition	1,374,683	1,000	-	-	-	-	-	1,000
Deemed issued by Elemental to acquire Fengro	753,706	732	-	-	-	-	-	732
For bonus	10,325	7	-	-	-	-	-	7
Convertible loan equity component	-	-	-	-	125	-	-	125
Pursuant to conversion of loan	2,406,322	2,460	-	-	(125)	-	-	2,335
To settle fees on loan	196,207	190	-	-	-	-	-	190
To settle loan	65,996	88	-	-	-	-	-	88
Share-based compensation expense	-	-	730	-	-	-	-	730
Loss and comprehensive loss for the year	-	-	-	-	-	41	(2,631)	(2,590)
Balance as at December 31, 2020	44,524,734	28,792	1,079	-	-	40	(3,001)	26,910
Issued during the year:
For cash	10,748,132	12,667	-	-	-	-	-	12,667
Less: finders’ fees	-	(584)	-	-	-	-	-	(584)
Less: other cash issuance costs	-	(208)	-	-	-	-	-	(208)
Pursuant to royalty acquisition	13,065,100	15,000	-	-	-	-	-	15,000
Pursuant to loan as a finance cost	653,255	770	-	-	-	-	-	770
Share-based compensation expense	-	-	638	-	-	-	-	638
Loss and comprehensive loss for the year	-	-	-	-	-	3	(4,726)	(4,723)
Balance as at December 31, 2021	68,991,221	56,437	1,717	-	-	43	(7,727)	50,470

The accompanying notes are an integral part of these consolidated financial statements.

III-5

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

1.	NATURE OF OPERATIONS

Elemental Royalties Corp. (the “Company”, “Elemental” or “ERC”) was incorporated on March 11, 2014 under the laws of the Province of British Columbia. The Company is primarily involved in the acquisition of precious metal royalties. The head office and principal address is 880 – 580 Hornby Street, Vancouver, British Columbia, Canada. The Company’s common shares trade on the TSX Venture Exchange under the ticker symbol “ELE” and the OTCQX market under the trading symbol “ELEMF”.

2.	BASIS OF PRESENTATION

(A)	Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The financial statements are presented in US Dollars. The notation “$” represents US dollars, “CAD$” represents Canadian dollars, and AU$ represents Australian dollars.

The financial statements were approved by the board and authorized for issue on March 28, 2022.

(B)	Critical accounting estimates and judgements

The preparation of financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Information about such judgements and estimates are contained in the accounting policies and/or the notes to the consolidated financial statements. Areas of judgement and estimation that have the most significant effect on the amounts recognized in the consolidated financial statements are outlined below.

(a)	Areas of judgement

●	Classification of royalty arrangements: initial recognition and measurement

There is judgement to whether the royalty interests should be accounted for as a financial asset, intangible asset or tangible asset. Royalties, where the right to receive cash exists only to the extent there is production and there are no interest payments, minimum payment obligations or any other means to enforce production or guarantee repayment are classified as tangible assets by the Company. The purchase price of each royalty interest acquired is economically similar to holding a direct interest in the underlying mineral asset. Existence risk (the commodity physically existing in the quantity demonstrated), production risk (that the operator can achieve production and operate a commercially viable project), timing risk (commencement and quantity produced, determined by the operator) and price risk (returns vary depending on the future commodity price, driven by future supply and demand) are all risks which the Company indirectly participates in on a similar basis to an owner of the underlying mineral licence. However, due to the nature of royalty interests, the Company has no input into the operations of the mines of which it has an interest.

III-6

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

●	Impairment review of royalty interests

Royalty interests are assessed for indicators of impairment at each reporting date with the assessment considering variables such as the production profiles, production commissioning dates where applicable, forecast commodity prices and guidance from the mine operators such as reserve and resource estimates or other relevant information which would indicate reduced or ceased production from royalty interests.

(b)	Sources of estimation uncertainty

●	Mineral reserves and mineral resources

The Company’s royalty interests that generate economic benefits are considered depletable and are depleted on a units-of-production method, based on units sold, over the anticipated life of the mine to which the interest relates, which is determined using available information on proven and probable mineral reserves and the portion of mineral resources expected to be classified as mineral reserves at the mine corresponding to the specific agreement. These calculations require the use of estimates and assumptions, including the mineral reserves and mineral resources relating to each royalty interest. Mineral reserves and mineral resources are estimates of the amount of minerals that can be extracted from the mining properties at which the Company has royalty interests. Changes to the mineral reserves mineral and resources assumptions could directly impact the depletion rates used. Changes to depletion rates are accounted for prospectively.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements and have been applied consistently by Company entities.

(A)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries listed in the following table:

			% Equity Interest as at
	Country of	Functional	December 31,
Name	Incorporation	Currency	2021	2020
Elemental Royalties Limited	BVI	US dollars	100	100
Elemental One Limited	BVI	US dollars	100	100
Elemental Royalties (Australia) Pty Ltd.	Australia	US dollars	100	100
Sanembaore Sarl Pty Ltd.[1]	Australia	Australian dollars	-	100
Elemental Resources Limited	England and Wales	Pound Sterling	100	100
Elemental (Finance) Limited	Canada	Canadian dollars	100	100

[1]Sanembaore Sarl Ltd was wound up on August 4, 2021.

The results of each subsidiary will continue to be included in the consolidated financial statements of the Company until the date the Company’s control over the subsidiary ceases. Control is defined as the exposure, or rights, to variable returns from involvement with an investee and the ability to affect those returns through power over the investee. All intercompany transactions and balances have been eliminated.

III-7

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

(B)	Foreign Currency

(i)	Foreign currency transactions

Transactions in foreign currencies are translated at the foreign exchange rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the date of the consolidated statement of financial position are translated at the foreign exchange rate at that date. Foreign exchange differences arising on translation are recognized in the income statement.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates the fair value was determined.

(ii)	Financial statements of foreign operations

The functional currency of the Company and its subsidiaries is the principal currency of the economic environment in which they operate. The assets and liabilities of foreign operations are translated to United States dollars at exchange rates ruling at the date of the consolidated statement of financial position. The revenues and expenses of operations are translated to United States dollars at rates approximating to the exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on retranslation are recognized in other comprehensive income.

On disposal of a foreign operation, the cumulative exchange differences recognized in accumulated other comprehensive income relating to that operation up to the date of disposal are transferred to the consolidated statement of comprehensive income as part of the profit or loss on disposal.

(C)	Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investments held in the form of money market investments and certificates of deposit with investment terms that allow for penalty free redemption after one month.

(D)	Revenue

Revenue is comprised of revenue earned from royalty interests. The Company recognizes revenue upon the transfer of control of the relevant commodity from the operator to the end customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those commodities. Revenue is measured at the fair value of the consideration received or receivable when management can reliably estimate the amount, pursuant to the terms of the royalty agreement. In some instances, the Company will not have access to sufficient information to make a reasonable estimate of consideration to which it expects to be entitled and, accordingly, revenue recognition is deferred until management can make a reasonable estimate. Differences between estimates and actual amounts are adjusted and recorded in the period that the actual amounts are known.

Royalty income is recognized gross of directly-related withholding tax, if applicable, which is deducted at source. Withholding tax is a form of income tax in accordance with IAS 12 and recognized as tax expense in the financial statements.

(D)	Income tax

Income tax comprises current and deferred tax.

Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

III-8

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for taxation purposes.

Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(E)	Earnings per share

The Company presents basic and diluted earnings per share (“EPS”) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potentially dilutive common shares, which comprises irrevocable ordinary share subscriptions.

(F)	Tangible assets

Royalty arrangements

Royalty interests consist of acquired royalty interests. Royalty interests which are identified and classified as tangible assets are initially measured at cost, including any directly attributable transaction costs. They are subsequently measured at cost less accumulated depletion and accumulated impairment losses, if any. Project evaluation costs that are not related to a specific royalty interest are expensed in the period incurred.

Producing royalty interests are depleted using the units-of-production (“UoP”) method, based on units sold, over the anticipated life of the mine to which the interest relates, which is estimated using available information on proven and probable reserves and the portion of resources expected to be classified as mineral reserves at the mine corresponding to the specific agreement, where management is confident that further resources will be converted into reserves and are approaching economic decisions affecting the mine on this basis.

In situations when the expectations change, and management determines that an alternative basis may be more appropriate, such change is treated as a change in accounting estimate under IAS 8. The effect of the change is recognized prospectively from the period in which the change has been made.

When acquiring a new royalty interest, an allocation of its cost is attributed to the exploration potential of the interest and is recorded as a non-depletable asset on the acquisition date. The value of the exploration potential is accounted for in accordance with IFRS 6, Exploration and Evaluation of Mineral Resources and is not depleted until such time as the technical feasibility and commercial viability have been established at which point the value of the asset is accounted for in accordance with IAS 16, Property, Plant and Equipment.

III-9

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

(G)	Impairment of royalty interests

Evaluation of the carrying values of each royalty interest is undertaken when events or changes in circumstances indicate that the carrying values may not be recoverable. If any indication of impairment exists, the recoverable amount is estimated to determine the extent of any impairment loss. For assets classified as exploration potential, the impairment is assessed at each reporting period in accordance with IFRS 6. The recoverable amount is the higher of the fair value less costs of disposal and value in use. The calculation of the recoverable amount includes the following significant assumptions: production based on estimated mineral reserves and mineral resources, long-term commodity prices, and discount rate. Estimated future production is determined using estimated mineral reserves and mineral resources, as well as exploration potential expected to be converted into resources or reserves. Long- term commodity prices are determined by reference to average long-term price forecasts per analyst consensus pricing. If it is determined that the recoverable amount is less than the carrying value, then an impairment is recorded with a charge to net income (loss).

An assessment is made at each reporting period if there is any indication that a previous impairment loss may no longer exist or has decreased. If indications are present, the carrying amount of the royalty interest is increased to the revised estimate of its recoverable amount to the extent that the increased carrying amount does not exceed the carrying amount net of depletion that would have been determined had no impairment loss been recognized for the royalty interest in previous periods.

(H)	Financial instruments

Financial instruments are recognized in the statements of financial position when the Company has become a party to the contractual provisions of the instruments.

Financial assets are derecognized when the contractual rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership. On derecognition of a financial asset in its entirety, the difference between the carrying amount and the sum of the consideration received and any cumulative gain or loss that had been recognized in other comprehensive income is recognized in profit or loss.

(i)	Financial assets carried at amortized cost

These assets incorporate such types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment. Impairment of provisions for receivables are recognized based on the simplified approach within IFRS 9 using a provision matrix in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the receivables. On confirmation that the receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

For trade receivables (not subject to provisional pricing) and other receivables due in less than 12 months, the Company applies the simplified approach in calculating ECLs, as permitted by IFRS 9. Therefore, the Company does not track changes in credit risk, but instead, recognises a loss allowance based on the financial asset’s lifetime ECL at each reporting date.

The Company considers a financial asset in default when contractual payments are four weeks past due without communication from the operator of the mine over which the Company holds a royalty. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows and usually occurs when past due for more than one year and not subject to enforcement activity.

III-10

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

At each reporting date, the Company assesses whether financial assets carried at amortized cost are credit impaired. A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred which aligns to the definition of default.

The Company’s financial assets measured at amortized cost comprise other receivables, cash and cash equivalents, prepaid expenses, deferred acquisition costs and deferred financing costs in the consolidated statement of financial position.

(ii)	Financial liabilities measured at amortized cost

Financial liabilities measured at amortized cost using the effective interest rate method include borrowings, and trade and other payables that are short term in nature. Financial liabilities are derecognized if the Company’s obligations specified in the contract expire or are discharged or cancelled.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate (“EIR”). The EIR amortization is included as finance costs in the statement of profit or loss and other comprehensive income.

(I)	Share-based compensation

Directors and officers receive remuneration in the form of share-based payments whereby services are rendered for equity instruments (equity-settled transactions).

Directors and officers receive remuneration in the form of share-based payments whereby services are rendered for equity instruments (equity-settled transactions). The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model, further details of which are given in Note 8. The cost is recognised in share-based compensation expense, together with a corresponding increase in equity (Reserves) over the period in which the service and performance conditions are fulfilled (the vesting period). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value.

The fair value of share purchase options granted is recognized as an employee or consultant expense with a corresponding increase in equity. The fair value of share purchase options granted is determined by the Black-Scholes option pricing model using amounts that are believed to approximate the volatility of the trading price of the Company’s stock, the expected lives of awards of share purchase options, the fair value of the Company’s shares and the risk-free interest rate. For employees, the fair value of the options is measured at the date of grant. For non- employees, the options are measured at the fair value of the goods or services received, unless they cannot be reliably measured in which case their values are determined by the Black-Scholes option pricing model. For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.

The estimated fair value of awards of share purchase options is recognized in profit or loss over the vesting period, with offsetting amounts to equity reserve. If the share purchase options are granted for past services, they are recognized in profit or loss immediately. If the share purchase options are forfeited prior to vesting, no amounts are recognized in profit or loss. If share purchase options are exercised, then the fair value of the options is reclassified from equity reserve to share capital.

At each financial position reporting date, the amount recognized as profit or loss is adjusted to reflect the actual number of share purchase options that are expected to vest.

III-11

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

(J)	Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost. All borrowings costs are recognized in profit or loss in the period in which they are incurred.

(K)	Segment reporting

In accordance with IFRS 8 ‘Operating Segments’, an operating segment is defined as a business activity whose operating results are reviewed by the chief operating decision maker (‘CODM’) and for which discrete information is available. The Company’s CODM is the Chief Executive Officer.

The Company operates in a single segment, the acquisition of royalties and similar production-based interests. In addition, the Company has corporate activities, which include the evaluation and acquisition of new royalties, streams and similar production-based interests and corporate administration. The Company’s income, costs, assets, liabilities and cash flows are therefore totally attributable to its one segment.

(L)	New accounting standards adopted

The Company adopted Interest Rate Benchmark Reform – Phase 2: Amendments to IFRS 9, IAS 39, IFRS 4 and IFRS 16 (the “Phase 2 Amendments”) effective on January 1, 2021. Interest rate benchmark reform (“Reform”) refers to a global reform of interest rate benchmarks, which includes the replacement of some interbank offered rates (“IBOR”) with alternative benchmark rates. The Phase 2 Amendments provide a practical expedient requiring the effective interest rate be adjusted when accounting for changes in the basis for determining the contractual cash flow of financial assets and liabilities that relate directly to the Reform rather than applying modification accounting which might have resulted in a gain or loss. In addition, the Phase 2 Amendments require disclosures to assist users in understanding the effect of the Reform on the Company’s financial instruments and risk management strategy.

The Company’s Credit Facility bears interest at a floating rate equal to a base rate of 9% plus the greater of i) the London interbank offered rates (“LIBOR”) and ii) 1% paid monthly and has not yet transitioned to alternative benchmark rates at the end of the current reporting period. The Company is working with the lenders to assess the potential alternatives to the use of the LIBOR.

4.	REVERSE TAKEOVER

On April 27, 2020, the Company entered into a binding business combination agreement pursuant to the November 5, 2019 non-binding letter of intent with Fengro Industries Corp., a company trading on the TSX Venture Exchange, whereby Elemental and Fengro agreed to complete a reverse takeover.

On July 27, 2020, the Company completed the reverse takeover with Fengro and on July 30, 2020 the Company’s shares commenced trading on the TSX Venture Exchange under the trading symbol “ELE”.

Effective July 27, 2020, Fengro changed its name to “Elemental Royalties Corp.” and consolidated its share capital (the “Consolidation”) on the basis of 209 (old) common shares for 1 (new) common share. Immediately following the Consolidation, Fengro had an aggregate of 753,706 common shares outstanding.

Pursuant to the terms of the RTO all outstanding securities of ERL were exchanged (the “Share Exchange”) for post- Consolidation securities of ERC on a 4.8114 for 1 basis, resulting in 22,664,788 ERC common shares being issued to former shareholders of ERL. The 497,797 Performance Share Units (PSUs) outstanding at July 27, 2020 were exchanged on a 4.8114 for 1 basis, resulting in 2,395,109 replacement PSUs being issued. All references to share and per share amounts in these consolidated financial statements have been retroactively restated to reflect the post-4.8114 for 1 exchange ratio.

III-12

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

In accordance with IFRS 3, Business Combinations, the substance of the acquisition is a reverse takeover as the shareholders of ERL held 96.78% of the resulting issuer shares and Fengro shareholders held 3.22% of the resulting issuer shares. Accordingly, for accounting purposes, ERL was treated as the accounting parent company (legal subsidiary) and Fengro has been treated as the accounting subsidiary (legal parent) in these consolidated financial statements. As ERL was deemed to be the acquirer for accounting purposes, its assets, liabilities and operations since incorporation are included in these consolidated financial statements at their historical carrying values. Fengro’s results of operations have been included from July 27, 2020.

As the acquisition of Fengro did not constitute a business combination, the reverse takeover transaction was accounted for in accordance with IFRS 2 Share-based Payments whereby equity instruments issued were recognized at fair value and allocated to the net assets acquired (liabilities assumed). Any difference is the value of the listing which was expensed on completion of the RTO.

The consideration paid was the fair value of common shares issued by ERL which had a fair value of $0.7 million. These are the 753,706 shares issued to the Fengro shareholders. The fair value of the 753,706 common shares was determined based on the pricing of the concurrent financing with a value of CAD$1.30 ($0.972) being allocated to each common share (Note 8(c)). The purchase price was allocated to the net assets acquired as follows:

Net assets acquired	$
Assets acquired
Cash	12
Accounts receivable	2
Liabilities assumed
Accounts payable and accrued liabilities	(146)
Loans payable	(173)
Net assets as at July 27, 2020	(305)

Consideration paid
Fair value of 753,706 common shares deemed issued	732

Listing expense	1,037

Transaction costs of the RTO of $0.5 million were expensed.

5.	ACCOUNTS RECEIVABLE

	December 31,	December 31,
	2021	2020
	$	$
Accrued royalty income	2,043	1,082
Other receivables	83	22
Total accounts receivable	2,126	1,104

III-13

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

6.	ROYALTY INTERESTS

As of and for the year ended December 31, 2021

	COST			ACCUMULATED DEPLETION
	Opening	Additions	Ending	Opening	Depletion	Ending	Carrying Amount
Kwale
Kenya	$943	$-	$943	$613	$163	$776	$167
Panton Sill
Australia	94	-	94	-	-	-	94
Mount Pleasant
Australia	476	-	476	9	10	19	457
Amancaya
Chile	3,614	-	3,614	1,574	512	2,086	1,528
Mercedes
Mexico	999	-	999	-	-	-	999
Wahgnion
Burkina Faso	12,512	-	12,512	797	1,061	1,858	10,654
Karlawinda
Australia	-	37,166	37,166	-	1,138	1,138	36,028
Laverton
Australia	-	16,071	16,071	-	-	-	16,071
Western Queen
Australia	-	2,009	2,009	-	-	-	2,009
Total	$18,638	$55,246	$73,884	$2,993	$2,884	$5,877	$68,007

As of and for the year ended December 31, 2020

	COST			ACCUMULATED DEPLETION
	Opening	Additions	Ending	Opening	Depletion	Ending	Carrying Amount
Kwale
Kenya	$943	$-	$943	$445	$168	$613	$330
Panton Sill
Australia	94	-	94	-	-	-	94
Mount Pleasant
Australia	434	42	476	8	1	9	467
Amancaya
Chile	3,614	-	3,614	851	723	1,574	2,040
Mercedes
Mexico	999	-	999	-	-	-	999
Wahgnion
Burkina Faso	-	12,512	12,512	-	797	797	11,715
Total	$6,084	$12,554	$18,638	$1,304	$1,689	$2,993	$15,645

III-14

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

The following table summarizes the Company’s total revenue from royalty interests during the years ended December 31, 2021 and 2020:

	2021	2020
	$	$
Kwale	611	486
Mount Pleasant	25	9
Amancaya	1,270	1,915
Wahgnion	2,844	2,711
Karlawinda	1,861	-

Total revenue from royalty interests	6,611	5,121

Kwale

In February 2017 the Company acquired a 0.25% gross revenue royalty (“GRR”) royalty on the Kwale mineral sands mine located 50 kilometres south of Mombasa in Kenya, from Acacia Mining Plc (LON: ACA) for cash consideration of $0.9 million. The Kwale mine is operated by Base Resources Limited, an Australian-based, African-focused mineral sands producer and developer which is dual-listed on the Australian Securities Exchange (ASX: BSE) and the London Alternative Investment Market (AIM: BSE).

Panton Sill

The Company acquired a 0.5% net smelter return (“NSR”) royalty on the Panton Sill project, located about 60km north of Halls Creek in the East Kimberley region of Western Australia, from Fevertree Resources Pty Ltd in February 2017 for the consideration of $0.09 million, settled by the issue of shares of the Company. Future Metals NL (“Future Metals”) (ASX: FME) acquired the Panton Sill project from Panoramic Resources Limited, a base metal mining and exploration company listed on the Australian Securities Exchange (ASX: PAN) in June 2021.

Mount Pleasant

In December 2017 the Company acquired a royalty interest consisting of the lesser of either 5% net profit interest (“NPI”) or AU$10/Ounce royalty on the Mount Pleasant operations, located 40km northwest of Kalgoorlie in Western Australia, from a subsidiary of the Carlton & United Breweries Company for cash consideration of AU$0.6 million. A deferred payment of AU$0.4 million is due at the point a decision is taken to mine a refractory portion of the resource and funds committed to its development. The Mount Pleasant mine is operated by Zijin Mining Group, a large Chinese international mining company engaged in the exploration and mining of gold, copper, zinc and other mineral resources, which is dual-listed on the Hong Kong Stock Exchange (HKSE: 2899) and the Shanghai Stock Exchange (SSEC: 601899).

Amancaya

In July 2018 the Company acquired a 2.25% NSR royalty on the Amancaya gold-silver mine, located in northern Chile approximately 200km southeast of Antofagasta, from Yamana Gold Inc (TSX: YRI) for cash consideration of $3.55 million. The Amancaya mine is operated by Austral Gold Limited, a producer and explorer of precious metals which is dual-listed on the Australian Securities Exchange (ASX: AGD) and the Toronto Venture Exchange (TSX-V: AGLD).

III-15

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

Mercedes

In July 2018 the Company acquired a 1% NSR royalty on the Mercedes gold-silver mine, located in the State of Sonora in northern Mexico, 300km south of Tucson Arizona, from Yamana Gold Inc (TSX: YRI) for cash consideration of US$0.95 million. The Mercedes mine is operated by Equinox Gold Corp (TSX: EQX) following the completion of its acquisition of Premier Gold Mines Limited on April 7, 2021. On December 17, 2021 Equinox Gold Corp. announced that it had entered into a definitive agreement to sell the Mercedes mine to Bear Creek Mining Corporation (TSXV: BCM) (“Bear Creek”)”) for aggregate consideration of $100 million in cash, ($75 million on closing of the transaction; and $25 million payable within six months of closing of the transaction) plus 24,730,000 common shares of Bear Creek valued at approximately $25 million based on current trading prices; and a 2% net smelter return payable on production from Mercedes.

Wahgnion

On December 13, 2019, the Company entered into a Binding Heads of Agreement with Sanembaore Sarl Pty Ltd, (“SNB”), pursuant to which the Company agreed to acquire 100% of the issued capital of (“SNB”), a company incorporated under the laws of Australia. SNB’s principal asset was a 1% NSR royalty over the Wahgnion gold project in Burkina Faso. The acquisition closed on January 29, 2020. The Wahgnion mine is operated by Endeavour Mining (TSX: EDV) following the completion of its acquisition of Teranga Gold Corp. on February 10, 2021.

In consideration for SNB, the Company paid a total of $12.5 million consisting of $11.5 million in cash and issued 1,374,683 common shares (issued on January 16, 2020 at the fair value of $1 million). The final payment was made on January 23, 2020. As SNB had no net assets other than the Wahgnion royalty, the purchase price and acquisition costs to acquire SNB were allocated to royalty interests.

South32 Portfolio

On February 9, 2021, the Company completed the acquisition of a portfolio of three gold royalties from South32 Limited (“South32 Portfolio”). The South32 portfolio included the following key assets: Karlawinda, Laverton and Western Queen. As consideration for the transaction, the Company made a cash payment of $40 million and issued 13,065,100 common shares to South32 valued at $15 million.

As at December 31, 2020, the Company had incurred deferred acquisition costs of $0.1 million for legal fees, due diligence costs and other fees related to the acquisition of these royalties. During the year ended December 31, 2021, the Company incurred a further $0.1 million for legal fees, due diligence and other related fees.

The Company allocated the purchase price of the South32 Portfolio to Karlawinda ($37.2 million), Laverton ($16.1 million) and Western Queen ($2 million). The Company allocated $3.3 million of the Karlawinda purchase price of $37.2 million towards exploration potential, which is currently not depleted. The Company allocated $8.2 million of the Laverton purchase price of $16.1 million and the full $2.0 million of the Western Queen purchase price towards exploration potential, which are currently not depleted.

Karlawinda

Elemental acquired a 2% NSR royalty on the Karlawinda gold project in February 2021 as part of the acquisition of the South32 Portfolio. The Karlawinda Gold Project is located in the Pilbara region of Western Australia, 70km by road south-east of the town of Newman. The Karlawinda gold project is operated by Capricorn Metals Ltd (ASX: CMM).

Laverton

Elemental acquired a 2% GRR royalty on the Laverton gold project in Feb 2021 as part of the acquisition of the South32 Portfolio. The Laverton gold project is located in the Eastern Goldfields region of Western Australia, surrounding the town of Laverton, approximately 250km north of Kalgoorlie. Elemental’s interest is a 2% Gross Revenue Royalty payable on certain licences held by Focus Minerals Ltd. (ASX: FML).

III-16

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

Western Queen

Elemental acquired a A$6-20/oz royalty on the Western Queen gold project in Feb 2021 as part of the acquisition of the South32 Portfolio. The Western Queen gold project lies 110km north-west of Mt Magnet within the Yalgoo mineral field of Western Australia. The Company’s interest is a AU$6-20/oz royalty over the 9.8km2 Western Queen Central Mine and associated prospects held by Rumble Resources Ltd. (ASX: RTR).

7.	BORROWINGS

	December 31, 2021	December 31, 2020
	$	$
Opening balance	-	-
Additions from credit facility	25,000	8,500
Additions from convertible loan	-	2,000
Allocation to equity component of convertible loan	-	(125)
Accretion of convertible loan	-	125
Transaction costs	(1,039)	(114)
Amortization of transaction costs and arrangement fees	469	114
Additions from the reverse takeover (Note 4)	-	173
Foreign exchange loss on loan	-	3
Repayments – ordinary shares	-	(2,088)
Repayments - cash	-	(8,588)
Closing balance	24,430	-

Credit Facility

On December 19, 2019, the Company entered into a Credit Agreement with Sprott Private Resource Lending (“Sprott”), an arm’s length party, pursuant to which the Company would be provided with a $8.5 million senior secured credit facility (the “Sprott Credit Facility”). On January 23, 2020, the Company received $8.5 million from the Sprott Credit Facility.

The Sprott Credit Facility bore interest at a rate of 11.50% per annum paid monthly, maturing on July 23, 2020 and was secured by all assets of the Company. The Sprott Credit Facility required the Company to maintain cash and working capital balances of greater than $1 million

On July 1, 2020, the Sprott Credit Facility was amended with a revised maturity date of August 23, 2020.

On August 7, 2020, the Company repaid $8.54 million which included $8.5 million of principal, $0.02 million of legal fees and $0.02 million of interest. The Company also issued 196,207 common shares to settle the $0.2 million arrangement fee at the fair value of CAD$1.30 per common share ($0.970). The principal balance remaining on the Sprott Credit Facility was one dollar, which was repaid during the year ended December 31, 2021.

On December 29, 2020, the Sprott Credit Facility was amended and the Company entered into an Amended and Restated Credit Agreement with Sprott, pursuant to which the Company would be provided with a $25 million senior secured credit facility (the “Amended Sprott Credit Facility”). On February 9, 2021, the Company received $25 million from the Amended Sprott Credit Facility.

The Amended Sprott Credit Facility bears interest at a rate of 9% per annum plus the greater of (i) LIBOR and (ii) 1%, paid monthly, matures on January 31, 2023 and is secured by all assets of the Company. The Amended Sprott Credit Facility requires the Company to maintain cash and working capital balances of greater than $1 million, which it has done.

III-17

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

Interest rate benchmark reform (“Reform”) is a global reform of interest rate benchmarks, which includes the replacement of some interbank offered rates (“IBOR”) with alternative benchmark rates. The Company is currently working with the lender to assess the potential alternatives to the use of LIBOR.

On February 8, 2021, the Company issued 653,255 common shares to Sprott as a finance cost at the fair value of $0.8 million. As at December 31, 2021, the Company had incurred costs of $0.3 million for legal fees and other fees in connection with the facility. The financing costs associated with the credit facility will be accreted up to the maturity date.

During the year ended December 31, 2021, the Company recorded interest expense of US$2.6 million (2020 - $0.5 million) and amortization of transaction costs of $0.5 million (2020 - $0.1 million) and arrangement fee expense of $nil (2020 - $0.3 million) on the Amended Sprott Credit Facility and the Sprott Credit Facility.

Convertible Loan

On January 9, 2020, the Company entered into a Convertible Loan Agreement with Tembo Mining Capital Fund LP (“Tembo”), an arm’s length party. Pursuant to the terms of the agreement, the Company received a loan of $2 million bearing interest at a rate of 12% per annum and maturing on July 7, 2020. In addition, the lender was to receive an arrangement fee of $0.2 million payable on maturity. On May 13, 2020, the Convertible Loan Agreement was amended with a revised maturity date of August 6, 2020. All other terms remained the same.

The loan was convertible into ordinary shares of the Company at the lower of (i) the price per post-RTO share at which the first equity offering following the RTO is completed provided that the equity offering is at least $0.2 million and (ii) the volume weighted average price of the post-RTO share for the five trading days before conversion. On July 30, 2020, Tembo converted the $2 million loan, the $0.2 million arrangement fee and $0.1 million of accrued interest. The conversion price was CAD$1.30 per common share ($0.970) resulting in Elemental issuing 2,406,322 common shares to settle the Convertible Loan.

The Company determined that the fair value of the liability component of the Convertible Loan to be $1.875 million, based on the net present value of future cash flows. The residual value of $0.125 million was allocated to the equity component of the Convertible Loan. On conversion of the loan, the amount was transferred to share capital.

During the year ended December 31, 2020, the Company recorded interest expense of $0.1 million, accretion expense of $0.1 million and arrangement fee expense of $0.2 million on the Convertible Loan.

Fengro Loan

As part of the RTO with Fengro, the Company assumed the CAD$0.23 million ($0.17 million) loan payable due to Tembo and an arm’s length lender.

On August 4, 2020, the Company entered into a settlement agreement with Tembo whereby 65,996 common shares were issued to settle CAD$0.115 million of the loan. The shares were issued on September 3, 2020 at the fair value of

$88 based on the share price of CAD$1.75 per common share ($1.333).

On August 19, 2020, the Company paid the arm’s length lender CAD$0.115 million ($0.087 million) to settle the remaining balance of the loan.

III-18

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

8.	SHARE CAPITAL

a)	Authorized

The Company’s authorized share structure consists of an unlimited number of common shares without par value.

b)	Share Exchange

Pursuant to the terms of the RTO all outstanding securities of ERL were exchanged for post-Consolidation securities of ERC on a 4.8114 for 1 basis (Note 4). All references to share and per share amounts in these consolidated financial statements have been retroactively restated to reflect the post-4.8114 for 1 exchange ratio.

c)	Share activities

Details of equity transactions during the year ended December 31, 2021 are as follows:

1)	On February 8, 2021, the Company completed a private placement of 10,748,132 common shares at CAD$1.50 ($1.18) per common share for gross proceeds of CAD$16.1 million ($12.7 million). In connection with the private placement, the Company paid CAD$0.7 million ($0.6 million) of cash finders’ fees and incurred additional legal fees and other cash issuance costs of CAD$0.2 million ($0.2 million).
2)	On February 8, 2021, the Company issued 13,065,100 common shares at CAD$1.50 ($1.18) per common share as part of the acquisition of the South32 royalty portfolio (Note 6); and
3)	On February 8, 2021, the Company issued 653,255 common shares as a finance cost pursuant to the Amended and Restated Credit Agreement with Sprott (Note 7).

Details of equity transactions during the year ended December 31, 2020 are as follows:

1)	On January 7, 2020, the Company issued 496,272 common shares at $0.73 per share to raise gross proceeds of $0.4 million;
2)	On January 23, 2020, the Company issued 1,374,683 common shares at $0.73 per share as part of the acquisition of SNB (Note 6);
3)	On April 21, 2020, the Company issued 10,325 ordinary shares at $0.73 per share as payment of a bonus;
4)	On May 1, 2020, the Company issued 1,240,879 ordinary shares at $0.73 per share to raise gross proceeds of $0.9 million;
5)	On July 27, 2020, the Company was deemed to have issued 753,706 common shares at CAD $1.30 ($0.972) per share as part of the reverse takeover transaction (Note 4);
6)	On July 28, 2020, the Company completed a brokered subscription receipt financing of 18,437,715 common shares at CAD$1.30 ($0.972) per share for gross proceeds of CAD$24 million ($18 million). In connection with the financing, the Company paid cash finders’ fees of $1.1 million and incurred cash issuance costs of $0.2 million;
7)	On July 30, 2020, the Company issued 2,406,322 common shares to convert the Tembo loan, including the arrangement fee and accrued interest at a conversion price of CAD$1.30 ($0.97) as repayment of the $2.3 million convertible loan (Note 7);
8)	On July 30, 2020, the Company issued 196,207 common shares at CAD$1.30 ($0.97) to settle the $0.2 million arrangement fee for the Sprott Credit Facility (Note 7); and
9)	On September 3, 2020, the Company issued 65,996 common shares to settle CAD$0.1 million of debt incurred pursuant to a bridge loan made to Fengro in March 2019.

III-19

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

d)	Stock options and performance share units

The Company has an incentive compensation plan for stock options, performance share units (“PSUs”) and restricted share units. The maximum number of shares reserved for issue under the plan shall not exceed 10% of the outstanding common shares of the Company, as at the date of the grant. The maximum number of common shares reserved for issue to any one person under the plan cannot exceed 5% of the issued and outstanding number of common shares at the date of the grant and the maximum number of common shares reserved for issue to a consultant or a person engaged in investor relations activities cannot exceed 2% of the issued and outstanding number of common shares at the date of the grant. The exercise price of each option granted under the plan may not be less than the Discounted Market Price (as that term is defined in the policies of the TSX-V). The vesting terms of the awards are in the sole discretion of the Board of Directors. All stock options and PSUs become fully vested if a change of control of the Company occurs. Options may be granted for a maximum term of ten years from the date of the grant, are non-transferable and expire within 90 days of termination of employment or holding office as a director or officer of the Company.

Stock options

Changes in share purchase options during the years ended December 31, 2021 and 2020 are as follows:

	Number of stock options	Weighted Average Exercise Price	Weighted Average Life (Years)
Outstanding, December 31, 2019	-
Granted	900,000	CAD$1.50	5.00

Outstanding, December 31, 2020	900,000	CAD$1.50	4.58
Outstanding, December 31, 2021	900,000	CAD$1.50	3.58
Outstanding and exercisable, December 31, 2021	900,000	CAD$1.50	3.58

As at December 31, 2021, there were 900,000 stock options outstanding at CAD$1.50 per share expiring on July 28, 2025. All 900,000 stock options vested fully on July 28, 2021.

During the year ended December 31, 2021, the Company recorded $0.3 million (2020 - $0.2 million) of share-based compensation to the statement of comprehensive loss based on the vesting of stock options.

Performance share units

The Company has certain performance share units outstanding which were issued to directors and officers. Changes in PSUs during the years ended December 31, 2021 and 2020 are as follows:

III-20

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

Number of PSUs
Outstanding, December 31, 2019	497,797
Recapitalization transactions
Pursuant to the reverse takeover	(497,797)
Replacement PSUs issued	2,395,109
Issued	500,000

Outstanding, December 31, 2020	2,895,109
Outstanding, December 31, 2021	2,895,109
Outstanding and exercisable, December 31, 2021	2,395,109

On June 14, 2018, the Company issued 2,395,109 PSUs to directors and officers, expiring on June 14, 2023. The PSUs vest once the Company’s share price reaches between $0.62 and $1.25 per share and a period of time has passed. 463,498 PSUs vest after 2 years if the share price reaches $0.62. The remaining PSUs vest after 3 years with 579,483 vesting if the share price reaches $0.78, 579,483 if the share price reaches $0.94 and 772,645 if the share price reaches $1.25.

On July 28, 2020, the Company issued 500,000 PSUs to certain employees of Elemental. The PSUs vest once the Company’s share price reaches between CAD$1.70 and CAD$2.20 per share and a period of time has passed as follows: 160,000 PSUs vest after 2 years (July 28, 2022) if the share price reaches CAD$1.70 and 340,000 PSUs vest after 3 years (July 28, 2023) if the share price reaches CAD$2.20.

The fair value of the performance share units was estimated using the fair value of a common share at the grant date and various probabilities of the likelihood of the Company’s stock price reaching the targets.

During the year ended December 31, 2021, the Company recorded $0.3 million (2020 - $0.5 million) of share-based compensation to the statement of comprehensive loss based on the vesting of PSUs.

e)	Escrowed Shares

On completion of reverse takeover and listing on the TSX Venture Exchange on July 30, 2020, certain principals of Elemental entered into a Tier 1 Value Escrow Agreement with the TSX Venture Exchange and Computershare Trust Company of Canada, as escrow agent, in respect of 9,564,143 Elemental common shares and 2,760,109 PSUs for aggregate escrowed securities of 12,324,252. Under the terms of the Escrow Agreement, 25% of such escrowed securities were released upon closing (July 30, 2020) with subsequent 25% releases occurring 6, 12, and 18 months from closing. These escrow shares have been and will be released as follows:

Date of Automatic Timed Release	Amount of Escrow Shares Released

On the date that the Company’s common shares were listed on the TSX-V, July 30, 2020	1/4 of the escrow shares
6 months after the listing date (January 30, 2021)	1/4 of the escrow shares
12 months after the listing date (July 30, 2021)	1/4 of the escrow shares
18 months after the listing date (January 30, 2022)	The remainder of the escrow shares

As at December 31, 2021, 2,391,036 common shares and 690,028 PSUs remained in escrow.

III-21

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

f)	Basic and diluted loss per share

During the year ended December 31, 2021, potentially dilutive common shares totaling 3,795,109 (2020: 3,795,109) were not included in the calculation of basic and diluted loss per share because their effect was anti- dilutive. Potentially dilutive common shares are from PSUs and stock options.

9.	INCOME TAXES

Income tax expense differs from the amount that would result from applying corporate income tax rates to earnings before income taxes. The differences result from the following items during the years ended December 31, 2021 and 2020:

	2021 $	2020 $

Loss before income taxes	(3,363)	(1,317)
Statutory tax rate of parent	27%	27%
Expected income tax expense (recovery) at statutory income tax rate	(908)	(356)
Difference between parent and foreign tax rate	(626)	(134)
Withholding taxes	1,363	1,314
Permanent differences	124	387
Changes in unrecognized deferred tax assets	1,561	446
Other adjustments	(151)	(343)
Total income tax expense (recovery)	1,363	1,314

Current income tax expense (recovery)	1,210	1,314
Deferred income tax expense (recovery)	153	-
Total income tax expense (recovery)	1,363	1,314

The Company has the following unrecognized tax attributes as at December 31, 2021 and 2020:

	2021 $	2020 $
Deferred tax assets
Share issue costs	485	321
Accrued interest	459	-
Non-capital losses and others	1,240	150
	2,184	471
Unrecognised deferred tax assets	(2,184)	(471)
Deferred tax liabilities	(153)	-
Net deferred income tax liability	(153)	-

The Company has Canadian tax losses of $3.6 million available to offset future taxable income. The losses expire in 2041. The Company has Australian tax losses of $0.4 million and United Kingdom tax losses of $nil available to offset future taxable income that do not expire. Tax attributes are subject to review and potential adjustments by tax authorities.

III-22

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

10.	OPERATING EXPENSES BY NATURE

	2021 $	2020 $
Salary, fees and pension	1,634	790
Corporate administration	236	226
Listing and filing fees	122	42
Marketing and promotion	697	100
Professional fees and consulting fees	717	799

Total operating expenses, including reverse takeover expenses	3,406	1,957
Less: reverse takeover expenses	-	(497)
Total operating expenses	3,406	1,460

11.	RELATED PARTY TRANSACTIONS

Key management includes the executive and non-executive directors and certain officers of the Company. Key management compensation during the years ended December 31, 2021 and 2020 is as follows:

	2021 $	2020 $
Salary, fees, pension and professional fees	1,281	815
Share-based compensation – PSUs and stock options	485	638
	1,766	1,453

Acquisition of Elemental Resources Ltd.

On May 30, 2020, the Company acquired Elemental Resources Ltd. (“ERLUK”), a company in which Frederick Bell and Richard Evans are directors and controlling shareholders, for a purchase price of $1.

At the date of acquisition, ERLUK had net liabilities of $0.005 million as well as a receivable from the Company of $0.079 million, resulting in a gain on acquisition of $0.074 million.

12.	SUPPLEMENTAL CASH FLOW INFORMATION

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows. During the year ended December 31, 2021, the following transactions were excluded from the statement of cash flows:

a)	13,065,100 common shares were issued at the fair value of $15 million to acquire the South32 Portfolio (Note 6); and,
b)	653,255 common shares were issued at the fair value of $0.8 million to settle the Sprott finance cost (Note 7).

During the year ended December 31, 2020, the following transactions were excluded from the statement of cash flows:

a)	1,374,683 common shares were issued at the fair value of $1 million to acquire the Wahgnion Royalty (Note 6);
b)	196,207 common shares were issued at the fair value of $0.2 million to settle the Sprott arrangement fee (Note 7);
c)	2,406,322 common shares were issued at the fair value of $2.3 million on the conversion of the Tembo Convertible Loan (Note 7); and,
d)	65,996 common shares were issued at the fair value of $0.1 million to settle the Fengro Loan (Note 7).

III-23

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

13.	FINANCIAL INSTRUMENTS

Management of Capital

Management monitors the Company’s financial risk management policies and exposures and approves financial transactions.

The Company’s objectives when managing capital are to provide shareholder returns through maximisation of the profitable growth of the business and to maintain a degree of financial flexibility relevant to the underlying operating and metal price risks while safeguarding the Company’s ability to continue as a going concern. The Company manages the capital structure and makes adjustments in the light of changes in economic conditions and risk characteristics of the underlying assets. In order to maintain or adjust the capital structure the Company may issue new shares, acquire debt, or sell assets. Management regularly reviews cash flow forecasts to determine whether the Company has sufficient cash reserves to meet future working capital requirements and to take advantage of business opportunities.

The Company was not subject to any externally imposed capital requirements with the exception of complying with certain covenants under the Sprott Credit Facility (Note 7). The Company was in compliance with the debt covenants as at December 31, 2021.

Fair Value of Financial Instruments

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy based on the degree to which the inputs used to determine the fair value are observable. The three levels of the fair value hierarchy are:

Level 1 –	Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

Level 2 –	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 –	Unobservable inputs which are supported by little or no market activity.

The Company did not have financial instruments measured at fair value on a recurring basis during the years ended December 31, 2021 and 2020.

The carrying amounts of the Company’s cash and cash equivalents, other receivables, all trade and other payables and loans in the consolidated statement of financial position approximate their fair values due to their short-term nature. The estimated fair value of the Sprott credit facility at December 31, 2021 is $25.6 million.

Discussions of risks associated with financial assets and liabilities are detailed below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfil its payment obligations. The Company’s maximum exposure to credit risk is attributable to cash and cash equivalents and accounts receivable relating to royalty revenues. The credit risk on cash is limited because the Company invests its cash in deposits with well capitalized financial institutions. The Company’s accounts receivable is subject to the credit risk of the counterparties who own and operate the mines underlying the royalty portfolio. In order to mitigate its exposure to credit risk, the Company closely monitors its financial assets.

III-24

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk by continuing to monitor forecasted and actual cash flows. The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its development plans. The Company strives to maintain sufficient liquidity to meet its short-term business requirements, taking into account its anticipated cash flows from royalty interests, its holdings in cash and its committed liabilities.

The Company continues to review strategic options in relation to the Amended Sprott Credit Facility (Note 8) which matures on January 31, 2023. Discussions are underway with Sprott and other lending groups to negotiate an amended credit facility on improved terms.

Market risk

Market risk is the risk that the Company’s future earnings will be adversely impacted by changes in market prices.

Market risk for the Company comprises two types of risk: foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is the risk that the fair value of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company’s transactions are carried out in a variety of currencies, including Sterling, Australian Dollar, Canadian Dollar and US Dollar. The Company has not hedged its exposure to currency fluctuations.

The Company is exposed to movements in the US$ against CAD, GBP and AUD. Sensitivity analysis has been performed to indicate how the profit or loss would have been affected by changes in the exchange rate between the US$ and each of these currencies. The analysis is based on a weakening and strengthening of these currencies by 10% against the US$ in which the Company has assets and liabilities at the end of each respective period. A movement of 10% reflects a reasonably possible sensitivity when compared to historical movements over a three to five year timeframe. Based on the Company’s CAD denominated monetary assets and liabilities at December 31, 2021, a 10% strengthening in CAD, GBP and AUD relative to the US$ would result in an increase (decrease) of approximately $0.4 million in the Company’s net loss. A 10% increase (decrease) of the value of other currencies relative to the US$ would not have a material impact on net loss.

Interest rate risk

Interest rate risk is the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to changes in market interest rates. Interest rate risk arises from interest bearing financial assets and liabilities that the Company uses. Treasury activities take place under procedures and policies approved and monitored by the Board to minimize the financial risk faced by the Company. Interest-bearing assets comprise cash and cash equivalents which are considered to be short-term liquid assets, and interest-bearing liabilities which comprises the loan from Sprott. The loan bears interest at a rate of 9% per annum plus the greater of (i) LIBOR and (ii) 1%, which exposes the Company to interest rate risk. An increase in the LIBOR rate to 2% would increase the interest expense and net loss by $0.3 million and an increase in the LIBOR rate to 4% would increase interest expense and net loss by $0.8 million.

III-25

ELEMENTAL ROYALTIES CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

(Expressed in thousands of US Dollars, except where otherwise noted)

14.	COMMITMENTS

In December 2017, the Company acquired the Mount Pleasant royalty. A deferred payment of AU$0.4 million is due at the point a decision is taken to mine a refractory portion of the resource and funds committed to its development. As of the reporting date, the deferred payment has not been recognized as it is not considered more likely than not that the condition triggering the payment obligation will occur.

15.	SUBSEQUENT EVENTS

On March 17, 2022, the Company entered into a gold purchase and sale agreement (the “Ming Gold Stream”) with Rambler Metals and Mining Canada Limited, a wholly owned subsidiary of Rambler Metals and Mining PLC (AIM: RMM) (“Rambler”), the owner of the Ming Copper-Gold Mine (the “Ming Mine”) in Newfoundland and Labrador in Canada.

Under the terms of the Ming Gold Stream, in exchange for consideration of $11 million, the Company will receive 50% of payable gold production until Rambler has delivered 10,000 ounces of gold to the Company, after which the Company will receive 35% of payable gold production until Rambler has delivered a further 5,000 ounces to the Company. After Ramber has delivered a total of 15,000 ounces of gold, the Company will receive 25% of payable gold production for the life of the mine.

The Company will make ongoing payments equal to 20% of the market price of gold with minimum gold recoveries set at 85%. Rambler will make minimum gold deliveries of 1,200 ounces to the Company in each of the first three years of the Ming Gold Stream.

Closing of the transaction is subject to certain conditions including the Company raising net proceeds of at least $7 million in financing and TSX-V approval as well as various closing conditions.

III-26

Schedule IV

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2021

IV-1

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Date of Report: March 31, 2022

This management’s discussion and analysis (“MD&A”) for Elemental Royalties Corp. (the “Company” or “Elemental”) is intended to help the reader understand the significant factors that have affected Elemental and its subsidiaries’ performance, as well as factors that may affect its future performance.

The information contained in this MD&A for the year ended December 31, 2021 should be read in conjunction with the consolidated financial statements of Elemental for the same period. The information contained within this MD&A is as of March 31, 2022.

The referenced financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board (“IFRS”). All amounts are expressed in US dollars unless otherwise indicated, which is the Company’s presentation and functional currency.

Additional information is available on the Company’s SEDAR profile at www.sedar.com. Current financial disclosures and Real-Time Level 2 quotes for Elemental are available at:

https://www.otcmarkets.com/stock/ELEMF/.

IV-2

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

1.	DESCRIPTION OF THE BUSINESS

Elemental Royalties Corp. is a TSX Venture Exchange (“TSX-V”) listed precious metals royalty company focused on acquiring royalties and streams over producing, or near producing, assets from established operators and counterparties.

The Company’s common shares are listed on the TSX-V under the symbol “ELE” and the OTCQX under the symbol “ELEMF”.

On July 27, 2020 the Company completed a reverse takeover (“RTO”) with Fengro Industries Corp., a company trading on the TSX Venture Exchange and on July 30, 2020 the Company’s shares commenced trading on the TSX Venture Exchange under the trading symbol “ELE”. Effective July 27, 2020 Fengro changed its name to “Elemental Royalties Corp.” and consolidated its share capital on the basis of 209 (old) common shares for 1 (new) common share (the “Consolidation”). Immediately following the Consolidation, Fengro had an aggregate of 753,706 common shares outstanding.

Pursuant to the terms of the RTO all outstanding securities of Elemental Royalties Limited (“ERL”) were exchanged for post-Consolidation securities of Elemental on a 4.8114 for 1 basis (the “Share Exchange”), resulting in 22,664,788 Elemental common shares being issued to former shareholders of ERL. The 497,797 Performance Share Units outstanding at July 27, 2020 were also exchanged on a 4.8114 for 1 basis, resulting in 2,395,109 replacement Performance Share Units being issued. All references to share and per share amounts in this MD&A have been retroactively restated to reflect the post-4.8114 for 1 exchange ratio.

Before listing in July 2020, the Company completed the acquisition of five producing royalties. These generated gross revenue of approximately $5.1 million for the year ended December 31, 2020 and together with the portfolio of Australian gold royalties acquired from South32 in February 2021 generated gross revenue of $6.6 million in fiscal 2021.

In November 2021, Elemental revised production guidance for the year to 3,400 – 3,800 attributable GEOs, with over 90% of expected revenue to be derived from gold and silver production. The revision followed updated production guidance from Austral Gold Corp (“Austral”) published in October 2021. In Q1 2021 Austral announced their expectation that production would increase during the second half of 2021 to meet the previous 45,000 - 50,000 GEOs guidance. Despite gradual improvements at the Guanaco/Amancaya mine Austral revised production guidance for 2021 to 30,000 - 35,000 GEOs.

For the full year 2021, Elemental’s revenue is a record of approximately $6.6 million, up approximately 29% from $5.1 million a year earlier and the fourth successive year of record revenue for the Company. The full year revenue is based on sales volume of approximately 3,700 GEOs, up approximately 28% from 2,889 GEOs a year earlier and towards the upper end of the Company’s 2021 guidance.

Elemental has set its guidance range for 2022 at 5,700 to 6,700 attributable GEOs. At a $1,800 per ounce average realized gold price, this guidance would provide Elemental with 2022 revenue of approximately $10 million to $12 million. For 2022, Elemental expects that gold will provide more than 95% of anticipated revenue with production expected to be weighted towards the second half of the year, with the Ming Gold Stream starting to contribute from the point the transaction completes and the Mercedes mine royalty payable from July 2022.

The Company’s gold-focused royalty portfolio is diversified by several top-tier operators and by jurisdiction, serving to reduce operating risk to the Company and to the individual investor. By relying on advanced assets the Company is able to minimize funding and development risks that are outside Elemental’s control. Elemental focuses on acquiring assets located in proven mining jurisdictions to seek to mitigate the risks of political instability and policy changes.

IV-3

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The Company’s royalties provide uncapped revenue and are not subject to any buybacks as at December 31, 2021 and at of the date of this report, meaning that all future mineral resource to mineral reserve conversion over the royalty areas delivers both value and greater certainty to Elemental at no additional cost.

In addition, the portfolio contains significant exploration upside; the Wahgnion gold mine in Burkina Faso sits within a license package of over 1,000km2, and the Mercedes mine in Mexico sits within a nearly 700km2 license. These district scale land packages provide Elemental with exposure to future exploration success without any further operational or financial contribution.

2.	OVERALL PERFORMANCE

●	Revenue of $6.6 million for the year ended December 31, 2021 up approximately 29% from $5.1 million a year earlier and the fourth successive year of record revenue for the Company
●	Total attributable GEOs of 3,680 for the year ended December 31, 2021
●	Operating cash flow inflow of $1.1 million for the year ended December 31, 2021.
●	Net loss of $4.7 million for the year ended December 31, 2021.
●	Adjusted EBITDA of $3.2 million for the year ended December 31, 2021 (refer to the “Non-IFRS Measures” section of this MD&A).

Highlights and key developments include:

●	On February 8, 2021, Elemental completed the acquisition of a portfolio of Australian gold royalties from South32, (the “South32 Acquisition”). Together with Elemental’s existing assets, these generated gross revenue of $6.6 million in fiscal 2021.
●	On February 8, 2021, the Company completed a private placement of 10,748,132 common shares at CAD$1.50 ($1.18) per common share for gross proceeds of CAD$16.1 million ($12.7 million).
●	Also on February 8, 2021, the Company issued 13,065,100 common shares to South32 representing approximately 19% of the issued and outstanding common shares of the Company as partial consideration to acquire the South32 Portfolio.
●	Following the South32 Acquisition, and in accordance with an Investor Rights Agreement, South32 nominated Simon Collins to the Board of Elemental, increasing the number of directors to five. Simon has more than 25 years’ experience in the resources industry in senior leadership and business development roles. At South32, Simon leads the Corporate Development team which covers portfolio strategy, business development, mergers and acquisitions and greenfields exploration. Simon also has accountability for South32’s non- operated Brazilian alumina refining joint venture, the Hermosa base metals development project located in southern Arizona and the 50% owned Ambler Metals base metals exploration joint venture in Alaska. Prior to joining South32, Simon worked for BHP for more than a decade, where he led global business development teams. Simon started his career in mine operations in Australia and South Africa.
●	On February 10, 2021, Endeavour Mining (TSX: EDV) (“Endeavour”) completed the acquisition of Teranga Gold and has commenced a major exploration program at the Wahgnion mine.
●	On May 20, 2021 Elemental submitted an Annual Information Form, followed in September by the filing of a final Base Shelf Prospectus with the securities regulatory authorities in each of the provinces of Canada other than the Province of Québec. The shelf prospectus enhances the Company’s financial flexibility by enabling Elemental to make offerings of up to $200 million of common shares, subscription receipts, warrants, debt securities and units or a combination thereof at prices and on terms to be determined based on market conditions at the time of the offering. Elemental has no immediate intention to undertake an offering. The specific terms of any future offering will be outlined in a prospectus supplement that will be filed at the time with the applicable Canadian securities regulatory authorities.

IV-4

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

●	On April 20, 2021, Focus Minerals Limited (ASX: FML) (“Focus”) announced the first phase of an Open Pit Pre-Feasibility Study (“PFS”) at their 100% Laverton Project in Western Australia, over part of which the Company holds a 2% Gross Revenue Royalty.
●	During 2021 development work began on the Tuart underground mine covered by Elemental’s 5% Net Profits Interest or A$10/oz Royalty at Zijin Mining’s (HKG: 2899) (“Zijin”) Mount Pleasant Operations. Elemental received its first royalty revenue from the Tuart Mine in Q2 2021.
●	On June 3, 2021, Capricorn Metals Limited (“Capricorn”) (ASX: CMM) announced that commissioning had commenced at its Karlawinda Gold Project (“Karlawinda”) in Western Australia where Elemental holds a 2% NSR royalty.
●	On June 21, 2021, Future Metals NL (“Future Metals”) announced reinstatement to trading on the Australian Securities Exchange following the acquisition of the Panton PGM project where Elemental holds a 0.5% NSR royalty. A 10,000 meter drilling contract commenced in Q3 2021 with ongoing positive results released since. Recent metallurgical test work has shown >80% PGM recoveries to a high-grade PGM concentrate using conventional flotation.
●	On June 25, 2021, Capricorn announced that it had completed construction and commenced continuous ore processing at Karlawinda.
●	On July 1, 2021, Capricorn announced that it had completed the first gold pour at Karlawinda on schedule and within budget.
●	On August 2, 2021, Rumble Resources Ltd (ASX: RTR) (“Rumble”) announced an updated mineral resource estimate (“MRE”) at the Western Queen Project, over which Elemental acquired a A$6-20/oz royalty in Feb 2021. The updated MRE produced a 35% increase in the total resource from the previous estimate. The combined Indicated and Inferred Resource is 2.1Mt @ 2.42g/t Au for a total of 163,268 ounces. The total Indicated Resources now stand at 1.1Mt @ 1.95g/t Au for a total of 67,145 ounces, which represents a 145% increase over the previous estimate.
●	On September 2, 2021, Capricorn announced Karlawinda had transitioned to steady state operations. The mine produced an estimated 9,800 ounces of gold in August 2021, equivalent to an annualised run rate of 115,400 ounces in only the second month since first gold pour. This annualised rate is equivalent to royalty revenue of approximately $4,000 for Elemental at an $1,800/oz gold price.
●	On September 30, 2021, Endeavour Mining outlined a five-year exploration and discovery outlook, including a Risked Mean Indicated Resource Discovery Target of 1.5 to 2.0 million ounces of gold at the Wahgnion mine.
●	On October 11, 2021, Capricorn Metals announced steady state operations at Karlawinda. Revenue from Karlawinda is expected to almost double annual royalty revenue and during the Q3 2021 quarter, Capricorn produced 24,329 ounces with an above budget 92.6% recovery.
●	On October 26, 2021, Elemental received first royalty revenue of A$1,067,929 from sales of 21,964 ounces of gold in Q3 2021 at Karlawinda.
●	On December 20, 2021, the Company responded to the news release by Gold Royalty Corp. (“Gold Royalty”) regarding Gold Royalty’s intention to make an unsolicited offer to acquire all of the outstanding common shares of the Company. The Company’s Board of Directors (the “Board”) cautioned shareholders that no formal offer had been made by Gold Royalty, and as such there was no need for shareholders to take any action at the time.
●	On December 31, 2021, the Company announced that after having received advice from its financial and legal advisors, the Board intended to recommend that shareholders reject an unsolicited all-share takeover bid from Gold Royalty if and when the bid commences, assuming the terms are as proposed by Gold Royalty in its December 20, 2021 announcement.

IV-5

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Subsequent to December 31, 2021:

●	On January 11, 2022, the Company confirmed that Gold Royalty had commenced a highly conditional and unsolicited all-share takeover bid to acquire all outstanding common shares of the Company. The Board confirmed that it would review the offer in detail and provide a response in due course.
●	On January 19, 2022, Capricorn Metals announced production of 30,316 ounces from Karlawinda during Q4 2021, up 24.6% from the 24,329 ounces produced in Q3 2021. Capricorn confirm they remain on track to achieve FY22 guidance of 110,000 – 120,000 ounces, achieved by continued ramp-up of the processing plant with the introduction of oxide ore into the mill feed increasing throughput to annualized rate of 4.6mtpa. On January 20, 2022, the Company announced it expects an approximate 40% increase in successive quarterly revenue from production at Karlawinda, Elemental’s flagship royalty asset.
●	On January 21, 2022, the Board formed a special committee of independent directors (the “Special Committee”) to assess, review, consider and make a recommendation, if any, to the Board in respect of the hostile Gold Royalty bid and any transactions that may arise in connection with the bid and to consider any alternative transactions and other strategic alternatives for the purpose of enhancing shareholder value.
●	On January 26, 2022, the Company announced that the Board, following the unanimous recommendation of a special committee of independent directors (the “Special Committee”), has unanimously determined that the all-share hostile takeover bid from Gold Royalty is not in the best interests of the Company or its shareholders and unanimously recommended that shareholders REJECT and NOT TENDER their shares.
●	On February 7, 2022, the Company announced that holders of a firm majority of the Company’s shares have reiterated to management that they intend to reject the inadequate all-share hostile takeover bid by Gold Royalty.
●	On March 17, 2022, the Company announced it has entered into a gold purchase and sale agreement (the “Ming Gold Stream”) with Rambler Metals and Mining Canada Limited, a wholly owned subsidiary of Rambler Metals and Mining PLC (AIM: RMM) (“Rambler”), the owner of the Ming Copper-Gold Mine (the “Ming Mine”) in Newfoundland and Labrador in Canada. Under the terms of the Ming Gold Stream, in exchange for consideration of $11 million, the Company will receive 50% of payable gold production until Rambler has delivered 10,000 ounces of gold to the Company, after which the Company will receive 35% of payable gold production until Rambler has delivered a further 5,000 ounces to the Company. After Rambler has delivered a total of 15,000 ounces of gold, the Company will receive 25% of payable gold production for the life of the mine. The Company will make ongoing payments equal to 20% of the market price of gold with minimum gold recoveries set at 85%. Rambler will make minimum gold deliveries of 1,200 ounces to the Company in each of the first three years of the Ming Gold Stream. Closing of the transaction is subject to certain conditions including the Company raising net proceeds of at least $7 million in financing and TSX-V approval as well as various closing conditions.

IV-6

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The following table summarizes the Company’s total revenue from royalty interests during the three and twelve months ended December 31, 2021 and 2020:

	Three months ended December 31,		Year ended December 31,
	2021 $	2020 $	2021 $	2020 $
Kwale	146	83	611	486
Mount Pleasant	22	-	25	9
Amancaya	262	609	1,270	1,915
Wahgnion	815	769	2,844	2,711
Karlawinda	1,078	-	1,861	-
Total revenue from royalty interests	2,323	1,461	6,611	5,121

The following table summarizes the Company’s GEOs from royalty interests during the three and twelve months ended December 31, 2021 and 2020:

	Three months ended December 31,		Year ended December 31,
	2021 oz	2020 oz	2021 oz	2020 oz
Kwale	81	44	340	279
Amancaya	146	325	706	1,091
Wahgnion	434	409	1,561	1,513
Mount Pleasant	16	-	17	5
Karlawinda	617	-	1,056	-
Total GEOs [1]	1,294	778	3,680	2,888

(1) Attributable GEOs are calculated by dividing royalty revenue by the average gold price.

Quarterly changes in royalty sales are primarily driven by fluctuations in production at the underlying mines, the timing of sales, changes in the price of commodities, royalties being advanced to production and the acquisition of new royalties.

IV-7

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

3.	ROYALTY PORTFOLIO

Elemental’s focus is securing royalties over high-quality precious metals assets with established operators. The following table lists the royalty interests that Elemental owns either directly, or indirectly through its subsidiaries as of the date of this report.

Project	Operator	Location	Commodity	Stage	Royalty Type
Amancaya	Austral Gold Ltd	Chile	Gold, silver	Production	2.25% NSR

Karlawinda[2]	Capricorn Metals Ltd	W. Australia	Gold	Production	2% NSR

Kwale	Base Resources Ltd.	Kenya	Ilmenite, rutile, zircon	Production	0.25% GRR
Laverton[2]	Focus Minerals Ltd	W. Australia	Gold	Feasibility	2% GRR

Ming4	Rambler Metals and Mining PLC	Canada	Gold	Production	Stream

Mercedes[1,3]	Equinox Gold Corp.	Mexico	Gold, silver	Production	1% NSR

Mt. Pleasant	Zijin Mining Group	W. Australia	Gold	Production	5% NPI or AU$10/oz

Panton	Future Metals NL	W. Australia	PGM	Feasibility	0.5% NSR

Wahgnion	Endeavour Mining Corp.	Burkina Faso	Gold	Production	1% NSR

Western Queen[2]	Rumble Resources Ltd	W. Australia	Gold	Exploration	AU$6-20/oz royalty

(1)	Royalty revenue due to Elemental after the earlier of: (a) the date on which 450,000 ounces of gold equivalent have been produced after July 28, 2016 or b) the sixth anniversary of that date (July 28, 2022).
(2)	Royalty assets acquired in the South32 Acquisition completed on February 8, 2021.
(3)	On December 17, 2021 Equinox Gold Corp. entered into a definitive agreement to sell the Mercedes mine to Bear Creek Mining Corporation (TSXV: BCM) (“Bear Creek”). The transaction is expected to close in Q1 2022.
(4)	Ming stream acquisition announced on March 17, 2022 and is expected to close on or soon after March 31, 2022.

4.	PRINCIPAL ROYALTIES AND STREAMS: Amancaya:

Location:	Chile
Commodity:	Gold
Operator:	Austral Gold Corp. (“Austral”)
Royalty:	2.25% Net Smelter Return (“NSR”)

Update:

●	Guanaco/Amancaya gold and silver production during Q4 2021 totaled 8,682 GEOs (or 8,382 gold ounces and 23,296 silver ounces), an 8% decrease from Q3 2021 quarter and a 32% decrease from the Q4 2020 quarter. Production included 241 GEOs from Guanaco historical heap material processed through the agitation leaching plant during the quarter.
●	Production was lower than forecast by Austral mainly due to lower gold grades at Amancaya, restricted availability of the UG fleet (mainly vertical drilling equipment) and a failure on the primary crusher during November 2021, which was repaired in December 2021 and led to an increase in December production.
●	As part of its on-going plan to increase productivity from operations, Austral worked on improving its oversight of key activities to improve the efficiency of the production process. During Q4 2021, roles and responsibilities were evaluated to better align Austral and its contractors on UG exploitation, maintenance of mining equipment and procurement of materials and spare parts.
●	Production guidance for 2022 for the Guanaco/Amancaya mine is estimated at 40,000-45,000 gold- equivalent ounces.

IV-8

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Karlawinda:

Location:	Western Australia
Commodity:	Gold
Operator:	Capricorn Metals Ltd. (“Capricorn”)
Royalty:	2% NSR

Update:

●	Q4 2021 gold production from Karlawinda was 30,316 ounces (Q2: 24,329 ounces).
●	Year to date gold production (including commissioning phase production) of 54,645 ounces puts Capricorn on track to achieve FY22 guidance of 110,000 – 120,000 ounces.
●	Continued ramp-up of the processing plant with the introduction of oxide ore into the mill feed increasing throughput to annualized rate of 4.6mtpa.
●	Completion of 114 hole (14,594 metres) near mine RC drilling program at Karlawinda with encouraging results received from the Muirfield Prospect (4km from Bibra, inside the royalty area) including:

●	8 metres @ 6.32g/t from 24 to 32m
●	4 metres @ 1.45g/t from 68 to 72m
●	4 metres @ 6.44g/t from 92 to 96m
●	4 metres @ 1.88g/t from 132 to 136m
●	12 metres @ 1.24g/t from 44 to 56m

●	and from the Southern Corridor deposit including:

●	4 metres @ 1.68g/t from 157 to 161m
●	8 metres @ 1.99g/t from 118 to 126m
●	7 metres @ 1.29g/t from 122 to 129m
●	6 metres @ 1.30g/t from 98 to 104m
●	4 metres @ 3.42g/t from 97 to 101m
●	6 metres @ 1.18g/t from 144 to 150m

●	Drilling is ongoing and Capricorn expect the results to be included in the next resource and reserve updates.

Laverton:

Location:	Western Australia
Commodity:	Gold
Operator:	Focus Minerals Ltd. (“Focus”)
Royalty:	2% Gross Revenue Royalty (“GRR”)

Update:

●	Focus’ strategy is to identify sufficient open pit Resources across the Laverton tenement package to commence a Stage 1 mining operation
●	Drilling at Laverton has been completed across multiple royalty linked deposits and on November 8, 2021, Focus announced an increase in the mineral resource of the Beasley Creek deposit following targeted resource drilling carried out earlier in 2021.mineral resource.
●	The updated Beasley Creek Mineral Resource Estimate is:

IV-9

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

●	Indicated: 3.7 Mt at 2.0g/t for 244koz Au
●	Inferred: 0.4 Mt at 1.6g/t for 21koz Au

●	Further mineral resource updates are expected to be completed during 2022 to form part of a preliminary economic assessment of a Stage 1 operation at Laverton.

Ming:

Location:	Canada
Commodity:	Gold
Operator:	Rambler Metals and Mining PLC (“Rambler”)
Royalty:	Stream

Update:

●	In exchange for consideration of $11 million, Elemental will receive 50% of payable gold production until Rambler has delivered 10,000 ounces of gold to Elemental, after which Elemental will receive 35% of payable gold production until Rambler has delivered a further 5,000 ounces to Elemental. After Rambler has delivered a total of 15,000 ounces of gold, Elemental will receive 25% of payable gold production for the life of mine.
●	Elemental will make ongoing payments equal to 20% of the market price of gold with minimum gold recoveries set at 85%.
●	Rambler will make minimum gold deliveries of 1,200 ounces to Elemental in each of the first three years of the Ming Gold Stream.
●	Closing is expected to occur on or soon after March 31, 2022 and is subject to certain conditions including Elemental raising net proceeds of at least $7 million in a financing.

Mercedes:

Location:	Mexico
Commodity:	Gold & silver
Operator:	Equinox Gold Corp. (“Equinox”)
Royalty:	1% NSR

Update:

●	Mercedes produced 11,353 gold ounces in Q4 2021, with 10,266 ounces sold.
●	Work is underway on a substantial development program to increase access to multiple ore bodies of the Diluvio / Lupita complex.
●	Royalty revenue is due to Elemental after the earlier of: (a) the date on which 450,000 ounces of gold equivalent have been produced after July 28, 2016 or (b) the sixth anniversary of that date (July 28, 2022). Elemental expects that as a result of the COVID-19 stoppages, the start of royalty payments is likely to be payable from July 28, 2022, rather than the 450,000 ounce production hurdle.
●	On December 16, 2020 Equinox and Premier Gold Mines (“Premier”) announced that the companies had entered into a definitive agreement whereby Equinox would acquire all of the outstanding shares of Premier. The acquisition was completed on April 7, 2021 on which date Equinox assumed operational control of the Mercedes mine.
●	On December 17, 2021 Equinox Gold Corp. entered into a definitive agreement to sell the Mercedes mine to Bear Creek Mining Corporation (TSXV: BCM) (“Bear Creek”)”). The transaction is expected to close in Q2 2022.

IV-10

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Wahgnion:

Location:	Burkina Faso
Commodity:	Gold
Operator:	Endeavour Mining Corp. (“Endeavour”)
Royalty:	1% NSR

Update:

●	On February 10, 2021, Endeavour completed the acquisition of Teranga Gold, including the Wahgnion mine.
●	The Wahgnion mine produced 47,000 (1) gold ounces in Q4 2021, an increase of 38% on the 34,000(1) gold ounces produced in Q3 2021.
●	Production in Q4 increased due to increased plant throughput and higher processed grade while the plant recovery rate remained stable. Total tonnes mined increased due to increased production rates following the end of the wet season and the upgraded contractor mining fleet allowing operations to run more efficiently. Ore tonnes were mainly sourced from Nogbele North and South pits, which were primarily oxide materials that were supplemented by mostly fresh materials from the Fourkoura pits.
●	Tonnes milled increased due to increased mill throughput attributable to the ore feed being dryer following the end of the wet season and a higher proportion of oxide ore being processed.
●	The average processed grade increased due to higher grades sourced from Nogbele and Fourkoura pits.
●	FY-2021 consolidated production, which comprises the period commencing on February 10, 2021 after the acquisition of Teranga, amounted to 147,000 gold ounces and achieved the mid-point of the guided 140,000 – 155,000 ounce range,.
●	Endeavour confirm that the Wahgnion mine is expected to produce between 140,000 – 150,000 ounces in 2022.
●	Ore will be primarily sourced from the Nogbele North and Fourkoura pits, with supplemental feed coming from the Nogbele South pits in H1-2022. In H2-2022, greater volumes of ore are expected to be sourced from the Nogbele North pits while ore sourced from Fourkoura pits is expected to remain steady throughout the year. Mill throughput rates are expected to decrease marginally in 2022 while process grades are expected to decline in line with the life of mine schedule.

(1) Ounces produced are provided by Endeavour rounded to the nearest thousand ounces.

5.	SELECTED ANNUAL INFORMATION

The Company’s fiscal year ends on December 31. The following is a summary of certain selected audited financial information for the last three completed fiscal years:

	December 31, 2021 ($)	December 31, 2020 ($)	December 31, 2019 ($)
Total revenues	6,611	5,121	2,415
Net loss	(4,726)	(2,631)	(82)
Loss per share – basic and diluted	(0.07)	(0.08)	(0.00)
Total assets	76,495	28,045	6,666
Total non-current liabilities	24,430	-	-
Dividends	-	-	-

The Company has acquired royalty assets during the year, increasing revenues and total assets. Details of royalties acquired during fiscal 2021 are discussed in the Overall Performance section of this report.

IV-11

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

6.	DISCUSSION OF OPERATIONS

The discussion of operations relates to the Company’s three and twelve months ended December 31, 2021 and 2020.

	Three months ended December 31,		Year ended December 31,
	2021 $	2020 $	2021 $	2020$
Revenue from royalty interests	2,323	1,461	6,611	5,121
Depletion of royalty interests	(1,099)	(523)	(2,884)	(1,689)
General and administrative expenses	(1,397)	(609)	(2,971)	(1,080)
Project evaluation expenses	(153)	(78)	(435)	(380)
Share-based compensation expense	(57)	(253)	(638)	(730)
Interest income	2	11	15	15
Interest and financing expenses	(771)	-	(3,025)	(1,454)
Listing expense	-	(11)	-	(1,534)
Foreign exchange and other	36	310	(36)	340
Gain on acquisition	-	-	-	74
Tax expense	(511)	(575)	(1,363)	(1,314)
Net loss for the period	(1,627)	(267)	(4,726)	(2,631)

Operating cash flows	(1,061)	(1,433)	1,119	1,847

Adjusted EBITDA(1)	809	1,074	3,169	3,578

(1)	Refer to the “Non-IFRS Measures” section of this MD&A.

The Company recorded a net loss of $4.7 million for the year ended December 31, 2021, as compared to a net loss of $2.6 million for the year ended December 31, 2020. The increase in net loss is due to a combination of factors including:

●	Royalty revenue increased to $6.6 million for the year ended December 31, 2021, compared to $5.1 million for the year ended December 31, 2020, due to an increase in Kwale and Wahgnion revenue and the receipt of the first two royalty payments from Karlawinda, offset partially by a decrease in Amancaya revenue. Depletion of royalty interests increased from $1.7 million for the year ended December 31, 2020, to $2.9 million for the year ended December 31, 2021 due primarily to the increased revenue during 2021. Depletion as a percentage of revenue in fiscal 2021 was 43.6% compared to 33.0% in fiscal 2020.
●	General and administrative expenses increased from $1.1 million for fiscal 2020, to $3.0 million for fiscal 2021, due primarily to an increase in employment costs from $0.8 million to $1.6 million as a result of increases in salaries and additional directors after the listing, an increase in listing and filing fees from $0.042 million to $0.1 million, an increase in marketing and promotion from $0.1 million to $0.7 million offset by a decrease in professional and consultancy fees from $0.8 million to $0.7 million.
●	Project evaluation expenses increased from $0.38 million for fiscal 2020, to $0.44 million for fiscal 2021, primarily due to higher business development costs incurred in 2021 for potential acquisitions. Project evaluation expenses are those activities required to acquire and then manage the Company’s portfolio of royalty assets. Certain employment costs and professional and consulting fees are allocated to project evaluation expenses.

IV-12

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

●	Share-based compensation expense decreased during the current year due to some PSUs and all of the stock options that were granted in July 2020 being fully vested during 2021. No stock options or PSUs were granted in 2021 compared to 900,000 stock options and 500,000 PSUs being issued in 2020.
●	Interest and finance expense increased from $1.5 million for the year ended December 31, 2020, to $3.0 million for the year ended December 31, 2021, due to the interest and fees associated with the Amended Sprott Credit Facility.
●	Withholding tax expense increased from $1.3 million for the year ended December 31, 2020, to $1.4 million for the year ended December 31, 2021, due to the decrease in Amancaya revenues offset with an increase in withholding taxes payable on intercompany interest expense. The Karlawinda revenues increased from $nil in fiscal 2020 to $1.9 million in fiscal 2021 and those revenues are not subject to withholding tax.
●	Listing expense relates to the reverse take-over with Fengro. A portion of the listing expense of $1.0 million for the year ended December 31, 2020 represents the fair value of shares deemed issued in excess of the book value of Fengro net assets acquired. The Company incurred $0.5 million of professional fees, listing fees and other expenses related to the transaction.

During the three months ended December 31, 2021, the Company recorded a net loss of $1.6 million as compared to a net loss of $0.3 million for the three months ended December 31, 2020. The revenues in Q4 2021 increased compared to Q4 2020 due to the revenues from the Wahgnion and Karlawinda royalties. Professional and consultancy fees increased in Q4 2021 to $0.4 million compared to $0.1 million in Q4 2020 due primarily to the hostile Gold Royalty bid. This increase in professional and consultancy fees is part of the increase in general and administrative expenses of $0.6 million in Q4 2020 to $1.7 million in Q4 2021. Within general and administrative expenses, employment costs increased from $0.4 million in Q4 2020 to $0.9 million in Q4 2021 and marketing and promotion increased from $0.06 million in Q4 2020 to $0.2 million in Q4 2021. Q4 2021 also included interest and finance expenses relating to the Sprott loan of $0.8 million compared to $nil in Q4 2020.

7.	SUMMARY OF QUARTERLY RESULTS

The following is selected financial data of the Company for the last eight quarters ending with the most recently completed quarter, being the three months ended December 31, 2021.

	THREE MONTHS ENDED
	December 31, 2021 ($)	September 30, 2021 ($)	June 30, 2021 ($)	March 31, 2021 ($)
Total revenues	2,323	1,901	1,239	1,148
Net loss	(1,627)	(836)	(1,181)	(1,082)
Net loss per share – basic and diluted	(0.02)	(0.01)	(0.02)	(0.02)
Total assets	76,495	76,614	77,359	78,274

	THREE MONTHS ENDED
	December 31, 2020 ($)	September 30, 2020 ($)	June 30, 2020 ($)	March 31, 2020 ($)
Total revenues	1,461	1,153	1,295	1,213
Net loss	(266)	(1,217)	(768)	(379)
Net loss per share – basic and diluted	(0.01)	(0.03)	(0.03)	(0.02)
Total assets	28,314	27,050	19,312	18,376

IV-13

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The increase in assets in Q1 2021 was due to the acquisition of South32 royalty assets for aggregate consideration of $55 million The increase in assets in Q3 2020 was due to the brokered financing closed in July 2020. The increase in assets in Q1 2020 was due to the acquisition of the Wahgnion Royalty on January 29, 2020, for aggregate consideration of $12.5 million.

The increase in loss during Q4 2021 was due to increased general and administrative expenses compared to Q3 2021. The increase in loss during Q1 2021 was due to increased general and administrative expenditures as well as interest and finance expenses relating to the Sprott loan. The increased loss during Q3 2020 was due to the listing expense on closing the reverse takeover transaction.

8.	LIQUIDITY AND CAPITAL RESOURCES

As at December 31, 2021, the Company’s cash balance was $6.1 million (2020 - $10.9 million) with working capital of $6.9 million (2020 – working capital of $11.0 million). The decrease in working capital was due to the cash portion of the purchase of the South32 Royalty portfolio for $40.1 million partially offset with the net proceeds of $11.9 million received from equity financings and proceeds from borrowings, net of fees paid in cash, of $24.8 million and interest paid of $2.5 million as well as revenues received during the year.

The Company’s operations provided $1.1 million during the year ended December 31, 2021 (2020 – operations provided $1.8 million) with $40.1 million (2020 - $11.0 million) used in investing activities. As at December 31, 2021, the Company had sufficient working capital to fund operations and had no commitments to make further funding of its royalties other than a contingent AU$0.4 million payment on the Mount Pleasant royalty. At December 31, 2021, there had been no decision made to mine Mount Pleasant and therefore the contingent payment is not due.

The Company’s investing activities during the year ended December 31, 2021, resulted in a decrease in its cash balance from $10.9 million at December 31, 2020 to $6.1 million at December 31, 2021.

Management regularly reviews cash flow forecasts to determine whether the Company has sufficient cash reserves to meet future working capital requirements and discretionary business development opportunities. The Company continues to review strategic options in relation to the Amended Sprott Credit Facility which matures on January 31, 2023. Discussions are underway with Sprott and other lending groups to negotiate an amended credit facility on improved terms.

9.	BORROWINGS

Credit Facility

On December 19, 2019, the Company entered into a Credit Agreement with Sprott Private Resource Lending, an arm’s length party, pursuant to which the Company would be provided with a $8.5 million senior secured credit facility (the “Sprott Credit Facility”). On January 23, 2020, the Company received $8.5 million from the Sprott Credit Facility. The Sprott Credit Facility bore interest at a rate of 11.50% per annum paid monthly, maturing on July 23, 2020 andwas secured by all assets of the Company.

On July 1, 2020, the Sprott Credit Facility was amended with a revised maturity date of August 23, 2020.

On August 7, 2020, Elemental repaid $8.54 million which included $8.5 million of principal, $0.02 million of legal fees and $0.02 million of interest. The Company also issued 196,207 common shares to settle the $0.2 million arrangement fee at the fair value of CAD$1.30 per common share ($0.970). The principal balance remaining on the Sprott Credit Facility was $nil, which was repaid during the year ended December 31, 2021.

IV-14

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

On December 29, 2020, the Company entered into an Amended and Restated Credit Agreement with Sprott pursuant to which the Company would be provided with a $25 million senior secured credit facility (the “Amended Sprott Credit Facility”). On February 9, 2021, the Company received $25 million from the Amended Sprott Credit Facility.

The Amended Sprott Credit Facility bears interest at a rate of 9% per annum plus the greater of (i) LIBOR and (ii) 1%, paid monthly, matures on January 31, 2023 and is secured by all assets of the Company. The Amended Sprott Credit Facility requires the Company to maintain cash and working capital balances of greater than $1 million, which it has done.

On February 8, 2021, the Company issued 653,255 common shares to Sprott as a finance cost at the fair value of $0.77 million. As at December 31, 2021, the Company had incurred costs of $0.27 million for legal fees and other fees in connection with the facility.

During the year ended December 31, 2021, the Company recorded interest expense of $2.56 million and amortization of transaction costs of $0.47 million on the Amended Sprott Credit Facility.

10.	NON-IFRS MEASURES:

The Company has included a performance measure which is non-IFRS and is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. This non-IFRS measure does not have any standard meaning under IFRS and other companies may calculate measures differently.

Adjusted EBITDA excludes the effects of certain other income/expenses and unusual non-recurring items. Adjusted EBITDA is comprised of earnings before interest, taxes, depletion, share-based compensation, and the non-cash portion of the listing expense. Management believes that this is a useful measure of the Company’s performance because it adjusts for items which may not relate to underlying operating performance of the Company and/or are not necessarily indicative of future operating results.

The table below provides a reconciliation of adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020:

	Three months ended December 31,		Year ended December 31,
	2021 $	2020 $	2021 $	2020 $
Net loss	(1,627)	(266)	(4,726)	(2,631)
Tax expense	511	574	1,363	1,314
Interest income	(2)	(11)	(15)	(15)
Interest and finance expenses	771	-	3,025	1,454
Depletion	1,099	524	2,884	1,689
Share-based compensation expense	57	253	638	730
Listing expense (non-cash portion)	-	-	-	1,037
Adjusted EBITDA	809	1,074	3,169	3,578

The presentation of this non-IFRS measure is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. Other companies may calculate these non-IFRS measures differently.

IV-15

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

11.	FINANCING ACTIVITIES

During the year ended December 31, 2021, the Company completed the following equity financing transactions:

1)	On February 8, 2021, the Company completed a private placement of 10,748,132 common shares at CAD$1.50 ($1.18) per common share for gross proceeds of CAD$16.1 million ($12.7 million). In connection with the private placement, the Company paid CAD$0.74 million ($0.58 million) of cash finders’ fees and incurred additional legal fees and other cash issuance costs of CAD$0.24 million ($0.21 million).
2)	On February 8, 2021, the Company issued 13,065,100 common shares at CAD$1.50 ($1.18) per common share as part of the acquisition of the South32 royalty portfolio; and
3)	On February 8, 2021, the Company issued 653,255 common shares as a finance cost pursuant to the Amended and Restated Credit Agreement with Sprott.

During the year ended December 31, 2020, the Company completed the following equity financing transactions:

1)	On January 7, 2020, the Company issued 496,272 common shares at $0.73 (CAD$1.01) per share to raise gross proceeds of $0.36 million;
2)	On January 23, 2020, the Company issued 1,374,683 common shares at $0.73 (CAD$1.01) per share as part of the acquisition of Sanembaore Sarl Pty Ltd. (“SNB”);
3)	On April 21, 2020, the Company issued 10,325 ordinary shares at $0.73 per share as payment of $0.007 million of a bonus;
4)	On May 1, 2020, the Company issued 1,240,879 ordinary shares at $0.73 per share to raise gross proceeds of $0.9 million;
5)	On July 27, 2020, pursuant to the reverse takeover transaction, all of the Company’s outstanding securities were exchanged for post-Consolidation Elemental securities on a 4.8114 for 1 basis. All share and per share amounts in this MD&A have been re-stated to reflect the post-4.8114 for 1 exchange ratio;
6)	On July 28, 2020, the Company completed a brokered subscription receipt financing of 18,437,715 common shares at CAD$1.30 ($0.972) per share for gross proceeds of CAD$23.97 million ($17.9 million). In connection with the financing, the Company paid cash finders’ fees of $1.08 million and incurred cash issuance costs of $0.17 million;
7)	On July 30, 2020, the Company issued 2,406,322 common shares to convert the Tembo loan, including the arrangement fee and accrued interest at a conversion price of CAD$1.30 ($0.97) as repayment of the
$2.33 million convertible loan;
8)	On July 30, 2020, the Company issued 196,207 common shares at CAD$1.30 ($0.97) to settle the $0.19 million arrangement fee for the Sprott Credit Facility; and
9)	On September 3, 2020, the Company issued 65,996 common shares to settle CAD$0.11 million of debt incurred pursuant to a bridge loan made to Fengro in March 2019.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has not entered into any off-balance sheet arrangements.

ACCOUNTING STANDARDS RECENTLY ADOPTED

The Company adopted Interest Rate Benchmark Reform – Phase 2: Amendments to IFRS 9, IAS 39, IFRS 4 and IFRS 16 (the “Phase 2 Amendments”) effective on January 1, 2021. Interest rate benchmark reform (“Reform”) refers to a global reform of interest rate benchmarks, which includes the replacement of some interbank offered rates (“IBOR”) with alternative benchmark rates. The Phase 2 Amendments provide a practical expedient requiring the effective interest rate be adjusted when accounting for changes in the basis for determining the contractual cash flow of financial assets and liabilities that relate directly to the Reform rather than applying modification accounting which might have resulted in a gain or loss. In addition, the Phase 2 Amendments require disclosures to assist users in understanding the effect of the Reform on the Company’s financial instruments and risk management strategy.

IV-16

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The Company’s Credit Facility bears interest at a floating rate equal to a base rate of 9% plus the greater of i) the London interbank offered rates (“LIBOR”) and ii) 1% paid monthly and has not yet transitioned to alternative benchmark rates at the end of the current reporting period. The Company is working with the lenders to assess the potential alternatives to the use of the LIBOR.

12.	RELATED PARTY TRANSACTIONS

Key management includes the executive and non-executive directors and certain officers of the Company. Key management compensation during the years ended December 31, 2021 and 2020 is as follows:

	2021 $	2020 $
Salary, fees, pension and professional fees	1,281	815
Share-based compensation – PSUs and stock options	485	638
	1,766	1,453

13.	FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, trade and other receivables, trade and other payables and borrowings are all measured at amortized cost.

Discussions of risks associated with financial assets and liabilities are detailed below:

Market risk: Market risk is the risk that the Company’s future earnings will be adversely impacted by changes in market prices. Market risk for the Company comprises two types of risk: price risk and foreign currency risk.

Price risk: The price risk is the risk that the Company’s future earnings will be adversely impacted by changes in the market prices of commodities.

Foreign currency risk: The Company’s transactions are carried out in a variety of currencies, including Sterling, Australian Dollar, Canadian Dollar and US Dollar. The Company has not hedged its exposure to currency fluctuations.

Interest rate risk: Interest rate risk is the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to changes in market interest rates. Interest rate risk arises from interest bearing financial assets and liabilities that the Company uses. Treasury activities take place under procedures and policies approved and monitored by the Board to minimize the financial risk faced by the Company. Interest- bearing assets comprise cash and cash equivalents which are considered to be short-term liquid assets and the borrowings from Sprott. The borrowing from Sprott bears interest at a rate of 9% per annum plus the greater of (i) LIBOR and (ii) 1%.

Liquidity risk: Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk by continuing to monitor forecasted and actual cash flows. The Company has in place a planning and budgeting process to help determine the funds required to support its normal operating requirements on an ongoing basis and its development plans. The Company strives to maintain sufficient liquidity to meet its short-term business requirements, taking into account its anticipated cash flows from royalty interests, its holdings in cash and its committed liabilities.

The Company continues to review strategic options in relation to the Amended Sprott Credit Facility which matures on January 31, 2023. Discussions are underway with Sprott and other lending groups to negotiate an amended credit facility on improved terms.

IV-17

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Credit risk: Credit risk is the risk of loss associated with a counterparty’s inability to fulfil its payment obligations. The Company’s maximum exposure to credit risk is attributable to cash. The credit risk on cash is limited because the Company invests its cash in deposits with well capitalized financial institutions. The Company’s accounts receivable is subject to the credit risk of the counterparties who own and operate the mines underlying the royalty portfolio. In order to mitigate its exposure to credit risk, the Company closely monitors its financial assets.

Fair values

It is the Board’s opinion that the carrying values of the cash and cash equivalents, other receivables, all trade and other payables in the consolidated statement of financial position approximate their fair values due to their short- term nature. The estimated fair value of the Sprott credit facility at December 31, 2021 is $25.6 million based on Level 3 fair value hierarchy.

Capital risk management

The Company’s objectives when managing capital are to provide shareholder returns through maximization of the profitable growth of the business and to maintain a degree of financial flexibility relevant to the underlying operating and metal price risks while safeguarding the Company’s ability to continue as a going concern. The Company manages the capital structure and makes adjustments in the light of changes in economic conditions and risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares, acquire debt, or sell assets. Management regularly reviews cash flow forecasts to determine whether the Company has sufficient cash reserves to meet future working capital requirements and to take advantage of business opportunities.

14.	OUTSTANDING SHARE DATA

Common shares:

As at the date of this MD&A, the Company had 68,991,221 common shares issued and outstanding.

Stock Options and Performance Share Units:

The following is a summary of Elemental’s issued and outstanding stock options and PSUs at the date of this MD&A:

Type	Expiry Date	Exercise Price	Trading Price Hurdle	Number Outstanding	Number Exercisable

Stock Options	July 28, 2025	CAD$1.50		900,000	900,000

Performance Share Units	July 28, 2025		CAD$1.70	160,000	-
Performance Share Units	July 28, 2025		CAD$2.20	340,000	-
Performance Share Units	June 14, 2023		US$0.62	463,498	463,498
Performance Share Units	June 14, 2023		US$0.78	579,483	579,483
Performance Share Units	June 14, 2023		US$0.94	579,483	579,483
Performance Share Units	June 14, 2023		US$1.25	772,645	772,645

TOTAL				3,795,109	3,295,109

IV-18

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

15.	RISKS & UNCERTAINTIES

Some of the primary risk factors affecting the Company are set out below.

The risks arising from the current COVID-19 pandemic may have a significant impact on the Company

The outbreak of the corona virus and the continuation of the worldwide COVID-19 pandemic could adversely affect the economies and financial markets of many countries, which could adversely impact the Company’s business plans and activities in 2022 and the market price of the Company’s common shares. The Company may face disruption to operations, supply chain delays, travel and trade restrictions, labour shortages and shutdowns and impacts on economic activity in affected countries or regions can be expected that are difficult to quantify. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about by the COVID-19 pandemic’s impact on global industrial and financial markets which may reduce commodity prices, share prices and financial liquidity, thereby limiting access to additional capital. The Company is focused on the health and well-being of its workers and the communities in which we work and has implemented preventative measures accordingly. The Company will continue to monitor advice and regulations from the World Health Organization, governments and local communities, and adjust measures as appropriate.

The diversified royalty or stream interests (subject to closing the Ming Gold Stream acquisition) held by the Company across a number of different mine operators and geographical locations significantly mitigate this risk.

The Company is currently subject to an unsolicited hostile takeover bid.

The Company is currently subject to the unsolicited hostile takeover bid by Gold Royalty. While the Company is exploring the availability of strategic alternatives to the hostile takeover bid by Gold Royalty, there is no assurance regarding the availability of alternative strategic options for the Company and whether any such options will represent greater value to Elemental’s shareholders, as to the outcome of the hostile takeover bid by Gold Royalty, and whether any takeover or change of control transaction involving the Company will occur and/or be completed and as to the timing thereof.

Changes in commodity prices will affect the revenues generated from the Company’s asset portfolio as well as the profitability of the Company

The revenue derived by the Company from its asset portfolio will be significantly affected by changes in the prices of the commodities underlying the Company’s royalty interests. Commodity prices, including those to which the Company is exposed, fluctuate on a daily basis and are affected by numerous factors beyond the control of the Company, including levels of supply and demand, industrial investment levels, inflation and the level of interest rates, the strength of the U.S. dollar, geopolitical events and the current COVID-19 pandemic. Such external economic factors are in turn influenced by changes in international investment patterns, monetary systems and political developments. In addition, geo-political tensions with Russia, due to its war with Ukraine, and resulting sanctions, may serve to further compound supply constraints in the near term, which could materially and adversely impact the quantum of production and increase the costs of production thereby reducing the returns upon which some or all of Elemental’s royalties or streams are calculated, or both, from any or all of the mines in which Elemental holds royalty or stream interests.

Future material price declines may result in a decrease in revenue or, in the case of severe declines that cause a suspension or termination of production by relevant operators, a complete cessation of revenue from royalties applicable to one or more relevant commodities. Moreover, despite the Company’s commodity diversification, the broader commodity market tends to be cyclical, and a general downturn in overall commodity prices could result in a significant decrease in overall revenue. Any such price decline may result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-19

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The precious metals that are subject to the royalty or stream interests in the Company’s asset portfolio are produced or will be produced as by-product metals at some of the properties in respect of which the Company holds a royalty on stream interest; therefore, production decisions and the economic cut-off applied to the reporting of mineral reserves and mineral resources, as applicable, is influenced by changes in the commodity prices of other metals at the mines. Where the Company’s interest is in respect of a by-product metal, commodity prices of the by-product metal and the principal metal may diverge such that the interests of owners or operators of the mines, and those of the Company, may not be aligned.

The Company has no or limited control over the operation of the properties in respect of which the Company holds an interest and the operators’ failure to perform or decision to cease or suspend operations will affect the revenues of the Company

The Company is not directly involved in the operation of mines. The revenue derived from its royalty portfolio is based on production by third-party property owners and operators of mines. The owners and operators generally will have the power to determine the manner in which the properties are exploited, including decisions to expand, continue or reduce, suspend or discontinue production from a property, decisions about the marketing of products extracted from the property and decisions to advance exploration efforts and conduct development of non- producing properties. The interests of third-party owners and operators and those of the Company on the relevant properties may not always be aligned. As an example, it will usually be in the interest of the Company to advance development and production on properties as rapidly as possible in order to maximize near-term cash flow, while third-party owners and operators may take a more cautious approach to development as they are at risk with respect to the cost of development and operations. Likewise, it may be in the interest of property owners to invest in the development of and emphasize production from projects or areas of a project that are not subject to royalty interests. The inability of the Company to control the operations for the properties in respect of which it has a royalty interest may result in a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities. In addition, the owners or operators may take action contrary to the Company’s objectives, be unable or unwilling to fulfill their obligations under their contracts with the Company, have difficulty obtaining or be unable to obtain the financing necessary to advance projects or experience financial, operational or other difficulties, including insolvency, which could limit the owner or operator’s ability to perform its obligations under agreements with the Company.

At any time, any of the operators of the properties in respect of which the Company holds a royalty or stream interest or their successors may decide to suspend or discontinue operations. In particular, due to the COVID-19 pandemic, many mining projects around the world have been forced to temporarily suspend mining operations and may be forced to temporarily suspend mining operations again in the event of additional outbreaks or waves of the COVID-19 pandemic. The Company may not be entitled to any material compensation if any of the properties in respect of which it holds a royalty interest shuts down or discontinues its operations on a temporary or permanent basis.

The Company currently has three material royalty assets. Other assets and properties may become significant to the Company from time to time and any adverse development related to any such assets will affect the revenue derived from such assets.

As of the date of this MD&A, Elemental considers that the royalties derived from the Wahgnion mine, the Karlawinda gold project and the Amancaya mine as its only material royalty assets. As new assets are acquired or existing or new assets move into production, the materiality of each of the Company’s assets will be reconsidered. Any adverse development affecting the development or operation of, production from or recoverability of mineral reserves, or any other significant property in the Company’s royalty portfolio from time to time, including, but not limited to, unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, pit wall failures, tailings dam failures, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage, or the inability to hire suitable personnel and engineering contractors or secure supply agreements on commercially suitable terms, may have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities. Any adverse decision made by the owners and operators of the mines that are the subject of royalties that are material to the Company, including for example, alterations to development or mine plans or production schedules, may impact the timing and amount of revenue that the Company receives from its royalties and could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-20

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Some of the properties in which the Company has an interest may never achieve commercial production

Some of the projects or properties in which the Company has a royalty interest are not yet in production. There can be no assurance that feasibility, construction or development will be completed on a timely basis or at all.

To the extent that any of the owners or operators of properties in respect of which the Company holds a royalty or stream interest default under their credit and other financing documents, this could delay or inhibit operations at the relevant properties, which could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Any sale of assets in respect of which the Company holds a royalty interest may result in a new operator and any failure of such operator to perform could affect the Company

The owners or operators of the projects or mines in respect of which the Company holds a royalty interest may from time to time announce transactions, including the sale or transfer of the projects or mines or of the operator itself, over which the Company has little or no control. If any such transaction is completed, it may result in a new operator controlling the project or mine, who may or may not operate the project or mine in a similar manner to the current operator, and which may positively or negatively impact the Company and could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities. If any such transaction is announced, there is no certainty that such transaction will be completed, or be completed as announced, and any consequences of such non-completion on the Company may be difficult or impossible to predict.

The Company may acquire royalties on properties that are speculative and there can be no guarantee that mineable deposits will be discovered, developed or mined

Exploration for metals and minerals is a speculative venture necessarily involving substantial risk. There is no certainty that the expenditures made by the operator of any given project will result in discoveries of commercial quantities of minerals on lands where the Company holds royalties.

If mineable deposits are discovered, substantial expenditures will be required to establish mineral reserves through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure to facilitate mineral extraction. Although substantial benefits may be derived from the discovery of a major deposit, no assurance can be given that resources will be discovered in sufficient quantities to justify commercial operations or that the funding required for development can be obtained on terms acceptable to the operator or at all. Although, in respect of these properties, the Company intends to hold only royalties and not be responsible for these expenditures, the operator may not be in a financial position to obtain the necessary funding to advance the project, thereby resulting in the Company not earning revenues from the royalty or stream interests it holds in such properties.

IV-21

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The Company may have limited access to data and disclosure regarding the operation of properties in which it has an interest, which may affect its ability to assess and predict the performance of its royalties

As a holder of royalties, the Company generally has limited access to data on the operations or to the actual properties themselves. Accordingly, the Company needs to rely on the accuracy and timeliness of the public disclosure and other information it receives from the owners and operators of the properties in respect of which it holds royalties. The Company will use such information, including production estimates, in its analyses, forecasts and assessments relating to its own business. If such information contains material inaccuracies or omissions, the Company’s ability to assess and accurately forecast its own performance or achieve its stated objectives may be materially impaired. In addition, some royalties may be subject to confidentiality arrangements which govern the disclosure of information with regard to the royalties and, as such, the Company may not be in a position to publicly disclose such information with respect to certain royalties. The limited access to data and disclosure regarding the operations of the properties in respect of which the Company will acquire an interest may restrict the Company’s ability to assess, forecast or enhance its performance, which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Although the Company will attempt to secure contractual rights when it creates new royalty or stream interests, such as audit or access rights that will permit it to monitor operators’ compliance with their obligations to the Company, there can be no assurance that the Company will be able to secure such rights, or that such rights will be sufficient to ensure such compliance or to affect operations in ways that would be beneficial to the Company.

The Company depends on the operators of the properties in which it holds a royalty or stream interest for the calculation of royalty payments, and it may not be possible to detect errors in payment calculations

Payments and deliveries to the Company pursuant to royalties are calculated by the operators of the relevant properties based on reported production. Each operator’s calculations are subject to and dependent upon the adequacy and accuracy of its production and accounting functions, and errors may occur from time to time in the calculations made by an operator. Certain contracts for royalties to be acquired by the Company will require the operators to provide the Company with production and operating information that may, depending on the completeness and accuracy of such information, enable the Company to detect errors in such calculations. However, the Company may not have the contractual right to receive complete production information for all of its royalties. As a result, the Company’s ability to detect payment errors in respect of royalties through its monitoring program of its interests and its associated internal controls and procedures will be limited, and the possibility will exist that the Company will need to make retroactive revenue adjustments in respect of royalties. The contracts for royalties in the Company’s asset portfolio generally provide the right to audit the operational calculations and production data for the associated payments and deliveries in respect of such royalties; however, such audits may occur many months following the Company’s recognition of the revenue in respect of the royalties and may require the Company to adjust its revenue in later periods.

The Company is dependent on the payment by the owners and operators of the properties in respect of which the Company has a royalty and any delay in or failure of such payments will affect the revenues generated by the Company’s asset portfolio.

The Company is dependent, to a large extent, upon the financial viability of the owners and operators of the relevant properties in respect of which it holds royalties. Payments from production will generally flow through the operator and there is a risk of delay and additional expense in receiving such payments. Payments may be delayed as a result of restrictions imposed by lenders, delays in the sale or delivery of products, the ability or willingness of smelters and refiners to process mine products, blowouts or other accidents, recovery by the operators of expenses incurred in the operation of the properties, the establishment by the operators of mineral reserves for such expenses or the insolvency of the operator. The Company’s rights to payment pursuant to royalties will, in some cases, be enforced by contract without the protection of the ability to liquidate a property.

IV-22

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

This will inhibit the Company’s ability to collect outstanding payments in respect of such royalties upon a default. Additionally, some contracts may provide limited recourse in particular circumstances which may further inhibit the Company’s ability to recover or obtain equitable relief in the event of a default by the owner or operator under such contracts. In the event of a bankruptcy of an operator or owner, it is possible that an operator may claim that the Company should be treated as an unsecured creditor and, therefore, have a limited prospect for full recovery of revenue. There is also a possibility that a creditor or the owner or operator may claim that the royalty contract should be terminated in the insolvency proceeding. Alternatively, in order to preserve its interest in a royalty or stream interest in the context of an insolvency or similar proceeding, the Company may be required to make additional investments in, or provide funding to, owners or operators, which would increase its exposure to the relevant interest and counterparty risk. Failure to receive payments from the owners and operators of the relevant properties or termination of the Company’s rights could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Global financial conditions may destabilize

Global financial conditions could suddenly and rapidly destabilize in response to future events, as government authorities may have limited resources to respond to future crises. Future crises may be precipitated by any number of causes, including natural disasters, geopolitical instability, changes to energy prices or sovereign defaults. Any sudden or rapid destabilization of global economic conditions could negatively impact the Company’s ability, or the ability of the owners or operators of the properties in respect of which the Company holds royalties, to obtain equity or debt financing or make other suitable arrangements to finance their projects. In the event of increased levels of volatility or a rapid destabilization of global economic conditions, the Company’s business, financial condition, results of operations and the trading price of its securities could be materially and adversely affected. To date, the COVID-19 pandemic has had a significantly negative impact on the global economy, as well as on certain commodity prices, and the pandemic may continue to have an adverse effect on the Company. In addition, certain countries including Canada and the United States have imposed strict financial and trade sanctions against Russia in connection with the ongoing military conflict between Russia and Ukraine, which sanctions may have far reaching effects on the global economy in addition to the near term effects on Russia. The long-term impacts of the conflict remain uncertain.

The Company is exposed to counterparty and liquidity risk, and any delay or failure of counterparties to make payments will affect the revenues of the Company

The Company is exposed to various counterparty risks including, but not limited to (i) the Company’s royalty counterparties; (ii) other companies that have payables owing to the Company; (iii) the Company’s insurance providers; and (iv) the Company’s lenders. The Company is also exposed to liquidity risks in meeting its operating expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact the ability of the Company to obtain loans or other credit facilities or obtain equity financing in the future or to obtain them on terms favourable to the Company.

Royalties may not be honoured by operators of a project

Royalties in respect of natural resource properties are largely contractual in nature. Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. To the extent grantors of royalties do not abide by their contractual obligations, the Company may be forced to take legal action to enforce its contractual rights. Such legal action may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to the Company could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-23

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Not all of the Company’s royalties are secured and the Company’s security interests, if any, may be subordinated and difficult to enforce

Although certain of the Company’s royalties are secured, certain of the Company’s royalty or stream interests are unsecured. In a default, liquidation or realization situation, any unsecured royalty or stream interest of the Company will be satisfied pro rata with all other unsecured claims after all secured claims, property claims and prior ranking claims are satisfied in full. Absent a security interest, the Company’s likely potential recourse against a defaulting property owner or mining operator would be for breach of the applicable contract which would result in damages and unsecured claims for which the likelihood of recovery is remote and time-consuming. In the event that a mining operator or property owner has insufficient funds to pay its liabilities and obligations as they become due, it is possible that other liabilities and obligations will be satisfied prior to those owing to the Company. Even valid security interests which are or may be held by the Company could be (i) subordinated to other indebtedness; (ii) unenforceable; (iii) difficult to enforce; or (iv) subject to attack by other creditors or stakeholders. Further, in insolvency proceedings, any security or other interest held by the Company will likely be further subordinated by court-ordered charges or other court-ordered relief, including for interim financing.

The Company’s profitability, results of operations and financial condition are subject to variations in foreign exchange rates

Certain of the Company’s activities and its head office are located in Canada and the costs associated with these activities are largely denominated in Canadian dollars. Additionally, the Company has subsidiaries in the United Kingdom and Australia, creating potential foreign currency fluctuations between these subsidiaries. Additionally, some of the Company’s royalties may be subject to foreign currency fluctuations and inflationary pressures, which could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities. There can be no assurance that the steps taken by management to address variations in foreign exchange rates will eliminate all adverse effects and the Company may suffer losses due to adverse foreign currency rate fluctuations.

Operators of mines may not be able to replace depleted mineral reserves and mineral resources, which would reduce the Company’s revenue from royalties

The revenue generated by the Company will principally be based on the exploitation of mineral reserves on assets underlying the Company’s royalties. mineral reserves are continually being depleted through extraction and the long-term viability of the Company’s royalty portfolio will depend on the replacement of mineral reserves by owners or operators of the associated properties through new producing assets and increases in mineral reserves on existing producing assets. As any mine in respect of which the Company has a royalty matures, the Company expects overall declines in production over the years unless the operator of such mine is able to replace mineral reserves that are mined through mine expansion or successful new exploration. Exploration for minerals is a speculative venture necessarily involving substantial risk. There is no certainty that the expenditures made by the operator of any given mineral project will result in discoveries of commercial quantities of minerals on properties underlying the Company’s royalty interest or that discoveries will be located on properties covered by the relevant royalty. Even in those cases where a significant mineral deposit is identified and covered by a royalty owned by the Company, there is no guarantee that the deposit can be economically extracted. Substantial expenditures are required to establish mineral reserves through drilling, to develop processes to extract the mineral reserves and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit covered by a royalty owned by the Company, no assurance can be given that new mineral reserves will be identified to replace or increase the amount of mineral reserves underlying a royalty interest held by the Company. This includes mineral resources, as the mineral resources that have been discovered may not have been subjected to sufficient analysis to justify commercial operations or the allocation of funds required for development. The inability of operators to add additional mineral reserves or to replace existing mineral reserves through either the development of existing mineral resources or the acquisition of new mineral producing assets, in each case covered by a royalty owned by the Company, could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-24

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The Company may enter into acquisitions or other royalty or streaming transactions from time to time, which may be material, may involve the issuance of the Company’s securities or may involve the incurrence of indebtedness and will be subject to transaction-specific risks

The Company regularly reviews opportunities to acquire existing royalties or streams, to create new royalty, streaming or other arrangements through the financing of mining projects, financing of new acquisitions or to acquire companies that hold royalties or streams in respect of mineral properties. At any given time, the Company may have various types of transactions and acquisition opportunities in various stages of active review, including submissions of indications of interest and participation in discussions or negotiations in respect of such transactions. This process also involves the engagement of consultants and advisors to assist in analyzing particular opportunities. Any such acquisition or transaction could be material to the Company and may involve the issuance of Common Shares or other securities by the Company or the incurrence of indebtedness to fund any such acquisition. In addition, any such transaction may have other transaction-specific risks associated with it, including risks related to the completion of the transaction, the project operators or the jurisdictions in which assets may be acquired or underlying properties located. Additionally, the Company may consider opportunities to restructure its royalty arrangements where it believes such a restructuring may provide a long-term benefit to the Company, even if such restructuring may reduce near-term revenues or result in the Company incurring transaction-related costs.

Increased competition for royalties or streams could adversely affect the Company’s ability to acquire additional royalties or streams in mineral properties

Many companies are engaged in the search for and the acquisition of mineral interests, including royalties and streams and there is a limited supply of desirable mineral interests. The mineral exploration and mining businesses are competitive in all phases. Many companies are engaged in the acquisition of mineral interests, including large, established companies with substantial financial resources, operational capabilities and long earnings records. The Company may be at a competitive disadvantage in acquiring those interests, whether by way of royalty or stream as competitors may have greater financial resources and technical staffs. There can be no assurance that the Company will be able to compete successfully against other companies in acquiring new royalties or streams. In addition, the Company may be unable to acquire royalties or streams at acceptable valuations which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company can provide no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable

There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could impede the Company’s funding obligations, or result in delay or postponement of further business activities which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-25

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The Company may experience difficulty attracting and retaining qualified management and technical personnel to efficiently operate its business

The Company is dependent upon the continued availability and commitment of its key management personnel, whose contributions to immediate and future operations of the Company are of significant importance. The loss of any such key management personnel, and, in particular, of its chief executive officer, could negatively affect the Company’s business operations. From time to time, the Company may also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate its business. In addition, the Company expects to frequently retain third-party specialized technical personnel to assess and execute on opportunities. These individuals may have conflicts of interest or scheduling conflicts, which may delay or inhibit the Company’s ability to employ such individuals’ expertise. The number of persons skilled in the acquisition, exploration and development of royalties and streams in natural resource properties is limited and competition for such persons is intense. Recruiting and retaining qualified personnel will be critical to the Company’s success and there can be no assurance that the Company will be able to recruit and retain such personnel. If the Company is not successful in recruiting and retaining qualified personnel, the Company’s ability to execute its business model and growth strategy could be affected, which could have a material adverse effect on its business, financial condition, results of operations and the trading price of its securities.

Certain of the Company’s directors and officers may serve as directors and officers with other companies, which could put them in a conflict position from time to time

Certain of the directors and officers of the Company may also serve as directors or officers of, or have significant shareholdings in, other companies involved in natural resource exploration, development and production and, to the extent that such other companies may engage in transactions or participate in the same ventures in which the Company participates, or in transactions or ventures in which the Company may seek to participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.

Such conflicts of the directors and officers could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Changes in or in the interpretation of tax legislation or accounting rules could affect the profitability of the Company

Changes to, or differing interpretation of, taxation laws or regulations in any of Canada or any of the countries in which the Company’s assets or relevant contracting parties or underlying properties are located could result in some or all of the Company’s profits being subject to additional taxation. No assurance can be given that new taxation rules or accounting policies will not be enacted or that existing rules will not be applied in a manner which could result in the Company’s profits being subject to additional taxation or which could otherwise have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities. In addition, the introduction of new tax rules or accounting policies, or changes to, or differing interpretations of, or application of, existing tax rules or accounting policies could make royalties held by the Company less attractive to counterparties. Such changes could adversely affect the Company’s ability to acquire new assets or make future investments.

The Company may be unable to repay its indebtedness and comply with its obligations under a credit facility

The Company entered into the Amended Facility Agreement to be used primarily to fund the acquisition of royalties. These acquisitions resulted in significant drawings under the Amended Facility Agreement and the Company would be required to use a portion of its cash flow to service principal and interest on the debt thereunder, which will limit the cash flow available for other business opportunities. The Company’s ability to make scheduled payments of the principal of, to pay interest on, or to refinance indebtedness will depend on its future performance, which is subject to economic, financial, competitive and other factors beyond its control. The Company may not generate future cash flow that is sufficient to service debt and make necessary capital expenditures. If the Company is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as reducing or eliminating dividends, if any, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Company’s ability to refinance indebtedness will depend on the capital markets and its financial condition at such time. The Company may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations.

IV-26

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The terms of the Amended Facility Agreement require the Company to satisfy various affirmative and negative covenants. These covenants may limit, among other things, the Company’s ability to incur further indebtedness, create certain liens on assets or engage in certain types of transactions. These covenants could also limit the ability of the Company to amend its royalty contracts without the consent of the lenders. There can be no assurances that, in the future, the Company will not be limited in its ability to respond to changes in its business or competitive activities or be restricted in its ability to engage in mergers, acquisitions or dispositions of assets. Furthermore, a failure to comply with these covenants, could likely result in an event of default under such credit facilities and would allow the lenders to accelerate the debt, which could materially and adversely affect the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company’s operations will depend on information systems that may be vulnerable to cyber security threats

The Company’s operations depend, in part, on its IT systems, networks, equipment and software and the security of these systems. The Company depends on various IT systems to process and record financial and technical data, administer its contracts with its counterparties and communicate with employees and third parties. These IT systems, and those of its third-party service providers and vendors and the counterparties under its contracts for royalties may be vulnerable to an increasing number of continually evolving cyber security risks. Unauthorized third parties may be able to penetrate network security and misappropriate or compromise confidential information, create system disruptions or cause shutdowns. Any such breach or compromise may go undetected for an extended period of time.

A significant breach of the Company’s IT systems or data security or misuse of data, particularly if such breach or misuse goes undetected for an extended period of time, could result in significant costs, loss of revenue, fines or lawsuits and damage to reputation. The costs to eliminate or alleviate cyber or other security problems, including bugs, viruses, worms, malware and other security vulnerabilities, could be significant, and the Company’s efforts to address these problems may not be successful. The significance of any cyber-security breach is difficult to quantify, but may in certain circumstances be material and could have a material adverse effect on the Company’s financial condition, results of operations and the trading price of its securities.

Risks relating to Mines and Mining Operations

The Company is indirectly exposed to many of the same risk factors as the owners and operators of properties on which it holds a royalty

The Company is indirectly subject to the risk factors applicable to the owners and operators of properties in respect of which the Company holds a royalty, to the extent that such risks relate to the production of minerals from, or the continued operation of, such mines or projects.

IV-27

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Production at mines and projects on which the Company holds a royalty or stream is dependent on operators’ employees

Production from the properties in respect of which the Company holds a royalty or stream interest depends on the efforts of operators’ employees. There is competition for geologists and persons with mining expertise. The ability of the owners and operators of such properties to hire and retain geologists and persons with mining expertise is key to those operations. Further, relations with employees may be affected by changes in the scheme of labour relations that may be introduced by the relevant governmental authorities in the jurisdictions in which those operations are conducted. Changes in such legislation or otherwise in the relationships of the owners and operators of such properties with their employees may result in strikes, lockouts or other work stoppages, or could result in the owners and operators of such properties to decide to cease production at one or more of the properties, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Mineral reserves and mineral resources are estimates based on interpretation and assumptions and actual production may differ from amounts identiﬁed in such estimates

The mineral reserves and mineral resources on properties in respect of which the Company holds royalties are estimates only, and no assurance can be given that the estimated mineral reserves and mineral resources will be accurate or that the indicated level of minerals will be produced. mineral reserve and mineral resource estimates for certain of the Company’s royalties will be prepared by the operators of the underlying properties. The Company will not participate in the preparation or verification of such estimates (or the reports in which they are presented) and the Company will not independently assess or verify the accuracy of such estimates. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. Further, it may take many years from the initial phase of drilling before production is possible and during that time the economic feasibility of exploiting a mineral deposit discovery may change.

Market price fluctuations of the applicable commodity, as well as increased production and capital costs or reduced recovery rates, may render the proven and probable mineral reserves on properties underlying the Company’s royalties unprofitable to develop at a particular site or sites for periods of time or may render mineral reserves containing relatively lower-grade mineralization uneconomic. Moreover, short-term operating factors relating to the mineral reserves, such as the need for the orderly development of ore bodies or the processing of new or different ore grades, may cause mineral reserves to be reduced or not extracted. Estimated mineral reserves may have to be recalculated based on actual production experience. The economic viability of a mineral deposit may also be impacted by other attributes of a particular deposit, such as size, grade and proximity to infrastructure, governmental regulations and policy relating to price, taxes, royalties, land tenure, land use permitting, the import and export of minerals and environmental protection and by political and economic stability. While these risks may exist for all of the Company’s assets, they will be heightened in the case of interests in properties which have not yet commenced production.

mineral resource estimates, in particular, must be considered with caution. mineral resource estimates for properties that have not commenced production are based, in many instances, on limited and widely-spaced drill hole or other limited information, which is not necessarily indicative of the conditions between and around drill holes. Such mineral resource estimates may require revision as more drilling or other exploration information becomes available or as actual production experience is gained. Further, mineral resources may not have demonstrated economic viability and may never be extracted by the operator of a property. It should not be assumed that all or any part of the mineral resources on properties underlying the Company’s royalties constitute or will be converted into mineral reserves.

Any of the foregoing factors may require operators to reduce their mineral reserves and mineral resources, which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-28

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Production forecasts may not prove to be accurate

The Company prepares estimates and forecasts of future mineral production attributable to the Company pursuant to the properties in respect of which it holds royalties and, in doing so, the Company relies on public disclosure and other information it receives from the owners, operators and independent experts of such properties to prepare such estimates. Such information may necessarily be imprecise because it depends upon the judgment of the individuals who operate such properties as well as those who review and assess the geological and engineering information. These production estimates and forecasts will typically be based on existing mine plans and other assumptions with respect to such properties, which may change from time to time and over which the Company will have no control, including the availability, accessibility, sufficiency and quality of ore, the costs of production, the operators’ ability to sustain and increase production levels, the sufficiency of infrastructure, the performance of personnel and equipment, the availability of materials and equipment including reagents and fuel, the ability to maintain and obtain mining interests and permits and compliance with existing and future laws and regulations.

Any such information is forward-looking and no assurance can be given that such production estimates and forecasts will be achieved. Actual production attributable to the Company’s royalty or stream interests may vary from the Company’s estimates for a variety of reasons, including: actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; actual ore mined being less amenable than expected to mining or treatment; lower than expected mill feed grades; lower than anticipated sweep efficiency at certain mines; short-term operating factors relating to the mineral reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; delays in the commencement of production and ramp up at new mines; revisions to mine plans; unusual or unexpected ore body formations; risks and hazards associated with the properties in respect of which the Company holds royalties, including but not limited to cave- ins, rock falls, rock bursts, pit wall failures, seismic activity, weather-related complications, fires or flooding or as a result of other operational problems such as production drilling or material removal challenges, power failures or a failure of a key production component such as a hoist, an autoclave, a filter press or a grinding mill; and unexpected labour shortages, strikes, local community opposition or blockades. Occurrences of this nature and other accidents, adverse conditions or operational problems in future years may result in the Company’s failure to realize the benefits of its production forecasts anticipated from time to time. If the Company’s production forecasts prove to be incorrect, it could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The exploration and development of mineral properties are inherently dangerous and subject to risks beyond the control of the Company

Companies engaged in mining activities are subject to all of the hazards and risks inherent in exploring for and developing natural resource projects. These risks and uncertainties include, but are not limited to, environmental hazards, industrial accidents, labour disputes, increases in the cost of labour, social unrest, changes in the regulatory environment, permitting and title risks, impact of non-compliance with laws and regulations, fires, explosions, blowouts, cratering, encountering unusual or unexpected geological formations or other geological or grade problems, unanticipated metallurgical characteristics or less than expected mineral recovery, encountering unanticipated ground or water conditions, cave-ins, pit wall failures, flooding, rock bursts, tailings dam failures, periodic interruptions due to inclement or hazardous weather conditions, earthquakes, seismic activity, other natural disasters or unfavourable operating conditions and losses. Should any of these risks or hazards affect a company’s exploration or development activities, it may (i) result in an environmental release or environmental pollution and liability; (ii) cause the cost of development or production to increase to a point where it would no longer be economic to produce the metal from the mineral projects in respect of which the Company holds a royalty; (iii) result in a write-down or write-off of the carrying value of one or more mineral projects; (iv) cause delays or stoppage of mining or processing; (v) result in the destruction of properties, processing facilities or third- party facilities necessary to the company’s operations; (vi) cause personal injury or death and related legal liability; (vii) result in regulatory fines and penalties or the revocation or suspension of licences; (viii) result in the loss of insurance coverage; or (ix) result in the loss of social licence to operate. The occurrence of any of the above- mentioned risks or hazards could result in an interruption or suspension of operations of the properties in respect of which the Company holds a royalty, which in turn could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-29

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Defects in title to properties underlying the Company’s royalties may result in a loss of entitlement by the operator and a loss of the Company’s interest

A defect in the chain of title to any of the properties underlying one of the Company’s royalties or necessary for the anticipated development or operation of a particular project to which a royalty relates may arise to defeat or impair the claim of the operator to a property which could in turn result in a loss of the Company’s interest in respect of that property. In addition, claims by third parties or aboriginal groups may impact the operator’s ability to conduct activities on a property to the detriment of the Company’s royalties. To the extent an owner or operator does not have title to the property, it may be required to cease operations or transfer operational control to another party. Many royalties are contractual, rather than an interest in land, with the risk that an assignment or bankruptcy or insolvency proceedings by an owner will result in the loss of any effective royalty in a particular property. Further, even in those jurisdictions where there is a right to record or register royalties held by the Company in land registries or mining recorder’s offices, such registrations may not necessarily provide any protection to the Company. As a result, known title defects, as well as unforeseen and unknown title defects, may impact operations at a project in respect of which the Company has a royalty and could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

Future litigation affecting the properties in respect of which the Company holds its royalties could have an adverse effect on the Company

Potential litigation may arise on a property on which the Company holds a royalty (for example, litigation between joint venture partners or between operators and original property owners or neighbouring property owners). As a holder of such interests, the Company does not generally have any influence on the litigation and does not generally have access to data. Any such litigation that results in the cessation or reduction of production from a property (whether temporary or permanent) or the expropriation or loss of rights to a property could have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities.

Moreover, the courts in some of the jurisdictions in which the Company has a royalty may offer less certainty as to the judicial outcome of legal proceedings or a more protracted judicial process than is the case in more established economies. Accordingly, there can be no assurance that contracts, joint ventures, licences, licence applications or other legal arrangements will not be adversely affected by the actions of government authorities and the effectiveness of and enforcement of such arrangements in these jurisdictions. Moreover, the commitment of local businesses, government officials and agencies and the judicial system in these jurisdictions to abide by legal requirements and negotiated agreements may be more uncertain and may be susceptible to revision or cancellation, and legal redress may be uncertain or delayed. These uncertainties and delays could have a material adverse effect on the business, financial condition, results of operations of the Company and on the trading price of its securities.

Defects or disputes relating to the Company’s royalties could have an adverse effect on the Company

Defects in or disputes relating to the royalties in the Company’s royalty portfolio may prevent the Company from realizing the anticipated benefits from these interests. Material changes could also occur that may adversely affect management’s estimate of the carrying value of the Company’s royalties and could result in impairment charges. While the Company seeks to confirm the existence, validity, enforceability, terms and geographic extent of the royalties it acquires, there can be no assurance that disputes or other problems concerning these and other matters or other problems will not arise. Confirming these matters is complex and is subject to the application of the laws of each jurisdiction to the particular circumstances of each parcel of mineral property and to the documents reflecting the royalties. The discovery of any defects in, or any disputes in respect of, the royalties, could have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities.

IV-30

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The operations in respect of which the Company holds a royalty requires various property rights, permits and licences to be held by the operator in order to conduct current and future operations, and delays or a failure to obtain or maintain such property rights, permits and licences, or a failure to comply with the terms of any of such property rights, permits and licences could result in the interruption or closure of operations or exploration on the properties

The exploration, development and operation of mining properties are subject to laws and regulations governing health and worker safety, employment standards, environmental matters, mine development, project development, mineral production, permitting and maintenance of titles, exports, taxes, labour standards, reclamation obligations, heritage, historic and archaeological matters and other matters. The owners and operators of the properties in respect of which the Company holds royalties require licences and permits from various governmental authorities in order to conduct their operations. Future changes in such laws and regulations or in such licences and permits could have a material adverse effect on the revenue that the Company will derive from its royalties. Such licences and permits are subject to change in various circumstances and are required to be kept in good standing through a variety of means, including cash payments and satisfaction of conditions of issues. Such licences and permits are subject to expiration, relinquishment and/or termination without notice to, control of or recourse by the Company. There can be no guarantee that the owners or operators of those properties in respect of which the Company holds royalties are able to obtain or maintain all necessary licences and permits in good standing that may be required to explore, develop and operate the properties, commence the construction or operation of mining facilities, or maintain operations that economically justify the cost. Any failure to comply with applicable laws and regulations, permits and licences, or to maintain permits and licences in good standing, even if inadvertent, could result in interruption or closure of exploration, development or mining operations or in fines, penalties or other liabilities accruing to the owner or operator of a project. Any such occurrence could substantially decrease production or cause the termination of operations on a property in which the Company holds a royalty interest and could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company will be exposed to risks related to the construction, development and/or expansion in relation to the mines, projects and properties in respect of which it holds a royalty

Many of the projects or properties in respect of which the Company holds an interest are in the construction or development stage, and such projects are subject to numerous risks, including, but not limited to delays in obtaining equipment, materials and services essential to the construction and development of such projects in a timely manner, currency exchange rates, labour shortages, cost escalations and fluctuations in metal prices. There can be no assurance that the owners or operators of such projects will have the financial, technical and operational resources to complete construction, development and/or expansion of such projects in accordance with current expectations or at all.

The operations in which the Company holds an interest are subject to environmental and endangered species laws and regulations that may increase the costs of doing business and may restrict operations, which could reduce the Company’s revenues

All phases of the mining business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of government laws and regulations, including laws and regulations relating to the protection of endangered and threatened species. Compliance with such laws and regulations can require significant expenditures and a breach may result in the imposition of fines and penalties, which may be material. In addition, such laws and regulations can constrain or prohibit the exploration and development of new projects or the development or expansion of existing projects. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, increases in land- use restrictions, larger fines and liability and potentially increased capital expenditures and operating costs. Any breach of environmental legislation by owners or operators of properties underlying the Company’s asset portfolio, could have a material impact on the viability of the relevant property and impair the revenue derived by the Company from the applicable royalty, which could have a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-31

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Changes in government regulation could inhibit exploration, construction and development on, or production from, the mineral properties in respect of which the Company holds royalties

The properties on which the Company holds a royalty interest may be located in multiple legal jurisdictions and political systems. There can be no assurance that future political and economic conditions in such countries will not result in the adoption of different policies or attitudes respecting the development and ownership of resources. Changes in applicable laws, regulations, or in their enforcement or regulatory interpretation could result in adverse changes to mineral development or operations. Any such changes in policy or attitudes may result in changes in laws affecting ownership of assets, land tenure and resource concessions, licensing fees, taxation, royalties, price controls, exchange rates, export controls, environmental protection, labour relations, foreign investment, nationalization, expropriation, repatriation of income and return of capital, which may affect both the ability to undertake exploration, construction and development on, or production from, the properties in respect of which the Company holds royalty or stream interests or the payments under such royalties. In certain areas where the Company holds a royalty, the regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation. Any changes in governmental laws, regulations, economic conditions or shifts in political attitudes or stability are beyond the control of the Company and the owners and operators of the properties in respect of which the Company holds a royalty or stream interest and such changes could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

The Company is subject to risks related to certain operations in developing economies

The Company is subject to risks normally associated with the conduct of business in developing economies. Risks may include, among others, problems relating to power supply, labour disputes, delays or invalidation of governmental orders and permits, corruption, uncertain political and economic environments, civil disturbances and crime, arbitrary changes in laws or policies, foreign taxation and exchange controls, nationalization of assets, opposition to mining from environmental or other non-governmental organizations or changes in the political attitude towards mining, empowerment of previously disadvantaged people, local ownership requirements, limitations on foreign ownership, power supply issues, limitations on repatriation of earnings, infrastructure limitations and increased financing costs. The above risks could limit, disrupt or negatively impact the Company’s business, financial condition, results of operations and the trading price of its securities.

Mineral properties in which the Company holds royalties may be subject to risks related to indigenous peoples, which could inhibit operations at such properties

Various international, national, state and provincial laws, codes, resolutions, conventions, guidelines, treaties and other principles and considerations relate to the rights of indigenous peoples. The Company holds royalties in respect of operations located in some areas currently or previously inhabited or used by indigenous peoples. In these areas, governments may have obligations to respect the rights of indigenous people. Some mandate consultation with indigenous people regarding actions which may affect indigenous people, including actions to approve or grant mining rights or permits. The obligations of government and private parties under the various international and national requirements, principles and considerations pertaining to indigenous people continue to evolve and be defined. The properties in respect of which the Company holds royalty or stream interests are subject to the risk that one or more groups of indigenous people may oppose operations or new development. Such opposition may be directed through legal or administrative proceedings or protests, roadblocks or other forms of public expression against the operator’s or the Company’s activities. Opposition by indigenous people to such activities may require modification of or preclude operation or development of projects or may require the entering into of agreements with indigenous people. Claims and protests of indigenous peoples may disrupt or delay activities of the operators of properties in respect of which the Company holds royalty or stream interests which could result in a material adverse effect on the Company’s business, financial condition, results of operations and the trading price of its securities.

IV-32

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

Risks Related to the Securities of Elemental

The market price of the Common Shares may be volatile, which could result in substantial losses for holders of Common Shares

The market price of the Common Shares could be subject to significant fluctuations. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions and the risk factors described in this MD&A could subject the market price of the Common Shares to wide price fluctuations regardless of the Company’s operating performance.

The Company may have to raise additional capital through the issuance of additional equity, which could result in dilution to shareholders

The issuance of additional Common Shares or of securities convertible into or exchangeable or exercisable for Common Shares may have a dilutive effect on the interests of shareholders. The number of Common Shares that the Company is authorized to issue is unlimited. The Company may, in its sole discretion, subject to applicable law and the rules of the TSX-V, issue additional Common Shares from time to time (including pursuant to any equity- based compensation plans that may be introduced in the future), and the equity interest in the Company of the holders of its Common Shares may be diluted thereby.

The Company may require new capital to continue to grow its business and there are no assurances that capital will be available when needed, if at all. It is likely that, at least to some extent, such additional capital will be raised through the issuance of additional equity, which could result in substantial dilution to shareholders.

The Canada Revenue Agency’s (“CRA”) recent focus on foreign income earned by Canadian companies may result in adverse tax consequences for the Company

There has been a recent focus by the CRA on income earned by foreign subsidiaries of Canadian companies. The majority of the Company’s royalty assets will be owned by and the related revenue is received by subsidiaries of Elemental. Elemental has not received any reassessment or proposal from the CRA in connection with income earned by its foreign subsidiaries. Although management believes that the Company will be in full compliance with Canadian tax law, there can be no assurance that the Company’s structure may not be challenged in future. In the event the CRA successfully challenges the Company’s structure, this could potentially result in additional federal and provincial taxes and penalties, which may have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities.

Changes in or in the interpretation of tax legislation or accounting rules could affect the profitability of the Company

Changes to, or differing interpretation of, taxation laws or regulations in any of Canada or any of the countries in which the Company’s assets or relevant contracting parties or underlying properties are located could result in some or all of the Company’s profits being subject to additional taxation. No assurance can be given that new taxation rules or accounting policies will not be enacted or that existing rules will not be applied in a manner which could result in the Company’s profits being subject to additional taxation or which could otherwise have a material adverse effect on the Company’s profitability, results of operations and financial condition and the trading price of its securities. In addition, the introduction of new tax rules or accounting policies, or changes to, or differing interpretations of, or application of, existing tax rules or accounting policies could make royalties or other interests held by the Company less attractive to counterparties. Such changes could adversely affect the Company’s ability to acquire new assets or make future investments.

IV-33

ELEMENTAL ROYALTIES CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2021

(Expressed in thousands of US Dollars, unless otherwise indicated)

The Company’s operations will depend on information systems that may be vulnerable to cyber security threats

The Company’s information technology and internal infrastructure is susceptible to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Significant disruption to the availability of information technology and internal infrastructure could cause delays in research and development work. The Company would incur liability and development of product candidates would be delayed if any disruption or security breach were to result in a loss of, or damage to, the Company’s data.

16.	FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking statements and forward-looking information (within the meaning of applicable Canadian securities laws) (collectively, “forward-looking statements”). All statements and information, other than statements and information of historical fact, constitute “forward-looking statements” and include any information that addresses activities, events or developments that the Company believes, expects or anticipates will or may occur in the future including the Company’s strategy, plansor future financial or operating performance and other statements that express management’s expectations or estimates of future performance.

Forward-looking statements are generally identifiable by the use of the words “may”, “would”, “could”, “will”, “anticipate”, “believe”, “plan”, “expect”, “intend”, “estimate” and similar expressions (including negative and grammatical variations) have been used to identify these forward-looking statements. These statements reflect management’s current beliefs with respect to future events and are based on information currently available to management. Forward-looking statements involve significant risks, uncertainties and assumptions. Forward- looking statements involve significant risks, uncertainties and assumptions and in this MD&A include, but are not limited to: statements with respect to the Company’s financial guidance, outlook, the completion of mine expansion under construction phases, and the results of exploration and timing thereof, at the mines or properties that the Company holds an interest in, future royalty payments relating to the Wahgnion mine, the Amancaya Project, and the Mercedes Project; the timing for Elemental to receive royalty payments relating to the Mercedes Project, and future royalty payments pursuant to the South32 Acquisition. Many factors could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements thatmay be expressed or implied by such forward-looking statements, including, without limitation, those listed in the “Risk Factors” section of this MD&A. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements may vary materially from those expressed or implied by the forward-looking statements contained in this MD&A. These factors should be considered carefully and prospective investors should not place undue relianceon the forward-looking statements. Although the forward- looking statements contained in this MD&A are based upon what management currently believes to be reasonable assumptions, the Company cannot assure prospectiveinvestors that actual results, performance or achievements will be consistent with these forward-looking statements. The forward-looking statements contained in this MD&A have been based on expectations, factors andassumptions concerning future events which may prove to be inaccurate and are subject to numerous risks and uncertainties, certain of which are beyond the Company’s control, including without limitation: the impact of general business and economic conditions; the absence of control over mining operations from which it will receive royaltypayments and risks related to those mining operations, including risks related to international operations, government and environmental regulation, delays in mine construction and operations, actual results of mining and current exploration activities, conclusions of economic evaluations and changes in project parameters as plans are refined; problems related to the ability to market precious metals or other minerals; industry conditions, including commodity price fluctuations, interest and exchange rate fluctuations; regulatory, political or economic developments in any of the countries where properties underlying the royalty or stream interests are located or through which they are held; risks related to the operators of the properties underlying royalty or other interest, including changes in the ownership and control of such operators; risks related to global pandemics, including the COVID-19 global health pandemic, and the spread of other viruses or pathogens; influence ofmacroeconomic developments; business opportunities that become available, or are pursued; title, permit or license disputes related to interests on any of the properties in which a royalty or other interest is held; loss of key employees; regulatory restrictions; litigation; fluctuations in foreign exchange or interest rates; and other factors, many of which are beyond the control of ERC. The Company assumes no responsibility to update forward looking statements, other than as may be required by applicable securities laws. The factors identified above are notintended to represent a complete list of the factors that could affect the Company.

Qualified Person:

Richard Evans, FAusIMM, is Senior Vice President Technical for Elemental, and a qualified person under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), has reviewed and approved the scientific and technical disclosure contained in this document.

IV-34

Schedule V

ELEMENTAL ROYALTIES CORP.

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

WITH RESPECT TO

THE ANNUAL GENERAL AND SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON JULY 8, 2021

Dated May 21, 2021

V-1

ELEMENTAL ROYALTIES CORP.

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF
SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual general and special meeting (“Meeting”) of the holders of common shares (“Common Shares”) of Elemental Royalties Corp. (“Company” or “Elemental”) will be held on Thursday, July 8, 2021 at 8:00 a.m. (Vancouver time).

Shareholders can register to access the virtual Meeting using Zoom Meeting ID: 869 8129 0911. Shareholders may also access the meeting by using the following link: https://us02web.zoom.us/meeting/register/tZIkf-iqpzsjG9Uy- soSyQ6Q53oJPosrjxJF.

The Meeting is being held for the following purposes (which are further described in the Company’s information circular (the “Information Circular”)) available on SEDAR at www.sedar.com:

1.	to receive the audited annual financial statements of the Company for the financial year ended December 31, 2020, together with the report of the auditor’s thereon;

2.	to elect the directors of the Company until the next annual general meeting of shareholders. For more information, see “Matters to be Considered at the Meeting – Election of Directors” in the Information Circular;

3.	to appoint PricewaterhouseCoopers LLP (“PwC”) as auditor of the Company until the next annual meeting of shareholders of the Company at a remuneration to be fixed by the directors of the Company. For more information, see “Matters to be Considered at the Meeting – Appointment of Auditor” in the Information Circular;

4.	to consider and, if deemed advisable, pass, with or without variation, a resolution approving and ratifying the Company’s 2020 Incentive Compensation Plan (the “Omnibus Plan”) and the setting-aside, allotting and reserving 10% of the Company’s outstanding common shares from time to time for issuance pursuant to the exercise of stock options granted under the Omnibus Plan. For more information, see “Matters to be Considered at the Meeting – Approval of Omnibus Plan” in the Information Circular; and

5.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

Shareholders should refer to the Information Circular for more detailed information with respect to the matters to be considered at the Meeting.

This year, out of an abundance of caution, to proactively deal with the public health impact of the novel coronavirus (“COVID-19”) pandemic and to mitigate the risks to the health and safety of our communities, shareholders, employees and other stakeholders, our Meeting will be conducted via video conference. Shareholders joining the meeting by video conference will not be able to vote their shares during the call.

A registered shareholder may attend the Meeting online or may be represented by proxy at the Meeting. All shareholders are encouraged to attend the Meeting via video conference and to date, sign and return the accompanying instrument of proxy (“Instrument of Proxy”) for use at the Meeting or any adjournment or postponements thereof. To be effective, the Instrument of Proxy must be mailed so as to reach or be deposited with Computershare Trust Company of Canada, Attention: Proxy Department, 8th floor, 100 University Ave, Toronto ON, M5J 2Y1, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Vancouver, British Columbia) prior to the time set for the Meeting or any adjournment or adjournments thereof. Shareholders may also confirm their proxy vote by telephone or online at www.investorvote.com. Full voting instructions are included within the instrument of Proxy.

V-2

If you are not a registered shareholder of the Company and received this Notice and the Information Circular through your broker or another intermediary, please complete and return the accompanying Instrument Proxy or Voting Instruction Form provided to you by such broker or other intermediary, in accordance with the instructions provided therein.

The Company has elected to use the notice-and-access rules (“Notice and Access”) under National Instrument 54- 101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and National Instrument 51-102 – Continuous Disclosure Obligations for distribution of the Meeting materials to Shareholders. Notice and Access is a set of rules that allows issuers to post electronic versions of its proxy-related materials on SEDAR and on one additional website, rather than mailing paper copies to Shareholders. The Information Circular, this Notice of Meeting, the form of proxy, the voting instruction form and the Company’s annual audited consolidated financial statements for the year ended December 31, 2020 and the related management’s discussion and analysis of financial condition and results of operations (the “Meeting Materials”) are available on the Company’s website (www.elementalroyalties.com) and under the Company’s profile on SEDAR at www.sedar.com. Shareholders are reminded to review the Meeting Materials before voting.

Shareholders may obtain paper copies of the Meeting Materials, or obtain further information about Notice and Access, by contacting the Company’s transfer agent, Computershare Trust Company of Canada toll free at 1-866-962- 0498 (for shareholders with a 15 digit control number) or 1-877-907-7643 (for shareholders with a 16 digit control number). A request for paper copies should be received by Computershare Trust Company of Canada by no later than June 28, 2021 in order to allow sufficient time for the Shareholder to receive the paper copy and return the proxy by its due date.

DATED this 21st day of May, 2021	BY ORDER OF THE BOARD OF DIRECTORS OF
Elemental Royalties Corp.
(signed) “Frederick Bell”
Chief Executive Officer and Director

V-3

ELEMENTAL ROYALTIES CORP.

MANAGEMENT INFORMATION CIRCULAR

RESPECTING THE

ANNUAL GENERAL AND SPECIAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JULY 8, 2021 VIA VIDEO CONFERENCE

Solicitation of Proxies

This management information circular (“Information Circular”) is furnished in connection with the solicitation of proxies by the management of Elemental Royalties Corp. (the “Company”), to be used at the annual general and special meeting (“Meeting”) of holders of common shares (“Common Shares”) of the Company to be held on July 8, 2021, at 8:00 a.m. (Vancouver time) via video conference, or at any adjournment or postponement thereof for the purposes set out in the accompanying notice of annual general and special meeting of shareholders (“Notice of Meeting”). References in this Information Circular to the Meeting include any adjournment or adjournments thereof. It is expected that the solicitation will be primarily by mail and virtually; however, proxies may also be solicited by certain officers, directors and regular employees of the Company by telephone or personally. These individuals will receive no compensation for such solicitation other than their regular fees or salaries, if any. The cost of solicitation by management will be borne directly by the Company.

The board of directors of the Company (“Board”) has set the close of business on Friday, May 21, 2021 as the date of record (“Record Date”) for the determination of the registered holders of Common Shares entitled to receive notice of and vote at the Meeting.

This year, out of an abundance of caution, to proactively deal with the public health impact of the novel coronavirus (“COVID-19”) pandemic and to mitigate the risks to the health and safety of our communities, shareholders, employees and other stakeholders, our Meeting will be conducted via video conference. Shareholders joining the meeting by video conference will not be able to vote their shares during the call.

Shareholders can register to access the virtual Meeting using Zoom Meeting ID: 869 8129 0911. Shareholders may also access the meeting by using the following link: https://us02web.zoom.us/meeting/register/tZIkf-iqpzsjG9Uy- soSyQ6Q53oJPosrjxJF.

A registered shareholder may attend the Meeting online or may be represented by proxy at the Meeting. All shareholders are encouraged to attend the Meeting via video conference and to date, sign and return the accompanying instrument of proxy (“Instrument of Proxy”) for use at the Meeting or any adjournment or postponements thereof. To be effective, the Instrument of Proxy must be mailed so as to reach or be deposited with Computershare Trust Company of Canada, Attention: Proxy Department, 8th floor, 100 University Ave, Toronto ON, M5J 2Y1, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Vancouver, British Columbia) prior to the time set for the Meeting or any adjournment or adjournments thereof. Shareholders may also confirm their proxy vote by telephone or online at www.investorvote.com. Full voting instructions are included within the instrument of Proxy.

Unless otherwise stated, the information contained in this Information Circular is as of the Record Date.

The Company is sending the Meeting materials to Shareholders using the notice-and-access rules (“Notice-and- Access”) under National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and National Instrument 51-102 – Continuous Disclosure Obligations. Notice-and-Access is a set of rules that allows issuers to post electronic versions of its proxy-related materials on SEDAR and on one additional website, rather than mailing paper copies to shareholders. Shareholders will still receive a hard copy of the Notice of Meeting and form of proxy or voting instruction form, as the case may be, and may choose to receive a hard copy of the other Meeting materials. The Meeting materials are available online on the Company’s website (www.elementalroyalties.com) and under the Company’s profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com.

V-4

Voting of Proxies by Registered Shareholders

The Common Shares represented by the accompanying instrument of proxy (“Instrument of Proxy”) if the same is properly executed and is received at the offices of Computershare Trust Company, Attention: Proxy Department, 8th floor, 100 University Ave, Toronto ON, M5J 2Y1, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Vancouver, British Columbia) or by telephone or online at www.investorvote.com (Full voting instructions are included within the Instrument of Proxy) , prior to the time set for the Meeting or any adjournment or adjournments thereof, will be voted at the Meeting, and, where a choice is specified in respect of any matter to be acted upon, will be voted or withheld from voting, as the case may be, in accordance with the specification made. In the absence of such specification, Instruments of Proxy in favour of management will be voted in favour of all resolutions described herein. The Instrument of Proxy also confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Information Circular, management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters that are not now known to management should properly come before the Meeting, the Instrument of Proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Appointment and Revocation of Proxies by Registered Shareholders

The persons named in the Instrument of Proxy have been selected by the Board of the Company and have indicated their willingness to represent as proxy the shareholder who appoints them. A shareholder wishing to appoint some other person, who need not be a shareholder, to represent them at the Meeting, may do so by inserting such person’s name in the blank space provided in the Instrument of Proxy or by completing another proper Instrument of Proxy and, in either case, depositing the completed and executed Instrument of Proxy at the offices of Computershare Trust Company, Attention: Proxy Department, 8th floor, 100 University Ave, Toronto ON, M5J 2Y1, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Vancouver, British Columbia) prior to the time set for the Meeting or any adjournment or adjournments thereof. The Instrument of Proxy may indicate the manner in which the appointee is to vote with respect to any specific item, by checking the appropriate space in the Instrument of Proxy. If the shareholder giving the Instrument of Proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank. The Common Shares represented by the Instrument of Proxy submitted by a shareholder will be voted in accordance with the directions, if any, set forth in the Instrument of Proxy.

An Instrument of Proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by a shareholder or by a shareholder’s attorney duly authorized in writing or, if the shareholder is a body corporate, under its corporate seal or, by a duly authorized officer or attorney and deposited at the offices of the transfer agent, Computershare Trust Company, Attention: Proxy Department, 8th floor, 100 University Ave, Toronto ON, M5J 2Y1, at any time up to and including the last business day preceding the day of the Meeting or with the Chairperson of the Meeting on the day of the Meeting or in any other manner permitted by applicable law. Such instrument will not be effective with respect to any matter on which a vote has already been cast pursuant to such Instrument of Proxy.

Voting by Non-Registered Shareholders

If you are not a registered shareholder (“Non-Registered Shareholder”) of the Company and received the Notice of Meeting and this Information Circular through your broker or through another intermediary (an “Intermediary”, which include, among other entities and individuals, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans), please complete and return the Instrument of Proxy or Voting Instruction Form (“VIF”) provided to you by such broker or other Intermediary, in accordance with the instructions provided therein.

Only registered shareholders or the persons they appoint as their proxies are permitted to vote in advance of the Meeting. Most shareholders are Non-Registered Shareholders because the Common Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Common Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an Intermediary that the Non-Registered Shareholder deals with in respect of the Common Shares; or (ii) in the name of a clearing agency such as CDS & Co. (the registration name of CDS Clearing and Depository Services Inc.) of which the Intermediary is a participant.

V-5

Common Shares held by Intermediaries and their nominees can only be voted (for or against resolutions) upon the instructions of the Non-Registered Shareholder. Without specific instructions, the Intermediary or their nominee is prohibited from voting Common Shares for their clients. Each Non-Registered Shareholder should therefore ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54- 101”) requires brokers and other Intermediaries to seek voting instructions from Non-Registered Shareholders in advance of shareholders’ meetings. The various brokers and other Intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Non-Registered Shareholders to ensure their Common Shares are voted at the Meeting. The VIF supplied to a Non-Registered Shareholder by its broker (or the agent of the broker) is substantially similar to the Instrument of Proxy provided directly to registered shareholders by the Company. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Non-Registered Shareholder. In Canada, the vast majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Services, Inc. (“Broadridge”). Broadridge typically prepares a machine readable VIF, mails those forms to Non-Registered Shareholders and asks Non-Registered Shareholders to return the VIFs to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the Internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Non-Registered Shareholder who receives a Broadridge VIF cannot use it to vote Common Shares directly at the Meeting. The VIFs must be returned to Broadridge (or instructions respecting the voting of Common Shares must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the Common Shares voted. If you have any questions respecting the voting of Common Shares held through a broker or other Intermediary, please contact that broker or other Intermediary for assistance.

Although a Non-Registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of their broker, a Non-Registered Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the Common Shares in that capacity. Non-Registered Shareholders who wish to indirectly vote their Common Shares as proxyholder for the registered shareholder, should enter their own names in the blank space on the VIF and return it to their broker (or the broker’s agent) in accordance with the instructions provided by such broker in advance of the Meeting.

There are two categories of Non-Registered Shareholders: (i) objecting beneficial owners (“OBO”) – those who object to their name being made known to the issuer of securities which they own; and (ii) non-objecting beneficial owners (“NOBOs”) – those who do not object to the issuer of the securities they own knowing who they are.

NOBOs

The Company has decided to take advantage of those provisions of NI 54-101 that permit it to directly deliver proxy- related materials to NOBOs of the Company who have not waived the right to receive such materials. As a result, NOBOs can expect to receive a scannable VIF, together with this Information Circular, from Computershare Trust Company. VIFs are to be completed and returned to Computershare Trust Company following the instructions provided in the form. Computershare Trust Company will tabulate the results of the VIFs received from NOBOs and provide appropriate instructions at the Meeting with respect to the Common Shares represented by the VIFs received by it. Should a NOBO of the Company wish to vote, the NOBO must, as set forth in the VIF, request an Instrument of Proxy from Computershare Trust Company that will grant the NOBO the right to attend the Meeting and vote by proxy in advance of the Meeting. NOBOs of the Company that wish to change their vote must, in sufficient time in advance of the Meeting, contact Computershare Trust Company to change their vote.

If you are a NOBO and the Company or its agent has sent the Notice of Meeting and this Information Circular directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding the securities on your behalf. By choosing to send such materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering them to you; and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

V-6

OBOs

In accordance with the requirements of NI 54-101, copies of the Notice of Meeting and this Information Circular have been distributed to the clearing agencies and Intermediaries for distribution to OBOs. Intermediaries are required to forward the Notice of Meeting and this Information Circular to OBOs unless the OBO has waived the right to receive them, pursuant to National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer. Very often, Intermediaries will use service companies to forward proxy material to OBOs. With the Notice of Meeting and this Information Circular, Intermediaries or their service companies should provide OBOs with a VIF which, when properly completed and signed by such OBO and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. The purpose of this procedure is to permit OBOs to direct the voting of the Common Shares that they beneficially own. Should an OBO wish to vote in connection with the Meeting, the OBO should follow the procedure in the VIF and request a form which will grant the OBO the right to attend the Meeting and vote in advance of the Meeting. OBOs should carefully follow the instructions of their Intermediary, including those regarding when and where the completed VIF is to be delivered. OBOs who wish to change their vote must, in sufficient time in advance of the Meeting, arrange with their respective Intermediaries to change their vote and, if necessary, revoke their VIF in accordance with the revocation procedures set out above.

All references to shareholders in this Information Circular and the Instrument of Proxy and Notice of Meeting, are references to registered shareholders of the Company unless specifically otherwise stated.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized share capital of the Company consists of an unlimited number of Common Shares. As at the Record Date, there were 68,991,221 Common Shares issued and outstanding. Each Common Share entitles the holder thereof to one (1) vote on all matters to be acted upon at the Meeting.

Registered holders of Common Shares as at the close of business on the Record Date are entitled to vote their Common Shares (or, if a completed and executed Instrument of Proxy has been delivered to the Company’s transfer agent, Computershare Trust Company, within the time specified in the Notice of Meeting, to vote in advance by proxy) on the basis of one (1) vote for each Common Share held except to the extent that: (i) such shareholder transfers their shares after the close of business on the Record Date; and (ii) such transferee, at least ten (10) days prior to the Meeting, produces properly endorsed share certificates to the secretary or transfer agent of the Company or otherwise establishes their ownership of the Common Shares, in which case the transferee may vote those Common Shares at the Meeting.

The Company’s Articles provide that the quorum for the transaction of business at the Meeting consists of two persons who are, or who represent by proxy, shareholders who, in the agreement hold at least 5% of the issued shares entitled to be voted at the Meeting.

To the knowledge of the Board and the executive officers of the Company, as of the Record Date, no person, firm or company beneficially owns, controls or directs, directly or indirectly, voting securities of the Company carrying ten percent (10%) or more of the voting rights attached to all issued and outstanding Common Shares, other than as set out below:

Name of Shareholder	Number of Common Shares Beneficially Owned, or over which Control or Direction is Exercised, Directly or Indirectly	Percentage of Common Shares Beneficially Owned, or over which Control or Direction is Exercised, Directly or Indirectly

South32 Limited	13,065,100	18.94%
(“South32”)

Deutsche Balaton
Aktiengesellschaft (“Deutsch Balaton”)	8,252,489	11.96%

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MATTERS TO BE CONSIDERED AT THE MEETING

1.	Financial Statements

The audited annual financial statements of the Company for the year ended December 31, 2020 and auditor’s report and management’s discussion and analysis thereon (“Financial Statements”) will be tabled at the Meeting. A copy of the Financial Statements is available at the request of shareholders and on the Company’s website at www.elementalroyalties.com. No formal action will be taken at the Meeting to approve the Financial Statements.

2.	Election of Directors

The Board is currently comprised of five (5) directors. The Board approved the nomination of the five (5) individuals named below (the “Nominees”) for election as directors. Each Nominee is currently a director of the Company and have been since the dates indicated.

Each director elected will hold office until the conclusion of the next annual meeting of the Company, or until the director’s successor is duly elected or appointed, unless the director’s office is earlier vacated or the director becomes disqualified to act as a director. Management does not contemplate that any of the Nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed Instrument of Proxy reserve the right to vote for other nominees at their discretion.

V-8

The following table sets forth certain information regarding the Directors, their respective positions with the Company, principal occupations or employment during the last five years, the dates on which they became directors of the Company and the approximate number of Common Shares beneficially owned by them, directly or indirectly, or over which control or direction is exercised by them as of the Record Date. Management has been informed that each of the proposed nominees listed below is willing to serve as a director if re-elected.

Name and Municipality of Residence	Position with the Company	Date of which they became a director with the Company	Principal Occupation for the Past Five Years	Number of Common Shares Beneficially Owned, or over which Control or Direction is Exercised, Directly or Indirectly(1)
Frederick Bell(4) London, UK	Director and Chief Executive Officer	July 28, 2020	Managing Director of the Company, and its predecessor, since July 2016. Director of Goldcrest Resources Plc from April 2010 until February 2016.	2,153,830
Martin Turenne(2)(3) British Columbia, Canada	Director	July 28, 2020	Chief executive officer of FPX Nickel Corp from December 2015 to present.	58,456
Peter Williams (2)(3)(5) Henley Beach, South Australia	Director	July 28, 2020	Director of Boss Resources from August 2013 through February 2020.	2,952,140

			Director of Superior Lake Resources from February 2018 until February 2020.

			Non-Executive Director of African Gold Ltd. from February 4, 2021 to present.

			Non-Executive Director of Benz Mining from September 16, 2021 to present.

			Managing Director of Alderan Resources from May 2019 to March 22, 2021 and Non-Executive Director from March 22, 2021 to present.

John Robins(2) British Columbia, Canada	Director	July 28, 2020	Executive Chair of Bluestone Resources since August 2017. President and Chief Executive Officer of Bluestone Resources from December 2013 to May 2017.	2,041,600

Simon Collins British, Columbia, Canada	Director	March 29, 2021	Head of Corporate Development for South32 from May 2015 until October 2018 when he was appointed as Chief Development Officer.	Nil

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Notes:

1.	Common Shares beneficially owned or over which control or direction is exercised was provided by the respective individuals.
2.	Member of the Audit Committee. Martin Turenne is the chair of the Audit Committee.
3.	Member of the Compensation Committee. Peter Williams is the chair of the Compensation Committee.
4.	Frederick Bell was first appointed as a director of Elemental Royalties Limited, the Company’s predecessor entity as of July 15, 2016.
5.	Peter Williams was first appointed as a director of Elemental Royalties Limited, the Company’s predecessor entity as of January 24, 2017.

Biographies of Management and Directors

Frederick Bell – Chief Executive Officer and Director

Frederick co-founded the Company in 2016 following his role as Managing Director of a listed gold exploration company, Goldcrest Resources plc, where he assembled a portfolio of gold licences in northeast Ghana to take public on the AIM stock exchange. He has wide experience in the mining industry, including as General Manager of Resource Star Limited, an ASX-listed uranium company. Frederick received the ‘Young Rising Star’ Award at Mines & Money 2018, obtained an Honours Master of History at the University of Edinburgh and is on the Committee of Young Mining Professionals in London.

Peter Williams – Director

Peter was the first Manager of WMC Geoscience Technology before he became a founding member of Independence Group Limited. He was a founding director of Ampella Mining Ltd., a vendor of Gryphon Minerals’ Banfora Gold Project and involved in the project generation for Papillion’s Mali projects. Peter co-founded the International Resource Sector Intelligence company, Intierra RMG Ptd Limited (now part of S&P Global Market Intelligence), and also co-founded the first hard rock mineral seismic company in the world, HiSeis Pty. He is a current board member of Alderan Resources Ltd, African Gold Ltd and Benz Mining Ltd. Peter is a member of the Australian Institute of Company Directors and the Australian Institute of Mining and Metallurgy. He holds a Bachelor of Science in Geology from UNISA and a Master of Science in Geophysical Engineering from the Colorado School of Mines.

Martin Turenne – Director

Martin is a senior executive with over 15 years’ experience in the commodities industry, including 10 years in the mining industry, Martin is currently Chief Executive Officer of FPX Nickel Corp. He was formerly Chief Financial Officer of First Point Minerals Corp. from 2012 to 2015 and previously with KPMG LLP and Methanex Corporation. He is a member of the Chartered Professional Accountants of Canada.

V-10

John Robins – Director

John is a professional geologist, prospector and entrepreneur with over 35 years of experience in the mining industry. In 2008 he was awarded the Spud Huestis award for his significant contributions to mineral exploration in British Columbia and Yukon. He has been involved in several notable discoveries including the 5 million oz Coffee Gold deposit in Yukon, Three Bluffs gold deposit in the Committee Bay greenstone belt and the Aviat/Churchill diamond districts of Nunavut. He has been involved in over a billion dollars in M&A activity and has generated over $500 million in direct and indirect mineral expenditures throughout Canada, Latin America and Australia. John was the founder and co-founder of several notable companies including Hunter Exploration, Kaminak Gold Corp., Stornoway Diamond Corp., Northern Empire Resources Corp., Bluestone Resources Inc. and Fireweed Zinc Corp. John acts as Executive Chairman to Bluestone Resources Inc., Fireweed Zinc Ltd. and K2 Gold Corp. and Strategic Advisor to Great Bear Resources, Genesis Metals Corp., Kodiak Copper Corp., ValOre Metals Corp. and Ethos Gold Corp.

Simon Collins – Director

Simon Collins is the Chief Development Officer of South32 based in Vancouver, Canada. He is responsible for greenfields exploration, portfolio strategy, business development, acquisitions and divestments, Brazil Alumina and the Hermosa development project located in southern Arizona. He also serves as a director of Ambler Metals LLC, an Alaskan base metals exploration company 50% owned by South32.

Simon has 25 years’ experience in the resources industry in senior leadership and business development roles. Prior to joining South32, Simon worked for BHP for more than a decade, where he led global business development teams. Simon started his career in mine operations in Australia and South Africa. Simon holds a Bachelor of Engineering (Mining) from the University of New South Wales and an MBA from the London Business School.

Matt Anderson - Chief Financial Officer

Matt is a Chartered Professional Accountant who has served as Chief Financial Officers of public companies in the mining industry for over 10 years. He earned a Bachelor of Commerce degree from McGill University and earned his CPA while articling at a large accounting firm. He is currently the managing director of Malaspina Consultants Inc., a company providing consulting, accounting and administrative services to junior resource companies.

David Baker – Vice President, Business Development

David has over 10 years’ experience in the mining and mine finance industries. He started his career in Equity Research at BMO Capital Markets before joining Kulczyk Investments, a Polish family investment company. Whilst at Kulczyk Investments, David was part of the establishment of QKR Corporation, a private mining investment company, and was seconded to the business development team which acquired the Navachab gold mine from Anglogold Ashanti. Prior to joining Elemental, David was Vice President at Tamesis Partners LLP, specialising in corporate advisory, research, and equity capital markets.

Greg Owen – Vice President, Operations

Greg has over 14 years’ experience in both public and private companies in the mining and mine finance industries, most recently as VP Corporate Development with Altus Strategies Plc from 2011 until Q1 2018. He was part of the management team responsible for the AIM IPO in August 2017 and the acquisition of TSXV listed Legend Gold Corp in January 2018. Prior to that Greg was Business Development Manager for Metals Exploration Plc, an AIM-listed company developing the Runruno gold-molybdenum project in the Philippines. Greg studied Environmental Science at the University of Plymouth, is a member of the Association of Mining Analysts, and acted as Honorary Secretary of the Oxford Mining Club from 2012 – 2018.

Richard Evans –Senior Vice President, Technical

Richard is a co-founder of the Company and has over 30 years of technical and commercial resource industry experience on five continents with a metals focus. He spent 18 years with Western Mining Corporation and related entities covering exploration, feasibility, underground mining, business development and audit. He previously served as industry advisor for Southern Innovation Pty Ltd. Richard was formerly Chief Executive Officer of an ASX- listed uranium and rare earths explorer, Resource Star Ltd. (ASX: RSL) that relisted in 2010; and, was a founding shareholder and consultant to Mantra Resources, acquired by ARMZ for AUS$1bn. He has been a Member of the Australasian Institute of Mining and Metallurgy since 2001. Richard holds an Honours Bachelor of Science degree in Geology from the University of Melbourne and a Graduate Diploma in Business from Curtin University of Technology in Perth, Western Australia.

V-11

Corporate Cease Trade Orders or Bankruptcies

No existing or proposed director of the Company:

(a)	is, as at the date hereof, or has been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any other issuer (including the Company) that:

(i) was subject to a cease trade order, or similar order, or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii) was subject to a cease trade order, or similar order, or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	is, as at the date hereof, or has been, within the 10 years before the date hereof, a director or executive officer of any issuer (including the Company), that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

None of those persons who are proposed directors of the Company (or any personal holding companies) have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

Personal Bankruptcies

No proposed director of the Company, or a personal holding company of any such person has, within the past ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such person.

V-12

It is the intention of the persons named in the enclosed Instrument of Proxy, if not expressly directed to the contrary in such Instrument of Proxy, to vote such Instruments of Proxy FOR the election of each of the Board specified above as directors of the Company.

3.	Appointment of Auditor

Shareholders will be asked to approve and ratify the appointment of PwC LLP, as auditors of the Company until the next annual meeting of shareholders of the Company at renumeration to be fixed by the directors of the Company. PwC was appointed as the auditor of the Company on July 17, 2020. Unless otherwise directed, Instruments of Proxy given pursuant to this solicitation by the management of the Company will be voted FOR the appointment of PwC as the auditor of the Company to hold office until the next annual general meeting of shareholders and the authorization of the directors to fix the remuneration of the auditor. For more information, see “Audit Committee – External Auditor Service Fees” in the Information Circular.

4.	Approval of Omnibus Plan

The Board adopted the Company’s 2020 Incentive Compensation Plan (the “Omnibus Plan”) on July 28, 2020, which is subject to the approval and ratification of disinterested shareholders to be obtained at the Meeting. The Board determined that it is desirable to have a wide range of incentive awards, including stock options (“Options”), restricted share units and performance share units to attract, retain and motivate employees, directors and consultants of the Company.

The Omnibus Plan, with respect to the Options, is a “rolling plan” and, as a result, any and all increases in the number of issued and outstanding Common Shares will result in an increase to the number of Options available for issuance under the Omnibus Plan. For greater certainty, the aggregate number of Common Shares available for issuance pursuant to the settlement of Options shall not exceed 10% of the Company’s outstanding share capital.

The full text of the Omnibus Plan is attached to this Information Circular as Schedule “B”.

Relevant disinterested shareholders, as described under the heading “Votes Necessary to Pass Resolutions” of this Information Circular, will be asked to consider and, if deemed appropriate, approve and ratify the Omnibus Plan and the setting-aside, allotting and reserving 10% of the Company’s outstanding common shares from time to time for issuance pursuant to the exercise of stock options granted under the Omnibus Plan (the “Omnibus Plan Resolution”). The Omnibus Plan Resolution must be approved by not less than a majority of the votes cast in respect thereof by shareholders other than insiders of the Company eligible to receive awards under the Omnibus Plan and their associates (as defined in TSXV Policies, collectively, the “Insiders”).

At the Meeting, relevant disinterested shareholders will be asked to vote on the following ordinary resolution:

“BE IT RESOLVED THAT:

1.	the equity incentive compensation plan (the “Omnibus Plan”), substantially in the form attached as Schedule “B” to the Information Circular of the Company be and is hereby approved and ratified; and

2.	the setting-aside, allotting and reserving 10% of the Company’s outstanding common shares from time to time for issuance pursuant to the exercise of stock options granted under the Omnibus Plan is hereby approved and ratified; and

3.	any one director or officer of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

V-13

The Board has determined that the Omnibus Plan is in the best interests of the Company and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE “FOR” PASSING THE OMNIBUS PLAN RESOLUTION. Unless authority to do so is withheld, the persons designated as proxyholders in the accompany Instrument of Proxy intend to vote the Common Shares represented by such Instrument of Proxy FOR passing the Omnibus Plan Resolution.

VOTES NECESSARY TO PASS RESOLUTIONS

A plurality of the votes cast at the Meeting is required to pass the resolutions described herein, except with respect to the approval of the Omnibus Plan which is subject to the approval of shareholders excluding votes cast by insiders eligible to receive awards pursuant to the Omnibus Plan and their associates. If there are more nominees for election as directors or appointment of the Company’s auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled, all such nominees will be declared elected or appointed by acclamation.

OTHER MATTERS

Management of the Company knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting accompanying this Information Circular. However, if any other matter properly comes before the Meeting, the Instrument of Proxy and VIF furnished by the Company will be voted on such matters in accordance with the best judgment of the persons voting the Instrument of Proxy.

EXECUTIVE COMPENSATION

All references to “$” herein are referring to United States Dollars, unless otherwise noted.

Compensation Discussion and Analysis

It is the responsibility of the Compensation Committee to determine the level of compensation in respect of the Company’s senior executives (including Named Executive Officers) with a view to providing such executives with a competitive compensation package having regard to performance. Performance is defined to include achievement of the Company’s strategic objective of growth, development of the business, enhancement of shareholder value and attainment of annual goals as set by the Board.

Compensation for executive officers is composed primarily of three components; base salary, performance bonuses (in cash and/or Common Shares) and the granting of Options and performance share units (“PSUs”) pursuant to the Company’s Omnibus Plan. Performance bonuses are considered from time to time having regard to the above referenced objectives as well as the terms of each officer’s employment contract.

With respect to equity issuances, the Chief Executive Officer recommends to the Board the individual equity issuances for each executive officer and director. The Board then takes these recommendations into consideration when making final decisions on compensation for those executive officers. The Board does not use formulas or benchmarks for each grant, but is restricted by the policies of the TSXV and the terms of the Omnibus Plan. Equity issuances under the Omnibus Plan are awarded to executive officers by the Board based upon the level of responsibility and contribution of the individuals towards the Company’s goals and objectives. Previous equity issuances to a particular individual will be taken into account when considering future equity issuances to that particular individual.

V-14

Director Compensation

Risks of Compensation Policies and Practices

The Company’s compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, without motivating them to take unnecessary risk. As part of its review and discussion of executive compensation, the Board noted the following facts that discourage the Company’s executives from taking unnecessary or excessive risk:

●	the Company’s business strategy and related compensation philosophy; and

●	the effective balance, in each case, between near-term and long-term focus, corporate and individual performance, and financial and non-financial performance.

Based on this review, the Board believes that the Company’s total executive compensation program does not encourage executive officers to take unnecessary or excessive risk.

Compensation Governance

For a discussion on policies and practices by the Board to determine the compensation of the Company’s directors and executive officers, see “Executive Compensation – Compensation Discussion and Analysis”.

Benefit, Contribution, Pension, Retirement, Deferred Compensation and Actuarial Plans

The Company currently has no defined benefit, defined contribution, pension, retirement, deferred compensation or actuarial plans for its Named Executive Officers (as defined below) or directors of the Company. Elemental Royalties Limited, a wholly-owned subsidiary registered in England and Wales which employs each of Frederick Bell, Greg Owen and David Baker, provides each employee with a pension contribution equal to 10 per cent of gross salary per year. The directors of the company, excluding Frederick Bell, do not receive any pension contributions.

Director and Named Executive Officer Compensation, Excluding Compensation Securities

The following table sets forth the information required under Form 51-102F6V-Statement of Executive Compensation - Venture (“Form 51-102F6V”), regarding all compensation paid, payable, granted or otherwise provided during the two most recently completed financial years of the Company, to all persons acting as directors or as “Named Executive Officers”, as this expression is defined in Form 51-102F6V, for the last two financial years ended December 31, 2020 and December 31, 2019.

During its financial year ended December 31, 2020, the following individuals were Named Executive Officers (as defined in applicable securities legislation) of the Company: Frederick Bell, CEO, Matt Anderson, CFO, and David Baker, VP of Business Development. Frederick Bell also is also a director of the Company. Frederick Bell did not receive any additional compensation for acting as a director of the Company.

TABLE OF COMPENSATION EXCLUDING COMPENSATION SECURITIES

Name and Principal Position	Year Ended December 31	Salary (US$)	Bonus (US$)	Committee or meeting fees (US$)	Value of perquisites (US$)	Pension Value (US$)	All Other Compensation (US$)	Total Compensation (US$)
Frederick Bell	2020	192,144	125,000	-	-	12,635	19,214	329,779
CEO	2019	101,352	-	-	-	3,282	-	104,634
Matt Anderson(1)	2020	-	-	-	-	-	68,859	68,859
CFO	2019	-	-	-	-	-	6,852	6,852
David Baker	2020	111,705	45,102	-	-	11,170	-	156,807
VP, Business Development	2019	-	-	-	-	-	-	-

Notes:

1.	Matt Anderson is a Managing Director of Malaspina Consultants Inc., a company providing consulting, accounting and administrative services to resource issuers, and the company through which Matt Anderson is engaged as a consultant to the Company providing Chief Financial Officer services.

V-15

TABLE OF DIRECTOR COMPENSATION EXCLUDING COMPENSATION SECURITIES

Frederick Bell did not receive any additional compensation as a director of the Company and accordingly, no information with respect to his role as director is disclosed below.

Name and Principal Position	Year Ended December 31		Salary (US$)	Bonus (US$)	Committee or meeting fees (US$)	Value of perquisites (US$)	Pension Value (US$)	All Other Compensation (US$)	Total Compensation (US$)
Peter Williams	2020		23,253	-	-	-	-	-	23,253
(Director)	2019		11,665	-	-	-	-	-	11,665
Martin Turenne	2020	(1)	11,203	-	-	-	-	-	11,203
(Director)	2019		-	-	-	-	-	-	-
John Robins	2020	(1)	9,560	-	-	-	-	-	9,560
(Director)	2019		-	-	-	-	-	-	-
Simon Collins	2020		-	-	-	-	-	-	-
(Director)	2019		-	-	-	-	-	-	-

Notes:

(1) Amount pro rated as of appointment on July 28, 2020.

V-16

Outstanding Compensation Securities

Compensation securities were granted or issued to any named executive officer (“NEO”) or director by the Company in the financial year ended December 31, 2020 for services provided or to be provided, directly or indirectly, to the Company, as disclosed in the following table:

Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Frederick Bell, CEO	Options	30,000 Options(1)	July 28, 2020	C$1.50	C$1.30	C$1.67	July 28, 2025
	PSUs	60,000(2)	July 28, 2020	C$1.70	C$1.30	C$1.67	July 28, 2025
	PSUs	120,000(3)	July 28, 2020	C$2.20	C$1.30	C$1.67	July 28, 2025
	Replacement PSUs(19)	278,099(4)	July 28, 2020	C$0.87	C$1.30	C$1.67	July 28, 2025
	Replacement PSUs(19)	376,661(5)	July 28, 2020	C$1.08	C$1.30	C$1.67	July 28, 2025
	Replacement PSUs(19)	376,661(6)	July 28, 2020	C$1.30	C$1.30	C$1.67	July 28, 2025
	Replacement PSUs(19)	502,219(7)	July 28, 2020	C$1.73	C$1.30	C$1.67	July 28, 2025
Matt Anderson, CFO	Options	50,000 Options(8)	July 28, 2020	C$1.50	C$1.30	C$1.67	July 28, 2025
David Baker, VP of Business Development	Options	30,000(9)	July 28, 2020	C$1.50	C$1.30	C$1.67	July 28, 2025
	PSUs	40,000(10)	July 28, 2020	C$1.70	C$1.30	C$1.67	July 28, 2025
	PSUs	90,000(11)	July 28, 2020	C$2.20	C$1.30	C$1.67	July 28, 2025

V-17

Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Peter Williams - Director	Options	175,000(12)	July 28, 2020	C$1.50	C$1.30	C$1.67	July 28, 2025
	Replacement PSUs(19)	46,349(13)	July 28, 2020	C$0.87	C$1.30	C$1.67	July 28, 2025
	Replacement PSUs(19)	57,949(14)	July 28, 2020	C$1.08	C$1.30	C$1.67	July 28, 2025
	Replacement PSUs(19)	57,949(15)	July 28, 2020	C$1.30	C$1.30	C$1.67	July 28, 2025
	Replacement PSUs(19)	77,267(16)	July 28, 2020	C$1.73	C$1.30	C$1.67	July 28, 2025
John Robins - Director	Options	175,000(17)	July 28, 2020	C$1.50	C$1.30	C$1.67	July 28, 2025
Martin Turenne - Director	Options	175,000(18)	July 28, 2020	C$1.50	C$1.30	C$1.67	July 28, 2025

Notes:

(1) 3.33% of total Options granted during the year ended December 31, 2020.

(2) 12% of total PSUs granted during the year ended December 31, 2020.

(3) 24% of total PSUs granted during the year ended December 31, 2020.

(4) 12% of total Replacement PSUs granted during the year ended December 31, 2020.

(5) 15% of total Replacement PSUs granted during the year ended December 31, 2020.

(6) 15% of total Replacement PSUs granted during the year ended December 31, 2020.

(7) 20% of total Replacement PSUs granted during the year ended December 31, 2020.

(8) 5.56% of total Options granted during the year ended December 31, 2020.

(9) 3.33% of total Options granted during the year ended December 31, 2020.

(10) 8% of total PSUs granted during the year ended December 31, 2020.

(11) 19% of total PSUs granted during the year ended December 31, 2020.

(12) 19% of total Options granted during the year ended December 31, 2020.

(13) 2% of total Replacement PSUs granted during the year ended December 31, 2020.

(14) 2% of total Replacement PSUs granted during the year ended December 31, 2020.

V-18

(15) 2% of total Replacement PSUs granted during the year ended December 31, 2020.

(16) 3% of total Replacement PSUs granted during the year ended December 31, 2020.

(17) 19% of total Options granted during the year ended December 31, 2020.

(18) 19% of total Options granted during the year ended December 31, 2020.

(19) Replacement PSUs were originally issued in Elemental Royalties Limited in June 2018 and exchanged for Replacement PSUs on Elemental Royalties Corp. on July 20, 2020.

As of the date of this Information Circular, no directors or NEOs have exercised their compensation securities, and no compensation securities have vested.

Termination and Change of Control Benefits

Other than as described below, as of the date of this Information Circular, the Company is not a party to any contract, agreement, plan or arrangement with its NEOs that provide for payments to NEOs at, following, or in connection with any termination (whether voluntary, involuntary or constructive), resignation or retirement, or as a result of a change in control of the Company or a change in a NEOs’ responsibilities.

Frederick Bell, Chief Executive Officer

Elemental Royalties Limited (“ERL”) is party to an employment agreement with Frederick Bell (the “Bell Agreement”). The Bell Agreement continues until terminated in accordance with its terms. The Bell Agreement provides for a salary of $300,000, exclusive of bonuses, benefits and other compensation payable (if any), and subject to adjustment in accordance with the terms of the Bell Agreement or as may be agreed to by the parties. The Bell Agreement may be terminated by Frederick Bell by giving ERL three months’ prior written notice of his intention to do so. The Bell Agreement may be terminated by the Company by giving Frederick Bell three months’ prior written notice of its intention to do so and making a payment of twelve months of salary and most recent bonus, which as of the Record Date, would have been $425,000, with termination as of immediate effect.

Pursuant to the terms of the Bell Agreement, in the event there is a “Change in Control” (as such term is defined in the Bell Agreement) which results in the dismissal or constructive dismissal during the first six months from the date of the Change of Control, Frederick Bell is entitled to receive a payment of twenty-four months of salary and most recent bonus, which as of the Record Date, would have been $725,000, and Frederick Bell is entitled for a period of one year in accordance with the terms of ERL’s Omnibus Plan to exercise any stock options or PSUs granted to him and then outstanding as of the date of such election.

Should the Bell Agreement be terminated by ERL for cause or voluntarily terminated by Frederick Bell, Frederick Bell is not entitled to any termination or severance payment other than payment by ERL of compensation earned by Frederick Bell to the date of termination.

Matt Anderson, Chief Financial Officer

ERL is party to a consulting agreement with Matthew Anderson (the “Anderson Agreement”). The Anderson Agreement is valid as of December 31, 2021 and subject to adjustment effective January 1, 2022, which ongoing renewal. Pursuant to the agreement, Matt Anderson provides certain services customary for a chief financial officer through Malaspina Consultants Inc. at a charge of CAD$7,500 per month plus GST. The terms of the Anderson Agreement may be cancelled by either party by providing 60 days’ written notice.

David Baker, Vice President of Business Development

ERL is party to a services agreement with David Baker (the “Baker Agreement”). The Baker Agreement continues until terminated in accordance with its terms. The Baker Agreement provides for a salary of £95,000, exclusive of bonuses, benefits and other compensation payable (if any), and subject to adjustment in accordance with the terms of the Baker Agreement or as may be agreed to by the parties. The Baker Agreement may be terminated by either party by providing three month’s prior written notice. Once notice of termination has been provided, the Company in its sole discretion reserves the right to make a payment in lieu of the notice, which shall be for a sum equivalent to David Baker’s salary for the duration of the notice period, which as of the Record Date, would have been £23,750, with termination upon immediate effect. Upon termination, David Baker is subject to “Restrictive Covenants” (as such term is defined in the Baker Agreement), which includes non-solicitation and non-compete restrictions for six months.

V-19

Pursuant to the terms of the Baker Agreement, in the event there is a “Change in Control” (as such term is defined in the Baker Agreement) which results in the resignation, dismissal or constructive dismissal during the first six months from the date of the Change of Control, David Baker is entitled to receive a payment of twelve months total remuneration.

OMNIBUS PLAN

The Omnibus Plan was adopted by the Board on July 28th, 2020 and permits the grant of Options, Restricted Share Units (“RSUs”) and PSUs, (individually, or collectively, an “Award”) to eligible Participants (as defined in the Omnibus Plan). The Omnibus Plan, and any Awards issued thereunder, will be effective upon the ratification of the Omnibus Plan by disinterested shareholders of the Company. Thereafter, the Omnibus Plan will continue to be effective until the date it is terminated by the Board in accordance with the Omnibus Plan.

The purpose of the Omnibus Plan is to: (i) provide the Company with a mechanism to attract, retain and motivate highly qualified directors, officers, employees and consultants of the Company and its affiliates; (ii) align the interests of Participants with that of other shareholders of the Company generally; and (iii) enable and encourage Participants to participate in the long-term growth of the Company through the acquisition of Common Shares as long-term investments.

Under the Omnibus Plan, the maximum number of Common Shares issuable from treasury pursuant to Awards shall not exceed 10% of the total outstanding Common Shares from time to time less the number of Common Shares issuable pursuant to any “Share Units” (being RSUs or PSUs) issued under the Omnibus Plan and any other security- based compensation arrangements of the Company, including the amended and restated stock option plan of Fengro Industries Corp. dated April 18, 2016. For greater certainty, the aggregate number of Common Shares available for issuance pursuant to settlement of Options shall not exceed 10% of the Company’s outstanding share capital. The Omnibus Plan with respect to the Options is a “rolling plan” and as a result, any and all increases in the number of issued and outstanding Common Shares will result in an increase to the number of Options for issuance under the Omnibus Plan. Shares in respect of which Options have not been exercised and are no longer subject to being purchased pursuant to the terms of any Options shall be available for further Options under the Omnibus Plan. For so long as the Company is listed on the TSXV or on another exchange that requires the Company to fix the number of Common Shares to be issued in settlement of Share Units, the maximum number of Common Shares available for issuance pursuant to the settlement of Share Units shall be 2,895,109 Common Shares. The maximum number of Common Shares for which Awards may be issued to any one Participant in any 12-month period shall not exceed 5% of the outstanding Common Shares, calculated on the date an Award is granted to the Participant, unless the Company obtains disinterested shareholder approval as required by the policies of the TSXV. The aggregate number of Common Shares for which Awards may be issued to any one Consultant (as defined by the TSXV) within any 12-month period shall not exceed 2% of the outstanding Common Shares, calculated on the date an Award is granted to the Consultant. The aggregate number of Common Shares for which Options may be issued to any company or individual (“Persons”) retained to provide Investor Relations Activities (as defined by the TSXV) within any 12-month period shall not exceed 2% of the outstanding Common Shares, calculated on the date an Option is granted to such Persons.

Other than Options, Awards may not be granted to Persons retained to provide Investor Relations Activities, except if such person is also an employee of the Company.

Unless disinterested shareholder approval as required by the policies of the TSXV is obtained: (i) the maximum number of Common Shares for which Awards may be issued to Insiders (as a group) at any point in time shall not exceed 10% of the outstanding Common Shares; and (ii) the aggregate number of Awards granted to Insiders (as a group), within any 12-month period, shall not exceed 10% of the outstanding Common Shares, calculated at the date an Award is granted to any Insider.

The Omnibus Plan provides for customary adjustments or substitutions, as applicable, in the number of Common Shares that may be issued under the Omnibus Plan in the event of a merger, arrangement, amalgamation, consolidation,reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to the Company’s shareholders, or any similar corporate event or transaction.

V-20

If there is a Change of Control (as defined in the Omnibus Plan), any Awards held by a Participant shall automatically vest following such Change of Control, on the Termination Date (as defined in the Omnibus Plan), if the Participant is an employee, officer or a director and their employment, or officer or director position is terminated within 12 months following the Change of Control, provided that no acceleration of Awards shall occur in the case of a Participant that was retained to provide Investor Relations Activities unless the approval of the TSXV is either obtained or not required. Notwithstanding the foregoing, in the event of an actual or potential Change of Control of the Company, the Board may, in its sole discretion, without the necessity or requirement for the agreement of any Participant: (i) accelerate, conditionally or otherwise, on such terms as it sees fit, the vesting date of any Awards; (ii) permit the conditional redemption or exercise of any Awards, on such terms as it sees fit; (iii) otherwise amend or modify the terms of any Awards, including for greater certainty by (1) permitting Participants to exercise or redeem any Awards to assist the Participants to participate in the actual or potential Change of Control, or (2) providing that any Awards exercised or exercised shall be exercisable or redeemed for, in lieu of Common Shares, such property (including shares of another entity or cash) that shareholders of the Company will receive in the Change of Control; and (iv) terminate, following the successful completion of a Change of Control, on such terms as it sees fit, the Awards not exercised or redeemed prior to the successful completion of such Change of Control.

Incentive Awards

Options

Subject to the terms and conditions of the Omnibus Plan and any policies of the TSXV, the Board may grant Options to Participants in such amounts and upon such terms (including the exercise price, duration of the Options, the number of Common Shares to which the Option pertains, and the conditions, if any, upon which an Option shall become vested and exercisable) as the Board shall determine.

The exercise price of the Options will be determined by the Board at the time any Option is granted. In no event will such exercise price be lower than the last closing price of the Common Shares on the TSXV less any discount permitted by the rules or policies of the TSXV at the time the Option is granted. Such price upon exercise of any Option shall be payable to the Company in full in cash, certified cheque or wire transfer.

Unless otherwise specified in an Award Agreement (as defined in the Omnibus Plan), and subject to any provisions of the Omnibus Plan or the applicable Award Agreement relating to acceleration of vesting of Options, Options shall vest subject to TSXV policies, and the Board may, in its sole discretion, determine the time during which an Option shall vest and the method of vesting, or that no vesting restriction shall exist. If the Board does not determine a vesting schedule at the time of grant of any particular Option, such Option shall be exercisable in whole at any time, or in part from time to time, during the term of the Option, subject to the applicable requirements of the TSXV. Options issued to any Persons retained to provide Investor Relations Activities must vest in stages over a period of not less than 12 months, with no more than 1/4 of the Options vesting in any three-month period.

Subject to any requirements of the TSXV, the Board may determine the expiry date of each Option. Subject to a limited extension if an Option expires during a black out period, Options may be exercised for a period of up to ten (10) years after the grant date, provided that: (i) upon a Participant’s termination for cause, all Options, whether vested or not, as at the date on which a Participant ceases to be eligible to participate under the Omnibus Plan (the “Termination Date”) as a result of termination of employment, will automatically and immediately expire and be forfeited; (ii) upon the death of a Participant, all unvested Options as at the Termination Date shall automatically and immediately vest, and all vested Options will continue to be subject to the Omnibus Plan and be exercisable for a period of 12 months after the Termination Date; (iii) in the case of the disability of a Participant, all Options shall remain and continue to vest (and are exercisable) in accordance with the terms of the Omnibus Plan for a period of 12 months after the Termination Date, provided that any Options that have not been exercised (whether vested or not) within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date; (iv) in the case of the retirement of a Participant, the Board shall have discretion, with respect to such Options, to determine whether to accelerate the vesting of such Options, cancel such Options with or without payment and determine how long, if at all, such Options may remain outstanding following the Termination Date, provided, however, that in no event shall such Options be exercisable for more than 12 months after the Termination Date; and;(v) in all other cases where a Participant ceases to be eligible under the Omnibus Plan, including a termination without cause or a voluntary resignation, unless otherwise determined by the Board, all unvested Options shall automatically and immediately expire and be forfeited as of the Termination Date, and all vested Options will continue to be subject to the Omnibus Plan and be exercisable for a period of 90 days after the Termination Date, provided that any Options that have not been exercised within 90 days after the Termination Date shall automatically and immediately expire and be forfeited on such date.

V-21

Restricted Share Units

Subject to the terms and conditions of the Omnibus Plan and any policies of the TSXV, the Board may grant RSUs to Participants in such amounts and upon such terms (including time-based restrictions on vesting, restrictions under applicable laws or under the requirements of the TSXV) as the Board shall determine.

When and if RSUs become payable, the Participant issued such RSUs shall be entitled to receive payment from the Company in settlement of such RSU: (i) in a number of Common Shares (issued from treasury) equal to the number of RSUs being settled, or (ii) in any other form, all as determined by the Board at its sole discretion. The Board’s determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement for the grant of the RSUs.

Unless otherwise specified in an Award agreement granting RSUs, RSUs shall vest at the discretion of the Board, subject to the policies of the TSXV, provided that, and subject to the Board’s discretion: (i) upon a Participant’s termination for cause, all RSUs, whether vested (if not yet paid out) or not as at the Termination Date will automatically and immediately expire and be forfeited; (ii) upon the death of a Participant, all unvested RSUs as at the Termination Date shall automatically and immediately vest and be paid out to the Participant’s estate; (iii) in the case of the disability of a Participant, all RSUs shall remain and continue to vest in accordance with the terms of the Omnibus Plan for a period of 12 months after the Termination Date, provided that any RSUs that have not been vested within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date; (iv) in the case of the retirement of a Participant, the Board shall have discretion, with respect to such RSUs, to determine whether to accelerate the vesting of such RSUs, cancel such RSUs with or without payment and determine how long, if at all, such RSUs may remain outstanding following the Termination Date, provided, however, that in no event shall such RSUs be exercisable for more than 12 months after the Termination Date; and (v) in all other cases where a Participant ceases to be eligible under the Omnibus Plan, including a termination without cause or a voluntary resignation, unless otherwise determined by the Board, all unvested RSUs shall automatically and immediately expire and be forfeited as of the Termination Date, and all vested RSUs will be paid out in accordance with the Omnibus Plan.

Participants holding RSUs may, if the Board so determines, be credited with dividends paid with respect of the underlying Common Shares or dividend equivalents while they are so held in a manner determined by the Board in its sole discretion.

Performance Share Units

Subject to the terms and conditions of the Omnibus Plan and any policies of the TSXV, the Board may grant PSUs to Participants in such amounts and upon such terms (including the performance criteria applicable to such PSUs) as the Board shall determine. Each PSU shall have an initial value equal to the fair market value of a Common Share on the date of grant. After the applicable performance period has ended, the holder of a PSU shall be entitled to receive payout on the value and number of PSUs, determined as a function of the extent to which the corresponding performance criteria have been achieved.

Subject to the terms of the Omnibus Plan, the Board, in its sole discretion, may pay earned PSUs in the form of a number of Common Shares issued from treasury equal to the number of earned PSUs at the end of the applicable performance period. Any Common Shares may be granted subject to any restrictions deemed appropriate by the Board. Participants holding PSUs may, if the Board so determines, be credited with dividends paid with respect of the underlying Common Shares or dividend equivalents while they are so held in a manner determined by the Board in its sole discretion.

V-22

The extent to which a Participant shall have the right to retain PSUs following termination of the Participant’s employment or other relationship with the Company shall be set out in each PSU Award Agreement and determined in the sole discretion of the Board, and need not be uniform among all PSUs issued pursuant to the Omnibus Plan, and may reflect distinctions based on the reasons for termination, provided that the provisions shall comply with the applicable rules of the TSXV.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the Company’s compensation plans under which equity securities are authorized for issuance as at December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	Nil	Nil	Nil
Equity compensation plans not approved by securityholders	PSUs - 2,895,209 Options - 900,000	PSUs – N/A Options – C$1.50	PSUs – Nil Options – 3,104,013
Total	PSUs - 2,895,209 Options - 900,000	PSUs – N/A Options – C$1.50	PSUs – Nil Options – 3,104,013

CORPORATE GOVERNANCE DISCLOSURE

General

The Board views effective corporate governance as an essential element for the effective and efficient operation of the Company. The Company believes that effective corporate governance improves corporate performance and benefits all of its shareholders. The following statement of corporate governance practices sets out the Board’s review of the Company’s governance practices relative to National Instrument 58-101 - Disclosure of Corporate Governance Practices and National Policy 58-201 - Corporate Governance Guidelines.

Board of Directors

The Board maintains the exercise of independent supervision over management by ensuring that the majority of its directors are independent. Frederick Bell, Chief Executive Officer, has been determined to not be independent by virtue of each of his respective position as chief executive officer of the Company.

Standing Committees of the Board

The Company has an Audit Committee comprised of John Robins, Peter Williams and Martin Turenne. The Company has a Compensation Committee comprised of Peter Williams and Martin Turenne.

Other Public Company Directorships

The following members of the Board currently hold directorships in other reporting issuers as set forth below:

Name	Name of Reporting Issuer	Exchange	Position
Peter Williams	African Gold Ltd. Alderan Resources Limited Benz Mining Ltd.	ASX ASX TSX-V	Director Executive Director Director
Martin Turenne	FPX Nickel Corp.	TSXV	Officer (CEO/CFO) / Director
John Robins	Great Bear Royalties Fireweed Zinc Ltd. K2 Gold Corporation Bluestone Resources Inc.	TSXV TSXV TSXV TSXV	Director Executive Chairman and Director Executive Chairman and Director Executive Chairman and Director

V-23

Orientation and Continuing Education of Board Members

The Chief Executive Officer is responsible for ensuring that new directors are provided with an orientation program, which includes: information regarding the role of the Board, its committees and the duties and obligations of directors; the business and operations of the Company; documents from recent meetings of the Board; and opportunities for meetings and discussion with senior management and other directors.

Nomination of Directors

The size of the Board is reviewed annually when the Board considers the number of directors to recommend for election at the annual general meeting of shareholders. The Board takes into account the number of directors required to carry out the Board duties effectively, and to maintain a diversity of view and experience.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation Committee Mandate

The Company’s Compensation Committee is comprised of two directors, each of whom are persons determined by the Board to be independent directors within the meaning of NI 58-101. The Compensation Committee is comprised of Peter Williams (Chair) and Martin Turenne. The Board believes that the Compensation Committee can conduct its activities in an objective manner.

The Board believes that the members of the Compensation Committee individually and collectively possess the requisite knowledge, skill and experience in governance and compensation matters, including human resource management, executive compensation matters and general business leadership, to fulfill the committee’s mandate. All members of the Compensation Committee have substantial knowledge and experience as current and former senior executives of large and complex organizations and on the boards of other publicly traded entities.

The Board has adopted a written charter setting forth the purpose, composition, authority and responsibility of the Compensation Committee. The Compensation Committee’s purpose is to assist the Board in:

●	The performance, evaluation and compensation of senior executives;

●	Developing a compensation structure for senior executives including salaries, annual and long-term incentive plans including plans involving share issuances and other share-based awards;

●	Establishing policies and procedures designed to identify and mitigate risks associated with our compensation policies and practices;

●	Reviewing and, if appropriate, recommending to the Board the approval of any adoption, amendment or termination of our incentive or equity-based compensation arrangements (and the aggregate number of Common Shares to be reserved for issuance thereunder), and overseeing their administration and discharging any duties imposed on the committee by any such arrangements; and

●	Assessing the compensation of the directors.

V-24

The Board is responsible for approving the compensation of the Chief Executive Officer, as well as, based on the recommendations of the Chief Executive Officer, the compensation of other executive officers, including the NEOs (as defined herein).

Further particulars of the process by which compensation for executive officers is determined is provided under “Executive Compensation”.

Trading Restrictions

All of the Company’s directors, officers, employees, consultants, contractors and agents are subject to its securities trading policy. This policy prohibits trading in the Company’s securities while in possession of material undisclosed information about the Company. Further, the Company’s securities trading policy prohibits the communication of material non-public information, from insiders to any person, including family or friends. Insiders are also prohibited from making any recommendations or express opinions on the basis of material non-public information for the purpose of or in the context of trading in the Company’s securities of any other public company when having knowledge has not been generally disclosed.

The Company observes blackout periods prior to quarterly and annual financial statement announcements. Regular blackout periods commence (a) two calendar weeks before the scheduled release of the Company’s quarterly financial statements; or (b) four calendar weeks before the scheduled release of the Company’s annual financial statements, and end at the opening of the market on the second full trading day following the date of the public disclosure of the applicable financial statements. In addition, the Company may deem it appropriate to apply an extraordinary blackout period by issuing notice instructing specified individuals not to trade in the securities of the Company or any other publicly-owned company under special circumstances and until otherwise notified.

Assessment of Directors, the Board and Board Committees

The Board monitors the adequacy of information given to directors, the communications between the Board and management and the strategic direction and processes of the Board, its Audit Committee and Compensation Committee, to satisfy itself that the Board, its committees and its individual directors are performing effectively.

AUDIT COMMITTEE DISCLOSURE

The following information is provided in accordance with Form 52-110F2V under National Instrument 52-110 – Audit Committees (“NI 52-110”).

Audit Committee Mandate

The Audit Committee is a committee of the Board established for the purpose of overseeing the accounting and financial reporting processes of the Company and annual external audits of the consolidated financial statements. The Audit Committee has formally set out its responsibilities and composition requirements in fulfilling its oversight in relation to the Company’s internal accounting standards and practices, financial information, accounting systems and procedures. See Schedule “A” hereto for a copy of the Audit Committee charter of the Company.

The Audit Committee consists of three directors, being Peter Williams and John Robins, together with the committee chair, Martin Turenne. All are persons determined by the Board to be “independent” directors and “financially literate” within the meaning of NI 52-110. Each Audit Committee member has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

V-25

The Board has adopted a written charter, in the form set forth in Schedule “A”, setting forth the purpose, composition, authority and responsibility of the Audit Committee, consistent with NI 52-110. The Audit Committee assists the Board in fulfilling its oversight of:

●	Financial statements and financial reporting processes;

●	Risk management initiatives;

●	Systems of internal controls over financial reporting and disclosure controls and procedures;

●	The annual independent audit of our financial statements;

●	Legal and regulatory compliance and compliance with the Whistleblower Policy;

●	Related party transactions; and

●	Public disclosure of financial information extracted or derived from our financial statements.

It is the responsibility of the Audit Committee to maintain free and open means of communication between the Audit Committee, the external auditors and management of the Company. The Audit Committee has been given full access to the Company’s management and records and external auditors as necessary to carry out these responsibilities. The Audit Committee has the authority to carry out such special investigations as it sees fit in respect of any matters within its various roles and responsibilities. The Company provides appropriate funding, as determined by the Audit Committee, for the payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

External Auditor Service Fees

The aggregate fees incurred by the Company’s external auditors for each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Auditor	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total
2020	PricewaterhouseCoopers LLP	53,376	-	-	-	53,376

2019	PKF International Limited	21,687	-	-	-	21,687

Notes:

(1)	The aggregate audit fees incurred.
(2)	The aggregate fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and which are not included under the heading “External Audit Fee Service Fees”.
(3)	Fees incurred for preparation of Company’s corporate tax return.
(4)	The aggregate fees incurred for products and services other than as set out under the headings “Audit Fees”, “Audit Related Fees” and “Tax Fees”.

Pursuant to Section 6.1 of NI 52-110, the Company is exempt from the requirements of Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of NI 52-110.

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INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No director, executive officer or proposed director of the Company or any associate of the foregoing is, or at any time since the beginning of the Company’s most recently completed financial year has been, indebted to the Company, nor were any of these individuals indebted to any other entity which indebtedness was the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by the Company, including under any securities purchase or other program.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed herein, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

The Company is not aware of any material transaction involving any informed person of the Company, any proposed director of the Company, or any associate or affiliate of any of informed person or proposed director.

There are potential conflicts of interest to which the directors and officers of the Company may be subject in connection with the operations of the Company. Some of the directors and officers of the Company are engaged and will continue to be engaged in other business opportunities on their own behalf and on behalf of other companies, and situations may arise where such directors and officers will be in competition with the Company. Individuals concerned shall be governed in any conflicts or potential conflicts by applicable law and internal policies of the Company.

For the purposes of the above, “informed person” means: (a) a director or executive officer of the Company; (b) a director or executive officer of a company that is itself an informed person or subsidiary of the Company; (c) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the Company other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company after having purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found under the Company’s profile on SEDAR at www.sedar.com. Financial information for the Company’s last financial year is provided in its comparative financial statements and management’s discussion and analysis, and is also available on the SEDAR website.

To request copies of the Company’s financial statements and management’s discussion and analysis and any document to be approved at the Meeting, shareholders may contact the Company as follows:

Greg Owen, VP Operations

e-mail: greg@elementalroyalties.com	Telephone: +44 (0) 203 983 7043

DATED this 21st day of May, 2021	BY ORDER OF THE BOARD OF DIRECTORS OF
ELEMENTAL ROYALTIES CORP.

(signed) “Frederick Bell”
Chief Executive Officer and Director

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SCHEDULE “A”

ELEMENTAL ROYALTIES CORP. (“COMPANY”)

AUDIT COMMITTEE CHARTER

INTRODUCTION

This Charter sets forth the purpose, composition, responsibilities and authority of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Elemental Royalties Corp. (the “Company”).

1. STATEMENT OF PURPOSE

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

●	Financial reporting and related financial disclosure;

●	Risk management;

●	Internal control over financial reporting and disclosure controls and procedures;

●	The annual independent audit of the Company’s financial statements;

●	Legal and regulatory compliance and compliance with the Code of Conduct;

●	Related party transactions; and

●	Compliance with public disclosure requirements.

2. COMMITTEE MEMBERSHIP

The Committee shall consist of as many directors of the Board as the Board may determine (the “Members”), but in any event, not less than three (3) Members. Each Member shall be independent and financially literate within the meaning of National Instrument 52-110 — Audit Committees (“NI 52-110”) and any other applicable securities laws and the rules of any stock exchanges upon which the Company’s securities are listed. NI 52-110 requires, among other things, that to be independent, a Member be free of any relationship which could, in the view of the Board, reasonably interfere with the exercise of a Member’s independent judgment. No Member shall: (i) accept, directly or indirectly, any consulting or advisory or other compensatory fee from the Company or any of its subsidiaries (other than remuneration for acting in his or her capacity as a member of the Board and as a member of Board Committees); or (ii) be an “affiliated entity” within the meaning of NI 52-110.

Members shall be appointed by the Board. Any Member may be removed and replaced at any time by the Board, and will automatically cease to be a Member if he or she ceases to meet the qualifications required of Members. The Board will fill vacancies on the Committee by appointment from among qualified directors of the Board. If a vacancy exists on the Committee, the remaining Members may exercise all of the Committee’s powers so long as there is a quorum in accordance with Section 3 below.

Chair

The Board will designate one of the independent directors of the Board to be the chair of the Committee (the “Chair”) and the Chair may be removed or replaced at any time by the Board.

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Qualifications

Subject to the permitted phase-in periods contemplated by Section 3.2 and Section 3.8 of NI 52-110, all Members shall be independent and financially literate as described above. Members must have suitable experience and must be familiar with auditing and financial matters.

Attendance of Management and other Persons

The Committee may invite, at its discretion, senior executives of the Company or such persons as it sees fit to attend meetings of the Committee and to take part in the discussion and consideration of the affairs of the Committee. The Committee may also require senior executives or other employees of the Company to produce such information and reports as the Committee may deem appropriate in the proper exercise of its duties. Senior executives and other employees of the Company shall attend a Committee meeting if invited by the Committee. The Committee may meet without senior executives in attendance for a portion of any meeting of the Committee.

Delegation Subject to applicable law, the Committee may delegate any or all of its functions to any of its Members or any subset thereof, or other persons, from time to time as it sees fit.

3.	COMMITTEE OPERATIONS

Meetings

The Chair, in consultation with the other Members, shall determine the schedule and frequency of meetings of the Committee. Meetings of the Committee shall be held at such times and places as the Chair may determine. To the extent possible, advance notice of each meeting will be given to each Member unless all Members are present and waive notice, or if those absent waive notice before or after a meeting. Members may attend all meetings of the Committee either in person or by telephone, video or other electronic means. Powers of the Committee may also be exercised by written resolutions signed by all Members.

At the request of the external auditors of the Company, the Chief Executive Officer or the Chief Financial Officer of the Company or any Member, the Chair shall convene a meeting of the Committee. Any such request shall set out in reasonable detail the business proposed to be conducted at the meeting so requested.

Agenda and Reporting

To the extent possible, in advance of every regular meeting of the Committee, the Chair shall prepare and distribute, or cause to be prepared and distributed, to the Members and others as deemed appropriate by the Chair, an agenda of matters to be addressed at the meeting together with appropriate briefing materials.

The Chair shall report to the Board on the Committee’s activities since the last Board meeting. However, the Chair may report orally to the Board on any matter in his or her view requiring the immediate attention of the Board. Minutes of each meeting of the Committee shall be circulated to the Board following approval of the minutes by the Members.

The Committee shall oversee the preparation of, review and approve the applicable disclosure for inclusion in the Company’s annual information form.

Secretary and Minutes

The Corporate Secretary of the Company may act as the secretary of the Committee unless an alternative secretary is appointed by the Committee. The secretary of the Committee shall keep regular minutes of Committee proceedings and shall circulate such minutes to all Members and to the chair of the Board (and to any other director of the Board that requests that they be sent to him or her) on a timely basis.

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Quorum and Procedure

A quorum for any meeting of the Committee will be a simple majority of the Members in office. The procedure at meetings will be determined by the Committee. The powers of the Committee may be exercised by a simple majority of Members at a meeting where a quorum is present or by resolution in writing signed by all Members. In the absence of the Chair, the Committee may appoint one of its other Members to act as Chair of any meeting.

Exercise of Power between Meetings

Between meetings, the Chair, or any Member designated for such purpose by the Committee, may, if required in the circumstance, exercise any power delegated by the Committee on an interim basis. The Chair or other designated Member will promptly report to the other Members in any case in which this interim power is exercised.

4.	DUTIES AND RESPONSIBILITIES

The Committee is responsible for performing the duties set out below and any other duties that may be assigned to it by the Board, as well as any other functions that may be necessary or appropriate for the performance of its duties.

Financial Reporting and Disclosure

Review and recommend to the Board for approval, the interim and audited annual financial statements, including the auditors’ report thereon, management’s discussion and analysis, financial reports, press releases related to such financial statements and reports, and other applicable financial disclosure, prior to the public disclosure of such information.

Review and recommend to the Board for approval, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, material change disclosures of a financial nature and similar disclosure documents, prior to the public disclosure of such documents or information.

Review with senior executives of the Company, and with external auditors, significant accounting principles and disclosure issues and alternative treatments under International Financial Reporting Standards (“IFRS”), with a view to gaining reasonable assurance that financial statements are accurate, complete and present fairly the Company’s financial position and the results of its operations in accordance with IFRS, as applicable.

Seek to ensure that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, the Company’s disclosure controls and procedures and periodically assess the adequacy of those procedures and recommend any proposed changes to the Board for consideration.

Risk Management

Review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures, including the use of any financial derivatives and hedging activities.

Review and make recommendations to the Board regarding the adequacy of the Company’s risk management policies and procedures with regard to identification of the Company’s principal risks and implementation of appropriate systems and controls to manage such risks including an assessment of the adequacy of insurance coverage maintained by the Company.

Internal Controls and Internal Audit

Review the adequacy and effectiveness of the Company’s internal control and management information systems through discussions with senior executives of the Company and the external auditor relating to the maintenance of (i) necessary books, records and accounts in sufficient detail to accurately and fairly reflect the Company’s transactions; (ii) effective internal control over financial reporting; and (iii) adequate processes for assessing the risk of material misstatements in the financial statements and for detecting control weaknesses or fraud. From time to time the Committee shall assess any requirements or changes with respect to the establishment or operations of the internal audit function having regard to the size and stage of development of the Company at any particular time. Satisfy itself, through discussions with senior executives of the Company that the adequacy of internal controls, systems and procedures has been periodically assessed in accordance with regulatory requirements and recommendations.

Periodically review the Company’s policies and procedures for reviewing and approving or ratifying related- party transactions.

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External Audit

Recommend to the Board a firm of external auditors to be nominated for appointment as the external auditors of the Company.

Ensure the external auditors report directly to the Committee on a regular basis. Review the independence of the external auditors.

Review and recommend to the Board the fee, scope and timing of the audit and other related services rendered by the external auditors.

Review and approve the audit plan of the external auditors, including the scope and staffing of the audit, prior to the commencement of the audit. Establish and maintain a direct line of communication with the Company’s external auditors.

At each meeting, the Committee shall meet in private session, if required, and may meet with the external auditors, with management, and with the Committee members only.

Review and assess the compensation and oversight of the work of the external auditors of the Company with respect to preparing and issuing an audit report or performing other audit or review services for the Company, including the resolution of issues between senior executives of the Company and the external auditors regarding financial reporting. The external auditor shall report directly to the Committee.

Review the results of the external audit and the external auditors’ report thereon, including discussions with the external auditors as to the quality of accounting principles used and any alternative treatments of financial information that have been discussed with senior executives of the Company and any other matters.

Review any material written communications between senior executives of the Company and the external auditors and any significant disagreements between the senior executives and the external auditors regarding financial reporting.

Discuss with the external auditors their perception of the Company’s financial and accounting personnel, records and systems, the cooperation which the external auditors received during their course of their review and availability of records, data and other requested information and any recommendations with respect thereto.

Discuss with the external auditors their perception of the Company’s identification and management of risks, including the adequacy or effectiveness of policies and procedures implemented to mitigate such risks.

Recommend to the Board any change of the external auditors and oversee any such change to ensure compliance with NI 52-110 and other applicable securities laws and any other significant issues related to the change, including the response of the incumbent auditors, and enquire as to the qualifications of the proposed auditors before making its recommendations to the Board.

Review and assess, at least annually, the performance of the external auditors, including (i) reviewing and evaluating the lead partner on the external auditor’s engagement with the Company; and (ii) considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services are compatible with maintaining the auditor’s independence.

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Associated Responsibilities

Monitor and periodically review the Code of Conduct of the Company and associated procedures for:

●	The receipt, retention and treatment of complaints received by the Company regarding accounting and internal accounting controls or auditing matters;

●	The confidential, anonymous submission by directors, officers and employees of the Company of concerns regarding questionable accounting or auditing matters; and

●	Any violations of applicable law, rules or regulations that relate to corporate reporting and disclosure, or violations of the Company’s Code of Conduct.

Review and approve the Company’s hiring policies regarding employees and partners, and former employees and partners, of the present and former external auditors of the Company.

Non-Audit Services

Pre-approve all non-audit services to be provided to the Company or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities, in accordance with NI 52-110 and other applicable securities laws, if any. The Committee may delegate to one or more of its Members the authority to pre-approve non-audit services but pre-approval by such Member or Members so delegated shall be presented to the full Committee at its first scheduled meeting following such pre-approval.

Other Duties

Direct and supervise the investigation into any matter brought to its attention within the scope of the Committee’s duties. Perform such other duties as may be assigned to it by the Board from time to time or as may be required by applicable law.

5.	THE COMMITTEE CHAIR

In addition to the responsibilities of the Chair described above, the Chair has the primary responsibility for overseeing and reporting on the evaluations to be conducted by the Committee, as well as monitoring developments with respect to accounting and auditing matters in general and reporting to the Committee on any related significant developments.

6.	COMMITTEE EVALUATION

The performance of the Committee shall be evaluated by the Board as part of its regular evaluation of the Board committees.

7.	ACCESS TO INFORMATION AND AUTHORITY TO RETAIN INDEPENDENT ADVISORS

The Committee shall be granted unrestricted access to all information regarding the Company that is necessary or desirable to fulfil its duties and all directors, officers and employees of the Company will be directed to cooperate as requested by Members. The Committee has the authority to retain, at the Company’s expense, independent legal, financial, and other advisors, consultants and experts to assist the Committee in fulfilling its duties and responsibilities, including sole authority to retain and to approve their fees. In selecting such advisors, consultants and experts, the Committee shall take into account factors relevant to their independence from the Company’s management and other relevant considerations.

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The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the external advisors, in accordance with its business judgment. Members are entitled to rely, absent knowledge to the contrary, on the integrity of the persons and organizations from whom they receive information, and on the accuracy and completeness of the information provided. Nothing in this Charter is intended or may be construed as imposing on any member of the Committee or the Board a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors of the Board are subject under applicable law.

The Committee also has the authority to communicate directly with internal and external auditors. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or comply with IFRS and other applicable requirements. These are the responsibilities of the senior executives of the Company responsible for such matters and the external auditors. The Committee, the Chair and any Members identified as having accounting or related financial expertise are directors of the Board, appointed to the Committee to provide broad oversight of the financial, risk and control related activities of the Company, and are specifically not accountable or responsible for the day-to-day operation or performance of such activities. Although the designation of a Member as having accounting or related financial expertise for disclosure purposes is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Committee, such designation does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and the Board in the absence of such designation. Rather, the role of a Member who is identified as having accounting or related financial expertise, like the role of all Members, is to oversee the process, not to certify or guarantee the internal or external audit of the Company’s financial information or public disclosure. This Charter is not intended to change or interpret the constating documents of the Company or applicable law or stock exchange rule to which the Company is subject, and this Charter should be interpreted in a manner consistent with the constating documents of the Company and all applicable laws and rules.

The Board may, from time to time, permit departures from the terms of this Charter, either prospectively or retrospectively. This Charter is not intended to give rise to civil liability on the part of the Company or its directors or officers, to shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever on their part.

8.	REVIEW OF CHARTER

The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board for consideration

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SCHEDULE “B”

OMNIBUS PLAN

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ELEMENTAL ROYALTIES CORP.

2020 INCENTIVE COMPENSATION PLAN

ARTICLE 1

ESTABLISHMENT, PURPOSE AND DURATION

1.1	Establishment of the Plan. The following is the omnibus equity incentive compensation plan of Elemental Royalties Corp. (the “Company”) pursuant to which share based compensation Awards (as defined below) may be granted to eligible Participants (as defined below). The name of the plan is the Elemental 2020 Incentive Compensation Plan (the “Plan”).

The Plan permits the grant of Options, Restricted Share Units and Performance Share Units (as such terms are defined below). The Plan was approved by the Board (as defined below) on July 28, 2020 and will be effective upon ratification of Company shareholders (the “Effective Date”) until the date it is terminated by the Board in accordance with the Plan.

1.2	Purposes of the Plan. The purposes of the Plan are to: (i) provide the Company with a mechanism to attract, retain and motivate highly qualified directors, officers, employees and consultants of the Company and its Affiliates; (ii) align the interests of Participants with that of other shareholders of the Company generally; and (iii) enable and encourage Participants to participate in the long-term growth of the Company through the acquisition of Shares (as defined below) as long-term investments.

1.3	Successor Plan. This Plan shall, in respect of Options (as defined below), serve as the successor to the Company’s share option plan most recently reapproved by the holders of the Company’s Shares on October 18, 2019 (the “Predecessor Plan”). No further awards shall be made under the Predecessor Plan from and after the Effective Date of the Plan.

ARTICLE 2

DEFINITIONS

2.1	Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless the context clearly requires otherwise, and when such meaning is intended, such term shall be capitalized.

(a)	“Affiliate” means any corporation, partnership or other entity (i) in which the Company, directly or indirectly, has majority ownership interest or (ii) which the Company controls. For the purposes of this definition, the Company is deemed to “control” such corporation, partnership or other entity if the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or other entity, whether through the ownership of voting securities, by contract or otherwise, and includes a corporation which is considered to be a subsidiary for purposes of consolidation under International Financial Reporting Standards.

(b)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Share Units or Performance Share Units, in each case subject to the terms of the Plan.

(c)	“Award Agreement” means either (i) a written agreement entered into by the Company or an Affiliate of the Company and a Participant setting forth the terms and provisions applicable to Awards granted under the Plan; or (ii) a written statement issued by the Company or an Affiliate of the Company to a Participant describing the terms and provisions of such Award. All Award Agreements shall be deemed to incorporate the provisions of the Plan, subject to such modifications or additions as the Committee may, in its sole discretion, determine appropriate. An Award Agreement need not be identical to other Award Agreements either in form or substance.

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(d)	“Blackout Period” means a period of time during which the Participant cannot sell Shares, due to applicable law or policies of the Company in respect of insider trading.

(e)	“Board” or “Board of Directors” means the Board of Directors of the Company as may be constituted from time to time.

(f)	“Cause” means (i) if the Participant has a written agreement pursuant to which he or she offers his or her services to the Company and the term “cause” is defined in such agreement, “cause” as defined in such agreement; or otherwise (ii) (a) the inability of the Participant to perform his or her duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Participant; (b) the failure of the Participant to follow the Company’s reasonable instructions with respect to the performance of his or her duties; (c) any material breach by the Participant of his or her obligations under any code of ethics, any other code of business conduct or any lawful policies or procedures of the Company; (d) excessive absenteeism, flagrant neglect of duties, serious misconduct, or conviction of crime or fraud; and (e) any other act or omission of the Participant which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

(g)	“Change of Control” means the occurrence of any one or more of the following events:

(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company as a result of which the holders of Shares prior to the completion of the transaction hold or beneficially own, directly or indirectly, less than 50% of the outstanding Voting Securities of the successor corporation after completion of the transaction;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company and/or any of its subsidiaries to any other person or entity, other than a disposition to a wholly-owned subsidiary in the course of a reorganization of the assets of the Company and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv)	an acquisition by any person, entity or group of persons or entities acting jointly or in concert of beneficial ownership of more than 50% of the Voting Securities, or securities convertible into, exercisable for or carrying the right to purchase more than 50% of the Voting Securities on a post-conversion basis, assuming only the conversion or exercise of securities beneficially owned by the acquiror; or

(v)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

(h)	“Committee” means the Board of Directors or if so delegated in whole or in part by the Board, any duly authorized committee of the Board appointed by the Board to administer the Plan.

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(i)	“Company” means Elemental Royalties Corp., a company existing under the Business Corporations Act (British Columbia), and any successor thereof.

(j)	“Consultant” has the meaning set out in Policy 4.4 of the Exchange or such replacement definition for so long as the Shares are listed on the Exchange, and if the Shares are not so listed, shall have the meaning, if any, that applies to a listing of the Shares on such other exchange as the Shares are then listed on.

(k)	“Corporate Reorganization” shall have the meaning ascribed to such term under section 4.6 herein.

(l)	“Director” means any individual who is a member of the Board of Directors of the Company.

(m)	“Disability” means the disability of the Participant which would entitle the Participant to receive disability benefits pursuant to the long-term disability plan of the Company (if one exists) then covering the Participant, provided that the Board may, in its sole discretion, determine that, notwithstanding the provisions of any such long-term disability plan, the Participant is permanently disabled for the purposes of the Plan.

(n)	“Dividend Equivalent” means a right with respect to an Award to receive cash, Shares or other property equal in value and form to dividends declared by the Board and paid with respect to outstanding Shares. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement, and if specifically provided for in the Award Agreement shall be subject to such terms and conditions set forth in the Award Agreement as the Committee shall determine.

(o)	“Employee” means any employee or officer of the Company or an Affiliate of the Company. Directors who are not otherwise employed by the Company or an Affiliate of the Company shall not be considered Employees under the Plan.

(p)	“Exchange” means the TSX Venture Exchange, or if the Shares are not listed on the TSX Venture Exchange, such other principal market on which the Shares of the Company are then traded as designated by the Committee from time to time.

(q)	“Exchange Hold Period” means a four month resale restriction imposed by the Exchange, as set forth in the Exchange Policies.

(r)	“Exchange Policies” mean the policies of the Exchange, including those set forth in the Corporate Finance Manual of the Exchange.

(s)	“FMV” means, unless otherwise required by any applicable provision of any regulations thereunder or by any applicable accounting standard for the Company’s desired accounting for Awards or by the rules of the Exchange, a price that is determined by the Committee, provided that such price cannot be less than the last closing price of the Shares on the Exchange less any discount permitted by the rules or policies of the Exchange.

(t)	“Insider” shall have the meaning ascribed thereto in Exchange Policies.

(u)	“Investor Relations Activities” shall have the meaning ascribed thereto in Exchange Policies.

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(v)	“Non-Employee Director” means a Director who is not an Employee.

(w)	“Notice Period” means any period of contractual notice or reasonable notice that the Company or an Affiliate of the Company may be required at law, by contract or otherwise agrees to provide to a Participant upon termination of employment, whether or not the Company or Affiliate elects to pay severance in lieu of providing notice to the Participant, provided that where a Participant’s employment contract provides for an increased severance or termination payment in the event of termination following a Change of Control, the Notice Period for the purposes of the Plan shall be the Notice Period under such contract applicable to a termination which does not follow a Change of Control.

(x)	“Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time subject to the terms of the Plan.

(y)	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(z)	“Participant” means an Employee, Non-Employee Director or Consultant who has been selected to receive an Award, or who has an outstanding Award granted under the Plan or the Predecessor Plan.

(aa)	“Performance Period” means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

(bb)	“Performance Share Unit” means an Award granted under Article 9 herein and subject to the terms of the Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

(cc)	“Period of Restriction” means the period when an Award of Restricted Share Units is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or upon the occurrence of other events as determined by the Committee, in its discretion.

(dd)	“Person” shall have the meaning ascribed to such term in Exchange Policies.

(ee)	“Reserve” shall have the meaning ascribed to such term under section 4.1 herein.

(ff)	“Restricted Share Unit” means an Award denominated in units subject to a Period of Restriction, with a right to receive Shares upon settlement of the Award, granted under Article 7 herein and subject to the terms of the Plan.

(gg)	“Retirement” or “Retire” means a Participant’s permanent withdrawal from employment or office with the Company or an Affiliate of the Company on terms and conditions accepted and determined by the Board.

(hh)	“Shares” means common shares of the Company.

(ii)	“Share Units” means Performance Share Units and Restricted Share Units, including any Dividend Equivalent granted with respect to a Performance Share Unit and/or Restricted Share Unit.

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(jj)	“Termination Date” means the date on which a Participant ceases to be eligible to participate under the Plan as a result of a termination of employment, officer position, board service or consulting arrangement with the Company or any Affiliate of the Company for any reason, including death, Retirement, resignation or termination with or without Cause. For the purposes of the Plan, a Participant’s employment, officer position, board service or consulting arrangement with the Company or an Affiliate of the Company shall be considered to have terminated effective on the last day of the Participant’s actual and active employment, officer position or board or consulting service with the Company or the Affiliate whether such day is selected by agreement with the individual, unilaterally by the Company or the Affiliate and whether with or without advance notice to the Participant. For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the Participant’s last day of actual and active employment shall be considered as extending the Participant’s period of employment for the purposes of determining his or her entitlement under the Plan.

(kk)	“Voting Securities” shall mean any securities of the Company ordinarily carrying the right to vote at elections of directors and any securities immediately convertible into or exchangeable for such securities.

ARTICLE 3

ADMINISTRATION

3.1	General. The Committee shall be responsible for administering the Plan. The Committee may employ legal counsel, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive and binding upon the Participants, the Company, and all other interested parties. No member of the Committee will be liable for any action or determination taken or made in good faith with respect to the Plan or Awards granted hereunder. Each member of the Committee shall be entitled to indemnification by the Company with respect to any such determination or action in the manner provided for by the Company and its subsidiaries.

3.2	Authority of the Committee. The Committee shall have full and exclusive discretionary power to determine the terms and provisions of Award Agreements, to interpret the terms and the intent of the Plan and any Award Agreement or other agreement ancillary to or in connection with the Plan, to determine eligibility for Awards, and to adopt such rules, regulations and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including grant, exercise price, issue price and vesting terms, determining any performance goals applicable to Awards and whether such performance goals have been achieved, and, subject to Article 13, adopting modifications and amendments to the Plan or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the jurisdictions in which the Company and its Affiliates operate. All costs incurred in connection with this Plan shall be for the account of the Company. This Plan shall be administered in accordance with the Exchange Policies by the Committee so long as the Shares are listed on the Exchange.

3.3	Delegation. The Committee may delegate to one or more of its members any of the Committee’s administrative duties or powers as it may deem advisable; provided, however, that any such delegation must be permitted under applicable corporate law.

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3.4	Record Keeping. The Company shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant;

(b)	the number of Shares subject to Awards granted to each Participant; and

(c)	the aggregate number of Shares subject to Awards.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1	Maximum Number of Shares Available for Awards. The maximum number of Shares available for issuance pursuant to the exercise or redemption, as applicable of Awards granted under the Plan, will be 10% of the total outstanding Shares from time to time less the number of Shares issuable pursuant to any Share Units issued hereunder and other security-based compensation arrangements of the Company (the “Reserve”). For greater certainty, the aggregate number of Shares available for issuance pursuant to settlement of Options shall not exceed 10% of the Company’s outstanding share capital. Shares in respect of which Options have not been exercised and are no longer subject to being purchased pursuant to the terms of any Options shall be available for further Options under the Plan. The Plan with respect to the Options is a “rolling plan” and as a result, any and all increases in the number of issued and outstanding Shares will result in an increase to the Reserve.

4.2	Maximum Number of Shares Available for the Settlement of Share Units. For so long as the Company is listed on the TSX Venture Exchange or on another exchange that requires the Company to fix the number of Shares to be issued in settlement of Share Units, the maximum number of Shares available for issuance pursuant to the settlement of Share Units shall be 2,895,109 Shares. For greater certainty, the aggregate number of Shares available for issuance pursuant to settlement of Share Units shall not exceed the lesser of (i) 10% of the Company’s outstanding Share capital less the number of Options outstanding; and (ii) 2,895,109 less the number of Share Units redeemed for Shares.

4.3	Award Grants to Individuals. The aggregate number of Shares for which Awards may be issued to any one Participant in any 12-month period shall not exceed 5% of the outstanding Shares, calculated on the date an Award is granted to the Participant, unless the Company obtains disinterested shareholder approval as required by the policies of the Exchange. The aggregate number of Shares for which Awards may be issued to any one Consultant within any 12-month period shall not exceed 2% of the outstanding Shares, calculated on the date an Award is granted to the Consultant.

4.4	Award Grants to Persons Providing Investor Relations Activities. The aggregate number of Shares for which Options may be issued to any Persons retained to provide Investor Relations Activities within any 12-month period shall not exceed 2% of the outstanding Shares, calculated on the date an Option is granted to such Persons. Awards other than Options may not be granted to Persons retained to provide Investor Relations Activities, except if such person is also an employee of the Company.

4.5	Award Grants to Insiders. Unless disinterested shareholder approval as required by the policies of the Exchange is obtained: (i) the maximum number of Shares for which Awards may be issued to Insiders (as a group) at any point in time shall not exceed 10% of the outstanding Shares; and (ii) the aggregate number of Awards granted to Insiders (as a group), within any 12-month period, shall not exceed 10% of the outstanding Shares, calculated at the date an Award is granted to any Insider.

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4.6	Adjustments in Authorized Shares. In the event of any corporate event or transaction (collectively, a “Corporate Reorganization”) (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, arrangement, amalgamation, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee shall make or provide for such adjustments or substitutions, as applicable, in the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price, grant price or exercise price applicable to outstanding Awards, the limit on issuing Awards other than Options granted with an Option Price equal to at least the FMV of a Share on the date of grant and any other value determinations applicable to outstanding Awards or to the Plan, as are equitably necessary to prevent dilution or enlargement of Participants’ rights under the Plan that otherwise would result from such corporate event or transaction. In connection with a Corporate Reorganization, the Committee shall have the discretion to permit a holder of Options to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan and the applicable Award Agreement) and the holder will then accept on the exercise of such Option, in lieu of the Shares that such holder would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that such holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, that holder had owned all Shares that were subject to the Option. Such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in Shares.

The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan as are equitably necessary to reflect such Corporate Reorganization and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan, provided that any such adjustments must comply with all regulatory requirements.

Subject to the provisions of Article 11 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution or conversion of Awards under the Plan in connection with any Corporate Reorganization, upon such terms and conditions as it may deem appropriate. Additionally, the Committee may amend the Plan, or adopt supplements to the Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution or conversion as provided in the previous sentence.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1	Eligibility. Awards under the Plan shall be granted only to bona fide Employees, Non-Employee Directors and Consultants, as per the policies of the Exchange.

5.2	Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, in its sole discretion select from among eligible Employees, Non-Employee Directors and Consultants, those to whom Awards shall be granted under the Plan, and shall determine in its discretion the nature, terms, conditions and amount of each Award.

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ARTICLE 6

STOCK OPTIONS

6.1	Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its discretion.

6.2	Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions, if any, upon which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement for the grant of Options shall be in such form or forms as the Committee may from time to time approve.

6.3	Option Price. The Option Price for each grant of an Option under the Plan shall be determined by the Committee and shall be specified in the Award Agreement. The Option Price for an Option shall be not less than the FMV of the Shares on the date of grant.

6.4	Vesting of Options. Unless otherwise specified in an Award Agreement, and subject to any provisions of the Plan or the applicable Award Agreement relating to acceleration of vesting of Options, Options shall vest subject to Exchange Policies, and the Committee may, in its sole discretion, determine the time during which an Option shall vest and the method of vesting, or that no vesting restriction shall exist. If the Committee does not determine a vesting schedule at the time of grant of any particular Option, such Option shall be exercisable in whole at any time, or in part from time to time, during the term of the Option, subject to the applicable requirements of the Exchange. Options issued to any Persons retained to provide Investor Relations Activities must vest in stages over a period of not less than 12 months, with no more than 1/4 of the Options vesting in any three month period.

6.5	Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that, subject to section 6.6, no Option shall be exercisable later than the tenth (10) anniversary date of its grant.

6.6	Blackout Periods. If the date on which an Option is scheduled to expire occurs during, or within 10 business days after the last day of a Blackout Period applicable to such Participant, then the expiry date for such Option shall be extended to the last day of such 10 business day period.

6.7	Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.8	Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Option Price.

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The Option Price upon exercise of any Option shall be payable to the Company in full in cash, certified cheque or wire transfer.

As soon as practicable after receipt of a notification of exercise and full payment of the Option Price, the Shares in respect of which the Option has been exercised shall be issued as fully-paid and non- assessable common shares of the Company. As of the business day the Company receives such notice and such payment, the Participant (or the person claiming through a Participant, as the case may be) shall be entitled to be entered on the share register of the Company as the holder of the number of Shares in respect of which the Option was exercised and to receive as promptly as possible thereafter, but in any event, on or before the 15th day of the third month of the year following the year in which the Option was exercised, a certificate or evidence of book entry representing the said number of Shares. The Company shall cause to be delivered to or to the direction of the Participant Share certificates or evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of applicable Canadian and U.S. securities law, including, without limitation, the 1933 Act, the United States Securities and Exchange Act of 1934, as amended, applicable U.S. state laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

6.9	Death, Disability, Retirement and Termination or Resignation of Employment. If the Award Agreement does not specify the effect of a termination, cessation or resignation of employment then the following default rules will apply:

(a)	Death: If a Participant dies while an Employee, Director of, or Consultant to, the Company or an Affiliate of the Company:

(i)	all unvested Options as at the Termination Date shall automatically and immediately vest; and

(ii)	all vested Options (including those that vested pursuant to (i) above) shall continue to be subject to the Plan and exercisable for a period of 12 months after the Termination Date, provided that any Options that have not been exercised within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(b)	Disability: If a Participant ceases to be eligible to be a Participant under the Plan as a result of their Disability then all Options remain and continue to vest (and are exercisable) in accordance with the terms of the Plan for a period of 12 months after the Termination Date, provided that any Options that have not been exercised (whether vested or not) within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(c)	Retirement: If a Participant Retires then the Board shall have the discretion, with respect to such Participant’s Options, to determine: (i) whether to accelerate vesting of any or all of such Options, (ii) whether any of such Options shall be cancelled, with or without payment, and (iii) how long, if at all, such Options may remain outstanding following the Termination Date; provided, however, that in no event shall such Options be exercisable for more than 12 months after the Termination Date.

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(d)	Termination for Cause: If a Participant ceases to be eligible to be a Participant under the Plan as a result of their termination for Cause, then all Options, whether vested or not, as at the Termination Date shall automatically and immediately expire and be forfeited.

(e)	Termination without Cause or Voluntary Resignation: If a Participant ceases to be eligible to be a Participant under the Plan for any reason, other than as set out in sections 6.9(a)- (d), then, unless otherwise determined by the Board in its sole discretion, as of the Termination Date:

(i)	all unvested Options shall automatically and immediately expire and be forfeited, and

(ii)	all vested Options shall continue to be subject to the Plan and exercisable for a period of 90 days after the Termination Date, provided that any Options that have not been exercised within 90 days after the Termination Date shall automatically and immediately expire and be forfeited on such date.

6.10	Non-transferability of Options. An Option granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by bequeath or by the laws of descent and distribution, subject to the requirements of the Exchange or as otherwise allowed by the Exchange.

ARTICLE 7

RESTRICTED SHARE UNITS

7.1	Grant of Restricted Share Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Share Units to Participants in such amounts and upon such terms as the Committee shall determine.

7.2	Restricted Share Unit Agreement. Each Restricted Share Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Share Units granted, and the settlement date for Restricted Share Units, and any such other provisions as the Committee shall determine, provided that unless otherwise determined by the Committee or as set out in any Award Agreement, no Restricted Share Unit shall vest later than allowed by the polices of the Exchange. The Committee shall impose, in the Award Agreement at the time of grant, such other conditions and/or restrictions on any Restricted Share Units granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions based upon the time-based restrictions on vesting and, restrictions under applicable laws or under the requirements of the Exchange.

7.3	Vesting of Restricted Share Units. Unless otherwise specified in an Award Agreement, and subject to any provisions of the Plan or the applicable Award Agreement relating to acceleration of vesting of Restricted Share Units, Restricted Share Units shall vest at the discretion of the Committee, and subject to the policies of the Exchange, but in no case will any Restricted Share Unit vest or payment be made in respect of that Restricted Share Unit later than December 15 of the third calendar year following the year in which that Restricted Share Unit was granted.

7.4	Blackout Periods. If the date on which a Restricted Share Unit is scheduled to expire occurs during, or within 10 business days after the last day of a Blackout Period applicable to such Participant, then the expiry date for such Award shall be extended to the last day of such 10 business day period.

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7.5	Non-transferability of Restricted Share Units. The Restricted Share Units granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the date of settlement through delivery or other payment, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Share Units granted to a Participant under the Plan shall be available during such Participant’s lifetime only to such Participant.

7.6	Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Share Units granted hereunder may, if the Committee so determines, be credited with amounts equal to the cash dividends or Dividend Equivalents paid with respect to the underlying Shares while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to such dividend amounts or Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of such dividend amounts or Dividend Equivalents, including cash, Shares or Restricted Share Units.

7.7	Death, Disability, Retirement and Termination or Resignation of Employment. If the Award Agreement does not specify the effect of a termination or resignation of employment then the following default rules will apply:

(a)	Death: If a Participant dies while an Employee, Director of, or Consultant to, the Company or an Affiliate:

(i)	all unvested Restricted Share Units as at the Termination Date shall automatically and immediately vest; and

(ii)	all vested Restricted Share Units (including those that vested pursuant to (i) above) shall be paid to the Participant’s estate in accordance with the terms of the Plan and the Award Agreement.

(b)	Disability: If a Participant ceases to be eligible to be a Participant under the Plan as a result of their Disability, then all Restricted Share Units remain and continue to vest in accordance with the terms of the Plan for a period of 12 months after the Termination Date, provided that any Restricted Share Units that have not vested within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(c)	Retirement: If a Participant Retires then the Board shall have the discretion, with respect to such Participant’s Restricted Share Units, to determine: (i) whether to accelerate vesting of any or all of such Restricted Share Units, (ii) whether any of such Restricted Share Units shall be cancelled, with or without payment, and (iii) how long, if at all, such Restricted Share Units may remain outstanding following the Termination Date; provided, however, that in no event shall such Restricted Share Units remain outstanding for more than 12 months after the Termination Date. Notwithstanding the above, for U.S. Participants, the treatment of Restricted Share Units upon retirement shall be provided for in the Award Agreement.

(d)	Termination for Cause: If a Participant ceases to be eligible to be a Participant under the Plan as a result of their termination for Cause, then all Restricted Share Units, whether vested or not, as at the Termination Date shall automatically and immediately be forfeited.

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(e)	Termination without Cause or Voluntary Resignation: If a Participant ceases to be eligible to be a Participant under the Plan for any reason, other than as set out in sections 7.7(a)- (d), then, unless otherwise determined by the Board in its sole discretion, as of the Termination Date:

(i)	all unvested Restricted Share Units shall automatically and immediately be forfeited, and

(ii)	all vested Restricted Share Units shall be paid to the Participants in accordance with the terms of the Plan and the Award Agreement.

7.8	Payment in Settlement of Restricted Share Units. When and if Restricted Share Units become payable, the Participant issued such Restricted Share Units shall be entitled to receive payment from the Company in settlement of such Restricted Share Units: (i) in a number of Shares (issued from treasury) equal to the number of Restricted Share Units being settled, or (ii) in any other form, all as determined by the Committee at its sole discretion. The Committee’s determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement for the grant of the Restricted Share Units.

ARTICLE 8

PERFORMANCE SHARE UNITS

8.1	Grant of Performance Share Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Performance Share Units to Participants in such amounts and upon such terms as the Committee shall determine.

8.2	Value of Performance Share Units. Each Performance Share Unit shall have an initial value equal to the FMV of a Share on the date of grant. The Committee shall set performance criteria for a Performance Period in its discretion, which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and set forth in the Award Agreement, the value and/or number of each Performance Share Unit that will be paid to the Participant.

8.3	Earning of Performance Share Units. Subject to the terms of the Plan and the applicable Award Agreement, after the applicable Performance Period has ended, the holder of Performance Share Units shall be entitled to receive payout on the value and number of Performance Share Units, determined as a function of the extent to which the corresponding performance criteria have been achieved. Notwithstanding the foregoing, the Company shall have the ability to require the Participant to hold any Shares received pursuant to such Award for a specified period of time.

8.4	Form and Timing of Payment of Performance Share Units. Payment of earned Performance Share Units shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Share Units in the form of a number of Shares issued from treasury equal to the number of earned Performance Share Units at the end of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the grant of the Award or reserved for later determination. Other than as determined by the Committee in writing, in no event will delivery of such Shares or other form of payment or consideration under a Performance Share Unit be made later than the earlier of: (i) 3 months after the close of the year in which such conditions or restrictions were satisfied or lapsed and (ii) December 31 of the third year following the year of the grant date.

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8.5	Dividends and Other Distributions. Participants holding Performance Share Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or Dividend Equivalents while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to the dividends or Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or Dividend Equivalents, including cash, Shares or Performance Share Units.

8.6	Termination of Employment, Consultancy or Directorship. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Share Units following termination of the Participant’s employment or other relationship with the Company or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Share Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination, provided that the provisions shall comply with applicable rules of the Exchange.

8.7	Non-transferability of Performance Share Units. Performance Share Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant’s rights under the Plan shall inure during such Participant’s lifetime only to such Participant.

ARTICLE 9

BENEFICIARY DESIGNATION

9.1	Beneficiary. A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times as prescribed by the Committee and by using such forms and following such procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the beneficiary shall be the Participant’s estate.

9.2	Discretion of the Committee. Notwithstanding the provisions above, the Committee may, in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 10, or both, in favor of another method of determining beneficiaries.

ARTICLE 10

RIGHTS OF PERSONS ELIGIBLE TO PARTICIPATE

10.1	Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate of the Company to terminate any Participant’s employment, consulting or other service relationship with the Company or the Affiliate at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or the Affiliate.

Neither an Award nor any benefits arising under the Plan shall constitute part of an employment or service contract with the Company or an Affiliate of the Company, and, accordingly, subject to the terms of the Plan, the Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee or the Board without giving rise to liability on the part of the Company or its Affiliates for severance payments or otherwise, except as provided in the Plan.

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For purposes of the Plan, unless otherwise provided by the Committee, a transfer of employment of a Participant between the Company and an Affiliate or among Affiliates of the Company, shall not be deemed a termination of employment. The Committee may provide, in a Participant’s Award Agreement or otherwise, the conditions under which a transfer of employment to an entity that is spun off from the Company or an Affiliate of the Company shall not be deemed a termination of employment for purposes of an Award.

10.2	Participation. No Employee or other Person eligible to participate in the Plan shall have the right to be selected to receive an Award. No person selected to receive an Award shall have the right to be selected to receive a future Award, or, if selected to receive a future Award, the right to receive such future Award on terms and conditions identical or in proportion in any way to any prior Award.

10.3	Rights as a Shareholder. A Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the holder of such Shares.

ARTICLE 11

CHANGE OF CONTROL

11.1	Change of Control and Termination of Employment. Subject to section 12.2 and the terms and provisions of any Award Agreement, if there is a Change of Control, any Awards held by a Participant shall automatically vest following such Change of Control, on the Termination Date, if the Participant is an Employee, officer or a Director and their employment, or officer or Director position is terminated within 12 months following the Change of Control, provided that no acceleration of Awards shall occur in the case of a Participant that was retained to provide Investor Relations Activities unless the approval of the Exchange is either obtained or not required.

11.2	Discretion to Board. Notwithstanding any other provision of the Plan, in the event of an actual or potential Change of Control, the Board may, in its sole discretion, without the necessity or requirement for the agreement of any Participant: (i) accelerate, conditionally or otherwise, on such terms as it sees fit (including, but not limited to those set out in (iii) and (iv) below), the vesting date of any Awards; (ii) permit the conditional redemption or exercise of any Awards, on such terms as it sees fit; (iii) otherwise amend or modify the terms of any Awards, including for greater certainty by (1) permitting Participants to exercise or redeem any Awards to assist the Participants to participate in the actual or potential Change of Control, or (2) providing that any Awards exercised or exercised shall be exercisable or redeemed for, in lieu of Shares, such property (including shares of another entity or cash) that shareholders of the Company will receive in the Change of Control; and (iv) terminate, following the successful completion of a Change of Control, on such terms as it sees fit, the Awards not exercised or redeemed prior to the successful completion of such Change of Control.

11.3	Non-Occurrence of Change of Control. In the event that any Awards are conditionally exercised pursuant to section 12.2 above and the Change of Control does not occur, the Board may, in its sole discretion, determine that any (i) Awards so exercised shall be reinstated as the type of Award prior to such exercise, and (ii) Shares issued be cancelled and any exercise or similar price received by the Company shall be returned to the Participant.

11.4	Agreement with Purchaser in a Change of Control. In connection with a Change of Control, the Board may be permitted to condition any acceleration of vesting on the Participant entering into an employment, confidentiality or other agreement with the purchaser as the Board deems appropriate.

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ARTICLE 12

AMENDMENT AND TERMINATION

12.1	Amendment and Termination. The Board may, at any time, suspend or terminate the Plan. Subject to compliance with any applicable law, including the rules of the Exchange, the Board may also, at any time, amend or revise the terms of the Plan and any Award Agreement. No such amendment of the Plan or Award Agreement may be made if such amendment would materially and adversely impair any rights arising from any Awards previously granted to a Participant under the Plan without the consent of the Participant or the representatives of his or her estate, as applicable. The Board may, by resolution, make any amendment to this Plan or any Share Units granted under it (together with any related Award Agreement) without shareholder approval, provided however, that the Board will not be entitled to amend this Plan or any Share Unit granted under it without shareholder (disinterested shareholder approval if applicable) and, if applicable, TSXV approval, in order to: (i) increase the maximum number of Shares issuable pursuant to this Plan; (ii) cancel a Share Unit and subsequently issue to the holder of such Share Unit a new Share Unit in replacement thereof; (iii) extend the term of a Share Unit, but not beyond the Expiry Date; (iv) permit the assignment or transfer of a Share Unit other than as provided for in this Plan; (v) add to the categories of persons eligible to participate in this Plan; or (v) in any other circumstances where TSXV and shareholder approval is required by the TSXV. Any renewal of this plan will be subject to disinterested shareholder approval, and TSXV approval as applicable.

12.2	Reduction of Option Price or Grant Price. Disinterested shareholder approval as required by the policies of the Exchange shall be obtained for any reduction in the Option Price if the Participant is an Insider of the Company at the time of the proposed amendment.

ARTICLE 13

WITHHOLDING

13.1	Withholding. The Company or any of its Affiliates shall have the power and the right to deduct or withhold from any payment owed to the Participant, or require a Participant to remit to the Company or the Affiliate, an amount sufficient to satisfy federal, provincial and local taxes or domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising from or as a result of the Plan or any Award hereunder. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold and sell Shares or the Participant making such other arrangements, including the sale of Shares, in either case on such conditions as the Committee specifies.

13.2	Acknowledgement. Participant acknowledges and agrees that the ultimate liability for all taxes legally payable by Participant is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company: (a) makes no representations or undertakings regarding the treatment of any taxes in connection with any aspect of the Plan; and (b) does not commit to and is under no obligation to structure the terms of the Plan to reduce or eliminate Participant’s liability for taxes or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for taxes in more than one jurisdiction.

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ARTICLE 14

SUCCESSORS

14.1	Any obligations of the Company or its Affiliates under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or its Affiliates, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the businesses and/or assets of the Company or the Affiliate, as applicable.

ARTICLE 15

GENERAL PROVISIONS

15.1	Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable law or ruling of any governmental body that the Company determines to be necessary or advisable.

If for any reason Shares cannot be issued to a Participant, the obligation of the Company to issue such Shares shall terminate.

15.2	Conflict. To the extent there is any inconsistency or ambiguity between this Plan and any employment contract, the terms of such employment contract shall govern to the extent of such inconsistency or ambiguity, subject only to compliance with applicable law and Exchange Policies.

15.3	Investment Representations. The Committee may require each Participant receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

15.4	Legends and Resale Restrictions. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares, in addition to any resale restrictions under applicable securities laws and any other circumstance in which the Exchange Hold Period may apply.

15.5	Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis to the extent not prohibited by applicable law or the rules of the Exchange.

15.6	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

15.7	Other Compensation and Benefit Plans. Nothing in the Plan shall be construed to limit the right of the Company or an Affiliate of the Company to establish other compensation or benefit plans, programs, policies or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program or arrangement.

V-50

15.8	No Constraint on Corporate Action. Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company’s or its Affiliates’ right or power to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company or its Affiliates to take any action which such entity deems to be necessary or appropriate.

15.9	Compliance with Canadian Securities Laws. All Awards and the issuance of Shares underlying such Awards issued pursuant to the Plan will be issued pursuant to an exemption from the prospectus requirements of Canadian securities laws where applicable.

15.10	Compliance with U.S. Securities Laws. All Awards and the issuance of Shares underlying such Awards issued pursuant to the Plan will be issued pursuant to the registration requirements of the U.S. Securities Act of 1933, as amended or an exemption from such registration requirements. If the Awards or Shares are not so registered and no such registration exemption is available, the Company shall not be required to issue any Shares otherwise issuable hereunder.

ARTICLE 16

LEGAL CONSTRUCTION

16.1	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

16.2	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3	Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. The Company or an Affiliate of the Company shall receive the consideration required by law for the issuance of Awards under the Plan.

The inability of the Company or an Affiliate of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company or the Affiliate to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company or the Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.4	Governing Law. The Plan and each Award Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

V-51

Schedule VI

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

YEARS ENDED DECEMBER 31, 2020 AND 2019

VI-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND DIRECTORS OF ELY GOLD ROYALTIES INC. AND GOLD ROYALTY CORP.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Ely Gold Royalties Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of loss and comprehensive loss, cash flows and changes in equity for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

VI-2

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for the Acquisition of VEK Associates

As discussed in notes 9 and 18, the Company completed the acquisition of 100% of VEK Associates (“VEK”). In exchange for the outstanding shares of VEK, the Company paid US $5,000,000 and issued 2,005,164 share purchase warrants, exercisable over a 24-month term to purchase one common share of the Company at an exercise price of $0.62. Management assessed the acquisition of VEK to be accounted for as an asset acquisition, as the underlying transaction does not meet the definition of a business combination under the applicable accounting standards. The allocation of the consideration was determined by estimating the present value of expected future revenues from each acquired asset.

We identified the accounting for the acquisition of VEK as a critical audit matter as accounting for these transactions is complex and requires management to exercise judgment to determine the appropriate accounting treatment, including whether the acquisitions should be accounted for as asset acquisitions or business combinations, and estimating the fair value of the net assets acquired. The estimates and assumptions with the highest degree of subjectivity and impact on the fair value of the assets are the expected future royalties, expected production, and discount rate.

The primary audit procedures we performed to address this critical audit matter included, among others, the following:

●	Obtaining an understanding of the transaction, including an assessment of whether the transaction constituted an asset acquisition or business combination;
●	Reviewing the sale and purchase agreement to understand key terms and conditions;
●	Agreeing the consideration to supporting documentation and evaluating the fair value of the warrants issued as part of the consideration;
●	Evaluating management’s assessment of the fair value of the net assets acquired; and
●	Evaluating whether the significant assumptions used, such as expected future royalty revenue, expected production, and discount rate were reasonable.

/s/ Smythe LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2003.

Vancouver, Canada

January 6, 2022

VI-3

ELY GOLD ROYALTIES INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in Canadian Dollars)

		December 31,	December 31,
As at	Notes	2020	2019

ASSETS	11
Current
Cash and cash equivalents	4	$7,381,784	$2,973,520
Marketable securities	6	1,192,572	1,248,828
Receivables	7	348,881	137,902
Prepaid expenses		218,974	71,946
		9,142,211	4,432,196
Non-Current
Reclamation bond		27,902	28,463
Right-of-use lease asset	8	92,322	48,549
Royalty assets	9	30,278,390	2,961,135
Mineral property interests	10	1,463,863	896,530
Deferred charges	11	1,491,411	3,135,556
		$42,496,099	$11,502,429
LIABILITIES
Current
Accounts payable and accrued liabilities	14	$889,075	$281,109
Current portion of lease obligation	12	48,192	23,363
Current portion of obligation under royalty acquisition	9	394,789	1,178,901
		1,332,056	1,483,373
Non-Current
Lease obligation	12	49,785	30,757
Obligation under royalty acquisition	9	71,535	264,742
Promissory note	11	-	1,000,000
		1,453,376	2,778,872
EQUITY
Share capital	13	66,968,929	30,055,890
Share-based payment reserve	13	10,308,499	4,988,492
Cumulative translation adjustment		(2,171,533)	93,686
Deficit		(34,063,172)	(26,414,511)
		41,042,723	8,723,557
		$42,496,099	$11,502,429

Approved and authorized by the Board:

“David Garofalo”	Director	“Josephine Man”	Director
David Garofalo		Josephine Man

The accompanying notes are an integral part of these consolidated financial statements.

VI-4

ELY GOLD ROYALTIES INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(Expressed in Canadian Dollars)

	Notes	December 31, 2020	December 31, 2019
ROYALTY AND MINERAL OPERATIONS
Revenue
Royalties		$2,216,329	$-
Option proceeds		1,014,878	1,164,415
Gain on disposal of mineral interest		118,243	918,415
		3,349,450	2,082,830
Expenses
Amortization of royalty assets		1,885,746	92,393
Project and royalty generation and maintenance costs		550,513	407,158
Maintenance cost reimbursements		(239,800)	(75,160)
		2,196,459	424,391
GROSS PROFIT		1,152,991	1,658,439
EXPENSES
Amortization		47,837	42,777
Consulting fees		431,942	169,694
Management fees	14	1,421,813	880,220
Office and administration		192,569	118,763
Professional fees		666,992	340,219
Share-based payments	13, 14	2,420,447	559,207
Transfer agent and filing fees		172,308	57,385
Travel and promotion		919,576	929,851
		(6,273,484)	(3,098,116)
OTHER INCOME (EXPENSE)
Interest expense	11	(308,714)	(185,372)
Accretion of deferred charges	11	(1,644,145)	-
Interest income		54,994	13,580
(Loss) gain on disposal of marketable securities	6	(170,084)	12,423
Change in fair value of marketable securities	6	(484,009)	81,941
Gain (loss) on foreign exchange		142,832	(30,704)
Bad debt		(119,042)	-
		(2,528,168)	(108,132)
Loss for the year		(7,648,661)	(1,547,809)
Other comprehensive income (loss)
Currency translation adjustment		(2,278,843)	(64,516)
Comprehensive loss		$(9,927,504)	$(1,612,325)
Basic and diluted loss per share		$(0.05)	$(0.02)
Weighted average number of common shares outstanding		141,232,310	95,343,280

The accompanying notes are an integral part of these consolidated financial statements.

VI-5

ELY GOLD ROYALTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

For the year ended	December 31, 2020	December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$(7,648,661)	$(1,547,809)
Items not affecting cash
Interest expense	58,530	6,134
Accretion of deferred charges	1,644,145	143,750
Amortization	1,933,583	135,170
Option proceeds paid in marketable securities	(199,637)	(367,767)
Change in fair value of marketable securities	484,009	(81,941)
Loss (gain) on disposal of marketable securities	170,084	(12,423)
Gain on disposal of mineral interest	(118,243)	(918,415)
Share-based payments	2,420,447	559,207
Unrealized foreign exchange	85,532	70,387
Bad debt	119,042	-
	(1,051,169)	(2,013,707)
Changes in non-cash working capital items
Receivables	(346,876)	(33,805)
Prepaid expenses	(147,028)	(4,688)
Accounts payable and accrued liabilities	611,317	53,628
Net cash used in operating activities	(933,756)	(1,998,572)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for acquisition of mineral property interests	(1,127,990)	(198,859)
Payments for acquisition of royalty assets	(15,044,487)	(1,343,042)
Proceeds received from properties under option	605,118	228,051
Proceeds on disposal of marketable securities	275,349	56,423
Payments for acquisition of marketable securities	(636,100)
Proceeds on disposal of mineral and royalty interest	-	1,635,251
Net cash provided by (used in) investing activities	(15,928,110)	377,824
CASH FLOWS FROM FINANCING ACTIVITIES
Shares issued for cash, net of issuance costs	16,450,990	1,231,502
Proceeds (repayment of) on promissory note	(1,000,000)	1,000,000
Repayment of loans payable	(1,237,154)	(183,934)
Lease payments	(55,843)	(48,781)
Proceeds received from the exercise of options and warrants	7,241,638	209,350
Net cash provided by financing activities	21,399,631	2,208,137
Effect on cash of foreign exchange	(129,501)	(51,605)
Change in cash and cash equivalents for the year	4,408,264	535,784
Cash and cash equivalents, beginning of year	2,973,520	2,437,736
Cash and cash equivalents, end of year	$7,381,784	$2,973,520
Cash and cash equivalents consist of:
Cash	$6,356,784	$2,198,520
Term deposits	1,025,000	775,000
	$7,381,784	$2,973,520

Supplemental disclosure with respect to cash flows (Note 15)

The accompanying notes are an integral part of these consolidated financial statements.

VI-6

ELY GOLD ROYALTIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in Canadian Dollars)

	Note	Number of shares	Share capital	Share- based payment reserve	Cumulative translation adjustment	Subscriptions received	Deficit	Total
Balance, December 31,2018		90,105,475	28,519,610	998,942	158,202	47,315	(24,866,870)	4,857,199
Adjustment on adoption of IFRS 16		-	-	-	-	-	(6,003)	(6,003)
Private placement, net of issuance costs	13(b)	8,615,454	1,202,125	76,692	-	(47,315)	-	1,231,502
Share-based payments	13(c)	-	-	559,207	-	-	-	559,207
Fair value of warrants issued for mineral and royalty interests	9, 13(d)	-	-	205,321	-	-	-	205,321
Fair value of warrants issued as consideration for Line of Credit	11, 13(d)	-	-	3,279,306	-	-	-	3,279,306
Shares issued on exercise of options	13(c)	750,000	79,500	-	-	-	-	79,500
Shares issued on exercise of warrants	13(d)	810,000	129,850	-	-	-	-	129,850
Reallocation of reserves of expired options	13(c)	-	-	(6,171)	-	-	6,171	-
Reallocation of reserves of exercised options and warrants	13(c), 13(d)	-	124,805	(124,805)	-	-	-	-
Loss for the year		-	-	-	-	-	(1,547,809)	(1,547,809)
Other comprehensive loss		-	-	-	(64,516)	-	-	(64,516)
Balance, December 31, 2019		100,280,929	$30,055,890	$4,988,492	$93,686	$-	$(26,414,511)	$8,723,557
Private placement, net of issuance costs	13(b)	21,562,500	15,832,946	618,044	-	-	-	16,450,990
Share-based payments		-	-	2,420,447	-	-	-	2,420,447
Fair value of warrants issued for mineral and royalty interests	9	-	-	4,680,384	-	-	-	4,680,384
Shares issued on exercise of options	13(c)	1,675,000	384,000	-	-	-	-	384,000
Shares issued on exercise of warrants	13(d)	24,634,957	6,857,638	-	-	-	-	6,857,638
Shares issued for royalty asset	9, 13(b)	12,798,413	11,439,587	-	-	-	-	11,439,587
Reallocation of reserves of exercised options and warrants	13(c), 13(d)	-	2,398,868	(2,398,868)	-	-	-	-
Loss for the year		-	-	-	-	-	(7,648,661)	(7,648,661)
Other comprehensive loss		-	-	-	(2,265,219)	-	-	(2,265,219)
Balance, December 31, 2020		160,951,799	$66,968,929	$10,308,499	$(2,171,533)	$-	$(34,063,172)	$41,042,723

The accompanying notes are an integral part of these consolidated financial statements.

VI-7

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

1.	NATURE OF AND CONTINUANCE OF OPERATIONS

Ely Gold Royalties Inc. (the “Company” or “Ely Gold”) was incorporated under the Business Corporations Act (Alberta) on May 10, 1996. The Company was continued into British Columbia in 2002 where it is now domiciled and governed by the Business Corporations Act (British Columbia). The Company is listed on the TSX Venture Exchange (“TSX-V”), under the symbol “ELY” and on the OTCQX under the symbol “ELYGF”.

The Company’s registered office is Suite 2833 - 595 Burrard Street, P.O. Box 49195, Vancouver, British Columbia, Canada, V7X 1J1.

The Company’s operations are focused on developing recurring cash flow streams through the acquisition, consolidation, enhancement, and resale of highly prospective, unencumbered North American precious metals properties. The Company seeks to acquire royalties and purchase agreements over development stage assets, advanced stage development projects or operating mines. In return for making an upfront payment to acquire royalties, the Company receives the right to purchase, at a fixed price per unit, a percentage of a mine’s production for the life of the mine.

The business of exploring for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish ore reserves to develop metallurgical processes, to acquire construction and operating permits and to construct mining and processing facilities. The recoverability of the amounts shown as assets of the Company is dependent upon the discovery of economically recoverable reserves and future profitable operations.

Although the Company has taken steps to verify title to its royalties on which it has an interest, in accordance with industry standards for the current stage of operations of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to government licensing requirements or regulations, unregistered prior agreements, unregistered claims, and non-compliance with regulatory, social and environmental requirements. The Company’s assets may also be subject to increases in taxes and royalties, renegotiation of contracts, political uncertainty and currency exchange fluctuations and restrictions.

The COVID-19 global health pandemic has had a significant impact on the global economy and commodity and financial markets. The full extent and impact of the COVID-19 pandemic is unknown. The adverse effects of the pandemic may continue for an extended and unknown period of time, particularly as variant strains of the virus are identified. The impact of the pandemic to date has included extreme volatility in financial markets, a slowdown in economic activity, and extreme volatility in commodity prices including gold. As well, as efforts have been undertaken to slow the spread of the COVID-19 pandemic, the operation and development of mining projects has been impacted. Many mining projects, including some of the properties in which Company holds a royalty, stream or other interest could be impacted by the pandemic resulting in the slowdown of operations, and other mitigation measures that impact production. If the operation or development of one or more of the properties in which the Company holds a royalty from which it receives or expects to receive significant revenue is slowed down or suspended as a result of the continuing COVID-19 pandemic or future pandemics or other public health emergencies, it may have a material adverse impact on the Company’s profitability, results of operations, financial condition and the trading price of the Company’s common shares on the TSX-V.

These consolidated financial statements were approved by the Board of Directors for issue on January 6, 2022.

VI-8

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

2.	BASIS OF PREPARATION

Statement of Compliance

These consolidated financial, including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

The consolidated financial statements have been prepared on a historical cost basis, except for financial instruments, which are stated at their fair values. These consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information. All dollar amounts presented are in Canadian dollars, the Company’s functional currency, unless otherwise specified.

Basis of consolidation and presentation

These consolidated financial statements incorporate the financial statements of the Company and its controlled subsidiaries. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The Company’s wholly owned subsidiaries include DHI Minerals Ltd. (a Canadian corporation), DHI Minerals (US) Ltd. (a Nevada corporation), Nevada Select Royalty, Inc. (“Nevada Select”) (a Nevada corporation), REN Royalties LLC (“REN”) (a Nevada corporation) and VEK Associates (“VEK”) (a Nevada corporation).

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used in line with those used by the Company. A subsidiary is consolidated from the date upon which control is acquired by the Company and all material intercompany transactions and balances have been eliminated on consolidation.

Use of estimates and judgments

The preparation of these consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the period. Although management uses historical experience and its best knowledge of the amount, events or actions to form the basis for judgments and estimates, actual results may differ from these estimates.

Critical Accounting Estimates

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the financial position reporting date, which could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

Recoverability of receivables

Provisions are made against accounts that, in the estimation of management, may be uncollectible. The recoverability assessment of trade and other receivables is based on a range of factors, including the age of the receivable and the creditworthiness of the company owing the funds. The provision is assessed on a quarterly basis with a detailed formal review of balances and security being conducted annually. Determining the recoverability of an account involves estimation and judgment as to the likely financial condition and ability of the debtor to subsequently make payments. To the extent that future events impact the financial condition of the debtor these provisions could vary significantly.

VI-9

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

2.	BASIS OF PREPARATION (cont’d...)

Recovery of deferred tax assets

The Company estimates the expected manner and timing of the realization or settlement of the carrying value of its assets and liabilities and applies the tax rates that are enacted or substantively enacted on the estimated dates of realization or settlement.

Share-based payments

The fair value of share-based payments is subject to the Black-Scholes option pricing model that incorporates market data and involves uncertainty in estimates used by management in certain assumptions. As the Black- Scholes option pricing model requires the input of highly subjective assumptions, including the volatility of share prices and expected forfeiture rate, changes in subjective input assumptions can materially affect the fair value estimate.

Amortization of royalty assets

Royalty assets are carried at cost less any accumulated amortization. Amortization is calculated over the estimated mine life or over the period advance royalties are expected to be received using management’s best estimate of the mine’s production life. The expected production life of the asset is estimated based on expected quantities of proven and probable mineral reserves and mineral resources. These estimates are based on information obtain from the mine operator through preparation of technical reports on the property. The useful production lives are estimated based on such information and are reviewed annually.

Cost allocation of royalty assets acquired

Management was required to estimate the allocation of cost of acquisition of the VEK assets. The allocation was determined by estimating the present value of expected future revenues. Such calculation required management to make estimates of expected production based on estimated reserves in the underlying assets.

Critical Accounting Judgments

Management must make judgments given the various options available under IFRS for items included in the consolidated financial statements. Judgments involve a degree of uncertainty and could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual events differ from a judgment made.

Functional currency

The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. Determination of functional currency may involve certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

VI-10

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

2.	BASIS OF PREPARATION (cont’d...)

Impairment of royalty assets and mineral property Interests

Assessment of impairment of royalty assets and mineral property interests at the end of each reporting period requires the use of judgments, assumptions and estimates when assessing whether there are any indicators that give rise to the requirement to conduct an impairment analysis on the Company’s royalty assets and mineral property interests. Indicators which could trigger an impairment analysis include, but are not limited to, a significant change in operator reserve and resource estimates, industry or economic trends, current or forecast commodity prices, and other relevant operator information. The assessment of fair values requires the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, reserve/resource conversion, foreign exchange rates, future capital expansion plans and the associated production implications. In addition, the Company may use other approaches in determining fair value which may include judgment and estimates related to (i) dollar value per ounce or pound of reserve/resource; (ii) cash-flow multiples; and (iii) market capitalization of comparable assets. Changes in any of the assumptions and estimates used in determining the fair value of the royalty and mineral property interests could impact the impairment analysis.

Asset acquisitions and business combinations

The assessment of whether an acquisition meets the definition of a business, or whether assets are acquired is an area of key judgment. The assessment required management to assess the inputs, processes, and ability of the acquired entity/assets to produce outputs at the time of the acquisition. The determination of the acquisition-date fair values often requires management to make assumptions and estimates about future events. The assumptions and estimates with respect to determining the fair value of royalty assets generally requires a high degree of judgment, and include estimates of mineral reserves and resources acquired, future metal prices, discount rates and reserve/resource conversion. Changes in any of the assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amounts assigned to assets and liabilities.

3.	SIGNIFICANT ACCOUNTING POLICIES

New accounting standards issued but not yet effective

Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted. These standards are not expected to have a material impact to the Company in the current or future reporting periods and have not been discussed or presented.

VI-11

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Foreign exchange

The functional currency for the Company and for each of its subsidiaries is the currency of the primary economic environment in which the entity operates. Transactions in foreign currencies are translated to the functional currency of the entity at the exchange rate in existence at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the consolidated statement of financial position date are retranslated at the year-end exchange rates. Non-monetary items, measured using historical cost in a foreign currency, are translated using the exchange rate at the date of the transaction. Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on the translation is recorded in profit or loss.

The functional currency of the Company, DHI, and DHI US is the Canadian dollar. The functional currency of Nevada Select, REN and VEK is the US dollar. The functional currency determinations were conducted through an analysis of the consideration factors identified in International Accounting Standard (“IAS”) 21 The Effects of Changes in Foreign Exchange Rates.

Foreign operations are translated from their functional currencies into Canadian dollars on consolidation. Items in the consolidated statements of income (loss) and comprehensive income (loss) are translated using the weighted average exchange rates that reasonably approximate the exchange rate at the transaction date. Items in the consolidated statements of financial position are translated at the closing spot exchange rate. Exchange differences on the translation of the net assets of entities with functional currencies other than the Canadian dollar are recognized in a separate component of equity through other comprehensive income (loss).

On disposition or partial disposition of a foreign operation, the cumulative amount of related exchange differences recorded in a separate component of equity is recognized in profit or loss.

Cash equivalents

Cash equivalents include short-term liquid investments that are cashable or readily convertible into a known amount of cash and which are subject to insignificant risk of changes in value.

Mineral property interests

Pre-exploration costs are expensed as incurred.

Acquisition costs to obtain the legal right to explore a property are capitalized. Costs related to the exploration and evaluation of mineral properties, including general administrative overhead costs, are expensed in the period in which they occur.

Proceeds for option payments or shares received are recorded on receipt against capitalized exploration and evaluation assets. As related acquisition costs are reduced to $nil by the option payments received, any future option payments are recorded as revenues in profit or loss. When the optionee fulfills all option requirements and acquires interest in the property in which the Company retains an NSR, the property is transferred to Royalty assets.

An evaluation of the carrying values of each mineral interest is undertaken every reporting period to assess whether events or changes in circumstances indicate that the carrying values may not be recoverable. If it is determined that capitalized acquisition costs are not recoverable, or the property is abandoned or management has determined an impairment in value, the property is written down to its recoverable amount.

VI-12

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Royalty assets

Royalty assets consist of acquired royalty interests in producing, development and exploration and evaluation stage properties. Royalty interests are recorded at cost and capitalized as long-term assets. They are subsequently measured at cost less accumulated depletion and depreciation and accumulated impairment losses. The major categories of the Company’s interests are producing, development and exploration and evaluation. Producing assets are those that have generated revenue from steady-state operations for the Company. Development assets are interests in projects that are under development, in permitting or feasibility stage and that in management’s view, can be reasonably expected to generate steady-state revenue for the Company in the near future. Exploration and evaluation assets represent properties that are not yet in development, permitting or feasibility stage or that are speculative in nature and are expected to require several years to generate revenue, if ever, or are currently not active.

Producing and development royalty interests are recorded at cost and capitalized in accordance with IAS 16, Property, Plant and Equipment. Producing royalty interests are depleted on a straight-line basis over the expected life of the royalty or using the units-of production method over the life of the property to which the interest relates, which is estimated using available estimates of proven and probable mineral reserves specifically associated with the properties and may include a portion of resources expected to be converted into mineral reserves.

Acquisition of royalty interests for exploration and evaluation assets are recorded at cost and capitalized in accordance with IFRS 6, Exploration for and Evaluation of Mineral Resources (“IFRS 6”) and are not depleted until such time as revenue generating activities begin.

Income (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted income per share is computed similar to basic income (loss) per share, except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods. However, diluted loss per share does not include the increase to weighted average shares, as the effect of including additional shares would be anti-dilutive.

Impairment of long-lived assets

At the end of each reporting period, the Company’s assets are reviewed to determine whether there is any indication that those assets may be impaired. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value less costs to sell is determined as the amount that would be obtained from the sale of the asset in an arm’s-length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

VI-13

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Impairment of long-lived assets (cont’d...)

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Provision for environmental rehabilitation

The Company recognizes liabilities for legal or constructive obligations associated with the retirement of exploration and evaluation assets. The net present value of future rehabilitation costs is capitalized to the related asset along with a corresponding increase in the rehabilitation provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value.

The Company’s estimates of reclamation costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to the related assets with a corresponding entry to the rehabilitation provision.

Unit offerings

Proceeds received on the issuance of units, consisting of common shares and warrants, are allocated to common shares using the market price on the date the common shares are priced and the residual, if any, is allocated to warrants.

Share-based payments

The Company grants stock options to directors, officers, employees and consultants. Share-based payments to employees are measured on the grant date at the fair value of the equity instruments issued, using the Black-Scholes option pricing model and are accrued and charged either to operations or exploration and evaluation assets, over the vesting periods. Share-based payments to non-employees are measured at the fair value of the goods or services received or at the fair value of the equity instruments issued (if it is determined the fair value of the goods or services cannot be reliably measured), and are recorded at the date the goods or services are received. The offset to the recorded cost is to share-based payment reserve. Consideration paid for the shares on the exercise of stock options or warrants is credited to share capital and the applicable amounts of share-based payment reserve are transferred to share capital. Charges for options that are forfeited before vesting are reversed from share-based payment reserve and transferred to deficit. For options that expire or are forfeited after vesting, the recorded value is transferred from the share-based payment reserve to deficit.

VI-14

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Revenue recognition

Revenue comprises the fair value of the consideration received or receivable arising from the use by others of the Company’s assets yielding royalties or option proceeds. The Company recognizes revenue pursuant to contractually agreed terms when the Company has met its performance obligations and the collectability of revenue if reasonably assured.

Royalties

Royalties consist of revenues earned directly from royalty agreements. Revenue recognition generally occurs in the month of production from the royalty property. Revenue is measured at fair value of the consideration received or receivable when management can reliably estimate the amounts pursuant to the terms of the royalty agreement.

Option proceeds

Revenues from option proceeds is recognized when received. Option proceeds are initially recorded against the capitalized asset value and any excess is recognized as revenue.

Sale of Mineral Assets

Revenue from the sale of mineral properties is recognized upon the closing of the transaction and when the amount to be received can be reasonably measured and collection is reasonably assured.

Income taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss, except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at year-end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax is recorded using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for relating to the initial recognition of assets or liabilities that affect neither accounting nor taxable loss and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amounts of assets and liabilities, using tax rates enacted or substantively enacted at the consolidated statement of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

VI-15

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Financial instruments

Financial assets

Initial recognition and measurement

A financial asset is measured initially at fair value plus transaction costs that are directly attributable to its acquisition or issue. On initial recognition, a financial asset is classified as measured at amortized cost or fair value through profit or loss. A financial asset is measured at amortized cost if it meets the conditions that:

i)	the asset is held within a business model whose objective is to hold assets to collect contractual cash flows;
ii)	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding; and
iii)	is not designated as fair value through profit or loss.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss

Financial assets measured at fair value through profit and loss are carried in the statement of financial position at fair value with changes in fair value therein, recognized in profit or loss.

Financial assets measured at amortized cost

A financial asset is subsequently measured at amortized cost, using the effective interest method and net of any impairment allowance, if:

●	the asset is held within a business whose objective is to hold assets in order to collect contractual cash flows; and
●	the contractual terms of the financial asset give rise, on specified dates, to cash flows that are solely payments of principal and interest.

Derecognition

A financial asset or, where applicable a part of a financial asset or part of a group of similar financial assets is derecognized when:

●	the contractual rights to receive cash flows from the asset have expired; or
●	the Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

VI-16

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Financial instruments (cont’d...)

Financial liabilities

Financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument. A financial liability is derecognized when it is extinguished, discharged, cancelled or when it expires. Financial liabilities are classified as either financial liabilities at fair value through profit or loss or financial liabilities subsequently measured at amortized cost. All interest-related charges are reported in profit or loss within interest expense, if applicable.

Fair value hierarchy

Fair value measurements of financial instruments are required to be classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The levels of the fair value hierarchy are defined as follows:

Level 1 -	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3 -	Inputs for assets or liabilities that are not based on observable market data.

4.	FINANCIAL INSTRUMENTS

The Company’s principal financial liabilities comprise accounts payable and accrued liabilities, lease obligation and obligation under royalty acquisition. The Company’s principal financial assets are cash and cash equivalents, marketable securities, and receivables. The main purpose of these financial instruments is to manage short-term cash flow and working capital requirements and fund future acquisitions.

The Company is engaged in the business of acquiring, managing and creating resource royalties. Royalties are interests that provide the right to revenue or production from the various properties, after deducting specified costs, if any. These activities expose the Company to a variety of financial risks, which include direct exposure to market risks (which includes commodity price risk, foreign exchange risk and interest rate risk), credit risk, liquidity risk and capital risk management.

Management designs strategies for managing some of these risks, which are summarized below. The Company’s management oversees the management of financial risks. The Company’s management ensures that financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Company’s policies.

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below.

The carrying value of cash and cash equivalent and receivables, and accounts payable and accrued liabilities approximated their fair value because of the short-term nature of these instruments. Marketable securities are classified within Level 1 of the fair value hierarchy. The fair value of the Company’s obligation under royalty acquisition and obligation under capital lease approximate their carrying values as their interest rates are comparable to market interest rates.

VI-17

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

4.	FINANCIAL INSTRUMENTS (cont’d...)

(a)	Credit risk

Credit risk refers to the potential that a counterparty to a financial instrument will fail to discharge its contractual obligations. The Company manages credit risk, in respect of cash and cash equivalents by placing its cash balances at major Canadian and American financial institutions.

Credit risk arises from cash and cash equivalents and receivables. The Company closely monitors its financial assets and maintains its cash deposits in several high-quality financial institutions and as such does not have any significant concentration of credit risk. As at December 31, 2020, the Company is unaware of any information which would cause it to believe that these financial assets are not fully recoverable.

The Company’s concentration of credit risk and maximum exposure thereto is as follows:

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$7,381,784	$2,973,520
Receivables	338,345	122,309
	$7,720,129	$3,095,829

(b)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due. The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. At December 31, 2020, the Company has cash and cash equivalents of $7,381,784 (2019 - $2,973,520), current liabilities of $1,332,056 (2019 - $1,483,373), and non-current liabilities of $121,320 (2019 - $1,295,499).

The amounts listed below are the remaining contractual maturities for financial liabilities held by the Company:

As at	December 31, 2020	December 31, 2019

Due Date
0 - 90 days	$1,072,506	$899,845
90 - 365 days	256,116	591,487
More than 1 year	138,378	1,307,132
	$1,467,000	$2,798,464

(c)	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk comprises three types of risk: interest rate risk, foreign currency risk and equity price risk.

VI-18

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

4.	FINANCIAL INSTRUMENTS (cont’d...)

(c)	Market risk (cont’d...)

(i)	Commodity price risk

The Company’s royalties are subject to fluctuations from changes in market prices of the underlying commodities. The market prices of gold are the primary drivers of the Company’s profitability and ability to generate free cash flow. All of the Company’s future revenue is not hedged which results in the Company’s full exposure to changes in the market prices of these commodities.

(ii)	Interest rate risk

Interest rate risk refers to the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to changes in market interest rates. As at December 31, 2020, the Company’s interest rate exposure arises mainly from the interest receipts on cash and cash equivalents, lease obligation and obligation under royalty acquisition.

Cash and cash equivalents consist of the following:

	December 31, 2020	December 31, 2019

Cash	$6,356,784	$2,198,520
Cashable GIC*	1,025,000	775,000
	$7,381,784	$2,973,520

*The GIC will mature June 15, 2021, is cashable at any time without penalty and earns interest at an interest rate of 1.00% per annum.

(iii)	Foreign currency risk

The Company incurs expenditures in Canada and the US. Foreign currency risk arises because the amount of the US dollar cash, intercompany balances and payables will vary in Canadian dollar terms due to changes in exchange rates.

As at December 31, 2020 and 2019, the Company has not hedged its exposure to currency fluctuations.

At December 31, 2020 and 2019, the Company is exposed to currency risk through the following assets and liabilities denominated in US dollars:

	December 31, 2020		December 31, 2019

Cash and cash equivalents	US$	2,830,820	US$	735,612
Accounts receivable		265,744		94,170
Accounts payable and accrued liabilities		(582,132)		(162,429)
Net	US$	2,514,432	US$	667,353
Canadian dollar equivalent		$3,201,375		$849,673

VI-19

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

4.	FINANCIAL INSTRUMENTS (cont’d...)

(c)	Market risk (cont’d...)

(iii)	Foreign currency risk (cont’d...)

Based on the above net exposures as at December 31, 2020, a 5% (2019 - 5%) change in the Canadian/US exchange rate would impact the Company’s income (loss) and comprehensive income (loss) by approximately $160,000 (2019 - $43,000).

(iv)	Equity price risk

Equity price risk is the uncertainty associated with the valuation of assets arising from changes in equity markets. The Company’s marketable securities consisting of common shares are exposed to significant equity price risk due to the potentially volatile and speculative nature of the businesses in which the investments are held.

Based on the marketable securities held as at December 31, 2020, a 10% (2019 - 10%) change in the market price of these securities would impact the Company’s income (loss) and comprehensive income (loss) by approximately $100,500 (2019 - $83,000).

(v)	Fair value hierarchy

The following tables summarize the Company’s financial instruments under the fair value hierarchy, as at December 31, 2020 and 2019:

December 31, 2020	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$7,381,784	$-	$-	$7,381,784
Marketable securities	$1,192,572	$-	$-	$1,192,572
Receivables	$348,881	$-	$-	$348,881
Accounts payable and accrued liabilities	$902,699	$-	$-	$902,699
Lease obligation	$-	$97,977	$-	$97,977
Obligation under royalty acquisition	$-	$394,789	$-	$394,789

December 31, 2019	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2,973,520	$-	$-	$2,973,520
Marketable securities	$1,248,828	$-	$-	$1,248,828
Receivables	$348,881	$-	$-	$348,881
Accounts payable and accrued liabilities	$281,109	$-	$-	$281,109
Lease obligation	$-	$54,120	$-	$54,120
Obligation under royalty acquisition	$-	$2,178,901	$-	$2,178,901

VI-20

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

5.	CAPITAL MANAGEMENT

The Company’s primary objective when managing capital is to maximize returns for its shareholders by growing its asset base through acquisitions of royalties, and optioning out existing properties other interests and a Line of Credit as described in note 11. The Company may issue new shares or draw from its credit facility in order to meet its financial obligations. Management believes that the capital resources of the Company as at December 31, 2020 are sufficient for its present needs for at least the next twelve months. The Company is not subject to externally imposed capital requirements.

The Company defines its capital as equity. Capital requirements are driven by the Company’s exploration activities on its exploration and evaluation assets. To effectively manage the Company’s capital requirements, the Company has a planning and budgeting process in place to ensure that adequate funds are available to meet its strategic goals. The Company monitors actual expenses to budget on all exploration projects and overhead to manage costs, commitments and exploration activities.

The Company has in the past invested its capital in liquid investments to obtain adequate returns. The investment decision is based on cash management to ensure working capital is available to meet the Company’s short-term obligations while maximizing liquidity and returns of unused capital.

There have been no changes to the Company’s approach to capital management during the year ended December 31, 2020.

6.	MARKETABLE SECURITIES

The Company’s marketable securities comprise the following common shares and gold coins. The fair value of the marketable securities has been determined directly by reference to published price quotations in an active market.

	December 31, 2020			December 31, 2019
	Shares	Cost	Fair Value	Shares	Cost	Fair Value
Gold Resources
Corporation	56,966	$444,956	$211,060	104,811	$818,668	$754,152
Solitario Royalty &
Exploration Corp.	119,352	144,454	85,447	119,352	144,454	46,504
Bitterroot Resources Ltd.	-	-	-	200,000	30,000	7,000
VR Resources Ltd.	100,000	36,250	31,000	100,000	36,250	37,000
Valterra Resource Corp.	-	-	-	525,442	221,831	55,172
Fremont Gold Ltd.	-	-	-	500,000	80,000	39,000
Contact Gold Corp.	2,362,941	486,980	271,590	2,000,000	420,000	310,000
Sanatana Resources Inc.	1,666,666	500,000	308,333	-	-	-
Lahontan Gold Corp.	325,000	97,500	97,500	-	-	-
McEwen Mining Inc.	53,600	90,082	67,000	-	-	-
Gold American gold
(1 Oz) troy coins	50	135,898	120,642	-	-	-
		$1,936,120	$1,192,572		$1,751,203	$1,248,828

During the year ended December 31, 2020, the Company:

(a)	recorded an unrealized loss in the change in fair value on marketable securities of $484,009 in the consolidated statements of loss and comprehensive loss.

VI-21

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

6.	MARKETABLE SECURITIES (cont’d...)

(b)	sold shares of Valterra Resources Corp., Bitteroot Resources Ltd., Fremont Gold Ltd., and Gold Resources Corporation for net proceeds of $275,416. As at December 31, 2019, these shares had a carrying value of $445,433, which resulted in a loss of $170,084.

(c)	as part of the Watershed royalty acquisition (Note 9(g)), the Company agreed to participate in Sanatana Resources Inc. (“Sanatana”) private placement for total proceeds of $500,000. As a result, the Company acquired a total of 1,666,666 common shares of Sanatana.

(d)	Received 325,000 shares of Lahontan Gold Corp., valued at $97,500, as consideration of certain option payments and as reimbursement of BLM fees.

(e)	Received 53,600 shares of McEwen Mining Inc. valued at $90,082 as consideration for the sale of the old Gold Bar property.

(f)	Received 362,941 shares of Contact Gold Corp. valued at $66,960 in leu of the option payment due to the Company for the first anniversary option payment on Green Springs property.

During the year ended December 31, 2019, the Company:

(g)	recorded an unrealized loss in the change in fair value on marketable securities of $81,941 in the statements of loss and comprehensive loss.

(h)	sold 800,000 common shares of Colorado for net proceeds of $56,423. As at December 31, 2018, these shares had a carrying value of $44,000, which resulted in a recovery of $12,423.

(i)	Received 2,000,000 shares of Contact Gold Corp., valued at $420,000, as part of the consideration on the sale of the Green Springs property.

7.	RECEIVABLES

The Company’s receivables are as follows:

	December 31, 2020	December 31, 2019

Trade receivables	$338,345	$122,309
Sales taxes receivable	10,536	15,593
	$348,881	$137,902

VI-22

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

8.	RIGHT-OF-USE LEASE ASSET

The Company’s right-of-use asset relates to the lease of office space.

On adoption of IFRS 16 Leases (“IFRS 16”), the Company recognized lease liabilities in relation to leases that had previously been classified as “operating leases” under the principles of IAS 17 Leases. These liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as of January 1,2019. The weighted average lessee’s incremental borrowing rate applied to the lease liability on January 1, 2019 was 8%. The right-of-use asset is amortized over the lease term.

Cost:
Balance at January 1, 2019, (IFRS 16 adoption) and December 31, 2019	$92,972
Additions for the year	91,550
Balance, December 31, 2020	$184,522
Accumulated amortization:
Balance at January 1, 2019, on adoption of IFRS 16	-
Depreciation for the year	$42,777
Balance, December 31, 2019	42,777
Depreciation for the year	47,837
Balance, December 31, 2019	$90,614
Currency translation adjustment at December 31, 2019	$(1,646)
Currency translation adjustment at December 31, 2020	$(1,586)
Net book value:
As at December 31, 2019	$48,549
As at December 31, 2020	$92,322

VI-23

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

9.	ROYALTY ASSETS

Cost	Balance, December 31, 2018	Acquisition	Disposition	Balance, December 31, 2019	Acquisition	Balance, December 31, 2020
Balmoral Fenelon	$716,836	$-	$(716,836)	$-	$-	$-
Devon Fenelon	-	600,000	-	600,000	-	600,000
Isabella Royalty	-	404,250	-	404,250	-	404,250
Jerritt Canyon PTR	-	969,591	-	969,591	-	969,591
Jerritt Canyon 0.5%	-	-	-	-	11,553,163	11,553,163
Lincoln Hill	-	1,091,123	-	1,091,123	1,671,387	2,762,510
Rawhide	-	-	-	-	1,967,617	1,967,617
REN NPI	-	-	-	-	708,950	708,950
REN 1.5%	-	-	-	-	6,024,796	6,024,796
Marigold	-	-	-	-	1,618,343	1,618,343
Borden Lake	-	-	-	-	583,089	583,089
Watershed	-	-	-	-	3,418,812	3,418,812
Raiload - Pinon	-	-	-	-	2,002,806	2,002,806
Trenton	-	-	-	-	909,855	909,855
Other	-	36,371	-	36,371	780,279	816,650
	$716,836	$3,101,335	$(716,836)	$3,101,335	$31,239,097	$34,340,432

Accumulated Amortization	Balance, December 31, 2018	Amortization	Balance, December 31, 2019	Amortization	Balance, December 31, 2020
Isabella Royalty	$-	$67,267	$67,267	$100,884	$168,151
Jerritt Canyon PTR	-	25,126	25,126	82,704	107,830
Jerritt Canyon 0.5%	-	-	-	953,983	953,983
Lincoln Hill	-	-	-	142,223	142,223
REN 1.5%	-	-	-	361,341	361,341
Marigold	-	-	-	121,327	121,327
Other	-	-	-	54,742	54,742
	$-	$92,393	$92,393	$1,817,204	$1,909,597

	Cumulative Translation Adjustment		Net Book Value
	December 31,	December 31,	December 31,	December 31,
	2019	2020	2019	2020
Devon Fenelon	$-	$-	$600,000	$600,000
Isabella Royalty	(13,530)	(14,771)	323,453	221,328
Jerritt Canyon PTR	(10,915)	(25,109)	933,550	836,652
Jerritt Canyon 0.5%	-	(1,090,092)	-	9,509,088
Lincoln Hill	(22,608)	(33,342)	1,068,515	2,586,945
Rawhide	-	(123,513)	-	1,844,104
REN NPI	-	(72,350)	-	636,600
REN 1.5%	-	(563,668)	-	5,099,787
Marigold	-	(150,427)	-	1,346,589
Borden Lake	-	-	-	583,089
Watershed	-	-	-	3,418,812
Raiload - Pinon	-	(5,802)	-	1,997,004
Trenton	-	(8,775)	-	901,080
Other	(754)	(64,596)	35,617	697,312
	$(47,807)	$(2,152,445)	$2,961,135	$30,278,390

VI-24

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(a)	Royalty revenue includes the following:

	2020	2019
Revenue from producing royalties	$1,896,198	$-
Revenue form Advance Minimum Royalties (“AMR”)	320,131	-
Total royalty revenue	$2,216,329	$-

(b)	Rawhide Royalty (15% Net Profit Interest (“NPI”))

On February 29, 2020, the Company acquired a 15% NPI from Liberty Gold Corp. and its subsidiary, Pilot Gold USA Inc. The NPI entitles the Company to 15% of the net profits from the recovery and sale of minerals from certain unpatented claims located in Mineral County, Nevada, known as the Regent Hill Property. The interest also includes the possibility of bonus payments for each gold equivalent (“AuEq”) ounce, from the Regent Hill Property placed on leach pads after the first 115,000 AuEq ounces. Quarterly bonus payments per AuEq ounce will be based on a pricing grid providing for payments coming into effect when the monthly average gold price per ounce for each applicable quarter are US $1,400 or more, commencing at US $5.775 per AuEq ounce and increasing to as much as US $29.05 per AuEq ounce if the monthly average exceeds US $1,800 per ounce.

Under the terms of the agreement the Company paid a cash consideration of US $800,000 (paid) and issued 2,000,000 share purchase warrants (issued). Each warrant entitles the holder to purchase one common share of the Company for a period of two years at an exercise price of $0.43. The warrants were valued at $818,325 using the Black-Scholes option pricing model with the following assumptions: volatility of 80.36%, expected life of 1.8 years, discount rate of 1.32% and dividend rate of 0.0%.

(c)	REN Net Profit Interest (3.5% NPI)

On April 2, 2020, the Company closed an agreement to acquire a 3.5% NPI on the Ren Property in Elko, Nevada, for total proceeds of US $500,000 (paid). The Ren Property is part of the joint venture between Barrick Gold Corporation and Newmont Corp. forming Nevada Gold Mines.

(d)	Jerritt Canyon (0.5% NSR)

On May 12, 2020, the Company completed the purchase agreement with Eric Sprott (“Sprott”) to acquire a 0.5% NSR royalty on the gold producing Jerritt Canyon Mine facility, located in Elko, Nevada, and currently operated by Jerritt Canyon Gold LLC, a private Nevada limited liability company.

As consideration, the Company issued 12,698,413 shares. In connection with its assistance with the transaction, the Company agreed to pay a finder’s fee to Medalist Capital Ltd. comprising a cash fee of 1% of the transaction price, plus 300,000 share purchase warrants, each exercisable over a three-year term to purchase, exercisable at a price of $0.63 per share. All of the securities issued in the transaction are subject to a four-month hold period pursuant to applicable TSX-V policies and applicable securities laws. The shares were valued at $11,301,588 representing the market value of the shares on the date of closing and the warrants were valued at $171,575 using the Black-Scholes option pricing model with the following assumptions: volatility of 90.83%, expected life of 3 years, discount rate of 0.29% and dividend rate of 0.0%.

VI-25

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(e)	VEK Properties

On May 15, 2020, the Company completed the acquisition of 100% of VEK (Note 18) for total consideration of US $5,000,000 and the issuance of 2,005,164 share purchase warrants exercisable at a price of $0.62 per share for a period of two years valued at $1,214,066 using the Black-Scholes option pricing model with the following assumptions: volatility of 91.78%, expected life of 2 years, discount rate of 0.30% and dividend rate of 0.0%. VEK owns 50% of the VEK/Andrus partnership, which holds five properties, all of which are currently leased. Four of the leases are with Nevada Gold Mines JV (Barrick 61.5%/Newmont 31.5%) and the other lease is with SSR Mining Inc. (“SSR Mining”). Four of the leases pay advance minimum royalty (“AMR”) payments and carry a 3.0% net smelter return (“NSR”) royalty (50% to VEK) with no buy-downs. Details on the properties are as follows:

●	REN Property (1.5% NSR) - currently leased to Nevada Gold Mines, consists of 86 contiguous unpatented lode mining claims located in the Northern Carlin trend. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments, which are adjusted for inflation every year. During 2019, VEK/Andrus received US $458,712, of which VEK received 50%. These payments will continue until production commences, at which time VEK will be entitled to a 1.5% royalty.

●	Marigold Property (0.75% NSR) - currently leased to SSR Mining, consists of 205 unpatented lode mining claims within the SSR Mining operation on the Battle Mountain-Eureka trend. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments, which are adjusted for inflation every year. During 2019, VEK/Andrus received US $156,500, of which VEK received 50%. These payments will continue until production commences; at which time the lessor will be entitled to a 0.75% royalty.

●	Lone Tree Property (1.5% NSR) - currently leased to Nevada Gold Mines, consists of 38 unpatented lode mining claims along the Battle Mountain-Eureka trend. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments. During 2019, VEK/Andrus received US $15,000, of which VEK received 50%. These payments will continue until production commences, at which time VEK will be entitled to a 1.5% royalty.

●	Pinson Property (1.5% NSR) - currently leased to Nevada Gold Mines, consists of 53 unpatented lode mining claims along the Osgood Mountain trend in sections 4, 8 and 16, Township 37N, Range 42E, in Humboldt County, Nevada. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments, which are adjusted for inflation every year. During 2019, VEK/Andrus received US $21,780, of which VEK received 50%. These payments will continue until production commences, at which time VEK will be entitled to 1.5% royalty.

●	Carlin Trend Property (1.5% NSR) - currently leased to Nevada Gold Mines, of 84 unpatented lode mining claims along the Carlin trend in sections 1, 2, 3, 10, 11, 12, 20, 21, 28, 34 and 35, Townships 35N and 36N, Ranges 49E and 50, in Eureka County, Nevada. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments, which are adjusted for inflation every year. During 2019, VEK/Andrus received US $43,560, of which VEK received 50%. These payments will continue until production commences, at which time VEK will be entitled to a 1.5% royalty.

VI-26

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(f)	Borden Lake Royalty (0.4% NSR)

On August 26, 2020, the Company entered into an agreement with two individuals dealing at arm’s length to the Company (the “Borden Lake Vendors”) to purchase 0.4% of a 2% NSR royalty on the Borden Lake Gold Mine (the “Borden Lake Royalty”).

The Borden Lake Royalty is subject to a buy-down option pursuant to which Newmont Corp. (“Newmont”) is entitled to buy it down from 2% to 1% for a one-time cash payment of $1,000,000. Under the present transaction terms, if the buy-down right is exercised, the entire reduction will be applied to the Borden Lake Vendors’ 1.6% Borden Lake Royalty interest and the Company’s share will remain at 0.4%. In addition, the Borden Lake Vendors have granted a right of first refusal to the Company with respect to any proposed sale by the Borden Lake Vendors of their remaining 0.6% of the Borden Lake Royalty.

Under the terms of the transaction, in consideration for its 0.4% Borden Lake Royalty interest, the Company will pay $300,000 in cash, issue 100,000 common shares and 80,000 of the Company’s non-transferable common share purchase warrants, each exercisable to purchase one additional common share for a five-year term at an exercise price of $1.37. The warrants were valued at $138,089 using the Black-Scholes option pricing model with the following assumptions: volatility of 106.77%, expected life of 5 years, discount rate of 0.23% and dividend rate of 0.0%.

In connection with the transaction, the Company has agreed to pay a finder’s fee on closing to an arm’s length individual in the form of a $7,000 cash payment and 50,000 non-transferable warrants having the same terms as the consideration warrants issuable to Borden Lake Vendors.

The transactions closed on August 26, 2020. Subsequent to closing, the Company and the Borden Lake Vendors filed a complaint against Newmont claiming that the area of interest provided in the Borden Lake Royalty should apply to claims currently being mined by Newmont. Newmont has denied the claims and the complaint is proceeding to arbitration.

(g)	Watershed Property (1.0%NSR)

On December 8, 2020, the Company acquired a 1% NSR on the Watershed Property from Sanatana Resources Inc. (“Sanatana”) for a total purchase price of $2,500,000 cash and 1,000,000 Common Share purchase warrants, each exercisable at a price of $1.31 until December 3, 2025 valued at $908,812 using the Black-Scholes option pricing model with the following assumptions: volatility of 103.14%, expected life of 5 years, discount rate of 0.41% and dividend rate of 0.0%. The warrants can be accelerated if the Common Shares trade at a 50% premium to the exercise price for a 10-day period. The Watershed Royalty was granted to Sanatana in connection with an asset purchase agreement between Sanatana and IAMGOLD Corporation, dated January 12, 2016, whereby IAMGOLD acquired a 100% interest in 46 mining claims in Chester and Yeo Counties, Ontario. The Watershed Property surrounds the Coté Gold Project, which is a joint venture between IAMGOLD and Sumitomo Metal Mining Company. The Watershed Royalty is subject to a buy-down provision where the royalty rate can be reduced to 0.5% for a payment of C$2,000,000 by IAMGOLD. Sanatana and Ely Gold also signed a definitive agreement where Sanatana assigned its rights and interest in the Watershed Purchase Agreement to Ely Gold for $10,000. The Company also purchased 1,666,666 Sanatana common shares at a price of C$0.30 per share through a non-brokered private placement. The Watershed Purchase Agreement provides for certain deferred payments to the Company as follows: (a) $1,500,000 upon a production decision by IAMGOLD on the Watershed Property; and (b) $1,500,000 upon the commencement of commercial production by IAMGOLD on the Watershed Property. In the event that either of the Deferred Payments are made to Ely Gold, it will pay 50% of any such Deferred Payments to Sanatana.

VI-27

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(h)	Trenton (0.3% NSR)

On December 23, 2020, the Company acquired a 0.3% GR the (“Trenton Canyon Royalty”) on 52 unpatented mining claims on the Battle Mountain-Eureka trend in Nevada from a private seller, for a total purchase price of US$325,000 in cash and 1,000,000 Common Share purchase warrants, each exercisable at a price of $1.36 until December 23, 2022 valued at $492,036 using the Black-Scholes option pricing model with the following assumptions, volatility of 86.67%, expected life of 2 years, discount rate of 0.20% and dividend rate of 0.0%. The Company was also assigned a stock purchase agreement, dated October 13, 2005 (the “2005 Agreement”) between the private seller and Nevada Mine Properties II. The 2005 Agreement provides for a 0.5% NSR on several other properties.

(i)	Railroad-Pinion Property (0.44% NSR)

On December 30, 2020, the Company completed the purchase of certain mineral interests and private fee ground in Elko County, Nevada (the “Mineral Interests”). All of the fee ground and the Mineral Interests are currently leased to Gold Standard Ventures Corp (“GSV”) and cover certain portions of GSV’s Railroad-Pinion Project that is currently being developed as a heap-leach mining operation. The Lease provides for a combined 0.436% NSR and annual lease payments to the Company of US$79,800. Ely Gold paid a total purchase price of US$1,300,000 in cash and issued 300,000 Common Share purchase warrants, each exercisable at a price of $1.15 until December 29, 2025 valued at $259,839 using the Black-Scholes option pricing model with the following assumptions: volatility of 101.37%, expected life of 5 years, discount rate of 0.41% and dividend rate of 0.0%. The Company also paid a US$65,000 cash finder’s fee. On November 2, 2020 the Company had also entered into purchase agreements with 11 other parties to acquire additional mineral interests and leases in the same area. These 11 other purchase agreements were terminated by the Company prior to closing, and the Company paid a US$134,000 cash break fee in connection with such termination.

(j)	Devon Fenelon Royalty (2.0% NSR)

On April 18, 2019, the Company acquired from Devon Canada Corporation (“Devon”) 100% of all rights and interests in a 2% NSR royalty on the Fenelon Mine Property, the Devon Fenelon Royalty, operated by Wallbridge, and located in west-central, Quebec. This 2% NSR royalty is separate and distinct from the 1% NSR royalty acquired on October 17, 2018. Under the agreement, the Company acquired the additional 2% Fenelon royalty for cash consideration of $600,000 (paid).

On September 30, 2019, the Company and Wallbridge agreed to amend certain terms and conditions of the 2% NSR royalty in the property. Effective June 30, 2019, it was agreed that:

●	Wallbridge will acknowledge the royalty and support its registration with the appropriate ministries in Quebec (the royalty is now registered with Registre public des droits miniers, réels et immobiliers);
●	Payment of the royalty on bulk samples at Fenelon will only apply after the effective date; and
●	Toll milling will not be considered a deductible expense when calculating royalty payments.

Subsequent to the sale of the Balmoral Fenelon Royalty, Ely Gold holds a 2% NSR royalty on the Fenelon Mine Property from the purchase of the Devon Fenelon Royalty.

VI-28

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(k)	Isabella Pearl Royalty (0.75% - 2.5% NSR)

On April 27, 2019, the Company acquired from a private estate a 0.75% gross receipts royalty on the Isabella Pearl Mine, operated by Gold Resources Corporation, and located in Mineral County, Nevada. Under the terms of the agreement, the Company acquired the 0.75% gross receipts royalty for cash consideration of US $300,000.

(l)	Gold Bar Royalty (1.0% NSR)

On September 6, 2019, the Company acquired a 1% NSR royalty covering two separate properties (the “Scoonover Royalty”), located in Eureka County, Nevada. Ely Gold paid US $25,000 (paid) for the assignment of 100% of the Scoonover Royalty from an arm’s length third-party.

(m)	Jerritt Canyon (PTR Royalty)

On September 9, 2019, the Company entered into an agreement to acquire 100% of the rights and interests to a per ton royalty interest (the “PTR Interest”) on the Jerritt Canyon Processing Facilities by paying the owner a total cash consideration of US $650,000 and by issuing 500,000 common share purchase warrants. Each warrant entitles the holder to purchase one common share of the Company for a period of three years from the closing date at an exercise price of $0.18.

The license agreement entitles the owner to receive a per ton royalty payment (the “PTR Payment”) based on overall throughput from mining operations at the Jerritt Canyon Processing Facilities with increasing PTR Payments at higher gold prices.

Royalties are calculated, in US dollars, as follows:

●	$0.15 per ton if the gold price is less than or equal to $1,300 per ounce;
●	$0.225 per ton if the gold price is greater than $1,300, but less than or equal to $1,600 per ounce;
●	$0.30 per ton if the gold price is greater than $1,600, but less than or equal to $2,000 per ounce; and
●	$0.40 per ton if the gold price is greater than $2,000 per ounce.

As consideration, the Company will make the following payments:

●	US $300,000 cash (paid) and issue 500,000 warrants valued at $106,518 (issued) at closing;
●	US $150,000 cash on the first anniversary of closing; (paid)
●	US $150,000 cash on the second anniversary of closing; and
●	US $50,000 cash on the third anniversary of closing.

The deferred payments will accrue simple annual interest at 5% and be secured by the PTR Interest. If production or PTR Payments cease at the facility for two consecutive months or greater, deferred payments will be delayed by an amount equal to the time the production is halted. The warrants will be priced at $0.18 and have a term of three years.

VI-29

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(n)	Lincoln Hill Royalty (2.0% NSR)

On September 10, 2019, the Company entered into an agreement with a private individual to acquire 100% of all rights and interests to a 1% NSR royalty on the Lincoln Hill Property, operated by Coeur Mining Inc., for cash consideration of US $750,000 and by issuing 500,000 common share purchase warrants entitling the holder to purchase one common share of the Company for a period of two years from the closing date at an exercise price of $0.17.

As consideration, the Company will make the following payments:

●	US $400,000 at closing (paid) and 500,000 common share purchase warrants valued at $98,803 (issued); and
●	US $350,000 by September 10, 2020 (paid).

The 2020 payment will accrue simple interest at 5% and be secured by the Lincoln Hill Royalty. Each purchase warrant issued will allow the seller to purchase one common share of Ely Gold at $0.17 for two years from the closing date. The purchase agreement includes a right of first refusal if the seller disposes of an additional 1% royalty they currently hold.

On December 31, 2020 the Company acquired an additional 1% NSR from a private family trust for US$1,000,000 cash and the issuance of 1,000,000 share purchase warrants valued at $398,187 using the Black-Scholes option pricing model with the following assumptions: volatility of 86.46%, expected life of 2 years, discount rate of 0.20% and dividend rate of 0.0%. Each warrant entitling the holder to acquire one common share of the Company at an exercise price of $1.69 for a two-year period. This acquisition increases the Company’s Lincoln Hill royalty interest to a 2% NSR.

(o)	Balmoral Fenelon Royalty

On October 17, 2018, the Company acquired from Balmoral Resources Ltd. (“Balmoral”) 100% of all rights and interests in the 1% NSR royalty on the Fenelon Mine Property, operated by Wallbridge Mining Company Ltd. (“Wallbridge”). Under the agreement, the Company is to pay Balmoral cash consideration of $500,000 (paid), issue 1,000,000 common shares valued at $130,000 (issued) and grant Balmoral 1,000,000 share purchase warrants entitling Balmoral to acquire 1,000,000 common shares of the Company for a period of 18 months at an exercise price of $0.10 valued at $52,700 (issued). In connection with the transaction with Balmoral, the Company paid success fees of $25,000 in cash (paid), issued 50,000 common shares of the Company valued at $6,500 (issued) and 50,000 full share purchase warrants entitling the holder to acquire 50,000 common shares of the Company for a period of 18 months at an exercise price of $0.10 valued at $2,636 (issued).

During the year ended December 31, 2019, the Company completed the sale of 100% of all rights and interests in its 1% NSR Balmoral Fenelon Royalty on the Fenelon Mine Property to 2176423 Ontario Ltd., a company controlled by Sprott. Under the terms of the agreement, Sprott paid Ely Gold a cash consideration of US $1,250,000 (received) for the Fenelon Royalty.

VI-30

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

10.	MINERAL PROPERTY INTERESTS

(a)	Mineral property interests are as follows:

Total
Balance, December 31, 2018	$1,078,744
Acquisition costs	106,464
Option payments received	(280,284)
Cumulative translation adjustment	(8,394)
Balance, December 31, 2019	896,530
Acquisition costs	1,312,770
Option payments received	(533,716)
Amounts transferred to royalty assets	(167,681)
Cumulative translation adjustment	(44,040)
Balance, December 31, 2020	$1,463,863

(b)	Option payments received:

The Company has entered into various agreements whereby it granted an option to acquire an interest on the Company’s properties with various companies. As a result of these agreements the Company receives option payments related to these agreements on its properties. During the years ended December 31, 2020 and 2019, the Company received the following option payments:

	2020		2019
Antelope Springs	US$	10,000	US$	10,000
Aurora West		34,029		-
Butte Valley Project		35,000		-
Castle West Project		15,000		1,000
Cimarron Project		-		25,000
Gold Canyon		112,500		112,500
Liberty Springs		24,000		-
Monitor property		10,000		5,000
Musgrove Property		250,000		-
Mustang canyon		25,000		-
Nevada Rand Project		25,000		25,000
Olympic		15,000		-
Platoro West		6,000		-
Redlich, Moho		51,227		50,000
Rodeo Creek		50,000		100,000
Stateline		-		15,000
Tonopah West		325,000		-
War Eagle Property		30,000		60,000
Weepah Project		72,540		110,000
White Rock Property		10,000		-
	US$	1,100,296	US$	513,500

The Canadian value of the option proceeds was $1,527,677 (2019 - $1,444,699) of which $1,014,878 (2019 - $1,164,415) was recorded as revenue and $512,799 (2019 - $280,284) was recorded as a reduction of mineral interest.

VI-31

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

10.	MINERAL PROPERTY INTERESTS (cont’d)

(c)	Future Option payments under agreement:

The agreements entered into by the Company require the optionees to make payments in order to exercise their option to acquire the interest in the property. In order for the optionees to keep the agreements in good standing, the optionees are required to make the following payments to the Company:

	2021			2022			2023			2024
Antelope Springs	US$	10,000		US$	10,000		US$	10,000		US$	12,500
Aurora West		50,000	(5)		135,000	(5)		200,000			-
Butte Valley Project		50,000			50,000			50,000			-
Castle West Project		40,000	(6)		40,000	(6)		40,000	(6)		105,000	(6)
Frost Property		15,000			25,000			50,000			50,000
Gilbert South		5,000			10,000			10,000			10,000
Green Springs		50,000			50,000			100,000			-
Gold Canyon		150,000			300,000			35,000	(1)		35,000
HNT/Jam Claims		12,000			-			-			-
Hurricane		25,000			25,000			25,000			25,000
Liberty Springs		30,000			30,000			210,000			-
Monitor property (2)		15,000			20,000			25,000			50,000
Mustang canyon		25,000			50,000			75,000			-
Nevada Rand Project		25,000			25,000			150,000			-
Olympic		25,000			35,000			35,000			40,000
Redlich, Moho		300,000			30,000	(1)		30,000			30,000
Rodeo Creek		50,000			125,000			125,000			-
Tonopah West (4)		325,000			650,000			700,000			1,000,000
War Eagle Property		30,000			30,000			70,000			5,000	(1)
Weepah Project (3)		100,000	(7)		200,000	(7)		250,000	(7)		400,000	(7)
White Hill		15,000			25,000			45,000			75,000
White Rock Property		25,000			40,000			50,000			125,000
	US$	1,372,000		US$	1,905,000		US$	2,285,000		US$	1,962,500

(1)	as of this date, the optionee made all its required option payments to acquire the interest in the property and is now required to make Advanced Minimum Royalty payments (“AMR”).
(2)	The Optionee is required to make additional US$50,000 during 2025, 2026 and 2027 and one final US$400,000 in 2028.
(3)	in addition to the above payments, the Company will also receive 100,000 shares of Navy Resources Corp., the optionee, during 2021, 150,000 shares during 2022 and 200,000 shares during 2023.
(4)	The US$1,000,000 is the last required payment for the optionee to acquire its interest in the property, starting 2025, the optionee is required to make US$50,000 AMR every year thereafter.
(5)	The Company is required to make payments of US$50,000 in 2021 and US$135,000 as option payments related to the Aurora West property which will be paid from the proceeds received.
(6)	The Company is required to yearly payments of US$15,000 related to the Castle West property which will be paid from the proceeds received.
(7)	The Company is required to yearly payments of US$10,000 related to the Weepah project which will be paid from the proceeds received.

VI-32

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

11.	PROMISSORY NOTE AND LINE OF CREDIT (“LOC”)

On November 29, 2019, the Company entered into an agreement with Sprott whereby Sprott will provide the Company with a $6,000,000 LOC. The LOC is available to the Company, as and when required, until November 29, 2021. Principal outstanding under the LOC will bear interest at 10% per annum, with undrawn amounts of the LOC carrying a stand-by fee of 2.5% per annum, compounded monthly and payable quarterly. The LOC is secured by a registered security interest over all of the Company’s assets, subordinate only to existing prior encumbrances.

In connection with the LOC, the Company issued Sprott 16,216,215 non-transferrable loan bonus warrants (the “Bonus Warrants”) at the fair value of $0.20 per share or $3,279,307 using the Black-Scholes option pricing model with the following assumptions: volatility of 95.45%, expected life of 2 years, discount rate of 1.60% and dividend rate of 0.0%. Each Bonus Warrant is exercisable, up to the maturity date of November 29, 2021, to purchase one common share of the Company at an exercise price of $0.37. Sprott has agreed not to exercise the Bonus Warrants if such exercise would result in Sprott’s direct and indirect holdings of the Company’s outstanding voting shares being in excess of 19.9% based on the then-current outstanding shares of the Company.

In connection with the LOC, the Company issued 300,000 non-transferrable finder’s purchase warrants (the “Finder’s Warrant”) to Medalist Capital Ltd., an arm’s length registered dealer. Each Finder’s Warrant will be exercisable to purchase one common share of the Company at an exercise price of $0.37 for a term of three years.

The Bonus Warrants were recorded as deferred charges and amortized in the consolidated statements of loss and comprehensive loss over the life of the LOC based on the straight-line method. The fair value of the Finder’s and Bonus Warrants was calculated at $3,279,306 using the Black-Scholes option pricing model and is recorded in the consolidated statements of financial position as deferred charge and is being amortized over a two-year period. For the year ended December 31, 2020, deferred charge amortization of $817,580 (2019 - $nil) was included in interest expense.

The Company drew $1,000,000 during the month of December 2019 and an additional $5,000,000 during the month of March 2020 to finance the acquisition of VEK. The Company repaid the full amount during the month of May 2020. The LOC remains available to the Company until its maturity.

12.	LEASE OBLIGATION

Balance at January 1, 2019, on adoption of IFRS 16 (Note 8)	$98,975
Interest expense	6,211
Lease payments	(48,668)
Currency translation adjustment	(2,398)
Balance, December 31, 2019	54,120
Additions	91,555
Interest expense	8,131
Lease payments	(56,272)
Currency translation adjustment	443
Balance, September 30, 2020	$97,977

Which consists of:
Current lease liability	$48,192
Non-current lease liability	49,785
$97,977

VI-33

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

12.	LEASE OBLIGATION (cont’d...)

On March 1, 2017, the Company entered into a lease agreement for its Vancouver head office premises for three years, expiring February 28, 2020. Pursuant to this lease, the Company is obligated to pay basic rent of $2,250 and operating costs, including electricity and related taxes, on a monthly basis. The Company renewed the lease for a three-year term with monthly payments of $2,850.

On July 1, 2017, the Company entered into a lease agreement for its Reno office for five years, expiring June 30, 2022. Pursuant to this lease, the Company is obligated to pay basic rent of US $1,308 and operating costs, including electricity and related taxes, on a monthly basis. The basic rent commitment will increase to US $1,347 per month for the second year, US $1,388 in the third year, US $1,430 in the fourth year and US $1,472 in the final year.

13.	SHARE CAPITAL AND RESERVES

(a)	Authorized share capital

As at December 31, 2020 and 2019, the authorized share capital of the Company is an unlimited number of common shares without par value.

(b)	Issued share capital

●	On May 21, 2020, the Company closed a brokered private placement offering of 21,562,500 units at a price of $0.80 per unit for gross proceeds of $17,250,000.

Each unit comprises one common share and one-half of one common share purchase warrant. Each warrant entitles the holder to acquire one additional common share at an exercise price of $1 for a period of three years from closing. The Company paid the agents cash commissions and also issued compensation options to the agents entitling them to purchase an aggregate 731,250 common shares at an exercise price of $0.80 for a period of three years from closing. The agent options were valued at $618,044 using the Black-Scholes option pricing model. At the Company’s option, the original expiry date of the warrants may be accelerated if the volume weighted average price of the common shares is greater than or equal to $1.60 for a period of five consecutive trading days. If the Company elects to accelerate the expiry date of the warrants, holders of the warrants will have 30 calendar days to exercise their warrants after receiving notice via press release from the Company. The Company paid agents fees of $737,500 and incurred legal costs of $53,000 in relation to the placement.

●	On May 12, 2020, the Company issued 12,698,413 shares as consideration for acquisition of a 0.5% NSR royalty on the gold producing Jerritt Canyon Mine facility, located in Elko, Nevada.

●	On September 22, 2020 the Company issued 100,000 shares as consideration for acquisition of the Borden Lake royalty.

●	During the year ended December 31, 2020, the Company issued 24,634,957 common shares on exercise of warrants for total proceeds of $6,857,638.

●	During the year ended December 31, 2020, the Company issued 1,675,000 common shares on exercise of options for total proceeds of $384,000.

VI-34

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

13.	SHARE CAPITAL AND RESERVES (cont’d...)

(b)	Issued share capital (cont’d...)

●	On July 2, 2019, the Company closed a private placement issuing 5,615,454 units at a price of $0.18 per unit for gross proceeds of $1,010,782. Each unit consists of one common share and one-half of one non-transferable share purchase warrant. Each warrant entitles the holder to purchase one additional common share for a period of three years at an exercise price of $0.30. The Company paid a finder’s fee of $60,643 and issued 336,927 share purchase warrants. Included in share issue costs is the fair value of the finder’s warrants calculated at $40,472 using the Black-Scholes option pricing model.

On January 17, 2019, the Company closed the second and final tranche of a non-brokered private placement issuing 3,000,000 units at $0.11 per unit for gross proceeds of $330,000. Each unit comprised one common share of the Company and one non-transferrable share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the Company at an exercise price of $0.22 for a period of five years, subject to an acceleration provision under which, if at any time after May 17, 2019 the daily volume weighted average trading price of the Company’s common shares is higher than $0.60 per share on the TSXV for more than 20 consecutive trading days, the Company may, within three trading days, issue a news release announcing that the Warrants will expire on the date that is 30 calendar days after such 20th trading day. The Company incurred shares issuance costs of $1,319. As at December 31, 2018, the Company had received $47,315 in advanced subscription receipts. Included in share issue cost is the fair value of the finder’s warrants calculated at $36,221 using the Black-Scholes option pricing model.

●	During the year ended December 31, 2019, the Company issued 750,000 common shares on exercise of options for total proceeds of $79,500.

●	During the year ended December 31, 2019, the Company issued 810,000 common shares on exercise of warrants for total proceeds of $129,850.

(c)	Stock options

The Company has an incentive stock option plan (the “Plan”) in place under which it is authorized to grant options to directors and employees to acquire up to 10% of the Company’s issued and outstanding common shares. In addition, the aggregate number of shares reserved for issuance to any one person shall not exceed 5% of the issued and outstanding shares (2% if the participant is a consultant). Under the Plan, the exercise price of each option may not be less than the market price of the Company’s share capital as calculated on the date of grant less the applicable discount. The options can be granted for a maximum term of 10 years and vesting periods are determined by the Board of Directors.

VI-35

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

13.	SHARE CAPITAL AND RESERVES (cont’d...)

(c)	Stock options (cont’d...)

As at December 31, 2020 and 2019, the Company had outstanding stock options enabling the holders to acquire further common shares as follows:

Expiry Date	Exercise Price	December 31, 2020	December 31, 2019
January 5, 2021 *	$0.06	300,000	500,000
September 22, 2021	$0.06	650,000	750,000
March 19, 2022	$0.57	500,000	-
June 26, 2022	$0.19	125,000	125,000
January 30, 2023	$0.14	175,000	175,000
July 19, 2023	$1.80	1,000,000	-
January 28, 2024	$0.12	500,000	500,000
November 27, 2024	$0.06	400,000	450,000
December 24,2024	$0.43	200,000	200,000
April 2, 2025	$0.68	1,450,000	-
March 11, 2026	$0.09	-	250,000
August 18, 2026	$0.15	900,000	1,050,000
June 19, 2027	$0.125	500,000	500,000
November 22, 2027	$0.10	1,275,000	1,500,000
February 15, 2028	$0.10	-	200,000
July 26, 2029	$0.27	2,000,000	2,050,000

Total outstanding		9,975,000	8,250,000
Total exercisable		9,875,000	8,250,000

●	Subsequent to December 31, 2020, 300,000 options were exercised

The weighted average remaining contractual life for the outstanding options at December 31, 2020 is 4.86 years (2019 - 6.39 years).

Stock option transactions are summarized as follows:

	December 31, 2020		December 31, 2019
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Balance, beginning of year	8,250,000	$0.15	6,875,000	$0.10
Granted	3,400,000	$0.64	2,375,000	$0.28
Expired	-	$-	(250,000)	$0.10
Exercised	(1,675,000)	$0.23	(750,000)	$0.11

Options exercisable, end of year	9,975,000	$0.19	8,250,000	$0.15

On July 19, 2020, the Company granted incentive stock options to consultants of the Company entitling them to purchase 1,000,000 common shares at a price of $1.80 per share for a period of three years vesting 25% every three months from the date of grant. The fair value of these options was calculated at $565,045 using the Black-Scholes option pricing model.

VI-36

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

13.	SHARE CAPITAL AND RESERVES (cont’d...)

(c)	Stock options (cont’d...)

On April 2, 2020, the Company granted incentive stock options to directors, consultants and an officer of the Company entitling them to purchase 1,500,000 common shares at a price of $0.68 per share for a period of five years vesting 100% on the grant date and expiring April 2, 2025. The fair value of these options was calculated at $827,492 using the Black-Scholes option pricing model.

On March 19, 2020, the Company granted incentive stock options to consultants of the Company entitling them to purchase 900,000 common shares at a price of $0.57 per share for a period of two years vesting 25% every three months from the date of grant and expiring March 19, 2022. The fair value of these options was calculated at $689,180 using the Black-Scholes option pricing model.

On December 25, 2019, the Company granted incentive stock options to a consultant of the Company entitling them to purchase 200,000 common shares at a price of $0.43 per share for a period of five years vesting 25% every three months from the date of grant and expiring December 24, 2024. The fair value of these options was calculated at $75,675 using the Black-Scholes option pricing model.

On July 26, 2019, the Company granted incentive stock options to directors, consultants and an officer of the Company entitling them to purchase 2,050,000 common shares at a price of $0.27 per share for a period of ten years vesting 100% on the grant date and expiring July 26, 2029. The fair value of these options was calculated at $533,482 using the Black-Scholes option pricing model.

On June 26, 2019, the Company granted incentive stock options to the CFO and a consultant of the Company entitling them to purchase 125,000 common shares at a price of $0.19 per share for a period of three years vesting 25% every three months from the date of grant and expiring June 26, 2022. The fair value of these options was calculated at $50,882 using the Black-Scholes option pricing model.

During the year ended December 31, 2020, nil (2019 - 250,000) options expired unexercised and the related fair value of $nil (2019 - $6,171) was transferred from share-based payment reserve to deficit.

(d)	Warrants

As at December 31, 2020 and 2019, the following share purchase warrants were outstanding:

Expiry Date	Exercise Price	December 31, 2020	December 31, 2019
May 1, 2020	$0.10	-	1,050,000
June 23, 2020	$0.125	-	500,000
December 31, 2020	$0.135	-	500,000
June 1, 2021	$0.18	500,000	500,000
November 29, 2021	$0.37	12,216,215	16,516,215
December 2, 2021	$0.78	600,000	-
December 18, 2021	$0.43	900,000	-
February 4, 2022	$0.77	100,000	-
May 11, 2022	$0.62	1,905,164	-
June 15, 2022	$0.18	-	500,000
June 28, 2022	$0.24	-	3,144,654
Dec 23, 2022	$1.36	1,000,000	-
Dec 31, 2022	$1.69	1,000,000	-
May 22, 2023	$0.90	11,072,198	-
December 31, 2024	$0.22	-	10,000,000
January 17, 2024	$0.22	-	2,700,000
May 28, 2025	$1.37	130,000	-
December 3, 2025	$1.31	1,000,000	-
December 29, 2025	$1.15	300,000	-
Total		30,723,577	35,410,869

VI-37

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

13.	SHARE CAPITAL AND RESERVES (cont’d...)

(d)	Warrants (cont’d...)

On November 29, 2019, the Company issued 16,216,215 warrants relating to the Line of Credit (Note 11) and 300,000 warrants as finder’s fee related to the Line of credit. Each share purchase warrant is exercisable to purchase one common share of the Company for $0.37 until November 29, 2021. The fair value of $3,279,306 is recorded as deferred financing cost and will be amortized over the term of the line of credit.

On September 9, 2019, the Company issued 500,000 warrants relating to the Jerritt Canyon Royalty acquisition (Note 9). Each share purchase warrant is exercisable to purchase one common share of the Company for $0.18 until September 9, 2022. The fair value of $106,518 is included as acquisition cost of royalty assets.

On September 10, 2019, the Company issued 500,000 warrants relating to the Lincoln Hill Royalty acquisition (Note 9). Each share purchase warrant is exercisable to purchase one common share of the Company for $0.17 until September 10, 2022. The fair value of $98,801 is included as acquisition cost of royalty assets.

On July 2, 2019, the Company issued 2,807,727 share purchase warrants relating to the non-brokered private placement (Note 13(b)). Each share purchase warrant is exercisable to purchase one common share of the Company for $0.30 for a period of three years. These warrants were determined to have a fair value of $nil. In addition, the Company issued 336,927 finders’ warrants related to the private placement.

On January 17, 2019, the Company issued 3,000,000 share purchase warrants relating to the non-brokered private placement (Note 13(b)). Each share purchase warrant is exercisable to purchase one common share of the Company for $0.22 for a period of five years. These warrants were determined to have a fair value of $nil. The Company also issued 10,000 finders’ warrants exercisable to purchase one common share at a price of $0.135 for a period of two years.

Share purchase warrant transactions are summarized as follows:

	December 31, 2020		December 31, 2019
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Balance, beginning of year	35,410,869	$0.29	12,050,000	$0.20
Issued	19,947,665	$0.86	24,170,869	$0.33
Exercised	(24,634,957)	$0.28	(810,000)	$0.16

Balance, end of year	30,723,577	$0.65	35,410,869	$0.29

As at December 31, 2020, the weighted average remaining contractual life for the outstanding warrants is 1.57 (2019 - 2.64) years.

VI-38

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

13.	SHARE CAPITAL AND RESERVES (cont’d...)

(d)	Warrants (cont’d...)

The fair value of stock options and warrants are estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	December 31, 2020		December 31,2019
	Options	Warrants	Options	Warrants
Risk-free interest rate	0.42%	0.29%	1.72%	1.60%
Expected dividend yield	0.00	0.00	0.00	0.00
Expected stock price volatility	105.77%	92.52%	127.93%	95.45%
Expected life in years	3.49	3.00	9.52	2.05
Weighted average fair value	$0.66	$0.62	$0.26	$0.19

The Company has estimated the dividend and forfeiture rate to be 0.00% based on historical dividend payments and historical forfeiture rates. Expected volatility was determined based on the historical movements in the closing price of the Company’s common shares for a length of time equivalent to the expected life of each option and warrant.

14.	RELATED PARTY TRANSACTIONS

Key management comprises directors and executive officers. The Company did not pay post-employment benefits and long-term benefits to key management. The following compensation was paid to key management:

	December 31, 2020	December 31, 2019
Short-term employment benefits	$1,421,813	$880,220
Share-based payments	705,141	397,442

Total	$2,126,954	$1,277,662

As at December 31, 2020, $569,654 (2019 - $21,695) is owing to directors and officers of the Company, which is included in accounts payable and accrued liabilities. A prepaid advance of $2,546 (2019 - $23,795) was made to an officer and director of the Company.

All other amounts due to related parties are payable on demand. Interest is not charged on outstanding balances.

The Company has in place termination clause agreements with officers and directors, whereby the officers and directors are entitled to a cumulative amount of $736,500 in the event they are terminated without cause, or $3,007,500 in the event there is a change of control.

VI-39

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

15.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

For the year ended December 31,	2020	2019

Significant non-cash investing activities consisted of:
Marketable securities received for mineral properties	$254,542	$420,000
Common shares issued for royalty assets	$11,439,587	$-
Fair value of warrants issued for mineral and royalty interests	$4,680,384	$205,321
Fair value of warrants issued for deferred charges	$-	$3,279,306
Royalty interests included in current and long-term debt	$190,980	$1,460,580

Interest paid	$230,533	$185,372
Taxes paid	$-	$-

16.	SEGMENT INFORMATION

The Company has one reportable operating segment, the acquisition and exploration of mineral properties and option of those assets, in one geographic location: North America.

17.	DEFERRED INCOME TAXES

(a)	A reconciliation of income tax provision computed at Canadian statutory rates to the reported income tax provision is provided as follows for the years ended December 31, 2020 and 2019:

	2020	2019
Income (loss) for the year	$(7,648,661)	$(1,547,809)
Canadian statutory tax rate	27%	27%

Income tax recovery computed at statutory rates	(2,065,138)	(417,908)
Foreign tax rates different from statutory rates	17,061	(3,601)
Change in timing differences	126,237	(6,357)
Effect of change in foreign exchange rates	(584,447)	(121,034)
Temporary tax effect related acquisition of royalty assets	665,585	-
Temporary tax effect deferred charges	-	846,600
Non-deductible items	748,509	150,170
Under provided in prior years	(261,620)	278,965
Tax losses and tax offsets not recognized (recognized)	1,353,813	(726,835)

Income tax recovery	$-	$-

The British Columbia corporate tax rate and the Canadian federal corporate tax rate remained at 11% and 16%, respectively (2019 - 11% and 16%, respectively) for a total statutory tax rate of 27% (2019 - 27%). Nevada Combined federal and state tax rate remained at 21% (2019 - 21%) during the year.

VI-40

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

17.	DEFERRED INCOME TAXES (cont’d...)

(b)	The tax effected items that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 2020 and 2019 are presented below:

	2020	2019
Deferred tax Asset:
Non-capital losses	$483,652	$856,548
Total deferred tax asset	$483,652	$856,548
Deferred tax Liabilities:
Investments	$58,104	$-
Property and equipment	22,867	9,948
Deferred charges	402,681	846,600
Total deferred tax liabilities	483,652	856,548
Net deferred taxes assets and liabilities	$-	$-

(c)	The Company recognizes tax benefits on losses or other deductible amounts generated in countries where it is probable the Company will generate future taxable income. The Company’s unrecognized deductible temporary differences and unused tax losses for which no deferred tax asset is recognized consist of the following amounts:

	2020	2019
Non-capital losses	$15,790,946	$14,002,239
Capital losses	2,325,785	2,252,381
Share issue costs	741,567	58,481
Tax value over book value of equipment	48,465	50,724
Tax value over book value of exploration and evaluation assets	6,456,388	4,704,281
Tax value over book value of investments	1,213,154	751,702
Unrecognized deductible temporary differences $	26,576,305	$21,819,808

As at December 31, 2020, the Company has non-capital losses carried forward of approximately $14,456,505 (2019 - $13,148,252) and $2,289,533 (2019 - $3,772,948) that may be applied against future income for tax purposes in Canada and the United States, respectively. The non-capital losses expire between 2026 and 2040.

18.	ACQUISITION OF VEK

During the year ended December 31, 2020, the Company completed the acquisition of 100% of VEK. The agreement provided for the purchase of up to 100% of the outstanding shares of VEK for cash consideration of US $5,000,000, plus 2,005,164 Ely Gold share purchase warrants, each exercisable over a 24-month term to purchase one Ely Gold common share at an exercise price of $0.62.

The acquisition constituted an asset acquisition, rather than a business combination, as the net assets acquired did not meet the definition of a business, as defined in IFRS 3 Business Combinations. The Company applied IFRS 2 Share-based Payments in accounting for and assessing the transaction. The Company acquired VEK to gain access to its royalty assets.

VI-41

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

18.	ACQUISITION OF VEK (cont’d...)

The consideration paid on the acquisition of VEK was accounted for as a share-based payment with the fair value of the warrants issued valued using the Black-Scholes option pricing model with the following assumptions, volatility of 90.78%, expected life, 2 years, discount rate of 0.29% and dividend rate of 0.0%.

The acquisition of VEK was recorded in the accounts of the Company at its fair value determined as follows:

Consideration paid for 100% interest is as follows:
Cash	$7,047,002
Fair value of warrants issued	1,214,066
Total consideration paid	$8,261,068

Assets acquired:
REN Property	$6,024,796
Marigold	1,618,343
Pinson	164,396
Carlin Trend	338,704
Lone Tree	114,829
Net assets acquired	$8,261,068

19.	EVENTS AFTER THE REPORTING PERIOD

(a)	On January 26, 2021, the Company entered into an option agreement with Navy Resources (“Navy”) whereby Navy will have the option to acquire a 100% interest in the Spanish Moon Project with Ely Gold retaining a 3% NSR. Total consideration will be US$750,000 and 750,000 common shares of Navy payable as follows:

(i)	US$50,000 upon entering into the agreement;
(ii)	Issue 150,000 Navy shares within 5 business after entering into the agreement;
(iii)	US$75,000 cash and 150,000 Navy shares on or before the first anniversary;
(iv)	US$125,000 cash and 200,000 Navy shares on or before the second anniversary;
(v)	US$250,000 cash and 250,000 Navy shares on or before the third anniversary;
(vi)	US$250,000 cash on or before the fourth anniversary;

Navy may reduce the 3% NSR to a 2% NSR for a one-time payment of US$1,000,000.

(b)	On February 24, 2021 the Company entered into an option agreement with Crestview Exploration (“Crestview”) whereby Crestview can acquire a 100% interest of the Company’s Cimarron property with the Company retaining a 2.5% NSR royalty. As consideration Crestview will pay a total of US$200,000 as follows:

(i)	Initial payment of $25,000
(ii)	Cash payment of $35,000 on the 1st anniversary
(iii)	Cash payment of $50,000 on the 2nd anniversary
(iv)	Cash payment of $45,000 on the 3rd anniversary
(v)	Cash payment of $45,000 on the 4th anniversary

(c)	On March 26, 2021 the Company entered into a binding term sheet to acquire an additional 25% interest in its Hog Ranch Property which will increase the Company’s NSR from 1.5% to 2.25% and its interest in the leased mining claims to 75.1% As consideration, the Company will pay US$275,000 and issue 1,000,000 warrants exercisable at $0.90 for a period of four years.

VI-42

ELY GOLD ROYALTIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(Expressed in Canadian Dollars)

19.	EVENTS AFTER THE REPORTING PERIOD (cont’d...)

(d)	Subsequent to December 31, 2020, the Company issued 16,596,844 common shares on exercise of options and warrants for total proceeds of $7,396,400.

(e)	Subsequent to December 31, 2020, 1,000,000 stock options with an exercise price of $1.80 expired unexercised

(f)	Subsequent to December 31, 2020, the Company completed the acquisition of three NSR royalties from a prospector for US$350,000 cash (the “WR Royalty”). The WR Royalty package includes a 0.33% royalty on the Sleeper Mine, 1% royalty on 38 unpatented mining claims in Pershing County, Nevada, and a 1% royalty on 40 acres of free ground in White Pine County, Nevada.

(g)	Subsequent to December 31, 2020, the Company cancelled the line of credit and paid stand-by fee to the day of cancellation of $18,082.

(h)	On August 23, 2021, the Company completed a business combination by way of a statutory plan of arrangement under the Business Corporations Act (British Columbia) pursuant to which Gold Royalty Inc. (“GRC”) acquired all of the issued and outstanding common shares of the Company (the “Ely Shares”) (the “Plan of Arrangement”). The Company’s common shares were delisted from the TSX Venture Exchange (“TSX-V”) on August 23, 2021.

Upon completion of the Plan of Arrangement on August 23, 2021, Ely Gold has become an indirect wholly owned subsidiary of GRC. After pro-rationing and adjustments in accordance with the Plan of Arrangement, each Ely Share was acquired by GRC in exchange for 0.2450 of a GRC common share (a “GRC Share”), plus $0.0001 for Ely Gold shareholders who elected, or were deemed to have elected to receive the share alternative under the Plan of Arrangement; and 0.099166 of a GRC Share, plus $0.869053 for Ely Gold shareholders who elected to receive the cash alternative under the Plan of Arrangement.

The consideration paid by GRC on closing of the transaction consisted of an aggregate of 30,902,176 GRC Shares and $84,008,748 in cash. Pursuant to the Plan of Arrangement, each of the 15,946,732 warrants to purchase Ely Shares (an “Ely Warrant”) that were outstanding immediately prior to the effective time represent the right to acquire, on valid exercise thereof (including payment of the applicable exercise price), 0.2450 of a GRC Share plus $0.0001.

Pursuant to the Plan of Arrangement, the Ely Shares were ultimately acquired by 1310560 B.C. Ltd., a wholly owned subsidiary of GRC, which was amalgamated with Ely Gold, with Ely Gold being the surviving entity thereunder.

VI-43

Schedule VII

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited)

VII-1

ELY GOLD ROYALTIES INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in Canadian Dollars)

As at	Notes	June 30, 2021 (unaudited)	December 31, 2020 (audited)
ASSETS (Note 11)
Current
Cash and cash equivalents		$6,299,684	$7,381,784
Marketable securities	6	1,529,105	1,192,572
Receivables	7	501,227	348,881
Prepaid expenses		222,114	218,974
		8,552,130	9,142,211
Non-Current
Reclamation bond		27,161	27,902
Right-of-use lease asset	8	67,865	92,322
Royalty assets	9	30,541,458	30,278,390
Mineral property interests	10	832,025	1,463,863
Deferred charges	11	678,323	1,491,411
		40,698,962	$42,496,099
LIABILITIES
Current
Accounts payable and accrued liabilities	14	$724,692	$889,075
Current portion of lease obligation	12	50,354	48,192
Current portion of obligation under royalty acquisition	9	203,674	394,789
		978,720	1,332,056
Non-Current
Lease obligation	12	22,558	49,785
Obligation under royalty acquisition	9	68,146	71,535
		1,069,424	1,453,376
EQUITY
Share capital	13	68,982,491	66,968,929
Share-based payment reserve	13	9,362,638	10,308,499
Cumulative translation adjustment		(2,909,427)	(2,171,533)
Deficit		(35,806,164)	(34,063,172)
		39,629,538	41,042,723
		$40,698,962	$42,496,099

Approved and authorized by the Board:

“David Garofalo”	Director	“Josephine Man”	Director
David Garofalo		Josephine Man

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

VII-2

ELY GOLD ROYALTIES INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(Unaudited - Expressed in Canadian Dollars)

		Three months ended		Six months ended
	Notes	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
ROYALTY AND MINERAL OPERATIONS
Revenue
Royalties		$494,500	$753,187	$1,228,321	$870,570
Option proceeds		93,975	396,234	370,075	503,844
		588,475	1,149,421	1,598,396	1,374,414
Cost of sales
Amortization of royalty assets	9	686,435	362,252	1,366,297	408,035
Project and royalty generation and maintenance costs		120,718	41,923	162,644	73,493
		807,153	404,175	1,528,941	481,528
GROSS PROFIT (LOSS)		(218,678)	745,246	69,455	892,886
EXPENSES
Amortization	8	11,841	20,643	23,817	29,262
Consulting fees		258,092	76,789	406,713	120,774
Management fees	14	226,221	484,442	332,572	607,266
Office and administration		34,632	49,255	71,928	85,604
Professional fees		833,621	385,274	900,638	502,046
Share-based payments	13, 14	29,587	1,556,167	(116,016)	1,685,546
Transfer agent and filing fees		15,839	80,757	55,765	137,085
Travel and promotion		70,603	359,760	168,973	628,276
		(1,480,436)	(3,013,087)	(1,844,390)	(3,795,859)
OTHER INCOME (EXPENSE)
Interest expense	11	(39,024)	(109,633)	(81,824)	(213,977)
Accretion of deferred charges	11	(408,790)	(408,790)	(813,088)	(817,580)
Interest income		4,569	5,166	7,069	10,351
Gain (loss) on disposal of marketable securities	6	-	(25,223)	70,329	(25,223)
Change in fair value of marketable securities		107,201	438,923	224,591	(168,516)
Gain (loss) on foreign exchange		(55,724)	80,338	43,041	218,246
		(391,768)	(19,219)	(549,882)	(996,699)
Loss for the period		(2,090,882)	(2,287,060)	(2,324,817)	(3,899,672)
Attributed to:
Shareholders of the Company		(2,090,882)	(2,288,211)	(2,324,817)	(3,900,823)
Non-controlling interest		-	1,151	-	1,151
		(2,090,882)	(2,287,060)	(2,324,817)	(3,899,672)
Other comprehensive loss for the period
Item subject to reclassification into statement of loss
Currency translation adjustment		(360,997)	(949,744)	(737,894)	(565,237)
Comprehensive loss for the period		$(2,451,879)	$(3,236,804)	$(3,062,711)	$(4,464,909)
Basic and diluted loss per share		$(0.01)	$(0.02)	$(0.02)	$(0.03)
Weighted average number of common shares outstanding		162,031,022	138,075,448	161,662,233	123,115,674

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

VII-3

ELY GOLD ROYALTIES INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Expressed in Canadian Dollars)

	For the six months ended
	June 30, 2021	June 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(2,324,817)	$(3,899,672)
Items not affecting cash
Interest expense	7,346	15,177
Accretion of deferred charges	813,088	817,580
Amortization	1,390,114	437,297
Change in fair value of marketable securities	(224,591)	168,516
Loss (gain) on disposal of marketable securities	(70,329)	25,223
Share-based payments	(116,016)	1,685,546
Option payments received in shares	(191,392)	-
Unrealized foreign exchange	33,802	(29,752)
	(682,795)	(780,085)
Changes in non-cash working capital items
Receivables	(164,612)	(466,269)
Prepaid expenses	(3,140)	(122,462)
Accounts payable and accrued liabilities	(159,216)	(76,497)
Net cash used in operating activities	(1,009,763)	(1,445,313)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of mineral rights and royalty assets	(1,403,039)	(3,089,353)
Payments on acquisition of VEK	-	(6,646,383)
Proceeds on disposition of marketable securities	326,604	76,547
Acquisition of marketable securities	(171,461)	-
Proceeds received from properties under option	429,959	517,826
Net cash used in investing activities	(817,937)	(9,141,363)
CASH FLOWS FROM FINANCING ACTIVITIES
Shares issued for cash, net of issuance costs	-	16,450,990
Subscriptions received	-	107,500
Proceeds from line of credit	-	5,000,000
Repayment of line of credit	-	(6,000,000)
Lease payments	(27,802)	(27,402)
Shares issued on exercise of options and warrants	1,058,714	5,678,396
Payment of royalty obligation	(194,950)	(518,137)
Net cash provided by financing activities	835,962	20,691,347
Effect on cash of foreign exchange	(90,362)	43,890
Change in cash and cash equivalents for the period	(1,082,100)	10,148,561
Cash and cash equivalents, beginning of period	7,381,784	2,973,520
Cash and cash equivalents, end of period	$6,299,684	$13,122,081
Cash and cash equivalents consist of:
Cash	$6,274,684	$3,097,081
Term deposits	25,000	10,025,000
	$6,299,684	$13,122,081

Supplemental disclosure with respect to cash flows (note 15)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

VII-4

ELY GOLD ROYALTIES INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited - Expressed in Canadian Dollars)

	Number of shares	Share capital	Share-based Payment reserve	Cumulative Translation adjustment	Subscriptions received	Deficit	Shareholders’ equity	Non- Controlling interest	Total
Balance, December 31, 2019	100,280,929	$30,055,890	$4,988,492	$93,686	$-	$(26,414,511)	$8,723,557	$-	$8,723,557
Private placement, net of issuance costs	21,562,500	15,832,946	618,044	-	-	-	16,450,990	-	16,450,990
Shares issued on exercise of options and warrants	22,919,654	5,678,396	-	-	-	-	5,678,396	-	5,678,396
Reallocation of reserves of exercised options and warrants	-	1,423,108	(1,423,108)	-	-	-	-		-
Warrants issued for mineral and royalty interests	-	-	2,363,279	-	-	-	2,363,279	-	2,363,279
Shares issued on acquisition of royalty interest	12,698,413	11,301,588	-	-	-	-	11,301,588	-	11,301,588
Funds received for exercise of warrants	-	-	-	-	107,500	-	107,500	-	107,500
Share-based payments	-	-	1,685,546	-	-	-	1,685,546	-	1,685,546
Loss for the period	-	-	-	-	-	(3,900,823)	(3,900,823)	1,151	(3,899,672)
Non-controlling interest on acquisition of VEK	-	-	-	-	-	-	-	471,073	471,073
Other comprehensive loss	-	-	-	(565,237)	-	-	(565,237)	-	(565,237)
Balance, June 30, 2020	157,461,496	$64,291,928	$8,232,253	$(471,551)	$107,500	$(30,315,334)	$41,844,796	$472,224	$42,317,020

Balance, December 31, 2020	160,951,799	$66,968,929	$10,308,499	$(2,171,533)	$-	$(34,063,172)	$41,042,723	$-	$41,042,723
Shares issued on exercise of options and warrants	2,249,518	1,058,714	-	-	-	-	1,058,714	-	1,058,714
Reallocation of reserves of exercised options and warrants	-	954,848	(954,848)	-	-	-	-	-	-
Reallocation of reserves of forfeited options	-	-	(581,825)	-	-	581,825	-	-	-
Warrants issued for mineral and royalty interests	-	-	706,828	-	-	-	706,828	-	706,828
Share-based payments	-	-	(116,016)	-	-	-	(116,016)	-	(116,016)
Loss for the period	-	-	-	-	-	(2,324,817)	(2,324,817)	-	(2,324,817)
Other comprehensive loss	-	-	-	(737,894)	-	-	(737,894)	-	(737,894)
Balance, June 30, 2021	163,201,317	$68,982,491	$9,362,638	$(2,909,427)	$-	$(35,806,164)	$39,629,538	$-	$39,629,538

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

VII-5

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

1.	NATURE OF AND CONTINUANCE OF OPERATIONS

Ely Gold Royalties Inc. (the “Company” or “Ely Gold”) was incorporated under the Business Corporations Act (Alberta) on May 10, 1996. The Company was continued into British Columbia in 2002 where it is now domiciled and governed by the Business Corporations Act (British Columbia).

The Company’s registered office is 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2. The principal address of the Company is located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3, Canada.

The Company’s operations are focused on developing recurring cash flow streams through the acquisition, consolidation, enhancement, and resale of highly prospective, unencumbered North American precious metals properties. The Company seeks to acquire royalties and purchase agreements over development stage assets, advanced stage development projects or operating mines. In return for making an upfront payment to acquire royalties, the Company receives the right to purchase, at a fixed price per unit, a percentage of a mine’s production for the life of the mine.

The business of exploring for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish ore reserves to develop metallurgical processes, to acquire construction and operating permits and to construct mining and processing facilities. The recoverability of the amounts shown as assets of the Company is dependent upon the discovery of economically recoverable reserves and future profitable operations.

Although the Company has taken steps to verify title to its royalties on which it has an interest, in accordance with industry standards for the current stage of operations of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to government licensing requirements or regulations, unregistered prior agreements, unregistered claims, and non-compliance with regulatory, social and environmental requirements. The Company’s assets may also be subject to increases in taxes and royalties, renegotiation of contracts, political uncertainty and currency exchange fluctuations and restrictions.

The COVID-19 global health pandemic has had a significant impact on the global economy and commodity and financial markets. The full extent and impact of the COVID-19 pandemic is unknown. The adverse effects of the pandemic may continue for an extended and unknown period of time, particularly as variant strains of the virus are identified. The impact of the pandemic to date has included extreme volatility in financial markets, a slowdown in economic activity and extreme volatility in commodity prices, including gold. As well, as efforts have been undertaken to slow the spread of the COVID-19 pandemic, the operation and development of mining projects have been impacted. Many mining projects, including some of the properties in which the Company holds a royalty, stream or other interest, could be impacted by the pandemic resulting in the slowdown of operations and other mitigation measures that impact production. If the operation or development of one or more of the properties in which the Company holds a royalty from which it receives or expects to receive significant revenue is slowed down or suspended as a result of the continuing COVID-19 pandemic or future pandemics or other public health emergencies, it may have a material adverse impact on the Company’s profitability, results of operations and financial condition.

On August 23, 2021 the Company completed a business combination by way of a statutory plan of arrangement under the Business Corporations Act (British Columbia) pursuant to which Gold Royalty Inc. (“GRC”) acquired all of the issued and outstanding common shares of the Company (the “Ely Shares”) (the “Plan of Arrangement”). The Company’s common shares were delisted from the TSX Venture Exchange (“TSX-V”) on August 23, 2021.

VII-6

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

1.	NATURE OF AND CONTINUANCE OF OPERATIONS (cont’d)

Upon completion of the Plan of Arrangement on August 23, 2021, Ely Gold has become an indirect wholly- owned subsidiary of GRC. After pro-rationing and adjustments in accordance with the Plan of Arrangement, each Ely Share was acquired by GRC in exchange for 0.2450 of a GRC common share (a “GRC Share”), plus $0.0001 for Ely Gold shareholders who elected, or were deemed to have elected to receive the share alternative under the Plan of Arrangement; and 0.099166 of a GRC Share, plus $0.869053 for Ely Gold shareholders who elected to receive the cash alternative under the Plan of Arrangement.

The consideration paid by GRC on closing of the transaction consisted of an aggregate of 30,902,176 GRC Shares and $84,008,748 in cash. Pursuant to the Plan of Arrangement, each of the 15,946,732 warrants to purchase Ely Shares (an “Ely Warrant”) that were outstanding immediately prior to the effective time represent the right to acquire, on valid exercise thereof (including payment of the applicable exercise price), 0.2450 of a GRC Share plus $0.0001.

Pursuant to the Plan of Arrangement, the Ely Shares were ultimately acquired by 1310560 B.C. Ltd., a wholly- owned subsidiary of GRC, which was amalgamated with Ely Gold, with Ely Gold being the surviving entity thereunder.

2.	BASIS OF PREPARATION

Statement of Compliance

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting. Therefore, these condensed interim consolidated financial statements do not include all the information and note disclosures required by IFRS for annual financial statements and should be read in conjunction with the annual consolidated financial statements for the year ended December 31, 2020 (“Annual Financial Statements”), which have been prepared in accordance with IFRS.

The condensed interim consolidated financial statements have been prepared on a historical cost basis, except for financial instruments, which are stated at their fair values. These condensed interim consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information. All dollar amounts presented are in Canadian dollars, the Company’s functional currency, unless otherwise specified.

These condensed interim consolidated financial statements were approved by the Board of Directors for issue on September 24, 2021.

Basis of consolidation and presentation

These condensed interim consolidated financial statements incorporate the financial statements of the Company and its controlled subsidiaries. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The Company’s wholly owned subsidiaries include DHI Minerals Ltd. (“DHI Minerals”) (a Canadian corporation), DHI Minerals (US) Ltd. (a Nevada corporation), Voyageur Gold Inc. (a Canadian corporation), Nevada Select Royalty, Inc. (a Nevada corporation), REN Royalties LLC (“REN”) (a Nevada corporation) and VEK Associates (“VEK”) (a Nevada corporation).

VII-7

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

2.	BASIS OF PREPARATION (cont’d...)

Subsequent to June 30, 2021, the Company incorporated a new subsidiary, 1320505 B.C. Ltd. (“1320505 BC”) (a Canadian corporation). All assets and liabilities of DHI Minerals were transferred to 1320505 BC and DHI Minerals was dissolved by way of voluntary dissolution on August 20, 2021.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used in line with those used by the Company. A subsidiary is consolidated from the date upon which control is acquired by the Company and all material intercompany transactions and balances have been eliminated on consolidation.

Use of estimates and judgments

The preparation of these condensed interim consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed interim consolidated financial statements and the reported revenues and expenses during the period. Although management uses historical experience and its best knowledge of the amount, events or actions to form the basis for judgments and estimates, actual results may differ from these estimates.

Critical Accounting Estimates

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the financial position reporting date, which could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following.

Recoverability of receivables

Provisions are made against accounts that, in the estimation of management, may be uncollectible. The recoverability assessment of trade and other receivables is based on a range of factors, including the age of the receivable and the creditworthiness of the company owing the funds. The provision is assessed on a quarterly basis with a detailed formal review of balances and security being conducted annually. Determining the recoverability of an account involves estimation and judgment as to the likely financial condition and ability of the debtor to subsequently make payments. To the extent that future events impact the financial condition of the debtor these provisions could vary significantly.

Share-based payments

The fair value of share-based payments is subject to the Black-Scholes option pricing model that incorporates market data and involves uncertainty in estimates used by management in certain assumptions. As the Black- Scholes option pricing model requires the input of highly subjective assumptions, including the volatility of share prices and expected forfeiture rate, changes in subjective input assumptions can materially affect the fair value estimate.

VII-8

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

2.	BASIS OF PREPARATION (cont’d...)

Critical Accounting Estimates (cont’d)

Amortization of royalty assets

Royalty assets are carried at cost less any accumulated amortization. Amortization is calculated over the estimated mine life or over the period advance royalties are expected to be received using management’s best estimate of the mine’s production life. The expected production life of the asset is estimated based on expected quantities of proven and probable mineral reserves and mineral resources. These estimates are based on information obtained from the mine operator through preparation of technical reports on the property. The useful production lives are estimated based on such information and are reviewed annually.

Cost allocation of royalty assets acquired

Management was required to estimate the allocation of cost of acquisition of the VEK assets. The allocation was determined by estimating the present value of expected future revenues. Such calculation required management to make estimates of expected production based on estimated reserves in the underlying assets.

Critical Accounting Judgments

Management must make judgments given the various options available under IFRS for items included in the condensed interim consolidated financial statements. Judgments involve a degree of uncertainty and could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual events differ from a judgment made.

Impairment of mineral and royalty interests

Assets or cash-generating units are evaluated at each reporting date to determine whether there are any indications of impairment. The Company considers both internal and external sources of information when making the assessment of whether there are indications of impairment for the Company’s mineral and royalty interests. In respect of costs incurred for its mineral properties, management has determined that exploratory drilling, evaluation and related costs incurred, which have been capitalized, continue to be appropriately recorded on the condensed interim consolidated statement of financial position at carrying value. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefit, including geologic and metallurgic information, economic assessment/studies, accessible facilities and existing permits.

Functional currency

The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. Determination of functional currency may involve certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions that determined the primary economic environment.

Recovery of deferred tax assets

Judgment is required in determining whether deferred tax assets are recognized in the statement of financial position. Deferred tax assets, including those arising from unutilized tax losses, require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets.

VII-9

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

2.	BASIS OF PREPARATION (cont’d...)

Impairment of royalty assets and mineral property Interests

Assessment of impairment of royalty assets and mineral property interests at the end of each reporting period requires the use of judgments, assumptions and estimates when assessing whether there are any indicators that give rise to the requirement to conduct an impairment analysis on the Company’s royalty assets and mineral property interests. Indicators that could trigger an impairment analysis include, but are not limited to, a significant change in operator reserve and resource estimates, industry or economic trends, current or forecast commodity prices, and other relevant operator information. The assessment of fair values requires the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, reserve/resource conversion, foreign exchange rates, future capital expansion plans and the associated production implications. In addition, the Company may use other approaches in determining fair value which may include judgment and estimates related to (i) dollar value per ounce or pound of reserve/resource; (ii) cash-flow multiples; and (iii) market capitalization of comparable assets. Changes in any of the assumptions and estimates used in determining the fair value of the royalty and mineral property interests could impact the impairment analysis.

Asset acquisitions and business combinations

The assessment of whether an acquisition meets the definition of a business, or whether assets are acquired is an area of key judgment. The assessment requires management to assess the inputs, processes and ability of the acquired entity/assets to produce outputs at the time of the acquisition. The determination of the acquisition date fair values often requires management to make assumptions and estimates about future events. The assumptions and estimates with respect to determining the fair value of royalty assets generally requires a high degree of judgment, and include estimates of mineral reserves and resources acquired, future metal prices, discount rates and reserve/resource conversion. Changes in any of the assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amounts assigned to assets and liabilities.

3.	SIGNIFICANT ACCOUNTING POLICIES

These condensed interim consolidated financial statements have been prepared on the basis of accounting policies and methods of computation consistent with those applied in the Company’s audited Annual Financial Statements for the fiscal year ended December 31, 2020.

4.	FINANCIAL INSTRUMENTS

The Company’s principal financial liabilities comprise accounts payable and accrued liabilities, lease obligation and obligation under royalty acquisition. The Company’s principal financial assets are cash and cash equivalents, marketable securities and receivables. The main purpose of these financial instruments is to manage short-term cash flow and working capital requirements and fund future acquisitions.

The Company is engaged in the business of acquiring, managing and creating resource royalties. Royalties are interests that provide the right to revenue or production from the various properties, after deducting specified costs, if any. These activities expose the Company to a variety of financial risks, which include direct exposure to market risks (which includes commodity price risk, foreign exchange risk and interest rate risk), credit risk, liquidity risk and capital risk management.

VII-10

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

4.	FINANCIAL INSTRUMENTS (cont’d...)

Management designs strategies for managing some of these risks, which are summarized below. The Company’s management oversees the management of financial risks. The Company’s management ensures that financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Company’s policies.

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below.

The carrying value of cash and cash equivalents, receivables, and accounts payable and accrued liabilities approximated their fair value due to the short-term nature of these instruments. Marketable securities are classified within Level 1 of the fair value hierarchy. The fair value of the Company’s obligation under royalty acquisition and lease obligation approximate their carrying values, as their interest rates are comparable to market interest rates.

(a)	Credit risk

Credit risk refers to the potential that a counterparty to a financial instrument will fail to discharge its contractual obligations. The Company manages credit risk, in respect of cash and cash equivalents by placing its cash balances at major Canadian and American financial institutions.

Credit risk arises from cash and cash equivalents and receivables. The Company closely monitors its financial assets and maintains its cash deposits in several high-quality financial institutions, and as such, does not have any significant concentration of credit risk. As at June 30, 2021, the Company is unaware of any information that would cause it to believe that these financial assets are not fully recoverable.

The Company’s concentration of credit risk and maximum exposure thereto is as follows:

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$6,299,684	$7,381,784
Receivables (Note 7)	421,163	338,345
	$6,720,847	$7,720,129

(b)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due. The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. At June 30, 2021, the Company has cash and cash equivalents of $6,299,684 (December 31, 2020 - $7,381,784), current liabilities of $978,720 (December 31, 2020 - $1,332,056) and non-current liabilities of $90,704 (December 31, 2020 - $121,320).

VII-11

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

4.	FINANCIAL INSTRUMENTS (cont’d...)

(b)	Liquidity risk (cont’d...)

The amounts listed below are the remaining undiscounted cash flow contractual maturities for financial liabilities held by the Company:

Due Date	June 30, 2021	December 31, 2020
0 - 90 days	$942,389	$1,072,506
91 - 365 days	37,402	256,116
More than 1 year	90,946	138,378
	$1,070,737	$1,467,000

(c)	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk comprises three types of risk: interest rate risk, foreign currency risk and equity price risk.

(i)	Commodity price risk

The Company’s royalties are subject to fluctuations from changes in market prices of the underlying commodities. The market price of gold is the primary driver of the Company’s profitability and ability to generate free cash flow. All of the Company’s future revenue is not hedged, which results in the Company’s full exposure to changes in the market prices of these commodities.

(ii)	Interest rate risk

Interest rate risk refers to the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to changes in market interest rates. As at June 30, 2021, the Company’s interest rate exposure arises mainly from the interest receipts on cash and cash equivalents, lease obligation and obligation under royalty acquisition.

Cash and cash equivalents consist of the following:

	June 30, 2021	December 31, 2020
Cash	$6,274,684	$6,356,784
Cashable guaranteed investment certificate(“GIC”)*	25,000	1,025,000
	$6,299,684	$7,381,784

* The GIC will mature June 15, 2021, is cashable at any time without penalty and earns interest at a rate of 1% per annum

(iii)	Foreign currency risk

The Company incurs expenditures in Canada and the United States. Foreign currency risk arises as the amount of the U.S. dollar cash, intercompany balances and payables will vary in Canadian dollar due to changes in exchange rates.

VII-12

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

4.	FINANCIAL INSTRUMENTS (cont’d...)

(c)	Market risk (cont’d...)

(iii)	Foreign currency risk (cont’d)

As at June 30, 2021 and December 31, 2020, the Company has not hedged its exposure to currency fluctuations.

At June 30, 2021 and December 31, 2020, the Company is exposed to currency risk through the following assets and liabilities denominated in US dollars:

	June 30, 2021		December 31, 2020
Cash and cash equivalents	US$	2,902,944	US$	2,830,820
Receivables		339,812		265,744
Liabilities		(93,978)		(582,132)
Net	US$	3,148,778	US$	2,514,432
Canadian dollar equivalent		$3,902,595		$3,201,375

Based on the above net exposures as at June 30, 2021, a 5% (December 31, 2020 - 5%) change in the Canadian/U.S. dollar exchange rate would impact the Company’s income (loss) and comprehensive income (loss) by approximately $195,000 (2020 - $160,000).

(iv)	Equity price risk

Equity price risk is the uncertainty associated with the valuation of assets arising from changes in equity markets. The Company’s marketable securities consisting of common shares are exposed to significant equity price risk due to the potentially volatile and speculative nature of the businesses in which the investments are held.

Based on the marketable securities held as at June 30, 2021, a 10% (December 31, 2020 - 10%) change in the market price of these securities would impact the Company’s income (loss) and comprehensive income (loss) by approximately $100,500 (2020 - $83,000).

VII-13

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

4.	FINANCIAL INSTRUMENTS (cont’d...)

(c)	Market risk (cont’d...)

(v)	Fair value hierarchy

The following tables summarize the Company’s financial instruments under the fair value hierarchy, as at June 30, 2021 and December 31, 2020:

June 30, 2021	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$6,299,684		$-	$6,299,684
Marketable securities	$1,529,105	$-	$-	$1,529,105
Receivables	$421,163	$-	$-	$421,163
Accounts payable and accrued liabilities	$724,692	$-	$-	$724,690
Lease obligation	$-	$72,912	$-	$72,912
Obligation under royalty acquisition	$-	$271,820	$-	$271,820

December 31, 2020	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$7,381,784		$-	$7,381,784
Marketable securities	$1,192,572	$-	$-	$1,192,572
Receivables	$338,345	$-	$-	$338,345
Accounts payable and accrued liabilities	$889,075	$-	$-	$889,075
Lease obligation	$-	$97,977	$-	$97,977
Obligation under royalty acquisition	$-	$466,324	$-	$466,324

VII-14

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

5.	CAPITAL MANAGEMENT

The Company’s primary objective when managing capital is to maximize returns for its shareholders by growing its asset base through acquisitions of royalties, and optioning out existing properties other interests and a line of credit (“LOC”), as described in note 11. The Company may issue new shares or draw from its credit facility in order to meet its financial obligations. Management believes that the capital resources of the Company as at June 30, 2021 are sufficient for its present needs for at least the next twelve months. The Company is not subject to externally imposed capital requirements.

The Company defines its capital as equity. Capital requirements are driven by the Company’s exploration activities on its exploration and evaluation assets. To effectively manage the Company’s capital requirements, the Company has a planning and budgeting process in place to ensure that adequate funds are available to meet its strategic goals. The Company monitors actual expenses to budget on all exploration projects and overhead to manage costs, commitments and exploration activities.

In the past, the Company has invested its capital in liquid investments to obtain adequate returns. The investment decision is based on cash management to ensure working capital is available to meet the Company’s short-term obligations while maximizing liquidity and returns of unused capital.

There have been no changes to the Company’s approach to capital management during the six months ended June 30, 2021.

6.	MARKETABLE SECURITIES

The Company’s marketable securities comprise the following common shares and gold coins. The fair value of the marketable securities has been determined directly by reference to published price quotations in an active market.

	June 30, 2021			December 31, 2020
	Shares	Cost	Fair Value	Shares	Cost	Fair Value
Gold Resources Corporation	-	$-	$-	56,966	$444,956	$211,060
Solitario Royalty & Exploration Corp.	119,352	144,454	99,110	119,352	144,454	85,447
VR Resources Ltd.	100,000	36,250	46,000	100,000	36,250	31,000
Fortitude Gold Corp.	74,946	231,764	636,283	-	-	-
Eminent Gold Corp.	200,000	131,000	201,000	-	-	-
Contact Gold Corp.	2,362,941	486,980	224,679	2,362,941	486,980	271,590
Sanatana Resources Inc.	1,666,666	500,000	133,333	1,666,666	500,000	308,333
Lahontan Gold Corp.	325,000	97,500	97,500	325,000	97,500	97,500
McEwen Mining Inc.	53,600	90,082	91,200	53,600	90,082	67,000
Gold American gold (1 oz) troy coins	-	-	-	50	135,898	120,642
		$1,718,030	$1,529,105		$1,936,120	$1,192,572

VII-15

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

6.	MARKETABLE SECURITIES (cont’d...)

During the six months ended June 30, 2021, the Company:

(a)	Recorded an unrealized gain in the change in fair value on marketable securities of $224,591 in the condensed interim consolidated statements of loss and comprehensive loss.

(b)	Sold shares of Gold Resources Corporation and gold coins for net proceeds of $342,220. As at December 31, 2020, these shares and the coins had a carrying value of $271,399, which resulted in a gain of $70,329.

(c)	Received 29,946 shares of Fortitude Gold Corp., as a result of it being spun-out from Gold Resources Corporation. The fair value on acquisition was US$47,363 (Can $60,303).

(d)	Received 150,000 shares of Eminent Gold Corp. valued at $97,500, as related to the Spanish Moon option agreement.

(e)	Received 50,000 shares of Eminent Gold Corp. valued at $33,500, as related to the Weepah option agreement.

(f)	Purchased an additional 45,000 shares of Fortitude Gold Corp. at a cost of $171,461.

7.	RECEIVABLES

The Company’s receivables are as follows:

	June 30, 2021	December 31, 2020
Trade receivables	$421,163	$338,345
Sales taxes receivable	80,064	10,536
	$501,227	$348,881

8.	RIGHT-OF-USE LEASE ASSET

The Company’s right-of-use asset relates to the lease of office space.

Cost:
Balance, December 31, 2020 and June 30, 2021	$184,522
Accumulated amortization:
Balance, December 31, 2020	$90,614
Depreciation for the period	23,817
Balance, June 30, 2021	$114,431
Currency translation adjustment at June 30, 2021	$(2,226)
Net book value:
As at December 31, 2020	$92,322
As at June 30, 2021	$67,865

VII-16

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

9.	ROYALTY ASSETS

Cost	Balance, December 31, 2019	Acquisition	Balance, December 31, 2020	Acquisition	Balance, June 30, 2021
Devon Fenelon	$600,000	$-	$600,000	$-	$600,000
Isabella Royalty	404,250	-	404,250	-	404,250
Jerritt Canyon PTR	969,591	-	969,591	-	969,591
Jerritt Canyon 0.5%	-	11,553,163	11,553,163	-	11,553,163
Lincoln Hill	1,091,123	1,671,387	2,762,510	-	2,762,510
Rawhide	-	1,967,617	1,967,617	-	1,967,617
REN NPI	-	708,950	708,950	-	708,950
REN 1.5%	-	6,024,796	6,024,796	-	6,024,796
Marigold	-	1,618,343	1,618,343	-	1,618,343
Borden Lake	-	583,089	583,089	-	583,089
Watershed	-	3,418,812	3,418,812	-	3,418,812
Raiload - Pinon	-	2,002,806	2,002,806	-	2,002,806
Trenton	-	909,855	909,855	-	909,855
Hog Ranch	-	77,928	77,928	1,050,046	1,127,974
HNT/JAM claims	-	-	-	193,948	193,948
Other	36,371	702,351	738,722	1,059,825	1,798,547
	$3,101,335	$31,239,097	$34,340,432	$2,303,819	$36,644,251

Accumulated Amortization	December 31, 2019	Amortization	December 31, 2020	Amortization	June 30, 2021
Isabella Royalty	$67,267	$100,884	$168,151	$14,958	$183,109
Jerritt Canyon PTR	25,126	82,704	107,830	84,640	192,470
Jerritt Canyon 0.5%	-	953,983	953,983	688,596	1,642,579
Lincoln Hill	-	142,223	142,223	140,766	282,989
REN 1.5%	-	361,341	361,341	269,892	631,233
Marigold	-	121,327	121,327	90,621	211,948
Hog Ranch	-	7,793	7,793	57,379	65,172
Other	-	46,949	46,949	19,445	66,394
	$92,393	$1,817,204	$1,909,597	$1,366,297	$3,275,894

	Cumulative Translation Adjustment		Net Book Value
	December 31, 2020	June 30, 2021	December 31, 2020	June 30, 2021
Devon Fenelon	$-	$-	$600,000	$600,000
Isabella Royalty	(14,771)	(5,660)	221,328	200,710
Jerritt Canyon PTR	(25,109)	(20,993)	836,652	731,019
Jerritt Canyon 0.5%	(1,090,092)	(234,162)	9,509,088	8,586,330
Lincoln Hill	(33,342)	(64,946)	2,586,945	2,381,233
Rawhide	(123,513)	(51,468)	1,844,104	1,792,636
REN NPI	(72,350)	(16,900)	636,600	619,700
REN 1.5%	(563,668)	(128,381)	5,099,787	4,701,514
Marigold	(150,427)	(33,139)	1,346,589	1,222,829
Borden Lake	-	-	583,089	583,089
Watershed	-	-	3,418,812	3,418,812
Raiload - Pinon	(5,802)	(53,015)	1,997,004	1,943,989
Trenton	(8,775)	(23,921)	901,080	877,159
Hog Ranch	(1,382)	(7,593)	68,753	1,053,827
HNT/JAM claims	-	-	-	193,948
Other	(63,214)	(34,276)	628,559	1,634,663
	$(2,152,445)	$(674,454)	$30,278,390	$30,541,458

VII-17

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(a)	Royalty revenue includes the following:

	June 30, 2021	June 30, 2020
Producing royalties	$845,344	$833,828
Advance minimum royalties (“AMR”)	382,977	36,742
Total royalty revenue	$1,228,321	$870,570

(b)	Rawhide Royalty (15% Net Profit Interest (“NPI”))

On February 29, 2020, the Company acquired a 15% NPI from Liberty Gold Corp. and its subsidiary, Pilot Gold USA Inc. The NPI entitles the Company to 15% of the net profits from the recovery and sale of minerals from certain unpatented claims located in Mineral County, Nevada, known as the Regent Hill Property. The interest also includes the possibility of bonus payments for each gold equivalent (“AuEq”) ounce, from the Regent Hill Property placed on leach pads after the first 115,000 AuEq ounces. Quarterly bonus payments per AuEq ounce will be based on a pricing grid providing for payments coming into effect when the monthly average gold price per ounce for each applicable quarter are US$1,400 or more, commencing at US$5.775 per AuEq ounce and increasing to as much as US$29.05 per AuEq ounce if the monthly average exceeds US$1,800 per ounce.

Under the terms of the agreement, the Company paid a cash consideration of US$800,000 (paid) and issued 2,000,000 share purchase warrants (issued). Each warrant entitles the holder to purchase one common share of the Company for a period of two years at an exercise price of $0.43. The warrants were valued at $818,325 using the Black-Scholes option pricing model with the following assumptions: volatility of 80.36%, expected life of 1.8 years, discount rate of 1.32% and dividend rate of 0.0%.

(c)	REN NPI (3.5%)

On April 2, 2020, the Company closed an agreement to acquire a 3.5% NPI on the Ren Property in Elko, Nevada, for total proceeds of US$500,000 (paid). The Ren Property is part of the joint venture (“JV”) between Barrick Gold Corporation and Newmont Corporation (“Newmont”), forming Nevada Gold Mines.

(d)	Jerritt Canyon (0.5% net smelter return (“NSR”) royalty)

On May 12, 2020, the Company completed the purchase agreement with Eric Sprott (“Sprott”) to acquire a 0.5% NSR royalty on the gold producing Jerritt Canyon Mine facility, located in Elko, Nevada, and currently operated by Jerritt Canyon Gold LLC, a private Nevada limited liability company.

As consideration, the Company issued 12,698,413 shares. In connection with its assistance with the transaction, the Company agreed to pay a finder’s fee to Medalist Capital Ltd. comprising a cash fee of 1% of the transaction price, plus 300,000 share purchase warrants, each exercisable over a three-year term to purchase, exercisable at a price of $0.63 per share. All of the securities issued in the transaction are subject to a four-month hold period pursuant to applicable TSX-V policies and applicable securities laws. The shares were valued at $11,301,588 representing the market value of the shares on the date of closing and the warrants were valued at $171,575 using the Black-Scholes option pricing model with the following assumptions: volatility of 90.83%, expected life of 3 years, discount rate of 0.29% and dividend rate of 0.0%.

VII-18

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(e)	VEK Properties

On May 15, 2020, the Company completed the acquisition of 100% of VEK for total consideration of US$5,000,000 and the issuance of 2,005,164 share purchase warrants exercisable at a price of $0.62 per share for a period of two years valued at $1,214,066 using the Black-Scholes option pricing model with the following assumptions: volatility of 91.78%, expected life of 2 years, discount rate of 0.30% and dividend rate of 0.0%.

VEK owns 50% of the VEK/Andrus partnership, which holds five properties, all of which are currently leased. Four of the leases are with Nevada Gold Mines JV (Barrick 61.5%/Newmont 31.5%) and the other lease is with SSR Mining Inc. (“SSR Mining”). Four of the leases pay AMR payments and carry a 3% NSR royalty (50% to VEK) with no buy-downs. Details on the properties are as follows:

●	REN Property (1.5% NSR royalty) - currently leased to Nevada Gold Mines, consists of 86 contiguous unpatented lode mining claims located in the Northern Carlin trend. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments, which are adjusted for inflation every year. During 2019, VEK/Andrus received US$458,712, of which VEK received 50%. These payments will continue until production commences, at which time VEK will be entitled to a 1.5% royalty.

●	Marigold Property (0.75% NSR royalty) - currently leased to SSR Mining, consists of 205 unpatented lode mining claims within the SSR Mining operation on the Battle Mountain-Eureka trend. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments, which are adjusted for inflation every year. During 2019, VEK/Andrus received US$156,500, of which VEK received 50%. These payments will continue until production commences; at which time the lessor will be entitled to a 0.75% royalty.

●	Lone Tree Property (1.5% NSR royalty) - currently leased to Nevada Gold Mines, consists of 38 unpatented lode mining claims along the Battle Mountain-Eureka trend. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments. During 2019, VEK/Andrus received US$15,000, of which VEK received 50%. These payments will continue until production commences, at which time VEK will be entitled to a 1.5% royalty.

●	Pinson Property (1.5% NSR royalty) - currently leased to Nevada Gold Mines, consists of 53 unpatented lode mining claims along the Osgood Mountain trend in sections 4, 8 and 16, Township 37N, Range 42E, in Humboldt County, Nevada. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments, which are adjusted for inflation every year. During 2019, VEK/Andrus received US$21,780, of which VEK received 50%. These payments will continue until production commences, at which time VEK will be entitled to a 1.5% royalty.

●	Carlin Trend Property (1.5% NSR royalty) - currently leased to Nevada Gold Mines, of 84 unpatented lode mining claims along the Carlin trend in sections 1, 2, 3, 10, 11, 12, 20, 21, 28, 34 and 35, Townships 35N and 36N, Ranges 49E and 50, in Eureka County, Nevada. Under the terms of the lease agreement, VEK/Andrus is entitled to minimum royalty payments, which are adjusted for inflation every year. During 2019, VEK/Andrus received US$43,560, of which VEK received 50%. These payments will continue until production commences, at which time VEK will be entitled to a 1.5% royalty.

VII-19

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(f)	Borden Lake Royalty (0.4% NSR royalty)

On August 26, 2020, the Company entered into an agreement with two individuals dealing at arm’s length to the Company (the “Borden Lake Vendors”) to purchase 0.4% of a 2% NSR royalty on the Borden Lake Gold Mine (the “Borden Lake Royalty”).

The Borden Lake Royalty is subject to a buy-down option pursuant to which Newmont is entitled to buy it down from 2% to 1% for a one-time cash payment of $1,000,000. Under the present transaction terms, if the buy-down right is exercised, the entire reduction will be applied to the Borden Lake Vendors’ 1.6% Borden Lake Royalty interest and the Company’s share will remain at 0.4%. In addition, the Borden Lake Vendors have granted a right of first refusal to the Company with respect to any proposed sale by the Borden Lake Vendors of their remaining 0.6% of the Borden Lake Royalty.

Under the terms of the transaction, in consideration for its 0.4% Borden Lake Royalty interest, the Company paid $300,000 in cash, issued 100,000 common shares and 80,000 of the Company’s non-transferable common share purchase warrants, each exercisable to purchase one additional common share for a five-year term at an exercise price of $1.37. The warrants were valued at $138,089 using the Black-Scholes option pricing model with the following assumptions: volatility of 106.77%, expected life of 5 years, discount rate of 0.23% and dividend rate of 0.0%.

In connection with the transaction, the Company paid a finder’s fee on closing to an arm’s length individual in the form of a $7,000 cash payment and 50,000 non-transferable warrants having the same terms as the consideration warrants issuable to the Borden Lake Vendors.

The transactions closed on August 26, 2020. Subsequent to closing, the Company and the Borden Lake Vendors filed a complaint against Newmont claiming that the area of interest provided in the Borden Lake Royalty should apply to claims currently being mined by Newmont. Newmont has denied the claims and the complaint is currently in arbitration.

(g)	Watershed Property (1% NSR royalty)

On December 8, 2020, the Company acquired a 1% NSR royalty on the Watershed Property from Sanatana Resources Inc. (“Sanatana”) (the “Watershed Royalty”) for a total purchase price of $2,500,000 cash and 1,000,000 common share purchase warrants, each exercisable at a price of $1.31 until December 3, 2025, valued at $908,812 using the Black-Scholes option pricing model with the following assumptions: volatility of 103.14%, expected life of 5 years, discount rate of 0.41% and dividend rate of 0.0%. The warrants can be accelerated if the common shares trade at a 50% premium to the exercise price for a 10-day period. The Watershed Royalty was granted to Sanatana in connection with an asset purchase agreement between Sanatana and IAMGOLD Corporation (“IAMGOLD”), dated January 12, 2016, whereby IAMGOLD acquired a 100% interest in 46 mining claims in Chester and Yeo counties, Ontario. The Watershed Property surrounds the Cote Gold Project, which is a joint venture between IAMGOLD and Sumitomo Metal Mining Company. The Watershed Royalty is subject to a buy-down provision whereby the royalty rate can be reduced to 0.5% for a payment of $2,000,000 by IAMGOLD. Sanatana and the Company also signed a definitive agreement (the “Watershed Purchase Agreement”) where Sanatana assigned its rights and interest in the Watershed Purchase Agreement to the Company for $10,000. The Company also purchased 1,666,666 Sanatana common shares at a price of $0.30 per share through a non-brokered private placement. The Watershed Purchase Agreement provides for certain deferred payments to the Company as follows: (a) $1,500,000 upon a production decision by IAMGOLD on the

VII-20

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(g)	Watershed Property (1% NSR royalty) (cont’d...)

Watershed Property; and (b) $1,500,000 upon the commencement of commercial production by IAMGOLD on the Watershed Property. In the event that either of the deferred payments are made to the Company, the Company will pay 50% of any such deferred payments to Sanatana.

(h)	Trenton (0.3% NSR royalty)

On December 23, 2020, the Company acquired a 0.3% gross royalty on 52 unpatented mining claims on the Battle Mountain-Eureka trend in Nevada from a private seller, for a total purchase price of US$325,000 in cash and 1,000,000 common share purchase warrants, each exercisable at a price of $1.36 until December 23, 2022, valued at $492,036 using the Black-Scholes option pricing model with the following assumptions: volatility of 86.67%, expected life of 2 years, discount rate of 0.20% and dividend rate of 0.0%. The Company was also assigned a stock purchase agreement, dated October 13, 2005 (the “2005 Agreement”) between the private seller and Nevada Mine Properties II. The 2005 Agreement provides for a 0.5% NSR royalty on several other properties.

(i)	Railroad-Pinion Property (0.44% NSR royalty)

On December 30, 2020, the Company completed the purchase of certain mineral interests and private fee ground in Elko County, Nevada (the “Mineral Interests”). All of the fee ground and the Mineral Interests are currently leased to Gold Standard Ventures Corp. (“GSV”) and cover certain portions of GSV’s Railroad-Pinion Project that is currently being developed as a heap-leach mining operation. The lease provides for a combined 0.436% NSR royalty and annual lease payments to the Company of US$79,800. The Company paid a total purchase price of US$1,300,000 in cash and issued 300,000 common share purchase warrants, each exercisable at a price of $1.15 until December 29, 2025, valued at $259,839 using the Black-Scholes option pricing model with the following assumptions: volatility of 101.37%, expected life of 5 years, discount rate of 0.41% and dividend rate of 0.0%. The Company also paid a US$65,000 cash finder’s fee.

On November 2, 2020, the Company also entered into purchase agreements with 11 other parties to acquire additional mineral interests and leases in the same area. These 11 other purchase agreements were terminated by the Company prior to closing, and the Company paid a US$134,000 cash break fee in connection with such termination.

(j)	Hog Ranch (2.25% NSR royalty)

On March 26, 2021, the Company acquired an additional 25% interest in its Hog Ranch Property, which will increase the Company’s NSR royalty from 1.5% to 2.25% and its interest in the leased mining claims to 75.1% As consideration, the Company paid US$275,000 and issued 1,000,000 warrants exercisable at $0.90 for a period of four years.

(k)	Jerritt Canyon (PTR Royalty)

On September 9, 2019, the Company entered into an agreement to acquire 100% of the rights and interests to a per ton royalty interest (the “PTR Interest”) on the Jerritt Canyon Processing Facilities by paying the owner a total cash consideration of US$650,000 and by issuing 500,000 common share purchase warrants. Each warrant entitles the holder to purchase one common share of the Company for a period of three years from the closing date at an exercise price of $0.18.

VII-21

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(k)	Jerritt Canyon (PTR Royalty) (cont’d...)

The license agreement entitles the owner to receive a per ton royalty payment (the “PTR Payment”) based on overall throughput from mining operations at the Jerritt Canyon Processing Facilities with increasing PTR Payments at higher gold prices.

Royalties are calculated, in U.S. dollars, as follows:

●	$0.15 per ton if the gold price is less than or equal to $1,300 per ounce;
●	$0.225 per ton if the gold price is greater than $1,300, but less than or equal to $1,600 per ounce;
●	$0.30 per ton if the gold price is greater than $1,600, but less than or equal to $2,000 per ounce; and
●	$0.40 per ton if the gold price is greater than $2,000 per ounce.

As consideration, the Company will make the following payments:

●	US$300,000 cash (paid) and issue 500,000 warrants valued at $106,518 (issued) at closing;
●	US$150,000 cash on the first anniversary of closing (paid);
●	US$150,000 cash on the second anniversary of closing (paid subsequent to June 30, 2021); and
●	US$50,000 cash on the third anniversary of closing.

The deferred payments will accrue simple annual interest at 5% and be secured by the PTR Interest. If production or PTR Payments cease at the facility for two consecutive months or greater, deferred payments will be delayed by an amount equal to the time the production is halted.

(l)	Lincoln Hill Royalty (2.0% NSR royalty)

The Company acquired 100% of all rights and interests to a 1% NSR royalty on the Lincoln Hill Property, operated by Coeur Mining Inc. The Company has a right of first refusal if the seller disposes of an additional 1% royalty they currently hold.

On December 31, 2020, the Company acquired an additional 1% NSR royalty from a private family trust for US$1,000,000 cash and the issuance of 1,000,000 share purchase warrants valued at $398,187 using the Black-Scholes option pricing model with the following assumptions: volatility of 86.46%, expected life of 2 years, discount rate of 0.20% and dividend rate of 0.0%. Each warrant entitles the holder to acquire one common share of the Company at an exercise price of $1.69 for a two-year period. This acquisition increases the Company’s Lincoln Hill royalty interest to a 2% NSR royalty.

(m)	Briggs Royalty

The Company completed the purchase of a 1.5% net smelter returns royalty on certain unpatented mining claims in Inyo County, California known as the Briggs Mine. The seller was a private corporation and the purchase price was US$600,000.

VII-22

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

9.	ROYALTY ASSETS (cont’d...)

(n)	WR Royalty

During the six months ended June 30, 2021 the Company completed the acquisition of three NSR royalties from a prospector for US$350,000 cash (the “WR Royalty”). The WR Royalty package includes a 0.33% royalty on the Sleeper Mine, 1% royalty on 38 unpatented mining claims in Pershing County, Nevada, and a 1% royalty on 40 acres of free ground in White Pine County, Nevada.

The Sleeper Gold Project is a former high-grade open pit gold producer located approximately 25 miles northwest of the town of Winnemucca, Nevada, producing 1.66 million ounces of gold and 2.3 million ounces of silver. Paramount Gold Nevada Corp. (“Paramount”) acquired the Sleeper Mine in August 2010 and filed a NI 43-101 Standards of Disclosure for Mineral Projects technical report titled Amended Preliminary Economic Assessment, Metal Mining Consultants, September 2017. Highlights of the Sleeper Report include: low initial capital of $175 million for a 30,000 tonnes per day operation, estimated annual production of 102,000 ounces of gold and 105,000 ounces of silver.

The WR Royalty covers 38 unpatented mining claims on the Lincoln Hill and Gold Ridge properties currently owned by Coeur Mining Inc. (“Coeur”). The Lincoln Hill property is adjacent to Coeur’s Rochester Mine. The Company currently holds a 2% NSR on separate claims at Lincoln Hill where Coeur is currently undertaking development drilling. The Watershed claims are adjacent to the Company’s 2% Lincoln Hill Royalty property.

(o)	HNT and JAM lease

On March 26, 2020, the Company closed an agreement to purchase eight unpatented mining claims in Eureka County, Nevada. The claims are currently leased to a subsidiary of McEwen Mining Inc. (“McEwen Mining”) and the agreement includes an assignment of the leases to the Company. Under the terms of the agreement, the Company will purchase two HNT Claims and assume the corresponding lease and six JAM Claims and assume the corresponding lease. As consideration, the Company paid the seller US$125,000 at closing and will issue 100,000 share warrants to the seller. The warrants will expire two years from closing and each warrant will allow the seller to purchase one share of the Company’s common stock at a price of $0.77. The annual lease payment covering the HNT Claims is US$5,000 and the annual lease payment covering the JAM Claims is US$7,000. Both leases provide for a 2% NSR at current gold prices.

VII-23

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

10.	MINERAL PROPERTY INTERESTS

(a)	Mineral property interests are as follows:

Total
Balance, December 31, 2019	$896,530
Acquisition costs	1,312,770
Option payments received	(533,716)
Amounts transferred to royalty assets	(167,681)
Cumulative translation adjustment	(44,040)
Balance, December 31, 2020	1,463,863
Reclassification to royalty assets	(193,948)
Option payments received	(429,959)
Cumulative translation adjustment	(7,931)
Balance, June 30, 2021	$832,025

(b)	Option payments received:

The Company has entered into various agreements whereby it granted an option to acquire an interest on the Company’s properties with various companies. As a result of these agreements, the Company receives option payments related to these agreements on its properties. During the six months ended June 30, 2021 and 2020, the Company received the following option payments:

	June 30,		June 30,
	2021		2020
Cimarron Project	US$	25,000	US$	-
Frost Claims		15,000		-
HNT/Jam Claims		12,000		-
Hurricane		25,000		20,000
Monitor property		15,000		10,000
Musgrove Property		25,000		250,000
Nevada Rand		25,000		25,000
Spanish Moon		127,535		-
Tonopah West		325,000		325,000
Olympic		-		15,000
Pilot Mountain		-		40,000
Weepah Project		26,640		-
White Rock		25,000		10,000
	US$	646,175	US$	695,000

The Canadian value of the option proceeds was $800,035 (2020 - $947,851) of which $370,075 (2020 - $503,844) was recorded as revenue and $429,959 (2020 - $533,716) was recorded as a reduction of mineral interest.

VII-24

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

10.	MINERAL PROPERTY INTERESTS (cont’d...)

(c)	Future option payments under agreement

The agreements entered into by the Company require the optionees to make payments in order to exercise their option to acquire the interest in the property. In order for the optionees to keep the agreements in good standing, the optionees are required to make the following payments to the Company:

	2021			2022			2023			2024
Antelope Springs	US$	10,000		US$	10,000			US$ 10,000		US$	12,500
Aurora West		50,000	(5)		135,000	(5)		200,000			-
Butte Valley Project		50,000			50,000			50,000			-
Castle West Project		40,000	(6)		40,000	(6)		40,000	(6)		105,000	(6)
Cimarron Property		25,000			35,000			50,000			45,000
Frost Property		15,000			25,000			50,000			50,000
Gilbert South		5,000			10,000			10,000			10,000
Gold Canyon		150,000			300,000			35,000	(1)		35,000
Green Springs		50,000			50,000			100,000			-
Hurricane		25,000			25,000			25,000			25,000
Liberty Springs		30,000			30,000			210,000			-
Monitor property (2)		15,000			20,000			25,000			50,000
Mustang canyon		25,000			50,000			75,000			-
Nevada Rand Project		25,000			25,000			150,000			-
Olympic		25,000			35,000			35,000			40,000
Redlich, Moho		300,000			30,000	(1)		30,000			30,000
Rodeo Creek		50,000			125,000			125,000			-
Spanish Moon		50,000	(8)		75,000	(8)		125,000	(8)		250,000	(8)
Tonopah West (4)		325,000			650,000			700,000			1,000,000
War Eagle Property		30,000			30,000			70,000			5,000	(1)
Weepah Project (3)		100,000	(7)		200,000	(7)		250,000	(7)		400,000	(7)
White Hill		15,000			25,000			45,000			75,000
White Rock Property		25,000			40,000			50,000			125,000
	US$	1,435,000		US$	2,015,000		US$	2,460,000		US$	2,257,500

(1)	As of this date, the optionee made all its required option payments to acquire interest in the property and is now required to make AMR payments.
(2)	The optionee is required to make additional payments of US$50,000 during 2025, 2026 and 2027 and one final payment of US$400,000 in 2028.
(3)	In addition to the above payments, the Company will also receive 100,000 shares of Eminent Gold Corp., the optionee, during 2021, 150,000 shares during 2022 and 200,000 shares during 2023.
(4)	The US$1,000,000 is the last required payment for the optionee to acquire its interest in the property. Starting in 2025, the optionee is required to make US$50,000 AMR payments every year thereafter.
(5)	The Company is required to make payments of US$50,000 in 2021 and US$135,000 as option payments related to the Aurora West property, which will be paid from the proceeds received.

VII-25

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

10.	MINERAL PROPERTY INTERESTS (cont’d...)

(c)	Future option payments under agreement (cont’d...)

(6)	The Company is required to make yearly payments of US$15,000 related to the Castle West property, which will be paid from the proceeds received.
(7)	The Company is required to make yearly payments of US$10,000 related to the Weepah project, which will be paid from the proceeds received.
(8)	In addition to the above payments, the Company also received 150,000 shares of Eminent on signing and will receive 150,000, 200,000 and 250,000 on the first, second and third anniversaries, respectively, and will receive one final payment of $250,000 on the fourth anniversary.

11.	PROMISSORY NOTE AND LOC

On November 29, 2019, the Company entered into an agreement with Sprott whereby Sprott provided the Company with a $6,000,000 LOC. The LOC was available to the Company, as and when required, until November 29, 2021. Principal outstanding under the LOC was subject to an interest rate at 10% per annum, with undrawn amounts of the LOC carrying a stand-by fee of 2.5% per annum, compounded monthly and payable quarterly. The LOC was secured by a registered security interest over all of the Company’s assets, subordinate only to existing prior encumbrances.

In connection with the LOC, the Company issued Sprott 16,216,215 non-transferrable loan bonus warrants (the “Bonus Warrants”) at the fair value of $0.20 per share, or $3,279,307, using the Black-Scholes option pricing model with the following assumptions: volatility of 95.45%, expected life of 2 years, discount rate of 1.60% and dividend rate of 0.0%. Each Bonus Warrant is exercisable, up to the maturity date of November 29, 2021, to purchase one common share of the Company at an exercise price of $0.37. Sprott agreed not to exercise the Bonus Warrants if such exercise would result in Sprott’s direct and indirect holdings of the Company’s outstanding voting shares being in excess of 19.9% based on the then-current outstanding shares of the Company.

Subsequent to June 30, 2021 the Company cancelled the line of credit and paid stand-by fee accrued to the day of cancellation of $18,082. Subsequent to June 30, 2021 all Bonus Warrants held by Sprott were exercised.

12.	LEASE OBLIGATION

Balance at December 31, 2019	$54,120
Additions	91,555
Interest expense	8,131
Lease payments	(56,272)
Currency translation adjustment	443
Balance, December 31, 2020	97,977
Interest expense	3,475
Lease payments	(27,802)
Currency translation adjustment	(738)
Balance, June 30, 2021	$72,912
Which consists of:
Current lease liability	$50,354
Non-current lease liability	22,558
$72,912

VII-26

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

12.	LEASE OBLIGATION (cont’d...)

On March 1, 2017, the Company entered into a lease agreement for its Vancouver head office premises for three years, expiring February 28, 2020. Pursuant to this lease, the Company is obligated to pay basic rent of $2,250 and operating costs, including electricity and related taxes, on a monthly basis. The Company renewed the lease for a three-year term with monthly payments of $2,850.

On July 1, 2017, the Company entered into a lease agreement for its Reno office for five years, expiring June 30, 2022. Pursuant to this lease, the Company is obligated to pay basic rent of US$1,308 and operating costs, including electricity and related taxes, on a monthly basis. The basic rent commitment will increase to US$1,347 per month for the second year, US$1,388 in the third year, US$1,430 in the fourth year and US$1,472 in the final year.

13.	SHARE CAPITAL AND RESERVES

(a)	Authorized share capital

As at June 30, 2021 and December 31, 2020, the authorized share capital of the Company is an unlimited number of common shares without par value.

(b)	Issued share capital

●	During the six months ended June 30, 2021, the Company issued 2,249,518 common shares on exercise of options and warrants for total proceeds of $1,058,714.

●	On May 21, 2020, the Company closed a brokered private placement offering of 21,562,500 units at a price of $0.80 per unit for gross proceeds of $17,250,000.

Each unit comprises one common share and one-half of one common share purchase warrant. Each warrant entitles the holder to acquire one additional common share at an exercise price of $1 for a period of three years from closing. The Company paid the agents cash commissions and issued compensation options to the agents entitling them to purchase an aggregate 731,250 common shares at an exercise price of $0.80 for a period of three years from closing. The agent options were valued at $618,044 using the Black-Scholes option pricing model. At the Company’s option, the original expiry date of the warrants may be accelerated if the volume weighted average price of the common shares is greater than or equal to $1.60 for a period of five consecutive trading days. If the Company elects to accelerate the expiry date of the warrants, holders of the warrants will have 30 calendar days to exercise their warrants after receiving notice via press release from the Company. The Company paid agent’s fees of $737,500 and incurred legal costs of $53,000 in relation to the placement.

●	On May 12, 2020, the Company issued 12,698,413 shares as consideration for acquisition of a 0.5% NSR royalty on the gold producing Jerritt Canyon Mine facility, located in Elko, Nevada.

●	On September 22, 2020, the Company issued 100,000 shares as consideration for acquisition of the Borden Lake royalty.

●	During the year ended December 31, 2020, the Company issued 24,634,957 common shares on exercise of warrants for total proceeds of $6,857,638.

●	During the year ended December 31, 2020, the Company issued 1,675,000 common shares on exercise of options for total proceeds of $384,000.

VII-27

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

13.	SHARE CAPITAL AND RESERVES (cont’d...)

(c)	Stock options

The Company had an incentive stock option plan (the “Plan”) in place under which it is authorized to grant options to directors and employees to acquire up to 10% of the Company’s issued and outstanding common shares. In addition, the aggregate number of shares reserved for issuance to any one person shall not exceed 5% of the issued and outstanding shares (2% if the participant is a consultant). Under the Plan, the exercise price of each option may not be less than the market price of the Company’s share capital as calculated on the date of grant less the applicable discount. The options can be granted for a maximum term of 10 years and vesting periods are determined by the Board of Directors.

As at June 30, 2021 and December 31, 2020, the Company had outstanding stock options enabling the holders to acquire further common shares as follows:

Expiry Date	Exercise Price	June 30, 2021	December 31, 2020
January 5, 2021	$0.06	-	300,000
September 22, 2021	$0.06	650,000	650,000
March 19, 2022	$0.57	500,000	500,000
June 26, 2022	$0.19	125,000	125,000
January 30, 2023	$0.14	175,000	175,000
July 19, 2023	$1.80	-	1,000,000
January 28, 2024	$0.12	500,000	500,000
November 27, 2024	$0.06	350,000	400,000
December 24, 2024	$0.43	200,000	200,000
April 2, 2025	$0.68	1,280,000	1,450,000
August 18, 2026	$0.15	900,000	900,000
June 19, 2027	$0.125	500,000	500,000
November 22, 2027	$0.10	1,275,000	1,275,000
July 26, 2029	$0.27	1,700,000	2,000,000
Total outstanding		8,155,000	9,975,000
Total exercisable		8,155,000	9,875,000

The weighted average remaining contractual life for the outstanding options at June 30, 2021 is 4.6 (December 31, 2020 - 4.86) years.

Stock option transactions are summarized as follows:

	June 30, 2021		December 31, 2020
		Weighted		Weighted
		Average		Average
	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price
Balance, beginning of period	9,975,000	$0.27	8,250,000	$0.15
Granted	-	$0.00	3,400,000	$0.64
Expired / cancelled/ forfeited	(1,000,000)	$1.80	-	$-
Exercised	(820,000)	$0.27	(1,675,000)	$0.23
Options exercisable, end of period	8,155,000	$0.44	9,975,000	$0.27

VII-28

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

13.	SHARE CAPITAL AND RESERVES (cont’d...)

(c)	Stock options (cont’d...)

On July 19, 2020, the Company granted incentive stock options to consultants of the Company entitling them to purchase 1,000,000 common shares at a price of $1.80 per share for a period of three years vesting 25% every three months from the date of grant. The fair value of these options was calculated at $565,045 using the Black-Scholes option pricing model.

On April 2, 2020, the Company granted incentive stock options to directors, consultants and an officer of the Company entitling them to purchase 1,500,000 common shares at a price of $0.68 per share for a period of five years vesting 100% on the grant date and expiring April 2, 2025. The fair value of these options was calculated at $827,492 using the Black-Scholes option pricing model.

On March 19, 2020, the Company granted incentive stock options to consultants of the Company entitling them to purchase 900,000 common shares at a price of $0.57 per share for a period of two years vesting 25% every three months from the date of grant and expiring March 19, 2022. The fair value of these options was calculated at $689,180 using the Black-Scholes option pricing model.

Subsequent to June 30, 2021, all outstanding options were exercised on a cashless basis as part of the Plan of Arrangement. The Plan was terminated on August 23, 2021.

(d)	Warrants

As at June 30, 2021 and December 31, 2020, the following share purchase warrants were outstanding:

Expiry Date	Exercise Price	June 30, 2021	December 31, 2020
November 29, 2021	$0.37	12,216,215	12,216,215
December 2, 2021	$0.78	600,000	600,000
December 18, 2021	$0.43	-	900,000
February 4, 2022	$0.77	100,000	100,000
May 11, 2022	$0.62	1,905,163	1,905,163
June 1, 2022	$0.18	500,000	500,000
December 23, 2022	$1.36	1,000,000	1,000,000
December 31, 2022	$1.69	1,000,000	1,000,000
May 22, 2023	$0.90	10,542,680	11,072,198
March 15, 2025	$0.90	1,000,000	-
May 28, 2025	$1.37	130,000	130,000
December 3, 2025	$1.31	1,000,000	1,000,000
December 29, 2025	$1.15	300,000	300,000
Total		30,294,058	30,723,576

On March 15, 2021, the Company issued 1,000,000 warrants relating to the Hog Ranch acquisition. Each share purchase warrant is exercisable to purchase one common share of the Company for $0.90 until March 15, 2025. The fair value of $706,828 is included as acquisition cost of royalty assets.

VII-29

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

13.	SHARE CAPITAL AND RESERVES (cont’d...)

(d)	Warrants (cont’d...)

Share purchase warrant transactions are summarized as follows:

	June 30, 2021		December 31, 2020
		Weighted		Weighted
		Average		Average
	Number	Exercise	Number	Exercise
	of Warrants	Price	of Warrants	Price
Balance, beginning of period	30,723,576	$0.65	35,410,869	$0.29
Issued	1,000,000	$0.90	19,947,664	$0.86
Exercised	(1,429,518)	$0.43	(24,634,957)	$0.28
Balance, end of period	30,294,058	$0.74	30,723,576	$0.65

As at June 30, 2021, the weighted average remaining contractual life for the outstanding warrants is 1.57 (December 31, 2020 - 1.48) years.

The fair values of stock options and warrants are estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	June 30, 2021		December 31, 2020
	Options	Warrants	Option	Warrants
Risk-free interest rate	0.48%	0.76%	0.42%	0.29%
Expected dividend yield	0.00	0.00	0.00	0.00
Expected stock price volatility	86.60%	95.10%	105.77	92.52%
Expected life in years	1.68	4.00	3.49	3.00
Weighted average fair value	$0.43	$0.71	$0.66	$0.62

The Company has estimated the dividend and forfeiture rate to be 0.00% based on historical dividend payments and historical forfeiture rates. Expected volatility was determined based on the historical movements in the closing price of the Company’s common shares for a length of time equivalent to the expected life of each option and warrant.

Under the Plan of Arrangement, each of the Ely Warrant that were outstanding immediately prior to August 23, 2021 represent the right to acquire, on valid exercise thereof (including payment of the applicable exercise price), 0.2450 of a GRC share plus $0.0001. The expiration date of the Ely Warrant does not change.

VII-30

ELY GOLD ROYALTIES INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited - Expressed in Canadian Dollars)

14.	RELATED PARTY TRANSACTIONS

Key management comprises directors and executive officers. The Company did not pay post-employment benefits and long-term benefits to key management. The following compensation was paid to key management:

	June 30,	June 30,
	2021	2020
Short-term employment benefits	$332,572	$607,266
Share-based payments	-	705,141
Total	$332,572	$1,312,407

As at June 30, 2021, $15,493 (December 31, 2020 - $569,654) is owing to directors and officers of the Company, which is included in accounts payable and accrued liabilities. A prepaid advance of $15,718 (December 31, 2020 - $2,546) was made to an officer and director of the Company.

All other amounts due to related parties are payable on demand. Interest is not charged on outstanding balances.

The Company has in place termination clause agreements with officers and directors, whereby the officers and directors are entitled to a lump sum payment in the event there is a change of control. Under the Plan of Arrangement, the Company paid change of control payments to certain officers of US$2,850,000 and $90,000 on August 23, 2021.

15.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	June 30, 2021	June 30, 2020
Significant non-cash investing activities consisted of:
Shares issued for acquisition of Jerritt Canyon Royalty	$-	$11,301,588
Accounts payable settled with gold coins	$120,642	$-
Fair value of warrants issued for mineral and royalty interests	$706,828	$2,363,279
Interest paid	$81,824	$213,977
Income taxes paid	$-	$-

16.	SEGMENT INFORMATION

The Company has one reportable operating segment, the acquisition and exploration of mineral properties and option of those assets, in one geographic location: North America.

17.	EVENTS AFTER THE REPORTING PERIOD

a)	Subsequent to June 30, 2021, the Company issued 14,347,326 common shares on exercise of warrants for total proceeds of $6,337,686.

b)	On August 23, 2021 the business combination between GRC and the Company was completed by way of a Plan of Arrangement (Note 1).

VII-31

Schedule VIII

Audited Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

(Expressed in Canadian Dollars)

VIII-1

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Abitibi Royalties Inc.

Opinion

We have audited the accompanying consolidated financial statements of Abitibi Royalties Inc., which comprise the consolidated statements of financial position as at December 31 2020 and December 31, 2019, and the related consolidated statements of net income, statement of comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements including a summary of significant accounting policies.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abitibi Royalties Inc. as of December 31 2020 and December 31, 2019, and consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Abitibi Royalties Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Abitibi Royalties Inc. ’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

VIII-2

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Abitibi Royalties Inc. ’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Abitibi Royalties Inc. ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ MNP LLP

Ottawa, Ontario

January 5, 2022

VIII-3

ABITIBI ROYALTIES INC.

Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

		As at	As at
		December 31,	December 31,
	Notes	2020	2019
ASSETS
Current
Cash		$12,998,678	$2,457,178
Restricted cash	9	385,415	-
Royalty receivable	8	425,180	999,252
Other receivables	6	108,926	54,924
Prepaid expenses		41,152	14,397
Total current assets		13,959,351	3,525,751
Non-current
Exploration and evaluation assets	7	151,701	-
Investments	9	49,501,916	50,636,738
TOTAL ASSETS		$63,612,968	$54,162,489

LIABILITIES
Current
Accounts payable and accrued liabilities	16	$727,968	$361,314
Income taxes payable	11	2,464,798	-
Derivative financial instruments	10	4,243,318	8,979,047
Total current liabilities		7,436,084	9,340,361
Non-current
Deferred tax liabilities	11	2,693,658	3,245,785
Total Liabilities		10,129,742	12,586,146

EQUITY
Capital stock	12	11,751,929	11,797,244
Retained earnings		41,731,297	29,779,099
Total Equity		53,483,226	41,576,343
TOTAL LIABILITIES AND EQUITY		$63,612,968	$54,162,489

Commitments (note 20)

Subsequent events (note 21)

“David Garofalo”	“Josephine Man”
(signed David Garofalo)	(signed Josephine Man)
Director	Director

The accompanying notes are an integral part of the consolidated financial statements.

VIII-4

ABITIBI ROYALTIES INC.

Consolidated Statements of Net Income and Comprehensive Income

(Expressed in Canadian Dollars)

		For the year ended December 31,
	Notes	2020	2019
Revenues
Royalties	8	$685,698	$3,037,260
Dividends		639,938	437,418
Mining option revenue	7	48,684	-
		1,374,320	3,474,678
Operating expenses
Salaries and employee benefits	16	1,587,507	1,260,375
Professional fees	14	559,351	549,280
Office expenses		88,786	78,070
Advertising and promotion		15,295	33,617
Travel and transport		8,028	44,024
Royalty interests	8	37,701	550
		2,296,668	1,965,916
Operating income (loss)		(922,348)	1,508,762
Other income (costs)
Change in fair value of investments		7,150,480	16,942,272
Change in fair value of derivatives		7,881,792	(5,495,670)
Change in fair value of derivatives resulting from foreign exchange		383,345	249,059
Foreign exchange gain (loss)		2,153,552	(76,625)
Commissions		(120,154)	(62,843)
Interest expense		(3,804)	(2,231)
Interest income		71,375	10,189
		17,516,586	11,564,151
Net income before income tax		16,594,238	13,072,913
Current tax expense	11	2,464,798	-
Deferred tax expense (recovery)	11	(552,127)	1,813,320
Income tax expense		1,912,671	1,813,320
Net income and comprehensive income for the year		$14,681,567	$11,259,593

Earnings per share
Basic	15	$1.17	$0.90
Diluted	15	$1.17	$0.90
Weighted average number of common shares
outstanding
Basic	15	12,497,653	12,513,118
Diluted	15	12,497,653	12,513,118

The accompanying notes are an integral part of the consolidated financial statements.

VIII-5

ABITIBI ROYALTIES INC.

Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

	Notes	Number of Common shares outstanding	Capital Stock	Contributed Surplus	Retained earnings	Total Equity
Balance as at January 1, 2020		12,522,411	$11,797,244	$-	$29,779,099	$41,576,343
Common shares repurchased and cancelled	12	(48,100)	(45,315)	-	(948,736)	(994,051)
Dividends paid	12	-	-	-	(1,780,633)	(1,780,633)
Net income and total comprehensive income		-	-	-	14,681,567	14,681,567
Balance as at December 31, 2020		12,474,311	$11,751,929	$-	$41,731,297	$53,483,226

Balance as at January 1, 2019		12,502,340	$11,460,462	$166,704	$19,993,225	$31,620,391
Common shares issued on exercise of options	12	81,171	393,417	(166,704)	-	226,713
Common shares repurchased and cancelled		(61,100)	(56,635)	-	(722,014)	(778,649)
Dividends paid	12	-	-	-	(751,705)	(751,705)
Net income and total comprehensive income		-	-	-	11,259,593	11,259,593
Balance as at December 31, 2019		12,522,411	$11,797,244	$-	$29,779,099	$41,576,343

The accompanying notes are an integral part of the consolidated financial statements.

VIII-6

ABITIBI ROYALTIES INC.

Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

		For the year ended December 31,
	Notes	2020	2019
OPERATING ACTIVITIES
Net income for the year		$14,681,567	$11,259,593
Adjustment:
Change in fair value of investments		(7,150,480)	(16,942,272)
Change in fair value of derivatives		(8,265,137)	5,246,611
Option revenue		(48,684)	-
Royalty interests		37,701	550
Deferred tax expense	11	(552,127)	1,813,320
Foreign exchange loss		429,173	76,625
Changes in working capital items:
Royalty receivable		574,072	(985,147)
Other receivables		(29,002)	(13,594)
Prepaid expenses		(26,755)	(2,397)
Accounts payable and accrued liabilities		366,654	(70,724)
Income taxes payable		2,464,798	-
Cash flows from operating activities		2,481,780	382,565

INVESTING ACTIVITIES
Proceeds from settlement of derivative financial instruments	9	31,770,315	781,613
Payment on settlement of derivative financial instruments	9	(23,566,713)	-
Proceeds from sale of derivative financial instruments		3,582,525	1,267,608
Repurchase of derivative financial instruments		(53,116)	(131,050)
Increase in restricted cash		(385,415)	-
Additions to investments		(484,624)	(202,671)
Acquisition of royalty interests		(37,701)	(550)
Proceeds from sale of other investments		638,825	50,418
Proceeds from mining option agreement		50,000	-
Acquisition of exploration and evaluation assets		(250,519)	-
Cash flows from investing activities		11,263,577	1,765,368

FINANCING ACTIVITIES
Issuance of capital stock		-	226,713
Dividends paid		(1,780,633)	(751,705)
Capital stock repurchased and cancelled		(994,051)	(778,649)
Cash flows used by financing activities		(2,774,684)	(1,303,641)
Effect of foreign exchange rate changes on cash		(429,173)	(76,625)
Net increase in cash		10,541,500	767,667
Cash, beginning of year		2,457,178	1,689,511
Cash, end of year		$12,998,678	$2,457,178

Additional cash flow information
Cash transactions:
Interest received related to operating activities:		$71,375	$10,189
Dividends received related to investing activities:		614,306	416,339
Royalties received related to operating activities:		1,259,770	2,052,918

The accompanying notes are an integral part of the consolidated financial statements.

VIII-7

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

1) NATURE OF OPERATIONS

Abitibi Royalties Inc. (the “Company”) and its subsidiary are engaged in building a royalty company by acquiring royalties and by exploring, evaluating and promoting its mineral properties and other projects.

The Company was incorporated on February 18, 2010 under the Business Corporations Act of British Columbia.

The Company has a wholly-owned subsidiary, Abitibi Royalties (USA) Inc. (“Abitibi USA”), incorporated in the State of Nevada, USA on August 25, 2020. Abitibi USA’s principal office is located at 5441 Kietzke Lane, Reno, Nevada USA 89511.

As at December 31, 2020, Golden Valley Mines and Royalties Ltd., formerly Golden Valley Mines Ltd., (“Golden Valley”), a controlling shareholder, held a 44.93% (December 31, 2019 – 44.76%) interest in the Company.

As a result of the business combination completed on November 5, 2021 (see Note 21 “Subsequent Events”), the Company became a wholly-owned subsidiary of Gold Royalty Corp. (“Gold Royalty”), a company incorporated and domiciled in Canada with common shares and common share purchase warrants listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively. An application was made for the Company to cease to be reporting issuers under applicable Canadian securities laws and to otherwise terminate the Company’s public reporting requirements, which application was accepted on November 22, 2021. Furthermore, the location of the registered office of the Company changed to 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada. Similarly, the location of the principal address of the Company changed to 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3, Canada.

2) BASIS OF PRESENTATION

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and have been prepared using the historical cost convention, as modified by revaluation of certain financial instruments, which are measured in accordance with the policy described in note 4. Accounting policies are consistently applied to all years presented, unless otherwise stated.

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company`s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 5.

Even though the Company holds significant investments in other entities, it does not qualify as an investment entity under IFRS 10 “Consolidated Financial Statements”.

VIII-8

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

2) BASIS OF PRESENTATION (continued)

Subsidiaries

These consolidated financial statements include the accounts of Abitibi Royalties Inc and its wholly-owned subsidiary, Abitibi Royalties (USA) Inc. Subsidiaries are consolidated where the Company has the ability to exercise control. Control of an investee exists when the Company is exposed to variable returns from the Company’s involvement with the investee and has the ability to affect those returns through its power over the investee. The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the elements of control. All intercompany balances, transactions, income and expenses and gains or losses have been eliminated on consolidation.

Approval of Financial Statements

These financial statements were approved for issuance by the Board of Directors on January 5, 2022.

3) ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

At the date of authorization of these financial statements, certain new standards, amendments and interpretations to existing standards have been published but are not yet effective, and have not been adopted early by the Company.

Management anticipates that all of the pronouncements will be adopted in the Company’s accounting policy for the first period beginning after the effective date of each pronouncement. Information on new standards, amendments and interpretations that are expected to be relevant to the Company’s financial statements is provided below. Certain other new standards and interpretations have been issued but are not expected to have a material impact on the Company’s financial statements.

In May 2020, the IASB issued a package of narrow-scope amendments to three standards (IFRS 3 “Business Combinations”, IAS 16 “Property, Plant and Equipment” and IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”) as well as the IASB’s Annual Improvements to IFRS Standards 2018 - 2020. These amendments to existing IFRS standards are to clarify guidance and wording, or to correct for relatively minor unintended consequences, conflicts or oversights. These amendments are effective for annual periods beginning on or after January 1, 2022. The Company is assessing the potential impact of these narrow-scope amendments.

VIII-9

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies that have been applied in the preparation of these financial statements are summarized below.

a) Accounting standards issued and in effect during the year

IAS 1 “Presentation of Financial Statements” (“IAS 1”)

IAS 1 sets out the overall requirements for financial statements, including how they should be structured, the minimum requirements for their content and overriding concepts such as going concern, the accrual basis of accounting and the current/non-current distinction. The standard requires a complete set of financial statements to comprise a statement of financial position, a statement of profit or loss and other comprehensive income, a statement of changes in equity and a statement of cash flows.

IAS 1 has been revised to incorporate a new definition of “material” and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”) has been revised to refer to this new definition in IAS 1. The amendments are effective for annual reporting periods beginning on or after January 1, 2020. Earlier application is permitted.

On January 1, 2020, the Company adopted IAS 1 and concluded that, based on its current operations, the adoption of IAS 1 had no significant impact on the Company’s financial statements.

IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”)

IAS 8 is applied in selecting and applying accounting policies, accounting for changes in estimates and reflecting corrections of prior period errors. The standard requires compliance with any specific IAS applying to a transaction, event or condition, and provides guidance on developing accounting policies for other items that result in relevant and reliable information. Changes in accounting policies and corrections of errors are generally retrospectively accounted for, whereas changes in accounting estimates are generally accounted for on a prospective basis. The amendment is effective for annual reporting periods beginning on or after January 1, 2020. Earlier application is permitted.

On January 1, 2020, the Company adopted IAS 8 and concluded that, based on its current operations, the adoption of IAS 8 had no significant impact on the Company’s financial statements.

b) Foreign currency translation

Functional and presentation currency

These financial statements are presented in Canadian dollars, which is the Company and the subsidiary’s functional currency.

VIII-10

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency transactions and balances

Foreign currency transactions are translated into the functional currency, using the exchange rates prevailing at the dates of the transactions (spot exchange rates), except for sales and repurchases of option contracts which are translated at average rates of exchange prevailing during the period, which materially approximate the exchange rates on the transaction dates. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates recognized in profit or loss.

Non-monetary items are not re-translated at year-end and are measured at historical cost (translated using the exchange rates at the transaction date), except for non-monetary items measured at fair value which are translated using the exchange rates at the dates when fair value was determined.

c) Revenue recognition

Revenue comprises the fair value of the consideration received or receivable arising from the use by others of the Company’s assets yielding royalties, interest, dividends and option income when the amount received from mining option agreements exceeds the carrying costs of mineral properties under option. The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Company and when the specific criteria have been met for each of the Company’s activities as described below.

Royalties

Royalties consist of revenues earned directly from royalty agreements. Revenue recognition generally occurs in the month of production from the royalty property. Revenue is measured at fair value of the consideration received or receivable when management can reliably estimate the amounts pursuant to the terms of the royalty agreement. In some instances, the Company will not have access to sufficient information to make a reasonable estimate of revenue and accordingly, revenue recognition is deferred.

Dividends

Dividend income from investments is recognized when the shareholder’s right to receive payment has been established (provided that it is probable that the economic benefits will flow to the Company and the amount of income can be measured reliably).

VIII-11

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Option income

Option income is recognized on an accrual basis in accordance with the substance of the relevant agreements. Shares received under option agreements are valued at fair value which is determined at quoted market prices if the shares are quoted on an active market. If the market for the shares is not active, fair value is established by using a valuation technique. Option income is initially recorded as a credit against the carrying costs of the mineral property and deferred exploration expenses until they are fully recovered.

d) Cash and restricted cash

Cash is comprised of cash in bank and demand deposits, which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

Restricted cash relates to funds held as collateral on the put option contracts referred to in the derivative financial instruments section below. The funds will become unrestricted once the put option contracts are exercised, repurchased or expired.

e) Royalty interests

Royalty interests consist of acquired net smelter returns on exploration and evaluation stage properties. Royalty interests for exploration and evaluation assets are recorded at cost and capitalized in accordance with IFRS 6 “Exploration for and Evaluation of Mineral Resources” (“IFRS 6”). Acquisition costs of exploration and evaluation royalty interests are capitalized and are not depleted until such time as revenue generating activities begin. Royalty interests for exploration and evaluation assets are assessed for impairment in accordance with IFRS 6 and are measured for any impairment in accordance with IAS 36 “Impairment of Assets” (“IAS 36”). An impairment loss is recognized for the amount by which the asset’s carrying value exceeds its recoverable amount, which is the higher of fair value less costs of disposal and value-in-use. An interest that has previously been classified as exploration and evaluation is also assessed for impairment before reclassification to development or production, and the impairment loss, if any, is recognized in net income.

f) Exploration and evaluation expenditures and exploration and evaluation assets

Exploration and evaluation expenditures are costs incurred in the course of initial search for mineral resources before the technical feasibility and commercial viability of extracting a mineral resource are demonstrable. Costs incurred before the legal right to undertake exploration and evaluation activities are recognized in profit or loss when they are incurred.

VIII-12

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Exploration and evaluation expenditures and exploration and evaluation assets (continued)

Once the legal right to undertake exploration and evaluation activities has been obtained, all costs of acquiring mineral rights or options to acquire such rights (option agreement), expenses related to the exploration and evaluation of mining properties, less refundable tax credits related to these expenses, are recognized as exploration and evaluation assets. Expenses related to exploration and evaluation include topographical, geological, geochemical and geophysical studies, exploration drilling, trenching, sampling and other costs related to the evaluation of the technical feasibility and commercial viability of extracting a mineral resource. The various costs are capitalized on a property-by-property basis pending determination of the technical feasibility and commercial viability of extracting a mineral resource. These assets are recognized as intangible assets and are carried at cost less any accumulated impairment losses. No depreciation expenses are recognized for these assets during the exploration and evaluation phase.

Whenever a mining property is considered no longer viable, or is abandoned, the capitalized amounts are written down to their recoverable amounts. The difference is then immediately recognized in profit or loss.

When technical feasibility and commercial viability of extracting a mineral resource are demonstrable, exploration and evaluation assets related to the mining property are transferred to property and equipment in Mining assets under construction. Before the reclassification, exploration and evaluation assets are tested for impairment and any impairment loss is recognized in profit or loss before reclassification.

Although the Company has taken steps to verify title to the mining properties in which it holds an interest in accordance with industry practices for the current stage of exploration and development of such properties, these procedures do not guarantee the validity of the Company’s titles. Title to property may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

To date, neither the technical feasibility nor the commercial viability of extracting a mineral resource has been demonstrated.

Impairment of exploration and evaluation assets

For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at a cash-generating unit level. Whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, an asset or cash-generating unit is reviewed for impairment.

VIII-13

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of exploration and evaluation assets (continued)

Impairment reviews for exploration and evaluation assets are carried out on a project-by-project basis, with each project representing a potential single cash-generating unit. An impairment review is undertaken when indicators of impairment arise, but typically when one of the following circumstances apply:

a)	the right to explore the areas has expired or will expire in the near future with no expectation of renewal;
b)	no further exploration or evaluation expenditures in the areas are planned or budgeted;
c)	no commercially viable deposits have been discovered, and the decision has been made to discontinue exploration in the area;
d)	sufficient work has been performed to indicate that the carrying amount of the expenditure carried as an asset will not be fully recovered.

Additionally, when technical feasibility and commercial viability of extracting a mineral resource are demonstrable, the exploration and evaluation assets of the related mining property are tested for impairment before these items are transferred to property and equipment.

An impairment loss is recognized in profit or loss for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount. The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less cost to sell and its value in use. An impairment loss is reversed if the asset’s or cash-generating unit’s recoverable amount exceeds its carrying amount. The amount of such reversal is limited to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined had no impairment loss previously been recognized.

g) Provisions

Provisions are recognized when present legal or constructive obligations as a result of a past event will probably lead to an outflow of economic resources from the Company and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain. Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Provisions are discounted when the time value of money is significant.

The Company’s operations are governed by government environment protection legislation. Environmental consequences are difficult to identify in terms of amounts, timetable and impact.

As of the reporting date, management believes that the Company’s operations are in compliance with the current laws and regulations. Site restoration costs currently incurred are negligible.

VIII-14

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provisions (continued)

When the technical feasibility and commercial viability of extracting a mineral resource have been demonstrated, a restoration provision will be recognized in the cost of the mining property when there is constructive commitment that has resulted from past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount of the obligation can be measured with sufficient reliability. No liability is recognized if an outflow of economic resources as a result of present obligations is not probable. Such situations are disclosed as contingent liabilities unless the outflow of resources is remote.

All provisions are reviewed at each reporting date and adjusted to reflect the current best estimate. At December 31, 2020 and 2019, there is no provision in the consolidated statement of financial position.

h) Financial Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. A financial asset is derecognized when its contractual rights to the cash flows that compose the financial asset expire or substantially all the risks and rewards of the asset are transferred. A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired. Gains and losses on derecognition are recognized within financing income and financing expense, respectively. Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is an unconditional and legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Classification

Financial Assets/Liabilities	Classification
Cash	Financial Asset at amortized cost
Restricted cash	Financial Asset at amortized cost
Royalty and other receivables	Financial Asset at amortized cost
Investments	Fair value through profit and loss (“FVTPL”)
Accounts payable and accrued liabilities	Financial Liabilities at amortized cost
Derivative financial instruments	FVTPL

The Company determines the classification of financial assets at initial recognition. The classification of its instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics.

VIII-15

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h) Financial Instruments (continued)

Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them at fair value through other comprehensive income (“FVTOCI”). Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or the Company has opted to measure them at FVTPL.

Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment for a financial asset.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statements of net income (loss) and comprehensive income (loss). Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the statements of net income (loss) and comprehensive income (loss) in the period in which they arise. Where Company has opted to recognize a financial liability at FVTPL, any changes associated with the Company’s own credit risk will be recognized in other comprehensive income (loss).

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to twelve month expected credit losses. The Company recognizes in the statements of net income (loss), as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Given the Company transacts exclusively with large international financial institutions and other organizations with strong credit ratings and the negligible historical level of dividends default, the loss allowance was $nil as at December 31, 2020 and 2019.

VIII-16

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

i) Income taxes

Tax expense recognized in profit or loss comprises the sum of deferred and current tax not recognized in other comprehensive income or directly in equity.

Current tax assets and/or liabilities comprise those obligations to, or claims from, fiscal authorities relating to the current or prior reporting periods, that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and laws that have been enacted or substantively enacted by the end of the reporting period. The Company periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. However, deferred tax is not provided on the initial recognition of an asset or liability unless the related transaction is a business combination or affects tax or accounting profit. Deferred tax on temporary differences associated with shares in subsidiaries and associates is not provided if reversal of these temporary differences can be controlled by the Company and it is probable that the reversal will occur in the foreseeable future.

Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period. Deferred tax liabilities are always provided for in full. Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income.

Deferred tax assets and liabilities are offset only when the Company has a right and intention to set off current tax assets and liabilities from the same taxation authority. Changes in deferred tax assets or liabilities are recognized as deferred tax expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

j) Equity

Capital stock

Capital stock represents the amount received on the issue of shares, less issuance costs, net of any underlying income tax benefit from these issuance costs. If shares are issued when stock options and warrants are exercised, the capital stock account also comprised the compensation costs previously recorded as contributed surplus. In addition, if shares were issued as consideration for the acquisition of a mineral property or some other form of non-monetary assets, they are measured at their fair value according to the quoted price on the day of the conclusion of the agreement.

VIII-17

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Unit placements

Proceeds from unit placements are allocated between shares and warrants issued using the residual method. Proceeds are first allocated to shares according to the quoted price of existing shares at the time of issuance and any residual in the proceeds is allocated to warrants.

Other elements of equity

Contributed surplus includes charges related to stock options and warrants until such stock options and warrants are exercised.

Retained earnings include all current and prior period retained profits and losses.

Purchase for cancellation

When shares are purchased for cancellation, the carrying amount of the shares is recognized as a deduction of share capital. The difference between the purchase price and the carrying amount is charged to contributed surplus and then to retained earnings for any amounts in excess of total contributed surplus related to shares repurchased.

k) Share based remuneration

Stock options plan

The Company operates an equity-settled share-based payment plan for its eligible directors, officers, and employees. The Company’s plan does not feature any options for a cash settlement.

All goods and services received in exchange for the grant of any share-based payments are measured at their fair values, unless that fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods or services received, the Company measures their value indirectly by reference to the fair value of the equity instruments granted. For the transactions with employees and others providing similar services, the Company measures the fair value of the services received by reference to the fair value of the equity instruments granted.

All equity-settled share-based payments (except equity-settled share-based payments to brokers) are ultimately recognized as an expense in the profit or loss or capitalized as an exploration and evaluation asset, depending on the nature of the payment with a corresponding credit to contributed surplus, in equity. Equity-settled share-based payments to brokers, in respect of an equity financing are recognized as issuance costs of the equity instruments with a corresponding credit to contributed surplus, in equity.

VIII-18

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

k) Stock option plan (continued)

If vesting periods or other vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of stock options expected to vest. Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. Estimates are subsequently revised if there is any indication that the number of stock options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior period if stock options ultimately exercised are different to that estimated on vesting.

Upon exercise of stock options, the proceeds received net of any directly attributable transaction costs are recorded as capital stock. The accumulated charges related to the stock options recorded in contributed surplus are then transferred to capital stock.

l) Basic and diluted earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing net income (loss) attributable to common equity holders of the Company by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is calculated by adjusting the weighted average number of shares outstanding to assume conversion of all potentially dilutive share equivalents, such as stock options warrants and restricted share units.

When a loss is incurred during a period, basic and diluted loss per share are the same because the exercise of share equivalents is then considered to be anti-dilutive.

To determine the dilutive impact of stock options, the Company uses the Treasury Stock Method which assumes that any proceeds from the exercise of in-the-money stock options would be used to purchase the maximum number of common shares of the Company at the average market price during the period. The assumption of exercise is not reflected in the calculation of earnings per share when the exercise price of the share equivalents considered individually exceeds the average market price for the period.

m) Segmental reporting

The Company presents and discloses segmental information based on information that is regularly reviewed by the Chief Executive Officer and the Board of Directors. The allocation of resources between the different operating segments and the assessment of the performance of the operating segments is the responsibility of the Chief Executive Officer.

The Company has determined that it has only one operating segment: the acquisition and management of royalties.

VIII-19

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

5) JUDGMENTS, ESTIMATES AND ASSUMPTIONS

When preparing the financial statements, management undertakes a number of judgments, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses.

a) Significant management judgments

The following are significant management judgements in applying the accounting policies of the Company that have the most significant effect on the financial statements.

Uncertainty due to COVID-19

The duration and full financial effect of the COVID-19 pandemic is unknown at this time, as are the measures taken by governments, companies and others to attempt to reduce the spread of COVID-19. Any estimate of the length and severity of these developments is therefore subject to significant uncertainty, and accordingly estimates of the extent to which the COVID-19 may materially and adversely affect the Company’s operations, financial results and condition in future periods are also subject to significant uncertainty. In properties where the Company holds royalty interests, there has been temporary operational restrictions due to the ongoing COVID-19 pandemic, including operations being previously placed under care and maintenance and thereafter the resumption of mining activities.

In the current environment, the assumptions and judgements made by the Company are subject to greater variability than normal, which could in the future significantly affect judgments, estimates and assumptions made by management as they relate to potential impact of the COVID-19 and could lead to a material adjustment to the carrying value of the assets or liabilities affected. The impact of current uncertainty on judgments, estimates and assumptions extends, but is not limited to, the Company’s valuation of its long-term assets, including the assessment for impairment and impairment reversal. Actual results may differ materially from these estimates

Classification of financial instruments

All financial assets are classified in one of the following categories: fair value through profit or loss or financial assets at amortized costs. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets upon initial recognition.

Recognition of deferred tax assets and measurement of income tax expense

Management continually evaluates the likelihood that its deferred tax assets could be realized. This requires management to assess whether it is probable that sufficient taxable income will exist in the future to utilize these losses within the carry-forward period. By its nature, this assessment requires significant judgement.

VIII-20

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

5) JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Functional currency

These financial statements are presented in Canadian dollars, which is the Company and subsidiary’s functional currency. The determination of functional currency is determined based on management’s assessment of the economic environment in which it operates.

b) Estimation uncertainty

Information about estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below. Actual results may be substantially different.

Impairment of exploration and evaluation assets

Determining if there are any facts and circumstances indicating impairment loss or reversal of impairment losses is a subjective process involving judgement and a number of estimates and interpretations in many cases.

When an indication of impairment loss or a reversal of an impairment loss exists, the recoverable amount of the individual asset or the cash-generating units must be estimated. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs must be determined.

In assessing impairment, the Company must make some estimates and assumptions regarding future circumstances, in particular, whether an economically viable extraction operation can be established, the probability that the expenses will be recovered from either exploitation or sale when the activities have not reached a stage that permits a reasonable assessment of the existence of reserves, the Company’s capacity to obtain financial resources necessary to complete the evaluation and development and to renew permits. Estimates and assumptions may change if new information becomes available. If, after expenditure is capitalized, information becomes available suggesting that the recovery of expenditure is unlikely, the amount capitalized is written off in profit or loss in the period when the new information becomes available.

No impairment loss of the exploration and evaluation assets has been recognized in profit or loss in the year ended December 31, 2020 and 2019. No reversal of impairment losses has been recognized for the reporting periods.

VIII-21

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

5) JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Impairment of royalty interests

The assessment of the fair values of royalty interests requires the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, mineral reserve/resource conversion, foreign exchange rates, future capital expansion plans and the associated production implications. These estimates and assumptions are, by their very nature, subject to interpretation and uncertainty. Changes in any of these estimates and assumptions, which certain estimates and assumptions are provided by the operators of the properties, used in determining the fair value of the royalty interests could impact the impairment analysis.

Share-based payments

The estimation of share-based payment costs requires the selection of an appropriate valuation model and consideration as to the inputs necessary for the valuation model chosen. The Company has made estimates as to the expected volatility, the probable life of share options granted and the time of exercise of those share options. The model used by the Company is the Black-Scholes valuation model.

6) OTHER RECEIVABLES

	As at	As at
	December 31,	December 31,
	2020	2019
Dividend receivable	$70,361	44,729
Mining option receivable (note 7)	25,000	-
Sales taxes recoverable	13,565	10,195
	$108,926	$54,924

VIII-22

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

7) EXPLORATION AND EVALUATION ASSETS

The change in Exploration and Evaluation Assets for the years ended December 31, 2020 and 2019 is as follows:

	As at			As at	As at
	January 1,			December 31,	December 31,
Description	2020	Additions	Credits	2020	2019
Acquisition and claims maintenance	$-	241,959	-	$241,959	$-
Program management and consultants	-	8,558	-	8,558	-
Option payment received	-	-	(147,500)	(147,500)	-
	-	250,517	(147,500)	103,017
Option revenue				48,684
				$151,701	$-

The following table summarizes the carrying values of Exploration and Evaluations Assets by properties as at December 31, 2020 and 2019:

	As at	As at
Description	December 31, 2020	December 31, 2019
Bathurst Property	$75,000	$-
Hees Property	75,000	-
Bullfrog South Property	1,701	-
	$151,701	$-

Bathurst property

On November 9, 2020, the Company entered into an agreement with two arm’s length parties to acquire the Bathurst property, a property consisting of 7 claims located in Ontario, for the purchase price of $75,000. Pursuant to the agreement, the Company also granted a 0.5% NSR royalty on the property.

Subsequent to year-end, on February 4, 2021, Abitibi Royalties signed an option agreement with Xplore Resources Corp. (“Xplore”) on the property. Xplore may earn a 100% interest in the project by completing the following: (a) Execution of Letter of Intent (“LOI”): Issue to Abitibi Royalties $62,500 in common shares of Xplore based on the daily volume weighted average (the “VWAP”) price of Xplore’s shares for the 14-day period preceding the execution of the LOI; and, issuance to Abitibi Royalties $125,000 in common shares of Xplore based on the VWAP price of Xplore’s shares for the 14-day period preceding the execution of the first anniversary date and issuance to Abitibi Royalties $150,000 in common shares of Xplore based on the VWAP price of Xplore’s shares for the 14-day period preceding the execution of the second anniversary date.

VIII-23

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

7) EXPLORATION AND EVALUATION ASSETS (continued)

On completing the share issuance obligations, Abitibi Royalties will be granted a 1.5% NSR on the property. Xplore has also agreed to complete sufficient exploration work on the property to maintain the project in good standing during the time of the option agreement.

Hees Property

On December 11, 2020, the Company entered into an agreement with two arm’s length parties to acquire the Hees property, a property consisting of 30 claims located in Ontario, for the purchase price of $75,000. Pursuant to the agreement, the Company also granted a 0.5% NSR royalty on the property.

Bullfrog South Project

On September 17 2020, the Company staked the Bullfrog South Project, located in Nevada’s Bullfrog Gold District.

On December 9, 2020, the Company entered into a mining option agreement with Augusta Gold Inc. (“Augusta”) on the Bullfrog South property. In accordance with the option agreement, Augusta may earn a 100% interest in the project for $150,000 payable in cash or common shares over a period of two years. If Augusta exercises the option, Abitibi Royalties will be granted a 2% NSR on the optioned property, with Augusta retaining an option to purchase 0.5% of the NSR for $500,000 on or before December 9, 2030.

For the year ended December 31, 2020, the Company recognized a receivable of $25,000 relating to this mining option agreement which was recorded against the carrying value of the exploration and evaluation assets relating to the Bullfrog South property.

Hammond Reef South property

On June 2, 2020, the Company entered into an agreement with two arm’s length parties to acquire the Hammond Reef property, a property consisting of 49 claims located in Ontario, for the purchase price of $70,000. Pursuant to the agreement, the Company also granted one of the parties a 0.5% NSR royalty on the property. The Company incurred claim and other fees of $3,816 on completion of the transaction.

On July 27, 2020, the Company entered into a mining option agreement with Victory Resources Corporation (“Victory”) on the Hammond Reef South property. In accordance with the option agreement, in order to acquire a 100% interest in the property, Victory must: (i) issue to Abitibi Royalties, over a two-year period, cash consideration of $275,000 and share consideration of 2,750,000 common shares in its capital; and (ii) incur exploration expenditures in an aggregate amount of $550,000 over a three-year period, of which a minimum of $25,000 is to be spent in the first year of the option agreement. Once the option is exercised, the Company will retain a 2.0% NSR on the property.

VIII-24

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

7) EXPLORATION AND EVALUATION ASSETS (continued)

For the year ended December 31, 2020, the Company received the cash consideration of $50,000 and share consideration of 500,000, with a fair value of $72,500, in the common shares of Victory relating to this mining option agreement. Both cash and share considerations have been recorded against the carrying value of the exploration and evaluation assets relating to the Hammond Reef South property, with the remaining difference of $48,684 being recognized as revenue.

As Victory has not fulfilled its obligations in order to extend the option agreement, on August 24, 2021, the option agreement was terminated with a final cash payment from Victory to the Company in the amount of $6,000.

8) ROYALTY INTERESTS

Main royalty interests

Malartic CHL 3% Royalty - Malartic, Québec

The area covered by the 3% NSR starts at the eastern edge of the Canadian Malartic Mine main open pit operated by Canadian Malartic GP (50% owned by Agnico Eagle Mines Limited (“Agnico Eagle”) and Yamana Gold Inc. (“Yamana”)). The 3% NSR also covers a number of known mineralized zones; the eastern part of the Barnat Extension, the Jeffrey Zone and portions of the East Malartic, Odyssey, Sladen and Sheehan. The various underground zones are known as the Odyssey Project.

For the year ended December 31, 2020, the Company earned royalties in the amount of $685,698 (or US$524,434) from this royalty interest, of which $425,180 (or US$333,946), representing the royalties earned for the fourth quarter of 2020, is a receivable as at December 31, 2020. For the year ended December 31, 2019, the Company earned royalties in the amount of $3,037,260 (or US$2,315,090) from this royalty interest, of which $999,252 (or US$769,366), representing the royalties earned for the fourth quarter of 2019, is a receivable as at December 31, 2019.

Canadian Malartic 2% Royalty - Malartic, Québec

The area covered by the 2% NSR is on a single claim located just to the south of the Canadian Malartic open pit, and covers the eastern portion of the Gouldie Zone and Charlie Zone.

Other royalty interests

The Company’s other royalty interest are as follows:

■	Revillard Property 2% Royalty - Malartic, Québec
■	15% Net Profit Interest (“NPI”) in the vicinity of Canadian Malartic Mine - Malartic, Québec
■	Midway Project 1.5% Royalty - Malartic, Québec
■	1.5% Royalty in the Abitibi region, Québec
■	1.0% NSR on the New Alger Project in the Abitibi region, Québec

VIII-25

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

8) ROYALTY INTERESTS (continued)

In May 2020, the Company entered into a series of agreements to acquire, with a purchase price of $36,000, a package of royalties south of the Canadian Malartic Mine and also southeast of the Agnico Eagle’s Goldex Mine. The agreements also entitled the Company to 15% of the gross proceeds (cash and shares) should the underlying properties be sold or joint ventured. The royalties are located immediately south of the Canadian Malartic Mine and approximately three kilometres southeast of the Goldex Mine. The projects are owned and operated by Tamarack Gold Resources Inc. The Company incurred fees of $1,701 on completion of the transaction.

9) INVESTMENTS

	As at December 31, 2020		As at December 31, 2019
	Number of shares	Fair value	Number of shares	Fair value
Yamana Gold Inc.	2,105,895	$15,309,857	3,443,895	$17,701,620
Agnico Eagle Mines Limited	375,897	33,676,612	408,597	32,679,588
		48,986,469		50,381,208
Other investments		515,447		255,530
		$49,501,916		$50,636,738

For the year ended December 31, 2020, the Company was called to deliver 394,100 common shares of Agnico Eagle at share prices ranging from US$42.00 to US$55.00 per share and received, net of commissions, $25,633,349 (or US$19,551,262). The Company was also called to deliver 1,338,000 common shares of Yamana at share prices ranging from US$2.50 to US$5.00 per share and received, net of commissions, $6,104,262 (or US$4,704,309). In addition, the Company was called to purchase 361,400 common shares of Agnico Eagle at a share price of US$45.00 per share and paid, before commissions, $23,566,713 (or US$16,263,000).

For the year ended December 31, 2019, the Company was called to deliver 6,000 common shares of Agnico Eagle (2,500 at US$43.00, 2,500 at US$47.00 and 1,000 at US$49.00) and received, net of commissions, $358,619 (or US$270,922). The Company was also called to deliver 105,800 common shares of Yamana (47,600 at US$2.50, 6,900 at US$3.00 and 51,300 at US$3.50) and received, net of commissions, $415,032 (or US$316,287).

Restricted cash

Restricted cash represents funds held as collateral on the put option contracts referred to in the Derivative financial instruments below. The funds will become unrestricted once the put option contracts are exercised, repurchased or expired. Restricted cash of $385,415 (or US$302,405) as at December 31, 2020 relates to funds held as collateral on the outstanding put option contracts of 99,300 shares of Agnico as at December 31, 2020. No cash is restricted as at December 31, 2019 as there are no outstanding put option contracts.

VIII-26

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

10) DERIVATIVE FINANCIAL INSTRUMENTS

The total call/put options outstanding as at December 31, 2020 and 2019 are as follows:

	Expiry date	Number of shares under option	Exercise price range (USD)	Market value as at December 31, 2020
Calls
Yamana	January 15, 2021	1,247,000	$ 3.00 to 7.00	$1,574,731
Yamana	April 16, 2021	320,000	$ 7.00 to 10.00	52,329
Yamana	July 16, 2021	140,000	$ 8.00	57,039
Yamana	January 21, 2022	367,700	$ 4.50 to 10.00	522,730
Yamana	January 2, 2023	2,100	$ 10.00	3,208
Agnico	January 15, 2021	118,300	$ 50.00 to 85.00	761,259
Agnico	February 19, 2021	82,200	$ 85.00 to 100.00	53,360
Agnico	May 21, 2021	57,400	$ 85.00 to 100.00	83,013
Agnico	January 21, 2022	103,600	$ 60.00 to 100.00	929,767
Agnico	January 20, 2023	8,000	$ 85.00 to 100.00	83,420
Puts
Agnico	February 19, 2021	56,000	$ 40.00 to 45.00	22,217
Agnico	January 21, 2022	43,300	$ 40.00 to 45.00	100,245
		2,545,600		$4,243,318

	Expiry date	Number of shares under option	Exercise price range (USD)	Market value as at December 31, 2019

Yamana	January 17, 2020	2,220,300	$2.50 to 4.50	$1,048,113
Yamana	January 15, 2021	1,165,800	$3.00 to 5.00	1,135,729
Yamana	January 21, 2022	57,700	$4.50	71,194
Agnico	January 17, 2020	350,800	$43.00 to 55.00	5,528,316
Agnico	January 15, 2021	57,700	$42.00 to 50.00	1,195,695
		3,852,300		$8,979,047

Refer to Note 21 “Subsequent Events”

VIII-27

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

10) DERIVATIVE FINANCIAL INSTRUMENTS

For fiscal year 2020, the Company sold 21,418 call contracts (3,701 calls on Agnico shares and 17,717 calls on Yamana shares) and 5,977 put contracts on Agnico shares for total proceeds of $3,582,525 (or US$2,665,886). In addition, 1,370 put contracts expired and 3,614 put contracts were exercised on Agnico shares. Furthermore, 7,050 contracts were repurchased before expiration (150 calls on Agnico and 6,900 calls on Yamana) for which the Company paid $53,116 (or US$40,740).

For fiscal year 2019, the Company sold 25,223 call contracts (1,573 calls on Agnico shares and 23,650 calls on Yamana Gold shares) for total proceeds of $1,232,964 (or US$935,160). In addition, 1,887 call contracts expired (460 calls on Agnico and 1,427 calls on Yamana). Furthermore, 19,600 contracts were repurchased before expiration (778 calls on Agnico and 18,822 calls on Yamana) for which the Company paid $131,050 (or US$97,093).

11) INCOME TAXES

Total income tax expense (recovery)

The components of income tax expense for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Current tax expense	$2,464,798	$-
Deferred tax expense (recovery)	(552,127)	1,813,320
Total tax expense	$1,912,671	$1,813,320

Relationship between expected tax expense and accounting profit or loss

The relationship between the expensed tax expense based on the combined federal and provincial income tax rate in Canada and the reported tax expense is as follows:

For the year ended December 31.	2020	2019
Net income for the year before income taxes	$16,594,238	$13,072,913
Expected tax expense calculated using the combined Federal and Provincial at combined statutory rate in Canada of 26.50% (26.60% in 2019)	$4,397,473	$3,477,395
Non-taxable portion of gain on investments	(2,312,330)	(1,557,615)
Non-taxable dividends received	(169,584)	(116,353)
Tax benefits not recognized	3,017	-
Effect of tax rates in a foreign jurisdiction	791	-
Other	(6,696)	9,893
Income tax expense	$1,912,671	$1,813,320

VIII-28

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

11) INCOME TAXES (continued)

The statutory tax rate for 2020 and 2019 were 26.50% and 26.60%, respectively. The Québec general corporate tax rate has decreased at a rate of 0.10% per year from 11.80% to 11.50% beginning January 1 of each year from 2017 to 2020.

Deferred tax assets (liabilities) and variation of recognized amounts

	As at January 1,	Recognized in	As at December 31,
	2020	profit or loss	2020
Exploration and evaluation assets	$687,841	$(367,828)	$320,013
Investments	(6,047,641)	2,465,445	(3,582,196)
Share issuance costs	8,389	(2,103)	6,286
Non-capital losses	915,903	(915,903)	-
Derivative financial instruments	1,189,723	(627,484)	562,239
	$(3,245,785)	$552,127	$(2,693,658)

	As at January 1,	Recognized in	As at December 31,
	2019	profit or loss	2019
Exploration and evaluation assets	$687,695	$146	$687,841
Investments	(3,898,056)	(2,149,585)	(6,047,641)
Share issuance costs		8,389	8,389
Non-capital losses	1,433,943	(518,040)	915,903
Derivative financial instruments	343,953	845,770	1,189,723
	$(1,432,465)	$(1,813,320)	$(3,245,785)

12) EQUITY

a) Capital stock

The capital stock of the Company consists only of fully paid common shares.

Authorized

■	Unlimited number of common shares, without par value, voting and participating.
■	Unlimited number of preferred shares, without par value, non-participating. The directors will define the rights, privileges, restrictions and conditions of these shares upon issuance.

VIII-29

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EQUITY

b) Issued

Exercise of incentive stock options

For the year ended December 31, 2020, there were no incentive stock options exercisable nor available under the stock option plan eligible for grant.

For the year ended December 31, 2019, the Company issued 81,171 of its common shares for a total consideration of $226,713 from the exercise of stock options at prices varying from $2.18 per share (47,733 stock options), $3.62 per share (13,438 stock options) and $3.70 per share (20,000 stock options).

c) Dividends

On January 20, 2020, the Company’s Board of Directors approved a 25% dividend increase from $0.12 to $0.15 per common share on an annualized basis. The payment of dividends has also changed from quarterly to monthly. The increased dividend amount and the payment of dividends from quarterly to monthly began in April 2020.

On December 7, 2020, the Company’s Board of Directors further approved a 20% dividend increase from $0.15 to $0.18 per common share on an annualized basis.

d) Normal Course Issuer Bid

On September 23, 2019, the Company announced it received conditional acceptance to renew its NCIB for another year until October 5, 2020. The approval allows the Company to purchase up to 626,695 (representing 5% of the Company’s total issued and outstanding common shares) of its common shares.

On September 24, 2020, the Company announced it received conditional acceptance to renew its NCIB for another year until October 5, 2021. This new approval allowed the Company to purchase up to 624,145 (representing 5% of the Company’s total issued and outstanding common shares) of its common shares.

For the year ended December 31, 2020, the Company repurchased and cancelled 48,100 shares at prices varying from $15.14 to $26.00 per share for a total of $994,051. For the year ended December 31, 2019, the Company repurchased and cancelled 61,100 of its common shares at prices varying from $9.40 to $16.15 for a total of $778,649.

VIII-30

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

13) REMUNERATION

a) Salaries and employee benefits expense

The Company has implemented an Executive Compensation Policy (the “Policy”) which approved certain amounts being paid and accrued to directors and officers. The Company’s executives receive a salary in accordance with the amounts approved in the Policy and monthly accruals were being recorded to cover the total estimated meeting fee remuneration payable to directors. The directors and executive officers are also entitled to receive incentive stock options. The Company does not offer any other benefits or perquisites to its directors and executive officers. Refer below for the non-renewal of the stock option plan.

The Chairman of the Board, the President and CEO, and the Chief Financial Officer of the Company are subject to Executive Employment Agreements (“Employment Agreements”) which define their current remuneration and benefits. The Employment Agreements also provide for market standard payments on termination of employment without cause or following a change of control which could amount up to twice base salary and bonus, continuation of benefits and certain vesting acceleration clauses on restricted shares units and options.

b) Share-based payments

Stock option plan

The Company has adopted a 20% fixed option plan (the “Plan”) in 2013. Pursuant to the Plan, options, for an aggregate total of 1,740,200 common shares, (representing 20% of the issued number of common shares outstanding at the time) may be granted to its directors, officers, employees, consultants or management companies employees from time to time. The exercise price of each option is fixed by the Board of Directors, but would not be less than the closing price of the Company’s share on the trading day immediately prior to the date of grant less any discount permitted by the TSX Venture Exchange (the “Exchange”); if no sales were reported, it would be the sales closing price on the last trading day immediately prior to the date of grant on which sales were reported. The vesting period of the options would be determined by the Board of Directors, in accordance with the rules and regulations of the Exchange.

The Company has not renewed its stock option plan and has not granted stock options under the current plan since 2014. There are no stock options available under the plan eligible for grant.

VIII-31

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

14) PROFESSIONAL FEES

The following table shows professional fees for the year ended December 31, 2020 and 2019:

	2020	2019
Media relations and other consultants	$208,244	$215,141
Legal fees	134,459	165,829
Exchange, regulatory and transfer agent fees	124,325	98,691
Audit, tax and accounting fees	92,323	69,619
	$559,351	$549,280

15) EARNINGS PER SHARE

Earnings per share has been calculated using the weighted average number of common shares outstanding for the year ended December 31, 2020 and 2019 as follows:

	For the year ended December 31,
	2020	2019
Net income for the year attributable to shareholders	$14,681,567	$11,259,593
Weighted average number of common shares outstanding - Basic	12,497,653	12,513,118
Dilutive effect of stock options	-	-
Weighted average number of common shares outstanding - Diluted	12,497,653	12,513,118
Basic earnings per share	$1.17	$0.90
Diluted earnings per share	$1.17	$0.90

Both the basic and diluted earnings per share have been calculated using the net income attributable to owners of the Company as the numerator, i.e. no adjustment to the net income was necessary in either of the years ended December 31, 2020 and 2019.

16) RELATED PARTY TRANSACTIONS

a) Transactions with the major shareholder

Effective July 1, 2020, the Company entered into a cost sharing arrangement (the “Sharing Arrangement”) with Golden Valley, pursuant to which Golden Valley will provide certain management and financial services such as office space and administrative support relating to the exploration offices located at 2864 Chemin Sullivan, Val-d’Or, Québec, J9P 0B9, in consideration of $21,404 per year (the “reimbursement”), payable on a monthly basis. The Sharing Arrangement provides for the reimbursement to be reviewed on an annual basis.

VIII-32

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

16) RELATED PARTY TRANSACTIONS (continued)

a) Transactions with the major shareholder (continued)

For the year ended December 31, 2020, Golden Valley recharged general and office expenses to the Company for a total amount of $35,944 (for the year ended December 31, 2019 - $51,600).

For efficiency reasons, where the Company and Golden Valley are dealing with the same suppliers one may pay for both and be reimbursed by the other. As at December 31, 2020, the Company had indebtedness of $10,956 to Golden Valley (December 31, 2019 - $6,577), which is included in accounts payable and accrued liabilities.

b) Transactions with related parties

For the year ended December 31, 2020, the Company was recharged general and office expenses of $1,059 (for the year ended December 31, 2019 - $17,044) from Val-d’Or Mining Corporation (“Val-d’Or Mining”), an entity that has common key management personnel with the Company.

For efficiency reasons, where the Company and Val-d’Or Mining are dealing with the same suppliers one may pay for both and be reimbursed by the other. As at December 31, 2020, the Company had indebtedness of $nil (December 31, 2019 – payable of $1,408) to Val-d’Or Mining, which is included in accounts payable and accrued liabilities.

c) Transactions with key management

Key management personnel of the Company are the members of the Board of Directors, as well as the President and Chief Executive Officer and the Chief Financial Officer. For the years ended December 31, 2020 and 2019, the compensation paid to key management is presented below:

	2020	2019
Salaries and benefits	$812,359	$658,434
Bonus and other payments	521,600	306,072
Meeting fees	150,000	150,000
Payroll levies	73,210	125,194
	$1,557,169	$1,239,700

VIII-33

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

16) RELATED PARTY TRANSACTIONS (continued)

Bonus and other payments include (a) fiscal year 2020 bonuses and other renumeration totaling performance-based bonuses of $311,600 (2019 - $241,525) for the Chairman of the Board, the President and Chief Executive Officer, and the Chief Financial Officer; (b) long-term incentive share purchase special allocations of $170,000 (2019 - $nil) for the officers and directors, of which the after-tax proceeds will be used by the recipients to purchase shares of the Company in the secondary market and are to retain such shares while serving as directors and officers of the Company and (c) vacation accruals of $40,000 (2019 -$64,547).

Payroll levies are the Company’s contributions to mandatory governmental benefits plans related to salaries, meetings fees and taxable benefits on exercise of incentive stock options.

■	At the end of fiscal year 2020, some of the salaries, meeting fees and bonuses disclosed above had not been paid and were included in current liabilities. At December 31, 2020, $559,100 (2019 - $286,165) was included in account payables and accrued liabilities.

■	The President and Chief Executive Officer is using his Toronto property as an office for the Company and is being reimbursed the expenses related to the premises (rent and municipal taxes representing about $2,000 per quarter). For the year ended December 31, 2020, the Company has paid $7,362 (2019 - $8,196) for the Toronto office.

17) CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The Company’s objectives in managing capital are to safeguard its ability to continue its operations, to increase the value of the assets of the business and to provide an adequate return to owners. These objectives will be achieved by identifying and acquiring the right potential royalty rights. The Company’s capital is composed of its shareholders’ equity. There were no changes in the Company’s capital management approach for 2020.

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares or repurchase shares under its Normal Course Issuer Bid to improve its financial performance and flexibility. The Company monitors capital on the basis of the carrying amount of equity. Capital for reporting period under review is summarized in the Statement of Changes in Equity. The Company is not subject to any externally imposed capital requirements.

VIII-34

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

18) FAIR VALUE MEASUREMENT

Financial assets and liabilities measured at fair value in the statement of financial position are grouped into three levels of fair value hierarchy.

The three levels are defined based on the observability of the significant inputs to the measurement, as follows:

■	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;
■	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,
■	Level 3: unobservable inputs for the assets or liabilities.

The fair value of the investments and the derivative financial instruments have been estimated by reference to their quoted prices at the reporting date. The investments and the derivative financial instruments measured at fair value in the statement of financial position as at December 31, 2020 and 2019 are classified in Level 1.

VIII-35

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

18) FAIR VALUE MEASUREMENTS (continued)

The carrying amounts and fair value of financial instruments presented in the statement of financial position are as follows:

	December 31, 2020		December 31, 2019
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets
Financial assets at amortized costs
Cash	$12,998,678	$12,998,678	$2,457,178	$2,457,178
Restricted cash	385,415	385,415	-	-
Royalty receivables	425,180	425,180	999,252	999,252
Other receivables	95,361	95,361	44,729	44,729
Financial assets at fair value through profit and loss
Investments (level 1)	49,501,916	49,501,916	50,636,738	50,636,738
	$63,406,550	$63,406,550	$54,137,897	$54,137,897
Financial liabilities
Financial liabilities measured at amortized cost
Accounts payable and accrued liabilities	$727,968	727,968	$361,314	361,314
Financial liabilities measured at fair value through profit and loss
Derivatives financial instruments (level 1)	4,243,318	4,243,318	8,979,047	8,979,047
	$4,971,286	$4,971,286	$9,340,361	$9,340,361

The carrying value of cash, restricted cash, royalty and other receivables and accounts payable and accrued liabilities (excluding payables related to salaries and employee benefits) is considered to be a reasonable expectation of fair value because of the short-term maturity of these instruments.

19) FINANCIAL INSTRUMENT RISKS

Financial risk

The Company is exposed to various financial risks in relation to its financial instruments. The main types of risks the Company is exposed to are market risk, credit risk and liquidity risk. The Company focuses on actively securing short to medium-term cash flow by minimizing the exposure to financial markets.

VIII-36

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

19) FINANCIAL INSTRUMENT RISKS (continued)

The Company’s main financial risk exposure and its financial risk management policies are as follows:

a) Credit risk

Credit risk relates to the risk that one party to a financial instrument will not fulfil some or all of its obligations, thereby causing the Company to sustain a financial loss.

As at December 31, 2020 and 2019, the Company maximum exposure to credit risk is limited to the carrying amount of the financial assets at the reporting date as summarized below:

	2020	2019
Cash	$12,998,678	$2,457,178
Restricted cash	385,415	-
Royalty receivable	425,180	999,252
Other receivables	95,361	44,729
	$13,904,634	$3,501,159

The risk related to cash and restricted cash is considered negligible as the Company is dealing with a reputable financial institution whose credit rating is excellent. The Company’s management considers that the above financial assets is of good credit quality. The credit risk exposure for the Company’s royalty, dividends and other receivables is considered minimal as these receivables have since been received subsequent to year-end.

b) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. Liquidity risk management serves to maintain a sufficient amount of cash and to ensure that the Company has potential financing sources. The Company establishes budget and cash estimates to ensure it has the necessary funds to fulfil its obligations.

VIII-37

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

19) FINANCIAL INSTRUMENT RISKS (continued)

The following table presents contractual maturities of the Company’s financial liabilities:

	As at December 31,
	2020	2019
Within three months
Accounts payable and accrued liabilities	$727,968	$361,314
Derivative financial instruments	2,411,567	6,576,429
	$3,139,535	$6,937,743
Three to six months
Derivative financial instruments	$135,341	$-
	$135,341	$-
Twelve to thirty six months
Derivative financial instruments	$1,696,410	$2,402,618
	$1,696,410	$2,402,618

The Company’s existing cash resources significantly exceed the current cash outflow requirements.

c) Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company is exposed to the following two types of market risk: foreign currency risk and other price risk:

Foreign currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Most of the Company’s transactions are carried out in Canadian dollars. Currency risk arises from the Company’s cash, dividends and royalty revenues in foreign currency, which are primarily denominated in U.S. dollars. The Company does not enter into arrangements to hedge its foreign exchange risk.

VIII-38

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

19) FINANCIAL INSTRUMENT RISKS (continued)

Foreign currency denominated financial assets and liabilities in U.S. dollars, and which expose the Company to the currency risk are as follows:

	As at December 31,
	2020	2019
Cash	$7,125,721	$1,737,268
Restricted cash	302,405	-
Royalty receivable	333,946	769,366
Dividend receivables	54,251	35,497
Accounts payable and accrued liabilities	(3,040)	-
Derivative financial instrument	(3,332,798)	(6,913,341)
	$4,480,485	$(4,371,210)

A +/- 1% change in the Canadian /U.S. exchange rate as at December 31, 2020 would have had an impact of +/- $57,046 at December 31, 2020 on profit or loss of the period and equity.

Other price risk sensitivity

The Company is exposed to fluctuations in the market prices of its investments in quoted mining exploration companies and its derivative financial instruments. The fair value of those instruments represents the maximum exposure to price risk. If the quoted price for the investments and the derivative financial instruments had changed by +/- 1% as at December 31, 2020 other comprehensive income would have changed by +/- $495,019.

20) COMMITMENT

The Company has entered into agreements with officers that include termination and change of control clauses. In the case of termination, the officers are entitled to an amount equal to a multiple (ranging from one to two times) the annual base fee payable. In the case of a change of control, the officers are entitled to an amount equal to a multiple (ranging from one to two times) the sum of the annual base fee. As at December 31, 2020, total possible future payments relating to the officers’ base fees under these agreements amount to $1,433,000, which future payments increased to $1,545,000 effective January 1, 2021.

VIII-39

ABITIBI ROYALTIES INC.

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

21) SUBSEQUENT EVENTS

NCIB program

Subsequent to year end, the Company repurchased 11,600 of its common shares at prices between $21.70 and $25.98 per share for a total price of $269,391.

Derivative financial instruments

Subsequent to year end, the Company was called to deliver 37,700 common shares of Agnico Eagle at share prices ranging from US$50.00 to US$65.00 per share and received, net of commissions, $2,722,806 (or US$2,139,898) and 1,026,000 common shares of Yamana at share prices ranging from US$3.00 to US$5.00 per share and received, net of commissions, $6,971,111 (or US$5,484,388).

Acquisition of Abitibi Royalties by Gold Royalty Corp.

On September 7, 2021, Golden Valley, Abitibi Royalties and Gold Royalty announced that they entered into definitive agreements dated September 6, 2021, pursuant to which Gold Royalty acquired all of the issued and outstanding common shares of each of Golden Valley and Abitibi Royalties by way of statutory plans of arrangement (the “Arrangements”). The Arrangements were completed on November 5, 2021 whereby Gold Royalty issued 4.6119 of its shares to Abitibi Royalties shareholders for each Abitibi Royalties common share; and Gold Royalty issued 2.1417 of its shares to Golden Valley shareholders for each Golden Valley common share.

VIII-40

Schedule IX

Condensed Interim Consolidated Financial Statements

For the three and six months ended June 30, 2021 and 2020

(Expressed in Canadian Dollars)

(Unaudited)

IX-1

ABITIBI ROYALTIES INC.

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

(unaudited)

		As at June 30,	As at December 31,
	Notes	2021	2020
ASSETS
Current
Cash		$14,803,569	$12,998,678
Restricted cash	8	3,961,104	385,415
Royalty receivable	7	450,564	425,180
Other receivables	5	46,794	108,926
Prepaid expenses		-	41,152
Total current assets		19,262,031	13,959,351
Non-current
Exploration and evaluation assets	6	89,201	151,701
Investments	8	31,064,391	49,501,916
TOTAL ASSETS		$50,415,623	$63,612,968

LIABILITIES
Current
Accounts payable and accrued liabilities		$125,611	$727,968
Income taxes payable		58,852	2,464,798
Derivative financial instruments	9	1,566,138	4,243,318
Total current liabilities		1,750,601	7,436,084
Non-current
Deferred tax liabilities	10	998,484	2,693,658
Total Liabilities		2,749,085	10,129,742

EQUITY
Capital stock	11	11,741,001	11,751,929
Retained earnings		35,925,537	41,731,297
Total Equity		47,666,538	53,483,226
TOTAL LIABILITIES AND EQUITY		$50,415,623	$63,612,968

Commitments (note 18)

“Glenn J. Mullan”	“Ian J. Ball”
(signed Glenn J. Mullan)	(signed Ian J. Ball)
Director	Director

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

IX-2

ABITIBI ROYALTIES INC.

Condensed Interim Consolidated Statements of Net Income (loss) and Comprehensive Income (loss)

(Expressed in Canadian Dollars)

(Unaudited)

		For the three months ended June 30		For the six months ended June 30,
	Notes	2021	2020	2021	2020
Revenues
Royalties	7	$450,564	$93,633	$639,106	$167,918
Dividends		174,925	169,400	355,009	232,565
		625,489	263,033	994,115	400,483
Operating expenses
Salaries and employee benefits	15	247,761	280,876	553,909	590,219
Professional fees	14	210,697	109,032	324,840	238,155
Office expenses		28,802	15,947	59,432	29,821
Royalty interests	7	34,000	37,701	58,800	37,701
Travel and transport		224	-	441	584
Advertising and promotion		-	-	700	-
		521,484	443,556	998,122	896,480
Operating income (loss)		104,005	(180,523)	(4,007)	(495,997)
Other income (expenses)
Change in fair value of investments		489,400	22,413,712	(9,160,304)	8,603,228
Change in fair value of derivatives		736,837	(3,641,315)	4,269,228	3,382,139
Change in fair value of derivatives resulting from foreign exchange		15,549	240,466	48,181	(167,275)
Foreign exchange gain (loss)		(248,420)	(221,240)	(475,155)	2,584,905
Commissions		(28,496)	66,315	(85,415)	(71,929)
Interest expense		(917)	(742)	(2,181)	(1,325)
Interest income		154	1,971	1,360	68,449
		964,107	18,859,167	(5,404,286)	14,398,192
Net income (loss) before income tax		1,068,112	18,678,644	(5,408,293)	13,902,195
Current tax expense (recovery)		(80,817)	(371,701)	712,159	1,965,913
Deferred tax expense (recovery)	10	59,962	2,409,033	(1,695,174)	(299,958)
Income tax expense (recovery)		(20,855)	2,037,332	(983,015)	1,665,955

Net income (loss) and comprehensive income (loss) for the period		$1,088,967	$16,641,312	$(4,425,278)	$12,236,240

Earnings (loss) per share
Basic	13	$0.09	$1.33	$(0.35)	$0.98
Diluted	13	$0.09	$1.33	$(0.35)	$0.98
Weighted average number of common shares outstanding
Basic	13	12,463,909	12,501,616	12,467,991	12,509,192
Diluted	13	12,463,909	12,501,616	12,467,991	12,509,192

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

IX-3

ABITIBI ROYALTIES INC.

Condensed Interim Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

(Unaudited)

	Notes	Number of Common shares outstanding	Capital Stock	Retained earnings	Total Equity
Balance as at January 1, 2021		12,474,311	$11,751,929	$41,731,297	$53,483,226
Common shares repurchased and cancelled	11	(11,600)	(10,928)	(258,347)	(269,275)
Dividends paid		-	-	(1,122,135)	(1,122,135)
Net loss and total comprehensive loss for the period		-	-	(4,425,278)	(4,425,278)
Balance as at June 30, 2021		12,462,711	$11,741,001	$35,925,537	$47,666,538

Balance as at January 1, 2020		12,522,411	$11,797,244	$29,779,099	$41,576,343
Common shares repurchased and cancelled	11	(25,700)	(24,212)	(457,203)	(481,415)
Dividends paid		-	-	(844,293)	(844,293)
Net income and total comprehensive income for the period		-	-	12,236,240	12,236,240
Balance as at June 30, 2020		12,496,711	$11,773,032	$40,713,843	$52,486,875

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

IX-4

ABITIBI ROYALTIES INC.

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

(Unaudited)

		For the six months ended June 30,
	Notes	2021	2020
OPERATING ACTIVITIES
Net income (loss) for the period		$(4,425,278)	$12,236,240
Adjustment:
Royalty interests		58,800	-
Change in fair value of investments		9,160,304	(8,603,228)
Change in fair value of derivatives		(4,269,228)	(3,382,139)
Change in fair value of derivatives resulting from foreign exchange		(48,181)	167,275
Deferred tax recovery		(1,695,174)	(299,958)
Foreign exchange loss (gain)		418,492	(93,199)
Changes in working capital items:
Royalty receivable		(25,384)	905,619
Other receivables		37,132	(29,546)
Prepaid expenses		41,152	11,850
Accounts payable and accrued liabilities		(602,357)	(263,412)
Income taxes payable		(2,405,946)	1,965,913
Cash flows from (used by) operating activities		(3,755,668)	2,615,415

INVESTING ACTIVITIES
Proceeds from settlement of derivative financial instruments	8	9,314,033	26,057,132
Payment on settlement of derivative financial instruments	8	-	(23,566,713)
Repurchase of derivative financial instruments		(10,276)	(29,119)
Proceeds from sale of derivative financial instruments		1,650,504	1,426,901
Increase in restricted cash		(3,575,689)	-
Acquisition of royalty interests		(58,800)	-
Proceeds from mining option agreement		25,000	-
Additions to exploration and evaluation assets		-	(71,250)
Proceeds from sale of other investments		31,420	-
Additions to other investments		(5,731)	(12,754)
Cash flows from investing activities		7,370,461	3,804,197

FINANCING ACTIVITIES
Capital stock repurchased and cancelled	11	(269,275)	(481,415)
Dividends paid		(1,122,135)	(844,293)
Cash flows used by financing activities		(1,391,410)	(1,325,708)
Effect of foreign exchange rate changes on cash		(418,492)	93,199
Net increase in cash		1,804,891	5,187,103
Cash, beginning of period		12,998,678	2,457,178
Cash, end of period		$14,803,569	$7,644,281

Cash transactions:
Interest received related to operating activities:		$1,360	$68,449
Dividends received related to investing activities:		392,943	219,969

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

IX-5

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

1) NATURE OF OPERATIONS

Abitibi Royalties Inc. (the “Company”) and its subsidiary are engaged in building a royalty company by acquiring royalties and by exploring, evaluating and optioning/selling its mineral properties and other projects.

The Company was incorporated on February 18, 2010 under the Business Corporations Act of British Columbia. The head office of the Company is located at 152 Chemin de la Mine Ecole, Val-d’Or, Québec, J9P 7B6. The Company’s registered and records office is located at #530 - 355 Burrard Street, Vancouver, B.C. V6C 2G8. The Company also has administrative offices located at 2864 Chemin Sullivan, Val-d’Or, Québec, J9P 0B9.

The Company has a wholly-owned subsidiary, Abitibi Royalties (USA) Inc. (“Abitibi USA”), incorporated in the State of Nevada, USA on August 25, 2020. Abitibi USA’s principal office is located at 241 Ridge Street, Suite 201, Reno, Nevada USA 89501.

The Company is trading on the TSX Venture Exchange under the trading symbol “RZZ” and is designated on the Nasdaq International Designation program under the ticker “ATBYF”.

As at June 30, 2021, Golden Valley Mines and Royalties Ltd. (“Golden Valley”), a controlling shareholder, held a 44.98% (December 31, 2020 - 44.93%) interest in the Company.

2) BASIS OF PRESENTATION

Statement of compliance

These condensed interim consolidated financial statements have been prepared in accordance with International Financing Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), under International Accounting Standard (“IAS”) 34 - Interim Financial Reporting and the basis of the going concern assumption, meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations.

These interim financial consolidated statements were prepared using the same accounting policies, methods of computation and basis of presentation as outlined in Note 4 - Summary of Significant Accounting Policies, as described in the Company’s annual audited consolidated financial statements for the year ended December 31, 2020, except for any changes in accounting policies as described in note 3. Interim consolidated financial statements do not include all the notes required in annual consolidated financial statements and, accordingly, should be read in conjunction with the annual audited consolidated financial statements for the year ended December 31, 2020.

Even though the Company holds significant investments in other entities, it does not qualify as an investment entity under IFRS 10 “Consolidated Financial Statements”.

IX-6

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

2) BASIS OF PRESENTATION (continued)

Approval of Financial Statements

These consolidated financial statements were approved for issuance by the Board of Directors on August 19, 2021.

3) RECENT ACCOUNTING PRONOUNCEMENTS

At the date of authorization of these consolidated financial statements, certain new standards, amendments and interpretations to existing standards have been published but are not yet effective and have not been adopted early by the Company. Management anticipates that all of the pronouncements will be adopted in the Company’s accounting policy for the first period beginning after the effective date of each pronouncement. Information on new standards, amendments and interpretations that are expected to be relevant to the Company’s financial statements is provided below. Certain other new standards and interpretations have been issued but are not expected to have a material impact on the Company’s financial statements.

In May 2020, the IASB issued a package of narrow-scope amendments to three standards (IFRS 3 “Business Combinations”, IAS 16 “Property, Plant and Equipment” and IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”) as well as the IASB’s Annual Improvements to IFRS Standards 2018 - 2020. These amendments to existing IFRS standards are to clarify guidance and wording, or to correct for relatively minor unintended consequences, conflicts or oversights. These amendments are effective for annual periods beginning on or after January 1, 2022. The Company is assessing the potential impact of these narrow-scope amendments.

4) JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of these condensed interim consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the amounts reported in the condensed interim consolidated financial statements and accompanying notes. Management believes that the estimates used in the preparation of the condensed interim consolidated financial statements are reasonable; however, actual results may differ materially from these estimates. The areas involving significant judgments, estimates and assumptions have been detailed in note 5 to the Company’s annual audited consolidated financial statements for the year ended December 31, 2020.

Uncertainty due to COVID-19

The Company continues to actively monitor the impact of the COVID-19 pandemic, including the impact on economic activity and financial reporting. The duration and full financial effect of the COVID-19 pandemic is unknown at this time, as are the measures taken by governments, companies and others to attempt to reduce the spread of COVID-19.

IX-7

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

4) JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Uncertainty due to COVID-19 (continued)

Any estimate of the length and severity of these developments is therefore subject to significant uncertainty, and accordingly estimates of the extent to which the COVID-19 may materially and adversely affect the Company’s operations, financial results and condition in future periods are also subject to significant uncertainty.

In properties where the Company holds royalty interests, there previously has been temporary operational restrictions due to the ongoing COVID-19 pandemic, including operations being previously placed under care and maintenance and thereafter the resumption of mining activities. In the current environment, the assumptions and judgements made by the Company are subject to greater variability than normal, which could in the future significantly affect judgments, estimates and assumptions made by management as they relate to potential impact of the COVID-19 and could lead to a material adjustment to the carrying value of the assets or liabilities affected. The impact of current uncertainty on judgments, estimates and assumptions extends, but is not limited to, the Company’s valuation of its long-term assets, including the assessment for impairment and impairment reversal. Actual results may differ materially from these estimates.

5) OTHER RECEIVABLES

	As at June 30, 2021	As at December 31, 2020
Dividend receivable	$32,427	$70,361
Sales taxes recoverable	14,367	13,565
Mining option receivable	-	25,000
	$46,794	$108,926

6) EXPLORATION AND EVALUATION ASSETS

The following table summarizes the carrying values of Exploration and Evaluations Assets by properties as at June 30, 2021 and December 31, 2020:

	As at June 30, 2021	As at December 31, 2020
Hees Property	$75,000	$75,000
Bathurst Property	12,500	75,000
Bullfrog South Property	1,701	1,701
	$89,201	$151,701

IX-8

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

6) EXPLORATION AND EVALUATION ASSETS (continued)

Hees Property

On December 11, 2020, the Company entered into an agreement with two arm’s length parties to acquire the Hees property, a property consisting of 30 claims located in Ontario, for the purchase price of $75,000. Pursuant to the agreement, the Company also granted a 0.5% NSR royalty on the property.

Upper Red Lake (formerly “Bathurst property”) (Ontario)

On November 9, 2020, the Company entered into an agreement with two arm’s length parties to acquire the Upper Red Lake property, a property consisting of seven claims located in Ontario, for the purchase price of $75,000. Pursuant to the agreement, the Company also granted a 0.5% NSR royalty on the property.

On February 4, 2021, Abitibi Royalties signed an option agreement with Xplore Resources Corp. (“Xplore”) on the Upper Red Lake Project. Xplore may earn a 100% interest in the project by issuing to Abitibi Royalties $62,500 of Xplore’s common shares based on the daily volume weighted average (the “VWAP”) price of Xplore’s shares for the 14-day period preceding the date of the execution of the Letter of Intent (“LOI”) and by issuing to Abitibi Royalties $125,000 and $150,000 of Xplore’s common shares based on the VWAP price of Xplore’s shares for the 14-day period preceding the first and secondary anniversary date of the execution of the LOI, respectively. On March 5, 2021, the Company received 1,096,491 common shares of Xplore, with a fair value of $62,500, relating to this mining option agreement.

On Xplore completing its share issuance obligations, Abitibi Royalties will be granted a 1.5% NSR on the Upper Red Lake Project. Xplore has also agreed to complete sufficient exploration work on the property to maintain the project in good standing during the time of the option agreement.

Bullfrog South Project

On September 17, 2020, the Company staked the Bullfrog South Project, located in Nevada’s Bullfrog Gold District.

On December 9, 2020, the Company entered into a mining option agreement with Bullfrog Mines LLC (“Bullfrog”) on the Bullfrog South property. In accordance with the option agreement, in order to acquire a 100% interest in the property, Bullfrog must issue to Abitibi Royalties, over a two-year period, consideration of $175,000 in cash or share in its capital and reimburse the Company for mining claims fees to be paid in 2021. Upon the option being exercised, the Company will retain a 2.0% NSR on the property, Bullfrog has the option to purchase 0.5% of the NSR for $500,000 on or before December 9, 2030. To date, the Company received cash consideration of $25,000 relating to this mining option agreement which was recorded against the carrying value of the exploration and evaluation assets relating to the Bullfrog South property.

IX-9

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

6) EXPLORATION AND EVALUATION ASSETS (continued)

Hammond Reef South property

On June 2, 2020, the Company entered into an agreement with two arm’s length parties to acquire the Hammond Reef property. Pursuant to the agreement, the Company also granted one of the parties a 0.5% NSR royalty on the property.

On August 10, 2020, the Company entered into a mining option agreement with Victory Resources Corporation (“Victory”) on the Hammond Reef South property. In accordance with the option agreement, in order to acquire a 100% interest in the property, Victory must: (i) issue to Abitibi Royalties, over a two-year period, cash consideration of $250,000 and share consideration of 2,750,000 common shares in its capital; and (ii) incur exploration expenditures in an aggregate amount of $550,000 over a three-year period, of which a minimum of $25,000 is to be spent in the first year of the option agreement. Upon the option being exercised, the Company will retain a 2.0% NSR on the property. To date, the Company received cash and share consideration of $25,000 and $72,500, respectively relating to this mining option agreement which were recorded against the carrying value of the exploration and evaluation assets relating to the Hammond Reef property. As of the date of approval of these unaudited interim consolidated financial statements, Victory has not fulfilled its obligations to in order to extend the option agreement.

Exploration and Evaluation Assets by Expenditures

Exploration and Evaluation Assets as at June 30, 2021 and December 31, 2020 are as follows:

Description	As at January 1, 2021	Additions	Credits	As at June 30, 2021
Acquisition and claims maintenance	$241,959	$-	$-	$241,959
Program management and consultants	8,558	-	-	8,558
Option payment received, net	(98,816)	-	(62,500)	(161,316)
	$151,701	$-	$(62,500)	$89,201

Description	As at January 1, 2020	Additions	Credits	As at December 31, 2020
Acquisition and claims maintenance	$-	$241,959	$-	$241,959
Program management and consultants	-	8,558	-	8,558
Option payment received, net	-	-	(98,816)	(98,816)
	$-	$250,517	$(98,816)	$151,701

IX-10

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

7) ROYALTY INTERESTS

Main royalty interests

Malartic CHL 3% Royalty - Malartic, Québec

The area covered by the 3% NSR starts at the eastern edge of the Canadian Malartic Mine main open pit operated by Canadian Malartic GP (50% owned by Agnico Eagle Mines Limited (“Agnico Eagle”) and Yamana Gold Inc. (“Yamana”)). The 3% NSR also covers a number of mineralized zones; the eastern part of the Barnat Extension, the Jeffrey Zone and portions of the East Malartic, Odyssey, Sladen and Sheehan. The various underground zones are known as the Odyssey Project.

For the three and six months ended June 30, 2021, the Company earned royalties in the amount of $450,564 (or US$363,534) and $639,106 (or US$513,468) (for the three and six months ended June 30, 2020 - $93,633 (or US$68,707) and $167,918 (or US$121,068)) from this royalty interest.

Canadian Malartic 2% Royalty - Malartic, Québec

The area covered by the 2% NSR is on a single claim located just to the south of the Canadian Malartic open pit and covers the eastern portion of the Gouldie Zone and the historic Charlie Zone.

Other royalty interests

Authier North Lithium Royalty & Perrigo Royalties

In January and March 2021, the Company acquired a 1% NSR and 15% of any proceeds from a sale or joint venture on the Authier North Lithium property located approximately 40 kilometers north of Malartic, Québec for $24,000 and acquired, in February 2021, a royalty of 1.25% NSR (0.25% can be repurchased for $250,000) on the Perrigo project located in Ontario’s Red Lake district for $8,300.

Malartic South

In May 2020, the Company entered into a series of agreements to acquire a package of royalties south of the Canadian Malartic Mine and also southeast of the Agnico Eagle’s Goldex Mine. The agreements also entitled the Company to 15% of the gross proceeds (cash and shares) should the underlying properties be sold or joint ventured. The projects are owned and operated by Eagle Ridge Mining Inc. (“Eagle Ridge”).

In May 2021, the Company further entered into two agreements with Eagle Ridge whereby the first agreement amends a previous royalty, increasing Abitibi Royalties’ interest in the Malartic South Property from a 2% to 3% NSR on certain claims and the second agreement expands Abitibi Royalties’ NSR to the south with a new 2.5% royalty and 15% of any gross proceeds (cash and shares) should the property be sold or joint ventured. The purchase price paid by the Company totaled $26,500.

IX-11

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

7) ROYALTY INTERESTS (continued)

The Company’s other royalty interest are as follows:

■	Revillard Property 2% Royalty - Malartic, Québec
■	15% Net Profit Interest (“NPI”) in the vicinity of Canadian Malartic Mine - Malartic, Québec
■	Midway Project 1.5% Royalty - Malartic, Québec
■	1.5% Royalty in the Abitibi region, Québec
■	1.0% NSR on the New Alger Project in the Abitibi region, Québec.

8) INVESTMENTS

	As at June 30, 2021		As at December 31, 2020
	Number of shares	Fair value	Number of shares	Fair value
Yamana Gold Inc.	996,795	$5,203,270	2,105,895	$15,309,857
Agnico Eagle Mines Limited	338,197	25,351,247	375,897	33,676,612
		30,554,517		48,986,469
Other investments		509,874		515,447
		$31,064,391		$49,501,916

For the six months ended June 30, 2021, the Company was called to deliver 37,700 common shares of Agnico Eagle at share prices ranging from US$50.00 to US$65.00 per share and received, before commissions, $2,734,388 (or US$2,149,000) and 1,109,100 common shares of Yamana at share prices ranging from US$3.00 to US$5.00 per share and received, before commissions, $6,579,645 (or US$5,171,050) from call options it had sold.

For the six months ended June 30, 2020, the Company was called to deliver 350,800 common shares of Agnico Eagle at share prices ranging from US$43.00 to US$55.00 per share and received, before commissions, $22,892,404 (or US$17,453,800) and 751,800 common shares of Yamana at share prices ranging from US$2.50 to US$3.50 per share and received, before commissions, $3,163,907 (or US$2,412,250) from call options it had sold. In addition, the Company was called to purchase 361,400 common shares of Agnico Eagle at a share price of US$45.00 per share and paid before commissions, $23,566,713 (or US$16,263,000) from put options it had sold.

Restricted cash

Restricted cash represents funds held as collateral on the put option contracts referred to in the Derivative financial instruments below. The funds will become unrestricted once the put option contracts are exercised, repurchased or expired. Restricted cash of $3,961,104 (or US$3,193,151) as at June 30, 2021 (December 31, 2020 - $385,415 (or US$302,405)) relates to funds held as collateral on the outstanding put option contracts of 180,300 shares (December 31, 2020 - 99,300 shares) of Agnico and of 1,695,500 shares (December 31, 2020 - nil shares) of Yamana as at June 30, 2021.

IX-12

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

9) DERIVATIVE FINANCIAL INSTRUMENTS

The total call and put option contracts outstanding as at June 30, 2021 and December 31, 2020 are as follows:

	Expiry date	Number of shares under option	Exercise price range (USD)	As at June 30, 2021
Calls
Yamana	Jul. 16, 2021	140,000	$8.00	$29,498
Yamana	Jan. 21, 2022	642,700	4.50 to 10.00	171,403
Yamana	Jan. 20, 2023	23,100	5.50 to 10.00	19,112
Agnico	Jan. 21, 2022	240,100	60.00 to 100.00	489,123
Agnico	Feb. 18, 2022	10,500	70.00 to 75.00	37,926
Agnico	Jan. 20, 2023	21,500	70.00 to 100.00	132,256
		1,077,900		$879,318
Puts
Yamana	Jul. 16, 2021	1,051,000	$4.00	117,235
Yamana	Oct. 15, 2021	644,500	4.00	303,541
Agnico	Nov 19, 2021	81,000	40.00 to 45.00	155,607
Agnico	Jan 21, 2022	99,300	40.00 to 45.00	110,437
		1,875,800		$1,566,138

	Expiry date	Number of shares under option	Exercise price range (USD)	As at December 30, 2020
Calls
Yamana	January 15, 2021	1,247,000	$3.00 to 7.00	$1,574,731
Yamana	April 16, 2021,	320,000	7.00 to 10.00	52,329
Yamana	July 16, 2021	140,000	8.00	57,039
Yamana	January 21, 2022	367,700	4.50 to 10.00	522,730
Yamana	January 2, 2023	2,100	10.00	3,208
Agnico	January 15, 2021	118,300	50.00 to 85.00	761,259
Agnico	February 19, 2021	82,200	85.00 to 100.00	53,360
Agnico	May 5, 2021	57,400	85.00 to 100.00	83,013
Agnico	January 21, 2022	103,600	60.00 to 100.00	929,767
Agnico	January 20, 2023	8,000	85.00 to 100.00	83,420
Puts
Agnico	February 19, 2021	56,000	$40.00 to 45.00	22,217
Agnico	January 21, 2022	43,300	40.00 to 45.00	100,245
		2,545,600		$4,243,318

IX-13

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

9) DERIVATIVE FINANCIAL INSTRUMENTS (continued)

For the three months ended June 30, 2021, the Company sold 2,315 call contracts (855 calls on Agnico Eagle shares and 1,460 calls on Yamana Gold shares) and sold 17,765 put contracts (810 puts on Agnico Eagle shares and 16,955 on Yamana Gold shares) for total cash proceeds of $716,086 (or US$582,374). In addition, 3,774 call option contracts expired (574 calls on Agnico Eagle shares and 3200 calls on Yamana Gold shares), 15,265 put options expired (810 on Agnico Eagle shares and 14,455 on Yamana Gold shares), and 2,500 put contracts on Yamana Gold shares were repurchased before expiration for $5,123 (or US$4,100).

For the six months ended June 30, 2021, the Company sold 4,565 call contracts (1,605 calls on Agnico Eagle shares and 2,960, calls on Yamana Gold shares) and sold 36,090 put contracts (2,180 puts on Agnico Eagle shares and 33,910 on Yamana Gold shares) for total cash proceeds of $1,650,504 (or US$1,318,041). In addition, 6,801 call option contracts expired (2,202 calls on Agnico Eagle shares and 4,599 calls on Yamana Gold shares), 15,265 put options expired (810 on Agnico Eagle shares and 14,455 on Yamana Gold shares), and 3,060 put contracts (560 on Agnico Eagle shares and 2,500 on Yamana Gold shares) were repurchased before expiration for $10,276 (or US$8,150). Also, 11,468 call contracts were exercised (377 calls on Agnico Eagle shares and 11,091 on Yamana Gold shares) as described in note 8.

For the three months ended June 30, 2020, the Company sold 3,630 call contracts (1,134 calls on Agnico Eagle shares and 2,496 calls on Yamana Gold shares) and sold 810 put contracts on Agnico Eagle shares for total cash proceeds of $830,685 (or US$601,440). In addition, 810 put option contracts on Agnico Eagle shares expired and 2 call contracts on Yamana shares were exercised before expiration.

For the six months ended June 30, 2020, the Company sold 10,703 call contracts (1,307 calls on Agnico Eagle shares and 9,396 calls on Yamana Gold shares) and sold 4,984 put contracts on Agnico Eagle shares for total cash proceeds of $1,426,901 (or US$1,051,105). In addition, 11,087 call option contracts on Yamana shares expired, 2 call contracts on Yamana shares were exercised before expiration and 3,600 call contracts on Yamana shares were repurchased before expiration for $29,119 (or US$22,250).

IX-14

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

10) DEFERRED INCOME TAXES

Deferred tax assets (liabilities) and variation of recognized amounts

	As at January 1, 2021	Recognized in profit or loss	As at June 30, 2021
Exploration and evaluation assets	$320,013	$(92,053)	$227,960
Investments	(3,582,196)	2,144,049	(1,438,147)
Share issuance costs	6,286	(2,096)	4,190
Derivative financial instruments	562,239	(354,726)	207,513
	$(2,693,658)	$1,695,174	$(998,484)

	As at January 1, 2020	Recognized in profit or loss	As at December 31, 2020
Exploration and evaluation assets	$687,841	$(367,828)	$320,013
Investments	(6,047,641)	2,465,445	(3,582,196)
Share issuance costs	8,389	(2,103)	6,286
Non-capital losses	915,903	(915,903)	-
Derivative financial instruments	1,189,723	(627,484)	562,239
	$(3,245,785)	$552,127	$(2,693,658)

11) EQUITY

a) Capital stock

The capital stock of the Company consists only of fully paid common shares.

Authorized

■	Unlimited number of common shares, without par value, voting and participating.
■	Unlimited number of preferred shares, without par value, non-participating. The directors will define the rights, privileges, restrictions and conditions of these shares upon issuance.

IX-15

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

11) EQUITY (continued)

Normal Course Issuer Bid

On September 24, 2020, the Company announced it received conditional acceptance to renew its NCIB for another year until October 5, 2021. This new approval allowed the Company to purchase up to 624,145 (representing 5% of the Company’s total issued and outstanding common shares) of its common shares.

For the three months ended June 30, 2021, the Company repurchased and cancelled 4,400 of its common shares at prices varying from $22.53 to $23.00 per share for a total of $99,847.

For the six months ended June 30, 2021, the Company repurchased and cancelled 11,600 of its common shares at prices varying from $21.70 to $25.98 per share for a total of $269,275.

For the three months ended June 30, 2020, the Company repurchased and cancelled 10,000 common shares at prices varying from $15.14 to $22.25 per share for a total of $195,471.

For the six months ended June 30, 2020, the Company repurchased and cancelled 25,700 common shares at prices varying from $15.14 to $22.25 per share for a total of $481,415.

12) REMUNERATION

a) Salaries and employee benefits expense

The Company has implemented an Executive Compensation Policy (the “Policy”) which approved certain amounts being paid and accrued to directors and officers. The Company’s executives receive a salary in accordance with the amounts approved in the Policy and monthly accruals are being recorded to cover the total estimated meeting fee remuneration payable to directors. The directors and executive officers are also entitled to receive incentive stock options. The Company does not offer any other benefits or perquisites to its directors and executive officers. Refer below for non-renewal of the stock option plan.

The Chairman of the Board, the President and CEO, and the Chief Financial Officer of the Company are subject to Executive Employment Agreements (“Employment Agreements”) which define their current remuneration and benefits. The Employment Agreements also provide for market standard payments on termination of employment without cause or following a change of control which could amount up to twice base salary and bonus, continuation of benefits and certain vesting acceleration clauses on restricted shares units and options.

IX-16

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

12) REMUNERATION (continued)

b) Share-based payments

Stock option plan

The Company has adopted a 20% fixed option plan (the “Plan”) in 2013. Pursuant to the Plan, options, for an aggregate total of 1,740,200 common shares, (representing 20% of the issued number of common shares \ outstanding at the time) may be granted to its directors, officers, employees, consultants or management companies from time to time. The exercise price of each option is fixed by the Board of Directors, but would not be less than the closing price of the Company’s share on the trading day immediately prior to the date of grant less any discount permitted by the TSX Venture Exchange (the “Exchange”); if no sales were reported, it would be the sales closing price on the last trading day immediately prior to the date of grant on which sales were reported. The vesting period of the options would be determined by the Board of Directors, in accordance with the rules and regulations of the Exchange.

The Company has not renewed its stock option plan and has not granted stock options under the current plan since 2014. There are no stock options available under the plan eligible for grant.

13) EARNINGS (LOSS) PER SHARE

Earnings (loss) per share has been calculated using the weighted average number of common shares outstanding for the three and six months ended June 30, 2021 and 2020 as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Net income (loss) for the period attributable to shareholders	$1,088,967	$16,641,312	$(4,425,278)	$12,236,240
Weighted average number of common shares outstanding – Basic	12,463,909	12,501,616	12,467,991	12,509,192
Dilutive effect of stock options	-	-	-	-
Weighted average number of common shares outstanding - Diluted	12,463,909	12,501,616	12,467,991	12,509,192
Basic earnings (loss) per share	$0.09	$1.33	$(0.35)	$0.98
Diluted earnings (loss) per share	$0.09	$1.33	$(0.35)	$0.98

IX-17

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

14) PROFESSIONAL FEES

The following table shows professional fees for the three and six months ended June 30, 2021 and 2020:

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Exchange, regulatory and transfer agent fees	$81,956	$15,467	$127,807	$73,189
Media relations and other consultants	44,574	29,624	93,773	71,178
Professional fees	84,167	63,941	103,260	93,788
	$210,697	$109,032	$324,840	$238,155

15) RELATED PARTY TRANSACTIONS

a) Transactions with the major shareholder

Starting on July 1, 2020, the Company entered into a Cost Sharing Arrangement (the “Sharing Arrangement “) with Golden Valley, pursuant to which Golden Valley will provide certain management and financial services such as office space and administrative support relating to the exploration offices located at 2864 Chemin Sullivan, Val-d’Or, Québec, J9P 0B9, in consideration of $21,404 per year (the “reimbursement”), payable on a monthly basis. The Sharing Arrangement provides for the reimbursement to be reviewed on an annual basis. For the three and six months ended June 30, 2021, the Company reimbursed Golden Valley the amount of $4,354 and $8,708 (for the three and six months ended June 30, 2020 - $nil) relating to this arrangement.

For the three and six months ended June 30, 2021, Golden Valley recharged office expenses to the Company for a total amount of $7,891 and $15,588 (for the three and six months ended June 30, 2020 - $5,278 and $10,495), respectively

For efficiency reasons, where the Company and Golden Valley are dealing with the same suppliers one may pay for both and be reimbursed by the other. As at June 30, 2021, the Company had indebtedness of $5,930 (December 31, 2020 - $10,956) to Golden Valley, which is included in accounts payable and accrued liabilities.

IX-18

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

15) RELATED PARTY TRANSACTIONS (continued)

b) Transactions with key management

Key management personnel of the Company are the members of the Board of directors, as well as the President and Chief Executive Officer and the Chief Financial Officer. For the three and six months ended June 30, 2021 and 2020, the compensation paid to key management is presented below:

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Salaries and benefits	$211,102	$211,408	$424,062	$419,365
Meeting fees	42,500	37,500	85,000	75,000
Payroll levies	8,314	16,862	46,397	55,583
	$261,916	$265,770	$555,459	$549,948

■	The President and Chief Executive Officer is using his Toronto, Ontario property as an office for the Company and is being reimbursed the expenses (rent and municipal taxes) related to the property. For the three and six months ended June 30, 2021, the Company has paid $1,660 and $3,320 (for the three and six months ended June 30, 2020 - $1,660 and $3,320) for the Toronto, Ontario office.

16) CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The Company’s objectives in managing capital are to safeguard its ability to continue its operations, to increase the value of the assets of the business and to provide an adequate return to owners. These objectives will be achieved by identifying and acquiring the right potential royalty rights. The Company’s capital is composed of its shareholders’ equity. There were no changes in the Company’s capital management approach for 2021.

The Company manages its capital structure and adjusts it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares or repurchase shares under its Normal Course Issuer Bid to improve its financial performance and flexibility. The Company monitors capital on the basis of the carrying amount of equity. Capital for reporting period under review is summarized in the consolidated Statement of Changes in Equity. The Company is not subject to any externally imposed capital requirements.

IX-19

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

17) FINANCIAL INSTRUMENTS

Fair value

Financial assets and liabilities measured at fair value in the statement of financial position are grouped into three levels of fair value hierarchy. The three levels are defined based on the observability of the significant inputs to the measurement, as follows:

■	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;
■	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,
■	level 3: unobservable inputs for the assets or liabilities.

The fair value of the investments and the derivative financial instruments have been estimated by reference to their quoted prices at the reporting date. The investments and the derivative financial instruments measured at fair value in the statements of financial position as at June 30, 2021 and December 31, 2020 are classified in Level 1. The carrying amounts and fair value of financial instruments presented in the statements of financial position are as follows:

	June 30, 2021		December 31, 2020
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Financial assets at amortized costs
Cash	$14,803,569	$14,803,569	$12,998,678	$12,998,678
Restricted cash	3,961,104	3,961,104	385,415	385,415
Royalty receivable	450,564	450,564	425,180	425,180
Other receivables	32,427	32,427	95,361	95,361
Financial assets at fair value through profit and loss
Investments (level 1)	31,064,391	31,064,391	49,501,916	49,501,916
	$50,312,055	$50,312,055	$63,406,550	$63,406,550
Financial liabilities
Financial liabilities measured at amortized cost
Accounts payable and accrued liabilities	$125,611	125,611	$727,968	727,968
Financial liabilities measured at fair value through profit and loss
Derivatives financial instruments (level 1)	1,566,138	1,566,138	4,243,318	4,243,318
	$1,691,749	$1,691,749	$4,971,286	$4,971,286

IX-20

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

17) FINANCIAL INSTRUMENTS (continued)

Fair value (continued)

The carrying value of cash, restricted cash, royalty and other receivables and accounts payable and accrued liabilities (excluding payables related to salaries and employee benefits) is considered to be a reasonable expectation of fair value because of the short-term maturity of these instruments.

Financial risk

The Company is exposed to various financial risks in relation to its financial instruments. The main type of risks the Company is exposed to are market risk, credit risk and liquidity risk. The Company focuses on actively securing short to medium-term cash flow by minimizing the exposure to financial markets. The Company’s main financial risk exposure and its financial risk management policies are as follows:

a) Credit risk

As at June 30, 2021 and December 31, 2020, the Company’s maximum exposure to credit risk is limited to the carrying amount of the financial assets at the reporting date as summarized below:

	As at June 30, 2021	As at December 31, 2020
Cash	$14,803,569	$12,998,678
Restricted cash	3,961,104	385,415
Royalty receivable	450,564	425,180
Other receivables	32,427	95,361
	$19,247,664	$13,904,634

The risk related to cash and restricted cash is considered negligible as the Company is dealing with a reputable financial institution whose credit rating is excellent. The Company’s management considers that the above financial assets are of good credit quality. The credit risk exposure for the Company’s royalty, dividends and other receivables is considered minimal as these receivables have since been received subsequent to reporting-end.

IX-21

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

17) FINANCIAL INSTRUMENTS (continued)

b) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. Liquidity risk management serves to maintain a sufficient amount of cash and to ensure that the Company has potential financing sources. The Company establishes budget and cash estimates to ensure it has the necessary funds to fulfil its obligations.

The following table presents contractual maturities of the Company’s financial liabilities:

	As at June 30, 2021	As at December 31, 2020
Within three months
Accounts payable and accrued liabilities	$125,611	$727,968
Derivative financial instruments	146,733	2,411,567
	$272,344	$3,139,535
Three to twelve months
Derivative financial instruments	$1,268,037	$192,381
	$1,268,037	$192,381
Beyond twelve months
Derivative financial instruments	$151,368	$1,639,370
	$151,368	$1,639,370

c) Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company is exposed to the following two types of market risk: foreign currency risk and other price risk:

Foreign currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Most of the Company’s transactions are carried out in Canadian dollars. Currency risk arises from the Company’s cash, dividends and royalty revenues in foreign currency, which are primarily denominated in U.S. dollars. The Company does not enter into arrangements to hedge its foreign exchange risk.

IX-22

ABITIBI ROYALTIES INC.

Notes to the Condensed Interim Consolidated Financial Statements

June 30, 2021 and 2020

(Unaudited - expressed in Canadian dollars unless otherwise noted)

17) FINANCIAL INSTRUMENTS (continued)

Foreign currency risk (continued)

Foreign currency denominated financial assets and liabilities in U.S. dollars, and which expose the Company to the currency risk are as follows:

	As at June 30, 2021	As at December 31, 2020
Cash	$10,397,074	$7,125,721
Restricted cash	3,193,151	302,405
Royalty receivable	363,534	333,946
Dividend receivable	25,137	54,251
Accounts payable and accrued liabilities	(27,110)	(3,040)
Derivative financial instruments	(1,263,625)	(3,332,798)
	$12,688,161	$4,480,485

A +/- 1% change in the Canadian /U.S. exchange rate would have had an impact of +/- $157,257 as at June 30, 2021 ($57,046 at December 31, 2020) on profit or loss of the period and equity.

Other price risk sensitivity

The Company is exposed to fluctuations in the market prices of its investments in quoted mining exploration companies and its derivative financial instruments. The fair value of those instruments represents the maximum exposure to price risk. If the quoted price for the investments and the derivative financial instruments had changed by +/- 1%, other comprehensive income would have changed by +/- $294,983 as at June 30, 2021 ($452,586 as at December 31, 2020).

18) COMMITMENTS

The Company has entered into agreements with officers that include termination and change of control clauses. In the case of termination, the officers are entitled to an amount equal to a multiple (ranging from one to two times) the annual base fee payable. In the case of a change of control, the officers are entitled to an amount equal to a multiple (ranging from one to two times) the sum of the annual base fee. As at June 30, 2021, total possible future payments relating to the officers’ base fees under these agreements amount to $1,545,000.

IX-23

Schedule X

Golden Valley Mines and Royalties Ltd.

(Formerly Golden Valley Mines Ltd.)

Consolidated Financial Statements

For the year ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

X-1

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Golden Valley Mines and Royalties Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Golden Valley Mines and Royalties Ltd., which comprise the consolidated statements of financial position as at December 31 2020 and December 31, 2019, and the related consolidated statements of net income, statement of comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements including a summary of significant accounting policies.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Golden Valley Mines and Royalties Ltd. as of December 31 2020 and December 31, 2019, and consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Golden Valley Mines and Royalties Ltd. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Golden Valley Mines and Royalties Ltd. ‘s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

X-2

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Golden Valley Mines and Royalties Ltd. ‘s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Golden Valley Mines and Royalties Ltd ‘s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ MNP LLP

Ottawa, Ontario

January 5, 2022

X-3

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(formerly Golden Valley Mines Ltd.)

Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

		As at December 31,	As at December 31,
	Notes	2020	2019
ASSETS
Current
Cash and cash equivalents	6	$13,703,034	$3,003,083
Restricted cash	9	385,415	-
Accounts receivable		-	268,195
Other assets	7	406,280	534,774
Royalty receivable		425,180	999,252
Prepaids and other receivables	8	335,716	145,116
		15,255,625	4,950,420
Non-current
Investments	9	49,501,916	50,636,738
Investments in associates	11	2,127,431	1,343,033
Exploration and evaluation assets	12	463,429	1,497,170
Other assets	7	110,957	-
Property and equipment		-	1,027
TOTAL ASSETS		$67,459,358	$58,428,388

LIABILITIES
Current
Accounts payable and accrued liabilities	24	$890,496	$727,745
Income taxes payable		2,464,798	-
Derivative financial instruments	14	4,243,318	8,979,047
		7,598,612	9,706,792
Non-Current
Loan	15	60,000	-
Deferred tax liability	16	2,693,658	3,245,785
Total liabilities		10,352,270	12,952,577

EQUITY
Capital stock	17	28,636,185	28,420,603
Contributed surplus		6,324,653	6,033,488
Deficit		(7,304,410)	(11,945,215)
Total equity attributable to owners of the parent company		27,656,428	22,508,876
Non-controlling interest		29,450,660	22,966,935
Total equity		57,107,088	45,475,811
TOTAL LIABILITIES AND EQUITY		$67,459,358	$58,428,388

Approved by the Board of Directors on January 5, 2022.

“David Garofalo”	“Josephine Man”
(signed David Garofalo)	(signed Josephine Man)
Director	Director

The accompanying notes are an integral part of the consolidated financial statements.

X-4

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(formerly Golden Valley Mines Ltd.)

Consolidated Statements of Net income and Statement of Comprehensive income

(Expressed in Canadian Dollars)

		For the year ended
		December 31,
	Notes	2020	2019
Revenues
Royalties		$685,698	$3,037,260
Dividends		639,938	437,418
Option income		209,586	67,505
Other fees		893	1,747
		1,536,115	3,543,930
Operating Expenses
Salaries and other employee benefits		1,950,476	1,660,461
Professional fees		871,819	775,916
Share-based compensation	18	255,904	405,468
General and administrative expenses	19	393,525	268,490
Management fees	24	166,200	110,800
Exploration and evaluation		86,538	65,357
Royalties	10	37,701	550
Depreciation of property and equipment		1,028	3,553
Impairment of exploration and evaluation assets		-	170,698
		3,763,191	3,461,293
Operating income (loss)		(2,227,076)	82,637
Other income (loss)
Change in fair value of investments		7,150,480	16,942,272
Change in fair value of derivatives		7,881,792	(5,495,670)
Change in fair value of derivatives resulting from foreign exchange		383,345	249,059
Change in fair value of other assets		93,700	128,692
Gain on sale of mineral property	12	139,367	-
Finance income		74,028	16,554
Foreign exchange gain (loss)		2,153,552	(76,625)
Finance cost		(128,784)	(68,389)
Share of loss of associates	11	(507,269)	(465,377)
		17,240,211	11,230,516
Net income before income taxes		15,013,135	11,313,153
Income tax expense
Current tax expense		2,464,798	-
Deferred tax expense (recovery)		(552,127)	1,813,320
Income tax expense	16	1,912,671	1,813,320
Net income and total comprehensive income for the year		$13,100,464	$9,499,833

Net income and total comprehensive income attributable to:
Shareholders of Golden Valley Mines		5,005,946	3,282,652
Non-controlling interest		8,094,518	6,217,181
		$13,100,464	$9,499,833
Earnings per share attributable to Golden Valley Mines’ shareholders:
Basic earnings per share	22	$0.371	$0.245
Diluted earnings per share	22	$0.351	$0.245

The accompanying notes are an integral part of the consolidated financial statements.

X-5

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(formerly Golden Valley Mines Ltd.)

Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

						Total attributable to
				Contributed		owners of the	Non-controlling	Total
		Capital Stock		Surplus	Deficit	parent company	interest	Equity
	Notes	Number
Balance at January 1, 2020		13,434,760	$28,420,603	$6,033,488	$(11,945,215)	$22,508,876	$22,966,935	$45,475,811
Share-based payments		-	-	381,117	-	381,117	-	381,117
Shares issued by exercise of stock options	17	83,700	215,582	(89,952)	-	125,630	-	125,630
Change in interest of subsidiaries		-	-	-	(365,141)	(365,141)	(1,610,793)	(1,975,934)
		13,518,460	28,636,185	6,324,653	(12,310,356)	22,650,482	21,356,142	44,006,624

Net income and total comprehensive income for the year					5,005,946	5,005,946	8,094,518	13,100,464
Balance at December 31, 2020		13,518,460	$28,636,185	$6,324,653	$(7,304,410)	$27,656,428	$29,450,660	$57,107,088

Balance at January 1, 2019		13,391,858	$28,289,902	$5,683,266	$(15,150,387)	$18,822,781	$17,639,604	$36,462,385
Share-based payments		-	-	405,467	-	405,467	-	405,467
Shares issued by exercise of stock options	17	42,903	133,429	(55,245)	-	78,184	-	78,184
Share issue expenses			(2,728)	-	-	(2,728)	-	(2,728)
Change in interest of subsidiary		-	-	-	(77,480)	(77,480)	(889,850)	(967,330)
		13,434,760	28,420,603	6,033,488	(15,227,867)	19,226,224	16,749,754	35,975,978

Net income and total comprehensive income for the year					3,282,652	3,282,652	6,217,181	9,499,833
Balance at December 31, 2019		13,434,760	$28,420,603	$6,033,488	$(11,945,215)	$22,508,876	$22,966,935	$45,475,811

Refer to “Share Consolidation” section of Note 17 “Capital Stock”.

The accompanying notes are an integral part of the consolidated financial statements.

X-6

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(formerly Golden Valley Mines Ltd.)

Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

	Note	2020	2019
OPERATING ACTIVITIES
Net income for the year		$13,100,464	$9,499,833
Adjustments:
Share-based payments	18	255,904	405,468
Depreciation of property and equipment		1,028	3,553
Option income		(209,586)	(67,505)
Foreign exchange gain		429,173	76,625
Share of loss in associates	11	507,269	465,377
Impairment of exploration and evaluation assets		-	170,698
Royalty interests		37,701	550
Deferred tax expense (recovery)		(552,127)	1,813,320
Realized loss (gain) on sale of other financial assets		(32,056)	2,655
Gain on sale of mineral properties		(139,367)	-
Change in fair value of other assets		(61,644)	(131,347)
Change in fair value of investments		(7,150,480)	(16,942,272)
Change in fair value of derivatives		(8,265,137)	5,246,611
		(2,078,858)	543,566
Changes in working capital items	25	3,429,428	(921,653)
Cash flows provided by (used for) operating activities		1,350,570	(378,087)
INVESTING ACTIVITIES
Proceeds from settlement of derivative financial instruments	14	31,770,315	781,613
Payment from settlement of derivative financial instruments	14	(23,566,713)	-
Proceeds from sale of derivative financial instruments		3,582,525	1,267,608
Repurchase of derivative financial instruments		(53,116)	(131,050)
Increase in restricted cash		(385,415)	-
Acquisition of investments		(484,624)	(202,671)
Proceeds on sale of other investments		638,825	50,418
Disposal of other assets		220,281	385,204
Tax credits received		-	2,821
Proceeds from mining option agreements		135,000	-
Acquisition of royalty interest		(37,701)	(550)
Additions to exploration and evaluation assets		(250,519)	(45,574)
Cash flows provided by investing activities		11,568,858	2,107,819
FINANCING ACTIVITIES
Proceeds from exercise of stock options		125,630	78,184
Share issue expenses		-	(2,728)
Proceeds from loan		60,000	-
Change in interest of subsidiary		(1,975,934)	(967,330)
Cash flows used for financing activities		(1,790,304)	(891,874)
Effect of foreign exchange rate changes on cash and cash equivalents		(429,173)	(76,625)
Net change in cash and cash equivalents		$10,699,951	$761,233
Cash and cash equivalents, beginning of year		3,003,083	2,241,850
Cash and cash equivalents, end of year		$13,703,034	$3,003,083

See Note 25 for additional information on cash flows.

The accompanying notes are an integral part of the consolidated financial statements.

X-7

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

1) NATURE OF OPERATIONS

Golden Valley Mines and Royalties Ltd. (hereinafter “Golden Valley” or the “Company”) and its subsidiaries specialize in identifying, acquiring and developing exploration and evaluation of mineral properties in Canada as well as acquiring royalties.

At the Company’s Annual General and Special Meeting of Shareholders held on June 25, 2021, the shareholders passed a special resolution to change the Company’s name to “Golden Valley Mines and Royalties Ltd”.

Golden Valley was incorporated on August 15, 2000 under the Canada Business Corporations Act. Golden Valley has the following subsidiaries: Abitibi Royalties Inc. (“Abitibi Royalties”) and Calone Mining Ltd (“Calone Mining”) both incorporated under the British Columbia Business Corporations Act. Abitibi Royalties and Calone Mining were incorporated on February 18, 2010 and on February 23, 2010, respectively, pursuant to the British Columbia Business Corporations Act.

As a result of the business combinations completed on November 5, 2021 (see Note 28 “Subsequent Events”), Golden Valley and Abitibi Royalties became wholly-owned subsidiaries of Gold Royalty Corp. (“Gold Royalty”), a company incorporated and domiciled in Canada with common shares and common share purchase warrants listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively. An application was made for Golden Valley and Abitibi Royalties to cease to be reporting issuers under applicable Canadian securities laws and to otherwise terminate Golden Valley’s and Abitibi Royalties’ public reporting requirements, which application was accepted on November 22, 2021. Furthermore, the location of the registered office of Golden Valley and Abitibi Royalties changed to 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada. Similarly, the location of the principal address of Golden Valley and Abitibi Royalties changed to 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3, Canada.

The Company’s investments in associates include International Prospect Ventures Ltd. (“International Prospect”) and Val-d’Or Mining Corporation (“Val-d’Or Mining”), which are involved in the process of exploring, evaluating and promoting its mineral properties and other projects.

2) BASIS OF PRESENTATION

a) Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and have been prepared using the historical cost convention, as modified by revaluation of certain financial instruments, which are measured in accordance with the policy described in note 4. Accounting policies are consistently applied to all years presented, unless otherwise stated.

X-8

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

2) BASIS OF PRESENTATION (continued)

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company`s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 5.

b) Approval of Financial Statements

These consolidated financial statements were approved for issuance by the Board of Directors on January 5, 2022.

c) Basis of consolidation

Subsidiaries

Subsidiaries are entities controlled by the Company. Control exists when an investor is exposed, or has rights, to variable returns from its involvement with an investee and has the ability to affect those returns through its power over the investee. Subsidiaries are included in the consolidated financial statements from the date control is obtained until the date control ceases. Where the Company’s interest in a subsidiary is less than 100%, the Company recognizes non-controlling interests. All intercompany balances, transactions, income, expenses, profits and losses, including unrealized gains and losses have been eliminated on consolidation. When the Company ceases to have control; any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset.

For Abitibi Royalties, the Company has control through its own percentage holdings in Abitibi Royalties combined with interest of certain members of Golden Valley’s Board of Directors in Abitibi as well as its ability to appoint members of the Board of Directors and key management who have the ability to direct its activities.

Associates

Associates are entities, including unincorporated entities such as partnerships, over which the Company has significant influence and that are neither subsidiaries nor interests in joint arrangements. Significant influence is the ability to participate in the financial and operating policy decisions of the investee without having control or joint control over those policies. In general, significant influence is presumed to exist when the Company has between 20% and 50% of voting power. Significant influence may also be evidenced by factors such as the Company’s representation on the Board of Directors, participation in policy-making of the investee, material transactions with the investee, interchange of managerial personnel, or the provision of essential technical information.

X-9

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

2) BASIS OF PRESENTATION (continued)

Associates (continued)

Associates are equity accounted for from the effective date of commencement of significant influence to the date that the Company ceases to have significant influence. Results of associates are equity accounted for using the results of their most recent annual financial statements or interim financial statements, as applicable. Losses from associates are recognized in the consolidated financial statements until the interest in the associate is written down to nil. Thereafter, losses are recognized only to the extent that the Company is committed to providing financial support to such associates.

The carrying value of the investment in an associate represents the cost of the investment, including goodwill, a share of the post-acquisition retained earnings and losses, accumulated other comprehensive income (“AOCI”) and any impairment losses. At the end of each reporting period, the Company assesses whether there is any objective evidence that its investment in associate is impaired. No impairment was required for the years ended December 31, 2020 and 2019.

The significant subsidiaries and investments in associates of the Company are listed below. Principal activities of these entities, which are all incorporated in Canada, are mineral exploration and acquisition of royalties and have a reporting date of December 31:

	As at December 31,
Percentage of ownership	2020	2019
Subsidiaries (consolidated)
Abitibi Royalties Inc.	44.93%	44.76%
Calone Mining Ltd.	100.00%	100.00%
Investment in associates (equity method)
International Prospect Ventures Ltd.	13.44%	16.50%
Val-d’Or Mining Corporation	39.57%	37.15%

3) NEW AND REVISED IFRS

Accounting standards issued and in effect during the year

IAS 1 “Presentation of Financial Statements” (“IAS 1”)

IAS 1 sets out the overall requirements for financial statements, including how they should be structured, the minimum requirements for their content and overriding concepts such as going concern, the accrual basis of accounting and the current/non-current distinction. The standard requires a complete set of financial statements to comprise a statement of financial position, a statement of profit or loss and other comprehensive income, a statement of changes in equity and a statement of cash flows.

X-10

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

3) NEW AND REVISED IFRS (continued)

IAS 1 “Presentation of Financial Statements” (“IAS 1”) (continued)

IAS 1 has been revised to incorporate a new definition of “material” and IAS 8 has been revised to refer to this new definition in IAS 1. The amendments are effective for annual reporting periods beginning on or after January 1, 2020.

On January 1, 2020, the Company has adopted IAS 1 and has concluded that, based on its current operations, the adoption of IAS 1 had no significant impact on the Company’s financial statements.

IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” (“IAS 8”)

IAS 8 is applied in selecting and applying accounting policies, accounting for changes in estimates and reflecting corrections of prior period errors. The standard requires compliance with any specific IAS applying to a transaction, event or condition, and provides guidance on developing accounting policies for other items that result in relevant and reliable information. Changes in accounting policies and corrections of errors are generally retrospectively accounted for, whereas changes in accounting estimates are generally accounted for on a prospective basis. The amendment is effective for annual reporting periods beginning on or after January 1, 2020.

On January 1, 2020, the Company has adopted IAS 8 and has concluded that, based on its current operations, the adoption of IAS 8 had no significant impact on the Company’s financial statements.

Standards and interpretations issued but not yet effective

At the date of authorization of these financial statements, certain new standards, amendments and interpretations to existing standards have been published but are not yet effective and have not been adopted early by the Company.

Management anticipates that all of the pronouncements will be adopted in the Company’s accounting policy for the first period beginning after the effective date of each pronouncement. Information on new standards, amendments and interpretations that are expected to be relevant to the Company’s financial statements is provided below. Certain other new standards and interpretations have been issued but are not expected to have a material impact on the Company’s financial statements.

In May 2020, the IASB issued a package of narrow-scope amendments to three standards (IFRS 3 “Business Combinations”, IAS 16 “Property, Plant and Equipment” and IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”) as well as the IASB’s Annual Improvements to IFRS Standards 2018 - 2020. These amendments to existing IFRS standards are to clarify guidance and wording, or to correct for relatively minor unintended consequences, conflicts or oversights. These amendments are effective for annual periods beginning on or after January 1, 2022. The Company is assessing the potential impact of these narrow-scope amendments.

X-11

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies that have been applied in the preparation of these consolidated financial statements are summarized below:

a) Foreign Currency

Functional and presentation

The consolidated financial statements are presented in Canadian dollars, which is also the functional currency of the parent company and all subsidiaries.

Foreign currency transactions are translated into the functional currency, using the exchange rates prevailing at the dates of the transactions (spot exchange rates). Foreign exchange gains and losses resulting from the settlement of such transactions and from the premeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognized in profit or loss.

Non-monetary items are not re-translated at year-end and are measured at historical cost (translated using the exchange rates at the transaction date), except for non-monetary items measured at fair value which are translated using the exchange rates at the dates when fair value was determined.

b) Revenue recognition

Revenue comprises the fair value of the consideration received or receivable arising from rendering of services, the use by others of the Company’s assets yielding option income and royalties, and the results on investments in financial instruments which yield interest and dividends. The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Company and when the specific criteria have been met for each of the Company’s activities as described below:

Royalties

Royalties consist of revenues earned directly from royalty agreements. Revenue recognition generally occurs in the month of production from the royalty property. Revenue is measured at fair value of the consideration received or receivable when management can reliably estimate the amounts pursuant to the terms of the royalty agreement. In some instances, the Company will not have access to sufficient information to make a reasonable estimate of revenue and accordingly, revenue recognition is deferred until management can make a reasonable estimate. Differences between estimated and actual amounts are adjusted and recorded in the period that the actual amounts are known.

X-12

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Dividends

Dividend income from investments is recognized when the shareholder’s right to receive payment has been established (provided that it is probable that the economic benefits will flow to the Company and the amount of income can be measured reliably).

Option income

Option income is recognized on an accrual basis in accordance with the substance of the relevant agreements. Shares received under option agreements are valued at fair value which is determined at quoted market prices if the shares are quoted on an active market. If the market for the shares is not active, fair value is established by using a valuation technique. Option income is initially recorded as a credit against the carrying costs of the mineral property and deferred exploration expenses until they are fully recovered.

Geological fees

The geological fees are measured by reference to the fair value of consideration received or receivable by the Company for services provided. They are recognized when there is reasonable evidence that an agreement has occurred, that the services were rendered, that the amount of the fees is fixed or measurable and that the collection is reasonably assured.

Interest income

Interest income is recorded on an accrual basis.

c) Cash and cash equivalents

Cash and cash equivalents comprise cash in bank and demand deposits, which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value. It also includes highly liquid short-term investments initially maturing within three months of their acquisition date.

Restricted cash relates to funds held as collateral on the put option contracts referred to in the derivative financial instruments section below. The funds will become unrestricted once the put option contracts are exercised, repurchased or expired.

X-13

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

d) Tax credit receivable

The Company is entitled to a refundable tax credit on qualified exploration expenditures incurred and a refundable credit on duties for losses under the Mining Tax Act. These tax credits are recognized against the exploration and evaluation expenditures incurred, based on estimates made by management. The Company records these tax credits when there is reasonable assurance with regards to collections and assessments and that the Company will comply with the conditions associated to them.

e) Property and equipment

Property and equipment are recognized at cost less accumulated depreciation. Cost includes all costs incurred initially to acquire or construct an item of property and equipment, costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management and costs incurred subsequently to add to or replace part of it. Recognition of costs in the carrying amount of an item of property and equipment ceases when the asset is in the location and condition necessary for it to be capable of operating in the manner intended by management. Upon the transfer of exploration and evaluation assets to property and equipment under mining assets under construction, all subsequent expenditures on the construction, installation or completion of equipment and infrastructure facilities are capitalized within mining assets under construction. When development stage is completed, all assets included in the mining assets under construction category are then transferred to mining assets.

Depreciation is recognized on a straight-line basis to write down the cost to its estimated residual value, with a constant charge over the useful life of the asset. The periods generally applicable are as follows:

Useful life
Office furniture	5 years
Computer equipment	3 years
Leasehold improvement	5 years
Exploration and evaluation equipment	3 years

The depreciation expense for each period is recognized in profit or loss except for certain items of property and equipment related to exploration and evaluation activities where the depreciation expense is included in the carrying amount of an exploration and evaluation asset when it relates to a specific exploration and evaluation project. The residual value, depreciation method and the useful life of each asset are reviewed at least at each financial year-end.

The carrying amount of an item of property and equipment is derecognized on disposal or when no future economic benefits are expected from its use or disposal. The gain or loss arising from the derecognition of an item of property and equipment is included in profit or loss when the item is derecognized.

X-14

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

f) Exploration and evaluation expenditures and Exploration and evaluation assets

Exploration and evaluation expenditures are costs incurred in the course of initial search for mineral resources before the technical feasibility and commercial viability of extracting a mineral resource are demonstrable. Costs incurred before the legal right to undertake exploration and evaluation activities are recognized in profit or loss when they are incurred.

Once the legal right to undertake exploration and evaluation activities has been obtained, the costs of acquiring mineral rights, expenses related to the exploration and evaluation of mining properties less refundable tax credits related to these expenses are recognized as exploration and evaluation assets. Expenses related to exploration and evaluation include topographical, geological, geochemical and geophysical studies, exploration drilling, trenching, sampling and other costs related to the evaluation of the technical feasibility and commercial viability of extracting a mineral resource. The various costs are capitalized on a property-by-property basis pending determination of the technical feasibility and commercial viability of extracting a mineral resource. These assets are recognized as intangible assets and are carried at cost less any accumulated impairment losses. No depreciation expense is recognized for these assets during the exploration and evaluation phase.

Whenever a mining property is considered no longer viable, or is abandoned, the capitalized amounts are written down to their recoverable amounts; the difference is then immediately recognized in profit or loss.

When technical feasibility and commercial viability of extracting a mineral resource are demonstrable, exploration and evaluation assets related to the mining property are transferred to property and equipment in mining assets under construction. Before the reclassification, exploration and evaluation assets are tested for impairment and any impairment loss is recognized in profit or loss before reclassification. To date, neither the technical feasibility nor the commercial viability of a mineral resource has been demonstrated.

Although the Company has taken steps to verify title to the mining properties in which it holds an interest, in accordance with industry practices for the current stage of exploration and development of such properties, these procedures do not guarantee the validity of the Company’s titles. Property titles may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

g) Disposal of interest in connection with option agreement

On the disposal of interest in connection with an option agreement, the Company does not recognize expenses related to the exploration and evaluation performed on the property by the acquirer. In addition, the cash or the share consideration received directly from the acquirer is credited against the costs previously capitalized to the property, and the surplus is recognized as a gain on the disposal of exploration and evaluation asset in Consolidated Statements of Net income and Comprehensive income.

X-15

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h) Royalty interests

Royalty interests consists of acquired net smelter returns on exploration and evaluation stage properties. Royalty interests for exploration and evaluation assets are recorded at cost and capitalized in accordance with IFRS 6 “Exploration for and Evaluation of Mineral Resources” (“IFRS 6”). Acquisition costs of exploration and evaluation royalty interests are capitalized and are not depleted until such time as revenue generating activities begin. Royalty interests for exploration and evaluation assets are assessed for impairment in accordance with IFRS 6 and are measured for any impairment in accordance with IAS 36 “Impairment of Assets” (“IAS 36”). An impairment loss is recognized for the amount by which the asset’s carrying value exceeds its recoverable amount, which is the higher of fair value less costs of disposal and value-in-use. An interest that has previously been classified as exploration and evaluation is also assessed for impairment before reclassification to development or production, and the impairment loss, if any, is recognized in net income.

i) Leases

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

Assets and liabilities arising from a lease are initially measured on a present value basis. The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the Company’s incremental borrowing rate is used, being the rate that the Company would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

Payments associated with short-term leases (12 months or less) and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss.

j) Impairment of exploration and evaluation assets

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at a cash-generating unit level. Whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, an asset or cash-generating unit is reviewed for impairment. Impairment reviews for exploration and evaluation assets are carried out on a project-by-project basis with each project representing a potential single cash generating unit.

X-16

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

j) Impairment of exploration and evaluation assets (continued)

An impairment review is undertaken when indicators of impairment arise but typically when one of the following circumstances apply:

a)	the right to explore the area has expired or will expire in the near future with no expectation of renewal;
b)	no further exploration or evaluation expenditures in the area are planned or budgeted;
c)	no commercially viable deposits have been discovered, and the decision has been made to discontinue exploration in the area;
d)	sufficient work has been performed to indicate that the carrying amount of the expenditure carried as an asset will not be fully recovered.

Additionally, when technical feasibility and commercial viability of extracting a mineral resource are demonstrable, the exploration and evaluation assets of the related mining property are tested for impairment before these items are transferred to property and equipment. An impairment loss is recognized in profit or loss for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount. The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less cost to sell and its value in use. An impairment charge is reversed if the asset’s or cash-generating unit’s recoverable exceeds its carrying amount. The amount of such reversal is limited to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined had no impairment loss previously been recognized.

k) Provisions

Provisions are recognized when present obligations as a result of a past event will probably lead to an outflow of economic resources from the Company and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain. Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Provisions are discounted when the time value of money is significant.

The Company’s operations are governed by government environment protection legislation. Environmental consequences are difficult to identify in terms of amounts, timetable and impact. As of the reporting date, management believes that the Company’s operations are in compliance with current laws and regulations. Site restoration costs currently incurred are negligible.

X-17

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

l) Provisions (continued)

When the technical feasibility and commercial viability of extracting a mineral resource have been demonstrated, a restoration provision will be recognized in the cost of the mining property when there is a constructive commitment that has resulted from past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount of the obligation can be measured with sufficient reliability. In those cases where the possible outflow of economic resources as a result of present obligations is considered improbable or remote, no liability is recognized, unless it was assumed in the course of a business combination. All provisions are reviewed at each reporting date and adjusted to reflect the current best estimate. As at December 31, 2020 and 2019, there was no provision recognized in the consolidated statement of financial position.

l) Income taxes

Tax expense recognized in profit or loss comprises the sum of deferred and current tax not recognized in other comprehensive loss or directly in equity.

Current tax assets and/or liabilities comprise those obligations to, or claims from, fiscal authorities relating to the current or prior reporting periods, that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and laws that have been enacted or substantively enacted by the end of the reporting period. The Company periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. However, deferred tax is not provided on the initial recognition of an asset or liability unless the related transaction is a business combination or affects tax or accounting profit. Deferred tax on temporary differences associated with shares in subsidiaries and associates is not provided if reversal of these temporary differences can be controlled by the Company and it is probable that the reversal will occur in the foreseeable future.

Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period. Deferred tax liabilities are always provided for in full. Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income.

Deferred tax assets and liabilities are offset only when the Company has a right and intention to set off current tax assets and liabilities from the same taxation authority.

X-18

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

l) Income taxes (continued)

Changes in deferred tax assets or liabilities are recognized as deferred tax expense or recovery in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

According to the provisions of tax legislation relating to flow-through placements, the Company has to transfer its right to tax deductions for expenses related to exploration activities to the benefit of the investors. When the Company has fulfilled its obligation to transfer its right, which happens when the Company has incurred, eligible expenditures and has renounced (or has the intention to renounce) its right to tax deductions, a deferred tax liability is recognized for taxable temporary difference that arises from the difference between the carrying amount of eligible expenditures capitalized as an asset and its tax basis.

m) Equity

Capital stock

Capital stock represents the amount received on the issue of shares, less issuance costs, net of any underlying income tax benefit from these issuance costs. If shares are issued when stock options, warrants and conversion of convertible unsecured debenture are exercised, the capital stock account also comprises the compensation costs and the fair value of the options, warrants and equity of convertible debenture previously recorded as contributed surplus and warrants.

Unit placements

Proceeds from unit placements are allocated between shares and warrants issued using the residual method. Proceeds are first allocated to shares according to the quoted price of existing shares at the time of issuance and any residual in the proceeds is allocated to warrants.

Flow-through placements

Issuance of flow-through shares units represents in substance an issue of common shares, warrants and the sale of a right to tax deduction to the investors. When the flow-through share units are issued, the sale of the right to tax deductions is deferred and presented as other liabilities in the consolidated statement of financial position.

X-19

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

m) Equity (continued)

Flow-through placements (continued)

The proceeds received from flow-through unit placements are allocated between common shares, warrants and other liabilities using the residual method. Proceeds are first allocated to shares according to the quoted price of existing shares at the time of issuance then to warrants according to their fair value at the time of issuance and the residual proceeds are allocated to the other liabilities. The fair value of warrants is determined using the Black-Scholes evaluation model. The other liabilities component recorded initially on the issuance of shares is reversed on the renouncement or the intention of renouncement of the right to tax deductions to the investors and when eligible expenses are incurred and recognized in profit or loss in reduction of deferred tax expense.

Other elements of equity

Contributed surplus includes charges related to stock options until such stock options are exercised.

Conversion option of convertible unsecured debenture represent the equity component of convertible debenture. Retained earnings include all current and prior period retained profits or losses.

n) Equity-settled share-based payments

The Company operates equity-settled share-based remuneration plans (stock options plans) for its eligible directors, officers, employees and consultants. The Company’s plans do not feature any options for a cash settlement.

All goods and services received in exchange for the grant of any share-based payments are measured at their fair values unless that fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods or services received, the Company measures their value indirectly by reference to the fair value of the equity instruments granted.

For the transactions with employees and others providing similar services, the Company measures the fair value of the services received by reference to the fair value of the equity instruments granted. This fair value is appraised at the grant date and excludes the impact of non-market vesting conditions.

All equity-settled share-based payments (except compensation warrants) are ultimately recognized as an expense or capitalized as an exploration and evaluation asset, depending on the nature of the payment with a corresponding credit to contributed surplus, in equity. Compensation warrants, in respect of an equity financing, are recognized as shares issue expenses of the equity instruments with a corresponding credit to warrants, in equity.

X-20

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

n) Equity-settled share-based payments (continued)

If vesting periods or other vesting conditions apply, the expense is allocated over the vesting year, based on the best available estimate of the number of stock options expected to vest. Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. Estimates are subsequently revised if there is any indication that the number of stock options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior period if stock options ultimately exercised are different to that estimated on vesting.

o) Segment reporting

The Company presents and discloses segmented information based on information that is regularly reviewed by the Executive Chairman and the Board of Directors. The Company has determined that it has only one operating segment, the sector of identifying, acquiring and developing exploration and evaluation minerals and acquisition of royalties. The Company’s significant exploration and evaluation assets and royalty projects are located in Canada.

p) Basic and diluted earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing the net loss attributable to common equity holders of the Company by the weighted average number of common shares outstanding during the reporting period. Diluted loss per share is calculated by adjusting the weighted average number of shares outstanding to assume conversion of all potentially dilutive share equivalents, such as stock options and warrants.

When a loss is incurred during a period, basic and diluted loss per share are the same because the exercise of share equivalents is then considered to be anti-dilutive. To determine the dilutive impact of stock options, the Company uses the Treasury Stock Method which assumes that any proceeds from the exercise of in-the-money stock options would be used to purchase the maximum number of common shares of the Company at the average market price during the period. The assumption of exercise is not reflected in the calculation of earnings per share when the exercise price of the share equivalents considered individually exceeds the average market price for the period.

q) Financial Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. A financial asset is derecognized when its contractual rights to the cash flows that compose the financial asset expire or substantially all the risks and rewards of the asset are transferred.

X-21

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

q) Financial Instruments (continued)

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired. Gains and losses on derecognition are recognized within financing income and financing expense, respectively. Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is an unconditional and legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Classification

Financial Assets	Classification
Cash and cash equivalents	Financial Assets at amortized costs
Restricted cash	Financial Assets at amortized costs
Accounts Receivable	Financial Assets at amortized costs
Other assets	FVTPL
Royalty receivable	Financial Assets at amortized costs
Investments	FVTPL

Financial Liabilities	Classification
Accounts payable and accrued liabilities	Financial Liabilities at amortized costs
Derivative financial instruments	Financial Liabilities at FVTPL
Loans	Financial Liabilities at amortized costs

The Company determines the classification of financial assets at initial recognition. The classification of its instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading (including all equity derivative instruments) are classified as fair value through profit and loss (“FVTPL”). For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them at fair value through other comprehensive income (“FVTOCI”). Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or the Company has opted to measure them at FVTPL.

Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

X-22

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

q) Financial Instruments (continued)

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statements of net income (loss). Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the statements of net income (loss) in the period in which they arise. Where Company has opted to recognize a financial liability at FVTPL, any changes associated with the Company’s own credit risk will be recognized in other comprehensive income (loss).

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to twelve month expected credit losses. The Company recognizes an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

5) JUDGMENTS, ESTIMATES AND ASSUMPTIONS

When preparing the consolidated financial statements, management undertakes a number of judgments, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses.

Significant management judgments

The following are significant management judgments in applying the accounting policies of the Company that have the most significant effect on the consolidated financial statements.

Uncertainty due to COVID-19

The duration and full financial effect of the COVID-19 pandemic is unknown at this time, as are the measures taken by governments, companies, and others to attempt to reduce the spread of COVID-19. Any estimate of the length and severity of these developments is therefore subject to significant uncertainty, and accordingly estimates of the extent to which the COVID-19 may materially and adversely affect the Company’s operations, financial results and condition in future periods are also subject to significant uncertainty.

X-23

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

5) JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Uncertainty due to COVID-19 (continued)

In properties where the Company holds royalty interests, there has been temporary operational restrictions due to the ongoing COVID-19 pandemic, including operations being previously placed under care and maintenance and thereafter the resumption of mining activities.

In the current environment, the assumptions and judgements made by the Company are subject to greater variability than normal, which could in the future significantly affect judgments, estimates and assumptions made by management as they relate to potential impact of the COVID-19 and could lead to a material adjustment to the carrying value of the assets or liabilities affected. The impact of current uncertainty on judgments, estimates and assumptions extends, but is not limited to, the Company’s valuation of its long-term assets, including the assessment for impairment and impairment reversal. Actual results may differ materially from these estimates.

Control over Abitibi Royalties

As described in note 2, Abitibi Royalties is accounted for as a subsidiary of the Company even though the Company only has a 44.93% (2019 – 44.76%) ownership interest in Abitibi Royalties. The Company assessed whether or not the Company has control over Abitibi Royalties based on whether the Company has the practical ability to direct the relevant activities of Abitibi Royalties unilaterally. In making this judgment, the Company considers its own percentage holding in Abitibi Royalties combined with interest of certain members of its Board of Directors as well as its ability to appoint members of the Board of Directors and key management who have the ability to direct activities. The Company concluded that it has a sufficiently dominant voting interest to direct the relevant activities of Abitibi Royalties and have de-facto control.

Significant influence over International Prospect and Val-d’Or Mining

As described in note 2, International Prospect and Val-d’Or Mining are associates of the Company although the Company only owns a 13.44% and 39.57% ownership interest in each of these companies, respectively.

The Company has significant influence over International Prospect and Val-d’Or Mining by virtue of ownership interest, representation on the board of directors, interchange of managerial personnel and intercompany transactions in each of these companies.

X-24

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

5) JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Classification of financial instruments

All financial assets are classified in one of the following categories: fair value through profit or loss or financial assets at amortized cost. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets upon initial recognition.

Recognition of deferred tax assets and measurement of income tax expense

Management continually evaluates the likelihood that its deferred tax assets could be realized. The assessment of availability of future taxable profits involves significant judgment. A deferred tax asset is recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilized. To date, management has not recognized any deferred tax assets in excess of existing temporary differences expected to reverse within the carry-forward period.

Operating segment

The ability to aggregate the Company’s operating segments based on similar economic characteristics requires judgment to be applied and is dependent on entity-specific facts and circumstances.

Estimation uncertainty

Information about estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below. Actual results may be substantially different.

Impairment of exploration and evaluation assets

Determining if there are any facts and circumstances indicating impairment loss or reversal of impairment losses is a subjective process involving judgment and a number of estimates and assumptions in many cases. When an indication of impairment loss or a reversal of an impairment loss exists, the recoverable amount of the individual asset or the cash-generating units must be estimated.

In assessing impairment, the Company must make some estimates and assumptions regarding future circumstances, in particular, whether an economically viable extraction operation can be established, the probability that the expenses will be recovered from either exploitation or sale when the activities have not reached a stage that permits a reasonable assessment of the existence of reserves, the Company’s capacity to obtain financial resources necessary to complete the evaluation and development and to renew permits.

X-25

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

5) JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Impairment of exploration and evaluation assets (continued)

Estimates and assumptions may change if new information becomes available. If, after expenditure is capitalized, information becomes available suggesting that the recovery of expenditure is unlikely, the amount capitalized is written off in profit or loss in the period when the new information becomes available.

Impairment of royalty interests

The assessment of the fair values of royalty interests requires the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, mineral reserve/resource conversion, foreign exchange rates, future capital expansion plans and the associated production implications. These estimates and assumptions are, by their very nature, subject to interpretation and uncertainty. Changes in any of these estimates and assumptions, which certain estimates and assumptions are provided by the operators of the properties, used in determining the fair value of the royalty interests could impact the impairment analysis.

Impairment of investments in associates

The Company follows the guidance of IAS 28 Investments in Associates and Joint Ventures to assess whether there are impairment indicators which may lead to the recognition of an impairment loss with respect to its net investment in an associate. This determination requires significant judgement in evaluating if a decline in fair value is significant or prolonged, which triggers a formal impairment test. In making this judgement, the Company’s management evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its carrying amount, the volatility of the investment and the financial health and business outlook for the investee, including factors such as the current and expected status of the investee’s exploration projects and changes in financing cash flows.

Valuation of investments in private entities

The Company values its investments in private entities at fair value at each reporting date. When the fair values of these financial instruments cannot be measured based upon quoted prices in active markets, their fair value is based on estimates made by management using valuation techniques. The inputs to these valuation models are taken from observable market data where possible, including concurrent third-party investments, but where this is not feasible, a degree of judgement is required in establishing fair value. Changes in assumptions related to these inputs could affect the reported fair value of the financial instruments.

X-26

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

5) JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Share-based payments

The estimation of share-based payment costs requires the selection of an appropriate valuation model and consideration as to the inputs necessary for the valuation model chosen. The Company has made estimates as to the volatility of its own shares, levels of forfeiture, the probable life of share options and compensation warrants granted and the time of exercise of those share options and compensation warrants. The model used by the Company is the Black-Scholes valuation model.

Tax credits receivable

The calculation of the Company’s refundable tax credit on qualified exploration expenditure incurred and refundable tax credit involves a degree of estimation and judgment in respect of certain items whose tax treatment cannot be finally determined until a notice of assessment has been issued by the relevant taxation authority and payment has been received. Difference arising between the actual results following final resolution of some of these items and the assumptions made could necessitate adjustments to the refundable tax credit, exploration and evaluation assets, and income tax expense in future periods.

6) CASH AND CASH EQUIVALENTS

	As at December 31,
	2020	2019
Cash	$13,102,329	$2,573,894
Demand deposits, redeemable at any time	600,705	429,189
	$13,703,034	$3,003,083

Demand deposits represent money market mutual funds earning income at an annual rate of 0.30% (December 31, 2019 – 0.15%) that are cashable at any time.

X-27

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

7) OTHER ASSETS

	As at December 31,	As at December 31,
	2020	2019
Marketable securities	$406,280	$427,861
Private company investments	106,913	106,913
Warrants (note 12)	4,044	-
Other assets	517,237	534,774
Less: current portion of Other assets	(406,280)	(534,774)
Long-term portion of Other assets	$110,957	$-

Marketable securities of $406,280 (December 31, 2019 - $427,861) represent shares of publicly traded mining exploration companies and are recorded at fair value using quoted market prices. Investment of $106,913 (December 31, 2019 - $106,913) represent shares in private companies do not have a quoted market price in an active market. The Company has assessed a fair value on these shares based on techniques and assumptions that emphasize both qualitative and quantitative information. Special warrants of $4,044 (December 31, 2019 - $nil) represents 80,880 special warrants received from a mining option agreement with Val-d’Or Mining as further described in note 12.

8) PREPAIDS AND OTHER RECEIVABLES

	As at December 31,	As at December 31,
	2020	2019
Prepaid expenses	$102,427	$22,299
Dividend receivable	70,361	44,729
Due from related party (note 20)	59,517	45,750
Sales taxes recoverable	31,757	21,570
Payroll levies receivable	26,133	-
Mining option receivable	25,000	-
Advances for claim management	20,521	10,768
	$335,716	$145,116

X-28

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

9) INVESTMENTS

	As at December 31, 2020		As at December 31, 2019
	Number of shares	Fair value	Number of shares	Fair value
Yamana Gold Inc.	2,105,895	$15,309,857	3,443,895	$17,701,620
Agnico Eagle Mines Limited	375,897	33,676,612	408,597	32,679,588
		$48,986,469		$50,381,208
Other investments		515,447		255,530
		$49,501,916		$50,636,738

For the year ended December 31, 2020, Abitibi Royalties was called to deliver 394,100 common shares of Agnico Eagle at share prices ranging from US$42.00 to US$55.00 per share and received, net of commissions, $25,582,744 (or US$19,551,262). The Company was also called to deliver 1,338,000 common shares of Yamana at share prices ranging from US$2.50 to US$5.00 per share and received, net of commissions, $6,096,022 (or US$4,704,309). In addition, Abitibi Royalties was called to purchase 361,400 common shares of Agnico Eagle at a share price of US$45.00 per share and paid, before commissions, $23,566,713 (or US$16,263,000).

For the year ended December 31, 2019, Abitibi Royalties was called to deliver 6,000 common shares of Agnico Eagle (2,500 at US$43.00, 2,500 at US$47.00 and 1,000 at US$49.00) and received, net of commissions, $358,619 (or US$270,922). Abitibi Royalties was also called to deliver 105,800 common shares of Yamana (47,600 at US$2.50, 6,900 at US$3.00 and 51,300 at US$3.50) and received, net of commissions, $415,032 (or US$316,287).

Restricted cash

Restricted cash represents funds held as collateral on the put option contracts referred to in the Derivative financial instruments below. The funds will become unrestricted once the put option contracts are exercised, repurchased or expired. Restricted cash of $385,415 (or US$302,405) as at December 31, 2020 relates to funds held as collateral on the outstanding put option contracts of 99,300 shares of Agnico as at December 31, 2020. No cash was restricted as at December 31, 2019 as there were no outstanding put option contracts.

X-29

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

10) INVESTMENTS IN SUBSIDIARIES

The Company owns 5,605,246 (2019 -5,605,246 common shares) or 44.93% (44.76% in 2019) of Abitibi Royalties; the change in percentage of ownership resulted in a decrease in interest of subsidiaries under non-controlling interest on the statement of changes in equity in the amount of $1,610,793 (decrease of $889,850 in 2019).

	As at December 31,
Abitibi Royalties Inc.	2020	2019
Current assets	$13,959,351	$3,525,751
Non-current Assets	49,653,617	50,636,738
Current liabilities	7,436,084	9,340,361
Non-current liabilities	2,693,658	3,245,785
Total equity attributable to non-controlling interest	29,450,660	22,966,935

	For the year ended December 31,
Abitibi Royalties Inc.	2020	2019
Net income and comprehensive income	$14,681,567	$11,259,593
Net income and comprehensive income attributable to non-
controlling interest	8,094,518	6,217,181
Cash flows from operating activities	$2,481,780	$382,565
Cash flows from investing activities	11,263,577	1,765,368
Cash flows used by financing activities	(2,774,684)	(1,303,641)

Calone Mining Ltd.

The Company owns 10,000,001 common shares (2019 - 10,000,001 common shares) or 100% (100% in 2019) of Calone Mining. There are no significant operations in Calone Mining.

X-30

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

11) INVESTMENTS IN ASSOCIATES

The investments in associates relate to the Company’s investments in International Prospect and Val-d’Or Mining.

As at December 31, 2020, the Company held 4,470,910 common shares (2019 - 4,470,910 common shares) or 13.44% (December 31, 2019 - 16.50%) interest in International Prospect. The shares of International Prospect were trading at $0.105 per share on that date.

As at December 31, 2020, the Company held 25,687,444 common shares (2019 -17,354,110 common shares) or 39.57% (December 31, 2019 – 37.15%) interest in Val-d’Or Mining. The shares of Val-d’Or Mining were trading at $0.18 per share on that date.

The Company has no contingent liabilities relating to its interest in the associates.

The following table summarizes the changes to investments in associates for the years ended December 31, 2020 and 2019:

	International	Val-d’Or
	Prospect	Mining	Total
As at January 1, 2020	$356,655	$986,378	$1,343,033
Shares from mining option agreement	-	1,291,667	1,291,667
Share of net loss from associates	(52,015)	(455,254)	(507,269)
As at December 31, 2020	$304,640	$1,822,791	$2,127,431

	International	Val-d’Or
	Prospect	Mining	Total
As at January 1, 2019	$405,748	$1,152,662	$1,558,410
Shares for mining option agreement	-	250,000	250,000
Share of net loss from associates	(49,093)	(416,284)	(465,377)
As at December 31, 2019	$356,655	$986,378	$1,343,033

Shares for mining option agreement

For fiscal year 2020, the Company received a total of 8,333,334 common shares, fair valued at $1,291,667, from Val-d’Or Mining in accordance with the Amended Mining Option Agreement as described in note 12.

X-31

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

11) INVESTMENTS IN ASSOCIATES (continued)

Financial information

The following table summarizes financial information of International Prospect:

	As at December 31,
International Prospect Ventures Ltd	2020	2019
Current assets	$485,932	$362,821
Non-current Assets	625,780	552,303
Current liabilities	96,595	103,147
Total equity	1,015,045	811,977

	For the year ended December 31,
International Prospect Ventures Ltd	2020	2019
Net loss and comprehensive loss	$377,920	$297,531
Cash flows used by operating activities	$(299,507)	$(185,407)
Cash flows used by investing activities	(87,320)	(85,794)
Cash flows from (used by) financing activities	518,140	(9,169)

The following table summarizes financial information of Val-d’Or Mining:

	As at December 31,
Val-d’Or Mining Corporation	2020	2019
Current assets	$744,403	$951,144
Non-current Assets	1,643,181	186,678
Current liabilities	210,586	85,776
Non-current liabilities	40,708	2,356
Total equity	2,136,290	1,049,690

	For the year ended December 31,
Val-d’Or Mining Corporation	2020	2019
Net loss and comprehensive loss	1,190,209	1,167,616
Cash flows used by operating activities	$(413,576)	$(419,392)
Cash flows from (used by) investing activities	148,793	(346,432)
Cash flows from financing activities	873,672	168,982

X-32

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EXPLORATION AND EVALUATION ASSETS

	Balance at January 1,				Balance at December 31,
	2020	Additions	Recovery	Credits	2020
Golden Valley Mines and Royalties Ltd.
Acquisition and claims maintenance	$3,312,610	-	-	-	$3,312,610
Property option payments	312,500	-	-	-	312,500
Drilling, excavation and related costs	3,257,961	-	-	-	3,257,961
Technical and field staff	4,624,395	-	-	-	4,624,395
Airborne geophysics	791,822	-	-	-	791,822
Geophysics	2,319,401	-	-	-	2,319,401
Line cutting	1,108,235	-	-	-	1,108,235
Sampling and testing	744,773	-	-	-	744,773
Travel and transport	1,683,141	-	-	-	1,683,141
Program management and consultants	441,560	-	-	-	441,560
Professional Fees	5,215	-	-	-	5,215
Depreciation, insurance and office expenses	581,588	-	-	-	581,588
Communications	45,897	-	-	-	45,897
Option payments received	(1,971,145)	-	-	-	(1,971,145)
Write-off of exploration and evaluation assets	(4,213,235)	-	-	-	(4,213,235)
Impairment of exploration and evaluation assets	(7,525,064)	-	-	-	(7,525,064)
Shares for mining rights	(666,666)	-	106,858	(1,291,667)	(1,851,475)
Government assistance	(1,641,978)	-	-	-	(1,641,978)
Net expenditures incurred during the period	3,211,010	-	106,858	(1,291,667)	2,026,201
Exploration and evaluation assets sold to third parties	(1,713,840)	-	-	(633)	(1,714,473)
Balance, end of the period	$1,497,170	-	106,858	(1,292,300)	$311,728
Abitibi Royalties Inc
Acquisition and claims maintenance	$-	241,959	-	-	$241,959
Program management and consultants	-	8,558	-	-	8,558
Option payments received	-	-	48,684	(147,500)	(98,816)
	-	250,517	48,684	(147,500)	151,701

TOTAL	$1,497,170	250,517	155,542	(1,439,800)	$463,429

X-33

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EXPLORATION AND EVALUATION ASSETS (continued)

	As at January 1,				Impairment	As at December 31,
	2019	Additions	Recoveries	Credits	Write-off	2019
Golden Valley Mines and Royalties Ltd.
Acquisition and claims maintenance	$3,298,296	$14,514	$(200)	$-	$-	$3,312,610
Property option payments	312,500	-	-	-	-	312,500
Drilling, excavation and related costs	3,241,938	16,023	-	-	-	3,257,961
Technical and field staff	4,615,618	8,777	-	-	-	4,624,395
Airborne geophysics	791,822	-	-	-	-	791,822
Geophysics	2,319,401	-	-	-	-	2,319,401
Line cutting	1,108,235	-	-	-	-	1,108,235
Sampling and testing	823,818	-	(79,045)	-	-	744,773
Travel and transport	1,689,127	104	(6,090)	-	-	1,683,141
Program management and consultants	501,621	6,156	(66,217)	-	-	441,560
Professional Fees	5,215	-	-	-	-	5,215
Depreciation, insurance and office expenses	582,713	-	(1,125)		-	581,588
Communications	45,897	-	-	-	-	45,897
Option payments received	(1,963,650)	-	-	(7,495)	-	(1,971,145)
Write-off of exploration and evaluation assets	(4,213,235)	-	-	-	-	(4,213,235)
Impairment of exploration and evaluation assets	(7,265,328)	-	(89,038)	-	(170,698)	(7,525,064)
Shares for mining rights	(416,666)	-	-	(250,000)	-	(666,666)
Government assistance	(1,639,157)	-	-	(2,821)	-	(1,641,978)
Net expenditures incurred during the year	3,838,165	45,574	(241,715)	(260,316)	(170,698)	3,211,010
Exploration and evaluation assets sold to third parties	(1,606,927)	-	-	(106,913)	-	(1,713,840)
Balance, end of the year	$2,231,238	45,574	(241,715)	(367,229)	(170,698)	$1,497,170

X-34

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EXPLORATION AND EVALUATION ASSETS (continued)

The following table summarizes the carrying values of Exploration and Evaluations Assets by properties as at December 31, 2020 and 2019:

	Properties optioned to Eldorado Gold	Properties optioned to BonTerra Resources	Balance as at December 31, 2020	Balance as at December 31, 2019
Golden Valley Mines Properties
Abitibi Greenstone Belt (“AGB”)
Kirkland Lake / Matachewan (Ontario)	$817,555	$-	$817,555	$818,188
Lebel-sur-Quevillon (Québec)	-	359,496	359,496	366,017
Matachewan, Kirkland Lake (Ontario)	-	-	-	843,108
Val d’Or - Malartic (Québec)	143,181	-	143,181	354,017
Rouyn-Noranda-Cadillac (Québec)	168,405	-	168,405	168,405
Rouyn-Noranda-Cadillac (Québec)	-	-	-	45,544
Chibougamau (Québec)	-	-	-	65,671
Matagami (Québec)	-	-	-	13,129
Total AGB	1,129,141	359,496	1,488,637	2,674,079
Total other			22,069	22,069
Investment tax credit			(1,198,978)	(1,198,978)
Balance, end of the year			$311,728	$1,497,170
Abitibi Royalties Properties
Bathurst (Ontario)	-	-	75,000	-
Hees (Ontario)	-	-	75,000	-
Bullfrog South (Nevada, USA)	-	-	1,701	-
Balance, end of the year			$463,429	$1,497,170

X-35

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EXPLORATION AND EVALUATION ASSETS (continued)

GOLDEN VALLEY PROPERTIES

a) Mining Option Agreement with Val-d’Or Mining

On April 18, 2017, the Company granted to Val-d’Or Mining an option to acquire a 100% interest in 61 of its grassroots properties. On November 28, 2019, the Option agreement was amended to document, among other things, a waiver of expenditure requirements required in order to maintain the option, acceleration of vesting of the option as well as changes to the buyback provisions of the royalty on Net Smelter Returns granted to the Company. In accordance with the terms of the Amended Mining Option Agreement, Val-d’Or Mining has agreed to issue to Golden Valley an aggregate 16,666,668 common shares of Val-d’Or Mining, issuable as to 25% on each of December 31, 2018, December 31, 2019, June 30, 2020 and December 31, 2020.

In addition, the properties are subject to a royalty in favour of Golden Valley equal to 1.25% of net smelter returns, which is subject to certain partial buyback provisions. he partial buyback right pertains to each individual property, whereby 1% may be bought for $500,000 on a property-by-property basis with a maximum total consideration of $5,000,000 at which point in time the NSR royalty on all the properties would be reduced by 1.0%. Golden Valley will also receive 20% of the proceeds of all third-party transactions pertaining to the properties that Val-d’Or Mining enters into and announces on or before December 31, 2022. On December 5, 2019, Val-d’Or Mining exercised its option to acquire a 100% interest in the properties in accordance with the terms of the amended and restated mining option agreement between Val-d’Or Mining and Golden Valley dated November 28, 2019.

On October 6, 2020, Val-d’Or Mining entered into an agreement with respect to the sale of several properties referred to as the Ducros Group of Properties. The purchaser of the property is privately-owned Québec Nickel Corp. (“QNC”). In consideration for a 100% interest in the properties, QNC issued 3,589,341 special warrants, with a fair value of $179,467, to Val-d’Or Mining (of which Golden Valley received 80,880 special warrants, with a fair value of $4,044 in accordance with the terms of an amended and restated option agreement between d’Or Mining and Golden Valley dated November 28, 2019).

b) Lac Barry Prospect - BonTerra Resources Inc. – Level-sur-Quevillon, Québec

On March 16, 2016, the Company granted an option to BonTerra Resources Inc. (“BonTerra”) on the Lac Barry Prospect located in the Abitibi Greenstone Belt, northeast of Val-d’Or, Québec. BonTerra issued to Golden Valley 519,480 common shares in the capital of BonTerra having an aggregate value of $200,000, and incurred expenditures in an aggregate amount of $2,000,000 over a three-year period. Upon BonTerra exercising the option on June 4, 2019, it earned an 85% interest in the property and, the Company retained a 15% free carried interest and a 3% NSR, with 1% of the NSR being subject to a buyback in favour of BonTerra for $1.0 million payable by BonTerra to Golden Valley.

X-36

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EXPLORATION AND EVALUATION ASSETS (continued)

b) Lac Barry Prospect - BonTerra Resources Inc. – Level-sur-Quevillon, Québec (continued)

The Company is to enter into a joint venture agreement with BonTerra and therefore the Company is to retain its 15% free carried interest and a 3% NSR, with 1% of the NSR being subject to a buyback as discussed above. For accounting purposes, no cost has been assigned to the royalty, as the project is still at an early stage of exploration and future cash flow cannot be reliably estimated.

c) Centremaque Prospect – Alexandria Minerals Corporation - Val-d’Or Québec

On April 13, 2017, the Company entered into a mining option agreement with Alexandria Minerals Corporation (“Alexandria”) on the Centremaque Prospect located in the AGB, northeast of Val-d’Or, Québec. In accordance with the option agreement, in order to acquire an 80% interest in the property, Alexandria must: (i) issue, over a four year period from the date of signing, to Golden Valley such number of common shares in its capital having an aggregate value of $250,000 based on the closing price of Alexandria’s shares on the Exchange the day prior to the date of issuance of each tranche of payment shares, of which shares and/or cash in the amount of $150,000 have been received to date;$50,000 on or before the third anniversary; and, $100,000 on or before the fourth anniversary; and, (ii) incur exploration expenditures in an aggregate amount of $4,000,000 over the same four-year period. Once the option is exercised, the Company will retain a 20% free carried interest and a 1.5% NSR, with 0.5% of the NSR being subject to a buyback in favour of Alexandria for $1 million payable to Golden Valley.

In accordance with the terms of the option agreement, Alexandria agreed to a $2,000,000 work commitment on or before April 20, 2020. On April 3, 2020, O3 Mining provided a notice of force majeure and extension of delay as a result of the government of Québec’s decision, relating to COVID-19, to close all non-essential businesses. On May 28, 2020, the option agreement with 03 Mining was amended to provide that the payment date of the remaining cash consideration of $100,000 and the date to incur the remaining exploration expenditures commitment of $3,250,000 have been extended to June 9, 2021.

On February 7, 2021, the option agreement was further amended such that the remaining exploration expenditures commitment of $2,000,000 to be incurred on or before June 9, 2021 can also be satisfied through payment of shares in O3 Mining, provided that O3 Mining commits to complete a drilling program of least 5,000 metres on the Centremaque Prospect in the winter of 2021.

Refer to note 28 “Subsequent Events”).

X-37

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EXPLORATION AND EVALUATION ASSETS (continued)

d) Sharks and Cheechoo Joint Venture - Sirios Resources Ltd. - - James Bay Northern Quebec

On October 23, 2013, Golden Valley granted Sirios Resources Ltd. (“Sirios”) an option to acquire Golden Valley’s remaining 55% interest in the Cheechoo prospect. Sirios completed all its obligations under the agreement to earn a 100% interest in the Cheechoo prospect and therefore holds 100% of the Cheechoo prospect. As additional consideration for the grant of the option, Sirios granted to Golden Valley a royalty equal to 4% of the net returns from all mineral products mined or removed from the Cheechoo gold project. Notwithstanding the foregoing, the royalty relevant to gold mineral products mined or removed from the Cheechoo gold prospect may vary between 2.5% and 3.5% depending on the market price of gold at the time of the payment. For accounting purposes, no cost has been assigned to the royalty, as the project is still at an early stage of exploration and future cash flow cannot be reliably estimated.

e) AGB Properties – Eldorado Gold Corporation – Québec and Ontario

On December 8, 2008, the Company earned a 70% interest in the group of 9 properties (8 gold and 1 copper-zinc-silver) located in the AGB (Québec and Ontario) and a 70:30 joint venture (the “GZZ-I JV”) was formed between Golden Valley and Eldorado Gold Corporation (“Eldorado”), with the latter having acquired its interest through the acquisition of Integra Gold Corporation. Golden Valley is the operator for the joint venture. The GZZ-I JV is subject to underlying royalties ranging between 3.0% and 3.5% in favour of the original vendors, one of whom is a director and an officer of the Company.

On October 20, 2020, the Company and Eldorado entered into an agreement with Epica Gold Inc (“Epica”) in respect to the sale of the Denovo property. Pursuant to the agreement, Company and Eldorado received cash consideration of $50,000 (of which Golden Valley received $35,000) and share consideration of $150,000 (of which Golden Valley received 38,043 common shares) in the common shares of HighGold Mining Inc (“HighGold”), the parent company of Epica, based on the volume weighted average trading price per share of HighGold’s shares for the 20-day period ending on October 20, 2020. Pursuant to the agreement, Epica also granted a 3.5% NSR on the property to an officer and a director of the Company on the portion of the property covered by legacy claims. For the year ended December 31, 2020, the Company recognized a gain on sale of $139,367 relating to this transaction.

Refer to note 28 “Subsequent Events”).

X-38

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EXPLORATION AND EVALUATION ASSETS (continued)

ABITIBI ROYALTIES’ PROPERTIES

Bullfrog South Project

On September 17, 2020, Abitibi Royalties staked the Bullfrog South Project, located in Nevada’s Bullfrog Gold District.

On December 9, 2020, Abitibi Royalties entered into a mining option agreement with Bullfrog Mines LLC (“Bullfrog”) on the Bullfrog South property. In accordance with the option agreement, in order to acquire a 100% interest in the property, Bullfrog must: (i) issue to Abitibi Royalties, over a two-year period, consideration of $175,000 in cash or share in its capital; reimburse mining claims fees to be paid in 2021 and (ii) incur exploration expenditures in an aggregate amount of $550,000 over a three-year period, of which a minimum of $25,000 is to be spent in the first year of the option agreement. Once the option is exercised, the Company will retain a 2.0% NSR on the property, Bullfrog has the option to purchase 0.5% of the NSR for $500,000 on or before December 9, 2030.

For the year ended December 31, 2020, Abitibi Royalties recognized a receivable of $25,000 relating to this mining option agreement. The cash consideration has been recorded against the carrying value of the exploration and evaluation assets relating to the Bullfrog South property.

Bathurst property

On November 9, 2020, Abitibi Royalties entered into an agreement with two arm’s length parties to acquire the Bathurst property, a property consisting of 7 claims located in Ontario, for the purchase price of $75,000. Pursuant to the agreement, Abitibi Royalties also granted a 0.5% NSR royalty on the property.

Subsequent to year-end, on February 4, 2021, Abitibi Royalties signed an option agreement with Xplore Resources Corp. (“Xplore”) on the property. Xplore may earn a 100% interest in the project by completing the following: (a) Execution of Letter of Intent (“LOI”): Issue to Abitibi Royalties $62,500 in common shares of Xplore based on the daily volume weighted average (the “VWAP”) price of Xplore’s shares for the 14-day period preceding the execution of the LOI; and, issuance to Abitibi Royalties $125,000 in common shares of Xplore based on the VWAP price of Xplore’s shares for the 14-day period preceding the execution of the first anniversary date and issuance to Abitibi Royalties $150,000 in common shares of Xplore based on the VWAP price of Xplore’s shares for the 14-day period preceding the execution of the second anniversary date.

On March 5, 2021, Abitibi Royalties received 1,096,491 common shares of Xplore, with a fair value of $62,500, relating to this mining option agreement.

X-39

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

12) EXPLORATION AND EVALUATION ASSETS (continued)

Hees Property

On December 11, 2020, Abitibi Royalties entered into an agreement with two arm’s length parties to acquire the Hees property, a property consisting of 30 claims located in Ontario, for the purchase price of $75,000. Pursuant to the agreement, Abitibi Royalties also granted a 0.5% NSR royalty on the property.

Hammond Reef South property

On June 2, 2020, Abitibi Royalties entered into an agreement with two arm’s length parties to acquire the Hammond Reef property, a property consisting of 49 claims located in Ontario, for the purchase price of $70,000. Pursuant to the agreement, the Company also granted one of the parties a 0.5% NSR royalty on the property. The Company incurred claim and other fees of $3,816 on completion of the transaction.

On July 27, 2020, Abitibi Royalties entered into a mining option agreement with Victory Resources Corporation (“Victory”) on the Hammond Reef South property. In accordance with the option agreement, in order to acquire a 100% interest in the property, Victory must: (i) issue to Abitibi Royalties, over a two-year period, cash consideration of $250,000 and share consideration of 2,750,000 common shares in its capital; and (ii) incur exploration expenditures in an aggregate amount of $550,000 over a three-year period, of which a minimum of $25,000 is to be spent in the first year of the option agreement. Once the option is exercised, the Company will retain a 2.0% NSR on the property.

For the year ended December 31, 2020, Abitibi Royalties received the cash consideration of $50,000 and share consideration of 500,000, with a fair value of $84,000, in the common shares of Victory relating to this mining option agreement. Both cash and share considerations have been recorded against the carrying value of the exploration and evaluation assets relating to the Hammond Reef South property, with the remaining difference of $48,684 being recognized as revenue. Refer to note 28 “Subsequent Events”).

As Victory has not fulfilled its obligations in order to extend the option agreement, on August 24, 2021, the option agreement was terminated with a final cash payment from Victory to the Company in the amount of $6,000.

X-40

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

13) ROYALTY INTERESTS OF ABITIBI ROYALTIES

Main royalty interests

Malartic CHL 3% Royalty - Malartic, Québec

The area covered by the 3% net smelter royalty (“NSR”) is located immediately east of the current Canadian Malartic Mine open pit operated by Canadian Malartic GP (50% owned by Agnico Eagle Mines Limited (“Agnico Eagle”) and Yamana Gold Inc. (“Yamana”). The 3% NSR covers a number of known mineralized zones.

For the year ended December 31, 2020, Abitibi Royalties earned royalties in the amount of $685,698 (or US$524,434) from this royalty interest, of which $425,180 (or US$333,946), representing the royalties earned for the fourth quarter of 2020, is a receivable as at December 31, 2020.

For the year ended December 31, 2019, Abitibi Royalties earned royalties in the amount of $3,307,260 (or US$2,315,090 from this royalty interest, of which $999,252 (or US$769,366) remains outstanding as at December 31, 2019 and subsequently received on January 15, 2020.

Canadian Malartic 2% Royalty - Malartic, Québec

The area covered by the 2% NSR is on a single claim located just to the south of the Canadian Malartic open pit, and covers the eastern portion of the Gouldie Zone and the historic Charlie Zone. Production on this 2% NSR area started in 2014 and stopped in 2015.

Other royalty interests

On May 23, 2020, Abitibi Royalties entered into a series of agreements to acquire, with a purchase price of $36,000, a package of royalties south of the Canadian Malartic Mine and also southeast of the Agnico Eagle’s Goldex Mine. The agreements also entitled the Company to 15% of the gross proceeds (cash and shares) should the underlying properties be sold or joint ventured. The royalties are located immediately south of the Canadian Malartic Mine and approximately three kilometres southeast of the Goldex Mine. The projects are owned and operated by Tamarack Gold Resources Inc. Abitibi Royalties incurred fees of $1,701 on completion of the transaction.

Abitibi Royalties’ other royalty interest are as follows:

■	Revillard Property 2% Royalty - Malartic, Québec
■	15% Net Profit Interest (“NPI”) in the vicinity of Canadian Malartic Mine -Malartic, Québec
■	Midway Project 1.5% Royalty -Malartic, Québec ● 1.5% Royalty in the Abitibi region, Québec
■	1.0% NSR on the New Alger Project in the Abitibi region, Québec

X-41

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

14) DERIVATIVE FINANCIAL INSTRUMENTS

Abitibi Royalties’ total call options outstanding as at December 31, 2020 and 2019 are as follows:

	Expiry date	Number of shares under option	Exercise price range (USD)	Market value as at December 31, 2020
Calls
Yamana	January 15, 2021	1,247,000	$ 3.00 to 7.00	$1,574,731
Yamana	April 16, 2021	320,000	$ 7.00 to 10.00	52,329
Yamana	July 16, 2021	140,000	$8.00	57,039
Yamana	January 21, 2022	367,700	$ 4.50 to 10.00	522,730
Yamana	January 2, 2023	2,100	$10.00	3,208
Agnico	January 15, 2021	118,300	$ 50.00 to 85.00	761,259
Agnico	February 19, 2021	82,200	$ 85.00 to 100.00	53,360
Agnico	May 21, 2021	57,400	$ 85.00 to 100.00	83,013
Agnico	January 21, 2022	103,600	$ 60.00 to 100.00	929,767
Agnico	January 20, 2023	8,000	$ 85.00 to 100.00	83,420
Puts
Agnico	February 19, 2021	56,000	$ 40.00 to 45.00	22,217
Agnico	January 21, 2022	43,300	$ 40.00 to 45.00	100,245
		2,545,600		$4,243,318

	Expiry date	Number of shares under option	Exercise price range (USD)	Market value as at December 31, 2019
Calls
Yamana	January 17, 2020	2,220,300	$2.50 to 4.00	$1,048,113
Yamana	January 15, 2021	1,165,800	3.00 to 5.00	1,135,729
Yamana	January 17, 2022	57,700	4.50	71,194
Agnico	January 17, 2020	350,800	43.00 to 55.00	5,528,316
Agnico	January 15, 2021	57,700	42.00 to 50.00	1,195,695
		3,852,300		$8,979,047

For fiscal year 2020, Abitibi Royalties sold 21,418 call contracts (3,701 calls on Agnico shares and 17,717 calls on Yamana shares) and 5,977 put contracts on Agnico shares for total proceeds of $3,582,525 (or US$2,665,886). In addition, 1,370 put contracts expired and 3,641 put contracts were exercised on Agnico shares. Furthermore, 7,050 contracts were repurchased before expiration (150 calls on Agnico and 6,900 calls on Yamana) for which the Company paid $53,116 (or US$40,740).

X-42

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

14) DERIVATIVE FINANCIAL INSTRUMENTS (continued)

For fiscal year 2019, Abitibi Royalties sold 25,223 call contracts (1,573 calls on Agnico shares and 23,650 calls on Yamana Gold shares) for total proceeds of $1,232,964 (or US$935,160). In addition, 1,887 call contracts expired (460 calls on Agnico and 1,427 calls on Yamana). Furthermore, 19,600 contracts were repurchased before expiration (778 calls on Agnico and 18,822 calls on Yamana) for which the Company paid $131,050 (or US$97,093).

The liability associated with derivative financial instruments can be settled, if required, through the Abitibi Royalties’ investments in the common shares of Agnico Eagle and Yamana.

Subsequent to year end, the Company was called to deliver 37,700 common shares of Agnico Eagle at share prices ranging from US$50.00 to US$65.00 per share and received, net of commissions, $2,722,806 (or US$2,139,898) and 1,109,100 common shares of Yamana at share prices ranging from US$3.00 to US$5.00 per share and received, net of commissions, $6,552,852 (or US$5,149,994).

15) LONG-TERM LOAN

The Company applied and received the $60,000 Canada Emergency Business Account loan which is an interest-free loan to cover operating costs. Repaying the balance of the loan on or before December 31, 2022 will result in a loan forgiveness of $20,000.

16) INCOME TAXES

Major components of tax expense (recovery)

The major components of tax expense (recovery) are outlined below:

	For the year ended December 31,
	2020	2019
Current tax expense	$2,464,798	$-
Deferred tax recovery
Origination and reversal of temporary differences	$(772,145)	$1,579,401
Deferred tax assets not recognized	220,018	233,919
	(552,127)	1,813,320
Total income tax expense	$1,912,671	$1,813,320

X-43

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

16) INCOME TAXES (continued)

Relationship between expected tax expense and accounting profit or loss

The relationship between the expected tax expense based on the combined tax rate in Canada and the reported tax expense in the consolidated statement of net loss and comprehensive loss can be reconciled as follows:

	For the year ended December 31,
	2020	2019
Net income for the year before income taxes	$15,013,135	$11,313,153
Expected tax expense calculated using the combined Federal and Provincial at combined statutory rate in Canada of 26.50% (26.60% in 2019)	$3,978,481	$3,009,299
Change in tax rates	-	(1,036)
Change in deferred tax assets not recognized	231,575	233,919
Share of loss of associates	135,082	123,790
Non-taxable dividends received	(169,584)	(116,353)
Share-based payments	67,815	110,582
Non-taxable portion of gain on investments	(2,325,282)	(1,554,992)
Other	(5,416)	8,111
Total tax expense	$1,912,671	$1,813,320

The statutory tax rate declined from 26.6% to 26.50% due to a reduction in the Québec general corporate tax rate on January 1, 2020.

X-44

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

16) INCOME TAXES (continued)

Deferred tax assets (liabilities) and variation of recognized amounts

	As at January 1,	Recognized in	As at December 31,
	2020	profit or loss	2020
Exploration and evaluation assets	$687,841	$(367,828)	$320,013
Investments	(6,047,641)	2,465,445	(3,582,196)
Share issuance costs	8,389	(2,103)	6,286
Non-capital losses	915,903	(915,903)	—
Derivative financial instruments	1,189,723	(627,484)	562,239
	$(3,245,785)	$552,127	$(2,693,658)

	As at January 1, 2019	Recognized in profit or loss	As at December 31, 2019
Exploration and evaluation assets	$687,695	$146	$687,841
Investments	(3,898,056)	(2,149,585)	(6,047,641)
Share issuance costs	-	8,389	8,389
Non-capital losses	1,433,943	(518,040)	915,903
Derivative financial instruments	343,953	845,770	1,189,723
	$(1,432,465)	$(1,813,320)	$(3,245,785)

As at December 31, 2020 and 2019, the Company had deductible temporary differences which it did not record in deferred tax assets:

	As at December 31,
	2020	2019
Exploration and evaluation assets	$4,079,730	$2,835,206
Other assets	719,572	796,761
Property and equipments	425,805	424,778
Share issue costs	4,957	11,667
Capital losses	8,453	29,007
Loan	10,000	-
Non-capital losses	7,164,226	7,534,940
	$12,412,743	$11,632,359

X-45

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

16) INCOME TAXES (continued)

The Company has an amount of $319,859 in 2020 (2019 - $319,859) in investment tax credits that has not been recorded. These credits can be used to reduce federal income tax and will expire between 2025 and 2033.

As at December 31, 2020 and 2019, the Company has the following non-capital losses in Canada available to reduce future year’s taxable income which expires as follows:

	Federal	Quebec
2029	$570,056	$350,017
2030	1,389,166	1,368,264
2031	41,350	41,350
2032	1,090,175	1,079,112
2033	393,100	390,172
2034	378,137	373,289
2035	863,064	860,246
2036	476,992	450,305
2037	987,998	963,527
2038	842,706	842,706
2039	129,319	122,679
2040	2,163	2,163
	$7,164,226	$6,843,830

17) CAPITAL STOCK

Capital Stock

The capital stock of the Company consists of fully paid common shares.

Authorized

Unlimited number of common shares without par value. All shares are equally eligible to receive dividends and the repayment of capital and represent one vote each at the shareholders’ meeting of the Company.

Unlimited number of preferred shares, issuable in series with rights and restrictions to be determined by the directors.

X-46

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

17) CAPITAL STOCK (continued)

Share consolidation

On July 27, 2020, the Company received conditional approval from the TSX Venture Exchange regarding a security consolidation on the basis of ten old shares for one new share. The common shares of Golden Valley have commenced trading on a consolidated basis at open of market on July 31, 2020. Following the consolidation, a total of approximately 13,518,459 common shares of Golden Valley are issued and outstanding, and incentive stock options to acquire an aggregate of approximately 1,423,691 common shares are outstanding. The number of common shares entitled to be purchased pursuant to the terms of the outstanding options and the per share exercise price for such shares were adjusted accordingly, in accordance with the terms of the respective options. All fractional common shares remaining as a result of the proposed consolidation have been cancelled. All historical information presented in the financial statements has been adjusted to reflect the share consolidation.

Issued share capital

Refer to “Share Consolidation” section of Note 17 “Capital Stock”.

The change in issued share capital for the years ended December 31, 2020 and 2019 was as follows:

	2020		2019
	Number	Stated	Number	Stated
	of shares	Value	of shares	Value
Balance, as at January 1,	13,434,760	$28,420,603	13,391,858	$28,289,902
Shares issued by exercise of stock options	83,700	215,582	42,903	133,429
Share issue expenses	-	-	-	(2,728)
Balance, as at December 31,	13,518,460	$28,636,185	13,434,760	$28,420,603

Share capital issued from exercise of incentive stock options

For fiscal 2020, the Company issued 83,700 of its common shares from the exercise of incentive stock options of 83,700 at prices ranging from $1.10 per share to $3.50 per share for a total consideration of $125,630.

For fiscal, 2019, the Company issued 42,903 of its common shares from the exercise of incentive stock options of 37,903 at a price of $1.70 per share and of 5,000 at a price of $2.75 per share for a total consideration of $78,184.

X-47

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

18) SHARE-BASED PAYMENTS

The Company has a stock option incentive plan in place under which directors, officers, employees, and consultants are eligible to receive incentive stock options for the purchase of common shares of the Company. Under the terms of the plan, the aggregate number of shares issuable upon the exercise of options may not exceed 1,900,673, which represents 20% of the Company’s issued and outstanding common shares on May 25, 2015, the date of adoption of the option plan by the Company’s Board of Directors. The option plan was approved by the Company’s disinterested shareholders on June 25, 2015, and subsequently accepted by the TSX Venture Exchange.

The exercise price of each option is fixed by the Board of Directors at the time of grant and shall not be less than the closing price of the Company’s shares on the trading day immediately prior to the date of grant less any discount permitted by the TSX Venture Exchange; if no sales were reported on such day, the exercise price shall be based on the closing sales price on the last trading day prior to the time of determination on which sales were reported.

The term of any options granted under the option plan will be fixed by the Board of Directors and may not exceed ten years and the vesting period of options granted under the plan, if any, shall be determined by the Board of Directors at the time of grant. All options granted under the option plan will be in accordance with the rules and regulations of the TSX Venture Exchange.

The summary of changes in the number of incentive stock options issued by the Company for years ended December 31, 2020 and 2019 is presented as follows:

	2020		2019
		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price
Outstanding, beginning of year	1,405,916	$3.20	1,409,819	$3.10
Granted	101,475	5.44	39,000	3.40
Expired	(1,800)	3.40	-	-
Exercised	(83,700)	1.50	(42,903)	1.70
Outstanding, end of year	1,421,891	$3.43	1,405,916	$3.20
Exercisable, end of year	1,415,225	$3.43	1,317,583	$3.20

X-48

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

18) SHARE-BASED PAYMENTS (continued)

The table below summarizes the information related to outstanding share options as at December 31, 2020:

Outstanding options
			Weighted
		Weighted	average
	Number of	average exercise	remaining contractual life	Exercisable
Expiry date	options	price	(years)	options
January 1, 2021	10,000	1.00	0.00	10,000
June 27, 2021	225,000	3.00	0.49	225,000
February 3, 2022	10,000	4.65	1.09	10,000
June 21, 2023	222,000	2.75	2.47	222,000
June 18, 2024	31,500	3.40	3.47	24,833
March 3, 2025	76,475	5.00	4.17	76,475
June 26, 2025	25,000	6.80	4.49	25,000
September 30, 2026	821,916	3.50	5.75	821,916
	1,421,891	$3.43		1,415,225

The table below summarizes the information related to outstanding share options as at December 31, 2019:

Outstanding options
			Weighted
		Weighted	average
	Number of	average exercise	remaining contractual life	Exercisable
Expiry date	options	price	(years)	options
July 24, 2020	67,500	1.10	0.56	67,500
January 1, 2021	10,000	1.00	1.01	10,000
June 27, 2021	230,000	3.00	1.49	230,000
February 3, 2022	10,000	4.65	2.10	10,000
June 21, 2023	225,000	2.75	3.47	150,000
June 18, 2024	39,000	3.40	4.47	25,667
September 30, 2026	824,416	3.50	6.75	824,416
	1,405,916	$3.17		1,317,583

X-49

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

18) SHARE-BASED PAYMENTS (continued)

Share-based compensation expense

Refer to “Share Consolidation” section of Note 17 “Capital Stock”.

The table below summarizes share-based compensation expense for the years ended December 31, 2020 and 2019:

	For the year ended December 31,
	2020	2019
Golden Valley
June 2020 option grant (a)	$90,495	$-
March 2020 option grant (b)	60,203	-
June 2019 option grant (c)	18,832	55,702
June 2018 option grant (d)	86,374	198,050
September 2016 option grant (e)	-	151,716
Share-based compensation expense	$255,904	$405,468

a)	On June 26, 2020, the Company granted to its officers, directors and consultants incentive stock options entitling the purchase of an aggregate 25,000 common shares at an exercise price of $6.80 per share. The options are exercisable for a period of 5 years until June 26, 2025, subject to earlier termination in accordance with the terms of the Company’s stock option plan. The options vest immediately on date of grant. The fair value of the 25,000 stock options granted has been estimated using the Black-Scholes option pricing model at $90,495. For the year ended December 31, 2020, an amount of $90,495 has been expensed relating to this incentive stock option.

b)	On March 3, 2020, the Company granted to its officers and directors incentive stock options entitling the purchase of an aggregate 76,475 common shares (22,500 to directors and 53,975 to officers, at an exercise price of $5.00 per share). The options are exercisable for a period of 5 years until March 3, 2025, subject to earlier termination in accordance with the terms of the Company’s stock option plan. The options vest immediately on date of grant. The fair value of the 22,500 stock options granted has been estimated using the Black-Scholes option pricing model at $60,203. For the year ended December 31, 2020, an amount of $60,203 has been expensed relating to this incentive stock options. The fair value of the 53,975 stock options granted has been determined to be $125,213, representing share-based payment equating to the cash portion of the 2018 and 2019 performance bonus to officers.

X-50

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

18) SHARE-BASED PAYMENTS (continued)

Share-based compensation expense (continued)

c)	On June 18, 2019, the Company granted to its officers, and consultants incentive stock options entitling the purchase of an aggregate 39,000 common shares at an exercise price of $3.40 per share. The options are exercisable for a period of 5 years until June 18, 2024, subject to earlier termination in accordance with the terms of the Company’s stock option plan. Except for 20,000 options which vest over a period of 3 years unless there is a change of control event, in which case the options will vest immediately on occurrence of the change of control, all of the other options vest immediately on grant.

The fair value of the 39,000 stock options granted has been estimated using the Black-Scholes option pricing model at $84,980 of which to date $74,534 has been expensed. 5,700 incentive stock options have been exercised relating to this grant. For the year ended December 31, 2020, an amount of $18,832 (2019 -$55,702) has been expensed.

d)	On June 21, 2018, the Company granted to its directors, officers, and consultants incentive stock options entitling the purchase of an aggregate 230,000 common shares at an exercise price of $2.75 per share. The options are exercisable for a period of 5 years until June 21, 2023, subject to earlier termination in accordance with the terms of the Company’s Stock Option Plan. All the options vest equally over a period of 3 years unless there is a change of control event, in which case the options will vest immediately on occurrence of the change of control.

The fair value of the stock options granted has been estimated using the Black-Scholes option-pricing model at $455,441 of which to date $431,594 has been expensed. 8,000 incentive stock options have been exercised relating to this grant. For the year ended December 31, 2020, an amount of $86,374 (2019 -$198,050) has been expensed.

e)	On September 30, 2016, the Company granted to its directors, officers, employees, and consultants incentive stock options entitling the purchase of an aggregate 930,593 common shares at an exercise price of $3.50 per share. The options are exercisable for a period of 10 years until September 30, 2026, subject to earlier termination in accordance with the terms of the Company’s Stock Option Plan. All the options vest equally over a period of 3 years unless there is a change of control event, in which case the options will vest immediately on occurrence of the change of control.

The fair value of the stock options granted has been estimated using the Black-Scholes option-pricing model at $2,427,448 of which to date $2,393,622 has been expensed and $33,826 has been capitalized to exploration and evaluation assets. 106,177 incentive stock options have been cancelled and 2,500 incentive stock options have been exercised relating to this grant. For the year ended December 31, no amount has been expensed as incentive stock options under this grant have fully vested in 2019.

X-51

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

18) SHARE-BASED PAYMENTS (continued)

Fair value of options granted

Refer to “Share Consolidation” section of Note 17 “Capital Stock”.

The fair value of the granted options was determined using the Black-Scholes option pricing model and based on the following assumptions:

Date of Grant	June 26, 2020	March 3, 2020	June 18, 2019	June 21, 2018	September 30, 2016
Share price at date of grant	$6.80	$5.00	$3.40	$2.75	$3.50
Expected dividends yield	0%	0%	0%	0%	0%
Expected weighted volatility	70.44%	69.59%	79.95%	105.67%	125.00%
Risk-free interest average rate	0.31%	1.10%	1.33%	2.00%	1.00%
Expected average life	5 years	5 years	5 years	5 years	10 years
Exercise price at date of grant	$6.80	$5.00	$3.40	$2.75	$3.50

19) GENERAL AND ADMINISTRATIVE EXPENSES

The following table summarizes general and administrative expenses:

	For the year ended
	December 31,
	2020	2019
Office expenses	$167,659	$109,486
Advertising and exhibitions	154,434	81,390
Travelling and other	71,432	77,614
	$393,525	$268,490

X-52

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

20) EQUITY TRANSACTIONS OF ABITIBI ROYALTIES

Dividends paid

On January 20, 2020, Abitibi Royalties’ Board of Directors approved a 25% dividend increase from $0.12 to $0.15 per common share on an annualized basis. The payment of dividends also changed from quarterly to monthly. The increased dividend amount and the payment of dividends from quarterly to monthly began in April 2020. On December 7, 2020, Abitibi Royalties’ Board of Directors further approved a 20% dividend increase from $0.15 to $0.18 per common share on an annualized basis.

For the year ended December 31, 2020, Golden Valley earned dividends of $798,748 (2019 - $336,315) from Abitibi Royalties. As at December 31, 2020, Golden Valley holds 5,605,246 common shares in Abitibi Royalties.

Normal Course Issuer Bid

On September 23, 2019, Abitibi Royalties announced it received conditional acceptance to renew its NCIB for another year until October 5, 2020. This new approval allows the Company to purchase up to 626,695 (representing 5% of the Company’s total issued and outstanding common shares) of its common shares.

On September 24, 2020, Abitibi Royalties announced it received conditional acceptance to renew its NCIB for another year until October 5, 2021. This new approval allowed the Company to purchase up to 624,145 (representing 5% of the Company’s total issued and outstanding common shares) of its common shares.

For fiscal year 2020, Abitibi Royalties repurchased and cancelled 48,100 shares at prices varying from $15.14 to $26.00 per share for a total of $994,051. For fiscal year 2019, Abitibi Royalties repurchased and cancelled 61,100 of its common shares at prices varying from $9.40 to $16.15 for a total of $778,649.

Incentive stock option

Abitibi Royalties adopted a 20% fixed option plan in 2013. Pursuant to the fixed option plan, options, for an aggregate total of 1,740,200 common shares, may be granted to its directors, officers, employees, consultants, or management companies employees from time to time. Abitibi Royalties has not renewed its stock option plan and has not granted stock options under the current plan since 2014. There are no stock options available under the plan.

For the year ended December 31, 2019, Abitibi Royalties issued 81,171 of its common shares for a total consideration of $226,713 from the exercise of stock options at prices varying from $2.18 per share (47,733 stock options), $3.62 per share (13,438 stock options) and $3.70 per share (20,000 stock options).

X-53

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

21) FAIR VALUE MEASUREMENT

Fair value measurement of financial instrument

Financial assets and liabilities measured at fair value in the statement of financial position are grouped into three levels of fair value hierarchy. The three levels are defined based on the observability of the significant inputs to the measurement, as follows:

▪	Level 1:	quoted prices (unadjusted) in active markets for identical assets or liabilities
▪	Level 2:	inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
▪	Level 3:	inputs for the assets or liabilities that are not based on observable market data.

The level within which the financial asset or liability is classified is determined based on the lowest level of significant input to the fair value measurement.

Cash and cash equivalent (Level 1), accounts receivable (Level 3), royalty receivable (Level 3), other assets (Level 3) and accounts payable and accrued liabilities (Level 3) are carried at amortized costs which approximate their fair value due to their short-term nature.

Short-term other assets consisting of money-market investment funds and marketable securities in the consolidated statement of financial position at December 31, 2020 and 2019 are classified in Level 1 and are recorded at fair value by reference to their quoted prices at the reporting date. The Company’s short-term other assets relating to the investments in the common shares of a private company do not have a quoted market price in an active market and the Company has assessed a fair value of the investment based on their unobservable net assets. As a result, the fair value is classified within Level 3 of the fair value hierarchy. The process of estimating the fair value of these investments is based on inherent measurement uncertainties and is based on techniques and assumptions that emphasize both qualitative and quantitative information. There is no reasonable quantitative basis to estimate the potential effect of changing the assumptions to reasonably possible alternative assumptions on the estimated fair value of these investments.

Investments relating to the common shares of Agnico Eagle and Yamana held by Abitibi Royalties and the liability relating to the derivative financial instruments are classified as Level 1.

The method and valuation techniques used for the purpose of measuring fair value are unchanged compared to the previous reporting periods. There has been no movement between levels during the year.

X-54

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

21) FAIR VALUE MEASUREMENT (continued)

The carrying amounts and fair value of financial instruments presented in the statement of financial position are as follows:

	December 31, 2020		December 31, 2019
	Carrying		Carrying
	amount	Fair value	amount	Fair value

Financial assets
Financial Assets at amortized costs
Cash and cash equivalents	$13,703,034	$13,703,034	$3,003,083	$3,003,083
Restricted cash	385,415	385,415	-	-
Account receivables	-	-	268,195	268,195
Royalty receivables	425,180	425,180	999,252	999,252
Dividend receivable	70,361	70,361	44,729	44,729
Other receivables	51,133	51,133	-	-
Due from related parties	59,517	59,517	45,750	45,750
Financial assets at fair value through
profit and loss
Short-term-term financial assets	406,280	406,280	534,774	534,774
Investments	49,501,916	49,501,916	50,636,738	50,636,738
	$64,602,836	$64,602,836	$55,532,521	$55,532,521
Financial liabilities
Financial liabilities measured at
amortized cost
Accounts payable and accrued liabilities	$890,496	890,496	$727,745	727,745
Financial liabilities measured at fair
value through profit and loss
Derivatives financial instruments (level 1)	4,243,318	4,243,318	8,979,047	8,979,047
	$5,133,814	$5,133,814	$9,706,792	$9,706,792

X-55

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

22) EARNINGS PER SHARE

Refer to “Share Consolidation” section of Note 17 “Capital Stock”.

Both the basic and diluted earnings per share have been calculated using the net income attributable to owners of the Company as the numerator, i.e., no adjustment to the net income were necessary in either years ended December 31, 2020 and 2019.

	For the year ended December 31,
	2020	2019
Net income attributable to shareholders of Golden Valley Mines Ltd.	$5,005,946	$3,282,652
Weighted average number of shares in circulation - basic	13,494,205	13,415,455
Dilutive effect of stock options and warrants	774,889	169,530
Weighted average number of shares	14,269,094	13,584,985
Basic earnings per share	$0.371	$0.245
Diluted earnings per share	$0.351	$0.245

For the year ended December 31, 2020, no stock options (10,000 stock options in 2019) were excluded from the calculation of diluted earnings per share attributable to shareholders of the Company as their exercise price was higher than the Company’s average share price for the respective periods.

23) COMMITMENTS AND CONTINGENCIES

The Company has entered into agreements with officers and consultants that include termination and change of control clauses. In the case of termination, the officers and consultants are entitled to an amount equal to a multiple (ranging from one to two times) the annual base fee payable. In the case of a change of control, the officers and consultants are entitled to an amount equal to a multiple (ranging from one to three times) the sum of the annual base fee. As at December 31, 2020, the total annual base fee of the officers and consultants under the agreements is $765,000. As a triggering event has not taken place, the contingent payments have not been reflected in the consolidated financial statements.

24) RELATED PARTY TRANSACTIONS

The Company’s related parties comprise of its joint key management and related companies, as described below. Unless otherwise stated, none of the transactions incorporated special terms and conditions and no guarantees were given or received. Outstanding balances are usually settled in cash. Other than the related party transactions disclosed below, there were no other direct transactions with related parties other than routine payments for management and exploration services and grants of stock options.

X-56

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

24) RELATED PARTY TRANSACTIONS (continued)

For the year ended December 31, 2020 and 2019, the compensation paid to key management for employee and consulting services for Golden Valley and its subsidiaries is presented below:

	For the year ended
	December 31,
	2020	2019
Short-term employee benefits
Salaries and bonuses (1)	$1,501,458	$1,179,719
Directors’ fees	280,000	280,000
Benefits	160,133	154,371
Total short-term employee benefits	1,941,591	1,614,090
Other transactions with key management
Rent(2)	16,362	8,196
Management fees(3)	166,200	166,200
Legal fees(4)	-	13,851
Fees relating to exploration and evaluation activities(5)	72,190	69,958
Total other transactions with key management	254,752	258,205
Share-based payments(6)	234,187	367,723
Total remuneration	$2,430,530	$2,240,018

1)	Salaries and bonuses for the year ended December 31, 2020 include (a) fiscal year 2020 performance-based bonuses of $77,500 (2019 - $58,275) for the Company’s officers, (b) fiscal year 2020 performance-based bonuses of $311,600 (2019 - $241,525) for Abitibi Royalties’ Chairman of the Board, the President and Chief Executive Officer, and the Chief Financial, (b) long-term incentive share purchase special allocations of $170,000 (December 31, 2019 - $nil) for Abitibi Royalties’ Board of directors, the President and Chief Executive Officer, and the Chief Financial Officer, of which the after-tax proceeds will be used by the recipients to purchase shares of Abitibi Royalties in the secondary market and are to retain such shares while serving as directors and officers of Abitibi Royalties.

Salaries and bonuses for the year ended December 31, 2019 include cash performance bonus of $299,800 of which $241,525 and $58,275 were declared by Abitibi Royalties and the Company, respectively; and 2018 bonuses of $66,938 and 2019 bonuses of $58,275 to officers settled by the Company through the issuance of 539,750 incentive stock options.

X-57

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

24) RELATED PARTY TRANSACTIONS (continued)

2)	For the year ended December 31, 2020, rent of $7,362 (2019 -$8,196) was paid by Abitibi Royalties to its President for use of Toronto Property as an office for Abitibi Royalties and rent of $9,000 (2019 -$nil) was paid to 2973090 Canada Inc., a company controlled by an officer and a director of the Company.

3)	Management fees paid by Golden Valley to 2973090 Canada Inc. a company controlled by an officer and a director of the Company.

4)	Legal fees paid to a company with one of its principals being also a director of Golden Valley relating to claim and settlement in favour of the Company.

5)	For the year ended December 31, 2020, fees relating to exploration and evaluation activities include $58,800 (2019 -$58,800) paid to 2973090 Canada Inc and of $13,390 (2019 -$11,158) paid to Rosatelli Exploration Services, a company controlled by an officer of the Company. 4)Share-based compensation relating to the incentive stock option program for officers and directors of the Company.

6)	Share-based compensation relating to the incentive stock option program for officers and directors of the Company.

At the end of the year, some of the salaries, meeting fees and bonuses disclosed above had not been paid and were included in current liabilities. At December 31, 2020, $669,100 (2019 - $619,786) was included in account payables and accrued liabilities.

Transactions with related companies

Effective July 1, 2020, the Company entered into a Cost Sharing Arrangement (the “Sharing Arrangement”) with companies related by common management, pursuant to which Golden Valley will provide certain management and financial services such as office space and administrative support relating to the exploration offices located at 2864 Chemin Sullivan, Val-d’Or, Québec, J9P 0B9, in consideration of $71,348 per year (the “reimbursement”), payable on a monthly basis. The Sharing Arrangement provides for the reimbursement to be reviewed on an annual basis. For the year ended December 31, 2020, reimbursement of $29,409 was received from related companies relating to this Sharing Agreement,

X-58

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

24) RELATED PARTY TRANSACTIONS (continued)

Val-d’Or Mining

For the year ended December 31, 2020, Golden Valley also recharged general and administrative expenses to Val-d’Or Mining, a company related by common management, for a total amount of $9,907.

For the year ended December 31, 2020, no consultant (2019 - $15,000) was recharged to Val-d’Or Mining relating to the services of the Company’s CFO.

For efficiency reasons, where the Company and Val-d’Or Mining are dealing with the same suppliers one may pay for both and be reimbursed by the other. As at December 31, 2020, the Company had a net payable of $6,064 (December 31, 2019 -$21,687) due from Val-d’Or Mining, which is netted of due from related parties.

International Prospect

For the year ended December 31, 2020, no consulting fees (2019 - $75,000) was recharged to International Prospect for the services provided by the Company’s President and no consultant fees (2019 -$12,000) was recharged to International Prospect relating to the services of the Company’s CFO.

As at December 31, 2020, Golden Valley has a receivable of $65,782 (December 31, 2019 -$68,520) with International Prospect relating to consulting fees recharged to International Prospect for the services provided by the Company’s President in 2019.

X-59

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

25) ADDITIONAL INFORMATION - CASH FLOWS

Cash transactions

	For the year ended December 31,
	2020	2019
Interest received related to operating activities	$71,375	$10,189
Dividends received related to investing activities	615,525	416,339
Royalties received related to operating activities	1,259,770	2,052,918

Changes in non-cash working capital items

	For the year ended December 31,
	2020	2019
Royalty receivable	$574,072	$(985,147)
Accounts receivable	268,195	(42,260)
Prepaids and other receivables	(165,600)	(154)
Accounts payable and accrued liabilities	287,963	105,908
Income taxes payable	2,464,798	-
	$3,429,428	$(921,653)

Non-cash transactions

Non-cash transactions included in the statement of financial position are as follows:

	For the year ended
	December 31,
	2020	2019
Options on exploration and evaluation assets received as shares of quoted mining exploration companies included in short-term other assets	$72,500	$67,505
Common shares received in Exploration and evaluation assets	1,291,667	356,913

X-60

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

26) FINANCIAL INSTRUMENTS

The Company is exposed to various risks in relation to financial instruments. The main types of risks are market risk, credit risk and liquidity risk. The Company focuses on actively securing short-to medium-term cash flows by minimizing the exposure to financial markets. The most significant financial risks to which the Company is exposed are described below.

a) Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company is exposed to the following two types of market risk: foreign currency risk and other price risk.

Foreign currency risk sensitivity

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Most of the Company’s transactions are carried out in Canadian dollars. Currency risk arises from the Company’s cash, dividends, and royalty revenues in foreign currency, which are primarily denominated in U.S. dollars. The Company does not enter into arrangements to hedge its foreign exchange risk. As at December 31, 2020 and 2019, foreign currency denominated financial assets and liabilities in U.S. dollars and which expose the Company to the currency risk are as follows:

	As at December 31,
	2020	2019
Cash and cash equivalents	$7,125,721	1,737,268
Restricted cash	302,405	-
Royalty receivable	333,946	769,366
Dividends receivable	54,251	35,497
Accounts payable and accrued liabilities	(3,040)	-
Derivative financial instruments	(3,332,798)	(6,913,341)
	$4,480,485	(4,371,210)

A 1% change in the Canadian /U.S. exchange rate as at December 31, 2020 would have had an impact of $57,046 (2019- $56,774) on net income and comprehensive income of the year.

X-61

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

26) FINANCIAL INSTRUMENTS (continued)

Other price risk sensitivity

The Company is exposed to fluctuations in the market prices of its investments in quoted mining companies, derivative financial instrument, marketable securities in quoted mining exploration companies. The fair value of these financial instruments represents the maximum exposure to price risk.

If the quoted price of these instruments had changed by 1% as at December 31, 2020 (1% as at December 31, 2019), net income and comprehensive income for the year would have changed by $489,865 (2019 - $421,925).

b) Credit risk

Credit risk is the risk that another party to a financial instrument fails to discharge its obligation and, thus, leads the Company to incur a financial loss. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets at the reporting date, as summarized below:

	As at December 31.
	2020	2019
Cash and cash equivalents	$13,703,034	$3,003,083
Restricted cash	385,415	-
Account receivables	-	268,195
Royalty receivables	425,180	999,252
Prepaids and other receivables	303,959	123,546
Carrying amounts	$14,817,588	$4,394,076

The risk related to cash and restricted cash is considered negligible as the Company is dealing with a reputable financial institution whose credit rating is excellent. The Company’s management considers that the above financial asset is of good credit quality. The credit risk exposure for the Company’s accounts, royalty and dividends receivables and other assets is considered minimal as these receivables have since been received subsequent to year-end. The Company continuously monitors defaults of counterparties. No impairment loss has been recognized in the years presented.

X-62

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

26) FINANCIAL INSTRUMENTS (continued)

c) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. Liquidity risk management serves to maintain a sufficient amount of cash and cash equivalents and to ensure that the Company has financing sources such as private and public investments for a sufficient amount. Over the past years, the Company has financed its exploration and evaluation programs, its working capital requirements and acquisitions of mining properties through private and flow-through placements and through dividends received from the shares it holds on Abitibi Royalties.

The Company’s objective is to maintain cash and cash equivalents and short-term investments to meet its liquidity requirements. This objective was met for the reporting periods. The Company considers cash flows from financial assets in assessing and managing liquidity risk, in particular its cash and cash equivalents and short-term investments. The Company’s existing cash and cash equivalents and short-term investments significantly exceeds the current cash outflow requirements.

The following table presents contractual maturities (including interest payments where applicable) of the Company’s liabilities:

	As at December 31.
	2020	2019
Within 3 months
Accounts payable and accrued liabilities	$890,496	$727,745
Income taxes payable	2,464,798	-
Derivative financial instruments	2,411,567	6,576,429
	$5,766,861	$7,304,174
3 to 12 months
Derivative financial instruments	$135,341	$-
	$135,341	$-
12 to 36 months
Derivative financial instruments	$1,696,410	$2,402,618
	$1,696,410	$2,402,618

X-63

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

27) CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The Company’s capital management objectives are: to ensure the Company’s ability to continue as a going concern; to increase the value of the assets of the business; and to provide an adequate return to owners.

These objectives will be achieved by identifying the right exploration projects, adding value to these projects and ultimately taking them through to production or sale and cash flow, either with partners or by the Company’s own means and by identifying and acquiring the right potential royalty rights. The Company monitors capital on the basis of the carrying amount of equity. Capital for the reporting periods under review is comprised of share capital, warrants and contributed surplus. The Company is not exposed to any externally imposed capital requirements as at December 31, 2020 and 2019. The Company sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may return capital to shareholders, issue new shares, or sell assets to reduce payables. When financing conditions are not optimal, the Company may enter into option agreements or other solutions to continue its exploration and evaluation activities or may slow its activities until conditions improve. No changes were made in the objectives, policies and processes for managing capital during the year.

28) SUBSEQUENT EVENTS

Acquisition of Golden Valley and Abitibi Royalties by Gold Royalty Corp.

On September 7, 2021, Golden Valley, Abitibi Royalties and Gold Royalty announced that they entered into definitive agreements dated September 6, 2021, pursuant to which Gold Royalty acquired all of the issued and outstanding common shares of each of Golden Valley and Abitibi Royalties by way of statutory plans of arrangement (the “Arrangements”). The Arrangements were completed on November 5, 2021 whereby Gold Royalty issued 2.1417 of its shares to Golden Valley shareholders for each Golden Valley common share; and Gold Royalty issued 4.6119 of its shares to Abitibi Royalties shareholders for each Abitibi Royalties common share. Additionally, pursuant to the Golden Valley Arrangement, each of its 1,166,389 options that were outstanding immediately prior to the business combination were exchanged for 2,498,045 options to purchase Gold Royalty shares.

Derivative financial instruments

Subsequent to year end, Abitibi Royalties was called to deliver 37,700 common shares of Agnico Eagle at share prices ranging from US$50.00 to US$65.00 per share and received, net of commissions, $2,722,806 (or US$2,139,898) and 1,026,000 common shares of Yamana at share prices ranging from US$3.00 to US$5.00 per share and received, net of commissions, $6,971,111 (or US$5,484,388).

X-64

GOLDEN VALLEY MINES AND ROYALTIES LTD.

(Formerly Golden Valley Mines Ltd.)

Notes to the consolidated financial statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars unless otherwise noted)

28) SUBSEQUENT EVENTS (continued)

Mining option agreement on the Centremaque Prospect

On September 9, 2021, the Company was informed by Alexandria, that it was exercising its option to acquire an 80% interest in the Centremaque property pursuant to the terms of a mining option agreement between Golden Valley and Alexandria dated April 20, 2017, as amended. Upon the exercise of the option by Alexandria, Golden Valley and Alexandria will form a joint venture to further explore, and if warranted, develop the property. Golden Valley will have a 20% free-carried interest in the property, such that Golden Valley will not be responsible for any project costs, including without limitation, construction costs, exploration costs, mine costs and operating costs on the property, until the commencement of commercial production. In addition, Golden Valley retains a 1.5% royalty on Net Smelter Returns, of which a 0.5% royalty on Net Smelter Returns may be purchased by Alexandria for $1,000,000.

Mining option agreement on the AGB Properties

On October 8, 2021, the Company entered into an option agreement (the “Option Agreement”) with Eldorado, enabling Eldorado to earn up to an additional 50% interest in the Claw Lake Gold Prospect, the Cook Lake Prospect, the Murdock Creek Prospect, all located in Ontario and the Perestroika Prospect, located in Québec (the “Properties”). Under the new Option Agreement, GZZ-I JV will be terminated upon the satisfaction of certain conditions precedent (including the amendment of certain historical royalty agreements pertaining to the Properties), which were satisfied concurrently with the execution of the Option Agreement. Furthermore, Golden Valley has the option to be assigned, from Eldorado for nominal consideration, all of the right, title and interest of Eldorado in and to five of the remaining Existing Properties (Munro Prospect, Recession Larder Prospect, Matachewan Prospect all in Ontario, and the Bogside Prospect in Quebec; Denovo Prospect in Ontario was previously dealt with in a transaction with Highgold Mining Inc.), other than the Properties.

Eldorado may earn an additional 40% in the Properties (the “40% Option”) by funding expenditures on the Properties for a minimum of $10,500,000 over a period of 5 years from the termination of the GZZ-I JV and making annual payments to $50,000 per annum to Golden Valley (“Annual Payment”) with the first Annual Payment being made on termination of the GZZ-I JV and each subsequent Annual Payment being made on the anniversary thereof until Eldorado exercises the 40% Option. Upon exercise of the 40% Option by Eldorado, the parties will be deemed to have formed a joint venture in accordance with the terms set out in the Option Agreement and will use commercially reasonable efforts to enter into a formal joint venture agreement within 60 business days of the exercise of the 40% Option.

In order to earn and acquire an additional 10% undivided interest in the Properties (the “Additional Option”), Eldorado will contribute all joint venture expenditures on behalf of the parties, and deliver to Golden Valley, a preliminary economic assessment (PEA) report in respect of the Properties. Upon the exercise of the Additional Option by Eldorado, Golden Valley will have a 20% undivided beneficial interest in the Properties and Eldorado will have an 80% undivided beneficial interest in the Properties.

X-65

Schedule XI

(Previously Golden Valley Mines Ltd.)

Condensed Consolidated Interim Financial Statements
For the three and nine months ended September 30, 2021 and 2020

(Expressed in Canadian dollars)

(UNAUDITED)

XI-1

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Condensed Consolidated Interim Statements of Financial Position

(Expressed in Canadian Dollars)

(unaudited)

		As at September 30,	As at December 31,
	Notes	2021	2020
ASSETS
Current
Cash and cash equivalents	3	$14,371,226	$13,703,034
Restricted cash	3	5,561,189	385,415
Other assets	4	438,247	406,280
Income tax recoverable		208,825	-
Royalty receivable	11	150,187	425,180
Prepaids and other receivables	5	294,690	335,716
		21,024,364	15,255,625
Non-current
Investments	6	27,654,951	49,501,916
Investments in associates	7	1,823,342	2,127,431
Exploration and evaluation assets	8	400,929	463,429
Other assets	4	737,700	110,957
TOTAL ASSETS		$51,641,286	$67,459,358

LIABILITIES
Current
Accounts payable and accrued liabilities		$176,875	$890,496
Income taxes payable		-	2,464,798
Derivative financial instruments	10	1,322,945	4,243,318
		1,499,820	7,598,612
Non-Current
Loan	11	60,000	60,000
Deferred taxes	16	584,377	2,693,658
Total liabilities		2,144,197	10,352,270

EQUITY
Capital stock	12	29,832,917	28,636,185
Contributed surplus		5,833,752	6,324,653
Deficit		(10,947,191)	(7,304,410)
Total equity attributable to owners of the parent company		24,719,478	27,656,428
Non-controlling interest		24,777,611	29,450,660
Total equity		49,497,089	57,107,088
TOTAL LIABILITIES AND EQUITY		$51,641,286	$67,459,358

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

XI-2

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Condensed Consolidated Interim Statements of Net Income (loss) and Statement of Comprehensive Income (loss)

(Expressed in Canadian Dollars)

(unaudited)

		For the three months ended		For the nine months ended
		September 30,		September 30,
	Notes	2021	2020	2021	2020
Revenues
Royalties	9	$150,187	$92,600	$789,294	$260,518
Dividends		187,338	171,361	542,347	403,926
Option revenue		223,145	60,184	323,145	110,184
		560,670	324,145	1,654,786	774,628
Operating Expenses
Salaries and other employee benefits		396,653	295,651	1,079,088	1,060,222
Professional fees	14	727,400	164,596	1,235,160	596,880
General and administrative expenses	15	106,037	84,419	254,701	306,693
Management fees	19	41,550	41,550	124,650	124,650
Royalty interests	9	(391)	-	58,409	37,701
Exploration and evaluation		53,388	17,461	89,483	68,041
Share-based compensation	13	1,220	15,807	30,831	240,098
Depreciation of property and equipment		-	-	-	1,028
		1,325,857	619,484	2,872,322	2,435,313
Operating loss		(765,187)	(295,339)	(1,217,536)	(1,660,685)
Other income (loss)
Change in fair value of investments		(3,382,694)	8,661,402	(12,542,998)	17,264,630
Change in fair value of derivatives		1,004,598	(2,625,341)	5,273,826	756,798
Change in fair value of derivatives resulting from foreign exchange		(41,859)	537,336	6,322	370,061
Change in fair value of other assets		(125,286)	92,121	(266,097)	102,465
Foreign exchange gain (loss)		483,802	(102,395)	8,647	2,482,510
Share of gain (loss) of associates	7	108,094	(2,857)	(86,074)	(454,205)
Gains on dilution of equity investments	7	-	-	113,212	-
Gain on loss of significant influence	7	-	-	384,119	-
Finance income		413	2,660	2,361	72,294
Finance cost		(40,705)	(17,242)	(130,790)	(93,685)
		(1,993,637)	6,545,684	(7,237,472)	20,500,868
Net income (loss) before income taxes		(2,758,824)	6,250,345	(8,455,008)	18,840,183
Income tax expense (recovery)
Current tax		62,419	134,136	774,578	2,100,049
Deferred tax	16	(414,107)	673,092	(2,109,281)	373,134
		(351,688)	807,228	(1,334,703)	2,473,183
Net income (loss) and total comprehensive income (loss) for the period		$(2,407,136)	$5,443,117	$(7,120,305)	$16,367,000

Net income (loss) and total comprehensive income (loss) attributable to:
Shareholders of Golden Valley Mines and Royalties Ltd.		$(1,265,741)	$3,022,675	$(3,543,076)	$6,081,378
Non-controlling interest		(1,141,395)	2,420,442	(3,577,229)	10,285,622
		$(2,407,136)	$5,443,117	$(7,120,305)	$16,367,000

Earnings (loss) per share attributable to shareholders of Golden Valley Mines and Royalties Ltd:
Basic earnings (loss) per share	18	$(0.092)	$0.224	$(0.260)	$0.451
Diluted earnings (loss) per share	18	$(0.092)	$0.214	$(0.260)	$0.427

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

XI-3

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Condensed Consolidated Interim Statements of Changes in Equity

For the nine months ended September 30, 2021 and 2020

(Expressed in Canadian Dollars)

(unaudited)

		Capital Stock		Contributed Surplus	Deficit	Total attributable to owners of the parent company	Non-controlling interest	Total Equity
	Notes	Number
Balance at January 1, 2021		13,518,460	$28,636,185	$6,324,653	$(7,304,410)	$27,656,428	$29,450,660	$57,107,088
Shares issued on exercise of stock options	12	225,000	1,196,732	(521,732)	-	675,000	-	675,000
Share-based payments	13	-	-	30,831	-	30,831	-	30,831
Change in interest of subsidiaries		-	-	-	(99,705)	(99,705)	(1,095,820)	(1,195,525)
		13,743,460	29,832,917	5,833,752	(7,404,115)	28,262,554	28,354,840	56,617,394
Net loss and total comprehensive loss for the period					(3,543,076)	(3,543,076)	(3,577,229)	(7,120,305)
Balance at September 30, 2021		13,743,460	$29,832,917	$5,833,752	$(10,947,191)	$24,719,478	$24,777,611	$49,497,089

Balance at January 1, 2020		13,434,760	$28,420,603	$6,033,488	$(11,945,215)	$22,508,876	$22,966,935	$45,475,811
Share-based payments		-	-	365,310	-	365,310	-	365,310
Shares issued on exercise of stock options	12	83,700	215,582	(89,952)	-	125,630	-	125,630
Change in interest of subsidiaries		-	-	-	(286,518)	(286,518)	(1,219,376)	(1,505,894)
		13,518,460	28,636,185	6,308,846	(12,231,733)	22,713,298	21,747,559	44,460,857
Net income and total comprehensive income for the period					6,081,378	6,081,378	10,285,622	16,367,000
Balance at September 30, 2020		13,518,460	$28,636,185	$6,308,846	$(6,150,355)	$28,794,676	$32,033,181	$60,827,857

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

XI-4

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Condensed Consolidated Interim Statements of Cash Flows

For the nine months ended September 30, 2021 and 2020

(Expressed in Canadian Dollars)

(unaudited)

	Note	2021	2020
OPERATING ACTIVITIES
Net income (loss) for the period		$(7,120,305)	$16,367,000
Adjustments:
Mining option revenue		(215,066)	(110,184)
Share-based payments	13	30,831	240,098
Foreign exchange loss (gain)		(54,085)	5,995
Share of gain (loss) in associates	7	86,074	454,205
Gains on dilution of equity investments		(113,212)	-
Gain on loss of significant influence		(384,119)	-
Deferred tax recovery		(2,109,281)	373,134
Royalty interests	9	58,409	-
Change in fair value of investments		12,542,998	(17,264,630)
Change in fair value of derivatives		(5,273,826)	(756,798)
Change in fair value of derivatives resulting from foreign exchange		(6,322)	(370,061)
Realized gain on sale of other assets		-	(32,055)
Change in fair value of other assets		266,097	(70,410)
Depreciation of property and equipment		-	1,028
		(2,291,807)	(1,162,678)
Changes in working capital items:
Accounts receivable		-	268,195
Royalty receivable		274,993	906,652
Prepaids and other receivables		16,026	(150,219)
Accounts payable and accrued liabilities		(713,621)	(557,691)
Income taxes payable		(2,673,623)	2,100,049
		(3,096,225)	2,566,986
Cash flows from (used by) operating activities		(5,388,032)	1,404,308

INVESTING ACTIVITIES
Proceeds from settlement of derivative financial instruments	10	9,314,033	26,162,425
Payment on settlement of derivative financial instruments		-	(23,566,713)
Repurchase of derivative financial instruments		(43,231)	(29,119)
Proceeds from sale of derivative financial instruments	10	2,403,006	2,820,389
Increase in restricted cash		(5,175,774)	-
Acquisition of investments		(5,731)	(25,286)
Acquisition of royalty interests		(58,409)	-
Proceeds from mining option agreement		25,000	100,000
Proceeds from sale of investments		63,770	261,300
Additions to exploration and evaluation expenses		-	(73,816)
Cash flows from investing activities		6,522,664	5,649,180

FINANCING ACTIVITIES
Proceeds from exercise of stock options		675,000	125,630
Proceeds from loan		-	40,000
Change in interest of subsidiaries		(1,195,525)	(1,505,894)
Cash flows used by financing activities		(520,525)	(1,340,264)
Effect of foreign exchange rate changes on cash and cash equivalents		54,085	(5,995)
Net change in cash and cash equivalents		$668,192	$5,707,229
Cash and cash equivalents, beginning of period		13,703,034	3,003,083
Cash and cash equivalents, end of period		$14,371,226	$8,710,312

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

XI-5

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

1) NATURE OF OPERATIONS

Golden Valley Mines and Royalties Ltd. (hereinafter “Golden Valley” or the “Company”) and its subsidiaries specialize in identifying, acquiring and developing exploration and evaluation of mineral properties in Canada as well as acquiring royalties.

At the Company’s Annual General and Special Meeting of Shareholders held on June 25, 2021, the shareholders passed a special resolution to change the Company’s name to “Golden Valley Mines and Royalties Ltd”.

Golden Valley was incorporated on August 15, 2000 under the Canada Business Corporations Act. Golden Valley has the following subsidiaries: Abitibi Royalties Inc. (“Abitibi Royalties”) and Calone Mining Ltd (“Calone Mining”) both incorporated under the British Columbia Business Corporations Act. Abitibi Royalties and Calone Mining were incorporated on February 18, 2010 and on February 23, 2010, respectively, pursuant to the British Columbia Business Corporations Act.

As a result of the business combinations completed on November 5, 2021 (see Note 25 “Subsequent Events”), Golden Valley and Abitibi Royalties became wholly-owned subsidiaries of Gold Royalty Corp. (“Gold Royalty”), a company incorporated and domiciled in Canada with common shares and common share purchase warrants listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively. An application was made for Golden Valley and Abitibi Royalties to cease to be reporting issuers under applicable Canadian securities laws and to otherwise terminate Golden Valley’s and Abitibi Royalties’ public reporting requirements, which application was accepted on November 22, 2021. Furthermore, the location of the registered office of Golden Valley and Abitibi Royalties changed to 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada. Similarly, the location of the principal address of Golden Valley and Abitibi Royalties changed to 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3, Canada.

2) BASIS OF PRESENTATION

a) Statement of Compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Financing Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), under International Accounting Standard (IAS 34 - “Interim Financial Reporting”. These condensed consolidated interim financial statements were prepared using the same accounting policies, methods of computation and basis of presentation as outlined in Note 4 - Summary of Accounting Policies, as described in the Company’s annual audited financial statements for the year ended December 31, 2020. The interim financial statements do not include all the notes required in annual financial statements and, accordingly, should be read in conjunction with the annual financial statements for the year ended December 31, 2020.

XI-6

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

2) BASIS OF PRESENTATION (continued)

b) Approval of Financial Statements

These condensed consolidated interim financial statements were approved for issuance by the Board of Directors on April 11, 2022.

c) Basis of consolidation

The Company’s condensed financial statements consolidate the accounts of Golden Valley and its subsidiaries until September 30, 2021.

Subsidiaries

Subsidiaries are entities controlled by the Company. Control exists when an investor is exposed, or has rights, to variable returns from its involvement with an investee and has the ability to affect those returns through its power over the investee. Subsidiaries are included in the consolidated financial statements from the date control is obtained until the date control ceases. Where the Company’s interest in a subsidiary is less than 100%, the Company recognizes non-controlling interests. All intercompany balances, transactions, income, expenses, profits and losses, including unrealized gains and losses have been eliminated on consolidation. When the Company ceases to have control; any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset.

For Abitibi Royalties, the Company has control through its own percentage holdings in Abitibi Royalties combined with interest of certain members of Golden Valley’s Board of Directors in Abitibi as well as its ability to appoint members of the Board of Directors and key management who have the ability to direct its activities.

Associates

Associates are entities, including unincorporated entities such as partnerships, over which the Company has significant influence and that are neither subsidiaries nor interests in joint arrangements. Significant influence is the ability to participate in the financial and operating policy decisions of the investee without having control or joint control over those policies. In general, significant influence is presumed to exist when the Company has between 20% and 50% of voting power. Significant influence may also be evidenced by factors such as the Company’s representation on the board of directors, participation in policy-making of the investee, material transactions with the investee, interchange of managerial personnel, or the provision of essential technical information. Associates are equity accounted for from the effective date of commencement of significant influence to the date that the Company ceases to have significant influence.

XI-7

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

2) BASIS OF PRESENTATION (continued)

Associates (continued)

Results of associates are equity accounted for using the results of their most recent annual financial statements or interim financial statements, as applicable. Losses from associates are recognized in the consolidated financial statements until the interest in the associate is written down to nil. Thereafter, losses are recognized only to the extent that the Company is committed to providing financial support to such associates.

The carrying value of the investment in an associate represents the cost of the investment, including goodwill, a share of the post-acquisition retained earnings and losses, accumulated other comprehensive income (“AOCI”) and any impairment losses. At the end of each reporting period, the Company assesses whether there is any objective evidence that its investment in associate is impaired. No impairment was required for the three and nine months ended September 30, 2021 and 2020.

The significant subsidiaries and investments in associates of the Company are listed below. Principal activities of these entities, which are all incorporated in Canada, are mineral exploration and acquisition of royalties and have a reporting date of September 30:

	As at September 30,	As at December 31,
Percentage of ownership	2021	2020
Subsidiaries (consolidated)
Abitibi Royalties Inc.	44.98%	44.93%
Calone Mining Ltd.	100.00%	100.00%

Investment in associates (equity method)
International Prospect Ventures Ltd. (note 9)	-	13.44%
Val-d’Or Mining Corporation	37.96%	39.57%

As at September 30, 2021, the Company’s investment in associates relate to Val-d’Or Mining Corporation (“Val- d’Or Mining”), which is involved in exploring, evaluating and promoting its mineral properties and other projects.

Until June 15, 2021 (note 7), the Company’s investment in associates included International Prospect Ventures Ltd. (“International Prospect”), which is involved in exploring, evaluating and promoting its mineral properties and other projects.

XI-8

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

3) CASH AND CASH EQUIVALENTS

	As at September 30,	As at December 31,
	2021	2020
Cash	$13,970,157	$13,102,329
Demand deposits, redeemable at any time	401,069	600,705
	$14,371,226	$13,703,034

Demand deposits represent money market mutual funds earning income at an annual rate of 0.30% (December 31, 2020 - 0.30%) that are cashable at any time.

Restricted cash

Restricted cash represents funds held as collateral on the put option contracts referred to in the Derivative financial instruments below.

Restricted cash of $5,561,189 (or US$4,396,197) as at September 30, 2021 (December 31, 2020 - $385,415 (or US$302,405)) relates to funds held as collateral on the outstanding put option contracts of 180,300 shares (December 31, 2020 – 99,300 shares) of Agnico and of 1,694,600 shares (December 31, 2020 – nil shares) of Yamana as at September 30, 2021. The funds will become unrestricted once the put option contracts are exercised, repurchased or expired.

4) OTHER ASSETS

Other assets comprise of the Company’s equity interests in various public and non-public entities:

	As at September 30,	As at December 31,
	2021	2020
Equity investments	$737,700	$-
Marketable securities	438,247	406,280
Private company investment	-	106,913
Warrants	-	4,044
Other assets	1,175,947	517,237
Less: current portion of Other assets	(438,247)	(406,280)
Long-term portion of Other assets	$737,700	$110,957

XI-9

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

4) OTHER ASSETS (continued)

Equity investments of $737,700 (December 31, 2020 -$nil) representing the fair value of common shares of International Prospect and recorded at fair value using quoted market prices (note 7).

Marketable securities of $438,247 (December 31, 2020 -$406,280) represent shares of publicly traded exploration companies and are recorded at fair value using quoted market prices.

Investment of $106,913 as at December 31, 2020 represents shares in a private company that do not have a quoted market price in an active market. The Company has assessed the fair value of these shares based on techniques and assumptions that emphasize both qualitative and quantitative information.

5) PREPAIDS AND OTHER RECEIVABLES

	As at September 30,	As at December 31,
	2021	2020
Prepaid expenses	$131,828	$102,427
Sales taxes recoverable	104,294	31,757
Dividend receivable	38,047	70,361
Advances for claim management	20,521	20,521
Due from related party (note 21)	-	59,517
Payroll levies receivable	-	26,133
Mining option receivable	-	25,000
	$294,690	$335,716

6) INVESTMENTS

	As at September 30, 2021		As at December 31, 2020
	Number of shares	Fair value	Number of shares	Fair value
Yamana Gold Inc.	996,795	$4,983,975	2,105,895	$15,309,857
Agnico Eagle Mines Limited	338,197	22,222,925	375,897	33,676,612
		$27,206,900		$48,986,469
Other investments		448,051	-	515,447
		$27,654,951		$49,501,916

For the nine months ended September 30, 2021, Abitibi Royalties was called to deliver 37,700 common shares of Agnico Eagle at share prices ranging from US$50.00 to US$65.00 per share and received, before commissions, $2,734,388 (or US$2,149,000) and 1,109,100 common shares of Yamana at share prices ranging from US$3.00 to US$5.00 per share and received, before commissions, $6,579,645 (or US$5,171,050) from call options it had sold.

XI-10

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

7) INVESTMENTS IN ASSOCIATES

The following table summarizes the changes to investments in associates for the nine months ended September 30, 2021 and for the year ended December 31, 2020:

	International Prospect	Val-d’Or Mining	Total
As at January 1, 2021	$304,640	$1,822,791	$2,127,431
Share of net gain (loss) from associates	(30,885)	(55,189)	(86,074)
Gains on dilution of equity investments	57,472	55,740	113,212
Gain on loss of significant influence	384,119	-	384,119
Net	715,346	1,823,342	2,538,688
Reclassified to Other Assets	(715,346)	-	(715,346)
As at September 30, 2021	$-	$1,823,342	$1,823,342

	International Prospect	Val-d’Or Mining	Total
As at January 1, 2020	$356,655	$986,378	$1,343,033
Shares from mining option agreement	-	1,291,667	1,291,667
Share of net loss from associates	(52,015)	(455,254)	(507,269)
As at December 31, 2020	$304,640	$1,822,791	$2,127,431

Val-d’Or Mining Corporation (“Val-d’Or Mining”)

As at September 30, 2021, the Company held 25,687,444 or 37.96% (December 31, 2020 - 39.57%) interest in Val-d’Or Mining. The shares of Val-d’Or Mining were trading at $0.14 per share on that date. The Company has no contingent liabilities relating to its interest in the associates.

International Prospect Ventures Ltd (“International Prospect”)

As at September 30, 2021, the Company held 4,470,910 common shares or 11.45% (December 31, 2020 - 13.44%) interest in International Prospect. The shares of International Prospect were trading at $0.165 per share on that date.

On June 15, 2021, International Prospect completed a private placement of $800,250 which resulted in an issuance of 5,334,999 Units at a price of $0.15 per Unit, with each Unit comprising of one common share in the capital of International Prospect and one-half of one non-transferable share purchase warrant. As a result of the private placement, the Company’s ownership in International Prospect decreased to 11.45% of the issued and outstanding common shares of International Prospect.

XI-11

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

7) INVESTMENTS IN ASSOCIATES (continued)

As a result of the change in ownership interest and other indicators, the Company concluded that it no longer had significant influence over International Prospect and classified its investment in International Prospect as financial asset at fair value through other comprehensive income and; presented as part of  Equity investments in Other Assets as at September 30, 2021.

Up to the date of loss of significant influence (for the period from January 1, 2021 to June 15, 2021), the Company recognized its share of the net loss in International Prospect totaling $30,885. Upon concluding that the Company no longer had significant influence over International Prospect, the Company recorded its investment in International Prospect at fair value, using the quoted market price on June 15, 2021, of $0.15 per share for a total of $715,346 and recognized a gain on loss of significant influence in associate of $384,119.

8) EXPLORATION AND EVALUATION ASSETS

The following table summarizes the carrying values of Exploration and Evaluations Assets by properties as at September 30, 2021 and December 31, 2020:

	As at September 30,	As at December 31,
	2021	2020
Golden Valley Mines Properties
Abitibi Greenstone Belt (“AGB”)
Kirkland Lake / Matachewan (Ontario)	$817,555	$817,555
Lebel-sur-Quevillon (Québec)	359,496	359,496
Val d’Or - Malartic (Québec)	143,181	143,181
Rouyn-Noranda-Cadillac (Québec)	168,405	168,405
Total AGB	$1,488,637	$1,488,637
Total other	22,069	22,069
Investment tax credit	(1,198,978)	(1,198,978)
Balance, end of the period	$311,728	$311,728
Abitibi Royalties Properties
Bathurst (Ontario)	$12,500	$75,000
Hees (Ontario)	75,000	75,000
Bullfrog South (Nevada, USA)	1,701	1,701
Balance, end of the period	$89,201	$151,701
TOTAL	$400,929	$463,429

XI-12

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

8) EXPLORATION AND EVALUATION ASSETS (continued)

GOLDEN VALLEY PROPERTIES

a) Mining Option Agreement with Val-d’Or Mining

On April 18, 2017, the Company granted to Val-d’Or Mining an option to acquire a 100% interest in 61 of its grassroots properties, which option was amended and restated as of November 28, 2019 and exercised on December 5, 2019. Pursuant to the option, Val-d’Or Mining issued 8,333,334 shares to Golden Valley in 2020. In addition, Golden Valley is eligible to receive 20% of the proceeds of all third- party transactions pertaining to the properties that Val-d’Or Mining enters into and announces on or before December 31, 2022.

a) Mining Option Agreement with Val-d’Or Mining (continued)

Furthermore, the properties are subject to a royalty in favour of Golden Valley equal to 1.25% of the net smelter returns, whereby Val-d’Or Mining has a partial buyback right. The partial buyback right pertains to each individual property, whereby 1% may be bought for $500,000 on a property-by-property basis with a maximum total consideration of $5,000,000 at which point in time the NSR royalty on all the properties would be reduced by 1.0%.

On October 6, 2020, Val-d’Or Mining entered into an agreement with respect to the sale of several properties referred to as the Ducros Group of Properties. The purchaser of the property is privately-owned Québec Nickel Corp. (“QNC”). In consideration for a 100% interest in the properties, QNC issued 3,589,341 special warrants, with a fair value of $179,467, to Val-d’Or Mining (of which Golden Valley received 80,880 special warrants, with a fair value of $4,044, in accordance with the terms of an amended and restated option agreement between Val-d’Or Mining and Golden Valley dated November 28, 2019).

b) Centremaque Prospect - Alexandria Minerals Corporation - Val-d’Or Québec

On April 13, 2017, the Company entered into a mining option agreement with Alexandria Minerals Corporation (“Alexandria”) on the Centremaque Prospect located in the AGB, northeast of Val-d’Or, Québec. In accordance with the option agreement, in order to acquire an 80% interest in the property, Alexandria must: (i) issue, over a four year period from the date of signing, to Golden Valley such number of common shares in its capital having an aggregate value of $250,000 based on the closing price of Alexandria’s shares on the Exchange the day prior to the date of issuance of each tranche of payment shares, of which shares and/or cash in the amount of $150,000 have been received to date; $50,000 on or before the third anniversary; and, $100,000 on or before the fourth anniversary; and,(ii) incur exploration expenditures in an aggregate amount of $4,000,000 over the same four-year period. Once the option is exercised, the Company will retain a 20% free carried interest and a 1.5% NSR, with 0.5% of the NSR being subject to a buyback in favour of Alexandria for $1 million payable to Golden Valley.

XI-13

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

8) EXPLORATION AND EVALUATION ASSETS (continued)

b) Centremaque Prospect - Alexandria Minerals Corporation - Val-d’Or Québec (continued)

On May 28, 2020, the option agreement with O3 Mining Inc (“O3 Mining”), which acquired Alexandria in 2019, was amended to provide that the payment date of the remaining cash consideration of $100,000 and the date to incur the remaining exploration expenditure commitment of $3,250,000 to be extended to June 9, 2021.

On February 7, 2021, the option agreement was further amended such that the remaining exploration expenditure commitment of $2,000,000 to be incurred on or before June 9, 2021 can also be satisfied through payment of shares in O3 Mining. In order to reach the minimum expenditures set out in the Agreement, O3 Mining issued 98,570 shares (equivalent to $209,460) to Golden Valley.

On September 9, 2021, the Company was informed by Alexandria (“Alexandria”), that it was exercising its option to acquire an 80% interest in the Centremaque property (the “Property”) pursuant to the terms of a mining option agreement between Golden Valley and Alexandria dated April 20, 2017, as amended. Upon the exercise of the option by Alexandria, Golden Valley and Alexandria will form a joint venture to further explore, and if warranted, develop the Property. Golden Valley will have a 20% free-carried interest in the Property, such that Golden Valley will not be responsible for any project costs, including without limitation, construction costs, exploration costs, mine costs and operating costs on the Property, until the commencement of commercial production.

In addition, Golden Valley retains a 1.5% royalty on Net Smelter Returns, of which a 0.5% royalty on Net Smelter Returns may be purchased by Alexandria for $1,000,000.

c) AGB Properties - Eldorado Gold Corporation - Québec and Ontario

On December 8, 2008, the Company earned a 70% interest in the group of nine properties (eight gold and one copper-zinc-silver) located in the AGB (Québec and Ontario) and a 70:30 joint venture (the “GZZ-I JV”) was formed between Golden Valley and Eldorado Gold Corporation (“Eldorado”), with the latter having acquired its interest through the acquisition of Integra Gold Corporation. Golden Valley is the operator for the joint venture. The GZZ-I JV is subject to underlying royalties ranging between 3.0% and 3.5% in favour of the original vendors, one of whom is a director and an officer of the Company.

On October 8, 2021, the Company entered into an option agreement (the “Option Agreement”) with Eldorado, enabling Eldorado to earn up to an additional 50% interest in the Claw Lake Gold Prospect, the Cook Lake Prospect, the Murdock Creek Prospect, all located in Ontario and the Perestroika Prospect, located in Québec (the “Properties”). Under the new Option Agreement, GZZ-I JV will be terminated upon the satisfaction of certain conditions precedent (including the amendment of certain historical royalty agreements pertaining to the Properties), which were satisfied concurrently with the execution of the Option Agreement.

XI-14

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

8) EXPLORATION AND EVALUATION ASSETS (continued)

c) AGB Properties - Eldorado Gold Corporation - Québec and Ontario (continued)

Furthermore, Golden Valley has the option to be assigned, from Eldorado for nominal consideration, all of the right, title and interest of Eldorado in and to five of the remaining Existing Properties (Munro Prospect, Recession Larder Prospect, Matachewan Prospect all in Ontario, and the Bogside Prospect in Quebec; Denovo Prospect in Ontario was previously dealt with in a transaction with Highgold Mining Inc.), other than the Properties.

Eldorado may earn an additional 40% in the Properties (the “40% Option”) by funding expenditures on the Properties for a minimum of $10,500,000 over a period of 5 years from the termination of the GZZ-I JV and making annual payments to $50,000 per annum to Golden Valley (“Annual Payment”) with the first Annual Payment being made on termination of the GZZ-I JV and each subsequent Annual Payment being made on the anniversary thereof until Eldorado exercises the 40% Option. Upon exercise of the 40% Option by Eldorado, the parties will be deemed to have formed a joint venture in accordance with the terms set out in the Option Agreement and will use commercially reasonable efforts to enter into a formal joint venture agreement within 60 business days of the exercise of the 40% Option.

In order to earn and acquire an additional 10% undivided interest in the Properties (the “Additional Option”), Eldorado will contribute all joint venture expenditures on behalf of the parties, and deliver to Golden Valley, a preliminary economic assessment (PEA) report in respect of the Properties. Upon the exercise of the Additional Option by Eldorado, Golden Valley will have a 20% undivided beneficial interest in the Properties and Eldorado will have an 80% undivided beneficial interest in the Properties.

d) Sharks and Cheechoo Joint Venture - Sirios Resources Ltd. - James Bay Northern Quebec

On October 23, 2013, Golden Valley granted Sirios Resources Ltd. (“Sirios”) an option to acquire Golden Valley’s remaining 55% interest in the Cheechoo prospect. Sirios completed all its obligations under the agreement to earn a 100% interest in the Cheechoo prospect and therefore holds 100% of the Cheechoo prospect. As additional consideration for the grant of the option, Sirios granted to Golden Valley a royalty equal to 4% of the net returns from all mineral products mined or removed from the Cheechoo gold project. Notwithstanding the foregoing, the royalty relevant to gold mineral products mined or removed from the Cheechoo gold prospect may vary between 2.5% and 3.5% depending on the market price of gold at the time of the payment.

XI-15

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

8) EXPLORATION AND EVALUATION ASSETS (continued)

e) Lac Barry Prospect - BonTerra Resources Inc. - Level-sur-Quevillon, Québec

On March 16, 2016, the Company granted an option to BonTerra Resources Inc. (“BonTerra”) on the Lac Barry Prospect located in the Abitibi Greenstone Belt, northeast of Val-d’Or, Québec. BonTerra issued to Golden Valley 519,480 common shares in the capital of BonTerra having an aggregate value of $200,000, and incurred expenditures in an aggregate amount of $2,000,000 over a three-year period.

Upon BonTerra exercising the option on June 4, 2019, it earned an 85% interest in the property and, the Company retained a 15% free carried interest and a 3% NSR, with 1% of the NSR being subject to a buyback in favour of BonTerra for $1.0 million payable by BonTerra to Golden Valley.

On February 9, 2020, the Company and BonTerra entered into a joint venture agreement on the Lac Barry Prospect.

ABITIBI ROYALTIES’ PROPERTIES

Upper Red Lake (formerly “Bathurst property”) (Ontario)

On November 9, 2020, Abitibi Royalties entered into an agreement with two arm’s length parties to acquire the Upper Red Lake property, a property consisting of seven claims located in Ontario, for the purchase price of $75,000. Pursuant to the agreement, Abitibi Royalties also granted a 0.5% NSR royalty on the property.

On February 4, 2021, Abitibi Royalties signed an option agreement with Xplore Resources Corp. (“Xplore”) on the Upper Red Lake property. Xplore may earn a 100% interest in the project by issuing to Abitibi Royalties $62,500 of Xplore’s common shares based on the daily volume weighted average (the “VWAP”) price of Xplore’s shares for the 14-day period preceding the date of the execution of the Letter of Intent (“LOI”) and by issuing to Abitibi Royalties $125,000 and $150,000 of Xplore’s common shares based on the VWAP price of Xplore’s shares for the 14-day period preceding the first and secondary anniversary date of the execution of the LOI, respectively. On Xplore completing its share issuance obligations, Abitibi Royalties will be granted a 1.5% NSR on the Upper Red Lake Project.

On March 5, 2021, Abitibi Royalties received 1,096,491 common shares of Xplore, with a fair value of $62,500, relating to this mining option agreement.

XI-16

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

8) EXPLORATION AND EVALUATION ASSETS (continued)

ABITIBI ROYALTIES’ PROPERTIES (continued)

Hees Property

On December 11, 2020, Abitibi Royalties entered into an agreement with two arm’s length parties to acquire the Hees property, a property consisting of 30 claims located in Ontario, for the purchase price of $75,000. Pursuant to the agreement, Abitibi Royalties also granted a 0.5% NSR royalty on the property.

Bullfrog South Project

On September 17, 2020, Abitibi Royalties staked the Bullfrog South Project, located in Nevada’s Bullfrog Gold District.

On December 9, 2020, Abitibi Royalties entered into a mining option agreement with Bullfrog Mines LLC (“Bullfrog”) on the Bullfrog South property. In accordance with the option agreement, in order to acquire a 100% interest in the property, Bullfrog must issue to Abitibi Royalties, over a two-year period, consideration of $175,000 in cash or share in its capital and reimburse Abitibi Royalties for mining claims fees to be paid in 2021. Upon the option being exercised, the Company will retain a 2.0% NSR on the property, Bullfrog has the option to purchase 0.5% of the NSR for $500,000 on or before December 9, 2030.

Hammond Reef South property

On June 2, 2020, Abitibi Royalties entered into an agreement with two arm’s length parties to acquire the Hammond Reef property, a property consisting of 49 claims located in Ontario, for the purchase price of $70,000. Pursuant to the agreement, the Company also granted one of the parties a 0.5% NSR royalty on the property.

On August 10, 2020, Abitibi Royalties entered into a mining option agreement with Victory Resources Corporation (“Victory”) on the Hammond Reef South property. In accordance with the option agreement, in order to acquire a 100% interest in the property, Victory must: (i) issue to Abitibi Royalties, over a two- year period, cash consideration of $250,000 and share consideration of 2,750,000 common shares in its capital; and (ii) incur exploration expenditures in an aggregate amount of $550,000 over a three-year period, of which a minimum of $25,000 is to be spent in the first year of the option agreement. Upon the option being exercised, the Company will retain a 2.0% NSR on the property.

As Victory has not fulfilled its obligations in order to extend the option agreement, on August 24, 2021 the option agreement was terminated with a final cash payment from Victory to Abitibi Royalties in the amount of $6,000.

XI-17

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

8) EXPLORATION AND EVALUATION ASSETS (continued)

	Balance at January 1, 2021	Additions	Recovery	Credits	Balance at September 30, 2021
Golden Valley Mines
Acquisition and claims maintenance	$3,312,610	-	-	-	$3,312,610
Property option payments	312,500	-	-	-	312,500
Drilling, excavation and related costs	3,257,961	-	-	-	3,257,961
Technical and field staff	4,624,395	-	-	-	4,624,395
Airborne geophysics	791,822	-	-	-	791,822
Geophysics	2,319,401	-	-	-	2,319,401
Line cutting	1,108,235	-	-	-	1,108,235
Sampling and testing	744,773	-	-	-	744,773
Travel and transport	1,683,141	-	-	-	1,683,141
Program management and consultants	441,560	-	-	-	441,560
Professional Fees	5,215	-	-	-	5,215
Depreciation, insurance and office expenses	581,588	-	-	-	581,588
Communications	45,897	-	-	-	45,897
Option payments received	(1,971,145)	-	-	-	(1,971,145)
Write-off of exploration and evaluation assets	(4,213,235)	-	-	-	(4,213,235)
Impairment of exploration and evaluation assets	(7,525,064)	-	-	-	(7,525,064)
Shares for mining rights	(1,851,475)	-	-	-	(1,851,475)
Government assistance	(1,641,978)	-	-	-	(1,641,978)
Net expenditures incurred during the period	2,026,201	-	-	-	2,026,201
Exploration and evaluation assets sold to third parties	(1,714,473)	-	-	-	(1,714,473)
Balance, end of the period	$311,728	-	-		$311,728

Abitibi Royalties
Acquisition and claims maintenance	$241,959	-	-	-	$241,959
Program management and consultants	8,558	-	-	-	8,558
Option payments received	(98,816)	-	-	(62,500)	(161,316)
	151,701	-	-	(62,500)	89,201

TOTAL	$463,429	-	-	(62,500)	$400,929

XI-18

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

8) EXPLORATION AND EVALUATION ASSETS (continued)

	Balance at January 1, 2020	Additions	Recovery	Credits	Balance at December 31, 2020
Golden Valley Mines
Acquisition and claims maintenance	$3,312,610	-	-	-	$3,312,610
Property option payments	312,500	-	-	-	312,500
Drilling, excavation and related costs	3,257,961	-	-	-	3,257,961
Technical and field staff	4,624,395	-	-	-	4,624,395
Airborne geophysics	791,822	-	-	-	791,822
Geophysics	2,319,401	-	-	-	2,319,401
Line cutting	1,108,235	-	-	-	1,108,235
Sampling and testing	744,773	-	-	-	744,773
Travel and transport	1,683,141	-	-	-	1,683,141
Program management and consultants	441,560	-	-	-	441,560
Professional Fees	5,215	-	-	-	5,215
Depreciation, insurance and office expenses	581,588	-	-	-	581,588
Communications	45,897	-	-	-	45,897
Option payments received	(1,971,145)	-	-	-	(1,971,145)
Write-off of exploration and evaluation assets	(4,213,235)	-	-	-	(4,213,235)
Impairment of exploration and evaluation assets	(7,525,064)	-	-	-	(7,525,064)
Shares for mining rights	(666,666)	-	106,858	(1,291,667)	(1,851,475)
Government assistance	(1,641,978)	-	-	-	(1,641,978)
Net expenditures incurred during the period	3,211,010	-	106,858	(1,291,667)	2,026,201
Exploration and evaluation assets sold to third parties	(1,713,840)	-	-	(633)	(1,714,473)
Balance, end of the period	$1,497,170	-	106,858	(1,292,300)	$311,728

Abitibi Royalties
Acquisition and claims maintenance	$-	241,959	-	-	$241,959
Program management and consultants	-	8,558	-	-	8,558
Option payments received	-	-	48,684	(147,500)	(98,816)
	-	250,517	48,684	(147,500)	151,701

TOTAL	$1,497,170	250,517	155,542	(1,439,800)	$463,429

XI-19

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

9) ROYALTY INTERESTS OF ABITIBI ROYALTIES

Main royalty interests

Malartic CHL 3% Royalty - Malartic, Québec

The area covered by the 3% net smelter royalty (“NSR”) is located immediately east of the current Canadian Malartic Mine open pit operated by Canadian Malartic GP (50% owned by Agnico Eagle Mines Limited (“Agnico Eagle”) and Yamana Gold Inc. (“Yamana”). The 3% NSR covers a number of mineralized zones.

For the three and nine months ended September 30, 2021, Abitibi Royalties earned royalties in the amount of $150,187 (or US$117,877) and $789,294 (or US$631,345) (for the three and nine months ended September 30, 2020 - $92,600 (or US$69,420) and $260,518 (or US$190,488) from this royalty interest.

Canadian Malartic 2% Royalty - Malartic, Québec

The area covered by the 2% NSR is on a single claim located just to the south of the Canadian Malartic open pit and covers the eastern portion of the Gouldie Zone and the historic Charlie Zone.

Other royalty interests

Perrigo Royalties

In February 2021, Abitibi Royalties acquired, from a group of arm’s length, third party sellers, a royalty of 1.25% NSR (0.25% can be repurchased for $250,000) on the Perrigo project located in Ontario’s Red Lake district for $8,300.

Authier North Lithium Royalty

In January and March 2021, the Company acquired, from Eagle Ridge Mining Ltd (“Eagle Ridge”), a 1% NSR and 15% of any proceeds from a sale or joint venture on the Authier North Lithium property located approximately 40 kilometers north of Malartic, Québec for $24,000. In addition to the 1% NSR Abitibi Royalties holds on the property, the Company is entitled to 15% of the net sales proceeds received by Eagle Ridge. During the two-year option, Abitibi Royalties is entitled to approximately $35,000 in cash and shares, plus an additional 0.1875% NSR (for a combined 1.1875% NSR). A total of 0.075% of Abitibi Royalties’ NSR can be repurchased by Power Metals for $75,000.

During the second quarter of 2021, Abitibi Royalties assisted Eagle Ridge in identifying possible partners for the Authier North Lithium Project. On July 16, 2021, it was announced that Eagle Ridge had entered into an agreement with Power Metal Resources plc (“Power Metals”). Abitibi Royalties received as consideration 159,584 common shares of Power Metal, fair valued at $5,604, which has been recorded as mining option revenue.

XI-20

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

9) ROYALTY INTERESTS OF ABITIBI ROYALTIES (continued)

Malartic South

In May 2020, Abitibi Royalties entered into a series of agreements to acquire a package of royalties south of the Canadian Malartic Mine and also southeast of the Agnico Eagle’s Goldex Mine. The agreements also entitled Abitibi Royalties to 15% of the gross proceeds (cash and shares) should the underlying properties be sold or joint ventured. The projects are owned and operated by Eagle Ridge Mining Inc. (“Eagle Ridge”).

In May 2021, Abitibi Royalties further entered into two agreements with Eagle Ridge whereby the first agreement amends a previous royalty, increasing Abitibi Royalties’ interest in the Malartic South Property from a 2% to 3% NSR on certain claims and the second agreement expands Abitibi Royalties’ NSR to the south with a new 2.5% royalty and 15% of any gross proceeds (cash and shares) should the property be sold or joint ventured. The purchase price paid by Abitibi Royalties totaled $26,109.

Abitibi Royalties’ other royalty interest are as follows:

■	Revillard Property 2% Royalty - Malartic, Québec
■	15% Net Profit Interest (“NPI”) in the vicinity of Canadian Malartic Mine -Malartic, Québec
■	Midway Project 1.5% Royalty -Malartic, Québec
■	1.5% Royalty in the Abitibi region, Québec
■	1.0% NSR on the New Alger Project in the Abitibi region, Québec

XI-21

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

10) DERIVATIVE FINANCIAL INSTRUMENTS

Abitibi Royalties’ call and put option contracts outstanding as at September 30, 2021 are as follows:

	Expiry date	Number of shares under option	Exercise price range (USD)	As at September 30, 2021
Calls
Yamana	Jan. 21, 2022	529,700	$4.50 to 7.00	$70,128
Yamana	Apr. 14, 2022	126,000	5.50 to 6.00	39,242
Yamana	Jan. 20, 2023	147,100	5.50 to 10.00	71,181
Agnico	Jan. 21, 2022	157,600	60.00 to 90.00	89,894
Agnico	Feb. 18, 2022	100,500	65.00 to 80.00	78,453
Agnico	Jun.17, 2022	1,500	70.00	2,867
Agnico	Sept. 16, 2022	10,500	65.00 to 70.00	36,599
Agnico	Jan. 20, 2023	42,500	70.00 to 100.00	140,329
		1,115,400		$528,693
Puts
Yamana	Oct. 1, 2021	83,100	$4.00	13,764
Yamana	Oct. 15, 2021	1,611,500	4.00	410,642
Agnico	Nov 19, 2021	81,000	50.00	206,404
Agnico	Jan 21, 2022	99,300	40.00 to 45.00	163,442
		1,874,900		$1,322,945

For the three months ended September 30, 2021, the Company sold 4,250 call contracts (1,230 calls on Agnico Eagle shares and 3,020 calls on Yamana Gold shares) and sold 21,833 put contracts (all on Yamana Gold shares) for total cash proceeds of $752,502 (or US$597,437). In addition, 1,400 call option contracts on Yamana Gold shares expired, 21,842 put options expired on Yamana Gold shares, and 2,475 put contracts on were repurchased before expiration (825 on Agnico Eagle shares and 1,650 on Yamana Gold shares) for $32,955 (or US$26,129).

For the nine months ended September 30, 2021, the Company sold 8,815 call contracts (2,835 calls on Agnico Eagle shares and 5,980 calls on Yamana Gold shares) and sold 57,293 put contracts (2,180 puts on Agnico Eagle shares and 55,473 on Yamana Gold shares) for total cash proceeds of $2,403,006 (or US$1,915,477). In addition, 8,201 call option contracts expired (2,202 calls on Agnico Eagle shares and 15,499 calls on Yamana Gold shares), 37,107 put options expired (810 on Agnico Eagle shares and 26,797 on Yamana Gold shares). 2,475 call options (825 on Agnico Eagle shares and 1,650 on Yamana Gold shares) and 3,060 put contracts (560 on Agnico Eagle shares and 2,500 on Yamana Gold shares) were repurchased before expiration for $43,231 (or US$34,278). Also, 11,448 call contracts were exercised (377 calls on Agnico Eagle shares and 11,091 on Yamana Gold shares) as described in note 8.

XI-22

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

10) DERIVATIVE FINANCIAL INSTRUMENTS (continued)

Abitibi Royalties’ call and put option contracts outstanding as at December 31, 2020 are as follows:

	Expiry date	Number of shares under option	Exercise price range (USD)	As at December 31, 2020
Calls
Yamana	January 15, 2021	1,247,000	$3.00 to 7.00	$1,574,731
Yamana	April 16, 2021,	320,000	7.00 to 10.00	52,329
Yamana	July 16, 2021	140,000	8.00	57,039
Yamana	January 21, 2022	367,700	4.50 to 10.00	522,730
Yamana	January 2, 2023	2,100	10.00	3,208
Agnico	January 15, 2021	118,300	50.00 to 85.00	761,259
Agnico	February 19, 2021	82,200	85.00 to 100.00	53,360
Agnico	May 5, 2021	57,400	85.00 to 100.00	83,013
Agnico	January 21, 2022	103,600	60.00 to 100.00	929,767
Agnico	January 20, 2023	8,000	85.00 to 100.00	83,420
Puts
Agnico	February 19, 2021	56,000	$40.00 to 45.00	22,217
Agnico	January 21, 2022	43,300	40.00 to 45.00	100,245
		2,545,600		$4,243,318

For the three months ended September 30, 2020, the Company sold 5,720 call contracts (4,100 calls on Agnico Eagle shares and 1,620 calls on Yamana Gold shares) and sold 560 put contracts on Agnico Eagle shares for total cash proceeds of $1,393,488 (or US$1,045,529).

For the nine months ended September 30, 2020, the Company sold 16,423 call contracts (2,927 calls on Agnico Eagle shares and 13,496 calls on Yamana Gold shares) and sold 5,544 put contracts on Agnico Eagle shares for total cash proceeds of $2,820,389 (or US$2,082,432).

XI-23

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

11) LONG-TERM LOAN

The Company applied and received the $60,000 Canada Emergency Business Account Program (“CEBA Loan”), which provided financial relief during the COVID-19 pandemic. The CEBA Loan has a maturity date of December 31, 2022 and may be extended to December 31, 2025. The CEBA Loan is unsecured, non-revolving and non-interest bearing prior to December 31, 2022. The CEBA Loan is subject to an interest rate of 5% per annum during any extended term, and is repayable at any time without penalty. If $40,000 of the CEBA Loan is repaid prior to December 31, 2022, which has been extended to December 31, 2023 by the Government of Canada as announced on January 12, 2022, the remaining balance of $20,000 will be forgiven.

12) CAPITAL STOCK

Capital Stock

The capital stock of the Company consists of fully paid common shares.

Authorized

Unlimited number of common shares without par value. All shares are equally eligible to receive dividends and the repayment of capital and represent one vote each at the shareholders’ meeting of the Company.

Unlimited number of preferred shares, issuable in series with rights and restrictions to be determined by the directors.

Share Consolidation

In July 2020, the Company completed its security consolidation on the basis of ten old shares for one new share. The common shares of Golden Valley commenced trading on a consolidated basis at open of market on July 31, 2020. Following the consolidation, a total of approximately 13,518,459 common shares of Golden Valley were issued and outstanding, and incentive stock options to acquire an aggregate of approximately 1,423,691 common shares were outstanding. The number of common shares entitled to be purchased pursuant to the terms of the outstanding options and the per share exercise price for such shares were adjusted accordingly, in accordance with the terms of the respective options. All fractional common shares remaining as a result of the proposed consolidation were cancelled. All historical information presented in the financial statements has been adjusted to reflect the share consolidation.

XI-24

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

12) CAPITAL STOCK (continued)

Issued share capital

The change in issued share capital for the nine months ended September 30, 2021 and 2020 was as follows:

	2021		2020
	Number	Stated	Number	Stated
	of shares	Value	of shares	Value
Balance, as at January 1,	13,518,460	$28,636,185	13,434,760	$28,420,603
Shares issued by exercise of stock options	225,000	675,000	83,700	125,630
Value allocation on options exercised	-	521,732	-	89,952
Balance, as at September 30,	13,743,460	$29,832,917	13,518,460	$28,636,185

Refer to “Share Consolidation” section of Note 12 “Capital Stock”.

Share capital issued from exercise of incentive stock options

For the nine months ended September 30, 2021, the Company issued 225,000 of its common shares from the exercise of incentive stock options at a price of $3.00 per share for a total consideration of $675,000.

For the nine months ended September 30, 2020, the Company issued 83,700 of its common shares from the exercise of incentive stock options at prices ranging from $1.10 to $3.50 per share for a total consideration of $125,630.

XI-25

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

13) SHARE-BASED PAYMENTS

Incentive stock options

Refer to “Share Consolidation” section of Note 12 “Capital Stock”.

The summary of changes in the number of incentive stock options issued by the Company for the nine months ended September 30, 2021 and for the year ended December 31, 2020 is presented as follows:

	For the nine months ended		For the year ended
	September 30, 2021		December 31, 2020
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding, beginning of period	1,421,891	$3.43	1,405,917	$3.20
Granted	-	-	101,474	5.44
Exercised	(225,000)	(3.00)	(83,700)	1.50
Expired	(10,000)	(1.00)	(1,800)	3.40
Outstanding, end of period	1,186,891	$3.53	1,421,891	$3.43
Exercisable, end of period	1,180,224	$3.53	1,415,224	$3.43

The table below summarizes the information related to outstanding share options as at September 30, 2021:

	Outstanding options
Expiry date	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Exercisable options
February 3, 2022	10,000	4.65	0.35	10,000
June 21, 2023	222,000	2.75	1.72	222,000
June 18, 2024	31,500	3.40	2.72	24,833
March 3, 2025	76,475	5.00	3.42	76,475
June 26, 2025	25,000	6.80	3.74	25,000
September 30, 2026	821,916	3.50	5.00	821,916
	1,186,891	$3.53		1,180,224

XI-26

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

13) SHARE-BASED PAYMENTS (continued)

Incentive stock options (continued)

The table below summarizes the information related to outstanding share options as at December 31, 2020:

	Outstanding options
Expiry date	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Exercisable options
January 1, 2021	10,000	1.00	0.00	10,000
June 27, 2021	225,000	3.00	0.49	225,000
February 3, 2022	10,000	4.65	1.09	10,000
June 21, 2023	222,000	2.75	2.47	222,000
June 18, 2024	31,500	3.40	3.47	24,833
March 3, 2025	76,475	5.00	4.17	76,475
June 26, 2025	25,000	6.80	4.49	25,000
September 30, 2026	821,916	3.50	5.75	821,916
	1,421,891	$3.43		1,415,224

Share-based compensation expense

Refer to “Share Consolidation” section of Note 12 “Capital Stock”.

The table below summarizes share-based compensation expense for the three and nine months ended September 30, 2021 and 2020:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Golden Valley
June 2020 option grant (a)	$-	$-	$-	$90,495
March 2020 option grant (b)	-	-	-	60,203
June 2019 option grant (c)	1,220	3,052	6,984	15,780
June 2018 option grant (d)	-	12,755	23,847	73,620
Share-based compensation expense	$1,220	$15,807	$30,831	$240,098

XI-27

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

13) SHARE-BASED PAYMENTS (continued)

Share-based compensation expense (continued)

a)	On June 26, 2020, the Company granted to its officers, directors and consultants incentive stock options entitling the purchase of an aggregate 25,000 common shares at an exercise price of $6.80 per share. The options are exercisable for a period of 5 years until June 26, 2025, subject to earlier termination in accordance with the terms of the Company’s stock option plan. The options vest immediately on date of grant.

The fair value of the 25,000 stock options granted has been estimated using the Black-Scholes option pricing model at $90,495. For the three and nine months ended September 30, 2020, an amount of $nil and $90,495 has been expensed relating to this incentive stock options.

b)	On March 3, 2020, the Company granted to its officers and directors incentive stock options entitling the purchase of an aggregate 76,475 common shares (22,500 to directors and 53,975 to officers), at an exercise price of $5.00 per share. The options are exercisable for a period of 5 years until March 3, 2025, subject to earlier termination in accordance with the terms of the Company’s stock option plan. The options vest immediately on date of grant.

The fair value of the 22,500 stock options granted has been estimated at $60,203, using the Black-Scholes option pricing model, which has been expensed for the nine months ended September 30, 2020. The fair value of the 53,975 stock options granted has been determined to be $125,213, representing share-based payment, equating to the cash portion of the 2018 and 2019 performance bonuses to officers.

Fair value of options granted

The fair value of the granted options was determined using the Black-Scholes option pricing model and based on the following assumptions:

Date of Grant	June 26, 2020	March 3, 2020	June 18, 2019	June 21, 2018
Share price at date of grant	$6.80	$5.00	$3.40	$2.75
Expected dividends yield	0%	0%	0%	0%
Expected weighted volatility	70.44%	69.59%	79.95%	105.67%
Risk-free interest average rate	0.31%	1.10%	1.33%	2.00%
Expected average life	5 years	5 years	5 years	5 years
Exercise price at date of grant	$6.80	$5.00	$3.40	$2.75

XI-28

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

14) PROFESSIONAL FEES

The following table shows professional fees for the three and nine months ended September 30, 2021 and 2020:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Transaction costs (note 23(a))	$534,782	$-	$534,782	$-
Exchange, regulatory and transfer agent fees	82,464	31,734	257,187	170,719
Professional fees	73,449	78,008	302,213	280,130
Media relations and other consultants	36,705	54,854	140,978	146,031
	$727,400	$164,596	$1,235,160	$596,880

15) GENERAL AND ADMINISTRATIVE EXPENSES

The following table summarizes general and administrative expenses for the three and nine months ended September 30, 2021 and 2020.

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Insurance expenses	$33,129	$24,752	$99,677	$40,622
Office expenses	19,730	19,436	60,024	73,362
Advertising and exhibitions	48,474	30,194	89,676	127,602
Travelling	4,704	10,037	5,324	65,107
	$106,037	$84,419	$254,701	306,693

XI-29

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

16) DEFERRED TAXES

Deferred tax assets (liabilities) and variation of recognized amounts

	As at January 1,	Recognized in	As at September 30,
	2021	profit or loss	2021
Exploration and evaluation assets	$320,013	$(92,125)	$227,888
Investments	(3,582,196)	2,590,451	(991,745
Share issuance costs	6,286	(2,096)	4,190
Derivative financial instruments	562,239	(386,949)	175,290
	$(2,693,658)	$2,109,281	$(584,377

	As at January 1,	Recognized in	As at December 31,
	2020	profit or loss	2020
Exploration and evaluation assets	$687,841	(367,828)	$320,013
Investments	(6,047,641)	2,465,445	(3,582,196)
Share issuance costs	8,389	(2,103)	6,286
Non-capital losses	915,903	(915,903)	-
Derivative financial instruments	1,189,723	(627,484)	562,239
	$(3,245,785)	$552,127	$(2,693,658)

17) EQUITY TRANSACTIONS OF ABITIBI ROYALTIES

Dividends

On December 7, 2020, Abitibi Royalties’ Board of Directors approved a 20% dividend increase from $0.15 to $0.18 per common share on an annualized basis.

For the three and nine months ended September 30, 2021, Golden Valley earned dividends of $252,236 (2020 - $210,197) and $756,708 (2020 - $588,551) from Abitibi Royalties, respectively. Golden Valley holds 5,605,246 common shares in Abitibi Royalties as at September 30, 2021 and December 31, 2020.

Incentive stock option

Abitibi Royalties adopted a 20% fixed option plan (the “New Plan”) in 2013. Pursuant to the New Plan, options, for an aggregate total of 1,740,200 common shares, may be granted to its directors, officers, employees, consultants or management companies from time to time. Abitibi Royalties has not renewed its stock option plan and has not granted stock options under the current plan since 2014. There are no stock options available for grant under the plan.

XI-30

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

17) EQUITY TRANSACTIONS OF ABITIBI ROYALTIES (continued)

Normal Course Issuer Bid (“NCIB”)

On September 24, 2020, Abitibi Royalties announced it received conditional acceptance to renew its NCIB for another year until October 5, 2021. This new approval allowed the Company to purchase up to 624,145 (representing 5% of the Company’s total issued and outstanding common shares) of its common shares.

On October 5, 2021, the Company did not renew its NCIB pending the completion of the plan of arrangement discussed in Note 25 “Subsequent Event”.

For the three months ended September 30, 2021, Abitibi Royalties did not repurchase any of its common shares.

For the nine months ended September 30, 2021, Abitibi Royalties repurchased and cancelled 11,600 of its common shares at prices varying from $21.70 to $25.98 per share for a total of $269,391.

For the three months ended September 30 2020, Abitibi Royalties repurchased and cancelled common 13,800 shares at prices varying from $20.48 to $22.75 per share for a total of $300,400. For the nine months ended September 30, 2020, Abitibi Royalties repurchased and cancelled 39,500 shares at prices varying from $15.14 to $22.75 per share for a total of $781,815.

18) EARNINGS (LOSS) PER SHARE

Both the basic and diluted earnings (loss) per share have been calculated using the net income (loss) attributable to owners of the Company as the numerator, i.e., no adjustment to the net income (loss) were necessary in either three and nine months ended September 30, 2021 and 2020.

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

Net income (loss) attributable to shareholders of Golden Valley Mines Ltd.	$(1,265,741)	$3,022,675	$(3,543,076)	$6,081,378
Weighted average number of shares in circulation - basic	13,743,460	13,518,460	13,602,795	13,486,061
Dilutive effect of stock options	-	617,427	-	743,067
Weighted average number of shares	13,743,460	14,135,887	13,602,795	14,229,128

Basic earnings (loss) per share	$(0.092)	$0.224	$(0.260)	$0.451
Diluted earnings (loss) per share	$(0.092)	$0.214	$(0.260)	$0.427

Refer to “Share Consolidation” section of Note 12 “Capital Stock”.

XI-31

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

18) EARNINGS (LOSS) PER SHARE (continued)

For the three and nine months ended September 30, 2021, 1,186,889 incentive stock options have not been included in the loss per share calculation as they would result in a reduction of the loss per share.

For the three and nine months ended September 30, 2020, 25,000 stock options and nil stock options, respectively, were excluded from the calculation of diluted earnings per share attributable to shareholders of the Company as their exercise price was higher than the Company’s average share price.

19) RELATED PARTY TRANSACTIONS

The Company’s related parties include its joint key management and related companies, as described below. Unless otherwise stated, none of the transactions incorporated special terms and conditions and no guarantees were given or received. Outstanding balances are usually settled in cash. Other than the related party transactions disclosed below, there were no other direct transactions with related parties other than routine payments for management and exploration services and grants of stock options. Key management includes directors and senior executives.

For the three and nine months ended September 30, 2021 and 2020, the compensation paid to key management for employee and consulting services for Golden Valley and its subsidiaries is presented below:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Short-term employee benefits
Salaries including bonuses	$234,231	$209,042	$703,082	$677,034
Directors’ fees	75,000	70,000	225,000	210,000
Benefits	52,697	30,955	131,158	147,141
Total short-term employee benefits	361,928	309,997	1,059,240	1,034,175
Other transactions with key management
Rent (1)	7,104	4,902	16,424	11,222
Management fees (2)	41,550	41,550	124,650	124,650
Fees relating to exploration and evaluation activities (3)	18,048	18,048	54,143	54,144
Total other transactions with key management	66,702	64,500	195,217	190,016
Share-based payments (4)	1,220	68,776	30,831	202,571
Total remuneration	$429,850	$443,273	$1,285,288	$1,426,762

XI-32

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

19) RELATED PARTY TRANSACTIONS (continued)

1)	For the three and nine months ended September 30, 2021, rent of $4,104 (2020 -$1,902) and $7,424 (2020-$5,222) was paid by Abitibi Royalties to its President for use of Toronto, Ontario property as an office for Abitibi Royalties and rent of $3,000 (2020 -$3,000) and $9,000 (2020 -$6,000) was paid to 2973090 Canada Inc., a company controlled by an officer and a director of the Company, for use of a Val-d’Or, Québec property as an administrative and exploration offices for Golden Valley, respectively.

2)	For the three and nine months ended September 30, 2021, management fees of $41,550 (2020 -$41,550) and $124,650 (2020 -$124,650) paid to 2973090 Canada Inc, respectively. As at September 30, 2021, the Company had a net receivable of $834 (December 31, 2020 – net payable of $201) due from 2973090 Canada Inc, which is netted against accounts payable and accrued liabilities.

3)	For the three and nine months ended September 30, 2021, fees relating to exploration and evaluation activities include $14,700 (2020 -$14,700) and $44,100 (2020 -$44,100) paid to 2973090 Canada Inc and of $3,348 (2020 -$3,348) and $10,044 (2020 -$10,044) paid to Rosatelli Exploration Services, a company controlled by an officer of the Company, respectively.

4)	Share-based compensation relating to the incentive stock option program for officers and directors of the Company.

Transactions with related companies

Effective July 1, 2020, the Company entered into a Cost Sharing Arrangement (the “Sharing Arrangement”) with companies related by common management, pursuant to which Golden Valley will provide certain management and financial services such as office space and administrative support relating to the exploration offices located at 2864 Chemin Sullivan, Val-d’Or, Québec, J9P 0B9, in consideration of $71,348 per year (the “reimbursement”), payable on a monthly basis. The Sharing Arrangement provides for the reimbursement to be reviewed on an annual basis.

For the three and nine months ended September 30, 2021, reimbursement of $19,250 (2020 - $19,250) and $39,567 (2020 - $19,250) was received from related companies relating to this Sharing Arrangement, respectively.

XI-33

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

19) RELATED PARTY TRANSACTIONS (continued)

Val-d’Or Mining

For the three and nine months ended September 30, 2021, Golden Valley was recharged general expenses from Val-d’Or Mining, a company related by common management, for a total amount of $2,866 and $6,736, respectively.

For the three and nine months ended September 30, 2020, Golden Valley recharged general and exploration and evaluation expenses to Val-d’Or Mining for a total amount of $7,344 and $9,907, respectively

As at September 30, 2021, the Company had no indebtedness (December 31, 2020 - net payable of $6,064) due to Val-d’Or Mining.

20) COMMITMENTS AND CONTINGENCIES

The Company has entered into agreements with officers and consultants that include termination and change of control clauses. In the case of termination, the officers and consultants are entitled to an amount equal to a multiple (ranging from one to two times) the annual base fee payable. In the case of a change of control, the officers and consultants are entitled to an amount equal to a multiple (ranging from one to three times) the sum of the annual base fee. As at September 30, 2021, the total annual base fee of the officers and consultants under the agreements is $765,000. As a triggering event has not taken place as at September 30, 2021 (see note 25 “Subsequent Events”), the contingent payments have not been reflected in the consolidated financial statements.

21) FINANCIAL INSTRUMENTS

Fair value measurement of financial instrument

Financial assets and liabilities measured at fair value in the statements of financial position are grouped into three levels of fair value hierarchy. The three levels are defined based on the observability of the significant inputs to the measurement, as follows:

●	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities
●	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
●	Level 3: inputs for the assets or liabilities that are not based on observable market data.

XI-34

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

21) FINANCIAL INSTRUMENTS (continued)

Fair value measurement of financial instrument (continued)

The level within which the financial asset or liability is classified is determined based on the lowest level of significant input to the fair value measurement. Cash and cash equivalent (Level 1), royalty and other receivables (Level 3), other assets (Level 3) and accounts payable and accrued liabilities (Level 3) are carried at amortized costs which approximate their fair value due to their short-term nature.

Short-term other assets in the consolidated statements of financial position consisting of marketable securities at September 30, 2021 and December 31, 2020 are classified in Level 1 and are recorded at fair value by reference to their quoted prices at the reporting date.

The Company’s other assets relating to the investments in the common shares of a private company do not have a quoted market price in an active market and the Company has assessed a fair value of the investment based on their unobservable net assets. As a result, the fair value is classified within Level 3 of the fair value hierarchy. The process of estimating the fair value of these investments is based on inherent measurement uncertainties and is based on techniques and assumptions that emphasize both qualitative and quantitative information. There is no reasonable quantitative basis to estimate the potential effect of changing the assumptions to reasonably possible alternative assumptions on the estimated fair value of these investments.

Investments relating to the common shares of Agnico Eagle and Yamana held by Abitibi Royalties and the liability relating to the derivative financial instruments are classified as Level 1.

The method and valuation techniques used for the purpose of measuring fair value are unchanged compared to the previous reporting periods. There has been no movement between levels during the year.

XI-35

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

21) FINANCIAL INSTRUMENTS (continued)

The carrying amounts and fair value of financial instruments presented in the consolidated statements of financial position are as follows:

	As at September 30, 2021		As at December 31, 2020
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Financial Assets at amortized costs
Cash and cash equivalents	$14,371,226	$14,371,226	$13,703,034	$13,703,034
Restricted cash	5,561,189	5,561,189	385,415	385,415
Royalty receivables	150,187	150,187	425,180	425,180
Dividend receivable	38,047	38,047	70,361	70,361
Other receivables	-	-	25,000	25,000
Due from related parties	-	-	59,517	59,517
Financial assets at fair value through profit and loss
Other assets	1,175,947	1,175,947	406,280	406,280
Investments	27,654,951	27,654,951	49,501,916	49,501,916
	$48,951,547	$48,951,547	$64,576,703	$64,576,703

Financial liabilities
Financial liabilities measured at amortized cost
Accounts payable and accrued liabilities	$176,875	176,875	$890,496	890,496
Loan	60,000	60,000	60,000	60,000
Financial liabilities measured at fair value through profit and loss
Derivatives financial instruments (level 1)	1,322,945	1,322,945	4,243,318	4,243,318
	$1,559,820	$1,559,820	$5,193,814	$5,193,814

Financial Risk

The Company is exposed to various risks in relation to financial instruments. The main types of risks are market risk, credit risk and liquidity risk. The Company focuses on actively securing short-to medium term cash flows by minimizing the exposure to financial markets. The most significant financial risks to which the Company is exposed are described below.

XI-36

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

21) FINANCIAL INSTRUMENTS (continued)

a) Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company is exposed to the following two types of market risk: foreign currency risk and other price risk.

Foreign currency risk sensitivity

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Most of the Company’s transactions are carried out in Canadian dollars. Currency risk arises from the Company’s cash, dividends, and royalty revenues in foreign currency, which are primarily denominated in U.S. dollars. The Company does not enter into arrangements to hedge its foreign exchange risk. As at September 30, 2021 and December 31, 2020, foreign currency denominated financial assets and liabilities in U.S. dollars and which expose the Company to the currency risk are as follows:

	As at September 30,	As at December 31,
	2021	2020

Cash and cash equivalents	$9,152,673	$7,125,721
Restricted cash	4,396,197	302,405
Royalty receivable	117,877	333,946
Dividends receivable	28,728	54,251
Accounts payable and accrued liabilities	(27)	(3,040)
Derivative financial instruments	(1,038,337)	(3,332,798)
	$12,657,111	$4,480,485

A 1% change in the Canadian /U.S. exchange rate as at September 30, 2021 would have had an impact of $161,264 (December 31, 2020 - $57,046) on net loss and comprehensive loss for the period.

XI-37

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

21) FINANCIAL INSTRUMENTS (continued)

Other price risk sensitivity

The Company is exposed to fluctuations in the market prices of its investments in quoted mining companies and marketable securities in quoted mining exploration companies. The fair value of these financial instruments represents the maximum exposure to price risk.

If the quoted price of these instruments had changed by 1% as at September 30, 2021 (1% as at December 31, 2020), net income (loss) and comprehensive income (loss) for the three months then ended would have changed by $279,010 (for the year ended December 31, 2020 - $489,865).

b) Credit risk

Credit risk is the risk that another party to a financial instrument fails to discharge its obligation and, thus, leads the Company to incur a financial loss. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets at the reporting date, as summarized below:

	As at September 30,	As at December 31,
	2021	2020

Cash and cash equivalents	$14,371,226	$13,703,034
Restricted cash	5,561,189	385,415
Royalty receivables	150,187	425,180
Other receivables	38,047	181,011
Carrying amounts	$20,120,649	$14,694,640

The risk related to cash and restricted cash is considered negligible as the Company is dealing with a reputable financial institution whose credit rating is excellent. The Company’s management considers that the above financial asset is of good credit quality. The credit risk exposure for the Company’s accounts, royalty and dividends receivables and other assets is considered minimal as these receivables have since been received subsequent to year-end. The Company continuously monitors defaults of counterparties. No impairment loss has been recognized in the periods presented.

XI-38

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

21) FINANCIAL INSTRUMENTS (continued)

c) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. Liquidity risk management serves to maintain a sufficient amount of cash and cash equivalents and to ensure that the Company has financing sources such as private and public investments for a sufficient amount. Over the past years, the Company has financed its exploration and evaluation programs, its working capital requirements and acquisitions of mining properties through private and flow-through placements and through dividends received from the shares it holds in Abitibi Royalties.

The Company’s objective is to maintain cash and cash equivalents and short-term investments to meet its liquidity requirements. This objective was met for the reporting periods. The Company considers cash flows from financial assets in assessing and managing liquidity risk, in particular its cash and cash equivalents and short-term investments. The Company’s existing cash and cash equivalents and short-term investments exceed the current cash outflow requirements.

The following table presents contractual maturities (including interest payments where applicable) of the Company’s consolidated liabilities:

	As at September 30,	As at December 31,
	2021	2020
Within 3 months
Accounts payable and accrued liabilities	$176,875	$890,496
Income taxes payable	-	2,464,798
Derivative financial instruments	630,810	2,411,567
	$807,685	$5,766,861
Three to twelve months
Derivative financial instruments	$480,625	$135,341
	$480,625	$135,341
Beyond twelve months
Derivative financial instruments	$211,510	$1,696,410
Loan	60,000	60,000
	$271,510	$1,756,410

XI-39

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

22) CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The Company’s capital management objectives are: to ensure the Company’s ability to continue as a going concern; to increase the value of the assets of the business; and to provide an adequate return to owners. These objectives will be achieved by identifying the right exploration projects, adding value to these projects and ultimately taking them through to production or sale and cash flow, either with partners or by the Company’s own means and by identifying and acquiring the right potential royalty rights. The Company monitors capital on the basis of the carrying amount of equity. Capital for the reporting periods under review is comprised of share capital, warrants and contributed surplus. The Company is not exposed to any externally imposed capital requirements as at September 30, 2021 and December 31, 2020. The Company sets the amount of capital in proportion to its overall financing structure, i.e., equity and financial liabilities. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may return capital to shareholders, issue new shares, or sell assets to reduce payables. When financing conditions are not optimal, the Company may enter into option agreements or other solutions to continue its exploration and evaluation activities or may slow its activities until conditions improve. No changes were made in the objectives, policies and processes for managing capital during the quarter.

23) SUBSEQUENT EVENTS

a) Acquisition of Golden Valley and Abitibi Royalties by Gold Royalty Corp.

On September 7, 2021, Golden Valley, Abitibi Royalties and Gold Royalty announced that they entered into definitive agreements dated September 6, 2021, pursuant to which Gold Royalty acquired all of the issued and outstanding common shares of each of Golden Valley and Abitibi Royalties by way of statutory plans of arrangement (the “Arrangements”). The Arrangements were completed on November 5, 2021 whereby Gold Royalty issued 2.1417 of its shares to Golden Valley shareholders for each Golden Valley common share; and Gold Royalty issued 4.6119 of its shares to Abitibi Royalties shareholders for each Abitibi Royalties common share. Additionally, pursuant to the Golden Valley Arrangement, each of its 1,166,389 options that were outstanding immediately prior to the business combination were exchanged for 2,498,045 options to purchase Gold Royalty shares.

b) Subscription of 3,277,606 Units in Val-d’Or Mining Corporation’s non-brokered private placement offering

On March 18, 2022, Val-d’Or Mining announced that it completed a non-brokered private placement offering (the “Offering”) for gross proceeds of $1,396,473 by issuing 8,727,954 Units under the Offering at a per Unit price of $0.16, each Unit comprised of one common share in the capital of Val-d’Or Mining and one-half of one non-transferable common share purchase warrant, each whole warrant (a “Warrant”) exercisable for the purchase of one common share of Val-d’Or Mining at a per share price of $0.20 until March 18, 2024. Golden Valley subscribed for 3,277,606 Units for the subscription price of $524,417.

XI-40

GOLDEN VALLEY MINES AND ROYALTIES LTD.

Notes to the Condensed Consolidated Interim Financial Statements

September 30, 2021 and 2020

(unaudited)

(Expressed in Canadian dollars unless otherwise noted)

23) SUBSEQUENT EVENTS (continued)

c) Mining option agreement on the AGB Properties

On October 8, 2021, the Company entered into an option agreement (the “Option Agreement”) with Eldorado, enabling Eldorado to earn up to an additional 50% interest in the Claw Lake Gold Prospect, the Cook Lake Prospect, the Murdock Creek Prospect, all located in Ontario and the Perestroika Prospect, located in Québec (the “Properties”). Under the new Option Agreement, GZZ-I JV will be terminated upon the satisfaction of certain conditions precedent (including the amendment of certain historical royalty agreements pertaining to the Properties), which were satisfied concurrently with the execution of the Option Agreement. Furthermore, Golden Valley has the option to be assigned, from Eldorado for nominal consideration, all of the right, title and interest of Eldorado in and to five of the remaining Existing Properties (Munro Prospect, Recession Larder Prospect, Matachewan Prospect all in Ontario, and the Bogside Prospect in Quebec; Denovo Prospect in Ontario was previously dealt with in a transaction with Highgold Mining Inc.), other than the Properties.

Eldorado may earn an additional 40% in the Properties (the “40% Option”) by funding expenditures on the Properties for a minimum of $10,500,000 over a period of 5 years from the termination of the GZZ-I JV and making annual payments to $50,000 per annum to Golden Valley (“Annual Payment”) with the first Annual Payment being made on termination of the GZZ-I JV and each subsequent Annual Payment being made on the anniversary thereof until Eldorado exercises the 40% Option. Upon exercise of the 40% Option by Eldorado, the parties will be deemed to have formed a joint venture in accordance with the terms set out in the Option Agreement and will use commercially reasonable efforts to enter into a formal joint venture agreement within 60 business days of the exercise of the 40% Option.

In order to earn and acquire an additional 10% undivided interest in the Properties (the “Additional Option”), Eldorado will contribute all joint venture expenditures on behalf of the parties, and deliver to Golden Valley, a preliminary economic assessment (PEA) report in respect of the Properties. Upon the exercise of the Additional Option by Eldorado, Golden Valley will have a 20% undivided beneficial interest in the Properties and Eldorado will have an 80% undivided beneficial interest in the Properties.

d) Derivative financial instruments

●	529,700 call option contracts on Yamana Gold shares that were outstanding as at September 30, 2021 expired on January 21, 2022.

●	The 1,694,600 put options on Yamana Gold shares, and 180,300 put options on Agnico Eagle shares that were outstanding as at September 30, 2021 expired at their respective date of expiry as summarized in note 10.

XI-41

Schedule XII

GOLD ROYALTY CORP.

NOTICE OF ANNUAL GENERAL MEETING
AND MANAGEMENT INFORMATION CIRCULAR

Date and Time:	February 9, 2022 at 4:00 p.m. (Vancouver time)

Place:	1000 Cathedral Place
925 West Georgia Street Vancouver,
British Columbia, Canada

December 14, 2021

These materials are important and require your immediate attention. They require shareholders of Gold Royalty Corp. to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors. If you have any questions or require more information with regard to your shares, please contact Gold Royalty Corp.

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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS	XIV-4
MANAGEMENT INFORMATION CIRCULAR	XIV-6
VOTING INFORMATION	XIV-6
Solicitation of Proxies	XIV-6
Record Date	XIV-7
Quorum and Approval	XIV-7
Appointment of Proxyholders	XIV-7
Revocability of Proxy	XIV-7
Voting of Share and Proxies and Exercise of Discretion by Designated Persons	XIV-8
Voting by Non-Registered Holders	XIV-8
UNITED STATES SHAREHOLDERS	XIV-9
DEFINITIONS	XIV-10
VOTING AND PROXIES: QUESTIONS AND ANSWERS	XIV-12
THE MEETING	XIV-14
2021 Compensation at a Glance	XIV-15
2021 Corporate Governance at a Glance	XIV-16
VOTING SECURITIES AND PRINCIPAL HOLDERS	XIV-17
ELECTION OF DIRECTORS	XIV-17
Director Qualifications and Experience	XIV-20
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	XIV-21
MANAGEMENT CONTRACTS	XIV-22
APPOINTMENT OF AUDITOR	XIV-22
STATEMENT OF EXECUTIVE COMPENSATION	XIV-22
Compensation Philosophy and Objectives	XIV-22
Elements of Compensation	XIV-23
The Peer Group	XIV-24
Target Pay Mix	XIV-25
Anticipated Changes to Compensation Policies and Practices	XIV-29
Compensation Consultants	XIV-29
Executive Compensation Clawback Policy	XIV-30
Compensation Risk Management	XIV-30
Summary Compensation Table	XIV-31
Performance Graph	XIV-32
Outstanding Share-based Awards and Option-based Awards for NEOs	XIV-33
Incentive Plan Awards - Value Vested or Earned During the Year for NEOs	XIV-34
Pension Plan Benefits	XIV-34
Termination and Change of Control Benefits	XIV-34
Employment Agreements	XIV-34
Termination and Change of Control	XIV-36
New Employment Agreements Effective January 2022	XIV-36
Director Compensation	XIV-38
Outstanding Share-based Awards and Option-based Awards for Directors	XIV-39
Incentive Plan Awards - Value Vested or Earned During the Year for Directors	XIV-40
Director Compensation for Fiscal 2022	XIV-40
Legacy Incentive Plan	XIV-41
Long-Term Incentive Plan	XIV-42
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	XIV-46
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	XIV-46

XII-2

CORPORATE GOVERNANCE	XIV-47
Board of Directors	XIV-47
Other Public Company Directorships	XIV-49
Board Tenure and Renewal	XIV-49
Board Mandate	XIV-50
Diversity and Inclusion	XIV-50
Environment, Sustainability and Corporate Social Responsibility	XIV-51
Risk Management	XIV-51
Position Descriptions	XIV-52
Orientation and Continuing Education	XIV-52
Code of Business Conduct and Ethics	XIV-53
Whistleblower Policy	XIV-53
Nomination of Directors	XIV-53
Majority Voting Policy	XIV-54
Board Assessments	XIV-54
Share Ownership Requirement	XIV-55
Committees of the Board	XIV-55
Audit Committee	XIV-55
Nominating and Corporate Governance Committee	XIV-57
Compensation Committee	XIV-58
Other Committees of the Board of Directors	XIV-59
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	XIV-59
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	XIV-59
REGISTRAR AND TRANSFER AGENT	XIV-60
OTHER BUSINESS	XIV-60
ADDITIONAL INFORMATION	XIV-60
SHAREHOLDER PROPOSALS	XIV-60
SHAREHOLDER NOMINATIONS	XIV-60
APPROVAL OF INFORMATION CIRCULAR	XIV-61

XII-3

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 9, 2022

TO:	The shareholders of Gold Royalty Corp. (the “Company”)

NOTICE IS HEREBY GIVEN that our annual general meeting of shareholders will be held at 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada, on Wednesday, February 9, 2022, at 4:00 p.m. (Vancouver time) (the “Meeting”), for the following purposes:

1.	Financial Statements: to receive and consider our financial statements for the financial year ended September 30, 2021, together with the accompanying auditor’s report;

2.	Election of Directors: to elect directors for the Company for the ensuing year as set forth in the Company’s Management Information Circular relating to the Meeting (the “Information Circular”);

3.	Appointment of Auditor: to appoint PricewaterhouseCoopers LLP as auditor for the Company for the ensuing year and to authorize our directors to fix the remuneration to be paid to our auditor for the ensuing year; and

4.	Other Business: to transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Pursuant to an exemption obtained by the Company under the Canada Business Corporations Act, the Company is using notice-and-access to provide shareholders with electronic access to the Notice of Meeting, Information Circular, audited annual financial statements of the Company for the year ended September 30, 2021 and the accompanying management’s discussion and analysis (collectively, the “Meeting Materials”), instead of mailing paper copies. The Meeting Materials are available on the Company’s website at www.goldroyalty.com and under the Company’s profile on www.sedar.com. The use of the notice-and-access provisions reduces costs to the Company.

To request a paper copy of the Meeting Materials by mail or to receive additional information about notice-and-access, please call the Company toll free at 1-833-396-3066 (extension 609). There is no cost to you for requesting a paper copy of the Meeting Materials. Any Shareholder wishing to request a paper copy of the Meeting Materials should do so by 4:00 p.m. (Vancouver time) on January 31, 2022, in order to receive and review the Meeting Materials and submit their vote by 4:00 p.m. (Vancouver time) on February 7, 2022, as set out in the proxy or voting instruction form accompanying this Notice. Please retain the proxy or voting instruction form accompanying this Notice as another will not be sent.

The Company’s board of directors has fixed December 13, 2021, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment(s) or postponement(s) thereof. Each shareholder of record at the close of business on that date (a “Registered Shareholder”) is entitled to such notice and to vote at the Meeting in the circumstances set out in the Information Circular.

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Registered Shareholders are entitled to vote at the Meeting in person or by proxy. Registered Shareholders who are unable to attend the Meeting, or any adjournment(s) or postponement(s) thereof, are requested to complete, sign, date and return the proxy accompanying this Notice of Meeting in accordance with the instructions set out therein and in the Information Circular. A proxy will not be valid unless it is received by our transfer agent, TSX Trust Company, by mail at 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1, Attention Proxy Department; by facsimile to 1-416-595-9593; or online with your 12-digit control number at www.voteproxyonline.com, by 4:00 p.m. (Vancouver time) on February 7, 2022, or not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or any adjournment(s) or postponement(s) thereof. The chairman of the Meeting has the discretion to accept proxies received after that time. Registered shareholders of the Company may also vote their proxies via the internet in accordance with the instructions provided in the proxy.

A “Non-registered Shareholder” being a person who is not a Registered Shareholder in respect of Shares which are held on behalf of that person, who received a voting instruction form accompanying this Notice through a broker or other intermediary must deliver the voting instruction form in accordance with the instructions provided by such intermediary. Failure to do so may result in your shares not being eligible to be voted by proxy at the Meeting. Non-registered Shareholders must make additional arrangements through such intermediary to vote in person at the Meeting.

The Company is continuing to monitor the potential impact of the coronavirus (COVID-19) on the upcoming Meeting, and may, subject to applicable law, decide to forego the physical Meeting in favor of a virtual-only Meeting or some other alternative depending on the situation. In such event, shareholders will be notified by press release or other means with additional details as soon as reasonably practicable.

Shareholders are reminded to review the Meeting Materials prior to voting.

DATED at Vancouver, British Columbia, Canada, as of the 14th day of December, 2021.

BY ORDER OF THE BOARD OF DIRECTORS OF GOLD ROYALTY CORP.

/s/ David Garofalo
David Garofalo
Chairman, Chief Executive Officer, President and Director

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MANAGEMENT INFORMATION CIRCULAR

December 14, 2021

This Management Information Circular (“Information Circular”) is being furnished to holders (“Shareholders”) of common shares (“Shares”) in the capital of Gold Royalty Corp. (the “Company”) in connection with the solicitation of proxies by the board of directors and management of the Company for use at the annual general meeting to be held at 4:00 p.m. (Vancouver time) on Wednesday, February 9, 2022, at 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada, and any adjournment(s) or postponement(s) thereof (the “Meeting”) for the purposes set forth in the Notice of Meeting dated December 14, 2021 (the “Notice of Meeting”), which accompanies and is part of this Information Circular.

Pursuant to exemptions obtained by the Company under the Canada Business Corporations Act, the Company is using notice-and-access to provide Shareholders with electronic access to the Notice of Meeting, Information Circular, audited annual financial statements of the Company for the year ended September 30, 2021 and the accompanying management’s discussion and analysis (collectively, the “Meeting Materials”) pursuant to Canadian National Instrument 51-102 Continuous Disclosure Obligations (“National Instrument 51-102”) and Canadian National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer (“National Instrument 54-101”) of the Canadian Securities Administrators. Pursuant to notice-and-access provisions, registered and non-registered holders of Shares will be sent a notice package explaining how to access the Meeting Materials and containing a form of proxy or voting instruction form, as applicable and in each case with a supplemental mail list return box for shareholders to request they be included in the Company’s supplementary mailing list for receipt of the Company’s annual and interim financial statements for the 2022 financial year. The Meeting Materials are available on the Company’s website at www.goldroyalty.com and under the Company’s profile on www.sedar.com. Shareholders may contact the Company to request a paper copy of the Meeting Materials toll free at 1-833-396-3066 (extension 609).

The information contained in this Information Circular is given as of December 14, 2021, unless otherwise indicated. All dollar amounts set forth in this Information Circular are expressed in United States dollars, unless otherwise indicated.

VOTING INFORMATION

Solicitation of Proxies

The solicitation of proxies by management of the Company will be conducted by mail, using notice-and-access provisions, and may be supplemented by telephone or other personal contact, and such solicitation will be made without special compensation granted to the directors, officers and employees of the Company. The Company does not reimburse Shareholders, nominees or agents for costs incurred in obtaining, from the principals of such persons, authorization to execute forms of proxy, except that the Company has requested brokers and nominees who hold stock in their respective names to furnish this Information Circular and related proxy materials to their customers, and the Company will reimburse such brokers and nominees for their related out of pocket expenses. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by the Company.

No person has been authorized to give any information or to make any representation other than as contained in this Information Circular in connection with the solicitation of proxies. If given or made, such information or representations must not be relied upon as having been authorized by the Company. The delivery of this Information Circular shall not create, under any circumstances, any implication that there has been no change in the information set forth herein since the date of this Information Circular. This Information Circular does not constitute the solicitation of a proxy by anyone in any jurisdiction in which such solicitation is not authorized, in which the person making such solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such an offer of solicitation.

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Record Date

The board of directors of the Company has set the close of business on December 13, 2021, as the record date (the “Record Date”) for determining which Shareholders of the Company shall be entitled to receive notice of and to vote at the Meeting. Only Shareholders of record (“Registered Shareholders”) as of the Record Date are entitled to receive notice of and to vote at the Meeting.

Quorum and Approval

A quorum of Shareholders is required to transact business at the Meeting. Under the Company’s By-Laws, a quorum is one or more persons present and holding or representing by proxy not less than 33 1/3% of the total number of issued Shares of the Company having voting rights at the Meeting. We require a simple majority (50% plus 1) of the votes cast at the Meeting to approve all items of business, unless otherwise stated.

Appointment of Proxyholders

Registered Shareholders are entitled to vote at the Meeting. A Shareholder is entitled to one vote for each common share that such Shareholder held on December 13, 2021, on the resolutions to be voted upon at the Meeting and any other matter to come before the Meeting.

The persons named as proxyholders (the “Designated Persons”) in the enclosed form of proxy are directors and/or officers of the Company.

A Shareholder has the right to appoint a person or corporation (who need not be a Shareholder) to attend and act for or on behalf of that Shareholder at the Meeting, other than the Designated Persons named in the enclosed form of proxy. A Shareholder may exercise this right by striking out the printed names and inserting the name of such other person and, if desired, an alternate to such person, in the blank space provided in the form of proxy. In order to be voted, the completed form of proxy must be received by the Company or by our transfer agent, TSX Trust Company, by mail at 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1, Attention Proxy Department; by facsimile to 1-416-595-9593; or online with your 12-digit control number at www.voteproxyonline.com, by 4:00 p.m. (Vancouver time) on February 7, 2022, or not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or any adjournment(s) or postponement(s) thereof. The time limit for the deposit of proxies may be waived by the board of directors at its discretion without notice.

A proxy may not be valid unless it is dated and signed by the Shareholder who is giving it or by that Shareholder’s attorney-in-fact duly authorized by that Shareholder in writing or, in the case of a corporation, dated and executed by a duly authorized officer, or attorney-in-fact, for the corporation. If a form of proxy is executed by an attorney-in-fact for an individual Shareholder or joint Shareholders, or by an officer or attorney-in-fact for a corporate Shareholder, the instrument so empowering the officer or attorney-in-fact, as the case may be, or a notarially certified copy thereof, should accompany the form of proxy.

Revocability of Proxy

Any Registered Shareholder who has returned a form of proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by law, a form of proxy may be revoked by instrument in writing, including a form of proxy bearing a later date, executed by the Registered Shareholder or by his or her attorney duly authorized in writing or, if the Registered Shareholder is a corporation, under its corporate seal or by a duly authorized officer or attorney thereof. The instrument revoking the form of proxy must be deposited at the same address where the original form of proxy was delivered at any time up to and including the last business day preceding the date of the Meeting, or any adjournment(s) thereof, or with the Chairman of the Meeting on the date of the Meeting but prior to the commencement of the Meeting. A Shareholder who has submitted a form of proxy may also revoke it by attending the Meeting in person (or, if the Shareholder is a corporation, by a duly authorized representative of the corporation attending the Meeting) and registering with the scrutineer thereat as a Registered Shareholder present in person, whereupon such form of proxy shall be deemed to have been revoked. A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

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Voting of Shares and Proxies and Exercise of Discretion by Designated Persons

A Shareholder may indicate the manner in which the Designated Persons are to vote with respect to a matter to be voted upon at the Meeting by marking the appropriate space on the form of proxy. If the instructions as to voting indicated in the proxy are certain, the Shares represented by the form of proxy will be voted or withheld from voting in accordance with the instructions given in the form of proxy. If the Shareholder specifies a choice in the form of proxy with respect to a matter to be acted upon, then the Shares represented will be voted or withheld from the vote on that matter accordingly. The Shares represented by a form of proxy will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for, and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly.

If no choice is specified in the form of proxy with respect to a matter to be acted upon, the form of proxy confers discretionary authority with respect to that matter upon the Designated Persons named in the form of proxy. It is intended that the Designated Persons will vote the Shares represented by the form of proxy in favour of each matter identified in the form of proxy, including the vote for the election of the nominee(s) to the board of directors and for the appointment of the independent auditor of the Company.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to other matters which may properly come before the Meeting, including any amendments or variations to any matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. At the date of this Information Circular, management of the Company is not aware of any such amendments, variations, or other matters to come before the Meeting.

In the case of abstentions from, or withholding of, the voting of the Shares on any matter, the Shares that are the subject of the abstention or withholding will be counted for the determination of a quorum, but will not be counted as affirmative or negative on the matter to be voted upon.

Voting by Non-Registered Holders

Only Registered Shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most Shareholders are “non-registered” Shareholders because the Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Shares. More particularly, a person is not a Registered Shareholder in respect of Shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either: (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators or self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as CDS Clearing and Depositary Services Inc.) of which the Intermediary is a participant. In accordance with the requirements set out in National Instrument 54-101, the Company has distributed copies of the Meeting Materials and form of proxy to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders and has posted the Meeting Materials on the Company’s website at www.goldroyalty.com and under the Company’s profile at www.sedar.com.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deposit it with the Company as provided above; or

XII-8

(b)	more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy authorization form”) which the Intermediary must follow. Typically, the proxy authorization form will consist of a one-page pre-printed form. Sometimes, instead of a one-page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions, which contains a removable label containing a bar-code and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Shares which they beneficially own. Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the management proxyholders named in the form and insert the Non-Registered Holder’s name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

There are two kinds of beneficial owners - those who object to their name being made known to the issuers of securities which they own (called OBOs for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called NOBOs for Non-Objecting Beneficial Owners). Pursuant to National Instrument 54-101, issuers can obtain a list of their NOBOs from Intermediaries for distribution of proxy- related materials directly to NOBOs.

These securityholder materials are being sent to both Registered Shareholders and Non-Registered Holders, using notice-and-access provisions. If you are a Non-Registered Holder and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf.

UNITED STATES SHAREHOLDERS

This solicitation of proxies and voting instruction forms involves securities of a company located in Canada and is being effected in accordance with the corporate and securities laws of the province of British Columbia, Canada. The proxy solicitation rules under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), are not applicable to the Company or this solicitation. Shareholders should be aware that disclosure and proxy solicitation requirements under the securities laws of British Columbia, Canada differ from the disclosure and proxy solicitation requirements under United States securities laws.

The enforcement by shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the Canada Business Corporations Act, some of its directors and its executive officers are residents of Canada and a substantial portion of its assets and the assets of such persons are located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its officers and directors to subject themselves to a judgment by a United States court.

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DEFINITIONS

In this Information Circular, unless otherwise stated:

“Audit Committee” means the audit committee of the Company.

“Awards” means Options, PSUs, RSUs and DSUs that may be granted under the LTIP.

“Board” or “Board of Directors” means our board of directors.

“By-Laws” means the Amended and Restated By-Law No.1 of the Company.

“Compensation Committee” means the compensation committee of the Company.

“DSUs” means deferred share units that may be granted pursuant to the LTIP.

“Gold Royalty”, the “Company”, “we”, “us” and “our” means Gold Royalty Corp., as the context requires.

“Information Circular” means this management information circular.

“IPO” means the Company’s initial public offering in March 2021.

“Legacy Incentive Plan” means the Company’s equity incentive plan dated October 19, 2020, pursuant to which no further grants will be made.

“LTIP” means the Company’s long-term incentive plan dated March 7, 2021.

“Management Proxyholder” means David Garofalo, the Chief Executive Officer, President, Chairman and a director of the Company, or, failing him, Josephine Man, the Chief Financial Officer of the Company.

“Meeting” means our annual general meeting of Shareholders to be held on February 9, 2022, and any adjournment(s) or postponement(s).

“Meeting Materials” means collectively, the Notice of Meeting, Information Circular, audited annual financial statements of the Company for the year ended September 30, 2021 and the accompanying management’s discussion and analysis.

“Named Executive Officers” or “NEOs” means the individuals comprised of the Chief Executive Officer, the Chief Financial Officer and each of the other most highly compensated executive officers of the Company whose compensation for the most recently completed financial year exceeded $150,000.

“National Instrument 51-102” means Canadian National Instrument 51-102 - Continuous Disclosure Obligations.

“National Instrument 52-110” means Canadian National Instrument 52-110 - Audit Committees.

“National Instrument 54-101” means Canadian National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Company.

“Notice” or “Notice of Meeting” means the notice of annual general meeting of Shareholders dated December 14, 2021, accompanying this Information Circular.

“NYSE American” means the NYSE American stock exchange.

“Options” means stock options to purchase Shares.

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“Peer Group” means the peer group used for the purposes of benchmarking and determining compensation in respect of the 2021 fiscal year as more particularly set forth on page 19 hereof.

“PSUs” means performance share units that may be granted pursuant to the LTIP.

“Record Date” means December 13, 2021.

“Registered Shareholders” means Shareholders of record as of the Record Date.

“Restricted Shares” means restricted common shares of the Company granted pursuant to the Company’s Legacy Incentive Plan, and which are subject to cancellation if certain performance conditions are not met.

“RSUs” means restricted share units that may be granted pursuant to the LTIP.

“Share” means a common share of Gold Royalty.

“Shareholder” means an owner of a Share.

“STIP” means the short-term incentives component of the Company’s compensation program.

“Warrants” means warrants exercisable into Shares.

“$” means United States dollars and “C$” means Canadian dollars.

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VOTING AND PROXIES: QUESTIONS AND ANSWERS

Q: Am I entitled to vote?

A: You are entitled to vote if you were a Registered Shareholder as of the close of business on December 13, 2021, which we refer to as the “Record Date”. If you acquire Shares after the close of business on the Record Date, you will not be entitled to vote those Shares at the Meeting.

Each Share entitles the holder to one vote. As at December 13, 2021, there were 133,825,590 Shares issued and outstanding.

Q: What am I voting on?

A: The following matters:

●	the election of directors to hold office until next year’s annual general meeting; and

●	the appointment of PricewaterhouseCoopers LLP, as the Company’s auditor for the ensuing year, at a remuneration to be fixed by the directors.

Q: How do I vote?

A: If you are a Registered Shareholder, you may vote by: (1) attending the Meeting in person and voting; (2) voting your proxy in accordance with the instructions provided in the form of proxy, including via mail, facsimile or online; or (3) completing and signing a form of proxy appointing someone to represent you and to vote your Shares at the Meeting. Completing, signing and returning a form of proxy will not prevent you from attending the Meeting in person.

Q: What if amendments are made to these matters or if other matters are brought before the Meeting?

A: If you attend the Meeting in person and are eligible to vote, you may vote on such matters as you choose. If you have completed and returned a proxy in the form enclosed, the person(s) named in it will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and to other matters which properly come before the Meeting. If any other matter properly comes before the Meeting, the persons so named will vote on it in accordance with their judgment. As of the date of this Information Circular, our management does not know of any such amendment, variation or other matter expected to come before the Meeting.

Q: Who is soliciting my proxy?

A: Our management is soliciting your proxy. Solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by our officers at nominal cost. The cost of this solicitation will be borne by us.

Q: If I deliver a proxy, who will vote my Shares?

A: David Garofalo (or, failing him, Josephine Man), has been named as the Management Proxyholder in the accompanying proxy and will represent the Shareholders at the Meeting that deliver proxies that do not name a different proxyholder.

You can appoint a person or company other than the Management Proxyholder to represent you at the Meeting. To do so, you must write the name of your chosen proxyholder in the blank space provided in the form of proxy. It is important to ensure that any other person you appoint as proxyholder will attend the Meeting and is aware that his or her appointment has been made to vote your Shares and that he or she should present himself/herself to a representative of TSX Trust Company.

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Q: What if my Shares are registered in more than one name or in the name of my company?

A: If your Shares are registered in more than one name, all those registered must sign the form of proxy. If your Shares are registered in the name of your company or any name other than yours, we may require that you provide documentation that proves you are authorized to sign the form of proxy.

Q: What if I plan to attend the Meeting and vote in person?

A: If you plan to attend the Meeting and wish to vote your Shares in person, you do not need to complete or return a form of proxy. Your vote will be taken and counted at the Meeting. Please register with the scrutineer when you arrive at the Meeting.

Q: What happens when I sign and return a form of proxy?

A: You will have given authority to whoever the proxy appoints as your proxyholder to vote, or withhold from voting, your Shares at the Meeting in accordance with the voting instructions you provide.

Q: What do I do with my completed form of proxy?

A: Return it to TSX Trust Company at the address set out below so that it arrives no later than 4:00 p.m. (Vancouver time) on February 7, 2022 or, if the Meeting is adjourned or postponed, no later than 48 hours (excluding Saturdays, Sundays and holidays) before the adjourned or postponed Meeting. The chair of the Meeting has the discretion to accept proxies received after the deadline.

Q: How will my Shares be voted if my proxy is in the enclosed form with no other person named as proxyholder?

A: The Management Proxyholder will vote or withhold from voting your Shares in accordance with your instructions.

In the absence of such instructions, your Shares will be voted FOR the election of the directors nominated by management, and FOR the appointment of PricewaterhouseCoopers LLP, as auditor.

Q: Can I revoke a proxy once it has been given?

A: Yes. If you are a Registered Shareholder as of the Record Date, you may revoke your proxy with an instrument in writing (which can be another proxy with a later date) and delivered to Computershare or our registered office, up to and including the last business day preceding the day of the Meeting (or any adjournment(s) or postponement(s)), or to the individual chairing the Meeting prior to the commencement of the Meeting or any adjournment(s) or postponement(s). Any written revocation must be duly executed by you or your attorney authorized in writing or, if you hold your Shares through a company, by an authorized officer.

Please note that your participation in person in a vote by ballot at the Meeting would automatically revoke any proxy you have given in respect of the item of business covered by that vote.

If you are not a Registered Shareholder, you must follow the instructions given to you by your Intermediary to revoke your voting instructions.

Q: What if I have further questions?

A: You can contact our transfer agent at:

TSX Trust Company 100 Adelaide Street West, Suite 301 Toronto, Ontario, Canada M5H 4H1 1-866- 600-5869 (toll free)
TMXEInvestorServices@tmx.com

XII-13

THE MEETING

The following is a summary of certain information contained in this Information Circular concerning the business that will be transacted at the Meeting and the matters that you will be asked to vote on. This summary is not intended to be complete. You should read the entire Information Circular carefully.

Presentation of Financial Statements

Our audited consolidated financial statements for the financial year ended September 30, 2021, and the accompanying auditor’s report will be presented to Shareholders at the Meeting, but no vote with respect to them is required or proposed to be taken. You will have an opportunity to ask questions about our consolidated financial statements at the Meeting.

Election of Directors

The Board is recommending electing six persons to the Board. Each of our directors is elected each year at the annual general meeting and holds office until the next annual general meeting, unless that director resigns or until that director sooner ceases to hold office. Effective at the Meeting, the Board fixed the number of directors of the Company at six. For further information on each nominee, see the section on page 12 entitled “Election of Directors”.

The Board recommends that you vote FOR each nominee standing for election.

Appointing the Auditor

The Board of Directors is proposing that PricewaterhouseCoopers LLP of Vancouver, Canada, be appointed as auditor for the ensuing year and at a remuneration to be fixed by the Board. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting.

The Board recommends that you vote FOR the resolution appointing PricewaterhouseCoopers LLP, as our auditor and authorizing the Board to fix their remuneration.

Fiscal 2021 Highlights

The following section provides highlights on Gold Royalty’s performance, compensation and governance matters for its fiscal year ended September 30, 2021.

In fiscal 2021:

●	the Company completed its IPO in March 2021 for gross proceeds of $90 million;

●	the Company furthered its stated business plan by successfully completing the acquisitions of 191 royalty interests, including the completion of the Company’s acquisition of the outstanding shares of Ely Gold Royalties Inc. in August 2021 and the acquisition of five gold royalty interests in August 2021 on properties managed by Monarch Mining Corporation;

●	in addition, the Company announced that it had entered into an agreement to acquire the outstanding shares of Golden Valley Mines and Royalties Ltd. and Abitibi Royalties Inc. in September 2021, which acquisition was completed subsequent to the fiscal year end in November 2021; and

●	substantially diversified its portfolio to include royalties on 6 producing projects; 21 development-stage projects, 27 advanced-exploration stage projects and 137 exploration stage projects.

XII-14

2021 Compensation at a Glance

The Company’s compensation program is designed to attract and retain top talent, as well as to align the interests of our executives with the long-term interests and value performance of our shareholders. Some of the compensation practices the Company employs to achieve its objectives include:

Compensation Committee Discretion - The Compensation Committee oversees the governance of the executive compensation program, and taking into consideration performance objectives and achievements, has the discretion to determine whether to award annual performance bonuses.

Page 25

Benchmarking to a Peer Group - The Compensation Committee selects a comparator peer group based on objective criteria to develop benchmarks for the Company’s compensation practices.	Page 19

Balanced Approach to Compensation - The Company believes in a balanced approach to compensation, with base salary, bonus and long-term compensation representing 15%, 18%, and 67%, respectively of total CEO compensation in 2021.

Page 20

Annual Bonus Tied to Performance - The Company ties annual bonuses and incentive payments to the achievement of performance objectives.	Page 20

Pay-for-Performance - The Company strongly aligns total compensation with shareholder return.	Page 20

Long-Term Compensation - Long-term compensation comprises a majority of compensation and is designed to reward achievements in long-term strategic objectives.	Page 23

Clawback Policy - The Company has adopted a clawback policy with respect to executive compensation.	Page 25

Risk Management - The Compensation Committee identifies, reviews and assesses risks associated with compensation practices.	Page 25

Independent Advice - The Company engages third-party compensation consultants to provide advice on the appropriateness and competitiveness of its compensation program.	Page 24

Employment Agreements - The Company has entered into employment agreements with all of its senior executives.	Page 29

“Double Trigger” Change of Control Severance - Gold Royalty has entered into employment agreements with senior executives that will become effective in January 2022, under which severance payments to senior executives are only triggered upon both a change of control of Gold Royalty and the termination of the senior executive.

Benefits and Perquisites - Senior executive officers are entitled to benefits and perquisites as part of their compensation package.	Page 18

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2021 Corporate Governance at a Glance

Gold Royalty is committed to good corporate governance, which promotes the long-term interests of the Company, including Shareholders. Information regarding the Company’s corporate governance practices is discussed throughout this Information Circular. The following are highlights of some of the Company’s governance practices:

Independence of the Board - Based on the nominees for election at the Meeting, 50% of the Board and 100% of key committees will be comprised of independent directors.	Page 42

Independent Lead Director - The Board has appointed an independent lead director.	Page 43

In Camera Meetings of the Board - Independent directors meet without management regularly.	Page 42

Board Mandate - Gold Royalty has adopted a comprehensive mandate for the Board.	Page 45

Majority Voting Policy - The Board has adopted a majority voting policy where, subject to its terms, any director who receives a greater number of votes “withheld” than votes “for” in an uncontested election must promptly tender their resignation from the Board.

Page 49

Diversity on the Board - Gold Royalty has adopted targets to have at least 30% of the Board be comprised of female directors by the annual meeting in 2025.	Page 45

Risk Management - The Board has oversight over, and ensures management identifies and manages risks of the business.	Page 46

Continuing Education - New directors are provided with orientation and education when they join the Board and are provided with ongoing education and updates on our operations and matters relevant to our business.

Page 47

Code of Conduct and Ethics - The Board has adopted a Code of Conduct and Ethics and is responsible for monitoring compliance with the Code.	Page 48

Whistleblower Policy - Gold Royalty has adopted a Whistleblower Policy, which allows for confidential and anonymous reporting of concerns or complaints.	Page 48

Regular Assessments - The Board is committed to regular assessments of its effectiveness.	Page 49

Share Ownership Requirements - The Company has adopted a share ownership policy, pursuant to which non-executive directors are required to hold Shares with a value equal to three times the amount of the annual retainer paid to them and senior executive officers are required to hold Shares with a value equal to three times the amount of the annual base salary paid to them.	Page 50

XII-16

VOTING SECURITIES AND PRINCIPAL HOLDERS

Our authorized capital consists of an unlimited number of Shares and an unlimited number of preferred shares issuable in series. As of the close of business on December 13, 2021, there were a total of 133,825,590 Shares issued and outstanding and no preferred shares issued and outstanding. The Shares are the only shares entitled to be voted at the Meeting. Each Share entitles the holder to one vote. On a show of hands, every person present and entitled to vote at the Meeting will be entitled to one vote. On a ballot, every person present and entitled to vote will be entitled to one vote for each Share held.

Principal Holders of Shares

Other than as set out in the following table, to the knowledge of our directors and executive officers, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, Shares carrying 10% or more of the voting rights attached to all of the issued and outstanding Shares as at December 13, 2021:

Name	Number of Shares	Percentage of Outstanding Shares
GoldMining Inc.	20,000,000	14.9%

ELECTION OF DIRECTORS

The Board is recommending six persons (the “Nominees”) for election at the Meeting. Each of the six persons whose name appears below is proposed by the Board to be nominated for election as a director of Gold Royalty to serve until the next annual general meeting of the Shareholders or until the director sooner ceases to hold office. Each of Garnet Dawson and C.F. “Trey” Wasser has indicated that he will not be standing for re-election. As a result, the Board has fixed the number of directors of the Company at six directors, effective at the Meeting.

The following table sets forth the names and province or state and country of residence of the Nominees, all offices of Gold Royalty now held by the Nominees, the period of time for which each Nominee has been a director of Gold Royalty and the number of Shares, Warrants exercisable into Shares, Restricted Shares issued and outstanding under the Company’s Legacy Incentive Plan and Options to purchase Shares issued and outstanding under the Company’s LTIP, beneficially owned by the Nominees, directly or indirectly, or over which each Nominee exercises control or direction, as at the date hereof:

Name, Position, Province or State and Country of Residence	Principal Occupation or Employment for Past Five Years	Director Since	Securities Held(4) (#)
David Garofalo Chairman, Chief Executive Officer, President, and a Director British Columbia, Canada

Chairman, Chief Executive Officer, President and a Director of Gold Royalty Corp. since 2020. President and Chief Executive Officer of Goldcorp Inc., a gold mining company from 2016 to 2019. President and Chief Executive Officer of Hudbay Minerals Inc., a diversified mining company, from 2010 to 2015.

		August 1, 2020	Shares: 153,333 Options: 600,000 Restricted Shares: 266,667(5) Warrants: 10,000
Warren Gilman(1)(2)(3) Independent Lead Director Hong Kong, China

Chairman and Chief Executive Officer of Queen’s Road Capital Investment Ltd., a resource-focused investment company, since January 2020. Chairman and Chief Executive Officer of CEF Holdings Ltd., an investment holding company, from 2011 to 2019.

		August 12, 2020	Shares: 626,714 Options: 250,000 Restricted Shares: Nil Warrants: 100,000
Amir Adnani Director British Columbia, Canada

President and Chief Executive Officer of Uranium Energy Corp., a uranium mining and exploration company, since January 2005. Chairman of GoldMining Inc. since 2010. Chairman of Uranium Royalty Corp., a uranium royalty and streaming company, since August 2019.

		November 20, 2020	Shares: 383,333(6) Options: 500,000 Restricted Shares: 666,667(5) Warrants: 25,000

XII-17

Name, Position, Province or State and Country of Residence	Principal Occupation or Employment for Past Five Years	Director Since	Securities Held(4) (#)
Ken Robertson(1)(2)(3) Director British Columbia, Canada	Consultant for financial reporting and litigation support services since 2015. Director of Avcorp Industries Inc., a supplier of airframe structures, since 2017. Director of SAIS Limited (formerly Sarment Holding Limited), a technology services company, from March 2019 to July 2020. Director of Mountain Province Diamonds Inc., a diamond exploration and mining company, since June 2020.	November 20, 2020	Shares: 5,000 Options: 100,000 Restricted Shares: Nil Warrants: Nil
Alan Hair(1)(2)(3) Director Ontario, Canada	President and Chief Executive Officer of Hudbay Minerals Inc., a diversified mining company, from 2016 to 2019.	November 20, 2020	Shares: Nil Options: 100,000 Restricted Shares: Nil Warrants: Nil
Glenn Mullan Director Quebec, Canada	President and Chief Executive Officer of Val-d’Or Mining Corporation, a junior mineral exploration company, since 2017, Executive Chairman of International Prospect Ventures Ltd., a junior mineral exploration company, since 2020 and President and Chief Executive Officer of Cleghorn Minerals Ltd., a junior mineral exploration company, since 2010. Former President, Chief Executive Officer and Chairman of Golden Valley Mines and Royalties Ltd., a junior mineral exploration company, from 2000 to 2021. Former Executive of the Chair of the board of directors of Abitibi Royalties Inc., a junior mineral exploration and royalty company, from 2010 to 2021.	November 5, 2021	Shares: 2,983,801 Options: 1,053,490 Restricted Shares: Nil Warrants: Nil

Notes:

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Includes Shares and Warrants directly and indirectly beneficially owned and controlled by the applicable director.
(5)	Restricted Shares are subject to cancellation if certain performance-based conditions are not met. See “Legacy Incentive Plan” on page 36 for more information.
(6)	Excludes 20,000,000 Shares held by GoldMining Inc., of which Mr. Adnani is the Chairman.

The following sets out the profiles of our Nominees for election at the Meeting:

David Garofalo, Chairman, Chief Executive Officer, President and Director. Mr. Garofalo has served as Chairman, Chief Executive Officer and President of the Company since August 1, 2020. Mr. Garofalo has worked in various leadership capacities in the natural resources sector over the last 30 years. Prior to joining the Company, he served as President, Chief Executive Officer and a director of Goldcorp Inc., a gold production company headquartered in Vancouver, until its sale to Newmont Corporation in April 2019. Prior to that, Mr. Garofalo served as President, Chief Executive Officer and a director of Hudbay Minerals Inc. from 2010 to 2015, where he presided over that company’s emergence as a leading metals producer. Previously, Mr. Garofalo held various senior executive positions with mining companies, including Senior Vice President, Finance and Chief Financial Officer and a director of Agnico-Eagle Limited from 1998 to 2010 and as treasurer and other various finance roles with Inmet Mining Corporation from 1990 to 1998. Mr. Garofalo was named Mining Person of the Year by The Northern Miner in 2012 and Canada’s Chief Financial Officer of the Year by Financial Executives International Canada in 2009. Mr. Garofalo holds a Bachelor of Commerce from the University of Toronto and is a Fellow of the Chartered Professional Accountants in British Columbia, Canada and a Certified Director of the Institute of Corporate Directors. He also serves on the boards of directors of the Vancouver Board of Trade and the Vancouver Symphony Orchestra.

XII-18

Warren Gilman, Independent Lead Director. Mr. Gilman has served as a director of the Company since August 12, 2020 and serves as our independent lead director. Mr. Gilman is the Founder, Chairman and Chief Executive Officer of TSX Venture Exchange listed Queen’s Road Capital Investment Ltd., a leading financier to the global resource sector. From 2011 to 2019, Mr. Gilman was the Chairman and Chief Executive Officer of CEF Holdings Ltd., (“CEF”), a global mining investment company owned 50% by the Canadian Imperial Bank of Commerce (“CIBC”) and 50% by CK Hutchison Holdings Ltd., the Hong Kong listed flagship company of Mr. Li Ka-shing, one of Asia’s richest men. Prior to joining CEF, Mr. Gilman was the Vice Chairman of CIBC World Markets Inc., the investment banking subsidiary of CIBC. He was previously the Managing Director and Head of the Asia Pacific Region at CIBC for 10 years, where he was responsible for all of CIBC’s activities across Asia. Mr. Gilman, a mining engineer, also co-founded CIBC’s Global Mining Group. During his 26 years with CIBC, he ran the mining teams in Canada, Australia and Asia and worked in its Toronto, Sydney, Perth, Shanghai and Hong Kong offices. Mr. Gilman has also acted as advisor to the largest mining companies in the world, including BHP, Rio Tinto, Anglo American, Noranda, Falconbridge, Sumitomo Corporation, China Minmetals, Jinchuan and Zijin, and has been responsible for some of the largest equity capital markets financings in Canadian mining history. He obtained a Bachelor of Science in mining engineering from Queen’s University and an MBA from the Ivey Business School at Western University. Mr. Gilman is Chairman of the International Advisory Board of Western University and a member of the Dean’s Advisory board of Laurentian University.

Amir Adnani, Director. Mr. Adnani has served as a director of the Company since November 20, 2020. Mr. Adnani is a founder and serves as the President and Chief Executive Officer of Uranium Energy Corp. Here, he advanced the company from concept to U.S. production in its first five years. Mr. Adnani is the founder and Chairman of GoldMining Inc, a publicly-listed gold resources acquisition and development company with a sizeable portfolio of gold projects across the Americas. Mr. Adnani is also the Chairman of Uranium Royalty Corp., a publicly-listed uranium royalty and streaming company. Mr. Adnani holds a Bachelor of Science degree from the University of British Columbia and was a director of the university’s Alumni Association from 2015 to 2021.

Ken Robertson, Director. Mr. Robertson has served as a director of the Company since November 20, 2020. Mr. Robertson was previously a partner and Global Mining & Metals Group Leader with Ernst & Young LLP (“EY”). During his career at EY in Canada and the United Kingdom, Mr. Robertson developed extensive experience in initial public offerings, financings, governance and securities regulatory compliance. Mr. Robertson is a Chartered Professional Accountant. Mr. Robertson serves as a director of Avcorp Industries Inc. (“Avcorp”), a public company listed on the Toronto Stock Exchange since June 2017 and as a director of Mountain Province Diamonds Inc., a public company listed on the Toronto Stock Exchange since June 2020. Mr. Robertson holds a Bachelor of Commerce degree from McMaster University and the ICD.D designation from the Institute of Corporate Directors.

Alan Hair, Director. Mr. Hair has served as a director of the Company since November 20, 2020. Mr. Hair is a mineral engineer and senior executive with nearly forty years of international experience in the mining and metals industry. Mr. Hair is the former President and Chief Executive Officer of Hudbay Minerals Inc., a public company he joined in 1996 as a Senior Operations Manager and at which he served in a series of progressively senior roles culminating in the position of President and Chief Executive Officer from 2016 to July 2019. During his tenure at Hudbay, Mr. Hair oversaw the successful acquisition, construction, and development of the Constancia Mine in Peru. Mr. Hair serves as a director of Great Panther Mining Limited, a public company listed on the Toronto Stock Exchange and the NYSE American since April 2020 and as a director of Bear Creek Mining Corporation, a public company listed on the TSX Venture Exchange since September 2019. Mr. Hair holds a Bachelor of Science degree in Mineral Engineering from the University of Leeds and the ICD.D designation from the Institute of Corporate Directors.

Glenn Mullan, Director. Mr. Mullan has served as a director of the Company since November 5, 2021. Mr. Mullan is a geologist with over 40 years of mining and mineral exploration experience. Mr. Mullan serves as the President, Chief Executive Officer, Chairman and a director of Val-d’Or Mining Corporation, as the President, Chief Executive Officer and a director of Cleghorn Minerals Ltd., as Executive Chairman and a director of International Prospect Ventures Ltd., and as a director of Azimut Exploration Inc., all junior natural resource issuers listed on the TSX Venture Exchange. Mr. Mullan previously served as the President, Chief Executive Officer and Chairman of Golden Valley Mines and Royalties Ltd. from August 2000 to November 2021, when it was acquired by Gold Royalty. Mr. Mullan is also a past President of the Prospectors and Developers Association of Canada (PDAC). Mr. Mullan

received a Bachelor of Science in Geology from Concordia University in Montreal, Quebec, in May 1992 and a P.Geol. designation from the Order des geologues du Quebec in September 2002. Mr. Mullan holds the ICD.D designation from the Institute of Corporate Directors.

XII-19

Director Qualifications and Experience

We endeavor to have a Board that represents a range of skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of our operations. The Company’s Nominating and Corporate Governance Committee has identified certain skills, competencies and experiences that it expects the Board to possess as a whole. We describe below the key experience, qualifications and skills our director nominees bring to the Board that are important to our business.

Mining and Royalty Industry Experience

The Company seeks directors who have knowledge of and experience in the mining and royalty industries, sectors which are useful in understanding our royalty model and the operations and risks associated with the projects in which we hold or acquire interests. Relevant experiences might include, among other things, acting as an executive officer of a mining company, international experience and relevant senior-level expertise in one or more of the following areas: royalty and stream structuring and acquisitions; mining investment, mine operations; mine project acquisition; mine development; capital markets, finance and accounting.

Senior Leadership Experience

Gold Royalty believes that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations. Senior leadership experience is necessary to ensure achievement of our strategic priorities and objectives.

Public Company Board Experience

Directors who have served on other public company boards can offer advice and perspective with respect to Board dynamics and operations, oversight and leadership, the relationship between the Board and management and other matters, including corporate governance, executive compensation, oversight of strategic, risk-management, operational and compliance-related matters and relations with Shareholders.

International Business Experience	Experience as a senior officer or board member of an organization that has international operations, or otherwise having experience in international business.

Capital Markets and Financial Experience	Directors who have capital markets experience can offer advice and perspective on investor expectations and perspectives, capital raising, appropriate capital structure, financing strategic transactions, including mergers and acquisitions, financial statements and financial reporting matters.

Corporate Governance	Experience with corporate governance matters and familiarity with standard governance practices.

Environmental, Health, Safety and Sustainability Experience	Understanding of the requirements and leading practices of workplace safety, health, and the environment, and sustainable development.

The Nominating and Corporate Governance Committee considers the above experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election. The qualifications and skills of the current members of the Board are also compared against the above areas of expertise and qualifications to assess the composition of the Board and to identify target areas when recruiting for, or when making recommendations for nominees to the Board.

XII-20

Below is a skills matrix which identifies which of those skills and competencies are possessed by its existing directors:

Skill	Garofalo	Gilman	Adnani	Robertson	Hair	Mullan
Industry and Related Business Experience	✓	✓	✓	✓	✓	✓
Senior Leadership Experience	✓	✓	✓	✓	✓	✓
Public Company Board Experience	✓	✓	✓	✓	✓	✓
International Business Experience	✓	✓	✓	✓	✓	✓
Capital Markets and Financial Experience	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓
Environmental, Health and Safety Experience	✓	✓	✓		✓	✓

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of our Nominees are, as at the date of this Information Circular, or have been within ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that: (a) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was issued while the Nominee was acting in the capacity as director, chief executive officer or chief financial officer, or (b) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was issued after the Nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Except as disclosed below, none of our Nominees: (a) is, as at the date of this Information Circular, or has been within the ten years before the date of this Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; (b) has, within the ten years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the Nominee; (c) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (d) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Mr. Garofalo was a director of Colossus Minerals Inc. (“Colossus”) from December 2012 to November 2013. On January 14, 2014, Colossus announced that it had filed a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada), which was intended to enable Colossus to pursue a restructuring process. Colossus’ proposal and plan of reorganization was approved by creditors on February 25, 2014 and, following the approval of the Ontario Superior Court of Justice (Commercial List) in March 2014, was implemented by Colossus in April 2014. The plan effectively converted all of Colossus’ outstanding debt, and its obligations under a precious metals stream agreement, into equity of Colossus.

Mr. Robertson has served as a director of Avcorp since 2017. On April 9, 2018, Avcorp received a cease trade order, issued by the British Columbia Securities Commission, for not filing its annual financial statements for the fiscal year ending December 31, 2017. The annual financial filings were filed on SEDAR on July 10, 2018. On September 12, 2018, the cease trade order was revoked.

XII-21

MANAGEMENT CONTRACTS

To the best of the knowledge of our directors and executive officers, our management functions are not, to any substantial degree, performed by any person other than our directors and executive officers.

APPOINTMENT OF AUDITOR

Management of the Company will recommend at the Meeting that Shareholders appoint PricewaterhouseCoopers LLP, Chartered Professional Accountants as auditor of the Company for the ensuing year and to authorize the directors to fix their remuneration. PricewaterhouseCoopers LLP was first appointed as auditor of the Company on October 7,

2020.

STATEMENT OF EXECUTIVE COMPENSATION

Introduction

This compensation discussion and analysis (“CD&A”) provides information on our executive compensation programs. It discusses key objectives, policies, elements and designs of our executive compensation program and the considerations and reasons driving the Compensation Committee’s decisions on compensation for our NEOs (as defined hereinafter) for fiscal 2021.

The following information is presented in accordance with Canadian National Instrument 51-102 and Form 51-102F6 - Statement of Executive Compensation, and sets forth the total compensation for services in all capacities to the Company and its subsidiaries in respect of the individuals comprised of the Chief Executive Officer, the Chief Financial Officer and the other executive officers of the Company, including its subsidiaries, whose individual total compensation for the most recently completed financial year exceeded C$150,000, and any individual who would have satisfied these criteria but for the fact that the individual was not serving as an executive officer of the Company or its subsidiaries at the end of the most recently completed financial year (together, the “Named Executive Officers” or “NEOs”).

Compensation Philosophy and Objectives

The objective of the executive compensation philosophy at Gold Royalty is to attract, motivate, retain and reward a knowledgeable and driven management team and to encourage them to attain and exceed performance expectations. The Company’s compensation program is based on a pay-for-performance philosophy in which assessment of performance is based on the Company’s performance as well as individual contributions. The compensation program is designed to reward NEOs based on corporate and individual performance and is also designed to incent such NEOs to drive the organization’s short and long-term growth in a sustainable and prudent manner.

The following key principles guide the Company’s overall compensation philosophy:

●	attract, retain, motivate and engage high caliber talent whose expertise, skills and performance are critical to the Company’s success;

●	align employee interests with the business and strategic objectives of Gold Royalty;

●	focus employees on the key business factors that will drive shareholder value;

●	align compensation with Gold Royalty’s corporate strategy and financial interests as well as the long-term interests of Gold Royalty shareholders; and

●	compensation should be fair and reasonable to shareholders and be set with reference to the local market and similar positions in comparable companies.

When determining individual compensation levels for the Company’s NEOs, the Compensation Committee considers a variety of factors including the overall financial and operating performance of the Company, each NEO’s individual performance and contributions towards meeting corporate objectives and each NEO’s level of responsibility and length of service. At the end of each year, the Compensation Committee reviews actual performance against corporate objectives. For further information, see the section on page 20 entitled “Short-Term Incentives”.

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Gold Royalty maintains a compensation peer group (the “Peer Group”) to provide competitive market context on pay levels, mix and design practices. The Peer Group is reviewed annually by the Compensation Committee to ensure it continues to reflect our size, business and geography. In the Company’s inaugural trading year, the Compensation Committee initially positioned base salary levels towards the 25th percentile of the Peer Group, in order to reflect the early stages of the organization at the time of the IPO. Our objective is to generally target base salary between the 25th and 50th percentile of the Peer Group, and incentive compensation between the 50th and 75th percentile of the Peer Group. For more information, see the section on page 19 entitled “The Peer Group”.

Elements of Compensation

It is the compensation philosophy of the Company to provide a market-based mix of base salaries, short-term incentives in the form of bonuses, and long term equity incentives. We seek to accomplish our executive compensation objectives through an appropriate mix of fixed and at-risk, variable pay by providing a percentage of our NEOs’ total compensation opportunity in the form of equity compensation and by ensuring that a significant portion of our NEOs’ total pay is in the form of performance-based or at-risk compensation. Generally, senior executives with more ability to directly influence overall business performance have a greater proportion of variable, performance-based pay at risk, and overall compensation provided through long-term incentives and equity incentive programs.

For fiscal 2021, our compensation consisted primarily of the following components:

●	annual base salary;

●	short-term incentives;

●	long-term equity incentives under our LTIP, as appropriate. For fiscal 2021, the Company made Option grants in connection with its IPO and, as such, this component was not considered as part of post-IPO compensation mix for the year; and

●	employee benefits, as appropriate.

Each element of compensation is discussed in more detail below.

Annual and Short-Term Compensation

Base Salary

Base salary is a fixed element of compensation of an NEO’s annual compensation and is used to determine other elements of compensation such as incentive award levels and benefits. They are determined by each NEO’s experience, expertise, performance and expected contribution to Gold Royalty with reference to relevant industry studies and market data. Salaries are generally targeted at the median of the Peer Group, and as a result, salaries may be increased as required based on overall responsibilities, individual contribution and any increase in the employee’s role within Gold Royalty or based on changes in the overall marketplace.

Short-Term Incentive Program

The STIP is a variable component of the compensation program intended to reward eligible employees for achieving annual corporate performance against stated objectives and an employee’s individual progress which aid in achieving long-term value for the Company. STIP opportunity levels will vary by employee level, role and responsibilities, but will also be reflective of market practice for organizations of similar size, scope and complexity.

Performance measures and targets for STIPs are both quantitative and qualitative in nature with performance measured based on corporate and individual progress performance measures. To ensure a pay-for-performance culture and affordability to Gold Royalty, STIP payments will only be made if certain minimum performance levels and progress review results are achieved. For more information, see the section on page 20 titled “Short-Term Incentives”.

XII-23

Long-Term Compensation

Long Term Incentive Plan

Long-term compensation is awarded pursuant to the Company’s LTIP. Long-term compensation was granted to the NEOs in the form of Options during fiscal 2021 in connection with, and following the Company’s IPO. In fiscal 2022, the LTIP will formally be considered a key component of the compensation mix.

The LTIP’s objective is to drive and reward long-term shareholder value creation and to retain executives. Awards under the LTIP are generally based upon the long-term financial and operating expectations of the Board and management and the contribution an executive officer is expected to make in the future in achieving such expectations. LTIP compensation is a variable component of compensation intended to reward NEOs for their success in achieving sustained, long-term profitability and increases in stock value. Typically, the Compensation Committee will grant awards at the beginning of each fiscal year for the applicable fiscal year. LTIP awards are generally granted in the form of Options and restricted share units (“RSUs”). It is anticipated that Options and RSUs will be granted in an equal mix.

Options are intended to assist Gold Royalty in attracting critical talent to drive shareholder value over the long run. Options are granted according to the specific level of responsibility of the particular employee, and the number of Options for each level of responsibility is determined by the Compensation Committee. Consideration is made to historical grants made to the employee and the number of Options outstanding when determining whether future grants should be made. Option awards seek to align the interests of management with the interests of the Company’s shareholders through the possible increases in the value of the Shares over time and longer-term vesting schedules. Options will vest as to 25% immediately and on each day which is six, twelve and eighteen months from the date of grant, and will have a five-year expiry term.

Time and performance-based Options and RSUs are a variable component of compensation designed to reward the Company’s NEOs for maximizing operating performance, while concurrently rewarding the Company’s NEOs for their success in achieving sustained, long-term shareholder value.

Employee Benefits

The primary purpose of providing benefits to employees is to attract and retain key talent and personnel required to operate and manage the Company in an effective and successful manner. Gold Royalty executives generally participate in the same broad-based health insurance and benefit plans made available to other employees in Canada. In general, benefits are not intended to make-up a large portion of an executive’s total compensation package, as the philosophy of Gold Royalty is to reward executives primarily through a performance-driven total compensation package.

The Peer Group

The Compensation Committee believes that it is appropriate to establish compensation levels comparable to similar companies. Accordingly, the Company maintains a Peer Group to provide competitive market context on pay levels, mix and design practices. The Peer Group is reviewed each year by the Compensation Committee to ensure it continues to appropriately reflect our size, operation and geography.

The Peer Group is developed based on companies that meet the following criteria:

●	companies of a similar size to Gold Royalty (0.25 to 4 times), primarily from a total revenue perspective, but also considering other factors such as market capitalization;

●	companies who belong to similar industry segments as Gold Royalty (i.e. mining, royalty and streaming related segments);

●	companies with a similar business strategy and scope of operations to Gold Royalty; and

●	publicly traded companies on major Canadian and American exchanges.

The approach used in selecting an appropriate peer group ensures that NEOs are being benchmarked against positions that require similar skill sets and experiences.

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As a result of the above listed parameters, the Compensation Committee adopted the following Peer Group for the purposes of benchmarking and determining salaries and short and long-term incentives in respect of the 2021 fiscal year.

2021 Peer Group
●	Abitibi Royalties Inc.	●	Gold Resource Corp.	●	Metalla Royalty & Streaming Ltd.
●	Altius Minerals Corp.	●	Golden Minerals Co.	●	Nomad Royalty Company Ltd.
●	Ely Gold Royalties Inc.	●	Golden Star Resources Ltd.	●	Perpetua Resources Corp.
●	EMX Royalty Corp.	●	Maverix Metals Inc.	●	Vista Gold Corp.

During the 2021 calendar year, Gold Royalty acquired Abitibi Royalties Inc. and Ely Gold Royalties Inc.

Positioning Relative to the Peer Group

Gold Royalty considers the Peer Group’s compensation, size, structure, operational scope and geography when arriving at the appropriate NEO compensation levels and structure.

In arriving at a targeted total compensation package for fiscal 2021, the Compensation Committee generally recommended to the Board that NEOs receive (i) base salaries that are typically targeted between the 25th to 50th percentile of the Peer Group, and (ii) long-term incentive and bonus compensation that are typically targeted between the 50th to 75th percentile of the Peer Group, with the 75th percentile for cases of superior performance.

Target Pay Mix

Our compensation programs include a mix of fixed and at-risk pay, awarded as a combination of cash and equity- based compensation. The majority of our NEO’s target compensation is variable at-risk pay that is dependent on performance relative to Board-approved goals and metrics, as well as share price performance.

The Company places a greater emphasis on long-term, at-risk, share-based compensation with such compensation in fiscal 2021 comprising 67% of targeted total compensation for the Chairman, President and Chief Executive Officer, 58% of targeted total compensation for the Chief Financial Officer, and approximately 55% of targeted total compensation for the other NEOs.

Short-Term Incentives

STIPs are a variable, at-risk component of compensation and has the objective of motivating the executive officers to achieve corporate objectives over a one-year period. Our NEOs participate in the STIP, which rewards NEOs for performance based upon the achievement of pre-determined corporate-wide financial and strategic performance measures.

STIP performance measures, weightings and targets are determined on an annual basis based on the business strategy and operating plans of the Company. Performance objectives are typically a blend of quantitative and qualitative measures. The STIP focuses on the achievement of corporate performance.

STIP targets are expressed as a percentage of base salary, with actual payouts based on a performance multiplier dependent on corporate performance. The Compensation Committee has established target awards for each of the executive officers based on a percentage of their base salaries (each, a “Target Award”). The performance multiplier achieved can range between 0% and 150% of target. The Compensation Committee considers the breadth, scope and complexity of each executive officer’s role, internal equity and whether the executive officer’s incentive compensation is competitive relative to similarly situated executives in the Company’s Peer Group to determine Target Awards.

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Below is an illustrative STIP payment formula.

Target STIP Payments and Performance Weighting

The table below outlines NEO STIP targets expressed as a percentage of base salary along with the corresponding corporate performance weightings. These weightings vary across the Company, with corporate performance having a higher weighting for more senior employees and executives.

			2021 STIP Target		Performance Weighting
Named Executive Officer	2021 Base (C$)		% of Salary	C$	Corporate
David Garofalo Chairman, Chief Executive Officer and President	300,000		60%	180,000	100%
Josephine Man Chief Financial Officer	90,000	(1)	35%	63,000	100%
John Griffith Chief Development Officer	200,000		60%	120,000	100%
Samuel Mah Vice President, Evaluations	200,000		40%	80,000	100%

Note:

(1) Ms. Man’s salary of C$90,000 is based on the salary received for the year ended September 30, 2021 for services provided on a part-time basis, and is based on a pro-rated full time base salary of C$180,000.

Corporate Performance Scorecard

The Board, upon recommendation from the Compensation Committee, adopts a performance scorecard that sets out key performance criteria to guide and motivate executives to execute on our strategy. At the end of the year, the Compensation Committee assesses actual performance against each criterion, and recommends to the Board an aggregate corporate performance score between 0% to 150% of target. The Board may, in its sole discretion, exercise its informed judgment in making final executive compensation decisions and adjust the calculated performance score, as appropriate, to better reflect performance.

The performance criteria are selected to align with our strategic direction, and is based on six key performance categories critical to Gold Royalty’s success in delivering shareholder value, which are assessed against specific and measurable key performance indicators.

The Compensation Committee selected key performance indicators within a balanced scorecard and, subsequent to the financial year ended September 30, 2021, evaluated corporate performance achieved against the scorecard. Upon this review, the Compensation Committee and Board determined to award each of the executive officers a breakthrough payout equivalent to 150% of their Target Award. The payout opportunity for each of the executive officers was capped at 150% of their Target Award.

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The scorecard for the financial year ended September 30, 2021 is set forth below.

		Performance Criteria
Performance Measure	Weight	Threshold (50% of Target Award)	Target (100% of Target Award)	Breakthrough (150% of Target Award)	Result	Payout
Asset Portfolio Growth	30%	Acquisition of assets and companies that increase various per share metrics, including attributable gold equivalent ounce production, attributable reserves and resources, cash flow, total assets and organic growth from existing assets			Royalty Assets: increased from 18 to 191(1)	Breakthrough
Portfolio Performance	5%	Maintain low general and administrative (“G&A”) costs while assisting partner operators with the de-risking process on their assets			G&A: Maintained relatively low G&A in proportion to corporate activities	Breakthrough
Share Price Performance	10%	Demonstrate superior total shareholder returns relative to Peer Group			Relative TSR: Outperformed Peer Group	Breakthrough
Market Profile	15%	Improve trading liquidity over time through marketing efforts and share issuance for accretive transactions and broadening of equity research coverage			Average Daily Trading Value: $2.4 million	Breakthrough
Financing	25%	IPO with at least $30 million raised			IPO: Raised $90 million	Breakthrough
Organizational Development	15%	All key roles to be filled in company positions to evaluate and execute on major transactions; implementation of all key policies and procedures including Board and committee charters, compensation practices and authorization policies			Completed	Breakthrough

Note:

(1)	Royalty assets increased to 191 after giving effect to the Company’s acquisition of Abitibi Royalties Inc. and Golden Valley Mines and Royalties Ltd., which acquisition was announced during the fiscal year ended September 30, 2021, and completed subsequent thereto on November 5, 2021.

The STIP awards paid to our executive officers for the financial year ended September 30, 2021 were as follows:

	Base	2021 STIP Target		Performance	2021 STIP
Named Executive Officer	Salary (C$)	% of Base Salary	C$	Corporate	Payout (C$)	% of Target
David Garofalo Chairman, Chief Executive Officer and President	300,000	60%	180,000	100% x 150%	270,000	150%
Josephine Man Chief Financial Officer	90,000 (1)	35%	63,000	100% x 150%	94,500	150%
John Griffith Chief Development Officer	200,000	60%	120,000	100% x 150%	180,000	150%
Samuel Mah Vice President, Evaluations	200,000	40%	80,000	100% x 150%	60,000 (2)	150%

Notes:

(1)	Ms. Man’s salary of C$90,000 is based on the salary received for the year ended September 30, 2021 for services provided on a part-time basis, and is based on a pro-rated full time base salary of C$180,000.
(2)	This amount represents the award actually received, and would be equivalent to C$120,000 on a pro-rated basis.

The Compensation Committee selected the following key performance indicators on the belief that these performance indicators were aligned with our corporate strategy and could be impacted by our executives.

Asset Portfolio Growth: The Compensation Committee selected this metric based on the belief that the acquisition of assets and companies that increase various per share metrics, including attributable gold equivalent ounce production, attributable reserves and resources, cash flow, total assets and organic growth from existing assets is an important objective of our strategy and measure of growth and performance. The result was a breakthrough payout of 150%. As of September 30, 2021, all key portfolio metrics increased on a gross basis; royalty assets increased from 18 to 191 after giving effect to the Company’s acquisition of Abitibi Royalties Inc. and Golden Valley Mines and Royalties Ltd. on November 5, 2021.

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Portfolio Performance: The Compensation Committee selected this metric based on the belief that maintaining low G&A costs is a good measurement of administrative cost control, which ultimately works to the benefit of shareholders. The result was a breakthrough payout of 150%. The Company maintained relatively low G&A costs in light of the level of mergers and acquisition activities conducted in the year.

Share Price Performance: The Compensation Committee selected this metric based on the belief that demonstrating superior returns aligns with shareholder interests and is a strong indicator of long-term performance. The result was a breakthrough payout of 150%. As of September 30, 2021, Gold Royalty’s relative Total Shareholder Return (“TSR”) outperformed the Peer Group by 47%. Gold Royalty’s share price was up 40%; the Peer Group was down 7% and GDXJ was down 17%.

Increase Market Profile: The Compensation Committee selected this metric based on the belief that improving trading liquidity over time and broadening equity research coverage is important to our shareholders. The result was a breakthrough payout of 150%. As of September 30, 2021, Gold Royalty’s average daily trading value is $2.4 million. In addition, during the year, research coverage was initiated on the Company by key brokerages.

Financing: The Compensation Committee selected this metric based on the belief that securing financing was significant for implementing the Company’s growth and acquisition strategy. The result was a breakthrough payout of 150%. On March 11, 2021 the Company completed its IPO of 18,000,000 units at a price of $5.00 per unit for gross proceeds of $90,000,000.

Organizational Development: The Compensation Committee selected this metric to support the Company’s commitment to strong leadership and to adopt best practice governance structures. The result was a breakthrough payout of 150%. As of September 30, 2021, all key positions are filled to enable the Company to evaluate and execute on major transactions and key policies, procedures and practices are implemented. This included filling all key executive roles and adopting a number of key governance policies.

Long-Term Incentives

In connection with, and following the Company’s IPO, the Company granted an aggregate of 1,155,000 Options to the NEOs pursuant to the LTIP as follows:

Named Executive Officer	Options Granted
David Garofalo	600,000
Chairman, Chief Executive Officer and President
Josephine Man	180,000
Chief Financial Officer
John Griffith Chief Development Officer	275,000
Samuel Mah Vice President, Evaluations	100,000

In addition, prior to the Company’s IPO, the Company granted an aggregate of 1,500,000 performance-based Restricted Shares to certain officers and directors of the Company and GoldMining Inc. under the Legacy Incentive Plan. For more information, see “Legacy Incentive Plan” on page 36.

Such equity grants were not considered to be part of the compensation mix at the time of grant and accordingly, not considered to be formally part of the NEO’s compensation structure and mix for fiscal 2021. However, long-term incentives have been formally adopted by the Board to form a part of the NEO compensation mix for fiscal 2022.

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Anticipated Changes to Compensation Policies and Practices

For fiscal 2022, the Compensation Committee and Board have specifically added long-term compensation to the Company’s compensation mix to better align with the Company’s growth and to promote long-term motivation and retention of our executives. The Company believes that long-term incentive components of compensation will serve to align the interests of management with the interests of the Company’s shareholders. Accordingly, for fiscal 2022, our compensation will consist primarily of the following components:

●	annual base salary;

●	STIP, where eligible;

●	long-term incentives, where eligible; and

●	employee benefits, as appropriate.

As a result of the addition of long-term incentive awards to the compensation mix, the target total direct compensation of the NEOs for fiscal 2022 is anticipated to be as follows:

Named Executive	Base Salary (C$’000s)	STIP Opportunity (% of Base Salary)	Total Cash (C$’000s)	LTIP Opportunity (% of Base Salary)		Total Direct (C$’000s)	Total Direct Position Relative to
Officer	Target	Target	Target	Options	RSUs	Target	Peer Group
David Garofalo Chairman, Chief Executive Officer and President	450	60%	720	35	35	1,035	50th-75th percentile
Josephine Man Chief Financial Officer	290	40%	406	30	30	580	50th-75th percentile
John Griffith Chief Development Officer	290	60%	464	30	30	638	50th-75th percentile
Samuel Mah Vice President, Evaluations	280	40%	392	30	30	560	50th-75th percentile

In addition to the foregoing, as a result of the growth of the Company during fiscal 2021, the Compensation Committee has adjusted the Company’s Peer Group for fiscal 2022 as follows (the “2022 Peer Group”):

2022 Peer Group
●	Altius Minerals Corp.	●	Golden Star Resources Ltd.	●	Nomad Royalty Company Ltd.
●	EMX Royalty Corp.	●	Maverix Metals Inc.	●	Perpetua Resources Corp.
●	Gold Resource Corp.	●	Metalla Royalty & Streaming Ltd.	●	Vista Gold Corp.
●	Golden Minerals Co.

Compensation Consultants

The Company retained Global Governance Advisors (“GGA”) as independent compensation consultants for the financial year ended September 30, 2021 in April 2021 to assist in determining compensation for the Company’s directors and NEOs. GGA’s mandate included providing advice on the competitiveness and appropriateness of Gold Royalty’s compensation program for its NEOs and members of the Board, as required. In 2021, GGA provided the following services to Gold Royalty:

●	reviewed NEO compensation market competitiveness in terms of structure and pay levels for fiscal 2021; and

●	reviewed non-executive director compensation.

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The Compensation Committee will agree annually and on an as-needed basis, with input from management and GGA, on the work to be undertaken by the consultant for the Compensation Committee and the fees for such work. GGA reports directly to the Chair of the Compensation Committee.

Compensation Consulting Fees

Global Governance Advisors	2021 Fees (C$)
Executive compensation-related fees	32,476
All Other fees	Nil

Executive Compensation Clawback Policy

The Board has adopted a clawback policy pursuant to which incentive compensation paid by the Company to an executive may be clawed back if such compensation was predicated upon the achievement of financial results that were the product of erroneous data or material noncompliance of the Company with any financial reporting requirement which subsequently requires the Company to prepare a financial restatement. The clawback period is limited to the three-year period preceding the date on which the Company is required to prepare the accounting restatement. In the event that the Board determines that an executive has engaged in fraud or has otherwise intentionally violated the Company’s rules or applicable law which contributed to the restatement, the Board may claw back 100% of such person’s incentive compensation.

Compensation Risk Management

The Company has taken steps to ensure its executive compensation program does not incent inappropriate risks. Some of the risk management initiatives currently employed by the Company are as follows:

●	appointing a Compensation Committee comprised of all independent directors to oversee the executive compensation program;

●	use of discretion in adjusting any bonus payments up or down as the Compensation Committee deems appropriate and recommends;

●	established a capped bonus plan design; and

●	the adoption of a clawback policy which allows certain incentive compensation paid by the Company to an executive to be clawed back if such compensation was based on the achievement of financial results that were a result of erroneous data or material noncompliance of the Company with any financial reporting requirements.

All of Gold Royalty’s executives, other employees and directors are subject to Gold Royalty’s insider trading policy, which prohibits trading in Gold Royalty’s securities while in possession of undisclosed material information about Gold Royalty. Under this policy, such individuals are also prohibited from active trading or short-term speculation involving Gold Royalty’s securities, including short sales, puts and calls. Furthermore, Gold Royalty permits executives to trade in its securities only during prescribed trading windows.

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Summary Compensation Table

The following table sets forth all compensation paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by the Company to each NEO, in any capacity, for the financial year ended September 30, 2021.

						Non-equity Incentive Plan Compensation ($)
Name and Principal Position	Year	Salary(1) ($)	Share- based Awards(2) ($)		Option- based Awards(3) ($)	Annual Incentive Plans(4)	Long term Incentive Plans	All Other Compensation ($)	Total Compensation ($)
David Garofalo(5) Chairman, Chief Executive Officer and President	2021	179,555	182,541	(6)	617,520	212,895	-	-	1,192,511
Josephine Man(7) Chief Financial Officer	2021	65,825	-		185,256	74,513	-	-	325,594
John Griffith(8) Chief Development Officer	2021	143,685	-		283,030	141,930	-	-	568,645
Samuel Mah(9) Vice President, Evaluations	2021	39,711	-		126,917	47,310	-	-	213,938

Notes:

(1)	Pursuant to their respective employment agreements, salary paid to Mr. Garofalo, Ms. Man, Mr. Griffith and Mr. Mah are in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based on the exchange rate of $0.7977 per Canadian dollar, being the weighted average exchange rate for the applicable period. Effective January 1, 2021, Mr. Garofalo’s salary was set at C$300,000 per year, Ms. Man’s salary was increased from C$60,000 to C$90,000 per year and Mr. Griffith’s salary was increased from C$120,000 to C$200,000 per year. Effective July 1, 2021, Mr. Mah’s salary was set at C$200,000 per year.
(2)	These amounts represent the aggregate grant date fair value of Restricted Shares. The grant date fair market value for each Restricted Share is $0.456353 per share. The fair value is calculated based on the net assets of the Company at the time of the grant on October 19, 2021, the proportion of Restricted Shares in total Shares and expected possibility that vesting conditions will be met, adjusted for minority shareholder discount and liquidity discount.
(3)	These amounts represent the aggregate grant date fair value of Options, which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the Options granted on March 7, 2021: exercise price: $5.00; expected risk free interest rate: 0.32%; expected annual volatility: 37%; expected life in years: 3.0; expected annual dividend yield: 0%; and Black-Scholes value: $1.0292. The following assumptions were used to value the Options granted on August 25, 2021: exercise price: $4.85; expected risk free interest rate: 0.56%; expected annual volatility: 39%; expected life in years: 2.9; expected annual dividend yield: 0%; and Black-Scholes value: $1.2692.
(4)	Amounts in this column are paid as annual cash bonuses in respect of the financial year noted. These payments were made on November 25, 2021 of the following financial year. Amounts paid to each of the NEOs are in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based on the exchange rate of $0.7885, being the exchange rate as of September 30, 2021.
(5)	Mr. Garofalo was appointed as Chairman, Chief Executive Officer and President effective August 1, 2020.
(6)	In October 2020, Gold Royalty issued 400,000 performance-based Restricted Shares to Mr. Garofalo. 133,333 of these Restricted Shares have vested and are no longer subject to such restrictions as a result of the satisfaction of a condition resulting from completion of the IPO. 266,667 Restricted Shares are subject to certain conditions. See “Legacy Incentive Plan” on page 36 for more information.
(7)	Ms. Man was appointed as Chief Financial Officer effective July 31, 2020.
(8)	Mr. Griffith was appointed as Chief Development Officer effective September 8, 2020.
(9)	Mr. Mah was appointed as Vice President, Evaluations effective July 1, 2021.

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Performance Graph

The Company listed its Shares on the NYSE American on March 9, 2021. The following graph compares the total cumulative return for a Shareholder who invested C$100 in Shares of the Company commencing from March 9, 2021, being the date the Company’s Shares commenced trading on the NYSE American, for the most recently completed financial year ended September 30, 2021 with, for the same period: (i) the cumulative total return of the Russell 2000 Index; (ii) the cumulative total return of the VanEck Junior Gold Miners ETF (“GDXJ”); and (iii) the cumulative total return of the Company’s Peer Group comprised of Abitibi Royalties Inc., Altius Minerals Corp., EMX Royalty Corp., Gold Resource Corp., Golden Minerals Co., Golden Star Resources Ltd., Maverix Metals Inc., Metalla Royalty & Streaming Ltd., Nomad Royalty Company Ltd., Perpetua Resources Corp. and Vista Gold Corp. Ely Gold Royalties Inc. was acquired by Gold Royalty in the period and, therefore, has been excluded from the below graph.

The compensation of our executive officers is generally linked to initiatives completed year-over-year and our financial performance. Trends in our returns to Shareholders are not generally determinative of total compensation to our NEOs.

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Outstanding Share-based Awards and Option-based Awards for NEOs

The following table states the name of each NEO and Option-based and Share-based awards outstanding as of the financial year ended September 30, 2021.

	Option-based Awards(1)				Share-based Awards(2)
Name and Principal Position	Number of Securities Underlying Unexercised Options(3) (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options(4) ($)	Number of Shares or Units of Shares That Have Not Vested(5) (#)	Market or Payout Value of Share- based Awards That Have Not Vested(4) ($)	Market or Payout Value of Vested Share-based Awards Not Paid Out or Distributed ($)
David Garofalo Chairman, Chief Executive Officer and President	600,000	5.00	07-Mar-26	-	266,667	1,333,335	-
Josephine Man Chief Financial Officer	180,000	5.00	07-Mar-26	-	-	-	-
John Griffith Chief Development Officer	275,000	5.00	07-Mar-26	-	-	-	-
Samuel Mah Vice President, Evaluations	100,000	4.85	25-Aug-26	15,000	-	-	-

Notes:

(1)	Options expiring on March 7, 2026 were granted on March 7, 2021, and vest as to 25% immediately and on each day which is 6, 12 and 18 months from the date of grant. Options expiring on August 25, 2026 were granted on August 25, 2021, and vest as to 25% immediately and on each day which is 6, 12 and 18 months from the date of grant. As at September 30, 2021, 300,000 Options held by Mr. Garofalo have vested, 90,000 Options held by Ms. Man have vested, 137,500 Options held by Mr. Griffith have vested, and 25,000 Options held by Mr. Mah have vested.
(2)	The Share-based Awards consist of performance-based Restricted Shares. Each Restricted Share entitles the holder to receive one common share upon certain conditions being met. Please see “Legacy Incentive Plan” on page 36 for more information.
(3)	Each Option entitles the holder to one common share upon exercise.
(4)	The value shown is based on the closing price of the Shares on September 30, 2021, being $5.00 per Share.
(5)	In October 2020, Gold Royalty issued 400,000 performance-based Restricted Shares to Mr. Garofalo. 133,333 of these Restricted Shares have vested and are no longer subject to such restrictions as a result of underlying conditions being met in the year ended September 30, 2021. 266,667 Restricted Shares remain subject to certain conditions. See “Legacy Incentive Plan” on page 36 for more information.

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Incentive Plan Awards - Value Vested or Earned During the Year for NEOs

The table below discloses the aggregate dollar value that would have been realized by a NEO if Options under Option- based awards had been exercised on the vesting date, as well as the aggregate dollar value realized upon vesting of Share-based awards by a NEO.

Name and Principal Position	Option-based Awards - Value Vested During the Year(1) ($)	Share-based Awards - Value Vested During the Year(2) ($)		Non-equity Incentive Plan Compensation - Value Earned During the Year(3) ($)
David Garofalo Chairman, Chief Executive Officer and President	-	629,332	(4)	212,895
Josephine Man Chief Financial Officer	-	-		74,513
John Griffith Chief Development Officer	-	-		141,930
Samuel Mah Vice President, Evaluations	-	-		47,310

Notes:

(1)	As of September 30, 2021, 300,000, 90,000 and 137,500 Options at an exercise of $5.00 per share held by Mr. Garofalo, Ms. Man, Mr. Griffith have vested, respectively, and 25,000 Options at an exercise price of $4.85 per share held by Mr. Mah have vested. All such vested Options were out-of-the-money. Value vested during the year is calculated by subtracting the exercise price of the Option (being the market price of $5.00 for Options granted pre-IPO, or the closing price of the Company’s shares on the NYSE American on the last trading day prior to the date of grant for Options granted post-IPO) from the market price of the Company’s shares on the date the Option vested (being $5.00 for Options vesting pre-IPO, and being the closing price of the Company’s shares on the NYSE American on the vesting date for Options vesting post-IPO).
(2)	Consists of performance-based Restricted Shares, where the underlying conditions were satisfied in the year ended September 30, 2021. See “Legacy Incentive Plan” on page 36 for more information.
(3)	Amounts in this column are paid as annual cash bonuses in respect of the financial year noted. These payments were made on November 25, 2021 of the following financial year. Amounts paid to each of the NEOs are in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based on the exchange rate of $0.7885, being the exchange rate as of September 30, 2021.
(4)	Consists of 133,333 Restricted Shares which vested on March 11, 2021 at a market price of $4.72.

Pension Plan Benefits

The Company does not presently provide any defined benefit or pension plan to its directors, executive officers, employees or consultants.

Termination and Change of Control Benefits

Other than as disclosed below, the Company has not entered into any other contract, agreement, plan or arrangement that provides for payments to an NEO at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of the Company or a change in an NEO’s responsibilities.

Employment Agreements

The following is a summary description of material terms of compensation awarded to, earned by, paid or payable to our executive officers pursuant to agreements or arrangements effective as at the financial year ended September 30, 2021. The Company will be entering into new arrangements with our executive officers regarding their employment, effective January 2022. These new arrangements are on customary terms, including as to change of control and termination benefits, for similarly situated companies of our size in the royalty industry and commensurate with the position and responsibilities of our executive officers.

Our employment agreements with members of our management include customary confidentiality and non-disclosure provisions. Such agreements include provisions limiting the ability of such individuals to solicit our employees and consultants and prohibiting the appropriation of corporate opportunities, but do not include provisions otherwise restraining such individuals’ ability to participate in competing businesses after they are no longer employed by us.

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David Garofalo

On August 1, 2020, we entered into an agreement with Mr. Garofalo regarding his appointment as our Chairman, President and Chief Executive Officer. The agreement may be terminated by either party on at least 60 days’ prior written notice to the other party. If terminated by us, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The agreement may be terminated by us for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

The agreement provides that Mr. Garofalo will be eligible to participate, from time to time, in our short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with his position and responsibilities.

Pursuant to the agreement, Mr. Garofalo initially did not receive a base salary. Effective January 1, 2021, Mr. Garofalo’s salary was set at C$300,000.

Josephine Man

On November 1, 2020, we entered into an agreement with Ms. Man regarding her appointment as our Chief Financial Officer. Pursuant to the agreement, Ms. Man agreed to provide services thereunder to us on a part-time basis. The agreement may be terminated by either party on at least 30 days’ prior written notice to the other party. If terminated by us, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The agreement may be terminated by us for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

Pursuant to the agreement, Ms. Man received a base salary of C$60,000 per year. Such base salary was increased to C$90,000 per year, effective January 1, 2021.

The agreement provides that Ms. Man will be eligible to participate, from time to time, in our short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with her position and responsibilities.

John Griffith

On August 31, 2020, we entered into an agreement with Mr. Griffith regarding his appointment as our Chief Development Officer effective September 8, 2020. Pursuant to the agreement, Mr. Griffith agreed to provide services thereunder to us on a full-time basis. The agreement may be terminated by either party on at least 60 days’ prior written notice to the other party. If terminated by us, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The agreement may be terminated by us for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

Pursuant to the agreement, Mr. Griffith received a base salary of C$120,000 per year. Such base salary was increased to C$200,000 per year, effective January 1, 2021.

The agreement provides that Mr. Griffith will be eligible to participate, from time to time, in our short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with his position and responsibilities.

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Samuel Mah

On June 1, 2021, we entered into an agreement with Mr. Mah regarding his appointment as our Vice President, Evaluations effective July 1, 2021. Pursuant to the agreement, Mr. Mah agreed to provide services thereunder to us on a full-time basis. The agreement may be terminated by either party on at least 60 days’ prior written notice to the other party. If terminated by us, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The agreement may be terminated by us for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

Pursuant to the agreement, Mr. Mah received a base salary of C$200,000 per year.

The agreement provides that Mr. Mah will be eligible to participate, from time to time, in our short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with his position and responsibilities.

Termination and Change of Control

As described under “Employment Agreements” above, our named executive officers are entitled to minimum notice periods in the event of termination “without cause.”

Pursuant to the Legacy Incentive Plan, unless otherwise determined by our Board, if the holder of Restricted Shares is terminated by the Company or resigns prior to the expiry of the applicable restricted period, then any Restricted Shares that have not vested at the time of such termination or resignation will automatically terminate. Pursuant to the award agreements underlying the Company’s prior grants of Restricted Shares, in the event of a change of control of the Company, any restrictions upon Restricted Shares held by a holder will immediately lapse and such Shares will be deemed vested for the purposes of the Legacy Incentive Plan and will no longer be subject to restrictions or cancellation.

For the purposes of the Legacy Incentive Plan, a “change of control” means, subject to certain exclusions, any acquisition by any person or by any person and a joint actor, whether directly or indirectly, of the Company’s voting securities (as such terms are interpreted in the Securities Act (British Columbia)), which, when added to all other voting securities at the time held by such person or by such person and a person “acting jointly or in concert” with another person, as the phrase is interpreted in Canadian National Instrument 62-103 - The Early Warning System and Related Take-Over Bid and Insider Reporting Issues, totals for the first time not less than 50% of the outstanding of our voting securities or the votes attached to those securities are sufficient, if exercised, to elect a majority of our board of directors.

Assuming Mr. Garofalo’s, Ms. Man’s, Mr. Griffith’s and Mr. Mah’s employment was terminated by us without cause effective September 30, 2021, we would have been required to make a severance payment to each of them in the aggregate amount of C$50,000, C$7,500, C$33,333, and C$33,333, respectively. As of September 30, 2021, the Company did not have any arrangements with the NEOs that provided for additional payments to them in connection with a change of control of the Company.

Other than as otherwise disclosed herein, we do not have any arrangements with the NEOs that provide for payments to them for severance, termination or constructive dismissal.

New Employment Agreements Effective January 2022

The Company entered into an employment agreement (the “New Employment Agreements”), which will become effective January 1, 2022, with each of the following NEOs for the provision of services by its NEOs as follows:

NEO	Position	Base Salary (C$)
David Garofalo	President and Chief Executive Officer	450,000 per year
Josephine Man	Chief Financial Officer	290,000 per year
John Griffith	Chief Development Officer	290,000 per year
Samuel Mah	Vice President, Evaluations	280,000 per year

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Each of the New Employment Agreements are on the same terms, other than the base salaries set forth above. Pursuant to the New Employment Agreements, the Company pays each of the NEOs a base salary in the amount set forth in the table above (the “Base Salaries”), subject to annual review by the Board. Under the terms of the New Employment Agreements, each of the NEOs are entitled to participate in: (a) the Company’s LTIP, grants of awards under which are to be in amounts determined by the Board and commensurate with performance of the NEO’s position; (b) at a level commensurate with the NEO’s position, the Company’s other employee benefit, welfare and retirement plans and programs, equity plans, employee incentive plans and bonus plans provided by the Company to its senior officers; and (c) any fringe benefits of perquisites which other senior officers are entitled to receive.

Termination and Change of Control Provisions under New Employment Agreements

Termination

If an NEO’s employment is terminated for any reason under the applicable New Employment Agreement, the NEO is entitled to the following “Basic Termination Entitlements”: (a) accrued and unpaid Base Salary; (b) any earned but unpaid bonus, provided termination is not for “just cause”; and (c) reimbursement for any unreimbursed business expenses.

In the event of a termination of an NEO’s employment by the Company without “just cause” or by the NEO for “good reason”, the NEO is entitled to receive, in addition to the Basic Termination Entitlements, a “Separation Package” consisting of:

●	two times the NEO’s then-current Base Salary and two times the highest of (a) the NEO’s “target” annual bonus, if any, for the fiscal year in which such termination occurs, under an applicable short-term incentive compensation plan or other annual cash bonus plan of the Company; and (b) the average annual bonus actually received by the NEO in respect of the two immediately preceding fiscal years. This entitlement is payable in equal monthly instalments over a 24-month period; and

●	the continuation of health benefits, including medical, dental, vision, accident, disability and life insurance, until the earlier of (a) 24 months after the effective date of termination, or (b) the date the NEO becomes eligible for comparable benefits of a subsequent employer.

Change of Control

The New Employment Agreements have double trigger “change of control” provisions applicable to each of the NEOs. A “change of control” is defined under the New Employment Agreements in a customary manner, and includes:

●	direct and indirect acquisitions of more than 50% of the voting securities by third parties (and joint actors);

●	amalgamations, arrangements, mergers, reorganizations, consolidations or other similar transactions, where the Company’s shareholders immediately prior to the transactions do not continue to hold at least 50% of the total voting power of the Company’s securities;

●	a change of a majority of the Board at any single meeting of shareholders (or by consent resolution), where such change was not previously approved by the Board; and

●	sales, leases or other dispositions of all or substantially all of the assets of the Company.

If, within 18 months of a “change of control”, the Company terminates the NEO without “just cause” or the NEO terminates his or her employment for “good reason”, then the NEO is entitled to receive, in addition to the Basic Termination Entitlements, a “change of control” payment with generally the same terms as the Separation Package, except that the payment entitlement is payable as a single lump sum payment.

Additionally, notwithstanding the terms of the LTIP or any award agreement, in the event of a “change of control”, and immediately effective on the date of such “change of control”, all unvested options or equity awards will become fully and immediately exercisable.

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Director Compensation

The objective of the director compensation philosophy at Gold Royalty is to attract, retain and reward committed and qualified directors and to align their compensation with the long-term interests of our shareholders. Compensation should thus be fair and reasonable, reflecting the time and effort required by a director, and it should also reflect the complexities, risks, skill sets and values associated with directors on the Board. The Board believes that the compensation for directors should be competitive with the compensation paid to directors of comparable companies.

The Company’s independent and non-executive directors receive an annual retainer consisting of cash and equity compensation for their annual service. The retainers compensate directors for their role on the Board, and is meant to reflect the typical schedule and workload of a director at Gold Royalty. The Company’s independent and non executive directors receive an annual retainer and fees for service on the Board and as Chair of the Board Committees as set forth below. Directors who are employees receive no additional compensation for their service as directors. The Company’s independent and non-executive directors are reimbursed for travel and other expenses directly related to their activities as directors. In the financial year ended September 30, 2021, equity compensation was awarded to the Company’s independent and non-executive directors in the form of Options. The Options vest over 18 months.

Retainers - Board	Cash (C$)
Independent Lead Director	C$50,000
Board member(1)	C$30,000
Chair of the Audit Committee	C$15,000
Chair of the Compensation Committee	C$10,000
Chair of the Nominating and Corporate Governance Committee	C$10,000

Note:

(1) Excludes Mr. Adnani and Mr. Wasser.

Subsequent to the financial year ended September 30, 2020, with effect from January 1, 2021, the Compensation Committee and the Board have approved annual retainers of C$50,000 for the Company’s independent lead director and C$30,000 for each director (other than directors who receive salary or fees).

During the financial year ended September 30, 2021, an ad hoc ESG & Sustainability Committee met twice. The committee was comprised of Mr. Hair, Mr. Dawson and Mr. Adnani. Mr. Hair received fees of C$10,000 for serving as chair of the ad hoc ESG & Sustainability Committee. The Company has not appointed a formal ESG & Sustainability Committee, but may consider doing so in the future.

The following table sets forth information relating to compensation paid to the directors during the financial year ended September 30, 2021.

Name(1)	Fees Earned ($)(2)	Share-based Awards ($)(3)	Option-based Awards ($)(4)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Warren Gilman	47,310	-	257,300	-	-		304,610
Amir Adnani(5)	-	456,353	514,600	-	71,807	(6)	1,042,760
Garnet Dawson	23,655	22,818	102,920	-	-		149,393
Ken Robertson(7)	35,483	-	102,920	-	-		138,403
Alan Hair(8)	39,425	-	102,920	-	-		142,345
C.F. “Trey” Wasser(9)	-	-	-	-	15,726	(10)	15,726

Notes:

(1)	Compensation paid to Mr. Garofalo is disclosed above in the “Summary Compensation Table” and is not reported in the “Director Compensation” table of this Information Circular.
(2)	Directors’ fees are paid in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based upon an exchange rate of $0.7885 per Canadian dollar, being the exchange rate as of September 30, 2021.
(3)	These amounts represent the aggregate grant date fair value of Restricted Shares. The grant date fair market value for each Restricted Share is $0.456353 per share. In October 2020, Gold Royalty issued 1,000,000 and 50,000 performance-based Restricted Shares to Mr. Adnani and Mr. Dawson, respectively. 333,333 and 16,666 Restricted Shares issued to Mr. Adnani and Mr. Dawson, respectively, have vested and are no longer subject to such restrictions as a result of the satisfaction of a condition resulting from completion of the IPO. 666,667 and 33,334 Restricted Shares issued to Mr. Adnani and Mr. Dawson, respectively, are subject to cancellation if certain conditions are not met. See “Legacy Incentive Plan” on page 36 for more information.

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(4)	For fiscal 2021, these amounts represent the aggregate grant date fair value of Options, which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the Options granted on March 7, 2021: exercise price: $5.00; expected risk free interest rate: 0.32%; expected annual volatility: 37%; expected life in years: 3.0; expected annual dividend yield: 0%; and Black-Scholes value: $1.0292. The Options vest as to 25% immediately and on each day which is 6, 12 and 18 months from the date of grant. On March 7, 2021, 250,000 Options were granted to Mr. Gilman, 500,000 Options to Mr. Adnani, 100,000 Options to Mr. Dawson, 100,000 Options to Mr. Robertson and 100,000 Options to Mr. Hair.
(5)	Mr. Adnani was appointed as a director of the Company on November 20, 2020.
(6)	Mr. Adnani does not receive director fees from the Company. Mr. Adnani, through his company, receives C$10,000 per month plus applicable taxes for his services. Amounts paid to Mr. Adnani are in Canadian dollars. For the purposes hereof, such amounts have been converted from Canadian dollars to U.S. dollars based upon an exchange rate of $0.7979 per Canadian dollar, being the weighted average exchange rate for the applicable period.
(7)	Mr. Robertson was appointed as a director of the Company on November 20, 2020.
(8)	Mr. Hair was appointed as a director of the Company on November 20, 2020.
(9)	Mr. Wasser was appointed as a director of the Company on August 23, 2021.
(10)	Mr. Wasser does not receive director fees from the Company. In lieu thereof, Mr. Wasser receives $12,500 per month.
(11)	Mr. Mullan was appointed as a director of the Company on November 5, 2021, subsequent to the financial year ended September 30, 2021.

Messrs. Gilman, Robertson and Hair served as independent directors of the Company in the financial year ended September 30, 2021.

Outstanding Share-based Awards and Option-based Awards for Directors

The following table states the name of each director and Option-based and Share-based awards outstanding as of the financial year ended September 30, 2021.

	Option-based Awards(1)				Share-based Awards(2)
Name and Principal Position	Number of Securities Underlying Unexercised Options(3) (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the- money Options(4) ($)	Number of Shares or Units of Shares That Have Not Vested(5) (#)	Market or Payout Value of Share- based Awards That Have Not Vested(4) ($)	Market or Payout Value of Vested Share-based Awards Not Paid Out or Distributed ($)
Warren Gilman Lead Director	250,000	5.00	07-Mar-26	-	-	-	-
Amir Adnani Director	500,000	5.00	07-Mar-26	-	666,667	3,333,335	-
Garnet Dawson Director	100,000	5.00	07-Mar-26	-	33,334	166,670	-
Ken Robertson Director	100,000	5.00	07-Mar-26	-	-	-	-
Alan Hair Director	100,000	5.00	07-Mar-26	-	-	-	-
C.F. “Trey” Wasser Director	-	-	-	-	-	-	-

Notes:

(1)	Options expiring on March 7, 2026 were granted on March 7, 2021, and vest as to 25% immediately and on each day which is 6, 12 and 18 months from the date of grant. As at September 30, 2021, 125,000 Options held by Mr. Gilman have vested, 250,000 Options held by Mr. Adnani have vested, 50,000 Options held by Mr. Dawson have vested, 50,000 Options held by Mr. Robertson have vested and 50,000 Options held by Mr. Hair have vested.
(2)	The Share-based Awards consist of Restricted Shares. Each Restricted Share entitles the holder to receive one common share upon certain conditions being met. See “Legacy Incentive Plan” on page 36 for more information.
(3)	Each Option entitles the holder to one common share upon exercise.
(4)	The value shown is based on the closing price of the Shares on September 30, 2021, being $5.00 per Share.
(5)	In October 2020, Gold Royalty issued 1,000,000 and 50,000 performance-based Restricted Shares to Mr. Adnani and Mr. Dawson, respectively. 333,333 and 16,666 of these Restricted Shares issued to Mr. Adnani and Mr. Dawson, respectively, have vested and are no longer subject to such restrictions as a result of the satisfaction of a condition resulting from completion of the IPO. 666,667 and 33,334 Restricted Shares issued to Mr. Adnani and Mr. Dawson, respectively, are subject to cancellation if certain conditions are not met. See “Legacy Incentive Plan” on page 36 for more information.

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Incentive Plan Awards - Value Vested or Earned During the Year for Directors

The table below discloses the aggregate dollar value that would have been realized by a director if Options under Option-based awards had been exercised on the vesting date, as well as the aggregate dollar value realized upon vesting of Share-based awards by a director.

Name and Principal Position	Option-based Awards - Value Vested During the Year(1) ($)	Share-based Awards - Value Vested During the Year ($)(2)		Non-equity Incentive Plan Compensation - Value Earned During the Year ($)
Warren Gilman Lead Director	-	-		-
Amir Adnani Director	-	1,573,332	(3)	-
Garnet Dawson Director	-	78,664	(4)	-
Ken Robertson Director	-	-		-
Alan Hair Director	-	-		-
C.F. “Trey” Wasser Director	-	-		-

Notes:

(1)	As at of September 30, 2021, 125,000, 250,000, 50,000, 50,000 and 50,000 Options at an exercise of $5.00 per share held by Mr. Gilman, Mr. Adnani, Mr. Dawson, Mr. Robertson and Mr. Hair have vested, respectively. All such vested Options were out-of-the-money. Value vested during the year is calculated by subtracting the exercise price of the Option (being the market price of $5.00 for Options granted pre-IPO, or the closing price of the Company’s shares on the NYSE American on the last trading day prior to the date of grant for Options granted post-IPO) from the market price of the Company’s shares on the date the Option vested (being $5.00 for Options vesting pre- IPO, and being the closing price of the Company’s shares on the NYSE American on the vesting date for Options vesting post-IPO).
(2)	Consists of performance-based Restricted Shares, where the underlying conditions were satisfied in the year ended September 30, 2021. See “Legacy Incentive Plan” on page 36 for more information.
(3)	Consists of 333,333 Restricted Shares which vested on March 11, 2021 at a market price of $4.72.
(4)	Consists of 16,666 Restricted Shares which vested on March 11, 2021 at a market price of $4.72.

Director Compensation for Fiscal 2022

In view of ensuring that the Company provides market competitive compensation opportunities to its non-executive directors, the Board has a new compensation mix for non-executive directors for fiscal 2022. As Gold Royalty continues to grow, the Company’s objective is to move compensation towards the median levels relative to the market, and target non-executive director compensation to between the 25th percentile and 50th percentile of the 2022 Peer Group.

Effective January 1, 2022, the elements of compensation for non-executive directors will include:

●	annual cash compensation, comprised of:

	●	Board remuneration, delivered in the form of a retainer;

	●	committee remuneration for services as a chair of a committee of the Board, delivered in the form of additional retainers;

●	deferred compensation, comprised of:

	●	equity grants, awarded in the form of Options and RSUs/DSUs; and

●	reasonable expenses.

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Annual Cash Compensation

The annual fixed board retainer paid to independent Board members will form the competitive foundation of the Company’s director compensation program. The Lead Director is compensated at a premium to account for additional responsibilities associated with the role, and committee retainers are paid to committee chairs and serves as additional compensation for the time and expertise required to serve on different committee and in such positions.

Deferred Compensation

Equity-based compensation will generally be awarded to a director in the form of Options, RSUs, or DSUs. The grant of DSUs will help Gold Royalty create long-term shareholder alignment with non-executive directors. The inclusion of equity grants as part of the director compensation mix is to attract, retain and motivate high quality performance of directors whose judgment, initiative and effort is largely depended on by the Company for successful conduct of its business. Further, equity-based compensation is intended to encourage and enable directors to acquire and retain equity-based awards in Gold Royalty to further align their efforts with shareholder interests and to build their share ownership in the Company.

Generally speaking, equity may be granted under the following situations: (i) upon a director’s re-election to the Board each year, upon which RSUs or DSUs may be taken in lieu of cash for retainers earned; and (ii) the Board may, at its discretion, grant one-time equity awards to directors at any time in return for extraordinary service to Gold Royalty or to reward them for their initial appointment to the Board.

Legacy Incentive Plan

The Legacy Incentive Plan was approved by the Board and ratified on October 19, 2020 by our sole shareholder at that time. The Legacy Incentive Plan was intended to provide a means for the Company to attract and retain key employees, officers, directors and consultants and to motivate them to exercise their best efforts on behalf of the Company and align their interests with those of our shareholders. The Legacy Incentive Plan provided for the grant of non-qualified stock options, incentive stock options and restricted awards and is administered by the Board. The aggregate number of our Shares that could be issued pursuant to grants under the Legacy Incentive Plan was 2,000,000 Shares. On October 19, 2020, the Company issued 1,500,000 Restricted Shares to certain officers and directors of the Company and GoldMining Inc. under the Legacy Incentive Plan, the terms of which were subsequently amended on January 10, 2021.

The Restricted Shares are subject to restrictions that, among other things, prohibit the transfer thereof until certain performance conditions are met. In addition, if such conditions are not met within applicable periods, the Restricted Shares will be deemed forfeited and surrendered by the holder thereof to the Company without the requirement of any further consideration. The performance conditions were as follows: (a) with respect to one-third of the Restricted Shares awarded to the holder, if the Company’s initial public offering or any liquidity event (being any liquidation, dissolution or winding-up of the Company or distribution of all or substantially all of the Company’s assets among shareholders or a change of control transaction) occurs that values the Company at a minimum of $50,000,000 (condition met); (b) with respect to one-third of the Restricted Shares awarded to the holder, if the Company receives $1,000,000 of royalty payments under any of the Company’s royalty interests prior to October 19, 2023; and (c) with respect to one-third of the Restricted Shares awarded to the holder, if the holder continues to be a director, officer, employee or consultant of the Company or an entity that is under common control with the Company for a period of one year after the Company’s IPO is completed.

The performance condition in (a) above has since been met. As of the date hereof, there are 1,000,002 Restricted Shares outstanding. Accordingly, one-half of the outstanding Restricted Shares awarded to the holder are subject to the performance condition in (b) above, and one-half of the outstanding Restricted Shares awarded to the holder are subject to the performance condition in (c) above.

No further grants will be made under the Legacy Incentive Plan.

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Long-Term Incentive Plan

The maximum number of Shares that may be reserved for issuance under the LTIP is 10% of the number of issued and outstanding Shares on a non-diluted basis from time to time. The LTIP is available to directors, key employees, including officers, and consultants of Gold Royalty, as determined by the Board and the Compensation Committee.

Gold Royalty adopted the LTIP on March 7, 2021 (the “Effective Date”), which allows for a variety of equity based awards that provide different types of incentives to be granted to certain of Gold Royalty’s and its subsidiaries’ officers, directors, employees and consultants (in the case of Options, performance share units (“PSUs”) and restricted share units (“RSUs”)) and to Non-Employee Directors (as defined in the LTIP) (in the case of deferred share units (“DSUs”)). Options, PSUs, RSUs and DSUs are collectively referred to herein as “Awards”. The following discussion is qualified in its entirety by the text of the LTIP. The aggregate number of Shares issuable under the LTIP in respect of awards will not exceed 10% of the aggregate number of Shares issued and outstanding from time to time.

The LTIP is intended to provide a means whereby Gold Royalty may attract and retain key employees, officers, directors and consultants and motivate them to exercise their best efforts on behalf of Gold Royalty and align their interests with those of its shareholders. The plan is administered by the Board, or if the Board by resolution so decides, the Compensation Committee.

Under the terms of the LTIP, the Board, or if the Board by resolution so decides, the Compensation Committee and/or any member of the Board, may grant Awards to eligible participants, as applicable. Participation in the LTIP is voluntary and, if an eligible participant agrees to participate, the grant of Awards will be evidenced by a grant agreement with each such participant. The interest of any participant in any Award is not assignable or transferable, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer or assignment to a RRIF, RRSP or TFSA, of which the participant is and remains the annuitant, or to a corporation, of which the participant is and remains the sole shareholder, or a transfer or assignment in the event of the death of a participant.

The LTIP provides that appropriate adjustments, if any, will be made by the Board in connection with a reclassification, reorganization or other change of the Shares, share split or consolidation, distribution, merger or amalgamation, in the Shares issuable or amounts payable to preclude a dilution or enlargement of the benefits under the LTIP.

The maximum number of Shares reserved for issuance, in the aggregate, under the LTIP or pursuant to awards under any other established share compensation arrangement, shall not exceed 10% of the aggregate number of Shares issued and outstanding from time to time, provided that no more than 2,000,000 Shares may be issued in the aggregate pursuant to the exercise of Options granted under the LTIP.

The maximum number of Shares that may be: (a) issued to insiders of Gold Royalty within any one-year period, and (b) issuable to insiders of Gold Royalty at any time, in each case, under the LTIP alone, or when combined with all of Gold Royalty’s other security-based compensation arrangements, cannot exceed 10% of the aggregate number of Shares issued and outstanding from time to time determined on a non-diluted basis. The maximum number of Shares issuable to any one individual under the LTIP alone, or when combined with all of Gold Royalty’s other security-based compensation arrangements, cannot exceed 5% of the aggregate number of Shares issued and outstanding on the applicable grant date.

For the purposes of calculating the maximum number of Shares reserved for issuance under the LTIP, any issuance from treasury by Gold Royalty that is issued in reliance upon an exemption under applicable stock exchange rules applicable to share compensation arrangements used as an inducement to person(s) or company(ies) not previously employed by and not previously an insider of Gold Royalty shall not be included. All of the Shares covered by the exercised, cancelled or terminated Awards will automatically become available Shares for the purposes of Awards that may be subsequently granted under the LTIP. As a result, the LTIP is considered an “evergreen” plan.

The aggregate equity value of DSUs that are eligible to be settled in Shares granted to a Non-Employee Director, within a one-year period, pursuant to all security-based compensation arrangements of the Corporation shall not exceed $150,000.

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An Option entitles the participant to acquire Shares from treasury and shall be exercisable during a period established by the Board which shall commence on the date of the grant and shall terminate no later than ten years after the date of the granting of the Option or such shorter period as the Board may determine. The minimum exercise price of an Option will not be less than the closing price of the Shares on the applicable stock exchange on the last trading day before the date such Option is granted. The LTIP will provide that the exercise period shall automatically be extended if the date on which it is scheduled to terminate shall fall during a black-out period. In such cases, the extended exercise period shall terminate 10 business days after the last day of the black-out period. In order to facilitate the payment of the exercise price of Options, the LTIP has a cashless exercise feature pursuant to which a participant may elect to undertake either a broker assisted “cashless exercise” or a “net exercise” subject to the procedures set out in the LTIP, including the consent of the Board, where required. If a participant elects to exercise Options under the “net exercise” procedures, the participant can elect to receive cash or a number of Shares equal to (a) the number of Shares underlying Options multiplied by (b) the market value of the Shares at such date less the exercise price of such Options, (c) divided by the market value of the Shares at such date, subject to acceptance by the Board and provided that satisfactory arrangements have been made to pay any applicable withholding taxes.

All Options granted under the LTIP shall be Non-Qualified Stock Options (as defined in the LTIP) unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option (as defined in the LTIP). No Option shall be treated as an Incentive Stock Option unless the LTIP has been approved by the shareholders of Gold Royalty within 12 months following the Effective Date and in a manner intended to comply with applicable shareholder approval requirements.

RSUs, PSUs and DSUs are substantially like “phantom” shares, the implied value of which will rise and fall in value based on the fair market value of the Shares and are redeemable, at the discretion of Gold Royalty, for cash, Shares from treasury or a combination of Shares from treasury and cash. The fair market value of the Shares, on a particular date, is determined based on the closing price for the Shares on the applicable stock exchange for the trading day on which the Shares traded immediately preceding such date. The terms and conditions of grants of RSUs, PSUs and DSUs, including the quantity, type of award, grant date, vesting conditions, vesting periods, settlement date and other terms and conditions with respect to these Awards, will be set out in the participant’s grant agreement.

For each PSU awarded under the LTIP, the Board will establish (a) the applicable performance criteria and other vesting conditions, and (b) the period of time in which such performance criteria and other vesting conditions must be met, in order for a participant to be entitled to receive Shares in exchange for his or her PSUs. Subject to the provisions of any award agreement and the provisions of the LTIP, all vested RSUs and PSUs will be settled as soon as practicable following the date on which the Board determines that the performance criteria and/or other vesting conditions with respect to the RSU and/or PSU have been met, but in all cases RSUs and PSUs will be settled prior to (a) three years following the date of grant of the RSU or PSU, if settled by payment of cash equivalent or through purchases by Gold Royalty on the participant’s behalf on the open market, or (b) ten years following the date of grant of the RSU or PSU, if the RSU or PSU will be settled by the issuance of Shares from treasury.

Eligible Directors may receive all or a portion of their compensation in the form of a grant of DSUs in each fiscal year. The number of DSUs will be calculated as the amount of the Eligible Director’s compensation elected to be paid in DSUs divided by the market value (as defined in the LTIP). Each Eligible Director will be entitled to redeem his or her DSUs during the period commencing on the business day immediately following his or her termination date and ending on the date that is not later than the 90th day following such termination date, or such shorter redemption period as set out in the relevant DSU agreement.

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The following table describes the impact of certain events upon the rights of holders of Awards under the LTIP, including termination for cause, resignation, retirement, termination other than for cause, and death or disability, subject to the terms of a participant’s employment agreement, award agreement and the change of control provisions described below:

Event	Provisions
Termination for cause	Immediate forfeiture and termination of all vested and unvested Awards.

Resignation, retirement and termination other than for cause	Options: Forfeiture and termination of all unvested Options and all vested Options shall expire on the earlier of 90 days after the effective date of such resignation, retirement and termination or the expiry date of such Option or such longer period as the Board may determine in its sole discretion.

RSUs, PSUs and DSUs: All vested RSUs, PSUs or DSUs granted shall be paid out in accordance with their terms and all unvested RSUs, PSUs or DSUs will terminate on the effective date of such resignation, retirement or termination or such longer period as the Board may determine in its sole discretion.

Death or disability	Options: All unexercised unvested Options will be deemed to have vested immediately on the effective date of such death or disability and all Options shall expire on the earlier of 12 months after the effective date of such death or disability, or the expiry date of such Option or such longer period as the Board may determine in its sole discretion.

RSUs, PSUs and DSUs: All unvested RSUs, PSUs or DSUs will be deemed to have vested immediately on the effective date of such death or disability and all RSUs, PSUs or DSUs shall be paid out in accordance with their terms.

Pursuant to the LTIP, when dividends (other than stock dividends) are paid on Shares, participants will receive additional DSUs, RSUs and/or PSUs (“Dividend Share Units”), as applicable, as of the dividend payment date. The number of Dividend Share Units to be granted to a participant will be determined by multiplying the aggregate number of DSUs, RSUs and/or PSUs, as applicable, held by the participant on the relevant record date by the amount of the dividend paid by Gold Royalty on each Gold Royalty Share, and dividing the result by the market value (as defined in the LTIP) on the dividend payment date. Any Dividend Share Units granted to a participant will be subject to the same vesting conditions and settlement terms as applicable to the related DSUs, RSUs and/or PSUs in accordance with the applicable award agreement.

In connection with a change of control of Gold Royalty, the Board will take such steps as are reasonably necessary or desirable to cause the conversion or exchange or replacement of outstanding Awards into, or for, rights or other securities of substantially equivalent (or greater) value in the continuing entity, provided that the Board may accelerate the vesting of Awards if: (a) the required steps to cause the conversion or exchange or replacement of Awards are impossible or impracticable to take or are not being taken by the parties required to take such steps (other than Gold Royalty); or (b) Gold Royalty has entered into an agreement which, if completed, would result in a change of control and the counterparty or counterparties to such agreement require that all outstanding Awards be exercised immediately before the effective time of such transaction or terminated on or after the effective time of such transaction.

The Board may, in its sole discretion, suspend or terminate the LTIP at any time, or from time to time, amend, revise or discontinue the terms and conditions of the LTIP or of any securities granted under the LTIP and any grant agreement relating thereto, subject to any required regulatory and applicable stock exchange approval, provided that such suspension, termination, amendment, or revision will not adversely alter or impair any Award previously granted except as permitted by the terms of the LTIP or as required by applicable laws.

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The Board may amend the LTIP or any securities granted under the LTIP at any time without the consent of a participant provided that such amendment shall: (a) not materially adversely alter or impair any Award previously granted except as permitted by the terms of the LTIP or upon the consent of the applicable participant(s); and (b) be in compliance with applicable law and with prior approval if required, of the shareholders of Gold Royalty and of any other stock exchange upon which Gold Royalty has applied to lists its shares, provided however that shareholder approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to:

●	any amendment to the vesting provisions of the LTIP and any Award granted under the LTIP;

●	any amendment regarding the provisions governing the effect of termination of a participant’s employment, contract or office;

●	any amendment which accelerates the date on which any Award may be exercised under the LTIP;

●	any amendment necessary to comply with applicable law or the requirements of the applicable stock exchange upon which Gold Royalty has applied to list its shares or any other regulatory body;

●	any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of the LTIP, correct or supplement any provision of the LTIP that is inconsistent with any other provision of the LTIP, correct any grammatical or typographical errors or amend the definitions in the LTIP; or

●	any amendment regarding the administration of the LTIP,

provided that the alteration, amendment or variance does not:

●	increase the maximum number of Shares issuable under the LTIP, other than an adjustment pursuant to a change in capitalization;

●	reduce the exercise price of Awards benefitting including cancellation and reissuance of an Award, except in the case of an adjustment pursuant to a change in capitalization;

●	extend the expiration date of an Award, except in the case of an extension due to black-out period;

●	remove or exceed the insider participation limits;

●	remove or exceed the Non-Employee Director participation limits;

●	amend the transfer provisions of the Awards; or

●	amend the amendment provisions of the LTIP.

As of the date hereof, the maximum number of Gold Royalty Shares available for grant under the LTIP is 13,382,559 of which 5,514,245 are subject to existing Awards.

The above summary is qualified in its entirety by the full text of the LTIP, a copy of which is available on Gold Royalty’s website at www.goldroyalty.com.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the securities authorized for issuance under equity compensation plans as of the financial year ended September 30, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Securityholders(2)	Nil	N/A	Nil
Equity Compensation Plans Not Approved by Securityholders(3)	3,016,200	$4.97	4,237,660
Total	3,016,200	$4.97	4,237,660

Notes:

(1)	This figure represents 3,016,200 outstanding Options having a weighted average exercise price of $4.97 and a weighted average remaining term of 4.49 years.
(2)	The Legacy Incentive Plan was previously ratified by our sole shareholder. 1,000,002 Restricted Shares remain outstanding under the Legacy Incentive Plan. No further grants will be made under the Legacy Incentive Plan. For more information, see “Legacy incentive Plan” on page 36.
(3)	The LTIP was adopted by the Company prior to the Company’s IPO. The maximum number of Shares reserved for issuance under the LTIP is 10% of the outstanding Shares of the Company on a rolling basis.

On October 19, 2020, the Company adopted the Legacy Incentive Plan, which provided for equity incentive awards in the form of Options and Restricted Shares. Pursuant to the Legacy Incentive Plan, the aggregate number of Shares that could be issued pursuant to grants thereunder was 2,000,000 Shares. In October 2020, the Company granted awards of an aggregate of 1,500,000 Restricted Shares to certain of the Company’s and GoldMining Inc.’s officers and directors. 499,998 Restricted Shares have vested and are no longer subject to such restrictions as a result of the satisfaction of a condition resulting from the completion of the IPO. 1,000,002 Restricted Shares remain outstanding under the Legacy Incentive Plan and are subject to cancellation if certain conditions are not met. No further grants will be made under the Legacy Incentive Plan. For further information, see the section on page 36 entitled “Legacy Incentive Plan”.

For further information on the LTIP, see the section on page 37 entitled “Long-Term Incentive Plan”, and for further information on the Legacy Incentive Plan, see the section on page 36 entitled “Legacy Incentive Plan”.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the Company’s or the Company’s subsidiaries’ directors, executive officers, employees, former directors, former executive officers, former employees, Nominees or associates of any of them, is or has been indebted to the Company or its subsidiaries, or to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or its subsidiaries at any time since the beginning of the most recently completed financial year, and none of the foregoing persons, is indebted to the Company or its subsidiaries as of the date of this Information Circular.

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CORPORATE GOVERNANCE

See “2021 Corporate Governance at a Glance” on page 11 of this Information Circular for a summary of Gold Royalty’s corporate governance practices in 2021.

The Company has reviewed its corporate governance practices against the requirements of the NYSE American and determined that its corporate governance practices do not differ significantly from those followed by U.S. companies under the NYSE American listing standards for corporate governance.

The following is a description of the Company’s corporate governance practices.

Board of Directors

Independence of the Board

The Board is currently comprised of eight directors, of whom three are independent. At the Meeting, six directors are being nominated for election, of which three are independent of the Company. Each of Warren Gilman, Alan Hair and Ken Robertson are considered “independent” as provided by Canadian National Instrument 52-110 – Audit Committees (“National Instrument 52-110”) and the NYSE American corporate governance standards (the “NYSE American Governance Rules”). David Garofalo, Amir Adnani, Glenn Mullan, C.F. “Trey” Wasser and Garnet Dawson are not considered “independent”. Of the directors standing for election at the Meeting, Messrs. Garofalo, Adnani and Mullan are not considered “independent” and Messrs. Gilman, Hair and Robertson are considered “independent”. If all Nominees are elected at the Meeting, the Board will be comprised of at least 50% “independent” directors under the NYSE American Governance Rules.

Under the applicable NYSE American Governance Rules and National Instrument 52-110, David Garofalo is not considered an independent director by virtue of his position as its President and Chief Executive Officer, each of Amir Adnani and Garnet Dawson is not considered to be an independent director as a result of their respective positions with GoldMining Inc. and each of Glenn Mullan and C.F. “Trey” Wasser is not considered to be an independent director as a result of their respective former officer positions with subsidiaries of Gold Royalty.

The independence of the directors is determined in accordance with National Instrument 52-110, which provides that a director is independent if he or she has no direct or indirect material relationship with the Company and its subsidiaries. A “material relationship” is defined to mean a relationship which could, in the view of the Board, reasonably interfere with the exercise of a director’s independent judgment and includes an indirect material relationship. The Company also determines independence of its directors pursuant to the NYSE American Governance Rules. The NYSE Governance Rules provides that no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment.

The Chairman of the Board is not independent. However, the Board has appointed a Lead Director that is independent. The primary focus of the Lead Director is to provide leadership for the independent directors and ensure that the Board’s agenda enables it to successfully carry out its duties. The Lead Director chairs all independent director meetings and reports the results of these meetings to the President, Chief Executive Officer and Chairman. The independent directors are also able to meet at any time without members of management and non-independent directors being present, and are required to hold in camera meetings after each regularly scheduled Board meeting. The independent directors discharge their responsibilities for independent oversight of management through their representation on the Board.

Board Chair

Mr. Garofalo was appointed Chair of the Board on August 1, 2020. The Chair’s primary responsibilities include chairing all Board meetings, ensuring that the Board functions effectively, scheduling meetings, setting agendas, scheduling committee meetings, and ensuring that the Board meetings are organized properly. The Chair also ensures that all business required to come before the Board is presented to its members in a timely and appropriate manner.

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Independent Lead Director

The Board has appointed Mr. Gilman, an independent member of the Board, as Lead Director. The Lead Director’s primary responsibility is to ensure that the Board functions independently of management and to act as principal liaison between the independent directors and the non-independent directors and the Chief Executive Officer. The Board has developed a mandate for the Lead Director which provides that the Lead Director shall, among other things:

●	in consultation with the Chair of Board, review and make recommendations with respect to the agenda for Board meetings;

●	ensure that independent directors have the opportunity to meet separately without non-independent directors and members of management of the Company;

●	request in camera sessions of the independent directors; and

●	provide leadership for the independent directors and ensure that the Board understands its responsibilities and can work cohesively.

The mandate of the Lead Director sets out the full description of the responsibilities of the Lead Director of the Board and is available at www.goldroyalty.com.

Meetings of the Board and Committees of the Board

The Board meets a minimum of four times a year, once every quarter. The Board meets as many times as necessary to address all current affairs and business. Each committee of the Board meets at least once each year or more frequently as necessary to deal with current business and affairs. The Audit Committee meets at least four times a year.

Independent Directors’ Meetings

During the financial year ended September 30, 2021, the independent directors met once. The Board may also excuse members of management and non-independent or conflicted directors from all or a part of any meeting where a conflict or potential conflict of interest arises or where otherwise appropriate. The Board has adopted a Board Mandate pursuant to which independent directors will be required to meet after every regularly scheduled Board meeting without the non-independent members and members of management in attendance.

All formal committees of the Board are made up of only independent directors. From time to time, when appropriate, ad hoc committees of the Board may be appointed by the Board. During the financial year ended September 30, 2021, an ad hoc ESG & Sustainability Committee met twice. The committee was comprised of Mr. Hair, Mr. Dawson and Mr. Adnani. The Company has not appointed a formal ESG & Sustainability Committee, but may consider doing so in the future.

Director Commitments

Mr. Garofalo, our Chairman, Chief Executive Officer, President and director serves as a director on three additional public company boards: Great Panther Mining Limited, MineHub Technologies Inc. and Aris Gold Corporation. Mr. Garofalo contributes significant industry knowledge and leadership to our Board of Directors. Mr. Garofalo attended all meetings of our Board of Directors held in the financial year ended September 30, 2021, is consistently prepared for meetings and is appropriately engaged with management and the other members of our Board of Directors outside of meetings. Our Nominating and Corporate Governance Committee has determined that Mr. Garofalo’s other commitments have not limited his ability to devote the necessary time and attention to fulfill his responsibilities as a member of our Board of Directors.

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Attendance Report

The following table sets forth meeting attendance records for each director in the financial year ended September 30, 2021, including each committee of which the director is a member.

Meeting Attendance
Director	Board Meetings	Independent Director Meetings	Audit Committee Meetings(1)	Compensation Committee Meetings(2)	Nominating and Corporate Governance Committee Meetings(3)
David Garofalo	5/5	-	-	-	-
Warren Gilman	5/5	1/1	2/2	2/2	2/2
Amir Adnani	5/5	-	-	-	-
Garnet Dawson	5/5	-	-	-	-
Ken Robertson	5/5	1/1	2/2	2/2	2/2
Alan Hair	5/5	1/1	2/2	2/2	2/2
C.F. “Trey” Wasser(4)	1/1	-	-	-	-

Notes:

(1)	The Audit Committee was established on March 8, 2021.
(2)	The Compensation Committee was established on March 8, 2021.
(3)	The Nominating and Corporate Governance Committee was established on March 8, 2021.
(4)	Mr. Wasser was appointed as a director of the Company on August 23, 2021.

Other Public Company Directorships

The following director Nominees of the Company are also directors of other reporting issuers.

Director	Other Reporting Issuers	Exchange	Dates
David Garofalo	Great Panther Mining Limited	Toronto Stock Exchange and NYSE American	April of 2020 to Present
	MineHub Technologies Inc.	TSX Venture Exchange	October of 2020 to Present
	Aris Gold Corporation	Toronto Stock Exchange	February of 2021 to Present

Warren Gilman	NexGen Energy Ltd.	New York Stock Exchange, Toronto Stock Exchange and Australian Stock Exchange	July of 2017 to Present
	Charaat Gold Holdings Ltd.	London Stock Exchange	March of 2019 to Present
	Queen’s Road Capital Investment Ltd.	TSX Venture Exchange	May of 2019 to Present
	Aurania Resources Ltd.	TSX Venture Exchange	June of 2019 to Present
	Los Andes Copper Ltd.	TSX Venture Exchange	August of 2021 to Present

Amir Adnani	Uranium Energy Corp.	NYSE American	January of 2005 to Present
	GoldMining Inc.	Toronto Stock Exchange and NYSE American	August of 2010 to Present
	Uranium Royalty Corp.	TSX Venture Exchange and NASDAQ	August of 2019 to Present
Ken Robertson	Avcorp Industries Inc.	Toronto Stock Exchange	June of 2017 to Present
	Mountain Province Diamonds Inc.	Toronto Stock Exchange	June of 2020 to Present

Alan Hair	Great Panther Mining Limited	Toronto Stock Exchange and NYSE American	April of 2020 to Present
	Bear Creek Mining Corporation	TSX Venture Exchange	September of 2019 to Present

Glenn Mullan	Val-d’Or Mining Corporation	TSX Venture Exchange	February of 2010 to Present
	Cleghorn Minerals Ltd.	TSX Venture Exchange	February of 2010 to Present
	International Prospect Ventures Ltd.	TSX Venture Exchange	February of 2010 to Present
	Azimut Exploration Inc.	TSX Venture Exchange	February of 2020 to Present

Board Tenure and Renewal

The Company has not adopted any retirement or term limits for directors serving on the Board. The Company believes that maintaining an appropriate balance of tenure among directors is a part of the Board’s consideration. Longer serving directors bring valuable experience and knowledge with respect to our business and the royalty and streaming industry. Newer directors bring in fresh perspectives and ideas and additional expertise and experience.

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While term and age limits could facilitate new viewpoints and ideas being brought to the Board, we believe they are counter-balanced by the disadvantage of losing directors who, over a period of time, have developed unique and specialized insights into our strategic initiatives and business and who provide valuable contributions to Board discussions and assessments. Our Nominating and Corporate Governance Committee regularly reviews and assesses our directors, and uses its discretion in the best interests of the Company and our shareholders to refresh the Board as necessary.

Board Mandate

The Board has the primary responsibility of supervising the management of the business and affairs of the Company and fostering the short and long-term success of the Company. In discharging its mandate, the Board is responsible for, among other things, the following:

●	the strategic planning process of the Company;

●	identifying principal risks of the Company’s business, and the implementation of risk management procedures and systems;

●	developing the Company’s approach to corporate governance issues and principles practices;

●	appointing, training and evaluating senior management and members of the Board;

●	providing newly elected directors with an orientation program to educate them on the Company, their roles and responsibilities;

●	reviewing and monitoring, with the assistance of the Audit Committee, the adequacy and effectiveness of the Company’s system of internal control over financial reporting;

●	ensuring the Company’s compliance with applicable laws and regulations, and timely disclosure of corporate information and regulatory reporting; and

●	reviewing recommendations of the Company’s Compensation Committee with respect to the compensation of senior management.

A copy of the Board’s written mandate is available on the Company’s website at www.goldroyalty.com and is attached hereto as Schedule “A”.

Diversity and Inclusion

The Company believes that diverse perspectives enhance its organizational strength, problem solving ability and opportunity for innovation. Furthermore, the Company recognizes that diversity of skill and experience is a critical and valuable consideration in the assessment of the Board, its composition and prospective nominee candidates as well as the composition of its senior management team.

The Corporation has adopted a written Diversity Policy (the “Diversity Policy”) promoting diversity within the Company and all of its subsidiaries, which encompasses its policy relating to the identification and nomination of: (i) women; (ii) Indigenous peoples; (iii) persons with disabilities; and (iv) members of visible minorities (collectively, “Diversity Groups”) as directors and members of senior management (as defined in the Diversity Policy). The Nominating and Corporate Governance Committee has the responsibility for the oversight and implementation of this policy.

The Diversity Policy provides that when considering the composition of, and individuals to nominate or hire to, the board of directors and senior management positions, the Nominating and Corporate Governance Committee and the board of directors, as applicable, will consider diversity from a number of aspects, including, but not limited to, gender, age, disability, ethnicity and cultural diversity. The Nominating and Corporate Governance Committee monitors, on an ongoing basis, the implementation and effectiveness of the Diversity Policy, and annually or otherwise when applicable, assesses: (i) the mix of diversity, skill and expertise on the board of directors and in executive officer positions; (ii) measurable objectives set pursuant to the Diversity Policy; and (iii) progress in achieving such measurable objectives. The Company’s Diversity Policy provides that the Nominating and Corporate Governance Committee will report its assessments to the board which, combined with the oversight by the Nominating and Corporate Governance Committee and ongoing monitoring of representation levels, serves to ensure the implementation of the Diversity Policy.

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The Nominating and Corporate Governance Committee takes gender, age, disability, ethnicity, cultural diversity, and skill into consideration as part of its overall recruitment and selection process in respect of potential candidates for the board of directors and executive officer positions. Accordingly, when searching for new directors, executive officers, and members of senior management, the Nominating and Corporate Governance Committee will consider the level of representation of the four designated Diversity Groups on the board of directors and among the Corporation’s executive officers and senior management. This will be achieved by monitoring the level of representation of the four designated Diversity Groups on the Board, and in executive officer and senior management positions. Furthermore, the Corporate Governance and Nominating Committee has made a commitment to the recruitment from Diversity Groups by making the identification of Diversity Group candidates a key search criterion.

Other than as set forth herein, the Company has not adopted a formal target regarding any of the four designated Diversity Groups in director, executive officer or senior management positions. The Company believes that diversity is an important factor when identifying candidates for director, executive officer and senior management positions and, to that end, encourages members of the Diversity Groups to apply for open positions. The Company evaluates diversity as one of a variety of factors when considering a candidate, including their skills, expertise, experience and personal characteristics.

In order to promote and foster Board gender diversity, in 2021, the Board adopted a target to have at least one female director on the Board by the Company’s annual meeting in 2023, and at least 30% of the Board being comprised of female directors by the annual meeting in 2025. In order to support the Board in meeting such target, the Board will encourage practices that: (i) require any search for nominees to the Board to specifically include diverse candidates generally, and female candidates in particular; and (ii) the Nominating and Corporate Governance Committee and the Board will annually assess progress on achieving such target, including an assessment of the percentage of potential candidates that are part of the Diversity Groups, and the percentage of Board members who are part of the Diversity Groups.

The Company currently has no female directors, one female executive officer or member of senior management representing 20% of our total executive officers and senior management. The Company currently has one Board member that is a visible minority, representing 12.5% of our existing number of directors and two executive officers and members of senior management, which are visible minorities, representing 40% of our total executive officers and senior management. No Indigenous peoples or persons with disabilities currently serve on the Board or hold any executive officer positions within the Company. The Company continues to be committed to ongoing review with respect to the diversity of its directors, executive officers and members of senior management.

Environment, Sustainability and Corporate Social Responsibility

The Board has adopted an ESG and Sustainability Policy which sets out the Company’s commitment to furthering responsible and sustainable mineral development as a means to create long-term value for its stakeholders. The Company does not operate any of the mineral properties which it invests in or provides financing to and does not have the power to control the operations of any such properties. Nonetheless, the Company recognizes the importance of acquiring interests in projects that are operated by companies who share a commitment to responsible resource exploration, development and extraction. A copy of the Company’s ESG and Sustainability Policy is available on the Company’s website at www.goldroyalty.com.

Risk Management

Pursuant to the Board Mandate, the Board is required to ensure that management identifies the principal risks of the Company’s business and implement appropriate systems and procedures to manage such risks. The Board regularly reviews the Company’s goals and strategies with management while taking into account the new opportunities and key risks of the business. On a quarterly basis, the Board receives a risk report which provides insight on risks which may impact Gold Royalty or its operations.

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The Company’s business as a gold-focused royalty and streaming company with a diversified portfolio is a long-term strategy that remains constant. Gold Royalty is focused on growing net asset value on a long-term, per share basis. As a company that operates in a highly cyclical business, the Board considers that the most significant risks facing our business vary from time to time depending on the prevailing economic climate and the specific nature of our activities at the relevant time.

The Board from time to time reviews and considers general and specific risks faced by Gold Royalty. The Board closely monitors and analyzes the potential vulnerability of our operations and financial condition in light of risks that arise in respect of our business. Management is tasked with identifying risks and assigning ratings to such risks to assess each risk’s impact, likelihood of occurring, and the effectiveness of current processes to manage and mitigate any such risks.

For a full discussion of the risks which may impact our business, please see the risk factors outlined in the Company’s final long form prospectus and related United States prospectus dated March 8, 2021 and other disclosure documents, which are available under our profile at www.sedar.com and www.sec.gov.

Position Descriptions

We have written position descriptions for each of the President and Chief Executive Officer, Chief Financial Officer, Chief Development Officer and Lead Director. The descriptions are reviewed and approved by the Board and the Nominating and Corporate Governance Committee.

The Company does not maintain a separate written description of the roles of the Chairman or chairs of each of the committees of the Board. However, the Company has developed a mandate for the Lead Director and charters for each of the committees of the Board, all of which are available on the Company’s website at www.goldroyalty.com.

Orientation and Continuing Education

Pursuant to the Board Mandate, the Board will provide newly elected directors with an orientation program to educate them on the Company, their roles and responsibilities on the Board or Board committees, as well as the Company’s internal controls, financial reporting and accounting practices. In addition, directors will, from time to time, as required, receive:

(i)	training to increase their skills and abilities, as it relates to their duties and their responsibilities on the Board; and

(ii)	continuing education about the Company to maintain a current understanding of the Company’s business, including its operations, internal controls, financial reporting and accounting practices.

When a new director is appointed, such director has the opportunity to meet other directors, executives, management and employees of the Company with orientation tailored to the needs and experience of the new director, as well as the overall needs of the Board. New Board members are provided with information respecting the Company and its business and operations.

The Company relies on the advice of its professional advisors to update the knowledge of its Board members in respect of changes in relevant policies and regulations. Each of the directors are also directors of other publicly traded companies and are benefiting from exposure to boards of directors of such companies. New Board members are generally selected on the basis of their breadth of experience with respect to the mining, royalty and streaming industry, having regard to the requirements for appropriate skill sets required by the Company.

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As an ongoing process, the Board considers executive and management development (including training and monitoring of senior executives and management) based mainly on periodic reports from the Compensation Committee and the Nominating and Corporate Governance Committee. The Board also receives, on a regular basis, materials of interest, including analyst reports and industry reports, and reports regarding the Company. Board members are encouraged to communicate with executives, management, auditors and technical consultants to keep themselves current with the business and affairs of the Company and with respect to developments within the mining, royalty and streaming industry. Board members have free and full access to the Company’s records at all times. Board members are also encouraged to attend seminars or conferences of interest and relevance to their position as a director of the Company.

Code of Business Conduct and Ethics

The Company has adopted a written code of business conduct and ethics (the “Code of Conduct”) to assist its employees, officers and directors to maintain the highest standards of ethical conduct in corporate affairs and to encourage a culture of honesty, accountability and fair business practice. The Code of Conduct reflects the Company’s commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which everyone at the Company is expected to comply.

The Code of Conduct addresses fair dealing, insider trading, compliance with laws, regulations and rules, conflicts of interest, corporate opportunities, accepting and giving gifts, public disclosure, shareholder relations, use of the Company’s property, handling of confidential information, safety and health, discrimination and harassment and reporting of violations of the Code of Conduct. Any person subject to the Code of Conduct will be required to disclose interests that may give rise to conflicts of interest. To ensure the directors exercise independent judgement in considering transactions and agreements in which a director or executive officer has a material interest, any such director or executive officer removes himself or herself during any related Board discussions and such director does not cast a vote on any matter in respect of which such director has a material interest. The Code of Conduct also addresses matters concerning public disclosure and provides that communications with the public concerning the Company are full, fair, accurate, timely and understandable, and in accordance with the disclosure requirements under applicable securities laws.

The Board will have the ultimate responsibility for the administration of the Code of Conduct, and the Nominating and Corporate Governance Committee of the Company will periodically review the Code of Conduct The Board monitors compliance with the Code of Conduct by requiring any person subject to the Code of Conduct to report breaches thereof to the attention of the appropriate supervisor or to the President Chief Executive Officer, Chief Financial Officer or such other senior officer of the Company as may be designated from time to time. The Code of Conduct is available on the Company’s website at www.goldroyalty.com.

Whistleblower Policy

The Company has also adopted a whistleblower policy (the “Whistleblower Policy”) wherein directors, officers and employees of the Company are provided with the mechanics by which they may raise concerns or complaints about the accuracy, fairness or appropriateness of any of the Company’s accounting policies or financial reports including corporate reporting and disclosure, accounting and auditing controls and procedures and any violations of applicable legal and regulatory requirements relating to securities compliance and other matters pertaining to fraud against shareholders of the Company. The Whistleblower Policy provides information regarding who to contact with a complaint or concern and how the Company will respond to a complaint or concern.

A copy of the Whistleblower Policy is available on the Company’s website at www.goldroyalty.com.

Nomination of Directors

Our Board is responsible for approving candidates for Board membership. However, the Board has delegated the screening and recruitment process to our Nominating and Corporate Governance Committee, which is composed entirely of independent directors. The Nominating and Corporate Governance Committee is tasked with identifying and recruiting new candidates for nomination and recommending appropriate criteria for the selection of nominees. Qualified candidates are those who, in the judgment of the Nominating and Corporate Governance Committee, possess a sufficient mix of experience and personal attributes that would ensure the effectiveness of our Board.

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In considering the long-term effectiveness of the Board, the Nominating and Corporate Governance Committee considers, among other things:

●	the independence of each director;

●	the competencies and skills of the Board as a whole;

●	the current experience, skills and personal attributes represented by each director;

●	diversity of the Board; and

●	the strategic direction of the Company.

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for director positions. Rather, nominations for election or re-election to the Board are based on the needs of the Board, as well as a particular candidate’s merits, skills, and needs. In evaluating candidates for nomination for election as directors, the Nominating and Corporate Governance Committee will consider an individual’s independence, skills, experience, diversity, personal integrity and judgment, and the ability to devote adequate time to discharge their duties and responsibilities as a Board member. Please see “Director Qualifications and Experience” on page 15 for further discussion regarding each individual director nominee’s particular areas of expertise.

The Board prefers a mix of backgrounds and experiences among its members. The Board does not follow any ratio or formula to determine the appropriate mix, and instead, uses its judgment to identify and determine nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to high standards of Board service. However, in order to promote and foster gender diversity on the Company’s Board, the Board adopted a target to have at least one female director on the Board by the Company’s annual meeting in 2023, and at least 30% of the Board being comprised of female directors by the annual meeting in 2025. In order to support the Board in meeting such target, the Board has implemented practices that require any search for nominees to the Board to specifically include diverse candidates generally and women candidates in particular.

Majority Voting Policy

The Board has adopted a policy which requires that any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election to promptly tender his or her resignation to the Board, to be effective upon acceptance by the Board. The Nominating and Corporate Governance Committee will review the circumstances and, in its discretion, make a recommendation to the Board as to whether or not to accept the tendered resignation. The Board must determine whether or not to accept the tendered resignation as soon as reasonably practicable and in any event within 90 days of the election. The Board will accept the tendered resignation absent exceptional circumstances and the resignation will be effective when accepted by the Board. The Company will promptly issue a news release with the Board’s decision. If the Board determines not to accept a resignation, the news releases will state the reasons for that decision. Subject to any corporate law restrictions, the Board may fill any resulting vacancy through the appointment of a new director. The director nominee whose resignation has been tendered may not participate in any committee or Board votes concerning his or her resignation. This policy does not apply in circumstances involving contested director elections.

Board Assessments

The Board is committed to regular reviews and assessments of the effectiveness of the Board, the committees of the Board, and individual directors. The Board, the Committees and each director performs an annual self-assessment on its, his or her contribution and effectiveness. The Nominating and Corporate Governance Committee annually reviews, evaluates and makes recommendations to the Board regarding the Board, the committees and individual directors.

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The Board establishes appropriate practices for the regular evaluation of the effectiveness of the Board, its committees and its members. Such assessment considers, in the case of the Board or a committee of the Board, its mandate or charter; and, in the case of an individual director, the applicable position description(s), as well as the competencies and skills each individual director is expected to bring to the Board. The Nominating and Corporate Governance Committee recommends to the Board any changes that would enhance the performance of the Board based on a variety of assessment criteria. During the financial year ended September 30, 2021, the Board conducted a board effectiveness assessment with regard to each of our Company’s directors. Our Board determined that each of the Company’s directors meets a high standard in terms of meeting attendance, preparation and engagement with the Company. All are highly effective and bring a diverse set of backgrounds and expertise to the Board.

Share Ownership Requirement

Each non-executive director of the Company is required to hold Shares having a value equal to at least three times the amount of the annual cash retainer paid to such directors. The share ownership requirement must be attained within the later of five years of becoming a director of the Company or the date of the adoption of the share ownership policy by the Company.

For information regarding share ownership of the nominees, please see “Election of Directors” on page 12.

Our share ownership policy for our NEOs requires our executive officers to hold Shares having a value equal to at least three times the amount of their base salary. NEOs will have five years from the date of the adoption of the policy to achieve the required threshold.

Committees of the Board

The Board has the following three standing committees, the members of which are set out under the director biographies on page 13:

●	the Audit Committee;

●	the Compensation Committee; and

●	the Nominating and Corporate Governance Committee.

Each of the committees are comprised entirely of independent directors and report directly to the Board. From time to time, when appropriate, ad hoc committees of the Board may be appointed by the Board.

Audit Committee

The purpose of the Audit Committee is to provide independent and objective oversight of the Company’s financial management and of the design and implementation of an effective system of internal financial controls. The Audit Committee assists the Board with its oversight of, among other things: (i) the integrity of the financial statements of the Company and its subsidiaries; (ii) communication between the Board and the external auditor; and (iii) the qualifications and independence of the Company’s auditors.

Audit Committee Charter

The Audit Committee operates under a written charter that sets out its responsibilities and composition requirements. A copy of the charter is attached to this Information Circular as Schedule “B”.

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Composition of the Audit Committee

As of the date hereof, the members of the Audit Committee are Mr. Gilman, Mr. Robertson and Mr. Hair. Each member of the Audit Committee is considered “financially literate” as defined in National Instrument 52-110. Each member of the Audit Committee is also considered independent pursuant to National Instrument 52-110, Rule 10A-3 of the Exchange Act and the NYSE American Governance Rules. Mr. Robertson is the Chair of the Audit Committee. Mr. Robertson has been identified as an audit committee financial expert as defined by the rules and regulations of the SEC. Mr. Robertson was previously a partner and Global Mining & Metals Group Leader with EY. Mr. Robertson is a Chartered Professional Accountant and holds a Bachelor of Commerce degree from McMaster University and the ICD.D designation from the Institute of Corporate Directors. The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose on such person any duties, obligations or liability that are greater than those imposed on such person as a member of the Audit Committee and Board in the absence of such designation, or affect the duties, obligations or liability of any other member of the Audit Committee or Board.

Relevant Education and Experience

The following relevant education and experience of the members of the Audit Committee have been used in assessing their financial literacy:

Mr. Robertson. Mr. Robertson is a Chartered Professional Accountant with 43 years of experience in finance and accounting. Mr. Robertson was previously a partner and Global Mining & Metals Group Leader with EY, where he developed extensive experience in initial public offerings, financings, governance and securities regulatory compliance. Mr. Robertson has experience serving as an independent director and audit committee member of other reporting companies. Mr. Robertson holds a Bachelor of Commerce degree from McMaster University and the ICD.D designation from the Institute of Corporate Directors.

Mr. Gilman. Mr. Gilman is a mining engineer with nearly 40 years of experience in investment banking and the global resource sector. Mr. Gilman’s relevant experience includes previously being the Managing Director and Head of the Asia Pacific Region at CIBC for 10 years, where he was responsible for all of CIBC’s activities across Asia. He obtained a Bachelor of Science in mining engineering from Queen’s University and an MBA from the Ivey Business School at Western University.

Mr. Hair. Mr. Hair is a senior executive with nearly forty years of international experience in the mining and metals industry. Through his executive experience, which includes having been President and Chief Executive Officer of Hudbay Minerals Inc. from 2016 to July 2019, Mr. Hair has experience with financial matters, including practical experience reviewing and interpreting financial statements. Mr. Hair holds a Bachelor of Science degree in Mineral Engineering from the University of Leeds and the ICD.D designation from the Institute of Corporate Directors.

Audit Committee Oversight

At no time since the commencement of Gold Royalty’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that the Audit Committee shall pre-approve all non-audit services to be provided by the external auditors of Gold Royalty.

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External Auditor Service Fees

PricewaterhouseCoopers LLP has served as Gold Royalty’s auditors since October 7, 2020. Fees payable to PricewaterhouseCoopers LLP for services rendered for the financial year ended September 30, 2021, are detailed in the table below.

Year Ended September 30, 2021 ($)
Audit Fees	98,587
Audit-Related Fees	102,939
Tax Fees	12,687
All Other Fees	Nil
Total	214,213

Notes:

(1)	Audit fees were for professional services rendered by the auditors for the audit and review of Gold Royalty’s financial statements regarding statutory and regulatory filings.
(2)	Audit-related fees are for services rendered by Gold Royalty’s auditors related to the performance of the audit of Gold Royalty’s financial statements and are not reported under the category “Audit Fees” above.
(3)	Tax fees were for tax advisory services.
(4)	Total fees represent professional services rendered and do not include any out-of-pocket disbursements or fees associated with filings made on Gold Royalty’s behalf. These additional costs are not material as compared to the total professional services fees.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board in respect of filling of vacancies on the Board and as to nominees for the Board. On an annual basis, the Board reviews its strategies to determine the composition of the Board and the appropriate candidates to be put forth for election as directors at annual general meetings. The review takes into account the desirability of maintaining a balance of skills, experience, background and diverse perspectives. The Nominating and Corporate Governance Committee is comprised of Mr. Gilman, Mr. Robertson and Mr. Hair. Each of Mr. Gilman, Mr. Robertson and Mr. Hair are considered independent pursuant to National Instrument 52-110 and the NYSE American Governance Rules. Mr. Hair is the Chair of the Nominating and Corporate Governance Committee.

Each of the members of the Nominating and Corporate Governance Committee have direct experience in corporate governance, enabling the committee to make decisions on the appropriateness of the Company’s corporate governance practices and nomination process. Mr. Gilman’s relevant experience includes previously being the Managing Director and Head of the Asia Pacific Region at CIBC for 10 years, where he was responsible for corporate governance and nominating activities for the region. Each of the members of the Nominating and Corporate Governance Committee have held senior leadership positions as officers or directors of other publicly traded companies and have experience in developing and monitoring the effectiveness of corporate governance practices and leading the candidate selection process to identify qualified individuals to serve on the Board. Each of Mr. Robertson and Mr. Gilman are also members of the Nominating and Corporate Governance Committees of other publicly traded companies and are benefiting from exposure to the Nominating and Corporate Governance Committees of such companies. Each of Mr. Hair and Mr. Robertson hold the ICD.D designation from the Institute of Corporate Directors.

The Nominating and Corporate Governance Committee is responsible for developing and establishing corporate governance guidelines and practices for the Board and the Company, for assessing the overall effectiveness and composition of the Board and committees of the Board and for providing recommendations to the Board for suitable nominations of directors at annual general meetings of Shareholders and the filling of vacancies on the Board. In fulfilling its mandate, the Nominating and Corporate Governance Committee, among other things:

●	develops and recommends to the Board a set of corporate governance policies and practices, and annually assesses such governance policies and practices;

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●	oversees the evaluation of the Board, committees of the Board, and the contribution of individual directors;

●	reviews and approves of all material corporate governance disclosure;

●	ensures appropriate processes are established by the Board to oversee strategic direction and development, and to oversee the Company’s investor relations and public relations activities;

●	manages succession planning for management and the Board;

●	establishes procedures for Board meetings to ensure that the Board functions independently and effectively;

●	reviews and resolves reports of violations of the Company’s Code of Conduct and Ethics;

●	identifies and recommends individuals to the Board for nomination as members of the Board and its committees; and

●	reviews and recommends to the Board strategic corporate policies.

On an annual basis, the Board and the Nominating and Corporate Governance Committee review Gold Royalty’s strategies to determine the composition of the Board and the appropriate candidates to be nominated for election as directors at annual general meetings. This review takes into account the desirability of maintaining a balance of skills, experience and background. In identifying new candidates for the Board, the Nominating and Corporate Governance Committee considers what competencies and skills the Board, as a whole, should possess and assesses what competencies and skills each existing director possesses, considering the Board as a group, and the personality and other qualities of each director, as these may ultimately determine the boardroom dynamic.

It is the responsibility of the Nominating and Corporate Governance Committee to regularly evaluate the overall efficiency of the Board and its Chairman and all board committees and their chairs. As part of its mandate, the Nominating and Corporate Governance Committee conducts the process for the assessment of the Board, each committee and each director regarding his, her or its effectiveness and contribution, and reports evaluation results to the Board on a regular basis.

A copy of the Nominating and Corporate Governance Committee charter is available at www.goldroyalty.com.

Compensation Committee

The Compensation Committee is appointed by the Board to, among other things, discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Compensation Committee periodically reviews the adequacy and form of compensation to ensure it realistically reflects the responsibilities and risks involved in being an effective director or officer and that compensation allows the Company to attract qualified candidates. Such review includes an examination of publicly available data, as well as independent compensation surveys.

The Compensation Committee, among other things, annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee meets without the presence of executive officers when approving the Chief Executive Officer’s compensation.

The Compensation Committee may also consult with outside, independent, compensation advisory firms, if deemed necessary. The Compensation Committee is comprised of Mr. Gilman, Mr. Robertson and Mr. Hair. Each of the members of the Compensation Committee is considered independent pursuant to National Instrument 52-110 and the NYSE American Governance Rules. Mr. Gilman is the Chair of the Compensation Committee. The Company is a “foreign private issuer” under the Exchange Act and is permitted pursuant to the NYSE American Governance Rules to follow its home country practice in respect of the composition of its Compensation Committee.

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Each of the members of the Compensation Committee have direct experience in corporate executive compensation, enabling the Compensation Committee to make decisions on the competitiveness and appropriateness of Gold Royalty’s compensation policies and practices. Mr. Gilman’s relevant experience includes previously being the Managing Director and Head of the Asia Pacific Region at CIBC for 10 years, where he was responsible for compensation decisions for 3,000 personnel. Each of the members of the Compensation Committee have experience in capital markets, corporate governance and senior leadership including as officers or directors of other publicly traded companies. Each of the members of the Compensation Committee are also members of the Compensation Committees of other publicly traded companies and are benefiting from exposure to the Compensation Committees of such companies. Each of Mr. Robertson and Mr. Hair hold the ICD.D designation from the Institute of Corporate Directors.

Among other things, the Compensation Committee:

●	keeps abreast of current developments in board and executive compensation in companies engaged in similar industries;

●	recommends to the Board the remuneration to be paid by the Company to the Board;

●	oversees the activities of management responsible for administering the Company’s incentive compensation plans and equity-based plans;

●	determines and establishes with the Board and the Chief Executive Officer a broad compensation and benefits structure for the Company’s employees;

●	oversees the identification, consideration and management of risks associated with the Company’s compensation philosophy and programs;

●	evaluates the Chief Executive Officer’s performance, and sets the Chief Executive Officer’s compensation level based on such evaluation;

●	makes recommendations to the Board with respect to the compensation for senior executive officers other than the Chief Executive Officer; and

●	determines the Company’s recruitment, retention and termination policies for the Chief Executive Officer.

A copy of the Compensation Committee charter is available at www.goldroyalty.com.

Other Committees of the Board of Directors

Other than the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, there are no other committees of the Board of Directors.

From time to time, when appropriate, ad hoc committees of the Board may be appointed by the Board. During the financial year ended September 30, 2021, an ad hoc ESG & Sustainability Committee met twice. The committee was comprised of Mr. Hair, Mr. Dawson and Mr. Adnani. The Company has not appointed a formal ESG & Sustainability Committee, but may consider doing so in the future.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as otherwise disclosed herein, no person who is or has been a director or executive officer of the Company since the beginning of the Company’s last financial year, or any proposed Nominee for election as a director of the Company, or any of their associates or affiliates, has any material interest, direct or indirect, by way of beneficial ownership of Shares or otherwise, in any matter to be acted upon at the Meeting.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Mr. Adnani, a director of Gold Royalty, serves as Chairman of GoldMining Inc. Mr. Still, the Director of Technical Services of Gold Royalty, is the Chief Executive Officer of GoldMining Inc. GoldMining Inc. currently owns 20,000,000 Shares of the Company, which represents approximately 14.9% of our issued and outstanding Shares.

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Except as disclosed herein, no informed person of Gold Royalty, Nominee or any associate or affiliate of such informed person or Nominee, has any material interest, direct or indirect, in any transaction since the commencement of our most recently completed financial year or in any proposed transaction which has materially affected or will materially affect us or our subsidiaries, except any interest arising from the ownership of Shares where such person or company will receive no extra or special benefit or advantage not shared on a pro rata basis by all holders of the same class of Shares who are resident in Canada.

For the purposes of this Information Circular, an “informed person” means (i) any of our directors or officers; (ii) a director or officer of a person or company that is itself an informed person; or (iii) any person or company who beneficially owns, directly or indirectly, and/or exercises control or direction over our voting securities carrying more than 10% of the voting rights attaching to all our outstanding voting securities.

REGISTRAR AND TRANSFER AGENT

Our registrar and transfer agent is TSX Trust Company located at 650 West Georgia Street, Suite 2700 Vancouver, BC V6B 4N9 and our U.S. co-transfer agent is Continental Stock Transfer & Trust Company located at 1 State St 30th Floor, New York, NY 10004.

OTHER BUSINESS

Our management knows of no other matters to come before the Meeting other than as referred to in the Notice of Meeting. However, if any other matter(s) which are not known to our management shall properly come before the Meeting, the proxy given pursuant to the solicitation by our management will be voted on such matter(s) in accordance with the best judgment of the person(s) voting the proxy.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com and on the Company’s website at www.goldroyalty.com. Additional financial information is provided in the Company’s comparative audited financial statements and management’s discussion and analysis (the “MD&A”) for the Company’s most recently completed financial year, which are also available on SEDAR. Shareholders may contact the Company to request a paper copy of the Meeting Materials or the Company’s comparative audited financial statements and MD&A at: toll free 1-833-396-3066 (extension 609), or by sending a written request to Suite 1830 – 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3, Attention: Chief Financial Officer. There is no cost to Shareholders for requesting a paper copy of the Meeting Materials or the comparative audited financial statements and MD&A.

SHAREHOLDER PROPOSALS

The final date by which the Company must receive any proposals for any matter that a person entitled to vote at an annual meeting of Shareholders proposes to raise at the next annual meeting of Shareholders is September 14, 2022, subject to the requirements of the Canada Business Corporations Act, R.S.C., 1985, c. C-44.

SHAREHOLDER NOMINATIONS

The By-Laws of the Company include advance notice provisions, whereby Shareholders may nominate a candidate for election as a director of the Company. Such notice must be delivered prior to the Meeting and in accordance with the timelines and other requirements set forth in the By-Laws of the Company and in writing and proper form to the Company at Suite 1830 – 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3, Attention: Chief Executive Officer. Pursuant to the By-Laws, notice of a director nomination must be made, in the case of an annual meeting (including an annual and special meeting) of shareholders, not less than thirty (30) days before the date of the annual meeting of shareholders, provided, however, if the first public announcement of the date of the annual meeting is made less than fifty (50) days prior to the meeting date, a director nomination must be made not less than ten (10) days following the day on which the first public announcement of the date of such annual meeting is to be made. In the case of a special meeting (which is not also an annual meeting) called for any purpose, including the election of directors to the Board, notice of director nominations must be made not less than fifteen (15) days following the day on which the first public announcement of the date of the special meeting of shareholders was made. The By-Laws of the Company also sets forth the information that a shareholder must include in its notice to the Company. A copy of the By-Laws of the Company is available under the Company’s profile on www.sedar.com. No nominations were received from the Shareholders for consideration at the Meeting.

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APPROVAL OF INFORMATION CIRCULAR

The undersigned hereby certifies that the contents and the sending of this Information Circular have been approved by our directors.

DATED at Vancouver, British Columbia, Canada, as of the 14th day of December, 2021.

BY ORDER OF THE BOARD OF DIRECTORS OF GOLD ROYALTY CORP.

/s/ David Garofalo
David Garofalo
Chairman, Chief Executive Officer, President and Director

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SCHEDULE “A”

BOARD MANDATE

BOARD OF DIRECTORS’ MANDATE

Effective December 7, 2021

1.	PURPOSE

1.1	The Board of Directors (the “Board”) of Gold Royalty Corp. (the “Company”) wishes to formalize the guidelines pursuant to which the Board governs the business of the Company. The guidelines are intended to be flexible and are intended to provide parameters and direction to the Board in conjunction with its obligations and mandate to oversee and direct the affairs of the Company.

1.2	The Board is responsible for the overall stewardship of the Company and for managing and supervising the management of the Company. The Board does not conduct day-to-day management of the Company. The Board shall at all times act in the best interests of the Company.

2.	ROLE AND RESPONSIBILITIES

2.1	The Board, directly and through its committees, is responsible for supervising the management of the business and affairs of the Company and is expected to focus on guidance and strategic oversight with a view to increasing shareholder value. In accordance with the Canada Business Corporations Act (the “Act”), in discharging his or her duties, each director must act honestly and in good faith, with a view to the best interests of the Company. Each director must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

2.2	The primarily goal of the Board is to act in the best interests of the Company to enhance long-term shareholder value while considering the interests of the Company’s various stakeholders, including shareholders, employees, the community and others.

2.3	The Board will develop and maintain the Company’s corporate governance approach, including developing a set of corporate governance principles specific to the Company (the “Governance Principles”) to guide the Board, its committees, the Company’s officers, management and employees in completing their duties, responsibilities and obligations in relation to the Company.

2.4	The Board is responsible for approving the Company’s significant operating policies and procedures, including reviewing and approving material changes to existing policies. The Board is also responsible for monitoring Company compliance, including Board compliance with these policies.

3.	STRATEGIC PLANNING PROCESS AND RISK MANAGEMENT

3.1	The Board shall adopt a strategic planning process to establish objectives and goals for the Company’s business and shall review, approve and modify as appropriate the strategies proposed by senior executives to achieve such objectives and goals. The Board shall review and approve, at least on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Company’s business and affairs.

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3.2	The Board, in conjunction with management, shall be responsible to identify the principal risks of the Company’s business and oversee management’s implementation of appropriate systems to seek to effectively monitor, manage and mitigate the impact of such risks. Pursuant to its duty to oversee the implementation of effective risk management policies and procedures, the Board may delegate to applicable Board committees the responsibility for assessing and implementing appropriate policies and procedures to address specified risks, including delegation of financial and related risk management to the Audit Committee of the Board and delegation of risks associated with compensation policies and practices to the Compensation Committee of the Board.

4.	ORGANIZATION OF THE BOARD

4.1	The composition of the Board shall comply with applicable corporate and securities laws.

4.2	At least 50% of the directors shall be “independent” directors until the second fiscal year that commences after the Company’s initial listing on the NYSE American, and thereafter, at least a majority of the directors shall be “independent” directors. A director shall be considered independent if he or she meets the criteria for independence established by applicable laws and the rules of any stock exchange upon which the Company’s securities are listed, including National Instrument 58-101 – Disclosure of Corporate Governance Practices.

4.3	Each year the Board shall review the relationship that each member of the Board has with the Company in order to satisfy itself that the relevant independence criteria have been met.

4.4	The Board may:

(i)	appoint a chair of the Board (the “Chair”) and prescribe his or her powers and duties; and

(ii)	appoint a lead director of the Board (“Lead Director”) and prescribe his or her powers and duties.

4.5	If, and as long as, the Chair is not an independent director, the Board shall appoint, from among its independent members and upon recommendation by its independent members, a Lead Director to hold office until the earlier of: (i) the appointment of an independent Chair; and (ii) the appointment of his or her successor by the Board. A Lead Director shall, if required in accordance with the foregoing, be appointed annually.

4.6	The Board may appoint a day or days in any month or months for regular meetings of the Board at a place and hour to be named.

4.7	In the event of a change of the status or credentials underlying a Board member’s appointment to the Board, the member so affected should, on his or her own initiative, discuss the change with the Chair so that there is an opportunity for the Board to review the continued appropriateness of Board membership under his or her new circumstances. Each case will be dealt with on its own merits, but as a rule, a member of the Board is expected to tender his or her resignation if there is a change in his or her credentials and circumstances that result in his or her candidacy no longer meeting the requirements of Board membership.

4.8	Unless specified otherwise, the following procedural rules apply to committees of the Board:

(i)	the Board may appoint one or more committees of the Board, however designated, and delegate to any such committee any of the powers of the Board except those which pertain to items which, under Act, a committee of the Board has no authority to exercise. At a minimum, the Board will establish an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which shall be comprised of entirely independent directors;

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(ii)	the powers of a committee of the Board may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of any such committee may be held at any place in or outside Canada;

(iii)	the Board may from time to time appoint such advisory bodies as it may deem advisable; and

(iv)	each committee and advisory body shall have the power to fix its quorum at not less than a majority of its members, to elect its chair, and to regulate its procedure.

4.9	The Board shall be composed of between three (3) and ten (10) directors, the number of directors within that range to be fixed by resolution of the Board from time to time. The size of the Board should enable its members to effectively and responsibly discharge their responsibilities to the Company.

4.10	Except as set out in the Bylaws of the Company, Board members shall be elected at the annual meeting of shareholders of the Company each year and shall serve until their successors are duly elected.

5.	POSITION DESCRIPTIONS

The Board will develop clear position descriptions for the Chair of the Board and any Lead Director. The Board, together with the Chief Executive Officer (“CEO”) will develop a clear position description for the CEO (including delineating management responsibilities) and will develop or approve the corporate goals and objectives that the CEO is responsible for meeting.

6.	MANAGEMENT OVERSIGHT

The Board will oversee Company’s management, including:

(i)	appointing, training and monitoring the CEO and other senior management;

(ii)	developing the CEO’s position description in accordance with Section 5;

(iii)	developing or approving the corporate goals and objectives of the CEO and of other senior management;

(iv)	determining (including through the Compensation Committee) the compensation of the CEO and of other senior management; and

(v)	assessing the performance of the CEO and other senior management, taking into consideration: (a) such person’s position description; (b) such person’s goals and objectives; (c) the Governance Principles, including the individual’s adherence to the Governance Principles; (d) the efforts made by such person to promote a culture of integrity at the Company; and (e) any strategic plan in accordance with Section 3 hereof.

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7.1	The Board shall have adequate resources to discharge its responsibilities. The Chair shall be empowered to engage advisors as may be appropriate from time to time to advise the Chair on the Board with respect to duties and responsibilities.

7.2	The Board members are expected to devote the time and attention to the Company’s business and affairs necessary to discharge their duties as members of the Board effectively, which include, but are not limited to, high attendance records at Board meetings and the review of any materials prepared in connection with such meetings. Each Board member is expected to be sufficiently knowledgeable of the business of the Company, including its financial statements and the risks it faces, to ensure active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Subject to this requirement, the Board members shall not be subject to any restrictions with respect to their activities outside of their relationship with the Company, including their services as directors of other corporations or charitable organizations so long as such is in accordance with all of the Company’s other policies and charters and applicable laws.

7.3	The proceedings and deliberations of the Board and its committees are confidential. Each Board member will maintain the confidentiality of information received in connection with his or her service as a director.

7.4	The Board shall meet not less than four times per year.

7.5	Meetings of the Board will be called, scheduled and held in accordance with the Company’s constating documents, including its articles and by-laws, as well as under applicable corporate laws.

7.6	The meetings of the Board shall ordinarily include the CEO (if not a director) and shall periodically include other senior officers as may be appropriate and as may be desirable to enable the Board to become familiar with the Company’s management team and affairs.

7.7	The Chair shall act as, or appoint a secretary, who shall keep minutes of its meetings in which shall be recorded all actions taken by the Board. Such minutes shall be made available to the directors and shall be approved by the Board for entry in the records of the Company.

7.8	Each director is expected to be diligent in preparing for and attending meetings of the Board and any committee of which he or she is a member. A director who is unable to attend a Board or committee meeting may participate by teleconference.

7.9	Members of the Board shall have the right, for the purposes of discharging their respective powers and responsibilities, to inspect the relevant records of the Company and its subsidiaries.

7.10	Members of the Board, subject to approval of the chair to the Company’s Nominating and Corporate Governance Committee or Compensation Committee, may retain separate counsel to deal with issues relating to their responsibilities as members of the Board.

7.11	The independent directors will meet separately after every regularly scheduled Board meeting without the non-independent members and members of management in attendance. At other non-regularly scheduled Board meetings, if there are any non-management directors who are not independent directors, the independent directors shall have the opportunity to meet at the conclusion of each meeting of the Board with only independent directors present. The independent directors may also hold other meetings at such times and with such frequency as the independent directors consider necessary.

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8.	DIRECTOR EDUCATION AND TRAINING

8.1	The Board will provide newly elected directors with an orientation program to educate them on the Company, their roles and responsibilities on the Board or Board committees, as well as the Company’s internal controls, financial reporting and accounting practices. In addition, directors will, from time to time, as required, receive:

(i)	training to increase their skills and abilities, as it relates to their duties and their responsibilities on the Board; and

(ii)	continuing education about the Company to maintain a current understanding of the Company’s business, including its operations, internal controls, financial reporting and accounting practices.

9.	ASSESSMENTS

9.1	The Board, the Committees and each director will perform an annual self-assessment on its, his or her contribution and effectiveness. The Board will consider its Mandate and any Committee will consider its charter, and any director will consider his or her position description, when performing a self-assessment.

9.2	The Board will assess, on at least an annual basis, any policy, procedure, guideline or standard, including this Mandate, created by the Board to manage or fulfill its roles, duties and responsibilities, to ensure that they remain current and relevant. The Board will ensure that each Committee shall perform the same assessment in relation to any Committee policy, procedure, guideline or standard.

10.	FINANCIAL REPORTING AND INTERNAL CONTROLS AND REGULATORY FILINGS

10.1	The Board shall review and monitor, with the assistance of the Audit Committee, the adequacy and effectiveness of the Company’s system of internal control over financial reporting, including any significant deficiencies or changes in internal control and the quality and integrity of the Company’s external financial reporting processes.

10.2	The Board shall approve applicable regulatory filings that require or are advisable for the Board to approve, which the Board may delegate in accordance with Section 4.8 of this mandate. These include, but are not limited to, the annual audited financial statements, interim financial statements and related management discussion and analysis accompanying such financial statements, management information circulars, annual information forms (including annual reports on Form 20-F), offering documents and other applicable disclosure.

11.	CORPORATE DISCLOSURES AND COMMUNICATIONS

11.1	The Board will seek to ensure that corporate disclosure of the Company complies with all applicable laws, rules and regulations and the rules and regulations of the stock exchanges upon which Company’s securities are listed. In addition, the Board shall adopt appropriate procedures designed to permit the Board to receive feedback from shareholders on material issues.

11.2	The Board will appoint an independent, non-executive director to be available to shareholders with concerns should shareholder communications with the Chair of the Board, the CEO or other executive officers fail to resolve the issue or such contact is inappropriate.

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12.	CORPORATE POLICIES

12.1	The Board shall adopt and periodically review policies and procedures designed to ensure that the Company and its Directors, officers and employees comply with all applicable laws, rules and regulations and conduct the Company’s business ethically and with honesty and integrity.

13.	WHISTLEBLOWER POLICY

13.1	The Board will, in conjunction with the Audit Committee, establish a whistleblower policy for the Company allowing Company employees, officers, directors and other stakeholders, including the public, to raise, anonymously or not, questions, complaints or concerns about the Company’s practices, including fraud, policy violations, any illegal or unethical conduct, and any Company accounting, auditing or internal control matters. The Board will ensure that any questions, complaints or concerns are adequately received, reviewed, investigated, documented and resolved.

14.	REVIEW OF MANDATE

14.1	The Board may, from time to time, permit departures from the terms of this Mandate, either prospectively or retrospectively.

14.2	This Mandate is not intended to give rise to civil liability on the part of the Company or its directors or officers to shareholders, security holders, competitors, employees or other persons, or to any other liability whatsoever on their part.

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SCHEDULE “B”

AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE CHARTER

The Audit Committee (the “Committee”) is a committee of the board of directors (the “Board”) of Gold Royalty Corp. (the “Company”). The role of the Committee, subject to applicable laws and obligations imposed by the Company’s constating documents, is to:

(a)	provide independent and objective oversight of the Company’s financial management and of the design and implementation of an effective system of internal financial controls;

(b)	review and report to the Board on the integrity of the financial statements of the Company, its subsidiaries and associated companies, including:

i.	helping directors meet their responsibilities;

ii.	facilitating better communication between directors and the external auditor;

iii.	enhancing the independence of the external auditor;

iv.	increasing the credibility and objectivity of financial reports; and

v.	strengthening the role of the directors by facilitating in-depth discussions among directors, management and the external auditor.

(c)	provide a platform for communication among the Company’s auditors, financial and senior management, the Committee and the Board.

While the Committee has the responsibilities and powers set forth in this Audit Committee Charter (the “Charter”), management is responsible for establishing and maintaining internal financial controls, procedures and processes, and the Committee is appointed by the Board to review and monitor them.

1.        COMMITTEE STRUCTURE

Membership

The Committee shall be comprised of at least three members of the Board, each of whom the Board shall determine is free from any relationship that could reasonably be expected to interfere with the exercise of his or her judgment as a member of the Committee and is otherwise “independent” as required under applicable securities rules and stock exchange rules, including within the meaning of National Instrument 52-110 – Audit Committees and as defined under Rule 10A-3 of the Securities Exchange Act of 1934 and Section 803 of the NYSE American Company Guide.

XII-68

Members of the Committee shall be appointed from time to time by the Board and may be removed from office or replaced at any time by the Board. Any member shall cease to be a member upon ceasing to be a director. Each member of the Committee shall hold office until the close of the next annual meeting of shareholders of the Company or until the member ceases to be a director, resigns or is replaced, whichever first occurs.

Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board. The Board shall fill any vacancy whenever necessary to maintain a Committee membership of at least three directors.

All members of the Committee must be “financially literate”; for the purposes of this Charter “financially literate” shall mean the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements. Additionally, at least one member of the Committee must be “financially sophisticated” (i.e., have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities, or otherwise qualifies as an audit committee financial expert under General Instruction B(8)(a)(1) of Form 40-F).

Procedures

The Board shall appoint one of the directors elected to the Committee as the Chair of the Committee (the “Chair”). In the absence of the appointed Chair from any meeting of the Committee, the members shall elect a Chair from those in attendance to act as Chair of the meeting.

The Chair will appoint a secretary (the “Secretary”) who will keep minutes of all meetings. The Secretary does not have to be a member of the Committee or a director and can be changed by simple notice from the Chair. Minutes of each Committee meeting shall be kept and made available to the Board.

No business may be transacted by the Committee except at a meeting of its members at which a quorum of the Committee is present or by resolution in writing signed by all the members of the Committee. A majority of the members of the Committee shall constitute a quorum, provided that if the number of members of the Committee is an even number, one-half of the number of members plus one shall constitute a quorum.

The Committee will meet at least once each fiscal quarter, and as many times as is necessary to carry out its responsibilities. Any member of the Committee or the external auditor may call meetings.

The time and place of the meetings of the Committee, the calling of meetings and the procedure in all respects of such meetings shall be determined by the Committee, unless otherwise provided for in the constating documents of the Company or otherwise determined by resolution of the Board.

XII-69

The Company shall provide the Committee with the resources necessary to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms (including termination) of special counsel, advisors or other experts or consultants, as it deems appropriate.

The Committee shall have unrestricted access to the Company’s personnel and documents and shall be provided with the resources necessary to carry out its responsibilities and shall discuss with the CEO or CFO such records and other matters considered appropriate.

The Committee shall have the authority to seek any information it requires from employees – all of whom are directed to cooperate with the Committee’s requests.

At the invitation of the Chair, individuals who are not members of the Committee may attend any meeting of the Committee.

2.      OPERATION OF THE COMMITTEE

Responsibility for the Company’s financial reporting, accounting systems and internal controls is vested in the officers of the Company and is overseen by the Board.

The responsibility of the Committee is to assist the Board in fulfilling its oversight responsibilities. The Committee will have the following duties and responsibilities:

External Auditor

●	To recommend to the Board, for shareholder approval, an external auditor to examine the Company’s accounts, controls and financial statements on the basis that the external auditor is accountable to the Board and to the Committee as representatives of the shareholders of the Company, with the external auditor reporting directly to the Committee.

●	To evaluate and recommend to the Board the compensation of the external auditor, which shall be approved by the Board.

●	To oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit or financial review services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

●	To evaluate the audit services provided by the external auditor, pre-approve all audit fees and recommend to the Board, if necessary, the replacement of the external auditor.

●	To pre-approve any non-audit services to be provided to the Company by the external auditor and the fees for those services.

●	To obtain and review, at least annually, a written report by the external auditor setting out the auditor’s internal quality-control procedures, any material issues raised by the auditor’s internal quality-control reviews and the steps taken to resolve those issues.

XII-70

●	To review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company. The Committee has adopted the following guidelines regarding the hiring of any partner, employee, reviewing tax professional or other person providing audit assurance to the external auditor of the Company on any aspect of its certification of the Company’s financial statements:

■	subject to the discretion of the Committee, no member of the audit team that is auditing a business of the Company can be hired into that business or into a position to which that business reports for a period of three years after the audit;

■	subject to the discretion of the Committee, no former partner or employee of the external auditor may be made an officer of the Company or any of its subsidiaries for three years following the end of the individual’s association with the external auditor;

■	the CEO must approve all officer hires from the external auditor; and

■	the CEO must report annually to the Committee on any hires within these guidelines during the preceding year.

●	To review, at least annually, the relationships between the Company and the external auditor in order to establish the independence of the external auditor, including receipt from the external auditor of a formal written statement delineating all relationships between the Company and the external auditor, consistent with The Public Company Accounting Oversight Board Rule 3526, as applicable.

●	To review and discuss with the external auditors any disclosed relationships or services that may affect the objectivity and independence of the external auditors.

●	To take, or recommend that the Board take, any other appropriate action to oversee the independence of the external auditor.

●	To provide the opportunity for open communication between the Company, the external auditor and the Board.

●	To review and assist in the resolution of any significant disagreement between management and the external auditors in connection with the preparation of the financial statements and financial reporting generally.

●	To discuss the planning of the audit with the external auditor including:

■	the general approach taken in conducting the audit including any areas of particular concern or interest to the Committee or management and any extensions to the audit scope requested by the Committee or management;

■	areas of the financial statements identified as having a high risk of material misstatement and the auditor’s response thereto;

XII-71

■	the materiality and audit risk level on which the audit is based;

■	the extent of audit work related to internal controls;

■	the planned reliance on the work of other auditors, how the expectations shall be communicated to the other auditors and how their findings shall be communicated to the Committee; and

■	the timing and estimated fees of the audit.

Financial Information and Reporting

●	To review the financial statements and related notes of the Company before their submission to the Board, including the annual and interim financial statements, auditors’ opinion, management letters, management’s discussion and analysis of operations and financial press releases for the purpose of recommending approval by the Board prior to its release. Meet with the external auditor, with and without management present, to review the financial statements and the results of their audit, including:

■	assessing the risk that the financial statements contain material misstatements;

■	assessing the accounting principles used and their application, as well as being aware of new and developing accounting standards that may affect the Company;

■	assessing the significant estimates made by management; and

■	assessing the disclosures in the financial statements.

●	Consider the external auditor’s judgments about the quality and appropriateness of the Company’s accounting principles, practices and internal controls as applied in its financial reporting.

●	To review the quality and not just the acceptability of the Company’s financial reporting and accounting standards and principles and any proposed material changes to them or their application.

●	To disclose annually in the Company’s Annual Information Form (and by cross-reference, in the Management Information Circular) information on the carrying out of its responsibilities under this Charter and on other matters as required by applicable securities regulatory authorities.

Oversight

●	To review and provide appropriate oversight of any related party or conflicted transactions, whether actual or perceived.

XII-72

●	To review the internal audit staff functions, including:

■	the purpose, authority and organizational reporting lines; and

■	the annual audit plan, budget and staffing.

●	To review, with the CEO and the CFO and others, as appropriate, the Company’s internal system of audit controls and the results of internal audits.

●	To review and monitor the Company’s major financial risks and risk management policies, the effectiveness and efficiency of such policies, and the steps taken by management to mitigate those risks.

●	To review the Company’s disclosure controls and procedures and internal control over financial reporting (the “Controls”), and consider whether the Controls:

■	provide reasonable assurance that material information relating to the Company, including its consolidated subsidiaries, if any, is made known to the Company’s CEO and CFO, particularly during the period in which the Company’s annual filings are being prepared; and

■	provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the International Financial Reporting Standards (IFRS).

●	To meet at least annually with management (including the CEO and CFO), the internal audit staff, and the external auditor in separate executive sessions and review issues and matters of concern respecting audits and financial reporting.

●	In connection with the annual audit, to review material written matters between the external auditor and management, such as management letters, schedules of unadjusted differences and analyses of alternative assumptions, estimates or generally accepted accounting methods.

●	In connection with its review of the annual audited financial statements and interim financial statements, to review the process for the CEO and CFO certifications (if required by law or regulation) with respect to the financial statements and the Company’s disclosure and internal controls, including any material deficiencies or changes in those controls.

Other Responsibilities

●	To review with management the Company’s financial fraud risk assessment, including an annual review of the top fraud risks identified by management, and the policies and practices adopted by the Company to mitigate those risks.

●	To establish procedures for:

■	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

XII-73

■	the confidential anonymous submission by employees of the Company of concerns regarding potential fraud or questionable accounting or auditing matters, as may be set out in the Company’s Whistleblower Policy; and

■	a periodic review of such procedures and any significant complaints received with management and the internal auditors.

3.	REPORTS

The Committee shall produce the following reports and provide them to the Board:

(a)	an annual performance evaluation of the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate and in consideration of this Charter. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make this report; and

(b)	a summary of the actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting.

4.	REVIEW OF CHARTER, AMENDMENT, MODIFICATION AND WAIVER

The Committee shall review and reassess the adequacy of this Charter at least annually and otherwise as it deems appropriate and recommend changes to the Board.

This Charter may be amended or modified by the Board, subject to disclosure and other policies and guidelines of relevant securities regulators and applicable securities laws and stock exchange rules.

Approved by the Board of Directors: March 8, 2021

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Schedule XIII

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of financial position of Gold Royalty is presented to illustrate the pro forma effects of the following transactions: (i) the proposed acquisition of all the issued and outstanding shares of Elemental by Gold Royalty pursuant to the Offer; (ii) the August 23, 2021 acquisition by Gold Royalty of all the issued and outstanding common shares of Ely Gold; and (iii) the November 5, 2021 acquisition by Gold Royalty of all the issued and outstanding common shares of Golden Valley and the noncontrolling interests in Golden Valley’s subsidiary Abitibi Royalties. We refer to the above transactions collectively as the “Acquisitions” and the entities subject to the Acquisitions as the “Acquired Entities.”

The unaudited pro forma condensed combined statement of financial position of Gold Royalty as of December 31, 2021 combines the historical statement of financial position of Gold Royalty and each of the Acquired Entities, giving effect to the Acquisitions as if they had occurred on the actual acquisition date (in the case of the acquisitions of Ely Gold and Golden Valley and Abitibi Royalties) or December 31, 2021. The unaudited pro forma condensed combined statements of loss for the year ended September 30, 2021 and the three months ended December 31, 2021 combines the historical consolidated statements of loss and condensed interim consolidated statements of loss of Gold Royalty and each of the Acquired Entities giving effect to the Acquisitions as if they had occurred on October 1, 2020.

The Acquisitions and basis of presentation of the unaudited pro forma condensed combined financial information are described in greater detail in Note 1 Basis of Presentation included in the notes to the unaudited pro forma condensed combined financial statements and elsewhere herein.

The unaudited pro forma condensed combined financial information is based on various adjustments and assumptions and is not necessarily indicative of what Gold Royalty’s statement of financial position or operating results actually would have been if the Acquisitions occurred as of the dates indicated or will be for any future periods. The unaudited pro forma condensed combined financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the Acquisitions, or the associated costs that may be necessary to achieve such revenues, synergies or cost savings. The unaudited pro forma condensed combined financial information does not give effects to events arising after December 31, 2021 including any effects on cash and equity of Gold Royalty’s January 18, 2022 announcement of the commencement of a quarterly dividend program on its common stock.

XIII-1

GOLD ROYALTY CORP.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

December 31, 2021

(Expressed in thousands of United States Dollars)

(Unaudited)

XIII-2

Gold Royalty Corp.

Pro Forma Consolidated Statements of Financial Position

As at December 31, 2021

(Unaudited, expressed in thousands United States dollars unless otherwise stated)

	Gold	Elemental Royalties	Elemental Pro Forma Transaction Accounting Adjustments				Pro Forma Combined Gold
	Royalty Corp.	Corp. Note 1(a)(ii)	Acquisition Note 8		Financing Note 8		Royalty Corp.
Assets
Current assets
Cash and cash equivalents	13,826	6,110	(5,400	)(a)	(394	)(c)	14,142
Restricted cash	609	-	-		-		609
Short-term investments	25,057	-	-		-		25,057
Accounts receivables	364	2,126	-		-		2,490
Prepaids and other receivables	4,465	252	-		-		4,717
	44,321	8,488	(5,400)		(394)		47,015
Non-current assets
Royalties	622,291	68,007	42,471	(b)	570	(b)	733,339
Mineral property assets	7,891	-	-		-		7,891
Long-term investments	1,587	-	-		-		1,587
Investments in associate	1,217	-	-		-		1,217
Other long-term assets	57	-	-		-		57
	633,043	68,007	42,471		570		744,091
	677,364	76,495	37,071		176		791,106

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	9,682	1,442	-		-		11,124
Current portion of lease obligation	36	-	-		-		36
Deferred tax liability	-	153	-		-		153
	9,718	1,595	-		-		11,313
Non-current liabilities
Derivative liabilities	5,027	-	-		-		5,027
Long-term Loan	46	24,430	-		176	(c)	24,652
Deferred income tax liability	136,377	-	10,450	(d)	-		146,827
	141,450	24,430	10,450		176		176,506
	151,168	26,025	10,450		176		187,819

Equity
Issued Capital	527,132	56,437	22,665	(e)	-		606,234
Reserves	20,611	1,717	(1,717	)(f)	-		20,611
Accumulated deficit	(21,988)	(7,727)	4,827	(g)	-		(24,888)
Accumulated other comprehensive income (loss)	441	43	(43	)(f)	-		441
Non-controlling interest	-	-	889	(h)	-		889
	526,196	50,470	26,621		-		603,287
	677,364	76,495	37,071		176		791,106

See accompanying notes to unaudited pro forma condensed combined financial statements.

XIII-3

Gold Royalty Corp.

Pro Forma Condensed Combined Statement of Loss

For the year ended September 30, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

	Gold	Elemental Royalties Corp.	Elemental Pro Forma Transaction Accounting Adjustments			Ely Gold Royalties Inc.(October 1, 2020 to August 22, 2021)	Ely Pro Forma Transaction Accounting		Golden Valley Mines and Royalties Ltd. (12 months ended September 30, 2021)	Golden Valley Pro Forma Transaction Accounting		Pro Forma Combined Gold
	Royalty Corp.	Note 1(b) (ii)	Acquisition Note 8		Financing Note 8(l)	Note 1(b)(iii)	Adjustments Note 5		Note 1(b)(iv)	Adjustments Note 6		Royalty Corp.

Revenue
Royalty income	192	5,749	-		-	2,963	(1,086	)(a)	1,907	(335	)(a)	9,390
Cost of sales
Depletion of royalties	(164)	(2,308)	(2,800	)(i)	-	(2,420)	(587	)(b)	-	(529	)(b)	(8,808)
Gross profit	28	3,441	(2,800)		-	543	(1,673)		1,907	(864)		582

Expenses
Consulting fees	2,677	-	-		-	2,798	-		-	-		5,475
Depreciation	5	-	-		-	33	-		-	-		38
Management and directors’ fees	1,172	1,715	-		-	4,355	-		132	-		7,374
General and administrative	2,937	498	-		-	570	-		1,816	-		5,821
Professional fees	2,481	360	5,400	(j)	-	1,168	-		1,198	-		10,607
Share-based compensation	3,324	835	-		-	129	-		37	-		4,325
Exploration and evaluation expenses	13	-	-		-	-	-		86	-		99
Royalty interests	-	-	-		-	-	-		47	-		47
Operating loss for the year	(12,581)	33	(8,200)		-	(8,510)	(1,673)		(1,409)	(864)		(33,204)

Other items
Interest and finance expenses	-	(2,254)	-		933	(110)	-		(131)	-		(1,562)
Change in fair value of derivative liability	(1,511)	-	-		-	-	1,926	(c)	9,700	-		10,115
Change in fair value of short-term investments	(168)	-	-		-	110	-		(18,010)	-		(18,068)
Foreign exchange loss	(812)	268	-		-	(37)	-		(246)	-		(827)
Share of loss of associates	-	-	-		-	-	-		(110)	-		(110)
Gain on sale of mineral property	-	-	-		-	-	-		107	-		107
Gains on dilution of equity investments	-	-	-		-	-	-		91	-		91
Gain on loss of significant influence	-	-	-		-	-	-		307	-		307
Interest income	67	24	-		-	19	-		3	-		113
Others	-	(10)	-		-	(1,654)	1,507	(d)	-	-		(157)
Net loss before income taxes for the year	(15,005)	(1,939)	(8,200)		933	(10,182)	1,760		(9,698)	(864)		(43,195)
Current tax expense	-	(1,427)	-		-	-	-		(899)	-		(2,326)
Deferred tax recovery	-	-	824	(k)	-	-	2,693	(e)	2,396	716	(c)	6,629
Net loss after income taxes for the year	(15,005)	(3,366)	(7,376)		933	(10,182)	4,453		(8,201)	(148)		(38,892)

Other comprehensive income (loss)
Item that may be reclassified subsequently to net income:
Foreign currency translation differences	441	29	-		-	-	-		-	-		470
Total comprehensive loss for the year	(14,564)	(3,337)	(7,376)		933	(10,182)	4,453		(8,201)	(148)		(38,422)
Net loss for the year attributable to:
Shareholders of Parent	(15,005)	(3,366)	(7,376)		933	(10,182)	4,453		(3,659)	(4,690	)(d)	(38,892)
Non-controlling interest	-	-	-		-	-	-		(4,542)	4,542	(d)	-
Net loss for the year attributable to Gold Royalty Corp.	(15,005)	(3,366)	(7,376)		933	(10,182)	4,453		(8,201)	(148)		(38,892)

Net loss per share, basic and diluted (Note 10)	(0.45)											(0.29)
Weighted average number of common shares outstanding - basic and diluted	33,555,265											132,481,941

See accompanying notes to unaudited pro forma condensed combined financial statements.

XIII-4

Gold Royalty Corp.

Pro Forma Combined Statements of Loss

For the three months ended December 31, 2021

(Unaudited, expressed in thousands United States dollars unless otherwise stated)

	Gold	Elemental Royalties Corp.	Elemental Pro Forma Transaction Accounting Adjustments		Golden Valley Mines and Royalties Ltd. (October 1, 2021 to November 4, 2021)	Golden Valley Pro Forma Transaction Accounting		Pro Forma Combined Gold
	Royalty Corp.	Note 1(c)(ii)	Acquisition Note 8	Financing Note 8(l)	Note 1(c)(iii)	Adjustments Note 6		Royalty Corp.

Revenue
Royalty income	533	2,322	-	-	102	-		2,957
Cost of sales
Depletion	(287)	(1,100)	(672)	-	-	(28	)(b)	(2,087)
Gross profit	246	1,222	(672)	-	102	(28)		870

Expenses
Consulting fees	3,242	-	-	-	-	-		3,242
Depreciation	9	-	-	-	-	-		9
Management and directors’ fees	217	749	-	-	2,820	-		3,786
Salaries, wages and benefits	214	647	-	-	145	-		1,006
Investor communications and marketing expenses	339	-	-	-	-	-		339
Office and technology expenses	215	-	-	-	22	-		237
Transfer agent and regulatory fees	82	-	-	-	-	-		82
Insurance fees	578	-	-	-	-	-		578
Professional fees	1,816	153	-	-	5,373	-		7,342
Share-based compensation	901	56	-	-	-	-		957
Exploration and evaluation expenses	64	-	-	-	17	-		81
Share of loss in associate	143	-	-	-	(132)	-		11
Operating loss for the period	(7,574)	(383)	(672)	-	(8,143)	(28)		(16,800)

Other items
Interest and finance expenses	-	(771)	-	449	(9)	-		(331)
Change in fair value of derivative liabilities	90	-	-	-	592	-		682
Change in fair value of short-term investments	542	-	-	-	(246)	-		296
Foreign exchange gain/(loss)	23	36	-	-	(291)	-		(232)
Interest income	-	2	-	-	-	-		2
Other income	245	-	-	-	-	-		245
Net loss before income taxes for the period	(6,674)	(1,116)	(672)	449	(8,097)	(28)		(16,138)
Current tax expense	-	(510)	-	-	1,751	-		1,241
Deferred tax (expense) recovery	(167)	-	196	-	(22)	2,108	(c)	2,115
Net loss after income taxes for the period	(6,841)	(1,626)	(476)	449	(6,368)	2,080		(12,782)

Other comprehensive income
Item that may be reclassified subsequently to net income:
Foreign currency translation differences	-	5	-	-	-	-		5
Total comprehensive loss for the period	(6,841)	(1,621)	(476)	449	(6,368)	2,080		(12,777)
Net loss for the period attributable to:
Shareholders of Parent	(6,841)	(1,626)	(476)	449	(2,864)	(1,424	)(d)	(12,782)
Non-controlling interest	-	-	-	-	(3,504)	3,504	(d)	-
Net loss for the period attributable to Gold Royalty Corp.	(6,841)	(1,626)	(476)	449	(6,368)	2,080		(12,782)

Net loss per share, basic and diluted (Note 10)	(0.06)							(0.09)
Weighted average number of common shares outstanding - basic and diluted	109,907,519							135,041,135

See accompanying notes to unaudited pro forma condensed combined financial statements.

XIII-5

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

1.	BASIS OF PRESENTATION

These unaudited pro forma condensed combined financial statements have been prepared in connection with the proposed acquisition (the “Proposed Transaction”) by Gold Royalty Corp. (the “Company” or “Gold Royalty”) of Elemental Royalties Corp. (“Elemental”) through an Offer to Purchase (“Offer”) and take-over bid circular. Pursuant to the Offer, Gold Royalty proposes to acquire all of the issued and outstanding Elemental shares, together with the associated shareholder rights plan rights (“SRP Rights”), other than any Elemental shares (“Elemental Shares”) held directly or indirectly by the Company and its affiliates. The completion of the acquisition is subject to certain conditions of completion described elsewhere in the Offer and take-over bid circular and the approval by Elemental’s shareholders. At the time of the Offer, the Company and its subsidiaries own 277,100 Elemental Shares.

Subsequent to September 30, 2021 and prior to issuing the Offer, the Company acquired Golden Valley Mines and Royalties Ltd. (“GZZ”) and the non-controlling interest in GZZ’s non-wholly owned subsidiary Abitibi Royalties Inc. (“RZZ”) (together, “Consolidated Golden Valley”). Pursuant to the Arrangement Agreements, Gold Royalty acquired all the issued and outstanding common shares of each of GZZ and RZZ (the “Golden Valley Transaction”) on November 5, 2021.

The Company also acquired Ely Gold Royalties Inc. (“Ely”) on August 23, 2021 (the “Ely Transaction”). These unaudited pro forma condensed combined statements of loss incorporate pro forma adjustments associated with the Ely Transaction (see note 5) and the Golden Valley Transaction (see note 6) from October 1, 2020 to the date of their actual acquisition after which they have been consolidated into the financial statements of the Company.

These unaudited pro forma condensed combined financial statements have been prepared from information derived from, and should be read in conjunction with the financial statements of the Company, Ely, Consolidated Golden Valley and Elemental, each prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), specifically:

(i)	the unaudited condensed interim consolidated financial statements of the Company as at and for the three months ended December 31, 2021;
(ii)	the audited consolidated financial statements of the Company for the year ended September 30, 2021;
(iii)	the audited consolidated financial statements of Elemental for the years ended December 31, 2021 and 2020 and the condensed interim consolidated financial statements of Elemental for the nine months ended September 30, 2021 and 2020;
(iv)	the condensed consolidated statements of net loss and comprehensive loss for the nine months ended September 30, 2021 and 2020 and the condensed consolidated financial information for the period from October 1, 2021 to November 4, 2021 of Consolidated Golden Valley prepared by management;
(v)	the condensed interim consolidated financial information of Ely for the period January 1, 2021 through August 22, 2021 prepared by management and the nine months ended September 30, 2020;
(vi)	the audited consolidated financial statements of Consolidated Golden Valley and Ely as at and for the year ended December 31, 2020; and
(vii)	the continuous disclosure documents of the Company, Ely, Consolidated Golden Valley, RZZ and Elemental, available under their respective profiles on SEDAR, updating the respective company’s financial information subsequent to the date of the financial information referenced above.

XIII-6

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

Each of the condensed interim consolidated financial statements has been prepared in accordance with IFRS relevant to the preparation of interim financial statements including IAS 34 Interim Financial Reporting.

Prior to the closing of the Golden Valley Transaction on November 5, 2021, GZZ owned approximately 45% of RZZ. GZZ’s consolidated financial statements referred to above include RZZ as a consolidated subsidiary and, accordingly, both GZZ and RZZ are represented in the historical financial statements of GZZ in these unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements have been compiled from and include:

(a)	An unaudited pro forma condensed combined statement of financial position as of December 31, 2021 combining:

(i)	The unaudited condensed interim consolidated statement of financial position of the Company as of December 31, 2021;
(ii)	The audited consolidated statement of financial position of Elemental as of December 31, 2021; and
(iii)	The adjustments described in Notes 5, 6 and 8.

This statement assumes that the Proposed Transaction occurred December 31, 2021.

(b)	An unaudited pro forma condensed combined statement of loss for the twelve months ended September 30, 2021 combining:

(i)	The audited consolidated statement of loss of the Company for the year ended September 30, 2021;
(ii)	The unaudited consolidated statement of loss and comprehensive loss of Elemental for the twelve months ended September 30, 2021, which has been constructed by combining the statements of net income (loss) for the three months ended December 31, 2020 (constructed by subtracting the results from the nine months ended September 30, 2020 from the results for the year ended December 31, 2020) and the nine months ended September 30, 2021;
(iii)	The unaudited consolidated statement of loss and comprehensive loss of Ely for the period from October 1, 2020 to August 22, 2021 (the day prior to the Ely Transaction closing date), which has been constructed by combining the statements of income (loss) for (a) each of the three months ended December 31, 2020 (constructed by subtracting the results from the nine months ended September 30, 2020 from the results for the year ended December 31, 2020), March 31, 2021, and June 30, 2021; and (b) the period from July 1, 2021 to August 22, 2021;
(iv)	The unaudited consolidated statement of net loss of Consolidated Golden Valley for the twelve months ended September 30, 2021, which has been constructed by combining the statements of net income (loss) for the three months ended December 31, 2020 (constructed by subtracting the results from the nine months ended September 30, 2020 from the results for the year ended December 31, 2020) and the nine months ended September 30, 2021; and
(v)	The adjustments described in Notes 5, 6 and 8.

This statement assumes that the Proposed Transaction, Golden Valley Transaction and the Ely Transaction occurred on October 1, 2020.

XIII-7

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

(c)	An unaudited pro forma condensed combined statement of loss for the three months ended December 31, 2021 combining:

(i)	The unaudited condensed interim consolidated statement of loss and comprehensive loss of the Company for the three months ended December 31, 2021;
(ii)	The unaudited condensed interim consolidated statement of loss and comprehensive loss of Elemental for the three months ended December 31, 2021 which has been constructed by subtracting the results from the nine months ended September 30, 2021 from the results for the year ended December 31, 2021;
(iii)	The unaudited consolidated statement of loss and comprehensive loss of Consolidated Golden Valley from October 1, 2021 to November 4, 2021 prepared by management; and
(iv)	The adjustments described in Notes 6 and 8.

This statement assumes that the Proposed Transaction occurred on October 1, 2020.

The constructed historical income statements of Ely, Consolidated Golden Valley and Elemental described above were prepared for the purpose of the unaudited pro forma condensed combined financial statements and do not necessarily conform with the consolidated financial statements of Ely, Consolidated Golden Valley and Elemental filed on SEDAR.

In combining Ely’s, Consolidated Golden Valley’s and Elemental’s consolidated financial statements with those of the Company, the Company has:

●	Converted Ely’s consolidated statements of loss from C$ to $ using the average exchange rate in effect for the relevant reporting period (0.7676, 0.7899, 0.8144 and 0.7926 $ per C$ for the three months ended, December 31, 2020, March 31, 2021, June 30, 2021 and the period from July 1, 2021 to August 22, 2021, respectively);
●	Converted Consolidated Golden Valley’s consolidated statements of net income (loss) from C$ to $ using the average exchange rate in effect for the relevant reporting period (0.7676, 0.7994 and 0.8151 $ per C$ for the three months ended December 31, 2020, for the nine months ended September 30, 2021 and the period from October 1, 2021 to November 4, 2021); and
●	Reclassified line items on Ely’s, Consolidated Golden Valley’s and Elemental’s consolidated financial statements to conform with the Company’s financial statement presentation.

The unaudited pro forma condensed combined financial statements are not intended to reflect the financial performance or the financial position of the Company which would have resulted had the Proposed Transaction, Golden Valley Transaction and the Ely Transaction been consummated on the dates indicated. Actual amounts recorded upon completion of the Proposed Transaction will likely differ from those recorded in the unaudited pro forma condensed combined financial statements and such differences could be material. Among other things, management has not presented any pro forma management adjustments related to any potential synergies that may be realized and integration costs that may be incurred upon completion of the Proposed Transaction. The unaudited pro forma condensed combined financial information does not give effects to events arising after December 31, 2021 including any effects on cash and equity of Gold Royalty’s January 18, 2022 announcement of the commencement of a quarterly dividend program on its common stock. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

XIII-8

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in preparing the unaudited pro forma condensed combined financial statements are set out in the Company’s audited consolidated financial statements as at and for the year ended September 30, 2021. In preparing the unaudited pro forma condensed combined financial statements a preliminary review was undertaken to identify whether there are any accounting policy differences between the accounting policies used by Elemental and those of the Company where the impact was potentially material to the unaudited pro forma condensed combined financial statements and could be reasonably estimated. Based on this preliminary review, the Company has not identified accounting policies applicable to similar transactions undertaken by Elemental that significantly depart from those followed by the Company and would have a significant impact on the unaudited pro forma condensed combined financial statements. For purposes of these unaudited pro forma condensed combined financial statements, where the Company did not previously have an accounting policy for transactions undertaken by Elemental, Consolidated Golden Valley or Ely during the relevant periods, it has retained the policy and elections taken by Elemental, Consolidated Golden Valley or Ely. With respect to Elemental, a final review of accounting policies and elections will be completed, assuming successful completion of the Proposed Transaction during the Company’s year ending September 30, 2022, in conjunction with the purchase accounting and preparation of the Company’s interim financial statements for the period in which the Proposed Transaction is completed to ensure any differences have been identified, synchronized and recognized.

3.	DESCRIPTION OF THE OFFER

Pursuant to the Offer, each holder of Elemental Shares is entitled to receive 0.27 of a common share (the “Exchange Ratio”), without par value, in the capital of Gold Royalty in respect of each Elemental share. An Elemental shareholder depositing Elemental Shares will be deemed to have deposited all Elemental SRP Rights associated with such Elemental Shares. No additional payment will be made for the Elemental SRP Rights and no part of the consideration to be paid by Gold Royalty will be allocated to the SRP Rights.

These unaudited pro forma condensed combined financial statements assume that the conditions described under Section 4 of the take-over bid circular which include, among others and without limitation, the following:

●	Elemental shareholders must validly tender and not withdraw before the expiration of the Offer a number of Elemental Shares, together with the associated SRP Rights, that would represent more than 50% of the total number of outstanding Elemental Shares, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised by the Company and its affiliates or by any person acting jointly or in concert with the Offeror, if any. This condition cannot be waived by the Company.
●	Elemental shareholders must validly tender and not withdraw before the expiration of the Offer a number of Elemental Shares, together with the associated SRP Rights, that, together with the Elemental Shares held by the Company and its affiliates, would represent at least 66 2/3% of the total number of outstanding Elemental Shares, calculated on a fully diluted basis. This condition can be waived by the Company.
●	There does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a material adverse effect (as defined in the Offer) or could give rise to a material adverse effect.
●	The regulatory approvals (as defined in the Take-Over Bid Circular) and other third party consents or approvals considered necessary by the Company in relation to the Offer shall have been obtained on terms satisfactory to the Company in its reasonable judgment.

XIII-9

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

4.	USE OF ESTIMATES

These unaudited pro forma condensed combined financial statements assume the Proposed Transaction would be accounted for as a business combination in accordance with IFRS 3 Business Combinations (“IFRS 3”). Gold Royalty has been identified as the acquirer in each transaction on the basis that Gold Royalty shareholders retain a majority of shares of the combined entity on both a basic and fully diluted basis, Gold Royalty offered a premium over the trading price of the respective company’s shares prior to the offer, and all members of Gold Royalty executive management and directors will continue with the combined entity. Accordingly, the Company has applied the principles of IFRS 3 in accounting for the Proposed Transaction (Note 7), which requires the Company to recognize the identifiable assets acquired and liabilities assumed at their fair value, consideration transferred in the acquisitions at fair value and goodwill or a bargain purchase gain, if any, as the excess or deficiency of consideration transferred over the net acquisition date fair value of identifiable assets acquired and liabilities assumed.

The fair value assumptions with respect to the assets acquired and liabilities assumed have been based on information presented in the acquired business’ public filings and, in the case of Consolidated Golden Valley and Ely, in discussions with the management of each acquired business, preliminary valuation information, and due diligence. A final determination of the fair value of the acquired business’ assets and liabilities will be performed in conjunction with the preparation of the Company’s financial statements for the period including the completion date of each acquisition. Changes in the fair value estimates of assets acquired and liabilities assumed upon completion of the final valuations would result in adjustments to the values reflected in the unaudited pro forma condensed combined statement of financial position and unaudited pro forma condensed combined statement of loss. The final estimate of purchase consideration and the fair value of acquired assets and liabilities may differ from the amounts reflected below.

5.	ELY TRANSACTION PRO FORMA ASSUMPTIONS AND TRANSACTION ACCOUNTING ADJUSTMENTS

On August 23, 2021, the Company acquired all of the issued and outstanding Ely common shares, resulting in Ely becoming a wholly-owned subsidiary of Gold Royalty included in the Company’s consolidated financial statements from the acquisition date forward.

The Company is not aware of any additional reclassifications that would have a material impact on the unaudited pro forma financial information. Assumptions and transaction adjustments made are as follows:

a)	The reduction in revenue related to option income on exploration properties that had no historical carrying value in Ely’s financial statements. Fair value adjustments were allocated to these properties as a result of the Ely Transaction. Option proceeds after the Ely Transaction will first be applied as a reduction of the new carrying value and will be recorded as income only after the new carrying value has been reduced to nil.

b)	The increase in cost of sales represents the increase in depletion caused by the fair value adjustments to Ely’s royalties that generated royalty payments as a result of production or advance minimum royalties. The increase in depletion was calculated using the allocation of the fair value of the acquired royalties as disclosed in the Company’s audited financial statements as at and for the year ended September 30, 2021.

c)	The change in fair value on the warrant derivative liabilities has been recorded as gain (loss) on warrant derivatives in the unaudited pro forma condensed combined statements of loss using the share price of the Company’s shares, the applicable exchange rates and volatility of 37%, determined based on a peer group of companies. For periods prior to the Company’s initial public offering (“IPO”), the IPO price was assumed to represent the Company’s share price. The Company’s share price was used for periods subsequent to the IPO.

d)	The elimination of deferred charges amortization expense related to Ely’s credit facility cancelled prior to the close of the Ely Transaction.

e)	An adjustment to income tax benefit (expense) based on US and Canadian tax rates applied to Ely’s pre-tax income after permanent differences.

XIII-10

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

6.	GOLDEN VALLEY PRO FORMA ASSUMPTIONS AND TRANSACTION ACCOUNTING ADJUSTMENTS

On November 5, 2021, the Company acquired all of the outstanding shares of GZZ and RZZ and under the terms of the Golden Valley Transaction resulting in Consolidated Golden Valley becoming wholly-owned subsidiaries of Gold Royalty included in the Company’s consolidated financial statements from the acquisition date forward.

The Company is not aware of any additional reclassifications that would have a material impact on the unaudited pro forma financial information. Assumptions and transaction accounting adjustments made are as follows:

a)	The reduction in revenue related to option income on exploration properties that had no historical carrying value in the Consolidated Golden Valley financial statements. Fair value adjustments were allocated to these properties as a result of the Golden Valley Transaction. Option proceeds after the Golden Valley Transaction will first be applied as a reduction of the new carrying value and will be recorded as revenue only after the new carrying value has been reduced to nil.

b)	The increase in cost of sales represents the increase in depletion caused by the fair value adjustments to the Consolidated Golden Valley’s royalties that generated royalty payments. The increase in depletion was calculated using the allocation of the fair value of the acquired royalties as disclosed in the Company’s unaudited condensed interim consolidated financial statements as at and for the three months ended December 31, 2021.

c)	Adjustment to income tax benefit (expense) based on Canadian tax rates applied to the Consolidated Golden Valley pre-tax income after permanent differences.

d)	The elimination of income attributable to non-controlling interests of RZZ.

7.	CONSIDERATION AND PURCHASE PRICE ALLOCATION OF THE PROPOSED TRANSACTION

The estimated purchase consideration for the proposed acquisition of Elemental is based on a share price of $4.12 representing Gold Royalty’s closing share price on March 31, 2022. The value of the purchase consideration will change based on fluctuations in the share price of the Company’s common stock and the number of common shares of Elemental outstanding on the closing of the Proposed Transaction. If the share price of Gold Royalty were to increase (decrease) by 20%, the consideration would increase (decrease) by approximately $16 million.

a)	For purposes of these unaudited pro forma condensed combined financial statements, outstanding Elemental Options, all of which are vested, are assumed to remain outstanding as at the assumed closing of the Proposed Transaction. The Elemental Options are assumed to remain outstanding as Elemental Options. Based on the publicly disclosed terms of the Elemental Options plan, the fair value of the Elemental Options has been estimated using the Elemental share price and the exchange rate as at March 31, 2022 and volatility of 75% used by Elemental in valuing the Elemental Options upon issuance. The estimated fair value of the Elemental Options of $582 are included as non-controlling interests (“NCI”). No amount is considered allocable to post-combination compensation expense.

XIII-11

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

b)	For purposes of these unaudited pro forma condensed combined financial statements, PSUs have been valued based on the equivalent GRC shares using the Exchange Ratio assuming all PSUs ultimately vest. Vested Elemental PSUs are assumed to be exchanged into Elemental common shares prior to closing. Unvested Elemental PSUs are assumed to remain outstanding as Elemental PSUs and are included as NCI. Based on the publicly disclosed terms of the Elemental PSU plan, unvested Elemental PSUs are accelerated in the event of termination of employment within 12 months of the change of control or as otherwise provided in individual awards, unless the board of directors otherwise approve the acceleration of vesting. The portion of the fair value of the unvested Elemental PSUs that has been included in purchase consideration of $307 is based on the proportion of the vesting period from the date of grant to December 31, 2021. The remaining fair value of unvested Elemental PSUs will be recorded as compensation expense over the remaining service period.

Purchase consideration:
Shares issued in exchange for outstanding Elemental common shares excluding shares owned by Gold Royalty and its affiliates	$76,438
Shares issuable in exchange for vested Elemental PSUs for which Elemental shares are assumed issued prior to closing	2,664
$79,102

The following table reflects the preliminary pro forma fair values of assets and liabilities of Elemental at December 31, 2021.

Net Assets acquired:
Cash and cash equivalents (note 8(a))	$3,610
Accounts receivables	2,126
Prepaids and other receivables	252
Royalties (note 8(b))	111,048
Accounts payable and accrued liabilities	(1,442)
Loan (note 8(c))	(25,000)
Deferred tax liability	(10,603)
Net assets acquired	$79,991
Less: Non-controlling interest (note 7(a) & (b))	(889)
Purchase Consideration	$79,102

Transaction costs not included in purchase consideration:	$6,000

XIII-12

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

8.	PROPOSED TRANSACTION PRO FORMA ASSUMPTIONS AND TRANSACTION ACCOUNTING ADJUSTMENTS

The unaudited pro forma condensed combined financial statements reflect adjustments to give effect to the business combination as a result of Proposed Transaction. The Company is not aware of any additional reclassifications that would have a material impact on the unaudited pro forma financial information. Assumptions and transaction adjustments made are as follows:

a)	The estimated payment of $5,400 of other transaction costs incurred subsequent to December 31, 2021 (of which approximately $2,500 are the estimated Elemental transaction costs and $2,900 are the Company’s transaction costs).

The Company’s transaction costs are reflected in accumulated deficit in the unaudited pro forma condensed combined statement of financial position as at December 31, 2021. Included in the Company’s three months ended December 31, 2021 results are approximately $600 in transaction costs related to the Proposed Transaction.

Agreements with members of Elemental’s management, directors, officers and consultants contain provisions for change of control payments of $900 that may become payable if their employment or consultancy is terminated within periods specified in their employment and consulting agreements following a change of control transaction. No terminations have been assumed in these unaudited pro forma condensed combined financial statements.

b)	The difference between the estimated fair value and carrying value of Elemental’s royalty interests. For purposes of the unaudited pro forma condensed combined financial statements, any excess of purchase consideration over the estimated fair value of the Elemental’s net assets has been assumed to be attributable to the fair value of acquired royalties. Upon completion of the valuation of the royalties, such excess (shortfall), if any, will be reclassified to goodwill or a bargain purchase gain.

These unaudited pro forma condensed combined financial statements assume an allocation of (i) $32,737 to royalties that are currently generating royalty payments as a result of production (“Elemental’s Producing Royalties”) and which are subject to depletion (see note 8(i) below) and (ii) $78,311 to exploration potential, associated with royalties not currently subject to depletion. If the Company’s estimate of the fair value of Elemental’s Producing Royalties is increased or decreased, this will result in a corresponding proportionate increase or decrease to depletion expense, presented in Cost of sales.

c)	On January 24, 2022 the Company announced that it entered into a definitive agreement for a $10,000 secured revolving credit facility (the “Facility”), that includes an accordion feature providing for an additional $15,000 of availability (the “Accordion”). On March 30, 2022, the Company announced that it entered into a commitment letter with the Bank of Montreal and CIBC to upsize the Facility from $10,000 to $25,000 (the “Upsized Facility”) and with the continuing availability of the Accordion subject to the satisfaction of certain conditions. The Upsized Facility will be available to be used towards refinancing Elemental’s Sprott Loan (“Sprott Loan”), as permitted by the terms of the Upsized Facility, which is required to be repaid under the terms of the Sprott Loan agreement. The Upsized Facility bears interest at a rate determined by reference to the U.S. dollar Base Rate plus a margin of 3.00% per annum (“Base Rate Option”) or Adjusted Term SOFR Rate plus a margin of 4.00% per annum (“Term SOFR”), as applicable, and the undrawn portion will be subject to a standby fee of 0.90% per annum. The Adjusted Term SOFR Rate means on any day the Term SOFR Reference Rate published by the Term SOFR Administrator for the tenor comparable to the applicable interest period, plus certain credit spread adjustments. Amounts drawn on the Upsized Facility are due on or before March 31, 2025. The Upsized Facility is subject to definitive documentation and other customary conditions, including completion of the Proposed Transaction and receipt of a customary payout letter from the Sprott Loan lender. The unaudited pro forma condensed combined statement of loss assumes the Sprott Loan is replaced with a draw on the Upsized Facility and the chosen interest rate is the Term SOFR.

The pro forma adjustment to cash reflects the estimated financing fees payable by the Company of $394 on the Upsized Facility. The pro forma adjustment to the long-term loan reflects the adjustment for Elemental’s unamortized debt issuance costs of $570 net of the estimated financing fees payable by the Company of $394 on the Upsized Facility.

XIII-13

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

d)	The impact on deferred tax liabilities as a result of pro forma adjustments to assets and liabilities by applying statutory income and withholding tax rates of jurisdictions assumed to be applicable based on Elemental’s public filings. Deferred income tax liabilities may vary based on the Company’s assessment of the income tax position upon reviewing the Company’s underlying organizational structure and tax positions.

e)	The issuance of common shares to Elemental’s shareholders of $79,102 treated as purchase consideration including shares issuable upon the assumed exchange of vested PSUs but excluding Elemental Shares already owned by Gold Royalty and its affiliates, net of the elimination of Elemental’s historical issued capital of $56,437.

f)	The elimination of Elemental’s historical equity balances at December 31, 2021 including $1,717 of reserves, and $43 of accumulated other comprehensive income.

g)	The elimination of Elemental’s historical accumulated deficit of $7,727 and recording the Company’s estimated transaction costs to be incurred subsequent to December 31, 2021 in the amount of $2,900.

h)	The recognition of non-controlling interest of $889 related to the portion of the assumed unexercised Elemental Options and unvested Elemental PSUs (see Note 7(a) & (b)) not allocable to post-combination compensation expense.

i)	The increase in cost of sales represents the estimated increase in depletion caused by the pro forma fair value adjustments to Elemental’s Producing Royalties (see note 8(b) above). Any increase (decrease) in the allocation of purchase consideration to Elemental’s Producing Royalties will create a proportionate increase (decrease) to cost of sales.

j)	The recognition of estimated transaction costs expected to be incurred subsequent to December 31, 2021 as if they were incurred on the assumed completion date of October 1, 2020.

k)	An adjustment to income tax expense based on the assumed jurisdictional income and withholding tax rates. See note 8(d).

l)	An adjustment to interest and finance expenses due to the refinancing of the Sprott Loan with the Company’s assumed draw on the Upsized Facility (see note 8(c)). The assumed interest rate is 4.8251% for purposes of the unaudited pro forma condensed combined financial statements which is comprised of the Adjusted 3-month Term SOFR Rate of 0.82512% as at March 31, 2022 and a margin of 4%. A 1/8% change in interest rates would result in an increase or decrease of $31 of interest expense based on the loan amount outstanding as of December 31, 2021.

XIII-14

Gold Royalty Corp.

Notes to the Pro Forma Condensed Combined Financial Statements

For year ended September 30, 2021 and the three months ended December 31, 2021

(Unaudited, expressed in thousands of United States Dollars unless otherwise stated)

9.	PRO FORMA SHARE CAPITAL

Gold Royalty pro forma share capital after the Proposed Transaction and the Golden Valley Transaction as at December 31, 2021 has been determined as follows:

		Amount
	Common Shares	$
Issued and outstanding, December 31, 2021	133,927,501	527,132
Gold Royalty common shares issued in exchange for the Elemental shares (excluding Elemental shares already owned by Gold Royalty and its affiliates) including shares issued upon assumed exercise of vested Elemental PSUs (Note 7(b))	19,199,492	79,102
Pro forma balance issued and outstanding	153,126,993	606,234

10.	PRO FORMA LOSS PER SHARE

Pro forma basic and diluted loss per share of has been calculated based on actual weighted average number of Gold Royalty common shares outstanding for the respective periods as well as the number of shares issued in connection with the Ely Transaction and the Transactions as if such shares had been outstanding since the date the associated equity was originally issued:

	Twelve months ended September 30, 2021	Three months ended December 31, 2021
Actual weighted average number of Gold Royalty common shares outstanding	33,555,265	109,907,519
Pro forma adjustment weighted average number of Gold Royalty common shares, issued in exchange for Ely shares	27,139,364	-
Weighted average number of Gold Royalty common shares, issued in exchange for GZZ shares and RZZ shares not owned by GZZ	54,854,123	5,859,307
Weighted average number of Gold Royalty common shares, issued in exchange for Elemental shares	16,933,189	19,274,309
Pro forma weighted average number of Gold Royalty common shares outstanding	132,481,941	135,041,135
Pro forma net loss attributable to shareholders of the combined Company	$38,892	$12,782
Pro forma basic and diluted net loss per share	$0.29	$0.09

XIII-15

Schedule XIV

GOLD ROYALTY CORP.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2021

XIV-1

Gold Royalty Corp.

Condensed Interim Consolidated Statements of Financial Position

(Unaudited, expressed in thousands of United States dollars unless otherwise stated)

		As at December 31,	As at September 30,
	Notes	2021	2021
		($)	($)
Assets
Current assets
Cash and cash equivalents	4	13,826	9,905
Restricted cash	5	609	-
Short-term investments	6	25,057	1,118
Accounts receivable		364	412
Prepaids and other receivables	7	4,465	1,866
		44,321	13,301
Non-current assets
Royalties	8	622,291	256,833
Exploration and evaluation assets	9	7,891	7,712
Long-term investments	10	1,587	1,587
Investment in associates	11	1,217	-
Other long-term assets		57	66
		633,043	266,198

		677,364	279,499

Liabilities
Current Liabilities
Accounts payable and accrued liabilities		9,682	6,885
Current portion of lease obligation		36	36
		9,718	6,921
Non-current liabilities
Lease obligation		-	11
Derivative liabilities	12	5,027	4,549
Long-term loan		46	-
Deferred income tax liability		136,377	42,700
		151,168	54,181
Equity
Issued Capital	13	527,132	228,620
Reserves	13	20,611	11,404
Accumulated deficit		(21,988)	(15,147)
Accumulated other comprehensive income		441	441
		526,196	225,318
		677,364	279,499

Subsequent events (Note 17)

Approved by the Board of Directors:

/s/ Ken Robertson	/s/ Warren Gilman
Ken Robertson Director	Warren Gilman Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements

XIV-2

Gold Royalty Corp.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

(Unaudited, expressed in thousands of United States dollars unless otherwise stated)

		For the	For the
	Notes	three months ended	three months ended
		December 31, 2021	December 31, 2020
		($)	($)
Revenue
Royalty income		533	-

Cost of sales
Depletion	8 , 9	(287)	-
Gross profit		246	-

Expenses
Consulting fees		(3,242)	-
Depreciation		(9)	-
Management and directors’ fees	15	(217)	(35)
Salaries, wages and benefits		(214)	(6)
Investor, communications and marketing expenses		(339)	-
Office and technology expenses		(215)	(26)
Transfer agent and regulatory fees		(82)	(2)
Insurance fees		(578)	-
Professional fees		(1,816)	(283)
Share-based compensation	13	(901)	(79)
Exploration and evaluation expenses		(64)	-
Share of loss in associates		(143)	-
Operating loss for the period		(7,574)	(431)

Other items
Change in fair value of derivative liabilities	12	90	-
Change in fair value of short-term investments	6	542	-
Foreign exchange gain/(loss)		23	(69)
Other income		245	-
Net loss before income taxes for the period		(6,674)	(500)
Deferred tax expense		(167)	-
Net loss after income taxes for the period		(6,841)	(500)

Other comprehensive income
Item that may be reclassified subsequently to net income:
Foreign currency translation differences		-	333
Total comprehensive loss for the period		(6,841)	(167)

Net loss per share, basic and diluted		(0.06)	(0.04)

Weighted average number of common shares
outstanding, basic and diluted		109,907,519	11,252,989

The accompanying notes are an integral part of these condensed interim consolidated financial statements

XIV-3

Gold Royalty Corp.

Condensed Interim Consolidated Statements of Changes in Equity

(Unaudited, expressed in thousands of United States dollars unless otherwise stated)

					Accumulated
	Number of				Other
	Common	Issued		Accumulated	Comprehensive
	Shares	Capital	Reserves	Deficit	Income	Total
		($)	($)	($)	($)	($)
Balance at September 30, 2020	1	-	-	(140)	-	(140)
Cancellation of common share issued upon incorporation	(1)	-	-	-	-	-
Common shares issued to former parent company for cash	5,000,000	50	-	-	-	50
Performance based restricted shares issued	1,500,000	-	-	-	-	-
Common shares issued to acquire royalties	15,000,000	13,076	-	-	-	13,076
Private placement of common shares for cash	1,325,000	2,849	-	-	-	2,849
Share-based compensation - performance based restricted shares	-	71	-	-	-	71
Share-based compensation - share options	-	-	7	-	-	7
Net loss for the period	-	-	-	(500)	-	(500)
Total other comprehensive income	-	-	-	-	332	332
Balance at December 31, 2020	22,825,000	16,046	7	(640)	332	15,745

						Accumulated
		Number of				Other
		Common	Issued		Accumulated	Comprehensive
	Notes	Shares	Capital	Reserves	Deficit	Income	Total
			($)	($)	($)	($)	($)
Balance at September 30, 2021		72,538,609	228,620	11,404	(15,147)	441	225,318
Common shares issued to acquire Abitibi Royalties Inc.	13	31,625,931	153,702	-	-	-	153,702
Common shares issued to acquire Golden Valley Mines and Royalties Ltd.	13	29,478,269	143,264	-	-	-	143,264
Common shares issued for marketing services	13	120,000	626	-	-	-	626
Common shares issued upon exercise of common share purchase warrants	13	164,692	760	(230)	-	-	530
Share options in exchange of options of Golden Valley Mines and Royalties Ltd.	3	-	-	8,991	-	-	8,991
Share-based compensation - performance based restricted shares	13	-	160	-	-	-	160
Share-based compensation - share options		-	-	446	-	-	446
Net loss for the period		-	-	-	(6,841)	-	(6,841)
Balance at December 31, 2021		133,927,501	527,132	20,611	(21,988)	441	526,196

The accompanying notes are an integral part of these condensed interim consolidated financial statements

XIV-4

Gold Royalty Corp.

Condensed Interim Consolidated Statements of Cash Flows

(Unaudited, expressed in thousands of United States dollars unless otherwise stated)

	For the three months	For the three months
	ended December 31	ended December 31
	2021	2020
	($)	($)
Operating activities
Net loss before tax for the period	(6,841)	(500)
Items not involving cash:
Depreciation	9	-
Depletion	287	-
Interest income	(2)	-
Share-based compensation	901	79
Change in fair value of short-term investments	(542)	-
Change in fair value of derivative liability	(90)	-
Share of loss in associates	143	-
Deferred tax expense	167	-
Unrealized foreign exchange loss	74	-
Net changes in non-cash working capital items:
Accounts receivables	48	-
Prepaids and other receivables	565	(18)
Accounts payable and accrued liabilities	(2,779)	101
Due to former parent company	-	(83)
Cash used in operating activities	(8,060)	(421)

Investing activities
Restricted cash released	1,206	-
Cash acquired through business combination with Abitibi Royalties Inc. and Golden Valley Mines and Royalties Ltd.	10,393	-
Investment in exploration and evaluation assets	(307)	-
Proceeds from option agreement	436	-
Purchase of equipment	-	(2)
Transaction costs on purchase of royalties	-	(26)
Interest received	2	-
Cash provided by investing activities	11,730	(28)

Financing activities
Proceeds from common shares issued to former parent company	-	50
Proceeds from private placement of common shares	-	2,849
Proceeds from exercise of common share purchase warrants	280	-
Payment of lease obligations	(10)	-
Repayment of cash advance from parent company	-	(38)
Cash provided by financing activities	270	2,861

Effect of exchange rate changes on cash	(19)	60

Net increase in cash	3,921	2,472
Cash and cash equivalents
Beginning of period	9,905	38
End of period	13,826	2,510

The accompanying notes are an integral part of these condensed interim consolidated financial statements

XIV-5

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

1. Corporate Information

Gold Royalty Corp. (“GRC” or “the Company”) is a company incorporated in Canada on June 23, 2020 and domiciled in Canada. GRC is principally engaged in acquiring gold-focused royalty and mineral stream interests. The registered office of the Company is located at 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada. The principal address of the Company is located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3, Canada.

The Company was a subsidiary of GoldMining Inc. (“GoldMining”) until the Company completed its initial public offering (the “IPO”) on March 11, 2021. The Company’s common share (the “GRC Shares”) and common share purchase warrants are listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively.

On August 23, 2021, the Company acquired all of the issued and outstanding common shares of Ely Gold Royalties Inc. (“Ely”) which has been consolidated from the date of acquisition.

On November 4, 2021, the Company acquired all of the issued and outstanding shares of Golden Valley Mines and Royalties Ltd. (“Golden Valley”) and Abitibi Royalties Inc (“Abitibi”) which have both been consolidated from the date of acquisition.

2. Basis of Preparation and Significant Accounting Policies

2.1 Statement of compliance

The Company’s condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, applicable to the preparation of interim financial statements including International Accounting Standard 34 Interim Financial Reporting. The condensed interim consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended September 30, 2021

These condensed interim consolidated financial statements were authorized for issue by the Company’s board of directors (the “Board”) on February 14, 2022.

2.2 Basis of presentation

The Company’s condensed interim consolidated financial statements have been prepared on a historical cost basis except for financial instruments that have been measured at fair value. The Company’s condensed interim consolidated financial statements are presented in United States dollars (“U.S. dollar”, “$” or “dollar”). All values are rounded to the nearest thousand except where otherwise indicated.

The accounting policies applied in the preparation of these condensed interim consolidated financial statements are consistent with those applied and disclosed in the Company’s annual financial statements for the year ended September 30, 2021. The Company’s interim results are not necessarily indicative of its results for a full year.

The consolidated financial statements include the financial statements of Gold Royalty Corp. and its wholly-owned subsidiaries, being Gold Royalty U.S. Corp., Ely Gold Royalties Inc., 1320505 B.C. Ltd., Nevada Select Royalty, Inc., Ren Royalties LLC, VEK Associates, DHI Minerals (U.S.) Ltd, Golden Valley Mines and Royalties Ltd., Abitibi Royalties Inc., Calone Mining Ltd. and Abitibi Royalties (USA) Inc. Subsidiaries are consolidated from the date the Company obtains control, and continue to be consolidated until the date that control ceases. Control is achieved when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

All inter-company transactions, balances, income and expenses are eliminated through the consolidation process.

XIV-6

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

2. Basis of Preparation and Significant Accounting Policies (continued)

2.3 Basis of consolidation (continued)

The accounts of all subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. The functional currency of the Company and all of its subsidiaries is the United States dollar. Prior to the completion of the IPO on March 11, 2021, the functional currency of GRC was the Canadian dollar. For the period prior to the change in functional currency, the results of GRC, the parent entity, were translated from Canadian dollars using period end exchange rate as to assets and liabilities and average exchange rates as to income and expenses. All resulting exchange differences were recognized in other comprehensive income (loss).

3. Acquisition of Golden Valley and Abitibi

On November 5, 2021, the Company completed business combinations with Golden Valley and Abitibi by way of statutory plans of arrangement (the “Arrangements”). Pursuant to the Arrangements, the Company acquired all the issued and outstanding Golden Valley and Abitibi common shares, whereby:

●	GRC issued 2.1417 GRC shares to Golden Valley shareholders for each Golden Valley common share; and
●	GRC issued 4.6119 GRC shares to Abitibi shareholders for each Abitibi common share.

The total consideration paid by the Company to holders of Golden Valley and Abitibi shares on the closing date consisted of an aggregate of 61,104,200 GRC Shares. Additionally, pursuant to the Golden Valley Arrangement, each of its 1,166,389 options that were outstanding immediately prior to the effective time were exchanged for 2,498,045 options to purchase GRC Shares.

Based on the GRC share price, GRC Shares issued, and the fair value of GRC share options issued in exchange for Golden Valley options, the total consideration for the acquisition was $305,957. The Company also incurred consulting fees payable to financial advisors of approximately $3,000. On the closing date, the total amount of cash and marketable securities acquired by the Company was $34,922. The Company began consolidating the operating results, cash flows and net assets of Golden Valley and Abitibi beginning on November 5, 2021.

On completion of the transaction, the Company acquired royalties, included, among other things:

●	Four royalties (1.5% net smelter return (“NSR”), 2% NSR, 3% NSR, 15% Net Profit Interest (“NPI”)) on portions of the Canadian Malartic Property; and
●	A royalty (2.5% to 4.0% NSR) on Cheechoo, proximate to Newmont Corporation’s Éléonore Mine in Québec.

XIV-7

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

3. Acquisition of Golden Valley and Abitibi (continued)

The following table summarizes the fair value of the consideration paid and the preliminary fair values of the assets acquired, and liabilities assumed on the closing date:

($)
Consideration paid
GRC shares issued to Abitibi and Golden Valley Shareholders	296,966
1,166,389 Golden Valley share options deemed to be exchanged for GRC share options	8,991
Total consideration	305,957

Allocation of consideration
Cash and cash equivalents	10,393
Restricted cash	1,815
Short-term investments	23,360
Prepaid and other receivables	2,756
Royalties	365,709
Exploration and evaluation assets	393
Investment in associate	1,360
Accounts payable and accrued liabilities	(5,561)
Derivative liabilities	(691)
Long-term loan	(48)
Deferred income tax liability	(93,529)
Net assets acquired	305,957

The fair value of short-term investments and investment in associates was estimated based on quoted market prices. The fair value of derivative liabilities was estimated based on quoted market prices of the put and call option contracts (Note 12). The fair values of producing and development stage royalties were estimated using discounted cash flow models. Expected future cash flows used to estimate the fair value of these royalties are based on estimates of future gold prices, projected future production, estimated quantities of mineral reserves and resources, expected future production costs, and discount rates at the closing date. The fair values of exploration stage royalties were estimated using a market approach based on comparable market transactions. The fair value of receivables and payables are equal to their gross contractual amounts at the closing date. Any changes to the preliminary fair value estimates for these assets will also impact deferred income taxes.

The Company’s preliminary purchase accounting was based upon preliminary valuations performed to determine the fair value of the net assets as of the acquisition date and is subject to adjustments for up to one year after the closing date of the acquisition to reflect final valuations. The Company is currently in the process of completing its valuation work related to the estimation of the fair values of royalty interests and exploration and evaluation assets. The final valuations of these assets could have a material impact on the preliminary purchase accounting disclosed above.

During the three months ended December 31, 2021, Golden Valley and Abitibi contributed revenue of $62 and net profit of $296 to the Company’s financial performance since the date of acquisition.

If the acquisition had occurred on October 1, 2021, consolidated pro-forma revenue and net loss for the three months ended December 31, 2021 would have been $533 and $12,308, respectively. The pro forma loss for the three months ended December 31, 2021 included transaction costs and change of control payments related to the acquisitions of Golden Valley and Abitibi by the Company of approximately $11,300.

XIV-8

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

4. Cash and cash equivalents

	December 31, 2021	September 30, 2021
	($)	($)
Cash and cash equivalents consist of:
Cash at bank	10,826	5,905
Guaranteed Investment Certificates	3,000	4,000
	13,826	9,905

5. Restricted cash

Restricted cash of $609 represents funds held as collateral on put option contracts related to 180,300 shares of Agnico Eagle Mines Limited (Note 12) acquired pursuant to the acquisition of Abitibi (Note 3). The funds will become unrestricted once the put option contracts are exercised, repurchased or expired. Restricted funds of $1,206 were released in the period subsequent to the acquisition of Abitibi.

6. Short-term investments

($)
Balance at September 30, 2020	-
Acquisition of Ely	1,291
Fair value change due to price change	(168)
Fair value change due to foreign exchange	(5)
Balance at September 30, 2021	1,118
Acquisition of Golden Valley and Abitibi	23,360
Addition	48
Fair value change due to price change	542
Fair value change due to foreign exchange	(11)
Balance at December 31, 2021	25,057

7. Prepaids and other receivables

	As at December 31, 2021	As at September 30, 2021
	($)	($)
Prepaids and other receivables consist of:
Income tax and GST receivables	2,569	304
Prepaids	1,705	1,562
Other accounts receivables	191	-
	4,465	1,866

The amount of prepaid insurance premiums and marketing expenses was $421 (2020: $998) and $646 (2020: $417), respectively. A portion of the prepaid marketing fee was satisfied by the issuance of 195,000 common shares of the Company (Note 13).

XIV-9

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

8. Royalties

($)
Balance at September 30, 2020	-
Additions	25,445
Acquisition of Ely	231,173
Depletion	(164)
Functional currency translation	379
Balance at September 30, 2021	256,833
Acquisition of Golden Valley & Abitibi (Note 3)	365,709
Depletion	(251)
Balance at December 31, 2021	622,291

	Cost			Accumulated Depletion			Carrying
	Opening	Additions	Ending	Opening	Depletion	Ending	Amount
December 31, 2021	($)	($)	($)	($)	($)	($)	($)

Depletable Royalties
Isabella Pearl	2,821	-	2,821	6	26	32	2,789
Jerritt Canyon	8,921	-	8,921	74	191	265	8,656
Malartic (in production)	-	276,045	276,045	-	34	34	276,011
Marigold	1,261	-	1,261	84	-	84	1,177
Subtotal	13,003	276,045	289,048	164	251	415	288,633

Non-depletable Royalties
Beaufor	1,235	-	1,235	-	-	-	1,235
Cheechoo	-	12,640	12,640	-	-	-	12,640
Croinor	5,330	-	5,330	-	-	-	5,330
Fenelon	41,553	-	41,553	-	-	-	41,553
Gold Rock	3,275	-	3,275	-	-	-	3,275
Hog Ranch	12,879	-	12,879	-	-	-	12,879
Lincoln Hill	5,289	-	5,289	-	-	-	5,289
Malartic (in development)	-	55,198	55,198	-	-	-	55,198
McKenzie Break	4,010	-	4,010	-	-	-	4,010
New Alger	-	21,826	21,826	-	-	-	21,826
Railroad-Pinion	3,032	-	3,032	-	-	-	3,032
Rawhide	3,821	-	3,821	-	-	-	3,821
REN (Net Profit Interest)	21,017	-	21,017	-	-	-	21,017
REN (Net Smelter Return)	42,365	-	42,365	-	-	-	42,365
São Jorge	2,274	-	2,274	-	-	-	2,274
Titiribi	3,010	-	3,010	-	-	-	3,010
Whistler	2,575	-	2,575	-	-	-	2,575
Yellowknife	1,870	-	1,870	-	-	-	1,870
Others	90,459	-	90,459	-	-	-	90,459
Subtotal	243,994	89,664	333,658	-	-	-	333,658
Total	256,997	365,709	622,706	164	251	415	622,291

XIV-10

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

8. Royalties (continued)

The following is a summary of selected royalties own by the Company as of December 31, 2021:

Asset	Interest	Jurisdiction
Producing
Canadian Malartic Property (open pit)(1)	3.0% NSR	Québec, Canada
Jerritt Canyon Mine	0.5% NSR Per Ton Royalty (“PTR”) (sliding scale)	Nevada, USA
Marigold Mine(1)	0.75% NSR	Nevada, USA
Rawhide Mine	15% NPI	Nevada, USA
Isabella Pearl Mine	0.375% Gross Revenue Royalty	Nevada, USA
Key Developing
Railroad-Pinion Project(1)	0.44% NSR	Nevada, USA
Beaufor Project	1.0% NSR PTR (C$2.50)	Québec, Canada
Lincoln Hill Project	2.0% NSR	Nevada, USA
Rodeo Creek	2.0% NSR	Nevada, USA
REN Project	1.5% NSR 3.5% NPI	Nevada, USA
Gold Rock Project	0.5% NSR	Nevada, USA
Odyssey Project(1) (underground)	3.0% NSR	Québec, Canada
São Jorge Project	1.0% NSR	Brazil
La Mina Project	2.0% NSR	Colombia
Fenelon Gold Property	2.0% NSR	Québec, Canada
Hog Ranch Project	2.25% NSR	Nevada, USA
Cheechoo Project	2.5% to 4.0% NSR	Québec, Canada
Croinor Gold Project	2.5% NSR	Québec, Canada
McKenzie Break	2.5% NSR	Québec, Canada
Swanson	2.5% NSR	Québec, Canada
Tonopah West	3.0% NSR	Nevada, USA
Whistler Project	1.0% NSR	Alaska, USA

Note:

(1) Royalty applies to only a portion of the property.

9. Exploration and evaluation assets

($)
Balance at September 30, 2020	-
Acquisition of Ely	7,692
Addition	50
Option payments received	(30)
Balance at September 30, 2021	7,712
Acquisition of Golden Valley and Abitibi (Note 3)	393
Additions	307
Depletion	(36)
Receipt of shares as option payments	(49)
Option payments received	(436)
Balance at December 31, 2021	7,891

XIV-11

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

9. Exploration and evaluation assets (continued)

Mineral properties in the exploration and evaluation stage were acquired as part of the Company’s acquisition of Ely, Golden Valley and Abitibi. Fixed option payments were received during the periods in relation to certain exploration and evaluation assets.

10. Long-term investment

As at December 31, 2021, long-term investment includes a $1,587 (C$2 million) investment for a 12.5% equity interest in Prospector Royalty Corp. (“PRC”). PRC is a private company that provides the Company preferred access to a proprietary, extensive and digitized royalty database. In conjunction with the investment, the Company has entered into a royalty referral arrangement with PRC, which will provide the Company with the opportunity to acquire certain royalties identified by PRC.

11. Investment in associate

The Company acquired 25,687,444 common shares, a 36.75% interest in Val-d’Or Mining Corporation as part of the acquisition of Golden Valley. The following table summarizes the changes to investment in associates for the period from November 5, 2021 to December 31, 2021:

($)
Balance at September 30, 2021	-
Acquisition of Golden Valley (Note 3)	1,360
Share of loss in associate	(143)
Balance at December 31, 2021	1,217

12. Derivative liabilities

The Company acquired put and call options on certain short-term investments as part of the acquisition of Abitibi. These put and call options are classified as derivative liabilities in accordance with IAS 32 Financial Instruments: Presentation. At each reporting date, the change in fair value is recognized in the consolidated statements of comprehensive loss. On the closing of the business combination, the fair value of these put and call options was $691. For the period ended December 31, 2021, the fair value gain of $164 is recorded in change in fair value of derivative liabilities in the condensed consolidated statements of comprehensive loss.

As at December 31, 2021, each of the 8,849,251 warrants to purchase common shares of Ely (an “Ely Warrant”) that were outstanding represent the right to acquire, on valid exercise thereof (include payment of the applicable exercise price), 0.2450 of a GRC Share plus C$0.0001. The Ely Warrants were classified as derivative liabilities in accordance with IAS 32 Financial Instruments: Presentation as they are denominated in Canadian dollars, which differs from the Company’s functional currency. The fair value of such Ely Warrants is remeasured on the reporting date and the change in fair value is recognized in the condensed consolidated statements of comprehensive loss.

As at December 31, 2021, the fair value of the Ely Warrants has been estimated based on the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate of 0.95%, expected life of the Ely Warrant of 1.39 years, expected volatility of 39%, expected dividend yield of 0% and estimated forfeiture rate of 0%. The Company recorded a fair value loss on the warrant derivative liabilities of $74 in change in fair value of derivative liabilities in the condensed consolidated statements of comprehensive loss.

XIV-12

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

12. Derivative liabilities (continued)

The movement in derivative liabilities is as follows:

($)
Balance at September 30, 2020	-
Acquisition of Ely	3,038
Change in fair value during the period	1,511
Balance at September 30, 2021	4,549
Acquisition of Abitibi (Note 3)	691
Exercise of Ely warrants	(123)
Change in fair value during the period	(90)
Balance at December 31, 2021	5,027

13. Issued Capital

13.1 Common Shares

The authorized share capital of the Company consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series without par value.

On April 19, 2021, the Company entered into an agreement with a service provider for the provision of digital marketing and advertising services. The total fee was paid in cash and 75,000 common shares of the Company with a fair value of $4.60 per share. The Company amortized the prepaid service fee over the term of the agreement and recognized $86 as share-based compensation expense for the three months ended December 31, 2021.

On September 6, 2021, the Company completed its acquisitions of Golden Valley and Abitibi by issuing an aggregate of 61,104,200 GRC Shares with a fair value of $296,966 (Note 3).

On October 12, 2021, the Company issued 120,000 GRC Shares to Blender Media Inc. (“Blender”) as compensation for the expanded scope of digital marketing services to be provided by Blender for a contract term ending on June 27, 2022 (Note 16). $209 was recognised as share-based compensation expense for the three months ended December 31, 2021.

During the three months ended December 31, 2021, the Company issued 164,692 GRC Shares in exchange for the exercise of 672,213 Ely Warrants and received gross proceeds of $530.

13.2 Restricted Shares

On October 19, 2020, the Company issued 1,500,000 restricted shares (the “Restricted Shares”) to certain officers and directors of the Company and GoldMining, the terms of which were subsequently amended on January 10, 2021. The Restricted Shares are subject to restrictions that, among other things, prohibit the transfer thereof until certain performance conditions are met. In addition, if such conditions are not met within applicable periods, the restricted shares will be deemed forfeited and surrendered by the holder thereof to the Company without the requirement of any further consideration. The performance conditions are as follows:

(1)	with respect to one-third of the Restricted Shares awarded to the holder, if the Company’s initial public offering or any liquidity event (being any liquidation, dissolution or winding-up of the Company or distribution of all or substantially all of the Company’s assets among shareholders or a change of control transaction) occurs that values the Company at a minimum of $50,000,000 (condition met);

(2)	with respect to one-third of the Restricted Shares awarded to the holder, if the Company receives $1,000,000 of royalty payments under any of the Company’s royalty interests prior to October 19, 2023 (condition partially met); and

(3)	with respect to one-third of the Restricted Shares awarded to the holder, if the holder continues to be a director, officer, employee or consultant of the Company or an entity that is under common control with the Company for a period of one year after the initial public offering is completed (condition partially met).

XIV-13

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

13. Issued Capital

13.2 Restricted Shares (continued)

During the three months ended December 2021 and 2020, the Company recognized share-based compensation expense of $160 and $71 respectively related to the Restricted Shares.

13.3 Reserves

The following outlines the movements of the Company’s common share purchase warrants and share options:

	Reserves
	Warrants	Share Options	Total
	($)	($)	($)
Balance at December 31, 2020	-	7	7
Initial public offering:
Common share purchase warrants issued to for cash	7,045	-	7,045
Underwriters’ fees and issuance costs	(416)	-	(416)
Ely Warrants recognized in equity	2,603	-	2,603
Exercise of Ely Warrants	(27)	-	(27)
Share-based compensation - share options	-	2,192	2,192
Balance at September 30, 2021	9,205	2,199	11,404
Exercise of Ely Warrants	(230)	-	(230)
Share options in exchange of options of Golden Valley Mine and Royalties Ltd.	-	8,991	8,991
Share-based compensation - share options	-	446	446
Balance at December 31, 2021	8,975	11,636	20,611

Common Share Purchase Warrants

During the year ended September 30, 2021, the Company issued 10,350,000 common share purchase warrants at an exercise price of $7.50 per share. The number of common share purchase warrants outstanding as at December 31, 2021 was 10,350,000 warrants at an exercise price of $7.50 per share and with a weighted average remaining contractual life of 2.19 years.

As at December 31, 2021, there were 15,212,940 Ely Warrants outstanding which are exercisable into 3,727,170 GRC Shares based on a 0.245 exchange ratio. The Ely Warrants have a weighted average exercise price of C$4.21 per GRC Share and with a weighted average remaining contractual life of 1.58 years.

Share Options

The Company adopted a long-term incentive plan (the “LTIP”) which provides that the Board of Directors may, from time to time, in its discretion, grant awards of restricted share units, performance share units, deferred share units and share options to directors, officers, employees and consultants. The aggregate number of common shares issuable under the LTIP in respect of awards shall not exceed 10% of the common shares issued and outstanding.

The following outlines movements of the Company’s share options:

	Number of options	Weighted average exercise price per share ($)
Balance at September 30, 2021	3,016,200	4.97
Golden Valley share options exchange for GRC share options (Note 3)	2,498,045	1.32
Balance at December 31, 2021	5,514,245	3.32

XIV-14

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

13. Issued Capital (continued)

13.3 Reserves (continued)

Share Options (continued)

A summary of share options outstanding and exercisable as at December 31, 2021, are as follows:

	Options Outstanding			Options Exercisable
Exercise price ($)	Number of options outstanding	Weighted average exercise price per share ($)	Weighted average remaining contractual life (years)	Number of options exercisable	Weighted average exercise price per share ($)	Weighted average remaining contractual life (years)
1.04	475,457	0.09	0.13	475,457	0.12	0.18
1.28	62,108	0.01	0.03	62,108	0.02	0.04
1.32	1,749,583	0.42	1.51	1,749,583	0.58	2.10
1.88	163,781	0.06	0.09	163,781	0.08	0.13
2.55	47,116	0.02	0.03	47,116	0.03	0.04
4.78	305,000	0.26	0.24	152,500	0.18	0.17
4.85	206,200	0.18	0.17	51,550	0.06	0.06
5.00	2,505,000	2.27	1.90	1,252,500	1.58	1.33
	5,514,245	3.32	4.10	3,954,595	2.67	4.05

The fair value of GRC share options recognized as share-based compensation expense during the three months ended December 31, 2021 and 2020, was $446 and $nil, respectively, using the Black-Scholes option pricing model.

14. Financial Instruments

The Company’s financial assets consist of cash and cash equivalents, restricted cash, short-term and long-term investments, accounts receivable, accounts payable and accrued liabilities, lease obligation and derivative liabilities.

The Company uses the following hierarchy for determining and disclosing fair value of financial instruments:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2: other techniques for which all inputs have a significant effect on the recorded fair value which are observable, either directly or indirectly.
●	Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The Company’s short and long-term investments are initially recorded at fair value and subsequently revalued to their fair market value at each period end based on inputs such as equity prices. The Company’s short-term investments are measured at fair value on a recurring basis and classified as level 1 within the fair value hierarchy. The fair value of short-term investments is based on the quoted market price of the short-term investments. The fair value of the long-term investment is classified as Level 3 and measured based on data such as the price paid by arm’s length parties in a recent transaction. The fair value of the derivative liabilities related to Ely Warrants is determined using the Black-Scholes valuation model. The significant inputs used in this model are readily available in public markets and therefore have been classified as Level 2. Inputs used in the Black-Scholes model for derivative liabilities include risk-free interest rate, volatility, and dividend yield. The fair value of the derivative liabilities related to the put and call option contracts is based on the quoted market price of these contracts.

The fair value of the Company’s other financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued liabilities approximate their carrying values due to their short term to maturity.

XIV-15

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

14. Financial Instruments (Continued)

14.1 Financial risk management objectives and policies

The financial risk arising from the Company’s operations are credit risk, liquidity risk, currency risk and equity price risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. The risks associated with financial instruments and the policies on how the Company mitigates these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

14.2 Credit risk

Credit risk is the risk of an unexpected loss if a customer or third-party to a financial instrument fails to meet its contractual obligations. Credit risk for the Company is primarily associated with the Company’s bank balances and accounts receivable. The Company mitigates credit risk associated with its bank balance by holding cash with large, reputable financial institutions. The Company’s maximum exposure to credit risk is equivalent to the carrying value of its cash and cash equivalents, restricted cash and accounts receivable.

14.3 Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. To manage liquidity risk, the Company closely monitors its liquidity position and ensures it has adequate sources of funding to finance its projects and operations. The Company’s working capital (current assets less current liabilities) as at December 31, 2021 was $34,603 compared to $6,380 as at September 30, 2021. The Company’s accounts payable and accrued liabilities are expected to be realized or settled, respectively, within a one-year period.

The Company’s future profitability will be dependent on the royalty income to be received from mine operators. Royalties are based on a percentage of the minerals or the products produced, or revenue or profits generated from the property which is typically dependent on the prices of the minerals the property operators are able to realize. Mineral prices are affected by numerous factors such as interest rates, exchange rates, inflation or deflation and global and regional supply and demand. The Company has the required liquidity to meet its obligations and to finance its planned activities.

14.4 Currency risk

The Company is exposed to foreign exchange risk when the Company undertakes transactions and holds assets and liabilities in currencies other than its functional currency. The Company currently does not engage in foreign exchange currency hedging. The currency risk on the Company’s cash and cash equivalents and restricted cash are minimal.

14.5 Equity price risk

The Company is exposed to equity price risk associated with its investment in other mining companies. The Company’s short-term investments consisting of common shares are exposed to significant equity price risk due to the potentially volatile and speculative nature of the businesses in which the investments are held. Based on the Company’s short-term investments held as at December 31, 2021, a 10% change in the market price of these investments would have an impact of approximately $1,824 on net loss.

XIV-16

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

15. Related Party Transactions

15.1 Related Party Transactions

During the three months ended December 31, 2021 and 2020, the Company incurred $249 and $23 in general and administrative expenses for website design, hosting and maintenance service provided by Blender Media Inc. (“Blender”), a vendor that is controlled by a family member of Amir Adnani, a director of the Company. On October 12, 2021, the Company issued 120,000 GRC Shares to Blender as the compensation for the expanded scope of digital marketing services to be provided by Blender for a contract term ending on June 27, 2022. During the three months ended December 31, 2021, the Company recognized share-based compensation expense of $209 in respect of this contract.

Related party transactions are based on the amounts agreed to by the parties. During the three months ended December 31, 2021, the Company did not enter into any contracts or undertake any commitment or obligation with any related parties other than as described herein.

15.2 Transactions with Key Management Personnel

Key management personnel are persons responsible for planning, directing and controlling the activities of an entity. Total management salaries and directors’ fees incurred for services provided by key management personnel of the Company for the three months ended December 31, 2021 and 2020 are as follows:

	For the thee months ended	For the thee months ended
	December 31, 2021	December 31, 2020
	($)	($)
Management salaries	181	35
Directors’ fees	36	-
Share-based compensation	440	78
	657	113

16. Operating Segments

The Company conducts its business as a single operating segment, being the investment in royalty and mineral stream interests. Except for royalties on gold projects located in Brazil, Colombia, Peru, Turkey and the United States, substantially all of the Company’s assets and liabilities are held in Canada.

17. Subsequent Events

Offer to Acquire Elemental Royalties

On January 11, 2022, the Company formally commenced an offer (the “Offer”) to acquire all of the outstanding common shares (the “Elemental Shares”) of Elemental Royalties Corp. (“Elemental”), together with the associated rights (the “SRP Rights”) under Elemental’s shareholder rights plan dated December 30, 2021. Under the terms of the Offer, Elemental shareholders have been offered 0.27 common shares of the Company in exchange for each Elemental Share, together with the associated SRP Right.

XIV-17

Gold Royalty Corp.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited, expressed in United States dollars unless otherwise stated)

17. Subsequent Events (continued)

Offer to Acquire Elemental Royalties (continued)

The Offer is subject to certain conditions, including, among other things: (i) there having been validly deposited pursuant to the Offer and not withdrawn at the expiry time that number of Elemental Shares, together with the associated SRP Rights, which constitutes more than 50% of the Elemental Shares outstanding, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised, by GRC or by any persons acting jointly or in concert with the Company, if any. This condition cannot be waived by GRC; (ii) there having been validly deposited and not withdrawn, at or prior to the expiry time, such number of Elemental Shares, together with the associated SRP Rights, that, together with the Elemental Shares held by GRC and its affiliates, represents not less than 66 2/3% of the total number of outstanding Elemental Shares, calculated on a fully diluted basis; (iii) the Company having determined, in its sole judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a material adverse effect; and (iv) certain regulatory approvals having been obtained and/or waiting periods expired.

Option Agreement on Eldorado Project

On January 14, 2022, Nevada Select Royalty, Inc., a wholly-owned subsidiary of the Company, granted an option to a third party to purchase 100% of its right, title, and interest in its Eldorado Project for a 3.0% NSR and $2,000 cash payments, of which $75 have been received. The balance of the cash payments is due as follows:

●	$125 on or before January 14, 2023;
●	$400 on or before January 14, 2024 and January 14, 2025 and;
●	$500 on or before January 14, 2026 and January 14, 2027.

The option will be in effect during the term of the agreement from the grant date and including the first to occur of the exercise of the option; the termination of this option agreement; or 5 years from January 14, 2022.

Inaugural Quarterly Cash Dividend Program

On January 18, 2022, the Company announced that its board of directors has approved the initiation of a quarterly dividend program and declared an inaugural quarterly cash dividend of $0.01 per common share. The dividend will be paid on March 31, 2022 to shareholders of record as of the close of business on March 15, 2022.

The dividend program contemplates quarterly dividends, the declaration, timing, amount and payment of which will be subject to the discretion and approval of the board of directors of the Company based on relevant factors, including, among others, the Company’s financial condition and capital allocation plans.

Secured Revolving Credit Facility Of Up To $25 Million

On January 24, 2022, the Company announced that it has entered into a definitive credit agreement with the Bank of Montreal providing for a $10,000 secured revolving credit facility (the “Facility”), that includes an accordion feature providing for an additional $15,000 of availability (the “Accordion”). The Facility, secured against certain assets of the Company, will be available for general corporate purposes, acquisitions and investments subject to certain limitations. Amounts drawn on the Facility will bear interest at a rate determined by reference to the U.S. dollar Base Rate plus a margin of 3.00% per annum or Adjusted Term SOFR Rate plus a margin of 4.00% per annum, as applicable, and the undrawn portion will be subject to a standby fee of 0.90% per annum. The Adjusted Term SOFR Rate shall mean on any day the Term SOFR Reference Rate published by the Term SOFR Administrator for the tenor comparable to the applicable interest period, plus certain credit spread adjustments. The Facility matures on March 31, 2023. The exercise of the Accordion is subject to certain additional conditions and the satisfaction of financial covenants.

On February 8, 2022, the Company has drawn $3 million under the Facility.

XIV-18

Schedule XV

GOLD ROYALTY CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2021

(Expressed in thousands of United States Dollars unless otherwise stated)

February 14, 2022

XV-1

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

General

This management’s discussion and analysis (“MD&A”) of financial condition and results of the operations of Gold Royalty Corp., for the three months ended December 31, 2021, should be read in conjunction with the Company’s unaudited condensed interim consolidated financial statements and the notes thereto for the three months ended December 31, 2021, and its Annual Report on Form 20-F (the “Annual Report”), including the Company’s audited consolidated financial statements and the notes thereto for the year ended September 30, 2021, copies of which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The Company’s unaudited condensed interim consolidated financial statements for the three months ended December 31, 2021, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applicable to the presentation of interim financial statements including International Accounting Standard 34, Interim Financial Reporting. Unless otherwise stated, all information contained in this MD&A is as of February 14, 2022.

Unless otherwise stated, references herein to “$” or “dollars” are to United States dollars and references to “C$” are to Canadian dollars. Reference in this MD&A to the “Company”, “Gold Royalty” and “GRC” mean Gold Royalty Corp., together with its subsidiaries unless the context otherwise requires.

Forward-looking Statements

Certain statements contained in this MD&A constitute “forward-looking information” within the meaning of Canadian securities laws and “forward-looking statements” within the meaning of securities laws in the United States (collectively, “Forward-Looking Statements”). These statements relate to the expectations of management about future events, results of operations and the Company’s future performance (both operational and financial) and business prospects. All statements other than statements of historical fact are Forward-Looking Statements. The use of any of the words “anticipate”, “plan”, “contemplate”, “continue”, “estimate”, “expect”, “intend”, “propose”, “might”, “may”, “will”, “shall”, “project”, “should”, “could”, “would”, “believe”, “predict”, “forecast”, “target”, “aim”, “pursue”, “potential”, “objective” and “capable” and the negative of these terms or other similar expressions are generally indicative of Forward-Looking Statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such Forward-Looking Statements. No assurance can be given that these expectations will prove to be correct and such Forward-Looking Statements should not be unduly relied on. These statements speak only as of the date of this MD&A. In addition, this MD&A may contain Forward-Looking Statements attributed to third-party industry sources. Without limitation, this MD&A contains Forward-Looking Statements pertaining to the following:

●	the Company’s plans and objectives, including its acquisition and growth strategy;
●	the proposed offer (the “Elemental Offer”) to acquire all of the common shares (the “Elemental Shares”) of Elemental Royalties Corp. (“Elemental”);
●	the Company’s future financial and operational performance, including expectations regarding royalty revenues and other income;
●	royalty and other payments to be made to the Company by the owners and operators of the projects underlying the Company’s royalties and other interests;
●	expectations regarding the royalty and other interests of the Company;
●	the plans of the operators of properties where the Company owns royalty interests;
●	estimates of Mineral Reserves and Mineral Resources on the projects in which the Company has royalty interests;
●	estimates regarding future revenue, expenses and needs for additional financing;
●	adequacy of capital and financing needs; and
●	expectations regarding the impacts of COVID-19 on the operators of the properties underlying the Company’s interests.

XV-2

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

These Forward-Looking Statements are based on opinions, estimates and assumptions in light of the Company’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Company currently believes are appropriate and reasonable in the circumstances, including that:

●	the public disclosures of the operators regarding the properties underlying the Company’s interests are accurate, including that such operators will meet their disclosed production targets and expectations;
●	the ability to satisfy the conditions to the Elemental Offer;
●	current gold, base metal and other commodity prices will be sustained, or will improve;
●	the proposed development of the Company’s royalty projects will be viable operationally and economically and will proceed as expected;
●	any additional financing required by the Company will be available on reasonable terms; and
●	operators of the properties where the Company holds royalty interests will not experience any material accident, labor dispute or failure of equipment.

Actual results could differ materially from those anticipated in these Forward-Looking Statements as a result of the following risk factors, among others:

●	dependence on third-party operators;
●	a substantial majority of the Company’s current royalty interests are exploration, advanced-exploration and development stage properties, which are non-producing and are subject to the risk that they may never achieve production;
●	volatility in gold and other commodity prices;
●	the Company has limited or no access to data or the operations underlying its interests;
●	a significant portion of the Company’s revenues is derived from a small number of operating properties;
●	the Company is subject to many of the risks faced by owners and operators of the properties underlying the Company’s interests;
●	the conditions to the Elemental Offer may not be satisfied or the Company may fail to realize the expected benefits of such proposed acquisition;
●	the Company may enter into acquisitions and other material transactions at any time;
●	the Company’s future growth is to a large extent dependent on its acquisition strategy;
●	as a royalty holder, the Company may become subject to potential disputes with operators regarding the existence, enforceability or terms of its interests;
●	certain of the Company’s royalty interests are subject to buy-back or other rights of third-parties;
●	risks related to epidemics, pandemics or other public health crises, including COVID-19, and the potential impact thereof on the Company and the operators of the properties underlying its interests;
●	risks related to Mineral Reserve estimates and Mineral Resource estimates completed by third-party owners and operators on the projects underlying the Company’s interests, including that such estimates may be subject to significant revision;
●	title, permit or licensing disputes related to any of the properties in which the Company holds or may hold royalties, streams or similar interests;
●	potential conflicts of interests;
●	regulations and political or economic developments in any of the jurisdictions where properties in which the Company holds or may hold royalties, streams or similar interests are located;
●	the availability of any necessary financing in the future on acceptable terms or at all;
●	litigation risks;
●	the Company holds investments in a concentrated number of equity securities and the fair values thereof are subject to loss in value; and
●	the other factors discussed under “Item 3. Key Information – D. Risk Factors” in the Company’s Annual Report and other disclosure documents, which are available under the Company’s profile at www.sedar.com and www.sec.gov.

This list of factors should not be construed as exhaustive. The Company does not intend to and does not assume any obligations to update Forward-Looking Statements, except as required by applicable law.

Please see “Item 3. Key Information – D. Risk Factors” in the Annual Report for further information regarding key risks faced by the Company.

XV-3

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

Technical Information

Except where otherwise stated, the disclosure herein relating to the properties underlying the Company’s royalty and other interests is based on information publicly disclosed by the owners and operators of such properties. Specifically, as a royalty holder, the Company has limited, if any, access to properties included in its asset portfolio. Additionally, the Company may from time to time receive operating information from the owners and operators of the properties, which the Company is not permitted to disclose to the public. The Company is dependent on the operators of the properties and their qualified persons to provide information to the Company or on publicly available information to prepare disclosure pertaining to properties and operations on the properties on which the Company holds interests and generally will have limited or no ability to independently verify such information. Although the Company does not currently have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate.

The scientific and technical information contained in this document relating to the Company’s royalty and other interests has been reviewed and approved by Alastair Still, P.Geo., who is the Director of Technical Services of the Company, a qualified person as such term is defined under National Instrument 43-101 – Standards for Disclosure of Mineral Projects and a member of Professional Geoscientists Ontario and Engineers and Geoscientists British Columbia.

Business Overview

Gold Royalty is a precious metals-focused royalty company offering creative financing solutions to the metals and mining industry. The Company’s diversified portfolio includes 191 royalties across producing, developing, advanced-exploration and early-exploration staged properties.

The head office and principal address of the Company is located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3, Canada. The Company’s common share and its common share purchase warrant are listed on the NYSE American under the symbols “GROY” and “GROY.WS”, respectively.

Business Strategy

The Company’s mission is to acquire royalties, streams and similar interests at varying stages of the mine life cycle to build a balanced portfolio offering near, medium and longer-term returns for its investors. The Company generally does not conduct development or mining operations on the properties in which it holds interests and it is not required to contribute capital costs for these properties. The Company may conduct non-material exploration related activities to advance its royalty generator projects.

In addition, the Company seeks to acquire and manage additional royalties, streams and other interests on gold and other precious metals projects. In the ordinary course of business, the Company engages in a continual review of opportunities to acquire royalty, stream or similar interests, to establish new interests on mining projects, to create new royalty, stream or similar interests through the financing of mine development or exploration, or to acquire companies that hold such interests. The Company currently, and generally at any time, has acquisition opportunities in various stages of active review, including, for example, the engagement of consultants and advisors to analyze particular opportunities, the Company’s analysis of technical, financial, legal and other confidential information of particular opportunities, submission of indications of interest and term sheets, participation in preliminary discussions and negotiations and involvement as a bidder in competitive processes.

The Company’s “royalty generator model” is complemented by the acquisition of Ely Gold Royalties Inc. (“Ely”), Golden Valley Mines and Royalties Ltd. (“Golden Valley”) and Abitibi Royalties Inc. (“Abitibi”) and the addition of certain of their personnel to our team. As part of this model, these acquired subsidiaries hold, and may, from time to time, acquire through prospecting and staking or otherwise additional mineral properties, with the aim of subsequently optioning or selling them to third-party mining companies in transactions where the Company would retain a royalty, carried interest or other similar interest. Currently, the Company directly and indirectly holds 191 royalty interests, including royalty interests on 6 producing projects, 21 developing projects, 30 advanced-exploration projects and 134 early-exploration projects as part of this royalty generator model. The Company believes the royalty generator model provides increased volume of potential royalty opportunities, targeting opportunities with potential exploration upside.

XV-4

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

Highlights – First Quarter of 2022

The following is a description of developments in respect of the business of the Company during the three months ending December 31, 2021.

Acquisition of Golden Valley and Abitibi

On September 6, 2021, the Company entered into definitive agreements with each of Golden Valley and Abitibi, pursuant to which the Company would acquire all of the outstanding common shares of Golden Valley and Abitibi by way of statutory plans of arrangements (collectively, the “Golden Valley and Abitibi Arrangements”).

The Golden Valley and Abitibi Arrangements became effective on November 5, 2021. Pursuant to the terms thereof, the Company acquired all the issued and outstanding Golden Valley and Abitibi common shares, as follows:

●	GRC issued 2.1417 GRC common shares (“GRC Shares”) to Golden Valley shareholders for each Golden Valley common share; and
●	GRC issued 4.6119 GRC Shares to Abitibi shareholders for each Abitibi common share.

The total consideration paid by the Company to holders of Golden Valley and Abitibi shares on closing consisted of an aggregate of 61,104,200 GRC Shares. Additionally, pursuant to the plan of arrangement with Golden Valley, each of Golden Valley’s 1,166,389 share purchase options that were outstanding immediately prior to the effective time were exchanged for options to purchase 2,498,045 GRC Shares.

Based on the share price of the GRC Shares, and the estimated fair value of GRC share options issued in exchange for Golden Valley options, the total consideration for the acquisition was approximately $306 million. The Company began consolidating the operating results, cash flows and net assets of Golden Valley and Abitibi from November 5, 2021. We expect this acquisition to materially affect the Company’s future operating results.

The royalties indirectly acquired by the Company through this transaction, including, among other things:

●	Four royalties (1.5% net smelter return (“NSR”), 2% NSR, 3% NSR, 15% NPI) on portions of the Canadian Malartic Property; and
●	A royalty (2.5% to 4.0% NSR) on Cheechoo, proximate to Newmont Corporation’s Éléonore Mine in Québec.

See “Selected Asset Updates” for information regarding recent developments respecting the selected projects in which the Company holds royalty interests.

Offer to Acquire Elemental Royalties

On December 20, 2021, the Company announced its intention to offer to acquire all of the Elemental Shares. On January 11, 2022, the Company formally commenced its Offer to acquire all of the outstanding Elemental Shares, together with the associated rights (the “SRP Rights”) under Elemental’s shareholder rights plan dated December 30, 2021. Under the terms of the Offer, Elemental shareholders have been offered 0.27 common shares of the Company in exchange for each Elemental Share, together with the associated SRP Right.

The Offer is subject to certain conditions, including, among other things: (i) there having been validly deposited pursuant to the Offer and not withdrawn at or prior to the expiry time that number of Elemental Shares, together with the associated SRP Rights, which constitutes more than 50% of the Elemental Shares outstanding, excluding those Elemental Shares beneficially owned, or over which control or direction is exercised, by Gold Royalty or by any persons acting jointly or in concert with the Company, if any. This condition cannot be waived by Gold Royalty; (ii) there having been validly deposited under the Company and not withdrawn at or prior to the expiry time such number of Elemental Shares, together with the associated SRP Rights, that, together with the Elemental Shares held by Gold Royalty and its affiliates, represents not less than 66 2/3% of the total number of outstanding Elemental Shares, calculated on a fully diluted basis; (iii) Gold Royalty having determined, in its sole judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a material adverse effect; and (iv) certain regulatory approvals having been obtained and/or waiting periods expired.

XV-5

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

After giving effect to the Offer, assuming the exercise of all outstanding share options of Elemental and vested performance share units are exchanged into Elemental Shares, the Company will have, on a pro forma basis, (i) approximately $11.5 million in cash and cash equivalents, $819.0 million in total assets, and $194.1 million in total liabilities as at September 30, 2021; and (ii) approximately $9.3 million in revenue and $44.3 million in net loss for the year ended September 30, 2021.

Further information regarding the Offer, including the conditions thereto, is set forth in the Company’s Offer and Circular dated January 11, 2022 and related offer documents, copies of which are available under Elemental’s profile on SEDAR at www.sedar.com.

Option Agreement on Eldorado Project

On January 14, 2022, Nevada Select Royalty, Inc., a wholly-owned subsidiary of the Company, granted an option to a third party to purchase 100% of its right, title, and interest in its Eldorado Project for a 3.0% NSR and $2 million cash payments, of which $0.08 million has been received. The balance of the cash payments is due as follows:

●	$0.12 million on or before January 14, 2023;
●	$0.4 million on or before January 14, 2024 and January 14, 2025 and;
●	$0.5 million on or before January 14, 2026 and January 14, 2027.

The option will be in effect during the term of the agreement from the grant date and including the first to occur of the exercise of the option; the termination of the option agreement; or 5 years from January 14, 2022.

Inaugural Quarterly Cash Dividend Program

On January 18, 2022, the Company announced that its board of directors approved the initiation of a quarterly dividend program and declared an inaugural quarterly cash dividend of US$0.01 per common share. The dividend will be paid on March 31, 2022, to shareholders of record as of the close of business on March 15, 2022.

The dividend program contemplates quarterly dividends, the declaration, timing, amount and payment of which will be subject to the discretion and approval of the board of directors of the Company based on relevant factors, including, among others, the Company’s financial condition and capital allocation plans.

Secured Revolving Credit Facility Of Up To $25 Million

On January 24, 2022, the Company announced that it entered into a definitive credit agreement with the Bank of Montreal providing for a $10 million secured revolving credit facility (the “Facility”), that includes an accordion feature providing for an additional $15 million of availability (the “Accordion”). The Facility, secured against certain assets of the Company is available for general corporate purposes, acquisitions and investments subject to certain limitations. Amounts drawn on the Facility will bear interest at a rate determined by reference to the U.S. dollar Base Rate plus a margin of 3.00% per annum or Adjusted Term SOFR Rate plus a margin of 4.00% per annum, as applicable, and the undrawn portion will be subject to a standby fee of 0.90% per annum. The Adjusted Term SOFR Rate shall mean on any day the Term SOFR Reference Rate published by the Term SOFR Administrator for the tenor comparable to the applicable interest period, plus certain credit spread adjustments. The Facility matures on March 31, 2023. The exercise of the Accordion is subject to certain additional conditions and the satisfaction of financial covenants. As of the date hereof, the Company has drawn $3 million under the Facility.

XV-6

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

COVID-19 Pandemic and Current Economic Environment

The Company continues to closely monitor the ongoing COVID-19 pandemic. While governments have implemented vaccination programs, the COVID-19 pandemic continues to result in widespread global infections and fatalities, market volatility and impacts to global economic activity. From time to time, numerous governments have implemented measures, such as travel bans, quarantines, business closures, shelter-in-place and other restrictions, including restrictions that impact mineral exploration and development and mining activities in many jurisdictions. Despite reductions in such measures and the current vaccination programs being instituted by many governments, there remains significant ongoing uncertainty surrounding COVID-19 and the extent and duration of the impacts that it may have on the operations of the projects underlying the Company’s interests, on the Company’s employees and on global financial markets.

The Company cannot currently predict whether the recent emergence of new strains or continued infections or fatalities may cause governments to re-impose some or all prior or new restrictive measures, including business closures. Continuing effects of the pandemic, including variants of the virus, could result in negative economic effects which could have a material adverse impact on the Company’s results of operations and financial condition. In addition, the ongoing COVID-19 pandemic and related mobility, travel and other restrictions are expected to continue to impact the Company’s ability to complete site-visits and diligence of potential royalty acquisition opportunities.

Selected Asset Updates

The following is a summary of selected recent developments announced by the operators of certain of the Company’s key royalties. Such information is generally from the date of the Company’s acquisition of its royalty or similar interest. Please see Item 4 of the Company’s Annual Report for additional information regarding the Company’s material properties and descriptions of the royalties on such properties and its other key royalty interests.

Canadian Malartic Property

The Company holds four royalties on the Canadian Malartic Property including a 3.0% NSR royalty on portions of the Canadian Malartic mine. The royalty does not apply to the entire mine property, and only a portion of the open pit areas where a majority of production to date has occurred. However, the royalty does apply to portions of the Odyssey, East Malartic, Sladen and Sheehan zones, all of the Jeffrey zone and the eastern portion of the Barnat Extension of the Canadian Malartic Mine Property.

The Company also holds 2.0% NSR royalties on the Charlie Zone and the eastern portion of the Gouldie zone, a 1.5% NSR royalty on the Midway Project (1.0% can be bought back for $1 million) and a 15% NPI on the Radium Property.

On January 13, 2022, Yamana Gold Inc. (“Yamana”) reported 177,866 ounces of produced gold (100% basis) during the quarter ended December 31, 2021. Canadian Malartic benefited from higher grades and recoveries from the Malartic open pit as the operation continues to transition over to the Barnat open pit. Full year production was 714,784 ounces of gold, which exceeded the guidance of 700,000 ounces for its year ended December 31, 2021.

Jerritt Canyon Mine

The Company holds an 0.5% NSR royalty over the Jerritt Canyon Mine. The Company holds an additional per tonne royalty (“PTR”) interest on the Jerritt Canyon processing facility.

XV-7

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

On January 18, 2022, First Majestic Silver Corp. (“First Majestic”) issued a press release, which included, among other things, the following results and updates for its Jerritt Canyon Mine for the quarter ended December 31, 2021:

●	Produced 23,795 ounces of gold, representing a 10% decrease compared to the prior quarter. The decrease was primarily due to harsh winter weather in December 2021 which significantly reduced production for two weeks. The mill processed a total of 256,374 tonnes of ore with an average gold grade and recovery of 3.41 g/t and 84%, respectively. Increased ore development rates and processing of lower ore grade from surface material continued during the quarter which resulted in higher tonnage with lower average grades processed in the plant.

●	During the quarter, the tailings lift at TSF2 and the underground connection drift between the SSX and Smith mines were both completed on-time and under budget.

●	On the exploration front, a total of nine drill rigs, consisting of four surface rigs and five underground rigs, were active at Jerritt Canyon at the end of the quarter.

●	First Majestic provided 2022 production guidance for Jerritt Canyon as follows: 116 - 129 koz of gold; cash cost of $1,259 - $1,334 per ounce of gold; all-in sustaining costs (AISC) of $1,503 - $1,607 per ounce of gold. The 2022 underground capital expenditures include 4,950 meters of development and 135,100 meter of exploration drilling (mixture of both underground and surface; including infill, step-out and exploratory holes) for Jerritt Canyon.

On January 7, 2022, a subsidiary of Gold Royalty received notice from the operator of the Jerritt Canyon Mine purporting to terminate the license agreement underlying its sliding-scale PTR interest relating to the mine and also communicating that it does not intend to make further payments under the PTR interest. Based on consultations with its advisors, Gold Royalty does not believe, and has notified the operator, that the operator’s purported termination is invalid and that Gold Royalty intends to take necessary actions to protect and enforce its rights in such regard. The PTR interest is not considered to be material to the Company, having generated royalties of approximately $0.09 million in the three months ended December 31, 2021. Gold Royalty’s 0.5% NSR interest in the Jerritt Canyon Mine, which generates the substantial portion of its current and expected revenues from the Jerritt Canyon Mine, is not the subject of the foregoing notice.

Fenelon Gold Property

The Company holds a 2.0% NSR royalty over the Fenelon Gold Property. During the three months ended December 31, 2021 and subsequent thereto, Wallbridge Mining Company Limited (“Wallbridge”), the operator of the property has made the following announcements regarding the property:

On December 23, 2021, Wallbridge announced the filing of a National Instrument 43-101 Technical Report for its maiden Mineral Resource Estimate for the Fenelon Gold Property.

On January 10, 2022, Wallbridge disclosed its plans for an extensive exploration program for 2022 amounting to C$70 million at the Fenelon Property. For the Fenelon deposit, 35,000 meter of resource drilling within the open pit shell defined in 2021 is expected by Wallbridge to cost C$11.5 million. Further resource expansion and exploration drilling for the Fenelon deposit is estimated by Wallbridge at C$26.5 million, which is comprised of 80,000 meters of drilling. Wallbridge disclosed that the Fenelon deposit remains open laterally in most directions, and at depth below the current extent of drilling at approximately 1,000 meters.

On January 12, 2022, Wallbridge announced further results from its 2020 exploration program on the Fenelon Gold Property, including that: (i)in-fill drilling has intersected new, near-surface mineralization within the 2021 mineral resource estimate open pit shell; and (ii) deeper drilling has also been successful in extending the Eastern Shoot of the Tabasco/Cayenne Zones.

REN Project

The Company holds a 1.5% NSR royalty and 3.5% NPI royalty over the REN Project.

In its presentation relating to its results for the quarter ended September 30, 2021, Barrick Gold Corporation confirmed that a maiden resource estimate for the REN Project remained on track for the year ended December 31, 2021.

XV-8

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

Other Projects

In addition, in calendar year 2022, the following potential additional near-term catalyst events have been announced by operators of projects underlying some of our key royalties:

●	Fortitude Gold Corp. (“Fortitude”) disclosed in its news release dated January 18, 2022, its December 31, 2021 year end record production of 46,459 gold ounces from the Isabella Pearl Mine, which exceeded both the original 2021 guidance of 40,000 gold ounces and the subsequent reforecast in July of 45,000 gold ounces. During the year, mining operations encountered several high-grade pockets of gold mineralization in the Pearl Zone, with some exceeding 100 grams per tonne of gold. Fortitude has set 2022 guidance from the Isabella Pearl Mine to range between 36,000 to 40,000 gold ounces. The Company holds a 0.375% gross revenue royalty over the Isabella Pearl Mine in Nevada.

●	Gold Standard Ventures Corp. (“GSV”) disclosed in its news release dated January 18, 2022, that it is continuing to advance the South Railroad Project, part of its Railroad-Pinion Project, towards a production decision through a feasibility study. Based on its press release dated November 10, 2021, GSV anticipates the feasibility study to be completed in the first calendar quarter of 2022. The Company holds a 0.44% NSR royalty over portions of the Railroad-Pinion Project in Nevada.

●	Calibre Mining Corp. (“Calibre”) announced on January 12, 2022 in a news release, that its acquisition of Fiore Gold Ltd. was successfully completed. Calibre subsequently disclosed on January 18, 2022 results from nine drillholes of an exploration drill program at the Gold Rock Project. The Company holds a 0.5% NSR royalty over the Gold Rock Project in Nevada.

●	In its press release dated February 3, 2022, Monarch Mining Corporation (“Monarch”) reiterated its expectations to restart operations at the Beaufor Project by June 2022. In its January 20, 2022 news release, Monarch disclosed final drill results from its 2021 surface drill program, which included positive results for potentially mineable stopes near surface in the area of the W and 350 zones. Exploration and development drilling is continuing on the property with five underground drills. The Company holds a 1.0% NSR royalty and a C$2.50 per tonne royalty over the Beaufor Project in Québec.

Further information regarding the foregoing projects and operator disclosures can be found in the applicable disclosures of the operators referenced herein.

Overall Performance

For the three months ended December 31, 2021, the Company generated revenue of $0.5 million from the portfolio of royalties that it acquired in August 2021 and November 2021 through the acquisitions of Ely, Golden Valley and Abitibi.

Based on the production guidance published to date by the operators of the producing properties underlying the Company’s existing royalties and a forecasted gold price ranging from $1,700 per ounce to $2,000 per ounce, the Company currently expects royalty revenue for the fiscal year ending September 30, 2022 to be between $3.0 million and $3.5 million. In addition, the Company currently expects approximately $2.7 million income from option and property lease payments based on the contractual terms of its existing interests.

During the three months ended December 31, 2021, the Company incurred a net loss of $6.8 million, compared to $0.5 million for the same period of 2020. The increase in net loss was primarily the result of increased corporate activity after the Company’s initial public offering (“IPO”) in March 2021 and included one-time transaction-specific expenses relating to the Company’s acquisitions of Golden Valley and Abitibi completed during the current period. The net loss for the three months ended December 31, 2021 included multiple one-time, non-recurring specific to the acquisitions of Ely, Golden Valley and Abitibi and the Elemental Offer of approximately $4.1 million.

XV-9

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

As at December 31, 2021, the Company had working capital, being current assets less current liabilities, of $34.6 million.

See “Highlights – First Quarter 2022” and “Selected Asset Updates” for further information regarding the Company’s activities.

Trends, events and uncertainties that are reasonably likely to have an effect on the business of the Company include developments in the gold markets, as well as general financial market conditions, and the ongoing effects of the COVID-19 pandemic on owners and operators of the properties underlying the Company’s interests, as discussed elsewhere in this MD&A.

Discussion of Operations

During the three months ended December 31, 2021, the Company had total revenues of $0.5 million, compared to $nil in the same period of 2020. The increase primarily consist of revenues relating to royalties acquired in August 2021 and November 2021 as a result of the Company’s acquisitions of Ely Gold, Golden Valley and Abitibi.

During the three months ended December 31, 2021, the Company incurred consulting fees of $3.2 million, of which $3.0 million consisted of one-time, non-recurring amounts related to corporate development and advisory services in connection with the Company’s acquisitions during the period. No such consulting fees were incurred by the Company in the three months ending December 31, 2020.

During the three months ended December 31, 2021, the Company incurred management and directors’ fees of $0.2 million, compared to $0.03 million in the three months ended December 31, 2020. Management and directors’ fees primarily consisted of salaries paid or payable to members of senior management and fees paid to the directors of the Company. The Company’s Chief Executive Officer and directors did not receive salary or directors’ fees before the completion of the Company’s IPO in March 2021.

During the three months ended December 31, 2021, the Company incurred general and administrative costs of $1.4 million, compared to $0.03 million in the three months ended December 31, 2020. The major components of the general and administrative costs for the three months ended December 31, 2021 included insurance expense of $0.6 million, investor communications and marketing expenses of $0.3 million incurred in connection with the Company’s awareness programs, transfer agent and regulatory fees of $0.1 million, office and technology expenses of $0.2 million and salaries, wages and benefits of $0.2 million. The increase in general and administrative costs was primarily the result of increased post-IPO activities, the commencement of the royalty generator business and the consolidation of administrative expenses incurred by Ely, Golden Valley and Abitibi after their respective acquisitions.

During the three months ended December 31, 2021, the Company incurred professional fees of $1.8 million, compared to $0.3 million in the three months ended December 31, 2020. Professional fees primarily consisted of transaction-related expenses for completed transactions (including the Company’s acquisition of Golden Valley and Abitibi) and those in process or under evaluation, audit and quarterly review fees, and legal fees for general corporate and securities matters. Excluding one-time, non-recurring costs related to the to the acquisitions of Ely, Golden Valley and Abitibi and the Elemental Offer, total professional fees totaled $0.8 million during the three months ended December 31, 2021.

During the three months ended December 31, 2021 and 2020, the Company recognized share-based compensation expense of $0.9 million and $0.08 million, respectively. For the three months ended December 31, 2021, $0.2 million was related to the vesting of performance based restricted shares awarded in 2020 during the quarter, and $0.4 million represented the fair value of share options issued by the Company to management, directors, employees and consultants of the Company. A further $0.3 million represented the fair value of shares issued by the Company to contractors for marketing services.

XV-10

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

During the three months ended December 31, 2021, the Company recognized a change in the fair value of short-term investments of $0.5 million from the increase in the fair value of marketable securities held by it. Short-term investments are measured at fair value with references to closing foreign exchange rates and the quoted share price in the market.

The net loss for the three months ended December 31, 2021 and 2020 was $6.8 million and $0.5 million, respectively. The net loss for the three months ended December 31, 2021 included multiple one-time, non-recurring costs related to the acquisitions of Ely, Golden Valley and Abitibi and the Elemental Offer of approximately $4.1 million.

The following table provides a breakdown of the Company’s expenses for the three months ended December 31, 2021, including recurring expenses and those non-recurring expenses related to specific acquisitions:

	Recurring expenses	Non-recurring expenses	Total
(in thousands of dollars)	($)	($)	($)
Consulting fees	242	3,000	3,242
Depreciation	9	-	9
Management and directors’ fees	217	-	217
Salaries, wages and benefits	214	-	214
Investor communications and marketing expenses	339	-	339
Office and technology expenses	215	-	215
Transfer agent and regulatory fees	82	-	82
Insurance expenses	578	-	578
Professional fees	758	1,058	1,816
Share-based compensation	901	-	901
	3,555	4,058	7,613

Summary of Quarterly Results

The following table sets forth selected quarterly financial results of the Company for each of the periods indicated:

(in thousands of dollars, except	Revenues	Net loss	Net loss per share, basic and diluted	Dividends
figures for amounts per share)	($)	($)	($)	($)
From incorporation June 23, 2020 to June 30, 2020	-	(4)	(3,794)	-
September 30, 2020	-	(137)	(136,837)	-
December 31, 2020	-	(500)	(0.04)	-
March 31, 2021	-	(2,256)	(0.08)	-
June 30, 2021	-	(3,035)	(0.07)	-
September 30, 2021	192	(9,216)	(0.17)	-
December 31, 2021	533	(6,841)	(0.06)	-

Changes in net loss from quarter to quarter for the period from incorporation to date have been affected primarily by increased corporate activity in 2021 relating to the Company’s IPO and thereafter professional and consulting fees incurred in connection with the acquisition of Ely, the business combinations with Golden Valley and Abitibi, and professional fees incurred in connection with corporate activities conducted during the respective periods. The increase in net loss in the three months ended December 31, 2021, compared to the three months ended December 31, 2020, is primarily attributed to insurance expense, transaction costs incurred for the business combinations with Golden Valley and Abitibi and marketing expense in connection with the Company’s awareness programs.

XV-11

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

Liquidity and Capital Resources

	As at December 31,	As at September 30,
	2021	2021
(in thousands of dollars)	($)	($)
Cash and cash equivalents	13,826	9,905
Working capital (deficit)	34,603	6,380
Total assets	677,364	279,499
Total current liabilities	9,718	6,921
Accounts payable and accrued liabilities	9,682	6,885
Total non-current liabilities	141,450	47,260
Shareholders’ equity (deficit)	526,196	225,318

As at December 31, 2021, the Company had cash and cash equivalents of $13.8 million compared to $9.9 million at September 30, 2021, royalties with a carrying value of $622.3 million which were acquired through issuances of the Company’s common shares and cash, and accounts payable and accrued liabilities of $9.7 million compared to $6.9 million at September 30, 2021. The increase in accounts payable and accrued liabilities of $2.8 million was primarily attributed to the accrued consulting and professional fees in connection with the business combination with Golden Valley and Abitibi and unpaid legal fees for general corporate matters. As at December 31, 2021, the Company had working capital of $34.6 million as compared to $6.4 million as at September 30, 2021.

On January 24, 2022, the Company entered into a definitive credit agreement with the Bank of Montreal, providing for a $10 million Facility, that includes a $15 million Accordion for additional availability.

The Company earned revenue of $0.5 million from its royalties in the three months ended December 31, 2021. The principal sources of financing to date have been the prior issuance of shares, by way of private placement, and the IPO. The Company also acquired cash and marketable securities of approximately $35.6 million and incurred consulting fees payable to financial advisors of approximately $3 million in connection with completed transactions in the current period. The Company believes that it has sufficient cash and cash equivalents to meet its obligations and to finance its planned activities over the next 12 months. Over the long term, the Company expects to meet its obligations and finance its growth plan through revenue generating from its royalty interests, issuance of securities pursuant to equity financings and short-term or long-term loans. Capital markets may not be receptive to offerings of new equity from treasury or debt, whether by way of private placements or public offerings. The Company’s growth and future success is dependent on external sources of financing which may not be available on acceptable terms, or at all.

See “Financial Instruments and Risk Management” for more information regarding liquidity risks associated with financial instruments.

Cash Flows and Capital Resources

Operating Activities

Net cash used in operating activities during the three months ended December 31, 2021 was $8.1 million, which reflected a net loss of $6.8 million offset by non-cash items including the Company’s share-based compensation of $0.9 million. Non-cash working capital changes includes a decrease in prepaids and other receivables of $0.6 million and accounts payable and accrued liabilities of $2.8 million. Significant operating expenditures during the period included consulting fees, management salaries and directors’ fees, general and administrative costs and professional fees.

Investing Activities

In the three months ended December 31, 2021, the Company made investment in exploration and evaluation assets of $0.3 million and acquired cash and restricted cash for a total amount of $12 million from the business combination with Golden Valley and Abitibi. The Company also received cash proceeds from option agreements of approximately $0.5 million.

XV-12

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

Financing Activities

During the three months ended December 31, 2021, net cash provided by financing activities was $0.3 million which primarily represented proceeds from the exercise of warrants to purchase common shares of Ely (an “Ely Warrant”) that were outstanding immediately prior to the closing of the acquisition of Ely. Each Ely Warrant represents the right to acquire, on valid exercise thereof (including payment of the applicable exercise price), 0.2450 of a GRC Share plus C$0.0001. During the three months ended December 31, 2020, the Company received proceeds from a private placement of 1,325,000 GRC Shares at $2.15 per share for gross proceeds of $2.9 million.

Contractual Obligations

The following table summarizes the Company’s contractual obligations, including payments due for each of the next five years and thereafter:

	Payments Due by Period
(in thousands of dollars)	Total	Less than 1 year	1 – 3 years	4 – 5 years	After 5 years
Acquisition of royalty (1)	$2,967	$2,967	-	-	-
Lease obligation	$36	$36	-	-	-
Long-term loan	$46	-	$46	-	-
Total	$3,049	$3,003	$46	-	-

Notes:

(1) Represents purchase consideration of C$3.75 million payable to Monarch Mining Corporation upon the 6-month anniversary of closing on August 5, 2021. Full payment was made by the Company on February 2, 2022.

Off-Balance Sheet Arrangements

At December 31, 2021, the Company did not have any off-balance sheet arrangements.

Transactions with Related Parties

Related Party Transactions

During the three months ended December 31, 2021 and 2020, the Company incurred $249,005 and $23,312 in general and administrative expenses for website design, hosting and maintenance service provided by Blender Media Inc. (“Blender”), a vendor that is controlled by a family member of Amir Adnani, a director of the Company. During the three months ended December 31, 2021, the Company issued 120,000 GRC Shares to Blender as compensation for digital marketing services. The Company has no further commitment or obligation for additional cash or share-based compensation under the contract. During the three months ended December 31, 2021, the Company recognized share-based compensation expense of $208,800 in respect of this contract.

Related party transactions are based on the amounts agreed to by the parties, and the digital marketing service agreement with Blender was approved by the Audit Committee of the Company. During the three months ended December 31, 2020, the Company did not enter into any contracts or undertake any commitment or obligation with any related parties other than as described herein.

XV-13

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

Transactions with Key Management Personnel

Key management personnel are persons responsible for planning, directing and controlling the activities of an entity. Total management salaries and directors’ fees incurred for services provided by key management personnel of the Company for the three months ended December 31, 2021, and 2020 are as follows:

	For the thee months ended	For the thee months ended
	December 31, 2021	December 31, 2020
(in thousands of dollars)	($)	($)
Management salaries	181	35
Directors’ fees	36	-
Share-based compensation	440	78
	657	113

Critical Accounting Estimates and Judgments

The preparation of financial statements requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of income and expenses during the reporting period. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, income and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

Information about significant sources of estimation uncertainty and judgments made by management in preparing the consolidated financial statements are described below.

●	The Company estimates the attributable reserve and resource relating to the mineral properties underlying the royalties that are held by the Company. Reserves and Resources are estimates by the operators of the projects underlying the Company’s royalty and similar interests of the amount of minerals that can be economically and legally extracted from the mining properties, adjusted where applicable to reflect the Company’s percentage entitlement to minerals produced from such mines. The public disclosures of Reserves and Resources that are released by the operators of the interests involve assessments of geological and geophysical studies and economic data and the reliance on a number of assumptions, including commodity prices and production costs. The estimates of Reserves and Resources may change based on additional knowledge gained subsequent to the initial assessment. Changes in the Reserve or Resource estimates may impact the carrying value of the Company’s royalty interests.

●	The Company’s business is the acquisition of royalties and other mineral property interests. Royalties and other mineral property interests can have unique terms and judgement is required to assess the appropriate accounting treatment. The assessment of whether an acquisition meets the definition of a business or whether assets are acquired is another area of key judgement. If deemed to be a business combination, applying the acquisition method to business combinations requires each identifiable asset and liability to be measured at its acquisition date fair value. The excess, if any, of the fair value of the consideration over the fair value of the net identifiable assets acquired is recognized as goodwill. The determination of the acquisition date fair values often requires management to make assumptions and estimates about future events. The assumptions and estimates with respect to determining the fair value of royalty interests generally require a high degree of judgement, and include estimates of Mineral Reserves and Mineral Resources acquired, future metal prices, discount rates and conversion of reserves and resources. Changes in any of the assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amounts assigned to assets and liabilities.

●	The assessment of impairment of royalty and other interests requires the use of judgments, assumptions and estimates when assessing whether there are any indicators that could give rise to the requirement to conduct a formal impairment test as well as in the assessment of fair values. When assessing whether there are indicators of impairment, management uses its judgment in evaluating the indicators such as significant changes in future commodity prices, discount rates, foreign exchange rates, taxes, operator Reserve or Resource estimates or other relevant information received from the operators that indicates production from royalty interests will not likely occur or may be significantly reduced in the future. In addition, the Company may use other approaches in determining fair value which may include estimates related to (i) dollar value per unit of mineral reserve/resource; (ii) cash-flow multiples; (iii) comparable transactions and (iv) market capitalization of comparable companies. Changes in any of the estimates used in determining the fair value of the royalty and other interests could impact the impairment analysis.

XV-14

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

●	The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. Determination of functional currency may involve certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determine the primary economic environment.

●	In March 2020, the World Health Organization declared a global pandemic related to COVID-19. The current and future impact on global commerce is far-reaching. To date there has been significant stock market volatility, significant volatility in commodity and foreign exchange markets, restrictions on the conduct of business in many jurisdictions including the temporary suspension of mining activities and mine development, and the global movement of people and some goods has become restricted. There is significant ongoing uncertainty surrounding COVID-19 and the extent and duration of the impacts that it may have on demand and prices for the commodities relating to the Company’s royalties, on the operations of its partners, on its employees and on global financial markets.

Financial Instruments and Risk Management

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, short-term and long-term investments, accounts receivable, accounts payable and accrued liabilities, lease obligation and derivative liabilities. The Company’s short and long-term investments are initially recorded at fair value and subsequently revalued to their fair market value at each period end based on inputs such as equity prices. Investments are held for long-term strategic purposes. The fair value of the Company’s other financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued liabilities approximate their carrying values due to their short term to maturity.

Financial risk management objectives and policies

The financial risk arising from the Company’s operations are credit risk, liquidity risk, equity price risk and currency risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. The risks associated with financial instruments and the policies on how the Company mitigates these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third-party to a financial instrument fails to meet its contractual obligations. Credit risk for the Company is primarily associated with the Company’s bank balances and accounts receivable. The Company mitigates credit risk associated with its bank balance by holding cash with large, reputable financial institutions. The Company’s maximum exposure to credit risk is equivalent to the carrying value of its cash and cash equivalents, restricted cash and accounts receivable.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. To manage liquidity risk, the Company closely monitors its liquidity position and ensures it has adequate sources of funding to finance its projects and operations. The Company’s working capital (current assets less current liabilities) as at December 31, 2021 was $34.6 million compared to $6.4 million as at September 30, 2021. The Company’s accounts payable and accrued liabilities are expected to be realized or settled, respectively, within a one-year period.

XV-15

Gold Royalty Corp.

Management’s Discussion and Analysis

For the three months ended December 31, 2021

The Company’s future profitability will be dependent on the royalty income to be received from mine operators. Royalties are based on a percentage of the minerals or the products produced, or revenue or profits generated from the property which is typically dependent on the prices of the minerals the property operators are able to realize. Mineral prices are affected by numerous factors such as interest rates, exchange rates, inflation or deflation and global and regional supply and demand.

Currency risk

The Company is exposed to foreign exchange risk when the Company undertakes transactions and holds assets and liabilities in currencies other than its functional currency. The Company currently does not engage in foreign exchange currency hedging. The currency risk on the Company’s cash and cash equivalents, restricted cash, short-term investments, long-term investments, accounts payable and accrued liabilities, and derivative liabilities are minimal.

Equity price risk

The Company is exposed to equity price risk associated with its investment in other mining companies. The Company’s short-term investments consisting of common shares are exposed to significant equity price risk due to the potentially volatile and speculative nature of the businesses in which the investments are held. Based on the Company’s short-term investments held as at December 31, 2021, a 10% change in the market price of these investments would have an impact of approximately $1.8 million on net loss.

Outstanding Share Data

As at the date hereof, the Company has 133,927,501 common shares, 10,350,000 common share purchase warrants, 160,542 restricted share units and 5,919,112 share options outstanding. In addition, there are 15,212,940 Ely Warrants outstanding as at the date hereof, representing the right to acquire, on valid exercise thereof (including payment of the applicable exercise price), 0.2450 of a GRC Share plus C$0.0001. Accordingly, the Ely Warrants are exercisable into 3,727,170 GRC Shares.

Disclosure Controls and Procedures and Internal Control over Financial Reporting

Disclosure Controls and Procedures

The Chief Executive Officer (the “CEO”) and the Chief Financial Officer (the “CFO”) of the Company are responsible for establishing and maintaining the Company’s disclosure controls and procedures (“DCP”). The Company maintains DCP designed to ensure that information required to be disclosed in reports filed under applicable Canadian securities laws and the U.S. Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the appropriate time periods and that such information is accumulated and communicated to the Company’s management, including the CEO and CFO, to allow for timely decisions regarding required disclosure.

In designing and evaluating DCP, the Company recognizes that any disclosure controls and procedures, no matter how well conceived or operated, can only provide reasonable, not absolute, assurance that the objectives of the control system are met, and management is required to exercise its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

The CEO and CFO have evaluated whether there were changes to the DCP during the three months ended December 31, 2021 that have materially affected, or are reasonably likely to materially affect, the DCP. No such changes were identified through their evaluation.

Internal Control over Financial Reporting

The Company’s management, including the CEO and the CFO, are responsible for establishing and maintaining adequate internal control over financial reporting (“ICFR”) for the Company to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The fundamental issue is ensuring all transactions are properly authorized and identified and entered into a well-designed, robust and clearly understood accounting system on a timely basis to minimize risk of inaccuracy, failure to fairly reflect transactions, failure to fairly record transactions necessary to present financial statements in accordance with IFRS, unauthorized receipts and expenditures, or the inability to provide assurance that unauthorized acquisitions or dispositions of assets can be detected.

The Company’s ICFR may not prevent or detect all misstatements because of inherent limitations. Additionally, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with the Company’s policies and procedures.

The CEO and CFO have evaluated whether there were changes to the ICFR during the three months ended December 31, 2021 that have materially affected, or are reasonably likely to materially affect, the ICFR. No such changes were identified through their evaluation.

Additional Information

Additional information concerning the Company is available under the Company’s profile at www.sedar.com and www.sec.gov.

XV-16

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the CBCA, Gold Royalty is permitted to indemnify its directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against Gold Royalty. In order to be entitled to indemnification under the CBCA, the director or officer must act honestly and in good faith with a view to the best interests of Gold Royalty, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

Under its Bylaws, Gold Royalty shall, whenever required or permitted by the CBCA or otherwise by law, indemnify each director, each officer, each former director, each former officer and each person who acts or acted at Gold Royalty’s request as a director or officer or an individual acting in a similar capacity, of another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including, without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having been a director or officer of Gold Royalty or such other entity.

Gold Royalty has also entered into indemnification agreements with each of its current directors and officers. The indemnification agreements generally require that it indemnify and hold the indemnitees harmless to the greatest extent permitted by law for liabilities arising out of the indemnitees’ service to Gold Royalty as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of Gold Royalty and, with respect to criminal and administrative actions or other non-civil proceedings that are enforced by monetary penalty, if the indemnitee had reasonable grounds to believe that his or her conduct was lawful. The indemnification agreements also provide for the advancing of defense expenses to the indemnitees by Gold Royalty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Gold Royalty pursuant to the foregoing provisions, Gold Royalty has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21. Exhibits and Financial Statements

(a) Exhibits

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation, as presently in effect (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

3.2	Amended and Restated By-law No. 1 (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

3.3	By-law No.2 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

4.1	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 22, 2021)

4.2	Specimen warrant certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 22, 2021)

5.1**	Opinion of Sangra Moller LLP regarding the legality of the securities issued

8.1*	Opinion of Haynes and Boone, LLP regarding certain United States tax matters

10.1#	Employment Letter Agreement with David Garofalo, dated August 1, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

10.2#	Employment Letter Agreement with Josephine Man, dated November 18, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

10.3#	Employment Letter Agreement with John Griffith, dated August 31, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

10.4#†	Employment Letter Agreement with Samuel Mah, dated June 1, 2021 (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 20-F filed with the SEC on December 23, 2021)

10.5#	Equity Incentive Plan, dated October 19, 2020 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

10.6	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

10.7†	Royalty Purchase Agreement, dated November 27, 2020, by and between the Registrant and GoldMining Inc. (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

10.8†	Form of Royalty Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)

10.9	Arrangement Agreement between Gold Royalty Corp. and Ely Gold Royalties Inc., dated June 21, 2021 (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K filed with the SEC on July 6, 2021)

10.10	Arrangement Agreement between Gold Royalty Corp. and Abitibi Gold Royalties Inc., dated September 6, 2021 (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K filed with the SEC on September 17, 2021)

10.11	Arrangement Agreement between Gold Royalty Corp. and Golden Valley Mines and Royalties Ltd., dated September 6, 2021 (incorporated by reference to Exhibit 99.3 to the Company’s Form 6-K filed with the SEC on September 17, 2021)

10.12	Consulting Agreement, dated September 1, 2020, by and between the Registrant and Ian Telfer (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 12, 2021)

10.13*#	Employment Agreement with David Garofalo, dated January 1, 2022

10.14*#	Employment Agreement with Josephine Man, dated January 1, 2022

10.15*#	Employment Agreement with John Griffith, dated January 1, 2022

10.16*#	Employment Agreement with Samuel Mah, dated January 1, 2022

10.17*†	Canadian Malartic Net Smelter Return Royalty Agreement, dated March 19, 2015, between Abitibi Royalties Inc. and Canadian Malartic GP

21.1	Gold Royalty Subsidiaries (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F filed with the SEC on December 23, 2021)

23.1*	Consent of Alastair Still

23.2**	Consent of Sangra Moller LLP (included in Exhibit 5.1)

23.3*	Consent of PricewaterhouseCoopers LLP

23.4*	Consent of Smythe LLP

23.5*	Consent of MNP LLP

23.6*	Consent of MNP LLP

24.1*	Power of Attorney

99.1**	Letter of Transmittal

99.2**	Notice of Guaranteed Delivery

101	Interactive Data File

107	Filing Fee Table

*	Filed herewith.
**	Previously Filed

#	Indicates management contract or compensatory plan.
†	Portions of this exhibit (indicated by asterisks) have been excluded because such information is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Financial Statements Schedules.

See above.

(c) Reports, Opinions and Appraisals.

None.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20 F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) (i) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 11th day of April, 2022.

GOLD ROYALTY CORP.

By:	/s/ David Garofalo
Name:	David Garofalo
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Garofalo and Josephine Man of Gold Royalty Corp. his/her true and lawful attorney-in-fact and agent, who may act alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, and hereby ratifies and confirms his/her said attorney-in-fact and agent or his/her substitute may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed below by the following persons in the capacities indicated on April 11, 2022.

Signature	Title

/s/ David Garofalo David Garofalo	Chief Executive Officer, President (Principal Executive Officer) and Chairman

* Josephine Man	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* John W. Griffith	Chief Development Officer

* Alastair Still	Director of Technical Services

* Amir Adnani	Director

* Warren Gilman	Director

* Ken Robertson	Director

* Alan Hair	Director

* Glenn Mullan	Director

/s/ Karri Howlett Karri Howlett	Director

*By:	/s/ David Garofalo
David Garofalo
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1, solely in the capacity of the duly authorized representative of Gold Royalty Corp. in the United States, on the 11th day of April, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director